As Filed Pursuant to Rule 424(b)(3)

Registration No 333-160551

This Offer to Purchase and Circular (the “Offer Documents”) are important and require your immediate attention.  If you are in doubt as to how to deal with the Offer Documents, you should consult your investment dealer, stock broker, bank manager, lawyer or other professional advisor.  The Offer has not been approved or disapproved by any securities commission or similar authority nor has any securities commission or similar authority passed upon the fairness or merits of the Offer or upon the accuracy or adequacy of the information contained in the Offer Documents.  Any representation to the contrary is an offence.  The Offer Documents do not constitute an offer or solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful.

The information contained in the Offer Documents is not complete and may be changed. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The Offer Documents are not an offer to sell these securities, and are not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction where such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Unitholders in any such jurisdiction.

September 21, 2009

HYDROGENICS CORPORATION

OFFER TO PURCHASE

All of the outstanding trust units (together with associated rights under the unitholder rights plan) of Algonquin Power Income Fund on the basis of one common share of
Hydrogenics Corporation per trust unit

Hydrogenics Corporation (the “Offeror”) is offering to purchase (the “Offer”) all of the issued and outstanding trust units of Algonquin Power Income Fund (“APIF”) together with any associated rights (“APIF Rights”) issued and outstanding under the Unitholder Rights Plan (as defined herein) (together, the “Trust Units”).  Under the Offer, each Unitholder (as defined herein) who validly deposits and does not withdraw Trust Units under the Offer is entitled to receive, in respect of each such Trust Unit, one common share of a new class of common shares in the capital of the Offeror (the “Offeror Shares”).

In addition, the Offeror has agreed to make a take-over bid to holders (“Debentureholders”) of the APIF Series 1 Debentures (as defined herein) and the APIF Series 2 Debentures (as defined herein) (collectively, the “Debentures”) pursuant to which the Debentures will be exchanged for newly-issued debentures of the Offeror or, in the case of the APIF Series 1 Debentures, at the option of Debentureholders, for Offeror Shares, subject to certain limits and conditions (the “CD Exchange Offers”).  The Offer Documents are addressed to Unitholders in connection with the Offer.  Debentureholders should refer to the Debenture Circular (as defined herein) with respect to the CD Exchange Offers for information regarding the CD Exchange Offers.

The Board of Trustees has entered into the Support Agreement (as defined herein) with the Offeror and 7188501 Canada Inc. (“New Hydrogenics”) with respect to the Offer and the CD Exchange Offers.  Pursuant to a plan of arrangement (the “Plan of Arrangement”), substantially all of the assets and liabilities of the Offeror will be transferred to New Hydrogenics and the existing class of common shares of the Offeror (the “Existing Hydrogenics Shares”) will be redeemed for New Hydrogenics Shares (as defined herein).  Following such redemption, the original shareholders of the Offeror will be shareholders of New Hydrogenics and will no longer have any interest in the Offeror.  Trust Units will be taken up under the Offer and Debentures will be taken up under the CD Exchange Offers contemporaneously with the completion of the Plan of Arrangement. See Section 15 of the Circular (as defined herein), “Background to and Reasons for the Offer”.

The Board of Trustees of APIF
UNANIMOUSLY recommends that Unitholders ACCEPT the Offer.

The Offer commences on the date hereof and is open for acceptance until 12:01 a.m. (local time at the place of deposit) on October 27, 2009 unless withdrawn or extended, and is conditional upon, among other things, not less than the Specified Percentage (as defined herein) of the outstanding Trust Units being validly deposited under the Offer and not withdrawn.  This and other conditions of the Offer are described in Section 5 of this Offer to Purchase (as defined herein), “Conditions of the Offer”.  The Offeror and its affiliates and associates currently do not own any Trust Units.

The terms of the Offer were announced on June 12, 2009.  The closing price of the Trust Units on the TSX (as defined herein) on June 11, 2009, the last trading day immediately prior to announcement of the intention to make the Offer, was C$3.40 per Trust Unit.

You should consider carefully the “Risk Factors” beginning on page 19 of this document before you make a decision as to whether to exchange your Trust Units.

Unitholders who wish to tender any or all of their Trust Units in the Offer must complete and execute the accompanying Letter of Transmittal (as defined herein) in accordance with the instructions set forth therein and deposit the completed Letter of Transmittal, together with the certificates representing the Trust Units being deposited and all other documents required by the Letter of Transmittal, at the specified offices of the Depositary (as defined herein) at or prior to the Expiry Time (as defined herein).  Alternatively, Unitholders may accept the Offer by following the procedures for book entry transfer of Trust Units set forth in Section 3 of the Offer, “Manner of Acceptance — Acceptance by Book Entry Transfer”.  Unitholders whose Trust Units are registered in the name of a nominee may request their broker, investment dealer, bank, trust company or other nominee to take the necessary steps to deposit such Trust Units under the Offer.

ADDITIONAL INFORMATION

The accompanying Offer Documents include important business and financial information about the Offeror and APIF from other documents that are incorporated by reference or not included in or delivered with the Offer Documents.  This information is available to Unitholders without charge upon request.  Unitholders can obtain such documents by requesting them in writing or by telephone from the Offeror or APIF, as applicable, at the following addresses and telephone numbers:

Hydrogenics Corporation 5985 McLaughlin Road Mississauga, Ontario, L5R 1B8 Canada Attn: Mr. Lawrence E. Davis (905) 361-3633	Algonquin Power Income Fund 2845 Bristol Circle Oakville, Ontario, L6H 7H7 Canada Attn: Ms. Kelly Castledine (905) 465-4500

Any questions and requests for assistance may be directed by Unitholders to the Depositary or the Offeror’s investor relations contact.  Additional copies of this document may be obtained from the Depositary without charge on request to the Depositary at its office shown on the last page of this document.

In order to obtain timely delivery of such documents, Unitholders must request the information no later than October 21, 2009.

ii

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34.	Definitions	74

Appendix A – Information and Documents Relating to the Offeror
Appendix B – Information and Documents Relating to APIF
Appendix C – Unaudited Pro Forma Consolidated Financial Statements
Appendix D – Support Agreement

Notice to United States Unitholders

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Offer or passed upon the accuracy or adequacy of the Offer to Purchase and Circular.  Any representation to the contrary is a criminal offense.

Unitholders should be aware that acceptance of the Offer may have tax consequences both in the United States and in Canada.

For a description of material U.S. federal income tax considerations generally applicable to certain Unitholders accepting the Offer, see Section 25 of the Circular, “Material U.S. Federal Income Tax Considerations”.

For a description of certain Canadian federal income tax considerations generally applicable to certain Unitholders accepting the Offer, see Section 26 of the Circular, “Certain Canadian Federal Income Tax Considerations”.

Unitholders are urged to consult their tax advisors as to the application of U.S. federal income tax law or Canadian federal income tax law to their particular circumstances, as well as to any state, provincial, local or foreign income or other tax consequences of a sale of Trust Units pursuant to the Offer.

The enforcement by Unitholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Offeror is formed under the laws of Canada, that some or all of the officers and directors of the Offeror are residents of a foreign country and that all or a substantial portion of the assets of the Offeror and of said persons may be located outside the United States.  Unitholders may not be able to sue the Offeror or its officers or directors in a Canadian or other non-U.S. court for violations of United States federal securities laws and may find it difficult to compel the Offeror or its affiliates to subject themselves to a United States court’s judgment.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document and, if given or made, such information or representation must not be relied upon as having been authorized by the Offeror or the Depositary.

Unitholders should be aware that the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of Trust Units subject to the Offer, during the period of the Offer, as permitted by applicable Canadian laws or provincial laws or regulations.

Forward-Looking Statements

Certain information included in this document, including the unaudited pro forma consolidated financial statements of the Offeror attached in Appendix C, and in the documents of the Offeror and APIF attached to this document, and incorporated by reference herein, and the future financial or operating performance of the Offeror and other statements that express management’s expectations or estimates of future performance, may constitute “forward-looking information”. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects”, “anticipates”, “plans”, “projects”, “estimates”, “assumes”, “intends”, “strategy”, “goals”, “objectives”, “potential”, “budgets”, “scheduled”, “predicts”, “believes” or variations thereof or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved or the negative of any of these terms and similar expressions) are not statements of historical fact and may be forward-looking information. Forward-looking information is necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies.

The Offeror cautions readers that such forward-looking information is not a guarantee of future performance and involves known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of the Offeror to be materially different from the Offeror’s estimated future results, performance or achievements expressed or implied by that forward-looking information.  These risks, uncertainties and other factors include:  the Offeror’s inability to increase its revenues or raise additional funding to continue operations, execute its business plan, or to grow its business; the Offeror’s inability to address a sustained or broad economic recession, and its impact on its business, results of operations and financial condition; the Offeror’s limited operating history; the Offeror’s inability to implement its business strategy; fluctuations in the Offeror’s quarterly results; the Offeror’s failure to maintain its customer base that generates the majority of its revenues; currency fluctuations; the Offeror’s failure to maintain sufficient insurance coverage; changes in value of its identifiable intangible assets; the failure of a significant market to develop for the Offeror’s products; the failure of hydrogen being readily available on a cost-effective basis; changes in government policies and regulations; the failure of uniform codes and standards for hydrogen-fuelled vehicles and related infrastructure to develop; the Offeror’s failure to compete with other developers and manufacturers of products in its industry; the Offeror’s failure to compete with developers and manufacturers of traditional and alternative technologies; the Offeror’s failure to develop partnerships with original equipment manufacturers, governments, systems integrators and other third parties; the Offeror’s inability to obtain sufficient materials and components for its products from suppliers; the Offeror’s failure to manage expansion of its operations; the Offeror’s failure to manage foreign sales and operations; the Offeror’s failure to recruit, train and retain key management personnel; the Offeror’s inability to integrate acquisitions; the Offeror’s failure to develop adequate manufacturing processes and capabilities; the Offeror’s failure to complete the development of commercially viable products; the Offeror’s failure to produce cost-competitive products; failure or delay in field testing of the Offeror’s products; the Offeror’s failure to produce products free of defects or errors; the Offeror’s inability to adapt to technological advances or new codes and standards; the Offeror’s failure to protect its intellectual property; the Offeror’s involvement in intellectual property litigation; the Offeror’s exposure to product liability claims; the Offeror’s failure to meet the listing requirements of the Nasdaq Global Market; the implementation of a share consolidation of the Offeror’s common shares; the Offeror’s failure to meet rules regarding passive foreign investment companies; the actions of the Offeror’s significant and principal shareholders; dilution as a result of significant issuances of the Offeror’s common shares and preferred shares; inability of U.S. investors to enforce U.S. civil liability judgments against the Offeror; the volatility of the Offeror’s common share price; and dilution as a result of the exercise of options.  Certain of these and other factors are discussed in greater detail in the Circular and in the Annual Report on Form 20-F of the Offeror for the year ended December 31, 2008, which is attached in Appendix A and incorporated by reference.

The following factors, among others, relating to the Offer to Purchase and the Plan of Arrangement, could cause actual results or developments to differ materially from the results or developments expressed or implied by forward-looking information: the uncertainties associated with the availability and amount of the tax pools; and third party credit risk relating to obligations of the Offeror under the Indemnity Agreement (as defined herein) and the Divestiture Agreement (as defined herein).  These factors are not intended to represent a complete list of the factors that could affect the Offeror.  Additional factors are noted elsewhere in this document.  See the “Risk Factors” beginning on page 19 of this document.

Material factors or assumptions that were applied in formulating the forward-looking information contained herein include: the performance of the businesses of the Offeror and APIF, including current business and economic trends; the ability of the Offeror or APIF to obtain financing on acceptable terms; currency, exchange and interest rates; the completion of the Plan of Arrangement and utilization of the tax basis by the Offeror; the timely receipt of required regulatory approvals; and a stable competitive environment.  The Offeror cautions that the foregoing list of material factors and assumptions is not exhaustive. The Offeror’s forward-looking information is based on the expectations, beliefs and opinions of management on the date on which the statements are made.  The Offeror disclaims any intention or obligation to update or revise any forward-looking information whether as a result of new information, future events or otherwise, except as required by applicable law. For the reasons set forth above, Unitholders should not place undue reliance on forward-looking information.

Notice Regarding APIF Information

The information concerning APIF and its affiliates contained in the Offer Documents, all information and documents attached and incorporated by reference herein (including the unaudited pro forma consolidated financial statements) has been taken from or based entirely upon information provided to the Offeror by APIF or publicly available documents and records on file with the Canadian provincial securities regulators and other public sources at the time of the Offer.  With respect to this information, the Offeror has relied exclusively upon APIF without independent verification.  Although the Offeror has no knowledge that would indicate that any of the statements contained in the Offer Documents and provided by APIF or taken from or based on such public documents, records and sources are untrue or incomplete, none of the Offeror, its directors or officers was able to verify the accuracy or completeness of such information, and was not able to detect any failure by APIF to disclose facts, events or acts that may have occurred or come into existence or that may affect the significance or accuracy of any such information and that are unknown to the Offeror.  APIF has been involved in the preparation of the Offer Documents and has verified the information contained in the Offer Documents relating to APIF and its affiliates. Unless otherwise indicated, information concerning APIF is given as at September 14, 2009.

CURRENCY AND EXCHANGE RATE DATA

References in this document to “$”, “dollars”, “U.S. dollars”, or “U.S.$”, are to the currency of the United States, and references to “Canadian dollars”, “C$” or “CDN$”, are to the currency of Canada.  On September 14, 2009, the exchange rate as reported by the Bank of Canada was C$1.0857 per U.S.$1.00.  This information should not be construed as a representation that the Canadian dollar amounts actually represent, or could be converted into, U.S. dollars at the rate indicated. See Appendix B-1 “Selected Financial Data – Canadian Dollar to US Dollar Exchange Rate”.

PRESENTATION OF FINANCIAL INFORMATION

Except as otherwise indicated, all financial statements and financial data contained in this document have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), which differs in certain significant respects from United States generally accepted accounting principles (“U.S. GAAP”).  For a summary of the principal differences between Canadian GAAP and U.S. GAAP in respect of the financial statements included in this document, you should refer to note 23 to the audited consolidated financial statements of the Offeror as at and for the years ended December 31, 2008, 2007 and 2006, which appear in the Annual Report on Form 20-F of the Offeror for the year ended December 31, 2008, as amended, attached in Appendix A and are incorporated by reference herein, and the Reconciliation with United States Generally Accepted Accounting Principles of APIF as at and for the years ended December 31, 2008 and 2007, and note 13 to the unaudited interim financial statements of APIF as at June 30, 2009 and for the six months ended June 30, 2009 and 2008, included elsewhere in this document.

QUESTIONS RELATING TO THE OFFER TO PURCHASE

In the Offer to Purchase and the Circular, unless the context is inconsistent therewith, the defined terms are set forth in Section 34 of the Circular, “Definitions”, and shall have the meanings set forth therein.  Certain other defined terms are used in a limited manner in the Offer to Purchase and the Circular and have the meanings indicated at their first usage.

What will Unitholders receive under the Offer? (See “Summary – The Offer” on page 8 of this document)

Under the Offer, Unitholders will be offered to exchange their Trust Units for Offeror Shares on a one-for-one basis.  The result will be that Unitholders will become shareholders of the Offeror. Following completion of the Transaction, and assuming every Trust Unit is acquired by the Offeror under this Offer or under the Compulsory Acquisition, APIF will be wholly-owned by, and Unitholders will be the shareholders of, the Offeror.  As a result, instead of being Unitholders receiving payments in the form of distributions, Unitholders will be shareholders receiving payments in the form of dividends, if, as and when declared by the Board of Directors of the Offeror.

Does the Board of Trustees recommend that Unitholders accept the Offer? (See Section 15 of the Circular, “Circular  – Background to and Reasons for the Offer – Background to the Offer – Background to and Reasons for the Board of Trustees Supporting the Offer”)

The Board of Trustees has unanimously concluded that the Offer is in the best interests of Unitholders and recommends that Unitholders accept the Offer.

Will Unitholders be able to sell the Offeror Shares that they receive under the Offer? (See Section 8 of the Circular, “Circular – Selected Historical and Pro Forma Financial Information – Offeror Shares”)

Following completion of the Transaction, it is expected that the Offeror Shares will be listed and traded on the TSX in the same manner as the current Trust Units have been.  At this time, there is no intention to seek a listing of the Offeror Shares on NASDAQ, following completion of the Transaction.

How do Unitholders tender their Trust Units under the Offer? (See Section 3 of the Offer to Purchase, “Offer to Purchase – Manner of Acceptance”)

Unitholders who wish to tender any or all of their Trust Units to the Offer must complete and execute the accompanying Letter of Transmittal in accordance with the instructions set forth therein and deposit the completed Letter of Transmittal, together with the certificates representing the Trust Units being deposited and all other documents required by the Letter of Transmittal, at the specified offices of the Depositary at or prior to the Expiry Time.  Alternatively, Unitholders may accept the Offer by following the procedures for book entry transfer of Trust Units set forth in Section 3 of the Offer, “Manner of Acceptance – Acceptance by Book – Entry Transfer”.  Unitholders whose Trust Units are registered in the name of a nominee may request their broker, investment dealer, bank, trust company or other nominee to take the necessary steps to deposit such Trust Units under the Offer.

Will Unitholders have to pay any fees or commissions in connection with their tender of Trust Units?  (See Section 1 of the Offer to Purchase, “Offer to Purchase –The Offer”)

Depositing Unitholders will not be obliged to pay brokerage fees or commissions if they accept the Offer by depositing their Trust Units directly with the Depositary.

How and when will Unitholders receive the Offeror Shares? (See Section 7 of the Offer to Purchase, “Offer to Purchase – Payment for Deposited Securities”)

The Offeror will pay for Trust Units validly deposited under the Offer and which have not been withdrawn by providing the Depositary with certificates representing Offeror Shares for transmittal to Unitholders.  Any Trust Units deposited under the Offer after the date upon which Trust Units are first taken up under the Offer will be taken up and paid for within ten days of such deposit.

Are there any conditions to the Offer? (See Section 5 of the Offer to Purchase, “Offer to Purchase – Conditions of the Offer”)

The Offer is conditional upon, among other things, not less than the Specified Percentage of the outstanding Trust Units being validly deposited under the Offer and not withdrawn at the Expiry Time and additional customary commercial and closing terms that normally accompany such offers.

Can the Offer be extended or varied and if so, under what circumstances? (See Section 6 of the Offer to Purchase, “Offer to Purchase – Extension and Variation of the Offer”)

Subject to certain conditions and limitations, the Offeror reserves the right, in its sole discretion, to extend or vary the Offer by giving written notice or other communication confirmed in writing of such extension or variation to the Depositary at its principal office in Toronto, Ontario, Canada.  The Offeror shall, as soon as practicable after giving notice of an extension or variation, make a public announcement of the extension or variation.

After Unitholders tender their Trust Units, may they change their minds and withdraw their Trust Units? (See Section 8 of the Offer to Purchase, “Offer to Purchase – Withdrawal of Deposited Securities”)

After having deposited their Trust Units, Unitholders are permitted to withdraw their Trust Units at any time up to the point where they have not been taken up by the Offeror and in other circumstances described in Section 8 of the Offer to Purchase, “Offer to Purchase – Withdrawal of Deposited Securities”.

A Unitholder’s broker, investment dealer, bank, trust company or other nominee may set deadlines for withdrawal of Trust Units deposited that are earlier than those specified in Section 8 of the Offer to Purchase, “Offer to Purchase –Withdrawal of Deposited Securities”. Unitholders should contact their broker, investment dealer, bank, trust company or other nominee for assistance.

Do Unitholders have dissenters’ rights of appraisal? (See “Summary – Appraisal Rights” on page 13 of this document)

There are no dissenters’ rights of appraisal in connection with the Offer.

What are the consequences of not tendering the Trust Units pursuant to the Offer?  (See Section 18 of the Circular, “Circular – Acquisition of Securities Not Deposited”)

It is a condition of the Offer that the Specified Percentage of Trust Units be tendered to the Offer.  If the required number of Trust Units are not tendered, the Offeror will not complete the Offer.  If the required number of Trust Units are tendered, and the other conditions of the Offer are satisfied or waived and the Offeror takes up and pays for Trust Units tendered, any Trust Units not tendered will be deemed to be acquired pursuant to a Compulsory Acquisition on the same terms as under the Offer.

When does the Offeror expect the Offer to expire and to be completed? (See Section 2 of the Offer to Purchase, “Offer to Purchase — Time for Acceptance”)

The Offer will expire at 12:01 a.m. (local time at the place of deposit) on October 27, 2009, unless it is extended or withdrawn.  The Offeror intends to promptly thereafter take up and pay for the Trust Units if the conditions of the Offer are satisfied or waived at the Expiry Time, as it may be extended.

How will the Offeror acquire any Trust Units that remain outstanding after completion of the Transaction? (See Section 18 of the Circular, “Offer to Purchase - Acquisition of Securities Not Deposited”)

If the Specified Percentage of Trust Units is tendered to the Offer and the other conditions to the Offer are satisfied or waived and the Offeror takes up and pays for Trust Units tendered, any Trust Units not tendered will be deemed to be acquired pursuant to a Compulsory Acquisition on the same terms as the Offer.

Are there risks associated with the Offer? (See “Risk Factors”)

The Offer may not be completed due to the conditions precedent to completion of the Transaction not being satisfied, termination of the Support Agreement in the event of a change constituting a material adverse change or as a result of termination of the Support Agreement for convenience.  Following completion of the Transaction, there are certain liabilities relating to the business of the Offeror (which are being transferred to New Hydrogenics, but which New Hydrogenics might fail or be unable to honour) and certain tax related risks.

What are the material U.S. federal income tax considerations of the Offer? (See Section 25 of the Circular, “Circular - Material U.S. Federal Income Tax Considerations”)

Although the matter is not free from doubt, the exchange of Trust Units for Offeror Shares pursuant to the Offer is more likely than not to qualify as a Tax-Deferred Transaction (as defined in “Circular – Material U.S. Federal Income Tax Considerations”) for U.S. federal income tax purposes.  This conclusion is based, in part, on treating the various transactions that constitute the Transaction as a single, integrated transaction for U.S. federal income tax purposes. Assuming the exchange pursuant to the Offer is treated as a Tax-Deferred Transaction, a U.S. Holder (as defined in “Circular – Material U.S. Federal Income Tax Considerations”) generally should not recognize any gain or loss for U.S. federal income tax purposes with respect to such exchange.

What are the material Canadian federal income tax considerations of the Offer? (See Section 26 of the Circular, “Circular - Certain Canadian Federal Income Tax Considerations”)

For Canadian federal income tax purposes, a Resident Unitholder will not generally realize a gain or loss on the exchange of Trust Units solely for Offeror Shares and will not be required to file an income tax election under section 85 (or any other provision) of the Tax Act with the Offeror in order to achieve such a “rollover” (the “automatic rollover”).  A Non-Resident Unitholder will generally not be subject to taxation in Canada with respect to the exchange of Trust Units for Offeror Shares unless such Trust Units constitute “taxable Canadian property” (as defined in the Tax Act) at the time of the disposition. If a Non-Resident Unitholder disposes of Trust Units which are taxable Canadian property, such holder will not generally realize a gain or loss on such exchange by virtue of the automatic rollover.

Do the Trustees or any executive officers of APIF or the Manager have any interest in the Offer that is different from, or in addition to, those of Unitholders? (See Section 22 of the Circular, “Circular – Arrangements, Agreements or Understandings”)

Other than the Expense Reimbursement Agreement or as otherwise disclosed herein, none of the Trustees, the executive officers of APIF or the Manager have any interest in the Offer that is different from, or in addition to, those of the Unitholders.

Where can Unitholders get additional information?

Additional information on this Circular and related matters can be obtained by contacting the following:

Hydrogenics Corporation 5985 McLaughlin Road Mississauga, Ontario, L5R 1B8 Canada Attn: Mr. Lawrence E. Davis (905) 361-3633	Algonquin Power Income Fund 2845 Bristol Circle Oakville, Ontario, L6H 7H7 Canada Attn: Ms. Kelly Castledine (905) 465-4500

Who can help answer Unitholder questions?

Any questions and requests for assistance may be directed by Unitholders to the Depositary, CIBC Mellon Trust Company, or the APIF investor relations department using the contact information provided on the last page of the Circular.

SUMMARY

The following is a summary only and is qualified by the detailed provisions contained in the Offer to Purchase and the Circular.  Unitholders are urged to read the Offer to Purchase and the Circular in their entirety.  In the Offer to Purchase and the Circular, unless the context is inconsistent therewith, the defined terms are set forth in Section 34 of the Circular, “Definitions”, and shall have the meanings set forth therein.  Certain other defined terms are used in a limited manner in the Offer to Purchase and the Circular and have the meanings indicated at their first usage.

The information concerning APIF and its affiliates contained in the Offer Documents, all information and documents attached and incorporated by reference herein (including the unaudited pro forma consolidated financial statements) has been taken from or based entirely upon information provided to the Offeror by APIF or publicly available documents and records on file with the Canadian provincial securities regulators and other public sources at the time of the Offer.  With respect to this information, the Offeror has relied exclusively upon APIF without independent verification.  Although the Offeror has no knowledge that would indicate that any of the statements contained in the Offer Documents and provided by APIF or taken from or based on such public documents, records and sources are untrue or incomplete, none of the Offeror, its directors or officers was able to verify the accuracy or completeness of such information, and was not able to detect any failure by APIF to disclose facts, events or acts that may have occurred or come into existence or that may affect the significance or accuracy of any such information and that are unknown to the Offeror.  APIF has been involved in the preparation of the Offer Documents and has verified the information contained in the Offer Documents relating to APIF and its affiliates. Unless otherwise indicated, information concerning APIF is given as at September 14, 2009.

The Offer

The Offeror is offering, upon the terms and subject to the conditions of the Offer to Purchase, to purchase all of the issued and outstanding Trust Units on the basis of one Offeror Share for each Trust Unit of APIF. See Section 1 of the Offer to Purchase, “The Offer”. It is expected that the Offeror Shares will be listed and posted for trading on the TSX.  See Section 8 of the Circular, “Selected Historical and Pro Forma Financial Information – Offeror Shares”.

The closing price of the Trust Units on the TSX on June 11, 2009, the last trading day immediately prior to the original announcement of the intention to make an offer for the Trust Units, was C$3.40 per Trust Unit.

The obligation of the Offeror to take up and pay for Trust Units tendered pursuant to the Offer is subject to certain conditions.  See Section 5 of the Offer to Purchase, “Conditions of the Offer”.

The Board of Trustees has endorsed the making of the Offer and recommends acceptance of the Offer by Unitholders.

Hydrogenics Corporation

The Offeror is a corporation incorporated under the laws of Canada.  The principal executive offices of the Offeror are located at 5985 McLaughlin Road, Mississauga, Ontario, L5R 1B8, Canada, and its telephone number is (905) 361-3660.

The Offeror, together with its subsidiaries, designs, develops and manufactures hydrogen generation products based on water electrolysis technology and fuel cell products based on proton exchange membrane, or PEM, technology.  The Offeror commenced its fuel cell development activities in 1996.  It maintains operations in Belgium, Canada and Germany, operates in various geographical markets and is organized into four reportable segments.  As part of the Transaction, substantially all of the assets, liabilities and operations of the Offeror will have been transferred to a new entity which will not be owned by the Offeror.  As at September 14, 2009, the share capital of the Offeror consists of 92,465,666 issued and outstanding Existing Hydrogenics Shares.

See Section 1 of the Circular, “Hydrogenics Corporation”.

Algonquin Power Income Fund

APIF is an open-ended trust established under the laws of the Province of Ontario by the APIF Trust Declaration.  The principal and head office of APIF is located at 2845 Bristol Circle, Oakville, Ontario, L6H 7H7, Canada and its telephone number is (905) 465-4500.

APIF currently holds equity interests, directly and indirectly, in 41 hydroelectric generating facilities located in Ontario (4), Québec (12), Newfoundland (1), Alberta (1), New York State (13), New Hampshire (8), Vermont (1) and New Jersey (1) representing aggregate installed generating capacity of approximately 140 MW and one wind energy generating facility located in Manitoba with installed capacity of approximately 99 MW. APIF holds equity interests in one energy-from-waste facility in Ontario with an installed generating capacity of 10 MW, 4 landfill gas-fired facilities in Tennessee and  New Jersey with an installed generating capacity of 9 MW and 4 natural gas-fired cogeneration facilities in each of California, Connecticut, Ontario and New Jersey with an installed capacity of approximately 122 MW. In addition, APIF owns partnership, share and debt interests in 2 bio-mass fired generating facilities with combined installed capacity of approximately 43 MW located in Alberta and Québec.  APIF holds minority term investments in two natural gas/wood waste-fired generating facilities with joint installed capacity of approximately 172 MW located in northern Ontario. In addition to its electricity generating assets, APIF owns 18 regulated water distribution and waste-water facilities in Arizona, Illinois, Missouri and Texas.

See Section 10 of the Circular, “Algonquin Power Income Fund”.

Acquisition of Securities Not Deposited

If not less than the Specified Percentage of the outstanding Trust Units is validly deposited under the Offer and not withdrawn, and the Offeror takes up and pays for such number of Trust Units validly deposited under the Offer, and the Offeror otherwise complies with the conditions in section 13.12A of the APIF Trust Declaration, the Offeror will be deemed to have acquired, directly or indirectly, all of the remaining Trust Units not deposited under the Offer by a Compulsory Acquisition pursuant to section 13.12A of the APIF Trust Declaration.  See Section 18 of the Circular, “Acquisition of Securities Not Deposited – Compulsory Acquisition of Trust Units”.

Subsequent to completion of the Transaction, it is expected that the Trust Units will be delisted from the TSX.  See Section 15 of the Circular, “Background to and Reasons for the Offer”.

Summary of Transaction

In 2008 management of the Offeror concluded that the Offeror’s current operations may not generate sufficient cash flow to fund its business plans and, in the interest of addressing such shortfall, determined that pursuit of a non-traditional, non-dilutive financing would be in the best interests of its shareholders.  Through the historic conduct of its business, the Offeror has accumulated significant non-capital losses and other tax attributes that the Offeror’s Board of Directors believed could be effectively utilized in the execution of such a non-traditional financing strategy.  As a result of the enactment of certain changes to the Canadian Income Tax Act in 2007 entities such as APIF have the incentive to make efficient use of the historic tax attributes accumulated by the Offeror.  Consequently, in early 2009, APIF was identified by the Offeror and its advisors as a possible candidate with whom to pursue such a financing transaction.

The Offeror, the Board of Trustees and the Manager have agreed upon the terms of a series of transactions and agreements more specifically described in the Circular, following the completion of which: (i) the shareholders of the Offeror will have the ability to continue pursuing the existing business of the Offeror with the benefit of approximately C$10.8 million of gross proceeds generated through these transactions; and (ii) the unitholders of APIF will continue to hold their interest in APIF as shareholders of a publicly traded Canadian corporation, which corporation will have ability to make efficient use of the accumulated tax attributes of the Offeror in the continued execution of APIF’s business plans.

Background to the Offer

In spring 2008, management of the Offeror engaged a number of financial advisors to explore potential financing opportunities that may be available to the Offeror.  Ultimately, however, management believed that the terms proposed by a number of potential investors were not on terms favourable enough to pursue.  Market conditions during this period also further eroded, which made such financing more difficult to secure.

As the global economic and credit market conditions continued to deteriorate during 2008 and 2009, the Offeror’s Board of Directors authorized management to pursue non-traditional sources of financing.

On December 19, 2008, management engaged Genuity Capital Markets to assess financing alternatives that might be available to the Offeror.  As a result, Genuity initiated contact with more than 50 parties, including APIF, which expressed an interest in considering a non-dilutive financing transaction. A number of other parties signed confidentiality agreements with the Offeror to further discussions and to gain access to certain non-public financial and operating information of the Offeror.  Certain of these parties engaged in active discussions with the Offeror about a potential non-dilutive financing transaction.

APIF owns and operates a diversified portfolio of electric generation and utility distribution assets, with a strong emphasis on renewable energy and sustainable infrastructure investments. The Canadian Federal government’s announcement on October 31, 2006 and subsequent enactment of legislation (the “SIFT Rules”) regarding the taxation of income trusts along with the subsequent growth limitations placed on trusts has made it more challenging for APIF to grow organically and through acquisitions.  Since then, the

Board of Trustees has been examining options available to it to lessen the impact of the SIFT Rules and believes that an exchange of Trust Units for shares of a corporation as contemplated in the Support Agreement prior to 2011 is beneficial to Unitholders.

In early January, 2009, APIF was contacted by Genuity to solicit an expression of interest with respect to a non-dilutive financing being sought by the Offeror.  The Offeror and the Manager, on behalf of APIF, entered into a confidentiality agreement on February 3, 2009.

Following the delivery on February 13, 2009 to Genuity by the Manager of a preliminary indication of interest, the Manager, assisted by its legal and tax advisors, undertook a due diligence review of the information provided in respect of the Offeror.

Following further analysis of the proposal, negotiations between the parties and due diligence by the Manager, on behalf of the Board of Trustees, on June 11, 2009, the Offeror, New Hydrogenics and the Board of Trustees entered into the Support Agreement providing, among other things, for the terms and conditions of the Arrangement, the Offer and the CD Exchange Offers.

Contemporaneously with the execution and announcement of the Support Agreement, the Manager entered into the Expense Reimbursement Agreement with the Offeror, which provides for the payment by one party to the other of professional advisory costs and expenses incurred by such other party in connection with the transactions contemplated by the Support Agreement, to a maximum amount of C$1.0 million if the transactions contemplated in the Support Agreement fail to close under certain circumstances.

On July 27, 2009, the Offeror held a special meeting of shareholders to consider the Plan of Arrangement and vote upon the Offeror Resolution. The Offeror Resolution was approved by approximately 99% of the votes cast by shareholders present in person or represented by proxy at the Offeror Meeting.

On July 27, 2009, APIF held the APIF Meeting to consider, among other things, the Amendment Resolution. The Amendment Resolution was approved by approximately 98% of the votes cast by Unitholders present in person or represented by proxy at the APIF Meeting.

Also on July 27, 2009, APIF convened the APIF Debenture Meeting, which meeting was adjourned to and held on August 17, 2009, to consider, and vote upon, the Debenture Amendment Resolution. The Debenture Amendment Resolution was approved by holders of approximately 99% of the principal amount of Debentures, represented in person or by proxy at the APIF Debenture Meeting.

On July 29, 2009, the Offeror obtained the Final Order from the Court.

See Section 15 of the Circular, “Background to and Reasons for the Offer”.

Agreements Related to the Offer

                Support Agreement

In connection with the Transaction, the Offeror, New Hydrogenics and the Board of Trustees have entered into the Support Agreement pursuant to which, and subject to the conditions set forth therein, the Offeror agreed to make, and the Board of Trustees agreed to support, the Offer and the CD Exchange Offers, and the Offeror agreed to complete the Arrangement.  The Support Agreement contains covenants, representations and warranties of and from each of the Offeror, New Hydrogenics and the Board of Trustees and various conditions precedent, both mutual and with respect to each party. The Manager has unconditionally guaranteed the performance of the obligations of the Board of Trustees under the Support Agreement. See Section 15 of the Circular, “Background to and Reasons for the Offer – Background to and Reasons for the Board of Trustees Supporting the Offer – Support Agreement”.

                The Arrangement

Pursuant to the Arrangement, the Offeror, Stuart Energy and Test Systems will transfer their Divested Assets and their Assumed Liabilities to New Hydrogenics.  New Hydrogenics will have substantially all of the same assets, liabilities, directors, management and employees as the Offeror, Stuart Energy and Test Systems have currently, except for certain tax attributes of the Offeror, Stuart Energy and Test Systems that will remain with the Offeror, Stuart Energy and Test Systems, and the Offeror Shareholders will become shareholders of New Hydrogenics.  See Section 22 of the Circular, “Arrangements, Agreements or Understandings – The Arrangement”.

                Expense Reimbursement Agreement

The Offeror, New Hydrogenics and the Manager have entered into the Expense Reimbursement Agreement pursuant to which, among other things, the Offeror and the Manager agree (i) to reimburse each other’s expenses in connection with the Transaction to a maximum amount of C$500,000 if the Support Agreement is terminated in certain circumstances and (ii) to pay each other a termination fee of C$1.0 million if the Support Agreement is terminated in certain circumstances.  Under the terms of the Management Agreement, the Manager is entitled to reimbursement by certain APIF subsidiary entities for any amounts paid by the Manager to the Offeror pursuant to the Expense Reimbursement Agreement.  APIF has guaranteed the performance of the obligations of the Manager under the Expense Reimbursement Agreement and under the Manager’s guarantee of the performance of the obligations of the Board of Trustees under the Support Agreement.  See Section 22 of the Circular, “Arrangements, Agreements or Understandings – Expense Reimbursement Agreement”.

                Indemnity Agreement

The Offeror and New Hydrogenics will enter into the Indemnity Agreement on or before the Effective Time.  The Indemnity Agreement is primarily designed to provide the Offeror with indemnification from New Hydrogenics, the resulting entity that will carry on the business previously carried on by the Offeror, for claims relating to New Hydrogenics’ business that are brought against the Offeror in the future.  See Section 22 of the Circular, “Arrangements, Agreements or Understandings – Indemnity Agreement”.

                Divestiture Agreement

Under the terms of the Divestiture Agreement and the Plan of Arrangement, New Hydrogenics will acquire from the Offeror, Stuart Energy and Test Systems, all of the Divested Assets and will pay, assume, discharge, perform and fulfill, as the case may be, all the Assumed Liabilities.  See Section 22 of the Circular, “Arrangements, Agreements or Understandings – Divestiture Agreement”.

Time for Acceptance

The Offer is open for acceptance until 12:01 a.m. (local time at the place of deposit) on October 27, 2009 or such later time and date to which the Offer may be extended, unless withdrawn by the Offeror.

Manner of Acceptance

A holder of Trust Units wishing to accept the Offer must deposit certificates representing such holder’s Trust Units with respect to which the Offer is being accepted, together with a properly completed Letter of Transmittal or a manually signed facsimile thereof, at the offices of the Depositary specified in the Letter of Transmittal at or prior to the Expiry Time.  Instructions are contained in the Letter of Transmittal which accompanies the Offer.

Unitholders may also accept the Offer by following the procedures for book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its principal office in Toronto, Ontario, Canada, at or prior to the Expiry Time.  Unitholders may also accept the Offer by following the procedure for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent’s Message in respect thereof, or a properly completed and executed Letter of Transmittal (or a manually executed facsimile thereof), together with any required signature guarantees, and all other required documents, are received by the Depositary at its office in Toronto, Ontario, Canada at or prior to the Expiry Time.  Unitholders accepting the Offer through book-entry transfer must ensure such documents or Agent’s Message are received by the Depositary at or prior to the Expiry Time.

Unitholders will not be required to pay any fee or commission if they accept the Offer by depositing their Trust Units directly with the Depositary.

Unitholders whose Trust Units are registered in the name of a broker, investment dealer, bank, trust company or other nominee should, if they wish to accept the Offer, immediately contact that nominee for assistance in taking the necessary steps to be able to deposit such Trust Units under the Offer.

Unitholders should contact the Depositary or a broker or dealer for assistance in accepting the Offer and in depositing Trust Units with the Depositary.

Conditions of the Offer

The Offeror reserves the right to withdraw the Offer and not take up and pay for any Trust Units deposited under the Offer unless the conditions in respect of the Offer, including, among other things, not less than the Specified Percentage of the outstanding Trust Units being validly deposited under the Offer and not withdrawn at the Expiry Time and receipt of the Final Order, described in Section 5 of the Offer to Purchase, “Conditions of the Offer”, are satisfied or waived prior to the Expiry Time.

Regulatory Approvals Required

Completion of the Offer was subject to the Competition Act Clearance which was received by the Offeror on July 3, 2009.  On July 24, 2009, the TSX conditionally approved the listing of the New Hydrogenics Shares, subject to New Hydrogenics fulfilling all the requirements of the TSX. On September 15, 2009, the TSX conditionally approved the listing of the Offeror Shares, the New Series 1A Debentures and the New Series 2A Debentures, subject to the Offeror fulfilling all the requirements of the TSX.  On August 31, 2009, NASDAQ confirmed that the New Hydrogenics Shares will be listed on NASDAQ, subject to New Hydrogenics fulfilling all the requirements of NASDAQ.

Payment

Upon the terms and subject to the conditions of the Offer, the Offeror will accept for payment and take up and pay for all Trust Units validly deposited under the Offer and not withdrawn as soon as is practicable in the circumstances and in any event within the time periods required by applicable securities laws in the provinces of Canada and the United States. Any Trust Units deposited under the Offer after the date upon which Trust Units are first taken up under the Offer will be taken up and paid for within ten days of such deposit. See Section 7 of the Offer to Purchase, “Payment for Deposited Securities”.

Withdrawal of Deposited Securities

All deposits of Trust Units pursuant to the Offer are irrevocable, except as provided in Section 8 of the Offer to Purchase, “Withdrawal of Deposited Securities”.

Comparative Market Prices and Share Information

The Existing Hydrogenics Shares are listed and posted for trading on the TSX under the symbol “HYG” and on the NASDAQ under the symbol “HYGS”. The Trust Units are listed and posted for trading on the TSX under the symbol “APF.UN”. The following table sets forth the closing prices of the Existing Hydrogenics Shares and the Trust Units as reported on the TSX on June 11, 2009, the last trading day prior to the date of the public announcement by the Offeror of its intention to make an offer for the Trust Units, and on September 14, 2009, the last practicable trading day before the date of this document. This table also shows the implied value of one Trust Unit, which represents the closing price of the Trust Units on such dates.

	Existing Hydrogenics Shares		Trust Units of APIF		Implied Value of One Trust Unit of APIF
June 11, 2009	C$	0.78	C$	3.40	C$	3.40
September 14, 2009	C$	0.55	C$	3.39	C$	3.39

The market prices of both the Existing Hydrogenics Shares and the Trust Units will fluctuate prior to completion of the Transaction.  Therefore, you should obtain current market quotations for the Existing Hydrogenics Shares and the Trust Units.

Material U.S. Federal Income Tax Considerations

Although the matter is not free from doubt, the exchange of Trust Units for Offeror Shares pursuant to the Offer is more likely than not to qualify as a Tax-Deferred Transaction (as defined in “Circular – Material U.S. Federal Income Tax Considerations”) for U.S. federal income tax purposes.  This conclusion is based, in part, on treating the various transactions that constitute the Transaction as a single, integrated transaction for U.S. federal income tax purposes.  Assuming the exchange pursuant to the Offer is treated as a Tax-Deferred Transaction, a U.S. Holder (as defined in “Circular – Material U.S. Federal Income Tax Considerations”) generally should not recognize any gain or loss for U.S. federal income tax purposes with respect to such exchange.

Any U.S. Holder that is subject to U.S. federal income taxation should read carefully the information under Section 25 of the Circular, “Material U.S. Federal Income Tax Considerations”, which qualifies in its entirety the information set forth above.  All Unitholders should consult their own independent tax advisors regarding the specific tax consequences of the exchange in light of their particular circumstances.

Certain Canadian Federal Income Tax Considerations

For Canadian federal income tax purposes, a Resident Unitholder will not generally realize a gain or loss on the exchange of Trust Units solely for Offeror Shares and will not be required to file an income tax election under section 85 (or any other provision) of the Tax Act with the Offeror in order to achieve such an automatic rollover. A Non-Resident Unitholder will generally not be subject to taxation in Canada with respect to the exchange of Trust Units for Offeror Shares unless such Trust Units constitute “taxable Canadian property” (as defined in the Tax Act) at the time of the disposition.  If a Non-Resident Unitholder disposes of Trust Units which are taxable Canadian property, such holder will not generally realize a gain or loss on such exchange by virtue of the automatic rollover. Unitholders should read carefully the information under Section 26 of the Circular, “Certain Canadian Federal Income Tax Considerations”, which qualifies in its entirety the information set forth above.  All Unitholders should consult their own independent tax advisors regarding the specific tax consequences of the exchange in light of their particular circumstances.

Other Tax Considerations

This document does not address any tax considerations of the Offer other than certain Canadian and U.S. federal income tax considerations.  Unitholders who are resident in jurisdictions other than Canada and the U.S. should consult their own tax advisors with respect to the tax implications of the Offer, including any associated filing requirements in such jurisdictions, and with respect to the tax implications in such jurisdictions of owning Offeror Shares.  Unitholders should also consult their own tax advisors regarding Canadian federal, provincial or territorial tax considerations and U.S. federal, state or local tax considerations of the Offer or of holding Offeror Shares.

Appraisal Rights

There are no dissenters’ rights of appraisal in connection with the Offer.

Selected Historical Financial Information

The following table sets out selected historical financial information for the Offeror for the periods indicated.  The historical consolidated financial information is extracted from, and should be read in conjunction with, the unaudited interim and audited consolidated financial statements of the Offeror attached in Appendix A and incorporated by reference herein. As part of the Transaction, substantially all of the assets, liabilities and operations of the Offeror will have been transferred to New Hydrogenics which will not be owned by the Offeror.

HYDROGENICS CORPORATION
BALANCE SHEET DATA

(in thousands of US dollars, except for	As at June 30,		As at December 31,
share amounts)	2009	2008	2008	2007	2006	2005	2004

ASSETS

Current Assets
Cash and cash equivalents	$10,428	$23,763	$21,601	$15,460	$5,937	$5,394	$26,209
Restricted cash	1,255	5,994	1,130	—	—	—	—
Short-term investments	—	—	—	15,032	54,350	80,396	62,853
Accounts receivable	3,424	6,087	3,974	12,713	9,740	7,733	5,223
Grants receivable	384	1,025	505	850	1,901	1,909	2,437
Inventories	9,485	12,864	10,101	12,659	12,718	8,685	4,324
Prepaid expenses	832	1,085	1,161	1,077	1,539	2,353	1,400
	25,808	50,818	38,472	57,791	86,185	106,470	102,446
Deferred Charges	—	—	—	—	—	—	1,030
Restricted cash	235	—	—	—	—	—	—
Property, plant and equipment	3,538	4,505	4,082	4,847	5,435	5,682	5,286
Intangible assets	—	124	—	249	500	33,972	3,878
Goodwill	5,025	5,025	5,025	5,025	5,025	68,505	5,113
Other non-current assets	—	—	—	28	28	28	108
	$34,606	$60,472	$47,579	$67,940	$97,173	$214,657	$117,861
LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	$15,890	$18,313	$17,298	$18,166	$21,380	$14,918	$6,635
Unearned revenue	3,123	9,109	4,785	9,042	8,809	3,772	1,537
	19,013	27,422	22,083	27,208	30,189	18,690	8,172
Long-term debt	—	—	—	11	94	325	302
Deferred research and development grants	—	150	13	337	133	135	174
	19,013	27,572	22,096	27,556	30,416	19,150	8,648
Shareholders’ Equity
Common Shares	307,009	306,872	307,000	306,872	307,376	306,957	187,282
Warrants	—	—	—	—	—	—	4,722
Contributed surplus	16,510	16,017	16,300	15,606	13,718	11,847	2,155
Deficit	(301,427)	(285,742)	(291,420)	(277,101)	(249,033)	(118,274)	(80,900)
Accumulated other comprehensive loss	(6,499)	(4,247)	(6,397)	(4,993)	(5,304)	(5,023)	(4,046)
Total deficit and accumulated other comprehensive loss	(307,926)	(289,989)	(297,817)	(282,094)	(254,337)	(123,297)	(84,946)
	15,593	32,900	25,483	40,384	66,757	195,507	109,213
	$34,606	$60,472	$47,579	$67,940	$97,173	$214,657	$117,861
Weighted average number of shares	92,406,384	91,765,688	92,080,656	91,797,911	91,816,049	91,226,912	63,542,811

HYDROGENICS CORPORATION
STATEMENTS OF INCOME DATA

(in thousands of US dollars, except for	Six Months ended June 30,		Years ended December 31,
share and per share amounts)	2009	2008	2008	2007	2006	2005	2004
Revenues	$11,076	$19,501	$39,340	$37,990	$30,059	$37,191	$16,656
Cost of revenues	8,588	15,663	31,446	33,601	29,360	33,881	12,396
	2,488	3,838	7,894	4,389	699	3,310	4,260
Operating expenses
Selling, general and administrative	8,389	9,372	15,022	24,006	27,891	24,616	14,305
Research and product development	3,368	3,440	7,296	9,690	9,379	7,745	9,069
Windup of test equipment business	—	—	—	2,016	—	—	—
Amortization of property, plant and equipment	451	521	855	903	1,285	1,365	2,517
Amortization of intangible assets	—	125	249	251	7,139	8,429	8,510
Integration costs	—	—	—	—	—	1,123	(77)
Impairment of intangible assets and goodwill	—	—	—	—	90,834	—	3,693
	12,208	13,458	23,422	36,866	136,528	43,278	38,017

Loss from operations / Loss from continuing operations	(9,720)	(9,620)	(15,528)	(32,477)	(135,829)	(39,968)	(33,757)
Other income (expenses)
Gain on sale of assets	—	—	44	—	477	—	—
Loss on disposal of property, plant and equipment	—	—	—	(308)	—	—	—
Provincial capital tax	(153)	170	170	(127)	(42)	(91)	(260)
Interest, net	83	614	923	2,249	3,551	2,936	895
Foreign currency gains (losses)	(217)	194	188	2,617	904	(251)	(333)
	(287)	978	1,325	4,431	4,890	2,594	302
Loss before income taxes	(10,007)	(8,642)	(14,203)	(28,046)	(130,939)	(37,374)	(33,456)
Current income tax expense (recovery)	—	(1)	116	22	(180)	—	84
Net loss for the year	$(10,007)	$(8,641)	$(14,319)	$(28,068)	$(130,759)	(37,374)	(33,539)

Net loss per share / Net loss from continuing operations per share
Basic and diluted	$(0.11)	$(0.09)	$(0.16)	$(0.31)	$(1.42)	$(0.41)	$(0.53)
Shares used in calculating basic and diluted net loss per share	92,406,384	91,765,688	92,080,656	91,797,911	91,816,049	91,226,912	63,542,811

The Offeror has never declared or paid any cash dividends on the Existing Hydrogenics Shares.

The financial information of the Offeror presented in this Circular and in the documents incorporated by reference herein has been prepared in accordance with Canadian GAAP.  Certain financial information under U.S. GAAP is as follows:

(in thousands of US dollars, except for share and per share	Six Months ended June 30,		Years ended December 31,
amounts)	2009	2008	2008	2007	2006	2005	2004
Revenues	$11,076	$19,501	$39,340	$37,990	$30,059	$37,191	$16,656
Loss from operations	$9,720	$9,620	$(15,440)	$(32,477)	$(120,058)	$(55,739)	$(33,780)
Loss from continuing operations	$9,720	$9,620	$(15,440)	$(32,477)	$(120,058)	$(55,739)	$(33,780)
Net loss for the year	$(9,939)	$(8,641)	$(14,231)	$(28,068)	$(114,988)	$(53,145)	$(33,562)
Total assets	$34,606	$60,472	$47,579	$67,940	$97,173	$198,881	$117,861
Net assets	$15,593	$32,900	$25,571	$40,384	$66,757	$179,736	$109,213
Shareholders’ Equity	$15,593	$32,900	$25,571	$40,384	$66,757	$179,736	$109,213

Basic and fully diluted comprehensive net loss per share	$(0.11)	$(0.09)	$(0.15)	$(0.31)	$(1.26)	$(0.59)	$(0.53)
Weighted average number of shares used in calculating comprehensive loss per share	92,406,384	91,765,688	92,080,656	91,797,911	91,816,049	91,226,912	63,542,811

For a reconciliation of certain additional financial information related to the fiscal years ending December 31, 2008, 2007 and 2006, see “Note 23 — Differences Between Canadian and United States Accounting Principles”

under the Notes to Consolidated Financial Statements of the Annual Report on Form 20-F of the Offeror for the year ended December 31, 2008, as amended, which is attached in Appendix A and incorporated by reference into this Circular.

Selected Pro Forma Financial Information of the Offeror

The unaudited pro forma consolidated financial statements of the Offeror which give effect to the Transaction are attached in Appendix C and incorporated by reference herein.  The unaudited pro forma adjustments are based upon the assumptions described in the notes to the unaudited pro forma consolidated financial statements, including that the Transaction is completed.  The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating or financial results that would have occurred had the Transaction actually occurred at the time contemplated by the notes to the unaudited pro forma consolidated financial statements.

You should read the following information in conjunction with, and the following information is qualified in its entirety by, (i) APIF’s audited consolidated financial statements and APIF’s unaudited interim consolidated financial statements and related notes included in Appendix B, all of which are incorporated by reference herein, and (ii) the unaudited pro forma consolidated financial statements and accompanying notes included in Appendix C.

The selected unaudited pro forma consolidated financial data of the Offeror is presented for illustrative purposes only and, therefore, is not necessarily indicative of the financial position or results of operations that might have been achieved had the Transaction occurred on January 1, 2008 for income statement information and June 30, 2009 for balance sheet information. In addition, the selected unaudited pro forma consolidated financial data is not necessarily indicative of the results of operations or financial position of the Offeror in the future.

The following table sets forth certain unaudited pro forma financial information reflecting the completion of the Offer as if the Transaction was completed on January 1, 2008 for income statement information and June 30, 2009 for balance sheet information, presented on a Canadian GAAP basis.  This selected pro forma information also reflects the impact of the CD Exchange Offers under two alternative scenarios. Please see “Unaudited Pro Forma Consolidated Financial Statements of Hydrogenics”, attached at Appendix C and incorporated by reference herein, for additional information relating to the impact of the CD Exchange Offers.   The selected pro forma balance sheet information presented in the table presents the balance sheet information reflecting completion of the Offer and the CD Exchange Offers as if the transactions were completed on June 30, 2009.

	Unit Exchange		CD Exchange - Scenario I		CD Exchange - Scenario II
(In thousands of Canadian dollars, except per share amounts, in accordance with Canadian GAAP)	Pro Forma Six Months ended June 30, 2009	Pro Forma Year ended December 31, 2008	Pro Forma Six Months ended June 30, 2009	Pro Forma Year ended December 31, 2008	Pro Forma Six Months ended June 30, 2009	Pro Forma Year ended December 31, 2008
Operating revenues	$98,713	$213,796	$98,713	$213,796	$98,713	$213,796
Operating expenses	81,786	179,715	81,786	179,715	81,786	179,715
Earnings before undernoted	16,927	34,081	16,927	34,081	16,927	34,081
Interest expense	10,881	26,875	11,836	28,646	9,967	24,959
Interest, dividend income and other income	(2,285)	(7,023)	(2,285)	(7,023)	(2,285)	(7,023)
(Gain)/loss on derivative financial instruments	(8,703)	37,748	(8,703)	37,748	(8,703)	37,748
Income tax expense (recovery)	(2,922)	12,183	(2,922)	12,183	(2,483)	13,062
Minority interest	2,204	(3,142)	2,204	(3,142)	2,204	(3,142)
Net earnings from continuing operations	17,752	(32,560)	16,797	(34,331)	18,227	(31,523)
Net earnings	17,752	(32,560)	16,797	(34,331)	18,227	(31,523)
Basic net earnings from continuing operations per share	0.23	(0.43)	0.22	(0.46)	0.20	(0.36)
Diluted net earnings from continuing operations per share	0.23	(0.43)	0.22	(0.46)	0.20	(0.36)
Total Assets	1,012,666		1,012,666		1,012,666
Total Long Term Debt	444,695		438,820		401,569
Dividends per share	0.12	0.7494	0.12	0.7494	0.12	0.7494

The following table sets forth certain unaudited pro forma financial information reflecting the completion of the Offer as if the transactions were completed on January 1, 2008 for income statement information and June 30, 2009 for balance sheet information, presented on a U.S. GAAP basis. This selected pro forma information also reflects the impact of the CD Exchange Offers under two alternative scenarios. Please see “Unaudited Pro Forma Consolidated Financial Statements of Hydrogenics”, attached at Appendix C and incorporated by reference herein, for additional information relating to the impact of the CD Exchange Offers.  The selected pro forma balance sheet information presented in the table presents the balance sheet information reflecting completion of the Offer and the CD Exchange Offers as if the transactions were completed on June 30, 2009.

	Unit Exchange		CD Exchange - Scenario I		CD Exchange - Scenario II
(In thousands of Canadian dollars, except per unit amounts, in accordance with U.S. GAAP)	Pro Forma Six Months ended June 30, 2009	Pro Forma Year ended December 31, 2008	Pro Forma Six Months ended June 30, 2009	Pro Forma Year ended December 31, 2008	Pro Forma Six Months ended June 30, 2009	Pro Forma Year ended December 31, 2008
Operating revenues	$98,713	$213,796	$98,713	$213,796	$98,713	$213,796
Operating expenses	81,427	179,755	81,427	179,755	81,427	179,755
Earnings before undernoted	17,286	34,041	17,286	34,041	17,286	34,041
Interest expense	10,857	26,442	11,767	28,122	9,913	24,462
Interest, dividend income and other income	(2,285)	(7,023)	(2,285)	(7,023)	(2,285)	(7,023)
(Gain)/loss on derivative financial instruments	(8,703)	34,746	(8,703)	34,746	(8,703)	34,746
Income tax expense (recovery)	(2,774)	12,903	(2,774)	12,903	(2,335)	13,782
Minority interest	263	287	263	287	263	287
Net earnings from continuing operations	19,928	(33,314)	19,018	(34,994)	20,433	32,213
Net earnings	19,928	(33,314)	19,018	(34,994)	20,433	32,213
Basic net earnings from continuing operations per share	0.25	(0.43)	0.24	(0.45)	0.22	(0.36)
Diluted net earnings from continuing operations per share	0.25	(0.43)	0.24	(0.45)	0.22	(0.36)
Total Assets	1,018,456		1,018,456		1,017,917
Total Long Term Debt	449,039		443,685		405,619
Dividends per share	0.12	0.7494	0.12	0.7494	0.12	0.7494

Depositary

The Offeror intends that CIBC Mellon will be acting as depositary under the Offer.  The Depositary will receive deposits of certificates representing the Trust Units at its offices shown on the last page of this document.

Questions and Requests for Assistance

Any questions and requests for assistance may be directed by Unitholders to the Depositary or the Offeror’s investor relations contact at the telephone numbers and addresses shown on the last page of this document.

COMPARATIVE PER SHARE DATA

	In Accordance with Canadian GAAP				In Accordance with U.S. GAAP
	Hydrogenics Corporation		APIF		Hydrogenics Corporation		APIF
	2009 Q2 ($)	2008 ($)	2009 Q2 ($)	2008 ($)	2009 Q2 ($)	2008 ($)	2009 Q2 ($)	2008 ($)
Book value per share/unit	0.17	0.36	4.46	4.40	0.17	0.36	4.60	4.59
Cash dividends/distributions per share/unit	Nil	Nil	0.12	0.7494	Nil	Nil	0.12	0.7494
Net income (loss) per share/unit from continuing operations	(0.11)	(0.09)	0.25	(0.25)	(0.11)	(0.09)	0.28	(0.26)

	Unit Exchange		CD Exchange - Scenario I		CD Exchange - Scenario II
(In thousands of Canadian dollars, except per unit amounts, in accordance with U.S. GAAP)	Pro Forma Six Months ended June 30, 2009	Pro Forma Year ended December 31, 2008	Pro Forma Six Months ended June 30, 2009	Pro Forma Year ended December 31, 2008	Pro Forma Six Months ended June 30, 2009	Pro Forma Year ended December 31, 2008
Book value per share/unit	4.39	—	4.46	—	4.26	—
Cash dividends per share/unit	0.12	0.7494	0.12	0.7494	0.12	0.7494
Net earnings (loss) per share/unit from continuing operations	0.25	(0.43)	0.24	(0.45)	0.22	(0.36)

As part of the Transaction, substantially all of the assets, liabilities and operations of the Offeror will have been transferred to New Hydrogenics which will not be owned by the Offeror.  As a result, on a pro forma basis, the book value per Existing Hydrogenics Share and net loss per Existing Hydrogenics Share from continuing operations of the Offeror would be $nil.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

The table below sets forth, for the calendar quarters indicated, the high and low trading prices of the Trust Units and the Existing Hydrogenics Shares on the TSX, and the Existing Hydrogenics Shares on NASDAQ, for such periods.

No dividends were declared by the Offeror during the periods indicated.  In 2007 and 2008, APIF declared per Trust Unit annual cash distributions of C$0.92 and C$0.75, respectively.  A distribution was declared by APIF of C$0.06 per Trust Unit for each of the first and second quarters of 2009.

	Trust Units (TSX)		Existing Hydrogenics Shares (TSX)		Existing Hydrogenics Shares (NASDAQ)
	(C$)		(C$)		(US$)
	High	Low	High	Low	High	Low
2007
First Quarter	9.90	8.25	1.54	1.09	1.33	0.94
Second Quarter	9.42	8.25	1.45	0.94	1.36	0.84
Third Quarter	9.20	8.38	1.73	1.15	1.65	1.10
Fourth Quarter	9.17	7.25	1.43	0.90	1.42	0.90
2008
First Quarter	8.40	7.05	1.05	0.51	1.07	0.49
Second Quarter	8.28	7.38	1.99	0.50	1.95	0.50
Third Quarter	7.92	4.50	2.47	0.60	2.45	0.55
Fourth Quarter	5.93	1.76	0.98	0.36	0.92	0.32
2009
First Quarter	2.92	2.05	0.73	0.38	0.63	0.29
Second Quarter	3.67	2.34	0.80	0.48	0.75	0.39
Third Quarter (through September 14, 2009)	3.93	3.13	0.64	0.49	0.59	0.45

RISK FACTORS

In addition to the other information in this document, including the matters discussed in “Forward-Looking Statements”, the risks set out in Section 25 of the Circular, “Material U.S. Federal Income Tax Considerations”, and Section 26 of the Circular, “Certain Canadian Federal Income Tax Considerations” and in the documents attached to this document, which are specifically incorporated by reference into, and form an integral part of, this Circular, before deciding whether to deposit their Trust Units under the Offer, Unitholders should carefully consider the following risks and uncertainties relating to the Offer.  Please also refer to the additional risk factors relating to the Offeror identified in the “Risk Factors” section of the Offeror’s Annual Report on Form 20-F for the year ended December 31, 2008, which is attached in Appendix A and which is incorporated by reference herein.

Failure to satisfy conditions precedent to the Transaction

The completion of the Transaction is subject to a number of conditions precedent, certain of which are outside the control of APIF and the Offeror.  There can be no certainty or assurance that these conditions will be satisfied or, if satisfied, when they will be satisfied.  See Section 5 of the Offer to Purchase, “Conditions of the Offer”.

Termination in the event of a change constituting a Material Adverse Change

In certain circumstances, the Support Agreement may be terminated in the event of a change that constitutes a Material Adverse Change. A Material Adverse Change includes certain events that are beyond the control of the parties and there can be no assurance that a change that constitutes a Material Adverse Change will not occur prior to the Effective Date, in which case, the Support Agreement may be terminated and the Transaction would not proceed.  See Section 15 of the Circular, “Background to and Reasons for the Offer — Support Agreement”.

Termination for convenience

The Support Agreement may be terminated for convenience by either the Offeror or the Board of Trustees upon payment of a break fee in the amount of C$1.0 million.  See Section 15 of the Circular, “Background to and Reasons for the Offer — Support Agreement”.

Third Party Claims

Following completion of the Transaction, the Offeror is or may be exposed to third party credit risk relating to any obligations of the Offeror before the Transaction that are not transferred, or if transferred to New Hydrogenics, from which obligations the Offeror has not been released.  In the event New Hydrogenics fails or is unable to honour such contractual obligations to the Offeror, the Offeror may be liable for such obligations which could have a material adverse effect on the business, financial condition and results of operations of the Offeror.  See Section 15 of the Circular, “Background to and Reasons for the Offer”.

Operational risks of the Offeror

The Offeror has, through contractual provisions in the Support Agreement, the Indemnity Agreement and the Divestiture Agreement and pursuant to the terms of the Plan of Arrangement, attempted to ensure that certain liabilities and obligations relating to the business of the Offeror following completion of the Transaction are transferred to and assumed by New Hydrogenics, that the Offeror is released from any such obligations and that the Offeror is indemnified by New Hydrogenics for all such obligations.  However, in the event New Hydrogenics fails or is unable to honour such contractual obligations to the Offeror, the Offeror could be exposed to liabilities and risks associated with the operations of the Offeror.  See Section 15 of the Circular, “Background to and Reasons for the Offer”.

Tax related risks associated with the Transaction

While the Offeror is confident in its position, there is a possibility that the CRA could successfully challenge the tax consequences of the Transaction or prior transactions of the Offeror or that legislation could be enacted or amended, resulting in different tax consequences than those contemplated herein for the Offeror.  Such a challenge or legislation could potentially affect the availability or quantum of the tax basis or other tax accounts of the Offeror.

Risks if the Offeror is treated as a “passive foreign investment company”

If the Offeror were treated as a “passive foreign investment company”, certain adverse U.S. federal income tax consequences generally would result to U.S. Holders.

A foreign corporation will be treated as a “passive foreign investment company”, or PFIC, for U.S. federal income tax purposes if at least 75% of its gross income for any taxable year consists of certain types of “passive income”, or at least 50% of the average value of the corporation’s assets produces or is held for the production of those types of “passive income”.  U.S. holders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their shares of the PFIC.  The Offeror cannot assure U.S. Holders that the nature of its assets, income and operations will not change, or that it can avoid being treated as a PFIC for any taxable year.  If the Offeror were classified as a PFIC, such classification generally would have materially adverse consequences to U.S. Holders.

Risks if the Offeror fails to maintain the requirements for continued listing on NASDAQ

The Offeror has been advised by NASDAQ that on September 15, 2009 it will receive formal notification that it is not in compliance with the minimum closing bid price requirement on NASDAQ, as identified in the “Risk Factors” section of the Offeror’s Annual Report on Form 20-F for the year ended December 31, 2008, which is attached in Appendix A and which is incorporated by reference herein. Commencing September 15, 2009, the Offeror will be given 180 days to regain compliance by having the bid price of its common shares close at $1.00 per share or more for a minimum of 10 consecutive business days prior to the end of the 180-day period.  If the Offeror fails to regain compliance, its common shares could be delisted from NASDAQ.  For a further discussion of the consequences and alternatives to delisting from NASDAQ, see the “Risk Factors” section of the Offeror’s Annual Report on Form 20-F for the year ended December 31, 2008, which is attached in Appendix A and which is incorporated by reference herein. While the Offeror has regained compliance following such notice in the past, the Offeror can give no assurances that it will be able to maintain future compliance or all of the continued listing requirements of NASDAQ.

OFFER TO PURCHASE

TO:        HOLDERS OF TRUST UNITS OF ALGONQUIN POWER INCOME FUND

1.             The Offer

The Offeror hereby offers to purchase, on and subject to the terms and conditions hereinafter specified, all of the issued and outstanding Trust Units on the basis of one Offeror Share for each Trust Unit. Assuming every Trust Unit is acquired by the Offeror under this Offer or under the Compulsory Acquisition, APIF will be wholly-owned by, and Unitholders will be the shareholders of, the Offeror.  The Offeror will have contributed approximately C$10.8 million to New Hydrogenics in connection with the Transaction.  The Offeror will retain approximately C$192.0 million of tax attributes in addition to the tax attributes currently available within APIF.  The tax attributes consist of Canadian non-capital loss carryforwards, undeducted scientific research and experimental development expenses and investment tax credits.  As a result of accepting the Offers, instead of being Unitholders receiving payments in the form of distributions, Unitholders will be shareholders receiving payments in the form of dividends, if, as and when declared by the Board of Directors of the Offeror.

The closing price of the Trust Units on the TSX on June 11, 2009, the last trading day immediately prior to the original announcement of the intention to make an offer for the Trust Units, was C$3.40 per Trust Unit.

The Offer is made only for Trust Units and is not made for any options, warrants, convertible debentures or other rights to purchase Trust Units (other than the associated APIF Rights).  Any holder of such options, warrants, convertible debentures or other rights who wishes to accept the Offer should, to the extent permitted by the terms hereof, exercise the options, warrants, convertible debentures or other rights and deposit the Trust Units obtained on the exercise of such options, warrants, convertible debentures or other rights in accordance with the Offer.

Depositing Unitholders will not be obliged to pay brokerage fees or commissions if they accept the Offer by depositing their Trust Units directly with the Depositary.

The accompanying Circular, which is incorporated into and forms part of the Offer to Purchase, contains important information which should be read carefully before making a decision with respect to the Offer.

2.             Time for Acceptance

The Offer is open for acceptance for the period commencing on the date hereof and ending at 12:01 a.m. (local time at the place of deposit) on October 27, 2009, or until such later time or times and date or dates as may be fixed by the Offeror from time to time pursuant to Section 6 of the Offer to Purchase, “Extension and Variation of the Offer”, unless withdrawn by the Offeror.

3.             Manner of Acceptance

Letter of Transmittal

The Offer may be accepted by delivering to the Depositary at any one of the offices listed in the Letter of Transmittal accompanying the Offer, so as to arrive there not later than the Expiry Time:

(i)            the certificate or certificates representing the Trust Units in respect of which the Offer is being accepted;

(ii)           the Letter of Transmittal in the form accompanying the Offer, or a manually signed facsimile thereof, properly completed and duly executed as required by the instructions set out in such Letter of Transmittal; and

(iii)          any other relevant documents required by the instructions set out in such Letter of Transmittal.

CDS Participants or participants of DTC should contact the Depositary with respect to the deposit of their Trust Units under the Offer.  CDS and DTC will be issuing instructions to their respective participants as to the method of depositing such Trust Units under the terms of the Offer.  In addition, Trust Units may be deposited under the Offer in compliance the procedures for book-entry transfers set out below under the heading “Acceptance by Book-Entry Transfer”.

If the Letter of Transmittal is signed by a person other than the registered owner(s) of the Depositd Securities, or if Deposited Securities not purchased are to be returned to a person other than such registered owner(s) or sent to an address other than the address of the registered owner(s) as shown on the registers of APIF, or if the certificate(s) for the shares issued as consideration for the Deposited Securities are to be issued in the name of a person other than the registered owner(s) of the Deposited Securities, such signature must be guaranteed by an Eligible Institution, or in some manner satisfactory to the Depositary (except that no guarantee is required if the signature is that of an Eligible Institution).

Acceptance by Book-Entry Transfer

Unitholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. The Depositary has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Unitholder’s Trust Units into the Depositary’s account in accordance with CDS procedures for such transfer.  Delivery of Trust Units to the Depositary by means of a book-entry transfer will constitute a valid tender under the Offer.

Unitholders who, through their respective CDS Participants, utilize CDSX to accept the Offer through a book-entry transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and, therefore, such instructions received by the Depositary are considered a valid tender in accordance with the terms of the Offer. Unitholders, through their CDS Participants, must provide their instructions to CDS by 7:00 p.m. (Toronto time) on October 26, 2009.

Unitholders may also accept the Offer by following the procedures for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent’s Message in respect thereof, or a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof), together with any required signature guarantees, and all other required documents, are received by the Depositary at its office in Toronto, Ontario, Canada, at or prior to the Expiry Time. The Depositary has entered into an ATOP (Automated Tender Offer Program) agreement with DTC for the purpose of the Offer. Any financial institution that is a participant in DTC may cause DTC to deliver an Agent’s Message of the book-entry transfer of a Unitholder’s Trust Units to the Depositary in accordance with DTC’s procedures for such transfer. However, as noted above, although delivery of Trust Units may be effected through book-entry transfer at DTC, either an Agent’s Message in respect thereof or a Letter of Transmittal (or a facsimile thereof), properly completed and executed (including signature guarantee if required), and all other required documents, must, in any case, be received by the Depositary at its office in Toronto, Ontario, Canada, at or prior to the Expiry Time. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Depositary. Such documents or Agent’s Message should be sent to the Depositary.

General

The Offer will be deemed to be accepted by a Unitholder only if the Depositary has actually received the requisite documents at the location, and at or prior to the time, specified in the Letter of Transmittal. In all cases, payment for the Trust Units deposited and taken up by the Offeror will be made only after timely receipt by the Depositary of (i) the certificate(s) representing the Trust Units (or a Book-Entry Confirmation for the Trust Units, as applicable), (ii) a Letter of Transmittal, or a manually executed facsimile thereof, properly completed and duly executed, covering such Trust Units with the signature(s) guaranteed in accordance with the instructions set out in the Letter of Transmittal (or, in the case of Trust Units deposited using the procedures for book-entry transfer established by DTC, an Agent’s Message) and (iii) all other required documents.

The method of delivery of certificates representing Trust Units, the Letter of Transmittal, and all other required documents is at the option and risk of the person depositing the same.  The Offeror recommends that such documents be delivered by hand to the Depositary and a receipt obtained or, if mailed, that registered mail with return receipt requested be used and that proper insurance be obtained.

Unitholders whose Trust Units are registered in the name of an investment dealer, stock broker, bank, trust company or other nominee should contact such nominee if they wish to accept the Offer.

The holder of Deposited Securities who executes a Letter of Transmittal (or who deposits Trust Units by the making of a book-entry transfer) irrevocably constitutes and appoints each officer of the Depositary and each director and officer of the Offeror and any other person designated by the Offeror in writing, as the true and lawful agent, attorney and attorney-in-fact of such holder with respect to the Deposited Securities taken up and paid for under the Offer by the Offeror, with full power of substitution and resubstitution (such power of attorney, being coupled with an interest, being irrevocable) to, in the name of and on behalf of the holder: (a) register or record the transfer or cancellation of such Deposited Securities on the appropriate registers maintained by or on behalf of APIF; (b) vote, execute and deliver as and when requested by the Offeror, any instruments of proxy, authorization or consent in form and on terms satisfactory to the Offeror in respect of any such Deposited Securities, revoke any such instrument, authorization and consent, or designate in any such instrument, authorization or consent, any person or persons as the proxyholder or the proxy nominee or nominees of the holder in respect of such Deposited Securities for all purposes including, without limitation, in connection with any meeting (whether annual, special, extraordinary or otherwise or any adjournment or postponement thereof) of holders of relevant securities of APIF; (c) execute and negotiate any cheques or other instruments representing any distributions payable to or to the order of, or endorsed in favour of, a holder of such Deposited Securities; (d) exercise any rights of the holder with respect to such Deposited Securities and distributions; and (e) execute all such further and other documents, transfers or other assurances as may be necessary or desirable in the sole judgment of the Offeror to effectively convey the Deposited Securities and distributions to the Offeror.

The holder of Deposited Securities who executes a Letter of Transmittal (or who deposits Trust Units by the making of a book-entry transfer) revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by it at any time with respect to the Deposited Securities and agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, will be granted with respect to the Deposited Securities by or on behalf of the holder, unless the relevant Deposited

Securities are not taken up and paid for under the Offer.  Furthermore, by execution of a Letter of Transmittal (or the deposit of Trust Units by the making of a book-entry transfer), the holder agrees not to vote any of the Deposited Securities taken up and paid for under the Offer at any meeting (whether annual, special, extraordinary or otherwise or any adjournment or postponement thereof) of Unitholders, and not to exercise any of the other rights or privileges attaching to any of such Deposited Securities or otherwise act with respect thereto.  The holder agrees to execute and deliver to the Offeror, at any time and from time to time, as and when requested by, and at the expense of, the Offeror, any and all instruments of proxy, authorization or consent, in form and on terms satisfactory to the Offeror, in respect of any such Deposited Securities.

The holder agrees further to designate in any such instruments of proxy the person or persons specified by the Offeror as the proxyholder of the holder in respect of such Deposited Securities and covenants and agrees to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Deposited Securities to the Offeror and acknowledges that each authority conferred or agreed to be conferred by the holder may be exercised during any subsequent legal incapacity of the holder and shall, to the extent permitted by law, survive the incapacity, bankruptcy or insolvency of the holder and all obligations of the holder shall be binding upon the successors and assigns of the holder.

The deposit of Trust Units pursuant to the procedures herein (including by way of book-entry transfer) will constitute a binding agreement between the Depositing Unitholders and the Offeror upon the terms and subject to the conditions of the Offer, including the Depositing Unitholder’s representation and warranty that: (i) such person has good and sufficient authority to deposit, sell, assign and transfer the Deposited Securities; (ii) that when the Deposited Securities are accepted for payment by the Offeror, the Offeror will acquire good title to the Deposited Securities free from all liens, restrictions, charges, encumbrances, claims, adverse interests and equities and together with all rights and benefits arising therefrom; and (iii) the deposit of such Deposited Securities complies with applicable securities laws.

All questions as to the validity, form, eligibility, timely receipt and acceptance of any Trust Units deposited pursuant to the Offer and of any notice of withdrawal will be determined by the Offeror in its sole discretion.  Depositing Unitholders agree that such determination shall be final and binding.  The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the laws of any jurisdiction.  The Offeror reserves the absolute right to waive any defect or irregularity in the deposit of any Trust Units.  There shall be no duty or obligation on the Offeror, the Depositary or any other person to give notice of any defect or irregularity in any deposit or notice of withdrawal and no liability shall be incurred by any of them for failure to give any such notice. The Offeror’s interpretation of the terms and conditions of the Offer (including the Offer to Purchase, the Circular and the Letter of Transmittal) will be final and binding.

A Unitholder accepting the Offer covenants under the terms of the Letter of Transmittal (including by book-entry transfer) to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Deposited Securities to the Offeror.

The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set out above.

4.             Acquisition of Securities Not Deposited

If not less than the Specified Percentage of the outstanding Trust Units are validly deposited under the Offer and not withdrawn, and the Offeror takes up and pays for such number of Trust Units validly deposited under the Offer and the Offeror otherwise complies with the conditions in section 13.12A of the APIF Trust Declaration, the Offeror will be deemed to have acquired, directly or indirectly, all of the remaining Trust Units not deposited under the Offer by a Compulsory Acquisition pursuant to section 13.12A of the APIF Trust Declaration.  See Section 18 of the Circular, “Acquisition of Securities Not Deposited — Compulsory Acquisition of Trust Units”.

5.             Conditions of the Offer

Notwithstanding any other provision of the Offer, and subject to applicable law, the Offeror shall have the right to withdraw or terminate the Offer and shall not be required to accept for payment, take up, purchase or pay for any Trust Units deposited under the Offer, unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:

(a)           there shall not be pending, or in force any suit, action or proceeding by any person, including a Governmental Entity, or injunction, order, decree or ruling issued by a Governmental Entity of competent jurisdiction (and there shall not be threatened in writing or pending any suit, action or proceedings by any person, including a Governmental Entity, in respect thereof):

(i)            to cease trade, enjoin, prohibit or impose material limitations or conditions on any of the transactions contemplated in the Support Agreement, including (A) the Offer, the CD Exchange Offers, the Compulsory Acquisition or the purchase by, or the sale to, the Offeror of the APIF Securities or the right of the Offeror to own or exercise full rights of ownership of the APIF Securities, or (B) the completion of the Arrangement, or (C) the completion of the transactions contemplated in the Divestiture Agreement;

(ii)           seeking to obtain from the Offeror or APIF any material damages directly or indirectly in connection with the Offer, the CD Exchange Offers, the Compulsory Acquisition or the Arrangement; or

(iii)          that would materially and adversely affect the ability of the Offeror to complete the Offer, the CD Exchange Offers, the Compulsory Acquisition or the Arrangement at the Effective Time;

(b)           not less than the Specified Percentage of the outstanding Trust Units at the Expiry Time, shall be validly deposited and not withdrawn under the Offer;

(c)                                 the Final Order shall not have been set aside or varied in any manner unacceptable to the Offeror, acting reasonably, on appeal or otherwise; and

(d)           the Support Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions are for the exclusive benefit of the Offeror.  The Offeror may assert any of the foregoing conditions at any time, regardless of the circumstances giving rise to such assertion (including any action or inaction by the Offeror or any of its affiliates).  The Offeror may waive any of the foregoing conditions in whole or in part at any time and from time to time, both before and after the Effective Date, without prejudice to any other rights which the Offeror may have.  The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Any waiver of a condition or the withdrawal of the Offer will be effective upon written notice or other communication confirmed in writing by the Offeror to that effect to the Depositary at its principal office in Toronto, Ontario, Canada.  The Offeror, forthwith after giving any such notice, shall make a public announcement of such waiver or withdrawal, and, if required, by law, will cause the Depositary as soon as practicable thereafter to notify the Unitholders thereof and will provide a copy of the aforementioned notice to the TSX.  If the Offer is withdrawn, the Offeror shall not be obligated to take up or pay for any Trust Units deposited under the Offer and the Depositary will promptly return the certificates representing deposited Trust Units and related documents to the parties by whom they were deposited.

6.             Extension and Variation of the Offer

The Offer is open for acceptance until, but not after, the Expiry Time, unless the Offer is withdrawn, subject to extension or variation in the Offeror’s sole discretion, subject to the terms of the Support Agreement.

The Offeror reserves the right, in its sole discretion, subject to the terms of the Support Agreement, at any time and from time to time during the Offer Period (or otherwise as permitted by applicable law), to extend the Expiry Time or to vary the Offer by giving written notice or other communication confirmed in writing of such extension or variation to the Depositary at its principal office in Toronto, Ontario, Canada.  The Offeror shall, as soon as practicable after giving notice of an extension or variation, make a public announcement of the extension or variation.  Any notice of extension or variation will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario, Canada.

Notwithstanding the foregoing, the Offer may not be extended by the Offeror if all of the terms and conditions of the Offer, except those waived by the Offeror, have been fulfilled or complied with unless the Offeror first takes up all Trust Units deposited under the Offer and which have not been withdrawn.  Notwithstanding the foregoing, if the Offeror waives any terms or conditions of the Offer and extends the Offer in circumstances where rights of withdrawal are conferred by virtue of the mailing of a notice of change or variation, the Offer shall be extended without the Offeror first taking up the Trust Units which are subject to such rights of withdrawal.

Where the terms of the Offer are varied, the Offer shall not expire before ten days after the notice of variation in respect of such variation has been given to Unitholders unless otherwise permitted by applicable law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by Canadian securities regulatory authorities.

If before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer to Purchase or the Circular, as amended from time to time, that would reasonably be expected to affect a decision of a Unitholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or an affiliate of the Offeror, unless it is a change in a material fact relating to the Trust Units), the Offeror will give written notice of such change to the Depositary at its principal office in Toronto, Ontario, Canada, and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 12 of the Offer to Purchase, “Notice and Delivery”, to all holders of Trust Units that have not been taken up under the Offer at the date of the occurrence of the change.  As soon as possible after giving notice of a change in information to the Depositary, the Offeror will make a public announcement of the change in information and provide a copy of the notice thereof to the TSX.  Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario, Canada.

During any such extension or in the event of any variation, all Trust Units previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Offeror in accordance with the terms hereof, subject to Section 8 of the Offer to Purchase, “Withdrawal of Deposited Securities”.  An extension of the Expiry Time or a variation of the Offer does not constitute a waiver by the Offeror of its rights under Section 5 of the Offer to Purchase, “Conditions of the Offer”.  If the consideration being offered for the Trust Units under the Offer is increased, the increased consideration will be paid to all Depositing Unitholders whose Trust Units are taken up under the Offer.

7.             Payment for Deposited Securities

Upon the terms and subject to the conditions of the Offer (including, but not limited to, the conditions referred to in Section 5 of the Offer to Purchase, “Conditions of the Offer”), the Offeror will accept for payment and take up and pay for all Trust Units validly deposited under the Offer and not withdrawn as soon as is practicable in the circumstances and in any event within the time periods required by applicable securities laws in the provinces of Canada.  Any Trust Units deposited under the Offer after the date upon which Trust Units are first taken up under the Offer will be taken up and paid for within ten days of such deposit.

Subject to applicable law, the Offeror expressly reserves the right in its sole discretion to delay taking up or paying for any Trust Units or to terminate the Offer and not take up or pay for any Trust Units if any condition specified in Section 5 of the Offer to Purchase, “Conditions of the Offer”, is not satisfied or waived, in whole or in part, by giving written notice thereof or other communication confirmed in writing to the Depositary at its principal office in Toronto, Ontario, Canada.  The Offeror also, subject to the terms of the Support Agreement, expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Trust Units in order to comply, in whole or in part, with any applicable law.  The Offeror will be deemed to have taken up and accepted for payment Trust Units validly deposited and not withdrawn pursuant to the Offer if, as and when the Offeror gives written notice or other communication confirmed in writing to the Depositary to that effect.

Fractional Offeror Shares will not be issued in connection with the Offer.  Under no circumstance will interest accrue or be paid by the Offeror or the Depositary to Unitholders regardless of any delay in making payment.

The Depositary will act as the agent of persons who have deposited Trust Units in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting such payment to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by Unitholders who have deposited and not withdrawn their Trust Units pursuant to the Offer.

Settlement with each Unitholder who has deposited Trust Units under the Offer will be made by the Depositary forwarding to each such Unitholder a certificate representing the number of Offeror Shares to which such depositing Unitholder is entitled.  Subject to the foregoing and unless otherwise directed by the Letter of Transmittal, the certificate will be issued in the name of the registered holder of the Trust Units so deposited.  Unless the person depositing the Trust Units instructs the Depositary to hold the certificate for pick-up by checking the appropriate box in the Letter of Transmittal, the certificate will be forwarded by first class insured mail to such person at the address specified in the Letter of Transmittal.  If no such address is specified, the certificate will be sent to the address of the holder as shown on the register of Unitholders maintained by or on behalf of APIF.  Certificates mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing.

Depositing Unitholders will not be obligated to pay any brokerage fees or commissions if they accept the Offer by depositing their Trust Units directly with the Depositary.

8.             Withdrawal of Deposited Securities

All deposits of Trust Units pursuant to the Offer are irrevocable, provided that any Trust Units deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Unitholder (unless otherwise required or permitted by applicable law):

(a)           at any time, where the Trust Units have not been taken up by the Offeror pursuant to the Offer; and

(b)           at any time after three Business Days from the date the Offeror takes up such Trust Units, if such Trust Units have not been paid for by the Offeror.

In addition, if:

(c)           there is a variation of the terms of the Offer before the Expiry Time, including any extension of the period during which Trust Units may be deposited hereunder or the modification of a term or condition of the Offer, but excluding, unless otherwise required by applicable law, a variation consisting solely of an increase in the consideration offered where the time for deposit is not extended for more than ten days after the notice of variation has been delivered; or

(d)           on or before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer, a change occurs in the information contained in the Offer to

Purchase or the Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Unitholder to accept or reject the Offer, unless such change is not within the control of the Offeror or of any affiliate of the Offeror (except, to the extent required by applicable law, where it is a change in a material fact relating to the Trust Units), then any Trust Units deposited under the Offer and not taken up and paid for by the Offeror at such time may be withdrawn by or on behalf of the depositing Unitholder at the place of deposit at any time until the expiration of ten days after the date upon which the notice of such variation or change is mailed, delivered or otherwise communicated, subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or securities regulatory authorities.  If the Offeror waives any terms or conditions of the Offer and extends the Offer in circumstances where the rights of the withdrawal set forth in Section 7(c) or 7(d) above are applicable, the Offer shall be extended without the Offeror first taking up the Trust Units that are subject to the rights of withdrawal.

In order for any withdrawal to be made, notice of the withdrawal must be in writing and must be actually received by the Depositary at the place of deposit of the applicable Trust Units within the time limits indicated above.  Any such notice of withdrawal must be: (i) made by a method, including facsimile transmission, that provides the Depositary with a written or printed copy; (ii) signed by or on behalf of the person who signed the Letter of Transmittal that accompanied the Trust Units to be withdrawn; and (iii) specify such person’s name, the number of Trust Units to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Trust Units to be withdrawn.  The withdrawal will take effect upon receipt by the Depositary of the properly completed notice of withdrawal.  None of the Depositary, the Offeror or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or will incur any liability for failure to give such notification.

All questions as to the validity (including timely receipt) and form of notices of withdrawal shall be determined by the Offeror, in its sole discretion, and such determination shall be final and binding.

If the Offeror extends the Offer, is delayed in taking up or paying for Trust Units or is unable to take up or pay for Trust Units for any reason, then, without prejudice to the Offeror’s other rights, Trust Units deposited under the Offer may be retained by the Depositary on behalf of the Offeror and such Trust Units may not be withdrawn, except to the extent that Depositing Unitholders thereof are entitled to withdrawal rights as set forth in this Section 7 of the Offer to Purchase or pursuant to applicable law.

Withdrawals may not be rescinded and any Trust Units withdrawn will be deemed not validly deposited for the purposes of the Offer, but may be redeposited at any subsequent time prior to the Expiry Time by following the procedures described in Section 3 of the Offer to Purchase, “Manner of Acceptance”.

In addition to the foregoing rights of withdrawal, Unitholders in certain provinces of Canada are entitled to statutory rights of rescission, price revision or to damages in certain circumstances.  See Section 30 of the Circular, “Statutory Rights”.

9.             Return of Securities

Any deposited Trust Units not taken up and paid for by the Offeror for any reason, and certificates which are submitted for more Trust Units than are deposited, will be returned to Depositing Unitholders as soon as practicable following the Expiry Time or withdrawal or termination of the Offer.

10.          Changes in Capitalization, Distributions and Liens

Except for the approval and implementation of the Amendment Resolution and the Debenture Amendment Resolution, if, on or after June 12, 2009, APIF should split, combine or otherwise change any of the Trust Units, or otherwise change its capitalization, or shall disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion, make such adjustments as it considers appropriate to the purchase price and other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the amounts payable therefor) to reflect such split, combination or other change.

Trust Units acquired pursuant to the Offer shall be transferred by the Depositing Unitholders and acquired by the Offeror free and clear of all liens, restrictions, charges, encumbrances, claims and equities but with all rights and benefits arising therefrom.

11.          Mail Service and Interruption of Postal Services

Notwithstanding the provisions of the Offer to Purchase, the Circular and the Letter of Transmittal, certificates representing Offeror Shares in payment for Trust Units purchased pursuant to the Offer, certificates representing Trust Units to be returned and any other relevant documents, will not be mailed if the Offeror determines in its sole discretion that delivery thereof by mail may be delayed.  Persons entitled to receive a certificate representing Offeror Shares and any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the deposited certificates representing Trust Units were delivered until such time as the Offeror has determined that delivery by mail will no longer be delayed.  The Offeror shall provide notice of any such determination not to mail made under this Section 11 as soon as reasonably practicable after the making of such determination and in accordance with Section 12 of the Offer to Purchase, “Notice and Delivery”.  Notwithstanding Section 7 of the Offer to Purchase, “Payment for Deposited Securities”, certificates representing Offeror Shares and any other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery to the Depositing Unitholder at the appropriate office of the Depositary and the deposit of certificates representing Offeror Shares for delivery to the Depositing Unitholders in such circumstances shall constitute delivery to the persons entitled thereto and the Trust Units shall be deemed to have been paid for immediately upon such deposit.

12.          Notice and Delivery

Without limiting any other lawful means of giving notice, any notice the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the registered holders of Trust Units at their addresses as shown on the registers maintained by or on behalf of APIF and will be deemed to have been received on the first day following the date of mailing which is not a Saturday, Sunday or statutory holiday in the jurisdiction to which the notice is mailed.  These provisions apply notwithstanding any accidental omission to give notice to any one or more holders of Trust Units and notwithstanding any interruption of postal service in Canada following mailing.  In the event of any interruption of postal service following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication.  Except as otherwise required or permitted by law, if post offices in Canada are not open for the deposit of mail or if there is reason to believe there is or could be a disruption in all or part of the postal service, any notice which the Offeror may give or cause to be given under the Offer, except as otherwise provided herein, will be deemed to have been properly given and to have been received by holders of Trust Units if it is given to the TSX for dissemination through its facilities and if a summary of the material facts relating thereto is published once in the National Edition of The Globe and Mail and La Presse.

The Offer to Purchase and Circular will be mailed to registered Unitholders or made in such other manner as is permitted by applicable securities regulatory authorities and will be furnished by the Offeror to brokers, investment dealers, banks and similar persons whose names, or the names of whose nominees, appear in the register maintained by or on behalf of APIF in respect of the Trust Units or, if security position listings are available, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to the beneficial owners of Trust Units.

Wherever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at the address listed for the Depositary in the Letter of Transmittal.  Wherever the Offer calls for documents to be delivered to a particular office of the Depositary, such documents will not be considered delivered unless and until they have been physically received at the particular office indicated in the Letter of Transmittal.

13.          Purchases and Sales of Trust Units

Neither the Offeror nor its affiliates will bid for or make any purchases of Trust Units during the Offer other than Trust Units deposited to the Offer.

Although the Offeror has no present intention to sell Trust Units taken up under the Offer, subject to compliance with applicable securities laws, it reserves the right to make or enter into an arrangement, commitment or understanding at or prior to the Expiry Time to sell any of such Trust Units taken up after the Expiry Date.

14.          Unitholder Rights Plan

Pursuant to the Support Agreement, the Board of Trustees have agreed to defer the separation time under the Unitholder Rights Plan and on or immediately prior to the Effective Time or such earlier time as the Offeror may request and waive, suspend the operation of or otherwise render the Unitholder Rights Plan inoperative or ineffective as regards to the Transaction and matters contemplated in the Support Agreement.

15.          APIF Trust Declaration

The Offeror hereby agrees to be bound by Article 13 of the APIF Trust Declaration, including pursuant to section 13.12A thereof, effective immediately prior to the Take-Up Time.

16.          Other Terms of the Offer

The Offer and all contracts resulting from acceptance hereof shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.  Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario and the courts of appeal therein.

No broker, dealer or other person has been authorized to give any information or make any representation on behalf of the Offeror not contained herein or in the Circular, and, if given or made, such information or representation must not be relied upon as having been authorized.  No broker, dealer or other person shall be deemed to be the agent of the Offeror for purposes of the Offer.  In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, the Offer shall be made on behalf of the Offeror by brokers or dealers licensed under the laws of such jurisdiction.

The provisions of the Summary, the Circular accompanying the Offer to Purchase and the Letter of Transmittal, including in each case the instructions and rules contained therein, as applicable, form part of the terms and conditions of the Offer.

The Offeror shall, in its sole discretion, be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the Offer to Purchase, the Circular or the Letter of Transmittal, the validity of any acceptance of the Offer and any withdrawal of Trust Units, including, without limitation, the satisfaction or non-satisfaction of any condition, the validity, time and effect of any deposit of Trust Units or notice of withdrawal of Trust Units and the due completion and execution of the Letter of Transmittal.  The Offeror reserves the right to waive any defect in acceptance with respect to any particular Trust

Unit or any particular Unitholder.  There shall be no obligation on the Offeror, the Depositary or any other person to give notice of any defects or irregularities in acceptance and no liability shall be incurred by any of them for failure to give any such notification.

The Offer is not being made to, and deposits will not be accepted from or on behalf of, holders of Trust Units in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction.  However,  the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Unitholders in any such jurisdiction.

The accompanying Circular together with the Offer to Purchase constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer.

DATED at Mississauga, Ontario this 21st day of September, 2009.

HYDROGENICS CORPORATION

(Signed)	Lawrence E. Davis
Chief Financial Officer and Corporate Secretary

The accompanying Circular is incorporated into and forms part of the Offer and should be read carefully before making a decision with respect to the Offer.

CIRCULAR

The following information is supplied with respect to the accompanying Offer to Purchase dated September 21, 2009, by the Offeror to purchase all of the issued and outstanding Trust Units.

The terms and provisions of the Offer to Purchase are incorporated into and form part of this Circular and Unitholders should refer to the Offer to Purchase for details of the terms and conditions of the Offer, including details as to payment and withdrawal rights.  Terms defined in the Offer to Purchase but not defined in this Circular have the same meaning herein as in the Offer to Purchase, unless the context otherwise requires.

The information concerning APIF and its affiliates contained in the Offer Documents, all information and documents attached and incorporated by reference herein (including the unaudited pro forma consolidated financial statements) has been taken from or based entirely upon information provided to the Offeror by APIF or publicly available documents and records on file with the Canadian provincial securities regulators and other public sources at the time of the Offer.  With respect to this information, the Offeror has relied exclusively upon APIF without independent verification.  Although the Offeror has no knowledge that would indicate that any of the statements contained in the Offer Documents and provided by APIF or taken from or based on such public documents, records and sources are untrue or incomplete, none of the Offeror, its directors or officers was able to verify the accuracy or completeness of such information, and was not able to detect any failure by APIF to disclose facts, events or acts that may have occurred or come into existence or that may affect the significance or accuracy of any such information and that are unknown to the Offeror.  APIF has been involved in the preparation of the Offer Documents and has verified the information contained in the Offer Documents relating to APIF and its affiliates. Unless otherwise indicated, information concerning APIF is given as at September 14, 2009.

1.                                      Hydrogenics Corporation

The Offeror was incorporated on August 1, 1988 under the CBCA. The Offeror, together with its subsidiaries, designs, develops and manufactures hydrogen generation products based on water electrolysis technology and fuel cell products based on proton exchange membrane, or PEM, technology.  It commenced its fuel cell development activities in 1996.  The Offeror maintains operations in Belgium, Canada and Germany, operates in various geographical markets and is organized into four reportable business segments — OnSite Generation, Power Systems, Test Systems and Corporate and Other.

The Offeror’s registered and principal executive offices are located at 5985 McLaughlin Road, Mississauga, Ontario, L5R 1B8, Canada.

The Offeror is a reporting issuer or the equivalent in all provinces of Canada and files its continuous disclosure documents with the Canadian securities regulatory authorities and the SEC.  Such documents are available at the website of the Canadian securities regulatory authorities located at www.sedar.com and at the website of the SEC located at www.sec.gov.

2.                                      Documents Incorporated by Reference and Other Information

Documents Relating to the Offeror Incorporated by Reference

The following documents of the Offeror are attached in Appendix A and are specifically incorporated by reference into, and form an integral part of, this Circular:

(a)                                  the Annual Report on Form 20-F of the Offeror for the year ended December 31, 2008;

(b)                                 Amendment No. 1 to the Annual Report on Form 20-F of the Offeror for the year ended December 31, 2008;

(c)                                  the Annual Information form of the Offeror dated March 24, 2009;

(d)                                 the management proxy circular dated March 24, 2009 in connection with the Offeror’s annual and special meeting of the shareholders of the Offeror held on May 13, 2009;

(e)                                  unaudited comparative interim consolidated financial statements of the Offeror contained in the second quarter report to the shareholders of the Offeror as at and for the six months ended June 30, 2009 and 2008;

(f)                                    management’s discussion and analysis of financial condition and results of operations of the Offeror as at June 30, 2009 and for the six months ended June 30, 2009 and 2008;

(g)                                 extracts of the Offeror Proxy Circular; and

(h)                                the material change report of the Offeror dated July 22, 2009 in respect of the termination of the manufacturing and supply agreement dated August 9, 2006 between the Offeror and American Power Conversion.

The Offeror files annual reports on Form 20-F and furnishes reports on Form 6-K to the SEC under the rules and regulations that apply to foreign private issuers.  As a foreign private issuer, the Offeror and its shareholders are exempt from some of the reporting requirements of the Exchange Act, including the proxy solicitation rules, the rules regarding the furnishing of annual reports to stockholders and Section 16 short-swing profit reporting for its officers, directors and holders of more than 10% of its shares.  You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains a website at www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

Information has been incorporated by reference in the Offer to Purchase and this Circular from documents attached to this document.

Information Relating to APIF

The following information and documents of APIF, attached in Appendix B, are specifically incorporated by reference into, and form an integral part of, this Circular:

(a)                                  the information relating to APIF set out in Appendix B;

(b)                                 consolidated financial statements of APIF as at December 31, 2008 and 2007 and for the three year period ended December 31, 2008, together with the auditors’ report thereon;

(c)                                  reconciliation with United States Generally Accepted Accounting Principles as at and for the years ended December 31, 2008 and 2007;

(d)                                 management’s discussion and analysis of financial condition and results of operations of APIF as at and for the periods ended December 31, 2008, 2007 and 2006;

(e)                                  unaudited interim consolidated financial statements of APIF contained in the second quarter report to Unitholders for the six months ended June 30, 2009 and 2008; and

(f)                                    management’s discussion and analysis of financial condition and results of operations of APIF as at June 30, 2009, and for the six months ended June 30, 2009 and 2008.

Modification of Documents Incorporated by Reference

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for the purposes of the Offer to Purchase and this Circular, to the extent that a statement contained herein or in a subsequently filed document that is also or is deemed to be incorporated by reference herein modifies or supersedes such statement.  The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Offer to Purchase and this Circular.

3.                                      Recent Developments concerning the Offeror

The Offeror has been advised by NASDAQ that on September 15, 2009 it will receive formal notification that it is not in compliance with the minimum closing bid price requirement on NASDAQ, as identified in the “Risk Factors” section of the Offeror’s Annual Report on Form 20-F for the year ended December 31, 2008, which is attached in Appendix A and which is incorporated by reference herein. Commencing September 15, 2009, the Offeror will be given 180 days to regain compliance by having the bid price of its common shares close at $1.00 per share or more for a minimum of 10 consecutive business days prior to the end of the 180-day period.  If the Offeror fails to regain compliance, its common shares could be delisted from NASDAQ.

There have otherwise been no recent developments in the affairs of the Offeror other than as disclosed herein.

4.                                      Description of the Offeror Share Capital

The Offeror’s authorized capital consists of an unlimited number of Existing Hydrogenics Shares with no par value and an unlimited number of preferred shares with no par value issuable in series, of which 92,440,666 and 92,465,666 Existing Hydrogenics Shares and no preferred shares were issued and outstanding as of June 30, 2009 and September 14, 2009, respectively.

In January 2005, in connection with its acquisition of Stuart Energy, the Offeror issued 26,999,103 of the Existing Hydrogenics Shares in exchange for common shares of Stuart Energy (based on an exchange ratio of 0.74 Existing Hydrogenics Shares for each common share of Stuart Energy) for approximately $119.5 million.

As at December 31, 2005, there were 91,679,670 Existing Hydrogenics Shares outstanding.  During 2006, the Offeror issued 236,600 Existing Hydrogenics Shares for $0.4 million under the Offeror’s stock option plan (the “Option Plan”).  As at December 31, 2006, there were 91,916,466 Existing Hydrogenics Shares outstanding.  During 2007, the Offeror repurchased and cancelled 150,775 treasury shares for $0.2 million.  No shares were issued under the Option Plan during 2007.  As at December 31, 2007, there were 91,765,691 Existing Hydrogenics Shares outstanding.  In 2008, the Offeror issued 639,980 Existing Hydrogenics Shares for $0.1 million under the Option Plan.  As at December 31, 2008, there were 92,405,666 Existing Hydrogenics Shares outstanding.

Under the Plan of Arrangement, the Offeror Shares will be authorized and the Existing Hydrogenics Shares will be reclassified as “redeemable common shares”, pursuant to which such shares will be redeemed on the basis of one redeemable common share for one New Hydrogenics Share, resulting in the Offeror Shareholders ceasing to hold any shares in the Offeror upon completion of the Arrangement.

Stock Options

The Offeror has the Option Plan pursuant to which it grants options to certain employees and officers to purchase Existing Hydrogenics Shares at a fixed price.  The purpose of the Option Plan is to attract, retain and motivate key members of the Offeror’s team, to align incentives with the results realized by shareholders, and to provide competitive compensation arrangements that reward the creation of shareholder value over the long-term. APIF does not have a stock option plan. Upon completion of the Transaction, the Option Plan will be terminated. New Hydrogenics will adopt a stock option plan which mirrors the Option Plan.

The Option Plan provides that options will expire no later than 10 years from the grant date or, if that date occurs during a blackout period or other period during which an insider is prohibited from trading in the Offeror securities by its insider trading policy, 10 business days after the period ends, subject to certain exceptions.  Options will have an exercise price per share of not less than the closing price of the Existing Hydrogenics Shares on the TSX on the trading day before the option is granted.  Unless otherwise specified in a particular option agreement, options granted under the Option Plan will vest over three years with one third of the option grant vesting each year.

Issuances of options under the Option Plan are subject to the several restrictions.  No more than 10% of the Existing Hydrogenics Shares outstanding may be issued under the Option Plan and all other security based compensation arrangements in any one year period.  In addition, the number of Existing Hydrogenics Shares reserved for issuance pursuant to options granted to any one person under the Option Plan and all other security based compensation arrangements cannot exceed 5% of the outstanding Existing Hydrogenics Shares.

The aggregate number of Existing Hydrogenics Shares reserved for issuance pursuant to options granted to insiders under the Option Plan cannot exceed 10% of the outstanding Existing Hydrogenics Shares.  Further, within any one year period, insiders may not, in the aggregate, be issued under the Option Plan and all other security based compensation arrangements a number of Existing Hydrogenics Shares which exceeds 10% of the outstanding issue and no individual insider may be issued a number of Existing Hydrogenics Shares that exceeds 5% of the outstanding issue.

Currently there are 12,000,000 Existing Hydrogenics Shares reserved for issuance under the Option Plan representing approximately 13% of the total number of issued and outstanding Existing Hydrogenics Shares.

If an option holder’s employment or term as a director or consultant ceases as a result of the option holder’s death, retirement or disability or because of the sale of the company which employs the option holder, or to which the option holder is a director or consultant, all options vest immediately and may be exercised for 180 days (or, if earlier, to the end of the term).  If an option holder’s employment or term as a director or consultant is terminated without cause the option holder’s options which are vested or which would otherwise have vested within the reasonable or contractual notice period may be exercised for 90 days (or, if earlier, to the end of the term).  If an option holder’s employment or term as a director or consultant is terminated by voluntary resignation, vested options may be exercised for 90 days (or, if earlier, to the end of the term) and unvested options are cancelled. If an option holder’s employment or term as a director or consultant is terminated for cause, all options are immediately cancelled. Notwithstanding the foregoing, but subject to applicable securities laws, the Offeror’s Board of Directors may, in its discretion, permit the exercise of any or all options held by an option holder in the manner and on the terms authorized by the Offeror’s Board of Directors; provided that the board may not authorize the exercise of an option beyond 10 years from the date of grant, excluding any automatic extension for an expiry date which falls in a blackout period.

Options are non-transferable. The Offeror’s Board of Directors has the discretion to accelerate vesting and expiration of options in connection with a change of control of the Offeror, a sale of all or substantially all of the assets of the Offeror or a dissolution or liquidation of the Offeror. The Offeror’s Board of Directors may further take such steps it deems equitable and appropriate to adjust the number of Existing Hydrogenics Shares that may be acquired on the exercise of any options or the exercise price in the event that the Offeror effects a subdivision or consolidation of the Existing Hydrogenics Shares, any similar capital reorganization, payment of a stock dividend (other than in lieu of a cash dividend), or other change in capitalization of the Offeror, or upon any amalgamation, continuation, reorganization involving the Offeror, by exchange of Existing Hydrogenics Shares, by sale or lease of assets or otherwise, to preserve the proportionality of the rights and obligations of the option holders.

The Option Plan, as approved by the Offeror Shareholders and the Offeror’s Board of Directors, allows the human resources and corporate governance committee of the Offeror to grant directors, officers, eligible employees and consultants of the Offeror options to acquire Existing Hydrogenics Shares.

Upon completion of the Transaction, the Option Plan will be terminated.

Below is a summary of the outstanding options as of August 31, 2009.

Exercise Price			Awards Outstanding			Awards Exercisable
Low (C$)	High (C$)	Quantity	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price (C$)	Quantity	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price (C$)
0.28	0.29	84,000	0.399726	0.29	84,000	0.399726	0.29
0.30	1.00	3,123,052	9.17088	0.549123	373,281	8.528405	0.58
1.01	2.00	1,410,237	6.855284	1.230147	948,383	6.512481	1.259439
2.01	3.00	82,000	6.350412	2.193295	63,254	6.196643	2.194272
3.01	4.00	373,070	6.684323	3.374165	304,329	6.674706	3.375106
4.01	5.00	350,200	3.605681	4.36825	350,200	3.605681	4.36825
5.01	6.00	290,800	4.43391	5.607335	290,800	4.43391	5.607335
6.01	8.00	175,409	4.575288	6.612416	175,409	4.575288	6.612416
8.01	12.14	830,830	2.001375	9.242232	830,830	2.001375	9.242232
		6,719,598	6.901333	2.516776	3,420,486	4.921553	4.26846

5.                                      Memorandum and Articles of Association

Company Purpose

The Offeror’s restated articles of incorporation, together with any amendments thereto, which is referred to as the Offeror’s articles of incorporation, are filed with Industry Canada, pursuant to the CBCA.  The Offeror’s articles of incorporation do not have a stated purpose.

Directors

Pursuant to applicable Canadian law, the Offeror’s directors, in exercising their powers and discharging their duties must act honestly and in good faith with a view to the best interests of the Offeror.  They must also exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Pursuant to the provisions of the CBCA, a director who is party to a material contract or transaction with the Offeror, is a director or an officer or an individual acting in a similar capacity of a party to the contract or transaction, or who has a material interest in a party to a material contract or transaction with the Offeror must disclose to the Offeror the nature and extent of such interest in writing or request to have such interest noted in the minutes of meetings of the directors.  Furthermore, a director who has a material interest in a matter before the Offeror’s Board of Directors must refrain from voting on the matter unless the contract: is with one of the Offeror’s affiliates;  relates to the director’s remuneration as a director or officer of the Offeror; or relates to its indemnity or insurance for the Offeror’s officers and directors.

Pursuant to the CBCA, at least 25% of the Offeror’s directors must be resident Canadians. The CBCA also requires that the Offeror have not less than three directors, at least two of whom are not officers, directors or employees of the Offeror.  The Offeror currently has seven directors, six of whom are resident Canadians.  The Offeror’s articles of incorporation provide that the minimum size of its Board of Directors be three and the maximum size of its Board of Directors be twelve. The Offeror’s directors may, from time to time, determine the number of directors on the board by resolution, which is currently seven directors.  The Offeror’s articles of incorporation and its by-laws do not impose any other director qualification requirements.

Director Share Ownership Guidelines

The Offeror has established director share ownership guidelines that require each of its non-employee directors to hold Existing Hydrogenics Shares or deferred share units equal to five times the director’s annual cash retainer within three years of his initial appointment.  The General Motors nominee on the Offeror’s Board of Directors is not required to comply with these guidelines.

Given the recent decline in the price for the Existing Hydrogenics Shares, exacerbated by prevailing global economic and credit market conditions, the human resources and corporate governance committee of the Offeror has amended the guidelines to permit the value to be measured at either the year-end Existing Hydrogenics Share price, or a director’s acquisition cost of Existing Hydrogenics Shares.  The Offeror’s Board of Directors has approved this amendment and all directors are in compliance.

Further information on the Offeror’s Memorandum and Articles of Association can be found in Item 10, “Additional Information — Memorandum and Articles of Association” of the Offeror’s Annual Report on Form 20-F, which is attached in Appendix A and incorporated by reference herein.

6.                                      Price Range and Trading of the Existing Hydrogenics Shares

Existing Hydrogenics Shares

The Existing Hydrogenics Shares are listed and posted for trading on the TSX under the symbol “HYG” and on the NASDAQ under the symbol “HYGS”.

The following table sets forth the high and low sale prices (which are not necessarily the closing prices) and total trading volumes on the TSX for the periods indicated for the Existing Hydrogenics Shares, as reported by sources the Offeror believes to be reliable.

Toronto Stock Exchange

Period	High Price (C$/Existing Hydrogenics Share)	Low Price (C$/Existing Hydrogenics Share)	Total Volume

Monthly (12 month period prior to date hereof)
2008
August	1.53	1.13	1,569,996
September	1.40	0.60	2,627,567
October	0.98	0.63	624,988
November	0.95	0.50	671,737
December	0.60	0.365	863,467

2009
January	0.73	0.49	697,361
February	0.57	0.405	300,993
March	0.64	0.38	776,549
April	0.69	0.48	1,255,874
May	0.75	0.51	1,797,510
June	0.80	0.56	1,790,730
July	0.61	0.49	839,000
August	0.64	0.50	1,000,253
September 1-September 14	0.58	0.53	212,129

Annually (year ended)
2008	2.47	0.365	25,047,015
2007	1.73	0.90	18,265,630
2006	5.03	1.35	14,460,511
2005	6.45	2.93	14,235,094
2004	9.78	4.21	16,887,115

Quarterly (quarter ended)
2009
March 31	0.73	0.38	1,774,903
June 30	0.80	0.56	1,790,730

Period	High Price (C$/Existing Hydrogenics Share)	Low Price (C$/Existing Hydrogenics Share)	Total Volume
2008
March 31	1.05	0.51	5,360,445
June 30	1.99	0.50	6,948,585
September 30	2.47	0.60	10,577,793
December 31	0.98	0.365	2,160,192

2007
March 31	1.54	1.09	5,043,671
June 30	1.45	0.94	4,709,663
September 30	1.73	1.15	4,378,613
December 31	1.43	0.90	4,133,683

On June 11, 2009, the last trading day before the announcement of the Offer, the (i) twenty-day volume weighted average price of the Existing Hydrogenics Shares was C$0.63 per Existing Hydrogenics Share and the (ii) closing price of the Existing Hydrogenics Shares was C$0.78 per Existing Hydrogenics Share, in each case on the TSX.

The following table sets forth the high and low sale prices (which are not necessarily the closing prices) and total trading volumes on NASDAQ for the periods indicated for the Existing Hydrogenics Shares, as reported by sources the Offeror believes to be reliable.

NASDAQ

Period	High Price ($/Existing Hydrogenics Share)	Low Price ($/Existing Hydrogenics Share)	Total Volume

Monthly (12 month period prior to date hereof)
2008
August	1.63	1.08	14,891,800
September	1.31	0.55	13,956,600
October	0.92	0.51	5,941,900
November	0.82	0.38	4,990,250
December	0.49	0.32	3,901,010

2009
January	0.63	0.41	3,943,410
February	0.46	0.32	2,170,940
March	0.51	0.29	4,016,620
April	0.58	0.39	7,510,830
May	0.65	0.44	8,977,400
June	0.748	0.49	8,105,830
July	0.56	0.45	5,075,541
August	0.59	0.45	6,791,599
September 1-September 14	0.55	0.49	2,274,322

Annually (year ended)
2008	2.45	0.32	160,972,562
2007	1.65	0.84	100,344,750
2006	4.40	1.21	128,117,920
2005	5.38	2.50	90,377,848
2004	7.60	3.19	82,514,272

Quarterly (quarter ended)
2009

Period	High Price ($/Existing Hydrogenics Share)	Low Price ($/Existing Hydrogenics Share)	Total Volume
March 31	0.63	0.29	10,130,970
June 30	0.55	0.51	92,724

2008
March 31	1.07	0.49	19,951,730
June 30	1.95	0.50	44,592,168
September 30	2.45	0.55	81,595,504
December 31	0.92	0.32	14,833,160

2007
March 31	1.33	0.93	43,917,200
June 30	1.36	0.84	25,047,100
September 30	1.65	1.10	15,699,150
December 31	1.42	0.90	15,681,300

On June 11, 2009, the last trading day before the announcement of the Offer, the (i) twenty-day volume weighted average price of the Existing Hydrogenics Shares was $0.59 per Existing Hydrogenics Share and the (ii) closing price of the Existing Hydrogenics Shares was $0.72 per Existing Hydrogenics Share, in each case on NASDAQ.

7.                                      Major Shareholders

To the knowledge of the Offeror’s directors and officers, as of September 14, 2009, no person or company beneficially owns, directly or indirectly, or exercises control or direction over Existing Hydrogenics Shares carrying more than 5% of the voting rights attached to the Offeror’s outstanding Existing Hydrogenics Shares other than General Motors, which owned approximately 11,364,006 Existing Hydrogenics Shares, representing 12.3% of the Offeror’s outstanding Existing Hydrogenics Shares.

For so long as General Motors holds at least 10% of the Offeror’s outstanding Existing Hydrogenics Shares, in the event that any of the Offeror’s founders, Pierre Rivard, Joseph Cargnelli or Boyd Taylor, wish to transfer (i) all or substantially all of their Existing Hydrogenics Shares to any person, or (ii) any of their Existing Hydrogenics Shares to a person actively competing with General Motors in the automotive or fuel cell industry, he must first offer such shares to General Motors.  In addition, in the event that the Offeror issues additional equity securities or securities convertible into equity securities for cash consideration, the Offeror has granted General Motors the right to participate in such offering on a pro rata basis based on the fully diluted number of Existing Hydrogenics Shares that it holds.  General Motors’ pre-emptive right is subject to certain limited exceptions, including the issuance of Existing Hydrogenics Shares in connection with acquisitions.

The major Offeror Shareholders do not have voting rights different from those of its other shareholders.

As of September 14, 2009, U.S. residents held approximately 46,998,751 of the Offeror’s outstanding Existing Hydrogenics Shares.

8.                                      Selected Historical and Pro Forma Financial Information

Selected Historical Financial Information

The following table sets out selected historical financial information for the Offeror for the periods indicated.  The historical consolidated financial information is extracted from, and should be read in conjunction with, the unaudited interim and audited consolidated financial statements of the Offeror attached in Appendix A and incorporated by reference herein. As part of the Transaction, substantially all of the assets, liabilities and operations of the Offeror will have been transferred to New Hydrogenics which will not be owned by the Offeror.

HYDROGENICS CORPORATION
BALANCE SHEET DATA

(in thousands of US dollars, except for	As at June 30,		As at December 31,
share amounts)	2009	2008	2008	2007	2006	2005	2004
ASSETS

Current Assets
Cash and cash equivalents	$10,428	$23,763	$21,601	$15,460	$5,937	$5,394	$26,209
Restricted cash	1,255	5,994	1,130	—	—	—	—
Short-term investments	—	—	—	15,032	54,350	80,396	62,853
Accounts receivable	3,424	6,087	3,974	12,713	9,740	7,733	5,223
Grants receivable	384	1,025	505	850	1,901	1,909	2,437
Inventories	9,485	12,864	10,101	12,659	12,718	8,685	4,324
Prepaid expenses	832	1,085	1,161	1,077	1,539	2,353	1,400
	25,808	50,818	38,472	57,791	86,185	106,470	102,446
Deferred Charges	—	—	—	—	—	—	1,030
Restricted cash	235	—	—	—	—	—	—
Property, plant and equipment	3,538	4,505	4,082	4,847	5,435	5,682	5,286
Intangible assets	—	124	—	249	500	33,972	3,878
Goodwill	5,025	5,025	5,025	5,025	5,025	68,505	5,113
Other non-current assets	—	—	—	28	28	28	108
	$34,606	$60,472	$47,579	$67,940	$97,173	$214,657	$117,861
LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	$15,890	$18,313	$17,298	$18,166	$21,380	$14,918	$6,635
Unearned revenue	3,123	9,109	4,785	9,042	8,809	3,772	1,537
	19,013	27,422	22,083	27,208	30,189	18,690	8,172
Long-term debt	—	—	—	11	94	325	302
Deferred research and development grants	—	150	13	337	133	135	174
	19,013	27,572	22,096	27,556	30,416	19,150	8,648
Shareholders’ Equity
Common Shares	307,009	306,872	307,000	306,872	307,376	306,957	187,282
Warrants	—	—	—	—	—	—	4,722
Contributed surplus	16,510	16,017	16,300	15,606	13,718	11,847	2,155
Deficit	(301,427)	(285,742)	(291,420)	(277,101)	(249,033)	(118,274)	(80,900)
Accumulated other comprehensive loss	(6,499)	(4,247)	(6,397)	(4,993)	(5,304)	(5,023)	(4,046)
Total deficit and accumulated other comprehensive loss	(307,926)	(289,989)	(297,817)	(282,094)	(254,337)	(123,297)	(84,946)
	15,593	32,900	25,483	40,384	66,757	195,507	109,213
	$34,606	$60,472	$47,579	$67,940	$97,173	$214,657	$117,861
Weighted average number of shares	92,406,384	91,765,688	92,080,656	91,797,911	91,816,049	91,226,912	63,542,811

HYDROGENICS CORPORATION
STATEMENTS OF INCOME DATA

(in thousands of US dollars, except for	Six Months ended June 30,		Years ended December 31,
share and per share amounts)	2009	2008	2008	2007	2006	2005	2004
Revenues	$11,076	$19,501	$39,340	$37,990	$30,059	$37,191	$16,656
Cost of revenues	8,588	15,663	31,446	33,601	29,360	33,881	12,396
	2,488	3,838	7,894	4,389	699	3,310	4,260
Operating expenses
Selling, general and administrative	8,389	9,372	15,022	24,006	27,891	24,616	14,305
Research and product development	3,368	3,440	7,296	9,690	9,379	7,745	9,069
Windup of test equipment business	—	—	—	2,016	—	—	—
Amortization of property, plant and equipment	451	521	855	903	1,285	1,365	2,517
Amortization of intangible assets	—	125	249	251	7,139	8,429	8,510
Integration costs	—	—	—	—	—	1,123	(77)
Impairment of intangible assets and goodwill	—	—	—	—	90,834	—	3,693
	12,208	13,458	23,422	36,866	136,528	43,278	38,017

Loss from operations / Loss from continuing operations	(9,720)	(9,620)	(15,528)	(32,477)	(135,829)	(39,968)	(33,757)
Other income (expenses)
Gain on sale of assets	—	—	44	—	477	—	—
Loss on disposal of property, plant and equipment	—	—	—	(308)	—	—	—
Provincial capital tax	(153)	170	170	(127)	(42)	(91)	(260)
Interest, net	83	614	923	2,249	3,551	2,936	895
Foreign currency gains (losses)	(217)	194	188	2,617	904	(251)	(333)
	(287)	978	1,325	4,431	4,890	2,594	302
Loss before income taxes	(10,007)	(8,642)	(14,203)	(28,046)	(130,939)	(37,374)	(33,456)
Current income tax expense (recovery)	—	(1)	116	22	(180)	—	84
Net loss for the year	$(10,007)	$(8,641)	$(14,319)	$(28,068)	$(130,759)	(37,374)	(33,539)

Net loss per share / Net loss from continuing operations per share
Basic and diluted	$(0.11)	$(0.9)	$(0.16)	$(0.31)	$(1.42)	$(0.41)	$(0.53)
Shares used in calculating basic and diluted net loss per share	92,406,384	91,765,688	92,080,656	91,797,911	91,816,049	91,226,912	63,542,811

The Offeror has never declared or paid any cash dividends on the Existing Hydrogenics Shares.

The financial information of the Offeror presented in this Circular, attached in Appendix A and incorporated by reference herein has been prepared in accordance with Canadian GAAP.  Certain financial information under U.S. GAAP is as follows:

(in thousands of US dollars, except for share and per share	Six Months ended June 30,		Years ended December 31,
amounts)	2009	2008	2008	2007	2006	2005	2004
Revenues	$11,076	$19,501	$39,340	$37,990	$30,059	$37,191	$16,656
Loss from operations	$9,720	$9,620	$(15,440)	$(32,477)	$(120,058)	$(55,739)	$(33,780)
Loss from continuing operations	$9,720	$9,620	$(15,440)	$(32,477)	$(120,058)	$(55,739)	$(33,780)
Net loss for the year	$(9,939)	$(8,641)	$(14,231)	$(28,068)	$(114,988)	$(53,145)	$(33,562)
Total assets	$34,606	$60,472	$47,579	$67,940	$97,173	$198,881	$117,861
Net assets	$15,593	$32,900	$25,571	$40,384	$66,757	$179,736	$109,213
Shareholders’ Equity	$15,593	32,900	$25,571	$40,384	$66,757	$179,736	$109,213

Basic and fully diluted comprehensive net loss per share	$(0.11)	$(0.09)	$(0.15)	$(0.31)	$(1.26)	$(0.59)	$(0.53)
Weighted average number of shares used in calculating comprehensive loss per share	92,406,384	91,765,688	92,080,656	91,797,911	91,816,049	91,226,912	63,542,811

For a reconciliation of certain additional financial information related to the fiscal years ending December 31, 2008, 2007 and 2006, see “Note 23 — Differences Between Canadian and United States Accounting Principles” under the Notes to Consolidated Financial Statements, which can be found on page A-1-151 of the Annual Report on Form 20-F of the Offeror for the year ended December 31, 2008, as amended, which is attached in Appendix A and incorporated by reference herein.

Selected Pro Forma Financial Information of the Offeror

The unaudited pro forma consolidated financial statements of the Offeror which give effect to the Transaction are attached in Appendix C and incorporated by reference.  The unaudited pro forma adjustments are based upon the assumptions described in the notes to the unaudited pro forma consolidated financial statements, including that the Transaction is completed.  The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating or financial results that would have occurred had the Transaction actually occurred at the time contemplated by the notes to the unaudited pro forma consolidated financial statements.

You should read the following information in conjunction with, and the following information is qualified in its entirety by, (i) APIF’s audited consolidated financial statements and related notes, and APIF’s unaudited interim consolidated financial statements and related notes included in Appendix B, all of which are incorporated by reference herein, and (ii) the unaudited pro forma consolidated financial statements and accompanying notes included in Appendix C. You are also encouraged to read Section 16 of the Circular, “Anticipated Accounting Treatment”, for a discussion of the anticipated accounting treatment in connection with the Transaction.

The selected unaudited pro forma consolidated financial data of the Offeror is presented for illustrative purposes only and, therefore, is not necessarily indicative of the financial position or results of operations that might have been achieved had the transaction occurred on January 1, 2008 for income statement information and June 30, 2009 for balance sheet information, respectively. In addition, the selected unaudited pro forma consolidated financial data is not necessarily indicative of the results of operations or financial position of the Offeror in the future.

The following table sets forth certain unaudited pro forma financial information reflecting the completion of the Offer as if the transaction was completed on January 1, 2008 for income statement information and June 30, 2009 for balance sheet information, presented on a Canadian GAAP basis.  This selected pro forma information also reflects the impact of the CD Exchange Offers under two alternative scenarios.  Please see “Unaudited Pro Forma Consolidated Financial Statements of Hydrogenics”, attached at Appendix C and incorporated by reference herein, for additional information relating to the impact of the CD Exchange Offers.   The selected pro forma balance sheet information presented in the table presents the balance sheet information reflecting completion of the Offer and the CD Exchange Offers as if the transaction was completed on June 30, 2009.

	Unit Exchange		CD Exchange - Scenario I		CD Exchange - Scenario II
(In thousands of Canadian dollars, except per share amounts, in accordance with Canadian GAAP)	Pro Forma Six Months ended June 30, 2009	Pro Forma Year ended December 31, 2008	Pro Forma Six Months ended June 30, 2009	Pro Forma Year ended December 31, 2008	Pro Forma Six Months ended June 30, 2009	Pro Forma Year ended December 31, 2008
Operating revenues	$98,713	$213,796	$98,713	$213,796	$98,713	$213,796
Operating expenses	81,786	179,715	81,786	179,715	81,786	179,715
Earnings before undernoted	16,927	34,081	16,927	34,081	16,927	34,081
Interest expense	10,881	26,875	11,836	28,646	9,967	24,959
Interest, dividend income and other income	(2,285)	(7,023)	(2,285)	(7,023)	(2,285)	(7,023)
(Gain)/loss on derivative financial instruments	(8,703)	37,748	(8,703)	37,748	(8,703)	37,748
Income tax expense (recovery)	(2,922)	12,183	(2,922)	12,183	(2,483)	13,062
Minority interest	2,204	(3,142)	2,204	(3,142)	2,204	(3,142)
Net earnings from continuing operations	17,752	(32,560)	16,797	(34,331)	18,227	(31,523)
Net earnings	17,752	(32,560)	16,797	(34,331)	18,227	(31,523)
Basic net earnings from continuing operations per share	0.23	(0.43)	0.22	(0.46)	0.20	(0.36)
Diluted net earnings from continuing operations per share	0.23	(0.43)	0.22	(0.46)	0.20	(0.36)
Total Assets	1,012,666		1,012,666		1,012,666
Total Long Term Debt	444,695		438,820		401,569
Dividends per share	0.12	0.7494	0.12	0.7494	0.12	0.7494

The following table sets forth certain unaudited pro forma financial information reflecting the completion of the Offer as if the transaction was completed on January 1, 2008 and June 30, 2009, presented on a U.S. GAAP basis. This selected pro forma information also reflects the impact of the CD Exchange Offers under two alternative scenarios.  Please see “Unaudited Pro Forma Consolidated Financial Statements of Hydrogenics”, attached at Appendix C and incorporated by reference herein, for additional information relating to the impact of the CD Exchange Offers.  The selected pro forma balance sheet information reflecting completion of the Offer and the CD Exchange Offers presented in the table presents the balance sheet information as if the transactions were completed on June 30, 2009.

	Unit Exchange		CD Exchange - Scenario I		CD Exchange - Scenario II
(In thousands of Canadian dollars, except per unit amounts, in accordance with U.S. GAAP)	Pro Forma Six Months ended June 30, 2009	Pro Forma Year ended December 31, 2008	Pro Forma Six Months ended June 30, 2009	Pro Forma Year ended December 31, 2008	Pro Forma Six Months ended June 30, 2009	Pro Forma Year ended December 31, 2008
Operating revenues	$98,713	$213,796	$98,713	$213,796	$98,713	$213,796
Operating expenses	81,427	179,755	81,427	179,755	81,427	179,755
Earnings before undernoted	17,286	34,041	17,286	34,041	17,286	34,041
Interest expense	10,857	26,442	11,767	28,122	9,913	24,462
Interest, dividend income and other income	(2,285)	(7,023)	(2,285)	(7,023)	(2,285)	(7,023)
(Gain)/loss on derivative financial instruments	(8,703)	34,746	(8,703)	34,746	(8,703)	34,746
Income tax expense (recovery)	(2,774)	12,903	(2,774)	12,903	(2,335)	13,782
Minority interest	263	287	263	287	263	287
Net earnings from continuing operations	19,928	(33,314)	19,018	(34,994)	20,433	32,213
Net earnings	19,928	(33,314)	19,018	(34,994)	20,433	32,213
Basic net earnings from continuing operations per share	0.25	(0.43)	0.24	(0.45)	0.22	(0.36)
Diluted net earnings from continuing operations per share	0.25	(0.43)	0.24	(0.45)	0.22	(0.36)
Total Assets	1,018,456		1,018,456		1,017,917
Total Long Term Debt	449,039		443,685		405,619
Dividends per share	0.12	0.7494	0.12	0.7494	0.12	0.7494

Offeror Shares

The holders of Offeror Shares will be entitled to: dividends if, as and when declared by the Board of Directors of the Offeror; to one vote per share at meetings of the holders of Offeror Shares; and upon liquidation, dissolution or winding up of the Offeror to receive pro rata the remaining property and assets of the Offeror, subject to the rights of shares having priority over the Offeror Shares.  Following completion of the Transaction, the Offeror Shares will be listed and traded on the TSX.

Pro Forma Consolidated Capitalization

The following table sets forth the consolidated capitalization of APIF as presented under Canadian GAAP as at December 31, 2008 and June 30, 2009, and the pro forma consolidated capitalization of the Offeror after giving effect to the Transaction:

Designation (in millions of C$)	Authorized	As at December 31 2008	As at June 30, 2009 (before giving effect to the Transaction)	Pro Forma as at June 30, 2009 (after giving effect to the Unit Exchange)	Pro Forma as at June 30, 2009 (after giving effect to the Unit Exchange and CD Exchange Scenario I)	Pro Forma as at June 30, 2009 (after giving effect to the Unit Exchange and CD Exchange Scenario II)
Long Term Debt	—	$297,826	$291,335	$303,848	$303,848	$303,848
APIF Series 1 Debentures	—	$83,543	$83,818	$83,818	—	—
New Series 1A Debentures	—	—	—	—	$79,125	$41,873
APIF Series 2 Debentures	—	$56,884	$57,029	$57,029	—	—
New Series 2A Debentures	—	—	—	—	$55,848	$55,848
Trust Units	Unlimited	$722,215	$726,395	—	—	—
Offeror Shares	Unlimited	—	—	$726,395	$731,270	$798,118

Notes:

(1)

Following the Transaction, Unitholders will have exchanged their Trust Units for newly issued Offeror Shares.  The Unit Exchange column above gives effect to the Unit Exchange only and does not assume that the CD Exchange has occurred.

(2)

The CD Exchange Scenario I column in the above table gives effect to the assumption that all of the Series 1 and Series 2 Debentures are exchanged for New Series 1A and New Series 2A Debentures, and none of the Series 1 Debentures are exchanged for Offeror Shares.  Under the CD Exchange Offers, each C$1,000 par value of APIF Series 1 Debentures are exchanged for C$1,050 par value of New Series 1A Debentures, and each C$1,000 par value of APIF Series 2 Debentures are exchanged for C$1,000 par value of New Series 2A Debentures. Interest rates, term and conversion prices of the new debentures are modified from the APIF debentures.  Refer to the Unaudited Pro Forma Consolidated Financial Statements in Appendix C for additional information.

(3)

The CD Exchange Scenario II column in the table above gives effect to the assumption that the maximum amount of C$40 million of APIF Series 1 Debentures that are available for exchange are converted into additional Offeror Shares and the remaining APIF Series 1 Debentures being exchanged for New Series 1A Debentures at an exchange ratio of C$1,050 par value of New Series 1A Debentures for each C$1,000 par value of APIF Series 1 Debentures.  It is also assumed that all of the APIF Series 2 Debentures are exchanged for New Series 2A Debentures. Interest rates, term and conversion prices of the new debentures are modified from the APIF debentures.  Refer to the Unaudited Pro Forma Consolidated Financial Statements in Appendix C for additional information.

(4)

Pro forma long term liabilities are increased as a result of the contribution to capital and the estimated transaction costs aggregating approximately C$13.8 million after consideration of costs incurred and recorded in the historical financial statements of APIF up to June 30, 2009.

9.             Comparison of Rights

On completion of the Transaction, Unitholders will receive shares of the Offeror in exchange for their Trust Units. While APIF is an open-ended trust established under the laws of the Province of Ontario and governed by the APIF Trust Declaration, the Offeror is a corporation incorporated under the CBCA and the rights of the shareholders of the Offeror are governed by the CBCA and the articles of incorporation and by-laws of the Offeror.

The following is a summary of certain key differences between the rights of a shareholder of the Offeror and the rights of a Unitholder.  This summary is qualified in its entirety by reference to the full text of the Offeror’s articles of incorporation and its by-laws, both as currently in effect and as will be in effect at the completion of the Transaction, the APIF Trust Declaration and the full text of the CBCA.  Unitholders should also consult their legal or other professional advisors with regard to the implications of the Unit for share exchange contemplated by the Transaction which may be of importance to them.

Authorized Units/Shares

•      Under the APIF Trust Declaration, the aggregate number of Trust Units which is authorized and may be issued is unlimited.

•      The Offeror’s articles of incorporation authorize the issuance of an unlimited number of preferred shares, issuable in series and an unlimited number of common shares.  The Offeror will also be creating a new class of common shares, the Offeror Shares, in connection with the Plan of Arrangement, to be issued to Unitholders pursuant to the Offer. Following completion of the Transaction, the proposed new Board of Directors of the Offeror intends to amend the articles of incorporation of the Offeror to remove the preferred shares issuable in series from the Offeror’s articles.

Voting Rights

•      Under the APIF Trust Declaration, all Trust Units rank among themselves equally and rateably without discrimination, preference or priority.  Each Unit entitles the holder or holders of that Unit to one vote on a poll vote at any meeting of Unitholders.

•      The Offeror’s articles of incorporation provide that each holder of the Offeror’s common shares is entitled to receive notice of and to attend all meetings of shareholders of the Offeror and to vote thereat, except meetings at which only holders of a specified class of shares or specified series of shares are entitled to vote.  Each holder of common shares of the Offeror is entitled to one vote in respect of each common share held by such holder.  The Offeror’s existing common shares will be redeemed pursuant to the Transaction.  The Offeror Shares will have rights substantially the same as those for the existing common shares.

•      Subject to the CBCA, the directors of the Offeror may fix, before the issue thereof, the designation, rights, privileges, restrictions and conditions attaching to the Offeror’s preferred shares of each series, including any voting rights.

Dividends and Other Distributions

•      The amount of distributable cash to be distributed annually per Trust Unit is determined in accordance with the formula provided in the APIF Trust Declaration.  Where the Trustees determine that APIF does not have available cash in an amount sufficient to make payment of the full amount of any distribution which has been declared to be payable on the due date for such payment, the payment may, at the option of the Trustees, include the pro rata issuance of additional Trust Units, or fractions of Trust Units, if necessary, having a value equal to the difference between the amount of such distribution and the amount of cash which has been determined by the Trustees to be available for the payment of such distribution.  Monthly distributions are made to Unitholders of record on the last day of each month and are expected to be paid on or before 45 days thereafter without interest or penalty.

•      The Offeror’s articles of incorporation state that the holders of common shares of the Offeror are entitled, subject to the rights attaching to any other class or series of shares, to receive any dividend declared by the Offeror.  The Offeror Shares will have the same entitlement to dividends.

Right of Conversion and Redemption

•      Under the APIF Trust Declaration, each Unitholder is entitled to require APIF to redeem at any time or from time to time at the demand of the Unitholder all or any part of the Trust Units registered in the name of the Unitholder at prices determined and payable in accordance with the conditions provided in the APIF Trust Declaration.

•      Following completion of the Transaction, the proposed new Board of Directors of the Offeror intends to amend its articles of incorporation to remove the preferred shares issuable in series from the Offeror’s articles, and therefor any rights of conversion or redemption associated with such shares (none of which are outstanding).

Unitholders’/Shareholders’ Meetings

•      Under the APIF Trust Declaration, Unitholders’ meetings are to be held at any place in Canada as determined by the Trustees.  An annual meeting of Unitholders is to be held each year on a day on or before June 30th.  Furthermore, the APIF Trust Declaration provides that a special meeting of Unitholders may be called at any time by the Trustees and shall be called by the Trustees upon a written request of Unitholders holding in the aggregate not less than 10% of the Trust Units then outstanding.

•      Under the Offeror’s by-laws, a shareholders’ meeting may be held at any place within or outside Canada as the board of directors may determine.  Furthermore, the CBCA states that an annual meeting of shareholders is to take place no later than eighteen months after the corporation comes into existence and subsequently, not later than fifteen months after holding the last preceding annual meeting but not later than six months after the end of the corporation’s preceding financial year.  The directors of the Offeror may also call a special meeting at any time and are required to call a meeting if holders of not less than 5% of the issued shares that carry the right to vote at the meeting sought to be held requisition the directors to call a meeting of shareholders for the purposes stated in such requisition.

Notice of Unitholders’/Shareholders’ Meetings

•      Under the APIF Trust Declaration, notice of all meetings of Unitholders shall be given at least 21 days and not more than 50 days before such meeting.  Notwithstanding the foregoing, a meeting of Unitholders may be held at any time without notice if all the Unitholders have waived the notice requirement.

•      The Offeror’s by-laws also provide that a notice of meetings of shareholders shall be given not less than 21 days and nor more than 50 days before the meeting.  Under the CBCA, a shareholder or any other person entitled to attend a meeting of shareholders may in any manner waive notice of a meeting of shareholders.

•      The notice of meeting under the terms of the APIF Trust Declaration and the CBCA is required to specify the time when, and the place where, such meeting is to be held and shall specify the nature of the business to be transacted at such meeting in sufficient detail to permit a Unitholder or a shareholder to form a reasonable judgment thereon, together with the text of any extraordinary or special resolution proposed to be passed.

Record Date for Voting

•      Under the APIF Trust Declaration, the Trustees may fix a date not less than 21 days and not more than 50 days prior to the date of any meeting of Unitholders as a record date for the determination of Unitholders entitled to vote at such meeting.  If the Trustees do not fix a record date for any meeting of Unitholders, the record date for such meeting shall be the date upon which notice of the meeting is given.

•      Similarly, under the CBCA, the directors may fix a date not less than 21 days but not more than 60 days before the date of the meeting.  If no record date is fixed by the directors, the record date for such meeting shall be the close of business on the day immediately preceding the day on which the notice is given or if no notice is given, the day on which the meeting is held.

Quorum

•      Under the APIF Trust Declaration, a quorum for a Unitholder meeting consists of two or more individuals present in person or represented by proxy.  If at an adjourned meeting, and where the previous meeting was adjourned due to a lack of quorum, a quorum is again not present, Unitholders present either personally or by proxy shall form a quorum, and any business may be brought before or dealt with at such adjourned meeting.

•      Under the Offeror’s by-laws, a quorum for a shareholder meeting is two persons present in person or by proxy holding in the aggregate not less than 25% of the outstanding shares of the Offeror entitled to vote at the meeting.

Unitholder/Shareholder Proposals and Nominations

•      The APIF Trust Declaration is silent with respect to Unitholders’ rights to make proposals and put forward nominations for the election of Trustees.

•      However, under the CBCA, a registered or beneficial owner of (i) one per cent of the total number of outstanding voting shares of the Offeror as of the day on which the shareholder submits a proposal or (ii) voting shares whose fair value, as determined as at the close of business on the day before the shareholder submits the proposal to the Offeror, is at least $2,000, is entitled to submit to the Offeror a notice of any matter that the person proposes to raise at a meeting.  Also, a shareholder of the Offeror may, subject to certain exceptions, include nominations for the election of directors if such proposal is signed by one or more holders of shares representing not less than five per cent of the Offeror’s shares or five per cent of the shares of a class of shares of the Offeror entitled to vote at the meeting.

Unitholder/Shareholder Actions without a Meeting

•      Under the APIF Trust Declaration, a resolution in writing executed by Unitholders holding 66 2/3% of the outstanding Trust Units is as valid and binding as if such Unitholders had exercised at that time all of the voting rights to which they were then entitled in favour of such resolution at a meeting of Unitholders duly called for that purpose.

•      Under the CBCA, a resolution in writing signed by all of the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders.

Unitholders’/Shareholders’ Rights to Examine Books and Records; Unitholder/Shareholder Lists

•      Under the APIF Trust Declaration, each Unitholder has the right to obtain, on demand and on payment of reasonable reproduction costs, a copy of the APIF Trust Declaration and a list of Unitholders for purposes connected with APIF.

•      Under the CBCA, shareholders of the Offeror have the right to examine the corporate records, including the articles, by-laws, minutes of meetings, resolutions and a securities register of the Offeror, during the usual business hours of the Offeror.  Also, upon receipt of an affidavit, the Offeror is required to provide a list of shareholders of the Offeror to the requesting shareholder setting out the names, number of shares owned and addresses of the Offeror’s registered shareholders.

Amendments of Governing Instruments

•      The provisions of the APIF Trust Declaration may only be amended by an extraordinary resolution at a meeting of Unitholders or by a written resolution by the affirmative votes of the holders of not less than 66 2/3% of the Trust Units represented at the meeting or 66 2/3% of the outstanding Trust Units, respectively.

•      Under the CBCA, specific amendments to the articles of incorporation must be authorized by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of that resolution.  In addition, the holders of shares of a class or series are entitled to vote separately as a class or a series on proposals to amend the articles with respect to specific changes related to that class of shares or a class having rights or privileges equal or superior to the shares of that class.  Amendments or changes to the Offeror’s by-laws require the approval of a majority of the votes cast by the shareholders who vote in respect of that resolution.

Vote on Amalgamation and Sale of Assets

•      Under the APIF Trust Declaration, a sale of APIF’s assets as an entirety or substantially as an entirety other than as part of an internal reorganization must be approved by an extraordinary resolution at a meeting of Unitholders by the affirmative votes of the holders of not less than 66 2/3% of the Trust Units represented at the meeting and voted on the resolution.

•      Under the CBCA, an amalgamation of the Offeror and a sale, lease or exchange of all or substantially all the property of the Offeror other than in ordinary course of business of the Offeror requires the approval of not less than two-thirds of the votes cast by the shareholders who voted in respect of that resolution.

Pre-emptive Rights

•      The APIF Trust Declaration does not provide pre-emptive rights to Unitholders.

•      Under the CBCA, if the corporation’s articles so provide, no shares of a class shall be issued unless the shares have first been offered to the shareholders holding shares of that class.  The Offeror’s articles do not provide for any pre-emptive rights.

Take-over Bids

•      The APIF Trust Declaration provides that if a take-over is made and not less than 90% of the Trust Units are taken up and paid for, the party making the offer will be entitled to acquire the remaining Trust Units held by Unitholders who did not accept the offer on the terms of the take-over bid.

•      Similarly, under the CBCA, if within 120 days after the date of a take-over bid, the bid is accepted by the holders of not less than 90% of the shares, other than shares held at the date of the take-over bid by or on behalf of the offeror or an affiliate or associate of the offeror, the offeror is entitled, on complying with the terms and conditions of the CBCA, to acquire the shares held by the dissenting offerees.

Appraisal and Dissent Rights

•      The APIF Trust Declaration does not provide Unitholders with appraisal or dissent rights.

•      Under the CBCA, shareholders have the right to dissent, if the Offeror is subject to an order that affects the holder or if the Offeror resolves to amend its articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class, amend its articles to add, change or remove any restriction on the business that the Offeror may carry on, amalgamate other than by vertical or horizontal short-form amalgamation, be continued under the laws of any other jurisdiction, sell, lease or exchange all or substantially all of its property other than in the ordinary course of business or carry-out a going private transaction or a squeeze-out transaction, and receive payment of the fair value of their shares.  In addition, a holder of any adversely affected shares has the right to dissent and receive payment for such shares if the Offeror amends its articles to affect the rights of such shares in ways specified in the CBCA.

Derivative Action

•      The APIF Trust Declaration does not provide Unitholders with rights of derivative action.

•      Under the CBCA, a registered holder or beneficial owner, a former registered holder or beneficial owner of a security of the Offeror or any of its affiliates, a director or an officer, a former director or officer of the Offeror or any of its affiliates, the Director appointed under the CBCA or any other person who, in the discretion of a court, is a proper person to make an application, may apply to a court for leave to bring an action in the name and on behalf of the Offeror or any of its subsidiaries, or intervene in an action, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate.  No action may be brought and no intervention in an action may be made unless the court is satisfied that the complainant has given notice to the directors of the Offeror of the complainant’s intention to apply to the court within a specified time period, the complainant is acting in good faith and it appears to be in the interests of the Offeror or its subsidiary that the action be brought, prosecuted, defended or discontinued.  In connection with such an action, the court has the power to make any order it thinks fit.

Anti-Takeover Provisions

•      Certain provisions of the APIF Trust Declaration may have anti-takeover effects, including the right of Trustees to issue Trust Units at the times, to the persons, for the consideration and on the terms and conditions that the Trustees determine.

•      The Offeror’s articles of incorporation also contain provisions that may have anti-takeover effects, including the authorization for the directors to issue an unlimited number of preferred shares with such voting powers, designations, preferences and other rights as may be determined by the directors.

Unitholder/Shareholder Rights Plans

•      APIF has currently in place a rights plan which was approved by the Unitholders at an annual and special meeting held on April 24, 2008.  The rights plan creates a right (which may only be exercised if a person acquires control of 20% or more of the Trust Units) for each Unitholder, other than the person that acquires 20% or more of the Trust Units, to acquire additional Trust Units at one-half of the market price at the time of exercise.  The rights plan significantly dilutes the holdings of the person that acquires 20% or more of the Trust Units and practically prevents that person from acquiring control of 20% or greater of the Trust Units unless the rights plan is withdrawn or the person makes a permitted bid (as defined in the rights plan).  The most common approaches that a buyer may take to have a rights plan withdrawn are to negotiate with the Trustees to have the rights plan waived, or to apply to a securities commission to order withdrawal of the rights plan.  The Trustees have agreed to waive the application of the rights plan in connection with the Offer, the Compulsory Acquisition and the CD Exchange Offers.

•      The Offeror does not currently have a shareholder rights plan.

Head/Registered Office

•      Under the APIF Trust Declaration, the head office of APIF is to be located in Toronto, Ontario, or such other place in Canada as the Trustees designate.

•      Under the CBCA, a corporation’s registered office shall be in the province in Canada specified in its articles and may be relocated within such province by resolution of the directors.  The Offeror’s articles specify the province of Ontario as the location for its registered office.

Number of Trustees/Directors

•      Under the APIF Trust Declaration, the number of Trustees shall be no more than seven and no less than one trustee with the number within this range being fixed by resolution of the Trustees.  The APIF Trust Declaration prohibits non-residents of Canada (as that term is defined in the Income Tax Act (Canada)) from acting as Trustees.

•      Under the CBCA, a distributing corporation shall have not fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates.  The Offeror’s articles of incorporation further specify that the minimum number of directors is to be three and the maximum is nine and that the directors are authorized to determine, within this range, the number of directors of the Offeror by resolution. The CBCA also requires that at least twenty-five per cent of the directors of a corporation, and if there is less than four directors, at least one director, must be resident Canadian.

Quorum - Trustees’/Directors’ Meetings

•      Under the APIF Trust Declaration, the quorum for a trustee meeting consists of one Trustee for so long as there is only one Trustee, or at any time there is more than one Trustee, two Trustees or such greater number of Trustees as the Trustees may from time to time determine.

•      The CBCA and the by-laws of the Offeror provide that the quorum at a meeting of directors consists of a majority of the directors.  The CBCA also requires that 25% of the directors present at the meeting (or at least one if less than four directors are appointed) are resident Canadians.

Trustees’/Directors’ Meetings by Telephone

•      Under the APIF Trust Declaration, with the consent of the chairman of the meeting or a majority of the other Trustees present at the meeting, a Trustee may participate in a meeting of Trustees by means of a telephone or other communication facilities that permit all persons participating in the meeting to hear each other.

•      Similarly, the CBCA provides that a director may, if all the directors of the corporation consent, participate in a meeting of directors by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting.

Removal of Trustees/Directors

•      Under the APIF Trust Declaration, the Unitholders may, by resolution approved by a majority of the votes cast at a meeting of Unitholders, remove any Trustee or Trustees from office.

•      Similarly, under the CBCA, shareholders of a corporation may by ordinary resolution at a meeting of shareholders remove any director or directors from office.

Standard of Care of Trustees/Directors

•      Under the APIF Trust Declaration, Trustees are required to act honestly and in good faith with a view to the best interests of APIF and in connection therewith shall exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

•      Similarly, under the CBCA and the Offeror’s by-laws, every director and officer of the Offeror in exercising their powers and discharging their duties is to act honestly and in good faith with a view to the best interests of the Offeror and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Limitation of Liability

•      Under the APIF Trust Declaration, Trustees, officers and agents of APIF are not liable to any Unitholder for any action taken in good faith in reliance on any documents that are, prima facie, properly executed, for any depreciation of, or loss to, APIF incurred by reasons of the sale of any security, for the loss or disposition of monies or securities, or for any other action or failure to act, except for a breach of the standard of care, diligence and skill set out under the APIF Trust Declaration.  The Trustees are also not liable for any action or refusal to act based on the advice of an appropriate expert or advisor retained by the Trustees.

•      The Offeror’s by-laws provide that, subject to the standard of care required of directors and officers under the CBCA, no director or officer shall be liable for the acts, omissions, failures, neglects or defaults of any other director, officer or employee, or for any loss, damage or expense occurring due to insufficiency or deficiency of title to any property acquired for or on behalf of the Offeror, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Offeror are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Offeror are deposited, or for a loss occasioned by any error of judgment or oversight on the part of such director or officer, or for any other loss, damage or misfortune or oversight on the part of such director of the duties of office or in relation thereto.

Indemnification of Trustees/Directors

•      The APIF Trust Declaration provides that each Trustee, former Trustee, officer and former officer of APIF shall be entitled to be indemnified and reimbursed out of the assets of APIF in respect of the performance of their duties provided that these parties did not breach the duties and standard of care provided for in the APIF Trust Declaration.

•      Under the CBCA and the Offeror’s by-laws, the Offeror agrees to indemnify its directors and officers, its former directors and officers and such directors’ or officers’ heirs and legal representatives, against all costs, charges and expenses, reasonably incurred by such party due to being or having been a director or officer of the Offeror.  However, similar to the APIF Trust Declaration, a corporation may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the corporation and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

Ownership Limitation

•      The APIF Trust Declaration provides that at no time may non-resident Canadians be the beneficial owners of a majority of the Trust Units.  There is no such restriction on share ownership under the CBCA.

10.          Algonquin Power Income Fund

APIF is an open-ended trust established under the laws of the Province of Ontario by the APIF Trust Declaration. The principal and head office of APIF is located at 2845 Bristol Circle, Oakville, Ontario, L6H 7H7, Canada and its telephone number is (905) 465-4500.

For more information relating to APIF, see Appendix B, beginning at page B-1-1, which is incorporated by reference into this Circular.

11.          Price Range and Trading of Trust Units

The Trust Units are listed and posted for trading on the TSX under the symbol “APF.UN”.  See the table set out in Appendix B, beginning at page B-1-2, which is incorporated by reference into this Circular, for the volume and price range of the Trust Units on the TSX for the periods indicated in such table.

12.          Major Unitholders

For information relating to the major unitholders of APIF, see Appendix B, beginning at page B-1-3, which is incorporated by reference into this Circular.

13.          Selected Financial Data

See the tables set out in Appendix B, beginning at page B-1-3, which is incorporated by reference into this Circular, for selected financial data of APIF.

14.          Distribution Policy of APIF

See the table set out in Appendix B, beginning at page B-1-6, which is incorporated by reference into this Circular, for a summary of the amount of cash distributions made by APIF since inception.

15.          Background to and Reasons for the Offer

Summary of Transaction

In 2008 management of the Offeror concluded that the Offeror’s current operations may not generate sufficient cash flow to fund its business plans and, in the interest of addressing such shortfall, determined that pursuit of a non-traditional, non-dilutive financing would be in the best interests of its shareholders.  Through the historic conduct of its business, the Offeror has accumulated significant non-capital losses and other tax attributes that the Offeror’s Board of Directors believed could be effectively utilized in the execution of such a non-traditional financing strategy.  As a result of the enactment of certain changes to the Canadian Income Tax Act in 2007 entities such as APIF have the incentive to make efficient use of the historic tax attributes accumulated by the Offeror.  Consequently, in early 2009, APIF was identified by the Offeror and its advisors as a possible candidate with whom to pursue such a financing transaction.

The Offeror, the Board of Trustees and the Manager have agreed upon the terms of a series of transactions and agreements more specifically described in this Circular, following the completion of which: (i) the shareholders of the Offeror will have the ability to continue pursuing the existing business of the Offeror with the benefit of approximately C$10.8 million of gross proceeds generated through these transactions; and (ii) the unitholders of APIF will continue to hold their interest in APIF as shareholders of a publicly traded Canadian corporation, which corporation will have ability to make efficient use of the accumulated tax attributes of the Offeror in the continued execution of the APIF business plans.

Background to the Offer

Offeror’s Background to and Reasons for the Offer

During the past two years, management of the Offeror has made significant progress in streamlining the Offeror’s operations, increasing revenues and achieving profitability in the Onsite Generation business.  Management of the Offeror has adjusted the size of the organization and significantly reduced the overall cost structure to position the Offeror for sustainable growth.  Management of the Offeror has focused resources on product development and market engagement initiatives with original equipment manufacturers (OEMs), oil and gas companies and electrical utilities throughout the world.  However, despite these achievements, the Offeror continues to sustain losses and negative cash flows from operations, and has done so since its inception.  While solvent now, management of the Offeror does not expect the Offeror’s operations to generate sufficient cash flow to fund its obligations as they come due in the future.  As a result of the expected use of existing cash resources, management of the Offeror anticipates requiring additional funding to meet the Offeror’s anticipated obligations.

In spring 2008, management of the Offeror engaged a number of financial advisors to explore potential financing opportunities that may be available to the Offeror. During the course of these engagements, approximately 150 institutional investors, private equity and venture capital firms were contacted with 60 parties signing confidentiality agreements and more than 30 parties participating in management presentations with respect to a potential private placement of the Offeror’s securities. Ultimately, however, management of the Offeror felt that the terms proposed by a number of potential investors were not on terms favourable enough to pursue. Market conditions during this period also further eroded, which made such financing more difficult to secure.

In order to improve the Offeror’s chances of securing funding, the Offeror filed a base shelf prospectus in Canada and a registration statement on Form F-10 in the U.S. in September 2008 that provided it with the flexibility to complete a financing in Canada and the U.S. by way of debt, equity or a hybrid instrument, depending on investor interest.  Given the continued deterioration of the global economic and credit market conditions in 2008 and 2009, however, the Offeror was not able to access financing in the capital markets.  As such, the Offeror’s Board of Directors authorized management to pursue non-traditional sources of financing, including opportunities to monetize a portion of the Offeror’s accumulated tax losses, as the Offeror is not expected to be in a position to use such tax losses for the foreseeable future and/or other non-dilutive financing transactions.

Background to Completion of Negotiations

On December 19, 2008, management engaged Genuity to assess financing alternatives that might be available to the Offeror.  As a result, Genuity initiated contact with more than 50 parties who expressed an interest in considering a non-dilutive financing transaction. A number of these parties signed confidentiality agreements to further discussions and to gain access to certain non-public financial and operating information of the Offeror.  Certain of these parties engaged in active discussions with the Offeror about a potential non-dilutive financing transaction.

Genuity advised management of the Offeror that APIF would make an appropriate counterparty for the financing transaction being sought by the Offeror and, in December 2008, Daryl Wilson, the Chief Executive Officer of the Offeror met informally with senior executives of APIF to discuss the mutual objectives of the parties in structuring a transaction.

In early January 2009, Genuity formally contacted senior executives of APIF to solicit APIF’s potential interest regarding the non-dilutive financing being sought by the Offeror.  As part of the interest solicitation process, the Offeror entered into a confidentiality agreement with Algonquin Power Fund (Canada) Inc. on February 3, 2009.

On February 13, 2009, Algonquin Power Trust,  a trust the sole beneficiary of which is APIF, provided Genuity with a preliminary indication of interest regarding a transaction.

On or about February 17, 2009, representatives of Genuity met telephonically with senior executives of APIF to solicit clarifications regarding certain aspects of the preliminary indication of interest previously provided.  Following such call, senior management of the Offeror determined that common ground existed with respect to the terms of a potential transaction and representatives of Genuity advised Ian Robertson, a senior executive with the Manager, of same.  On or about February 24, 2009, the Manager commenced an initial due diligence review of the information provided in respect of the Offeror.

On or about March 17, 2009, the Offeror received the Manager’s final proposal regarding the detailed economic and other terms upon which the Manager felt the Board of Trustees would be prepared to support the non-dilutive financing being sought by the Offeror.  The terms included a proposal to restructure the Offeror which would satisfy, among several other business objectives which the Manager had advised the Offeror were strategic to APIF’s long term business plan, the objective of enabling the Unitholders to avail themselves of certain tax attributes of the Offeror.

On or about April 2, 2009, Lawrence E. Davis, Chief Financial Officer of the Offeror, together with legal and tax advisors of the Offeror met with Ian Robertson, Chris Jarratt and Jeff Norman, senior executives of APIF, and APIF’s legal and tax advisors, to discuss the terms of the proposed transaction and prepare an initial schedule for completion of activities.

On April 13, 2009, the Offeror and APIF entered into an exclusivity agreement to further pursue discussions regarding a potential transaction.

Following the completion of the exclusivity agreement, discussions continued between the Offeror and the Manager and their respective legal and tax advisors, with respect to the structure of and agreements required by the Transaction during April and May, 2009.  During these discussions, the Manager advised the Offeror that its preferred approach was to proceed with an exchange of Trust Units for Offeror Shares by way of a take-over bid.  The Offeror advised the Manager that it preferred to complete the contemplated restructuring by way of the Arrangement contemporaneously with such Trust Unit for share exchange.

The initial draft of the Support Agreement was prepared by legal advisors for APIF and was delivered to the legal advisors of the Offeror on or about May 27, 2009.

On June 11, 2009, the Board of Directors of the Offeror met to review and approve the Support Agreement and related transaction documents.  On the same date, the Manager advised the Offeror that the Board of Trustees had met and approved execution of the Support Agreement.

On June 11, 2009, the Offeror, New Hydrogenics and the Board of Trustees entered into the Support Agreement providing, among other things, for the terms and conditions of the Arrangement, the Offer and the CD Exchange Offers.

Contemporaneously with the execution and announcement of the Support Agreement between the Offeror, the Board of Trustees and New Hydrogenics, the Offeror and the Manager entered into the Expense Reimbursement Agreement, which provides for the payment by one party to the other of professional advisory costs and expenses incurred by such other party in connection with the transactions contemplated by the Support Agreement, to a maximum amount of C$1.0 million if the transactions contemplated in the Support Agreement fail to close under certain circumstances.

On July 27, 2009, the Offeror held a special meeting of shareholders to consider the Plan of Arrangement and vote upon the Offeror Resolution. The Offeror Resolution was approved by approximately 99% of the votes cast by shareholders present in person or represented by proxy at the Offeror Meeting.

On July 27, 2009, APIF held the APIF Meeting to consider, among other things, the Amendment Resolution. The Amendment Resolution was approved by approximately 98% of the votes cast by Unitholders present in person or represented by proxy at the APIF Meeting.

Also on July 27, 2009, APIF convened the APIF Debenture Meeting, which meeting was adjourned to and held on August 17, 2009, to consider, and vote upon, the Debenture Amendment Resolution. The Debenture Amendment Resolution was approved by holders of approximately 99% of the principal amount of Debentures, represented in person or by proxy at the APIF Debenture Meeting.

On July 29, 2009, the Offeror obtained the Final Order from the Court.

Background to and Reasons for the Board of Trustees Supporting the Offer

APIF owns and operates a diversified portfolio of electric generation and utility distribution assets, with a strong emphasis on renewable energy and sustainable infrastructure investments.

The Canadian Federal government’s announcement on October 31, 2006 and subsequent enactment of the SIFT Rules regarding the taxation of income trusts along with the subsequent growth limitations placed on trusts has made it more challenging for APIF to grow organically and by acquisition.  The Board of Trustees had been examining options available to it to lessen the impact of the SIFT Rules and believes that an exchange of Trust Units for shares of a corporation as contemplated in the Support Agreement prior to 2011 is beneficial to its Unitholders.

Completion of the transaction will result in the Unitholders indirectly holding their interest in APIF as shareholders of a publicly traded corporation that will wholly-own APIF and will be a reporting issuer.  Upon completion of the Transaction, the Offeror will change its name to “Algonquin Power Inc.” or such other name as may be determined by the Trustees, other than a name containing “Hydrogenics”.

Support Agreement

This section of the Circular describes the material provisions of the Support Agreement and may not contain all of the information about the Support Agreement that is important to a particular Unitholder.  The Support Agreement is attached in Appendix D and is incorporated by reference herein. Unitholders are encouraged to read the Support Agreement in its entirety.

On June 11, 2009, the Offeror, New Hydrogenics and the Board of Trustees entered into the Support Agreement pursuant to which, among other things, the Offeror agreed to make the Offer contained herein and the CD Exchange Offers to be contained in the Debenture Circular.

The conditions contained in the Support Agreement to the Offeror completing the Offer are described in Section 5 of the Offer to Purchase, “Conditions of the Offer”.

Pursuant to the Support Agreement, the Board of Trustees called the APIF Meeting on July 27, 2009 for the purpose of considering the Amendment Resolution.  In addition, pursuant to the Support Agreement, the Offeror called the Offeror Meeting on July 27, 2009 for the purpose of considering the Offeror Resolution.

Pursuant and subject to the terms of the Support Agreement:

(a)                                  the Board of Trustees shall make arrangements prior to the Expiry Time, such that, the Offeror will be provided with funds in the amount of approximately C$10.8 million (the “Initial Liability Amount”), which amount will be paid by the Offeror to New Hydrogenics at the Effective Time; and

(b)                                 the Board of Trustees acknowledges that the Offeror will owe additional amounts to New Hydrogenics based on an estimate of the aggregate dollar value of tax pools of the Offeror as at immediately prior to the Effective Time, determined in accordance with formulae and procedures set out in the Support Agreement (the “Additional Amount”).  If the Additional Amount is positive, the Board of Trustees shall cause APIF to make arrangements to provide the Offeror with amounts sufficient to enable the Offeror to pay the Additional Amount to New Hydrogenics within the time frame set out in the Support Agreement following the Effective Time.  Conversely, if the Additional Amount is negative, New Hydrogenics will pay the absolute value of such amount to the Offeror within the time frame set out in the Support Agreement following the Effective Time.

In addition, pursuant to the Support Agreement, the Board of Trustees acknowledges that the Offeror will, following the Effective Time, owe New Hydrogenics an amount (the “Post-Closing Amount”) based on the amount of the Restricted Pool Losses used or claimed by subsidiaries of the Offeror from the Restricted Tax Pools during the period prior to the sixth anniversary of the Effective Time.

The Support Agreement contains representations of the Board of Trustees relating to certain matters concerning APIF, including existence; authorization; reporting issuer status; capitalization; sufficiency of funds; the trustee’s circulars to be mailed in connection with the Offer and the CD Exchange Offers; and the management information circular prepared in connection with the APIF Meeting.

The Support Agreement contains representations of the Offeror and New Hydrogenics relating to certain matters in respect of the Offeror, including existence; authorization; reporting issuer status; and the listing of the Offeror Shares on the TSX.  There are also specific representations regarding tax pools and foreign taxes.

The Support Agreement contains certain covenants of the Board of Trustees; providing that it recommend that Unitholders vote in favour of the Amendment Resolution; providing that it support the Offer, subject to the Board of Trustees being of the view, acting reasonably, that a Material Adverse Change has not occurred or is not likely to exist at the Effective Time; and providing that adequate funding is in place such that immediately available funds will be provided to the Offeror in an amount equal to the Initial Liability Amount at the Effective Time.

Pursuant to the Support Agreement, the Board of Trustees shall also defer the separation time under the Unitholder Rights Plan and on or immediately prior to the Effective Time, or such earlier time as the Offeror may request, waive, suspend the operation of or otherwise render the Unitholder Rights Plan inoperative or ineffective as regards to the Transaction and matters contemplated in the Support Agreement.

Pursuant to the Support Agreement, the Offeror has, among other things, agreed, prior to the take-up of Trust Units under the Offer, not to complete any transaction that would result in an acquisition of control of the Offeror, Test Systems or Stuart Energy and, without the prior written consent of the Board of Trustees, such consent not to be unreasonably withheld, not to complete any amalgamation, reorganization, restructuring, forgiveness of indebtedness, change of year end or other similar transaction, in each case, which would have the effect of imposing restrictions on the ability of the Offeror, Test Systems and/or Stuart Energy to utilize the Tax Pools or which would accelerate expiry of the Tax Pools.

The Offeror also covenants, among other things, that, at and after the Effective Time, (i) to acquire the balance of the Trust Units not deposited to the Offer under a Compulsory Acquisition and (ii) following payment to the Depositary for the securities deposited under the Offer and the CD Exchange Offers, use commercially reasonable efforts to acquire the balance of the APIF Series 1 Debentures and APIF Series 2 Debentures not deposited to the CD Exchange Offers as soon as reasonably practicable after completion thereof using the compulsory acquisition provisions under the APIF Debenture Indenture, if permitted to do so thereunder.

The Support Agreement may be terminated by either the Offeror or the Board of Trustees in certain circumstances, including:

(a)                                  by mutual written consent of the parties to the Support Agreement;

(b)                                 by the Board of Trustees or the Offeror, if the Effective Time has not occurred on or before February 5, 2010, or such other date as may be agreed to between the parties (the “Outside Date”); provided, however, such right to terminate the Support Agreement is not available to the party seeking termination if its failure to fulfil any obligation under the Support Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur;

(c)                                  by the Board of Trustees or the Offeror, if the other party is in breach in any material respect of any of its material representations, warranties and covenants under the Support Agreement and such breach is not remedied within 15 days after written notice thereof has been given by the non-breaching party to the breaching party;

(d)                                 by the Board of Trustees, if it, acting reasonably, is of the view that a Material Adverse Change has occurred or is likely to exist at the Effective Time;

(e)                                  by the Board of Trustees or the Offeror, if the conditions of the Offer set forth under Section 5 of the Offer to Purchase, “Conditions of the Offer” are not satisfied by the Expiry Time or any change, effect, event, occurrence, state of facts or development has occurred that would cause any such conditions not to be satisfied and is not reasonably capable of being cured by the Outside Date, unless the reason for the relevant condition not being satisfied or capable of being satisfied is due to a breach of the Support Agreement by the party seeking termination or its Representatives; and

(f)                                    by the Board of Trustees or the Offeror, for convenience, provided that such termination shall only be effective upon the Manager paying the Offeror the Offeror Break Fee (in the event of a termination for convenience by the Board of Trustees) or upon the Offeror paying Manager the Manager Break Fee (in the event of a termination for convenience by the Offeror).

In the event that the Support Agreement has been terminated for any reason, the Offeror shall withdraw the Offer and the CD Exchange Offers and shall not take-up and pay for any outstanding APIF Securities which may have been deposited in respect thereof.  If the Offer and the CD Exchange Offers are withdrawn, the Offeror shall not be obligated to, nor shall it take-up or pay for, any APIF Securities deposited under the Offer and the CD Exchange Offers and the Depositary will promptly return the certificates representing deposited securities and related documents to the parties by whom they were deposited.

If the Support Agreement is terminated, no party shall have any further obligations under the Support Agreement except in respect of certain provisions which survive the termination of the Support Agreement, and each party’s sole remedy upon termination of the Support Agreement is set forth in the Expense Reimbursement Agreement.

In connection with the Support Agreement, the Manager has agreed to unconditionally and irrevocably guarantee the performance of the obligations of the Board of Trustees under the Support Agreement.

16.          Anticipated Accounting Treatment

The Transaction will be accounted for as two separate transactions under Canadian GAAP.

The transfer of substantially all of the assets, liabilities and operations of the Offeror to New Hydrogenics is a transaction between entities under common control and the exchange of shares and securities of the Offeror for shares and securities of New Hydrogenics will be accounted for using a continuity of interests method.  This transfer will result in the Offeror becoming a company without the existing business of the Offeror and the former shareholders of the Offeror having no interest in the Offeror.  The transfer will be accounted for using the carrying amounts in the Offeror and, for financial statement purposes, New Hydrogenics will be considered to continue the existing business of the Offeror.  Comparative figures presented in the consolidated financial statements of New Hydrogenics will include the amounts previously reported by the Offeror up to the date the Offeror Shareholders exchange their Existing Hydrogenics Shares for New Hydrogenics Shares.  The consideration received by New Hydrogenics from the Offeror will be accounted for as a realization of its tax assets.  The accounting treatment for New Hydrogenics should be considered in conjunction with the financial statements of the Offeror, which are attached to this document in Appendix A and incorporated by reference herein.

Completion of the Transaction will result in the Unitholders becoming shareholders of the Offeror and is required to be accounted for as a change in business form using the continuity of interests method.   For the purposes of accounting, the Offeror is required to be accounted for as though it were a continuation of APIF but with its capital reflecting the exchange of Offeror Shares for Trust Units and its future tax asset recognizing the tax attributes of the Offeror.  Under this method, the transfer will be accounted for using the carrying amounts reflected in the consolidated financial statements of APIF.  Comparative figures presented in the consolidated financial statements of the Offeror will include the amounts previously reported by APIF up to the date of consummation of the Transaction.  The acquisition of tax attributes will be accounted for as future income tax assets recognized to the extent expected to be realized with any excess of the carrying amount recorded over the consideration paid to New Hydrogenics reflected as a deferred credit to be recognized in income as an income tax expense recovery as the future income tax assets are realized.  The accounting treatment for APIF should be considered in conjunction with the financial statements of APIF, which are attached to this document in Appendix B.

The Offeror, New Hydrogenics and APIF do not expect there to be any variations in the accounting treatment between Canadian GAAP and U.S. GAAP.

17.          Source of Funds

The Offer is being made by way of newly issued shares of the Offeror in exchange for Trust Units of APIF on a one-for-one basis.  Expenses incurred by the Offeror in connection with the Transaction will be assumed by New Hydrogenics pursuant to the Divestiture Agreement.  Pursuant to the terms of the Support Agreement, the Board of Trustees have agreed to cause APIF to make arrangements such that the Offeror has the necessary funds to pay the Initial Liability Amount and the Additional Amount when due. The Initial Liability Amount and the Additional Amount will be financed from working capital and cash on hand of APIF.

18.          Acquisition of Securities Not Deposited

General

If not less than the Specified Percentage of the outstanding Trust Units are validly deposited under the Offer and not withdrawn, and the Offeror takes up and pays for such number of Trust Units validly deposited under the Offer and the Offeror otherwise complies with the conditions in section 13.12A of the APIF Trust Declaration, the Offeror will be deemed to have acquired, directly or indirectly, all of the remaining Trust Units not deposited under the Offer by a Compulsory Acquisition pursuant to section 13.12A of the APIF Trust Declaration. If a Compulsory Acquisition is effected, it is expected that the Trust Units will be delisted from the TSX.

Compulsory Acquisition of Trust Units

Pursuant to subsection (b) of section 13.12A of the APIF Trust Declaration, if the Offeror has agreed in the Offer to be bound by the provisions of Article 13 of the APIF Trust Declaration and the Trustees have publicly recommended acceptance of the Offer by Unitholders,

(i)                                     by the earlier of the Expiry Date and 45 days after the date the Offer was made, whichever period is shorter, the Offer is accepted by Unitholders representing the Specified Percentage;

(ii)                                  the Offeror is bound to take-up and pay for, or has taken-up and paid for, the Trust Units of the tendering Unitholders; and

(iii)                               the Offeror complies with subsections (c) and (d) of section 13.12A of the APIF Trust Declaration,

the Offeror will be deemed to have acquired, and Unitholders who did not accept the Offer (including any assignee of a Trust Unit of such Unitholder) (“Dissenting Unitholders”) will be deemed to have transferred to the Offeror, the Trust Units held by the Dissenting Unitholders with effect from the date and time that the Offeror has given notice to the Depositary that it has taken up Trust Units deposited, and not withdrawn, pursuant to the Offer (the “Take-Up Time”) and the Dissenting Unitholders will cease to have any rights as Unitholders from and after that time, other than the right to be paid the same consideration per Trust Unit payable or paid, as the case may be, under the Offer, namely one Offeror Share for each Trust Unit.

The Offeror has agreed to be bound by Article 13 of the APIF Trust Declaration, including pursuant to section 13.12A thereof, effective immediately prior to the Take-Up Time.

Where the Offeror is deemed to have acquired Trust Units held by Dissenting Unitholders pursuant to subsection (b) of section 13.12A, the Offeror shall send by registered mail within 30 days after the Expiry Date a notice (the “Offeror’s Notice”) to each Dissenting Unitholder stating that: (i) Unitholders holding at least the Specified Percentage of Trust Units have accepted the Recommended Offer; (ii) the Offeror is bound to take up and pay for, or has taken up and paid for, the Trust Units of the Unitholders who accepted the Offer; (iii) Dissenting Unitholders are deemed to have transferred their respective Trust Units to the Offeror effective at the Take-Up Time on the terms on which the Offeror acquired the Trust Units of the Unitholders who accepted the Offer; and (iv) Dissenting Unitholders will cease to have any rights as Unitholders from and after that time, other than the right to be paid the same consideration that the Offeror would have paid to the Dissenting Unitholders if the Dissenting Unitholders had tendered those Trust Units to the Offer.

Under subsection (d) of section 13.12A of the APIF Trust Declaration, the Offeror shall immediately pay or transfer to the Board of Trustees, or to such other person as the Board of Trustees may direct, the Offeror Shares payable to Dissenting Unitholders pursuant to subsection (b) of section 13.12A.

The Board of Trustees, or the person directed by the Board of Trustees, shall hold in trust for the Dissenting Unitholders the Offeror Shares they or it receives under subsection (d) of section 13.12A.  The Board of Trustees, or such persons, shall place such Offeror Shares in the custody of a Canadian chartered bank or similar institution for safekeeping.

In addition, the Board of Trustees shall: (i) do all acts and things and execute and cause to be executed all instruments as in the Board of Trustees’ opinion may be necessary or desirable to cause the transfer of the Trust Units of the Dissenting Unitholders to the Offeror; and (ii) send to each Dissenting Unitholder, the consideration to which such Dissenting Unitholder is entitled under section 13.12A.

The foregoing is a summary only. The summary might not include all of the information that you might want to know and is qualified in its entirety by the provisions of the APIF Trust Declaration.  The provisions of section 13.12A of the APIF Trust Declaration are complex and may require strict adherence to notice and timing provisions, failing which such rights may be lost or altered.  Unitholders should refer to section 13.12A of the APIF Trust Declaration for the full text of the relevant provisions and those who wish to be better informed about these provisions should consult their legal advisors.

See Section 26 of the Circular, “Certain Canadian Federal Income Tax Considerations”, for a discussion of certain Canadian federal income tax consequences to Unitholders in the event of a Compulsory Acquisition of Trust Units.

19.          Previous Purchases and Sales

To the Offeror’s knowledge, APIF has not issued or repurchased any Trust Units in the past 12 months, except as may be disclosed in the documents of APIF attached to this document, as set out under Section 2 of this Circular, “Documents Incorporated by Reference and Other Information — Information Relating to APIF”.

20.          Trading in and Ownership of APIF Securities

None of the Offeror nor any of its directors or senior officers, nor to the knowledge of the Offeror and its directors and senior officers after reasonable inquiry, (i) any associate of a director or senior officer of the Offeror, (ii) any person or company holding more than 10% of any class of equity securities of the Offeror (if any), or (iii) any person or company acting jointly or in concert with the Offeror, beneficially owns, directly or indirectly, or controls or exercises direction over, any securities of APIF.

During the twelve-month period preceding the date of the Offer by the Offeror, no securities of APIF have been traded by any of the Offeror or its directors or senior officers, or, to the knowledge of the Offeror and its directors and senior officers after reasonable inquiry, (i) any associate of a director or senior officer of the Offeror, (ii) any person or company holding more than 10% of any class of equity securities of the Offeror (if any), or (iii) any person or company acting jointly or in concert with the Offeror.  No securities of APIF have been traded during the twelve-month period preceding the date of the Offer by the Offeror, by the directors of the Offeror, or, to the knowledge of the directors of the Offeror, by any associate or affiliate of the Offeror or any of their respective directors or officers, by any associate of such director or officer, by any person or company who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of the Offeror or by any person acting jointly or in concert with the Offeror.

21.          Commitments to Acquire APIF Securities

With the exception of the Trust Units and Debentures proposed to be acquired pursuant to the terms of the Support Agreement, including the Offer, there are no commitments to acquire Trust Units of APIF by the Offeror or any of its directors or senior officers, or, to the knowledge of the Offeror and its directors and senior officers after reasonable inquiry, (i) any associate of a director or senior officer of the Offeror, (ii) any person or company holding more than 10% of any class of equity securities of the Offeror (if any), or (iii) any person or company acting jointly or in concert with the Offeror.

22.          Arrangements, Agreements or Understandings

Other than as provided in the Support Agreement or as otherwise disclosed herein, there are no contracts, arrangements or agreements made between the Offeror and APIF and no payments or other benefits are proposed to be made or given by the Offeror by way of compensation for loss of office or as to such directors or officers remaining in or retiring from office if the Offer is successful.

Other than as provided in the Support Agreement, there are no contracts, arrangements or understandings, formal or informal, between the Offeror and any Unitholder with respect to the Offer or between the Offeror and any person or company with respect to any securities of APIF in relation to the Offer.  See Section 21 of this Circular, “Commitments to Acquire APIF Securities”.

The Arrangement

The following description is qualified in its entirety by reference to the full text of the Plan of Arrangement. The Plan of Arrangement is included as Schedule “F” to the Offeror Proxy Circular, extracts of which are attached in Appendix A and incorporated by reference herein.

The Arrangement will be completed at the Effective Time, subject to the satisfaction or waiver of certain of the conditions to completion.  Pursuant to the Arrangement, the Offeror, Stuart Energy and Test Systems will transfer all their Divested Assets and their Assumed Liabilities to New Hydrogenics.  New Hydrogenics will have substantially all of the same assets, liabilities, directors, management and employees as the Offeror, Stuart Energy and Test Systems have currently, except for certain tax attributes of the Offeror, Stuart Energy and Test Systems that will remain behind, and the Offeror Shareholders will become shareholders of New Hydrogenics.  The Offeror will continue to own all the shares of Stuart Energy and Test Systems.  The Offeror will change its name to “Algonquin Power Inc.” or such other name as may be determined by the Trustees, other than a name containing “Hydrogenics”.

Upon completion of the Arrangement, the Offeror Shareholders will be the holders of all issued and outstanding New Hydrogenics Shares and New Hydrogenics will be the holder of the assets (including the associated contractual obligations and liabilities) formerly owned by the Offeror, Stuart Energy and Test Systems and will carry on the business previously carried on by the Offeror, with additional gross proceeds of approximately C$10.8 million.

New Hydrogenics will assume and be bound by and observe, carry out, perform, fulfill and pay all of the outstanding covenants, conditions, obligations and liabilities of each of the Offeror, Stuart Energy and Test Systems, including those contained in the contracts to which each is a party (other than with respect to certain excluded liabilities). In addition, New Hydrogenics will offer employment to each of the Offeror’s employees on terms and conditions of employment which are identical to those governing such employees’ employment with the Offeror as in effect immediately prior to completion of the Transaction. Furthermore, New Hydrogenics will, going forward, fully indemnify and hold the Offeror, Stuart Energy, Test Systems and their respective directors, officers and employees harmless from and against all liabilities, losses, costs, expenses, claims and damages (including legal costs), to which any of them may be subject in relation to, among other things, the assets and the business carried out by the Offeror, Stuart Energy and Test Systems prior to the Effective Time and by New Hydrogenics, other than with respect to certain excluded liabilities.

As a result of the Plan of Arrangement, each of the Offeror, Stuart Energy and Test Systems will be released from all debts, liabilities, commitments and obligations of any nature of any kind whatsoever with respect to the Divested Assets and Assumed Liabilities. In addition, all actions, causes of action, claims or proceedings only with respect to or in connection with the Plan of Arrangement, based on or in any way relating to the securities of the Offeror, the Divested Assets and the Assumed Liabilities will be deemed to have been settled, compromised, released and determined without liability except as set forth in the Plan of Arrangement.

Expense Reimbursement Agreement

This section of the Circular describes the material provisions of the Expense Reimbursement Agreement  and may not contain all of the information about the Expense Reimbursement Agreement that is important to a particular Unitholder.  The Expense Reimbursement Agreement included as Exhibit 10.1 to the registration statement on Form F-4 of the Offeror filed on July 13, 2009 with the SEC, as amended from time to time. Unitholders are encouraged to read the Expense Reimbursement Agreement in its entirety.

The Offeror will reimburse the Manager for the Algonquin Costs, to a maximum amount of C$500,000, in the event that the Board of Trustees terminates the Support Agreement pursuant to:

•                                          the Offeror having breached any of its material representations, warranties and covenants in the Support Agreement, and not having remedied such breach within the time provided for in the Support Agreement.

The Manager will reimburse the Offeror for the Hydrogenics Costs, to a maximum amount of C$500,000, in the event that the Offeror terminates the Support Agreement pursuant to any of:

•                                          the Specified Percentage of Trust Units not being tendered in respect of the Offer at the Expiry Time; or

•                                          the Board of Trustees having breached any of its material representations, warranties and covenants in the Support Agreement, and not having remedied such breach within the time provided for in the Support Agreement.

The Support Agreement can be terminated by the Board of Trustees for any reason upon payment of the Offeror Break Fee. In addition, the Offeror Break Fee shall be paid as a result of any wilful or intentional breach by the Board of Trustees of its material covenants, representations or warranties contained in the Support Agreement.

The Support Agreement can be terminated by the Offeror for any reason upon payment of the Manager Break Fee. In addition, the Manager Break Fee shall be paid as a result of any wilful or intentional breach by the Offeror of its material covenants, representations or warranties contained in the Support Agreement.

No party will be liable to any other party for special, incidental, indirect, consequential or punitive damages.  Neither party will have to pay the C$500,000 expense fee to the other party if such party has paid or is required to pay the C$1.0 million break fee.

Indemnity Agreement

This section of the Circular describes the material provisions of the form of Indemnity Agreement and may not contain all of the information about the form of Indemnity Agreement that is important to a particular Unitholder.  The form of Indemnity Agreement is included as Exhibit 10.2 to the registration statement on Form F-4 of the Offeror filed on July 13, 2009 with the SEC, as amended from time to time. Unitholders are encouraged to read the form of Indemnity Agreement in its entirety.

The Indemnity Agreement is designed to provide the Offeror with indemnification from New Hydrogenics for claims relating to New Hydrogenics’ business that are brought against the Offeror in the future.

The Indemnity Agreement provides that New Hydrogenics is liable to the Offeror, Stuart Energy and Test Systems (the “Offeror Indemnitees”) for all Losses which they may suffer, sustain, pay or incur, and will indemnify and hold the Offeror Indemnitees harmless from and against all Losses which may be brought against or suffered by the Offeror Indemnitees or which the Offeror Indemnitees may suffer, sustain, pay or incur arising out of, resulting from, attributable to or connected with:

(a)                                  any debts, liabilities, commitments or obligations of any nature (whether matured or unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever resulting from any matters, actions, events, facts or circumstances related to the activities, affairs or business of any of the Offeror Indemnitees which occurred up to the Effective Time, including without limitation, as a result of: (i) claims relating to the intellectual property of the Offeror Indemnitees or the activity of the Offeror Indemnitees and/or of their respective subsidiaries for any period of time up to the Effective Time, in relation to such intellectual property, including without limitation the development, reproduction, use, and sale or distribution, of all or any part thereof, which infringes upon, or misappropriates, the intellectual property rights of any third person; (ii) claims relating to taxes of the Offeror Indemnitees for any period of time up to the Effective Time; (iii) claims related to any public disclosure of the Offeror Indemnitees, including without limitation the Offeror’s Continuous Disclosure Record and any disclosure relating to the Offeror included in the Board of Trustees’ circular related to the Offer and the CD Exchange Offers and the APIF information circular relating to the APIF Meeting and the Offer Documents, for any period of time up to the Effective Time; (iv) any violation of applicable law, including without limitation applicable securities laws, that occurred up to the Effective Time; (v) any failure to comply with the terms of any agreements, contracts, indentures, licenses, permits, or approvals to which any of the Offeror Indemnitees is or was party or which any is or was subject to, or which has been entered into on their behalf or their respective constating documents, for any period of time up to the Effective Time; (vi) claims relating to the operation, performance, warranty, maintenance, service, malfunction or liability of any of the Offeror Indemnitees’ products up to the Effective Time; (vii) claims relating to workers’ compensation, including without limitation, premiums in Canada, the United States, Belgium or Germany for any period of time up to the Effective Time; (viii) claims relating to personal injuries or property damage for any period of time up to the Effective Time; or (ix) third party claims relating to violations of environmental laws for any period of time up to the Effective Time;

(b)                                 any debts, liabilities, commitments or obligations of any nature (whether matured or unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever resulting from any matters, actions, events, facts or circumstances related to the activities, affairs or business of New Hydrogenics; and

(c)                                  any breach (including any failure or inaccuracy) of any of the representations and warranties of the Offeror and/or New Hydrogenics under the Support Agreement, the Divestiture Agreement and/or the Expense Reimbursement Agreement, or any failure of the Offeror and/or New Hydrogenics to perform or observe any covenant or agreement to be performed by them or either of them under the Support Agreement, the Divestiture Agreement and/or the Expense Reimbursement Agreement prior to the Effective Time as though:

(i)                                     the representations and warranties related to the tax pools in the Support Agreement survived until June 10, 2017; and

(ii)                                  all other representations, warranties and agreements and covenants survived until June 10, 2011;

provided however, that for such purpose, the Materiality Representations and Warranties shall be read and construed without reference to “material” and similar qualifications used in the Support Agreement.

The Indemnity Agreement also provides that the Offeror will be liable to the New Hydrogenics Indemnitees, for all Losses, including TOB Losses, which they may suffer, sustain, pay or incur and will indemnify and hold the New Hydrogenics Indemnitees harmless from and against all Losses, including TOB Losses, which may be brought against or suffered by the New Hydrogenics Indemnitees or which the New Hydrogenics Indemnitees may suffer, sustain, pay or incur arising out of, resulting from, attributable to or connected with:

(a)                                  claims related to any disclosure relating to APIF included in this document and the Debenture Circular and the CD Exchange Offers to Purchase (including, without limitation, pro forma financial information) or the Offeror Proxy Circular;

(b)                                 claims related to any disclosure included in the offer documents relating to the Offer and the CD Exchange Offers (including, without limitation, pro forma financial information), other than disclosure relating to the Offeror;

(c)                                  any debts, liabilities, commitments or obligations of any nature (whether matured or unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever resulting from any matters, actions, events, facts or circumstances related to the activities, affairs or business of the Offeror which occur on or after the Effective Time;

(d)                                 any debts, liabilities, commitments or obligations of any nature (whether matured or unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever resulting from any matters, actions, events, facts or circumstances related to the offer documents relating to the Offer and the CD Exchange Offers, the related letters of transmittal, the Depositary Agreement, the depositary agreement in respect of the CD Exchange Offers, the New Debenture Indenture, and any securities issued thereunder, other than claims related to any disclosure relating to the Offeror contained in the offer documents relating to the Offer and the CD Exchange Offers;

(e)                                  any debts, liabilities, commitments or obligations of any nature (whether matured or unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever resulting from any matters, actions, events, facts or circumstances related to the Compulsory Acquisition and any compulsory acquisition under the APIF Debenture Indenture;

(f)                                    any breach (including any failure or inaccuracy) of any of the representations and warranties of the Offeror, the Board of Trustees, APIF and the Manager under the Support Agreement, the Expense Reimbursement Agreement, or any failure of the Board of Trustees, APIF or the Manager to perform or observe any covenant or agreement to be performed by it at or after the Effective Time under the Support Agreement, the Expense Reimbursement Agreement or the guarantees issued in respect of such agreements, as the case may be, as though such representations, warranties, covenants and agreements survived the Effective Time; provided, however, that for such purposes, the Materiality Representations and Warranties shall be read and construed without reference to “material” and similar qualifications used therein;

(g)                                 any failure of the Offeror to perform or observe any covenant or agreement to be performed by it under the Support Agreement, the Divestiture Agreement and/or the Expense Reimbursement Agreement after the Effective Time; and

(h)                                 any failure of the Offeror to perform or observe any covenant or agreement to be performed by it under the Offer Documents, the Depositary Agreement, the depositary agreement in respect of the CD Exchange Offers, the New Debenture Indenture, and any securities issued thereunder.

New Hydrogenics shall have no liability or obligation to indemnify or otherwise compensate any of the Offeror Indemnitees in excess of the sum of (i) the Initial Liability Amount, (ii) the Additional Amount, and (iii) the Post-Closing Amount, in respect of any breach (including any failure or inaccuracy) of any of the tax pool representations and warranties of the Offeror and/or New Hydrogenics contained in the Support Agreement.

Divestiture Agreement

This section of the Circular describes the material provisions of the form of Divestiture Agreement and may not contain all of the information about the form of Divestiture Agreement included as Exhibit 2.1 to the registration statement on Form F-4 of the Offeror filed on July 13, 2009 with the SEC, as amended from time to time, that is important to a particular Unitholder. Unitholders are encouraged to read the form of Divestiture Agreement in its entirety.

Under the terms of the Divestiture Agreement, and the Plan of Arrangement, New Hydrogenics will:

(a)                                  acquire from the Offeror, Stuart Energy and Test Systems (collectively, the “Vendors”) all of their respective right, title and interest (legal and beneficial) in and to all of the assets of the Vendors of every kind and wheresoever situate, other than the Excluded Assets; and

(b)                                 pay, assume, discharge, perform and fulfill, as the case may be, all debts, liabilities, commitments and obligations of any nature (whether matured, unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever, other than Excluded Liabilities, of the Vendors.

23.                               Board of Directors and Management Following Completion of the Transaction

The following table sets forth the name and background information with respect to the four persons who will serve as the Board of Directors of the Offeror assuming completion of the Transaction.  The Board of Directors of the Offeror will select the management team in the normal course of business.  No commitment has been made to the Manager that the executive officers of the Manager will become the executive officers of the Offeror.

Name and Municipality of Residence	Principal Occupation and Employment History

Christopher J. Ball Toronto, Ontario, Canada Age: 57

Christopher J. Ball has been serving as a Trustee of APIF since October 22, 2002 and is currently the Executive Vice President of Corpfinance International Limited, an investment banking boutique firm. From 1982 to 1988, Mr. Ball was Vice President at Standard Chartered Bank of Canada with responsibilities for the Canadian branch operation. Prior to that, Mr. Ball held various managerial positions with the Canadian Imperial Bank of Commerce. He is also a Director of the Independent Power Association of British Columbia.

Kenneth Moore Toronto, Ontario, Canada Age: 50

Kenneth Moore has been serving as a Trustee of APIF since December 18, 1998 and is currently the Managing Partner of NewPoint Capital Partners Inc., an investment banking firm. From 1993 to 1997, Mr. Moore was a senior partner at Crosbie & Co., another Toronto mid-market investment banking firm. Prior to investment banking, he was a Vice-President at Barclays Bank where he was responsible for a number of leveraged acquisitions and restructurings. Mr. Moore holds a Chartered Financial Analyst designation and has completed the Chartered Director program of the Directors College (McMaster University and the Conference Board) and has the certification of Ch. Dir. (Chartered Director).

George L. Steeves Aurora, Ontario, Canada Age: 60

Mr. Steeves has been serving as a Trustee of APIF since September 8, 1997 and is the Principal of True North Energy, an energy consulting firm. From January 2001 to April 2002, Mr. Steeves was a division manager of Earthtech Canada Inc. Prior to January 2001, he was the president of Cumming Cockburn Limited, an engineering firm, and has extensive financial expertise in acting as a Chairman, director and/or audit committee member of public and private companies, including the Fund, Borealis Hydroelectric Holdings Inc. and KMS Power Income Fund. Mr. Steeves has completed the Chartered Director program of the Directors College (McMaster University and the Conference Board) and has the certification of Ch. Dir. (Chartered Director). He received a Bachelor and Masters of Engineering from Carlton University and holds the Professional Engineering designation in Ontario and British Columbia.

Christopher Huskilson Wellington, Nova Scotia, Canada Age: 51

Christopher Huskilson has been serving as a Trustee of APIF since July 27, 2009 and is currently the President and Chief Executive Officer of Emera Inc., a North American energy and services company, and he has held this position since November 2004. Since 1980, Mr. Huskilson has held a number of positions within Nova Scotia Power Inc., and is currently a director of Emera Inc. and Nova Scotia Power Inc., and the chairman of Bangor Hydro-Electric Company.

As of September 14, 2009, Messrs. Ball, Moore, Steeves and Huskilson own 24,200, 18,000, 17,241 and nil Trust Units, respectively.  The Trustees have indicated that they intend to tender these Trust Units in the Offer.

The compensation for the directors of the Offeror has not yet been determined.

24.                               Material Changes and Other Information

The Offeror has no information which indicates any material change in the affairs of APIF since the date of the interim financial statements of APIF for the six months ended June 30, 2009, other than as disclosed herein.  The Offeror has no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Unitholders to accept or reject the Offer.

25.                               Material U.S. Federal Income Tax Considerations

In the opinion of Torys LLP, the following is a summary of the material U.S. federal income tax consequences generally applicable to U.S. Holders (as defined below) arising from the exchange of Trust Units for Offeror Shares pursuant to the Offer (the “Exchange”). This summary does not address any U.S. federal income tax consequences applicable to the Offeror Shareholders. The Offeror Shareholders should consult their own independent tax advisors regarding the specific tax consequences of the transactions described in this Circular in light of their particular circumstances.

This summary relies on certain representations made by the Offeror and APIF (as of the date of this Circular, the Effective Time, and after the Effective Time, where relevant). In addition, this summary relies on certain assumptions, including the absence of changes in existing facts and law, the completion of the Offer in accordance with the terms and conditions set forth in the Offer to Purchase and this Circular without any modification or waiver thereof, the completion of the Plan of Arrangement in accordance with the terms and conditions set forth in Appendix “F” to the Offeror Proxy Circular without any modification or waiver thereof, the completion of the Compulsory Acquisition pursuant to the terms and provisions of section 13.12A(b) of the APIF Trust Declaration without any modification or waiver thereof, and the completion of the CD Exchange Offers. This summary also relies on the assumption that any representation made “to the knowledge of” the officers of the Offeror or APIF, or with similar qualification, is true and correct without regard to such qualification. This summary is subject to the limitations and qualifications set forth herein. If any of these assumptions or representations is not accurate or true, then the opinion of Torys LLP cannot be relied upon and the U.S. federal income tax consequences to U.S. Holders could differ significantly and adversely from those described in this summary. In addition, this summary is not binding on the U.S. Internal Revenue Service (the “IRS”) or the U.S. courts, and no assurance can be provided that the conclusions reached in this summary will not be challenged by the IRS or that they will be sustained by a U.S. court if so challenged. No ruling will be requested or obtained from the IRS regarding any of the U.S. federal income tax consequences arising from the Exchange.

APIF has represented that it is a corporation for U.S. federal tax purposes. Accordingly, this summary assumes APIF is classified as a corporation for U.S. federal tax purposes, even though APIF is organized as an open-ended unincorporated investment trust under Canadian law. In addition, this summary assumes that neither the Offeror nor APIF is a “controlled foreign corporation” for U.S. federal income tax purposes.

This summary does not address the tax consequences arising from the ownership or disposition of Offeror Shares received pursuant to the Exchange. Accordingly, U.S. Holders should consult their own independent tax advisors regarding the tax consequences of their investment in the Offeror and of any subsequent disposition of their Offeror Shares, including but not limited to the tax consequences of any distributions on Offeror Shares.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences of the Exchange to a U.S. Holder. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences applicable to such holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. Each U.S. Holder should consult its own independent tax advisor regarding the U.S. federal, U.S. state and local, and non-U.S. tax consequences arising from the Exchange.

To ensure compliance with U.S. Treasury Department Circular 230, U.S. Holders are hereby notified that: (i) any discussion of U.S. federal tax issues in this Circular is not intended or written to be relied upon, and cannot be relied upon by any person, for the purpose of avoiding penalties that may be imposed under the U.S. Internal Revenue Code of 1986, as amended; (ii) this summary was written in connection with the promotion or marketing of the transactions or matters addressed in this Circular; and (iii) each taxpayer should seek advice based on such taxpayer’s particular circumstances from an independent tax advisor.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax consequences applicable to U.S. Holders that are subject to special provisions under the Internal Revenue Code of 1986, as amended (the “Code”), including the following U.S. Holders: (i) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (ii) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies or that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (iii) U.S. Holders that have a “functional currency” other than the U.S. dollar; (iv) U.S. Holders that are liable for the alternative minimum tax under the Code; (v) U.S. Holders that beneficially own Trust Units as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (vi) U.S. Holders that acquired Trust Units in connection with the exercise of employee stock options or otherwise as compensation for services; (vii) U.S. Holders that beneficially own Trust Units other than as a capital asset within the meaning of section 1221 of the Code; (viii) U.S. Holders who are U.S. expatriates or former long-term residents of the United States; (ix) U.S. Holders that beneficially own or owned (directly, indirectly, or by attribution) 5 percent or more of the voting power or value of the outstanding Trust Units; (x) U.S. Holders that will beneficially own (directly, indirectly, or by attribution) 5 percent or more of the voting power or value of the Offeror Shares immediately following the Exchange; (xi) U.S. Holders that beneficially own or owned (directly, indirectly, or by attribution) Existing Hydrogenics Shares; and (xii) U.S. Holders that beneficially own (directly, indirectly, or by attribution) Debentures. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own independent tax advisors regarding the U.S. federal, U.S. state and local, and non-U.S. tax consequences of the Exchange.

If an entity that is classified as a partnership (or “pass-through” entity) for U.S. federal income tax purposes beneficially owns Trust Units, then the U.S. federal income tax consequences to such partnership (or pass-through entity) and the partners of such partnership (or beneficial owners of such pass-through entity) generally will depend on the activities of the partnership (or pass-through entity) and the status of such partners (or beneficial owners). Partners of entities that are classified as partnerships (and beneficial owners of pass-through entities) for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal, state, local, and non-U.S. tax consequences of the Exchange.

Tax Consequences Other than U.S. Federal Income Tax Consequences Not Addressed

This summary does not address the U.S. state, local, estate, gift, inheritance, or non-U.S. tax consequences of the Exchange to U.S. Holders. Each U.S. Holder should consult its own independent tax advisor regarding the U.S. state, local, estate, gift, inheritance, and non-U.S. tax consequences of the Exchange.

Authorities

This summary is based on the Code, Treasury Regulations, U.S. court decisions, published IRS rulings and published administrative positions of the IRS, in each case, as in effect and available, as of the date of this Circular. Such authorities are subject to change at any time and in a manner that may be material and adverse, and any such change could be applied on a retroactive basis and thus affect the U.S. federal income tax consequences described herein.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Trust Units of APIF that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust if (a) a United States court can exercise primary jurisdiction over such trust’s administration and one or more United States persons have the authority to control all substantial decisions of such trust or (b) such trust has made a valid election to be treated as a United States person for United States federal income tax purposes.

Non-U.S. Holders

For purposes of this summary, a “Non-U.S. Holder” is a holder of Trust Units of APIF that is not a U.S. Holder. This summary does not address the U.S. federal income tax consequences of the Exchange to Non-U.S.

Holders. Accordingly, Non-U.S. Holders should consult their own independent tax advisors regarding the U.S. federal, state, local, non-U.S., and other tax consequences of the Exchange.

Transactions and Persons Not Addressed

Other than the Exchange, this summary does not address the U.S. federal income tax consequences of transactions entered into prior to, or concurrently with, or subsequent to the Exchange (regardless of whether any such transaction is undertaken in connection with the Exchange).

U.S. Federal Income Tax Consequences of the Exchange

Qualification as a Tax-Deferred Transaction Under the Code

Although the U.S. federal income tax treatment of the Exchange is not free from doubt, the Exchange is more likely than not to qualify as a tax-free reorganization under section 368(a) of the Code and/or as a tax-free exchange under section 351 of the Code (a “Tax-Deferred Transaction”). This conclusion is based, in part, on treating the various transactions that constitute the Transaction as a single, integrated transaction for U.S. federal income tax purposes.

However, no statutory, judicial, or administrative authority exists which directly addresses the proper treatment of certain aspects of the Transaction for U.S. federal income tax purposes. In addition, certain aspects of the Transaction will be effected under applicable provisions of Canadian law, which are technically different from analogous provisions of U.S. law. Accordingly, the opinion that the Exchange is more likely than not to qualify as a Tax-Deferred Transaction is not free from doubt. There can be no assurance that the IRS will not challenge the qualification of the Exchange as a Tax-Deferred Transaction or that, if challenged, a U.S. court would not agree with the IRS.

Assuming that the Exchange qualifies as a Tax-Deferred Transaction, then the following tax consequences generally should apply to a U.S. Holder, subject to the “passive foreign investment company” (“PFIC”) rules discussed below:

•                  no gain or loss will be recognized by the U.S. Holder on the exchange of Trust Units for Offeror Shares pursuant to the Exchange;

•                  the tax basis of the U.S. Holder in Offeror Shares acquired in exchange for Trust Units pursuant to the Exchange will be equal to such U.S. Holder’s tax basis in the Trust Units exchanged; and

•                  the holding period of the U.S. Holder for the Offeror Shares acquired in exchange for Trust Units pursuant to the Exchange will include such U.S. Holder’s holding period for the Trust Units.

If the Exchange does not qualify as a Tax-Deferred Transaction, and subject to the PFIC rules discussed below, then a U.S. Holder would be required to recognize gain or loss in an amount equal to the difference, if any, between (i) the fair market value (expressed in U.S. dollars) of the Offeror Shares received in exchange for Trust Units pursuant to the Exchange and (ii) the adjusted tax basis (expressed in U.S. dollars) of such U.S. Holder in such Trust Units exchanged. The tax basis of such Offeror Shares received in the Exchange would be equal to the fair market value (expressed in U.S. dollars) of such shares on the date of the Exchange. The holding period of a U.S. Holder for the Offeror Shares received in such exchange would begin on the day after the date of the Exchange. Gain or loss realized from the Exchange would be capital gain or loss and generally would be long-term capital gain or loss if the U.S. Holder beneficially owned the Trust Units exchanged pursuant to the Offer for more than one year. Preferential tax rates may apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. Deductions for capital losses are subject to limitations under the Code. U.S. Holders should consult their own independent tax advisors regarding the treatment of the Exchange as a Tax-Deferred Transaction and the proper tax reporting thereof.

This summary does not address the tax consequences of the Exchange to a U.S. Holder that also beneficially owns Debentures. A U.S. Holder that beneficially owns Debentures and exchanges such Debentures pursuant to the CD Exchange Offers may be subject to tax consequences that differ significantly and adversely from those described herein. Such U.S. Holder should consult its own independent tax advisor regarding the specific tax consequences of the Exchange and the CD Exchange Offers in light of its particular circumstances.

Information Reporting and Backup Withholding

Assuming the Exchange is characterized as a Tax-Deferred Transaction, then a U.S. Holder that is a “significant holder” (as defined below) will be required to attach a statement to its tax return for the taxable year in which the Exchange is completed. The required statement must disclose certain information regarding the transaction, including the aggregate fair market value of and such U.S. Holder’s basis in the Trust Units exchanged pursuant to the Offer. In addition, all U.S. Holders must maintain permanent records of certain information pertaining to the Exchange.

For purposes of the required statement, a “significant holder” is a U.S. Holder that beneficially owns (directly, indirectly, or by attribution) (i) one percent or more of the Trust Units immediately before the Exchange,  or (ii) one percent or more of the Offeror Shares immediately after the Exchange. Notwithstanding the preceding sentence, a U.S. Holder that owns less than one percent of the Trust Units immediately before the Exchange and less than one percent of the Offeror Shares immediately after the Exchange may be treated as a significant holder in some circumstances, if such U.S. Holder is also a Debentureholder prior to the Exchange. U.S. Holders should consult their own independent tax advisors regarding the necessity of attaching the required statement to their tax returns.

Backup withholding tax should not apply to the exchange of Trust Units for Offeror Shares pursuant to the Offer.

Passive Foreign Investment Company Considerations

The foregoing discussion assumes that APIF was not a PFIC for any taxable year during which a U.S. Holder beneficially owned Trust Units. If APIF were classified as a PFIC for any taxable year during which a U.S. Holder beneficially owned Trust Units, then such U.S. Holder would be subject to special, adverse tax rules in respect of the Exchange. In general, a non-U.S. corporation is classified as a PFIC for each taxable year during which (i) 75 percent or more of its gross income consists of certain “passive” income (as defined for U.S. federal income tax purposes) or (ii) 50 percent or more of the average value of all of its assets produces or is held for the production of certain passive income. In determining whether or not it is classified as a PFIC, a non-U.S. corporation is required to take into account a pro rata share of the income and assets of each corporation of which it owns, directly or indirectly, at least 25 percent of the stock (by value).

Determining PFIC classification is fundamentally factual in nature, and such determination generally cannot be made until the close of the taxable year in question. Consequently, there can be no assurance that APIF has never been and will not become a PFIC for any taxable year. Moreover, neither an opinion from counsel nor a ruling from the IRS is expected to be requested or obtained regarding whether APIF is or will become a PFIC. If APIF were classified as a PFIC for any taxable year during which a U.S. Holder beneficially owned Trust Units (and certain elections had not been made by such holder), then the Exchange might be treated as taxable even if it otherwise would qualify as tax-deferred. Furthermore, if in such case the Exchange were treated as taxable under the PFIC rules, and such U.S. Holder were to realize gain on the exchange of Trust Units for Offeror Shares, then such U.S. holder would be required to recognize such gain ratably over the period during which it beneficially owned the Trust Units (including prior taxable years), pay income tax on such gain at the highest applicable tax rate for such years, and also pay an interest charge. Other adverse U.S. tax consequences might result.

Special elections might be available to U.S. Holders to mitigate the adverse tax consequences of PFIC status described above. U.S. Holders are urged to consult their own independent tax advisors regarding the potential status of APIF as a PFIC, the tax consequences of such status to them, and any special elections that might be available.

26.                               Certain Canadian Federal Income Tax Considerations

In the opinion of Bennett Jones LLP, special Canadian tax counsel to the Offeror, the following is, as of the date of this Circular, a fair and adequate summary of the principal Canadian federal income tax consequences under the Tax Act generally applicable to a Unitholder whose Trust Units are taken up and paid for by the Offeror under the Offer or pursuant to a Compulsory Acquisition and who, for purposes of the Tax Act and at all relevant times, (i) holds his, her or its Trust Units as capital property and (ii) deals at arm’s length and is not affiliated with the Offeror. The Trust Units will generally constitute capital property to a Unitholder provided that the Unitholder does not hold or use such securities in the course of carrying on a business in which the Unitholder buys or sells securities, and the Unitholder did not acquire such securities in one or more transactions considered to be an adventure or concern in the nature of trade.  Certain Unitholders who are Canadian residents and who might not otherwise be considered to hold their securities as capital property may, in certain circumstances, be entitled to have such securities and any other “Canadian security” (as defined in the Tax Act), treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. Unitholders contemplating making such an election should consult with their own tax advisors.

This summary is not applicable to: (i) a Unitholder that is a “financial institution” (as defined in the Tax Act) for the purpose of the “mark-to-market” rules; (ii) a Unitholder, an interest in which would be a “tax shelter investment” (as defined in the Tax Act); (iii) a Unitholder that is a “specified financial institution” or a “restricted financial institution” (each as defined in the Tax Act); or (iv) a Unitholder that has made a “functional currency” election under the Tax Act to determine its Canadian tax results in a currency other than Canadian currency.

This summary is based upon the facts set out in this Circular, the provisions of the Tax Act and the regulations promulgated thereunder (the “Regulations”) in force as of the date hereof and the current administrative policies and assessing practices of the CRA published in writing.  This summary takes into account the specific proposals (the “Tax Proposals”) to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof.  No assurance can be given that the Tax Proposals will be enacted as currently proposed, or at all.  This summary is not exhaustive of all possible Canadian federal income tax consequences and, except for the Tax Proposals, does not take into account, or anticipate any change in law, whether by legislative, administrative or judicial action or decision and does not take into account any provincial, territorial or foreign tax consequences which may differ significantly from those discussed herein.

This summary assumes that (i) at all relevant times APIF meets all of the factual conditions to be considered a “mutual fund trust” within the meaning of the Tax Act, (ii) APIF is a “SIFT wind-up entity” within the meaning of the Tax Act, (iii) the Offeror is, and will continue to be, a “taxable Canadian corporation” within the meaning of the Tax Act, (iv) the Amendment Resolution is duly approved by the requisite number of Unitholders at the APIF Meeting, and the APIF Trust Declaration is amended accordingly, (v) the Offeror will acquire all of the issued and outstanding Trust Units within a period not exceeding 60 days from the date the Offeror first takes up or acquires Trust Units under the Offer, (vi) the fair market value, immediately after the exchange, of Offeror Shares received by a Unitholder in exchange for its Trust Units will not exceed the fair market value of such Trust Units at the time of the exchange, (vii) the TSX qualifies, and will continue to qualify, as a “designated stock exchange” within the meaning of the Tax Act, and (viii) the Offeror Shares will be listed on the TSX.

This summary is of a general nature only and should not be construed as, nor is it intended to be, legal or tax advice or representations to any particular Unitholder. Accordingly, Unitholders should consult with their own tax advisors with respect to the income tax consequences of the Offer, having regard to their own particular circumstances.

Unitholders Resident in Canada

The following portion of the summary is generally applicable to a Unitholder that is or is deemed to be, at all relevant times and for the purposes of the Tax Act, a resident of Canada (a “Resident Unitholder”).

The Tax Act contains rules (the “SIFT Conversion Rules”) that are intended to facilitate the conversion of income trusts into corporations. The SIFT Conversion Rules contain a rule (the “Exchange Rule”) which provides for an “automatic rollover” in certain circumstances where trust units of a trust are exchanged for shares of a corporation, without the need to file an election in order to obtain such rollover treatment. The Exchange Rule will apply if (i) a Unitholder disposes of Trust Units to the Offeror solely in exchange for Offeror Shares during a period (the “exchange period”) not exceeding 60 days at the end of which all of the issued and outstanding Trust Units are owned by the Offeror, (ii) no election is filed under subsections 85(1) or 85(2) of the Tax Act in respect of the disposition, and (iii) all of the shares of the Offeror issued to Unitholders who have disposed of their Trust Units to the Offeror during the exchange period solely in exchange for shares of the Offeror are shares of the same class.

The Offer has been structured such that the Exchange Rule is expected to apply to the exchange of Trust Units for Offeror Shares, with the result that each Resident Unitholder who exchanges its Trust Units solely for Offeror Shares during the exchange period will be deemed to have disposed of its Trust Units for proceeds of disposition equal to the “cost amount” (as defined in the Tax Act) of such Trust Units immediately before the disposition, and to have acquired the Offeror Shares received by it in exchange for its Trust Units at a cost equal to the “cost amount” (as defined in the Tax Act) of such Trust Units immediately before the disposition. The “cost amount” of Trust Units to a Resident Unitholder who holds such Trust Units as capital property will generally equal the adjusted cost base of the Trust Units to the Resident Unitholder. Accordingly, a Resident Unitholder will not realize a capital gain or capital loss on the exchange of its Trust Units solely for Offeror Shares.

Dividends on Offeror Shares

A Resident Unitholder that acquires Offeror Shares (a “Resident Offeror Shareholder”) will be required to include in computing its income for a taxation year any taxable dividends received or deemed to be received on such Offeror Shares.  In the case of a Resident Offeror Shareholder that is an individual (other than certain trusts), such taxable dividends will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations.  Taxable dividends received from a taxable Canadian corporation which are designated by such corporation as “eligible dividends” will be subject to an enhanced gross-up and dividend tax credit regime in accordance with the rules in the Tax Act.  In the case of a Resident Offeror Shareholder that is a corporation, the amount of any such taxable dividend that is included in its income for a taxation year will generally be deductible in computing its taxable income for that taxation year.

The Tax Act also imposes a 33 1/3% refundable tax on dividends received by a corporation that is a “private corporation” or “subject corporation” for the purposes of Part IV of the Tax Act to the extent that such dividends are deductible in computing the corporation’s taxable income.  This tax will generally be refunded to the corporation at a rate of C$1.00 for every C$3.00 of taxable dividends paid while it is a private corporation.  Taxable dividends received by a Resident Offeror Shareholder who is an individual (other than certain trusts) may result in such Resident Offeror Shareholder being liable for minimum tax under the Tax Act. Resident Offeror Shareholders that are individuals should consult their own tax advisors in this regard.

Eligibility for Investment

Subject to the provisions of any particular plan and provided that the Offeror Shares are listed on the TSX (or other “designated stock exchange” as defined in the Tax Act) at the particular time, the Offeror Shares will be qualified investments under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans, registered education savings plans, registered disability savings plans and tax-free savings accounts (other than a trust governed by a tax-free savings account of which the beneficiary is a person who (i) does not deal at arm’s-length with the Offeror for the purposes of the Tax Act or (ii) has a significant interest (within the meaning of the Tax Act) in the Offeror or in a corporation, partnership or trust with which the Offeror does not deal at arm’s length for the purposes of the Tax Act).

Unitholders Not Resident in Canada

This portion of the summary is generally applicable to a Unitholder that is, at all relevant times, neither a resident of Canada nor deemed to be a resident of Canada for the purposes of the Tax Act and any applicable tax treaty or convention (a “Non-Resident Unitholder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Unitholder that is an insurer carrying on business in Canada and elsewhere.

A Non-Resident Unitholder generally will not be subject to taxation in Canada with respect to the exchange of Trust Units for Offeror Shares unless such Trust Units constitute “taxable Canadian property” (as defined in the Tax Act) to the Non-Resident Unitholder at the time of the exchange.  Trust Units will generally not constitute taxable Canadian property to a Non-Resident Unitholder unless: (i) the Non-Resident Unitholder holds or uses, or is deemed to hold or use, the Trust Units in the course of carrying on a business in Canada; (ii) the Trust Units are “designated insurance property” (as defined in the Tax Act) of the Non-Resident Unitholder for the purposes of the Tax Act; (iii) at any time during the 60-month period immediately preceding the disposition of the Trust Units, the Non-Resident Unitholder or persons with whom the Non-Resident Unitholder did not deal at arm’s length or any combination thereof, held (or had a right to acquire) 25% or more of the issued Trust Units; or (iv) APIF is not a mutual fund trust for the purposes of the Tax Act.

If the Trust Units constitute taxable Canadian property to a Non-Resident Unitholder, the tax considerations applicable to such a Non-Resident Unitholder will generally be the same as the tax consequences applicable to a Resident Unitholder — see “Certain Canadian Federal Income Tax Considerations — Unitholders Resident in Canada” —  and the exchange will occur on a tax deferred basis.  If the Trust Units disposed of by the Non-Resident Unitholder are taxable Canadian property, the Exchange Rule will deem the Offeror Shares received by the Non-Resident Unitholder in exchange for such Trust Units to be taxable Canadian property.

Dividends on Offeror Shares

Dividends on Offeror Shares paid or credited, or deemed under the Tax Act to be paid or credited, to a Non-Resident Unitholder that acquires Offeror Shares pursuant to the Offer (a “Non-Resident Offeror Shareholder”) will generally be subject to Canadian withholding tax of 25% unless such rate is reduced by an applicable tax treaty or convention.  For a Non-Resident Offeror Shareholder that is resident of the United States for the purposes of the Canada-U.S. Tax Treaty, and entitled to benefits of such treaty, this rate is generally reduced to 15%.

Other Tax Considerations

This Circular does not address any tax considerations of the Offer other than certain Canadian and U.S. federal income tax considerations.  Unitholders who are resident in jurisdictions other than Canada or the U.S. should consult their own tax advisors with respect to the tax implications of the Offer, including any associated filing requirements in such jurisdictions and the tax implications in such jurisdictions of holding the Offeror Shares after completion of the Transaction.  Unitholders should also consult their own tax advisors regarding Canadian federal, provincial or territorial tax considerations of the Offer or the holding of Offeror Shares.

27.                               Acceptance of the Offer

Other than as disclosed herein, the Offeror has no knowledge regarding whether any holders of Trust Units will accept the Offer.

28.                               Legal Matters

Legal matters on behalf of the Offeror will be passed upon, and the opinion contained under Section 25 of the Circular, “Material U.S. Federal Income Tax Considerations”, has been provided by Torys LLP, counsel to the Offeror and the opinion contained under Section 26 of the Circular, “Certain Canadian Federal Income Tax Considerations”, has been provided by Bennett Jones LLP, special Canadian tax counsel to the Offeror.  As of the date hereof, the partners and associates of Bennett Jones LLP and Torys LLP own less than 1% of the issued and outstanding Trust Units, and own less than 1% of the issued and outstanding Existing Hydrogenics Shares.

29.                               Depositary

The Offeror intends to engage CIBC Mellon as the Depositary for the Offer.  The Depositary may contact Unitholders by mail, telephone and telecopy and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Trust Units.  The Depositary will facilitate book-entry only transfers of the Trust Units tendered under the Offer.  The Depositary will receive reasonable and customary compensation from the Offeror for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

Questions and requests for assistance concerning the Offer to Purchase should be made directly to the Depositary at the address and telephone number shown the last page of the Circular.  Additional copies of this document may also be obtained without charge from the Depositary at the address shown on the last page of the Circular.

Except as expressly set forth in this Offer and Circular, no broker, dealer, bank or trust company shall be deemed to be an agent of the Offeror or the Depositary for the purposes of the Offer.

30.                               Statutory Rights

Securities legislation in certain of the provinces and territories of Canada provides Unitholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages if there is a misrepresentation in a circular or a notice that is required to be delivered to the Unitholders.  However, such rights must be exercised within prescribed time limits.  Unitholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

31.                               Expenses of the Offer

Hydrogenics Costs will be transferred to and assumed by New Hydrogenics at the Effective Time pursuant to the terms of the Support Agreement, such that New Hydrogenics and not the Offeror will be responsible for payment of any Hydrogenics Costs.

At the Effective Time, but conditional upon the payment of the Initial Liability Amount by the Offeror to New Hydrogenics, the Offeror shall be obligated to pay all Algonquin Costs and such obligation shall remain with the Offeror and shall not be transferred to or paid by New Hydrogenics.

32.                               Consents

Consent of Special Canadian Tax Counsel to the Offeror

To:                              The Board of Directors of Hydrogenics Corporation

We hereby consent to the reference to our name and opinion under “Certain Canadian Federal Income Tax Considerations” and to our name under “Legal Matters” and the inclusion of our opinion contained  in the take-over bid circular accompanying the offer to purchase dated September 21, 2009 made by Hydrogenics Corporation to the unitholders of Algonquin Power Income Fund.

September 21, 2009	(Signed) Bennett Jones LLP

Toronto, Ontario

Consent of Counsel to the Offeror

To:                              The Board of Directors of Hydrogenics Corporation

We hereby consent to the reference to our name and opinion contained under “Material U.S. Federal Income Tax Considerations” and to our name under “Legal Matters” and the inclusion of our opinion contained in the take-over bid circular accompanying the offer to purchase dated September 21, 2009 made by Hydrogenics Corporation to the unitholders of Algonquin Power Income Fund.

September 21, 2009	(Signed) Torys LLP

Toronto, Ontario

Consent of Auditors of Algonquin Power Income Fund

We refer to the circular of Hydrogenics Corporation dated September 21, 2009 relating to the offer to purchase by Hydrogenics Corporation of all of the issued and outstanding Trust Units of Algonquin Power Income Fund.

We consent to the use in the above-mentioned circular of:

•                  our auditors’ report dated July 2, 2009 on the consolidated balance sheets of Algonquin Power Income Fund as at December 31, 2008 and 2007 and the consolidated statements of operations, cash flows, deficit and comprehensive income / (loss) and accumulated other comprehensive income / (loss) for each of the years in the three-year period ended December 31, 2008.  Our report refers to changes in accounting relating to capital disclosures, financial instruments, intangible assets, and comprehensive income; and

•                  our auditors’ report dated July 2, 2009, except as to note 1, which is dated as of August 17, 2009, on the Reconciliation to United States Generally Accepted Accounting Principles of Algonquin Power Income Fund as at December 31, 2008 and 2007 and for each of the years in the two-year period ended December 31, 2008.

September 21, 2009	(Signed) KPMG LLP
Toronto, Ontario	Chartered Accountants
Licensed Public Accountants

33.                               Approval and Certificate

The contents of the Offer to Purchase and the Circular have been approved, and the sending, communication or delivery thereof to the Unitholders of Algonquin Power Income Fund has been authorized by, the directors of Hydrogenics Corporation.  The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

DATED September 21, 2009

HYDROGENICS CORPORATION

(Signed)	Daryl Wilson	(Signed)	Lawrence E. Davis
	Chief Executive Officer		Chief Financial Officer

On behalf of the Board of Directors

(Signed)	Norman M. Seagram	(Signed)	Douglas Alexander
	Director		Director

34.        Definitions

“Additional Amount” means the additional amount the Offeror owes to New Hydrogenics based on an estimate of the aggregate dollar value of tax pools of the Offeror as at immediately prior to the Effective Time, determined in accordance with formulae and procedures set out in the Support Agreement;

“Administration Agreement” means the amended and restated administration agreement between APIF and the Manager dated January 1, 2006, as the same may be amended, supplemented or restated from time to time;

“affiliate” has the meaning ascribed thereto in the OSA;

“Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the participant in DTC depositing the Trust Units which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal as if executed by such participant and that the Offeror may enforce such agreement against such participant;

“Algonquin Costs” has the meaning ascribed in Schedule “D” to the Support Agreement;

“Amendment Resolution” means an extraordinary resolution of Unitholders passed at the APIF Meeting amending the APIF Trust Declaration to provide that (i) the threshold for completing a compulsory acquisition for Units under the Offer is the Specified Percentage; and (ii) such compulsory acquisition shall be deemed to be completed at the Effective Time ((i) and (ii) collectively, the “Compulsory Acquisition”) in the form and content annexed as Schedule “H” to the Support Agreement, and any amendment or variation thereto as may be agreed upon by the parties;

“APIF” means Algonquin Power Income Fund, an open-ended trust established under the laws of the Province of Ontario;

“APIF Debenture Indenture” means the trust indenture between APIF and CIBC Mellon dated as of July 24, 2004, as amended by a supplemental trust indenture dated as of November 10, 2006 and further amended effective August 17, 2009, pursuant to which APIF has issued the APIF Series 1 Debentures and the APIF Series 2 Debentures;

“APIF Debenture Meeting” means the special meeting of Debentureholders called to be held on July 27, 2009 and adjourned to August 17, 2009, and at which the Debenture Amendment Resolution was approved;

“APIF Meeting” means the annual and special meeting of Unitholders that was held on July 27, 2009 and at which, among other things, the Amendment Resolution was approved;

“APIF Rights” means rights issued pursuant to the Unitholder Rights Plan;

“APIF Securities” means collectively, the Trust Units, APIF Series 1 Debentures and APIF Series 2 Debentures;

“APIF Series 1 Debentures” means the 6.65% convertible unsecured subordinated debentures of APIF due July 31, 2011, issued pursuant to the APIF Debenture Indenture;

“APIF Series 2 Debentures” means the 6.20% convertible unsecured subordinated debentures of APIF due November 30, 2016, issued pursuant to the APIF Debenture Indenture;

“APIF Trust Declaration” means the declaration of trust dated as of September 8, 1997, as amended and restated as of May 26, 2004, between A. Stephen Probyn, George L. Steeves and R. Ian Bradley, as trustees, and the settlor of APIF, pursuant to which APIF was created, as the same has been and may be amended from time to time, including pursuant to the Amendment Resolution;

“Arrangement” means the arrangement pursuant to section 192 of the CBCA set forth in the Plan of Arrangement;

“associate” has the meaning ascribed thereto in the OSA;

“Assumed Liabilities” means all debts, liabilities, commitments and obligations of any nature (whether matured, unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever, other than Excluded Liabilities, of the Vendors;

“Board of Trustees” means the board of trustees of APIF;

“Book-Entry Confirmation” means confirmation of a book-entry transfer of the Unitholder’s Trust Units into the Depositary’s account at CDS and/or DTC, as applicable;

“Business Day” means any day on which banks in the City of Toronto, Ontario are open for business;

“Canadian GAAP” means Canadian generally accepted accounting principles;

“CBCA” means the Canada Business Corporations Act;

“CD Exchange Offers” means the offer to purchase to be made by the Offeror to holders of the APIF Series 1 Debentures and the APIF Series 2 Debentures;

“CD Exchange Offers to Purchase” means the offers to purchase forming part of the CD Exchange Offers to Purchase and the Debenture Circular;

“CDS” means CDS Clearing and Depositary Services Inc., or its nominee (which is at the date hereof CDS & Co.);

“CDS Participant” means a participant of CDS, which includes investment dealers, stockbrokers, banks, trust companies and other financial institutions that maintain custodial relationships with a participant, either directly or indirectly;

“CDSX” means the CDS on-line tendering system pursuant to which book-entry transfers may be effected;

“CIBC Mellon” means CIBC Mellon Trust Company;

“Circular” means the take-over bid circular accompanying and forming part of the Offer to Purchase;

“Commissioner” means the Commissioner of Competition appointed under the Competition Act;

“Competition Act” means the Competition Act (Canada), as amended from time to time, including the regulations promulgated thereunder;

“Competition Act Clearance” means that either (i) the Commissioner of Competition shall have issued an advance ruling certificate under section 102 of the Competition Act in respect of the transactions contemplated by the Support Agreement; or (ii) (a) the applicable waiting period under section 123 of the Competition Act shall have expired or been terminated or the obligations of the parties to make a pre-merger notification filing under Part IX of the Competition Act shall have been waived in accordance with paragraph 113(c) of the Competition Act, and (b) the parties shall have been advised in writing by the Commissioner that she is of the view that grounds do not then exist to initiate proceedings under the merger provisions of the Competition Act in respect of the transactions contemplated by the Support Agreement;

“Compulsory Acquisition” has the meaning attributed to such term in the definition of “Amendment Resolution”;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“CRA” means the Canada Revenue Agency;

“Debenture Amendment Resolution” means the resolution passed at the APIF Debenture Meeting, which amended the compulsory acquisition provisions of the APIF Debenture Indenture by adding Article 13A to the APIF Debenture Indenture, as set forth in Appendix “A” to the management information circular of APIF dated June 23, 2009 in respect of the APIF Debenture Meeting, as amended from time to time;

“Debenture Circular” means the take-over bid circular accompanying and forming part of the CD Exchange Offers to Purchase;

“Debentureholders” means holders of the Debentures;

“Debentures” means, collectively, the APIF Series 1 Debentures and the APIF Series 2 Debentures;

“Depositary” means CIBC Mellon;

“Depositary Agreement” means an agreement to be entered into between the Offeror and the Depositary pursuant to which the Depositary will act as depositary under the Offer;

“Deposited Securities” means the Trust Units deposited to the Offer and which are not withdrawn;

“Depositing Unitholders” means Unitholders whose Trust Units are deposited to the Offer on their behalf by CDS and which are not withdrawn;

“Divested Assets” means all of the Vendors’ rights, title and interest (legal and beneficial) in and to all of the assets of the Vendors of every kind and wheresoever situate, other than the Excluded Assets;

“Divestiture Agreement” means the divestiture agreement to be entered into among the Offeror, Stuart Energy, Test Systems and New Hydrogenics in connection with the Transaction, and any amendment or variation thereto as may be agreed to among the Offeror, New Hydrogenics and the Board of Trustees;

“DTC” means The Depository Trust Company;

“Effective Date” means the date that the Offeror first takes up and pays for Trust Units deposited to the Offer;

“Effective Time” means (a) the date and time the Offeror shall have delivered to the Depositary the notice to take-up the Trust Units deposited, and not withdrawn, pursuant to the Offer and (b) 12:01 a.m. (Toronto time) on the Effective Date, or such other time as may be specified in writing by the Offeror to New Hydrogenics pursuant to the Plan of Arrangement, each of which, the Offeror, New Hydrogenics and the Board of Trustees agree, shall be scheduled to occur contemporaneously;

“Eligible Institution” means a Canadian Schedule I chartered bank, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP).  Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Industry Regulatory Organization of Canada, members of the Financial Industry Regulatory Authority or banks or trust companies in the United States;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Excluded Assets” means (a) all of the common shares of Stuart Energy owned by the Offeror; (b) all of the common shares of Test Systems owned by the Offeror; (c) any intercompany receivables or other similar amounts payable to any of the Vendors by any one of the other Vendors; (d) minute books, tax returns, tax assessments and related filings in respect of the Vendors; (e) any rights of the Offeror under the Indemnity Agreement, the Offer, the Circular, the CD Exchange Offers, the take-over bid circular in respect of the CD Exchange Offers, the related letters of acceptance and transmittal in connection therewith, the Depositary Agreement, the depositary agreement in connection with the CD Exchange Offers, the New Debenture Indenture, the Compulsory Acquisition, any compulsory acquisition under the APIF Debenture Indenture, the Support Agreement, the Expense Reimbursement Agreement and the guarantees issued in respect of such agreements; and (f) any rights of the Vendors under the Divestiture Agreement;

“Excluded Liabilities” means debts, liabilities, commitments or obligations (whether matured or unmatured, accrued, fixed, contingent or otherwise): (a) any intercompany debts, liabilities, commitments or obligations payable by any of the Vendors to any one of the other Vendors; (b) any debts, liabilities, commitments or obligations payable by the Offeror with respect to the Support Agreement, the Expense Reimbursement Agreement, the Offeror stock option plan, the Offeror deferred share unit plan, the Offeror restricted share unit plan, the Offer, the Circular, the CD Exchange Offers, the take-over bid circular in respect of the CD Exchange

Offers, the related letters of acceptance and transmittal in connection therewith, the Depositary Agreement, the depositary agreement in connection with the CD Exchange Offers, the New Debenture Indenture, and any securities issued thereunder; (c) any debts, liabilities, commitments or obligations payable by the Vendors with respect to the Divestiture Agreement; (d) any debts, liabilities, commitments or obligations payable by the Offeror with respect to Algonquin Costs arising from, or as a result of, the Support Agreement; (e) any debts, liabilities, commitments or obligations payable by the Offeror with respect to the Compulsory Acquisition and any compulsory acquisition under the APIF Debenture Indenture; (f) any debts, liabilities, commitments or obligations payable by the Offeror under Hydrogenics Note 1, Hydrogenics Note 2 and Hydrogenics Note 3; and (g) any debts, liabilities, commitments or obligations payable by the Offeror under the Indemnity Agreement;

“Existing Hydrogenics Shares” means the existing class of common shares in the capital of the Offeror, which shares will be immediately redeemed upon completion of the Transaction;

“Expense Reimbursement Agreement” means the expense reimbursement agreement among the Offeror, New Hydrogenics and the Manager, enter into concurrently with the Support Agreement;

“Expiry Date” means October 27, 2009, or such later date or dates as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer to Purchase, “Extension and Variation of the Offer”;

“Expiry Time” means 12:01 a.m. (local time at the place of deposit) on the Expiry Date, or such later time or times as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer to Purchase, “Extension and Variation of the Offer”;

“Final Order” means the order of the Court dated July 29, 2009 approving the Arrangement as such order may be amended by the Court (with the consent of the Offeror, the Board of Trustees and New Hydrogenics) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or dismissed, as affirmed or varied (provided that any such variation shall be acceptable to the Offeror, the Board of Trustees and New Hydrogenics, each acting reasonably);

“General Motors” means General Motors Company;

“Genuity” means Genuity Capital Markets;

“Governmental Entity” means (i) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign, (ii) any subdivision, agent, representative or authority of any of the foregoing, or (iii) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory authority (including the TSX and Nasdaq Global Market), exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Hydrogenics Costs” has the meaning ascribed in Schedule “D” to the Support Agreement;

“Hydrogenics Note 1” means the promissory note of the Offeror, in the principal amount of C$10,813,084;

“Hydrogenics Note 2” means the promissory note of the Offeror, representing the Additional Amount;

“Hydrogenics Note 3” means the promissory note of the Offeror, representing the Post-Closing Amount;

“Indemnity Agreement” means the indemnity agreement to be entered into between the Offeror and New Hydrogenics in connection with the Transaction, and any amendment or variation thereof as may be agreed to among the Offeror, New Hydrogenics and the Board of Trustees;

“Initial Liability Amount” means C$10.8 million;

“Interim Order” means the interim order of the Court, as the same may be amended or varied by the Court (with the consent of the Offeror, the Board of Trustees and New Hydrogenics, each acting reasonably) pursuant to subsection 192(4) of the CBCA, containing declarations and directions with respect to the Plan of Arrangement and the holding of the Offeror Meeting;

“Letter of Transmittal” means the relevant letter of acceptance and transmittal to be completed and forwarded to the Depositary by Unitholders who wish to accept the Offer;

“Losses” means, in respect of any and all matters, all losses, liabilities, claims, costs, damages, expenses, charges, fines, penalties, interest charges, assessments or other liabilities whatsoever (including legal fees and disbursements on a solicitor and client basis and fees and disbursements of experts) arising out of, resulting from, attributable to or connected with such matter;

“Management Agreement” means the amended and restated management agreement among Algonquin Power Fund (Canada) Inc., Algonquin Holdco Inc., Algonquin Power Trust and the Manager dated April 30, 2008, as the same may be amended, supplemented or restated from time to time;

“Manager” means Algonquin Power Management Inc., the current manager and administrator of APIF pursuant to the Management Agreement and the Administration Agreement, respectively;

“Manager Break Fee” means the sum of C$1.0 million, payable by the Offeror to the Manager under certain circumstances pursuant to the terms of the Expense Reimbursement Agreement;

“Material Adverse Change” means any change, effect, announcement, event, impact or occurrence, in each case by a Governmental Entity or the Offeror, occurring after the date hereof and prior to the effective time of the Arrangement which would be material and adverse to the ability of the Offeror to utilize the Tax Pools for provincial and federal tax purposes subsequent to completion of the Transaction which, for greater certainty, will include a reduction of more than 10% of the aggregate dollar value of the Tax Pools as at the date hereof or to the taxation implications for the exchange of the Trust Units, the APIF Series 1 Debentures or the APIF Series 2 Debentures. For greater certainty, Material Adverse Change shall not include changes in the market price for any of the Trust Units, the APIF Series 1 Debentures, the APIF Series 2 Debentures or the Existing Hydrogenics Shares, in and of themselves;

“material fact”, “material change” and “misrepresentation” are used as defined under the OSA;

“Materiality Representations and Warranties” means the representations and warranties in sections 3.1, 3.2 and 3.3 of the Support Agreement that are subject to “material” or similar qualifications, if any;

“MW” means megawatts;

“NASDAQ” means the Nasdaq Global Market;

“New Debenture Indenture” means the trust indenture to be entered into between the Offeror and CIBC Mellon pursuant to which the Offeror will issue the New Series 1A Debentures and the New Series 2A Debentures, as it may be amended, supplemented or restated from time to time;

“New Hydrogenics” means 7188501 Canada Inc.;

“New Hydrogenics Indemnitees” means (i) with respect to indemnities set forth in Sections 2.2(a) and 2.2(b) of the Indemnity Agreement, New Hydrogenics and its directors, officers and employees, and (ii) with respect to indemnities set forth in Sections 2.2(c) to 2.2(h), inclusive, New Hydrogenics;

“New Hydrogenics Shares” means the common shares in the capital of New Hydrogenics;

“New Series 1A Debentures” means the 7.50% convertible unsecured subordinated debentures of the Offeror due November 30, 2014, issued pursuant to the New Debenture Indenture;

“New Series 2A Debentures” means the 6.35% convertible unsecured subordinated debentures of the Offeror due November 30, 2016, issued pursuant to the New Debenture Indenture;

“Non-Resident Unitholder” means a Unitholder that is a non-resident for purposes of the Tax Act;

“Non-U.S. Holder” means a holder of Trust Units that is not a U.S. Holder;

“Offer” means the offer to purchase hereby made by the Offeror to holders of Trust Units;

“Offer Documents” means the Offer to Purchase and the Circular;

“Offeror Indemnitees” means the Offeror, Stuart Energy and Test Systems;

“Offer Period” means the period commencing on the date hereof and ending at the Expiry Time;

“Offer to Purchase” means the offer to purchase forming part of the Offer to Purchase and Circular;

“Offeror” means Hydrogenics Corporation, a corporation incorporated under the laws of Canada, which, upon completion of the Transaction, will be renamed such other name as may be determined by the Board of Directors of such corporation;

“Offeror Break Fee” means the sum of C$1.0 million, payable by the Manager to the Offeror under certain circumstances pursuant to the terms of the Expense Reimbursement Agreement;

“Offeror Meeting” means the special meeting of Offeror Shareholders held on July 27, 2009 and at which the Offeror Resolution was approved;

“Offeror Proxy Circular” means the management proxy circular of the Offeror dated June 25, 2009 sent by the Offeror to the Offeror Shareholders in connection with the Offeror Meeting;

“Offeror Resolution” means the special resolution of the Offeror Shareholders approving the Plan of Arrangement, approved at the Offeror Meeting;

“Offeror Rights” means the rights to acquire Existing Hydrogenics Shares issued under the Option Plan, the Offeror restricted share unit plan or the Offeror deferred share unit plan;

“Offeror Rightsholders” means the holders from time to time of Offeror Rights;

“Offeror Securityholders” means the Offeror Shareholders and the Offeror Rightsholders;

“Offeror Shareholders” means the holders of the Existing Hydrogenics Shares;

“Offeror Shares” means the new class of common shares in the capital of the Offeror to be issued to Unitholders pursuant to the Transaction;

“Offeror’s Continuous Disclosure Record” means the Offeror’s annual information form, management proxy circular(s), financial statements and accompanying management’s discussion and analysis, material change reports and other continuous disclosure documents filed on SEDAR since January 1, 2009;

“Option Plan” means the Stock Option Plan of the Offeror, dated June 22, 2009;

“OSA” means the Securities Act (Ontario), as amended;

“OSC” means the Ontario Securities Commission;

“person” includes an individual, a corporation, a partnership, a trust, any unincorporated organization or other entity and words importing persons have a similar meaning;

“Plan of Arrangement” means the plan of arrangement in the form set out in Appendix “F” to the Offeror Proxy Circular, as amended or supplemented from time to time in accordance with Article 4 thereof;

“Post-Closing Amount” has the meaning ascribed to such term in “Background to and Reasons for the Offer — Support Agreement” in section 15 of the Circular;

“Recommended Offer” means an offer to acquire outstanding Trust Units in respect of which the Board of Trustees have publicly recommended acceptance by Unitholders;

“Representatives” means (i) with respect to the Offeror, its officers, directors, employees, financial advisors, experts, agents and other representatives and (ii) with respect to the Board of Trustees, its financial advisors, experts, agents and other representatives and the officers, directors, trustees, employees, financial advisors, experts, agents and other representatives of APIF, the Manager and their respective affiliates;

“Resident Unitholder” means a Unitholder resident in Canada for purposes of the Tax Act;

“Restricted Pool Losses” has the meaning ascribed thereto in the Support Agreement;

“Restricted Tax Pools” has the meaning ascribed thereto in the Support Agreement;

“SEC” means the United States Securities and Exchange Commission;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“Specified Percentage” means 66 2/3% of the number of Trust Units represented by holders thereof, in person or by proxy, and who voted on the Amendment Resolution at the APIF Meeting;

“Stuart Energy” means Stuart Energy Systems Corporation, a wholly-owned subsidiary of the Offeror;

“subsidiary” has the meaning ascribed thereto in the OSA;

“Support Agreement” means the support agreement dated June 11, 2009 between the Board of Trustees, New Hydrogenics and the Offeror pursuant to which, among other things, the Offeror agreed to make the Offer and the Board of Trustees agreed to recommend the Offer to Unitholders, as set forth therein;

“Take-Up Date” means each date upon which the Offeror takes up or acquires Trust Units pursuant to the Offer;

“Take-Up Time” means the date and time that the Offeror has given notice to the Depositary that it has taken up Trust Units deposited, and not withdrawn, pursuant to the Offer;

“Tax Act” means the Income Tax Act (Canada) and regulations thereunder, as amended;

“Tax Pools” has the meaning ascribed thereto in the Support Agreement;

“Test Systems” means Hydrogenics Test Systems Inc., a wholly-owned subsidiary of the Offeror;

“TOB Losses” means in respect of the Offer, the Circular, the CD Exchange Offers, the take-over bid circular in respect of the CD Exchange Offers, the related letters of acceptance and transmittal in connection therewith, the Depositary Agreement, the depositary agreement in connection with the CD Exchange Offers, the New Debenture Indenture, and all securities issued thereunder, all Losses arising out of, resulting from, attributable to or connected with such matters;

“Transaction” means the proposed transactions contemplated under (i) the Plan of Arrangement, (ii) the Offer, (iii) the CD Exchange Offers and (iv) the Compulsory Acquisition;

“Trust Units” means trust units of APIF, as the same are constituted on the date hereof;

“Trustees” means the trustees of APIF;

“TSX” means the Toronto Stock Exchange;

“Unitholder Rights Plan” means the unitholder rights plan agreement between APIF and CIBC Mellon, as rights agent, dated as of March 20, 2008;

“Unitholders” means holders of Trust Units;

“U.S.” or “United States” means the United States of America;

“U.S. GAAP” means United States generally accepted accounting principles; and

“Vendors” means the Offeror, Stuart Energy and Test Systems.

In the Offer to Purchase and the Circular, words importing the singular number include the plural and vice versa, and words importing gender include all genders.

Appendix A

TABLE OF CONTENTS APPENDIX A

Annual Report on Form 20-F of the Offeror for the year ended December 31, 2008 (including the consolidated financial statements of the Offeror as at and for the years ended December 31, 2008, 2007 and 2006, together with the auditors’ report thereon)

A-1-1

Amendment No. 1 to the Annual Report on Form 20-F of the Offeror for the year ended December 31, 2008	A-2-1

Annual Information form of the Offeror dated March 24, 2009	A-3-1

Management proxy circular dated March 24, 2009 prepared in connection with the Offeror’s annual and special meeting of shareholders held on May 13, 2009	A-4-1

Unaudited comparative interim consolidated financial statements of the Offeror contained in the second quarter report to shareholders of the Offeror as at and for the six months ended June 30, 2009 and 2008

A-5-1

Management’s discussion and analysis of financial condition and results of operations of the Offeror as at June 30, 2009 and for the six months ended June 30, 2009 and 2008	A-6-1

Extracts of the Offeror Proxy Circular	A-7-1

Material Change Report of the Offeror dated July 22, 2009 in respect of the termination of the manufacturing and supply agreement dated August 9, 2006 between the Offeror and American Power Conversion	A-8-1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 20-F

(Mark One)

☐	REGISTRATION STATEMENT PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the fiscal year ended December 31, 2008

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☐	SHELL COMPANY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number: 000-31815

HYDROGENICS CORPORATION - CORPORATION HYDROGÉNIQUE
(Exact name of Registrant as specified in its charter)

Canada
(Jurisdiction of incorporation or organization)

5985 McLaughlin Road Mississauga, Ontario Canada L5R 1B8 (905) 361-3660
(Address of principal executive office)

Lawrence Davis, Chief Financial Officer 5985 McLaughlin Road Mississauga, Ontario Canada L5R 1B8 (905) 361-3660 Fax (905) 361-3626
(Name, Telephone, Email and/or Facsimile number and Address of Company Contact Person)

Securities registered or to be registered pursuant to Section 12(b) of the Act.

None

Securities registered or to be registered pursuant to Section 12(g) of the Act.

Common Shares

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Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act.

None

Indicate the number of outstanding shares of each of the issuer’s classes of capital or common stock as of the close of the period covered by the annual report.

At December 31, 2008, 92,405,666 common shares were issued and outstanding

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.

☐ Yes   ☒ No

If this report is an annual or transition report, indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

☐ Yes   ☒ No

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

☒ Yes   ☐ No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

☒ Yes   ☐ No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒

Indicate by check mark which basis of accounting the registrant has used to prepare the financial statements included in this filing:

U.S. GAAP ☐	International Financial Reporting Standards as issued by the International Accounting Standards Board ☐	Other ☒

If “Other” has been checked in response to the previous question, indicate by check mark which financial statement item the registrant has elected to follow.

☐ Item 17   ☒ Item 18

If this is an annual report, indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

☐ Yes   ☒ No

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INTRODUCTION AND USE OF CERTAIN TERMS			A-1-4
FORWARD LOOKING STATEMENTS			A-1-4
PART I			A-1-5
	ITEM 1.	IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISERS	A-1-5
	ITEM 2.	OFFER STATISTICS AND EXPECTED TIMETABLE	A-1-5
	ITEM 3.	KEY INFORMATION	A-1-5
	ITEM 4.	INFORMATION ON THE COMPANY	A-1-21
	ITEM 4A.	UNRESOLVED STAFF COMMENTS	A-1-30
	ITEM 5.	OPERATING AND FINANCIAL REVIEW AND PROSPECTS	A-1-30
	ITEM 6.	DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES	A-1-48
	ITEM 7.	MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS	A-1-62
	ITEM 8.	FINANCIAL INFORMATION	A-1-64
	ITEM 9.	THE OFFER AND LISTING	A-1-64
	ITEM 10.	ADDITIONAL INFORMATION	A-1-65
	ITEM 11.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	A-1-72
	ITEM 12.	DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES	A-1-72
PART II			A-1-73
	ITEM 13.	DEFAULTS, DIVIDEND ARREARAGES AND DELINQUENCIES	A-1-73
	ITEM 14.	MATERIAL MODIFICATIONS TO THE RIGHTS OF SECURITY HOLDERS AND USE OF PROCEEDS	A-1-73
	ITEM 15.	CONTROLS AND PROCEDURES	A-1-78
	ITEM 16A.	AUDIT COMMITTEE FINANCIAL EXPERT	A-1-79
	ITEM 16B.	CODE OF ETHICS	A-1-79
	ITEM 16C.	PRINCIPAL ACCOUNTANT FEES AND SERVICES	A-1-80
	ITEM 16D.	EXEMPTIONS FROM THE LISTING STANDARDS FOR AUDIT COMMITTEES	A-1-80
	ITEM 16E.	PURCHASES OF EQUITY SECURITIES BY THE ISSUER AND AFFILIATED PURCHASERS	A-1-81
	ITEM 16F.	CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT	A-1-81
	ITEM 16G.	CORPORATE GOVERNANCE	A-1-81
PART III			A-1-82
	ITEM 17.	FINANCIAL STATEMENTS	A-1-82
	ITEM 18.	FINANCIAL STATEMENTS	A-1-82
	ITEM 19.	EXHIBITS	A-1-116

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INTRODUCTION AND USE OF CERTAIN TERMS

In this Form 20-F, references to the “United States” or to “US” are to the United States of America. You will find the words “we,” “our,” “us” and similar words or phrases in this Form 20-F. We use those words to comply with the requirement of the US Securities and Exchange Commission to use “plain English” in public documents like this Form 20-F. Each executive identified in this Form 20-F reports directly to other executives of the Company by whom the executive is employed, or to the Company’s board of directors.

References to the “Company” or “Hydrogenics” herein refer to Hydrogenics Corporation, the Registrant and references to “common shares” or “Shares” refer to common shares of Hydrogenics.

FORWARD LOOKING STATEMENTS

This Form 20-F contains certain “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which can be identified by the use of forward-looking terminology such as  “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “seeks,” “may,” “plans,” “potential,” “predicts,” “should,” “strategy” or “will,” or the negative or other variations of these words, or other comparable words or phrases. We believe the expectations reflected in our forward-looking statements are reasonable, although we cannot guarantee future results, levels of activity, performance, goals or achievements or other future events.  Our ability to successfully execute our business plan, which includes an increase in revenue, obtaining additional funding from potential investors or through non-traditional sources of financing and actively managing our liquidity, will have a direct impact on our business, results of operations and financial condition, and if we are not successful will exacerbate other risks and uncertainties. In addition, the failure to maintain the listing requirements of the Nasdaq Global Market could adversely affect our common share price and ability to raise additional funds. Forward-looking statements are subject to many risks and uncertainties that could cause actual results or events to differ materially from those anticipated in our forward-looking statements.  These risks and uncertainties include, but are not limited to: our inability to increase our revenues or raise additional funding to continue operations, execute our business plan, or to grow our business; our inability to address a sustained or broad economic recession, and its impact on our business, results of operations and financial condition; our limited operating history; our inability to implement our business strategy; fluctuations in our quarterly results; our failure to maintain our customer base that generates the majority of our revenues; currency fluctuations; our failure to maintain sufficient insurance coverage; changes in value of our identifiable intangible assets; the failure of a significant market to develop for our products; the failure of hydrogen being readily available on a cost-effective basis; changes in government policies and regulations; the failure of uniform codes and standards for hydrogen-fuelled vehicles and related infrastructure to develop; our failure to compete with other developers and manufacturers of products in our industry; our failure to compete with developers and manufacturers of traditional and alternative technologies; our failure to develop partnerships with original equipment manufacturers, governments, systems integrators and other third parties; our inability to obtain sufficient materials and components for our products from suppliers; our failure to manage expansion of our operations; our failure to manage foreign sales and operations; our failure to recruit, train and retain key management personnel; our inability to integrate acquisitions; our failure to develop adequate manufacturing processes and capabilities; our failure to complete the development of commercially viable products; our failure to produce cost-competitive products; failure or delay in field testing of our products; our failure to produce products free of defects or errors; our inability to adapt to technological advances or new codes and standards; our failure to protect our intellectual property; our involvement in intellectual property litigation; our exposure to product liability claims; our failure to meet the listing requirements of the Nasdaq Global Market; the implementation of a share consolidation of our common shares; our failure to meet rules regarding passive foreign investment companies; the actions of our significant and principal shareholders; dilution as a result of significant issuances of our common shares and preferred shares; inability of U.S. investors to enforce U.S. civil liability judgments against us; the volatility of our common share price; and dilution as a result of the exercise of options.  Some of these factors are discussed in more detail herein, including under “Item 3. Key Information — Risk Factors,” “Item 4. Information on the Company,” “Item 5. Operating and Financial Review and Prospects, and “Item 14. Material Modifications to the Rights of Security Holders and Use of Proceeds.”  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this Form 20-F as anticipated, believed, estimated or expected. We provide the information in this 20-F as of the date of its filing. We do not intend, and do not assume any obligation, to update any information or forward looking statements set out in this Form 20-F.

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PART I

ITEM 1.  IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISERS

Not applicable.

ITEM 2.  OFFER STATISTICS AND EXPECTED TIMETABLE

Not applicable.

ITEM 3.  KEY INFORMATION

SELECTED FINANCIAL DATA

All financial data presented in this Form 20-F with respect to the years ended December 31, 2008, 2007 and 2006 are qualified in their entirety by reference to the relevant information in the consolidated financial statements and their notes.

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HYDROGENICS CORPORATION
BALANCE SHEETS DATA

(in thousands of US dollars, except for share amounts)	2008	2007	2006	2005	2004
ASSETS
Current Assets
Cash and cash equivalents	$21,601	$15,460	$5,937	$5,394	$26,209
Restricted cash	1,130	—	—	—	—
Short-term investments	—	15,032	54,350	80,396	62,853
Accounts receivable (note 7*)	3,974	12,713	9,740	7,733	5,223
Grants receivable	505	850	1,901	1,909	2,437
Inventories (note 8*)	10,101	12,659	12,718	8,685	4,324
Prepaid expenses	1,161	1,077	1,539	2,353	1,400
	38,472	57,791	86,185	106,470	102,446
Deferred Charges**	—	—	—	—	1,030
Property, plant and equipment (note 9*)	4,082	4,847	5,435	5,682	5,286
Intangible assets (note 10*)	—	249	500	33,972	3,878
Goodwill (note 6*)	5,025	5,025	5,025	68,505	5,113
Other non-current assets	—	28	28	28	108
	$47,579	$67,940	$97,173	$214,657	$117,861
LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities (notes 11 and 18*)	$17,298	$18,166	$21,380	$14,918	$6,635
Unearned revenue	4,785	9,042	8,809	3,772	1,537
	22,083	27,208	30,189	18,690	8,172
Long-term debt (note 12*)	—	11	94	325	302
Deferred research and development grants	13	337	133	135	174
	22,096	27,556	30,416	19,150	8,648
Shareholders’ Equity
Common Shares	307,000	306,872	307,376	306,957	187,282
Warrants	—	—	—	—	4,722
Contributed surplus	16,300	15,606	13,718	11,847	2,155
Deficit	(291,420)	(277,101)	(249,033)	(118,274)	(80,900)
Accumulated other comprehensive loss	(6,397)	(4,993)	(5,304)	(5,023)	(4,046)
Total deficit and accumulated other comprehensive loss	(297,817)	(282,094)	(254,337)	(123,297)	(84,946)
	25,483	40,384	66,757	195,507	109,213
	$47,579	$67,940	$97,173	$214,657	$117,861
Weighted average number of shares	92,080,656	91,797,911	91,816,049	91,226,912	63,542,811

Note:

*                 With respect to the financial information for the years ended December 31, 2008 and 2007, please see the relevant notes under the Notes to Consolidated Financial Statements, which can be found on page F-10 of this form.

**          Direct and incremental transaction costs incurred in connection with the acquisition of Stuart Energy Systems Corporation incurred during 2004 were deferred as a non-current asset on the consolidated balance sheets until the completion of the transaction in 2005, at which time the costs were added to the purchase price.

A-1-6

HYDROGENICS CORPORATION
STATEMENTS OF INCOME DATA

(in thousands of US dollars, except for share and per share amounts)	2008	2007	2006	2005	2004
Revenues	$39,340	$37,990	$30,059	$37,191	$16,656
Cost of revenues	31,446	33,601	29,360	33,881	12,396
	7,894	4,389	699	3,310	4,260
Operating expenses
Selling, general and administrative	15,022	24,006	27,891	24,616	14,305
Research and product development (note 14*)	7,296	9,690	9,379	7,745	9,069
Windup of test equipment business (note 5*)	—	2,016	—	—	—
Amortization of property, plant and equipment	855	903	1,285	1,365	2,517
Amortization of intangible assets	249	251	7,139	8,429	8,510
Integration costs	—	—	—	1,123	(77)
Impairment of intangible assets and goodwill (notes 6 and 10*)	—	—	90,834	—	3,693
	23,422	36,866	136,528	43,278	38,017

Loss from operations / Loss from continuing operations	(15,528)	(32,477)	(135,829)	(39,968)	(33,757)
Other income (expenses)
Gain on sale of assets	44	—	477	—	—
Loss on disposal of property, plant and equipment (note 5*)	—	(308)	—	—	—
Provincial capital tax	170	(127)	(42)	(91)	(260)
Interest, net	923	2,249	3,551	2,936	895
Foreign currency gains (losses)	188	2,617	904	(251)	(333)
	1,325	4,431	4,890	2,594	302
Loss before income taxes	(14,203)	(28,046)	(130,939)	(37,374)	(33,456)
Current income tax expense (recovery) (note 19*)	116	22	(180)	—	84
Net loss for the year	$(14,319)	$(28,068)	$(130,759)	(37,374)	(33,539)

Net loss per share / Net loss from continuing operations per share
Basic and diluted (note 20*)	$(0.16)	$(0.31)	$(1.42)	$(0.41)	$(0.53)
Shares used in calculating basic and diluted net loss per share	92,080,656	91,797,911	91,816,049	91,226,912	63,542,811

Note:

*      With respect to the financial information for the years ended December 31, 2008, 2007 and 2006, please see the relevant notes under the Notes to Consolidated Financial Statements, which can be found on page F-10 of this form.

We have never declared or paid any cash dividends on our common shares.

The financial information in this Form 20-F has been prepared in accordance with Canadian generally accepted accounting practices (“GAAP”).  Certain financial information under US GAAP are as follows:

A-1-7

(in thousands of US dollars, except for share and per share amounts)	2008	2007	2006	2005	2004
Revenues	$39,340	$37,990	$30,059	$37,191	$16,656
Loss from operations	$(15,440)	$(32,477)	$(120,058)	$(55,739)	$(33,780)
Loss from continuing operations	$(15,440)	$(32,477)	$(120,058)	$(55,739)	$(33,780)
Net loss for the year	$(14,231)	$(28,068)	$(114,988)	$(53,145)	$(33,562)
Total assets	$47,579	$67,940	$97,173	$198,881	$117,861
Net assets	$25,571	$40,384	$66,757	$179,736	$109,213
Shareholders’ Equity	$25,571	$40,384	$66,757	$179,736	$109,213

Basic and fully diluted comprehensive net loss per share	$(0.15)	$(0.31)	$(1.26)	$(0.59)	$(0.53)
Weighted average number of shares used in calculating comprehensive loss per share	92,080,656	91,797,911	91,816,049	91,226,912	63,542,811

For a reconciliation of certain additional financial information, see “Note  23 — Differences Between Canadian and United States Accounting Principles” under the Notes to Consolidated Financial Statements, which can be found on page F-30 of this form, and is incorporated by reference herein.

CAPITALIZATION AND INDEBTEDNESS

Not applicable.

REASONS FOR THE OFFER AND USE OF PROCEEDS

Not applicable.

RISK FACTORS

Risk Factors Related to Our Financial Condition

If we are unsuccessful in increasing our revenues or raising additional funding, we may possibly cease to continue as we currently do.

Although our consolidated financial statements for the year ended December 31, 2008 have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations, our ability to continue as a going concern is dependent on the successful execution of the Company’s business plan, which includes an increase in revenue and additional funding to be provided by potential investors as well as non-traditional sources of financing.

We have sustained losses and negative cash flows from operations since our inception. We expect that this will continue throughout 2009. If we do not raise additional capital before 2010, we do not expect our operations to generate sufficient cash flow to fund our obligations as they come due.  On June 12, 2009, we announced that we entered into an agreement with the trustees (the “Algonquin Board”) of Algonquin Power Income Fund (“Algonquin Power”) to implement a non-dilutive financing transaction that will provide us with working capital, and which is described in more detail below under “Item 4.  Information of the Company — History and Development of Hydrogenics Corporation.” The transaction is subject to various conditions, including the receipt of regulatory approvals, such as the approval of The Toronto Stock Exchange (the “TSX”) and Nasdaq Global Select Market (“Nasdaq”),  approval by the Ontario Superior Court of Justice and by shareholders of Hydrogenics. The transaction is also subject to approval by unitholders of Algonquin Power with respect to certain amendments to Algonquin Power’s declaration of trust in connection with the transaction, and Algonquin Power unitholders tendering the requisite number of units to the take-over bid to be made by Hydrogenics in connection with the transaction.

Additional funding may be in the form of debt or equity or a hybrid instrument depending on the needs of the investor. Given the prevailing global economic and credit market conditions, we may not be able to raise additional cash resources through these traditional sources of financing. Although we are also investigating non-traditional sources of financing, the global credit market crisis has also adversely affected the ability of potential parties to pursue such transactions. We do not believe that the ability to access

A-1-8

capital markets or these adverse conditions are likely to improve significantly in the near future. Accordingly, we may have to pursue a combination of operating and related initiatives, such as further restructurings and/or asset sales.

There can be no assurances that we will achieve profitability or positive cash flows or be able to obtain additional funding or that, if obtained, they will be sufficient, or whether any other initiatives will be successful, such that we may continue as a going concern. There are material uncertainties related to certain adverse conditions and events that cast significant doubt on the validity of this assumption.

Our inability to generate sufficient cash flows, raise additional capital and actively manage our liquidity may impair our ability to execute the Company’s business plan, and result in our reducing or eliminating product development and commercialization efforts, reduce our sales and marketing efforts, and having to forego attractive business opportunities.

At December 31, 2008, we had approximately $22.7 million of cash and cash equivalents and restricted cash (March 31, 2009 - $15.7 million). There are uncertainties related to the timing and use of our cash resources and working capital requirements. These uncertainties include, among other things, the timing and volume of commercial sales and associated gross margins of our existing products and the development of markets for, and customer acceptance of new products. Due to these and other factors, many of which are outside of our control, we may not be able to accurately predict our necessary cash expenditures or obtain financing in a timely manner to cover any shortfalls.

If we are unable to generate sufficient cash flows or obtain adequate additional financing, which given the current global economy and credit markets is challenging, we may be unable to respond to the actions of our competitors or we may be prevented from executing the Company’s business plan, or conducting all or a portion of our planned operations. In particular, the development and commercialization of our products could be delayed or discontinued if we are unable to fund our research and product development activities or the development of our manufacturing capabilities. In addition, we may be forced to reduce our sales and marketing efforts or forego attractive business opportunities.

A sustained and broad economic recession could continue to have a negative impact on our business, results of operations and financial condition, or our ability to accurately forecast our results, and it may cause a number of the risks that we currently face to increase in likelihood, magnitude and duration.

Macro-level changes in the global economy began to affect our business in the fourth quarter of 2008. Operationally, we experienced a delay in closing orders and, in one case, a delay in a shipment as a result of a customer not being able to pay for the balance of an order. Financially, we experienced more challenging conditions as a result of weaker capital markets worldwide and anticipate this may adversely alter our ability to raise capital on favourable terms and could change the terms of our credit facility.

The condition of the current global economy and credit markets affect our outlook in two primary ways. First, our products depend, to some degree, on general world economic conditions and activity. If the current condition of the economy results in a sustained broad economic recession, demand for our products is likely to decline. Secondly, the current economic and credit climate could adversely affect our ability to conduct normal day-to-day selling activities which depend on the granting of short-term credit to a wide variety of purchasers and particularly the corresponding need of those purchasers to finance purchases by accessing credit. Our business is dependent on purchasers of our products having access to adequate levels of credit. If the current condition of the economy is not resolved in a manner that will provide access to credit to potential purchasers of our products, our business will likely suffer as a result.

With a sustained or expanding economic downturn, we expect that we will continue to experience significant difficulties on a number of fronts, depending upon the duration and severity of these events. As a result, we may face new risks as yet unidentified, and a number of risks that we ordinarily face and that are further described herein may increase in likelihood, magnitude and duration. These risks include but are not limited to deferrals or reductions of customer orders, potential deterioration of our customers’ ability to finance purchases, reduced revenue, further deterioration in our cash balances and liquidity due to foreign exchange impacts, and an inability to access capital markets. The financial crisis and economic downturn will also reduce our ability to accurately forecast our performance, results or cash position.

We have a limited operating history, and because our mix of revenues in the recent past does not reflect our current business strategy, it may be difficult to assess our business and future prospects.

We commenced operations of our fuel cell test business in 1996 and since that time we have been engaged principally in the manufacture and sale of fuel cell test and diagnostic equipment, the provision of related engineering and testing services, and research and product development relating to fuel cell systems and subsystems. For the year ended December 31, 2008, we derived $31.2 million, or 79%, of revenues from our sales of hydrogen generation products and services, $5.6 million, or 15%, of our revenues from sales of power products and services, and $2.5 million, or 6%, of our revenues from sales of fuel cell test equipment and services. For the year ended December 31, 2007, we derived $19.6 million, or 52%, of revenues from our sales of hydrogen generation products and services, $6.1 million, or 16%, of our revenues from sales of power products and services, and $12.3 million, or 32%, of our revenues from sales of fuel cell test equipment and services. For the year ended December 31, 2006, we derived $12.0 million, or 40%, of our revenues from sales of hydrogen generation products and services, $7 million, or 23%, of our revenues from sales of power products

A-1-9

and services, and $11.1 million, or 37%, of our revenues from sales of fuel cell test equipment and services. On November 7, 2007, we announced our decision to commence an orderly windup of our fuel cell test products design, development and manufacturing business, which is anticipated to take up to two years to complete. Our current business strategy is to develop, manufacture and sell fuel cell power products in larger quantities. In addition, following our acquisition of Stuart Energy Systems Corporation (“Stuart Energy”) in January 2005, a significant part of our business now relates to hydrogen generation products. Because we have made limited sales of fuel cell power products to date and have added a new revenue stream with our hydrogen generation business, our historical operating data may be of limited value in evaluating our future prospects.

Because we expect to continue to incur net losses, we may not be able to implement our business strategy, and the price of our common shares may decline.

We have not generated positive net income since our inception. Our current business strategy is to develop a portfolio of hydrogen and fuel cell products with market leadership positions for each product. In so doing, we will continue to incur significant expenditures for general administrative activities, including sales and marketing and research and development. As a result of these costs, we will need to generate and sustain significantly higher revenues and positive gross margins to achieve and sustain profitability. We incurred a net loss of $14.2 million for the year ended December 31, 2008, a net loss of $28.1 million for the year ended December 31, 2007, and a net loss of $130.8 million for the year ended December 31, 2006. Our accumulated deficit as of December 31, 2008 was $291.4 million, as of December 31, 2007 was $277.1 million and as of December 31, 2006 was $249 million.

We expect to incur significant operating expenses over the next several years. As a result, we expect to incur further losses in 2009 and 2010, and we may never achieve profitability. Accordingly, we may not be able to implement our business strategy, and the price of our common shares may decline.

Our quarterly operating results are likely to fluctuate significantly and may fail to meet the expectations of securities analysts and investors, and cause the price of our common shares to decline.

Our quarterly revenues and operating results have varied significantly in the past and are likely to vary in the future.  These quarterly fluctuations in our operating performance result from the length of time between our first contact with a customer and the recognition of revenue from sales to that customer.  Our products are highly engineered and many are still in development stages; therefore, the length of time between approaching a customer and delivering our products to that customer can span many quarterly periods.  In many cases a customer’s decision to buy our products and services may require the customer to change its established business practices and to conduct its business in new ways.  As a result, we must educate customers on the use and benefits of our products and services. This can require us to commit significant time and resources without necessarily generating any revenues.  Many potential customers may wish to enter into test arrangements with us in order to use our products and services on a trial basis.  The success of these trials may determine whether or not the potential customer purchases our products or services on a commercial basis.  Potential customers may also need to obtain approval at a number of management levels and one or more regulatory approvals. This may delay a decision to purchase our products.

The length and variability of the sales cycles for our products make it difficult to forecast accurately the timing and amount of specific sales and corresponding revenue recognition.  The delay or failure to complete one or more large sales transactions could significantly reduce our revenues for a particular quarter. We may expend substantial funds and management effort during our sales cycle with no assurance that we will successfully sell our products.  As a result, our quarterly operating results are likely to fluctuate significantly and we may fail to meet expectations of securities analysts and investors, and the price of our common shares may decline.

We currently depend upon a relatively limited number of customers for a majority of our revenues and a decrease in revenue from these customers could materially adversely affect our business, financial condition and results of operations.

To date, a relatively limited number of customers have accounted for a majority of our revenues and we expect they will continue to do so for the foreseeable future. Our four largest customers accounted for 35% of our revenues for the year ended December 31, 2008, 26% of our revenues for the year ended December 31, 2007 and 31% of our revenues for the year ended December 31, 2006. The identities of some of our largest customers have changed from year to year. Our arrangements with these customers are generally non-exclusive, have no volume commitments and are often on a purchase-order basis. We cannot be certain that customers that have accounted for significant revenue in past periods will continue to purchase our products and generate revenues. Accordingly, our revenue and results of operations may vary from period to period. We are also subject to credit risk associated with the concentration of our accounts receivable from these significant customers. If one or more of these significant customers were to cease doing business with us, significantly reduce or delay purchases from us, or fail to pay on a timely basis, our business, financial condition and results of operations could be materially adversely affected.

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Our operating results may be subject to currency fluctuation.

Our monetary assets and liabilities denominated in currencies other than the functional currency will give rise to a foreign currency gain or loss reflected in earnings.  To the extent that the Canadian dollar or the euro strengthen against the U.S. dollar, we may incur net foreign exchanges losses on our net monetary asset balance which is denominated in those currencies.  Such losses would be included in our financial results and, consequently, may have an adverse effect on our share price.

As we currently have operations based in Canada and Europe, a significant portion of our expenses are in Canadian dollars and euros.  However, a significant part of our revenues are currently generated in U.S. dollars and euros, and we expect that this will continue for the foreseeable future.  In addition, we may be required to finance our European operations by exchanging Canadian dollars or U.S. dollars into euros.  The exchange rates between the Canadian dollar, the U.S. dollar and the euro are subject to daily fluctuations in the currency markets and these fluctuations in market exchange rates are expected to continue in the future.  Such fluctuations affect both our consolidated revenues as well as our consolidated costs.  If the value of the US dollar weakens against the Canadian dollar or the euro, the profit margin on our products may be reduced.  Also, changes in foreign exchange rates may affect the relative costs of operations and prices at which we and our foreign competitors sell products in the same market.  We currently have limited currency hedging through financial instruments.  We carry a portion of our short-term investments in Canadian dollars and euros.

Our insurance may not be sufficient.

We carry insurance that we consider adequate having regard to the nature of the risks and costs of coverage.  We may not, however, be able to obtain insurance against certain risks or for certain products or other resources located from time to time in certain areas of the world.  We are not fully insured against all possible risks, nor are all such risks insurable.  Thus, although we maintain insurance coverage, such coverage may not be adequate.

Certain external factors may affect the value of goodwill, which may require us to recognize an impairment charge.

Goodwill arising from our acquisition of Stuart Energy in 2005 comprise approximately 10.6% of our total assets as at December 31, 2008 and 8% of our total assets as at December 31, 2007.  Economic, market, legal, regulatory, competitive, customer, contractual and other factors may affect the value of identifiable intangible assets and goodwill.  If any of these factors impair the value of these assets, accounting rules require us to reduce their carrying value and recognize an impairment charge. This would reduce our reported assets and earnings in the year the impairment charge is recognized.

Risk Factors Related to Our Business and Industry

Significant markets for fuel cell and other hydrogen energy products may never develop or may develop more slowly than we anticipate, which would significantly harm our revenues and may cause us to be unable to recover the losses we have incurred and expect to incur in the development of our products.

Significant markets may never develop for fuel cell and other hydrogen energy products or they may develop more slowly than we anticipate.  Any such delay or failure would significantly harm our revenues and we may be unable to recover the losses we have incurred and expect to continue to incur in the development of our products.  If this were to occur, we may never achieve profitability and our business could fail.  Fuel cell and other hydrogen energy products represent an emerging market, and whether or not end-users will want to use them may be affected by many factors, some of which are beyond our control, including:

•                  the emergence of more competitive technologies and products, including other environmentally clean technologies and products that could render our products obsolete;

•                  the future cost of hydrogen and other fuels used by our fuel cell systems;

•                  the future cost of membrane electrode assembly used in our fuel cell systems;

•                  the future cost of platinum group metals, a key catalyst used in our fuel cell and hydrogen generation systems;

•                  the regulatory requirements of agencies, including the development of uniform codes and standards for fuel cell products, hydrogen refueling infrastructure and other hydrogen energy products;

•                  government support by way of legislation, tax incentives, policies or otherwise, of fuel cell technology, hydrogen storage technology and hydrogen refueling technology;

•                  the manufacturing and supply costs for fuel cell components and systems;

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•                  the perceptions of consumers regarding the safety of our products;

•                  the willingness of consumers to try new technologies;

•                  the continued development and improvement of existing power technologies; and

•                  the future cost of fuels used in existing technologies.

Hydrogen may not be readily available on a cost-effective basis, in which case our fuel cell products may be unable to compete with existing power sources, and our revenues and results of operations would be materially adversely affected.

If our fuel cell product customers are not able to obtain hydrogen on a cost-effective basis, we may be unable to compete with existing power sources, and our revenues and results of operations would be materially adversely affected.  Our fuel cell products require oxygen and hydrogen to operate.  While ambient air can typically supply the necessary oxygen, our fuel cells rely on hydrogen derived from water or from fuels such as natural gas, propane, methanol and other petroleum products.  We manufacture and develop hydrogen generation systems called electrolyzers that use electricity to separate water into its constituent parts of hydrogen and oxygen.  In addition, third parties are developing systems to extract, or reform, hydrogen from fossil fuels.  Significant growth in the use of hydrogen-powered devices, particularly in the mobile market, may require the development of an infrastructure to deliver the hydrogen.  There is no guarantee that such an infrastructure will be developed on a timely basis or at all.  Even if hydrogen is available for our products, if its price is such that electricity or power produced by our systems would cost more than electricity provided through other means, we may be unable to compete successfully.

Changes in government policies and regulations could hurt the market for our products.

The fuel cell and hydrogen industry is in its development phase and is not currently subject to industry-specific government regulations in Canada, the European Union and the United States as well as other jurisdictions, relating to matters such as design, storage, transportation and installation of fuel cell systems and hydrogen infrastructure products.  However, given that the production of electrical energy has typically been an area of significant government regulation, we expect that we will encounter industry-specific government regulations in the future in the jurisdictions and markets in which we operate.  For example, regulatory approvals or permits may be required for the design, installation and operation of stationary fuel cell systems under federal, state and provincial regulations governing electric utilities and mobile fuel cell systems under federal, state and provincial emissions regulations affecting automobile manufacturers.  To the extent that there are delays in gaining such regulatory approval, our development and growth may be constrained.  Furthermore, the inability of our potential customers to obtain a permit, or the inconvenience often associated with the permit process, could harm demand for fuel cell and other hydrogen products and, therefore, harm our business.

Our business will suffer if environmental policies change and no longer encourage the development and growth of clean power technologies.  The interest by automobile manufacturers in fuel cell technology has been driven in part by environmental laws and regulations. There is no guarantee that these laws and regulations will not change and any such changes could result in automobile manufacturers abandoning their interest in fuel cell powered vehicles.  In addition, if current laws and regulations are not kept in force or if further environmental laws and regulations are not adopted, demand for vehicular fuel cells may be limited.

The market for stationary and portable energy-related products is influenced by federal, state and provincial governmental regulations and policies concerning the electric utility industry.  Changes in regulatory standards or public policy could deter further investment in the research and development of alternative energy sources, including fuel cells and fuel cell products, and could result in a significant reduction in the potential market demand for our products.  We cannot predict how changing government regulation and policies regarding the electric utility industry will affect the market for stationary and portable fuel cell systems.

Although the development of alternative energy sources, and in particular fuel cells, has been identified as a significant priority by many governments, we cannot be assured that governments will not change their priorities or that any such change would not materially affect our revenues and our business.  If governments change their laws and regulations such that the development of alternative energy sources is no longer required or encouraged, the demand for alternative energy sources such as our fuel cell products may be significantly reduced or delayed and our sales would decline.

The development of uniform codes and standards for hydrogen powered vehicles and related hydrogen refueling infrastructure may not develop in a timely fashion, if at all.

Uniform codes and standards do not currently exist for fuel cell systems, fuel cell components, hydrogen internal combustion engines or for the use of hydrogen as a vehicle fuel.  Establishment of appropriate codes and standards is a critical element to allow fuel cell system developers, fuel cell component developers, hydrogen internal combustion engine developers, hydrogen infrastructure companies and hydrogen storage and handling companies to develop products that will be accepted in the marketplace.

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The development of hydrogen standards is being undertaken by numerous organizations.  Given the number of organizations pursuing hydrogen codes and standards, it is not clear whether universally accepted codes and standards will result in a timely fashion, if at all.

We currently face and will continue to face significant competition from other developers and manufacturers of fuel cell power products and hydrogen generation systems.  If we are unable to compete successfully, we could experience a loss of market share, reduced gross margins for our existing products and a failure to achieve acceptance of our proposed products.

In our markets for hydrogen generation systems, we compete with a number of companies that develop and manufacture hydrogen generation products based on on-site water electrolysis and/or reforming technologies.  We also compete with suppliers of hydrogen gas that deliver hydrogen to the customer’s site in tube trailers or bottles or by pipeline.  In many cases, these suppliers have established delivery infrastructure and customer relationships.

In the commercial production of fuel cell power products, we compete with a number of companies that currently have fuel cell and fuel cell system development programs.  We expect that several of these competitors will be able to deliver competing products to certain markets before we do.  While our strategy is the development of fuel cell and hydrogen generation technologies for sale to end users, original equipment manufacturers (“OEMs”), systems integrators, governments and market channel partners, many of our competitors are developing products specifically for use in particular markets.  These competitors may be more successful in penetrating their specific markets than we are.  In addition, an increase in the popularity of fuel cell power in particular market channels may cause certain of our customers to develop and produce some or all of the fuel cell technologies that we are developing.

Competition in the markets for fuel cell power modules and hydrogen generation equipment is significant and will likely persist and intensify over time.  We compete directly and indirectly with a number of companies that provide products and services that are competitive with all, some or part of our products and related services.  Many of our existing and potential competitors have greater brand name recognition and their products may enjoy greater initial market acceptance among our potential customers.  In addition, many of these competitors have significantly greater financial, technical, sales, marketing, distribution, service and other resources than we have and may also be better able to adapt quickly to customers’ changing demands and to changes in technology.

If we are unable to continuously improve our products and if we cannot generate effective responses to our competitors’ brand power, product innovations, pricing strategies, marketing campaigns, partnerships, distribution channels, service networks and other initiatives, our ability to gain market share or market acceptance for our products could be limited, our revenues and our profit margins may suffer, and we may never become profitable.

We face competition for fuel cell power products from developers and manufacturers of traditional technologies and other alternative technologies.

Each of our target markets is currently served by existing manufacturers with existing customers and suppliers.  These manufacturers use proven and widely accepted traditional technologies such as internal combustion engines and turbines, as well as coal, oil, gas and nuclear powered generators. Additionally, there are competitors working on developing technologies that use other types of fuel cells and other alternative power technologies, advanced batteries and hybrid battery/internal combustion engines, which may compete for our target customers.  Given that proton exchange membrane (“PEM”) fuel cells have the potential to replace these existing power sources, competition in our target markets will also come from these traditional power technologies, from improvements to traditional power technologies and from new alternative power technologies, including other types of fuel cells.

If we are unable to continuously improve our products and if we cannot generate effective responses to incumbent and/or alternative energy competitors’ brand power, product innovations, pricing strategies, marketing campaigns, partnerships, distribution channels, service networks and other initiatives, our ability to gain market share or market acceptance for our products could be limited, our revenues and our profit margins may suffer, and we may never become profitable.

Our strategy for the sale of fuel cell power products depends upon developing partnerships with OEMs and governments, systems integrators, suppliers and other market channel partners who will incorporate our products into theirs.

Other than in a few specific markets, our strategy is to develop and manufacture products and systems for sale to OEMs and governments, systems integrators,  suppliers and other market channel partners that have mature sales and distribution networks for their products.  Our success may be heavily dependent upon our ability to establish and maintain relationships with these partners who will integrate our fuel cell products into their products and on our ability to find partners who are willing to assume some of the research and development costs and risks associated with our technologies and products.  Our performance may, as a result, depend on the success of other companies, and there are no assurances of their success.  We can offer no guarantee that OEMs and governments, systems integrators, suppliers and other market channel partners will manufacture appropriate products or, if they do manufacture such products, that they will choose to use our products as components.  The end products into which our fuel cell technology will be

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incorporated will be complex appliances comprising many components and any problems encountered by such third parties in designing, manufacturing or marketing their products, whether or not related to the incorporation of our fuel cell products, could delay sales of our products and adversely affect our financial results.  Our ability to sell our products to the OEM markets depends to a significant extent upon our partners’ worldwide sales and distribution networks and service capabilities.  In addition, some of our agreements with customers and partners require us to provide shared intellectual property rights in certain situations, and there can be no assurance that any future relationships that we enter into will not require us to share some of our intellectual property.  Any change in the fuel cell, hydrogen or alternative fuel strategies of one of our partners could have a material adverse effect on our business and our future prospects.

In addition, in some cases, our relationships are governed by a non-binding memorandum of understanding or a letter of intent.  We cannot assure you that we will be able to successfully negotiate and execute definitive agreements with any of these partners, and failure to do so may effectively terminate the relevant relationship.  We also have relationships with third party distributors who also indirectly compete with us.  For example, we have targeted industrial gas suppliers as distributors of our hydrogen generators.  Because industrial gas suppliers currently sell hydrogen in delivered form, adoption by their customers of our hydrogen generation products could cause them to experience declining demand for delivered hydrogen.  For this reason, industrial gas suppliers may be reluctant to purchase our hydrogen generators.  In addition, our third party distributors may require us to provide volume price discounts and other allowances, or customize our products, either of which could reduce the potential profitability of these relationships.

We are dependent upon third party suppliers for key materials and components for our products.  If these suppliers become unable or unwilling to provide us with sufficient materials and components on a timely and cost-effective basis, we may be unable to manufacture our products cost-effectively or at all, and our revenues and gross margins would suffer.

We rely upon third party suppliers to provide key materials and components for our fuel cell power products, hydrogen generation products and fuel cell test equipment.  A supplier’s failure to provide materials or components in a timely manner, or to provide materials and components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources for these materials and components in a timely manner or on terms acceptable to us, may harm our ability to manufacture our products cost-effectively or at all, and our revenues and gross margins might suffer.  To the extent that we are unable to develop and patent our own technology and manufacturing processes, and to the extent that the processes that our suppliers use to manufacture materials and components are proprietary, we may be unable to obtain comparable materials or components from alternative suppliers, and that could adversely affect our ability to produce commercially viable products.

We may not be able to manage successfully the expansion of our operations.

The uneven pace of our expansion in facilities, staff and operations has placed serious demands on our managerial, technical, financial and other resources.  We may be required to make serious investments in our engineering and logistics systems and our financial and management information systems, as well as retaining, motivating and effectively managing our employees.  Our management skills and systems currently in place may not enable us to implement our strategy or to attract and retain skilled management, engineering and production personnel.  Our failure to manage our growth effectively or to implement our strategy in a timely manner may significantly harm our ability to achieve profitability.

If we do not properly manage foreign sales and operations, our business could suffer.

We expect that a substantial portion of our future revenues will continue to be derived from foreign sales.  Our international activities may be subject to inherent risks, including regulatory limitations restricting or prohibiting the provision of our products and services, unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, fluctuations in currency exchange rates, foreign exchange controls that restrict or prohibit repatriation of funds, technology export and import restrictions or prohibitions, delays from customs brokers or government agencies, seasonal reductions in business activity and potentially adverse tax consequences resulting from operating in multiple jurisdictions.  As a result, if we do not properly manage foreign sales and operations, our business could suffer.

We will need to recruit, train and retain key management and other qualified personnel to successfully expand our business.

Our future success will depend in large part upon our ability to recruit and retain experienced research and development, engineering, manufacturing, operating, sales and marketing, customer service and management personnel.  We compete in young markets and there are a limited number of people with the appropriate combination of skills needed to provide the services that our customers require.  In the past, we have experienced difficulty in recruiting qualified personnel and we expect to experience continued difficulties in personnel recruiting.  If we do not attract such personnel, we may not be able to expand our business. In addition, new employees generally require substantial training, which requires significant resources and management attention.  Our success also

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depends upon retaining our key management, research, product development, engineering, marketing and manufacturing personnel. Even if we invest significant resources to recruit, train and retain qualified personnel, we may not be successful in our efforts.

We may acquire technologies or companies in the future, and these acquisitions could disrupt our business and dilute our shareholders’ interests.

We may acquire additional technologies or other companies in the future and we cannot provide assurances that we will be able to successfully integrate their operations or that the cost savings we anticipate will be fully realized.  Entering into an acquisition or investment entails many risks, any of which could materially harm our business, including:

•                  diversion of management’s attention from other business concerns;

•                  failure to effectively assimilate our acquired technology, employees or other assets into our business;

•                  the loss of key employees from either our current business or the acquired business; and

•                  assumption of significant liabilities of the acquired company.

If we complete additional acquisitions, we may dilute the ownership of current shareholders.  In addition, achieving the expected returns and cost savings from our past and future acquisitions will depend in part upon our ability to integrate the products and services, technologies, research and development programs, operations, sales and marketing functions, finance, accounting and administrative functions, and other personnel of these businesses into our business in an efficient and effective manner.  We cannot ensure that we will be able to do so or that the acquired businesses will perform at anticipated levels.  If we are unable to successfully integrate acquired businesses, our anticipated revenues may be lower and our operational costs may be higher.

We have no experience manufacturing our products on a large scale basis, and if we do not develop adequate manufacturing processes and capabilities to do so in a timely manner, we will be unable to achieve our growth and profitability objectives.

We have manufactured most of our products for prototypes and initial sales, and we have limited experience manufacturing products on a larger scale.  In order to produce certain of our products at affordable prices we will have to manufacture a large volume of such products.  We do not know when or whether we will be able to develop efficient, low-cost manufacturing capabilities and processes that will enable us to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market such products.  Even if we are successful in developing our manufacturing capabilities and processes, we do not know whether we will do so in time to meet our product commercialization schedule or to satisfy the requirements of our customers and the market.  Our failure to develop these manufacturing processes and capabilities in a timely manner could prevent us from achieving our growth and profitability objectives.

Risk Factors Related to Our Products and Technology

We may never complete the development of commercially viable fuel cell power products and/or commercially viable hydrogen generation systems for new hydrogen energy applications, and if we fail to do so, we will not be able to meet our business and growth objectives.

We have made commercial sales of hydrogen generation, fuel cell test and diagnostic equipment, fuel cell power modules, integrated fuel cell systems and hydrogen refueling stations for a relatively short period of time.  Because both our business and industry are still in the developmental stage, we do not know when or whether we will successfully complete research and development of commercially viable fuel cell power products and commercially viable hydrogen generation equipment for new hydrogen energy applications.  If we do not complete the development of such commercially viable products, we will be unable to meet our business and growth objectives.  We expect to face unforeseen challenges, expenses and difficulties as a developing company seeking to design, develop and manufacture new products in each of our targeted markets.  Our future success also depends upon our ability to effectively market fuel cell products and hydrogen generation products once developed.

We must lower the cost of our fuel cell and hydrogen generation products and demonstrate their reliability, or consumers will be unlikely to purchase our products and we will therefore not generate sufficient revenues to achieve and sustain profitability.

Fuel cells currently cost more than many established competing technologies, such as internal combustion engines and batteries.  The prices of fuel cell and hydrogen generation products are dependent largely upon material and manufacturing costs.  We cannot guarantee that we will be able to lower these costs to a level where we will be able to produce a competitive product or that any product we produce using lower cost materials and manufacturing processes will not suffer from lower performance, reliability and longevity.  If we are unable to produce fuel cell and hydrogen generation products that are competitive with other technologies in terms of price, performance, reliability and longevity, consumers will be unlikely to buy our fuel cell and hydrogen generation products.  Accordingly, we would not be able to generate sufficient revenues with positive gross margins to achieve and sustain profitability.

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Any failures or delays in field tests of our products could negatively affect our customer relationships and increase our manufacturing costs.

We regularly field test our products and we plan to conduct additional field tests in the future.  Any failures or delays in our field tests could harm our competitive position and impair our ability to sell our products.  Our field tests may encounter problems and delays for a number of reasons, including the failure of our technology, the failure of the technology of others, the failure to combine these technologies properly, operator error and the failure to maintain and service the test prototypes properly.  Many of these potential problems and delays are beyond our control.  In addition, field test programs, by their nature, may involve delays relating to product roll-out and modifications to product design, as well as third party involvement.  Any problem or perceived problem with our field tests, whether it originates from our technology, our design, or third parties, could hurt our reputation and the reputation of our products and limit our sales.  Such field test failures may negatively affect our relationships with customers, require us to extend field testing longer than anticipated before undertaking commercial sales and require us to develop further our technology to account for such failures prior to the field tests, thereby increasing our manufacturing costs.

The components of our products may contain defects or errors that could negatively affect our customer relationships and increase our development, service and warranty costs.

Our products are complex and must meet the stringent technical requirements of our customers.  The software and other components used in our fuel cell and hydrogen generation products may contain undetected defects or errors, especially when first introduced, which could result in the failure of our products to perform, damage to our reputation, delayed or lost revenue, product returns, diverted development resources and increased development, service and warranty costs.

Rapid technological advances or the adoption of new codes and standards could impair our ability to deliver our products in a timely manner and, as a result, our revenues would suffer.

Our success depends in large part on our ability to keep our products current and compatible with evolving technologies, codes and standards.  Unexpected changes in technology or in codes and standards could disrupt the development of our products and prevent us from meeting deadlines for the delivery of products.  If we are unable to keep pace with technological advancements and adapt our products to new codes and standards in a timely manner, our products may become uncompetitive or obsolete and our revenues would suffer.

We depend upon intellectual property and our failure to protect that intellectual property could adversely affect our future growth and success.

Failure to protect our intellectual property rights may reduce our ability to prevent others from using our technology.  We rely on a combination of patent, trade secret, trademark and copyright laws to protect our intellectual property.  Some of our intellectual property is currently not covered by any patent or patent application.  Patent protection is subject to complex factual and legal criteria that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent.  Accordingly, we cannot be assured that:

•                  any of the United States, Canadian or other patents owned by us or third party patents licensed to us will not be invalidated, circumvented, challenged, rendered unenforceable, or licensed to others; or

•                  any of our pending or future patent applications will be issued with the breadth of protection that we seek, if at all.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited, not applied for or unenforceable in foreign countries.

Furthermore, although we typically retain sole ownership of the intellectual property we develop, in certain circumstances, such as with Dow Corning and General Motors, we provide for shared intellectual property rights. For instance, where intellectual property is developed pursuant to our use of technology licensed from General Motors, we have committed to provide certain exclusive or non-exclusive licences in favour of General Motors, and in some cases the intellectual property is jointly owned.  As a result of these licences, we may be limited or precluded, as the case may be, in the exploitation of such intellectual property rights.

We have also entered into agreements with other customers and partners that involve shared intellectual property rights.  Any developments made under these agreements will be available for future commercial use by all parties to the agreement.

We also seek to protect our proprietary intellectual property through contracts including, when possible, confidentiality agreements and inventors’ rights agreements with our customers and employees.  We cannot be sure that the parties that enter into such agreements with us will not breach them, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships.  If necessary or desirable, we may seek licences under the patents or other intellectual property rights of others.  However, we cannot be sure that we will obtain such licences or that the

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terms of any offered licences will be acceptable to us.  Our failure to obtain a license from a third party for intellectual property we use in the future could cause us to incur substantial liabilities and to suspend the manufacture and shipment of products or our use of processes that exploit such intellectual property.

Our involvement in intellectual property litigation could negatively affect our business.

Our future success and competitive position depend in part upon our ability to obtain or maintain the proprietary intellectual property used in our principal products.  In order to establish and maintain such a competitive position we may need to prosecute claims against others who we believe are infringing our rights and defend claims brought by others who believe that we are infringing their rights.  Our involvement in intellectual property litigation could result in significant expense to us, adversely affect the sale of any products involved or the use or licensing of related intellectual property and divert the efforts of our technical and management personnel from their principal responsibilities, regardless of whether such litigation is resolved in our favour.  If we are found to be infringing on the intellectual property rights of others, we may, among other things, be required to:

•                  pay substantial damages;

•                  cease the development, manufacture, use, sale or importation of products that infringe upon such intellectual property rights;

•                  discontinue processes incorporating the infringing technology;

•                  expend significant resources to develop or acquire non-infringing intellectual property; or

•                  obtain licences to the relevant intellectual property.

We cannot offer any assurance that we will prevail in any such intellectual property litigation or, if we were not to prevail in such litigation, that licences to the intellectual property that we are found to be infringing upon would be available on commercially reasonable terms, if at all.  The cost of intellectual property litigation as well as the damages, licensing fees or royalties that we might be required to pay could have a material adverse effect on our business and financial results.

Our products use flammable fuels that are inherently dangerous substances and could subject us to product liabilities.

Our financial results could be materially impacted by accidents involving either our products or those of other fuel cell manufacturers, either because we face claims for damages or because of the potential negative impact on demand for fuel cell products.  Our products use hydrogen, which is typically generated from gaseous and liquid fuels such as propane, natural gas or methanol in a process known as reforming.  While our fuel cell products do not use these fuels in a combustion process, natural gas, propane and other hydrocarbons are flammable fuels that could leak and then combust if ignited by another source.  In addition, certain of our OEM partners and customers may experience significant product liability claims.  As a supplier of products and systems to these OEMs, we face an inherent business risk of exposure to product liability claims in the event that our products, or the equipment into which our products are incorporated, malfunction and result in personal injury or death.  We may be named in product liability claims even if there is no evidence that our systems or components caused the accidents.  Product liability claims could result in significant losses from expenses incurred in defending claims or the award of damages.  Since our products have not yet gained widespread market acceptance, any accidents involving our systems, those of other fuel cell products or those used to produce hydrogen could materially impede acceptance of our products.  In addition, although our management believes that our liability coverage is currently adequate to cover these risks, we may be held responsible for damages beyond the scope of our insurance coverage.

Risk Factors Related to Ownership of Our Common Shares

If we fail to maintain the requirements for continued listing on the Nasdaq, our common shares could be delisted from trading on Nasdaq, which would materially adversely affect the liquidity of our common shares, the price of our common shares, and our ability to raise additional capital.

Failure to meet the applicable continued listing requirements of Nasdaq could result in our common shares being delisted from Nasdaq. In the past we have been unable to meet the continued listing requirements of Nasdaq and may not be able to meet the requirements in the future. On May 10, 2007 and February 19, 2008, we received notices from Nasdaq informing us that we failed to maintain a minimum closing bid price on Nasdaq of at least $1.00 per share for our common shares for 30 consecutive business days, as we are required to do under Nasdaq Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”). On both occasions, we were given 180 days to regain compliance by having the bid price of our common shares close at $1.00 per share or more for a minimum of 10 consecutive business days prior to the end of the 180-day period. While we regained compliance on both occasions, we can give no assurances that we will be able to maintain future compliance with the Minimum Bid Price Rule or all of the continued listing requirements of Nasdaq.

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As at June 23, 2009, we are not in compliance with the Minimum Bid Price Rule; however given the continued extraordinary market conditions, Nasdaq has suspended the enforcement of the Minimum Bid Price Rule.  Enforcement of the rule is scheduled to resume on July 20, 2009.  While we may explore various actions to meet the Minimum Bid Price Rule, including implementing a share consolidation, there is no guarantee that any such action will be successful in bringing us into, or maintaining, compliance.

If we fail to satisfy Nasdaq’s continued listing requirements, our common shares could be delisted from Nasdaq, in which case we may transfer to the Nasdaq Capital Market, which generally has lower financial requirements for initial listing or, if we fail to meet its listing requirements, the over-the-counter bulletin board. However, there can be no assurance that our common shares will be eligible for trading on any such alternative exchanges or markets in the United States.

If we are delisted from Nasdaq, it would materially reduce the liquidity of our common shares, lower the price of our common shares, and impair our ability to raise financing.

In order to comply with Nasdaq’s Minimum Bid Price Rule we may, subject to any regulatory approvals (including from the TSX), implement a share consolidation, which could adversely affect our common share price and its liquidity.

Subject to any regulatory approvals (including from the TSX), we may implement a share consolidation in order to comply with Nasdaq’s Minimum Bid Price Rule.  In light of the Company’s past non-compliance with the Minimum Bid Price Rule, at the annual and special meeting of our shareholders held on May 13, 2009, our shareholders approved a special resolution that gave authority to our Board of Directors, in its sole discretion, to amend our articles of incorporation to allow for a consolidation of our issued and outstanding common shares at any time prior to March 24, 2010, and to select the exact consolidation ratio, provided that (i) the ratio may be no smaller than one post-consolidation share for every 10 pre-consolidation shares, and no larger than one post-consolidation share for every 25 pre-consolidation shares, and (ii) the number of pre-consolidation shares in the ratio must be a whole number of shares. Assuming receipt of the necessary approvals, the exact number of shares of the Company to be consolidated, if at all, would be determined by our Board of Directors before the share consolidation would be effective, and the Company will issue a news release announcing the ratio as determined by our Board of Directors.

Notwithstanding the approval of the share consolidation by our shareholders, our Board of Directors may, in its sole discretion, abandon the share consolidation without further approval or action by or prior notice to shareholders.

Our shareholders approved a similar special resolution at the Company’s annual and special meeting of shareholders on May 6, 2008, which authorized our Board of Directors, in its sole discretion, to implement a share consolidation at any time prior to March 10, 2009 based on a consolidation ratio no smaller than one post-consolidation share for every five pre-consolidation shares, and no larger than one post-consolidation share for every 10 pre-consolidation shares, but otherwise subject to the same conditions described above. Although our Board of Directors did not believe it to be in the best interests of the Company to implement a share consolidation during that time, as in the past, our Board of Directors has considered the potential adverse effects to the Company of a delisting from Nasdaq, and has determined that the flexibility afforded by a share consolidation could allow the Company to comply with Nasdaq’s Minimum Bid Price Rule.

While such share consolidation could bring us back into compliance with the listing requirements of Nasdaq, there can be no assurance that any increase in the market price of our common shares resulting from a share consolidation, if implemented, would be sustainable.  There are numerous factors and contingencies that would affect such price, including the market conditions for our common shares at the time, our reported results of operations in future periods and general economic, geopolitical, stock market and industry conditions. Accordingly, the total market capitalization of our common shares after a share consolidation may be lower than the total market capitalization before such share consolidation and, in the future, the market price of our common shares might not exceed or remain higher than the market price prior to such share consolidation. There can be no assurance that a share consolidation would result in a per share market price that attracts institutional investors or investment funds, or that such price would satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common shares might not improve as a result of a share consolidation. Furthermore, the liquidity of our common shares could be adversely affected by the reduced number of our common shares that would be outstanding after the share consolidation.

If at any time we qualify as a passive foreign investment company under United States tax laws, our shareholders may be subject to adverse tax consequences.

We would be classified as a passive foreign investment company (“PFIC”), for United States federal income tax purposes, in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of our subsidiaries, either at least 75% of our gross income is ‘‘passive income,’’ or on average at least 50% of the gross value of our assets is attributable to assets that produce passive income or are held for the production of passive income.

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Based on the structure of the Company, and the composition of our income and assets, the Company does not believe that it was a PFIC for the taxable year ended December 31, 2008 or its prior taxable year.  However, there can be no assurance that the IRS will not successfully challenge our position or that we will not become a PFIC in a future taxable year, as PFIC status is re-tested each year and depends on our assets and income in such year. If we are classified as a PFIC at any time that a U.S. Holder (as defined below) holds our common shares, such holder may be subject to an increased United States federal income tax liability and a special interest charge in respect of gain recognized on the sale or other disposition of our common shares and upon the receipt of certain ‘‘excess distributions’’ (as defined in the United States Internal Revenue Code of 1986, as amended (the “Code”)).

U.S. Holders should consult their own tax advisors concerning the United States federal income tax consequences of holding our common shares if we were a PFIC in any taxable year and its potential application to their particular situation.

A limited number of shareholders collectively own a significant portion of our common shares and may act, or prevent corporate actions, to the detriment of other shareholders.

A limited number of shareholders, including our founders and General Motors, currently own a significant portion of our outstanding common shares.  General Motors currently owns approximately 12.3% of our outstanding common shares.  Accordingly, these shareholders may exercise significant influence over all matters requiring shareholder approval, including the election of a majority of our directors and the determination of significant corporate actions.  This concentration could also have the effect of delaying or preventing a change in control that could otherwise be beneficial to our shareholders.

In addition to General Motors’ current ownership of our common shares, pursuant to our strategic alliance with General Motors, for so long as General Motors holds at least 10% of our outstanding shares, if any of our founders, Pierre Rivard, Joseph Cargnelli or Boyd Taylor, wish to transfer (i) all or substantially all of their shares to any person, or (ii) any of their shares to a person actively competing with General Motors in the automotive or fuel cell industry, he must first offer the shares to General Motors. Moreover, if we issue additional equity securities or securities convertible into equity securities for cash consideration, we have granted General Motors the right to participate in such offering on a pro rata basis based on the fully diluted number of common shares that it holds, subject to certain limited exceptions. We have also agreed that one director nominated by General Motors shall be included in the slate of directors that is presented to shareholders for approval at our general meeting. As a principal shareholder and party to the strategic alliance and representative on our board, General Motors has the ability to influence our corporate actions and in a manner that may be adverse to your interests.

Future sales of common shares by our principal share-holders could cause our share price to fall and reduce the value of a shareholder’s investment.

If our principal shareholders, including our founders, sell substantial amounts of their common shares in the public market, the market price of our common shares could fall and the value of a shareholder’s investment could be reduced.  The perception among investors that these sales may occur could have a similar effect.  Share price declines may be exaggerated if the low trading volume that our common shares have experienced to date continues.  These factors could also make it more difficult for us to raise additional funds through future offerings of our common shares or other securities.

Our articles of incorporation authorize us to issue an unlimited number of common and preferred shares, and significant issuances of common or preferred shares could dilute the share ownership of our shareholders, deter or delay a takeover of us that our shareholders may consider beneficial or depress the trading price of our common shares.

Our articles of incorporation permit us to issue an unlimited number of common and preferred shares.  If we were to issue a significant number of common shares, it would reduce the relative voting power of previously outstanding shares.  Such future issuances could be at prices less than our shareholders paid for their common shares.  If we were to issue a significant number of common or preferred shares, these issuances could also deter or delay an attempted acquisition of us that a shareholder may consider beneficial, particularly in the event that we issue preferred shares with special voting or dividend rights.  While Nasdaq and TSX rules may require us to obtain shareholder approval for significant issuances, we would not be subject to these requirements if we ceased, voluntarily or otherwise, to be listed on Nasdaq and the TSX.  Significant issuances of our common or preferred shares, or the perception that such issuances may occur, could cause the trading price of our common shares to drop.

U.S. investors may not be able to enforce U.S. civil liability judgments against us or our directors and officers.

We are organized under the laws of Canada.  A majority of our directors and officers are residents of Canada and all or a substantial portion of their assets and substantially all of our assets are located outside of the United States.  As a result, it may be difficult for U.S. holders of our common shares to effect service of process on these persons within the United States or to realize in the United States upon judgments rendered against them.  In addition, a shareholder should not assume that the courts of Canada

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(i) would enforce judgments of U.S. courts obtained in actions against us or such persons predicated upon the civil liability provisions of U.S. federal securities laws or other laws of the United States, or (ii) would enforce, in original actions, claims against us or such persons predicated upon the U.S. federal securities laws.

Our share price is volatile and we may continue to experience significant share price and volume fluctuations.

Since our common shares were initially offered to the public in November 2000, the stock markets, particularly in the technology and alternative energy sectors, and our share price have experienced significant price and volume fluctuations.  Our common shares may continue to experience volatility for reasons unrelated to our own operating performance, including:

•                  performance of other companies in the fuel cell or alternative energy business;

•                  news announcements, securities analysts’ reports and recommendations and other developments with respect to our industry or our competitors; or

•                  changes in general economic conditions.

As at May 31, 2009, there were 7,535,168 options to purchase our common shares.  If these securities are exercised, our shareholders will incur substantial dilution.

A significant element in our plan to attract and retain qualified personnel is the issuance to such persons of options to purchase our common shares.  As of May 31, 2009, we have issued and outstanding 7,535,168 options to purchase our common shares at an average price of Cdn. $2.90 per common share.  Accordingly, to the extent that we are required to issue significant numbers of options to our employees, and such options are exercised, you could experience significant dilution.

Selected Risk Factors Related to Our Financial Condition as of December 31, 2008 (as presented in our Annual Report for the year ended December 31, 2008, which was furnished to the Securities and Exchange Commission (“SEC”) as Exhibit 99.3 on the Form 6-K on March 26, 2009)

If we are unsuccessful in increasing our revenues or raising additional funding, we may possibly cease to continue as we currently do.

Although our consolidated financial statements for the year ended December 31, 2008 have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations,  our ability to continue as a going concern is dependent on the successful execution of the Company’s business plan, which includes an increase in revenue and additional funding to be provided by potential investors as well as non-traditional sources of financing.

We have sustained losses and negative cash flows from operations since our inception. We expect that this will continue throughout 2009. If we do not raise additional capital before 2010, we do not expect our operations to generate sufficient cash flow to fund our obligations as they come due.

Additional funding may be in the form of debt or equity or a hybrid instrument depending on the needs of the investor. In order to improve our chances of securing funding, we filed a base shelf prospectus during the third quarter of 2008.  Given the prevailing global economic and credit market conditions, we may not be able to raise additional cash resources through these traditional sources of financing.  Although we are also investigating non-traditional sources of financing including monetizing a portion of our accumulated tax losses, the global credit market crisis has also adversely affected the ability of potential parties to pursue such transactions. We do not believe that the ability to access capital markets or these adverse conditions are likely to improve significantly in the near future. Accordingly, we may have to pursue a combination of operating and related initiatives, such as further restructurings and/or asset sales.

There can be no assurances that we will achieve profitability or positive cash flows or be able to obtain additional funding or that, if obtained, they will be sufficient, or whether any other initiatives will be successful, such that we may continue as a going concern.

Our inability to generate sufficient cash flows, raise additional capital and actively manage our liquidity may impair our ability to execute the Company’s business plan, and result in our reducing or eliminating product development and commercialization efforts, reduce our sales and marketing efforts, and having to forego attractive business opportunities.

At December 31, 2008, we had approximately $22.7 million of cash and cash equivalents and restricted cash.  There are uncertainties related to the timing and use of our cash resources and working capital requirements. These uncertainties include, among other things, the timing and volume of commercial sales and associated gross margins of our existing products and the development of markets for, and customer acceptance of new products. Due to these and other factors, many of which are outside of our control, we may not be able to accurately predict our necessary cash expenditures or obtain financing in a timely manner to cover any shortfalls.

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If we are unable to generate sufficient cash flows or obtain adequate additional financing, which given the current global economy and credit markets is challenging, we may be unable to respond to the actions of our competitors or we may be prevented from executing the Company’s business plan, or conducting all or a portion of our planned operations. In particular, the development and commercialization of our products could be delayed or discontinued if we are unable to fund our research and product development activities or the development of our manufacturing capabilities. In addition, we may be forced to reduce our sales and marketing efforts or forego attractive business opportunities.

A sustained and broad economic recession could continue to have a negative impact on our business, results of operations and financial condition, or our ability to accurately forecast our results, and it may cause a number of the risks that we currently face to increase in likelihood, magnitude and duration.

Macro-level changes in the global economy began to affect our business in the fourth quarter of 2008. Operationally, we experienced a delay in closing orders and, in one case, a delay in a shipment as a result of a customer not being able to pay for the balance of an order. Financially, we experienced more challenging conditions as a result of weaker capital markets worldwide and anticipate this may adversely alter our ability to raise capital on favourable terms and could change the terms of our credit facility.

The condition of the current global economy and credit markets affect our outlook in two primary ways. First, our products depend, to some degree, on general world economic conditions and activity. If the current condition of the economy results in a sustained broad economic recession, demand for our products is likely to decline. Secondly, the current economic and credit climate could adversely affect our ability to conduct normal day-to-day selling activities which depend on the granting of short-term credit to a wide variety of purchasers and particularly the corresponding need of those purchasers to finance purchases by accessing credit. Our business is dependent on purchasers of our products having access to adequate levels of credit. If the current condition of the economy is not resolved in a manner that will provide access to credit to potential purchasers of our products, our business will likely suffer as a result.

With a sustained or expanding economic downturn, we expect that we will continue to experience significant difficulties on a number of fronts, depending upon the duration and severity of these events. As a result, we may face new risks as yet unidentified, and a number of risks that we ordinarily face and that are further described herein may increase in likelihood, magnitude and duration. These risks include but are not limited to deferrals or reductions of customer orders, potential deterioration of our customers’ ability to finance purchases, reduced revenue, further deterioration in our cash balances and liquidity due to foreign exchange impacts, and an inability to access capital markets. The financial crisis and economic downturn will also reduce our ability to accurately forecast our performance, results or cash position.

ITEM 4.  INFORMATION ON THE COMPANY

HISTORY AND DEVELOPMENT OF HYDROGENICS CORPORATION

Our legal name is Hydrogenics Corporation - Corporation Hydrogenique.  We were incorporated under the Canada Business Corporations Act on August 1, 1988 as Traduction Militech Translation Inc.  By articles of amendment dated August 20, 1990, we changed our name to Societe Hydrogenique Incorporée - Hydrogenics Corporation Incorporated.  From 1990 to August 1995, Societe Hydrogenique Incorporée - Hydrogenics Corporation Incorporated did not actively carry on business.  In August 1995, we commenced our fuel cell technology development business.  By articles of amendment dated January 24, 2000, we changed our name to Hydrogenics Corporation - Corporation Hydrogenique.  Our registered and principal executive offices are located at 5985 McLaughlin Road, Mississauga, Ontario, L5R 1B8, Canada, (905) 361-3660.  Our agent for service in the United States is CT Corporation System, 111 Eighth Avenue, New York, New York 10011, (212) 894-8400.

Capital expenditures for the year ended December 31, 2008 were $0.9 million, compared with $1.3 million and $1.7 million for the years ended December 31, 2007 and 2006, respectively, and consisted primarily of capital expenditures for equipment and computer equipment. We expect capital expenditure plans for 2009 and subsequent years to result in further investment in capital assets as we continue our manufacturing and development initiatives. Our current budget for 2009 includes a capital budget of less than $1.0 million to purchase and manufacture testing and other equipment, primarily for our research and development programs but also in support of ongoing operational needs.  We expect that less than half of our investments will be in Canada.  We currently have a commitment to purchase manufacturing equipment for approximately 375,000 euros.  Our capital requirements will be affected by many factors, including the success of our current product offerings, the ability to enhance our current products and our ability to develop and introduce new products that keep pace with technological developments in the marketplace.

As at December 31, 2008 we had cash and cash-equivalents and short-term investments of approximately $22.7 million.

There have been no public takeover offers by third parties in respect of the Company’s shares.

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On June 12, 2009, we announced that we have entered into an agreement with the Algonquin Board, which will result in a non-dilutive financing to Hydrogenics with gross cash proceeds of approximately Cdn. $10.8 million, or approximately Cdn. $9.3 million net of transaction related expenses.  The transaction involves a plan of arrangement and offers pursuant to which, among other things, we will offer to acquire all of the issued and outstanding units and convertible debentures of Algonquin Power in exchange for new securities of Hydrogenics.  Pursuant to the plan of arrangement, we will transfer our business and operations, including substantially all assets and liabilities, excluding certain tax attributes, to our newly created subsidiary, 7188501 Canada Inc. (“New Hydrogenics”). New Hydrogenics will have substantially all of the same assets, liabilities, directors, management and employees as Hydrogenics has currently, except for certain tax attributes that will remain behind, and Hydrogenics shareholders will become shareholders of New Hydrogenics. Pursuant to the offers, unitholders of Algonquin Power will be offered to exchange their units for a new class of common shares of Hydrogenics, and debentureholders of Algonquin Power will be offered to exchange their convertible debentures for convertible debentures or new common shares of Hydrogenics, which will result in, among other things, securityholders of Algonquin Power who accept the offers becoming securityholders of Hydrogenics and Algonquin Power becoming a subsidiary entity of Hydrogenics. Upon completion of the Plan of Arrangement, old Hydrogenics will be renamed “Algonquin Power Inc.” and New Hydrogenics will continue the Hydrogenics business as “Hydrogenics Corporation.”  The transaction is subject to various conditions, including the receipt of regulatory approvals, approval by the Ontario Superior Court of Justice and by shareholders of Hydrogenics.  As a result of the transaction, our shareholders will no longer have any interest in old Hydrogenics and Algonquin Power’s securityholders who accept the offers will hold all of the interests in old Hydrogenics.  We will receive the approximately Cdn. $9.3 million (or approximately $8 million), after expenses, for the tax attributes that have been retained by Algonquin Power Inc. For additional information regarding the transaction, see the notice of special meeting and management proxy circular dated June 25, 2009, which was furnished to the SEC as part of the Registrant’s Form 6-K filed on June 29, 2009, and is incorporated by reference herein.

BUSINESS OVERVIEW

Overview

Hydrogenics, together with its subsidiaries, designs, develops and manufactures hydrogen generation products based on water electrolysis technology and fuel cell products based on proton exchange membrane, or PEM technology. We were incorporated under the Canada Business Corporations Act in 1988 and commenced our fuel cell development activities in 1996. We maintain operations in Belgium, Canada and Germany. We operate in various geographical markets and organize ourselves in four reportable segments.

Our OnSite Generation business segment is based in Oevel, Belgium and develops products for industrial gas, hydrogen fueling and renewable energy storage markets. For the year ended December 31, 2008 our OnSite Generation business reported revenues of $31.2 million and at December 31, 2008 had 73 full-time employees.

Our Power Systems business segment is based in Mississauga, Canada with a satellite facility in Gladbeck, Germany. This segment develops products for stationary and motive power applications. For the year ended December 31, 2008 our Power Systems business reported revenues of $5.6 million and at December 31, 2008 had 81 full-time employees.

Our Test Systems business segment is based in Burnaby, Canada and provided fuel cell testing services and sold fuel cell test stations. In November 2007, we announced that we would implement an orderly windup of our Test Systems business in order to focus our resources on our OnSite Generation and Power Systems businesses. We expect to complete the windup by the end of 2009. For the year ended December 31, 2008, our Test Systems business reported revenues of $2.5 million and at December 31, 2008 had five full time employees.

Our Corporate and Other business segment provides corporate services and administrative support. At December 31, 2008, our Corporate and Other business had seven full time employees.

Our business is summarized below:

OnSite Generation

Our OnSite Generation business segment is based on alkaline water electrolysis technology which involves the decomposition of water (H2O) into oxygen (O2) and hydrogen gas (H2) by passing an electric current through a liquid electrolyte. The resultant hydrogen gas is then captured and used for industrial gas applications, hydrogen fueling applications, and used to store renewable energy in the form of hydrogen gas. Our HySTAT® branded electrolyzer products are based on 60 years of hydrogen experience, meet international standards such as ASME, CE, Rostechnadzor and UL and are certified ISO 9001 from design to delivery. We configure our HySTAT® products for both indoor and outdoor applications and tailor our product to accommodate various hydrogen gas requirements.

The worldwide market for hydrogen, which includes the merchant gas market for hydrogen, is estimated at $5 billion annually, and is served by industrial gas companies as well as on-site hydrogen generation product manufacturers such as ourselves.  We believe that the annual market for on-site hydrogen generation is approximately $100 million to $200 million in respect of our products.

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Our OnSite Generation products are sold to leading merchant gas companies such as Air Liquide S.A. and Linde AG and end users requiring high purity hydrogen produced on-site for industrial applications.  We also sell products to progressive oil and gas companies, such as Shell Hydrogen, requiring hydrogen fueling stations for transportation applications. Recently, we have begun to sell our products to leading electric power utilities, including Powertech Labs, Inc., a wholly owned subsidiary of BC Power, and Newfoundland and Labrador Hydro (Hydro) requiring renewable energy storage.

The business objectives for our OnSite Generation group are to: (i) further increase the gross margins of existing product lines by improving our procurement and manufacturing processes; (ii) further increase the reliability and durability of our products to exceed the expectations of our applications; (iii) reduce the cost of ownership of our products through design and technology improvement; (iv) continue to pursue opportunities for customers to convert renewable energy, such as wind and solar energy, into hydrogen; and (v) further expand into ready markets such as Eastern Europe (including Russia), Asia and the Middle East.

Our Onsite Generation business competes with suppliers of delivered hydrogen, manufacturers of on-site hydrogen generation products using electrolysis and small steam methane reforming products — a development stage technology which, to our knowledge, has yet to emerge as commercially competitive to either delivered gas or on-site electrolysis.  In the delivered hydrogen segment, we compete with Air Liquide S.A., Air Products and Chemicals, Inc., Linde AG and Praxair, Inc. In the on-site electrolysis market, we compete with Distributed Energy Systems Corporation, Norsk Hydro ASA (Statoil), Purification Equipment Research Institute of CISC and Teledyne Energy Systems, Inc. and H2Gen, a provider of hydrogen using stream methane reforming technology.

Power Systems

Our Power Systems business is based on PEM fuel cell technology which transforms chemical energy to electrical energy when liberated during the electrochemical reaction of hydrogen and oxygen. Our HyPM® branded fuel cell products are based on our extensive track record of on-bench testing and real-time deployments across a wide range of stationary and motive power profiles. We configure our HyPM® products to multiple electrical power outputs ranging from 4 to 65 kilowatts with ease of integration, high reliability and operating efficiency, delivered in a highly compact footprint.

Our target markets include backup power for data centres and telecom applications plus motive power applications such as forklift trucks.  We also target military applications for our products, historically an early technology adopter.  The worldwide market for data centre backup power is estimated to be in excess of $6 billion and the market for telecom backup power is estimated to be $2 to $3 billion in the U.S. alone, based on a complete displacement of existing battery systems.  The addressable market for forklift truck products is estimated at $0.4 billion.

Our Power Systems products are sold to leading OEMs, such as American Power Conversion Corp. (“APC”), a wholly owned subsidiary of Schneider Electric, and Commscope, Inc., to provide backup power applications for data centres and telecom sites, and to Crown Equipment Corporation, Linde Materials Handling, Mitsubishi Forklifts and NACCO Materials Handling Group, Inc. for prototype field tests of our fuel cell power modules directed at replacing traditional lead-acid battery packs used by indoor industrial forklift trucks. We also sell our Power Systems products to the military and other early adopters of emerging technologies.

The business objectives for our Power Systems group are to: (i) offer a common fuel cell platform across many markets enabling ease of manufacturing and reducing development spending; (ii) achieve further market penetration in the backup power and motive power markets by tailoring our HyPM® fuel cell products to meet market specific requirements including price, performance and features; (iii) invest in sales and market development activities in the backup power and motive power markets; (iv) continue to target the military and other early adopters of emerging technologies as a bridge to future commercial markets; and (v) secure the requisite people and processes to align our anticipated growth plans with our resources and capabilities.

Our Power Systems business competes with providers of incumbent technologies, such as batteries and diesel generators, and businesses that have fuel cell development programs.  Companies that we currently compete with include Anuvu, Altergy Systems, Ballard Power Systems Inc., Distributed Energy Systems Corporation, Giner, Inc., IdaTech plc, Intelligent Energy, Nuvera, Plug Power Inc., Worldwide, Inc., ReliOn Inc., Teledyne, and United Technologies Corporation.  Competing companies with programs for fuel cells other than PEM fuel cells include Fuel Cell Energy Inc., Hitachi, Ltd. and United Technologies Corporation. We also compete with companies that are developing other types of fuel cells.

There are four types of fuel cells other than PEM fuel cells that are generally considered to have possible commercial applications: phosphoric acid fuel cells, molten carbonate fuel cells, solid oxide fuel cells and alkaline fuel cells. Each of these fuel cell technologies differ in their component materials, and operating characteristics.  While all fuel cell types may have potential environmental and efficiency advantages over traditional power sources, we believe that PEM fuel cells can be manufactured less expensively and are more efficient and more practical in small-scale stationary and motive power applications. Further, most automotive companies have selected PEM technology for fuel-cell-

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powered automobiles. We expect this will help establish a stronger industry around PEM technology and may result in a lower cost as compared to the other fuel cell technologies.

Test Systems

We provided test services to many of the world’s leading automotive companies such as General Motors, Nissan and Toyota as well as to fuel cell developers and component suppliers currently engaged in their own fuel cell development programs. Until recently, we sold test products to such customers as well. On November 7, 2007, we announced our decision to commence an orderly windup of our fuel cell test products and design, development and manufacturing business. We anticipate that this windup will be completed by the end of 2009 and require approximately $3.5 million of funding with a corresponding charge to earnings. The substantial majority of the cash requirements and corresponding charge to earnings occurred in the fourth quarter of 2007.

Segmented Revenues

Our revenues are segmented as follows:

	2008 (in millions)	2007 (in millions)	2006 (in millions)
OnSite Generation	$31.2	$19.6	$12.0
Power Systems	5.6	6.1	6.9
Test Systems(1)	2.5	12.3	11.1
Total	$39.3	$38.0	$30.0

Note:

(1)          Test Systems revenues include $0.4 million for engineering services in 2008 and $3.5 million for engineering services in 2007, primarily provided to General Motors .

For additional financial information by business segment, see “Note 22 — Segmented Financial Information” under the Notes to Consolidated Financial Statements, which can be found on page F-27 of this form, and is incorporated by reference herein.

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Our revenues are segmented by geography as follows:

	2008	2007	2006
Russia	$12,927	$5,629	$68
United States	8,428	5,609	8140
Belgium	2,020	—	319
Spain	1,815	138	1445
Saudi Arabia	1,790	—	—
Sweden	1,600	119	849
China	1,351	1,435	266
Korea	1,271	1,070	2499
France	1,144	2,633	3163
United Kingdom	1,076	552	877
Brazil	712	2,017	—
Germany	655	1,395	2471
Poland	639	—	—
Canada	534	4,378	3163
Japan	492	2,256	2841
Romania	83	277	1367
United Arab Emirates	20	1,255	—
Argentina	8	2,010	—
Slovenia	3	1,275	—
Rest of world	2,772	5,942	3591
	$39,340	$37,990	$30,059

Our Strategy

Our strategy is to develop electrolyzer and fuel cell products for sale to OEMs, electric utilities, merchant gas companies and end-users requiring highly reliable products offered at competitive prices. We believe that our success will be substantially predicated on the following factors:

Advancing Our Product Designs

Within our OnSite Generation business segment, we are focused on reducing the cost of our HySTAT® electrolyzer and improving its efficiency. Concurrently, we are developing an electrolyzer having four times the active area per cell to allow us to compete more favourably in cases where greater volumes of hydrogen are required for industrial, hydrogen fueling or renewable energy storage applications.

Within our Power Systems business segment, we are focused on increasing the durability and efficiency of our fuel cells and fuel cell systems as well as reducing their cost. For market opportunities such as the home and backup power market requiring between 4 and 12 kilowatts of electrical power, we are developing a PEM based electrolyzer. We are attempting to offset a portion of the associated development expenses by entering into cost sharing agreements with OEMs and government agencies.

Recently, we have seen considerable interest in using hydrogen as a medium to store renewable energy, particularly wind and solar power, due to the favourable characteristics of hydrogen as an energy carrier.  We have developed a renewable energy storage

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product incorporating an alkaline electrolyzer, PEM fuel cell electrical generator and associated systems software (as at December 31, 2008, such product was in development). We anticipate adding other proprietary technologies to this product offering based on continued market intelligence. In time, we anticipate developing a product offering that will benefit from ancillary electrical power services such as grid balancing and load profiling.

Increasing Market Penetration

As at December 31, 2008, we had seven full time staff employed in sales functions. Our senior management team is also actively involved in sales initiatives including maintaining close contact with our more significant customers.

Additionally, we have developed relationships with third parties that we believe are well positioned in our markets to identify new sales opportunities for our products. In the industrial gas market, these third parties include leading merchant gas companies such as Air Liquide and Linde Gas. In the backup power market, these third parties include leading OEMs such as APC by Schneider Electric and Commscope, Inc. In the forklift truck market, these OEMs include Crown Equipment Corporation and NAACO Materials Handling Group, Inc.

We have recently begun to sell our renewable energy storage products to progressive electric power utilities seeking a robust and cost effective solution for renewable energy storage. We have begun to access this market through trade events, meeting directly with electrical utilities, and marketing to governmental agencies mandated to provide power to remote communities.

Responding to Market Conditions

Macro-level changes in the global economy began to undermine our business in the fourth quarter of 2008. Operationally, we experienced a delay in closing orders, and in one case, a delay in an order shipment as a result of a customer not being able to pay for the balance of an order. Financially, we experienced more challenging conditions as a result of weaker capital markets worldwide and anticipate this may adversely reduce our ability to raise capital on favourable terms as well as our credit facility with a Canadian chartered bank.

With regard to the economic slowdown, we have taken a number of initiatives to better position ourselves including: (i) revising our annual and three-year financial plans to reflect a more conservative outlook in our relevant markets; (ii) implementing a downsizing in January 2009 involving 25 full-time positions representing approximately $1.3 million of annual payroll costs; (iii) curtailing or deferring operating expenditures to reduce our overhead levels; (iv) having our senior management more fully engaged with our major accounts to better assess sales opportunities; and (v) aggressively managing our working capital.

We are encouraged, however, with our business prospects in many of our relevant markets in addition to the Corporation’s continued improved operating performance. Additionally, recent government legislation has been proposed or passed in many jurisdictions to support renewable energy initiatives including passage of the American Recovery and Reinvestment Act of 2009 in the United States and the Green Energy and Green Economy Act, 2009 in Ontario, Canada. We will continue to selectively pursue opportunities we believe are the most promising for us and can be delivered on the most advantageous terms.

Securing Additional Capital

As at December 31, 2008, we had $22.7 million of cash, cash equivalents and restricted cash and had $25.5 million of shareholders’ equity. We do not anticipate achieving a consistent level of profitability or generate consistent positive cash flow from operations for the next several quarters. While our OnSite Generation business achieved $2.1 million of segment income in 2008, our Power Systems and Corporate and Other business units incurred a combined segment loss of $16.4 million in 2008.  As mentioned under “Item 4.  Information of the Company — History and Development of Hydrogenics Corporation”, we have entered into an agreement with the Algonquin Board to implement a non-dilutive financing transaction, which will provide us with working capital.   The transaction is subject to various conditions, including the receipt of regulatory approvals, such as the approval of the TSX and Nasdaq,  approval by the Ontario Superior Court of Justice and by shareholders of Hydrogenics. The transaction is also subject to approval by unitholders of Algonquin Power with respect to certain amendments to Algonquin Power’s declaration of trust in connection with the transaction, and Algonquin Power unitholders tendering the requisite number of units to the take-over bid to be made by Hydrogenics in connection with the transaction.

The failure to raise sufficient funds necessary to finance future cash requirements could adversely affect our ability to pursue our strategy and negatively affect our operations in future periods. We are addressing this matter in a number of ways. We are maintaining frequent contact with analysts and institutional investors to better articulate our investment merits.

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Retaining and Engaging Our Staff

As at December 31, 2008, we had 166 full-time staff, the majority of whom have been employed by the Company for several years and possess strong technical backgrounds with extensive industry experience. We strive to maintain a high level of employee engagement by offering compensation at market rates, providing interesting and challenging work, and, over time, the opportunity to create wealth by participating in our stock ownership program.

Our Products and Services

Our products include HySTAT™ hydrogen generation equipment in our OnSite Generation business and HyPM® fuel cell products in our Power Systems business.  A summary of our product lines is noted below.

HySTAT™ Hydrogen Stations

HySTAT™ Hydrogen Stations offer a dependable on-site supply of hydrogen for a variety of hydrogen applications, including vehicle fueling, distributed power, and a variety of industrial processes.  From a selection of versatile modular components, we configure the optimum HySTAT™ Hydrogen Station to precisely meet customer needs for hydrogen generation and storage. We also provide spare parts and service for our entire installed base.

We currently offer our HySTAT™ Hydrogen Station in multiple configurations depending on the amount of hydrogen required. This product is suitable for producing continuous or batch supplies of hydrogen typically for industrial processing applications and generates between 15 - 60 normal cubic meters per hour (“Nm3/hr”) of hydrogen. Multiple standard units can be installed for larger applications with the capability of generating up to 500 Nm3/hr of hydrogen.

HyPM® Fuel Cell Products

Our HyPM® fuel cell products provide high performance, high efficiency electrical power from clean hydrogen fuel.  The HyPM® product is well suited to compete with existing battery applications by offering longer runtimes and life, at a significantly smaller size and weight.  The HyPM® product line also competes with certain diesel power applications by offering clean, quiet operation and higher demand reliability.  Our products are built on a common platform allowing us to achieve volume purchasing and manufacturing efficiencies.

•                  HyPM®  Fuel Cell Power Modules.  Our HyPM® power module runs on high purity hydrogen and produces DC power in standard outputs of 8, 12, 16 and 65 kW.   This product is suitable for a wide range of stationary, mobile and portable power applications.   The HyPM® XR model is targeted at backup power applications and the HyPM® HD model is targeted at motive power applications.

•                  HyPXTM Fuel Cell Power Pack.  Our HyPXTM Power Pack includes a standard HyPM® power module integrated with hydrogen storage tanks and ultracapacitors that provide higher power in short bursts.  This product has the same form, fit and function as large battery packs used in devices such as forklift trucks and tow tractors.

•                  Integrated Fuel Cell Systems.  Our integrated fuel cell systems are built around our HyPM® power modules and are targeted to portable and stationary applications including portable and auxiliary power units for military applications and direct current or DC backup power system for cellular tower sites.

•                  Engineering Development Services.  We also enter into engineering development contracts with certain customers for new or custom products.

Sales and Marketing

We have a direct sales force of seven full-time sales professionals in Belgium, Canada, China, Germany, India, Russia and the United States, along with a global network of sales agents and distribution channels.  We believe that our ability to market and sell a diversified product portfolio through global sales and distribution channels provides us with an advantage over our competitors.  Our sales force is largely organized by region for each business unit.

Customers

The primary customers for our OnSite Generation products are leading industrial gas companies, industrial end users, oil and gas companies and utilities. The primary customers for our Power Systems products are OEMs, systems integrators and end users.

In 2008, three customers comprised 18%, 7% and 5% of our revenue (in 2007, three customers comprised 12%, 5% and 5% of our revenue).  In 2008, 24% of our revenues were derived from Europe, 22% from North America, 45% from Asia, and the

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remaining 9% were derived from other foreign jurisdictions (in 2007 these numbers were 32%, 26%, 15%, and 27%, respectively).  Accordingly, we have mitigated risk to any single market or adoption rate by diversifying our product portfolio across the markets in which we operate.

We have entered into agreements with several customers to pursue commercial opportunities which we view as important to our success.  Our key customer agreements are summarized below.

•                  Military OEM.  In December 2005, we entered into a multi-year joint cooperation agreement with a military OEM.  For reasons of confidentiality, we cannot disclose the name of this OEM.  In conjunction with the signing of the cooperation agreement, we were awarded an $8 million contract for multiple units of fuel cell power systems based on our 500 series fuel cell stack technology.

•                  American Power Conversion Corp.   In November 2004, we entered into a collaborative development agreement with APC by Schneider Electric and we announced an order for 25 fuel cell power modules to be incorporated into their backup power products for data centres.  APC is a leading global supplier of high availability systems for network-critical physical infrastructure.  Our HyPM® XR is a key component of APC’s InfraStruXure™ product line.  In August 2006, we announced that we had entered into a supply agreement with APC to deliver up to 500 fuel cell modules for backup power applications.  In 2008, we entered into a second supply agreement with APC, broadening the scope of our August 2006 supply agreement to support APC’s fuel cell backup power program.

•                  Leading Global Industrial Gas Companies. We have previously established preferred supplier agreements with Air Liquide S.A., Air Products and Chemicals, Inc., and Linde A.G., three of the leading global industrial gas companies.  Typically, these agreements provide that, for industrial applications, we will be the preferred supplier of onsite, electrolysis-based hydrogen generators to the applicable industrial gas company.  We believe that these relationships represent valuable sales channels, while providing validation of our technology from highly credible partners.

•                  General Motors. In October 2001, we entered into an agreement with General Motors to accelerate the development of fuel cell technology.  This agreement includes shared intellectual property rights and joint efforts in fuel cell product development, engineering, prototyping, testing, branding and marketing strategies. In connection with this agreement, we issued General Motors approximately 11.4 million of our common shares, or approximately 21% of our then outstanding common shares, and warrants to purchase approximately 2.5 million additional shares.  These warrants were subsequently cancelled in December 2005 (see “Item 7. Major Shareholders and Related Party Transactions — Related Party Transactions — Transactions with General Motors”).

Research and Product Development

Our research and product development team consists of approximately 10 staff, the substantial majority of whom are located in Mississauga, Ontario and are focused primarily on our fuel cell activities. The remainder is located in Oevel, Belgium.  Collectively, these individuals have many years of experience in the design of electrolysis and fuel cell products. Our product development team combines leaders with extensive experience in their fields with younger graduates from leading universities.

Our objective is to develop complete products rather than components and to ensure that these products are constantly improved throughout the product life.  Our research activities are unique to each of our business units but typically focus on the cost, performance and durability of our products. Our product development activities commence with a market requirement document establishing the business case for the proposed product. This process involves staff from our business development, finance, engineering and operations departments who balance the requirements of performance, time to market, and product cost.  Prototypes are often validated by lead customers such as APC by Schneider Electric and CommScope, Inc.

We seek cost-sharing projects with various government agencies, mainly in North America, to partially offset our research and product development expenses.  We currently have contribution agreements with the Province of Ontario, Ministry of Research and Innovation, and with the Canada Foundation for Sustainable Development Technology, a corporation without share capital incorporated under the Canada Corporations Act and continued under the Sustainable Development Technology Act (Canada).  In 2008, $1.4 million, or 16.3% of our research and product development expenses were funded by various governments.

Our current research and product development plans are summarized below:

•                  OnSite Generation. Our research activities are focused on performance improvements of our electrolyzer cell stacks. Our product development activities are focused on large scale electrolyzers to store renewable or other zero-emission energy as hydrogen, thereby helping to address the intermittency problem associated with most renewable energies, or to refuel vehicles from locally-produced non-fossil sources. Our larger-scale and lower-scale product developments aim to make Hydrogenics the “one-stop shop” for all on-site hydrogen generation needs.

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•                  Power Systems.  At the fuel cell stack, or component level, we are focused on testing, adapting and integrating new materials, design concepts, manufacturing techniques, and on cost reduction.  At the module or product level, we are focused on cost reduction and on meeting market specific requirements for durability and performance. Additionally, our product development focuses on size reduction, allowing the same power module to be deployed in both mobile and stationary applications. Our product development also focuses on small scale PEM electrolyzers, which we believe will have greater demand due to their lower cost and size in the small capacity range of <10 Nm3/h.

Intellectual Property

We protect our intellectual property by means of a combination of patent protection, copyrights, trademarks, trade secrets, licences, non-disclosure agreements and contractual provisions. We generally enter into a non-disclosure and confidentiality agreement with each of our employees, consultants and third parties that have access to our proprietary technology.  We currently hold 55 patents in a variety of jurisdictions and have more than 191 patent applications pending.  Additionally, we enter into commercial licences and cross-licences to access third party intellectual property.

We typically retain sole ownership of intellectual property developed by us. In certain situations, such as with Dow Corning and General Motors, we provide for shared intellectual property rights. In the case of General Motors, we have a non-exclusive, royalty-free license to use certain of General Motors’ proprietary fuel cell stack intellectual property in certain applications and markets.  We have these rights in perpetuity, including subsequent improvements to the licensed technology. In the case of Dow Corning, we jointly own a U.S. patent application, together with all inventions falling within the description of such patent application specific to sealing and sealing materials for fuel cell and electrolyzer assemblies.

Given the relative early stages of our industry, our intellectual property is and will continue to be important in providing differentiated products to customers.

Manufacturing

The majority of our manufacturing services, including parts procurement, kitting, assembly and repair, are carried out in-house at our respective business unit manufacturing facilities. We also perform certain manufacturing related functions in-house, including manufacturing engineering, and the development of manufacturing test procedures and fixtures.

We anticipate being able to move various aspects of our manufacturing operations to third parties or other lower cost jurisdictions as production volumes increase.  By moving to third parties, we would benefit from contract manufacturing economies of scale, access to high quality production resources and reduced equipment capital costs and equipment obsolescence risk.  We have also commenced sourcing components from third parties in Asia and expect to increase the volume over time to reduce our material costs.

We are dependent upon third party suppliers for certain key materials and components for our products such as membrane electrode assemblies and ultra capacitors.  We believe that we have sufficient sources and price stability of our key materials and components.

We have certifications in ISO 9001-2000 in both of our Oevel and Mississauga facilities, and ISO 14001 and OHSAS 18001 in our Oevel facility.

Government Regulation

We are not subject to regulatory commissions governing traditional electric utilities and other regulated entities in any of the jurisdictions that we operate in. Our products are however subject to oversight and regulation by governmental bodies in regards to building codes, fire codes, public safety, electrical and gas pipeline connections and hydrogen siting, among others.

ORGANIZATIONAL STRUCTURE

As of May 31, 2009, we beneficially owned, directly or indirectly, 100% of the voting and non-voting securities of the material subsidiaries listed below.

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Subsidiaries	Jurisdiction of Incorporation

Hydrogenics Test Systems Inc. (formerly Greenlight Power Technologies, Inc.)	Canada

Stuart Energy Systems Corporation	Canada

Hydrogenics Europe NV	Belgium

Hydrogenics GmbH	Germany

PROPERTY, PLANT AND EQUIPMENT

We have the following facilities:

•                  Mississauga, Ontario, Canada.  Our 96,000 square foot facility in Mississauga, Ontario serves as our corporate headquarters and Power Systems manufacturing facility and is leased until August 31, 2010. Principal activities at this facility include the manufacture and assembly of our fuel cell power and research and product development for our fuel cell power products, fuel cell testing services and our corporate activities.

•                  Oevel-Westerlo, Belgium.  Our 32,000 square foot facility in Oevel-Westerlo, Belgium serves as our manufacturing facility for our OnSite Generation business and is leased until August 30, 2014.  Principal activities at this facility include the manufacture and assembly of our hydrogen generation equipment, water electrolysis research and product development as well as administrative functions related to our OnSite Generation business.

•                  Burnaby, British Columbia, Canada.  Our 54,000 square foot facility in Burnaby, British Columbia served as our manufacturing facility for our Test Systems business and is leased until December 31, 2009. Principal activities at this facility included the manufacture and assembly of our test products, test products research and product development as well as administrative functions related to our Test Systems business. In November 2007, we announced our decision to commence an orderly windup of our fuel cell test products and design, development and manufacturing business. As a result, we expect to vacate this facility during 2009.

•                  Gladbeck, Germany.  Our Power Systems group maintains a 6,458 square foot facility in Gladbeck, Germany, which is leased until November 2010.  This facility is used to provide fuel cell integration services for European customers and serves as our European office for fuel cell activities of our Power Systems business.

•                  Shanghai, China.  Our procurement group maintains a 100 square foot facility in Shanghai, China. This facility is used for sourcing of products in China and other Asian countries.

In 2005, we assumed lease obligations previously established by Stuart Energy, including a vacant 53,240 square foot facility in Shawinigan, Quebec, with an annual lease cost of approximately $0.3 million expiring in May 2011.  This Shawinigan property was sublet in 2006.  In connection with its acquisition of Vandenborre Technologies NV in February 2003, Stuart Energy sought to rationalize its operations in 2003.  As a result, Stuart Energy has previously taken a financial charge relating to the Shawinigan, Quebec facility.

We also have small sales offices in Asia, Europe, and North America.  We believe our facilities are presently adequate for our operations and we will be able to maintain suitable space needed on commercially reasonable terms.

ITEM 4A.               UNRESOLVED STAFF COMMENTS

None.

ITEM 5.  OPERATING AND FINANCIAL REVIEW AND PROSPECTS

OPERATING RESULTS

This section provides a detailed discussion of our financial performance based on our consolidated financial statements found on pages F-6 to F-10 of this form.  All references to per share amounts pertain to net loss per share. Certain of the prior year’s figures have been reclassified to conform to the current year’s presentation.

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Summary Financial Analysis

(in thousand of US dollars, except for share and per share amounts)

				% Increase (Decrease)
	2008	2007	2006	2008	2007
Consolidated Statements of Operations
OnSite Generation	31,207	19,608	12,032	59%	63%
Power Systems	5,643	6,103	6,943	(8)%	(12)%
	36,850	25,711	18,975	43%	35%
Test Systems	2,490	12,279	11,084	(80)%	11%
Revenues	39,340	37,990	30,059	4%	26%
Gross Margin	7,894	4,389	699	80%	528%
% of Revenues	20%	12%	2%

Selling, General and Administrative Expenses	15,022	24,006	27,892	(37)%	(14)%

Research and Product Development Expenses	7,296	9,690	9,379	(25)%	3%

Net Loss	(14,319)	(28,068)	(130,759)	(49)%	(79)%
Net Loss Per Share	$(0.16)	$(0.31)	$(1.42)	(48)%	(78)%

Consolidated Statements of Cash Flows
Cash used in Operating Activities	(6,802)	(28,416)	(24,488)	(76)%	16%

Other Measures
Cash Operating Costs(1)	21,624	32,143	35,438	(33)%	(9)%
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) (1)	(14,424)	(31,323)	(36,571)	(54)%	(14)%

Notes:

(1)          Cash Operating Costs and EBITDA are Non-GAAP measures.  Please refer to “Item 5. Operating and Financial Review and Prospects — Operating Results — Reconciliation and Definition of Non-GAAP Measures.”

Highlights for 2008 compared to 2007

•                  Revenues increased $11.1 million or 43%, exclusive of Test Systems revenues, as a result of revenue growth in our OnSite Generation business unit.

•                  Cash operating costs decreased $10.5 million or 33%, primarily resulting from our 2007 business streamlining initiatives and the decision to wind up our test equipment business and the absence of $4.1 million in severance and related expenses.

•                  EBITDA loss decreased $16.9 million or 54%, reflecting: (i) a $3.5 million increase in gross margin corresponding to an increase of eight percentage points; (ii) a $9.0 million decrease in selling, general and administrative expenses; (iii) a $2.4 million decrease in research and product development expenses; and (iv) the absence of a $2.0 million provision recorded in 2007 in respect of the wind up of our test equipment business.

•                  Net loss decreased $13.8 million or 49% ($0.15 per share), reflecting a lower EBITDA loss, partially offset by decreased interest income and foreign currency gains.

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•                  Cash used in operating activities decreased $21.6 million, or 76% reflecting; (i) a $16.9 million decrease in our EBITDA loss; (ii) an $8.9 million decrease in non-cash working capital requirements; offset by (iii) a $3.8 million decrease in net interest income and foreign currency gains; and (iv) $0.3 million of other items.

Highlights for 2007 compared to 2006

•                  Revenues increased $6.7 million, or 35%, exclusive of Test Systems revenues, as a result of the resumption of production in our OnSite Generation business unit to historical levels, partially offset by an $0.8 million decrease in revenues from our Power Systems business unit.

•                  Cash operating costs decreased $3.3 million or 9%, primarily resulting from business streamlining initiatives and the decision to wind up our test equipment business, both taken in 2007.

•                  EBITDA loss decreased $5.2 million or 14%, reflecting: (i) a $3.7 million increase in gross margin; and (ii) $3.3 million of decreased cash operating costs, partially offset by a $2.0 million provision in respect of the wind up of our test equipment business.

•                  Net loss decreased $102.7 million ($1.11 per share) or 78%, reflecting the changes in EBITDA noted above and the absence of $90.8 million of impairment charges in 2006 attributed to our acquisition of Stuart Energy and Greenlight Power Technologies, Inc. (“Greenlight Power”).

•                  Cash used in operating activities increased $3.9 million or 16%, reflecting an increase in working capital requirements as we resumed production in our OnSite Generation business unit to historical levels, partially offset by the decreased EBITDA loss noted above.

Business Segment Review

We report our results in four business segments, OnSite Generation, Power Systems, Test Systems, and Corporate and Other. These segments are differentiated by the products developed and services provided. Our reporting structure reflects how we manage our business and how we classify our operations for planning and measuring performance.  See “Item 4.  Information on the Company — Business Overview” for a description of our business segments.

OnSite Generation

Summary Financial Analysis

				% Increase (Decrease)
(in thousand of US dollars)	2008	2007	2006	2008	2007
Revenues	31,207	19,608	12,032	59%	63%
Gross Margin	6,919	610	(5,767)	1.034%	(111)%
% of Revenues	22%	3%	(48)%

Selling, General and Administrative Expenses	3,552	4,182	5,494	(15)%	(24)%
Research and Product Development Expenses	1,261	1,865	3,160	(32)%	(41)%
Segment Income/(Loss)	2,106	(5,436)	(14,885)	(139)%	(62)%

Revenues for 2008 were $31.2 million, an increase of $11.6 million or 59% compared to 2007, as a result of increased product demand, operational improvements and product cost reductions. Revenues in 2008 consisted of the sale of electrolyzer products to customers in industrial gas, hydrogen fueling and renewable energy storage markets. As at December 31, 2008, we had $14.6 million of confirmed orders, all of which are anticipated to be delivered and recognized as revenue in 2009.  Revenues for 2007 increased $7.6 million compared to 2006 primarily as a result of the resumption of production to historical levels.

Gross Margin for 2008 was $6.9 million (22% of revenues), compared to $0.6 million (3% of revenues) in 2007 reflecting operational improvements and increased overhead absorption. Gross margin in 2007 was $0.6 million (3% of revenues) compared to

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negative $5.8 million (negative 48% of revenues) in 2006, reflecting a more favourable absorption of overhead, production cost efficiencies and the absence of $2.4 million of warranty reserves incurred in connection with units shipped prior to our acquisition of Stuart Energy in January 2005.

Selling, General and Administrative (“SG&A”) Expenses for 2008 were $3.6 million, a decrease of $0.6 million or 15% compared to 2007. SG&A expenses for 2007 were $4.2 million, a decrease of $1.3 million or 24% compared to 2006. These decreases are primarily the result of streamlining and cost reduction initiatives.

Research and Product Development (“R&D”) Expenses for 2008 were $1.3 million, a decrease of $0.6 million or 32% compared to 2007, and reflect the adoption of a standard product platform to service multiple market applications. R&D expenses for 2007 were $1.9 million, a decrease of $1.3 million or 41% compared to 2006 reflecting streamlining and cost reduction initiatives coupled with the adoption of a standard product platform.

Segment Income for 2008 was $2.1 million compared to a segment loss of $5.4 million in 2007, reflecting increased product demand combined with operational improvements, cost efficiencies and increased overhead absorption. Segment loss for 2007 was $5.4 million, a $9.4 million or 62% improvement compared to 2006, reflecting increased revenues and higher overhead absorption as a result of a return to historical production levels in 2007 and the absence of $2.4 million in warranty reserves relating to estimated future warranty costs for units shipped prior to the acquisition of Stuart Energy in January 2005.

Power Systems

Summary Financial Analysis

				% Increase (Decrease)
(in thousand of US dollars)	2008	2007	2006	2008	2007
Revenues	5,643	6,103	6,943	(8)%	(12)%
Gross Margin	214	846	3,043	(75)%	(72)%
% of Revenues	4%	14%	(44)%

Selling, General and Administrative Expenses	4,162	8,247	6,159	(50)%	34%
Research and Product Development Expenses	5,808	6,882	4,826	(16)%	43%
Segment Loss	(9,757)	(14,283)	(7,182)	(32)%	99%

Revenues for 2008 were $5.6 million, a decrease of $0.5 million or 8% compared to 2007 and reflect a higher proportion of revenues from backup power and motive power markets, as opposed to pre-commercial markets. As at December 31, 2008, we had $7.6 million of confirmed orders for Power Systems’ products and services, over half of which are anticipated to be delivered and recognized as revenue in 2009. Revenues for 2007 decreased by $0.8 million or 12%, compared to 2006 primarily as a result of an increased effort to focus on backup power and motive power applications having longer lead times.

Gross Margin for 2008 was $0.2 million (4% of revenues) compared to $0.8 million (14% of revenues) in 2007 reflecting a higher proportion of revenues from backup power and motive power markets, which generally have lower margins as we aim to replace incumbent technologies in these markets. Gross margin for 2007 was $0.8 million (14% of revenues) compared to $3.0 million (44% of revenues) in 2006, reflecting a lower proportion of higher margin military and demonstration orders, appreciation of the Canadian dollar relative to the US dollar resulting in higher material and labour costs, a $0.5 million provision for obsolete inventory and lower overhead absorption as a result of lower revenues.

SG&A Expenses for 2008 were $4.2 million, a decrease of $4.1 million or 50% compared to 2007, and reflect the results of streamlining and cost reduction initiatives and the absence of $2.9 million in severance and related expenses associated with initiatives commenced in 2007. SG&A expenses for 2007 were $8.2 million, an increase of $2.1 million compared to 2006, primarily as a result of $2.9 million in severance and other related expenses associated with our 2007 streamlining and cost reduction initiatives.

R&D Expenses for 2008 were $5.8 million, a decrease of $1.1 million or 16% compared to 2007 and reflect a $0.3 million decrease in R&D expenditures attributable to developing standard products for multiple market applications combined with $0.8

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million of increased third party funding as a result of the partial deployment of Class 1 lift trucks for long-term customer testing. R&D expenses for 2007 were $6.9 million, an increase of $2.1 million, reflecting a decreased reliance on third party funding.

Segment Loss for 2008 was $9.8 million compared to a segment loss of $14.3 million in 2007, reflecting $0.6 million of decreased gross margin, $4.1 million in decreased SG&A expenses, and $1.0 million in decreased R&D expenditures resulting from our streamlining and cost reduction initiatives undertaken during 2007, and lower gross margin. Segment loss for 2007 was $14.3 million, compared to a segment loss of $7.2 million in 2006, reflecting a $2.2 million decrease in gross margin, a $2.1 million increase in SG&A and a $2.1 million increase in R&D expenses, partially offset by business streamlining and cost reduction initiatives.

Power Systems incurred a net loss of $7.2 million for the year ended December 31, 2006 compared to a net loss of $9.0 million in 2005 primarily as a result of increased revenues and lower cost of revenues.

Test Systems

Summary Financial Analysis

				% Increase (Decrease)
(in thousand of US dollars)	2008	2007	2006	2008	2007
Revenues	2,490	12,279	11,084	(80)%	11%
Gross Margin	761	2,933	3,423	(74)%	(6)%
% of Revenues	31%	24%	28%

Selling, General and Administrative Expenses	1,171	2,069	2,593	(43)%	(20)%
Research and Product Development Expenses	60	318	646	(81)%	(51)%
Windup of Test Equipment Business Expense	—	2,016	—	(100)%	100%
Segment Income/(Loss)	(469)	(1,465)	279	(68)%	(625)%

Revenues for 2008 were $2.5 million, a decrease of $9.8 million or 80% as a result of our decision in 2007 to wind up our test equipment business. Test Systems’ revenues for 2008 relate to the delivery of orders received prior to our decision to wind up this business. As at December 31, 2008, we had no orders for Test Systems’ products and services remaining to be delivered. Revenues for 2007 increased by $1.2 million compared to 2006 primarily as a result of delivering a greater number of higher output test equipment units.

Gross Margin for 2008 was $0.8 million (31% of revenues) compared to $2.9 million (24% of revenues) in 2007 reflecting the gross margin realized on our remaining orders. Gross margin for 2007 was $2.9 million (24% of revenues) compared to $3.4 million (28% of revenues in 2006), reflecting the appreciation of the Canadian dollar relative to the US dollar in 2007, resulting in higher material and labour costs and a reduced proportion of test services revenues compared to 2006.

SG&A Expenses for 2008 were $1.2 million, a decrease of $0.9 million from 2007 and $1.5 million for 2006. The reductions in both years reflect our decision to downsize and subsequently wind up our test equipment business.

R&D Expenses for 2008 were less than $0.1 million, a decrease of $0.3 million from 2007 and $0.6 million for 2007. The reduction both years reflect our decision to downsize and subsequently wind up our test equipment business.

Wind up of Test Equipment Business Expenses decreased $2.0 million or 100% compared to 2007 as a result of our November, 2007 decision to wind up our fuel cell test equipment business. In 2008, we incurred $0.6 million of net costs attributable to the windup of our test equipment business which were allocated to the various accounts as incurred. We anticipate incurring a maximum of $0.9 million of costs in 2009 to complete the wind up business on account of remediating our manufacturing facility and satisfying remaining warranty obligations. In November 2007, we indicated that we anticipated incurring a cash cost and corresponding charge to earnings of between $3.5 million and $4.0 million to complete the wind up. We now expect to incur a total of no more than $3.5 million to wind up our test equipment business.

Segment Loss for 2008 was $0.5 million compared to a segment loss of $1.5 million in 2007 and segment income of $0.3 million in 2006.

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Corporate and Other

Summary Financial Analysis

				% Increase (Decrease)
(in thousands of US dollars)	2008	2007	2006	2008	2007
Selling, General and Administrative Expenses	6,137	9,508	13,645	(35)%	(30)%
Research and Development Expenses	167	625	747	(73)%	(16)%
Segment Loss	(6,199)	(6,884)	(108,971)	(10)%	(94)%

SG&A Expenses for 2008 were $6.2 million, a decrease of $3.3 million or 35% compared to 2007 reflecting: (i) the results of our streamlining and cost reduction initiatives undertaken in the fourth quarter of 2007; and (ii) the absence of $1.0 million in severance and other related expenses associated with these streamlining and cost reduction initiatives; partially offset by $0.3 million of costs incurred associated with various financing initiatives. SG&A expenses for 2007 were $9.5 million, a decrease of $4.1 million or 30% compared to 2006 reflecting: (i) $4.4 million of savings relating to consulting, deferred compensation arrangements with certain executives, Sarbanes-Oxley Act compliance and other business strategy matters; (ii) $1.3 million of other items, partially offset by: (iii) $1.0 million of severance charges incurred during 2007 relating to streamlining initiatives; and (iv) $0.8 million of higher costs as a result of the weakening of the US dollar relative to the euro and the Canadian dollar.

R&D Expenses for 2008 were $0.2 million, a decrease of $0.5 million or 73% compared to 2007 reflecting decreased intellectual property fees. R&D expenses for 2007 were $0.6 million, a decrease of $0.1 million or 16% compared to 2006 also reflecting decreased intellectual property management fees.

Segment Loss for 2008 was $6.2 million, a decrease of $0.7 million or 10% compared to 2007 attributable to reduced operating costs as a result of streamlining initiatives taken in 2007. Segment loss for 2007 was $6.9 million, a decrease of $102.1 million or 94% compared to 2006 reflecting the absence of $90.8 million in impairment charges for identifiable intangible assets and goodwill coupled with various cost reduction initiatives and foreign exchange gains, partially offset by increased severance and related compensation payments.

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Financial Condition

A discussion of the significant changes in our consolidated balance sheets.

As at December 31, (in thousands of US dollars)

			Change
	2008	2007	$	%	Commentary
Cash, cash equivalents restricted cash and short-term investments	$22,731	$30,492	(7,761)	(25)	• Please refer to “Item 5. Operating and Financial Review and Prospects –Liquidity and Capital Resources”

Accounts receivable	3,974	12,713	(8,739)	(69)	• Improved management of accounts receivable and strong cash collections prior to year-end

Inventory	10,101	12,659	(2,558)	(20)	• Decreased work-in-process as a result of improved product lead times

Accounts payable and accrued liabilities	17,298	18,166	(868)	(5)	• Improved product lead times and decreased inventory levels. • Refer to note 11 of our consolidated financial statements for a breakdown of this account.

Unearned revenue	4,785	9,042	(4,257)	(47)	• Fewer deposits for orders received prior to the end 2008 compared to 2007

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Summary Of Quarterly Results

A summary view of our quarterly financial performance.

The following table highlights selected financial information for the eight consecutive quarters ending December 31, 2008.*

(in thousands of US dollars, except for share and per share amounts)

	2008				2007
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Revenues	$8,855	$10,984	$8,790	$10,711	$11,051	$10,624	$9,465	$6,850
Gross Margin	2,568	1,488	1,973	1,865	1,430	1,080	965	914
% of Revenues	29%	14%	22%	17%	13%	10%	10%	13%
EBITDA	(2,004)	(3,446)	(5,066)	(3,908)	(9,585)	(7,171)	(5,672)	(8,895)
Net Loss	(1,950)	(3,728)	(4,319)	(4,322)	(9,497)	(6,478)	(3,787)	(8,306)
Net Loss Per Share (Basic and diluted)	(0.02)	(0.04)	(0.05)	(0.05)	(0.10)	(0.07)	(0.04)	(0.09)
Weighted Average Common Shares Outstanding	92,406,666	92,378,737	91,765,686	91,896,689	91,765,691	91,765,691	91,765,691	91,896,363

Note:

*  Certain minor variances exist between the annual consolidated financial statements and this summary.

In the first quarter of 2008, our net loss decreased by $3.9 million ($0.04 per common share) compared to the first quarter of 2007 due to increased revenues and gross margins in our OnSite Generation business unit and the absence of $2.1 million of severance and related expenses associated with business streamlining and cost reduction initiatives.

In the second quarter 2008, our net loss increased by $0.5 million ($0.01 per common share) compared to the second quarter of 2007 due to $0.9 million of SG&A expenses associated with deferred compensation arrangements indexed to our share price, partially offset by increased gross margins.

In the third quarter of 2008, our net loss decreased by $2.8 million ($0.03 per common share) compared to the third quarter of 2007 due to increased revenues and gross margin combined with decreased SG&A and R&D expenses, partially offset by lower interest income and foreign exchange gains.

In the fourth quarter of 2008, our net loss decreased $7.5 million ($0.08 per common share) compared to the fourth quarter of 2007 as noted below.

•                  Revenues for the fourth quarter of 2008 were $8.9 million, a $0.7 million or 9% increase, excluding Test Systems, compared to the fourth quarter of 2007 due to increased demand for our OnSite Generation products.

•                  Gross margin was $2.6 million (29% of revenues) in the fourth quarter of 2008 compared to $1.4 million (13% of revenues) in the fourth quarter of 2007, reflecting operational improvements and product cost reductions as well as favourable overhead absorption levels.

•                  SG&A expenses for the fourth quarter of 2008 were $2.8 million, a decrease of $4.1 million or 59% compared to the fourth quarter of 2007 reflecting the absence of $4.0 million of severance and other associated costs incurred during the fourth quarter of 2007 as well as overall cost reductions as a result of our streamlining initiatives.

•                  R&D expenses for the fourth quarter of 2008 were $1.7 million, a decrease of $0.3 million or 16% compared to the fourth quarter of 2007 reflecting streamlining and cost reduction initiatives coupled with the adoption of a standard product platform.

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•                  Net loss was $2.0 million ($0.02 per share), a $7.5 million or 79% decrease compared to $9.5 million in the fourth quarter of 2007 ($0.10 per share) as a result of: (i) an increase of 15 percentage points in gross margin; (ii) the absence of $4.0 million in severance and other costs incurred during the fourth quarter of 2007 associated with our streamlining initiatives and the decision to wind up our fuel cell test equipment business; and (iii) overall cost reductions as a result of our streamlining initiatives.

The information in this section was obtained from our quarterly unaudited consolidated financial statements, which are denominated in US dollars and have been prepared in accordance with Canadian GAAP. This information, in the opinion of management, has been prepared using accounting policies consistent with the audited consolidated financial statements and includes all adjustments necessary for the fair presentation of the results of the interim periods. We expect our operating results to vary significantly from quarter to quarter and they should not be relied upon to predict future performance.

Reconciliation and Definition of Non-GAAP Measures

A description, calculation, and reconciliation of certain measures used by management.

Non-GAAP financial measures including EBITDA and Cash Operating Costs are used by management to provide additional insight into our performance and financial condition.  We believe these Non-GAAP measures are an important part of the financial reporting process and, and are useful in communicating information that complements and supplements the consolidated financial statements.  In accordance with Canadian Securities Administration Staff Notice 52-306, we have provided reconciliations of our Non-GAAP financial measures to the most directly comparable Canadian GAAP number, disclosure of the purposes of the Non-GAAP measure, and how the Non-GAAP measure is used in managing the business.

EBITDA

We report EBITDA because it is a key measure used by management to evaluate the performance of business units and the Company.  EBITDA is a measure commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt, and as a valuation metric.  We believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which are non-cash in nature and can vary significantly depending on accounting methods or non-operating factors such as historical cost.

EBITDA is not a calculation based on Canadian GAAP or US GAAP and should not be considered an alternative to operating income or net income in measuring our performance.  Nor should it be used as an exclusive measure of cash flow, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash, which are disclosed in the consolidated statements of cash flows.  Investors should carefully consider the specific items included in our computation of EBITDA.  While EBITDA has been disclosed herein to permit a more complete comparative analysis of our operating performance relative to other companies, investors should be cautioned that EBITDA as reported by us may not be comparable in all instances to EBITDA as reported by other companies.

EBITDA

(in thousands of us dollars)

	2008	2007	2006
Net loss	$(14,319)	$(28,068)	$(130,759)
Amortization of property, plant and equipment	855	903	1,285
Amortization of intangible assets	249	251	7,139
Impairment of intangible assets and goodwill	—	—	90,834
Other income	1,325	4,431	4,890
Income tax expense (recovery)	116	22	(180)
EBITDA	$(14,424)	$(31,323)	$(36,571)

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Cash Operating Costs

We report Cash Operating Costs because it is a key measure used by management to measure the fixed operating costs required to operate the ongoing business units of the Company.  We believe Cash Operating Costs is a useful measure in assessing our fixed operating costs.

Cash Operating Costs are not based on Canadian or US GAAP and should not be considered an alternative to loss from operations in measuring the Company’s performance, nor should it be used as an exclusive measure of our operating costs because it does not consider certain stock-based compensation expenses, which are disclosed in the consolidated statements of operations.  Investors should carefully consider the specific items included in our computation of Cash Operating Costs.  While Cash Operating Costs are disclosed herein to permit a more complete comparative analysis of our cost structure relative to other companies, investors should be cautioned that Cash Operating Costs as reported by us may not be comparable in all instances to Cash Operating Costs as reported by other companies.

The following is a reconciliation of Cash Operating Costs with Loss from Operations.  Cash Operating Costs are regularly reported to the chief operating decision maker and corresponds to the definition used in our historical quarterly discussions.

Cash Operating Costs
(in thousands of US dollars)

	2008	2007	2006
Loss from operations	$(15,528)	$(32,477)	$(135,829)
Less: Gross margin	7,894	4,389	699
Less: Windup of test equipment business	—	2,016	—
Less: Stock-based compensation	694	1,553	1,832
Less: Amortization of property, plant and equipment	855	903	1,285
Less: Amortization of intangible assets	249	251	7,139
Less: Impairment of intangible assets and goodwill	—	—	90,834
Cash Operating Costs	$21,624	$32,143	$35,438

Impact of Inflation

None.

Impact of Foreign Currency Fluctuations

For information regarding the impact of foreign currency fluctuations on our Company, see “Item 5. Operating and Financial Review and Prospects — Liquidity and Capital Resources — Foreign Currency Risk” and “Note 4 — Risk Management Arising from Financial Instruments — Foreign Currency Risk” under the Notes to Consolidated Financial Statements, which can be found on page F-16 of this form, and is incorporated by reference herein.  We currently have limited currency hedging through financial instruments. We carry a portion of our short-term investments in Canadian dollars and euros.

Governmental Policies

For information regarding the potential impact of changes in governmental policies on the Company, see “Item 3.  Key Information — Risk Factors — Risk Factors Related to Our Business and Industry.”

LIQUIDITY AND CAPITAL RESOURCES

The following section explains how we manage our cash and capital resources to carry out our strategy and deliver results.

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Cash Used in Operating Activities

(in thousands of US dollars)

			Change
	2008	2007	$	%
EBITDA loss	(14,424)	(31,323)	16,899	54
Other income (expenses)	1,325	4,431	(3,106)	(70)
Change in non-cash working capital	4,817	(4,100)	8,917	217
Other items	1,480	2,576	(1,096)	(43)
Cash used in operating activities	(6,802)	(28,416)	21,614	76

Changes in cash used in operating activities in 2008 compared to 2007 are discussed below.

•                  EBITDA loss decreased $16.9 million or 54% as more particularly described in “Item 5. Operating and Financial Review and Prospects — Operating Results” above.

•                  Other income (expenses) decreased $3.1 million or 70% as a result of $1.3 million of lower interest income net, and $2.4 million of lower foreign currency gains, offset by $0.6 million of other items. The decrease in interest, net reflects lower interest rates and a lower asset base. The decrease in foreign currency gains resulted from the absence of gains incurred during 2007 from holding Canadian dollar denominated marketable securities at a time when the value of the Canadian dollar appreciated relative to the US dollar and the significant variations in the US dollar relative to both the Canadian dollar and the euro during 2008.

•                  Changes in non-cash working capital increased $8.9 million as more particularly described in “Item 5. Operating and Financial Review and Prospects — Operating Results — Financial Conditions” above.

•                  Other items decreased $1.1 million or 40% as a result of changes in various other cash and non-cash items.

We anticipate consuming between of $12 million to $17 million in 2009 to fund our anticipated EBITDA losses, non-cash working capital requirements and capital expenditures.

Cash Provided by Investing Activities

(in thousands of US dollars)

			Change
	2008	2007	$	%
Cash used in operating activities	$13,061	$37,987	(24,926)	(66)

Cash provided by investing activities was $13.0 million in 2008, a decrease of $25.0 million or 66% compared to 2007. The $13.0 million of cash used in investing activities reflects a $15.0 million reduction in short-term investments to fund our operating requirements, offset by: (i) a $1.1 million increase in restricted cash being held as partial securitization for standby letters of credit and letters of guarantee and (ii) $0.9 million of capital expenditures.

Cash Used in Financing Activities

(in thousands of US dollars)

			Change
	2008	2007	$	%
Cash used in financing activities	$(118)	$(48)	$(70)	(146)

Cash used in financing activities was $0.1 million in 2008, a decrease of less than $0.1 million compared to 2007 and reflect a $0.2 million decrease in deferred research and product development grants offset by $0.1 million of funds received on the exercise of stock options.

Credit Facilities

We routinely utilize a credit facility with a Canadian chartered bank to better manage our short term cash requirements and to support letters of guarantee provided to customers. As at December 31, 2008, we had $11.5 million of credit available to use compared to $13.8 million as at December 31, 2007, the result of exchange rate differences. As at December 31, 2008 and 2007, we had no indebtedness on this credit facility.  In April 2009, we terminated our existing credit facility with the bank and established a

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new Cdn. $2 million credit facility with the bank (the “2009 Credit Facility”). Pursuant to the 2009 Credit Facility, we may borrow up to Cdn. $1 million for general borrowing purposes and up to Cdn. $1 million for letters of credit and guarantee, subject to an equal amount of cash being provided as security to support any letters of credit and guarantee issued. The 2009 Credit Facility bears interest at the bank’s prime rate plus 3% and is conditional upon Hydrogenics maintaining a minimum cash balance of Cdn. $8 million and a current asset to current liability ratio of 1.25:1.00.

Our operating facilities are denominated in Canadian dollars and the euro and bear interest at the Canadian chartered bank’s prime rate plus 0.5% and EURIBOR, respectively. The facilities are due on demand and collateralized by a general security agreement over all of our assets and $1.1 million of restricted cash as at December 31, 2008. We had $2.3 million of letters of credit and letters of guarantee outstanding as at December 31, 2008 ($5.2 million as at December 31, 2007) with expiry dates extending to October 2011. We are in compliance with our debt covenants.

Financial Instruments

The Company’s financial instruments and the nature of the risks, existing or potential, are set out in the following table                                                                   :

Risk
Market Risks
	Credit	Liquidity	Currency	Interest Rate
Cash and cash equivalents and restricted cash (which are primarily held in euros and Canadian and U.S. dollars)	■		■	■
Short-term investments	■		■	■
Accounts receivable	■		■
Accounts payable and accrued liabilities	■	■	■

Credit Risk

Credit risk arises from the potential that a counterparty will fail to perform its obligations. Credit risk associated with cash and cash equivalents and short-term investments is minimized by ensuring financial assets are placed for short periods of time, generally less than 90 days, with governments, well capitalized financial institutions and other creditworthy counterparties. An ongoing review is performed by management to evaluate changes in the status of counterparties.

Credit risk associated with accounts receivable is minimized by carrying out a detailed review and approval by senior management of credit extensions to customers taking into account customer history, any amounts that are past due and any available relevant information on the customers’ liquidity and potential going concern problems. In addition, progress payments are generally required by customers as contracts are executed which usually results in between 35% and 100% of a contract value being collected before shipments are made. Where credit terms are extended beyond shipment, terms are normally not granted beyond 60 days. We maintain provisions for potential credit losses and any such losses to date have been insignificant.

Credit risk associated with grants receivable is substantially minimized by ensuring that funding agreements are accepted from government entities or well capitalized corporations.

Foreign Currency Risk

While our functional currency is the US dollar, we conduct a significant portion of our business in foreign currencies including the Canadian dollar and the euro. Monetary assets and liabilities denominated in foreign currencies are affected by changes in the exchange rate between the functional currency of the operation and these foreign currencies.

Our objective in managing foreign currency risk is to minimize our net exposures to foreign currency cash flows by converting cash balances into foreign currencies to the extent practical to match other foreign currency obligations. Our foreign exchange risk management program includes the use of foreign exchange currency forward contracts to fix the exchange rates on short-term Canadian dollar and euro denominated transactions and commitments.

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Interest Rate Risk

Interest rate risk arises because of the fluctuation in market interest rates. We are subject to interest rate risk on our cash and cash equivalents and short-term investments; however, we do not have any long-term debt and hence are not subject to interest rate risk from borrowings.

Liquidity

Liquidity risk arises from our general funding needs and in the management of our assets, liabilities and capital structure. We manage liquidity risk by maintaining sufficient liquid financial resources to fund our balance sheet and meet our commitments and obligations in the most cost-effective manner.

We have sustained losses and negative cash flows from operations since our inception. At December 31, 2008, we had approximately $22.7 million of cash and cash equivalents and restricted cash. There are significant uncertainties related to the timing and use of our cash resources and working capital requirements. These uncertainties include, among other things, the timing and volume of commercial sales, the associated gross margin of our existing products and the development of markets for, and customer acceptance of new products.

Throughout 2009 and 2010, we do not expect our operations to generate sufficient cash flow to fund our obligations as they come due. As such, these obligations will be funded out of existing cash resources to the extent possible. In the first quarter of 2009, we took actions to streamline our business, including additional headcount reductions as well as additional cost saving measures in order to minimize the draw on our cash resources.

As a result of the expected use of our existing cash resources, we anticipate requiring additional funding to meet our anticipated obligations. Such funding may be in the form of debt or equity or a hybrid instrument depending on the needs of the investor. Given the current state of the global economic and credit market conditions, we may not be able to raise additional cash from traditional financing sources. As such, we are also pursuing non-traditional sources of financing including an attempt to monetize a portion of our accumulated tax losses. There is no assurance we will be successful in our financing efforts or that they will be sufficient.

As mentioned under “Item 4.  Information of the Company — History and Development of Hydrogenics Corporation”, we have entered into an agreement with the Algonquin Board to implement a non-dilutive financing transaction, which will provide us with working capital.   The transaction is subject to various conditions as described above.

The condition of the current global economy and credit markets affects our outlook in two primary ways. First, our products depend, to some degree, on general world economic conditions and activity. If the current condition of the economy results in a sustained broad economic recession, demand for our products is likely to decline. Secondly, the current economic and credit climate could adversely affect our ability to conduct normal day-to-day selling activities which often depend on the granting of short-term credit to a wide variety of purchasers and particularly the corresponding need of those purchasers to finance purchases by accessing credit. Our business is dependent on purchasers of our products having access to adequate levels of credit. If the current condition of the economy is not resolved in a manner that will provide access to credit to potential purchasers of our products, our business will likely suffer as a result. Given these uncertainties, we will continue to monitor our operating strategy.

On October 16, 2008, Nasdaq, citing “extraordinary market conditions” temporarily suspended until January 16, 2009 its continued listing requirements related to a minimum $1 closing bid price and a minimum market value of publicly held shares. Nasdaq has extended its suspension until July 20, 2009.  There can be no assurance that the temporary suspension of such rules will be extended beyond July 20, 2009.  If the suspension of such rules is lifted, there can be no assurance that we will be able to maintain compliance with the listing requirements.  On December 31, 2008, the per share price of our common shares closed at $0.41 on the Nasdaq. If we are not able to maintain compliance with such continuing listing requirements after July 20, 2009, our stock may be delisted from Nasdaq. This could materially reduce the liquidity of our common shares, affect the price of our common shares, and impair our ability to raise financing.

In order to mitigate our risk with regard to maintaining the listing requirement noted above, at the annual and special meeting of our shareholders held on May 13, 2009, our shareholders approved a special resolution that gave authority to our Board of Directors, in its sole discretion, to amend our articles of incorporation to allow for a consolidation of our issued and outstanding common shares at any time prior to March 24, 2010, and to select the exact consolidation ratio, provided that (i) the ratio may be no smaller than one post-consolidation share for every 10 pre-consolidation shares, and no larger than one post-consolidation share for every 25 pre-consolidation shares, and (ii) the number of pre-consolidation shares in the ratio must be a whole number of shares. Assuming receipt of the necessary approvals, the exact number of shares of the Company to be consolidated, if at all, would be determined by our Board of Directors before the share consolidation would be effective, and the Company will issue a news release announcing the ratio as determined by our Board of Directors.  Notwithstanding the approval of the share consolidation by our

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shareholders, our Board of Directors may, in its sole discretion, abandon the share consolidation without further approval or action by or prior notice to shareholders (see “Item 14. Material Modifications to the Rights of Security Holders and Use of Proceeds — Material Modifications to the Rights of Security Holders — Proposed Share Consolidation”).

Long-Term Debt

Our long-term debt consists of capital leases of office equipment. Where appropriate, for reasons such as cash flow and changes in technology, we use leases as an additional source of financing. In cases where substantially all of the benefits and risks of ownership of the property are transferred to us, the lease is treated as a capital lease and included in long-term debt.  For further information on our long-term debt, see “Note 12 — Long-Term Debt” under the Notes to Consolidated Financial Statements, which can be found on page F-21 of this form, and is incorporated by reference herein.

Commitments

The following table of our material contractual obligations as at December 31, 2008, sets forth the aggregate effect that these obligations are expected to have on our cash flows for the period indicated:

(in thousands of US dollars)

Payments due in*	Operating Leases	Capital Leases	Total
2009	$1,556	$10	$1,566
2010	970	—	970
2011	544	—	544
2012	422	—	422
2013 and thereafter	620	—	620
	$4,112	$10	$4,122

* Note: We cannot be certain that we have or will be able to raise sufficient capital to repay our short and long-term contractual obligations and maintain planned levels of operations.

We do not have any material obligations under forward foreign exchange contracts, guarantee contracts, retained or contingent interests in transferred assets, outstanding derivative instruments or non-consolidated variable interests.

Our treasury policy is to invest in high-yield monetary interests to maximize yield and safeguard capital to fund our operating requirements.

RESEARCH AND DEVELOPMENT

For information regarding our research and development policies, see “Item 4. Information of the Company — Business Overview — Research and Product Development.”  For information regarding research and product development expenses for the fiscal years ended December 31, 2006, December 31, 2007, and December 31, 2008, see “Note 14 — Research and Product Development” under the Notes to Consolidated Financial Statements, which can be found on page F-23 of this form, and is incorporated by reference herein.

Advancing Our Product Designs.  Within our OnSite Generation business segment, we are focused on reducing the cost of our HySTAT™ electrolyzer and improving its efficiency. Concurrently, we are developing an electrolyzer having four times the active area per cell to allow us to compete more favourably in cases where greater volumes of hydrogen are required for industrial, hydrogen fueling or renewable energy storage applications.

Within our Power Systems business segment, we are focused on increasing the durability and efficiency of our fuel cells and fuel cell systems as well as reducing their cost. For market opportunities such as the home and backup power market requiring between 4 and 12 kilowatts of electrical power, we are developing a PEM based electrolyzer. We are attempting to offset a portion of the associated development expenses by entering into cost sharing agreements with OEMs and government agencies.

Recently, we have seen considerable interest in using hydrogen as a medium to store renewable energy, particularly wind and solar power, due to the favourable characteristics of hydrogen as an energy carrier. We are developing a renewable energy storage product incorporating an alkaline electrolyzer, PEM fuel cell electrical generator and associated systems integration software. We anticipate adding other proprietary technologies to this product offering based on continued market intelligence. In time, we anticipate developing a product offering that will benefit from ancillary electrical power services such as grid balancing and load profiling.

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Research costs and costs incurred in applying for patents and licenses are expensed as incurred. Product development costs are expensed as incurred until the product or process is clearly defined and the associated costs can be identified, technical feasibility is reached, there is an intention to produce or market the product, the future market is clearly defined and adequate resources exist or are expected to be available to complete the project. To date, no product development costs have been capitalized.

Funding for research and product development includes government and non-government research and product development support. Research and product development support is recognized as the applicable costs are incurred unless it is for reimbursement of an asset, in which case it is accounted for as a reduction in the cost of the applicable asset.

TREND INFORMATION

Current Market Environment

Recent market events and the resulting tightening of credit have reduced available liquidity and overall economic activity. Governments around the world have taken unprecedented actions to limit the impact of these events, but it is still too early to assess the severity and duration of this slowdown. As a global company, we are subject to the risks arising from adverse changes in global economic conditions. For example, as a result of the recent financial crisis in the credit markets, the direction and relative strength of many economies have become increasingly uncertain. If economic growth in leading economies is slowed, our current or potential customers may delay or reduce purchases. This could result in reductions in sales of our products, longer sales cycles, slower adoption of new technologies and increased price competition, which could materially and adversely affect our business, results of operations and financial condition.

Over the past few years, the Company has taken significant steps to strengthen its operations and financial position to better face a difficult economic situation. On January 5, 2009, in order to try to further streamline operations, the Company reduced its headcount by an additional 15% as well as implemented additional cost saving measures in order to maximize the Corporation’s cash resources. We have no funded or secured debt obligations outstanding; we maintain an order backlog of $17.7 million as at March 31, 2009, spread across numerous geographical regions.

In recent months we have witnessed governments in many jurisdictions recently show a willingness to increase spending on alternative energy projects to stimulate the economy and we believe we are well positioned to benefit from government initiatives in Canada, the European Union and the United States which will positively impact our business. However, as no business is immune to a slowdown in the economy, we have experienced some effects of the recent economic downturn in the first quarter of 2009. The Company closely monitors its exposure to the following potential risks, which could impact future profitability and cash flows, and is ready to proactively respond should one or the other materialize: (i) sustained lower levels of orders, higher cancellation rates or significant delay of orders, any one of which would require production adjustments; and (ii) lower available customer financing, which could affect our customers’ ability to finance their purchases.

With a sustained or expanding economic downturn, we expect that we will continue to experience significant difficulties on a number of fronts, depending upon the duration and severity of these events. These risks include but are not limited to deferrals or reductions of customer orders, potential deterioration of our customers’ ability to finance purchases, reduced revenue, further deterioration in our cash balances, working capital and revenues, and an inability to access capital markets. The financial crisis and economic downturn will also reduce our ability to accurately forecast our performance, results or cash position. We anticipate consuming between $12.0 million to $17.0 million (prior to reflecting anticipated proceeds and expenses in connection with our non-dilutive financing transaction with the Algonquin Board) over the full year in 2009 to fund our anticipated EBITDA losses, non-cash working capital requirements and capital expenditures based on our outlook for the year ending December 31, 2009. For further discussion of our revenues and delivery outlook, see “Delivery Outlook” below.

Delivery Outlook

We operate in various markets and in this Annual Report on Form 20-F, define the market in which we have a product offering as a relevant market. Our delivery outlook is segmented by market and is subject to a number of factors that are within our control, such as product development and market engagement initiatives, as well as a number of factors that are beyond our control, such as macro economic conditions. As part of our annual business planning cycle, we make a number of assumptions regarding delivery outlook in each of our relevant markets in order to best allocate our resources.

Set forth below is a summary assessment of those factors we anticipate will most significantly influence deliveries by relevant market as well as our anticipated level of deliveries by relevant market.  We caution that readers should not place undue reliance on this assessment and refer to our caution regarding forward-looking statements on page 1 of this Form 20-F.

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Relevant Market	Economic Activity in 2008	External and Company Specific Considerations	Anticipated Economic Activity in 2009
Industrial Gas	37 units delivered

GDP growth in emerging markets and developing economies will remain above worldwide average real GDP growth levels over the next few years but lower than recent years.

Natural gas prices will remain lower than 2008 levels favouring SMR products over electrolysis.

Due to the impact of the current economic slowdown, certain customers have requested deferral of deliveries of their orders.

			$	We anticipate revenues and orders delivered will be somewhat lower than 2008

Hydrogen Fueling Stations	4 units delivered

Governments have recently announced initiatives to accelerate the use of hydrogen fueling stations for the transportation sector.

Our continued market presence positions us to secure additional business.

			ô	We anticipate revenues and orders delivered will be similar to 2008

Renewable Energy Storage	1 units delivered

Renewable energy storage continues to receive considerable attention throughout the world.

We were awarded three projects in 2008 providing us with important first mover advantages.

We are dedicating more resources to this market opportunity in 2009 compared to 2008

			#	We anticipate revenues and orders delivered will be higher in 2008

Backup Power	13 units delivered	30% tax credit introduced in the US for fuel cell backup power products. Progress with OEMs advancing. Product development initiatives now well advanced.	#	We anticipate revenues and orders delivered will be higher in 2008

Motive Power	50 units delivered

30% tax credit introduced in the US for motive power products.

General Motors Oshawa, Canada deployment of nineteen fuel cell powered forklifts advancing.

Positive feedback from OEMs. Product development initiatives advanced in 2008.

			#	We anticipate revenues and orders delivered will be higher in 2008

Other Power Products	17 units delivered	Less focused on Other markets as we concentrate on backup power and motive power markets.	ô	We anticipate revenues and orders delivered will be similar to 2008

# Indicates an unfavourable trend in the market categories in which the Company competes.
ô Indicates a neutral trend in the market categories in which the Company competes.
$ Indicates a favourable trend in the market categories in which the Company competes.

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Industry Trends

A discussion of industry trends, by its nature, necessarily contains certain forward-looking statements.  Forward-looking statements require us to make assumptions and are subject to inherent risks and uncertainties that could cause actual results or events to differ materially from current expectations.  Please refer to the caution regarding forward-looking statements contained in the “Forward Looking Statements” section on page 1 and “Item 3.  Key Information — Risk Factors” for a discussion of such risks and uncertainties and the material factors and assumptions related to the statements set forth in this section.

We anticipate our business will continue to benefit from several broad trends including: (i) high prices for oil and natural gas; (ii) increased government legislation and programs worldwide promoting alternative energy sources such as synthetic fuels, including hydrogen; (iii) increased awareness of the adverse impact of fossil fuels on our climate and environment; and (iv) the need for industrialized economies to access alternative sources of energy to reduce fossil fuel dependency.  We anticipate these trends will continue and intensify in the future, allowing the benefits of hydrogen to be further demonstrated in numerous applications.  In particular, “green” hydrogen can be generated universally from renewable power sources such as hydroelectric, geothermal, solar and wind or from low-emission sources such as biomass and nuclear.  These industry trends are discussed below.

High prices for oil and natural gas. In recent years, oil and natural gas prices have increased and it is anticipated that the general trend of prices will continue to rise over the long term due to increased demand from emerging market economies such as China and India, localized supply constraints and political instability in oil producing areas.  As the cost of these commodities increase relative to the price of electricity, our electrolysis-based on-site hydrogen generation products stand to become more cost competitive with other forms of hydrogen production and delivery, thereby increasing on-site generation market share.  Similarly, we expect that the higher efficiency of fuel cells will make them increasingly appealing relative to conventional internal combustion engines.

Increased government legislation and programs worldwide promoting alternative energy sources including hydrogen.  In recent years, numerous governments have introduced legislation to promote and develop the use of hydrogen in energy applications as a partial response to the risks and adverse effects associated with fossil fuels.  We anticipate this interest will accelerate over time.  Recent government legislation has been proposed or passed in many jurisdictions to support renewable energy initiatives including passage of the American Recovery and Reinvestment Act of 2009 in the United States and the Green Energy and Green Economy Act, 2009 in Ontario, Canada.

The European Union has adopted an action plan to replace 20% of vehicles using diesel and gasoline fuels in the road transportation sector with vehicles that use natural gas and hydrogen by 2020.  European efforts include the European Commission (“EC”) establishing a platform to bring hydrogen and fuel cells to market and a proposed Joint Technology Initiative for public-private partnership.  The EC’s 6th Framework Programme is currently providing $2.2 billion over five years for hydrogen and fuel cell initiatives under the European Hydrogen and Fuel Cell Technology Platform.  As well, the EC has announced spending of approximately 1 billion euros per year between 2007 and 2013 as part of a European Strategic Energy Technology Plan tied to a proposed new energy policy for Europe. Hydrogen and fuel cells are included in that plan.

Additionally, several Asian countries are responding to environmental, energy, security and socio-economic concerns by introducing legislation and initiatives to promote hydrogen and fuel cell technologies.  Japan, Korea, India and China continue to invest significantly in the development and commercialization of hydrogen and fuel cells.

Increased awareness of the adverse impact of fossil fuels on our climate, environment and air quality.  Governments worldwide continue to enact legislation aimed at curtailing the impact of fossil fuels on the environment.  Most notably, the Kyoto Accord, a United Nations sanctioned protocol, attempts to address global warming problems by reducing greenhouse gas emissions.  Jurisdictions are also enacting legislation aimed at curbing idling or emissions that affect urban air quality, or affect indoor operation of utility vehicles. In October 2006, the Canadian government announced the Clean Air Act designed to tackle pollution and greenhouse gas emissions.  This act strictly enforces industry compliance to a set of national standards on both air pollution and emissions of greenhouse gases.

The need for industrialized economies to access alternative sources of energy to reduce their dependency on fossil fuels.  Many industrialized nations, including some of the fastest growing economies, import most of the fossil fuels consumed in their respective economies. This creates a dependency on external sources and exposes them to significant trade imbalances.

For stationary power, in the United States alone, approximately 400,000 megawatts of new electricity generating capacity is forecast to be needed by 2020 to meet growing demand and to replace retiring generating units.  The existing electricity transmission and distribution grid in the United States is overburdened in many regions.  By locating power generation products close to where the power is used, known as distributed generation, it is possible to bypass the overloaded transmission and distribution grid.  Hydrogen and fuel cell technologies are well suited to a distributed generation model thereby providing an emerging opportunity for hydrogen fuel cells and hydrogen powered internal combustion engines to provide stationary generating capacity.

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China and India also have growing concerns about energy supply and security which are leading those countries to pursue initiatives promoting hydrogen and energy efficiency programs. Further, as the introduction of automobiles continues to accelerate in India and China, such dependency on fossil fuels may become increasingly unsustainable, creating an opportunity for hydrogen and fuel cells.

Additional Trends Information

For additional trends information, see “Item 3. Key Information — Risk Factors” and “Item 4. Information of the Company — Business Overview — Our Strategy” in this Form 20-F, and the relevant information presented in the management’s discussion and analysis of financial condition and results of operations for the three months ended March 31, 2009 and related financial information for the three months ended March 31, 2009, which were furnished to the SEC as part of the Registrant’s Form 6-K filed on May 13, 2009, and are incorporate by reference herein.

OFF-BALANCE SHEET ARRANGEMENTS

Contingent Off-Balance Sheet Arrangements

We do not have any material obligations under forward foreign exchange contracts, guarantee contracts, retained or contingent interests in transferred assets, outstanding derivative instruments or non-consolidated variable interests.

As a result of the Government of Canada’s commitment to developing domestic alternative energy technologies, we have entered into repayable contribution and other R&D arrangements with various Canadian governmental ministries and public sector enterprises. Under these arrangements, Stuart Energy had received $10.9 million of funding toward agreed upon R&D project costs prior to its acquisition by Hydrogenics. Pursuant to the agreements, the funding parties have a right to receive as repayment between 0.3% and 4.0% of gross revenues attributable to the commercial exploitation of the associated technologies, and, in one case 0.53% of Stuart Energy’s gross business revenues. To date, we have recognized $42.8 million in revenues from these technologies and recorded a repayable amount of $0.2 million. At this time, the amount of further product revenues to be recognized is uncertain, and accordingly no further liabilities for repayment have been accrued. These arrangements expire between September 30, 2006 and March 31, 2016, or when total amounts repaid reach the utilized amount of the advance, depending on the terms of the individual contracts. The amount of funding available to us under similar arrangements varies from year to year, and although we believe that these agencies and enterprises will continue to support the industry, there is no guarantee of the amount of future funding.

In 1998, Stuart Energy, now a wholly-owned subsidiary of the Corporation, entered into an agreement with Technologies Partnerships Canada (“TPC”), a program of Ministry of Industry of the Government of Canada to develop and demonstrate Hydrogen Fleet Fuel Appliances. This agreement was amended in 2003 to expand Stuart Energy’s scope of work and resulted in Stuart Energy receiving a total of $5.6 million of funding from TPC. Pursuant to the amended TPC agreement, Stuart Energy undertook to repay $14.2 million (the “Repayable Loan Amount”). The amended agreement requires Stuart Energy to commence making royalty payments against the Repayable Loan Amount on the earlier of Stuart Energy’s revenues reaching Cdn. $90 million or April 1, 2007 at 0.53% of Stuart Energy’s annual gross business revenues for a period of 12 years or until the Repayable Loan Amount is fully repaid. We are in discussion with TPC regarding Stuart Energy’s obligations to TPC and anticipate that we will enter into an amended agreement with TPC concerning Stuart Energy. As discussions with TPC are ongoing, we are not able to ascertain the exact nature and extent of how payments against the Repayable Loan Amount will be made at this time.

We have entered into indemnification agreements with our current and former directors and officers to indemnify them, to the extent permitted by law, against any and all charges, costs, expenses, and amounts paid in settlement and damages incurred as a result of any lawsuit or any other judicial, administrative or investigative proceeding in which they are sued as a result of their services. Any such indemnification claims will be subject to any statutory or other legal limitation periods. The nature of the indemnification agreements prevents us from making a reasonable estimate of the maximum potential amount we could be required to pay to counterparties. We have purchased directors’ and officers’ liability insurance. We are unaware of any actions with respect to these agreements. No amount has been recorded in the consolidated financial statements with respect to these indemnification agreements.

In the normal course of operations, we may provide indemnification agreements, other than those listed above, to counterparties that would require us to compensate them for costs incurred as a result of changes in laws and regulations or as a result of litigation claims or statutory sanctions that may be suffered by the counterparty as a consequence of the transaction. The terms of these indemnification agreements will vary. The nature of the indemnification agreements prevents us from making a reasonable estimate of the maximum potential amount we could be required to pay to counterparties. We are unaware of any actions with respect to these agreements. No amount has been recorded in the consolidated financial statements with respect to these indemnification agreements.

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TABULAR DISCLOSURE OF CONTRACTUAL OBLIGATIONS

As of December 31, 2008

	Payments due by period
Contractual Obligations	Total	less than 1 year	1-3 years	3-5 years	more than 5 years
Long-Term Debt Obligations	—	—	—	—	—
Capital (Finance) Lease Obligations	10	10
Operating Lease Obligations	4,112	1,556	1,514	1,042
Purchase Obligations
Other Long-Term Liabilities Reflected on the Company’s Balance Sheet under the GAAP of the primary financial statements	—	—	—	—	—
Total	4,122	1,566	1,514	1,042	—

ITEM 6.  DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

DIRECTORS AND SENIOR MANAGEMENT

Directors

The following table sets forth information with respect to our directors as of June 23, 2009:

Name	Province or State and Country of Residence	Title	Director or Executive Officer Since
Norman M. Seagram(1)	Ontario, Canada	Chairman of our Board of Directors(5)	2000
Douglas S. Alexander(2)	Ontario, Canada	Director(5)	2006
Michael Cardiff(3)	Ontario, Canada	Director(5)	2007
Henry J. Gnacke	Michigan, United States	Director(5)	2008
V. James Sardo(4)	Ontario, Canada	Director(5)	2003
Joseph Cargnelli	Ontario, Canada	Chief Technology Officer and Director(5)	1996
Daryl Wilson	Ontario, Canada	President and Chief Executive Officer and Director(5)	2006
Lawrence E. Davis	Ontario, Canada	Chief Financial Officer and Corporate Secretary	2005
Jennifer Barber	Ontario, Canada	Vice President, Finance and Corporate Controller	2005
Wido Westbroek	Geel, Belgium	Vice President and General Manager	2006

Notes:

(1)	Chairman of the Board of Directors, member of the Human Resources and Corporate Governance Committee, and a member of the Audit Committee.

(2)	Chair of the Audit Committee and member of the Human Resources and Corporate Governance Committee.

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(3)	Member of the Audit Committee and the Human Resources and Corporate Governance Committee.

(4)

Chair of the Human Resources and Corporate Governance Committee and member of the Audit Committee. Between April 3, 2006 and May 3, 2006, Mr. Sardo, who was then a director of Royal Group Technologies Limited, was prohibited from trading in securities of Royal Group Technologies Limited pursuant to a management cease trade order issued by the Ontario Securities Commission in connection with the delay in filing of certain of Royal Group Technologies Limited’s financial statements.

(5)	Each director will hold office until the next annual and special meeting of shareholders, or until his successor is duly elected or appointed.

Norman M. Seagram, Chairman of our Board of Directors. Mr. Seagram has served as Chairman of our Board of Directors since September 2007.  He previously served in this position from July 2000 to December 2006 following which he acted as Lead Director until September 2007. Mr. Seagram was President of Sportsco International LP (SkyDome) from February 2001 to March 2003. From September 1996 to May 1997, Mr. Seagram was President and Chief Executive Officer of Molson Inc., a company he had previously served for 24 years in a variety of senior management positions. From October 1992 to August 1996, Mr. Seagram was Chairman and Chief Executive Officer of Air Liquide Canada, Inc., a producer of industrial gases. Mr. Seagram is a trustee of Trinity College School and the Toronto Symphony Foundation, and he is a director of Harbourfront Foundation. He serves on the advisory board of the Faculty of Applied Science and Engineering, University of Toronto, and he is a former director of the Toronto Economic Development Corporation (TEDCO).

Douglas S. Alexander, Director. Mr. Alexander joined our Board of Directors in May 2006.   Mr. Alexander is a Director and member of the Audit Committee of Critical Outcome Technologies Inc., and has served as the Chief Financial Officer of various Canadian public companies for 15 years. Mr. Alexander was formerly lead director and chair of the Audit Committee of Saxon Financial Inc. Mr. Alexander served as a director of Stuart Energy from 2003 to January 2005. From 1999 to 2004, Mr. Alexander was Executive Vice President and Chief Financial Officer of Trojan Technologies Inc., an international environmental high technology company. Mr. Alexander is a Chartered Director, having graduated in 2009 from Director’s College, a joint venture between McMaster University and the Conference Board of Canada.

Michael Cardiff, Director. Mr. Cardiff joined our Board of Directors in November 2007. Currently, Mr. Cardiff is the Chief Executive Officer of Accelerents, a consulting firm focused on strategy development. Prior to holding that position, Mr. Cardiff held numerous senior positions in a number of technology companies including large multinationals such as EDS and IBM as well as startup companies such as Fincentric, Convergent Technologies, Tandem, and Stratus Computer. Mr. Cardiff is currently a director of Descartes Systems Group, Burntsand Inc.  and Software Growth Inc. Mr. Cardiff has also served as a director of Husky Injection Molding Systems, Solcorp, Visible Genetics, Spectra Security Software Visible Decisions and the Toronto Film Festival and Roy Thomson Hall. Mr. Cardiff received many awards including “A Canadian Export Life Time Achievement Award.” In 1998, Mr. Cardiff was named one of Canada’s “Top 40 Under 40,” recognizing him as one of the nation’s most successful young leaders. Mr. Cardiff is a member of, and holds the ICD.d designation from, the Institute of Corporate Directors.

Joseph Cargnelli, Chief Technology Officer and Director. Mr. Cargnelli is one of our founders and served as a director from January 1996 to January 2005, when he resigned in connection with the closing of the Stuart Energy acquisition. Mr. Cargnelli was re-elected at the meeting of shareholders on May 17, 2005. Mr. Cargnelli served as our Treasurer from January 1996 until July 2000.  Mr. Cargnelli was appointed as our Vice President, Technology in July 2000.  His title was changed to Chief Technology Officer in April 2003.  Mr. Cargnelli earned both a Masters of Applied Science degree in Mechanical Engineering and a Bachelor of Applied Science degree in Mechanical Engineering from the University of Toronto.  From April 1992 to April 1993, Mr. Cargnelli served as a Research Engineer with the Laboratory of Advanced Concepts in Energy Conversion Inc., a laboratory engaged in the research, development and demonstration of alkaline fuel cells and hydrogen storage methods.  Mr. Cargnelli is a member of the Professional Engineers of Ontario.

Henry J. Gnacke, Director. Mr. Gnacke joined our Board of Directors in May 2008. Formerly, Mr. Gnacke was the Executive Director, Global Purchasing Supply chain at General Motors. He was responsible for fuel cell propulsion systems and General Motors’ E-Flex programs. Mr. Gnacke has over 30 years of experience and has held numerous positions at General Motors, including several international assignments in the Middle East, Asia and Europe. Mr. Gnacke is the nominee of General Motors in connection with our strategic alliance with General Motors.

V. James Sardo, Director. Mr. Sardo joined our Board of Directors in May 2003. Mr. Sardo is a Corporate Director. In 2005, he became a director of New Flyer Industries Inc., North America’s largest manufacturer of city buses, and has been a director of Sonnen Energy, a solar integration company, from 2007 to 2009. During 2004 to 2007, Mr. Sardo served as a trustee of Union Waterheater Income Trust, a waterheater rental company, as a director of Royal Group Technologies, a plastics building products company, and as a director and Chairman of Countryside Power, a power generation company. From 2003 to 2007, he was a trustee of Custom Direct Income Fund, a manufacturer and direct marketer of custom cheques. Prior to these appointments, Mr. Sardo was interim Chief Executive Officer of Royal Group Technologies Limited, from 2004 to 2005, President of the Canadian Operations of Moore Corporation Limited, a business forms and communications company, from 1999 to 2001, and President and Chief Executive Officer of SMK Speedy International Inc., an international automotive repair company from 1997 to 1999. Prior to 1997 Mr. Sardo

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was Chief Executive Officer of Amre Inc., a Dallas based marketer of home improvement products, and Chief Executive Officer of SNE Inc., a manufacturer and marketer of windows and doors. Mr. Sardo is also a member of the Institute of Corporate Directors, and holds the ICD.d designation.

Daryl Wilson, President and Chief Executive Officer and Director. Mr. Wilson was appointed President and Chief Executive Officer in December 2006.  Prior to joining Hydrogenics, Mr. Wilson held senior leadership positions at Royal Group Technologies Inc., ZENON Environmental Inc., Toyota and Dofasco Inc. In 1990 Mr. Wilson earned an MBA from McMaster University in Operations Management/Management Science. Mr. Wilson also holds a Bachelor’s degree in Chemical Engineering from the University of Toronto. Mr. Wilson is a Chartered Director, having graduated in 2009 from Director’s College, a joint venture between McMaster University and the Conference Board of Canada.

Executive Officers

The following table sets forth information with respect to our executive officers as of June 23, 2009:

Name	Province or State and Country of Residence	Title	Director or Executive Officer Since
Joseph Cargnelli	Ontario, Canada	Chief Technology Officer and Director	1996
Daryl Wilson	Ontario, Canada	President and Chief Executive Officer and Director	2006
Lawrence E. Davis	Ontario, Canada	Chief Financial Officer and Corporate Secretary	2005
Jennifer Barber	Ontario, Canada	Vice President, Finance and Corporate Controller	2005
Wido Westbroek	Geel, Belgium	Vice President and General Manager	2006

Lawrence E. Davis, Chief Financial Officer and Corporate Secretary. Mr. Davis has served as our Chief Financial Officer since April 1, 2005.  Mr. Davis has over 20 years of financial and operational experience.  He has been a Chartered Accountant since 1987.  From 1999 to 2003, Mr. Davis was the Chief Financial Officer of GDI Global Data Inc., a wireless data services company.  Mr. Davis also acted as the President of Saturn Capital Corporation, a merchant bank that advises, invests in and assumes senior management positions for high growth businesses from 1997 until 1999.  From 1987 to 1997, Mr. Davis served as a Vice President for PricewaterhouseCoopers LLP and he previously worked for two years with Ernst & Young.

Jennifer Barber, Vice President, Finance and Corporate Controller.  Ms. Barber joined us through our acquisition of Stuart Energy in January 2005 and was appointed to the position of Vice President Finance and Corporate Controller in May 2005.  Since taking on this position, Ms. Barber has led the finance team through a full range of financial consolidations arising from the acquisition, with the added responsibility of integrating Sarbanes-Oxley requirements into all of our financial processes and procedures.  Hired by Stuart Energy in 2001, Ms. Barber served as Director, Corporate Finance from 2003 onward, and prior to that as Controller.  She was employed from 1997 to 2001 by PricewaterhouseCoopers LLP.  Ms. Barber received Institute of Chartered Accountant accreditation in 2000.

Wido Westbroek, Vice President and General Manager.  Mr. Westbroek joined us in 2006 as Vice President, Operations of the Belgium On-Site division.  His former career, spanning 18 years, was with Powerlasers, a developer and manufacturer of unique laser welding technology and a maker of auto parts for major automotive OEMs based in Canada and the US.  Mr. Westbroek received his Bachelor of Science in Physics at the University of Waterloo in Ontario.

For information regarding the backgrounds of Mr. Cargnelli and Mr. Wilson, see “Directors” above.

COMPENSATION

As the Company reports its financial results in U.S. dollars, the following discussion is prepared showing U.S. dollars, except as otherwise noted, notwithstanding that the currencies in which our President and Chief Executive Officer, our Chief Financial Officer and our three most highly compensated executives, other than the President and Chief Executive Officer and Chief Financial Officer (collectively, the “Named Executive Officers”) are paid are in Canadian dollars and euros. The average exchange rates for the year ended December 31, 2008, for the purposes of the following disclosure, are US$1 = Cdn. $1.07, and US$1 = 0.68 euros.

The following compensation discussion and analysis is intended to supplement the more detailed information concerning compensation of executive officers and directors that appears in the tables that follow. Our goal is to provide a better understanding  of our compensation practices and decisions made concerning the compensation payable to our executive officers and directors for 2008.

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Elements of Executive Compensation Program

Our executive compensation program has three principal components:

•                  base salary;

•                  short-term incentive (paid in cash); and

•                  long-term, equity-based incentives.

We believe that this variable compensation encourages high performance, promotes accountability and ensures that the interests of our executive officers are aligned with the interests of shareholders by linking individual performance and increases in shareholder value. Each of the components’ specified objectives are set forth below.

The Company also offers all employees, and the President and Chief Executive Officer, our Chief Financial Officer and our three most highly compensated executives, other than the President and Chief Executive Officer and Chief Financial Officer, certain benefits, such as short-term disability income benefits, long-term disability income benefits, healthcare, dental care, survivor benefits, dependent coverage, employee life insurance, dependent life insurance, accidental death, dismemberment and specific loss insurance, which form an integral part of the total compensation offered by the Company.

Base Salary

The objectives of base salary are to recognize market pay, acknowledge competencies and skills of individuals and reward individual contribution.  The annual base salary for each of our Named Executive Officers was initially determined at the time of hire based on a number of customary factors, and is documented in an employment agreement provided to the executive officer (see also “Employment Agreements” below). Historically, we retain compensation consultants to assist in determining appropriate levels of salary and bonus payable to our executive officers, based on relevant market data concerning the market place and our peer group. This data is then used as a basis for determining the executive officer’s initial base salary.

Short-term Incentives

We provide a short-term incentive plan in which the Named Executive Officers, as well as other  managers and employees participate. This incentive plan is intended to reward achievement of short-term financial performance and milestones and focus on key financial, strategic and other business objectives.  Pursuant to the short-term incentive plan, we have established layers of performance incentives up to certain percentages of base salary based on market benchmarking. In landmark years, the committee may elect to award a “stretch maximum” of 100% of base salary. The percentage that an executive is awarded is based on the achievement of corporate objectives, the achievement of business unit objectives and the achievement of individual objectives. Certain Named Executive Officers have employment agreements with us that modify our short-term incentive compensation (see “Employment Agreements” below in this “Elements of Executive Compensation Program” section).

For 2008, the target bonuses were equal to 40% of the base salary for the Vice President and General Manager and Vice President, Finance and Corporate Controller, and 50% for each of President and Chief Executive Officer, Chief Financial Officer and Corporate Secretary and Chief Technology Officer. Within each layer, the executive has the ability to achieve an additional 10% of base salary incentive if they exceed performance, at the discretion of the Human Resources and Corporate Governance Committee.

Long-term Incentives

Long-term compensation is designed to focus executives’ attention on the long-term interests of the Company and its shareholders, and consists of two elements for our executive officers:

•                  Stock Option Plan (the “stock option plan”) — pursuant to which we grant options to certain employees and officers to purchase our common shares at a fixed price; and

•                  Restricted Share Unit Plan (the “RSU Plan”) — pursuant to which we grant certain executive officers RSUs, representing the cash equivalent of our common shares, subject to the vesting, forfeiture and other restrictions the Board of Directors may determine.

Together, we believe these stock options and RSUs link the executives’ long-term compensation directly to the appreciation in the price of our common shares. See also “Item 14. Material Modifications to the Rights of Security Holders and Use of Proceeds — Material Modifications to the Rights of Security Holders — Amendments to Share Incentive Plans.”

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Stock Options

Our stock option plan allows the Human Resources and Corporate Governance Committee to grant directors, officers, eligible employees and consultants of the Company options to acquire common shares.  The purpose of the stock option plan is to align the incentives of our employees, management and directors with the results realized by shareholders, while providing competitive compensation arrangements that reward the creation of shareholder value over the long-term.  In 2004, the Human Resources and Nomination  Committee reviewed the Company’s approach to directors’ compensation.  As a result of this review, and in order to better align the interests of non-employee directors with the interests of our shareholders, we established the deferred share unit plan (“DSU Plan”) in 2004 and determined not to grant additional options to directors (see “Compensation of Directors — Deferred Share Units” below in this “Elements of Executive Compensation Program” section).

The stock option plan provides that options will expire no later than 10 years from the grant date or, if that date occurs during a blackout period or other period during which an insider is prohibited from trading in our securities by our insider trading policy, 10 business days after the period ends, subject to certain exceptions. Options will have an exercise price per share of not less than the closing price of our common shares on the TSX on the trading day before the option is granted.  Unless otherwise specified in a particular option agreement, options granted under this plan will vest over four years with one quarter of the option grant vesting each year.

Issuances of options under the stock option plan are subject to the several restrictions.  No more than 10% of the common shares outstanding immediately prior to an issuance, less the number of common shares issued pursuant to the exercise of options during the preceding year, may be issued under the stock option plan in any one year period.  In addition, the number of common shares reserved for issuance pursuant to options granted to any one person cannot exceed 5% of the outstanding common shares.

Additional restrictions govern the issuance of options to insiders of the Company.  The aggregate number of common shares reserved for issuance pursuant to options granted to insiders cannot exceed 10% of the outstanding common shares.  Further, within any one year period, insiders may not, in the aggregate, be issued a number of common shares which exceeds 10% of the outstanding issue and no individual insider may be issued a number of common shares that exceeds 5% of the outstanding issue.

Shareholder approval is required for the following amendments to the stock option plan: (i) increasing the number of common shares reserved for issuance under the stock option plan; (ii) reducing the exercise price of an option except appropriate reductions in connection with a subdivision or consolidation of common shares or similar capital reorganization or payment of a stock dividend or an amalgamation, combination or other reorganization involving the Company; (iii) extending the term of an option beyond the expiry date or beyond 10 years from its grant date (except where an expiry date would have occurred within a blackout period of the Company); (iv) extending the participation of non-employee directors and non-consultants in the stock option plan; (v) permitting options to be transferred other than by testate or intestate succession; (vi) permitting the addition or modification of a cashless exercise feature, payable in cash or common shares, unless it provides for a full deduction of the number of underlying common shares from the stock option plan reserve; (vii) permitting awards, other than options, to be made under the stock option plan; or (viii) pursuant to the Company’s bylaws or the rules or policies of any exchange, that require shareholder approval.

Currently there are 12,000,000 common shares reserved for issuance under the stock option plan representing approximately 13% of the total number of issued and outstanding common shares.

As at May 31, 2009, the Company had 7,535,168 stock options outstanding. As of May 31, 2009, 640,897 stock options remain available for grant, and a net total of 10,631,408 stock options have been granted to participants in the stock option plan, with the underlying common shares representing approximately 11.5% of the total number of issued and outstanding common shares, taking into account options that have been forfeited or cancelled.  Since the stock option plan was adopted, options exercised resulted in the issuance of 3,144,340 common shares as of May 31, 2009.

If an option holder’s employment or term as a director or consultant ceases as a result of the option holder’s death, retirement or disability, vested options may be exercised for 180 days (or, if earlier to the end of the term) and unvested options are cancelled.  If an option holder’s employment or term as a director or consultant is terminated without cause or by voluntary resignation, vested options may be exercised for 90 days (or, if earlier, to the end of the term) and unvested options are cancelled.  If an option holder’s employment or term as a director or consultant is terminated for cause, all options are immediately cancelled.  Notwithstanding the foregoing, but subject to applicable securities laws, the Board of Directors may, in its discretion, permit the exercise of any or all options held by an option holder in the manner and on the terms authorized by the Board; provided that the Board may not authorize the exercise of an option beyond 10 years from the date of grant, excluding any automatic extension for an expiry date which falls in a blackout period.

Options are non-transferable. The Board of Directors has the discretion to accelerate vesting and expiration of options in connection with a change of control of the Company, a sale of all or substantially all of the assets of the Company or a dissolution or liquidation of the Company.  The Board of Directors may further take such steps it deems equitable and appropriate to adjust the

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number of common shares that may be acquired on the exercise of any options or the exercise price in the event that the Company effects a subdivision or consolidation of the common shares, any similar capital reorganization, payment of a stock dividend (other than in lieu of a cash dividend), or other change in capitalization of the Company, or upon any amalgamation, continuation, reorganization involving the Company, by exchange of common shares, by sale or lease of assets or otherwise, to preserve the proportionality of the rights and obligations of the option holders.

All options are accounted for at the fair value as determined by the Black-Scholes option pricing model using amounts that are believed to approximate the volatility of the trading price of the common shares, the expected lives of awards of options, the fair value of the common shares, and the risk-free interest rate.

Restricted Share Units

We established the RSU Plan in March 2008. The RSU Plan is meant to complement the stock option plan  and  allow the Company to offer, through combinations of these equity-based incentive programs, optimal alignment of the interests of  management and certain employees of the Company and its affiliates to that of its shareholders. The Human Resources and Corporate Governance Committee believes that the RSU Plan, together with the award of stock options and the DSU Plan provide a total compensation package that is well aligned with shareholder interests.

The RSU Plan is designed to retain certain employees of the Company and its affiliates, allow them to participate in the long-term success of the Company and to promote a greater alignment of their interests with the interests of the Company and its shareholders.

The RSU Plan provides for grants of restricted share units (“RSUs”) to certain employees (each a “participant”) of the Company and its affiliates. In determining the number of RSUs to be granted, the Human Resources and Corporate Governance Committee may take into account such milestones and criteria it determines at the time of grant. An RSU is a right to receive the cash equivalent of a common share, subject to the vesting, forfeiture and other restrictions the Board of Directors may determine. RSUs are credited to an account in the name of the participant. If a dividend is paid on common shares, each participant’s RSU account is credited with additional RSUs (a “dividend RSU”) equal to a fraction where the numerator is the product of: (a) the number of RSUs credited to the participant on the date the dividends are paid, and (b) the dividend paid per common share, and the denominator, which is the closing price per common share on the TSX on the last trading day on which the common shares were traded preceding the date on which dividends are paid.

Unless otherwise determined by the Board of Directors, with the input of the Human Resources and Corporate Governance Committee, each RSU vests on a date no later than December 31 of the third calendar year following the calendar year in respect of which the RSU is granted, as is determined in our Board’s discretion.  RSUs are redeemed within 30 days following the vesting date, by a cash payment to the participant equal to the number of vested RSUs multiplied by the closing price per common share on the TSX on the last trading day on which the common shares were traded preceding the vesting date. A dividend RSU vests on the same day as the RSU in respect of which it was granted and is redeemed by the Company on the same date as the applicable RSU.

If a participant dies, or his or her employment is terminated by the Company without cause, prior to the vesting date, then a pro rata portion of RSUs credited to the participant will vest immediately prior to the date of the participant’s death or termination of employment.  If the employment of a participant is terminated by resignation of the participant or for cause prior to the vesting date, the participant forfeits all rights to the RSUs that have not vested. Notwithstanding the foregoing, if a participant’s employment is terminated without cause or for constructive termination, within six months following a change of control of the Company, all of that participant’s RSUs vest immediately prior to the termination date.

RSUs are non-assignable. The Board of Directors determines, with the input of the Human Resources and Corporate Governance Committee, which employees will be granted RSUs; the time or times when RSUs will be granted; the number of RSUs to be granted; and the date or dates on which RSUs will vest. The Human Resources and Corporate Governance Committee administers the RSU Plan, including: interpreting any provisions of the RSU Plan; making recommendations to the Board of Directors concerning the determination of which employees are eligible participate in the RSU Plan and the number of RSUs to be credited to each participant’s RSU account; and, generally, taking such other actions in connection with the administration of the RSU Plan that it deems necessary or advisable.

The Board may from time to time amend or suspend the RSU Plan in whole or in part and may at any time terminate the RSU Plan without prior notice. However, except as expressly set forth in the RSU Plan, no such amendment, suspension, or termination may adversely affect the RSUs previously granted to a participant at the time of such amendment, suspension or termination, without the consent of the affected participant. If the Board of Directors terminates or suspends the RSU Plan, no new RSUs will be credited to a participant’s account, provided that the Board of Directors may elect to credit a participant’s account with dividend RSUs after the date of termination or during the period of suspension, as applicable.

Unless otherwise determined by the Board of Directors, with the input of the Human Resources and Corporate Governance Committee, each RSU vests on a date no later than December 31 of the third calendar year following the calendar year in respect of which the RSU is granted, as is determined in our Board’s discretion. RSUs are redeemed within 30 days following the vesting date,

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by a cash payment to the participant equal to the number of vested RSUs multiplied by the closing price per common share on the TSX on the last trading day on which the common shares were traded preceding the vesting date. A dividend RSU vests on the same day as the RSU in respect of which it was granted and is redeemed by the Company on the same date as the applicable RSU. All RSUs are accounted for at their intrinsic value.

Summary Compensation Table

The following table provides a summary of compensation earned during the financial year ended December 31, 2008 by the Named Executive Officers.

Name and Principal Position	Salary ($)	Share- Based Awards ($)	Option- Based Awards ($)	Non-Equity Incentive Plan Compensation (1) ($)		All Other Compensation (2) ($)	Total Compensation ($)
Daryl Wilson, President & Chief Executive Officer	370,336	228,788	105,117	185,168		Nil	889,408
Lawrence Davis, Chief Financial Officer and Corporate Secretary	234,390	135,769	66,523	117,195	(3)	Nil	553,877
Joseph Cargnelli, Chief Technology Officer	187,512	89,051	43,634	96,100	(4)	Nil	416,297
Wido Westbroek, Vice President and General Manager	186,044	25,287	12,391	77,817		Nil	301,539
Jennifer Barber, Vice President, Finance and Corporate Controller	145,322	22,036	10,804	46,503	(5)	Nil	224,665

Notes:

(1)	This represents the Company’s short-term incentive plan. The Company does not have any non-equity long-term incentive plans.

(2)	Benefits did not exceed the lesser of Cdn. $50,000 and 10% of the total annual salary and bonuses of any of the Named Executive Officers.

Employment Agreements

On December 8, 2006, we entered into an employment agreement with Daryl Wilson. Mr. Wilson’s agreement provides for a base salary of Cdn. $395,000, subject to annual review, and a discretionary short-term incentive bonus of up to 50% of his base salary.

On February 21, 2005, we entered into an employment agreement with Lawrence Davis, which was subsequently amended on January 16, 2008. Mr. Davis’ agreement provides for a base salary of Cdn. $250,000, subject to annual review, and a discretionary short-term incentive bonus of up to 50% of his base salary.

On April 16, 2001, we entered into an employment agreement with Joseph Cargnelli, which was subsequently amended on February 11, 2005. Mr. Cargnelli’s agreement provides for a base salary of Cdn. $205,000, subject to annual review, and a discretionary short-incentive bonus of up to 50% of his base salary.

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On July 12, 2006, we entered into an employment agreement with Wido Westbroek, which was subsequently amended on January 16, 2008.  Mr. Westbroek’s agreement provides for a base salary 126,500 euros, and a discretionary short-term incentive bonus of up to 40% of his base salary.

On May 16, 2005, we entered into an employment agreement with Jennifer Barber, which was subsequently amended on August 7, 2008. Ms. Barber’s agreement provides for a base salary of Cdn. $155,000, subject to annual review, and a discretionary short-term incentive bonus of up to 40% of her base salary.

Incentive Plan Awards

Outstanding Share-Based Awards and Option-Based Awards During the Year Ended December 31, 2008

	Option-based Awards				Share-based Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price Cdn. ($)	Option Expiration Date	Value of Unexercised In-The- Money Options	Number of Shares or Units of Shares That Have Not Vested	Market or Payout Value of Share- Based Awards That Have Not Vested Cdn.($)
Daryl Wilson	225,000	$1.60	December 8, 2016	Nil	567,500	283,750
	214,100	$1.17	March 23, 2017	Nil
	377,500	$0.58	March 12, 2018	Nil

Lawrence Davis	100,000	$5.10	February 8, 2015	Nil	359,200	179,600
	65,000	$4.51	May 16, 2015	Nil
	105,370	$3.37	May 23, 2016	Nil
	277,900	$1.17	March 23, 2017	Nil
	238,900	$0.58	March 12, 2018	Nil

Joseph Cargnelli	156,700	$0.58	March 12, 2018	Nil	235,600	117,800

Wido Westbroek	75,000	$2.19	July 14, 2016	Nil	66,900	33,450
	68,700	$1.17	March 23, 2017	Nil
	44,500	$0.58	March 12, 2018	Nil

Jennifer Barber	5,550	$7.70	October 1, 2011	Nil	58,300	29,150
	25,000	$4.51	May 16, 2015	Nil
	25,400	$3.37	May 23, 2016	Nil
	64,500	$1.17	March 23, 2017	Nil
	38,800	$0.58	March 12, 2018	Nil

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Incentive Plan Awards - Value Vested or Earned During the Year Ended December 31, 2008

Name	Option-Based Awards - Value Vested During the Year ($)	Share-Based Awards - Value Vested During the Year ($)	Non-Equity Incentive Plan Compensation - Value Earned During the Year ($)

Daryl Wilson	Nil	Nil	185,168
Lawrence Davis	Nil	Nil	117,195
Joseph Cargnelli	Nil	Nil	96,100
Wido Westbroek	Nil	Nil	77,817
Jennifer Barber	Nil	Nil	46,503

Compensation of Directors

Director Compensation Table

The following table provides a summary of compensation earned during the financial year ended December 31, 2008 by our directors.

Name	Fees Earned ($)	Share-Based Awards ($)	Option-based awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Norman M. Seagram	Nil	92,500	n/a	n/a	Nil	92,500
Douglas S. Alexander	17,000	51,000	n/a	n/a	Nil	68,000
Michael Cardiff	28,500	27,000	n/a	n/a	Nil	55,500
Henry J. Gnacke	Nil	Nil	n/a	n/a	Nil	Nil
V. James Sardo	34,000	32,750	n/a	n/a	Nil	66,750
Frank Colvin	Nil	20,560	n/a	n/a	Nil	20,560
William A. Szkodzinski	Nil	Nil	n/a	n/a	Nil	Nil
Hugo Vandenborre	17,560	Nil	n/a	n/a	Nil	17,560

In 2008, each of our directors who is considered “independent” was paid an annual fee of $12,000 for his services as a director and an attendance fee of $1,000 for each Board or committee meeting attended.  Each committee chair received an additional attendance fee of $500 for each committee meeting attended.  Our Chairman of the Board was paid an annual fee of $25,000 for his services and an attendance fee of $1,500 for each Board meeting attended.  All directors were reimbursed for travel and other reasonable expenses incurred in attending Board and committee meetings.

Deferred Share Units

We established the DSU Plan and director ownership guidelines in 2004, in an effort to better align the interests of non-employee directors with the interests of our shareholders by linking annual short-term incentive awards to the future value of the Shares.  Pursuant to the DSU Plan, independent directors are entitled to elect to receive all or any portion of their annual retainer and meeting fees in the form of deferred share units (“DSUs”) instead of cash.  A DSU is a unit, equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Company, to an account in the name of the independent director.  At the end of the director’s tenure as a member of the Board, the director is paid, in cash, the market value of the Shares represented by the DSUs or at the option of the Company, that number of Shares purchased by the Company that is equal to the market value of the Shares represented by the DSUs.  As a result of the implementation of the DSU Plan, directors were not eligible to receive additional awards

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of stock options.  The Board of Directors has approved the following annual DSU grants to independent directors:  independent director — $24,000 equivalent in DSUs; Chair of the Human Resources and Corporate Governance Committee - $34,000 equivalent in DSUs; Chair of the Audit Committee - $34,000 equivalent in DSUs; and Chairman of the Board of Directors - $39,000 equivalent in DSUs.

Contemporaneously with the adoption of the DSU Plan, the Board also established ownership guidelines for directors pursuant to which each non-employee director is required to hold Shares and/or DSUs equal to five times the director’s annual cash retainer within three years of initial appointment.

Incentive Plan Awards

Outstanding Share-Based Awards and Option-Based Awards During the Year Ended December 31, 2008

	Option-based Awards				Share-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option Expiration Date	Value of Unexercised In-The- Money Options	Number of Shares or Units of Shares That Have Not Vested	Market or Payout Value of Share-Based Awards That Have Not Vested Cdn. ($)
Norman M. Seagram	n/a	n/a	n/a	n/a	n/a	n/a
Douglas S. Alexander	n/a	n/a	n/a	n/a	n/a	n/a
Michael Cardiff	n/a	n/a	n/a	n/a	n/a	n/a
Henry J. Gnacke	n/a	n/a	n/a	n/a	n/a	n/a
V. James Sardo	n/a	n/a	n/a	n/a	n/a	n/a
Frank Colvin	n/a	n/a	n/a	n/a	n/a	n/a
William A. Szkodzinski	n/a	n/a	n/a	n/a	n/a	n/a
Hugo Vandenborre	n/a	n/a	n/a	n/a	n/a	n/a

Incentive Plan Awards - Value Vested or Earned During the Year Ended December 31, 2008

Name	Option-Based Awards - Value Vested During the Year ($)	Share-Based Awards - Value Vested During the Year ($)	Non-Equity Incentive Plan Compensation - Value Earned During the Year ($)
Norman M. Seagram	n/a	92,500	n/a
Douglas S. Alexander	n/a	51,000	n/a
Michael Cardiff	n/a	27,000	n/a
Henry J. Gnacke	n/a	Nil	n/a
V. James Sardo	n/a	32,750	n/a
Frank Colvin	n/a	20,560	n/a
William A. Szkodzinski	n/a	Nil	n/a
Hugo Vandenborre	n/a	Nil	n/a

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Post-retirement Benefit Obligations

For information regarding accrued post-retirement benefit obligations, see “Note 11 — Accounts Payable and Accrued Liabilities” under the Notes to Consolidated Financial Statements, which can be found on page F-21 of this form, and is incorporated by reference herein.

BOARD PRACTICES

For information regarding the period during which the directors and executive officers have served in office, see “Item 6. Directors, Senior Management And Employees — Directors and Senior Management” above.  Each director elected will hold office until the next annual meeting of shareholders or until his successor is duly elected or appointed.

Termination and Change of Control Benefits of Executive Directors

Mr. Wilson’s employment agreement provides that Mr. Wilson is entitled to 18 months’ salary and bonus in lieu of notice if he is terminated without cause from his position at any time, or if he is terminated upon a change of control of the Company.  This amount is equal to a maximum of approximately Cdn. $997,375 based on Mr. Wilson’s current compensation. The agreement also provides that all outstanding stock options held by Mr. Wilson will immediately vest upon termination without cause or termination resulting from a change of control of the Company. Mr. Wilson has agreed to refrain from competing with and interfering in the business of Hydrogenics for a period of one year subsequent to his termination for any reason. Under the RSU Plan, if Mr. Wilson’s employment is terminated by the Company without cause, prior to the vesting date of any awarded RSUs, then a pro rata portion of such RSUs will vest immediately prior to the date of his termination of employment. The value of such RSUs, as of December 31, 2008, is Cdn. $76,444.

Mr. Cargnelli’s employment agreement provides that Mr. Cargnelli is entitled to 24 months’ salary and bonus in lieu of notice if Mr. Cargnelli is terminated without cause from his position at any time, or if he is terminated upon a change of control of the Company.  This amount is equal to a maximum of approximately Cdn. $552,500 based on Mr. Cargnelli’s current compensation. Mr. Cargnelli has agreed to refrain from competing with and interfering in the business of Hydrogenics for a period of two years subsequent to his termination for any reason.  Under the RSU Plan, if Mr. Cargnelli’s employment is terminated by the Company without cause, prior to the vesting date of any awarded RSUs, then a pro rata portion of such RSUs will vest immediately prior to the date of his termination of employment. The value of such RSUs, as of December 31, 2008, is Cdn. $31,736.

Human Resources and Corporate Governance Committee

As of May 6, 2008, we have a Human Resources and Corporate Governance Committee, which resulted from the combination of the Human Resources and Compensation Committee and the Nomination and Corporate Governance Committee.

Composition of Human Resources and Corporate Governance Committee

The following individuals served as the members of the Human Resources and Corporate Governance Committee as at December 31, 2008: V. James Sardo, Chair, Douglas S. Alexander and Michael Cardiff and Norman M. Seagram.

Each member of the Human Resources and Corporate Governance Committee is independent under tests established by legal and stock exchange requirements to which the Company is subject.  None of the members of the Human Resources and Corporate Governance Committee is an officer, employee or former officer or employee of the Company or any of its affiliates.

Nomination of Directors and Compensation

Annually, the Human Resources and Corporate Governance Committee assesses the size of the Board of Directors, the competencies, skills and personal qualities required of the Board of Directors in order to add value to the Company, and the competencies, skills and personal qualities of existing directors.  Based on this assessment, the Human Resources and Corporate Governance Committee will consider whether to recommend any changes to the composition of the Board of Directors, including proposing nominations to the Board for approval.  When required, the Human Resources and Corporate Governance Committee will evaluate potential candidates for serving as a director having regard to the background, employment and qualifications of possible candidates and will consider whether the candidate’s competencies, skills and personal qualities are aligned with the Company’s needs.

In fulfilling its charter, the committee’s role also includes reviewing and reporting to the Board on: human resource planning, including the terms of the compensation packages provided to our employees; succession planning and senior management appointments; the levels and form of executive compensation in general; and the specific compensation of senior executives, including the annual compensation of the President and Chief Executive Officer. The committee also administers the Company’s stock option plan, the DSU Plan and the RSU Plan and reviews and makes recommendations to the Board regarding the annual compensation of non-employee directors.

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Report of the Human Resources and Corporate Governance Committee

The Human Resources and Corporate Governance Committee ensures that the Company develops and implements an effective and efficient approach to corporate governance and has a plan for the continuity of its officers and an executive compensation plan that is motivational and competitive, which will attract, retain and inspire executive management and other key personnel.

The committee ensures that our business and affairs are carried out in a transparent manner that will enhance shareholder value.  The committee assesses the effectiveness of our corporate governance processes and compensation policies and, where appropriate, makes recommendations with respect to the implementation, development and modification with respect to these processes and policies.

In 2008, the Human Resources and Corporate Governance Committee, in fulfilling its responsibilities, took the following measures:

•                  monitored and reviewed emerging SOX, Nasdaq, TSX and CSA corporate governance standards;

•                  reviewed its own charter in the context of emerging corporate governance best practices;

•                  completed an annual Board effectiveness survey, including assessments of the Board and Board committees and the contributions of individual directors;

•                  reviewed the size and composition of the Board and committees to ensure that directors continue to have the appropriate expertise and background to support corporate strategy and operations;

•                  prepared nomination recommendations in respect of the Board for approval by shareholders;

•                  reviewed our approach to compensation for our employees, officers and directors;

•                  reviewed and approved incentive bonus awards and the salary for each officer of the Company;

•                  reviewed and recommended stock option awards;

•                  approved the short-term incentive awards for our officers; and

•                  engaged the services of an independent external consultant to provide advice and expertise regarding director and executive compensation.

The Human Resources and Corporate Governance Committee met two times in 2008 (and its predecessor committees, consisting of the Human Resources and Compensation Committee and the Nomination and Corporate Governance Committee, each met twice in 2008). The Human Resources and Corporate Governance Committee is satisfied that it has fulfilled its charter during the year ended December 31. 2008.

Other Committee Assessments

The Human Resources and Corporate Governance Committee is responsible for supervising the assessment of the effectiveness of the Board of Directors as a whole and each committee of the Board of Directors, for evaluating the performance of the Chairman of the Board, the Chair of each committee and the performance and contribution of individual directors.  The process involves the Human Resources and Corporate Governance Committee assigning the task of conducting an annual survey of directors (with respect to their views on the effectiveness of the Board of Directors, Chairman of the Board, each committee of the Board and its Chair and individual directors).  The form of the survey is approved by the Human Resources and Corporate Governance Committee. The results of the survey are communicated in writing to the Chairman of the Board and the Chairman then reports the overall results and the Chairman’s recommendations to the Board.  The Chairman also meets in person or by telephone with each Board member to confidentially discuss his peer evaluation.  The Chairman also meets with the Chair of the Human Resources and Corporate Governance Committee to review the results of the survey prior to the Human Resources and Corporate Governance Committee meeting to finalize its recommendations for Board and committee nominations.  The Chair of the Human Resources and Corporate Governance Committee meets with the Chairman of the Board to discuss the Chairman’s performance assessment.

The Human Resources and Corporate Governance Committee administers the Company’s executive compensation program for executive officers, including with respect to the Named Executive Officers.

The committee has primary responsibility for determining executive remuneration and for the design and review of the Company’s compensation plans.  In fulfilling this role, the committee seeks to:

•                  provide total compensation that is closely linked to the Company’s performance and to individual performance;

•                  align the interests of the Company’s executive officers with those of its shareholders through potential stock ownership; and

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•                  ensure that compensation and benefits are at levels such that the Company is able to attract and retain the caliber of executives and officers it needs to achieve its desired growth and performance targets.

Audit Committee

Our Board of Directors has delegated to the Audit Committee responsibility for assisting the Board in its oversight role with respect to the quality and integrity of financial information and reporting disclosure, risk management, the performance, qualifications and independence of the external auditors and legal and regulatory compliance.  The Audit Committee regularly meets in camera to review management’s financial stewardship.  The Audit Committee consists entirely of unrelated and independent and financially literate directors.

During the past year, the Audit Committee, in fulfilling its responsibilities, took the following measures:

•                  reviewed and discussed with management and the auditors the audited annual consolidated financial statements and the management’s discussion and analysis (“MD&A”);

•                  discussed with the external auditors all matters pertaining to professional auditing guidelines and standards in Canada and the United States, including the external auditors’ independence; and

•                  received written disclosure from the external auditors as recommended by The Canadian Institute of Chartered Accountants and the Independence Standards Board in the United States.

Based on this information, the Audit Committee recommended to the Board that the consolidated audited financial statements and MD&A be included in our annual report to shareholders.

During the past year, the Audit Committee also took the following measures:

•                  reviewed the performance of the external auditors and recommended reappointment of the external auditors for shareholders’ approval;

•                  reviewed the independence and qualification of the external auditors based  on the external auditors’ disclosure of its relationships with the Company;

•                  approved the audit and non-audit fees paid to the external auditors;

•                  ensured that all services to be provided by the auditors are approved in advance by the committee or are approved by the Chair of the committee and subsequently reported to the committee as a whole in the following meeting of the committee, all in accordance with the external Auditors’ Pre-approval Policy;

•                  reviewed with the external auditors and management the overall scope and plans of the annual audit;

•                  reviewed with management and the external auditors the interim quarterly financial statements, including a discussion with the external auditors of matters that are required to be disclosed under generally accepted auditing standards;

•                  reviewed with management and the auditors all financial information and financial statements contained in our annual information form, our annual report on form 40-F and our management proxy circular, in each case prior to publication;

•                  reviewed with management our investment policy;

•                  met with management and the external auditors to discuss and review the Company’s control environment and culture, and the Company’s program to maintain SOX Section 404 compliance;

•                  reviewed our overall risk management strategy;

•                  met regularly in camera with the internal and external auditors; and

•                  reviewed procedures for the receipt and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. These procedures can be found on the Company’s investor relations web page at www.hydrogenics.com.

The Audit Committee met five times in 2008.  The Audit Committee is satisfied that it has fulfilled its charter during the year ended December 31, 2008.

The Audit Committee of our Board of Directors operates under a written charter that sets out its responsibilities and composition requirements.  As at June 23, 2009, the members of the committee were: Douglas S. Alexander (Chair), Michael Cardiff, V. James Sardo and Norman M. Seagram.  The following sets out the education and experience of each director relevant to the performance of his duties as a member of the committee.

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Douglas Alexander is Chair of our Audit Committee.  He is also the current Chair of the Audit Committee for Saxon Financial Inc.  From 1999 to 2004 Mr. Alexander was executive Vice President and Chief Financial Officer of Trojan Technologies Inc., an international environmental high technology company.  In his roles, Mr. Alexander was responsible for all aspects of corporate financial affairs, as well as strategic management and corporate development.  Mr. Alexander is a chartered accountant under the Institute of Chartered Accountants of Ontario since 1985 and under the Institute of Chartered Accountants of Scotland since 1980 and holds a Bachelor of Accountancy from Glasgow University.

Michael Cardiff is currently the Chief Executive Officer of Accelerents, a consulting firm focused on strategy development. Mr. Cardiff also serves as a member of the audit committee of  Descartes Systems Group, a global on-demand software-as-a-service (SaaS) logistics solutions provider. Mr. Cardiff is also a member of the Institute of Corporate Directors and has achieved his ICD.d designation.

V. James Sardo has been Chairman of the Board of Trustees of Countryside Power Income Fund, and, since 2005, has been a director of New Flyer Industries Inc., North America’s largest manufacturer of city buses. Mr. Sardo holds a Master’s in Business Administration from McMaster University and is a member of the Institute of Corporate Directors.  Mr. Sardo was previously chief executive officer of seven public companies or their wholly-owned subsidiaries. Mr. Sardo is also a member of the Institute of Corporate Directors and has achieved his ICD.d designation.

Norman M. Seagram is a Corporate Director.  Mr. Seagram holds a Master’s of Science in Engineering Production from the University of Birmingham and a Bachelor of Applied Science in Engineering & Business from the University of Toronto.

The Audit Committee charter requires that each member of the Audit Committee be unrelated and independent, and the composition of the Audit Committee satisfy the independence, experience and financial expertise requirements of the Nasdaq, the TSX and Section 10A of the Securities Exchange Act of 1934 (United States), as amended by the Sarbanes-Oxley Act of 2002 (United States), and the rules promulgated thereunder.  Accordingly, all committee members are required to be financially literate or be willing and able to acquire the necessary knowledge quickly. Financial literacy means that the person has the ability to read and understand financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by our financial statements. We believe all of the current members of the Audit Committee are financially literate.

In addition, the Audit Committee charter contains independence requirements that each committee member must satisfy and each current member meets those requirements. Specifically, the charter provides that no member of the committee may be an officer or retired officer of Hydrogenics and each member must be independent of Hydrogenics within the meaning of all applicable laws, rules and regulations and any other relevant consideration, including laws, rules and regulations particularly applicable to Audit Committee members.

The Audit Committee has a policy restricting the provision of non-audit services by our auditors. Any such services must be permitted engagements as provided by the Audit Committee charter and must be pre-approved by the Audit Committee.  The Audit Committee also pre-approves audit services and the related fees.

EMPLOYEES

As at December 31, 2008, we employed approximately 166 full-time staff of which 25 are professional staff, including engineers, scientists, and other technical specialists. Our full-time staff is divided between 73 full-time staff in our OnSite Generation business, 81 full-time staff in our Power Systems business, 5 full-time staff in our Test Systems business and 7 full-time staff in our corporate services group.

As of December 31, 2008, seven of our employees were located in our Mississauga, Ontario corporate headquarters seventy-four employees were located in our Mississauga, Ontario power systems group, 11 employees were located in our Mississauga, Ontario OnSite generation group, eight employees were located in our Gladbeck, Germany power generation group and 62 employees were located in our Oevel-Westerlo, Belgium OnSite generation group.  We also employed 2 temporary and contract employees at our Mississauga, Ontario facility and eight subcontractors at our Oevel-Westerlo, Belgium facility.

As at December 31, 2007, we employed approximately 186 full-time staff of which 27 are professional staff, including engineers, scientists, and other professionals. Our full-time staff is divided between 80 full-time staff in our OnSite Generation business, 84 full-time staff in our Power Systems business, 13 full-time staff in our Test Systems business and 9 full-time staff in our corporate services group.

As at December 31, 2006, we employed approximately 265 full-time staff of which 40 are professional staff, including engineers, scientists, and other professionals, including 4 PhDs. Our full-time staff is divided between 82 full-time staff in our OnSite Generation business, 106 full-time staff in our Power Systems business, 57 full-time staff in our Test Systems business and 20 full-time staff in our Corporate Services business.

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Our ability to attract, motivate and retain qualified personnel is critical to our success.  We attempt to align the interests of our employees with those of shareholders through the use of incentive stock options and a performance-based compensation structure.  A majority of employees own our common shares or options to purchase our common shares.  We have entered into non-disclosure and confidentiality agreements with key management personnel and with substantially all employees.  None of our employees are represented by a collective bargaining agreement and we believe that our relations with our employees are good.

SHARE OWNERSHIP

For information regarding arrangements for involving employees in the capital of our Company, see “Item 6. Directors, Senior Management And Employees — Compensation — Elements of Executive Compensation Program — Long-term Incentives” above.

ITEM 7.          MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

MAJOR SHAREHOLDERS

To the knowledge of our directors and officers, as of June 23, 2009, no person or company beneficially owns, directly or indirectly, or exercises control or direction over common shares carrying more than 5% of the voting rights attached to our outstanding common shares other than General Motors Corporation, which owns 11,364,006 common shares, representing 12.3% of our outstanding common shares.

For information regarding the pre-emptive right granted to General Motors, see “Item 7. Major Shareholders and Related Party Transactions — Related Party Transactions — Transactions with General Motors” below.

Our major shareholders do not have voting rights different from those of our other shareholders.

As of March 31, 2009, United States residents held approximately 46,997,900 of our outstanding common shares.

RELATED PARTY TRANSACTIONS

Transactions with Viking Engineering & Tool Co.

We subcontract some manufacturing in the normal course of our operations to Viking Engineering & Tool Co., a company owned by the father and uncle of Joseph Cargnelli, our Chief Technology Officer and one of our principal shareholders.  For the fiscal year ended December 31, 2008, this company invoiced us approximately $0.2 million.  For the fiscal year ended December 31, 2007, billings by this related company totaled $0.8 million, a decrease of $0.2 million from the $1.0 million billed in the previous year. At December 31, 2007, we had an accounts payable balance due to this related company of $0.1 million.  For the fiscal year ended December 31, 2006, billings by this related company totaled $1.0 million, an increase of $0.1 million from the $0.9 million billed in the previous year. At December 31, 2006, we had an accounts payable balance due to this related company of $1,000.  We believe that the rates this company has charged us for its services are comparable to rates we could have obtained from an unrelated third party.

Transactions with General Motors

In October 2001, we formed a strategic alliance with General Motors to accelerate the development of fuel cell technology in global commercial markets.  In connection with this strategic alliance, we issued to General Motors approximately 11.4 million of our common shares, or approximately 21% of our outstanding shares at October 2001, and warrants to purchase approximately 2.5 million additional shares.  We cancelled these warrants in a transaction with General Motors in December 2005 for consideration of $750,000, which we paid in the form of a credit against the amount due from General Motors in respect of testing services.  All testing services have since been completed.  We have agreed that one director nominated by General Motors shall be included in the slate of directors that is presented to shareholders for approval at our general meeting.

In connection with this strategic alliance, General Motors granted us a non-exclusive, royalty free licence to use certain of General Motors’ proprietary fuel cell stack intellectual property in certain applications and modules.  The use or incorporation of General Motors’ fuel stack intellectual property outside these defined areas requires the consent of General Motors.  We granted to General Motors, its affiliates and any third parties with whom General Motors has a technical or business relationship related to fuel cells a perpetual, royalty-free, non-exclusive licence to use all of the intellectual property we develop that (i) uses General Motors’ proprietary fuel cell stack intellectual property, and/or (ii) is funded by General Motors.  Intellectual property that is not funded by General Motors but which uses General Motors’ fuel cell stack technology is licensed to General Motors non-exclusively.  Intellectual property that has been developed through funding by General Motors, whether owned solely by us or jointly by us and General

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Motors, is licensed to General Motors on an exclusive basis for mobile applications and on a non- exclusive basis for all other applications.  In the event that we wish to liquidate or discontinue activity in the fuel cell business, or otherwise wish to transfer any of the intellectual property associated with General Motors’ proprietary fuel cell stack intellectual property developed using funds from General Motors, we are required to offer it first to General Motors.  We have also agreed to provide General Motors with certain services, access to technology and testing resources in connection with its fuel cell development program and we have agreed that all products, material hardware and resources purchased from us by General Motors will be at our most favourable commercial prices.

For so long as General Motors holds at least 10% of our outstanding shares, in the event that any of our founders, Pierre Rivard, Joseph Cargnelli or Boyd Taylor, wish to transfer (i) all or substantially all of their shares to any person, or (ii) any of their shares to a person actively competing with General Motors in the automotive or fuel cell industry, he must first offer the shares to General Motors.  In addition, in the event that we issue additional equity securities or securities convertible into equity securities for cash consideration, we have granted General Motors the right to participate in such offering on a pro rata basis based on the fully diluted number of common shares that it holds.  General Motors’ pre-emptive right is subject to certain limited exceptions, including the issuance of shares in connection with acquisitions.

Indebtedness of Directors and Executive Officers

From January 1, 2006 to June 23, 2009, none of our current directors or executive officers are indebted to the Company.

Indebtedness of Directors and Executive Officers Under (1) Securities Purchase and (2) Other Programs

Name and Principal Position	Involvement of Company or Subsidiary	Largest Amount Outstanding During 2006 ($)	Amount Outstanding as at May 31, 2009 ($)	Financially Assisted Securities Purchases During 2006	Security for Indebtedness (# of shares)	Amount Forgiven During 2006 ($)
Securities Purchase Program

Jon Slangerup,(1)(2)(3) former President and Chief Executive Officer of Stuart Energy	Provided loan by Stuart Energy (now a subsidiary of the Company) to purchase common shares of Stuart Energy(2)	957,887	Nil	Nil	150,775	Nil

Notes:

(1)   Jon Slangerup was the President and Chief Executive Officer of Stuart Energy from July 2001 until January 2005, when he resigned in connection with our acquisition of Stuart Energy.

(2)   At the time of hiring Mr. Slangerup in July 2001, Stuart Energy’s board of directors determined that it was desirable and appropriate to align Mr. Slangerup’s interests with those of the shareholders of Stuart Energy by encouraging Mr. Slangerup to purchase up to 203,750 common shares of Stuart Energy. On September 28, 2001, as part of Mr. Slangerup’s inducement option which was approved by the shareholders of Stuart Energy at the September 25, 2001 shareholders’ meeting, Stuart Energy provided a loan to Mr. Slangerup in the principal amount of approximately Cdn.$1,151,188 to facilitate the purchase by Mr. Slangerup of 203,750 treasury common shares of Stuart Energy at Cdn.$5.65 per share. This loan was secured by a demand promissory note and a pledge by Mr. Slangerup of the purchased common shares. The loan was interest free, unless in default, in which case the loan bears interest at 6% after default. In January 2005, when we acquired Stuart Energy, our separation agreement with Mr. Slangerup became effective. As part of that agreement, we agreed to extend until December 31, 2006 (the “Extension Date”) the term of this loan which would otherwise expire upon the termination of Mr. Slangerup’s employment with Stuart Energy. The 203,750 common shares of Stuart Energy pledged by Mr. Slangerup as security for the loan were exchanged for 150,775 Shares, which in turn have been pledged in favour of the Company as security for the loan. Consistent with the terms of Mr. Slangerup’s then employment arrangement, the separation agreement provides that the outstanding loan may be forgiven by Hydrogenics at any time. In addition, Mr. Slangerup and Hydrogenics had agreed that at the end of the Extension Date (or any time prior to the Extension Date, at the election of Hydrogenics), Hydrogenics shall purchase for cancellation the pledged shares from Mr. Slangerup, subject to compliance with applicable securities laws, and shall apply the proceeds from the sale to the loan relating to such pledged shares. Should proceeds from the sale of the pledged shares be less than the amount of the loan, subject to applicable law, the balance of the loan will be forgiven and Mr. Slangerup will be compensated for any negative tax consequences resulting from forgiveness of the loan.

(3)   On March 20, 2007 the Company purchased for cancellation the pledged shares and applied the amount resulting therefrom to Mr. Slangerup’s loan. The balance of the loan was forgiven and Mr. Slangerup will be compensated for any negative tax consequences resulting from this forgiveness, in accordance with the Company’s contractual commitments to Mr. Slangerup.

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INTERESTS OF EXPERTS AND COUNSEL

None.

ITEM 8.          FINANCIAL INFORMATION

CONSOLIDATED STATEMENTS AND OTHER FINANCIAL INFORMATION

Financial Statements

See “Item 18. Financial Statements.”

Legal Proceedings

We are not currently party to any material legal proceedings.

Dividends Policy

We have never declared or paid any cash dividends on our common shares.  We currently intend to retain any future earnings to fund the development and growth of our business and we do not anticipate paying any cash dividends in the foreseeable future.

SIGNIFICANT CHANGES

For information regarding significant changes since December 31, 2008, see the relevant information presented in the management’s discussion and analysis of financial condition and results of operations for the three months ended March 31, 2009 and related financial information for the three months ended March 31, 2009, which were furnished to the SEC as part of the Registrant’s Form 6-K filed on May 13, 2009.

ITEM 9.          THE OFFER AND LISTING

LISTING DETAILS

The following table sets forth the reported trading prices in Canadian dollars and U.S. dollars, respectively, for our common shares on the TSX and Nasdaq.

	TSX		Nasdaq
	High (Cdn$)	Low (Cdn$)	High (US$)	Low (US$)
Annual Market Prices
2004	9.78	4.21	7.60	3.19
2005	6.45	2.93	5.38	2.50
2006	5.03	1.35	4.40	1.21
2007	1.73	0.90	1.65	0.84
2008	2.47	0.37	2.45	0.32
Quarterly Market Prices
2007
First Quarter	1.54	1.09	1.33	0.94
Second Quarter	1.45	0.94	1.36	0.84
Third Quarter	1.73	1.15	1.65	1.10
Fourth Quarter	1.43	0.90	1.42	0.90
2008
First Quarter	1.05	0.51	1.07	0.49
Second Quarter	1.99	0.50	1.95	0.50
Third Quarter	2.47	0.60	2.45	0.55
Fourth Quarter	0.98	0.37	0.92	0.32

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	TSX		Nasdaq
	High (Cdn$)	Low (Cdn$)	High (US$)	Low (US$)
2009
First Quarter	0.73	0.38	0.63	0.29
Second Quarter (until June 15)	0.80	0.48	0.75	0.39
Monthly Market Prices
2008
December	0.60	0.37	0.49	0.32
2009
January	0.73	0.49	0.63	0.42
February	0.57	0.41	0.46	0.32
March	0.64	0.38	0.51	0.29
April	0.69	0.48	0.58	0.39
May	0.75	0.51	0.65	0.44
June 1 to June 15	0.80	0.56	0.75	0.50

Plan of Distribution

Not applicable.

MARKETS

Our common shares are listed on the TSX under the symbol “HYG” and on the Nasdaq under the symbol “HYGS.”

SELLING SHAREHOLDERS

Not applicable.

DILUTION

Not applicable.

EXPENSES OF THE ISSUE

Not applicable.

ITEM 10.       ADDITIONAL INFORMATION

SHARE CAPITAL

Not applicable.

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MEMORANDUM AND ARTICLES OF ASSOCIATION

Company Purpose

The Company’s restated articles of incorporation, together with any amendments thereto, which we refer to as our articles of incorporation, are filed with Industry Canada, pursuant to the Canada Business Corporations Act, which we refer to as the CBCA. Our articles of incorporation do not have a stated purpose.

Our authorized capital consists of an unlimited number of common shares with no par value and an unlimited number of preferred shares with no par value issuable in series, of which 92,405,666 common shares and no preferred shares were issued and outstanding as of May 31, 2009.

Directors

Pursuant to applicable Canadian law, our directors, in exercising their powers and discharging their duties must act honestly and in good faith with a view to the best interests of the Company. They must also exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Pursuant to the provisions of the CBCA, a director who is party to a material contract or transaction with the Company, is a director or an officer or an individual acting in a similar capacity of a party to the contract or transaction, or who has a material interest in a party to a material contract or transaction with the Company must disclose to the Company the nature and extent of such interest in writing or request to have such interest noted in the minutes of meetings of the directors. Furthermore, a director who has a material interest in a matter before the board must refrain from voting on the matter unless the contract: is with one of our affiliates;  relates to the director’s remuneration as a director or officer of the Company; or, relates to our indemnity or insurance for our officers and directors.

Pursuant to the CBCA at least 25% of our directors must be resident Canadians. The CBCA also requires that we have not less than three directors, at least two of whom are not officers, directors or employees of the Company. We currently have seven directors, six of whom are resident Canadians. Our articles of incorporation provide that the minimum size of our board of directors be three and the maximum size of our board of directors be twelve. Our directors may, from time to time, determine the number of directors on the board by resolution, which is currently seven directors. Our articles of incorporation and our by-laws do not impose any other director qualification requirements.

Director Share Ownership Guidelines

We have established director share ownership guidelines that require each of our directors to hold Shares or DSUs equal to five times the director’s annual cash retainer within three years of his initial appointment. The General Motors nominee on the Board is not required to comply with these guidelines.

Given the recent decline in the price for our common shares, exacerbated by prevailing global economic and credit market conditions, the Human Resources and Corporate Governance Committee has amended the guidelines to permit the value to be measured at either the year-end Share price, or a director’s acquisition cost of Shares.  The Board has approved this amendment and all Directors are in compliance.

SHAREHOLDER RIGHTS

Our authorized capital consists of an unlimited number of common shares and an unlimited number of preferred shares issuable in series, of which 92,405,666 common shares and no preferred shares were issued and outstanding as of May 31, 2009.

Our articles of incorporation permit us to issue an unlimited number of common and preferred shares.  If we were to issue a significant number of common shares, it would reduce the relative voting power of previously outstanding shares.

Each common share carries one vote on all matters to be voted on by our shareholders.  Holders of common shares are entitled to receive dividends if, as and when declared by our Board of Directors and to share ratably in our remaining assets available for distribution, after payment of liabilities, upon Hydrogenics’ liquidation, dissolution or winding up.  Common shares do not carry pre-emptive rights or rights of conversion into any other securities.  However, we have granted General Motors a pre-emptive right.  See “Item 7 — Major Shareholders and Related Party Transactions — Related Party Transactions — Transactions with General Motors.”  All outstanding common shares are fully paid and non-assessable.  There are no limitations on the rights of non-resident owners of common shares to hold or vote their shares.

Our Board of Directors has the authority, without further action by the shareholders, to issue an unlimited number of preferred shares in one or more series and, in the event that preferred shares are issued, the Board also has the authority to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights of any preferred shares including any qualifications, limitations or restrictions.  Special rights that may be granted to a series of preferred shares include dividend rights,

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conversion rights, voting rights, redemption and liquidation preferences, any or all of which may be superior to the rights of the common shares.  Preferred share issuances could decrease the market price of common shares and may adversely affect the voting and other rights of the holders of common shares.  The issuance of preferred shares could also have the effect of delaying or preventing a change in control of Hydrogenics.

We have never declared or paid any cash dividends on our common shares.  We currently intend to retain any future earnings to fund the development and growth of our business and we do not anticipate paying any cash dividends in the foreseeable future.

CHANGES TO SHAREHOLDER RIGHTS

Under the CBCA, amendments to our articles of incorporation will generally require approval by special resolution. A special resolution is a resolution passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in person or by proxy in respect of that resolution at the annual or special meeting called for such purpose. If the amendment is of a nature affecting a particular class or series of our shares in a manner requiring a separate class or series vote, that class or series is entitled to vote on the amendment whether or not it otherwise carries the right to vote. Under the CBCA, our directors may make, amend or repeal any by-law that regulates our business or affairs. Where our directors make, amend or repeal a by-law, they are required to submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may, by an ordinary resolution, which is a resolution passed by a simple majority of the votes cast by shareholders who voted in respect of the resolution, confirm, reject or amend the by-law, amendment or repeal.

SHAREHOLDER MEETINGS

Our board is required to call an annual meeting of the shareholders no later than 15 months after the holding of the last preceding annual meeting. Our board may also call a special meeting of the shareholders at any time. The only persons entitled to attend a meeting of our shareholders are our directors, our auditors and those persons entitled to vote at such meeting and any other persons who, although not entitled to vote at the meeting, are entitled to attend such meeting pursuant the provisions of the CBCA. Under our by-laws, a quorum of shareholders shall be two persons present in person or represented by proxy holding in the aggregate not less than 25% of the outstanding shares of the Company.

LIMITATIONS

There are no limitations in our articles of incorporation or by-laws or under Canadian federal or provincial laws, on the right of non-residents of Canada or foreign owners to hold or vote our common shares, except for transactions involving or being deemed to involve an acquisition of control, which requires compliance with the Investment Canada Act.

CHANGE IN CONTROL

Our articles of incorporation and by-laws do not contain any provisions that would have the effect of delaying, deferring or preventing a change in control of the Company.

Under the CBCA, certain extraordinary corporate actions, such as amalgamations, continuances, sales, leases or exchanges of all or substantially all of the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations or dissolutions are also required to be approved by special resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares.

DISCLOSURE OF SHAREHOLDINGS

Our by-laws do not impose an ownership threshold, above which shareholder ownership must be disclosed and any obligation to make such disclosure would be the subject of applicable securities laws.

MATERIAL CONTRACTS

For the two years immediately preceding the date of this Annual Report, no material contracts have been terminated, entered into or assigned by us other than in the ordinary course of business and other than the material contracts summarized below, which were entered into in connection with the transaction with Algonquin Power described under “Item 4.  Information of the Company — History and Development of Hydrogenics Corporation.”

•                  Support Agreement dated June 11, 2009, among Hydrogenics, the Algonquin Board and New Hydrogenics.  The Support Agreement sets out the terms and conditions pursuant to which the parties would implement a non-dilutive financing

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transaction, involving (i) a plan of arrangement among Hydrogenics and its wholly-owned subsidiaries, Stuart Energy, Hydrogenics Test Systems Inc. (“Test Systems”) and New Hydrogenics, and (ii) a take-over bid pursuant to which Hydrogenics will make offers to acquire all of the issued and outstanding units and convertible debentures of Algonquin Power.

•                  Expense Reimbursement Agreement dated June 11, 2009, among Algonquin Power Management Inc. (“APMI”), Hydrogenics and New Hydrogenics.  The Expense Reimbursement Agreement with APMI, the Manager of Algonquin Power, provides for the payment by one party to the other of professional advisory costs and expenses incurred in connection with the transactions contemplated in the Support Agreement, to a maximum amount of Cdn. $1,000,000 if the transactions fail to be completed under certain conditions.

•                  APMI Guarantee dated June 11, 2009, among APMI., Hydrogenics and New Hydrogenics.  Pursuant to the APMI Guarantee, APMI has agreed to unconditionally and irrevocably guarantee the obligations of the Algonquin Board under the Support Agreement.

•                  Algonquin Power Guarantee dated June 11, 2009, among Algonquin Power, APMI, Hydrogenics and New Hydrogenics.  Pursuant to the Algonquin Power Guarantee, Algonquin Power has agreed to unconditionally and irrevocably guarantee the obligations of APMI under the Expense Reimbursement Agreement and the APMI Guarantee.

EXCHANGE CONTROLS

There is no law, government decree or regulation in Canada restricting the export or import of capital or affecting the remittance of dividends, interest or other payments to a nonresident holder of common shares, other than withholding tax requirements.

TAXATION

Because Canadian and United States tax consequences may differ from one holder to the next, the discussion set out below does not purport to describe all of the tax considerations that may be relevant to a shareholder and such shareholder’s particular situation. Accordingly, a shareholder is advised to consult a tax advisor as to the United States and Canadian federal, provincial, state and other tax consequences of owning our common shares. The statements of United States and Canadian tax law set out below are based upon the laws and interpretations in force as of the date of this annual report, and are subject to changes occurring after that date.

Canadian Federal Income Tax Considerations

In this summary, a “U.S. holder” means a person who, for the purposes of the Income Tax Act (Canada) (the “Income Tax Act”) and the Canada-United States Income Tax Convention (1980) (the “Convention”), is a resident of the United States and not of Canada and who, for the purposes of the Income Tax Act:

•                  deals at arm’s length with us;

•                  holds our common shares as capital property;

•                  does not use or hold and is not deemed to use or hold our common shares in the course of carrying on a business in Canada; and

•                  does not carry on an insurance business in Canada and elsewhere.

Our common shares will be capital property to a U.S. holder unless they are held in the course of carrying on a business or in an adventure in the nature of trade. This summary does not apply to a U.S. holder that is a “financial institution” for purposes of the rules contained in the Income Tax Act. There are no Canadian federal estate taxes applicable to the purchase or ownership of our common shares. Under the Income Tax Act, on death, a U.S. holder would be deemed to dispose of all of his or her assets, including our common shares.

This summary is based on the current provisions of the Income Tax Act and the regulations in force under the Income Tax Act on the date of this annual report, the Convention, current published administrative and assessing practices of the Canada  Revenue Agency, all specific proposals to amend the Income Tax Act and the regulations publicly announced by the Minister of Finance (Canada) prior to the date of this annual report and all judicial decisions currently in effect.

This summary is not exhaustive and, except for the proposed amendments to the Income Tax Act, does not take into account or anticipate prospective or retrospective changes in the law or the administrative or assessing practices of the Canada Revenue Agency, whether these changes are effected by judicial, governmental or legislative action or interpretation. This summary does not take into account tax legislation or considerations of any province or territory of Canada. None of the tax consequences described herein depend or rely upon any of the proposed amendments to the Income Tax Act passing into law. Because Canadian tax consequences may differ from one holder to the next,

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this summary does not purport to describe all of the tax considerations that may be relevant to a shareholder and his particular situation. The Canadian tax treatment to a U.S. holder may differ from the treatment described herein. A shareholder is advised to consult a tax advisor.

Dividends

Dividends paid, credited or deemed to have been paid or credited on our common shares are subject to non-refundable Canadian withholding tax under the Income Tax Act at the rate of 25%, although this rate may be reduced by the provisions of an applicable income tax treaty. Subject to the exceptions noted immediately below, under the Convention, U.S. holders who are entitled to beneficits under the Convention and who beneficially own the dividends will be subject to a 15% withholding tax on the gross amount of such dividends. In the case of a U.S. holder that is entitled to benefits under the Convention and is a corporation which beneficially owns at least 10% of our voting shares, the applicable rate of withholding tax on dividends will be reduced to 5%. In the case of dividends paid, credited or deemed to be credited to a U.S. holder that is a tax exempt organization as described in Article XXI of the Convention, generally no withholding tax will be payable.

Dispositions

Under the Income Tax Act, assuming that a shareholder is a U.S. holder and provided that our common shares are listed on a stock exchange, which includes the TSX and the Nasdaq, the shareholder will be exempt from Canadian tax on a capital gain realized on an actual or deemed disposition of the common shares unless such shareholder, persons with whom such shareholder did not deal at arm’s length or such shareholder together with such persons owned 25% or more of our issued shares of any class at any time during the five-year period before the actual or deemed disposition. For this purpose, a holder of an interest in or option to acquire our shares will be considered to hold the shares to which such interest or option relates.

United States Federal Income Taxation

This section summarizes the material United States federal income tax consequences to a ‘‘U.S. Holder’’ (as defined below) of the acquisition, ownership and disposition of our common shares. This section assumes that you hold your common shares as capital assets within the meaning of Section 1221 of the Code. This section does not purport to be a complete analysis of all of the potential United States federal income tax considerations that may be relevant to a particular holder’s acquisition, ownership or disposition of our common shares in light of their particular circumstances nor does it address the United States federal income tax consequences applicable to holders subject to special tax rules, including banks, brokers, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, tax-exempt entities, insurance companies, persons liable for alternative minimum tax, persons that actually or constructively own or have owned 5% or more of our common shares, persons that hold common shares as part of a straddle or a hedge, constructive sale, synthetic security, conversion or other integrated transaction, partnerships and other pass-through entities, persons whose functional currency is not the U.S. dollar, financial institutions, and expatriates of the United States. In addition, this discussion does not address the tax consequences arising under the tax laws of any state, local or foreign jurisdiction.

If any entity that is classified as a partnership for United States federal income tax purposes holds common shares, the tax treatment of its partners will generally depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for United States federal income tax purposes and persons holding common shares through a partnership or other entity classified as a partnership for United States federal income tax purposes are urged to consult their own tax advisors regarding the consequences of the acquisition, ownership and disposition of our common shares.

This section is based on the Code, the Treasury regulations thereunder (the “Treasury Regulations”), published United States Internal Revenue Service (“IRS”) rulings, administrative interpretations and judicial decisions, all as currently in effect. These authorities are subject to change, repeal or revocation, possibly on a retroactive basis, which may result in United States federal income tax consequences different from those discussed below.

For purposes of this discussion, you are a ‘‘U.S. Holder’’ if you are a beneficial owner of common shares and you are for United States federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust (a) if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

This summary does not discuss United States federal income tax consequences to any beneficial owner of common shares that is not a U.S. Holder. Each U.S. Holder is urged to consult with its own tax advisor regarding the tax consequences of the acquisition, ownership and disposition of common shares, including the effects of United States federal, state, local, non-United States and other tax laws.

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Taxation of Distributions on Common Shares

Subject to the PFIC rules discussed below, the gross amount of any actual or deemed distribution by us (including any Canadian taxes withheld therefrom) with respect to your common shares will be included in your gross income as a dividend to the extent such distribution is paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of your adjusted tax basis in the common shares, and then to the extent in excess of your adjusted tax basis in the common shares, it will be taxed as a capital gain. Dividends will not be eligible for the dividends received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations.

If you are a non-corporate U.S. Holder, including an individual, dividends you receive in taxable years beginning before January 1, 2011, may be subject to United States federal income tax at the lower rates applicable to capital gains, provided (a) that we are a ‘‘qualified foreign corporation’’ and (b) that certain holding period and other requirements are satisfied. A qualified foreign corporation includes a non-United States corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States that includes an exchange of information program and that the United States Treasury Department has determined to be satisfactory for purposes of the qualified dividend provisions of the Code. The United States Treasury Department has determined that the income tax treaty between the United States and Canada is satisfactory for purposes of the qualified dividend provisions of the Code. In addition, a foreign corporation not otherwise treated as a qualified foreign corporation shall be so treated with regard to any dividend paid by such corporation if the stock with respect to which the dividend is paid is regularly tradable on an established securities market in the United States. A qualified foreign corporation does not include a non-United States corporation that is a PFIC for the taxable year in which a dividend is paid or that was a PFIC for the preceding taxable year. Accordingly, dividends on the common shares will be eligible for these lower rates of taxation as long as we are not a PFIC in the taxable year the dividend is paid or the preceding taxable year, we are eligible for the benefits of the income tax treaty between the United States and Canada or our common shares are readily tradable on an established securities market in the United States, and you satisfy the holding period and other requirements. You should consult your own tax advisors regarding the application of these rules.

If you are entitled to benefits under the Canada-United States Income Tax Convention, dividends you receive with respect to common shares will be subject to Canadian withholding tax at the rate of 15%. Additionally, such dividends generally should be treated as foreign source income and passive category income or general category income for United States foreign tax credit limitation purposes. Any Canadian tax withheld may, subject to certain limitations, be claimed as a foreign tax credit against your United States federal income tax liability or may be claimed as a deduction for United States federal income tax purposes. The rules relating to United States foreign tax credits are complex and the availability of a foreign tax credit depends on numerous factors. You should consult your own tax advisors concerning the application of the United States foreign tax credit rules to your particular situation.

The gross amount of distributions paid in Canadian dollars will be included by each U.S. Holder in gross income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day the distributions are paid, regardless of whether the payment is in fact converted into U.S. dollars on such date. If the Canadian dollars are converted into U.S. dollars on the date of the payment, the U.S. Holder should not be required to recognize any foreign currency gain or loss with respect to the receipt of the Canadian dollar distributions. If instead the Canadian dollars are converted at a later date, any currency gains or losses resulting from the conversion of the Canadian dollars will be treated as U.S. source ordinary income or loss.

Taxation of Dispositions of Common Shares

Subject to the PFIC rules discussed below, upon a sale or other taxable disposition of common shares, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount that you realize and your adjusted tax basis in your common shares. Your adjusted tax basis in our common shares generally will be the cost to you of such shares, as determined under United States federal income tax principles. For taxable years beginning before January 1, 2011, capital gain of a non-corporate U.S. Holder, including an individual, generally will be taxed at a maximum rate of 15% if the property has been held for more than one year. The deductibility of capital losses is subject to limitations. The gain or loss will be gain or loss from sources within the United States for United States foreign tax credit limitation purposes.

If a U.S. Holder receives any Canadian dollars on the sale or other taxable disposition of our common shares, such U.S. Holder may recognize ordinary income or loss as a result of currency fluctuations between the date of the sale or other taxable disposition of our common shares and the date the sale proceeds are converted into U.S. dollars.

Passive Foreign Investment Company Considerations

Special, generally adverse, United States federal income tax rules apply to United States persons owning shares of a PFIC. A non-United States corporation will be classified as a PFIC for United States federal income tax purposes in any taxable year in which,

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after applying relevant look-through rules with respect to the income and assets of subsidiaries, either at least 75% of its gross income is ‘‘passive income,’’ or on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income. For this purpose, passive income generally includes, among other things, dividends, interest, certain rents and royalties and gains from the disposition of property that produces such income. If we are classified as a PFIC for any taxable year in which a U.S. Holder has held our common shares, we may continue to be classified as a PFIC for any subsequent taxable year in which the U.S. Holder continues to hold our common shares, even if our income or assets would not cause us to be a PFIC in such subsequent taxable year.

Based on the structure of the Company, and the composition of our income and assets, the Company does not believe that it was a PFIC for the taxable year ended December 31, 2008 or its prior taxable year.  However, there can be no assurance that the IRS will not successfully challenge our position or that we will not become a PFIC in a future taxable year, as PFIC status is re-tested each year and depends on our assets and income in such year. If we are classified as a PFIC at any time that you hold our common shares, you may be subject to an increased United States federal income tax liability and a special interest charge in respect of gain recognized on the sale or other disposition of your common shares and upon the receipt of certain ‘‘excess distributions’’ (as defined in the Code).

Rather than being subject to this tax regime, you may be eligible to make:

•                  a ‘‘qualified electing fund’’ election (a QEF election), as defined in the Code, to be taxed currently on your pro rata portion of our ordinary earnings and net capital gain, whether or not such earnings or gain is distributed in the form of dividends or otherwise, or

•                  a ‘‘mark-to-market’’ election and thereby agree for the year of the election and each subsequent tax year to recognize ordinary gain or loss (but only to the extent of prior ordinary gain) based on the increase or decrease in market value for such taxable year. Your tax basis in our common shares would be adjusted to reflect any such income or loss amounts.

In order for you to be able to make a QEF election, we would have to provide certain information regarding your pro rata share of our ordinary earnings and net capital gain. We currently do not intend to provide such information in the event we are classified as a PFIC. In order for you to be able to make a mark-to-market election, our common shares must be ‘‘marketable.’’  We believe that our common shares should qualify as marketable stock (although there can be no assurance that this will continue to be the case).

You should consult your own tax advisors concerning the United States federal income tax consequences of holding our common shares if we were a PFIC in any taxable year and its potential application to your particular situation.

Information Reporting and Backup Withholding

If you are a non-corporate U.S. Holder, information reporting requirements on IRS Form 1099 will apply to:

•                  dividend payments or other taxable distributions made to you within the United States, and

•                  the payment of proceeds to you from the sale of common shares effected at a United States office of a broker,unless you come within certain categories of exempt recipients.

Additionally, backup withholding may apply to such payments if you are a non-corporate U.S. Holder that does not come within certain categories of exempt recipients and you:

•                  fail to provide an accurate taxpayer identification number,

•                  are notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns, or

•                  in certain circumstances, fail to comply with other applicable requirements of the backup withholding rules.

A U.S. Holder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. If backup withholding applies to you, under current law 28% of the gross amount of any payments to you with respect to our common shares will be withheld and paid over to the IRS.

Any amounts withheld from payments to you under the backup withholding rules will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS. You should consult your own tax advisor regarding the application of backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

DIVIDENDS AND PAYING AGENTS

Not applicable.

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STATEMENT BY EXPERTS

Not applicable.

DOCUMENTS ON DISPLAY

Any statement in this Form 20-F about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the Form 20-F the contract or document is deemed to modify the description contained in this Form 20-F. You must review the exhibits themselves for a complete description of the contract or document.

You may review a copy of our filings with the SEC, including exhibits and schedules filed with it, at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issues that file electronically with the SEC. These SEC filings are also available to the public from commercial document retrieval services.

We are required to file reports and other information with the SEC under the Exchange Act and regulations under that act. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the form and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act.

In addition, we are required to file documents required by Canadian securities laws electronically with Canadian securities regulatory authorities and these filings are available on our or Brookfield Asset Management’s SEDAR profile at www.sedar.com.  Written requests for such documents should be directed to our Corporate Secretary at 5985 McLaughlin Road, Mississauga, Ontario, Canada L5R 1B8.

SUBSIDIARY INFORMATION

Not applicable.

ITEM 11.       QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

For information regarding quantitative and qualitative disclosures about market risk, please see “Item 5. Operating and Financial Review and Prospects — Liquidity and Capital Resources.”

ITEM 12.       DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

Not applicable.

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PART II

ITEM 13.       DEFAULTS, DIVIDEND ARREARAGES AND DELINQUENCIES

None.

ITEM 14.       MATERIAL MODIFICATIONS TO THE RIGHTS OF SECURITY HOLDERS AND USE OF PROCEEDS

MATERIAL MODIFICATIONS TO THE RIGHTS OF SECURITY HOLDERS

Proposed Share Consolidation

Shareholders approved a special resolution at the annual and special meeting of shareholders on May 13, 2009 which gave authority to the Board of Directors to implement a consolidation of our issued and outstanding common shares (the “Share Consolidation”) at any time prior to March 24, 2010.  This special resolution gives our Board of Directors the authority, in its sole discretion, to select the exact consolidation ratio, provided that (i) the ratio may be no smaller than one post-consolidation common share for every 10 pre-consolidation common shares and no larger than one post-consolidation common share for every 25 pre-consolidation common shares, and (ii) the number of pre-consolidation common shares in the ratio must be a whole number of common shares. In addition, notwithstanding approval of the proposed Share Consolidation by shareholders, the Board of Directors, in its sole discretion, may abandon the Share Consolidation without further approval or action by or prior notice to shareholders.

Shareholders approved a similar resolution at our annual and special meeting of shareholders on May 6, 2008, giving authority to our Board of Directors, in its sole discretion, to implement a share consolidation at any time prior to March 10, 2009. That share consolidation was not implemented.  See “Background to and Reasons for the Share Consolidation” below.

The background to and reasons for the Share Consolidation, and certain risks associated with the Share Consolidation and related information, are described below.

Background to and Reasons for the Share Consolidation

Our common shares are currently quoted on the TSX and the Nasdaq. In order for our common shares to continue to be quoted on Nasdaq, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, our common shares must have a minimum bid price of at least $1.00 per common share.

On May 10, 2007 and February 19, 2008, we received notices from Nasdaq informing us that we failed to maintain a minimum closing bid price on Nasdaq of at least $1.00 per share for our common shares for 30 consecutive business days, as we are required to do under the Minimum Bid Price Rule. On both occasions, we were given 180 days to regain compliance by having the bid price of our common shares close at $1.00 per common share or more for a minimum of 10 consecutive business days prior to the end of the 180-day period. While we regained compliance on both occasions, we can give no assurances that it will be able to maintain future compliance with the Minimum Bid Price Rule. Indeed, as at June 23, 2009, we are not compliant with the Minimum Bid Price Rule; however, given the continued extraordinary market conditions, Nasdaq has suspended, for all issuers, enforcement of the Minimum Bid Price Rule until July 20, 2009.

After the Minimum Bid Price Rule is reinstated, if we fail to maintain a minimum closing bid price on Nasdaq of at least $1.00 per share for our common shares for 30 consecutive business days, and cannot regain compliance under Nasdaq’s terms, Nasdaq staff will notify us that the common shares will be delisted from Nasdaq. Upon receipt of the delisting notice, we may appeal staff’s determination to the Nasdaq Listings Qualifications Panel (the “Hearing Panel”), on the grounds that we intend to consolidate the issued and outstanding common shares, subject to receipt of all necessary approvals, and that such consolidation should allow the minimum $1.00 bid price requirement to be met.

Our request for a hearing will stay the delisting, pending a decision by the Hearing Panel. If we lose our appeal or are unable to come into compliance with Nasdaq requirements within such time as may be allowed by the Hearing Panel, the common shares may be transferred to the Nasdaq Capital Market if we satisfy all criteria for the common shares to be included on such market other than compliance with the Minimum Bid Price Rule. In the event of such a transfer, we would be provided an additional 180 calendar days to comply with the Minimum Bid Price Rule while on the Nasdaq Capital Market.

In light of our past non-compliance with the Minimum Bid Price Rule, shareholders approved a special resolution at our annual and special meeting of shareholders on May 6, 2008 to amend our articles of incorporation to allow for a consolidation of our issued and outstanding common shares. That special resolution gave authority to our Board of Directors, in its sole discretion, to

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implement, a share consolidation at any time prior to March 10, 2009 and to select the exact consolidation ratio, provided that: (i) the ratio may be no smaller than one post-consolidation common share for every five pre-consolidation common shares, and no larger than one post-consolidation common share for every 10 pre-consolidation common shares; and (ii) the number of pre-consolidation common shares in the ratio must be a whole number of common shares. Our Board of Directors did not, however, believe it to be in the best interests of the Company to implement a share consolidation during that time.

As in the past, the Board of Directors considered the potential adverse effects to the Company of a delisting from Nasdaq, and determined that the flexibility afforded by a Share Consolidation would allow us to comply with Nasdaq’s Minimum Bid Price Rule. The exact number of common shares of the Company to be consolidated is to be determined by our Board of Directors before the Share Consolidation is effective, and we will issue a news release announcing the ratio as determined by the Board of Directors.

In addition to being able to maintain a broader market for our common shares with a listing on Nasdaq, our Board of Directors also believes that the Share Consolidation may have a number of other benefits for the Company and its shareholders:

•                  Greater investor interest — a higher post-consolidation common share price could help generate interest in the Company among investors, as a higher anticipated common share price may meet investing guidelines for certain institutional investors and investment funds that are currently prevented under their investing guidelines from investing in the common shares at current price levels;

•                  Reduction of shareholder transaction costs — shareholders may benefit from relatively lower trading costs associated with a higher common share price. It is likely that many investors pay commissions based on the number of common shares traded when they buy or sell common shares. If the common share price were higher, investors may pay lower commissions to trade a fixed dollar amount than they would if the common share price is lower; and

•                  Improved trading liquidity — the combination of potentially lower transaction costs and increased interest from investors could ultimately improve the trading liquidity of the common shares.

We cannot assure you that it will be able to maintain its Nasdaq listing after the Share Consolidation is effected or that the market price per common share after the Share Consolidation will exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time.

The Share Consolidation would be implemented, if at all, only upon a determination by our Board of Directors that it is in the best interests of the Company at that time. In connection with any determination to implement a consolidation, our Board of Directors will set the timing for such consolidation and select the specific ratio from within the range of ratios set forth in the special resolution. The Board of Directors’ selection of the specific ratio would be based primarily on the price level of the common shares at that time and the expected stability of that price level. Currently, our Board of Directors believes that an initial post-consolidation common share price in the range of $3.00 to $7.50 per common share would be an appropriate initial price level for the common shares. However, the Board of Directors may, in its sole discretion, select a ratio from within the range set forth in the special resolution that would be expected to result in an initial post-consolidation common share price that is above or below this range. No further action on the part of shareholders would be required in order for the Board of Directors to implement the Share Consolidation.

If our Board of Directors does not implement the Share Consolidation before March 24, 2010, the authority granted by the special resolution to implement the Share Consolidation on these terms would lapse and be of no further force or effect. The special resolution also authorized the Board of Directors to elect not to proceed with, and abandon, the Share Consolidation at any time if it determines, in its sole discretion, to do so. The Board of Directors would exercise this right if it determined that the Share Consolidation was no longer in the best interests of the Company and its shareholders. No further approval or action by or prior notice to shareholders would be required in order for the Board of Directors to abandon the Share Consolidation.

In connection with the proposed non-dilutive financing transaction announced on June 12, 2009, involving the Algonquin Board and New Hydrogenics, and to give effect to the wishes of our shareholders, who will become shareholders of New Hydrogenics upon completion of the transaction, the New Hydrogenics board of directors, and Hydrogenics as its sole shareholder, approved a resolution on June 11, 2009 such that the Share Consolidation may be effected after completion of the transaction in respect of the New Hydrogenics common shares on identical terms as approved by our shareholders. Should the Board of Directors, however, determine to implement the Share Consolidation prior to completion of the transaction, shareholders will be notified and the Share Consolidation in respect of the New Hydrogenics common shares will not be implemented.

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Certain risks associated with the Share Consolidation

Our total market capitalization immediately after the proposed consolidation may be lower than immediately before the proposed consolidation.

There are numerous factors and contingencies that could affect the common share price following the Share Consolidation, including the status of the market for the common shares at the time, our reported results of operations in future periods, and general economic, geopolitical, stock market and industry conditions.

A decline in the market price of the common shares after the Share Consolidation may result in a greater percentage decline than would occur in the absence of a consolidation, and the liquidity of the common shares could be adversely affected following such a consolidation.

If the Share Consolidation is implemented and the market price of the common shares declines, the percentage decline may be greater than would occur in the absence of the consolidation. The market price of the common shares will, however, also be based on our performance and other factors, which are unrelated to the number of common shares outstanding. Furthermore, the liquidity of the common shares could be adversely affected by the reduced number of common shares that would be outstanding after the Share Consolidation.

The consolidation may result in some shareholders owning “odd lots” of less than 100 common shares on a post-consolidation basis which may be more difficult to sell, or require greater transaction costs per common share to sell.

The Share Consolidation may result in some shareholders owning “odd lots” of less than 100 common shares on a post-consolidation basis. Odd lots may be more difficult to sell, or require greater transaction costs per common share to sell, than common shares in “board lots” of even multiples of 100 common shares.

No Fractional Common Shares to be Issued

No fractional common shares will be issued in connection with the Share Consolidation and, in the event that a shareholder would otherwise be entitled to receive a fractional common share upon the Share Consolidation, such fraction will be rounded down to the nearest whole number.

Principal Effects of the Share Consolidation

If implemented, the Share Consolidation will occur simultaneously for all of the common shares and the consolidation ratio will be the same for all of such common shares. The consolidation will affect all shareholders uniformly. Except for any variances attributable to fractional shares, the change in the number of issued and outstanding common shares that will result from the Share Consolidation will cause no change in the capital attributable to the common shares and will not materially affect any shareholders’ percentage ownership in the Company, even though such ownership will be represented by a smaller number of common shares.

In addition, the Share Consolidation will not affect any shareholder’s proportionate voting rights. Each common share outstanding after the Share Consolidation will be entitled to one vote and will be fully paid and non-assessable.

The principal effects of the consolidation will be that:

•                  Reduction in number of common shares outstanding — the number of common shares issued and outstanding will be reduced from approximately 92,405,666 common shares as of June 23, 2009 to between approximately 3,696,227 and 9,240,567 common shares, depending on the ratio selected by our Board of Directors; and

•                  Reduction in number of common shares reserved for issuance under the stock option plan — the number of common shares reserved for issuance under our stock option plan will be reduced proportionately based on the consolidation ratio selected by our Board of Directors.

Earnings per common share will be proportionately affected as a result of the Share Consolidation.

Effect on Non-registered Shareholders

Non-registered shareholders holding their common shares through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Share Consolidation than those that will be put in place by us for registered shareholders. Shareholders who hold their common shares with such a bank, broker or other nominee and have questions in this regard, are encouraged to contact thier nominee.

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Effect on Share Certificates

If the proposed Share Consolidation is implemented, registered shareholders will be required to exchange their share certificates representing pre-consolidation common shares for new share certificates representing post-consolidation common shares. Following the announcement by us of the consolidation ratio selected by our Board of Directors and the effective date of the Share Consolidation, registered shareholders will be sent a letter of transmittal from our transfer agent, CIBC Mellon, as soon as practicable after the effective date of the Share Consolidation. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-consolidation common shares to the transfer agent. The transfer agent will forward to each registered shareholder who has sent the required documents a new share certificate representing the number of post-consolidation common shares to which the shareholder is entitled. Until surrendered, each share certificate representing pre-consolidation common shares will be deemed for all purposes to represent the number of whole post-consolidation common shares, to which the holder is entitled as a result of the Share Consolidation.

Shareholders should not destroy any share certificate(s) and should not submit any share certificate(s) until requested to do so.

Procedure for Implementing the Share Consolidation

If our Board of Directors decides to implement the Share Consolidation, we will promptly file articles of amendment with the Director under the CBCA in the form prescribed by the CBCA to amend our articles of incorporation. The Share Consolidation will become effective on the date shown in the certificate of amendment issued by the Director under the CBCA or such other date indicated in the articles of amendment provided that, in any event, such date will be prior to March 24, 2010.

No Dissent Rights

Under the CBCA, shareholders do not have dissent and appraisal rights with respect to the proposed Share Consolidation.

Amendments to Share Incentive Plans

On June 22, 2009, our Board of Directors approved certain administrative amendments to the stock option plan, the RSU Plan and the DSU Plan (collectively, the “Amended Share Incentive Plans”).  The Amended Hydrogenics Share Incentive Plans are currently in force and do not require approval of our shareholders because (i) in the case of the RSU Plan and the DSU Plan, applicable securities laws do not require shareholder approval as the plans do not provide for the issuance of securities from treasury, and (ii) in the case of the stock option plan, the amendments are of an administrative and technical nature and are permitted to be made without shareholder approval under the express terms of the plan.  The Amended Share Incentive Plans are described in more detail below.

Stock Option Plan

The purpose of the stock option plan is to attract, retain and motivate key members of our team, to align incentives with the results realized by shareholders, and to provide competitive compensation arrangements that reward the creation of shareholder value over the long-term.

The stock option plan provides that options will expire no later than 10 years from the grant date or, if that date occurs during a blackout period or other period during which an insider is prohibited from trading in our securities by our insider trading policy, 10 business days after the period ends, subject to certain exceptions. Options will have an exercise price per share of not less than the closing price of the common shares on the TSX on the trading day before the option is granted. Unless otherwise specified in a particular option agreement, options granted under this plan will vest over three years with one third of the option grant vesting each year.

Issuances of options under the stock option plan are subject to the several restrictions. No more than 10% of the common shares outstanding may be issued under the stock option plan and all other security based compensation arrangements in any one year period. In addition, the number of common shares reserved for issuance pursuant to options granted to any one person under the stock option plan and all other security based compensation arrangements cannot exceed 5% of the outstanding common shares.

The aggregate number of common shares reserved for issuance pursuant to options granted to insiders under the stock option plan cannot exceed 10% of the outstanding common shares. Further, within any one year period, insiders may not, in the aggregate, be issued under the stock option plan and all other security based compensation arrangements a number of common shares which exceeds 10% of the outstanding issue and no individual insider may be issued a number of common shares that exceeds 5% of the outstanding issue.

Shareholder approval is required for the following amendments to the stock option plan: (i) increasing the number of common shares reserved for issuance under the stock option plan; (ii) reducing the exercise price of an option except appropriate reductions in connection with a subdivision or consolidation of common shares or similar capital reorganization or payment of a stock dividend or an amalgamation, combination or other reorganization involving the Company; (iii) extending the term of an option

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beyond the expiry date or beyond 10 years from its grant date (except the automatic extension where the expiry date would have occurred within a blackout period of the Company); (iv) extending the participation of non-employee directors and non-consultants in the stock option plan; (v) permitting options to be transferred other than by testate or intestate succession; (vi) permitting the addition or modification of a cashless exercise feature, payable in cash or common shares, unless it provides for a full deduction of the number of underlying common shares from the stock option plan reserve; (vii) permitting awards, other than options, to be made under the stock option plan; or (viii) pursuant to the our bylaws or the rules or policies of any exchange, that require shareholder approval.

Currently there are 12,000,000 common shares reserved for issuance under the stock option plan representing approximately 13% of the total number of issued and outstanding common shares.

If an option holder’s employment or term as a director or consultant ceases as a result of the option holder’s death, retirement or disability or because of the sale of the Company which employs the option holder, or to which the option holder is a director or consultant, all options vest immediately and may be exercised for 180 days (or, if earlier, to the end of the term). If an option holder’s employment or term as a director or consultant is terminated without cause the option holder’s options which are vested or which would otherwise have vested within the reasonable or contractual notice period may be exercised for 90 days (or, if earlier, to the end of the term). If an option holder’s employment or term as a director or consultant is terminated by voluntary resignation, vested options may be exercised for 90 days (or, if earlier, to the end of the term) and unvested options are cancelled. If an option holder’s employment or term as a director or consultant is terminated for cause, all options are immediately cancelled. Notwithstanding the foregoing, but subject to applicable securities laws, the Board of Directors may, in its discretion, permit the exercise of any or all options held by an option holder in the manner and on the terms authorized by the Board; provided that the Board may not authorize the exercise of an option beyond 10 years from the date of grant, excluding any automatic extension for an expiry date which falls in a blackout period.

Options are non-transferable. The Board of Directors has the discretion to accelerate vesting and expiration of options in connection with a change of control of the Company, a sale of all or substantially all of the assets of the Company or a dissolution or liquidation of the Company. The Board of Directors may further take such steps it deems equitable and appropriate to adjust the number of common shares that may be acquired on the exercise of any options or the exercise price in the event that the Company effects a subdivision or consolidation of the common shares, any similar capital reorganization, payment of a stock dividend (other than in lieu of a cash dividend), or other change in capitalization of the Company, or upon any amalgamation, continuation, reorganization involving the Company, by exchange of common shares, by sale or lease of assets or otherwise, to preserve the proportionality of the rights and obligations of the option holders.

Restricted Share Unit Plan

The RSU Plan is designed to retain certain employees of the Company and its affiliates, allow them to participate in the long-term success of the Company. The RSU Plan is meant to complement the stock option plan and allow the Company to offer, through combinations of these equity-based incentive programs, optimal alignment of the interests of management and certain employees of the Company and its affiliates to that of its shareholders.

The RSU Plan provides for grants of RSUs to certain employees (each a “participant”) of the Company and its affiliates. In determining the number of RSUs to be granted, the Human Resources and Corporate Governance Committee may take into account such milestones and criteria it determines at the time of grant. An RSU is a right to receive a cash payment based on the value of a common share, subject to the vesting, forfeiture and other restrictions the Board of Directors may determine. RSUs are credited to an account in the name of the participant. If a dividend is paid on common shares, each participant’s RSU account is credited with additional RSUs (a “dividend RSU”) equal to a fraction where the numerator is the product of: (a) the number of RSUs credited to the participant on the date the dividends are paid, and (b) the dividend paid per common share, and the denominator is the closing price per common share on the TSX on the last trading day on which the common shares were traded preceding the date on which dividends are paid.

Each RSU vests no later than December 31 of the third calendar year following the calendar year in respect of which the RSU is granted or such earlier date as is determined in our Board’s discretion. RSUs are redeemed within 30 days following the vesting date (and no later than the December 31 date referenced above), by a cash payment to the participant equal to the number of vested RSUs multiplied by the closing price per common share on the TSX on the last trading day on which the common shares were traded preceding the vesting date. A dividend RSU vests on the same day as the RSU in respect of which it was granted and is redeemed by the Company on the same date as the applicable RSU.

If a participant dies, retires or his or her employment is terminated by the Company without cause, or for disability or because of the sale of the Company which employs the option holder, or to which the option holder is a director or consultant, then a pro rata portion of unvested RSUs credited to the participant will vest and be redeemed. If the employment of a participant is terminated by resignation of the participant or for cause, the participant forfeits all rights to unvested RSUs. The Board of Directors may accelerate the vesting of RSUs in connection with a change of control.

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RSUs are non-assignable. The Board of Directors determines which employees will be granted RSUs; the time or times when RSUs will be granted; the number of RSUs to be granted; and the date or dates on which RSUs will vest. The Human Resources and Corporate Governance Committee administers the RSU Plan.

The Board may from time to time amend or suspend the RSU Plan in whole or in part and may at any time terminate the RSU Plan without prior notice. However, except as expressly set forth in the RSU Plan, no such amendment, suspension, or termination may adversely affect the RSUs previously granted to a participant without the consent of the affected participant.

Deferred Share Unit Plan

Pursuant to the DSU Plan, independent directors are entitled to elect to receive all or any portion of their annual retainer and meeting fees in the form of DSUs instead of cash. A DSU is a right to receive a cash payment based on the value of a common share, credited by means of a bookkeeping entry in the books of the Company, to an account in the name of the independent director. At the end of the director’s tenure as a member of the Board, the director is paid, in cash, the market value of the common shares represented by the DSUs.

2008 Base Shelf Prospectus

We have withdrawn our registration statement filed with the U.S. Securities and Exchange Commission  as we no longer maintain the aggregate market value of the public float of our outstanding Shares to utilize the registration statement on Form F-10 in the U.S.  We also intend to withdraw our base shelf prospectus dated September 23, 2008 filed with certain provincial securities authorities in Canada prior to completion of and as a result of the proposed transaction involving the Algonquin Board and New Hydrogenics described under “Item 4.  Information of the Company — History and Development of Hydrogenics Corporation.”

USE OF PROCEEDS

Not applicable.

ITEM 15.               CONTROLS AND PROCEDURES

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

As of the end of the period covered by this Annual Report on Form 20-F, an evaluation was carried out by our management, under the supervision, and with the participation, of our Chief Executive Officer (the “CEO”) and Chief Financial Officer (the “CFO”), of the effectiveness of our disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)). Based on that evaluation, the CEO and CFO concluded that such disclosure controls and procedures were effective and designed to ensure that material information relating to us and our consolidated subsidiaries would be made known to them by others within those entities.

EVALUATION OF INTERNAL CONTROLS

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed by, or under the supervision of, the President and CEO and the CFO and effected by the Board of Directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of the effectiveness of internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of the Corporation’s internal control over financial reporting as at December 31, 2008, based on the criteria set forth in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on this assessment, management believes that, as at December 31, 2008, the Corporation’s internal control over financial reporting is effective. Also, management determined that there were no material weaknesses in the Corporation’s internal control over financial reporting as at December 31, 2008.

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LIMITATIONS OF CONTROLS AND PROCEDURES

Our management, including our CEO and CFO, believe that any disclosure controls and procedures or internal controls over financial reporting, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, they cannot provide absolute assurance that all control issues and instances of fraud, if any, within us have been prevented or detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of a simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by unauthorized override of the control. The design of any systems of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Accordingly, because of the inherent limitations in a cost effective control system, misstatements due to error or fraud may occur and not be detected.

REPORTS ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Our management’s Report on Internal Control Over Financial Reporting can be found on page F-2 in this form.  Our independent auditors, PricewaterhouseCoopers LLP, a registered public accounting firm has audited the accompanying annual consolidated financial statements for fiscal 2008 and our internal control over financial reporting as at December 31, 2008.  Their attestation report can be found on page F-3 of our consolidated financial statements.

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

During the year ended December 31, 2008, there were no changes in our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

ITEM 16A.            AUDIT COMMITTEE FINANCIAL EXPERT

IDENTIFICATION OF THE AUDIT COMMITTEE

We have a separately-designated audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934.  Our audit committee is comprised of independent members: Douglas S. Alexander, Michael Cardiff, V. James Sardo and Norman M. Seagram.

AUDIT COMMITTEE FINANCIAL EXPERT

Our Board of Directors has determined that it has at least one audit committee financial expert serving on its audit committee. Douglas Alexander has been determined to be an audit committee financial expert and is independent, as that term is defined by Nasdaq’s listing standards.  The U.S. Securities and Exchange Commission has indicated that the designation of this individual as an audit committee financial expert does not make him an “expert” for any purpose, or impose any duties, obligations or liabilities that are greater than those imposed on members of the audit committee and board of directors who do not carry this designation or affect the duties, obligations or liabilities of any other member of the audit committee or board of directors.

ITEM 16B.            CODE OF ETHICS

CODE OF ETHICS

We have adopted a written Code of Business Conduct and Ethics (the “Code”) which governs the behavior of our directors, officers, and employees. The Code also includes provisions required by the Sarbanes-Oxley Act of 2002 that are applicable to our CEO, CFO and other senior financial officers. The Board, through the Human Resources and Corporate Governance Committee, oversees compliance with the Code. Any amendments to, or waivers from, any provisions of the Code will be publicly disclosed.  The Code is also accessible on our investor relations web page at www.hydrogenics.com.

A-1-79

ITEM 16C.            PRINCIPAL ACCOUNTANT FEES AND SERVICES

PRINCIPAL ACCOUNTANTS FEES AND SERVICES

The following table sets forth the total remuneration that was paid by us and our subsidiaries to our independent accountants, PricewaterhouseCoopers LLP, in each of our previous two fiscal years:

	2007	2008
	Cdn. $ (unaudited)
Audit fees	661,247	724,548
Audit-related fees	43,832	8,904
Tax fees	16,677	90,535
All other fees	23,219	64,425
Total	744,975	888,412

Audit Fees

In 2008 and 2007, PwC charged us audit fees totalling, Cdn. $724,548 and Cdn. $661,247, respectively.  In 2008 and 2007, these fees included professional services rendered for the review of interim financial statements, statutory audits of annual financial statements, consultations about financial and reporting standards and other regulatory audits and filings, including Sarbanes-Oxley compliance.

Audit-Related Fees

In 2008 and 2007, PwC charged us audit-related fees of Cdn. $8,904 and Cdn. $43,832, respectively.  In 2008 and 2007, these fees included professional services that reasonably relate to the above services and Canadian Public Accounting Board Fees.

Tax Fees

In 2008 and 2007, PwC charged us tax fees of Cdn. $90,535 and Cdn. $16,677, respectively.  In 2008 and 2007, these fees included professional services for tax compliance, tax advice, tax planning and advisory services relating to the preparation of corporate tax returns.

All Other Fees

In 2008 and 2007, PwC charged us other fees of Cdn. $64,425 and Cdn. $23,219, respectively.  In 2008, these fees related to assistance with the preparation of our base shelf prospectus filed in September, 2008 as well advisory services related to the implementation of International Financial Reporting Standards and other regulatory matters. In 2007, these fees related to advisory services related to the windup of our fuel cell test equipment business.

PRE-APPROVAL POLICIES

Our audit committee approved all audit and non-audit services provided to us and to our subsidiaries during the periods listed above.  Our audit committee has adopted pre-approval policies and procedures to ensure that all services provided by the auditor are approved in advance by the audit committee or are approved by the chair of the audit committee and subsequently reported to the committee as a whole at the following meeting of the committee, all in accordance with the external auditors’ pre-approval policy.

ITEM 16D.            EXEMPTIONS FROM THE LISTING STANDARDS FOR AUDIT COMMITTEES

Not applicable.

A-1-80

ITEM 16E.             PURCHASES OF EQUITY SECURITIES BY THE ISSUER AND AFFILIATED PURCHASERS

None.

ITEM 16F.             CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

Not applicable.

ITEM 16G.            CORPORATE GOVERNANCE

We are a foreign private issuer and our common shares are listed on the Nasdaq.  Nasdaq Rule 4350(a)(1) permits a foreign private issuer to follow its home country practice in lieu of the requirements of Rule 4350, provided, however, that such an issuer shall: comply with Rules 4350(b)(1)(B), 4350(j) and 4350(m), have an audit committee that satisfies Rule 4350(d)(3), and ensure that such audit committee’s members meet the independence requirements in Rule 4350(d)(2)(A)(ii). We are intending not to follow Rule 4350(f) (shareholder quorum) but instead to follow the practice described below.

Shareholder Meeting Quorum Requirements: The Nasdaq minimum quorum requirement under Rule 4350(f) for a shareholder meeting is 33-1/3% of the outstanding shares of common stock. In addition, a company listed on Nasdaq is required to state its quorum requirement in its By-Laws. On March 7, 2008, our Board of Directors approved an amendment to our By-Laws to provide that the quorum requirement for a meeting of our shareholders is two persons present in person or represented by proxy holding in the aggregate not less than 25% of the outstanding common shares entitled to vote at the meeting. This amendment was approved by our shareholders at an annual and special meeting of shareholders on May 6, 2008. We believe the foregoing is consistent with Canadian public companies and consistent with corporate governance best practices in Canada.

A-1-81

PART III

ITEM 17.               FINANCIAL STATEMENTS

We have responded to Item 17 in lieu of responding to this item.

ITEM 18.               FINANCIAL STATEMENTS

The following financial statements are filed as part of this annual report on Form 20-F.

Page

Index to consolidated financial statements	A-1-83

Management’s Report on Internal Control Over Financial Reporting	A-1-84

Independent Auditors’ Report	A-1-85

Consolidated Balance Sheets	A-1-88

Consolidated Statements of Operations	A-1-89

Consolidated Statements of Cash Flows	A-1-90

Consolidated Statement of Shareholders’ Equity	A-1-91

Notes to Consolidated Financial Statements	A-1-92

A-1-82

HYDROGENICS CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Management’s Report on Internal Control Over Financial Reporting	A-1-84

Independent Auditors’ Report	A-1-85

Consolidated Balance Sheets	A-1-88

Consolidated Statements of Operations	A-1-89

Consolidated Statements of Cash Flows	A-1-90

Consolidated Statement of Shareholders’ Equity	A-1-91

Notes to Consolidated Financial Statements	A-1-92

A-1-83

MANAGEMENT’S REPORT ON INTERNAL

CONTROL OVER FINANCIAL REPORTING

Management of Hydrogenics Corporation (the “Corporation”) is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed by, or under the supervision of, the President and Chief Executive Officer and the Chief Financial Officer and is effected by the Board of Directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian generally accepted accounting principles. It includes those policies and procedures that:

•                  provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Corporation’s assets that could have a material effect on the Corporation’s financial statements.

•                  pertain to the maintenance of records that accurately and fairly reflect, in reasonable detail, the transactions related to and dispositions of the Corporation’s assets;

•                  provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with Canadian generally accepted accounting principles, and that the Corporation’s receipts and expenditures are made only in accordance with authorizations of management and the Corporation’s directors; and, due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of the effectiveness of internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of the Corporation’s internal control over financial reporting as at December 31, 2008, based on the criteria set forth in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this assessment, management concluded that, as at December 31, 2008, the Corporation’s internal control over financial reporting was effective.

Hydrogenics’ internal control over financial reporting as at December 31, 2008, has been audited by PricewaterhouseCoopers LLP, independent auditors, who also audited the Corporation’s consolidated financial statements for the year ended December 31, 2008. As stated in the Independent Auditors’ Report to the Shareholders of the Corporation, PricewaterhouseCoopers LLP, express an unqualified opinion on the effectiveness of the Corporation’s internal control over financial reporting.

Daryl Wilson	Lawrence Davis
President and Chief Executive Officer	Chief Financial Officer

March 24, 2009
Mississauga, Ontario

A-1-84

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of Hydrogenics Corporation

We have completed integrated audits of Hydrogenics Corporation’s 2008, 2007, and 2006 consolidated financial statements and of its internal control over financial reporting as at December 31, 2008. Our opinions, based on our audits, are presented below.

Consolidated financial statements

We have audited the accompanying consolidated balance sheets of Hydrogenics Corporation as at December 31, 2008 and December 31, 2007, and the related consolidated statements of operations and deficit, shareholder’s equity and cash flows for each of the years in the three year period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of the Company’s financial statements in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2008 and December 31, 2007 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2008 in accordance with Canadian generally accepted accounting principles.

Internal control over financial reporting

We have also audited Hydrogenics Corporation’s internal control over financial reporting as at December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A-1-85

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as at December 31, 2008 based on criteria established in Internal Control —Integrated Framework issued by the COSO.

Chartered Accountants, Licensed Public Accountants

March 24, 2009

Toronto, Ontario

Comments by Independent Auditor on Canada — US Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the company’s ability to continue as a going concern, such as those described in Note 1 to the 2008 consolidated financial statements of Hydrogenics Corporation. Our report to the shareholders on the consolidated financial statements dated March 24, 2009 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

Chartered Accountants, Licensed Public Accountants

March 24, 2009

Toronto, Ontario

A-1-86

CONSOLIDATED FINANCIAL STATEMENTS

#	Note	Description	Page

1	Description of Business and Going Concern	Summary of Business and Going Concern.	A-1-92

2	Summary of Significant Accounting Policies	Summary review of accounting principles and the methods used in their application by the Corporation.	A-1-92

3	New Accounting Standards	Summary review of generally accepted accounting principle developments that do, will or may, affect the Corporation.	A-1-96

4	Risk Managemnet Arising from Financial Instruments	Summary review of the Corporation’s exposure to risks arising from financial instruments.	A-1-98

5	Business Streamlining Innitiatives and Wind up of Test Equipment Business	Summary review of the Corporation’s business streamlining activities and decision to Wind up our Test Equipment Business.	A-1-100

6	Goodwill and Impariment Charges	Summary review of the Corporation’s 2005 acquisition of Stuart Energy Systems Corporation and Greenlight Power Technologies, Inc.	A-1-101

7	Accounts Receivable	Summary schedule of accounts receivable.	A-1-101

8	Inventory	Summary schedule of items comprising inventory.	A-1-101

9	Property, Plant and Equipment	Summary schedule of items comprising property, plant & equipment.	A-1-102

10	Intangible Assets	Summary schedule of intangible assets and related disclosures.	A-1-102

11	Accounts Payable and Accrued Liabilities	Summary schedule of items comprising accounts payable and accrued liabilities.	A-1-103

12	Long-term Debt	Summary schedule of long-term debt and related disclosures.	A-1-103

13	Employee Stock-Based Compensation	Summary schedules and review of compensation arising from share options awards, deferred share units and restricted share units.	A-1-104

14	Research and Product Development	Summary schedule of items comprising research and product development expenses and funding.	A-1-105

15	Commitments	Summary review of commitments and lease obligations.	A-1-106

16	Contingencies	Summary review of contingent liabilties and guarantees.	A-1-106

17	Lines of Credit	Summary review of bank facilities.	A-1-107

18	RelatedParty Transactions	Summary review of transactions with non arm’s length parties	A-1-107

19	Income Taxes	Summary reconciliations of statutory rate income tax expense to provisions for income taxes and analyses of future income taxes.	A-1-107

20	Net Loss Per Share	Summary of per share calculation methods.	A-1-108

21	Changes in Non-Cash Working Capital	Summary of the changes in components of the net change in non-cash working capital.	A-1-109

22	Segmented Financial Information	Summary disclosure of segmented information regularly reported to the Corporation’s Chief Operating Decision Maker.	A-1-109

23	Differences between Canadian and United States Accounting Principles	Summary schedules and review of differences between Canadian and United States generally accepted accounting principles as they apply to the Corporation.	A-1-112

A-1-87

CONSOLIDATED FINANCIAL STATEMENTS

HYDROGENICS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of US dollars)

	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$21,601	$15,460
Restricted cash	1,130	—
Short-term investments	—	15,032
Accounts receivable (note 7)	3,974	12,713
Grants receivable	505	850
Inventories (note 8)	10,101	12,659
Prepaid expenses	1,161	1,077
	38,472	57,791
Property, plant and equipment (note 9)	4,082	4,847
Intangible assets (note 10)	—	249
Goodwill (note 6)	5,025	5,025
Other non-current assets	—	28
	$47,579	$67,940
LIABILITIES
Current liabilities
Accounts payable and accrued liabilities (notes 11 and 18)	$17,298	$18,166
Unearned revenue	4,785	9,042
	22,083	27,208
Long-term debt (note 12)	—	11
Deferred research and development grants	13	337
	22,096	27,556
Shareholders’ Equity
Common shares	307,000	306,872
Contributed surplus	16,300	15,606
Deficit	(291,420)	(277,101)
Accumulated other comprehensive loss	(6,397)	(4,993)
Total deficit and accumulated other comprehensive loss	(297,817)	(282,094)
	25,483	40,384
	$47,579	$67,940

Going concern (note 1)

Commitments and contingencies (notes 15 and 16)

The accompanying notes from an integral part of these Consolidated Financial Statements.

Norman Seagram	Douglas Alexander
Chairman	Director
Hydrogenics Corporation	Hydrogenics Corporation

A-1-88

CONSOLIDATED FINANCIAL STATEMENTS

HYDROGENICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of US dollars, except for share and per share amounts)

	2008	2007	2006
Revenues	$39,340	$37,990	$30,059
Cost of revenues	31,446	33,601	29,360
	7,894	4,389	699
Operating expenses
Selling, general and administrative	15,022	24,006	27,891
Research and product development (note 14)	7,296	9,690	9,379
Windup of test equipment business (note 5)	—	2,016	—
Amortization of property, plant and equipment	855	903	1,285
Amortization of intangible assets	249	251	7,139
Impairment of intangible assets and goodwill (notes 6 and 10)	—	—	90,834
	23,422	36,866	136,528

Loss from operations	(15,528)	(32,477)	(135,829)
Other income (expenses)
Gain on sale of assets	44	—	477
Loss on disposal of property, plant and equipment (note 5)	—	(308)	—
Provincial capital tax	170	(127)	(42)
Interest, net	923	2,249	3,551
Foreign currency gains	188	2,617	904
	1,325	4,431	4,890

Loss before income taxes	(14,203)	(28,046)	(130,939)
Current income tax expense (recovery) (note 19)	116	22	(180)
Net loss for the year	$(14,319)	$(28,068)	$(130,759)

Net loss per share
Basic and diluted (note 20)	$(0.16)	$(0.31)	$(1.42)
Shares used in calculating basic and diluted net loss per share	92,080,656	91,797,911	91,816,049

The accompanying notes form an integral part of these Consolidated Financial Statements.

A-1-89

CONSOLIDATED FINANCIAL STATEMENTS

HYDROGENICS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of US dollars)

	2008	2007	2006
CASH AND CASH EQUIVALENTS PROVIDED BY (USED IN):
Operating activities
Net loss for the year	$(14,319)	$(28,068)	$(130,759)
Items not affecting cash
Amortization of property, plant and equipment	1,106	1,611	1,948
Amortization of intangible assets	249	251	7,139
Impairment of intangible assets and goodwill	—	—	90,834
Unrealized foreign exchange (gains) losses	695	29	(74)
Imputed interest on long-term debt	—	—	1
Non-cash consulting fees	—	—	39
Stock-based compensation	694	1,553	1,832
Gain on Sale of assets	(44)	—	(477)
Loss on disposal of property, plant and equipment	—	308	—
Net change in non-cash working capital (note 21)	4,817	(4,100)	5,029
	(6,802)	(28,416)	(24,488)
Investing activities
Decrease (increase) in short-term investments	15,032	39,318	26,046
Increase in restricted cash	(1,130)	—	—
Purchase of property, plant and equipment	(885)	(1,331)	(1,701)
Proceeds from sale of assets	44	—	477
	13,061	37,987	24,822
Financing activities
Repayment of long-term debt	(11)	(83)	(193)
Deferred research and development grant	(235)	204	(17)
Common shares issued, (purchased and cancelled), net of issuance costs	128	(169)	419
	(118)	(48)	209
Increase (decrease) in cash and cash equivalents during the year	6,141	9,523	543
Cash and cash equivalents - Beginning of year	15,460	5,937	5,394
Cash and cash equivalents - End of year	$21,601	$15,460	$5,937
Supplemental disclosure
Interest paid	$17	$52	$80
Income taxes paid	118	63	—

The accompanying notes form an integral part of these Consolidated Financial Statements.

A-1-90

CONSOLIDATED FINANCIAL STATEMENTS

HYDROGENICS CORPORATION

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(in thousands of US dollars, except for share and per share amounts)

					Accumulated
					other	Total
	Common share		Contributed		comprehensive	shareholders’
	Number	Amount	surplus	Deficit	loss	equity
Balance at Dec. 31, 2005	91,679,670	$306,957	$11,847	$(118,274)	$(5,023)	$195,507
Comprehensive loss:
Net loss for the year	—	—	—	(130,759)	—	(130,759)
Foreign currency translation adjustments	—	—	—	—	(281)	(281)
Comprehensive loss						(131,040)
Issuance of common shares on exercise of options	236,796	419				419
Stock-based consulting expense	—	—	39	—	—	39
Employee Stock-based compensation expense	—	—	1,832	—	—	1,832
Balance at Dec. 31, 2006	91,916,466	$307,376	$13,718	$(249,033)	$(5,304)	$66,757
Comprehensive loss:
Net loss for the year	—	—	—	(28,068)	—	(28,068)
Foreign currency translation adjustments	—	—	—	—	311	311
Comprehensive loss						(27,757)
Shares returned to treasury	(150,775)	(504)	335	—	—	169
Employee Stock-based compensation expense	—	—	1,553	—	—	1,553
Balance at Dec. 31, 2007	91,765,691	$306,872	$15,606	$(277,101)	$(4,993)	$40,384
Comprehensive loss:
Net loss for the year	—	—	—	(14,319)	—	(14,319)
Foreign currency translation adjustments	—	—	—	—	(1,404)	(1,404)
Comprehensive loss						(15,723)
Issuance of common shares on exercise of options	639,980	128	—	—	—	128
Adjustment for partial shares	(5)	—	—	—	—	—
Employee Stock-based compensation expense	—	—	694	—	—	694
Balance at Dec. 31, 2008	92,405,666	$307,000	$16,300	$(291,420)	$(6,397)	$25,483

The authorized capital stock of the Corporation consists of an unlimited number of common shares and an unlimited number of preferred shares in series.

The accompanying notes form an integral part of these Consolidated Financial Statements.

A-1-91

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS AND GOING CONCERN

Hydrogenics Corporation (“Hydrogenics” or the “Corporation”), together with its subsidiaries, designs, develops and manufactures hydrogen generation products based on water electrolysis technology and fuel cell products based on proton exchange membrane, or PEM, technology.

While the accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations, there are material uncertainties related to certain adverse conditions and events that cast significant doubt on the validity of this assumption. The Corporation has not yet realized consistent profitable operations and continues to use cash to fund its operations. The Corporation’s ability to continue as a going concern is dependent on the successful execution of its business plan which involves: (i) securing additional financing to fund its operations; (ii) advancing product designs for efficiency, durability, cost reduction and entry into complimentary markets; (iii) increasing market penetration and sales; (iv) actively managing its liquidity; and (v) retaining and engaging staff. At present, the success of these initiatives cannot be assured due to the material uncertainties attributed to the Corporation’s ability to obtain financing and meet its revenue targets. Given the condition of the global economy and the condition of the current global credit markets, markets for the Corporation’s products may develop more slowly than anticipated, current and potential customers may delay, reduce or cancel purchases and revenues would therefore be less than anticipated. Also the Corporation may not be able to raise additional capital, or do so on acceptable terms. These material uncertainties are further described in the three risk factors in “Item 3. Key Information — Risk Factors — Selected Risk Factors Related to Our Financial Condition as of December 31, 2008” in the annual report on Form 20-F. The consolidated financial statements do not include any adjustments or disclosures that may result from the Corporation’s inability to continue as a going concern. If the going concern assumption were not appropriate for these consolidated financial statements, adjustments may be necessary in the carrying values of assets and liabilities and the reported expenses and balance sheet classifications, such adjustments could be material.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of Hydrogenics and its subsidiaries have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) which, in the case of the Corporation, conform in all material respects with accounting principles generally accepted in the United States (“U. S. GAAP”), except as outlined in note 23.

Principles of Consolidation

The consolidated financial statements include the accounts of the Corporation and its subsidiaries, which are wholly owned. All intercompany transactions and balances have been eliminated on consolidation.

Use of Estimates

The preparation of consolidated financial statements in accordance with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

Significant estimates made by the Corporation include allowances for the fair value of goodwill, warranty provisions, stock-based compensation, potentially uncollectible accounts receivable, provisions for inventory which is carried in excess of net realizable value, and provisions for costs to complete contracts in progress and valuation allowances for future income tax assets.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on deposit and highly liquid short-term interest bearing securities with maturities at the date of purchase of less than 90 days. Cash and cash equivalents are designated as held-for-trading and carried at fair value. Changes in fair value are recorded in earnings.

A-1-92

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restricted Cash

Restricted cash consists of cash on deposit and highly liquid short-term interest bearing securities with maturities at the date of purchase of less than 90 days and are carried at amortized cost using the effective interest rate method. These instruments are held as partial security for standby letters of credit and letters of guarantee. Restricted cash is designated as held-for-trading and carried at fair value. Changes in fair value are recorded in earnings.

Short-term Investments

Short-term investments consisted of interest bearing securities with original terms to maturity of less than one year and are classified as held-to-maturity. As a result, short-term investments were carried at amortized cost using the effective interest rate method. The Corporation had the intention and the ability to hold these securities to maturity. Transaction costs were recognized in net loss when incurred.

Inventories

Raw materials, work-in-progress and finished goods are valued at the lower of cost, determined on a first-in first-out basis, and net realizable value. Inventory costs include the cost of material, labour, variable overhead and an allocation of fixed manufacturing overhead including amortization based on normal production volumes.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost less accumulated amortization. Property, plant and equipment are amortized from the date of acquisition or, in respect of internally constructed assets, from the time an asset is substantially completed and ready for use. The cost of internally constructed assets includes materials, labour and directly attributable overhead costs. Amortization is computed using the declining balance method as follows:

Test equipment	30% per annum
Computer hardware and software	30% per annum
Furniture and equipment	20% per annum
Automobiles	30% per annum

Leasehold improvements are amortized on a straight-line basis over the term of the lease.

The Corporation reviews the recoverability of the carrying amount of property, plant and equipment when events or circumstances indicate that the carrying amounts may not be recoverable. This evaluation is based on projections of future undiscounted net cash flows. The total of these projected net cash flows is referred to as the “net recoverable amount.” If the net recoverable amount is less than the carrying value, the asset is written down to fair value.

Goodwill and Intangible Assets

Goodwill

Goodwill represents the excess of purchase price over the fair value of identifiable assets acquired in a business combination accounted for using the purchase method of accounting. Goodwill is not amortized but is subject to fair value impairment tests on at least an annual basis and, additionally, whenever events and changes in circumstances indicate that the carrying value might not be recoverable. Impairment of goodwill is tested at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit. The fair values of the reporting units are estimated using a combination of the income or discounted cash flows approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of the reporting unit exceeds its fair value, then a second step is performed to determine the amount of impairment loss, measured as the amount by which the carrying value of the reporting unit’s goodwill exceeds its fair value, if any. Any impairment loss would be expensed in the consolidated statements of operations.

A-1-93

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intangible assets with finite useful lives

The Corporation’s intangible assets are all considered to have finite useful lives and are amortized based on their estimated useful lives as follows:

Intellectual property	50% per annum declining balance
Management services contracts	50% per annum declining balance
Product technology	4 - 7 years straight-line
Customer relationships	8 years straight-line
Trade names	3 years straight-line
ISO certifications	1 year straight-line

Management reviews the amortization methods and useful life estimates for these intangible assets annually.

The Corporation reviews the carrying amount of intangible assets with finite lives when events or circumstances indicate that the carrying amount may not be recoverable. This evaluation is based on projections of future undiscounted net cash flows. The total of these projected net cash flows is referred to as the “net recoverable amount.” If the net recoverable amount is less than carrying value, the asset is written down to fair value.

Revenue Recognition

Revenues from the sale of equipment are recognized when there is persuasive evidence of an arrangement, goods have been delivered, the amount is fixed or determinable, and collection is reasonably assured. When customer acceptance clauses are considered to be substantive, recognition of revenue is deferred until customer acceptance is received. If delivery has not occurred, the Corporation will recognize revenue provided that all other criteria are met and the risks of ownership have passed to the customer, the customer has a fixed commitment to purchase the goods, the customer requests that the delivery not occur until a later date, there is a fixed schedule for delivery of the goods, the Corporation has not retained any specific performance obligations such that the earnings process is not complete, the ordered goods have been segregated from our inventory and is not subject to being used to fill other orders and the product is complete and ready for shipment.

Revenues from long-term contracts are determined under the percentage-of-completion method whereby revenues are recognized on a pro-rata basis in relation to contract costs incurred. Costs and estimated profit on contracts-in-progress in excess of amounts billed are reflected as unbilled revenues. Losses, if any, are recognized immediately.

Equipment leases that transfer substantially all of the benefits and risks of ownership to customers are classified as sales-type leases in accordance with The Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 3065, “Leases.”

Revenues relating to engineering and testing services are recognized as services are rendered. Cash received in advance of revenue being recognized on contracts is classified as unearned revenue.

The Corporation also enters into transactions that represent multiple-element arrangements, which may include any combination of equipment and service. These multiple-element arrangements are assessed to determine whether they can be separated into more than one unit of accounting or element for the purpose of revenue recognition. When the appropriate criteria for separating revenue into more than one unit of accounting is met and there is objective evidence of the fair value for all units of accounting or elements in an arrangement, the arrangement consideration is allocated to the separate units of accounting or elements based on each unit’s relative value. This objective evidence of fair value is established through prices charged for each revenue element when that element is sold separately. The revenue recognition policies described above are then applied to each unit of accounting.

Product Warranties

The Corporation typically provides a warranty for parts and/or labour for up to one year or based on certain operating specifications such as hours of operation. Warranty cost provisions are based on management’s best estimates of such costs, taking into account the specific arrangements of the transaction, past history and expected future performance of products.

A-1-94

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Research And Product Development Costs

Research costs and costs incurred in applying for patents and licenses are expensed as incurred. Product development costs are expensed as incurred until the product or process is clearly defined and the associated costs can be identified, technical feasibility is reached, there is an intention to produce or market the product, the future market is clearly defined and adequate resources exist or are expected to be available to complete the project. To date, no product development costs have been capitalized.

Funding for research and product development includes government and non-government research and product development support. Research and product development support is recognized as the applicable costs are incurred unless it is for reimbursement of an asset, in which case it is accounted for as a reduction in the cost of the applicable asset.

Stock-Based Compensation

The Corporation has stock-based compensation plans, which are described in note 13. The Corporation estimates the fair value of stock-based compensation to employees and directors and expenses the fair value over the estimated vesting period of the stock options with the off-set being recorded in contributed surplus. Any consideration paid by employees or directors on the exercise of stock options or purchase of stock is credited to share capital together along with any previously recognized compensation expense. If shares or stock options are repurchased from employees or directors, the excess of the consideration paid over the carrying amount of the shares or stock options cancelled is charged to deficit. Forfeitures of stock-based compensation awards are accounted for in the period in which the forfeiture occurs.

Deferred Share Units

The fair value of the Corporation’s deferred share units is charged to selling, general and administrative expenses using the graded vesting method. Since the deferred share units will be settled in cash, the intrinsic value of the vested share units is revalued each quarter until the settlement date. The Corporation has set up a liability in the consolidated balance sheets, included within accounts payable and accrued liabilities, for the total intrinsic value of the vested deferred share units. Forfeitures of deferred share units are accounted for in the period in which the forfeiture occurs.

Restricted Share Unit Plan

The intrinsic value of the Corporation’s restricted share units are charged to selling, general and administrative expenses using the graded vesting method. Since the restricted share units will be settled in cash, the intrinsic value of the vested share units is revalued each quarter until the settlement date. The Corporation has set up a liability in the consolidated balance sheets, included within accounts payable and accrued liabilities, for the total intrinsic value of the vested restricted share units. Forfeitures of restricted share units are accounted for in the period in which the forfeiture occurs.

Income Taxes

Income taxes are recorded using the liability method. Future income tax amounts arise due to temporary differences between the accounting and income tax basis of the Corporation’s assets and liabilities and the unused tax losses of the Corporation. Future income tax assets and liabilities are measured using substantively enacted income tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in income tax rates and laws is recognized in the period that includes the date of substantive enactment. Future income tax assets are recognized to the extent that realization of such benefits is considered to be more likely than not.

Foreign Currency Translation

Monetary assets and liabilities denominated in currencies other than the functional currency are translated at the rate of exchange in effect at the end of the period. Non-monetary assets and liabilities are translated at historical rates of exchange. Revenue and expense items denominated in currencies other than the functional currency are translated into functional currency at the average rate of exchange for the period, except for amortization, which is translated at historical rates. Resultant gains and losses are included in the results of operations.

Assets and liabilities of the Corporation’s Belgian subsidiary are considered to be self-sustaining and are translated into US dollars at the period-end exchange rates, and the results of its operations are translated at the average rate of exchange for the period. The resulting translation adjustments are accumulated in a separate component of shareholders’ equity.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The operations of the Corporation’s other subsidiaries are considered integrated with those of the Corporation and, accordingly, their accounts are translated into US dollars using the temporal method. Under this method, monetary assets and liabilities are translated using the period-end exchange rate, and non-monetary items are translated using historical rates of exchange. Revenues and expenses of this subsidiary are translated at the average exchange rate for the period, except for amortization, which is translated at historical rates of exchange. Resultant gains and losses are included in the results of operations.

Net Loss Per Share

Basic net loss per share is calculated based on the weighted average number of common shares outstanding for the year. Diluted net loss per share is calculated using the daily weighted average number of common shares that would have been outstanding during the year had all potential common shares been issued at the beginning of the year or when the underlying options or warrants were granted, if later unless anti-dilutive. The treasury stock method is used to determine the incremental number of shares that would have been outstanding had the Corporation used proceeds from the exercise of options and warrants to acquire common shares.

Financial Instruments

All financial instruments are measured at fair value on initial recognition. After initial recognition, financial instruments are measured at their fair values, except for financial assets classified as held to maturity or loans and receivables and other financial liabilities, which are measured at amortized cost.

NOTE 3 – NEW ACCOUNTING STANDARDS

The Corporation has adopted the following changes to its accounting policies:

(i)    Canadian standards

CICA Handbook Section 1535, “Capital Disclosures,” Section 3862 “Financial Instruments - Disclosures,” and Section 3863, “Financial Instruments - Presentation.” Section 1535 establishes disclosure requirements about an entity’s capital and how it is managed. The purpose is to enable users of the financial statements to evaluate objectives, policies and processes for managing capital. Sections 3862 and 3863 replaced Section 3861, “Financial Instruments — Disclosure and Presentation,” revising and enhancing disclosure requirements while carrying forward its presentation requirements. These new sections place increased emphasis on disclosure about the nature and extent of risks arising from financial instruments and how the entity manages those risks. These sections apply to interim and annual financial statements relating to fiscal years beginning on or after October 1, 2007. The Corporation has adopted this new guidance effective January 1, 2008. These standards changed the disclosure provided by the Corporation.

In May 2007, the CICA issued Handbook Section 3031, “Inventories,” which replaced the existing Section 3030 “Inventories.” The standard introduced changes to the measurement and disclosure of inventory. This standard is effective for interim and annual periods related to fiscal years beginning on or after January 1, 2008 with earlier application encouraged. The Corporation adopted this new guidance effective January 1, 2008. This standard did not have a material impact on its consolidated financial position, results of operations or cash flows; however, the Corporation now carries inventory at the lower of cost and net realizable value. Previously, the Corporation carried inventory at the lower of cost and replacement cost.

In May 2007, the Canadian Accounting Standards Board (“AcSB”) amended Section 1400, “General Standards of Financial Statement Presentation,” to change the guidance related to management’s responsibility to assess the ability of the entity to continue as a going concern. Management is required to make an assessment of an entity’s ability to continue as a going concern and should take into account all available information about the future, which is at least, but is not limited to, 12 months from the balance sheet date. Disclosure is required of material uncertainties related to events or conditions that may cast significant doubt upon the entity’s ability to continue as a going concern. The Corporation adopted this new guidance effective January 1, 2008.

In January 2008, the CICA issued CICA Emerging Issues Committee (“EIC”) EIC-169 “Embedded Foreign Currency Derivatives” (“EIC-169”). Guidance in EIC-169 should be applied retrospectively to embedded foreign currency derivatives in host contracts that are not financial instruments accounted for in accordance with Section 3855 in financial statements issued for interim and annual periods ending on or after March 15, 2008. This new EIC assists in the interpretation of the phrase “routinely denominated” as used in Section 3855 and also assists in determining which factors can be used to determine whether a contract for the purchase or sale of a non-financial item such as a commodity is routinely denominated in a particular currency in commercial transactions around

A-1-96

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the world. The Corporation adopted this standard effective January 1, 2008. The adoption of this standard did not have a material impact on the Corporation’s consolidated financial position, results of operations or cash flows.

(ii)    US standards

The following changes only apply to note 23 of the consolidated financial statements.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 establishes a framework for measuring the fair value of assets and liabilities. This framework is intended to provide increased consistency in how fair value determinations are made under various existing accounting standards that permit, or in some cases require, estimates of fair market value. SFAS 157 also expands financial statement disclosure requirements about a corporation’s use of fair value measurements, including the effect of such measures on earnings. This standard is effective for fiscal years beginning after November 15, 2007. The Corporation adopted this new guidance effective January 1, 2008. This standard did not change the Corporation’s consolidated financial position, results of operations or cash flows. For non-financial assets and non-financial liabilities, the standard is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Corporation plans to adopt this guidance effective January 1, 2009. The Corporation is currently assessing the effect this standard may have on the Corporation’s results of operations and consolidated financial position.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 is expected to expand the use of fair value accounting but does not affect existing standards which require certain assets or liabilities to be carried at fair value. The objective of SFAS 159 is to improve financial reporting by providing companies the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Under SFAS 159, a Corporation may choose, at specified election dates, to measure eligible items at fair value and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS 159, for financial assets and financial liabilities, is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Corporation adopted this new guidance effective January 1, 2008. This standard did not have a material affect on the Corporation’s consolidated financial position, results of operations or cash flows.

New Accounting Standards

The following changes will be adopted in the future.

(i)      Canadian standards

In February 2008, the CICA issued Handbook Section 3064 “Goodwill and Intangible Assets,” which replaced existing Sections 3062 “Goodwill and Other Intangible Assets” and 3450 “Research and Development Costs.” The new standard introduced changes to recognition, measurement and disclosure of goodwill and intangible assets. The provisions relating to the definition and initial recognition of intangible assets are equivalent to the corresponding provisions of International Financial Reporting Standard IAS 38, “Intangible Assets.” The new standard also provides guidance for the recognition of internally developed intangible assets, including assets developed from research and development activities, ensuring consistent treatment of all intangible assets, whether separately acquired or internally developed. Section 3064 applies to interim and annual financial statements relating to fiscal years beginning on or after October 1, 2008 with earlier adoption encouraged. The Corporation anticipates adopting this new guidance effective January 1, 2009. The Corporation is currently assessing the effect this standard may have on the Corporation’s results of operations and consolidated financial position.

In January 2009, the CICA issued Handbook Sections 1582 “Business Combinations”, 1601 “Consolidated Financial Statements” and 1602 “Non-controlling interests”. These sections replace the former CICA 1581, Business Combinations and CICA 1600, Consolidated Financial Statements and establish a new section for accounting for a non-controlling interest in a subsidiary. CICA 1582 is effective for business combinations for which the acquisition date is on/after the beginning of the first annual reporting period beginning on/after January 1, 2011. CICA 1601 and CICA 1602 apply to interim and annual consolidated financial statements relating to years beginning on/after January 1, 2011. The Corporation is currently assessing the effect these standards may have on the Corporation’s results of operations and consolidated financial position.

A-1-97

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(iii)   US standards

The following changes will only apply to note 23 of the consolidated financial statements.

In December 2007, the FASB issued Statement SFAS No. 141 (revised 2007), “Business Combinations,” which replaces SFAS No 141. The standard retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. SFAS No. 141R is effective for the Corporation beginning January 1, 2009 and will apply prospectively to business combinations completed on or after that date.

NOTE 4 - RISK MANAGEMENT ARISING FROM FINANCIAL INSTRUMENTS

For the year ended December 31, 2008, the Corporation adopted the requirements of CICA Handbook Section 3862, “Financial Instruments - Disclosures,” which apply to fiscal years beginning on or after October 1, 2007. This section requires disclosures relating to: (i) the significance of financial instruments for financial position and performance; and (ii) the nature and extent of the Corporation’s exposure to risks arising from financial instruments, including credit risk, liquidity risk, foreign currency risk and interest rate risk, and how the Corporation manages those risks.

Under Canadian GAAP, financial instruments are classified into one of the following categories: (i) held-for-trading; (ii) held-to-maturity; (iii) available for sale; (iv) loans and receivables; (v) and other financial liabilities. The following table summarizes information regarding the carrying value of the Corporation’s financial instruments:

	2008	2007
Held for trading (i)	$22,731	$15,460
Held to maturity (ii)	—	15,032
Loans and receivables (iii)	4,479	13,563
Other financial liabilities (iv)	17,298	18,166

(i)	Includes cash and cash equivalents and restricted cash
(ii)	Short-term investments
(iii)	Includes accounts receivable
(iv)	Includes financial liabilities included within accounts payable and accrued liabilities

Liquidity

The Corporation has sustained losses and negative cash flows from operations since its inception. At December 31, 2008, the Corporation had approximately $22,731 of cash and cash equivalents and restricted cash. The Corporation’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. The Corporation achieves this by maintaining sufficient cash and cash equivalents and short-term investments. The Corporation monitors its financial position on a monthly basis and updates its expected use of cash resources based on the latest available data.

There are uncertainties related to the timing and use of the Corporation’s cash resources. Note 1. Description of Business and Going Concern, discloses the risks surrounding the timing and the use of the Corporation’s cash resources.

Credit risk

Credit risk arises from the potential that a counterparty will fail to perform its obligations. The Corporation is exposed to credit risk from customers. At December 31, 2008, the Corporation’s two largest customers accounted for 18% (12% at December 31, 2007) and 7% (5% at December 31, 2007) of revenues, respectively. In order to minimize the risk of loss for trade receivables, the Corporation’s extension of credit to customers involves a review and approval by senior management as well as progress payments as contracts are executed. The majority of the Corporation’s sales are invoiced with payment terms between 30 and 60 days. The Corporation’s objective is to minimize its exposure to credit risk from customers in order to prevent losses on financial assets by performing regular monitoring of overdue balances and provides allowance for potentially uncollectible accounts receivable.

A-1-98

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Corporation reviews its trade receivable accounts regularly and writes down their carrying values to their expected realizable values by making an allowance for doubtful receivables as soon as the account is determined not to be fully collectible. This is done using management’s evaluation of the situation on a customer by customer basis. The Corporation’s assessment of outstanding receivables from customers is primarily based on the Corporation’s assessment of the credit worthiness of the customer. The allowance is charged against earnings. Shortfalls in collections are applied against this provision. Estimates for the allowance for doubtful debts are determined by a customer-by-customer evaluation of collectability at each balance sheet reporting date take into account the amounts that are past due and any available relevant information on the customers’ liquidity and going concern problems.

The Corporation’s trade receivables have a carrying value of $3,661 as at December 31, 2008, representing the maximum exposure to credit risk of those financial assets, exclusive of the allowance for doubtful accounts. Normal credit terms for amounts due from customers call for payment within 30 to 60 days. An insignificant amount of these receivables were past due as at December 31, 2008.

The Corporation’s exposure to credit risk for trade receivables by geographic area as at December 31, 2008 was as follows:

Europe	46%
United States	13%
Asia	32%
Rest of world	9%
100%

The activity of the allowance for doubtful accounts for the period is as follows:

	2008	2007
Allowance for doubtful accounts — beginning of period	$351	$320
Bad debt expense	126	191
Write-off of bad debts	(249)	(160)
Allowance for doubtful accounts — end of period	$228	$351

The Corporation may also have credit risk relating to cash and cash equivalents and restricted cash, which it manages by dealing with large chartered Belgian, Canadian and German banks and investing in highly liquid investments. The Corporation’s objective is to minimize its exposure to credit risk in order to prevent losses on financial assets by placing its investments in lower risk bank acceptances of these Chartered banks. The Corporation’s cash and cash equivalents and restricted cash carrying value is $22,731, representing the maximum exposure to credit risk of these financial assets. Approximately 82% of the Corporation’s cash and restricted cash at December 31, 2008 were held by four financial institutions. The Corporation’s exposure to credit risk relating to cash and cash equivalents and short-term investments, segmented by geographic area as at December 31, 2008, was as follows:

Canada	37%
Belgium	54%
Germany	9%
100%

Foreign currency risk

Foreign currency risk arises because of fluctuations in exchange rates. The Corporation conducts a significant portion of its business activities in foreign currencies, primarily Canadian dollars and the euro. The Corporation’s objective in managing its foreign currency risk is to minimize its net exposures to foreign currency cash flows by converting foreign denominated financial assets into the applicable functional currency of the subsidiary to the extent practical to match the obligations of its financial liabilities. Financial assets and financial liabilities denominated in foreign currencies will be affected by changes in the exchange rate between

A-1-99

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the US dollar and these foreign currencies. The Corporation recognized foreign exchange gains in the year ended December 31, 2008 of $188 compared to foreign exchange gains of $2,617 in the year ended December 31, 2007.

If a shift in foreign exchange rates of 10% were to occur, the exchange gain or loss on the net financial assets could be plus or minus $1,704. This amount would be recorded in the consolidated statements of operations.

Interest rate risk

Interest rate risk arises because of the fluctuation in market interest rates. The Corporation’s objective in managing interest rate risk is to maximize the return on its cash and cash equivalents and restricted cash. The Corporation is subject to interest rate risk on its cash and cash equivalents and short-term investments; however, the Corporation does not have any long-term debt and hence is not subject to interest rate risk from borrowings. If a shift in interest rates of 10% were to occur, the impact on cash and cash equivalents, restricted cash, and short-term investments and the related net loss for the period could be plus or minus $100.

Fair value

The carrying value of cash and cash equivalents, restricted cash, accounts receivable, and accounts payable and accrued liabilities approximates their fair value given their short-term nature.

Management of capital

The Corporation’s objective in managing capital is to ensure sufficient liquidity to pursue its growth strategy, fund research and product development, undertake selective acquisitions, while at the same time taking a conservative approach toward financial leverage and management of financial risk.

The Corporation’s capital is composed of share capital, contributed surplus, accumulated deficit and foreign currency translation adjustments included within accumulated other comprehensive income (loss). The total capital as at December 31, 2008 is $25, 483. The Corporation’s primary uses of capital are to finance operating cash flow, increases in non-cash working capital and capital expenditures. The Corporation currently funds these requirements from internally generated cash flows and cash raised through past share issuances. The Corporation’s objectives when managing capital are to ensure the Corporation will continue to have enough liquidity so that it can provide its products and services to its customers and returns to its shareholders.

The Corporation governs its capital on the basis of the adequacy of its cash resources to fund its business plan. In order to maximize its ability to finance the Corporation’s ongoing growth, the Corporation does not currently pay a dividend to holders of its common shares.

NOTE 5 — BUSINESS STREAMLINING INITIATIVES AND WIND UP OF TEST EQUIPMENT BUSINESS

On March 20, 2007 and November 6, 2007, the Corporation’s Board of Directors approved a restructuring and streamlining of the Corporation’s operations in order to reduce its overall cost structure. In March 2007, the Corporation recorded a $2,100 charge for severance and related expenses, which are included in selling, general and administrative expenses. The major part of this charge pertained to the Power Systems business segment.

In November 2007, the Corporation recorded an additional $1,990 charge for severance and related expenses for these initiatives, which are included in selling, general and administrative expenses as at December 31, 2007. These amounts were charged to the business segments as follows: $846 for Power Systems; $142 for OnSite Generation; and $1,002 for Corporate and Other business segments. As at December 31, 2008, the Corporation had paid $1,981 in respect of these charges. The remaining balance of $9 at December 31, 2008 is anticipated to be paid in 2009.

On November 7, 2007, the Corporation announced plans to wind up its fuel cell test products design, development and manufacturing business, due to lower than planned gross margin and growth prospects and not achieving certain operating targets. During the year ended December 31, 2007, the Corporation incurred $2,016 in respect of severance and related expenses, and the writeoff of inventory. Of the $2,016 recorded during the year ended December 31, 2007, no severance and related expenses remain unpaid at December 31, 2008.

A-1-100

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - GOODWILL AND IMPAIRMENT CHARGES

The Goodwill of $5,025 relates to the OnSite Generation business acquisition in fiscal 2005.

During 2006, the Corporation performed a comprehensive assessment of its business and operating plans. As a result of these assessments, and a resulting change in strategy, management revised its previous estimates of the growth and development of its OnSite Generation business. In addition, management also determined that the revenues of the Test System business would be lower than previously anticipated as a result of slower adoption of fuel cell technology in end user markets. Due to the significance of these changes, management performed an evaluation of the recoverability of the long-lived assets of the OnSite Generation and Test Systems segments and completed fair value impairment tests of the goodwill related to the OnSite Generation and Test Systems reporting units as at September 30, 2006, in addition to its annual impairment test at December 31, 2006.

Based on the results of these assessments, the Corporation recorded the following impairment charges in 2006:

Goodwill of the OnSite Generation reporting unit	$59,388
Intangible assets of the OnSite Generation reporting unit	26,333
Goodwill of the Test Systems reporting unit	5,113
Total	$90,834

The fair value used in the impairment charge calculations was determined using the Corporation’s best estimates of future cash flows and considered the weighted average cost of capital for comparable companies.

The remaining identifiable intangible assets related to the Corporation’s OnSite Generation business comprised product technology, which continued to be amortized over its remaining useful life.

NOTE 7 - ACCOUNTS RECEIVABLE

	2008	2007
Trade accounts receivable	$3,661	$12,683
Less: Allowance for doubtful accounts	(228)	(351)
Goods and services tax	541	381
Allowance for doubtful accounts – end of period	$3,974	$12,713

NOTE 8 - INVENTORIES

	2008	2007
Raw materials	$4,938	$5,070
Work-in-progress	5,004	6,768
Finished goods	159	821
	$10,101	$12,659

During the year-ended December 31, 2008, the Corporation recorded write-downs of approximately $1,298 (December 31, 2007 – $811). During the period, approximately $29,851 of inventory was expensed in cost of sales (December 31, 2007 - $29,725).

A-1-101

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - PROPERTY, PLANT AND EQUIPMENT

As at December 31, 2008, the net book value of property, plant and equipment is as follows:

		Accumulated
	Cost	amortization	Net book Value
Test equipment	$6,250	$5,336	$914
Furniture and equipment	4,679	2,471	2,208
Computer hardware and software	2,619	1,874	745
Leasehold improvements	1,000	799	201
Automobiles	43	29	14
	$14,591	$10,509	$4,082

As at December 31, 2007, the net book value of property, plant and equipment is as follows:

		Accumulated
	Cost	amortization	Net book Value
Test equipment	$6,030	$4,544	$1,486
Furniture and equipment	4,192	2,141	2,051
Computer hardware and software	2,829	1,870	959
Leasehold improvements	1,066	739	327
Automobiles	69	45	24
	$14,186	$9,339	$4,847

Test equipment and furniture and equipment under construction, as at December 31, 2008, not yet subject to amortization amounted to $28 (2007 - $419). The net book value of equipment under capital lease as at December 31, 2008 was $33 (2007 - $49).

NOTE 10 - INTANGIBLE ASSETS

As at December 31, 2008, the carrying value of intangible assets is as follows:

		Accumulated
		amortization
		and impairment
	Cost	charge	Net book Value
Product technology	$30,300	$30,300	$—

As at December 31, 2007, the carrying value of intangible assets is as follows:

		Accumulated
		amortization
		and impairment
	Cost	charge	Net book Value
Product technology	$30,300	$30,051	$249

A-1-102

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	2008	2007
Trade accounts payable	$4,506	$3,748
Warranty liability accruals	3,717	3,592
Supplier accruals	3,165	1,829
Accrued payroll costs	2,067	1,734
Facility accruals	1,400	1,975
Severance and related compensation payments	1,693	4,136
Accrued professional fees	433	487
Provincial capital tax payable	25	195
Current portion of long-term debt (note 11)	10	16
Other	282	454
	$17,298	$18,166

Included within severance and related compensation payments is a post-retirement benefit obligation for $1,050. The liability is a defined benefit plan to be paid to a beneficiary. The Corporation has valued the obligation based on estimates of future cash flows. The key assumptions used in this valuation are annual payments ($100) the expected life of the beneficiaries (approximately 11.5 years) and the discount rate (4%). The amount expensed in 2008 is $340.

Total severance and related expenses included in Selling, General and Administration for 2008 was $nil (2007 — $4,090).

Information regarding the changes in the Corporation’s aggregate product warranty liabilities is as follows for the year ended December 31, 2008:

Balance, December 31, 2007	$3,592
Accruals for warranties issued during the year	2,332
Settlements made during the year	(1,499)
Reversals of accruals during the year	(708)
Balance, December 31, 2008	$3,717

NOTE 12 - LONG-TERM DEBT

The Corporation has various equipment leases accounted for as capital leases. At December 31, 2008, the outstanding amount payable, net of future payments representing interest, is $10 (2007 - $27). The Corporation has charged to expense interest of $1 in 2008 (2007 - $2) on these capital leases at an effective weighted average interest rate of approximately 11% per annum.

The present value of future debt repayments is as follows:

2009	$10
Less: Current portion	(10)
$—

A-1-103

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - EMPLOYEE STOCK-BASED COMPENSATION

Stock Option Plan

During 2000, the Corporation adopted an employee stock option plan. As at December 31, 2008, the number of common shares that may be issued under the stock option plan was 12,000,000. As at December 31, 2008, 3,144,340 common shares had been issued through the exercise of stock options under this plan. Up to 8,855,660 additional common shares are available to be issued in connection with the exercise of stock options. Of the 8,855,660 available common shares, 6,129,779 have been issued as stock options that were outstanding at December 31, 2008. All options are for a term of ten years from the date of grant and vest over four years unless otherwise determined by the Board of Directors.

A summary of the Corporation’s employee stock option plan activity is as follows:

	2008		2007		2006
		Weighted		Weighted		Weighted
		average		average		average
		exercise		exercise		exercise
	Number	price	Number	price	Number	price
	of shares	(CAN$)	of shares	(CAN$)	of shares	(CAN$)
Outstanding, beginning of year	6,932,303	4.05	6,893,353	4.85	6,243,753	5.22
Granted	1,300,004	0.58	1,644,960	1.17	1,470,400	3.16
Exercised	(639,980)	0.20	—	—	(236,500)	2.01
Forfeited	(1,374,858)	4.17	(1,250,810)	4.72	(584,300)	5.73
Expired	(87,690)	7.36	(355,200)	5.65	—	—
Outstanding, end of year	6,129,779	3.64	6,932,303	4.05	6,893,353	4.85
Options exercisable, end of year	4,043,830	4.96	4,333,740	4.47	4,518,681	5.32

The following table summarizes information about the Corporation’s share options outstanding as at December 31, 2008:

All options granted after November 1, 2000, the date of the Corporation’s initial public offering, have an exercise price equal to the closing share price on the Toronto Stock Exchange the day prior to the grant.

	Number	Weighted	Weighted	Number	Weighted
	outstanding at	average	average	exercisable at	average
	December 31	remaining	share price	December 31,	share price
Exercise price CAN$	2008	contractual life	(CAN$)	2008	(CAN$)
0.01 - 0.29	144,000	1.07	0.29	144,000	0.29
0.30 - 1.00	1,230,599	9.19	0.58	0	0
1.01 - 2.00	1,652,375	7.55	1.22	1,044,186	7.15
2.01 - 4.00	631,050	6.96	3.22	412,906	6.28
4.01 - 5.00	597,800	4.82	4.47	576,595	4.47
5.01 - 6.00	516,008	5.11	5.70	508,196	5.70
6.01 - 8.00	288,617	5.26	6.60	288,617	6.60
8.01 - 18.15	1,069,330	2.56	9.36	1,069,330	9.36
	6,129,779	6.21	3.64	4,043,830	4.96

A-1-104

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock options granted to employees during 2008 and 2007 are valued using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate 3.46% (2007 — 4.11%), average expected life of four years, expected volatility 64% (2007 — 56%) and no dividends. The fair value of the stock options granted during 2008 was $387 (2007 - $773) (weighted average $0.30 per share) (2007 - $0.47) and the related expense recognized in the consolidated statement of operations for the year ended December 31, 2008 was $694 ($0.01 per share on a basic and diluted basis) (2007 - $1,553, 2006 - $1,832).

Deferred Share Unit Plan

In 2004, the Board of Directors authorized a deferred share unit plan (“DSU Plan”) for directors. Pursuant to the DSU Plan, non-employee directors are entitled to receive all or any portion of their annual cash retainer and meeting fees in the form of deferred share units (“DSUs”) instead of cash. In addition, the Board of Directors may, at its discretion, make annual awards to non-employees of DSUs as, or in lieu of, non-cash compensation. As a result of the implementation of the DSU Plan, directors are not eligible to receive additional awards of stock options. A DSU is a unit, equivalent in value to a common share of the Corporation, credited by means of a bookkeeping entry in the books of the Corporation, to an account in the name of the non-employee director. Each DSU entitles the participant to receive a cash payment or common shares, at the option of the Corporation, upon termination of directorship in an amount calculated with reference to the trading price of a Hydrogenics common share on the Toronto Stock Exchange on the date of termination. Compensation cost for DSUs granted under the DSU Plan is recorded as an expense with a corresponding increase in accrued liabilities and is measured at intrinsic value. Changes in intrinsic value between the grant date and the measurement date result in a change in the measure of compensation cost.

During the year ended December 31, 2008, 336,755 (2007- 335,420) DSUs were issued with immediate vesting on the date of issuance. As at December 31, 2008, 750,103 (2007- 443,418) DSUs were outstanding under the DSU Plan. As a result, the Corporation recognized a compensation expense (recovery) of $(170) for the year ended December 31, 2008 (2007 - $281; 2006 - $315) as a result of the reduction in the intrinsic value of the DSUs between the grant date and the measurement date.

Restricted Share Unit Plan

In 2008, the Board of Directors authorized a restricted share unit (“RSU Plan”) for senior executives. Pursuant to the RSU Plan, senior executives may be granted a portion of their long term incentive plan in the form of restricted share units (“RSUs”) instead of stock options.

A RSU is a unit, equivalent in value to a common share of the Corporation, credited by means of a bookkeeping entry in the books of the Corporation, to an account in the name of the senior executive. Each RSU entitles the participant to receive a cash payment no later than December 31 of the third calendar year following the year in respect of which the RSUs were granted. Compensation cost for RSUs granted under the RSU Plan is recorded as an expense with a corresponding increase in accrued liabilities and is measured at intrinsic value. Changes in intrinsic value between the grant date and the measurement date result in a change in the measure of compensation cost.

During the year ended December 31, 2008, 1,287,500 (2007 — nil) RSUs were awarded with vesting over a three year period. As at December 31, 2008, 1,287,500 (2007 - nil) RSUs were outstanding under the RSU Plan. As a result, the Corporation recognized a compensation expense of $113 for the year ended December 31, 2008 (2007 - $nil, 2006 - $nil).

NOTE 14 - RESEARCH AND PRODUCT DEVELOPMENT

Research and product development expenses are recorded net of third party program funding received or receivable. For 2008, 2007 and 2006, research and product development expenses and program funding, which have been received or are receivable as follows:

	2008	2007	2006
Research and product development expenses	$8,716	$10,346	$12,024
Research and product development funding	(1,420)	(656)	(2,645)
Total research and product development expenses	$7,296	$9,690	$9,379

A-1-105

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - COMMITMENTS

The Corporation incurred rental expenses of $1,856 under operating leases in 2008 (2007 - $1,823; 2006 - $1,120). The Corporation has future minimum lease payments under operating leases relating to premises and office equipment as follows:

2009	$1,556
2010	970
2011	544
2012	422
2013	391
Thereafter	229
$4,112

The Corporation has entered into repayable contribution and other research and development arrangements with various Canadian governmental ministries and public sector enterprises. Under these arrangements, the Corporation is eligible to receive up to $10,927 (2007 - $13,430; 2006 - $12,051) toward agreed upon research and development project costs. The amount received or receivable as at December 31, 2008 was $10,927 (2007 - $13,430; 2006 - $11,594). These arrangements will expire in stages ending on March 31, 2016 or when total amounts repaid reach the utilized amount of the advance, depending on the terms of the individual contracts.

NOTE 16 - CONTINGENCIES

As at December 31, 2008, the Corporation has outstanding standby letters of credit and letters of guarantee issued by several financial institutions, which total $2,306 (December 31, 2007 - $5,213) with expiry dates extending to October 2011. The Corporation has restricted cash totaling $1,130 as partial security for these standby letters of credit and letters of guarantee. These instruments relate primarily to obligations in connection with the terms and conditions of the Corporation’s sales contracts. The standby letters of credit and letters of guarantee may be drawn upon by the customer if the Corporation fails to perform its obligations under the sales contracts and the Corporation would be liable to the financial institution for the amount of the standby letter of credit or letter of guarantee in the event that the instruments are drawn.

In 1998, Stuart Energy, now a wholly-owned subsidiary of the Corporation, entered into an agreement with Technologies Partnerships Canada (“TPC”), a program of Ministry of Industry of the Government of Canada to develop and demonstrate Hydrogen Fleet Fuel Appliances. This agreement was amended in 2003 to expand the scope of work and resulted in Stuart Energy receiving a total of $5,600 of funding from TPC. Pursuant to the amended TPC agreement, Stuart Energy undertook to repay $14,200 (the “Repayable Loan Amount”). The amended agreement requires Stuart Energy to commence making royalty payments on the earlier of Stuart Energy reaching a minimum of CAD $90,000 in annual gross business revenues or April 1, 2007. In accordance with the terms of the agreement, Stuart Energy is required to commence payments to TPC at 0.53% of its annual gross business revenues for a period of 12 years or until the Repayable Loan Amount is fully repaid. To date, the Corporation has recognized $42,800 million in revenues and recorded a repayable amount of $227.

The Corporation has entered into indemnification agreements with its current and former directors and officers to indemnify them, to the extent permitted by law, against any and all charges, costs, expenses, amounts paid in settlement and damages incurred by the directors and officers as a result of any lawsuit or any other judicial, administrative or investigative proceeding in which the directors and officers are sued as a result of their service. These indemnification claims will be subject to any statutory or other legal limitation period. The nature of the indemnification agreements prevents the Corporation from making a reasonable estimate of the maximum potential amount it could be required to pay to counterparties. The Corporation has purchased directors’ and officers’ liability insurance. The Corporation is unaware of any actions with respect to these agreements. No amount has been recorded in the consolidated financial statements with respect to these indemnification agreements.

In the normal course of operations, the Corporation may provide indemnification agreements, other than those noted above, to counterparties that would require the Corporation to compensate them for costs incurred as a result of changes in laws and regulations or as a result of litigation claims or statutory sanctions that may be suffered by the counterparty as a

A-1-106

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

consequence of the transaction. The terms of these indemnification agreements will vary based on the contract. The nature of the indemnification agreements prevents the Corporation from making a reasonable estimate of the maximum potential amount it could be required to pay to counterparties. The Corporation is unaware of any actions pursuant to these agreements. No amount has been recorded in the consolidated financial statements with respect to these indemnification agreements.

NOTE 17 - LINES OF CREDIT

The Corporation has operating lines of credit available up to $11,535 in total (2007—$13,788). As of December 31, 2008 and 2007, the Corporation has no indebtedness on these lines of credit. The operating facilities are denominated in Canadian dollars and bear interest at the Royal Bank of Canada prime rate plus 0.5% and EURIBOR, respectively. The facility is due on demand and collateralized by a general security agreement over all assets. The Corporation’s lines of credit available are reduced by the amount of outstanding standby letters of credit and letters of guarantee, if any issued from time to time by several financial institutions.

NOTE 18 - RELATED PARTY TRANSACTIONS

In the normal course of operations, the Corporation subcontracts certain manufacturing functions to a corporation owned by a relative of one of the principal shareholders of the Corporation. Billings by this related corporation for material totalled $220 in 2008 (2007 - $823; 2006 - $968). At December 31, 2008, the Corporation has an accounts payable balance due to this related party of $34 (2007 - $58; 2006 - $1). All related party transactions have been recorded at the exchange amount, which is the consideration paid or received as established and agreed to by the related parties. The cost of these transactions reflect price and terms which are in accordance with normal trade practices.

NOTE 19 - INCOME TAXES

As at December 31, 2008, the Corporation has available income tax loss carryforwards of $222,719 that may be used to reduce taxable income in future years, expiring as follows:

2009	$33,049
2010	15,128
2013	19,757
2014	35,335
2015	21,545
2026	18,716
2027	22,701
2028	11,375
No expiry	45,113
$222,719

As at December 31, 2008, the Corporation has unclaimed scientific research and experimental development expenditures of $27,355 (2007 - $30,108) that can be used to offset future income over an indefinite period. The Corporation also has non-refundable investment tax credits amounting to approximately $6,775 (2007 - $7,690) that can be used to reduce future federal income taxes payable, expiring between 2020 and 2026.

A-1-107

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Components of the Corporation’s net future income tax asset, which are primarily arising in Canada, are:

	2008	2007
Assets
Non-capital losses	$66,844	$87,122
Scientific research and experimental development expenses	7,835	8,731
Property, plant and equipment and intellectual property	12,321	15,140
Investment tax credits	5,759	6,536
Warranty and other provisions	533	937
Share issue costs	(201)	(145)
Valuation allowance	(93,091)	(118,321)
Net future income tax asset	$—	$—

The Corporation has recorded a valuation allowance to reflect uncertainties associated with the realization of all future income tax assets.

The Corporation’s computation of income tax expense is as follows:

	2008	2007	2006
Loss before income taxes	$(14,203)	$(28,046)	$(130,939)
Statutory income tax rate	33.50%	36.12%	32.96%
Income tax recovery at statutory rate	(4,758)	(10,130)	(43,157)
Non-deductible expenses	185	433	497
Other permanent and temporary differences	1,018	24	(359)
Expiry of non-capital losses	7,438	—	—
Effect of income tax and rate changes on future income taxes	(1,111)	10,651	6,635
Effect foreign currency rate changes on future income taxes	21,119	(15,528)	—
Currency effect of difference in US dollar financial reporting compared with CAN dollar income tax reporting	1,340	(1,390)	1,410

Foreign exchange gain on CAN dollar denominated future income taxes	—	—	(34)
Change in valuation allowance related to the current year	(25,230)	15,940	5,065
Writedown of intangible assets and goodwill	—	—	29,943
Other	$116	$22	$(180)
Income tax expense (recovery)	116	22	(180)

NOTE 20 - NET LOSS PER SHARE

Net loss per share is calculated using the weighted average number of common shares outstanding for the year of 92,080,656 shares in 2008 (2007 - 91,797,911; 2006 - 91,816,049). No effect has been given to the potential exercise of stock options and warrants in the calculation of diluted net loss per share as the effect would be anti-dilutive.

A-1-108

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 - CHANGES IN NON-CASH WORKING CAPITAL

Components of the net change in non-cash working capital are as follows:

	2008	2007	2006
Decrease (increase) in current assets
Accounts receivable	$7,335	$(2,687)	$(2,305)
Grants receivable	320	1,290	(64)
Inventories	2,558	59	(4,033)
Prepaid expenses and other current assets	(89)	507	814

Increase (decrease) in current liabilities
Accounts payable and accrued liabilities	(1,050)	(3,486)	5,580
Unearned revenue	(4,257)	217	5,037
	$4,817	$(4,100)	$5,029

NOTE 22 - SEGMENTED FINANCIAL INFORMATION

The Corporation’s reportable segments include: (i) OnSite Generation; (ii) Power Systems; and (iii) Test Systems. Where applicable, corporate and other activities are reported separately as Corporate and Other. Accordingly, operating segments have changed from prior years and all years have been restated to reflect the new organization.

OnSite Generation includes the design, development, manufacture, and sale of hydrogen generation products. Power Systems includes the design, development, manufacture, and sale of fuel cell products. Test Systems includes the manufacturing and sale of fuel cell test products and diagnostic testing services.

Financial information by reportable segment for the years ended December 31, 2008, 2007 and 2006 is as follows:

	Year ended December 31, 2008
	OnSite	Power	Test	Corporate
	Generation	Systems	Systems	and Other	Total
Revenue from external customers	$31,207	$5,643	$2,490	$—	$39,340
Amortization of intangible assets	—	—	—	249	249
Impairment charge	—	—	—	—	—
Amortization of property, plant and equipment	—	—	—	855	855
Interest income	—	—	—	940	940
Interest expense	—	—	—	(17)	(17)
Income tax expense	—	—	—	116	116
Segment income (loss) (i)	$2,106	$(9,757)	$(469)	$(6,199)	$(14,319)

A-1-109

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year ended December 31, 2007
	OnSite	Power	Test	Corporate
	Generation	Systems	Systems	and Other	Total
Revenue from external customers	$19,608	$6,103	$12,279	$—	$37,990
Amortization of intangible assets	—	—	—	251	251
Amortization of property, plant and equipment	—	—	—	903	903
Interest income	—	—	—	2,301	2,301
Interest expense	—	—	—	(52)	(52)
Income tax expense	—	—	—	22	22
Segment loss (i)	$(5,436)	$(14,283)	$(1,465)	$(6,884)	$(28,068)

	Year ended December 31, 2006
	OnSite	Power	Test	Corporate
	Generation	Systems	Systems	and Other	Total
Revenue from external customers	$12,032	$6,943	$11,084	$—	$30,059
Amortization of intangible assets	—	—	—	7,139	7,139
Impairment charge	—	—	—	90,834	90,834
Amortization of property, plant and equipment	—	—	—	1,948	1,948
Interest income	—	—	—	3,607	3,607
Interest expense	—	—	—	(56)	(56)
Income tax recovery	—	—	—	(180)	(180)
Segment income (loss) (i)	$(14,885)	$(7,182)	$279	$(108,971)	$(130,759)

(i) Segment loss includes directly attributable selling, general and administration costs, product research and development costs net of associated grants, amortization of property, plant and equipment and amortization of intangible assets.

The accounting policies for inter-segment transactions are the same as those described in note 2.

Intangible assets and goodwill relating to the Corporation’s OnSite Generation segment as at December 31, 2008 were $nil and $5,025 (2007 - $249 and $5,025), respectively. The Corporation currently does not allocate its remaining assets among reportable segments.

A significant portion of the Corporation’s intangible assets and goodwill are common across the locations. Therefore, management does not classify intangible assets and goodwill on a location basis.

A-1-110

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenues and cost of revenues derived from products and services are as follows:

	2008	2007	2006
Revenues
Products	$38,693	$34,486	$26,653
Services	647	3,504	3,406
	$39,340	$37,990	$30,059

Cost of revenues
Products	$31,090	$32,402	$28,114
Services	356	1,199	1,246
	$31,446	$33,601	$29,360

Revenues are segmented by geography, as follows:

	2008	2007	2006
Russia	$12,927	$5,629	$68
United States	8,428	5,609	8,140
Belgium	2,020	—	319
Spain	1,815	138	1,445
Saudi Arabia	1,790	—	—
Sweden	1,600	119	849
China	1,351	1,435	266
Korea	1,271	1,070	2,499
France	1,144	2,633	3,163
United Kingdom	1,076	552	877
Brazil	712	2,017	—
Germany	655	1,395	2,471
Poland	639	—	—
Canada	534	4,378	2,163
Japan	492	2,256	2,841
Romania	83	277	1,367
United Arab Emirates	20	1,255	—
Argentina	8	2,010	—
Slovenia	3	1,275	—
Rest of world	2,772	5,942	3,591
	$39,340	$37,990	$30,059

A-1-111

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Corporation’s largest customers comprise the following percentages of revenues:

	2008	2007	2006
	%	%	%
First	18	12	12
Second	7	5	10
Third	5	5	5
Fourth	5	4	4
Others	65	74	69
	100	100	100

Property, plant and equipment are located in the following countries:

	2008	2007
Canada	$2,100	$2,998
Belgium	1,982	1,849
	$4,082	$4,847

A significant portion of the Corporation’s production, testing, equipment, and facilities are common across the segments. Therefore, management does not classify asset information on a segmented basis.

NOTE 23 - DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES

The Corporation’s consolidated financial statements have been prepared in accordance with Canadian GAAP, which differs in certain respects from those principles that the Corporation would have followed had its consolidated financial statements been prepared in accordance with US GAAP.

A reconciliation of net loss for the year from Canadian GAAP to conform with US GAAP is as follows:

	2008	2007	2006
Net loss for the year based on Canadian GAAP	$(14,319)	$(28,068)	$(130,759)
Impairment charge related to intangible assets	—	—	13,800
Stock-based compensation (i)	88	—	—
Amortization of in-process research and product development (ii)	—	—	1,971
Net loss for the year based on US GAAP	$(14,231)	$(28,068)	(114,988)
Basic and fully diluted comprehensive net loss per share based on US GAAP	$(0.15)	$(0.31)	$(1.26)
Weighted average number of shares used in calculating comprehensive net loss per share	92,080,656	91,797,911	91,816,049

A reconciliation of Shareholders’ Equity at December 31, 2008 is as follows:

	2008	2007	2006
Shareholders’ Equity based on Canadian GAAP	$25,483	$40,384	$66,757
Shareholders’ Equity based on US GAAP	$25,571	$40,384	$66,757

A-1-112

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Condensed Statements of Operations and Cash Flows for the years ended December 31, under US GAAP, are as follows:

	2008	2007	2006
Revenues	$39,340	$37,990	$30,059
Cost of revenues	31,446	33,601	29,360
Operating expenses	23,334	36,866	120,757
Loss from operations	(15,440)	(32,477)	(120,058)
Net loss for the year	(14,231)	(28,068)	(114,988)

Cash used in operating activities	(6,758)	(28,416)	(24,488)
Cash provided by investing activities	13,017	37,987	24,822
Cash provided by (used in) financing activities	(118)	(48)	209

(i) In-process Research and Development

Under US GAAP, in-process research and development acquired in a business combination is written off at the time of acquisition. Under Canadian GAAP, in-process research and development is capitalized and amortized over the estimated useful life. In-process research and development is included in product technology.

A reconciliation of additional disclosures to conform with US GAAP is as follows:

Consolidated statements of cash flows

The consolidated statements of cash flows have been prepared in accordance with International Accounting Standard 7, ‘Cash flow statements.’ As a result, a reconciliation to US GAAP is not required.

Business acqusitions

Stuart Energy Systems Corporation (“Stuart Energy”) was acquired on January 6, 2005. The acquisition provided the foundation for the Corporation’s hydrogen generation business and complemented the Corporation’s other Onsite Hydrogen Generation offerings based on PEM electrolysis and natural gas reforming. The intangible assets acquired pursuant to the Stuart Energy acquisition and the related amortization periods are as follows:

	Amount at	Estimated
	Acquisition date	useful life
Product technology	$30,300	4-7 years
Customer relationships	7,600	8 years
Trade names	500	3 years
ISO certificates	100	1 year
	$38,500

During 2006, the Corporation performed a comprehensive assessment of its business and operating plans resulting in a corresponding impairment charge of $26,333. The remaining identifiable intangible assets related to the Corporation’s OnSite Generation business comprise product technology, which will continue to be amortized over its remaining useful life of five years. The goodwill acquired as part of the acquisition was included in the OnSite Generation segment and was not tax deductible.

As part of the Stuart Energy acquisition, $18,400 of in-process research and development (“IPR&D”) was acquired. The IPR&D related to improvements to Stuart Energy’s existing technology and was to result in the launch of new product models over the next several years.

A-1-113

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Business streamlining initiatives and windup of test equipment business

The Corporation expects to incur maximum further charges of approximately $900 after December 31, 2008 relating to the windup of the test equipment business.

In 2007, the loss on disposal of property, plant and equipment of $308 is classified in operating expenses under US GAAP. In addition, approximately $400 of charges related to the write-down of inventory in connection with the windup are classified as cost of revenues under US GAAP.

Share capital

The share capital of the Corporation has a nominal par value.

Revenues

Sales taxes collected are excluded from revenues.

Stock-based compensation

The Corporation adopted the provisions of FAS 123R “Share Based Payments” for US GAAP effective January 1, 2006. Shares are issued from treasury upon exercise. No income tax benefit is recorded in the consolidated statement of operations for these costs.

The total intrinsic value of options exercised during the year ended December 31, 2008, 2007 and 2006 was approximately $5, nil, and $259 respectively. As of December 31, 2008, there was approximately $325 (December 31, 2007 - $912) of unrecognized compensation cost related to stock option awards that is expected to be recognized as expense over a weighted average period of 2.6 years (2007 - 2.6 years). The total fair value of stock options that vested during the years ended December 31, 2008, 2007 and 2006, was approximately $1,329, $1,502 and $1,521 respectively.

The total intrinsic value of options outstanding as at December 31, 2008 was $25 (December 31, 2007 - $572). The total intrinsic value of options exercisable as at December 31, 2008 was $25 (December 31, 2007 - $572). The total number of options fully vested at December 31, 2008 and expected to vest beyond December 31, 2008 was 5,516,801 (December 31, 2007-6,497,901). The total intrinsic value of these options was $25 at December 31, 2008 ($572 - December 31, 2007) with a weighted average contractual term of 6.2 years (2007 - 6.0 years) and a weighted average exercise price of $3.64 (2007 - $4.05). The weighted average contractual term of the options exercisable is 5.0 years (2007 - 4.4 years).

The Corporation’s estimate of an expected option term is based on the exercise behavior of our employees. The estimated stock price volatility was derived based upon the Corporation’s actual historic stock prices over the past four years, which represents the Corporation’s best estimate of expected volatility. The risk free interest rate for periods within the contractual life of the award is based on the interest rates of government bonds with similar contractual lives.

Deferred share units (“DSUs”) granted to non-employee directors during 2008, 2007, and 2006, are valued using the Black-Scholes option pricing model with assumptions materially consistent with those used to value stock options. In 2008, 2007 and 2006, 336,755, 335,420, and 94,224 DSUs were granted. In 2008, 18,461 DSUs were exercised (2007 - 98,049).

Income Taxes

The components of loss before income taxes for the years ended December 31, 2008, 2007 and 2006 are as follows:

Loss before income taxes

	2008	2007	2006
Canada	$(14,471)	$(24,834)	$(118,137)
Foreign	268	(3,212)	(12,802)
Total	$(14,203)	$(28,046)	$(130,939)

A-1-114

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The significant components of the income tax benefit for the years ended December 31, 2008, 2007 and 2006 are as follows:

Current taxes

	2008	2007	2006
Canada	$—	$—	$(180)
Foreign	116	22	—
Total	$116	$22	$(180)

Future income taxes

	2008	2007	2006
Canada	$—	$—	$—
Foreign	$—	$—	$—
Total	$—	$—	$—

The Corporation adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes an Interpretation of FASB Statement No. 109,” on January 1, 2007. At December 31, 2008, the Corporation does not have any uncertain tax filing positions. As a result, the Corporation has included all of its tax benefits in its disclosure of future income tax assets. There are no significant changes to this assessment of uncertain tax filing positions anticipated within the next 12 months.

The Corporation recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. This accounting policy did not change as a result of the adoption of FIN 48. During the year ended December 31, 2008, the Corporation recognized $nil in interest and penalties (2007-$nil). The Corproation had $nil of interest and penalties accrued at December 31, 2008 (December 31, 2007- nil).

The Corporation files income tax returns in the Canadian federal jurisdiction and various provincial and foreign jurisdictions. In the normal course of business, the Corporation is subject to examination by taxing authorities. Open tax years in Canada range from 2003 to 2008. Open tax years in foreign jurisdictions range from 2006 to 2008. However, upon examination in subsequent years, if net operating loss carry forwards and tax credit carry forwards are utilized, the Canadian and foreign jurisdictions can reduce net operating loss carry forwards and tax credit carry forwards utilized in the year being examined if they do not agree with the carry forward amount. As of December 31, 2008, the Corporation was not under audit in Canada or non-Canadian taxing jurisdiction.

A-1-115

ITEM 19.       EXHIBITS

Number	Description

1.1

Articles of the Company (incorporated by reference from Exhibit 3.1 to Amendment No. 4 to the Company’s Registration Statement on Form F-1, File No. 333-42682, filed with the Securities and Exchange Commission on October 13, 2000)*

1.2	By-laws of the Company dated May 7, 2008

2.1

Form of share certificate (incorporated by reference from Exhibit 4.1 to Amendment No. 5 to the Company’s Registration Statement on Form F-1, File No. 333-42682, filed with the Securities and Exchange Commission on October 23, 2000)*

4.1	Stock Option Plan dated June 22, 2009

4.2	Restricted Share Unit Plan dated June 22, 2009

4.3	Deferred Share Unit Plan dated June 22, 2009

4.4	Lease, dated June 23, 2000 (as amended by a Lease Extension Agreement dated February 10, 2005), by and between Orlando Corporation and the Company

4.5

Support Agreement dated June 11, 2009, among the Company, the Trustees of Algonquin Power Income Fund and 7188501 Canada Inc. (incorporated by reference from Exhibit 99.2 to the Company’s Report of Foreign Private Issuer on Form 6-K, File No. 000-31815, filed with the Securities and Exchange Commission on June 16, 2009)*

4.6

Expense Reimbursement Agreement dated June 11, 2009, among Algonquin Power Management Inc., the Company and 7188501 Canada Inc. (incorporated by reference from Exhibit 99.3 to the Company’s Report of Foreign Private Issuer on Form 6-K, File No. 000-31815, filed with the Securities and Exchange Commission on June 16, 2009)*

4.7

APMI Guarantee dated June 11, 2009, among Algonquin Power Management Inc., the Company and 7188501 Canada Inc. (incorporated by reference from Exhibit 99.4 to the Company’s Report of Foreign Private Issuer on Form 6-K, File No. 000-31815, filed with the Securities and Exchange Commission on June 16, 2009)*

4.8

Algonquin Power Guarantee dated June 11, 2009, among Algonquin Power Income Fund, Algonquin Power Management Inc., the Company and 7188501 Canada Inc. (incorporated by reference from Exhibit 99.5 to the Company’s Report of Foreign Private Issuer on Form 6-K, File No. 000-31815, filed with the Securities and Exchange Commission on June 16, 2009)*

8.1	List of Significant Subsidiaries

12.1	Certification of the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

12.2	Certification of the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

13.1	Certification of the Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

13.2	Certification of the Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

15.1	Consent of PricewaterhouseCoopers LLP

99.1

Unaudited Interim Consolidated Financial Statements for the three months ended March 31, 2009, and the Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three months ended March 31, 2009 (incorporated by reference from Exhibits 99.1 and 99.2, respectively, to the Company’s Report of Foreign Private Issuer on Form 6-K, File No. 000-31815, filed with the Securities and Exchange Commission on June 16, 2009)*

99.2

Notice of Special Meeting and Management Proxy Circular dated June 25, 2009 (incorporated by reference from Exhibit 99.1 to the Company’s Report of Foreign Private Issuer on Form 6-K, File No. 000-31815, filed with the Securities and Exchange Commission on June 29, 2009)*

*      Previously filed.

A-1-116

SIGNATURE

The registrant hereby certifies that it meets all of the requirements for filing on Form 20-F and that it has duly caused and authorized the undersigned to sign this annual report on its behalf.

HYDROGENICS CORPORATION

Dated: June 30, 2009	By:	/s/ Lawrence Davis

		Name:	Lawrence Davis

		Title:	Chief Financial Officer

A-1-117

HYDROGENICS CORPORATION

INDEX TO EXHIBITS

Number	Description

1.1

Articles of the Company (incorporated by reference from Exhibit 3.1 to Amendment No. 4 to the Company’s Registration Statement on Form F-1, File No. 333-42682, filed with the Securities and Exchange Commission on October 13, 2000)*

1.2	By-laws of the Company dated May 7, 2008

2.1

Form of share certificate (incorporated by reference from Exhibit 4.1 to Amendment No. 5 to the Company’s Registration Statement on Form F-1, File No. 333-42682, filed with the Securities and Exchange Commission on October 23, 2000)*

4.1	Stock Option Plan dated June 22, 2009

4.2	Restricted Share Unit Plan dated June 22, 2009

4.3	Deferred Share Unit Plan dated June 22, 2009

4.4	Lease, dated June 23, 2000 (as amended by a Lease Extension Agreement dated February 10, 2005), by and between Orlando Corporation and the Company

4.5

Support Agreement dated June 11, 2009, among the Company, the Trustees of Algonquin Power Income Fund and 7188501 Canada Inc. (incorporated by reference from Exhibit 99.2 to the Company’s Report of Foreign Private Issuer on Form 6-K, File No. 000-31815, filed with the Securities and Exchange Commission on June 16, 2009)*

4.6

Expense Reimbursement Agreement dated June 11, 2009, among Algonquin Power Management Inc., the Company and 7188501 Canada Inc. (incorporated by reference from Exhibit 99.3 to the Company’s Report of Foreign Private Issuer on Form 6-K, File No. 000-31815, filed with the Securities and Exchange Commission on June 16, 2009)*

4.7

APMI Guarantee dated June 11, 2009, among Algonquin Power Management Inc., the Company and 7188501 Canada Inc. (incorporated by reference from Exhibit 99.4 to the Company’s Report of Foreign Private Issuer on Form 6-K, File No. 000-31815, filed with the Securities and Exchange Commission on June 16, 2009)*

4.8

Algonquin Power Guarantee dated June 11, 2009, among Algonquin Power Income Fund, Algonquin Power Management Inc., the Company and 7188501 Canada Inc. (incorporated by reference from Exhibit 99.5 to the Company’s Report of Foreign Private Issuer on Form 6-K, File No. 000-31815, filed with the Securities and Exchange Commission on June 16, 2009)*

8.1	List of Significant Subsidiaries

12.1	Certification of the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

12.2	Certification of the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

13.1	Certification of the Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

13.2	Certification of the Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

15.1	Consent of PricewaterhouseCoopers LLP

99.1

Unaudited Interim Consolidated Financial Statements for the three months ended March 31, 2009, and the Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three months ended March 31, 2009 (incorporated by reference from Exhibits 99.1 and 99.2, respectively, to the Company’s Report of Foreign Private Issuer on Form 6-K, File No. 000-31815, filed with the Securities and Exchange Commission on June 16, 2009)*

99.2

Notice of Special Meeting and Management Proxy Circular dated June 25, 2009 (incorporated by reference from Exhibit 99.1 to the Company’s Report of Foreign Private Issuer on Form 6-K, File No. 000-31815, filed with the Securities and Exchange Commission on June 29, 2009)*

*      Previously filed.

A-1-118

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 20-F/A

AMENDMENT NO. 1

(Mark One)

☐	REGISTRATION STATEMENT PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the fiscal year ended December 31, 2008

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☐	SHELL COMPANY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number: 000-31815

HYDROGENICS CORPORATION - CORPORATION HYDROGÉNIQUE
(Exact name of Registrant as specified in its charter)

Canada
(Jurisdiction of incorporation or organization)

5985 McLaughlin Road Mississauga, Ontario Canada L5R 1B8 (905) 361-3660
(Address of principal executive office)

Lawrence Davis, Chief Financial Officer 5985 McLaughlin Road Mississauga, Ontario Canada L5R 1B8 (905) 361-3660 Fax (905) 361-3626
(Name, Telephone, Email and/or Facsimile number and Address of Company Contact Person)

Securities registered or to be registered pursuant to Section 12(b) of the Act.

None

Securities registered or to be registered pursuant to Section 12(g) of the Act.

Common Shares

A-2-1

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act.

None

Indicate the number of outstanding shares of each of the issuer’s classes of capital or common stock as of the close of the period covered by the annual report.

At December 31, 2008, 92,405,666 common shares were issued and outstanding

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.

☐ Yes   ☒ No

If this report is an annual or transition report, indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

☐ Yes   ☒ No

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

☒ Yes   ☐ No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

☐ Yes   ☐ No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒

Indicate by check mark which basis of accounting the registrant has used to prepare the financial statements included in this filing:

U.S. GAAP ☐	International Financial Reporting Standards as issued by the International Accounting Standards Board ☐	Other ☒

If “Other” has been checked in response to the previous question, indicate by check mark which financial statement item the registrant has elected to follow.

☐ Item 17   ☒ Item 18

If this is an annual report, indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

☐ Yes   ☒ No

A-2-2

EXPLANATORY NOTE

Hydrogenics Corporation (the “Registrant” or the “Company”) filed its Annual Report on Form 20-F for the year ended December 31, 2008 (the “Annual Report”) with the U.S. Securities and Exchange Commission on June 30, 2009.

This Amendment No. 1 to the Annual Report (the "Amendment") is filed to revise (1) "Item 19. Exhibits" of the Annual Report to correct an inadvertent misdating with respect to the reference for Exhibit 99.1 under Item 19 of the Annual Report, (2) the consolidated financial statements for the year ended December 31, 2008 and the notes thereto to correct a clerical error made to note 23 therein, and (3) Exhibits 12.1, 12.2, 13.1 and 13.2, which contain the required certifications of the Chief Executive Officer and Chief Financial Officer of the Registrant, to reflect this Amendment and to amend Exhibit 13.2 to correct an inadvertent error.  This Amendment also includes a new Exhibit 15.1, which contains the consent of PricewaterhouseCoopers LLP with respect to this Amendment.

This Amendment consists of a cover page, this Explanatory Note, Item 19, the signature page, the consolidated financial statements for the year ended December 31, 2008 and the notes thereto, and Exhibits 12.1, 12.2, 13.1, 13.2 and 15.1.

Other than as expressly set forth herein, this Amendment does not, and does not purport to, amend or restate any other information contained in the Annual Report nor does this Amendment reflect any events that have occurred after the Annual Report was filed.

A-2-3

HYDROGENICS CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Management’s Report on Internal Control Over Financial Reporting	A-2-5

Independent Auditors’ Report	A-2-6

Consolidated Balance Sheets	A-2-9

Consolidated Statements of Operations	A-2-10

Consolidated Statements of Cash Flows	A-2-11

Consolidated Statement of Shareholders’ Equity	A-2-12

Notes to Consolidated Financial Statements	A-2-13

A-2-4

MANAGEMENT’S REPORT ON INTERNAL

CONTROL OVER FINANCIAL REPORTING

Management of Hydrogenics Corporation (the “Corporation”) is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed by, or under the supervision of, the President and Chief Executive Officer and the Chief Financial Officer and is effected by the Board of Directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian generally accepted accounting principles. It includes those policies and procedures that:

•                  provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Corporation’s assets that could have a material effect on the Corporation’s financial statements.

•                  pertain to the maintenance of records that accurately and fairly reflect, in reasonable detail, the transactions related to and dispositions of the Corporation’s assets;

•                  provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with Canadian generally accepted accounting principles, and that the Corporation’s receipts and expenditures are made only in accordance with authorizations of management and the Corporation’s directors; and, due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of the effectiveness of internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of the Corporation’s internal control over financial reporting as at December 31, 2008, based on the criteria set forth in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this assessment, management concluded that, as at December 31, 2008, the Corporation’s internal control over financial reporting was effective.

Hydrogenics’ internal control over financial reporting as at December 31, 2008, has been audited by PricewaterhouseCoopers LLP, independent auditors, who also audited the Corporation’s consolidated financial statements for the year ended December 31, 2008. As stated in the Independent Auditors’ Report to the Shareholders of the Corporation, PricewaterhouseCoopers LLP, express an unqualified opinion on the effectiveness of the Corporation’s internal control over financial reporting.

Daryl Wilson	Lawrence Davis
President and Chief Executive Officer	Chief Financial Officer

March 24, 2009
Mississauga, Ontario

A-2-5

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of Hydrogenics Corporation

We have completed integrated audits of Hydrogenics Corporation’s 2008, 2007, and 2006 consolidated financial statements and of its internal control over financial reporting as at December 31, 2008. Our opinions, based on our audits, are presented below.

Consolidated financial statements

We have audited the accompanying consolidated balance sheets of Hydrogenics Corporation as at December 31, 2008 and December 31, 2007, and the related consolidated statements of operations and deficit, shareholder’s equity and cash flows for each of the years in the three year period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of the Company’s financial statements in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2008 and December 31, 2007 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2008 in accordance with Canadian generally accepted accounting principles.

Internal control over financial reporting

We have also audited Hydrogenics Corporation’s internal control over financial reporting as at December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A-2-6

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as at December 31, 2008 based on criteria established in Internal Control —Integrated Framework issued by the COSO.

Chartered Accountants, Licensed Public Accountants

March 24, 2009

Toronto, Ontario

Comments by Independent Auditor on Canada — US Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the company’s ability to continue as a going concern, such as those described in Note 1 to the 2008 consolidated financial statements of Hydrogenics Corporation. Our report to the shareholders on the consolidated financial statements dated March 24, 2009 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

Chartered Accountants, Licensed Public Accountants

March 24, 2009

Toronto, Ontario

A-2-7

CONSOLIDATED FINANCIAL STATEMENTS

#	Note	Description	Page

1	Description of Business and Going Concern	Summary of Business and Going Concern.	F-10

2	Summary of Significant Accounting Policies	Summary review of accounting principles and the methods used in their application by the Corporation.	F-10

3	New Accounting Standards	Summary review of generally accepted accounting principle developments that do, will or may, affect the Corporation.	F-14

4	Risk Managemnet Arising from Financial Instruments	Summary review of the Corporation’s exposure to risks arising from financial instruments.	F-16

5	Business Streamlining Innitiatives and Wind up of Test Equipment Business	Summary review of the Corporation’s business streamlining activities and decision to Wind up our Test Equipment Business.	F-18

6	Goodwill and Impariment Charges	Summary review of the Corporation’s 2005 acquisition of Stuart Energy Systems Corporation and Greenlight Power Technologies, Inc.	F-19

7	Accounts Receivable	Summary schedule of accounts receivable.	F-19

8	Inventory	Summary schedule of items comprising inventory.	F-19

9	Property, Plant and Equipment	Summary schedule of items comprising property, plant & equipment.	F-20

10	Intangible Assets	Summary schedule of intangible assets and related disclosures.	F-20

11	Accounts Payable and Accrued Liabilities	Summary schedule of items comprising accounts payable and accrued liabilities.	F-21

12	Long-term Debt	Summary schedule of long-term debt and related disclosures.	F-21

13	Employee Stock-Based Compensation	Summary schedules and review of compensation arising from share options awards, deferred share units and restricted share units.	F-22

14	Research and Product Development	Summary schedule of items comprising research and product development expenses and funding.	F-23

15	Commitments	Summary review of commitments and lease obligations.	F-24

16	Contingencies	Summary review of contingent liabilties and guarantees.	F-24

17	Lines of Credit	Summary review of bank facilities.	F-25

18	RelatedParty Transactions	Summary review of transactions with non arm’s length parties	F-25

19	Income Taxes	Summary reconciliations of statutory rate income tax expense to provisions for income taxes and analyses of future income taxes.	F-25

20	Net Loss Per Share	Summary of per share calculation methods.	F-26

21	Changes in Non-Cash Working Capital	Summary of the changes in components of the net change in non-cash working capital.	F-27

22	Segmented Financial Information	Summary disclosure of segmented information regularly reported to the Corporation’s Chief Operating Decision Maker.	F-27

23	Differences between Canadian and United States Accounting Principles	Summary schedules and review of differences between Canadian and United States generally accepted accounting principles as they apply to the Corporation.	F-30

A-2-8

CONSOLIDATED FINANCIAL STATEMENTS

HYDROGENICS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of US dollars)

	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$21,601	$15,460
Restricted cash	1,130	—
Short-term investments	—	15,032
Accounts receivable (note 7)	3,974	12,713
Grants receivable	505	850
Inventories (note 8)	10,101	12,659
Prepaid expenses	1,161	1,077
	38,472	57,791
Property, plant and equipment (note 9)	4,082	4,847
Intangible assets (note 10)	—	249
Goodwill (note 6)	5,025	5,025
Other non-current assets	—	28
	$47,579	$67,940
LIABILITIES
Current liabilities
Accounts payable and accrued liabilities (notes 11 and 18)	$17,298	$18,166
Unearned revenue	4,785	9,042
	22,083	27,208
Long-term debt (note 12)	—	11
Deferred research and development grants	13	337
	22,096	27,556
Shareholders’ Equity
Common shares	307,000	306,872
Contributed surplus	16,300	15,606
Deficit	(291,420)	(277,101)
Accumulated other comprehensive loss	(6,397)	(4,993)
Total deficit and accumulated other comprehensive loss	(297,817)	(282,094)
	25,483	40,384
	$47,579	$67,940

Going concern (note 1)

Commitments and contingencies (notes 15 and 16)

The accompanying notes from an integral part of these Consolidated Financial Statements.

Norman Seagram	Douglas Alexander
Chairman	Director
Hydrogenics Corporation	Hydrogenics Corporation

A-2-9

CONSOLIDATED FINANCIAL STATEMENTS

HYDROGENICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of US dollars, except for share and per share amounts)

	2008	2007	2006
Revenues	$39,340	$37,990	$30,059
Cost of revenues	31,446	33,601	29,360
	7,894	4,389	699
Operating expenses
Selling, general and administrative	15,022	24,006	27,891
Research and product development (note 14)	7,296	9,690	9,379
Windup of test equipment business (note 5)	—	2,016	—
Amortization of property, plant and equipment	855	903	1,285
Amortization of intangible assets	249	251	7,139
Impairment of intangible assets and goodwill (notes 6 and 10)	—	—	90,834
	23,422	36,866	136,528

Loss from operations	(15,528)	(32,477)	(135,829)
Other income (expenses)
Gain on sale of assets	44	—	477
Loss on disposal of property, plant and equipment (note 5)	—	(308)	—
Provincial capital tax	170	(127)	(42)
Interest, net	923	2,249	3,551
Foreign currency gains	188	2,617	904
	1,325	4,431	4,890

Loss before income taxes	(14,203)	(28,046)	(130,939)
Current income tax expense (recovery) (note 19)	116	22	(180)
Net loss for the year	$(14,319)	$(28,068)	$(130,759)

Net loss per share
Basic and diluted (note 20)	$(0.16)	$(0.31)	$(1.42)
Shares used in calculating basic and diluted net loss per share	92,080,656	91,797,911	91,816,049

The accompanying notes form an integral part of these Consolidated Financial Statements.

A-2-10

CONSOLIDATED FINANCIAL STATEMENTS

HYDROGENICS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of US dollars)

	2008	2007	2006
CASH AND CASH EQUIVALENTS PROVIDED BY (USED IN):
Operating activities
Net loss for the year	$(14,319)	$(28,068)	$(130,759)
Items not affecting cash
Amortization of property, plant and equipment	1,106	1,611	1,948
Amortization of intangible assets	249	251	7,139
Impairment of intangible assets and goodwill	—	—	90,834
Unrealized foreign exchange (gains) losses	695	29	(74)
Imputed interest on long-term debt	—	—	1
Non-cash consulting fees	—	—	39
Stock-based compensation	694	1,553	1,832
Gain on Sale of assets	(44)	—	(477)
Loss on disposal of property, plant and equipment	—	308	—
Net change in non-cash working capital (note 21)	4,817	(4,100)	5,029
	(6,802)	(28,416)	(24,488)
Investing activities
Decrease (increase) in short-term investments	15,032	39,318	26,046
Increase in restricted cash	(1,130)	—	—
Purchase of property, plant and equipment	(885)	(1,331)	(1,701)
Proceeds from sale of assets	44	—	477
	13,061	37,987	24,822
Financing activities
Repayment of long-term debt	(11)	(83)	(193)
Deferred research and development grant	(235)	204	(17)
Common shares issued, (purchased and cancelled), net of issuance costs	128	(169)	419
	(118)	(48)	209
Increase (decrease) in cash and cash equivalents during the year	6,141	9,523	543
Cash and cash equivalents - Beginning of year	15,460	5,937	5,394
Cash and cash equivalents - End of year	$21,601	$15,460	$5,937
Supplemental disclosure
Interest paid	$17	$52	$80
Income taxes paid	118	63	—

The accompanying notes form an integral part of these Consolidated Financial Statements.

A-2-11

CONSOLIDATED FINANCIAL STATEMENTS

HYDROGENICS CORPORATION

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(in thousands of US dollars, except for share and per share amounts)

					Accumulated
					other	Total
	Common share		Contributed		comprehensive	shareholders’
	Number	Amount	surplus	Deficit	loss	equity
Balance at Dec. 31, 2005	91,679,670	$306,957	$11,847	$(118,274)	$(5,023)	$195,507
Comprehensive loss:
Net loss for the year	—	—	—	(130,759)	—	(130,759)
Foreign currency translation adjustments	—	—	—	—	(281)	(281)
Comprehensive loss						(131,040)
Issuance of common shares on exercise of options	236,796	419				419
Stock-based consulting expense	—	—	39	—	—	39
Employee Stock-based compensation expense	—	—	1,832	—	—	1,832
Balance at Dec. 31, 2006	91,916,466	$307,376	$13,718	$(249,033)	$(5,304)	$66,757
Comprehensive loss:
Net loss for the year	—	—	—	(28,068)	—	(28,068)
Foreign currency translation adjustments	—	—	—	—	311	311
Comprehensive loss						(27,757)
Shares returned to treasury	(150,775)	(504)	335	—	—	169
Employee Stock-based compensation expense	—	—	1,553	—	—	1,553
Balance at Dec. 31, 2007	91,765,691	$306,872	$15,606	$(277,101)	$(4,993)	$40,384
Comprehensive loss:
Net loss for the year	—	—	—	(14,319)	—	(14,319)
Foreign currency translation adjustments	—	—	—	—	(1,404)	(1,404)
Comprehensive loss						(15,723)
Issuance of common shares on exercise of options	639,980	128	—	—	—	128
Adjustment for partial shares	(5)	—	—	—	—	—
Employee Stock-based compensation expense	—	—	694	—	—	694
Balance at Dec. 31, 2008	92,405,666	$307,000	$16,300	$(291,420)	$(6,397)	$25,483

The authorized capital stock of the Corporation consists of an unlimited number of common shares and an unlimited number of preferred shares in series.

The accompanying notes form an integral part of these Consolidated Financial Statements.

A-2-12

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS AND GOING CONCERN

Hydrogenics Corporation (“Hydrogenics” or the “Corporation”), together with its subsidiaries, designs, develops and manufactures hydrogen generation products based on water electrolysis technology and fuel cell products based on proton exchange membrane, or PEM, technology.

While the accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations, there are material uncertainties related to certain adverse conditions and events that cast significant doubt on the validity of this assumption. The Corporation has not yet realized consistent profitable operations and continues to use cash to fund its operations. The Corporation’s ability to continue as a going concern is dependent on the successful execution of its business plan which involves: (i) securing additional financing to fund its operations; (ii) advancing product designs for efficiency, durability, cost reduction and entry into complimentary markets; (iii) increasing market penetration and sales; (iv) actively managing its liquidity; and (v) retaining and engaging staff. At present, the success of these initiatives cannot be assured due to the material uncertainties attributed to the Corporation’s ability to obtain financing and meet its revenue targets. Given the condition of the global economy and the condition of the current global credit markets, markets for the Corporation’s products may develop more slowly than anticipated, current and potential customers may delay, reduce or cancel purchases and revenues would therefore be less than anticipated. Also the Corporation may not be able to raise additional capital, or do so on acceptable terms. These material uncertainties are further described in the three risk factors in “Item 3. Key Information — Risk Factors — Selected Risk Factors Related to Our Financial Condition as of December 31, 2008” in the annual report on Form 20-F. The consolidated financial statements do not include any adjustments or disclosures that may result from the Corporation’s inability to continue as a going concern. If the going concern assumption were not appropriate for these consolidated financial statements, adjustments may be necessary in the carrying values of assets and liabilities and the reported expenses and balance sheet classifications, such adjustments could be material.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of Hydrogenics and its subsidiaries have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) which, in the case of the Corporation, conform in all material respects with accounting principles generally accepted in the United States (“U. S. GAAP”), except as outlined in note 23.

Principles of Consolidation

The consolidated financial statements include the accounts of the Corporation and its subsidiaries, which are wholly owned. All intercompany transactions and balances have been eliminated on consolidation.

Use of Estimates

The preparation of consolidated financial statements in accordance with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

Significant estimates made by the Corporation include allowances for the fair value of goodwill, warranty provisions, stock-based compensation, potentially uncollectible accounts receivable, provisions for inventory which is carried in excess of net realizable value, and provisions for costs to complete contracts in progress and valuation allowances for future income tax assets.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on deposit and highly liquid short-term interest bearing securities with maturities at the date of purchase of less than 90 days. Cash and cash equivalents are designated as held-for-trading and carried at fair value. Changes in fair value are recorded in earnings.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restricted Cash

Restricted cash consists of cash on deposit and highly liquid short-term interest bearing securities with maturities at the date of purchase of less than 90 days and are carried at amortized cost using the effective interest rate method. These instruments are held as partial security for standby letters of credit and letters of guarantee. Restricted cash is designated as held-for-trading and carried at fair value. Changes in fair value are recorded in earnings.

Short-term Investments

Short-term investments consisted of interest bearing securities with original terms to maturity of less than one year and are classified as held-to-maturity. As a result, short-term investments were carried at amortized cost using the effective interest rate method. The Corporation had the intention and the ability to hold these securities to maturity. Transaction costs were recognized in net loss when incurred.

Inventories

Raw materials, work-in-progress and finished goods are valued at the lower of cost, determined on a first-in first-out basis, and net realizable value. Inventory costs include the cost of material, labour, variable overhead and an allocation of fixed manufacturing overhead including amortization based on normal production volumes.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost less accumulated amortization. Property, plant and equipment are amortized from the date of acquisition or, in respect of internally constructed assets, from the time an asset is substantially completed and ready for use. The cost of internally constructed assets includes materials, labour and directly attributable overhead costs. Amortization is computed using the declining balance method as follows:

Test equipment	30% per annum
Computer hardware and software	30% per annum
Furniture and equipment	20% per annum
Automobiles	30% per annum

Leasehold improvements are amortized on a straight-line basis over the term of the lease.

The Corporation reviews the recoverability of the carrying amount of property, plant and equipment when events or circumstances indicate that the carrying amounts may not be recoverable. This evaluation is based on projections of future undiscounted net cash flows. The total of these projected net cash flows is referred to as the “net recoverable amount.” If the net recoverable amount is less than the carrying value, the asset is written down to fair value.

Goodwill and Intangible Assets

Goodwill

Goodwill represents the excess of purchase price over the fair value of identifiable assets acquired in a business combination accounted for using the purchase method of accounting. Goodwill is not amortized but is subject to fair value impairment tests on at least an annual basis and, additionally, whenever events and changes in circumstances indicate that the carrying value might not be recoverable. Impairment of goodwill is tested at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit. The fair values of the reporting units are estimated using a combination of the income or discounted cash flows approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of the reporting unit exceeds its fair value, then a second step is performed to determine the amount of impairment loss, measured as the amount by which the carrying value of the reporting unit’s goodwill exceeds its fair value, if any. Any impairment loss would be expensed in the consolidated statements of operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intangible assets with finite useful lives

The Corporation’s intangible assets are all considered to have finite useful lives and are amortized based on their estimated useful lives as follows:

Intellectual property	50% per annum declining balance
Management services contracts	50% per annum declining balance
Product technology	4 - 7 years straight-line
Customer relationships	8 years straight-line
Trade names	3 years straight-line
ISO certifications	1 year straight-line

Management reviews the amortization methods and useful life estimates for these intangible assets annually.

The Corporation reviews the carrying amount of intangible assets with finite lives when events or circumstances indicate that the carrying amount may not be recoverable. This evaluation is based on projections of future undiscounted net cash flows. The total of these projected net cash flows is referred to as the “net recoverable amount.” If the net recoverable amount is less than carrying value, the asset is written down to fair value.

Revenue Recognition

Revenues from the sale of equipment are recognized when there is persuasive evidence of an arrangement, goods have been delivered, the amount is fixed or determinable, and collection is reasonably assured. When customer acceptance clauses are considered to be substantive, recognition of revenue is deferred until customer acceptance is received. If delivery has not occurred, the Corporation will recognize revenue provided that all other criteria are met and the risks of ownership have passed to the customer, the customer has a fixed commitment to purchase the goods, the customer requests that the delivery not occur until a later date, there is a fixed schedule for delivery of the goods, the Corporation has not retained any specific performance obligations such that the earnings process is not complete, the ordered goods have been segregated from our inventory and is not subject to being used to fill other orders and the product is complete and ready for shipment.

Revenues from long-term contracts are determined under the percentage-of-completion method whereby revenues are recognized on a pro-rata basis in relation to contract costs incurred. Costs and estimated profit on contracts-in-progress in excess of amounts billed are reflected as unbilled revenues. Losses, if any, are recognized immediately.

Equipment leases that transfer substantially all of the benefits and risks of ownership to customers are classified as sales-type leases in accordance with The Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 3065, “Leases.”

Revenues relating to engineering and testing services are recognized as services are rendered. Cash received in advance of revenue being recognized on contracts is classified as unearned revenue.

The Corporation also enters into transactions that represent multiple-element arrangements, which may include any combination of equipment and service. These multiple-element arrangements are assessed to determine whether they can be separated into more than one unit of accounting or element for the purpose of revenue recognition. When the appropriate criteria for separating revenue into more than one unit of accounting is met and there is objective evidence of the fair value for all units of accounting or elements in an arrangement, the arrangement consideration is allocated to the separate units of accounting or elements based on each unit’s relative value. This objective evidence of fair value is established through prices charged for each revenue element when that element is sold separately. The revenue recognition policies described above are then applied to each unit of accounting.

Product Warranties

The Corporation typically provides a warranty for parts and/or labour for up to one year or based on certain operating specifications such as hours of operation. Warranty cost provisions are based on management’s best estimates of such costs, taking into account the specific arrangements of the transaction, past history and expected future performance of products.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Research And Product Development Costs

Research costs and costs incurred in applying for patents and licenses are expensed as incurred. Product development costs are expensed as incurred until the product or process is clearly defined and the associated costs can be identified, technical feasibility is reached, there is an intention to produce or market the product, the future market is clearly defined and adequate resources exist or are expected to be available to complete the project. To date, no product development costs have been capitalized.

Funding for research and product development includes government and non-government research and product development support. Research and product development support is recognized as the applicable costs are incurred unless it is for reimbursement of an asset, in which case it is accounted for as a reduction in the cost of the applicable asset.

Stock-Based Compensation

The Corporation has stock-based compensation plans, which are described in note 13. The Corporation estimates the fair value of stock-based compensation to employees and directors and expenses the fair value over the estimated vesting period of the stock options with the off-set being recorded in contributed surplus. Any consideration paid by employees or directors on the exercise of stock options or purchase of stock is credited to share capital together along with any previously recognized compensation expense. If shares or stock options are repurchased from employees or directors, the excess of the consideration paid over the carrying amount of the shares or stock options cancelled is charged to deficit. Forfeitures of stock-based compensation awards are accounted for in the period in which the forfeiture occurs.

Deferred Share Units

The fair value of the Corporation’s deferred share units is charged to selling, general and administrative expenses using the graded vesting method. Since the deferred share units will be settled in cash, the intrinsic value of the vested share units is revalued each quarter until the settlement date. The Corporation has set up a liability in the consolidated balance sheets, included within accounts payable and accrued liabilities, for the total intrinsic value of the vested deferred share units. Forfeitures of deferred share units are accounted for in the period in which the forfeiture occurs.

Restricted Share Unit Plan

The intrinsic value of the Corporation’s restricted share units are charged to selling, general and administrative expenses using the graded vesting method. Since the restricted share units will be settled in cash, the intrinsic value of the vested share units is revalued each quarter until the settlement date. The Corporation has set up a liability in the consolidated balance sheets, included within accounts payable and accrued liabilities, for the total intrinsic value of the vested restricted share units. Forfeitures of restricted share units are accounted for in the period in which the forfeiture occurs.

Income Taxes

Income taxes are recorded using the liability method. Future income tax amounts arise due to temporary differences between the accounting and income tax basis of the Corporation’s assets and liabilities and the unused tax losses of the Corporation. Future income tax assets and liabilities are measured using substantively enacted income tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in income tax rates and laws is recognized in the period that includes the date of substantive enactment. Future income tax assets are recognized to the extent that realization of such benefits is considered to be more likely than not.

Foreign Currency Translation

Monetary assets and liabilities denominated in currencies other than the functional currency are translated at the rate of exchange in effect at the end of the period. Non-monetary assets and liabilities are translated at historical rates of exchange. Revenue and expense items denominated in currencies other than the functional currency are translated into functional currency at the average rate of exchange for the period, except for amortization, which is translated at historical rates. Resultant gains and losses are included in the results of operations.

Assets and liabilities of the Corporation’s Belgian subsidiary are considered to be self-sustaining and are translated into US dollars at the period-end exchange rates, and the results of its operations are translated at the average rate of exchange for the period. The resulting translation adjustments are accumulated in a separate component of shareholders’ equity.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The operations of the Corporation’s other subsidiaries are considered integrated with those of the Corporation and, accordingly, their accounts are translated into US dollars using the temporal method. Under this method, monetary assets and liabilities are translated using the period-end exchange rate, and non-monetary items are translated using historical rates of exchange. Revenues and expenses of this subsidiary are translated at the average exchange rate for the period, except for amortization, which is translated at historical rates of exchange. Resultant gains and losses are included in the results of operations.

Net Loss Per Share

Basic net loss per share is calculated based on the weighted average number of common shares outstanding for the year. Diluted net loss per share is calculated using the daily weighted average number of common shares that would have been outstanding during the year had all potential common shares been issued at the beginning of the year or when the underlying options or warrants were granted, if later unless anti-dilutive. The treasury stock method is used to determine the incremental number of shares that would have been outstanding had the Corporation used proceeds from the exercise of options and warrants to acquire common shares.

Financial Instruments

All financial instruments are measured at fair value on initial recognition. After initial recognition, financial instruments are measured at their fair values, except for financial assets classified as held to maturity or loans and receivables and other financial liabilities, which are measured at amortized cost.

NOTE 3 – NEW ACCOUNTING STANDARDS

The Corporation has adopted the following changes to its accounting policies:

(i)    Canadian standards

CICA Handbook Section 1535, “Capital Disclosures,” Section 3862 “Financial Instruments - Disclosures,” and Section 3863, “Financial Instruments - Presentation.” Section 1535 establishes disclosure requirements about an entity’s capital and how it is managed. The purpose is to enable users of the financial statements to evaluate objectives, policies and processes for managing capital. Sections 3862 and 3863 replaced Section 3861, “Financial Instruments — Disclosure and Presentation,” revising and enhancing disclosure requirements while carrying forward its presentation requirements. These new sections place increased emphasis on disclosure about the nature and extent of risks arising from financial instruments and how the entity manages those risks. These sections apply to interim and annual financial statements relating to fiscal years beginning on or after October 1, 2007. The Corporation has adopted this new guidance effective January 1, 2008. These standards changed the disclosure provided by the Corporation.

In May 2007, the CICA issued Handbook Section 3031, “Inventories,” which replaced the existing Section 3030 “Inventories.” The standard introduced changes to the measurement and disclosure of inventory. This standard is effective for interim and annual periods related to fiscal years beginning on or after January 1, 2008 with earlier application encouraged. The Corporation adopted this new guidance effective January 1, 2008. This standard did not have a material impact on its consolidated financial position, results of operations or cash flows; however, the Corporation now carries inventory at the lower of cost and net realizable value. Previously, the Corporation carried inventory at the lower of cost and replacement cost.

In May 2007, the Canadian Accounting Standards Board (“AcSB”) amended Section 1400, “General Standards of Financial Statement Presentation,” to change the guidance related to management’s responsibility to assess the ability of the entity to continue as a going concern. Management is required to make an assessment of an entity’s ability to continue as a going concern and should take into account all available information about the future, which is at least, but is not limited to, 12 months from the balance sheet date. Disclosure is required of material uncertainties related to events or conditions that may cast significant doubt upon the entity’s ability to continue as a going concern. The Corporation adopted this new guidance effective January 1, 2008.

In January 2008, the CICA issued CICA Emerging Issues Committee (“EIC”) EIC-169 “Embedded Foreign Currency Derivatives” (“EIC-169”). Guidance in EIC-169 should be applied retrospectively to embedded foreign currency derivatives in host contracts that are not financial instruments accounted for in accordance with Section 3855 in financial statements issued for interim and annual periods ending on or after March 15, 2008. This new EIC assists in the interpretation of the phrase “routinely denominated” as used in Section 3855 and also assists in determining which factors can be used to determine whether a contract for the purchase or sale of a non-financial item such as a commodity is routinely denominated in a particular currency in commercial transactions around

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the world. The Corporation adopted this standard effective January 1, 2008. The adoption of this standard did not have a material impact on the Corporation’s consolidated financial position, results of operations or cash flows.

(ii)    US standards

The following changes only apply to note 23 of the consolidated financial statements.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 establishes a framework for measuring the fair value of assets and liabilities. This framework is intended to provide increased consistency in how fair value determinations are made under various existing accounting standards that permit, or in some cases require, estimates of fair market value. SFAS 157 also expands financial statement disclosure requirements about a corporation’s use of fair value measurements, including the effect of such measures on earnings. This standard is effective for fiscal years beginning after November 15, 2007. The Corporation adopted this new guidance effective January 1, 2008. This standard did not change the Corporation’s consolidated financial position, results of operations or cash flows. For non-financial assets and non-financial liabilities, the standard is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Corporation plans to adopt this guidance effective January 1, 2009. The Corporation is currently assessing the effect this standard may have on the Corporation’s results of operations and consolidated financial position.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 is expected to expand the use of fair value accounting but does not affect existing standards which require certain assets or liabilities to be carried at fair value. The objective of SFAS 159 is to improve financial reporting by providing companies the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Under SFAS 159, a Corporation may choose, at specified election dates, to measure eligible items at fair value and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS 159, for financial assets and financial liabilities, is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Corporation adopted this new guidance effective January 1, 2008. This standard did not have a material affect on the Corporation’s consolidated financial position, results of operations or cash flows.

New Accounting Standards

The following changes will be adopted in the future.

(i)      Canadian standards

In February 2008, the CICA issued Handbook Section 3064 “Goodwill and Intangible Assets,” which replaced existing Sections 3062 “Goodwill and Other Intangible Assets” and 3450 “Research and Development Costs.” The new standard introduced changes to recognition, measurement and disclosure of goodwill and intangible assets. The provisions relating to the definition and initial recognition of intangible assets are equivalent to the corresponding provisions of International Financial Reporting Standard IAS 38, “Intangible Assets.” The new standard also provides guidance for the recognition of internally developed intangible assets, including assets developed from research and development activities, ensuring consistent treatment of all intangible assets, whether separately acquired or internally developed. Section 3064 applies to interim and annual financial statements relating to fiscal years beginning on or after October 1, 2008 with earlier adoption encouraged. The Corporation anticipates adopting this new guidance effective January 1, 2009. The Corporation is currently assessing the effect this standard may have on the Corporation’s results of operations and consolidated financial position.

In January 2009, the CICA issued Handbook Sections 1582 “Business Combinations”, 1601 “Consolidated Financial Statements” and 1602 “Non-controlling interests”. These sections replace the former CICA 1581, Business Combinations and CICA 1600, Consolidated Financial Statements and establish a new section for accounting for a non-controlling interest in a subsidiary. CICA 1582 is effective for business combinations for which the acquisition date is on/after the beginning of the first annual reporting period beginning on/after January 1, 2011. CICA 1601 and CICA 1602 apply to interim and annual consolidated financial statements relating to years beginning on/after January 1, 2011. The Corporation is currently assessing the effect these standards may have on the Corporation’s results of operations and consolidated financial position.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(iii)   US standards

The following changes will only apply to note 23 of the consolidated financial statements.

In December 2007, the FASB issued Statement SFAS No. 141 (revised 2007), “Business Combinations,” which replaces SFAS No 141. The standard retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. SFAS No. 141R is effective for the Corporation beginning January 1, 2009 and will apply prospectively to business combinations completed on or after that date.

NOTE 4 - RISK MANAGEMENT ARISING FROM FINANCIAL INSTRUMENTS

For the year ended December 31, 2008, the Corporation adopted the requirements of CICA Handbook Section 3862, “Financial Instruments - Disclosures,” which apply to fiscal years beginning on or after October 1, 2007. This section requires disclosures relating to: (i) the significance of financial instruments for financial position and performance; and (ii) the nature and extent of the Corporation’s exposure to risks arising from financial instruments, including credit risk, liquidity risk, foreign currency risk and interest rate risk, and how the Corporation manages those risks.

Under Canadian GAAP, financial instruments are classified into one of the following categories: (i) held-for-trading; (ii) held-to-maturity; (iii) available for sale; (iv) loans and receivables; (v) and other financial liabilities. The following table summarizes information regarding the carrying value of the Corporation’s financial instruments:

	2008	2007
Held for trading (i)	$22,731	$15,460
Held to maturity (ii)	—	15,032
Loans and receivables (iii)	4,479	13,563
Other financial liabilities (iv)	17,298	18,166

(i)	Includes cash and cash equivalents and restricted cash
(ii)	Short-term investments
(iii)	Includes accounts receivable
(iv)	Includes financial liabilities included within accounts payable and accrued liabilities

Liquidity

The Corporation has sustained losses and negative cash flows from operations since its inception. At December 31, 2008, the Corporation had approximately $22,731 of cash and cash equivalents and restricted cash. The Corporation’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. The Corporation achieves this by maintaining sufficient cash and cash equivalents and short-term investments. The Corporation monitors its financial position on a monthly basis and updates its expected use of cash resources based on the latest available data.

There are uncertainties related to the timing and use of the Corporation’s cash resources. Note 1. Description of Business and Going Concern, discloses the risks surrounding the timing and the use of the Corporation’s cash resources.

Credit risk

Credit risk arises from the potential that a counterparty will fail to perform its obligations. The Corporation is exposed to credit risk from customers. At December 31, 2008, the Corporation’s two largest customers accounted for 18% (12% at December 31, 2007) and 7% (5% at December 31, 2007) of revenues, respectively. In order to minimize the risk of loss for trade receivables, the Corporation’s extension of credit to customers involves a review and approval by senior management as well as progress payments as contracts are executed. The majority of the Corporation’s sales are invoiced with payment terms between 30 and 60 days. The Corporation’s objective is to minimize its exposure to credit risk from customers in order to prevent losses on financial assets by performing regular monitoring of overdue balances and provides allowance for potentially uncollectible accounts receivable.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Corporation reviews its trade receivable accounts regularly and writes down their carrying values to their expected realizable values by making an allowance for doubtful receivables as soon as the account is determined not to be fully collectible. This is done using management’s evaluation of the situation on a customer by customer basis. The Corporation’s assessment of outstanding receivables from customers is primarily based on the Corporation’s assessment of the credit worthiness of the customer. The allowance is charged against earnings. Shortfalls in collections are applied against this provision. Estimates for the allowance for doubtful debts are determined by a customer-by-customer evaluation of collectability at each balance sheet reporting date take into account the amounts that are past due and any available relevant information on the customers’ liquidity and going concern problems.

The Corporation’s trade receivables have a carrying value of $3,661 as at December 31, 2008, representing the maximum exposure to credit risk of those financial assets, exclusive of the allowance for doubtful accounts. Normal credit terms for amounts due from customers call for payment within 30 to 60 days. An insignificant amount of these receivables were past due as at December 31, 2008.

The Corporation’s exposure to credit risk for trade receivables by geographic area as at December 31, 2008 was as follows:

Europe	46%
United States	13%
Asia	32%
Rest of world	9%
100%

The activity of the allowance for doubtful accounts for the period is as follows:

	2008	2007
Allowance for doubtful accounts — beginning of period	$351	$320
Bad debt expense	126	191
Write-off of bad debts	(249)	(160)
Allowance for doubtful accounts — end of period	$228	$351

The Corporation may also have credit risk relating to cash and cash equivalents and restricted cash, which it manages by dealing with large chartered Belgian, Canadian and German banks and investing in highly liquid investments. The Corporation’s objective is to minimize its exposure to credit risk in order to prevent losses on financial assets by placing its investments in lower risk bank acceptances of these Chartered banks. The Corporation’s cash and cash equivalents and restricted cash carrying value is $22,731, representing the maximum exposure to credit risk of these financial assets. Approximately 82% of the Corporation’s cash and restricted cash at December 31, 2008 were held by four financial institutions. The Corporation’s exposure to credit risk relating to cash and cash equivalents and short-term investments, segmented by geographic area as at December 31, 2008, was as follows:

Canada	37%
Belgium	54%
Germany	9%
100%

Foreign currency risk

Foreign currency risk arises because of fluctuations in exchange rates. The Corporation conducts a significant portion of its business activities in foreign currencies, primarily Canadian dollars and the euro. The Corporation’s objective in managing its foreign currency risk is to minimize its net exposures to foreign currency cash flows by converting foreign denominated financial assets into the applicable functional currency of the subsidiary to the extent practical to match the obligations of its financial liabilities. Financial assets and financial liabilities denominated in foreign currencies will be affected by changes in the exchange rate between

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the US dollar and these foreign currencies. The Corporation recognized foreign exchange gains in the year ended December 31, 2008 of $188 compared to foreign exchange gains of $2,617 in the year ended December 31, 2007.

If a shift in foreign exchange rates of 10% were to occur, the exchange gain or loss on the net financial assets could be plus or minus $1,704. This amount would be recorded in the consolidated statements of operations.

Interest rate risk

Interest rate risk arises because of the fluctuation in market interest rates. The Corporation’s objective in managing interest rate risk is to maximize the return on its cash and cash equivalents and restricted cash. The Corporation is subject to interest rate risk on its cash and cash equivalents and short-term investments; however, the Corporation does not have any long-term debt and hence is not subject to interest rate risk from borrowings. If a shift in interest rates of 10% were to occur, the impact on cash and cash equivalents, restricted cash, and short-term investments and the related net loss for the period could be plus or minus $100.

Fair value

The carrying value of cash and cash equivalents, restricted cash, accounts receivable, and accounts payable and accrued liabilities approximates their fair value given their short-term nature.

Management of capital

The Corporation’s objective in managing capital is to ensure sufficient liquidity to pursue its growth strategy, fund research and product development, undertake selective acquisitions, while at the same time taking a conservative approach toward financial leverage and management of financial risk.

The Corporation’s capital is composed of share capital, contributed surplus, accumulated deficit and foreign currency translation adjustments included within accumulated other comprehensive income (loss). The total capital as at December 31, 2008 is $25, 483. The Corporation’s primary uses of capital are to finance operating cash flow, increases in non-cash working capital and capital expenditures. The Corporation currently funds these requirements from internally generated cash flows and cash raised through past share issuances. The Corporation’s objectives when managing capital are to ensure the Corporation will continue to have enough liquidity so that it can provide its products and services to its customers and returns to its shareholders.

The Corporation governs its capital on the basis of the adequacy of its cash resources to fund its business plan. In order to maximize its ability to finance the Corporation’s ongoing growth, the Corporation does not currently pay a dividend to holders of its common shares.

NOTE 5 — BUSINESS STREAMLINING INITIATIVES AND WIND UP OF TEST EQUIPMENT BUSINESS

On March 20, 2007 and November 6, 2007, the Corporation’s Board of Directors approved a restructuring and streamlining of the Corporation’s operations in order to reduce its overall cost structure. In March 2007, the Corporation recorded a $2,100 charge for severance and related expenses, which are included in selling, general and administrative expenses. The major part of this charge pertained to the Power Systems business segment.

In November 2007, the Corporation recorded an additional $1,990 charge for severance and related expenses for these initiatives, which are included in selling, general and administrative expenses as at December 31, 2007. These amounts were charged to the business segments as follows: $846 for Power Systems; $142 for OnSite Generation; and $1,002 for Corporate and Other business segments. As at December 31, 2008, the Corporation had paid $1,981 in respect of these charges. The remaining balance of $9 at December 31, 2008 is anticipated to be paid in 2009.

On November 7, 2007, the Corporation announced plans to wind up its fuel cell test products design, development and manufacturing business, due to lower than planned gross margin and growth prospects and not achieving certain operating targets. During the year ended December 31, 2007, the Corporation incurred $2,016 in respect of severance and related expenses, and the writeoff of inventory. Of the $2,016 recorded during the year ended December 31, 2007, no severance and related expenses remain unpaid at December 31, 2008.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - GOODWILL AND IMPAIRMENT CHARGES

The Goodwill of $5,025 relates to the OnSite Generation business acquisition in fiscal 2005.

During 2006, the Corporation performed a comprehensive assessment of its business and operating plans. As a result of these assessments, and a resulting change in strategy, management revised its previous estimates of the growth and development of its OnSite Generation business. In addition, management also determined that the revenues of the Test System business would be lower than previously anticipated as a result of slower adoption of fuel cell technology in end user markets. Due to the significance of these changes, management performed an evaluation of the recoverability of the long-lived assets of the OnSite Generation and Test Systems segments and completed fair value impairment tests of the goodwill related to the OnSite Generation and Test Systems reporting units as at September 30, 2006, in addition to its annual impairment test at December 31, 2006.

Based on the results of these assessments, the Corporation recorded the following impairment charges in 2006:

Goodwill of the OnSite Generation reporting unit	$59,388
Intangible assets of the OnSite Generation reporting unit	26,333
Goodwill of the Test Systems reporting unit	5,113
Total	$90,834

The fair value used in the impairment charge calculations was determined using the Corporation’s best estimates of future cash flows and considered the weighted average cost of capital for comparable companies.

The remaining identifiable intangible assets related to the Corporation’s OnSite Generation business comprised product technology, which continued to be amortized over its remaining useful life.

NOTE 7 - ACCOUNTS RECEIVABLE

	2008	2007
Trade accounts receivable	$3,661	$12,683
Less: Allowance for doubtful accounts	(228)	(351)
Goods and services tax	541	381
Allowance for doubtful accounts – end of period	$3,974	$12,713

NOTE 8 - INVENTORIES

	2008	2007
Raw materials	$4,938	$5,070
Work-in-progress	5,004	6,768
Finished goods	159	821
	$10,101	$12,659

During the year-ended December 31, 2008, the Corporation recorded write-downs of approximately $1,298 (December 31, 2007 – $811). During the period, approximately $29,851 of inventory was expensed in cost of sales (December 31, 2007 - $29,725).

A-2-22

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - PROPERTY, PLANT AND EQUIPMENT

As at December 31, 2008, the net book value of property, plant and equipment is as follows:

		Accumulated
	Cost	amortization	Net book Value
Test equipment	$6,250	$5,336	$914
Furniture and equipment	4,679	2,471	2,208
Computer hardware and software	2,619	1,874	745
Leasehold improvements	1,000	799	201
Automobiles	43	29	14
	$14,591	$10,509	$4,082

As at December 31, 2007, the net book value of property, plant and equipment is as follows:

		Accumulated
	Cost	amortization	Net book Value
Test equipment	$6,030	$4,544	$1,486
Furniture and equipment	4,192	2,141	2,051
Computer hardware and software	2,829	1,870	959
Leasehold improvements	1,066	739	327
Automobiles	69	45	24
	$14,186	$9,339	$4,847

Test equipment and furniture and equipment under construction, as at December 31, 2008, not yet subject to amortization amounted to $28 (2007 - $419). The net book value of equipment under capital lease as at December 31, 2008 was $33 (2007 - $49).

NOTE 10 - INTANGIBLE ASSETS

As at December 31, 2008, the carrying value of intangible assets is as follows:

		Accumulated
		amortization
		and impairment
	Cost	charge	Net book Value
Product technology	$30,300	$30,300	$—

As at December 31, 2007, the carrying value of intangible assets is as follows:

		Accumulated
		amortization
		and impairment
	Cost	charge	Net book Value
Product technology	$30,300	$30,051	$249

A-2-23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	2008	2007
Trade accounts payable	$4,506	$3,748
Warranty liability accruals	3,717	3,592
Supplier accruals	3,165	1,829
Accrued payroll costs	2,067	1,734
Facility accruals	1,400	1,975
Severance and related compensation payments	1,693	4,136
Accrued professional fees	433	487
Provincial capital tax payable	25	195
Current portion of long-term debt (note 11)	10	16
Other	282	454
	$17,298	$18,166

Included within severance and related compensation payments is a post-retirement benefit obligation for $1,050. The liability is a defined benefit plan to be paid to a beneficiary. The Corporation has valued the obligation based on estimates of future cash flows. The key assumptions used in this valuation are annual payments ($100) the expected life of the beneficiaries (approximately 11.5 years) and the discount rate (4%). The amount expensed in 2008 is $340.

Total severance and related expenses included in Selling, General and Administration for 2008 was $nil (2007 — $4,090).

Information regarding the changes in the Corporation’s aggregate product warranty liabilities is as follows for the year ended December 31, 2008:

Balance, December 31, 2007	$3,592
Accruals for warranties issued during the year	2,332
Settlements made during the year	(1,499)
Reversals of accruals during the year	(708)
Balance, December 31, 2008	$3,717

NOTE 12 - LONG-TERM DEBT

The Corporation has various equipment leases accounted for as capital leases. At December 31, 2008, the outstanding amount payable, net of future payments representing interest, is $10 (2007 - $27). The Corporation has charged to expense interest of $1 in 2008 (2007 - $2) on these capital leases at an effective weighted average interest rate of approximately 11% per annum.

The present value of future debt repayments is as follows:

2009	$10
Less: Current portion	(10)
$—

A-2-24

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - EMPLOYEE STOCK-BASED COMPENSATION

Stock Option Plan

During 2000, the Corporation adopted an employee stock option plan. As at December 31, 2008, the number of common shares that may be issued under the stock option plan was 12,000,000. As at December 31, 2008, 3,144,340 common shares had been issued through the exercise of stock options under this plan. Up to 8,855,660 additional common shares are available to be issued in connection with the exercise of stock options. Of the 8,855,660 available common shares, 6,129,779 have been issued as stock options that were outstanding at December 31, 2008. All options are for a term of ten years from the date of grant and vest over four years unless otherwise determined by the Board of Directors.

A summary of the Corporation’s employee stock option plan activity is as follows:

	2008		2007		2006
		Weighted		Weighted		Weighted
		average		average		average
		exercise		exercise		exercise
	Number	price	Number	price	Number	price
	of shares	(CAN$)	of shares	(CAN$)	of shares	(CAN$)
Outstanding, beginning of year	6,932,303	4.05	6,893,353	4.85	6,243,753	5.22
Granted	1,300,004	0.58	1,644,960	1.17	1,470,400	3.16
Exercised	(639,980)	0.20	—	—	(236,500)	2.01
Forfeited	(1,374,858)	4.17	(1,250,810)	4.72	(584,300)	5.73
Expired	(87,690)	7.36	(355,200)	5.65	—	—
Outstanding, end of year	6,129,779	3.64	6,932,303	4.05	6,893,353	4.85
Options exercisable, end of year	4,043,830	4.96	4,333,740	4.47	4,518,681	5.32

The following table summarizes information about the Corporation’s share options outstanding as at December 31, 2008:

All options granted after November 1, 2000, the date of the Corporation’s initial public offering, have an exercise price equal to the closing share price on the Toronto Stock Exchange the day prior to the grant.

	Number	Weighted	Weighted	Number	Weighted
	outstanding at	average	average	exercisable at	average
	December 31	remaining	share price	December 31,	share price
Exercise price CAN$	2008	contractual life	(CAN$)	2008	(CAN$)
0.01 - 0.29	144,000	1.07	0.29	144,000	0.29
0.30 - 1.00	1,230,599	9.19	0.58	0	0
1.01 - 2.00	1,652,375	7.55	1.22	1,044,186	7.15
2.01 - 4.00	631,050	6.96	3.22	412,906	6.28
4.01 - 5.00	597,800	4.82	4.47	576,595	4.47
5.01 - 6.00	516,008	5.11	5.70	508,196	5.70
6.01 - 8.00	288,617	5.26	6.60	288,617	6.60
8.01 - 18.15	1,069,330	2.56	9.36	1,069,330	9.36
	6,129,779	6.21	3.64	4,043,830	4.96

A-2-25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock options granted to employees during 2008 and 2007 are valued using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate 3.46% (2007 — 4.11%), average expected life of four years, expected volatility 64% (2007 — 56%) and no dividends. The fair value of the stock options granted during 2008 was $387 (2007 - $773) (weighted average $0.30 per share) (2007 - $0.47) and the related expense recognized in the consolidated statement of operations for the year ended December 31, 2008 was $694 ($0.01 per share on a basic and diluted basis) (2007 - $1,553, 2006 - $1,832).

Deferred Share Unit Plan

In 2004, the Board of Directors authorized a deferred share unit plan (“DSU Plan”) for directors. Pursuant to the DSU Plan, non-employee directors are entitled to receive all or any portion of their annual cash retainer and meeting fees in the form of deferred share units (“DSUs”) instead of cash. In addition, the Board of Directors may, at its discretion, make annual awards to non-employees of DSUs as, or in lieu of, non-cash compensation. As a result of the implementation of the DSU Plan, directors are not eligible to receive additional awards of stock options. A DSU is a unit, equivalent in value to a common share of the Corporation, credited by means of a bookkeeping entry in the books of the Corporation, to an account in the name of the non-employee director. Each DSU entitles the participant to receive a cash payment or common shares, at the option of the Corporation, upon termination of directorship in an amount calculated with reference to the trading price of a Hydrogenics common share on the Toronto Stock Exchange on the date of termination. Compensation cost for DSUs granted under the DSU Plan is recorded as an expense with a corresponding increase in accrued liabilities and is measured at intrinsic value. Changes in intrinsic value between the grant date and the measurement date result in a change in the measure of compensation cost.

During the year ended December 31, 2008, 336,755 (2007- 335,420) DSUs were issued with immediate vesting on the date of issuance. As at December 31, 2008, 750,103 (2007- 443,418) DSUs were outstanding under the DSU Plan. As a result, the Corporation recognized a compensation expense (recovery) of $(170) for the year ended December 31, 2008 (2007 - $281; 2006 - $315) as a result of the reduction in the intrinsic value of the DSUs between the grant date and the measurement date.

Restricted Share Unit Plan

In 2008, the Board of Directors authorized a restricted share unit (“RSU Plan”) for senior executives. Pursuant to the RSU Plan, senior executives may be granted a portion of their long term incentive plan in the form of restricted share units (“RSUs”) instead of stock options.

A RSU is a unit, equivalent in value to a common share of the Corporation, credited by means of a bookkeeping entry in the books of the Corporation, to an account in the name of the senior executive. Each RSU entitles the participant to receive a cash payment no later than December 31 of the third calendar year following the year in respect of which the RSUs were granted. Compensation cost for RSUs granted under the RSU Plan is recorded as an expense with a corresponding increase in accrued liabilities and is measured at intrinsic value. Changes in intrinsic value between the grant date and the measurement date result in a change in the measure of compensation cost.

During the year ended December 31, 2008, 1,287,500 (2007 — nil) RSUs were awarded with vesting over a three year period. As at December 31, 2008, 1,287,500 (2007 - nil) RSUs were outstanding under the RSU Plan. As a result, the Corporation recognized a compensation expense of $113 for the year ended December 31, 2008 (2007 - $nil, 2006 - $nil).

NOTE 14 - RESEARCH AND PRODUCT DEVELOPMENT

Research and product development expenses are recorded net of third party program funding received or receivable. For 2008, 2007 and 2006, research and product development expenses and program funding, which have been received or are receivable as follows:

	2008	2007	2006
Research and product development expenses	$8,716	$10,346	$12,024
Research and product development funding	(1,420)	(656)	(2,645)
Total research and product development expenses	$7,296	$9,690	$9,379

A-2-26

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - COMMITMENTS

The Corporation incurred rental expenses of $1,856 under operating leases in 2008 (2007 - $1,823; 2006 - $1,120). The Corporation has future minimum lease payments under operating leases relating to premises and office equipment as follows:

2009	$1,556
2010	970
2011	544
2012	422
2013	391
Thereafter	229
$4,112

The Corporation has entered into repayable contribution and other research and development arrangements with various Canadian governmental ministries and public sector enterprises. Under these arrangements, the Corporation is eligible to receive up to $10,927 (2007 - $13,430; 2006 - $12,051) toward agreed upon research and development project costs. The amount received or receivable as at December 31, 2008 was $10,927 (2007 - $13,430; 2006 - $11,594). These arrangements will expire in stages ending on March 31, 2016 or when total amounts repaid reach the utilized amount of the advance, depending on the terms of the individual contracts.

NOTE 16 - CONTINGENCIES

As at December 31, 2008, the Corporation has outstanding standby letters of credit and letters of guarantee issued by several financial institutions, which total $2,306 (December 31, 2007 - $5,213) with expiry dates extending to October 2011. The Corporation has restricted cash totaling $1,130 as partial security for these standby letters of credit and letters of guarantee. These instruments relate primarily to obligations in connection with the terms and conditions of the Corporation’s sales contracts. The standby letters of credit and letters of guarantee may be drawn upon by the customer if the Corporation fails to perform its obligations under the sales contracts and the Corporation would be liable to the financial institution for the amount of the standby letter of credit or letter of guarantee in the event that the instruments are drawn.

In 1998, Stuart Energy, now a wholly-owned subsidiary of the Corporation, entered into an agreement with Technologies Partnerships Canada (“TPC”), a program of Ministry of Industry of the Government of Canada to develop and demonstrate Hydrogen Fleet Fuel Appliances. This agreement was amended in 2003 to expand the scope of work and resulted in Stuart Energy receiving a total of $5,600 of funding from TPC. Pursuant to the amended TPC agreement, Stuart Energy undertook to repay $14,200 (the “Repayable Loan Amount”). The amended agreement requires Stuart Energy to commence making royalty payments on the earlier of Stuart Energy reaching a minimum of CAD $90,000 in annual gross business revenues or April 1, 2007. In accordance with the terms of the agreement, Stuart Energy is required to commence payments to TPC at 0.53% of its annual gross business revenues for a period of 12 years or until the Repayable Loan Amount is fully repaid. To date, the Corporation has recognized $42,800 million in revenues and recorded a repayable amount of $227.

The Corporation has entered into indemnification agreements with its current and former directors and officers to indemnify them, to the extent permitted by law, against any and all charges, costs, expenses, amounts paid in settlement and damages incurred by the directors and officers as a result of any lawsuit or any other judicial, administrative or investigative proceeding in which the directors and officers are sued as a result of their service. These indemnification claims will be subject to any statutory or other legal limitation period. The nature of the indemnification agreements prevents the Corporation from making a reasonable estimate of the maximum potential amount it could be required to pay to counterparties. The Corporation has purchased directors’ and officers’ liability insurance. The Corporation is unaware of any actions with respect to these agreements. No amount has been recorded in the consolidated financial statements with respect to these indemnification agreements.

In the normal course of operations, the Corporation may provide indemnification agreements, other than those noted above, to counterparties that would require the Corporation to compensate them for costs incurred as a result of changes in laws and regulations or as a result of litigation claims or statutory sanctions that may be suffered by the counterparty as a

A-2-27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

consequence of the transaction. The terms of these indemnification agreements will vary based on the contract. The nature of the indemnification agreements prevents the Corporation from making a reasonable estimate of the maximum potential amount it could be required to pay to counterparties. The Corporation is unaware of any actions pursuant to these agreements. No amount has been recorded in the consolidated financial statements with respect to these indemnification agreements.

NOTE 17 - LINES OF CREDIT

The Corporation has operating lines of credit available up to $11,535 in total (2007—$13,788). As of December 31, 2008 and 2007, the Corporation has no indebtedness on these lines of credit. The operating facilities are denominated in Canadian dollars and bear interest at the Royal Bank of Canada prime rate plus 0.5% and EURIBOR, respectively. The facility is due on demand and collateralized by a general security agreement over all assets. The Corporation’s lines of credit available are reduced by the amount of outstanding standby letters of credit and letters of guarantee, if any issued from time to time by several financial institutions.

NOTE 18 - RELATED PARTY TRANSACTIONS

In the normal course of operations, the Corporation subcontracts certain manufacturing functions to a corporation owned by a relative of one of the principal shareholders of the Corporation. Billings by this related corporation for material totalled $220 in 2008 (2007 - $823; 2006 - $968). At December 31, 2008, the Corporation has an accounts payable balance due to this related party of $34 (2007 - $58; 2006 - $1). All related party transactions have been recorded at the exchange amount, which is the consideration paid or received as established and agreed to by the related parties. The cost of these transactions reflect price and terms which are in accordance with normal trade practices.

NOTE 19 - INCOME TAXES

As at December 31, 2008, the Corporation has available income tax loss carryforwards of $222,719 that may be used to reduce taxable income in future years, expiring as follows:

2009	$33,049
2010	15,128
2013	19,757
2014	35,335
2015	21,545
2026	18,716
2027	22,701
2028	11,375
No expiry	45,113
$222,719

As at December 31, 2008, the Corporation has unclaimed scientific research and experimental development expenditures of $27,355 (2007 - $30,108) that can be used to offset future income over an indefinite period. The Corporation also has non-refundable investment tax credits amounting to approximately $6,775 (2007 - $7,690) that can be used to reduce future federal income taxes payable, expiring between 2020 and 2026.

A-2-28

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Components of the Corporation’s net future income tax asset, which are primarily arising in Canada, are:

	2008	2007
Assets
Non-capital losses	$66,844	$87,122
Scientific research and experimental development expenses	7,835	8,731
Property, plant and equipment and intellectual property	12,321	15,140
Investment tax credits	5,759	6,536
Warranty and other provisions	533	937
Share issue costs	(201)	(145)
Valuation allowance	(93,091)	(118,321)
Net future income tax asset	$—	$—

The Corporation has recorded a valuation allowance to reflect uncertainties associated with the realization of all future income tax assets.

The Corporation’s computation of income tax expense is as follows:

	2008	2007	2006
Loss before income taxes	$(14,203)	$(28,046)	$(130,939)
Statutory income tax rate	33.50%	36.12%	32.96%
Income tax recovery at statutory rate	(4,758)	(10,130)	(43,157)
Non-deductible expenses	185	433	497
Other permanent and temporary differences	1,018	24	(359)
Expiry of non-capital losses	7,438	—	—
Effect of income tax and rate changes on future income taxes	(1,111)	10,651	6,635
Effect foreign currency rate changes on future income taxes	21,119	(15,528)	—
Currency effect of difference in US dollar financial reporting compared with CAN dollar income tax reporting	1,340	(1,390)	1,410

Foreign exchange gain on CAN dollar denominated future income taxes	—	—	(34)
Change in valuation allowance related to the current year	(25,230)	15,940	5,065
Writedown of intangible assets and goodwill	—	—	29,943
Other	$116	$22	$(180)
Income tax expense (recovery)	116	22	(180)

NOTE 20 - NET LOSS PER SHARE

Net loss per share is calculated using the weighted average number of common shares outstanding for the year of 92,080,656 shares in 2008 (2007 - 91,797,911; 2006 - 91,816,049). No effect has been given to the potential exercise of stock options and warrants in the calculation of diluted net loss per share as the effect would be anti-dilutive.

A-2-29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 - CHANGES IN NON-CASH WORKING CAPITAL

Components of the net change in non-cash working capital are as follows:

	2008	2007	2006
Decrease (increase) in current assets
Accounts receivable	$7,335	$(2,687)	$(2,305)
Grants receivable	320	1,290	(64)
Inventories	2,558	59	(4,033)
Prepaid expenses and other current assets	(89)	507	814

Increase (decrease) in current liabilities
Accounts payable and accrued liabilities	(1,050)	(3,486)	5,580
Unearned revenue	(4,257)	217	5,037
	$4,817	$(4,100)	$5,029

NOTE 22 - SEGMENTED FINANCIAL INFORMATION

The Corporation’s reportable segments include: (i) OnSite Generation; (ii) Power Systems; and (iii) Test Systems. Where applicable, corporate and other activities are reported separately as Corporate and Other. Accordingly, operating segments have changed from prior years and all years have been restated to reflect the new organization.

OnSite Generation includes the design, development, manufacture, and sale of hydrogen generation products. Power Systems includes the design, development, manufacture, and sale of fuel cell products. Test Systems includes the manufacturing and sale of fuel cell test products and diagnostic testing services.

Financial information by reportable segment for the years ended December 31, 2008, 2007 and 2006 is as follows:

	Year ended December 31, 2008
	OnSite	Power	Test	Corporate
	Generation	Systems	Systems	and Other	Total
Revenue from external customers	$31,207	$5,643	$2,490	$—	$39,340
Amortization of intangible assets	—	—	—	249	249
Impairment charge	—	—	—	—	—
Amortization of property, plant and equipment	—	—	—	855	855
Interest income	—	—	—	940	940
Interest expense	—	—	—	(17)	(17)
Income tax expense	—	—	—	116	116
Segment income (loss) (i)	$2,106	$(9,757)	$(469)	$(6,199)	$(14,319)

A-2-30

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year ended December 31, 2007
	OnSite	Power	Test	Corporate
	Generation	Systems	Systems	and Other	Total
Revenue from external customers	$19,608	$6,103	$12,279	$—	$37,990
Amortization of intangible assets	—	—	—	251	251
Amortization of property, plant and equipment	—	—	—	903	903
Interest income	—	—	—	2,301	2,301
Interest expense	—	—	—	(52)	(52)
Income tax expense	—	—	—	22	22
Segment loss (i)	$(5,436)	$(14,283)	$(1,465)	$(6,884)	$(28,068)

	Year ended December 31, 2006
	OnSite	Power	Test	Corporate
	Generation	Systems	Systems	and Other	Total
Revenue from external customers	$12,032	$6,943	$11,084	$—	$30,059
Amortization of intangible assets	—	—	—	7,139	7,139
Impairment charge	—	—	—	90,834	90,834
Amortization of property, plant and equipment	—	—	—	1,948	1,948
Interest income	—	—	—	3,607	3,607
Interest expense	—	—	—	(56)	(56)
Income tax recovery	—	—	—	(180)	(180)
Segment income (loss) (i)	$(14,885)	$(7,182)	$279	$(108,971)	$(130,759)

(i) Segment loss includes directly attributable selling, general and administration costs, product research and development costs net of associated grants, amortization of property, plant and equipment and amortization of intangible assets.

The accounting policies for inter-segment transactions are the same as those described in note 2.

Intangible assets and goodwill relating to the Corporation’s OnSite Generation segment as at December 31, 2008 were $nil and $5,025 (2007 - $249 and $5,025), respectively. The Corporation currently does not allocate its remaining assets among reportable segments.

A significant portion of the Corporation’s intangible assets and goodwill are common across the locations. Therefore, management does not classify intangible assets and goodwill on a location basis.

A-2-31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenues and cost of revenues derived from products and services are as follows:

	2008	2007	2006
Revenues
Products	$38,693	$34,486	$26,653
Services	647	3,504	3,406
	$39,340	$37,990	$30,059

Cost of revenues
Products	$31,090	$32,402	$28,114
Services	356	1,199	1,246
	$31,446	$33,601	$29,360

Revenues are segmented by geography, as follows:

	2008	2007	2006
Russia	$12,927	$5,629	$68
United States	8,428	5,609	8,140
Belgium	2,020	—	319
Spain	1,815	138	1,445
Saudi Arabia	1,790	—	—
Sweden	1,600	119	849
China	1,351	1,435	266
Korea	1,271	1,070	2,499
France	1,144	2,633	3,163
United Kingdom	1,076	552	877
Brazil	712	2,017	—
Germany	655	1,395	2,471
Poland	639	—	—
Canada	534	4,378	2,163
Japan	492	2,256	2,841
Romania	83	277	1,367
United Arab Emirates	20	1,255	—
Argentina	8	2,010	—
Slovenia	3	1,275	—
Rest of world	2,772	5,942	3,591
	$39,340	$37,990	$30,059

A-2-32

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Corporation’s largest customers comprise the following percentages of revenues:

	2008	2007	2006
	%	%	%
First	18	12	12
Second	7	5	10
Third	5	5	5
Fourth	5	4	4
Others	65	74	69
	100	100	100

Property, plant and equipment are located in the following countries:

	2008	2007
Canada	$2,100	$2,998
Belgium	1,982	1,849
	$4,082	$4,847

A significant portion of the Corporation’s production, testing, equipment, and facilities are common across the segments. Therefore, management does not classify asset information on a segmented basis.

NOTE 23 - DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES

The Corporation’s consolidated financial statements have been prepared in accordance with Canadian GAAP, which differs in certain respects from those principles that the Corporation would have followed had its consolidated financial statements been prepared in accordance with US GAAP.

A reconciliation of net loss for the year from Canadian GAAP to conform with US GAAP is as follows:

	2008	2007	2006
Net loss for the year based on Canadian GAAP	$(14,319)	$(28,068)	$(130,759)
Impairment charge related to intangible assets	—	—	13,800
Stock-based compensation (i)	88	—	—
Amortization of in-process research and product development (ii)	—	—	1,971
Net loss for the year based on US GAAP	$(14,231)	$(28,068)	(114,988)
Basic and fully diluted comprehensive net loss per share based on US GAAP	$(0.15)	$(0.31)	$(1.26)
Weighted average number of shares used in calculating comprehensive net loss per share	92,080,656	91,797,911	91,816,049

A reconciliation of Shareholders’ Equity at December 31, 2008 is as follows:

	2008	2007	2006
Shareholders’ Equity based on Canadian GAAP	$25,483	$40,384	$66,757
Shareholders’ Equity based on US GAAP	$25,571	$40,384	$66,757

A-2-33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Condensed Statements of Operations and Cash Flows for the years ended December 31, under US GAAP, are as follows:

	2008	2007	2006
Revenues	$39,340	$37,990	$30,059
Cost of revenues	31,446	33,601	29,360
Operating expenses	23,334	36,866	120,757
Loss from operations	(15,440)	(32,477)	(120,058)
Net loss for the year	(14,231)	(28,068)	(114,988)

Cash used in operating activities	(6,758)	(28,416)	(24,488)
Cash provided by investing activities	13,017	37,987	24,822
Cash provided by (used in) financing activities	(118)	(48)	209

(i) Under US GAAP, stock based compensation cost is based on the estimated number of instruments expected to vest which are then re-estimated at reporting dates to the extent that subsequent information indicates that the actual number of instruments expected to vest is likely to differ from previous estimates. Under Canadian GAAP, forfeitures of stock-based compensation awards, deferred share units and restricted share units are accounted for in the period in which the forfeiture occurs.

(ii) In-process Research and Development

Under US GAAP, in-process research and development acquired in a business combination is written off at the time of acquisition. Under Canadian GAAP, in-process research and development is capitalized and amortized over the estimated useful life. In-process research and development is included in product technology.

A reconciliation of additional disclosures to conform with US GAAP is as follows:

Consolidated statements of cash flows

The consolidated statements of cash flows have been prepared in accordance with International Accounting Standard 7, ‘Cash flow statements.’ As a result, a reconciliation to US GAAP is not required.

Business acqusitions

Stuart Energy Systems Corporation (“Stuart Energy”) was acquired on January 6, 2005. The acquisition provided the foundation for the Corporation’s hydrogen generation business and complemented the Corporation’s other Onsite Hydrogen Generation offerings based on PEM electrolysis and natural gas reforming. The intangible assets acquired pursuant to the Stuart Energy acquisition and the related amortization periods are as follows:

	Amount at	Estimated
	Acquisition date	useful life
Product technology	$30,300	4-7 years
Customer relationships	7,600	8 years
Trade names	500	3 years
ISO certificates	100	1 year
	$38,500

During 2006, the Corporation performed a comprehensive assessment of its business and operating plans resulting in a corresponding impairment charge of $26,333. The remaining identifiable intangible assets related to the Corporation’s OnSite Generation business comprise product technology, which will continue to be amortized over its remaining useful life of five years. The goodwill acquired as part of the acquisition was included in the OnSite Generation segment and was not tax deductible.

As part of the Stuart Energy acquisition, $18,400 of in-process research and development (“IPR&D”) was acquired. The IPR&D related to improvements to Stuart Energy’s existing technology and was to result in the launch of new product models over the next several years.

A-2-34

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Business streamlining initiatives and windup of test equipment business

The Corporation expects to incur maximum further charges of approximately $900 after December 31, 2008 relating to the windup of the test equipment business.

In 2007, the loss on disposal of property, plant and equipment of $308 is classified in operating expenses under US GAAP. In addition, approximately $400 of charges related to the write-down of inventory in connection with the windup are classified as cost of revenues under US GAAP.

Share capital

The share capital of the Corporation has a nominal par value.

Revenues

Sales taxes collected are excluded from revenues.

Stock-based compensation

The Corporation adopted the provisions of FAS 123R “Share Based Payments” for US GAAP effective January 1, 2006. Shares are issued from treasury upon exercise. No income tax benefit is recorded in the consolidated statement of operations for these costs.

The total intrinsic value of options exercised during the year ended December 31, 2008, 2007 and 2006 was approximately $5, nil, and $259 respectively. As of December 31, 2008, there was approximately $325 (December 31, 2007 - $912) of unrecognized compensation cost related to stock option awards that is expected to be recognized as expense over a weighted average period of 2.6 years (2007 - 2.6 years). The total fair value of stock options that vested during the years ended December 31, 2008, 2007 and 2006, was approximately $1,329, $1,502 and $1,521 respectively.

The total intrinsic value of options outstanding as at December 31, 2008 was $25 (December 31, 2007 - $572). The total intrinsic value of options exercisable as at December 31, 2008 was $25 (December 31, 2007 - $572). The total number of options fully vested at December 31, 2008 and expected to vest beyond December 31, 2008 was 5,516,801 (December 31, 2007-6,497,901). The total intrinsic value of these options was $25 at December 31, 2008 ($572 - December 31, 2007) with a weighted average contractual term of 6.2 years (2007 - 6.0 years) and a weighted average exercise price of $3.64 (2007 - $4.05). The weighted average contractual term of the options exercisable is 5.0 years (2007 - 4.4 years).

The Corporation’s estimate of an expected option term is based on the exercise behavior of our employees. The estimated stock price volatility was derived based upon the Corporation’s actual historic stock prices over the past four years, which represents the Corporation’s best estimate of expected volatility. The risk free interest rate for periods within the contractual life of the award is based on the interest rates of government bonds with similar contractual lives.

Deferred share units (“DSUs”) granted to non-employee directors during 2008, 2007, and 2006, are valued using the Black-Scholes option pricing model with assumptions materially consistent with those used to value stock options. In 2008, 2007 and 2006, 336,755, 335,420, and 94,224 DSUs were granted. In 2008, 18,461 DSUs were exercised (2007 - 98,049).

Income Taxes

The components of loss before income taxes for the years ended December 31, 2008, 2007 and 2006 are as follows:

Loss before income taxes

	2008	2007	2006
Canada	$(14,471)	$(24,834)	$(118,137)
Foreign	268	(3,212)	(12,802)
Total	$(14,203)	$(28,046)	$(130,939)

A-2-35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The significant components of the income tax benefit for the years ended December 31, 2008, 2007 and 2006 are as follows:

Current taxes

	2008	2007	2006
Canada	$—	$—	$(180)
Foreign	116	22	—
Total	$116	$22	$(180)

Future income taxes

	2008	2007	2006
Canada	$—	$—	$—
Foreign	$—	$—	$—
Total	$—	$—	$—

The Corporation adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes an Interpretation of FASB Statement No. 109,” on January 1, 2007. At December 31, 2008, the Corporation does not have any uncertain tax filing positions. As a result, the Corporation has included all of its tax benefits in its disclosure of future income tax assets. There are no significant changes to this assessment of uncertain tax filing positions anticipated within the next 12 months.

The Corporation recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. This accounting policy did not change as a result of the adoption of FIN 48. During the year ended December 31, 2008, the Corporation recognized $nil in interest and penalties (2007-$nil). The Corproation had $nil of interest and penalties accrued at December 31, 2008 (December 31, 2007- nil).

The Corporation files income tax returns in the Canadian federal jurisdiction and various provincial and foreign jurisdictions. In the normal course of business, the Corporation is subject to examination by taxing authorities. Open tax years in Canada range from 2003 to 2008. Open tax years in foreign jurisdictions range from 2006 to 2008. However, upon examination in subsequent years, if net operating loss carry forwards and tax credit carry forwards are utilized, the Canadian and foreign jurisdictions can reduce net operating loss carry forwards and tax credit carry forwards utilized in the year being examined if they do not agree with the carry forward amount. As of December 31, 2008, the Corporation was not under audit in Canada or non-Canadian taxing jurisdiction.

A-2-36

ITEM 19.               EXHIBITS

Number	Description

1.1

Articles of the Company (incorporated by reference from Exhibit 1.1 to the Company’s Annual Report on Form 20-F, File No. 000-31815, filed with the Securities and Exchange Commission on June 30, 2009)*

1.2

By-laws of the Company dated May 7, 2008 (incorporated by reference from Exhibit 1.2 to the Company’s Annual Report on Form 20-F, File No. 000-31815, filed with the Securities and Exchange Commission on June 30, 2009)*

2.1

Form of share certificate (incorporated by reference from Exhibit 2.1 to the Company’s Annual Report on Form 20-F, File No. 000-31815, filed with the Securities and Exchange Commission on June 30, 2009)*

4.1

Stock Option Plan dated June 22, 2009 (incorporated by reference from Exhibit 4.1 to the Company’s Annual Report on Form 20-F, File No. 000-31815, filed with the Securities and Exchange Commission on June 30, 2009)*

4.2

Restricted Share Unit Plan dated June 22, 2009 (incorporated by reference from Exhibit 4.2 to the Company’s Annual Report on Form 20-F, File No. 000-31815, filed with the Securities and Exchange Commission on June 30, 2009)*

4.3

Deferred Share Unit Plan dated June 22, 2009 (incorporated by reference from Exhibit 4.3 to the Company’s Annual Report on Form 20-F, File No. 000-31815, filed with the Securities and Exchange Commission on June 30, 2009)*

4.4

Lease, dated June 23, 2000 (as amended by a Lease Extension Agreement dated February 10, 2005), by and between Orlando Corporation and the Company (incorporated by reference from Exhibit 4.4 to the Company’s Annual Report on Form 20-F, File No. 000-31815, filed with the Securities and Exchange Commission on June 30, 2009)*

4.5

Support Agreement dated June 11, 2009, among the Company, the Trustees of Algonquin Power Income Fund and 7188501 Canada Inc. (incorporated by reference from Exhibit 4.5 to the Company’s Annual Report on Form 20-F, File No. 000-31815, filed with the Securities and Exchange Commission on June 30, 2009)*

4.6

Expense Reimbursement Agreement dated June 11, 2009, among Algonquin Power Management Inc., the Company and 7188501 Canada Inc. (incorporated by reference from Exhibit 4.6 to the Company’s Annual Report on Form 20-F, File No. 000-31815, filed with the Securities and Exchange Commission on June 30, 2009)*

4.7

APMI Guarantee dated June 11, 2009, among Algonquin Power Management Inc., the Company and 7188501 Canada Inc. (incorporated by reference from Exhibit 4.7 to the Company’s Annual Report on Form 20-F, File No. 000-31815, filed with the Securities and Exchange Commission on June 30, 2009)*

4.8

Algonquin Power Guarantee dated June 11, 2009, among Algonquin Power Income Fund, Algonquin Power Management Inc., the Company and 7188501 Canada Inc. (incorporated by reference from Exhibit 4.8 to the Company’s Annual Report on Form 20-F, File No. 000-31815, filed with the Securities and Exchange Commission on June 30, 2009)*

8.1

List of Significant Subsidiaries (incorporated by reference from Exhibit 8.1 to the Company’s Annual Report on Form 20-F, File No. 000-31815, filed with the Securities and Exchange Commission on June 30, 2009)*

12.1	Certification of the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002**

12.2	Certification of the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002**

13.1	Certification of the Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002**

13.2	Certification of the Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002**

15.1	Consent of PricewaterhouseCoopers LLP**

99.1

Unaudited Interim Consolidated Financial Statements for the three months ended March 31, 2009, and the Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three months ended March 31, 2009 (incorporated by reference from Exhibits 99.1 and 99.2, respectively, to the Company’s Report of Foreign Private Issuer on Form 6-K, File No. 000-31815, filed with the Securities and Exchange Commission on May 13, 2009)*

99.2

Notice of Special Meeting and Management Proxy Circular dated June 25, 2009 (incorporated by reference from Exhibit 99.2 to the Company’s Annual Report on Form 20-F, File No. 000-31815, filed with the Securities and Exchange Commission on June 30, 2009)*

*              Previously filed.

**           Filed herewith.

A-2-37

SIGNATURE

The Registrant hereby certifies that it meets all of the requirements for filing on Form 20-F/A and that it has duly caused and authorized the undersigned to sign this amendment on its behalf.

HYDROGENICS CORPORATION

Dated: August 12, 2009	By:	/s/ Lawrence Davis

		Name:	Lawrence Davis

		Title:	Chief Financial Officer

A-2-38

Exhibit 12.1

SECTION 302 CERTIFICATION

I, Daryl Wilson, certify that:

1.                         I have reviewed the annual report on Form 20-F of Hydrogenics Corporation, as amended by this Amendment No. 1 (the “report”);

2.                         Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.                         Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the company as of, and for, the periods presented in this report;

4.                         The company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the company and have:

(a)                    Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)                   Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)                    Evaluated the effectiveness of the company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)                   Disclosed in this report any change in the company’s internal control over financial reporting that occurred during the period covered by the annual report that has materially affected, or is reasonably likely to materially affect, the company’s internal control over financial reporting; and

5.                         The company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the company’s auditors and the audit committee of the company’s board of directors (or persons performing the equivalent functions):

(a)                    All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the company’s ability to record, process, summarize and report financial information; and

(b)                   Any fraud, whether or not material, that involves management or other employees who have a significant role in the company’s internal control over financial reporting.

Date: August 12, 2009

/s/ Daryl Wilson
Daryl Wilson

President and Chief Executive Officer

A-2-39

Exhibit 12.2

SECTION 302 CERTIFICATION

I, Lawrence Davis, certify that:

1.                         I have reviewed the annual report on Form 20-F of Hydrogenics Corporation, as amended by this Amendment No. 1 (the “report”);

2.                         Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.                         Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the company as of, and for, the periods presented in this report;

4.                         The company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the company and have:

(a)                    Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)                   Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)                    Evaluated the effectiveness of the company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)                   Disclosed in this report any change in the company’s internal control over financial reporting that occurred during the period covered by the annual report that has materially affected, or is reasonably likely to materially affect, the company’s internal control over financial reporting; and

5.                         The company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the company’s auditors and the audit committee of the company’s board of directors (or persons performing the equivalent functions):

(a)                    All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the company’s ability to record, process, summarize and report financial information; and

(b)                   Any fraud, whether or not material, that involves management or other employees who have a significant role in the company’s internal control over financial reporting.

Date: August 12, 2009

/s/ Lawrence Davis
Lawrence Davis

Chief Financial Officer

A-2-40

Exhibit 13.1

SECTION 906 CERTIFICATION

CERTIFICATION

(pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002)

In connection with the Annual Report on Form 20-F for the fiscal year ended December 31, 2008 of Hydrogenics Corporation (the “Company”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 30, 2009 and amended by this Amendment No. 1 filed with the Commission on the date hereof (the “Report”) and pursuant to 18 U.S.C. § 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, I, Daryl Wilson, President and Chief Executive Officer of the Company, certify, that:

(1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By:	/s/ Daryl Wilson

Name: Daryl Wilson

Title: President and Chief Executive Officer

Date: August 12, 2009

A signed original of this written statement required by Section 906 has been provided to Hydrogenics Corporation and will be retained by Hydrogenics Corporation and furnished to the Securities and Exchange Commission or its staff upon request.

A-2-41

Exhibit 13.2

SECTION 906 CERTIFICATION

CERTIFICATION

(pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002)

In connection with the Annual Report on Form 20-F for the fiscal year ended December 31, 2008 of Hydrogenics Corporation (the “Company”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 30, 2009 and amended by this Amendment No. 1 filed with the Commission on the date hereof (the “Report”) and pursuant to 18 U.S.C. § 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, I, Lawrence Davis, Chief Financial Officer of the Company, certify, that:

(1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By:	/s/ Lawrence Davis

Name: Lawrence Davis
Title: Chief Financial Officer

Date: August 12, 2009

A signed original of this written statement required by Section 906 has been provided to Hydrogenics Corporation and will be retained by Hydrogenics Corporation and furnished to the Securities and Exchange Commission or its staff upon request.

A-2-42

Exhibit 15.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-77004 and 333-116321) of Hydrogenics Corporation of our report dated March 24, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting and our comments by independent auditors on Canada-US reporting difference dated March 24, 2009, which appear in this Form 20-F/A (Amendment No.1).

We also consent to the inclusion of our Report in the Registration Statement on Form F-4 (No. 333-160551).

/s/ PricewaterhouseCoopers LLP

Chartered Accountants
Toronto, Ontario
August 12, 2009

A-2-43

Hydrogenics Corporation	Annual Information Form For the Fiscal Year Ended December 31, 2008

March 24, 2009

A-3-1

1.	FORWARD-LOOKING STATEMENTS	A-3-4
2.	CORPORATE STRUCTURE	A-3-5
3.	DESCRIPTION OF OUR BUSINESS	A-3-5
	Overview	A-3-5
	OnSite Generation	A-3-6
	Power Systems	A-3-6
	Test Systems	A-3-7
	History	A-3-7
	Industry Trends	A-3-8
	Our Strategy	A-3-10
	Advancing Our Product Designs	A-3-10
	Increasing Market Penetration	A-3-10
	Responding to Market Conditions	A-3-10
	Securing Additional Capital	A-3-11
	Retaining and Engaging Our Staff	A-3-11
	Our Products and Services	A-3-11
	HySTAT™ Hydrogen Stations	A-3-11
	HyPM® Fuel Cell Products	A-3-11
	Sales and Marketing	A-3-12
	Customers	A-3-12
	Research and Product Development	A-3-13
	Intellectual Property	A-3-14
	Manufacturing	A-3-14
	Facilities	A-3-14
	Human Resources	A-3-15
	Legal Proceedings	A-3-15
	Government Regulation	A-3-15
4.	DESCRIPTION OF SHARE CAPITAL	A-3-15
5.	DIVIDENDS	A-3-16
6.	MARKET FOR SECURITIES	A-3-16
7.	DIRECTORS AND OFFICERS	A-3-17
8.	INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	A-3-20
	Transactions with Viking Engineering & Tool Co.	A-3-20
	Transactions with General Motors	A-3-20
9.	RISK FACTORS	A-3-21
	Risk Factors Related to Our Financial Condition	A-3-21
	Risk Factors Related to Our Business and Industry	A-3-25
	Risk Factors Related to Our Products and Technology	A-3-30
	Risk Factors Related to Ownership of Our Common Shares	A-3-34
10.	TRANSFER AGENTS AND REGISTRARS	A-3-37
11.	MATERIAL CONTRACTS	A-3-37
12.	INTERESTS OF EXPERTS	A-3-37
13.	ADDITIONAL INFORMATION	A-3-37
APPENDIX A - AUDIT COMMITTEE CHARTER		A-3-38

A-3-2

In this annual information form, the terms “Company,” “Hydrogenics,” “our,” “us” and “we” refer to Hydrogenics Corporation and, as applicable, its subsidiaries.  All references to dollar amounts are to U.S. dollars unless otherwise indicated.  Information contained on our website is not part of this annual information form.  Hydrogenics and the names of Hydrogenics’ products referenced herein are either trademarks or registered trademarks of Hydrogenics. Other product and company names mentioned herein may be trademarks and/or service marks of their respective owners.

A-3-3

1.             FORWARD-LOOKING STATEMENTS

Certain statements contained in the “Description of our Business”, including: “Industry Trends”, “Our Strategy”, “Research and Product Development”, “Manufacturing”; and “Risk Factors” sections of this annual information form constitute forward-looking statements and other statements concerning our objectives and strategies and management’s beliefs, plans, estimates and intentions about our future results, levels of activity, performance, goals or achievements and other future events. In some cases, you can identify these forward-looking statements by our use of words such as “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “seeks,” “may,” “plans,” “potential,” “predicts,” “should,” “strategy” or “will,” or the negative or other variations of these words, or other comparable words or phrases. We believe the expectations reflected in our forward-looking statements are reasonable, although we cannot guarantee future results, levels of activity, performance, goals or achievements or other future events.  Our ability to successfully execute our business plan, which includes an increase in revenue, obtaining additional funding from potential investors or through non-traditional sources of financing and actively managing our liquidity, will have a direct impact on our business, results of operations and financial condition, and if we are not successful will exacerbate other risks and uncertainties. In addition, the failure to maintain the listing requirements of the Nasdaq Global Market could adversely affect our common share price and ability to raise additional funds. Forward-looking statements are subject to many risks and uncertainties that could cause actual results or events to differ materially from those anticipated in our forward-looking statements.  These risks and uncertainties include, but are not limited to: our inability to increase our revenues or raise additional funding to continue operations, execute our business plan, or to grow our business; our inability to address a sustained or broad economic recession, and its impact on our business, results of operations and financial condition; our limited operating history; our inability to implement our business strategy; fluctuations in our quarterly results; our failure to maintain our customer base that generates the majority of our revenues;  changes in our relationship with General Motors Corporation;  currency fluctuations; our failure to maintain sufficient insurance coverage; changes in value of our identifiable intangible assets; the failure of a significant market to develop for our products; the failure of hydrogen being readily available on a cost-effective basis; changes in government policies and regulations; the failure of uniform codes and standards for hydrogen-fuelled vehicles and related infrastructure to develop; our failure to compete with other developers and manufacturers of products in our industry; our failure to compete with developers and manufacturers of traditional and alternative technologies; our failure to develop partnerships with OEMs, governments, systems integrators and other third parties; our inability to obtain sufficient materials and components for our products from suppliers; our failure to manage expansion of our operations; our failure to manage foreign sales and operations; our failure to recruit, train and retain key management personnel; our inability to integrate acquisitions; our failure to develop adequate manufacturing processes and capabilities; our failure to complete the development of commercially viable products; our failure to produce cost-competitive products; failure or delay in field testing of our products; our failure to produce products free of defects or errors; our inability to adapt to technological advances or new codes and standards; our failure to protect our intellectual property; our involvement in intellectual property litigation; our exposure to product liability claims; our failure to meet the listing requirements of the Nasdaq Global Market; the implementation of a share consolidation of our common shares; our failure to meet rules regarding passive foreign investment companies; the actions of our significant and principal shareholders; dilution as a result of significant issuances of our common shares and preferred shares; inability of U.S. investors to enforce U.S. civil liability judgments against us; the volatility of our common share price; and dilution as a result of the exercise of options.

These factors and other risk factors described in this annual information form are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in our forward-looking statements. You should not place undue reliance on forward-looking statements.  In addition, readers are encouraged to read the section entitled “Risk Factors” in this annual information form for a broader discussion of the factors that could affect our future performance.

These forward-looking statements are made as of the date of the annual information form and we assume no obligation to update or revise them to reflect new events or circumstances, except as required by applicable law.

A-3-4

2.             CORPORATE STRUCTURE

Our legal name is Hydrogenics Corporation - Corporation Hydrogenique.  We were incorporated under the Canada Business Corporations Act on August 1, 1988 as Traduction Militech Translation Inc.  By articles of amendment dated August 20, 1990, we changed our name to Societe Hydrogenique Incorporée - Hydrogenics Corporation Incorporated.  From 1990 to August 1995, Societe Hydrogenique Incorporée - Hydrogenics Corporation Incorporated did not actively carry on business.  In August 1995, we commenced our fuel cell technology development business.  By articles of amendment dated January 24, 2000, we changed our name to Hydrogenics Corporation - Corporation Hydrogenique.  Our registered and principal executive offices are located at 5985 McLaughlin Road, Mississauga, Ontario, L5R 1B8, Canada.

As of March 24, 2009, we beneficially owned, directly or indirectly, 100% of the voting and non-voting securities of the material subsidiaries listed below.

Subsidiaries	Jurisdiction of Incorporation

Hydrogenics Test Systems Inc. (formerly Greenlight Power Technologies, Inc.)	Canada
Stuart Energy Systems Corporation (“Stuart Energy”)	Canada
Hydrogenics Europe NV	Belgium
Hydrogenics GmbH	Germany

3.             DESCRIPTION OF OUR BUSINESS

Overview

Hydrogenics, together with its subsidiaries, designs, develops and manufactures hydrogen generation products based on water electrolysis technology and fuel cell products based on proton exchange membrane, or PEM technology. We were incorporated under the Canada Business Corporations Act in 1988 and commenced our fuel cell development activities in 1996. We maintain operations in Belgium, Canada and Germany. We operate in various geographical markets and organize ourselves in four reportable segments.

Our OnSite Generation business segment is based in Oevel, Belgium and develops products for industrial gas, hydrogen fueling and renewable energy storage markets. For the year ended December 31, 2008 our OnSite Generation business reported revenues of $31.2 million and at December 31, 2008 had 73 full-time employees.

Our Power Systems business segment is based in Mississauga, Canada with a satellite facility in Gladbeck, Germany. This segment develops products for stationary and motive power applications. For the year ended December 31, 2008 our Power Systems business reported revenues of $5.6 million and at December 31, 2008 had 81 full-time employees.

Our Test Systems business segment is based in Burnaby, Canada and provided fuel cell testing services and sold fuel cell test stations. In November 2007, we announced that we would implement an orderly windup of our Test Systems business in order to focus our resources on our OnSite Generation and Power Systems businesses. We expect to complete the windup by the end of 2009. For the year ended December 31, 2008, our Test Systems business reported revenues of $2.5 million and at December 31, 2008 had five full time employees.

Our Corporate and Other business segment provides corporate services and administrative support. At December 31, 2008, our Corporate and Other business had seven full time employees.

Our business, as at March 24, 2009, is summarized below:

A-3-5

OnSite Generation

Our OnSite Generation business segment is based on alkaline water electrolysis technology which involves the decomposition of water (H2O) into oxygen (O2) and hydrogen gas (H2) by passing an electric current through a liquid electrolyte. The resultant hydrogen gas is then captured and used for industrial gas applications, hydrogen fueling applications, and used to store renewable energy in the form of hydrogen gas. Our HySTAT® branded electrolyzer products are based on 60 years of hydrogen experience, meet international standards such as ASME, CE, Rostechnadzor and UL and are certified ISO 9001 from design to delivery. We configure our HySTAT® products for both indoor and outdoor applications and tailor our product to accommodate various hydrogen gas requirements.

The worldwide market for hydrogen, which includes the merchant gas market for hydrogen, is estimated at $5 billion annually, and is served by industrial gas companies as well as on-site hydrogen generation product manufacturers such as ourselves.  We believe that the annual market for on-site hydrogen generation is approximately $100 million to $200 million in respect of our products.

Our OnSite Generation products are sold to leading merchant gas companies such as Air Liquide S.A. and Linde AG and end users requiring high purity hydrogen produced on-site for industrial applications.  We also sell products to progressive oil and gas companies, such as Shell Hydrogen, requiring hydrogen fueling stations for transportation applications. Recently, we have begun to sell our products to leading electric power utilities, including Powertech Labs, Inc., a wholly owned subsidiary of BC Power, and Newfoundland and Labrador Hydro (Hydro) requiring renewable energy storage.

The business objectives for our OnSite Generation group are to: (i) further increase the gross margins of existing product lines by improving our procurement and manufacturing processes; (ii) further increase the reliability and durability of our products to exceed the expectations of our applications; (iii) reduce the cost of ownership of our products through design and technology improvement; (iv) continue to pursue opportunities for customers to convert renewable energy, such as wind and solar energy, into hydrogen; and (v) further expand into ready markets such as Eastern Europe (including Russia), Asia and the Middle East.

Our Onsite Generation business competes with suppliers of delivered hydrogen, manufacturers of on-site hydrogen generation products using electrolysis and small steam methane reforming products — a development stage technology which, to our knowledge, has yet to emerge as commercially competitive to either delivered gas or on-site electrolysis.  In the delivered hydrogen segment, we compete with Air Liquide S.A., Air Products and Chemicals, Inc., Linde AG and Praxair, Inc. In the on-site electrolysis market, we compete with Distributed Energy Systems Corporation, Norsk Hydro ASA (Statoil), Purification Equipment Research Institute of CISC and Teledyne Energy Systems, Inc. and H2Gen, a provider of hydrogen using stream methane reforming technology.

Power Systems

Our Power Systems business is based on PEM fuel cell technology which transforms chemical energy to electrical energy when liberated during the electrochemical reaction of hydrogen and oxygen. Our HyPM® branded fuel cell products are based on our extensive track record of on-bench testing and real-time deployments across a wide range of stationary and motive power profiles. We configure our HyPM® products to multiple electrical power outputs ranging from 4 to 65 kilowatts with ease of integration, high reliability and operating efficiency, delivered in a highly compact footprint.

Our target markets include backup power for data centres and telecom applications plus motive power applications such as forklift trucks.  We also target military applications for our products, historically an early technology adopter.  The worldwide market for data centre backup power is estimated to be in excess of $6 billion and the market for telecom backup power is estimated to be $2 to $3 billion in the U.S. alone, based on a complete displacement of existing battery systems.  The addressable market for forklift truck products is estimated at $0.4 billion .

Our Power Systems products are sold to leading original equipment manufacturers (“OEMs”), such as American Power Conversion Corp. (“APC”), a wholly owned subsidiary of Schneider Electric, and Commscope, Inc., to provide backup power applications for data centres and telecom sites, and to Crown Equipment Corporation, Linde Materials Handling, Mitsubishi Forklifts and NACCO Materials Handling Group, Inc. for  prototype field tests of our

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fuel cell power modules directed at replacing traditional lead-acid battery packs used by indoor industrial forklift trucks. We also sell our Power Systems products to the military and other early adopters of emerging technologies.

The business objectives for our Power Systems group are to: (i) offer a common fuel cell platform across many markets enabling ease of manufacturing and reducing development spending; (ii) achieve further market penetration in the backup power and motive power markets by tailoring our HyPM® fuel cell products to meet market specific requirements including price, performance and features; (iii) invest in sales and market development activities in the backup power and motive power markets; (iv) continue to target the military and other early adopters of emerging technologies as a bridge to future commercial markets; and (v) secure the requisite people and processes to align our anticipated growth plans with our resources and capabilities.

Our Power Systems business competes with providers of incumbent technologies, such as batteries and diesel generators, and businesses that have fuel cell development programs.  Companies that we currently compete with include Anuvu, Altergy Systems, Ballard Power Systems Inc., Distributed Energy Systems Corporation, Giner, Inc., IdaTech plc, Intelligent Energy, Nuvera, Plug Power Inc., Worldwide, Inc., ReliOn Inc., Teledyne, and United Technologies Corporation.  Competing companies with programs for fuel cells other than PEM fuel cells include Fuel Cell Energy Inc., Hitachi, Ltd. and United Technologies Corporation. We also compete with companies that are developing other types of fuel cells.

There are four types of fuel cells other than PEM fuel cells that are generally considered to have possible commercial applications: phosphoric acid fuel cells, molten carbonate fuel cells, solid oxide fuel cells and alkaline fuel cells. Each of these fuel cell technologies differ in their component materials, and operating characteristics.  While all fuel cell types may have potential environmental and efficiency advantages over traditional power sources, we believe that PEM fuel cells can be manufactured less expensively and are more efficient and more practical in small-scale stationary and motive power applications. Further, most automotive companies have selected PEM technology for fuel-cell-powered automobiles. We expect this will help establish a stronger industry around PEM technology and may result in a lower cost as compared to the other fuel cell technologies.

Test Systems

We provided test services to many of the world’s leading automotive companies such as General Motors, Nissan and Toyota as well as to fuel cell developers and component suppliers currently engaged in their own fuel cell development programs. Until recently, we sold test products to such customers as well. On November 7, 2007, we announced our decision to commence an orderly windup of our fuel cell test products and design, development and manufacturing business. We anticipate that this windup will be completed by the end of 2009 and require approximately $3.5 million of funding with a corresponding charge to earnings. The substantial majority of the cash requirements and corresponding charge to earnings occurred in the fourth quarter of 2007.

Our revenues are segmented as follows:

	2008	2007
	(in millions)	(in millions)
OnSite Generation	$31.2	$19.6
Power Systems	5.6	6.1
Test Systems(1)	2.5	12.3
Total	$39.3	$38.0

Note:

(1) Test Systems revenues include $0.4 million for engineering services in 2008 and $3.5 million for engineering services in 2007, primarily provided to General Motors.

History

From inception through to the end of 2000, our revenues were predominantly derived from selling test products and related diagnostic equipment, with limited sales of fuel cell products and engineering services, principally under military and government contracts.  In November 2000, we completed our initial public offering of common

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shares generating net proceeds of $84 million and listed our common shares on the Toronto Stock Exchange (“TSX”) and the Nasdaq Global Market (“Nasdaq”).  These funds, combined with our expertise in the fuel cell testing business, provided the platform for advancing the development of our fuel cell power products.  In 2001, we began to expand the sale of our fuel cell products and of our integration services.

In January 2003, we acquired Greenlight Power Technologies, Inc., our principal competitor in the fuel cell test equipment business, for $20 million, satisfied by approximately $2.3 million of cash and 4.2 million common shares.  Subsequent to our acquisition, we consolidated our fuel cell test businesses in Burnaby, British Columbia allowing us to accelerate our fuel cell development activities in Mississauga, Ontario.

In a February 2004 offering, we issued a total of 11.4 million common shares for net proceeds of $61.6 million including the over-allotment option.

In January 2005, we acquired Stuart Energy, a recognized leader in onsite hydrogen generation systems for industrial, transportation and energy markets, for $129 million. We satisfied the purchase price by issuing approximately 27 million shares.  This acquisition diversified our product portfolio, provided us with a world class customer base including Air Liquide, Air Products, Cheung Kong Infrastructure, Chevron, Ford, General Motors, Linde, Shell Hydrogen and Toyota, strengthened our European presence, and augmented our management team and employee base.  On completion of our acquisition, we carried out a comprehensive integration program achieving annualized cost savings exceeding $10 million.

In March 2007, we implemented a restructuring and streamlining of our operations to reduce its overall cost structure.  Subsequently, in November 2007, further cost reduction initiatives were undertaken. These initiatives resulted in a workforce reduction of approximately 100 full-time equivalent positions. The Company incurred approximately $4.1 million pre-tax charges in 2007 in connection with these initiatives.

In November 2007, after conducting an extensive evaluation of the opportunities for our fuel cell test products design, development and manufacturing business and canvassing all opportunities, we concluded that an orderly windup was the most appropriate decision. Accordingly, we commenced an orderly windup of the business which is based in our Burnaby, British Columbia facility. We anticipate that this windup will be completed by the end of 2009 and require approximately $3.5 million of funding with a corresponding charge to earnings. The substantial majority of the cash requirements and corresponding charge to earnings occurred in the fourth quarter of 2007. The decision to wind up the test equipment business has no effect on the business activities or daily operations of our OnSite Generation and Power System business units.

Industry Trends

A discussion of industry trends, by its nature, necessarily contains certain forward-looking statements.  Forward-looking statements require us to make assumptions and are subject to inherent risks and uncertainties that could cause actual results or events to differ materially from current expectations.  Please refer to the caution regarding forward-looking statements on page 1, and the “Risk Factors” section on pages 18 to 32 of this annual information form for a discussion of such risks and uncertainties and the material factors and assumptions related to the statements set forth in this section.

We anticipate our business will continue to benefit from several broad trends including: (i) high prices for oil and natural gas; (ii) increased government legislation and programs worldwide promoting alternative energy sources such as synthetic fuels, including hydrogen; (iii) increased awareness of the adverse impact of fossil fuels on our climate and environment; and (iv) the need for industrialized economies to access alternative sources of energy to reduce fossil fuel dependency.  We anticipate these trends will continue and intensify in the future, allowing the benefits of hydrogen to be further demonstrated in numerous applications.  In particular, “green” hydrogen can be generated universally from renewable power sources such as hydroelectric, geothermal, solar and wind or from low-emission sources such as biomass and nuclear.  These industry trends are discussed below.

High prices for oil and natural gas. In recent years, oil and natural gas prices have increased and it is anticipated that the general trend of prices will continue to rise over the long term due to increased demand from emerging market economies such as China and India, localized supply constraints and political instability in oil producing areas.  As the cost of these commodities increase relative to the price of electricity, our electrolysis-based on-site hydrogen generation products stand to become more cost competitive with other forms of hydrogen production

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and delivery, thereby increasing on-site generation market share.  Similarly, we expect that the higher efficiency of fuel cells will make them increasingly appealing relative to conventional internal combustion engines.

Increased government legislation and programs worldwide promoting alternative energy sources including hydrogen.  In recent years, numerous governments have introduced legislation to promote and develop the use of hydrogen in energy applications as a partial response to the risks and adverse effects associated with fossil fuels.  We anticipate this interest will accelerate over time.  Recent government legislation has been proposed or passed in many jurisdictions to support renewable energy initiatives including passage of the American Recovery and Reinvestment Act of 2009 in the United States and the Green Energy and Green Economy Act, 2009 in Ontario, Canada.

The European Union has adopted an action plan to replace 20% of vehicles using diesel and gasoline fuels in the road transportation sector with vehicles that use natural gas and hydrogen by 2020.  European efforts include the European Commission (EC) establishing a platform to bring hydrogen and fuel cells to market and a proposed Joint Technology Initiative for public-private partnership.  The EC’s 6th Framework Programme is currently providing $2.2 billion over five years for hydrogen and fuel cell initiatives under the European Hydrogen and Fuel Cell Technology Platform.  As well, the EC has announced spending of approximately 1 billion euros per year between 2007 and 2013 as part of a European Strategic Energy Technology Plan tied to a proposed new energy policy for Europe. Hydrogen and fuel cells are included in that plan.

Additionally, several Asian countries are responding to environmental, energy, security and socio-economic concerns by introducing legislation and initiatives to promote hydrogen and fuel cell technologies.  Japan, Korea, India and China continue to invest significantly in the development and commercialization of hydrogen and fuel cells.

Increased awareness of the adverse impact of fossil fuels on our climate, environment and air quality.  Governments worldwide continue to enact legislation aimed at curtailing the impact of fossil fuels on the environment.  Most notably, the Kyoto Accord, a United Nations sanctioned protocol, attempts to address global warming problems by reducing greenhouse gas emissions.  Jurisdictions are also enacting legislation aimed at curbing idling or emissions that affect urban air quality, or affect indoor operation of utility vehicles. In October 2006, the Canadian government announced the Clean Air Act designed to tackle pollution and greenhouse gas emissions.  This act strictly enforces industry compliance to a set of national standards on both air pollution and emissions of greenhouse gases.

The need for industrialized economies to access alternative sources of energy to reduce their dependency on fossil fuels. Many industrialized nations, including some of the fastest growing economies, import most of the fossil fuels consumed in their respective economies. This creates a dependency on external sources and exposes them to significant trade imbalances.

For stationary power, in the United States alone, approximately 400,000 megawatts of new electricity generating capacity is forecast to be needed by 2020 to meet growing demand and to replace retiring generating units.  The existing electricity transmission and distribution grid in the United States is overburdened in many regions.  By locating power generation products close to where the power is used, known as distributed generation, it is possible to bypass the overloaded transmission and distribution grid.  Hydrogen and fuel cell technologies are well suited to a distributed generation model thereby providing an emerging opportunity for hydrogen fuel cells and hydrogen powered internal combustion engines to provide stationary generating capacity.

China and India also have growing concerns about energy supply and security which are leading those countries to pursue initiatives promoting hydrogen and energy efficiency programs. Further, as the introduction of automobiles continues to accelerate in India and China, such dependency on fossil fuels may become increasingly unsustainable, creating an opportunity for hydrogen and fuel cells.

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Our Strategy

Our strategy is to develop electrolyzer and fuel cell products for sale to OEMs, electric utilities, merchant gas companies and end-users requiring highly reliable products offered at competitive prices. We believe that our success will be substantially predicated on the following factors:

Advancing Our Product Designs

Within our OnSite Generation business segment, we are focused on reducing the cost of our HySTAT® electrolyzer and improving its efficiency. Concurrently, we are developing an electrolyzer having four times the active area per cell to allow us to compete more favourably in cases where greater volumes of hydrogen are required for industrial, hydrogen fueling or renewable energy storage applications.

Within our Power Systems business segment, we are focused on increasing the durability and efficiency of our fuel cells and fuel cell systems as well as reducing their cost. For market opportunities such as the home and backup power market requiring between 4 and 12 kilowatts of electrical power, we are developing a PEM based electrolyzer. We are attempting to offset a portion of the associated development expenses by entering into cost sharing agreements with OEMs and government agencies.

Recently, we have seen considerable interest in using hydrogen as a medium to store renewable energy, particularly wind and solar power, due to the favourable characteristics of hydrogen as an energy carrier. We are developing a renewable energy storage product incorporating an alkaline electrolyzer, PEM fuel cell electrical generator and associated systems software. We anticipate adding other proprietary technologies to this product offering based on continued market intelligence. In time, we anticipate developing a product offering that will benefit from ancillary electrical power services such as grid balancing and load profiling.

Increasing Market Penetration

As at December 31, 2008, we had seven  full time staff employed in sales functions. Our senior management team is also actively involved in sales initiatives including maintaining close contact with our more significant customers.

Additionally, we have developed relationships with third parties that we believe are well positioned in our markets to identify new sales opportunities for our products. In the industrial gas market, these third parties include leading merchant gas companies such as Air Liquide and Linde Gas. In the backup power market, these third parties include leading OEMs such as APC by Schneider Electric and Commscope, Inc. In the forklift truck market, these OEMs include Crown Equipment Corporation and NAACO Materials Handling Group, Inc.

We have recently begun to sell our renewable energy storage products to progressive electric power utilities seeking a robust and cost effective solution for renewable energy storage. We have begun to access this market through trade events, meeting directly with electrical utilities, and marketing to governmental agencies mandated to provide power to remote communities.

Responding to Market Conditions

Macro-level changes in the global economy began to undermine our business in the fourth quarter of 2008. Operationally, we experienced a delay in closing orders, and in one case, a delay in an order shipment as a result of a customer not being able to pay for the balance of an order. Financially, we experienced more challenging conditions as a result of weaker capital markets worldwide and anticipate this may adversely reduce our ability to raise capital on favourable terms as well as our credit facility with a Canadian chartered bank.

With regard to the economic slowdown, we have taken a number of initiatives to better position ourselves including: (i) revising our annual and three-year financial plans to reflect a more conservative outlook in our relevant markets; (ii) implementing a downsizing in January 2009 involving 25 full-time positions representing approximately $1.3 million of annual payroll costs; (iii) curtailing or deferring operating expenditures to reduce our overhead levels; (iv) having our senior management more fully engaged with our major accounts to better assess sales opportunities; and (v) aggressively managing our working capital.

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We are encouraged, however, with our business prospects in many of our relevant markets in addition to the Corporation’s continued improved operating performance. Additionally, recent government legislation has been proposed or passed in many jurisdictions to support renewable energy initiatives including passage of the American Recovery and Reinvestment Act of 2009 in the United States and the Green Energy and Green Economy Act, 2009 in Ontario, Canada. We will continue to selectively pursue opportunities we believe are the most promising for us and can be delivered on the most advantageous terms.

Securing Additional Capital

As at December 31, 2008, we had $22.7 million of cash, cash equivalents and restricted cash and had $25.5 million of shareholders’ equity. We do not anticipate achieving a consistent level of profitability or generate consistent positive cash flow from operations for the next several quarters. While our OnSite Generation business achieved $2.1 million of segment income in 2008, our Power Systems and Corporate and Other business units incurred a combined segment loss of $16.4 million in 2008.

The failure to raise sufficient funds necessary to finance future cash requirements could adversely affect our ability to pursue our strategy and negatively affect our operations in future periods. We are addressing this matter in a number of ways. We are maintaining frequent contact with analysts and institutional investors to better articulate our investment merits, and, in 2008 we filed a base shelf prospectus with certain provincial securities regulators and the Securities and Exchange Commission to enhance our ability to access the capital markets.

Retaining and Engaging Our Staff

As at December 31, 2008, we had 166 full-time staff, the majority of whom have been employed by the Company for several years and possess strong technical backgrounds with extensive industry experience. We strive to maintain a high level of employee engagement by offering compensation at market rates, providing interesting and challenging work, and, over time, the opportunity to create wealth by participating in our stock ownership program.

Our Products and Services

Our products include HySTAT™ hydrogen generation equipment in our OnSite Generation business and HyPM® fuel cell products in our Power Systems business.  A summary of our product lines is noted below.

HySTAT™ Hydrogen Stations

HySTAT™ Hydrogen Stations offer a dependable on-site supply of hydrogen for a variety of hydrogen applications, including vehicle fueling, distributed power, and a variety of industrial processes.  From a selection of versatile modular components, we configure the optimum HySTAT™ Hydrogen Station to precisely meet customer needs for hydrogen generation and storage. We also provide spare parts and service for our entire installed base.

We currently offer our HySTAT™ Hydrogen Station in multiple configurations depending on the amount of hydrogen required. This product is suitable for producing continuous or batch supplies of hydrogen typically for industrial processing applications and generates between 15 - 60 normal cubic meters per hour (“Nm3/hr”) of hydrogen. Multiple standard units can be installed for larger applications with the capability of generating up to 500 Nm3/hr of hydrogen.

HyPM® Fuel Cell Products

Our HyPM® fuel cell products provide high performance, high efficiency electrical power from clean hydrogen fuel.  The HyPM® product is well suited to compete with existing battery applications by offering longer runtimes and life, at a significantly smaller size and weight.  The HyPM® product line also competes with certain diesel power applications by offering clean, quiet operation and higher demand reliability.  Our products are built on a common platform allowing us to achieve volume purchasing and manufacturing efficiencies.

•                                         HyPM®  Fuel Cell Power Modules.  Our HyPM® power module runs on high purity hydrogen and produces DC power in standard outputs of 8, 12, 16 and 65 kW.   This product is suitable for a wide range of

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stationary, mobile and portable power applications.   The HyPM® XR model is targeted at backup power applications and the HyPM® HD model is targeted at motive power applications.

•                                         HyPXTM Fuel Cell Power Pack.  Our HyPXTM Power Pack includes a standard HyPM® power module integrated with hydrogen storage tanks and ultracapacitors that provide higher power in short bursts.  This product has the same form, fit and function as large battery packs used in devices such as forklift trucks and tow tractors.

•                                         Integrated Fuel Cell Systems.  Our integrated fuel cell systems are built around our HyPM® power modules and are targeted to portable and stationary applications including portable and auxiliary power units for military applications and direct current or DC backup power system for cellular tower sites.

•                                         Engineering Development Services.  We also enter into engineering development contracts with certain customers for new or custom products.

Sales and Marketing

We have a direct sales force of seven full-time sales professionals in Belgium, Canada, China, Germany, India, Russia and the United States, along with a global network of sales agents and distribution channels.  We believe that our ability to market and sell a diversified product portfolio through global sales and distribution channels provides us with an advantage over our competitors.  Our sales force is largely organized by region for each business unit.

Customers

The primary customers for our OnSite Generation products are leading industrial gas companies, industrial end users, oil and gas companies and utilities. The primary customers for our Power Systems products are OEMs, systems integrators and end users.

In 2008, three customers comprised 18%, 7% and 5% of our revenue (in 2007, three customers comprised 12%, 5% and 5% of our revenue).  In 2008, 24% of our revenues were derived from Europe, 22% from North America, 45% from Asia, and the remaining 9% were derived from other foreign jurisdictions (in 2007 these numbers were 32%, 26%, 15%, and 27%, respectively).  Accordingly, we have mitigated risk to any single market or adoption rate by diversifying our product portfolio across the markets in which we operate.

We have entered into agreements with several customers to pursue commercial opportunities which we view as important to our success.  Our key customer agreements are summarized below.

•           Military OEM.  In December 2005, we entered into a multi-year joint cooperation agreement with a military OEM.  For reasons of confidentiality, we cannot disclose the name of this OEM.  In conjunction with the signing of the cooperation agreement, we were awarded an $8 million contract for multiple units of fuel cell power systems based on our 500 series fuel cell stack technology.

•           American Power Conversion Corp.   In November 2004, we entered into a collaborative development agreement with APC by Schneider Electric and we announced an order for 25 fuel cell power modules to be incorporated into their backup power products for data centres.  APC is a leading global supplier of high availability systems for network-critical physical infrastructure.  Our HyPM® XR is a key component of APC’s InfraStruXure™ product line.  In August 2006, we announced that we had entered into a supply agreement with APC to deliver up to 500 fuel cell modules for backup power applications.  In 2008, we entered into a second supply agreement with APC, broadening the scope of our August 2006 supply agreement to support APC’s fuel cell backup power program.

•           Leading Global Industrial Gas Companies. We have previously established preferred supplier agreements with Air Liquide S.A., Air Products and Chemicals, Inc., and Linde A.G., three of the leading global industrial gas companies.  Typically, these agreements provide that, for industrial applications, we will be the preferred supplier of onsite, electrolysis-based hydrogen generators to the applicable industrial gas company.  We believe

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that these relationships represent valuable sales channels, while providing validation of our technology from highly credible partners.

•           General Motors. In October 2001, we entered into an agreement with General Motors to accelerate the development of fuel cell technology.  This agreement includes shared intellectual property rights and joint efforts in fuel cell product development, engineering, prototyping, testing, branding and marketing strategies. In connection with this agreement, we issued General Motors approximately 11.4 million of our common shares, or approximately 21% of our then outstanding common shares, and warrants to purchase approximately 2.5 million additional shares.  These warrants were subsequently cancelled in December 2005 (see “Interest of Management and Others in Material Transactions — Transactions with General Motors”).

Research and Product Development

Our research and product development team consists of approximately 10 staff, the substantial majority of whom are located in Mississauga, Ontario and are focused primarily on our fuel cell activities. The remainder is located in Oevel, Belgium.  Collectively, these individuals have many years of experience in the design of electrolysis and fuel cell products. Our product development team combines leaders with extensive experience in their fields with younger graduates from leading universities.

Our objective is to develop complete products rather than components and to ensure that these products are constantly improved throughout the product life.  Our research activities are unique to each of our business units but typically focus on the cost, performance and durability of our products. Our product development activities commence with a market requirement document establishing the business case for the proposed product. This process involves staff from our business development, finance, engineering and operations departments who balance the requirements of performance, time to market, and product cost.  Prototypes are often validated by lead customers such as APC by Schneider Electric and CommScope, Inc.

We seek cost-sharing projects with various government agencies, mainly in North America, to partially offset our research and product development expenses.  We currently have contribution agreements with the Province of Ontario, Ministry of Research and Innovation, and with the Canada Foundation for Sustainable Development Technology, a corporation without share capital incorporated under the Canada Corporations Act and continued under the Sustainable Development Technology Act (Canada).  In 2008, $1.4 million, or 16.3% of our research and product development expenses were funded by various governments.

Our current research and product development plans are summarized below:

•           OnSite Generation. Our research activities are focused on performance improvements of our electrolyzer cell stacks. Our product development activities are focused on large scale electrolyzers to store renewable or other zero-emission energy as hydrogen, thereby helping to address the intermittency problem associated with most renewable energies, or to refuel vehicles from locally-produced non-fossil sources. Our larger-scale and lower-scale product developments aim to make Hydrogenics the “one-stop shop” for all on-site hydrogen generation needs.

•           Power Systems. At the fuel cell stack, or component level, we are focused on testing, adapting and integrating new materials, design concepts, manufacturing techniques, and on cost reduction.  At the module or product level, we are focused on cost reduction and on meeting market specific requirements for durability and performance. Additionally, our product development focuses on size reduction, allowing the same power module to be deployed in both mobile and stationary applications. Our product development also focuses on small scale PEM electrolyzers, which we believe will have greater demand due to their lower cost and size in the small capacity range of <10 Nm3/h.

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Intellectual Property

We protect our intellectual property by means of a combination of patent protection, copyrights, trademarks, trade secrets, licences, non-disclosure agreements and contractual provisions. We generally enter into a non-disclosure and confidentiality agreement with each of our employees, consultants and third parties that have access to our proprietary technology.  We currently hold 55 patents in a variety of jurisdictions and have more than 191 patent applications pending.  Additionally, we enter into commercial licences and cross-licences to access third party intellectual property.

We typically retain sole ownership of intellectual property developed by us. In certain situations, such as with Dow Corning and General Motors, we provide for shared intellectual property rights. In the case of General Motors, we have a non-exclusive, royalty-free license to use certain of General Motors’ proprietary fuel cell stack intellectual property in certain applications and markets.  We have these rights in perpetuity, including subsequent improvements to the licensed technology. In the case of Dow Corning, we jointly own a U.S. patent application, together with all inventions falling within the description of such patent application specific to sealing and sealing materials for fuel cell and electrolyzer assemblies.

Given the relative early stages of our industry, our intellectual property is and will continue to be important in providing differentiated products to customers.

Manufacturing

The majority of our manufacturing services, including parts procurement, kitting, assembly and repair, are carried out in-house at our respective business unit manufacturing facilities. We also perform certain manufacturing related functions in-house, including manufacturing engineering, and the development of manufacturing test procedures and fixtures.

We anticipate being able to move various aspects of our manufacturing operations to third parties or other lower cost jurisdictions as production volumes increase.  By moving to third parties, we would benefit from contract manufacturing economies of scale, access to high quality production resources and reduced equipment capital costs and equipment obsolescence risk.  We have also commenced sourcing components from third parties in Asia and expect to increase the volume over time to reduce our material costs.

We are dependent upon third party suppliers for certain key materials and components for our products such as membrane electrode assemblies (MEA) and ultra capacitors.  We believe that we have sufficient sources and price stability of our key materials and components.

We have certifications in ISO 9001-2000 in both of our Oevel and Mississauga facilities, and ISO 14001 and OHSAS 18001 in our Oevel facility.

Facilities

We have the following facilities:

•           Mississauga, Ontario, Canada. Our 96,000 square foot facility in Mississauga, Ontario serves as our corporate headquarters and Power Systems manufacturing facility and is leased until August 31, 2010. Principal activities at this facility include the manufacture and assembly of our fuel cell power and research and product development for our fuel cell power products, fuel cell testing services and our corporate activities.

•           Oevel-Westerlo, Belgium. Our 32,000 square foot facility in Oevel-Westerlo, Belgium serves as our manufacturing facility for our OnSite Generation business and is leased until August 30, 2014.  Principal activities at this facility include the manufacture and assembly of our hydrogen generation equipment, water electrolysis research and product development as well as administrative functions related to our OnSite Generation business.

•           Burnaby, British Columbia, Canada. Our 54,000 square foot facility in Burnaby, British Columbia served as our manufacturing facility for our Test Systems business and is leased until December 31, 2009. Principal activities

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at this facility included the manufacture and assembly of our test products, test products research and product development as well as administrative functions related to our Test Systems business. In November 2007, we announced our decision to commence an orderly windup of our fuel cell test products and design, development and manufacturing business. As a result, we expect to vacate this facility during 2009.

•           Gladbeck, Germany.  Our Power Systems group maintains a 6,458 square foot facility in Gladbeck, Germany, which is leased until November 2010.  This facility is used to provide fuel cell integration services for European customers and serves as our European office for fuel cell activities of our Power Systems business.

•           Shanghai, China. Our procurement group maintains a 100 square foot facility in Shanghai, China. This facility is used for sourcing of products in China and other Asian countries.

In 2005, we assumed lease obligations previously established by Stuart Energy, including a vacant 53,240 square foot facility in Shawinigan, Quebec, with an annual lease cost of approximately $0.3 million expiring in May 2011.  This Shawinigan property was sublet in 2006.  In connection with its acquisition of Vandenborre Technologies NV in February 2003, Stuart Energy sought to rationalize its operations in 2003.  As a result, Stuart Energy has previously taken a financial charge relating to the Shawinigan, Quebec facility.

We also have small sales offices in Asia, Europe, and North America.  We believe our facilities are presently adequate for our operations and we will be able to maintain suitable space needed on commercially reasonable terms.

Human Resources

As at March 24, 2009, we employed approximately 166 full-time staff of which 25 are professional staff, including engineers, scientists, and other technical specialists. Our full-time staff is divided between 73 full-time staff in our OnSite Generation business, 81 full-time staff in our Power Systems business, 5 full-time staff in our Test Systems business and 7 full-time staff in our corporate services group.

Our ability to attract, motivate and retain qualified personnel is critical to our success.  We attempt to align the interests of our employees with those of shareholders through the use of incentive stock options and a performance-based compensation structure.  A majority of employees own our common shares or options to purchase our common shares.  We have entered into non-disclosure and confidentiality agreements with key management personnel and with substantially all employees.  None of our employees are represented by a collective bargaining agreement and we believe that our relations with our employees are good.

Legal Proceedings

We are not currently party to any material legal proceedings.

Government Regulation

We are not subject to regulatory commissions governing traditional electric utilities and other regulated entities in any of the jurisdictions that we operate in. Our products are however subject to oversight and regulation by governmental bodies in regards to building codes, fire codes, public safety, electrical and gas pipeline connections and hydrogen siting, among others.

4.             DESCRIPTION OF SHARE CAPITAL

Our authorized capital consists of an unlimited number of common shares and an unlimited number of preferred shares issuable in series, of which 92,405,666 common shares and no preferred shares were issued and outstanding as of March 24, 2009.

Each common share carries one vote on all matters to be voted on by our shareholders.  Holders of common shares are entitled to receive dividends as and when declared by our Board of Directors and to share ratably in our remaining assets available for distribution, after payment of liabilities, upon Hydrogenics’ liquidation, dissolution or winding up.  Common shares do not carry pre-emptive rights or rights of conversion into any other securities.

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However, we have granted General Motors a pre-emptive right.  See Section 8 — “Interest of Management and Others in Material Transactions — Transaction with General Motors.”  All outstanding common shares are fully paid and non-assessable.  There are no limitations on the rights of non-resident owners of common shares to hold or vote their shares.

Our Board of Directors has the authority, without further action by the shareholders, to issue an unlimited number of preferred shares in one or more series and, in the event that preferred shares are issued, the Board also has the authority to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights of any preferred shares including any qualifications, limitations or restrictions.  Special rights that may be granted to a series of preferred shares include dividend rights, conversion rights, voting rights, redemption and liquidation preferences, any or all of which may be superior to the rights of the common shares.  Preferred share issuances could decrease the market price of common shares and may adversely affect the voting and other rights of the holders of common shares.  The issuance of preferred shares could also have the effect of delaying or preventing a change in control of Hydrogenics.

5.             DIVIDENDS

We have never declared or paid any cash dividends on our common shares.  We currently intend to retain any future earnings to fund the development and growth of our business and we do not anticipate paying any cash dividends in the foreseeable future.

6.             MARKET FOR SECURITIES

Our common shares are listed on the TSX under the symbol “HYG” and on the Nasdaq under the symbol “HYGS.” The following table sets forth the reported trading volumes and trading prices in Canadian dollars and U.S. dollars, respectively, for our common shares on the TSX and Nasdaq during each month in 2008.

	TSX			Nasdaq
2008	High (C$)	Low (C$)	Volume	High ($)	Low ($)	Volume
January	1.05	0.52	1,556,944	1.07	0.49	9,761,910
February	0.70	0.52	1,185,548	0.68	0.51	3,938,220
March	0.64	0.51	2,617,953	0.65	0.51	6,251,600
April	0.67	0.50	1,398,093	0.66	0.50	9,615,800
May	0.98	0.57	1,518,047	0.98	0.57	10,914,200
June	1.99	0.77	4,032,445	1.95	0.75	24,062,170
July	2.47	1.31	6,380,260	2.45	1.30	52,747,100
August	1.53	1.13	1,569,966	1.63	1.08	14,891,800
September	1.40	0.60	2,627,567	1.31	0.55	13,956,600
October	0.98	0.63	624,988	0.92	0.51	5,941,900
November	0.95	0.50	671,737	0.82	0.39	4,990,250
December	0.60	0.37	863,737	0.49	0.32	3,901,010

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7.             DIRECTORS AND OFFICERS

The following table sets forth information with respect to our directors and executive officers as of March 24, 2009:

Name	Province or State and Country of Residence	Title	Director or Executive Officer Since
Norman M. Seagram(1)	Ontario, Canada	Chairman of our Board of Directors(5)	2000
Douglas S. Alexander(2)	Ontario, Canada	Director(5)	2006
Michael Cardiff(3)	Ontario, Canada	Director(5)	2007
Henry J. Gnacke	Michigan, United States	Director(5)	2008
V. James Sardo(4)	Ontario, Canada	Director(5)	2003
Joseph Cargnelli	Ontario, Canada	Chief Technology Officer and Director(5)	1996
Daryl Wilson	Ontario, Canada	President and Chief Executive Officer and Director(5)	2006
Lawrence E. Davis	Ontario, Canada	Chief Financial Officer and Corporate Secretary	2005
Jennifer Barber	Ontario, Canada	Vice President, Finance and Corporate Controller	2005
Wido Westbroek	Geel, Belgium	Vice President and General Manager	2006

Notes:

(1)	Chairman of the Board of Directors, member of the Human Resources and Corporate Governance Committee, and a member of the Audit Committee.
(2)	Chair of the Audit Committee and member of the Human Resources and Corporate Governance Committee.
(3)	Member of the Audit Committee and the Human Resources and Corporate Governance Committee.
(4)

Chair of the Human Resources and Corporate Governance Committee and member of the Audit Committee. Between April 3, 2006 and May 3, 2006, Mr. Sardo, who was then a director of Royal Group Technologies Limited, was prohibited from trading in securities of Royal Group Technologies Limited pursuant to a management cease trade order issued by the Ontario Securities Commission in connection with the delay in filing of certain of Royal Group Technologies Limited’s financial statements.

(5)	Each director will hold office until the next annual and special meeting of shareholders to be held on May 13, 2009, or until his successor is duly elected or appointed.

As of the date of this annual information form, our directors and senior officers, as a group, beneficially own, or exercise control or direction over 8,524,974 of our common shares, being approximately 9.2% of our outstanding common shares.

Norman M. Seagram, Chairman of our Board of Directors. Mr. Seagram has served as Chairman of our Board of Directors since September 2007.  He previously served in this position from July 2000 to December 2006 following which he acted as Lead Director until September 2007.  Mr. Seagram was President of Sportsco International LP (SkyDome) from February 2001 to March 2003.  From September 1996 to May 1997, Mr. Seagram was President and Chief Executive Officer of Molson Inc., a company he had previously served for 24 years in a variety of senior management positions.  From October 1992 to August 1996, Mr. Seagram was Chairman and Chief Executive Officer of Air Liquide Canada, Inc., a producer of industrial gases.  Mr. Seagram is a trustee of Trinity College School and the Toronto Symphony Foundation, and he is a director of Harbourfront Foundation.  He serves on the advisory board of the Faculty of Applied Science and Engineering, University of Toronto, and he is a former director of the Toronto Economic Development Corporation (TEDCO).

Douglas S. Alexander, Director. Mr. Alexander joined our Board of Directors in May 2006.   Mr. Alexander is a Director and member of the Audit Committee of Critical Outcome Technologies Inc., and has served as the Chief Financial Officer of various Canadian public companies for 15 years. Mr. Alexander was formerly lead director and chair of the Audit Committee of Saxon Financial Inc. Mr. Alexander served as a director of Stuart Energy from 2003 to January 2005. From 1999 to 2004, Mr. Alexander was Executive Vice President and Chief Financial Officer of Trojan Technologies Inc., an international environmental high technology company. Mr. Alexander is a Chartered Director, having graduated in 2009 from Director’s College, a joint venture between McMaster University and the Conference Board of Canada.

Michael Cardiff, Director. Mr. Cardiff joined our Board of Directors in November 2007. Currently, Mr. Cardiff is the Chief Executive Officer of Accelerents, a consulting firm focused on strategy development. Prior to holding that

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position, Mr. Cardiff held numerous senior positions in a number of technology companies including large multinationals such as EDS and IBM as well as startup companies such as Fincentric, Convergent Technologies, Tandem, and Stratus Computer. Mr. Cardiff is currently a director of Descartes Systems Group, Burntsand Inc.  and Software Growth Inc. Mr. Cardiff has also served as a director of Husky Injection Molding Systems, Solcorp, Visible Genetics, Spectra Security Software Visible Decisions and the Toronto Film Festival and Roy Thomson Hall. Mr. Cardiff received many awards including “A Canadian Export Life Time Achievement Award.” In 1998, Mr. Cardiff was named one of Canada’s “Top 40 Under 40,” recognizing him as one of the nation’s most successful young leaders. Mr. Cardiff is a member of, and holds the ICD.d designation from, the Institute of Corporate Directors.

Joseph Cargnelli, Chief Technology Officer and Director. Mr. Cargnelli is one of our founders and served as a director from January 1996 to January 2005, when he resigned in connection with the closing of the Stuart Energy acquisition. Mr. Cargnelli was re-elected at the meeting of shareholders on May 17, 2005. Mr. Cargnelli served as our Treasurer from January 1996 until July 2000.  Mr. Cargnelli was appointed as our Vice President, Technology in July 2000.  His title was changed to Chief Technology Officer in April 2003.  Mr. Cargnelli earned both a Masters of Applied Science degree in Mechanical Engineering and a Bachelor of Applied Science degree in Mechanical Engineering from the University of Toronto.  From April 1992 to April 1993, Mr. Cargnelli served as a Research Engineer with the Laboratory of Advanced Concepts in Energy Conversion Inc., a laboratory engaged in the research, development and demonstration of alkaline fuel cells and hydrogen storage methods.  Mr. Cargnelli is a member of the Professional Engineers of Ontario.

Henry J. Gnacke, Director. Mr. Gnacke joined our Board of Directors in May 2008. Formerly, Mr. Gnacke was the Executive Director, Global Purchasing Supply chain at General Motors. He was responsible for fuel cell propulsion systems and General Motors’ E-Flex programs. Mr. Gnacke has over 30 years of experience and has held numerous positions at General Motors, including several international assignments in the Middle East, Asia and Europe. Mr. Gnacke is the nominee of General Motors in connection with our strategic alliance with General Motors.

V. James Sardo, Director. Mr. Sardo joined our Board of Directors in May 2003. Mr. Sardo is a Corporate Director. In 2005, he became a director of New Flyer Industries Inc., North America’s largest manufacturer of city buses, and has been a director of Sonnen Energy, a solar integration company, from 2007 to 2009. During 2004 to 2007, Mr. Sardo served as a trustee of Union Waterheater Income Trust, a waterheater rental company, as a director of Royal Group Technologies, a plastics building products company, and as a director and Chairman of Countryside Power, a power generation company. From 2003 to 2007, he was a trustee of Custom Direct Income Fund, a manufacturer and direct marketer of custom cheques. Prior to these appointments, Mr. Sardo was interim Chief Executive Officer of Royal Group Technologies Limited, from 2004 to 2005, President of the Canadian Operations of Moore Corporation Limited, a business forms and communications company, from 1999 to 2001, and President and Chief Executive Officer of SMK Speedy International Inc., an international automotive repair company from 1997 to 1999. Prior to 1997 Mr. Sardo was Chief Executive Officer of Amre Inc., a Dallas based marketer of home improvement products, and Chief Executive Officer of SNE Inc., a manufacturer and marketer of windows and doors. Mr. Sardo is also a member of the Institute of Corporate Directors, and holds the ICD.d.

Daryl Wilson, President and Chief Executive Officer and Director. Mr. Wilson was appointed President and Chief Executive Officer in December 2006.  Prior to joining Hydrogenics, Mr. Wilson held senior leadership positions at Royal Group Technologies Inc., ZENON Environmental Inc., Toyota and Dofasco Inc. In 1990 Mr. Wilson earned an MBA from McMaster University in Operations Management/Management Science. Mr. Wilson also holds a Bachelor’s degree in Chemical Engineering from the University of Toronto. Mr. Wilson is a Chartered Director, having graduated in 2009 from Director’s College, a joint venture between McMaster University and the Conference Board of Canada.

Lawrence E. Davis, Chief Financial Officer and Corporate Secretary. Mr. Davis has served as our Chief Financial Officer since April 1, 2005.  Mr. Davis has over 20 years of financial and operational experience.  He has been a Chartered Accountant since 1987.  From 1999 to 2003, Mr. Davis was the Chief Financial Officer of GDI Global Data Inc., a wireless data services company.  Mr. Davis also acted as the President of Saturn Capital Corporation, a merchant bank that advises, invests in and assumes senior management positions for high growth businesses from 1997 until 1999.  From 1987 to 1997, Mr. Davis served as a Vice President for PricewaterhouseCoopers LLP and he previously worked for two years with Ernst & Young.

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Jennifer Barber, Vice President, Finance and Corporate Controller.  Ms. Barber joined us through our acquisition of Stuart Energy in January 2005 and was appointed to the position of Vice President Finance and Corporate Controller in May 2005.  Since taking on this position, Ms. Barber has led the finance team through a full range of financial consolidations arising from the acquisition, with the added responsibility of integrating Sarbanes-Oxley requirements into all of our financial processes and procedures.  Hired by Stuart Energy in 2001, Ms. Barber served as Director, Corporate Finance from 2003 onward, and prior to that as Controller.  She was employed from 1997 to 2001 by PricewaterhouseCoopers LLP.  Ms. Barber received Institute of Chartered Accountant accreditation in 2000.

Wido Westbroek, Vice President and General Manager.  Mr. Westbroek joined us in 2006 as Vice President, Operations of the Belgium On-Site division.  His former career, spanning 18 years, was with Powerlasers, a developer and manufacturer of unique laser welding technology and a maker of auto parts for major automotive OEMs based in Canada and the US.  Mr. Westbroek received his Bachelor of Science in Physics at the University of Waterloo in Ontario.

Auditor and Fees and Services

PricewaterhouseCoopers LLP (“PwC”) has served as our auditors since 2000.  Fees payable to PwC for the years ended December 31, 2008 and 2007 were as set out below.

Audit Fees

In 2008 and 2007, PwC charged us audit fees totalling, Cdn. $724,548 and Cdn. $661,247, respectively.  In 2008 and 2007, these fees included professional services rendered for the review of interim financial statements, statutory audits of annual financial statements, consultations about financial and reporting standards and other regulatory audits and filings, including Sarbanes-Oxley compliance.

Audit-Related Fees

In 2008 and 2007, PwC charged us audit-related fees of Cdn. $8,904 and Cdn. $43,832, respectively.  In 2008 and 2007, these fees included professional services that reasonably relate to the above services and Canadian Public Accounting Board Fees.

Tax Fees

In 2008 and 2007, PwC charged us tax fees of Cdn. $90,535 and Cdn. $16,677, respectively.  In 2008 and 2007, these fees included professional services for tax compliance, tax advice, tax planning and advisory services relating to the preparation of corporate tax returns.

All Other Fees

In 2008 and 2007, PwC charged us other fees of Cdn. $64,425 and Cdn. $23,219, respectively.  In 2008, these fees related to assistance with the preparation of our base shelf prospectus filed in September, 2008 as well advisory services related to the implementation of International Financial Reporting Standards (IFRS) and other regulatory matters. In 2007, these fees related to advisory services related to the windup of our fuel cell test equipment business.

Audit Committee

The Audit Committee of our Board of Directors operates under a written charter that sets out its responsibilities and composition requirements.  As at March 24, 2009, the members of the committee were: Douglas S. Alexander (Chair), Michael Cardiff, V. James Sardo and Norman M. Seagram.  The following sets out the education and experience of each director relevant to the performance of his duties as a member of the committee.

Douglas Alexander is Chair of our Audit Committee.  He is also the current Chair of the Audit Committee for Saxon Financial Inc.  From 1999 to 2004 Mr. Alexander was executive Vice President and Chief Financial Officer of Trojan Technologies Inc., an international environmental high technology company.  In his roles, Mr. Alexander was responsible for all aspects of corporate financial affairs, as well as strategic management and corporate

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development.  Mr. Alexander is a chartered accountant under the Institute of Chartered Accountants of Ontario since 1985 and under the Institute of Chartered Accountants of Scotland since 1980 and holds a Bachelor of Accountancy from Glasgow University. Mr. Alexander is also a member of the Institute of Corporate Directors and has achieved his ICD.d certification.

Michael Cardiff is currently the Chief Executive Officer of Accelerents, a consulting firm focused on strategy development. Mr. Cardiff also serves as a member of the audit committee of  Descartes Systems Group, a global on-demand software-as-a-service (SaaS) logistics solutions provider. Mr. Cardiff is also a member of the Institute of Corporate Directors and has achieved his ICD.d certification.

V. James Sardo has been Chairman of the Board of Trustees of Countryside Power Income Fund, and , since 2005, has been a director of New Flyer Industries Inc., North America’s largest manufacturer of city buses. Mr. Sardo holds a Master’s in Business Administration from McMaster University and is a member of the Institute of Corporate Directors.  Mr. Sardo was previously chief executive officer of seven public companies or their wholly-owned subsidiaries.

Norman M. Seagram is a Corporate Director.  Mr. Seagram holds a Master’s of Science in Engineering Production from the University of Birmingham and a Bachelor of Applied Science in Engineering & Business from the University of Toronto.

The Audit Committee charter requires that each member of the Audit Committee be unrelated and independent, and the composition of the Audit Committee satisfy the independence, experience and financial expertise requirements of the Nasdaq, the TSX and Section 10A of the Securities Exchange Act of 1934 (United States), as amended by the Sarbanes-Oxley Act of 2002 (United States), and the rules promulgated thereunder.  Accordingly, all committee members are required to be financially literate or be willing and able to acquire the necessary knowledge quickly. Financial literacy means that the person has the ability to read and understand financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by our financial statements. We believe all of the current members of the Audit Committee are financially literate.

In addition, the Audit Committee charter contains independence requirements that each committee member must satisfy and each current member meets those requirements. Specifically, the charter provides that no member of the committee may be an officer or retired officer of Hydrogenics and each member must be independent of Hydrogenics within the meaning of all applicable laws, rules and regulations and any other relevant consideration, including laws, rules and regulations particularly applicable to Audit Committee members.

The Audit Committee has a policy restricting the provision of non-audit services by our auditors. Any such services must be permitted engagements as provided by the Audit Committee charter and must be pre-approved by the Audit Committee.  The Audit Committee also pre-approves audit services and the related fees.  The full text of the Audit Committee charter is set forth in Appendix A.

8.             INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Transactions with Viking Engineering & Tool Co.

We subcontract some manufacturing in the normal course of our operations to Viking Engineering & Tool Co., a company owned by the father and uncle of Joseph Cargnelli, our Chief Technology Officer and one of our principal shareholders.  For the fiscal year ended December 31, 2008, this company invoiced us approximately $0.2 million.  We believe that the rates this company has charged us for its services are comparable to rates we could have obtained from an unrelated third party.

Transactions with General Motors

In October 2001, we formed a strategic alliance with General Motors to accelerate the development of fuel cell technology in global commercial markets.  In connection with this strategic alliance, we issued to General Motors approximately 11.4 million of our common shares, or approximately 21% of our outstanding shares at October 2001, and warrants to purchase approximately 2.5 million additional shares.  We cancelled these warrants in a

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transaction with General Motors in December 2005 for consideration of $750,000, which we paid in the form of a credit against the amount due from General Motors in respect of testing services.  All testing services have since been completed.  We have agreed that one director nominated by General Motors shall be included in the slate of directors that is presented to shareholders for approval at our general meeting.

In connection with this strategic alliance, General Motors granted us a non-exclusive, royalty free licence to use certain of General Motors’ proprietary fuel cell stack intellectual property in certain applications and modules.  The use or incorporation of General Motors’ fuel stack intellectual property outside these defined areas requires the consent of General Motors.  We granted to General Motors, its affiliates and any third parties with whom General Motors has a technical or business relationship related to fuel cells a perpetual, royalty-free, non-exclusive licence to use all of the intellectual property we develop that (i) uses General Motors’ proprietary fuel cell stack intellectual property, and/or (ii) is funded by General Motors.  Intellectual property that is not funded by General Motors but which uses General Motors’ fuel cell stack technology is licensed to General Motors non-exclusively.  Intellectual property that has been developed through funding by General Motors, whether owned solely by us or jointly by us and General Motors, is licensed to General Motors on an exclusive basis for mobile applications and on a non- exclusive basis for all other applications.  In the event that we wish to liquidate or discontinue activity in the fuel cell business, or otherwise wish to transfer any of the intellectual property associated with General Motors’ proprietary fuel cell stack intellectual property developed using funds from General Motors, we are required to offer it first to General Motors.  We have also agreed to provide General Motors with certain services, access to technology and testing resources in connection with its fuel cell development program and we have agreed that all products, material hardware and resources purchased from us by General Motors will be at our most favourable commercial prices.

For so long as General Motors holds at least 10% of our outstanding shares, in the event that any of our founders, Pierre Rivard, Joseph Cargnelli or Boyd Taylor, wish to transfer (i) all or substantially all of their shares to any person, or (ii) any of their shares to a person actively competing with General Motors in the automotive or fuel cell industry, he must first offer the shares to General Motors.  In addition, in the event that we issue additional equity securities or securities convertible into equity securities for cash consideration, we have granted General Motors the right to participate in such offering on a pro rata basis based on the fully diluted number of common shares that it holds.  General Motors’ pre-emptive right is subject to certain limited exceptions, including the issuance of shares in connection with acquisitions.

9.             RISK FACTORS

An investment in our common shares involves risk.  Investors should carefully consider the risks described below and the other information contained in, and incorporated by reference in, this annual information form, including management’s discussion and analysis and our financial statements for the year ended December 31, 2008, which is available on SEDAR at www.sedar.com.  The risks described below are not the only ones we face.  Additional risks and uncertainties, including those that we do not know about now or that we currently deem immaterial, may also adversely affect our business.

Risk Factors Related to Our Financial Condition

If we are unsuccessful in increasing our revenues or raising additional funding, we may possibly cease to continue as we currently do.

Although our consolidated financial statements for the year ended December 31, 2008 have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations,  our ability to continue as a going concern is dependent on the successful execution of the Company’s business plan, which includes an increase in revenue and additional funding to be provided by potential investors as well as non-traditional sources of financing.

We have sustained losses and negative cash flows from operations since our inception. We expect that this will continue throughout 2009. If we do not raise additional capital before 2010, we do not expect our operations to generate sufficient cash flow to fund our obligations as they come due.

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Additional funding may be in the form of debt or equity or a hybrid instrument depending on the needs of the investor. In order to improve our chances of securing funding, we filed a base shelf prospectus during the third quarter of 2008.  Given the prevailing global economic and credit market conditions, we may not be able to raise additional cash resources through these traditional sources of financing.  Although we are also investigating non-traditional sources of financing including monetizing a portion of our accumulated tax losses, the global credit market crisis has also adversely affected the ability of potential parties to pursue such transactions. We do not believe that the ability to access capital markets or these adverse conditions are likely to improve significantly in the near future. Accordingly, we may have to pursue a combination of operating and related initiatives, such as further restructurings and/or asset sales.

There can be no assurances that we will achieve profitability or positive cash flows or be able to obtain additional funding or that, if obtained, they will be sufficient, or whether any other initiatives will be successful, such that we may continue as a going concern.

Our inability to generate sufficient cash flows, raise additional capital and actively manage our liquidity may impair our ability to execute the Company’s business plan, and result in our reducing or eliminating product development and commercialization efforts, reduce our sales and marketing efforts, and having to forego attractive business opportunities.

At December 31, 2008, we had approximately $22.7 million of cash and cash equivalents and restricted cash.  There are uncertainties related to the timing and use of our cash resources and working capital requirements. These uncertainties include, among other things, the timing and volume of commercial sales and associated gross margins of our existing products and the development of markets for, and customer acceptance of new products. Due to these and other factors, many of which are outside of our control, we may not be able to accurately predict our necessary cash expenditures or obtain financing in a timely manner to cover any shortfalls.

If we are unable to generate sufficient cash flows or obtain adequate additional financing, which given the current global economy and credit markets is challenging, we may be unable to respond to the actions of our competitors or we may be prevented from executing the Company’s business plan, or conducting all or a portion of our planned operations. In particular, the development and commercialization of our products could be delayed or discontinued if we are unable to fund our research and product development activities or the development of our manufacturing capabilities. In addition, we may be forced to reduce our sales and marketing efforts or forego attractive business opportunities.

A sustained and broad economic recession could continue to have a negative impact on our business, results of operations and financial condition, or our ability to accurately forecast our results, and it may cause a number of the risks that we currently face to increase in likelihood, magnitude and duration.

Macro-level changes in the global economy began to affect our business in the fourth quarter of 2008. Operationally, we experienced a delay in closing orders and, in one case, a delay in a shipment as a result of a customer not being able to pay for the balance of an order. Financially, we experienced more challenging conditions as a result of weaker capital markets worldwide and anticipate this may adversely alter our ability to raise capital on favourable terms and could change the terms of our credit facility.

The condition of the current global economy and credit markets affect our outlook in two primary ways. First, our products depend, to some degree, on general world economic conditions and activity. If the current condition of the economy results in a sustained broad economic recession, demand for our products is likely to decline. Secondly, the current economic and credit climate could adversely affect our ability to conduct normal day-to-day selling activities which depend on the granting of short-term credit to a wide variety of purchasers and particularly the corresponding need of those purchasers to finance purchases by accessing credit. Our business is dependent on purchasers of our products having access to adequate levels of credit. If the current condition of the economy is not resolved in a manner that will provide access to credit to potential purchasers of our products, our business will likely suffer as a result.

With a sustained or expanding economic downturn, we expect that we will continue to experience significant difficulties on a number of fronts, depending upon the duration and severity of these events. As a result, we may face new risks as yet unidentified, and a number of risks that we ordinarily face and that are further described herein may increase in likelihood, magnitude and duration. These risks include but are not limited to deferrals or

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reductions of customer orders, potential deterioration of our customers’ ability to finance purchases, reduced revenue, further deterioration in our cash balances and liquidity due to foreign exchange impacts, and an inability to access capital markets. The financial crisis and economic downturn will also reduce our ability to accurately forecast our performance, results or cash position.

We have a limited operating history, and because our mix of revenues in the recent past does not reflect our current business strategy, it may be difficult to assess our business and future prospects.

We commenced operations of our fuel cell test business in 1996 and since that time we have been engaged principally in the manufacture and sale of fuel cell test and diagnostic equipment, the provision of related engineering and testing services, and research and product development relating to fuel cell systems and subsystems. For the year ended December 31, 2008, we derived $31.2 million, or 79%, of revenues from our sales of hydrogen generation products and services, $5.6 million, or 15%, of our revenues from sales of power products and services, and $2.5 million, or 6%, of our revenues from sales of fuel cell test equipment and services. For the year ended December 31, 2007, we derived $19.6 million, or 52%, of revenues from our sales of hydrogen generation products and services, $6.1 million, or 16%, of our revenues from sales of power products and services, and $12.3 million, or 32%, of our revenues from sales of fuel cell test equipment and services. For the year ended December 31, 2006, we derived $12.0 million, or 40%, of our revenues from sales of hydrogen generation products and services, $7 million, or 23%, of our revenues from sales of power products and services, and $11.1 million, or 37%, of our revenues from sales of fuel cell test equipment and services. On November 7, 2007, we announced our decision to commence an orderly windup of our fuel cell test products design, development and manufacturing business, which is anticipated to take up to two years to complete. Our current business strategy is to develop, manufacture and sell fuel cell power products in larger quantities. In addition, following our acquisition of Stuart Energy in January 2005, a significant part of our business now relates to hydrogen generation products. Because we have made limited sales of fuel cell power products to date and have added a new revenue stream with our hydrogen generation business, our historical operating data may be of limited value in evaluating our future prospects.

Because we expect to continue to incur net losses, we may not be able to implement our business strategy, and the price of our common shares may decline.

We have not generated positive net income since our inception. Our current business strategy is to develop a portfolio of hydrogen and fuel cell products with market leadership positions for each product. In so doing, we will continue to incur significant expenditures for general administrative activities, including sales and marketing and research and development. As a result of these costs, we will need to generate and sustain significantly higher revenues and positive gross margins to achieve and sustain profitability. We incurred a net loss of $14.2 million for the year ended December 31, 2008, a net loss of $28.1 million for the year ended December 31, 2007, and a net loss of $130.8 million for the year ended December 31, 2006. Our accumulated deficit as of December 31, 2008 was $291.4 million, as of December 31, 2007 was $277.1 million and as of December 31, 2006 was $249 million.

We expect to incur significant operating expenses over the next several years. As a result, we expect to incur further losses in 2009 and 2010, and we may never achieve profitability. Accordingly, we may not be able to implement our business strategy, and the price of our common shares may decline.

Our quarterly operating results are likely to fluctuate significantly and may fail to meet the expectations of securities analysts and investors, and cause the price of our common shares to decline.

Our quarterly revenues and operating results have varied significantly in the past and are likely to vary in the future.  These quarterly fluctuations in our operating performance result from the length of time between our first contact with a customer and the recognition of revenue from sales to that customer.  Our products are highly engineered and many are still in development stages; therefore, the length of time between approaching a customer and delivering our products to that customer can span many quarterly periods.  In many cases a customer’s decision to buy our products and services may require the customer to change its established business practices and to conduct its business in new ways.  As a result, we must educate customers on the use and benefits of our products and services. This can require us to commit significant time and resources without necessarily generating any revenues.  Many potential customers may wish to enter into test arrangements with us in order to use our products and services on a trial basis.  The success of these trials may determine whether or not the

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potential customer purchases our products or services on a commercial basis.  Potential customers may also need to obtain approval at a number of management levels and one or more regulatory approvals. This may delay a decision to purchase our products.

The length and variability of the sales cycles for our products make it difficult to forecast accurately the timing and amount of specific sales and corresponding revenue recognition.  The delay or failure to complete one or more large sales transactions could significantly reduce our revenues for a particular quarter. We may expend substantial funds and management effort during our sales cycle with no assurance that we will successfully sell our products.  As a result, our quarterly operating results are likely to fluctuate significantly and we may fail to meet expectations of securities analysts and investors, and the price of our common shares may decline.

We currently depend upon a relatively limited number of customers for a majority of our revenues and a decrease in revenue from these customers could materially adversely affect our business, financial condition and results of operations.

To date, a relatively limited number of customers have accounted for a majority of our revenues and we expect they will continue to do so for the foreseeable future. Our four largest customers accounted for 35% of our revenues for the year ended December 31, 2008, 26% of our revenues for the year ended December 31, 2007 and 31% of our revenues for the year ended December 31, 2006. The identities of some of our largest customers have changed from year to year. Our arrangements with these customers are generally non-exclusive, have no volume commitments and are often on a purchase-order basis. We cannot be certain that customers that have accounted for significant revenue in past periods will continue to purchase our products and generate revenues. Accordingly, our revenue and results of operations may vary from period to period. We are also subject to credit risk associated with the concentration of our accounts receivable from these significant customers. If one or more of these significant customers were to cease doing business with us, significantly reduce or delay purchases from us, or fail to pay on a timely basis, our business, financial condition and results of operations could be materially adversely affected.

Our ability to grow revenue and business prospects depend to a certain extent on our relationship with General Motors Corporation and General Motors’ commitment to the commercialization of fuel cell markets.

General Motors, our largest shareholder, owns approximately 12.3% of our outstanding common shares. Pursuant to a strategic alliance to accelerate the development of fuel cell technology in global commercial markets, General Motors has certain rights in the development/licensing of our intellectual property, and possesses certain pre-emptive rights, including those to acquire additional securities in certain circumstances, and to have representation on our board.

Under our strategic alliance with General Motors, where intellectual property is developed pursuant to our use of technology licenced from General Motors, we are committed to provide certain exclusive or non-exclusive licences in favour of General Motors.  In some cases, the intellectual property is jointly owned.  As a result of such licences, we may be limited or precluded, as the case may be, in the exploitation of such intellectual property rights. We have also agreed to provide General Motors with certain services, access to technology and testing resources in connection with its fuel cell development program. In addition, we have agreed that all products, material hardware and resources purchased from us by General Motors will be at our most favourable commercial prices.

Our ability to grow revenue and business prospects could be hurt if General Motors were to change its relationship with us. There is no guarantee that our interests will continue to be aligned with the interests of General Motors and that our relationship with General Motors will continue in its current form, particularly in light of General Motors’ restructuring initiatives and the challenges it, and the North American automotive industry, faces in the current economic environment. Furthermore, any change in General Motors’ strategy with respect to fuel cells, whether as a result of market, economic or competitive pressures, could also harm our business. Such a change in strategy could include, for example, any decision by General Motors to:

•                  alter its commitment to fuel cell technology in favour of competing technologies;

•                  delay its introduction of fuel cell products and vehicles; or

•                  increase their internal development of fuel cell products or purchase them from another supplier.

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In the event that we wish to liquidate or discontinue our activity in the fuel cell business, or otherwise wish to transfer any of the intellectual property associated with General Motors’ proprietary fuel cell stack intellectual property developed using funds from General Motors, we are required to offer it first to General Motors.

General Motors may have different interests than other shareholders have and therefore may make decisions that are adverse to other shareholders’ interests.

Our operating results may be subject to currency fluctuation.

Our monetary assets and liabilities denominated in currencies other than the U.S. dollar will give rise to a foreign currency gain or loss reflected in earnings.  To the extent that the Canadian dollar or the euro strengthen against the U.S. dollar, we may incur net foreign exchanges losses on our net monetary asset balance which is denominated in those currencies.  Such losses would be included in our financial results and, consequently, may have an adverse effect on our share price.

As we currently have operations based in Canada and Europe, a significant portion of our expenses are in Canadian dollars and euros.  However, a significant part of our revenues are currently generated in U.S. dollars and euros, and we expect that this will continue for the foreseeable future.  In addition, we may be required to finance our European operations by exchanging Canadian dollars or U.S. dollars into euros.  The exchange rates between the Canadian dollar, the U.S. dollar and the euro are subject to daily fluctuations in the currency markets and these fluctuations in market exchange rates are expected to continue in the future.  Such fluctuations affect both our consolidated revenues as well as our consolidated costs.  If the value of the US dollar weakens against the Canadian dollar or the euro, the profit margin on our products may be reduced.  Also, changes in foreign exchange rates may affect the relative costs of operations and prices at which we and our foreign competitors sell products in the same market.  We currently have limited currency hedging through financial instruments.  We carry a portion of our short-term investments in Canadian dollars and euros.

Our insurance may not be sufficient.

We carry insurance that we consider adequate having regard to the nature of the risks and costs of coverage.  We may not, however, be able to obtain insurance against certain risks or for certain products or other resources located from time to time in certain areas of the world.  We are not fully insured against all possible risks, nor are all such risks insurable.  Thus, although we maintain insurance coverage, such coverage may not be adequate.

Certain external factors may affect the value of identifiable intangible assets and goodwill, which may require us to recognize an impairment charge.

Identifiable intangible assets and goodwill arising from our acquisition of Stuart Energy in 2005 comprise approximately 10.6% of our total assets as at December 31, 2008 and 8% of our total assets as at December 31, 2007.  Economic, market, legal, regulatory, competitive, customer, contractual and other factors may affect the value of identifiable intangible assets and goodwill.  If any of these factors impair the value of these assets, accounting rules require us to reduce their carrying value and recognize an impairment charge. This would reduce our reported assets and earnings in the year the impairment charge is recognized.

Risk Factors Related to Our Business and Industry

Significant markets for fuel cell and other hydrogen energy products may never develop or may develop more slowly than we anticipate, which would significantly harm our revenues and may cause us to be unable to recover the losses we have incurred and expect to incur in the development of our products.

Significant markets may never develop for fuel cell and other hydrogen energy products or they may develop more slowly than we anticipate.  Any such delay or failure would significantly harm our revenues and we may be unable to recover the losses we have incurred and expect to continue to incur in the development of our products.  If this were to occur, we may never achieve profitability and our business could fail.  Fuel cell and other hydrogen energy products represent an emerging market, and whether or not end-users will want to use them may be affected by many factors, some of which are beyond our control, including:

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•                  the emergence of more competitive technologies and products, including other environmentally clean technologies and products that could render our products obsolete;

•                  the future cost of hydrogen and other fuels used by our fuel cell systems;

•                  the future cost of membrane electrode assembly (MEAs) used in our fuel cell systems;

•                  the future cost of platinum group metals, a key catalyst used in our fuel cell and hydrogen generation systems;

•                  the regulatory requirements of agencies, including the development of uniform codes and standards for fuel cell products, hydrogen refueling infrastructure and other hydrogen energy products;

•                  government support by way of legislation, tax incentives, policies or otherwise, of fuel cell technology, hydrogen storage technology and hydrogen refueling technology;

•                  the manufacturing and supply costs for fuel cell components and systems;

•                  the perceptions of consumers regarding the safety of our products;

•                  the willingness of consumers to try new technologies;

•                  the continued development and improvement of existing power technologies; and

•                  the future cost of fuels used in existing technologies.

Hydrogen may not be readily available on a cost-effective basis, in which case our fuel cell products may be unable to compete with existing power sources, and our revenues and results of operations would be materially adversely affected.

If our fuel cell product customers are not able to obtain hydrogen on a cost-effective basis, we may be unable to compete with existing power sources, and our revenues and results of operations would be materially adversely affected.  Our fuel cell products require oxygen and hydrogen to operate.  While ambient air can typically supply the necessary oxygen, our fuel cells rely on hydrogen derived from water or from fuels such as natural gas, propane, methanol and other petroleum products.  We manufacture and develop hydrogen generation systems called electrolyzers that use electricity to separate water into its constituent parts of hydrogen and oxygen.  In addition, third parties are developing systems to extract, or reform, hydrogen from fossil fuels.  Significant growth in the use of hydrogen-powered devices, particularly in the mobile market, may require the development of an infrastructure to deliver the hydrogen.  There is no guarantee that such an infrastructure will be developed on a timely basis or at all.  Even if hydrogen is available for our products, if its price is such that electricity or power produced by our systems would cost more than electricity provided through other means, we may be unable to compete successfully.

Changes in government policies and regulations could hurt the market for our products.

The fuel cell and hydrogen industry is in its development phase and is not currently subject to industry-specific government regulations in Canada, the European Union and the United States as well as other jurisdictions, relating to matters such as design, storage, transportation and installation of fuel cell systems and hydrogen infrastructure products.  However, given that the production of electrical energy has typically been an area of significant government regulation, we expect that we will encounter industry-specific government regulations in the future in the jurisdictions and markets in which we operate.  For example, regulatory approvals or permits may be required for the design, installation and operation of stationary fuel cell systems under federal, state and provincial regulations governing electric utilities and mobile fuel cell systems under federal, state and provincial emissions regulations affecting automobile manufacturers.  To the extent that there are delays in gaining such regulatory approval, our development and growth may be constrained.  Furthermore, the inability of our potential customers to obtain a permit, or the inconvenience often associated with the permit process, could harm demand for fuel cell and other hydrogen products and, therefore, harm our business.

Our business will suffer if environmental policies change and no longer encourage the development and growth of clean power technologies.  The interest by automobile manufacturers in fuel cell technology has been driven in part by environmental laws and regulations. There is no guarantee that these laws and regulations will not change and any such changes could result in automobile manufacturers abandoning their interest in fuel cell powered

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vehicles.  In addition, if current laws and regulations are not kept in force or if further environmental laws and regulations are not adopted, demand for vehicular fuel cells may be limited.

The market for stationary and portable energy-related products is influenced by federal, state and provincial governmental regulations and policies concerning the electric utility industry.  Changes in regulatory standards or public policy could deter further investment in the research and development of alternative energy sources, including fuel cells and fuel cell products, and could result in a significant reduction in the potential market demand for our products.  We cannot predict how changing government regulation and policies regarding the electric utility industry will affect the market for stationary and portable fuel cell systems.

Although the development of alternative energy sources, and in particular fuel cells, has been identified as a significant priority by many governments, we cannot be assured that governments will not change their priorities or that any such change would not materially affect our revenues and our business.  If governments change their laws and regulations such that the development of alternative energy sources is no longer required or encouraged, the demand for alternative energy sources such as our fuel cell products may be significantly reduced or delayed and our sales would decline.

The development of uniform codes and standards for hydrogen powered vehicles and related hydrogen refueling infrastructure may not develop in a timely fashion, if at all.

Uniform codes and standards do not currently exist for fuel cell systems, fuel cell components, hydrogen internal combustion engines or for the use of hydrogen as a vehicle fuel.  Establishment of appropriate codes and standards is a critical element to allow fuel cell system developers, fuel cell component developers, hydrogen internal combustion engine developers, hydrogen infrastructure companies and hydrogen storage and handling companies to develop products that will be accepted in the marketplace.

The development of hydrogen standards is being undertaken by numerous organizations.  Given the number of organizations pursuing hydrogen codes and standards, it is not clear whether universally accepted codes and standards will result in a timely fashion, if at all.

We currently face and will continue to face significant competition from other developers and manufacturers of fuel cell power products and hydrogen generation systems.  If we are unable to compete successfully, we could experience a loss of market share, reduced gross margins for our existing products and a failure to achieve acceptance of our proposed products.

In our markets for hydrogen generation systems, we compete with a number of companies that develop and manufacture hydrogen generation products based on on-site water electrolysis and/or reforming technologies.  We also compete with suppliers of hydrogen gas that deliver hydrogen to the customer’s site in tube trailers or bottles or by pipeline.  In many cases, these suppliers have established delivery infrastructure and customer relationships.

In the commercial production of fuel cell power products, we compete with a number of companies that currently have fuel cell and fuel cell system development programs.  We expect that several of these competitors will be able to deliver competing products to certain markets before we do.  While our strategy is the development of fuel cell and hydrogen generation technologies for sale to end users, OEMs, systems integrators, governments and market channel partners, many of our competitors are developing products specifically for use in particular markets.  These competitors may be more successful in penetrating their specific markets than we are.  In addition, an increase in the popularity of fuel cell power in particular market channels may cause certain of our customers to develop and produce some or all of the fuel cell technologies that we are developing.

Competition in the markets for fuel cell power modules and hydrogen generation equipment is significant and will likely persist and intensify over time.  We compete directly and indirectly with a number of companies that provide products and services that are competitive with all, some or part of our products and related services.  Many of our existing and potential competitors have greater brand name recognition and their products may enjoy greater initial market acceptance among our potential customers.  In addition, many of these competitors have significantly greater financial, technical, sales, marketing, distribution, service and other resources than we have and may also be better able to adapt quickly to customers’ changing demands and to changes in technology.

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If we are unable to continuously improve our products and if we cannot generate effective responses to our competitors’ brand power, product innovations, pricing strategies, marketing campaigns, partnerships, distribution channels, service networks and other initiatives, our ability to gain market share or market acceptance for our products could be limited, our revenues and our profit margins may suffer, and we may never become profitable.

We face competition for fuel cell power products from developers and manufacturers of traditional technologies and other alternative technologies.

Each of our target markets is currently served by existing manufacturers with existing customers and suppliers.  These manufacturers use proven and widely accepted traditional technologies such as internal combustion engines and turbines, as well as coal, oil, gas and nuclear powered generators. Additionally, there are competitors working on developing technologies that use other types of fuel cells and other alternative power technologies, advanced batteries and hybrid battery/internal combustion engines, which may compete for our target customers.  Given that PEM fuel cells have the potential to replace these existing power sources, competition in our target markets will also come from these traditional power technologies, from improvements to traditional power technologies and from new alternative power technologies, including other types of fuel cells.

If we are unable to continuously improve our products and if we cannot generate effective responses to incumbent and/or alternative energy competitors’ brand power, product innovations, pricing strategies, marketing campaigns, partnerships, distribution channels, service networks and other initiatives, our ability to gain market share or market acceptance for our products could be limited, our revenues and our profit margins may suffer, and we may never become profitable.

Our strategy for the sale of fuel cell power products depends upon developing partnerships with OEMs and governments, systems integrators, suppliers and other market channel partners who will incorporate our products into theirs.

Other than in a few specific markets, our strategy is to develop and manufacture products and systems for sale to OEMs and governments, systems integrators,  suppliers and other market channel partners that have mature sales and distribution networks for their products.  Our success may be heavily dependent upon our ability to establish and maintain relationships with these partners who will integrate our fuel cell products into their products and on our ability to find partners who are willing to assume some of the research and development costs and risks associated with our technologies and products.  Our performance may, as a result, depend on the success of other companies, and there are no assurances of their success.  We can offer no guarantee that OEMs and governments, systems integrators, suppliers and other market channel partners will manufacture appropriate products or, if they do manufacture such products, that they will choose to use our products as components.  The end products into which our fuel cell technology will be incorporated will be complex appliances comprising many components and any problems encountered by such third parties in designing, manufacturing or marketing their products, whether or not related to the incorporation of our fuel cell products, could delay sales of our products and adversely affect our financial results.  Our ability to sell our products to the OEM markets depends to a significant extent upon our partners’ worldwide sales and distribution networks and service capabilities.  In addition, some of our agreements with customers and partners require us to provide shared intellectual property rights in certain situations, and there can be no assurance that any future relationships that we enter into will not require us to share some of our intellectual property.  Any change in the fuel cell, hydrogen or alternative fuel strategies of one of our partners could have a material adverse effect on our business and our future prospects.

In addition, in some cases, our relationships are governed by a non-binding memorandum of understanding or a letter of intent.  We cannot assure you that we will be able to successfully negotiate and execute definitive agreements with any of these partners, and failure to do so may effectively terminate the relevant relationship.  We also have relationships with third party distributors who also indirectly compete with us.  For example, we have targeted industrial gas suppliers as distributors of our hydrogen generators.  Because industrial gas suppliers currently sell hydrogen in delivered form, adoption by their customers of our hydrogen generation products could cause them to experience declining demand for delivered hydrogen.  For this reason, industrial gas suppliers may be reluctant to purchase our hydrogen generators.  In addition, our third party distributors may require us to provide volume price discounts and other allowances, or customize our products, either of which could reduce the potential profitability of these relationships.

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We are dependent upon third party suppliers for key materials and components for our products.  If these suppliers become unable or unwilling to provide us with sufficient materials and components on a timely and cost-effective basis, we may be unable to manufacture our products cost-effectively or at all, and our revenues and gross margins would suffer.

We rely upon third party suppliers to provide key materials and components for our fuel cell power products, hydrogen generation products and fuel cell test equipment.  A supplier’s failure to provide materials or components in a timely manner, or to provide materials and components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources for these materials and components in a timely manner or on terms acceptable to us, may harm our ability to manufacture our products cost-effectively or at all, and our revenues and gross margins might suffer.  To the extent that we are unable to develop and patent our own technology and manufacturing processes, and to the extent that the processes that our suppliers use to manufacture materials and components are proprietary, we may be unable to obtain comparable materials or components from alternative suppliers, and that could adversely affect our ability to produce commercially viable products.

We may not be able to manage successfully the expansion of our operations.

The uneven pace of our expansion in facilities, staff and operations has placed serious demands on our managerial, technical, financial and other resources.  We may be required to make serious investments in our engineering and logistics systems and our financial and management information systems, as well as retaining, motivating and effectively managing our employees.  Our management skills and systems currently in place may not enable us to implement our strategy or to attract and retain skilled management, engineering and production personnel.  Our failure to manage our growth effectively or to implement our strategy in a timely manner may significantly harm our ability to achieve profitability.

If we do not properly manage foreign sales and operations, our business could suffer.

We expect that a substantial portion of our future revenues will continue to be derived from foreign sales.  Our international activities may be subject to inherent risks, including regulatory limitations restricting or prohibiting the provision of our products and services, unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, fluctuations in currency exchange rates, foreign exchange controls that restrict or prohibit repatriation of funds, technology export and import restrictions or prohibitions, delays from customs brokers or government agencies, seasonal reductions in business activity and potentially adverse tax consequences resulting from operating in multiple jurisdictions.  As a result, if we do not properly manage foreign sales and operations, our business could suffer.

We will need to recruit, train and retain key management and other qualified personnel to successfully expand our business.

Our future success will depend in large part upon our ability to recruit and retain experienced research and development, engineering, manufacturing, operating, sales and marketing, customer service and management personnel.  We compete in young markets and there are a limited number of people with the appropriate combination of skills needed to provide the services that our customers require.  In the past, we have experienced difficulty in recruiting qualified personnel and we expect to experience continued difficulties in personnel recruiting.  If we do not attract such personnel, we may not be able to expand our business. In addition, new employees generally require substantial training, which requires significant resources and management attention.  Our success also depends upon retaining our key management, research, product development, engineering, marketing and manufacturing personnel. Even if we invest significant resources to recruit, train and retain qualified personnel, we may not be successful in our efforts.

We may acquire technologies or companies in the future, and these acquisitions could disrupt our business and dilute our shareholders’ interests.

We may acquire additional technologies or other companies in the future and we cannot provide assurances that we will be able to successfully integrate their operations or that the cost savings we anticipate will be fully realized.

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Entering into an acquisition or investment entails many risks, any of which could materially harm our business, including:

•                  diversion of management’s attention from other business concerns;

•                  failure to effectively assimilate our acquired technology, employees or other assets into our business;

•                  the loss of key employees from either our current business or the acquired business; and

•                  assumption of significant liabilities of the acquired company.

If we complete additional acquisitions, we may dilute the ownership of current shareholders.  In addition, achieving the expected returns and cost savings from our past and future acquisitions will depend in part upon our ability to integrate the products and services, technologies, research and development programs, operations, sales and marketing functions, finance, accounting and administrative functions, and other personnel of these businesses into our business in an efficient and effective manner.  We cannot ensure that we will be able to do so or that the acquired businesses will perform at anticipated levels.  If we are unable to successfully integrate acquired businesses, our anticipated revenues may be lower and our operational costs may be higher.

We have no experience manufacturing our products on a large scale basis, and if we do not develop adequate manufacturing processes and capabilities to do so in a timely manner, we will be unable to achieve our growth and profitability objectives.

We have manufactured most of our products for prototypes and initial sales, and we have limited experience manufacturing products on a larger scale.  In order to produce certain of our products at affordable prices we will have to manufacture a large volume of such products.  We do not know when or whether we will be able to develop efficient, low-cost manufacturing capabilities and processes that will enable us to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market such products.  Even if we are successful in developing our manufacturing capabilities and processes, we do not know whether we will do so in time to meet our product commercialization schedule or to satisfy the requirements of our customers and the market.  Our failure to develop these manufacturing processes and capabilities in a timely manner could prevent us from achieving our growth and profitability objectives.

Risk Factors Related to Our Products and Technology

We may never complete the development of commercially viable fuel cell power products and/or commercially viable hydrogen generation systems for new hydrogen energy applications, and if we fail to do so, we will not be able to meet our business and growth objectives.

We have made commercial sales of hydrogen generation, fuel cell test and diagnostic equipment, fuel cell power modules, integrated fuel cell systems and hydrogen refueling stations for a relatively short period of time.  Because both our business and industry are still in the developmental stage, we do not know when or whether we will successfully complete research and development of commercially viable fuel cell power products and commercially viable hydrogen generation equipment for new hydrogen energy applications.  If we do not complete the development of such commercially viable products, we will be unable to meet our business and growth objectives.  We expect to face unforeseen challenges, expenses and difficulties as a developing company seeking to design, develop and manufacture new products in each of our targeted markets.  Our future success also depends upon our ability to effectively market fuel cell products and hydrogen generation products once developed.

We must lower the cost of our fuel cell and hydrogen generation products and demonstrate their reliability, or consumers will be unlikely to purchase our products and we will therefore not generate sufficient revenues to achieve and sustain profitability.

Fuel cells currently cost more than many established competing technologies, such as internal combustion engines and batteries.  The prices of fuel cell and hydrogen generation products are dependent largely upon material and manufacturing costs.  We cannot guarantee that we will be able to lower these costs to a level where we will be able to produce a competitive product or that any product we produce using lower cost materials and manufacturing processes will not suffer from lower performance, reliability and longevity.  If we are unable to

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produce fuel cell and hydrogen generation products that are competitive with other technologies in terms of price, performance, reliability and longevity, consumers will be unlikely to buy our fuel cell and hydrogen generation products.  Accordingly, we would not be able to generate sufficient revenues with positive gross margins to achieve and sustain profitability.

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Any failures or delays in field tests of our products could negatively affect our customer relationships and increase our manufacturing costs.

We regularly field test our products and we plan to conduct additional field tests in the future.  Any failures or delays in our field tests could harm our competitive position and impair our ability to sell our products.  Our field tests may encounter problems and delays for a number of reasons, including the failure of our technology, the failure of the technology of others, the failure to combine these technologies properly, operator error and the failure to maintain and service the test prototypes properly.  Many of these potential problems and delays are beyond our control.  In addition, field test programs, by their nature, may involve delays relating to product roll-out and modifications to product design, as well as third party involvement.  Any problem or perceived problem with our field tests, whether it originates from our technology, our design, or third parties, could hurt our reputation and the reputation of our products and limit our sales.  Such field test failures may negatively affect our relationships with customers, require us to extend field testing longer than anticipated before undertaking commercial sales and require us to develop further our technology to account for such failures prior to the field tests, thereby increasing our manufacturing costs.

The components of our products may contain defects or errors that could negatively affect our customer relationships and increase our development, service and warranty costs.

Our products are complex and must meet the stringent technical requirements of our customers.  The software and other components used in our fuel cell and hydrogen generation products may contain undetected defects or errors, especially when first introduced, which could result in the failure of our products to perform, damage to our reputation, delayed or lost revenue, product returns, diverted development resources and increased development, service and warranty costs.

Rapid technological advances or the adoption of new codes and standards could impair our ability to deliver our products in a timely manner and, as a result, our revenues would suffer.

Our success depends in large part on our ability to keep our products current and compatible with evolving technologies, codes and standards.  Unexpected changes in technology or in codes and standards could disrupt the development of our products and prevent us from meeting deadlines for the delivery of products.  If we are unable to keep pace with technological advancements and adapt our products to new codes and standards in a timely manner, our products may become uncompetitive or obsolete and our revenues would suffer.

We depend upon intellectual property and our failure to protect that intellectual property could adversely affect our future growth and success.

Failure to protect our intellectual property rights may reduce our ability to prevent others from using our technology.  We rely on a combination of patent, trade secret, trademark and copyright laws to protect our intellectual property.  Some of our intellectual property is currently not covered by any patent or patent application.  Patent protection is subject to complex factual and legal criteria that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent.  Accordingly, we cannot be assured that:

•                  any of the United States, Canadian or other patents owned by us or third party patents licensed to us will not be invalidated, circumvented, challenged, rendered unenforceable, or licensed to others; or

•                  any of our pending or future patent applications will be issued with the breadth of protection that we seek, if at all.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited, not applied for or unenforceable in foreign countries.

Furthermore, although we typically retain sole ownership of the intellectual property we develop, in certain circumstances, such as with Dow Corning and General Motors, we provide for shared intellectual property rights. For instance, where intellectual property is developed pursuant to our use of technology licensed from General Motors, we have committed to provide certain exclusive or non-exclusive licences  in favour of General Motors, and in some cases the intellectual property is jointly owned.  As a result of these licences, we may be limited or precluded, as the case may be, in the exploitation of such intellectual property rights.

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We have also entered into agreements with other customers and partners that involve shared intellectual property rights.  Any developments made under these agreements will be available for future commercial use by all parties to the agreement.

We also seek to protect our proprietary intellectual property through contracts including, when possible, confidentiality agreements and inventors’ rights agreements with our customers and employees.  We cannot be sure that the parties that enter into such agreements with us will not breach them, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships.  If necessary or desirable, we may seek licences  under the patents or other intellectual property rights of others.  However, we cannot be sure that we will obtain such licences  or that the terms of any offered licences  will be acceptable to us.  Our failure to obtain a license from a third party for intellectual property we use in the future could cause us to incur substantial liabilities and to suspend the manufacture and shipment of products or our use of processes that exploit such intellectual property.

Our involvement in intellectual property litigation could negatively affect our business.

Our future success and competitive position depend in part upon our ability to obtain or maintain the proprietary intellectual property used in our principal products.  In order to establish and maintain such a competitive position we may need to prosecute claims against others who we believe are infringing our rights and defend claims brought by others who believe that we are infringing their rights.  Our involvement in intellectual property litigation could result in significant expense to us, adversely affect the sale of any products involved or the use or licensing of related intellectual property and divert the efforts of our technical and management personnel from their principal responsibilities, regardless of whether such litigation is resolved in our favour.  If we are found to be infringing on the intellectual property rights of others, we may, among other things, be required to:

•                  pay substantial damages;

•                  cease the development, manufacture, use, sale or importation of products that infringe upon such intellectual property rights;

•                  discontinue processes incorporating the infringing technology;

•                  expend significant resources to develop or acquire non-infringing intellectual property; or

•                  obtain licences  to the relevant intellectual property.

We cannot offer any assurance that we will prevail in any such intellectual property litigation or, if we were not to prevail in such litigation, that licences  to the intellectual property that we are found to be infringing upon would be available on commercially reasonable terms, if at all.  The cost of intellectual property litigation as well as the damages, licensing fees or royalties that we might be required to pay could have a material adverse effect on our business and financial results.

Our products use flammable fuels that are inherently dangerous substances and could subject us to product liabilities.

Our financial results could be materially impacted by accidents involving either our products or those of other fuel cell manufacturers, either because we face claims for damages or because of the potential negative impact on demand for fuel cell products.  Our products use hydrogen, which is typically generated from gaseous and liquid fuels such as propane, natural gas or methanol in a process known as reforming.  While our fuel cell products do not use these fuels in a combustion process, natural gas, propane and other hydrocarbons are flammable fuels that could leak and then combust if ignited by another source.  In addition, certain of our OEM partners and customers may experience significant product liability claims.  As a supplier of products and systems to these OEMs, we face an inherent business risk of exposure to product liability claims in the event that our products, or the equipment into which our products are incorporated, malfunction and result in personal injury or death.  We may be named in product liability claims even if there is no evidence that our systems or components caused the accidents.  Product liability claims could result in significant losses from expenses incurred in defending claims or the award of damages.  Since our products have not yet gained widespread market acceptance, any accidents involving our systems, those of other fuel cell products or those used to produce hydrogen could materially impede acceptance of our products.  In addition, although our management believes that our liability coverage is

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currently adequate to cover these risks, we may be held responsible for damages beyond the scope of our insurance coverage.

Risk Factors Related to Ownership of Our Common Shares

If we fail to maintain the requirements for continued listing on Nasdaq, our common shares could be delisted from trading on Nasdaq, which would materially adversely affect the liquidity of our common shares, the price of our common shares, and our ability to raise additional capital.

Failure to meet the applicable continued listing requirements of Nasdaq could result in our common shares being delisted from Nasdaq. In the past we have been unable to meet the continued listing requirements of Nasdaq and may not be able to meet the requirements in the future. On May 10, 2007 and February 19, 2008, we received notices from Nasdaq informing us that we failed to maintain a minimum closing bid price on Nasdaq of at least $1.00 per share for our common shares for 30 consecutive business days, as we are required to do under Nasdaq Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”). On both occasions, we were given 180 days to regain compliance by having the bid price of our common shares close at $1.00 per share or more for a minimum of 10 consecutive business days prior to the end of the 180-day period. While we regained compliance on both occasions, we can give no assurances that we will be able to maintain future compliance with the Minimum Bid Price Rule or all of the continued listing requirements of Nasdaq.

As at March 24, 2009, we are not in compliance with the Minimum Bid Price Rule; however given the continued extraordinary market conditions, Nasdaq has suspended the enforcement of the Minimum Bid Price Rule.   Enforcement of the rule is scheduled to resume on April 20, 2009. While we may explore various actions to meet the Minimum Bid Price Rule, including implementing a share consolidation, there is no guarantee that any such action will be successful in bringing us into, or maintaining, compliance.

If we fail to satisfy Nasdaq’s continued listing requirements, our common shares could be delisted from Nasdaq, in which case we may transfer to the Nasdaq Capital Market, which generally has lower financial requirements for initial listing or, if we fail to meet its listing requirements, the over-the-counter bulletin board. However, there can be no assurance that our common shares will be eligible for trading on any such alternative exchanges or markets in the United States.

If we are delisted from Nasdaq, it would materially reduce the liquidity of our common shares, lower the price of our common shares, and impair our ability to raise financing.

In order to comply with Nasdaq’s Minimum Bid Price Rule we may, subject to shareholder approval and any regulatory approvals (including from the TSX), implement a share consolidation, which could adversely affect our common share price and its liquidity.

Subject to shareholder approval and any regulatory approvals (including from the TSX), we may implement a share consolidation in order to comply with Nasdaq’s Minimum Bid Price Rule. In light of the Company’s past non-compliance with the Minimum Bid Price Rule, at the annual and special meeting of our shareholders to be held on May 13, 2009, our shareholders will be asked to approve a special resolution that would give authority to our board of directors, in its sole discretion, to amend our articles of incorporation to allow for a consolidation of our issued and outstanding common shares at any time prior to March 24, 2010, and to select the exact consolidation ratio, provided that (i) the ratio may be no smaller than one post-consolidation share for every 10 pre-consolidation shares, and no larger than one post-consolidation share for every 25 pre-consolidation shares, and (ii) the number of pre-consolidation shares in the ratio must be a whole number of shares. Assuming receipt of the necessary approvals, the exact number of shares of the Company to be consolidated, if at all, would be determined by our board of directors before the share consolidation would be effective, and the Company will issue a news release announcing the ratio as determined by our board of directors.

Notwithstanding any approval of the share consolidation by our shareholders, our board of directors, in its sole discretion, would be able to revoke the special resolution and abandon the share consolidation without further approval or action by or prior notice to shareholders.

Our shareholders approved a similar special resolution at the Company’s annual and special meeting of shareholders on May 6, 2008, which authorized our board of directors, in its sole discretion, to implement a share

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consolidation at any time prior to March 10, 2009 based on a consolidation ratio no smaller than one post-consolidation share for every five pre-consolidation shares, and no larger than one post-consolidation share for every 10 pre-consolidation shares, but otherwise subject to the same conditions described above. Although our board of directors did not believe it to be in the best interests of the Company to implement a share consolidation during that time, as in the past, our board of directors has considered the potential adverse effects to the Company of a delisting from Nasdaq, and has determined that the flexibility afforded by a share consolidation could allow the Company to comply with Nasdaq’s Minimum Bid Price Rule.

While such share consolidation could bring us back into compliance with the listing requirements of Nasdaq, there can be no assurance that any increase in the market price of our common shares resulting from a share consolidation, if implemented, would be sustainable.  There are numerous factors and contingencies that would affect such price, including the market conditions for our common shares at the time, our reported results of operations in future periods and general economic, geopolitical, stock market and industry conditions. Accordingly, the total market capitalization of our common shares after a share consolidation may be lower than the total market capitalization before such share consolidation and, in the future, the market price of our common shares might not exceed or remain higher than the market price prior to such share consolidation. There can be no assurance that a share consolidation would result in a per share market price that attracts institutional investors or investment funds, or that such price would satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common shares might not improve as a result of a share consolidation. Furthermore, the liquidity of our common shares could be adversely affected by the reduced number of our common shares that would be outstanding after the share consolidation.

If at any time we qualify as a passive foreign investment company under United States tax laws, our shareholders may be subject to adverse tax consequences.

We would be a passive foreign investment company if 75% or more of our gross income in any year is considered “passive income” for United States tax purposes.  For this calculation, passive income generally includes interest, dividends, some types of rents and royalties, and gains from the sale of assets that produce these types of income.  In addition, we would be classified as a passive foreign investment company if the average percentage of our assets during any year that produced passive income, or that were held to produce passive income, is at least 50%.

Based on our current and projected losses and the market value of our common shares, we do not expect to be a passive foreign investment company for United States federal income tax purposes for the taxable year ending December 31, 2008. However, since the determination of whether we are a passive foreign investment company is based on the composition of our income and assets from time to time, and since the market value of our common shares is likely to fluctuate, there can be no assurance that we will not be considered a passive foreign investment company in another fiscal year. If we are classified as a passive foreign investment company, this characterization could result in adverse United States tax consequences for our shareholders resident in the United States, including having a gain recognized on the sale of our common shares being treated as ordinary income that is not eligible for the lower tax rate applicable to certain dividends and having potential punitive interest charges apply to such sale proceeds.

United States shareholders should consult their own United States tax advisors with respect to the United States tax consequences of holding our common shares and annually determine whether we are a passive foreign investment company.

A limited number of shareholders collectively own a significant portion of our common shares and may act, or prevent corporate actions, to the detriment of other shareholders.

A limited number of shareholders, including our founders and General Motors, currently own a significant portion of our outstanding common shares.  General Motors currently owns approximately 12.3% of our outstanding common shares.  Accordingly, these shareholders may exercise significant influence over all matters requiring shareholder approval, including the election of a majority of our directors and the determination of significant corporate actions.  This concentration could also have the effect of delaying or preventing a change in control that could otherwise be beneficial to our shareholders.

In addition to General Motors’ current ownership of our common shares, pursuant to our strategic alliance with General Motors, for so long as General Motors holds at least 10% of our outstanding shares, if any of our founders,

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Pierre Rivard, Joseph Cargnelli or Boyd Taylor, wish to transfer (i) all or substantially all of their shares to any person, or (ii) any of their shares to a person actively competing with General Motors in the automotive or fuel cell industry, he must first offer the shares to General Motors. Moreover, if we issue additional equity securities or securities convertible into equity securities for cash consideration, we have granted General Motors the right to participate in such offering on a pro rata basis based on the fully diluted number of common shares that it holds, subject to certain limited exceptions. We have also agreed that one director nominated by General Motors shall be included in the slate of directors that is presented to shareholders for approval at our general meeting. As a principal shareholder and party to the strategic alliance and representative on our board, General Motors has the ability to influence our corporate actions and in a manner that may be adverse to your interests.

Future sales of common shares by our principal share-holders could cause our share price to fall and reduce the value of a shareholder’s investment.

If our principal shareholders, including our founders, sell substantial amounts of their common shares in the public market, the market price of our common shares could fall and the value of a shareholder’s investment could be reduced.  The perception among investors that these sales may occur could have a similar effect.  Share price declines may be exaggerated if the low trading volume that our common shares have experienced to date continues.  These factors could also make it more difficult for us to raise additional funds through future offerings of our common shares or other securities.

Our articles of incorporation authorize us to issue an unlimited number of common and preferred shares, and significant issuances of common or preferred shares could dilute the share ownership of our shareholders, deter or delay a takeover of us that our shareholders may consider beneficial or depress the trading price of our common shares.

Our articles of incorporation permit us to issue an unlimited number of common and preferred shares.  If we were to issue a significant number of common shares, it would reduce the relative voting power of previously outstanding shares.  Such future issuances could be at prices less than our shareholders paid for their common shares.  If we were to issue a significant number of common or preferred shares, these issuances could also deter or delay an attempted acquisition of us that a shareholder may consider beneficial, particularly in the event that we issue preferred shares with special voting or dividend rights.  While Nasdaq and TSX rules may require us to obtain shareholder approval for significant issuances, we would not be subject to these requirements if we ceased, voluntarily or otherwise, to be listed on Nasdaq and the TSX.  Significant issuances of our common or preferred shares, or the perception that such issuances may occur, could cause the trading price of our common shares to drop.

U.S. investors may not be able to enforce U.S. civil liability judgments against us or our directors and officers.

We are organized under the laws of Canada.  A majority of our directors and officers are residents of Canada and all or a substantial portion of their assets and substantially all of our assets are located outside of the United States.  As a result, it may be difficult for U.S. holders of our common shares to effect service of process on these persons within the United States or to realize in the United States upon judgments rendered against them.  In addition, a shareholder should not assume that the courts of Canada (i) would enforce judgments of U.S. courts obtained in actions against us or such persons predicated upon the civil liability provisions of U.S. federal securities laws or other laws of the United States, or (ii) would enforce, in original actions, claims against us or such persons predicated upon the U.S. federal securities laws.

Our share price is volatile and we may continue to experience significant share price and volume fluctuations.

Since our common shares were initially offered to the public in November 2000, the stock markets, particularly in the technology and alternative energy sectors, and our share price have experienced significant price and volume fluctuations.  Our common shares may continue to experience volatility for reasons unrelated to our own operating performance, including:

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•                  performance of other companies in the fuel cell or alternative energy business;

•                  news announcements, securities analysts’ reports and recommendations and other developments with respect to our industry or our competitors; or

•                  changes in general economic conditions.

As at March 24, 2009 there were 6,080,246 options to purchase our common shares.  If these securities are exercised, our shareholders will incur substantial dilution.

A significant element in our plan to attract and retain qualified personnel is the issuance to such persons of options to purchase our common shares.  As of March 24, 2009, we have issued and outstanding 6,080,246 options to purchase our common shares at an average price of Cdn$3.66 per common share.  Accordingly, to the extent that we are required to issue significant numbers of options to our employees, and such options are exercised, you could experience significant dilution.

10.          TRANSFER AGENTS AND REGISTRARS

The registrar and transfer agent for our common shares in Canada is CIBC Mellon Trust Company at its principal offices in Toronto, Ontario and the co-transfer agent and co-registrar for our common shares in the United States is Chase Mellon Shareholders Services LLC at its offices in New York, New York.

11.          MATERIAL CONTRACTS

For the fiscal year ended December 31, 2008, no material contracts have been terminated, entered into or assigned by us other than in the ordinary course of business.

12.          INTERESTS OF EXPERTS

Our auditors are PricewaterhouseCoopers LLP, Royal Trust Tower, Suite 3000, Toronto-Dominion Centre, Toronto, Ontario, M5K 1G8.

PricewaterhouseCoopers LLP have prepared an independent auditors’ report dated March 24, 2009 in respect of the Company’s consolidated financial statements with accompanying notes as at and for the years ended December 31, 2008 and 2007 and for each of the years in the three year period ended December 31, 2008 and the Company’s internal control over financial reporting as at December 31, 2008.  PricewaterhouseCoopers LLP has advised that they are independent with respect of the Company within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario, the rules of the U.S. Securities and Exchange Commission Act and the requirements of the Public Company Accounting Oversight Board. To our knowledge, the foregoing experts do not beneficially own, directly or indirectly, any of our outstanding securities or other property of Hydrogenics.

13.          ADDITIONAL INFORMATION

Additional financial information with respect to Hydrogenics, including remuneration and indebtedness of directors and officers, principal holders of our securities and options to purchase securities is contained in our management proxy circular in respect of our most recent annual meeting of shareholders that involved the election of directors. Additional financial information is contained in our audited comparative consolidated financial statements and our management discussion and analysis for our most recently completed fiscal year.

You may access other information about us, including our disclosure documents, reports, statements or other information filed with the Canadian securities regulator authorities through SEDAR at www.sedar.com and in the United States with the SEC at www.sec.gov.

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APPENDIX  A  -  AUDIT COMMITTEE CHARTER

A.                                    Purpose

The Audit Committee shall be directly responsible for the appointment, compensation and oversight over the work of the Company’s public accountants. The Audit Committee shall monitor (1) the integrity of the consolidated financial statements of the Company, (2) the Company’s compliance with legal and regulatory requirements, (3) the public accountants’ qualifications and independence, and (4) the performance of the Company’s internal audit function and public accountants. The Audit Committee shall oversee the preparation of and review the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

B.                                    Committee Membership

The Audit Committee shall consist of no fewer than three members. Each member of the Audit Committee shall be unrelated and independent, and the composition of the Audit Committee shall satisfy the independence, experience and financial expertise requirements of the Nasdaq Global Market, The Toronto Stock Exchange and Section 10A of the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder.  The Board shall appoint the members of the Audit Committee annually, considering the recommendation of the Human Resources and Corporate Governance Committee, and further considering the views of the Chairman of the Board and the Chief Executive Officer, as appropriate.  The members of the Audit Committee shall serve until their successors are appointed.

The Board shall have the power at any time to change the membership of the Audit Committee and to fill vacancies in it, subject to such new member(s) satisfying the independence, experience and financial expertise requirements referred to above.  Except as expressly provided in this Charter or the by-laws of the Company, or as otherwise provided by law or the rules of the stock exchanges to which the Company is subject, the Audit Committee shall fix its own rules of procedure.

C.                                    Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the public accountants (subject, if applicable, to shareholder ratification), and shall approve all audit engagement fees and terms and all non-audit engagements with the public accountants.  The Audit Committee shall consult with management but shall not delegate these responsibilities.  In its capacity as a committee of the Board, the Audit Committee shall be directly responsible for the oversight of the work of the public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and the public accounting firm shall report directly to the Audit Committee.  The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the committee and carry out its duties, and to conduct or authorize investigations into any matters within its scope of responsibilities.

The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or public accountants to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

The Audit Committee shall make regular reports to the Board.  The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.  The Audit Committee shall annually review the Audit Committee’s own performance.

In performing its functions, the Audit Committee shall undertake those tasks and responsibilities that, in its judgment, would most effectively contribute and implement the purposes of the Audit Committee.  The following functions are some of the common recurring activities of the Audit Committee in carrying out its oversight responsibility:

•                  Review and discuss with management and the public accountants the Company’s annual audited consolidated financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and recommend to the Board whether the audited consolidated financial statements should be included in the Company’s annual report.

•                  Review and discuss with management and the public accountants the Company’s quarterly financial statements, including disclosures made under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or similar disclosures, prior to the filing of its quarterly report.

•                  Review and discuss with management and the public accountants the financial information and financial

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statements contained in any prospectus, registration statement, annual information form, circular or other material disclosure document of the Company, in each case prior to the filing of such documents.

•                  Review and discuss with management and the public accountants, as applicable, (a) major issues regarding accounting principles and consolidated financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management or the public accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the consolidated financial statements; (c) any management letter provided by the public accountants and the Company’s response to that letter; (d) any problems, difficulties or differences encountered in the course of the audit work, including any disagreements with management or restrictions on the scope of the public accountants’ activities or on access to requested information and management’s response thereto; (e) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the consolidated financial statements of the Company; and (f) earnings press releases, as well as financial information and earnings guidance (generally or on a case-by-case basis) provided to analysts and rating agencies.

•                  Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

•                  Obtain and review a report from the public accountants at least annually regarding: (a) the registered public accountants’ internal quality control procedures; (b) any material issues raised by the most recent quality control review, or peer review, of the firm; or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm;, (c) any steps taken to deal with any such issues; and (d) all relationships between the public accountants and the Company.

•                  Evaluate the qualifications, performance and independence of the public accountants, including a review and evaluation of the lead partner of the registered public accountants and taking into account the opinions of management.

•                  Ensure that the lead audit partner of the public accountants and the audit partner responsible for reviewing the audit are rotated at least every five years as required by the Sarbanes-Oxley Act of 2002.

•                  Discuss with management and the public accountants any accounting adjustments that were noted or proposed by the registered public accountants but were passed (as immaterial or otherwise).

Establish procedures for: (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•                  Review disclosures made by the Company’s principal executive officer or officers and principal financial officer or officers regarding compliance with their certification obligations as required under the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including the Company’s disclosure controls and procedures and internal controls for financial reporting and evaluations thereof.

•                  Review with management and approve the Company’s investment policies for its securities portfolio and review the portfolio management performance.

Review the performances of the Chief Financial Officer and other senior executives involved in the financial reporting process, review financial and accounting personnel succession planning within the Company and, where possible, consult on the appointment of, or departure of, individuals occupying these positions.

D.                                    Limitations of Audit Committee’s Roles

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to prepare consolidated financial statements, plan or conduct audits or to determine that the Company’s consolidated financial statements and disclosures are complete and accurate and are in accordance with Canadian generally accepted accounting principles and applicable rules and regulations.  These are the responsibilities of management and the registered public accountants.

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CORPORATE OFFICE
Hydrogenics Corporation
5985 McLaughlin Road
Mississauga, Ontario
Canada L5R 1B8
TEL: (905) 361-3660
Fax: (905) 361-3626
www.hydrogenics.com

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Hydrogenics Corporation	Notice of Annual and Special Meeting of Shareholders May 13, 2009 Management Proxy Circular

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Notice of Annual and Special Meeting of Shareholders of Hydrogenics Corporation

Date:	Business of the Annual Meeting and Special Meeting of the Common Shareholders

May 13, 2009	The business of the meeting will be to:

Time: 1:00 p.m. (Eastern Time)	1.	receive the consolidated financial statements of the Company for the year ended December 31, 2008, together with the report of the auditors on those statements;

Place:
Toronto Board of Trade 1 First Canadian Place Toronto, Ontario, Canada	2.	reappoint PricewaterhouseCoopers LLP as auditors of the Company and authorize the Audit Committee of the Board of Directors to fix their remuneration;

	3.	elect directors for the ensuing year;

	4.

consider and, if deemed appropriate, adopt, with or without variation, a special resolution (the full text of which is reproduced as Appendix A to the accompanying proxy circular) approving an amendment to the Company’s articles of incorporation to consolidate its issued and outstanding common shares on the basis of a ratio within the range of one post-consolidation common share for every 10 pre-consolidation common shares to one post-consolidation common share for every 25 pre-consolidation common shares, with the ratio to be selected and implemented by the Board of Directors in its sole discretion, if at all, at any time prior to March 24, 2010; and

	5.	transact such other business as may properly be brought before the meeting.

At the meeting, you will have an opportunity to hear about our 2008 performance and plans for the Company going forward. The accompanying management proxy circular provides additional information relating to the business to be considered at the meeting and forms part of this notice.

You are entitled to vote at the meeting, and any adjourned or postponed meeting, if you are a holder of our common shares as of 5:00 p.m. (Toronto time) on March 31, 2009.

If you cannot attend the meeting in person, you may vote by proxy.  Instructions on how to complete and return the proxy are provided with the proxy form and are described in the management proxy circular. To be valid, proxies must be received by CIBC Mellon Trust Company (Toll-free: 1 (866) 781-3111) at P.O. Box 721, Agincourt, Ontario M1S 0A1, or sent via fax to (416) 368-2502, no later than 5:00 p.m. (Toronto time) on Monday, May 11, 2009 or, if the meeting is adjourned or postponed, 48 hours (excluding Saturdays, Sundays and holidays) before the adjourned or postponed meeting.

By the order of the Board of Directors,

Lawrence Davis
Chief Financial Officer and Corporate Secretary

Toronto, March 24, 2009

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What’s Inside

Management Proxy Circular

About this Circular and Related Materials	A-4-3

Solicitation of Proxies and Voting Instructions	A-4-4

Voting Shares	A-4-5

Business of the Meeting	A-4-6
Financial Statements	A-4-6
Reappointment of Auditors	A-4-6
Election of Directors	A-4-6
Proposed Share Consolidation	A-4-10

Board of Directors Meetings and Attendance of Directors	A-4-13

Statement of Corporate Governance Practices	A-4-14

Audit Committee Report	A-4-17

Compensation of Executive Officers and Directors	A-4-18

Appendix A
Resolution to Approve Share Consolidation	A-4-31

Appendix B
Mandate of the Board of Directors	A-4-32

Appendix C
Committee Charters	A-4-35

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, we encourage you to cast your vote. Your participation as a shareholder is very important to us. Details about voting may be found starting on page 1 of this Circular.

About This Circular and Related Proxy Materials

We are providing this circular and proxy materials to you in connection with the annual and special meeting of shareholders of Hydrogenics Corporation (“Hydrogenics” or the “Company”) on May 13, 2009 (the “Meeting”). As a shareholder, you are invited to attend the Meeting. If you are unable to attend, you may still vote.

This proxy circular describes the items to be voted on at the Meeting and the voting process, and provides information about executive compensation, our corporate governance practices and other matters.

Please see the “Solicitation of Proxies and Voting Instructions” section below for an explanation of how you can vote on the matters to be considered at the Meeting, whether or not you decide to attend the Meeting.

In this proxy circular, unless the context otherwise requires, all references to “we”, “us” and “our” refer to Hydrogenics and its subsidiaries. Unless otherwise indicated, all amounts in this circular are in U.S. dollars.

This proxy circular is dated as of March 24, 2009, and except as otherwise indicated, all the information contained in this proxy circular is given as of that date.

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Solicitation of Proxies and Voting Instructions

The information contained in this management proxy circular is furnished in connection with the solicitation of proxies from registered owners of common shares (the “Shares”) of Hydrogenics (and of voting instructions in the case of non-registered owners of Shares) to be used at the Meeting, and at all adjournments and postponements of the Meeting, for the purposes set forth in the accompanying notice of meeting.  It is expected that the solicitation will be made primarily by mail, but proxies and voting instructions may also be solicited personally by employees of the Company.  The solicitation of proxies and voting instructions by this circular is being made by or on behalf of the management of the Company.  The total cost of the solicitation of proxies will be borne by the Company.

Registered Owners

If you are a registered owner of Shares, you may vote in person at the Meeting or you may appoint another person to represent you as proxyholder and vote your Shares at the Meeting.  If you wish to attend the Meeting, do not complete or return the enclosed form of proxy because you will vote in person at the Meeting.  Please register with the transfer agent, CIBC Mellon Trust Company (“CIBC Mellon”), when you arrive at the Meeting.

Appointment of Proxies

If you do not wish to attend the Meeting, you should complete and return the enclosed form of proxy.  The individuals named in the form of proxy are representatives of management of the Company and are officers of the Company.  You have the right to appoint someone else to represent you at the Meeting.  If you wish to appoint someone else to represent you at the Meeting, insert that other person’s name in the blank space in the form of proxy.  The person you appoint to represent you at the Meeting need not be a shareholder of the Company.

To be valid, proxies must be deposited with CIBC Mellon (Toll-free: 1 (866) 781-3111) at P.O. Box 721, Agincourt, Ontario M1S 0A1, or sent via fax to (416) 368-2502, not later than 5:00 p.m. (Toronto time) on May 11, 2009 or, if the Meeting is adjourned or postponed, 48 hours (excluding Saturdays, Sundays and holidays) before any adjourned or postponed meeting.

Failure to properly complete or deposit a proxy may result in its invalidation.  The time limit for the deposit of proxies may be waived by the Board of Directors in its discretion without notice.

Revocation

If you have submitted a proxy and later wish to revoke it, you can do so by:

(a)    completing and signing a form of proxy bearing a later date and depositing it with CIBC Mellon as described above;

(b)   depositing a document that is signed by you (or by someone you have properly authorized to act on your behalf): (i) at the registered office of the Company at any time up to the last business day preceding the date of the Meeting, or any adjournment or postponement of the Meeting, at which the proxy is to be used, or (ii) with the chair of the Meeting before the Meeting starts on the day of the Meeting or any adjournment or postponement of the Meeting; or

(c)    following any other procedure that is permitted by law.

Voting of Proxies

In connection with any ballot that may be called for, the management representatives designated in the enclosed form of proxy will vote or withhold from voting your Shares in accordance with the instructions you have indicated on the proxy and, if you specify a choice with respect to any matter to be acted upon, the Shares will be voted accordingly.  In the absence of any direction, your Shares will be voted by the management representatives FOR the reappointment of the auditors, FOR the election of directors and FOR the proposed share consolidation, as indicated under those headings in this circular.

The management representatives designated in the enclosed form of proxy have discretionary authority with respect to amendments to matters identified in the notice of meeting and with respect to other matters that may properly come before the Meeting.  At the date of this circular, management of the Company knows of no such amendments or other matters.

Non-registered Owners

If your Shares are registered in the name of a depository (such as CDS & Co., the registration name for The Canadian Depository for Securities Limited, which acts as nominee for many Canadian brokerage firms) or an intermediary (such as a bank, trust company, securities dealer or broker, or trustee or administrator of a self-administered RRSP, RRIF, RESP or similar plan), you are a non-registered owner.

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Only registered owners of Shares, or the persons they appoint as their proxies, are permitted to attend and vote at the Meeting.  If you are a non-registered owner, you are entitled to direct how the Shares beneficially owned by you are to be voted or you may obtain a form of legal proxy that will entitle you to attend and vote at the Meeting.

In accordance with the Canada Business Corporations Act (“CBCA”) and Canadian securities law, the Company has distributed copies of the notice of meeting, this management proxy circular and the 2008 annual report (collectively, the “meeting materials”) to the intermediaries for onward distribution to non-registered owners who have not waived their right to receive them. Typically, intermediaries will use a service company (such as Broadridge Investor Communications Solutions) to forward the meeting materials to non-registered owners.

If you are a non-registered owner and have not waived your right to receive meeting materials, you will receive either a request for voting instructions or a form of proxy with your meeting materials.  The purpose of these documents is to permit you to direct the voting of the Shares you beneficially own.  You should follow the procedures set out below, depending on which type of document you receive:

(1)          Request for Voting Instructions

If you do not wish to attend the Meeting (or have another person attend and vote on your behalf), you should complete, sign and return the enclosed request for voting instructions in accordance with the directions provided.  You may revoke your voting instructions at any time by written notice to your intermediary, except that the intermediary is not required to honour the revocation unless it is received at least seven days before the Meeting.

If you wish to attend the Meeting and vote in person (or have another person attend and vote on your behalf), you must complete, sign and return the enclosed request for voting instructions in accordance with the directions provided and a form of proxy will be sent to you giving you (or the other person) the right to attend and vote at the Meeting.  You (or the other person) must register with the transfer agent, CIBC Mellon, when you arrive at the Meeting.

- or -

(2)          Form of Proxy

The form of proxy has been signed by the intermediary (typically by a facsimile, stamped signature) and completed to indicate the number of Shares beneficially owned by you.  Otherwise, the form of proxy is uncompleted.

If you do not wish to attend the Meeting, you should complete the form of proxy in accordance with the instructions set out in the section titled “Registered Owners” above.

If you wish to attend the Meeting, you must strike out the names of the persons named in the proxy and insert your name in the blank space provided.  To be valid, proxies must be deposited with CIBC Mellon (Toll-free: 1 (866) 781-3111) at P.O. Box 721, Agincourt, Ontario M1S 0A1, or sent via fax to (416) 368-2502, not later than 5:00 p.m. (Toronto time) on May 11, 2009 or, if the Meeting is adjourned or postponed, 48 hours, (excluding Saturdays, Sundays and holidays) before any adjourned or postponed meeting.  You must register with the transfer agent, CIBC Mellon, when you arrive at the Meeting.

You should follow the instructions on the document that you have received and contact your intermediary promptly if you need assistance.

Revocation

If you have submitted a proxy and later wish to revoke it, you can do so by:

(a)    completing and signing a form of proxy bearing a later date and depositing it with CIBC Mellon as described above;

(b)   depositing a document that is signed by you (or by someone you have properly authorized to act on your behalf): (i) at the registered office of the Company at any time up to the last business day preceding the date of the Meeting, or any adjournment or postponement of the Meeting, at which the proxy is to be used, or (ii) with the chair of the Meeting before the Meeting starts on the day of the Meeting or any adjournment or postponement of the Meeting; or

(c)    following any other procedure that is permitted by law.

Voting Shares

Each holder of Shares of record at the close of business on March 31, 2009, the record date established for notice of the Meeting and for voting, will be entitled to vote on all matters proposed to come before the Meeting on the basis of one vote for each Share held.

As of March 24, 2009, the Company had 92,405,666 Shares outstanding.  To the knowledge of our directors and officers, as of March 24, 2009, no person or company beneficially owns, directly or indirectly, or exercises control or direction over Shares carrying more than 10% of the voting rights attached to our outstanding Shares other than General Motors Corporation (“General Motors”), which owns 11,364,006 Shares, representing 12.3% of our outstanding Shares.

A-4-5

Business of the Meeting

FINANCIAL STATEMENTS

Our consolidated financial statements for the year ended December 31, 2008 are included in our 2008 annual report, which was mailed to shareholders together with this proxy circular.  The consolidated financial statements and the auditors’ report on those financial statements will be submitted to shareholders at the Meeting but no vote is required in respect of the financial statements, nor will one be taken.

REAPPOINTMENT OF AUDITORS

Based upon the recommendation of the Audit Committee, our Board of Directors proposes that PricewaterhouseCoopers LLP (“PwC”) be reappointed as our auditors for the ensuing year, at a remuneration to be determined by the Audit Committee.  Pursuant to its charter, the Audit Committee has reviewed the nature and amount of audit and non-audit services provided by PwC to ensure auditor independence.

To be effective, this resolution must be passed by more than 50% of the votes cast by holders of Shares present in person or represented by proxy and entitled to vote at the Meeting.  The management representatives designated in the enclosed form of proxy intend to vote FOR the re-appointment of PwC as auditors of the Company, to hold office until the next annual meeting of shareholders and to authorize the Audit Committee to fix the auditors’ remuneration.  PwC has served as auditor of the Company since 2000.

Fees payable to PwC for the years ended December 31, 2008 and 2007 were as set out below.

Audit Fees

In 2008 and 2007, PwC charged us audit fees totalling, Cdn. $724,548 and Cdn. $661,247, respectively.  In 2008 and 2007, these fees included professional services rendered for the review of interim financial statements, statutory audits of annual financial statements, consultations about financial and reporting standards and other regulatory audits and filings, including Sarbanes-Oxley compliance.

Audit-Related Fees

In 2008 and 2007, PwC charged us audit-related fees of Cdn. $8,904 and Cdn. $43,832, respectively.  In 2008 and 2007, these fees included professional services that reasonably relate to the above services and Canadian Public Accounting Board Fees.

Tax Fees

In 2008 and 2007, PwC charged us tax fees of Cdn. $90,535 and Cdn. $16,677, respectively.  In 2008 and 2007, these fees included professional services for tax compliance, tax advice, tax planning and advisory services relating to the preparation of corporate tax returns.

All Other Fees

In 2008 and 2007, PwC charged us other fees of Cdn. $64,425 and Cdn. $23,219, respectively.  In 2008, these fees related to assistance with the preparation of our base shelf prospectus filed in September, 2008 as well advisory services related to the implementation of International Financial Reporting Standards (IFRS) and other regulatory matters. In 2007, these fees related to advisory services related to the windup of our fuel cell test equipment business.

ELECTION OF DIRECTORS

Under the Articles of the Company, our Board of Directors consists of a minimum of three members and a maximum of twelve members; the number of directors within such range is to be determined by our Board from time to time. Our Board has determined that the number of directors of the Company shall be fixed at seven and the number of directors to be elected at the Meeting shall be seven.

The following tables provide background information on the seven nominee directors proposed to be elected, as well as the number of Shares over which direction or control is exercised by the director, and stock options, deferred share units (“DSUs”) restricted share units (“RSUs”) held, in each case, as at March 24, 2009. All of the nominees have been directors of the Company since the dates indicated below. Pursuant to our strategic alliance with General Motors, General Motors is entitled to nominate one director to be included in the slate of directors that is presented to shareholders for approval at the Meeting.  Mr. Henry J. Gnacke will be the General Motors nominee.  Each director elected will hold office until the next annual meeting of shareholders or until his successor is duly elected or appointed.  The management representatives designated in the enclosed form of proxy intend to vote for the election as directors of the proposed nominees whose names are set forth below.  Management does not contemplate that any of the proposed nominees will be unable to serve as a director but, if that should occur for any reason before the Meeting, the management representatives designated in the enclosed form of proxy reserve the right to vote for another nominee at their discretion.

A-4-6

Norman M, Seagram, Chairman

Norman M. Seagram has served as Chairman of our Board of Directors since September 2007.  He previously served in this position from July 2000 to December 2006 following which he acted as Lead Director until September 2007.  Mr. Seagram was President of Sportsco International LP (SkyDome) from February 2001 to March 2003.  From September 1996 to May 1997, Mr. Seagram was President and Chief Executive Officer of Molson Inc., a company he had previously served for 24 years in a variety of senior management positions.  From October 1992 to August 1996, Mr. Seagram was Chairman and Chief Executive Officer of Air Liquide Canada, Inc., a producer of industrial gases.  Mr. Seagram is a trustee of Trinity College School and the Toronto Symphony Foundation, and he is a director of Harbourfront Foundation.  He serves on the advisory board of the Faculty of Applied Science and Engineering, University of Toronto, and he is a former director of the Toronto Economic Development Corporation (TEDCO).  Mr. Seagram resides in Toronto, Ontario, Canada.

	Overall		Securities Held
Board/Committee Membership	Attendance 100%		Shares	DSUs	RSUs	Stock Options	Total Securities	Total value of Securities
Board of Directors, Chairman	12 of 12	100%	35,696	302,350	Nil	61,900	399,946	$169,023
Human Resources and Corporate Governance Committee	4 of 4	100%
Audit Committee	5 of 5	100%

Douglas S. Alexander

Douglas S. Alexander joined our Board of Directors in May 2006. Mr. Alexander is a Director and member of the Audit Committee of Critical Outcome Technologies Inc., and has served as the Chief Financial Officer of various Canadian public companies for 15 years. Mr. Alexander was formerly lead director and chair of the Audit Committee of Saxon Financial Inc. Mr. Alexander served as a director of Stuart Energy from 2003 to January 2005. From 1999 to 2004, Mr. Alexander was Executive Vice President and Chief Financial Officer of Trojan Technologies Inc., an international environmental high technology company. Mr. Alexander is a Chartered Director, having graduated from the Director’s College, a joint venture between McMaster University and the Conference Board of Canada.  Mr. Alexander resides in Ontario, Canada.

	Overall		Securities Held
Board/Committee Membership	Attendance 100%		Shares	DSUs	RSUs	Stock Options	Total Securities	Total value of Securities
Board of Directors	12 of 12	100%	24,972	151,256	Nil	Nil	176,228	$88,114
Human Resources and Corporate Governance Committee	4 of 4	100%
Audit Committee, Chairman	5 of 5	100%

A-4-7

Michael Cardiff

Michael Cardiff joined our Board of Directors in November 2007. Currently, Mr. Cardiff is the Chief Executive Officer of Accelerents, a consulting firm focused on strategy development. Prior to holding that position, Mr. Cardiff held numerous senior positions in a number of technology companies including large multinationals such as EDS and IBM as well as startup companies such as Fincentric, Convergent Technologies, Tandem, and Stratus Computer. Mr. Cardiff is currently a director of Descartes Systems Group, Burntsand Inc.  and Software Growth Inc. Mr. Cardiff has also served as a director of Husky Injection Molding Systems, Solcorp, Visible Genetics, Spectra Security Software Visible Decisions and the Toronto Film Festival, Roy Thomson Hall. Mr. Cardiff has received many awards including “A Canadian Export Life Time Achievement Award.” In 1998, Mr. Cardiff was named one of Canada’s “Top 40 Under 40,” recognizing him as one of the nation’s most successful young leaders. Mr. Cardiff is a member of, and holds the ICD.d designation from, the Institute of Corporate Directors. Mr. Cardiff resides in Ontario, Canada.

	Overall		Securities Held
Board/Committee Membership	Attendance 95%		Shares	DSUs	RSUs	Stock Options	Total Securities	Total value of Securities
Board of Directors	12 of 12	100%	Nil	46,046	Nil	Nil	46,046	$23,023
Human Resources and Corporate Governance Committee	2 of 2	100%
Audit Committee	4 of 5	80%

Joseph Cargnelli

Joseph Cargnelli is one of our founders and served as a director from January 1996 to January 2005, when he resigned in connection with the closing of the Stuart Energy acquisition. Mr. Cargnelli was re-elected at the meeting of shareholders on May 17, 2005. Mr. Cargnelli served as our Treasurer from January 1996 until July 2000.  Mr. Cargnelli was appointed as our Vice President, Technology in July 2000.  His title was changed to Chief Technology Officer in April 2003.  Mr. Cargnelli earned both a Masters of Applied Science degree in Mechanical Engineering and a Bachelor of Applied Science degree in Mechanical Engineering from the University of Toronto.  From April 1992 to April 1993, Mr. Cargnelli served as a Research Engineer with the Laboratory of Advanced Concepts in Energy Conversion Inc., a laboratory engaged in the research, development and demonstration of alkaline fuel cells and hydrogen storage methods.  Mr. Cargnelli is a member of the Professional Engineers of Ontario.  Mr. Cargnelli resides in Ontario, Canada.

	Overall		Securities Held
Board/Committee Membership	Attendance 92%		Shares	DSUs	RSUs	Stock Options	Total Securities	Total value of Securities
Board of Directors	11 of 12	92%	4,902,500	Nil	235,600	156,700	5,294,800	$2,569,050

A-4-8

Henry J. Gnacke

Henry J. Gnacke Mr. Gnacke joined our Board of Directors in May 2008. Formerly, Mr. Gnacke was the Executive Director, Global Purchasing Supply chain at General Motors. He was responsible for fuel cell propulsion systems and General Motors’ E-Flex programs. Mr. Gnacke has over 30 years of experience and has held numerous positions at General Motors, including several international assignments in the Middle East, Asia and Europe. Mr. Gnacke is the nominee of General Motors in connection with our strategic alliance with General Motors. Mr. Gnacke resides in Michigan, U.S.A.

	Overall		Securities Held
Board/Committee Membership	Attendance 90%		Shares	DSUs	RSUs	Stock Options	Total Securities	Total value of Securities
Board of Directors	9 of 10	90%	Nil	Nil	Nil	Nil	Nil	Nil

Note: Mr. Gnacke joined our Board of Directors on May 6, 2008, and therefore did not attend any meetings of the Board of Directors prior to his appointment.

V. James Sardo

V. James Sardo joined our Board of Directors in May 2003. Mr. Sardo is a Corporate Director. In 2005, he became a director of New Flyer Industries Inc., North America’s largest manufacturer of city buses, and has been a director of Sonnen Energy, a solar integration company, since 2007. During 2004 to 2007, Mr. Sardo served as a trustee of Union Waterheater Income Trust, a waterheater rental company, as a director of Royal Group Technologies, a plastics building products company, and as a director and Chairman of Countryside Power, a power generation company. From 2003 to 2007, he was a trustee of Custom Direct Income Fund, a manufacturer and direct marketer of custom cheques. Prior to these appointments, Mr. Sardo was interim Chief Executive Officer of Royal Group Technologies Limited, from 2004 to 2005, President of the Canadian Operations of Moore Corporation Limited, a business forms and communications company, from 1999 to 2001, and President and Chief Executive Officer of SMK Speedy International Inc., an international automotive repair company from 1997 to 1999. Prior to 1997 Mr. Sardo was Chief Executive Officer of Amre Inc., a Dallas based marketer of home improvement products, and Chief Executive Officer of SNE Inc., a manufacturer and marketer of windows and doors. Mr. Sardo is also a member of the Institute of Corporate Directors, and holds the ICD.d designation. Mr. Sardo resides in Ontario, Canada.

	Overall		Securities Held
Board/Committee Membership	Attendance 100%		Shares	DSUs	RSUs	Stock Options	Total Securities	Total value of Securities
Board of Directors	12 of 12	100%	20,000	102,038	Nil	24,000	146,038	$61,019
Human Resources and Corporate Governance Committee, Chairman	4 of 4	100%
Audit Committee	5 of 5	100%

Note: Between April 3, 2006 and May 3, 2006, Mr. Sardo, who was then a director of Royal Group Technologies Limited, was prohibited from trading in securities of Royal Group Technologies Limited pursuant to a management cease trade order issued by the Ontario Securities Commission in connection with the delay in filing of certain of Royal Group Technologies Limited’s financial statements.

A-4-9

Daryl Wilson

Daryl Wilson was appointed President and Chief Executive Officer in December 2006.  Prior to joining Hydrogenics, Mr. Wilson held senior leadership positions at Royal Group Technologies Inc., ZENON Environmental Inc., Toyota and Dofasco Inc. In 1990 Mr. Wilson earned an MBA from McMaster University in Operations Management/Management Science. Mr. Wilson also holds a Bachelor’s degree in Chemical Engineering from the University of Toronto. Mr. Wilson is a Chartered Director, having graduated in 2009 from Director’s College, a joint venture between McMaster University and the Conference Board of Canada.  Mr. Wilson resides in Ontario, Canada.

	Overall		Securities Held
Board/Committee Membership	attendance 100%		Shares	DSUs	RSUs	Stock Options	Total Securities	Total value of Securities
Board of Directors	12 of 12	100%	100,000	Nil	567,500	Nil	667,500	$333,750

PROPOSED SHARE CONSOLIDATION

Shareholders are being asked to consider and, if thought fit, approve the special resolution set forth in Appendix A hereto, approving an amendment to the Company’s articles of incorporation to consolidate its issued and outstanding common shares (the “Share Consolidation”). If the special resolution is approved, our Board of Directors will have the authority, in its sole discretion, to select the exact consolidation ratio, provided that (i) the ratio may be no smaller than one post-consolidation Share for every 10 pre-consolidation Shares and no larger than one post-consolidation Share for every 25 pre-consolidation Shares, and (ii) the number of pre-consolidation Shares in the ratio must be a whole number of Shares. Subject to the approval of the Toronto Stock Exchange (“TSX”), approval of the special resolution by holders of Shares would give the Board of Directors authority to implement the Share Consolidation at any time prior to March 24, 2010. In addition, notwithstanding approval of the proposed Share Consolidation by shareholders, the Board of Directors, in its sole discretion, may revoke the special resolution, and abandon the Share Consolidation without further approval or action by or prior notice to shareholders.

Shareholders approved a similar resolution at the Company’s annual and special meeting of shareholders on May 6, 2008, giving authority to our Board of Directors, in its sole discretion, to implement a share consolidation at any time prior to March 10, 2009. That share consolidation was not implemented. See “Background to and reasons for the Share Consolidation” below.

The background to and reasons for the Share Consolidation, and certain risks associated with the Share Consolidation and related information, are described below.

Background to and reasons for the Share Consolidation

The Shares are currently quoted on the TSX and the Nasdaq Global Market (“Nasdaq”). In order for the Shares to continue to be quoted on Nasdaq, the Company must satisfy various listing maintenance standards established by Nasdaq. Among other things, the Shares must have a minimum bid price of at least $1.00 per Share.

On May 10, 2007 and February 19, 2008, the Company received notices from Nasdaq informing us that we failed to maintain a minimum closing bid price on Nasdaq of at least $1.00 per share for our Shares for 30 consecutive business days, the Company is required to do under Nasdaq Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”). On both occasions, the Company was given 180 days to regain compliance by having the bid price of our Shares close at $1.00 per Share or more for a minimum of 10 consecutive business days prior to the end of the 180-day period. While the Company regained compliance on both occasions, we can give no assurances that it will be able to maintain future compliance with the Minimum Bid Price Rule. Indeed, as at March 24, 2009, we are not compliant with the Minimum Bid Price Rule; however given the continued extraordinary market conditions, Nasdaq has suspended, for all issuers, enforcement of the Minimum Bid Price Rule until April 20, 2009.

After the Minimum Bid Price Rule is reinstated, if we fail to maintain a minimum closing bid price on Nasdaq of at least $1.00 per share for our Shares for 30 consecutive business days, and cannot regain compliance under Nasdaq’s terms, Nasdaq staff will notify the Company that the Shares will be delisted from Nasdaq. Upon receipt of the delisting notice, the Company may appeal staff’s determination to the Nasdaq Listings Qualifications Panel (the “Hearing Panel”), on the grounds that the Company intends to consolidate the issued and outstanding Shares, subject to receipt of all necessary approvals, and that such consolidation should allow the minimum $1.00 bid price requirement to be met.

A-4-10

The Company’s request for a hearing will stay the delisting, pending a decision by the Hearing Panel. If the Company loses its appeal or is unable to come into compliance with Nasdaq requirements within such time as may be allowed by the Hearing Panel, the Shares may be transferred to the Nasdaq Capital Market if the Company satisfies all criteria for the Shares to be included on such market other than compliance with the Minimum Bid Price Rule. In the event of such a transfer, the Company would be provided an additional 180 calendar days to comply with the Minimum Bid Price Rule while on the Nasdaq Capital Market.

In light of the Company’s past non-compliance with the Minimum Bid Price Rule, Shareholders approved a special resolution at the Company’s annual and special meeting of shareholders on May 6, 2008 to amend our articles of incorporation to allow for a consolidation of our issued and outstanding Shares. That special resolution gave authority to our Board of Directors, in its sole discretion, to implement, a share consolidation at any time prior to March 10, 2009 and to select the exact consolidation ratio, provided that: (i) the ratio may be no smaller than one post-consolidation Share for every five pre-consolidation Shares, and no larger than one post-consolidation Share for every 10 pre-consolidation Shares; and (ii) the number of pre-consolidation Shares in the ratio must be a whole number of Shares. Our Board of Directors did not, however, believe it to be in the best interests of the Company to implement a share consolidation during that time.

As in the past, the Board of Directors has considered the potential adverse effects to the Company of a delisting from Nasdaq, and has determined that the flexibility afforded by a Share Consolidation would allow the Company to comply with Nasdaq’s Minimum Bid Price Rule. Accordingly, the Board of Directors recommends that shareholders approve the Share Consolidation. The exact number of Shares of the Company to be consolidated is to be determined by the Board of Directors of the Company before the Share Consolidation is effective, and the Company will issue a news release announcing the ratio as determined by the Board of Directors.

In addition to being able to maintain a broader market for the Company’s Shares with a listing on Nasdaq, our Board of Directors also believes that the Share Consolidation may have a number of other benefits for the Company and its shareholders:

•                  Greater investor interest - a higher post-consolidation Share price could help generate interest in the Company among investors, as a higher anticipated Share price may meet investing guidelines for certain institutional investors and investment funds that are currently prevented under their investing guidelines from investing in the Shares at current price levels;

•                  Reduction of shareholder transaction costs - shareholders may benefit from relatively lower trading costs associated with a higher Share price. It is likely that many investors pay commissions based on the number of Shares traded when they buy or sell Shares. If the Share price were higher, investors may pay lower commissions to trade a fixed dollar amount than they would if the Share price is lower; and

•                  Improved trading liquidity - the combination of potentially lower transaction costs and increased interest from investors could ultimately improve the trading liquidity of the Shares.

The Company cannot assure you that it will be able to maintain its Nasdaq listing after the Share Consolidation is effected or that the market price per Share after the Share Consolidation will exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time.

Our Board of Directors believes that shareholder approval of a range of potential consolidation ratios (rather than a single consolidation ratio) would provide the Board of Directors with maximum flexibility to achieve the desired results of the Share Consolidation. If the special resolution is approved, the Share Consolidation would be implemented, if at all, only upon a determination by our Board of Directors that it is in the best interests of the Company at that time. In connection with any determination to implement a consolidation, our Board of Directors will set the timing for such consolidation and select the specific ratio from within the range of ratios set forth in the special resolution. The Board of Directors’ selection of the specific ratio would be based primarily on the price level of the Shares at that time and the expected stability of that price level. Currently, our Board of Directors believes that an initial post-consolidation Share price in the range of $3.00 to $7.50 per Share would be an appropriate initial price level for the Shares. However, the Board of Directors may, in its sole discretion, select a ratio from within the range set forth in the special resolution that would be expected to result in an initial post-consolidation Share price that is above or below this range. No further action on the part of shareholders would be required in order for the Board of Directors to implement the Share Consolidation.

If our Board of Directors does not implement the Share Consolidation before March 24, 2010, the authority granted by the special resolution to implement the Share Consolidation on these terms would lapse and be of no further force or effect. The special resolution also authorizes the Board of Directors to elect not to proceed with, and abandon, the Share Consolidation at any time if it determines, in its sole discretion, to do so. The Board of Directors would exercise this right if it determined that the Share Consolidation was no longer in the best interests of the Company and its shareholders. No further approval or action by or prior notice to shareholders would be required in order for the Board of Directors to abandon the Share Consolidation.

A-4-11

Certain risks associated with the Share Consolidation

The Company’s total market capitalization immediately after the proposed consolidation may be lower than immediately before the proposed consolidation.

There are numerous factors and contingencies that could affect the Share price following the Share Consolidation, including the status of the market for the Shares at the time, the Company’s reported results of operations in future periods, and general economic, geopolitical, stock market and industry conditions.

A decline in the market price of the Shares after the Share Consolidation may result in a greater percentage decline than would occur in the absence of a consolidation, and the liquidity of the Shares could be adversely affected following such a consolidation.

If the Share Consolidation is implemented and the market price of the Shares declines, the percentage decline may be greater than would occur in the absence of the consolidation. The market price of the Shares will, however, also be based on the Company’s performance and other factors, which are unrelated to the number of Shares outstanding. Furthermore, the liquidity of the Shares could be adversely affected by the reduced number of Shares that would be outstanding after the Share Consolidation.

The consolidation may result in some shareholders owning “odd lots” of less than 100 Shares on a post-consolidation basis which may be more difficult to sell, or require greater transaction costs per Share to sell.

The Share Consolidation may result in some shareholders owning “odd lots” of less than 100 Shares on a post-consolidation basis. Odd lots may be more difficult to sell, or require greater transaction costs per Share to sell, than Shares in “board lots” of even multiples of 100 Shares.

No Fractional Shares to be Issued

No fractional Shares will be issued in connection with the Share Consolidation and, in the event that a shareholder would otherwise be entitled to receive a fractional Share upon the Share Consolidation, such fraction will be rounded down to the nearest whole number.

Principal Effects of the Share Consolidation

If approved and implemented, the Share Consolidation will occur simultaneously for all of the Shares and the consolidation ratio will be the same for all of such Shares. The consolidation will affect all shareholders uniformly. Except for any variances attributable to fractional shares, the change in the number of issued and outstanding Shares that will result from the Share Consolidation will cause no change in the capital attributable to the Shares and will not materially affect any shareholders’ percentage ownership in the Company, even though such ownership will be represented by a smaller number of Shares.

In addition, the Share Consolidation will not affect any shareholder’s proportionate voting rights. Each Share outstanding after the Share Consolidation will be entitled to one vote and will be fully paid and non-assessable.

The principal effects of the consolidation will be that:

•                  Reduction in number of Shares outstanding - the number of Shares issued and outstanding will be reduced from approximately 92,405,666 Shares as of March 24, 2009 to between approximately 3,696,227 and 9,240,567 Shares, depending on the ratio selected by our Board of Directors; and

•                  Reduction in number of Shares reserved for issuance under Stock Option Plan - the number of Shares reserved for issuance under the Company’s stock option plan will be reduced proportionately based on the consolidation ratio selected by our Board of Directors.

Effect on Non-registered Shareholders

Non-registered shareholders holding their Shares through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Share Consolidation than those that will be put in place by the Company for registered shareholders. If you hold your Shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

Effect on Share Certificates

If the proposed Share Consolidation is approved by shareholders and implemented, registered shareholders will be required to exchange their share certificates representing pre-consolidation Shares for new share certificates representing post-consolidation Shares. Following the announcement by the Company of the consolidation ratio selected by our Board of Directors and the effective date of the Share Consolidation, registered shareholders will be sent a letter of transmittal from the Company’s transfer agent, CIBC Mellon, as soon as practicable after the effective date of the Share Consolidation. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-consolidation Shares to the transfer agent. The transfer agent will forward to each registered shareholder who has sent the required documents a new share certificate representing the number of post-consolidation Shares to which the shareholder is entitled. Until surrendered, each share certificate representing pre-consolidation Shares will be deemed for all purposes to represent the number of whole post-consolidation Shares, to which the holder is entitled as a result of the Share Consolidation.

Shareholders should not destroy any share certificate(s) and should not submit any share certificate(s) until requested to do so.

A-4-12

Procedure for Implementing the Share Consolidation

If the special resolution is approved by shareholders and our Board of Directors decides to implement the Share Consolidation, the Company will promptly file articles of amendment with the Director under the CBCA in the form prescribed by the CBCA to amend the Company’s articles of incorporation. The Share Consolidation will become effective on the date shown in the certificate of amendment issued by the Director under the CBCA or such other date indicated in the articles of amendment provided that, in any event, such date will be prior to March 24, 2010.

No Dissent Rights

Under the CBCA, shareholders do not have dissent and appraisal rights with respect to the proposed Share Consolidation.

The text of the special resolution, which will be submitted to shareholders at the Meeting, is set forth in Appendix A to this proxy circular. For the reasons indicated above, our Board of Directors and management of the Company believe that the proposed Share Consolidation may be in the best interests of the Company and its shareholders and, accordingly, recommend that shareholders vote FOR the special resolution. To be effective the Share Consolidation must be approved by not less than 66.66% of the votes cast by holders of Shares present in person or represented by proxy and entitled to vote at the Meeting. The management representatives designated in the enclosed form of proxy intend to vote in favour of the special resolution attached as Appendix A hereto.

Board of Directors Meetings Held and Attendance of Directors

Our Board has an Audit Committee and, as of May 6, 2008, a Human Resources and Corporate Governance Committee, which resulted from the combination of the Human Resources and Compensation Committee and the Nomination and Corporate Governance Committee. The information presented below reflects Board and committee meetings held and the attendance of directors for the year ended December 31, 2008.

Summary of Board and Committee Meetings Held

Board of Directors	12
Audit Committee	5
Human Resources and Corporate Governance Committee	2
Human Resources and Compensation Committee	2
Nomination and Corporate Governance Committee	2

Summary of Attendance of Directors

	Board Meetings		Audit Committee		Human Resources and Corporate Governance Committee		Human Resources and Compensation Committee		Nomination and Corporate Governance Committee
Name	(12 meetings)		(5 meetings)		(2 meetings)		(2 meetings)		(2 meetings)
Douglas S Alexander (1)	12	100%	5	100%	2	100%	2	100%	—	—
Michael Cardiff (2)	12	100%	4	80%	2	100%	—	—	—	—
Joseph Cargnelli	11	92%	—	—	—	—	—	—	—	—
Frank Colvin (3)	5	100%	—	—	—	—	2	100%	—	—
Henry J. Gnacke(4)	9	90%	—	—	—	—	—	—	—	—
V. James Sardo (5)	12	100%	5	100%	2	100%	—	—	2	100%
Norman N. Seagram (6)	12	100%	5	100%	2	100%	2	100%	2	100%
William A. Szkodzinski (7)	2	40%	—	—	—	—	—	—	—	—
Hugo Vandenborre (8)	4	80%	—	—	—	—	—	—	2	100%
Daryl Wilson	12	100%	—	—	—	—	—	—	—	—

Notes:

(1)          Chair of the Audit Committee and member of the Human Resources and Corporate Governance Committee.

(2)          Member of each of the Audit Committee and the Human Resources and Corporate Governance Committee.

(3)          Mr. Colvin did not stand for re-election to the Board of Directors.

(4)          Mr. Gnacke was elected to the Board of Directors at our annual and special meeting of shareholders on May 6, 2008.

(5)          Member of the Audit Committee and Chairman of the Human Resources and Corporate Governance Committee.

(6)          Chairman of the Board of Directors and member of each of the Human Resources and Corporate Governance Committee and  Audit Committee.

(7)          Mr. Szkodzinski did not stand for re-election to the Board of Directors.

(8)          Dr. Vandenborre did not stand for re-election to the Board of Directors.

A-4-13

Statement of Corporate Governance Practices

Board of Directors

Our Board of Directors has plenary power from shareholders to manage, or supervise the management of, the business and affairs of the Company.  Our Board shares the belief that its role is to act in the best interests of the Company.  The focus of the Board is to provide objective, prudent guidance to our management.  Through management, the Board ensures that appropriate processes are in place and are operating effectively and being monitored.  The Board’s responsibility to shareholders is demonstrated by its commitment to effective corporate governance and disclosure.

Our Board of Directors understands that strong governance frameworks are critical not only to ensure organizational compliance and effectiveness, but increasingly to meet capital market expectations.  The Board, through the Human Resources and Corporate Governance Committee, continues to monitor governance reforms and implement changes to our governance practices as necessary to comply with the United States Sarbanes-Oxley Act of 2002 (“SOX”), any new rules issued by the United States Securities and Exchange Commission (“SEC”), Nasdaq, the Canadian Securities Administrators (the “CSA”), the TSX, other applicable regulatory authorities, and industry best practice.

A majority of the Company’s directors are “independent”. The Board’s determination as to each director’s independence is made with reference to definitions under applicable securities laws and stock exchange regulations. The Board considers Douglas S. Alexander, Michael Cardiff, V. James Sardo, and Norman M. Seagram to be independent directors.  The Board of Directors does not consider Joseph Cargnelli, Henry J. Gnacke or Daryl Wilson to be independent directors.  The Board considers Daryl Wilson to be related by virtue of his being President and Chief Executive Officer of the Company and Joseph Cargnelli to be related by virtue of his being Chief Technology Officer of the Company. As the nominee of General Motors Corporation, which is a significant shareholder of the Company and party to our strategic alliance agreement, Henry J. Gnacke is also not considered to be independent.  See background information regarding each of our directors under the heading “Business of the Meeting - Election of Directors” for information regarding the boards of other issuers on which they presently act as directors and “Board of Directors Meetings Held and Attendance of Directors” for the attendance record of each director for all Board and committee meetings held since the beginning of the most recently completed financial year.

In order to facilitate open and candid discussions among independent directors, independent directors may meet at the end of each regularly scheduled Board meeting, in an in camera session without the non-independent members.  In addition, from time to time, the independent directors will have a special meeting with only independent directors.  In 2008 there were no in camera meetings and nor any special meetings with only independent directors.

Board Mandate

The Board of Directors has adopted a written mandate for the Board (the “Mandate of the Board of Directors”) to confirm and enhance the Board of Directors’ ongoing duty and responsibility for stewardship of the Company.  The Mandate of the Board of Directors is set forth in Appendix B.  The Board of Directors is ultimately responsible for supervising the management of the business and affairs of the Company and, in doing so, is required to act in the best interests of the Company. The Board of Directors generally discharges its responsibilities either directly or through the Audit Committee and the Human Resources and Corporate Governance Committee. Specific responsibilities of the Board of Directors set out in the Mandate of the Board of Directors include:

•                  Appointing Management — including approval of the Chief Executive Officer and the Chief Financial Officer, the compensation of the Chief Executive Officer and the oversight of succession planning programs;

•                  Strategic Planning — including the review and approval of the Company’s business, financial and strategic plans on at least an annual basis;

•                  Monitoring of Financial Performance — including the review of the Company’s ongoing financial performance and results of operations and review and approval of the Company’s audited and interim financial statements and management’s discussion and analysis of financial conditions and results of operations (“MD&A”);

•                  Risk Management — including the identification of the Company’s principal business risks and the implementation of appropriate systems to effectively monitor and manage such risks;

•                  Establishing Policies and Procedures — including the approval and monitoring of all policies and procedures including those related to corporate governance, ethics and confidentiality;

•                  Communication and Reporting — including the oversight of the timely and accurate disclosure of financial reports and other material corporate developments; and

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•                  Other Responsibilities — including those related to position descriptions, orientation and continuing education, nomination of directors and Board evaluations and matters in respect of any disposition, material commitment or venture, or significant expenditure in either monetary or business terms.

Position Descriptions

In conjunction with the succession planning process undertaken by the Board in 2006 and the resulting appointment of a new President and Chief Executive Officer in December 2006, the Board approved position descriptions for each of the Chief Executive Officer, Lead Director and Executive Chairman. Earlier in 2006, the Board had approved position descriptions for the Chairs of the Board committees.  The Human Resources and Corporate Governance Committee is responsible for reviewing and making recommendations to the Board regarding these position descriptions and the position description for the Chief Executive Officer.

The Chairman of the Board of Directors is responsible for the functioning of the Board including, among other things, determining the agenda for each meeting of the Board of Directors, ensuring that directors are kept informed of appropriate corporate matters, chairing the meetings and acting as a key liaison between the Board and senior management.

Chairs of Board committees are responsible for, among other things, scheduling, setting agendas for and presiding over committee meetings and acting as liaison between the committee and the Board.

The Chief Executive Officer is responsible for, among other things, overseeing the day-to-day business affairs of the Company, recommending to the Board the strategic plan and annual business plan and budgets and supervising senior management.

Orientation and Continuing Education

Pursuant to the Mandate of the Board of Directors, it is the responsibility of the Board to provide an orientation program for new directors and ongoing educational opportunities for all directors. The Board of Directors, upon the recommendation of the Human Resources and Corporate Governance Committee, adopted a written policy on director orientation and continuing education (the “Board Education Policy”). Under the Board Education Policy, newly appointed directors attend an orientation session designed to familiarize them with the Company’s business and operations (including the Company’s reporting structure, strategic plans, significant financial, accounting and risk issues, and compliance programs and policies), management and external auditors. New directors also have an opportunity to meet with management and other members of the Board of Directors to familiarize themselves with the business of the Company and their responsibilities as members of the Board of Directors. New directors are also provided with a manual containing, among other things, a record of historical public information as well as copies of the Mandate of the Board of Directors and the committees’ charters and corporate policies. Under the Board Education Policy, the Board will from time to time arrange for presentations by key personnel or qualified outside consultants concerning topics relating to the Company’s business, changes to the Company’s legal and regulatory framework and corporate and board governance. The Board also encourages directors to attend external continuing education programs designed for directors of public companies and offers some financial support in this regard. The majority of Directors have completed formal director education programs.

Ethical Business Conduct

The Company has adopted a written Code of Business Conduct and Ethics (the “Code”) which governs the behaviour of our directors, officers and employees.  The Code also includes provisions required by SOX that are applicable to our Chief Executive Officer, Chief Financial Officer and other senior financial officers.  The Board, through the Human Resources and Corporate Governance Committee, oversees compliance with the Code.  Any deviations from or amendments to the Code will be publicly disclosed.  The Code is accessible on our investor relations web page at www.hydrogenics.com.

Nomination of Directors and Compensation

The Board has a Human Resources and Corporate Governance Committee composed entirely of independent directors.  See the Human Resources and Corporate Governance Committee charter at Appendix C for a description of the responsibilities, powers and operation of the Human Resources and Corporate Governance Committee.

Annually, the Human Resources and Corporate Governance Committee assesses the size of the Board of Directors, the competencies, skills and personal qualities required of the Board of Directors in order to add value to the Company, and the competencies, skills and personal qualities of existing directors.  Based on this assessment, the Human Resources and Corporate Governance Committee will consider whether to recommend any changes to the composition of the Board of Directors, including proposing nominations to the Board for approval.  When required, the Human Resources and Corporate Governance Committee will evaluate potential candidates for serving as a director having regard to the background, employment and qualifications of possible candidates and will consider whether the candidate’s competencies, skills and personal qualities are aligned with the Company’s needs.

In fulfilling its charter, the committee’s role also includes reviewing and reporting to the Board on: human resource planning, including the terms of the compensation packages

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provided to the Company’s employees; succession planning and senior management appointments; the levels and form of executive compensation in general; and the specific compensation of senior executives, including the annual compensation of the President and Chief Executive Officer. The committee also administers the Company’s stock option plan, deferred share unit plan (“DSU Plan”) and restricted share unit plan (“RSU Plan”) and reviews and makes recommendations to the Board regarding the annual compensation of non-employee directors.

Report of the Human Resources and Corporate Governance Committee

The Human Resources and Corporate Governance Committee ensures that the Company develops and implements an effective and efficient approach to corporate governance and has a plan for the continuity of its officers and an executive compensation plan that is motivational and competitive, which will attract, retain and inspire executive management and other key personnel.

The committee ensures that the Company’s business and affairs are carried out in a transparent manner that will enhance shareholder value.  The committee assesses the effectiveness of the Company’s corporate governance processes and compensation policies and, where appropriate, makes recommendations with respect to the implementation, development and modification with respect to these processes and policies.

In 2008, the Human Resources and Corporate Governance Committee, in fulfilling its responsibilities, took the following measures:

•                  monitored and reviewed emerging SOX, Nasdaq, TSX and CSA corporate governance standards;

•                  reviewed its own charter, which can be found in Appendix C to this proxy circular, in the context of emerging corporate governance best practices;

•                  completed an annual Board effectiveness survey, including assessments of the Board and Board committees and the contributions of individual directors;

•                  reviewed the size and composition of the Board and committees to ensure that directors continue to have the appropriate expertise and background to support corporate strategy and operations;

•                  prepared nomination recommendations in respect of the Board for approval by shareholders;

•                  reviewed our approach to compensation for our employees, officers and directors;

•                  reviewed and approved incentive bonus awards and the salary for each officer of the Company;

•                  reviewed and recommended stock option awards;

•                  approved the short-term incentive awards for our officers; and

•                  engaged the services of an independent external consultant to provide advice and expertise regarding director and executive compensation.

The Human Resources and Corporate Governance Committee met two times in 2008 (and its predecessor committees, consisting of the Human Resources and Compensation Committee and the Nomination and Corporate Governance Committee, each met twice in 2008). The Human Resources and Corporate Governance Committee is satisfied that it has fulfilled its charter during the year ended December 31. 2008.

(Signed) V.James Sardo

Chair, Human Resources and Corporate Governance Committee

Other Committees

Assessments

The Human Resources and Corporate Governance Committee is responsible for supervising the assessment of the effectiveness of the Board of Directors as a whole and each committee of the Board of Directors, for evaluating the performance of the Chairman of the Board, the Chair of each committee and the performance and contribution of individual directors.  The process involves the Human Resources and Corporate Governance Committee assigning the task of conducting an annual survey of directors (with respect to their views on the effectiveness of the Board of Directors, Chairman of the Board, each committee of the Board and its Chair and individual directors).  The form of the survey is approved by the Human Resources and Corporate Governance Committee. The results of the survey are communicated in writing to the Chairman of the Board and the Chairman then reports the overall results and the Chairman’s recommendations to the Board.  The Chairman also meets in person or by telephone with each Board member to confidentially discuss his peer evaluation.  The Chairman also meets with the Chair of the Human Resources and Corporate Governance Committee to review the results of the survey prior to the Human Resources and Corporate Governance Committee meeting to finalize its recommendations for Board and committee nominations.  The Chair of the Human Resources and Corporate Governance Committee meets with the Chairman of the Board to discuss the Chairman’s performance assessment.

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Expectations of Management

The Board expects management to manage the business effectively in accordance with the strategic plan and policy directions approved by the Board.  Management is expected to fully inform the Board of its performance in relation to these plans and of any events that may affect these plans, and propose remedial or alternative actions to the Board.

Communications Policy

In response to the Regulation on Fair Disclosure promulgated by the SEC, as well as other related regulatory initiatives, we have adopted a Communications and Disclosure Policy (the “Policy”), which reflects our commitment to providing timely and accurate corporate information to investors, including shareholders, and to the general public.  The Policy requires prompt general disclosure of any material information and sets out the procedures to be followed in communicating with investors, analysts and the media, including analyst conferences via webcast over the Internet.  The Policy is accessible on our investor relations web page at www.hydrogenics.com.  Inquiries from shareholders are responded to by our President and Chief Executive Officer, Chief Financial Officer or other appropriate officers of the Company.  We maintain regular communication with the financial and investment community through industry analyst briefings by our Chief Executive Officer and Chief Financial Officer on at least a quarterly basis.  Our quarterly earnings conference calls are webcast over the Internet and are accessible for a limited period of time on our investor relations web page at www.hydrogenics.com.

Disclosure Committee

The Disclosure Committee was formed in November 2002.  The committee’s membership includes the President and Chief Executive Officer, Chief Financial Officer and other members of senior management.  The primary purpose of the committee is to establish, maintain, review and evaluate our disclosure controls and procedures, consider the materiality of information and ensure compliance with disclosure obligations on a timely basis.  The committee also supports the executive officers certifying under SOX and facilitates the procedures whereby all material information that could be required to be disclosed is accumulated, verified and communicated to the committee, senior management and our Board in a timely manner.

Director Share Ownership Guidelines

We have established director share ownership guidelines that require each of our directors to hold Shares or DSUs equal to five times the director’s annual cash retainer within three years of his initial appointment. The General Motors nominee on the Board is not required to comply with these guidelines.

Given the recent decline in the Company’s price for its Shares, exacerbated by prevailing global economic and credit market conditions, the Human Resources and Corporate Governance Committee has amended the guidelines to permit the value to be measured at either the year-end Share price, or a director’s acquisition cost of Shares. The Board has approved this amendment and all Directors are in compliance.

Whistleblower Procedures

We have implemented specific whistleblower procedures to facilitate the confidential, anonymous reporting by employees of any concerns or complaints regarding accounting, internal controls and auditing matters.  A copy of these procedures is posted on our investor relations web page at www.hydrogenics.com.

Audit Committee Report

Our Board of Directors has delegated to the Audit Committee responsibility for assisting the Board in its oversight role with respect to the quality and integrity of financial information and reporting disclosure, risk management, the performance, qualifications and independence of the external auditors and legal and regulatory compliance.  The Audit Committee regularly meets in camera to review management’s financial stewardship.  The Audit Committee consists entirely of unrelated and independent and financially literate directors.

During the past year, the Audit Committee, in fulfilling its responsibilities, took the following measures:

•                  reviewed and discussed with management and the auditors the audited annual consolidated financial statements and MD&A;

•                  discussed with the external auditors all matters pertaining to professional auditing guidelines and standards in Canada and the United States, including the external auditors’ independence; and

•                  received written disclosure from the external auditors as recommended by The Canadian Institute of Chartered Accountants and the Independence Standards Board in the United States.

Based on this information, the Audit Committee recommended to the Board that the consolidated audited

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financial statements and MD&A be included in the annual report to shareholders.

During the past year, the Audit Committee also took the following measures:

•                  reviewed the performance of the external auditors and recommended reappointment of the external auditors for shareholders’ approval;

•                  reviewed the independence and qualification of the external auditors based  on the external auditors’ disclosure of its relationships with the Company;

•                  approved the audit and non-audit fees paid to the external auditors;

•                  ensured that all services to be provided by the auditors are approved in advance by the committee or are approved by the Chair of the committee and subsequently reported to the committee as a whole in the following meeting of the committee, all in accordance with the external Auditors’ Pre-approval Policy;

•                  reviewed with the external auditors and management the overall scope and plans of the annual audit;

•                  reviewed with management and the external auditors the interim quarterly financial statements, including a discussion with the external auditors of matters that are required to be disclosed under generally accepted auditing standards;

•                  reviewed with management and the auditors all financial information and financial statements contained in our annual information form (“AIF”), our Form 40-F and our management proxy circular, in each case prior to publication;

•                  reviewed with management our investment policy;

•                  met with management and the external auditors to discuss and review the Company’s control environment and culture, and the Company’s program to maintain SOX Section 404 compliance;

•                  reviewed our overall risk management strategy;

•                  met regularly in camera with the internal and external auditors; and

•                  reviewed procedures for the receipt and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. These procedures can be found on the Company’s investor relations web page at www.hydrogenics.com.

The Audit Committee met five times in 2008.  The Audit Committee is satisfied that it has fulfilled its charter during the year ended December 31, 2008.

Additional information concerning the Audit Committee, including the relevant education and experience of its members is disclosed in the Company’s AIF dated March 24, 2009 under the heading “Directors & Officers - Audit Committee”.

(signed) Douglas S. Alexander

Chair, Audit Committee

Compensation of Executive Officers and Directors

As the Company reports its financial results in U.S. dollars, the following discussion is prepared showing U.S. dollars, except as otherwise noted, notwithstanding that the currencies in which the Named Executive Officers (as defined below) are paid are in Canadian dollars and euros. The average exchange rates for the year ended December 31, 2008, for the purposes of the following disclosure, are US$1 = Cdn. $1.07, and US$1 = 0.68 euros.

The following compensation discussion and analysis is intended to supplement the more detailed information concerning compensation of executive officers and directors that appears in the tables that follow. Our goal is to provide a better understanding  of our compensation practices and decisions made concerning the compensation payable to our executive officers and directors for 2008.

Compensation Discussion and Analysis

The Human Resources and Corporate Governance Committee administers the Company’s executive compensation program for executive officers, including with respect to our President and Chief Executive Officer, our Chief Financial Officer and our three most highly compensated executives, other than the President and Chief Executive Officer and Chief Financial

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Officer (collectively, the “Named Executive Officers”), as listed below:

•                  Daryl Wilson — President and Chief Executive Officer;

•                  Lawrence Davis — Chief Financial Officer and Corporate Secretary;

•                  Joseph Cargnelli — Chief Technology Officer;

•                  Wido Westbroek — Vice President and General Manager; and

•                  Jennifer Barber — Vice President, Finance and Corporate Controller.

Objectives of Executive Compensation Program

The committee has primary responsibility for determining executive remuneration and for the design and review of the Company’s compensation plans.  In fulfilling this role, the committee seeks to:

•                  provide total compensation that is closely linked to the Company’s performance and to individual performance;

•                  align the interests of the Company’s executive officers with those of its shareholders through potential stock ownership; and

•                  ensure that compensation and benefits are at levels such that the Company is able to attract and retain the caliber of executives and officers it needs to achieve its desired growth and performance targets.

Elements of Executive Compensation Program

Our executive compensation program has three principal components:

•                  base salary;

•                  short-term incentive (paid in cash); and

•                  long-term, equity-based incentives.

We believe that this variable compensation encourages high performance, promotes accountability and ensures that the interests of our executive officers are aligned with the interests of shareholders by linking individual performance and increases in shareholder value. Each of the components’ specified objectives are set forth below.

The Company also offers all employees, and Named Executive Officers certain benefits, such as short-term disability income benefits, long-term disability income benefits, healthcare, dental care, survivor benefits, dependent coverage, employee life insurance, dependent life insurance, accidental death, dismemberment and specific loss insurance, which form an integral part of the total compensation offered by the Company.

Base Salary

The objectives of base salary are to recognize market pay, acknowledge competencies and skills of individuals and reward individual contribution.  The annual base salary for each of our Named Executive Officers was initially determined at the time of hire based on a number of customary factors, and is documented in an employment agreement provided to the executive officer (see also “Summary Compensation Table — Employment Agreements”). Historically, we retain compensation consultants to assist in determining appropriate levels of salary and bonus payable to our executive officers, based on relevant market data concerning the market place and our peer group (see “Determination of Elements of Compensation — Independent Consultant” and “Comparator Group”, below). This data is then used as a basis for determining the executive officer’s initial base salary.

Short-term Incentives

We provide a short-term incentive plan in which the Named Executive Officers, as well as other  managers and employees participate. This incentive plan is intended to reward achievement of short-term financial performance and milestones and focus on key financial, strategic and other business objectives.  Pursuant to the short-term incentive plan, we have established layers of performance incentives up to certain percentages of base salary based on market benchmarking. In landmark years, the committee may elect to award a “stretch maximum” of 100% of base salary. The percentage that an executive is awarded is based on the achievement of corporate objectives, the achievement of business unit objectives and the achievement of individual objectives. Certain Named Executive Officers have employment agreements with us that modify our short-term incentive compensation (see “Summary Compensation Table — Employment Agreements).

For 2008, the target bonuses were equal to 40% of the base salary for the Vice President and General Manager and Vice President, Finance and Corporate Controller, and 50% for each of President and Chief Executive Officer, Chief Financial Officer and Corporate Secretary and Chief Technology Officer. Within each layer, the executive has the ability to achieve an additional 10% of base salary incentive if they exceed performance, at the discretion of the Human Resources and Corporate Governance Committee.

Long-term Incentives

Long-term compensation is designed to focus executives’ attention on the long-term interests of the Company and its shareholders, and consists of two elements for our executive officers:

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•                  Stock Option Plan — pursuant to which we grant options to certain employees and officers to purchase Shares at a fixed price; and

•                  RSU Plan — pursuant to which we grant certain executive officers RSUs, representing the cash equivalent of Shares, subject to the vesting, forfeiture and other restrictions the Board of Directors may determine.

Together, we believe these stock options and RSUs link the executives’ long-term compensation directly to the appreciation in the price of our Shares.

Stock Options

Our stock option plan allows the Human Resources and Corporate Governance Committee to grant directors, officers, eligible employees and consultants of the Company options to acquire Shares.  The purpose of the stock option plan is to align the incentives of our employees, management and directors with the results realized by shareholders, while providing competitive compensation arrangements that reward the creation of shareholder value over the long-term.  In 2004, the Human Resources and Nomination  Committee reviewed the Company’s approach to directors’ compensation.  As a result of this review, and in order to better align the interests of non-employee directors with the interests of our shareholders, we established the DSU Plan in 2004 and determined not to grant additional options to directors (see “Directors Compensation — Deferred Share Units” below).

The stock option plan provides that options will expire no later than 10 years from the grant date or, if that date occurs during a blackout period or other period during which an insider is prohibited from trading in our securities by our insider trading policy, 10 business days after the period ends, subject to certain exceptions. Options will have an exercise price per share of not less than the closing price of the Shares on the TSX on the trading day before the option is granted.  Unless otherwise specified in a particular option agreement, options granted under this plan will vest over four years with one quarter of the option grant vesting each year.

Issuances of options under the stock option plan are subject to the several restrictions.  No more than 10% of the Shares outstanding immediately prior to an issuance, less the number of Shares issued pursuant to the exercise of options during the preceding year, may be issued under the stock option plan in any one year period.  In addition, the number of Shares reserved for issuance pursuant to options granted to any one person cannot exceed 5% of the outstanding Shares.

Additional restrictions govern the issuance of options to insiders of the Company.  The aggregate number of Shares reserved for issuance pursuant to options granted to insiders cannot exceed 10% of the outstanding Shares.  Further, within any one year period, insiders may not, in the aggregate, be issued a number of Shares which exceeds 10% of the outstanding issue and no individual insider may be issued a number of Shares that exceeds 5% of the outstanding issue.

Shareholder approval is required for the following amendments to the Share Option Plan: (i) increasing the number of Shares reserved for issuance under the stock option plan; (ii) reducing the exercise price of an option except appropriate reductions in connection with a subdivision or consolidation of Shares or similar capital reorganization or payment of a stock dividend or an amalgamation, combination or other reorganization involving the Company; (iii) extending the term of an option beyond the expiry date or beyond 10 years from its grant date (except where an expiry date would have occurred within a blackout period of the Company); (iv) extending the participation of non-employee directors and non-consultants in the stock option plan; (v) permitting options to be transferred other than by testate or intestate succession; (vi) permitting the addition or modification of a cashless exercise feature, payable in cash or Shares, unless it provides for a full deduction of the number of underlying Shares from the stock option plan reserve; (vii) permitting awards, other than options, to be made under the stock option plan; or (viii) pursuant to the Company’s bylaws or the rules or policies of any exchange, that require shareholder approval.

Currently there are 12,000,000 Shares reserved for issuance under the stock option plan representing approximately 13% of the total number of issued and outstanding Shares.

As at December 31, 2008, the Company had 6,129,779 stock options outstanding. As of March 24, 2009, 2,725,881 stock options remain available for grant, and a net total of 6,129,779 stock options have been granted to participants in the stock option plan, with the underlying Shares representing approximately 6.8% of the total number of issued and outstanding Shares, taking into account options that have been forfeited or cancelled.  Since the stock option plan was adopted, options exercised resulted in the issuance of 3,144,340 Shares as of March 24, 2009.

If an option holder’s employment or term as a director or consultant ceases as a result of the option holder’s death, retirement or disability, vested options may be exercised for 180 days (or, if earlier to the end of the term) and unvested options are cancelled.  If an option holder’s employment or term as a director or consultant is terminated without cause or by voluntary resignation, vested options may be exercised for 90 days (or, if earlier, to the end of the term) and unvested options are cancelled.  If an option holder’s employment or term as a director or consultant is terminated for cause, all options are immediately cancelled.  Notwithstanding the foregoing, but subject to applicable securities laws, the Board of Directors may, in its discretion, permit the exercise of any or all options held by an option

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holder in the manner and on the terms authorized by the Board; provided that the Board may not authorize the exercise of an option beyond 10 years from the date of grant, excluding any automatic extension for an expiry date which falls in a blackout period.

Options are non-transferable. The Board of Directors has the discretion to accelerate vesting and expiration of options in connection with a change of control of the Company, a sale of all or substantially all of the assets of the Company or a dissolution or liquidation of the Company.  The Board of Directors may further take such steps it deems equitable and appropriate to adjust the number of Shares that may be acquired on the exercise of any options or the exercise price in the event that the Company effects a subdivision or consolidation of the Shares, any similar capital reorganization, payment of a stock dividend (other than in lieu of a cash dividend), or other change in capitalization of the Company, or upon any amalgamation, continuation, reorganization involving the Company, by exchange of Shares, by sale or lease of assets or otherwise, to preserve the proportionality of the rights and obligations of the option holders.

Restricted Share Units

We established the RSU Plan in March 2008. The RSU Plan is meant to complement the stock option plan  and  allow the Company to offer, through combinations of these equity-based incentive programs, optimal alignment of the interests of  management and certain employees of the Company and its affiliates to that of its shareholders. The Human Resources and Corporate Governance Committee believes that the RSU Plan, together with the award of stock options and the DSU Plan provide a total compensation package that is well aligned with shareholder interests.

The RSU Plan is designed to retain certain employees of the Company and its affiliates, allow them to participate in the long-term success of the Company and to promote a greater alignment of their interests with the interests of the Company and its shareholders.

The RSU Plan provides for grants of RSUs to certain employees (each a “participant”) of the Company and its affiliates. In determining the number of RSUs to be granted, the Human Resources and Corporate Governance Committee may take into account such milestones and criteria it determines at the time of grant. An RSU is a right to receive the cash equivalent of a Share, subject to the vesting, forfeiture and other restrictions the Board of Directors may determine. RSUs are credited to an account in the name of the participant. If a dividend is paid on Shares, each participant’s RSU account is credited with additional RSUs (a “dividend RSU”) equal to a fraction where the numerator is the product of: (a) the number of RSUs credited to the participant on the date the dividends are paid, and (b) the dividend paid per Share, and the denominator, which is the closing price per Share on the TSX on the last trading day on which the Shares were traded preceding the date on which dividends are paid.

Unless otherwise determined by the Board of Directors, with the input of the Human Resources and Corporate Governance Committee, each RSU vests on a date no later than December 31 of the third calendar year following the calendar year in respect of which the RSU is granted, as is determined in our Board’s discretion.  RSUs are redeemed within 30 days following the vesting date, by a cash payment to the participant equal to the number of vested RSUs multiplied by the closing price per Share on the TSX on the last trading day on which the Shares were traded preceding the vesting date. A dividend RSU vests on the same day as the RSU in respect of which it was granted and is redeemed by the Company on the same date as the applicable RSU.

If a participant dies, or his or her employment is terminated by the Company without cause, prior to the vesting date, then a pro rata portion of RSUs credited to the participant will vest immediately prior to the date of the participant’s death or termination of employment.  If the employment of a participant is terminated by resignation of the participant or for cause prior to the vesting date, the participant forfeits all rights to the RSUs that have not vested. Notwithstanding the foregoing, if a participant’s employment is terminated without cause or for constructive termination, within six months following a change of control of the Company, all of that participant’s RSUs vest immediately prior to the termination date.

RSUs are non-assignable. The Board of Directors determines, with the input of the Human Resources and Corporate Governance Committee, which employees will be granted RSUs; the time or times when RSUs will be granted; the number of RSUs to be granted; and the date or dates on which RSUs will vest. The Human Resources and Corporate Governance Committee administers the RSU Plan, including: interpreting any provisions of the RSU Plan; making recommendations to the Board of Directors concerning the determination of which employees are eligible participate in the RSU Plan and the number of RSUs to be credited to each participant’s RSU account; and, generally, taking such other actions in connection with the administration of the RSU Plan that it deems necessary or advisable.

The Board may from time to time amend or suspend the RSU Plan in whole or in part and may at any time terminate the RSU Plan without prior notice. However, except as expressly set forth in the RSU Plan, no such amendment, suspension, or termination may adversely affect the RSUs previously granted to a participant at the time of such amendment, suspension or termination, without the consent of the affected participant. If the Board of Directors terminates or suspends the RSU Plan, no new RSUs will be credited to a participant’s account, provided that the Board of Directors may elect to credit a participant’s account with dividend RSUs after the

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date of termination or during the period of suspension, as applicable.

Determination of Compensation

In reviewing and recommending executive compensation in 2008, the Human Resources and Corporate Governance Committee examined the base salary, short-term incentive bonus and long-term incentive components individually and as part of a total compensation package.

Independent Consultant

The Human Resources and Corporate Governance Committee engaged Mercer (Canada) Limited (“Mercer”) to provide specific support to the committee in determining compensation for the Company’s officers and directors during the most recently completed fiscal year. Decisions made by the Human Resources and Corporate Governance Committee are the responsibility of the committee and may reflect factors and considerations other than the information and recommendations provided by Mercer.

Comparator Group

The Company’s reference market for the purpose of benchmarking executive compensation includes publicly listed hydrogen and fuel cell systems developers also alternative energy and technology companies of comparable size, complexity and market capitalization. The following companies are considered comparative companies: A123 Systems Inc., Ballard Power Systems Inc., Canadian Hydro Developers, Carmanah Technologies Corporation, Evergreen Solar, Fuelcell Energy Inc., Maxwell Technologies Inc., Verenium Corporation, and Westport Innovations Inc., (collectively, the “comparator group”).

Determination of Amounts for each Element of Compensation

In respect of compensation, the Human Resources and Corporate Governance Committee uses as a guideline that each officer’s compensation package be in the 50th percentile of each component (base salary, short-term incentives, long-term incentives and benefits) as well as total compensation, with reference to similar positions at the comparator group.

The mix of compensation components varies by executive level, reflecting the impact executives have on Company performance. In determining the mix, adjustments are made to reflect market trends, individual performance, the executive’s role in the organization, and level of experience.  This approach allows us to differentiate salaries that reflect a range of experience and performance levels among executives and determines how the Committee sets the salaries of the President and Chief Executive Officer and other senior executives.

With respect to the compensation levels of executive officers, other than the President and Chief Executive Officer, recommendations were submitted by the President and Chief Executive Officer for review, discussion and amendment by the committee.  Compensation for the President and Chief Executive Officer was determined solely by the committee.

In all cases, compensation was determined with reference to the financial and strategic imperatives of the Company, the responsibilities of the position, the performance of the incumbent, the competitive marketplace for qualified executive talent and the compensation practices of the comparator group.  External competitiveness was measured against other comparable Canadian and U.S. organizations to ensure that overall compensation was appropriate in terms of the responsibilities of executive positions in a public company.

For the President and Chief Executive Officer and Chief Financial Officer and Corporate Secretary, short-term incentive awards are determined respectively, entirely and substantially on corporate performance.  For those executives who have specific responsibility for a particular business unit, short-term incentives are based on both that business unit’s performance and overall corporate performance.  For those executives in a corporate role short-term incentives are determined with reference to both overall corporate performance and achievement of individual objectives.

The corporate performance objectives for fiscal 2008 included financial targets for revenue growth, sustainability, product cost reductions, practical quality improvement and organizational effectiveness and development.  These objectives are set forth in the following table, together with highlights of our results.

2008 Performance Objectives	2008 Results
Revenue Growth
• Increase revenue growth (excluding Test Systems) from 2007 by 20%.	Exceeded objective.

Sustainability
• Reduce EBITDA loss from 2007 by 40%.	Exceeded objective.

Product Cost Reductions
• 13% to 33% reduction in costs of key products	Exceeded for all products.

Practical Quality Improvement

•      Meet development milestones for AC Back-Up Power, DC Back-Up Power, Forklift Fuel Cell Power Pack, Electrolyzer Scale-up Concept and PEM Water Electrolyzer, in each case established with reference to product and market traction.

Exceeded all milestones.

Organizational Effectiveness and Development
• Reduce injury incidents and lost time.	Exceeded all measures.
• Initiate management/supervisory development programs.

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The following table summarizes the compensation mix for each of the Named Executive Officers, and the percentage of variable compensation at risk.

		Performance based Incentives
Executive Level	Base Salary	Short- term Incentive	Long- term Incentive	Variable Compensation
President and Chief Executive Officer	40%	20%	40%	60%
Chief Financial Officer and Corporate Secretary	40%	20%	40%	60%
Chief Technology Officer	40%	20%	40%	60%
Vice President and General Manager	59%	23%	18%	41%
Vice President, Finance and Corporate Controller	59%	23%	18%	41%

President and Chief Executive Officer Compensation

The Human Resources and Corporate Governance Committee evaluated the President and Chief Executive Officer’s 2008 performance against the corporate performance objectives set for the year, as described above. Under Mr. Wilson’s focused leadership, the Company achieved the following in 2008, compared to 2007:

•                  revenues increased $11.1 million, or 43%, (exclusive of Test Systems revenues), as a result of revenue growth in our OnSite Generation business unit;

•                  cash operating costs decreased $10.5 million, or 33%, primarily resulting from our continued streamlining and restructuring initiatives;

•                  EBITDA loss decreased $16.9 million, or 54%, reflecting, among other things: (i) a $3.5 million increase in gross margin corresponding to an increase of eight percentage points; and (ii) a $9.1 million decrease in selling, general and administrative expenses; and

•                  net loss decreased $13.9 million, or 49%, ($0.16 per share).

The Human Resources and Compensation Committee also considered Mr. Wilson’s focus on the strategic and operational priorities established by the Board of Directors, and the Company’s performance during challenging market and economic conditions. Based on all the factors above, Mr. Wilson has earned additional compensation.

Composition of Human Resources and Corporate Governance Committee

The following individuals served as the members of the Human Resources and Corporate Governance Committee as at December 31, 2008: V. James Sardo, Chair, Douglas S. Alexander and Michael Cardiff and Norman M. Seagram.

Each member of the Human Resources and Corporate Governance Committee is independent under tests established by legal and stock exchange requirements to which the Company is subject.  None of the members of the Human Resources and Corporate Governance Committee is an officer, employee or former officer or employee of the Company or any of its affiliates.

The Human Resources and Corporate Governance Committee has reviewed and discussed with management the foregoing compensation discussion and analysis. Based on this review and discussion, the committee has recommended to the Board that the report be included in this circular.

V. James Sardo  (Chair)

Douglas S. Alexander

Michael Cardiff

Norman M. Seagram

Performance Graph

The following graph compares the cumulative shareholder return on our Shares (assuming Cdn. $100 invested) to the cumulative total return of each of the TSX Composite Index and the Nasdaq Composite Index during the period commencing on December 31, 2003 and ending on December 31, 2008.  The closing price of our Shares on the TSX and Nasdaq on December 31, 2008 was Cdn. $0.50 and $0.41 respectively.

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During the period from 2005 to 2008, the annual base salaries of the President & Chief Executive Officer and the Chief Financial Officer and each of the three highest compensated officers in each year during that period increased by an average of four percent. Following our acquisition of Stuart Energy in February 2005, a substantially new management team, including the President and Chief Executive Officer, Chief Financial Officer and Corporate Secretary, Vice President and General Manager, joined the Company during transitional and challenging periods for the Company, with the expansion and diversification of the Company’s product portfolio, and subsequent restructuring and streamlining of our operations to reduce our overall cost structure.

During this period with new management and in particular, following the appointment of Mr. Wilson as President and Chief Executive Officer, in December 2006, the Company has carried out a comprehensive streamlining of its business to better position itself for growth.   Among other things, when comparing 2008 to 2006, the Company has increased revenues by $9.3 million, or 31% exclusive of Test Systems, reduced its net loss by $116 million, or 89%, and substantially advanced its business strategy with respect to achieving product cost reductions, practical quality improvement and organizational effectiveness.

We are also of the view that the market price of our Shares during the last twenty-four months has been predominately affected by external factors over which Hydrogenics has no control and does not reflect the performance of the company, given the overall improvement in revenues and earnings during that period.

Option-Based Awards and RSU Awards

The President and Chief Executive Officer is responsible for submitting annual option grant and RSU grant recommendations (other than with respect to grants to the President and Chief Executive Officer) to the Human Resources and Corporate Governance Committee. The Human Resources and Corporate Governance Committee considers these recommendations and determines the appropriate recommendations regarding annual option awards and RSU awards to be presented to our Board of Directors for approval. Our Board of Directors considers the Human Resources and Corporate Governance Committee’s recommendations regarding awards and, if advisable, approves these recommendations at fixed meeting dates which are specified in advance and these awards are effective as of the date of approval.

Our Human Resources and Corporate Governance Committee considers any grant recommendations with respect to the President and Chief Executive Officer and submits its recommendations to our Board of Directors for approval without the input of the President and Chief Executive Officer.

All options are accounted for at the fair value as determined by the Black-Scholes option pricing model using amounts that are believed to approximate the volatility of the trading price of the Shares, the expected lives of awards of options, the fair value of the Shares, and the risk-free interest rate.

Unless otherwise determined by the Board of Directors, with the input of the Human Resources and Corporate Governance Committee, each RSU vests on a date no later than December 31 of the third calendar year following the calendar year in respect of which the RSU is granted, as is determined in our Board’s discretion. RSUs are redeemed within 30 days following the vesting date, by a cash payment to the participant equal to the number of vested RSUs multiplied by the closing price per Share on the TSX on the last trading day on which the Shares were traded preceding the vesting date. A dividend RSU vests on the same day as the RSU in respect of which it was granted and is redeemed by the Company on the same date as the applicable RSU. All RSUs are accounted for at their intrinsic value.

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Summary Compensation Table

The following table provides a summary of compensation earned during the financial years ended December 31, 2008, December 31, 2007 and December 31, 2006 by the Named Executive Officers.

Name and Principal Position	Year	Salary	Share- Based Awards	Option- Based Awards	Non-Equity Incentive Plan Compensation(1)		All Other Compensation(2)		Total Compensation
		($)	($)	($)	($)		($)		($)
Daryl Wilson, (3) President & Chief Executive Officer	2008 2007 2006	370,336 362,262 21,432	228,788 Nil Nil	105,117 258,307 148,617	185,168 73,852 Nil		Nil Nil Nil		889,408 694,421 170,049

Lawrence Davis, Chief Financial Officer and Corporate Secretary	2008 2007 2006	234,390 233,710 220,425	135,769 Nil Nil	66,523 163,479 146,786	117,195 81,799 33,066	(4)	Nil Nil Nil		553,877 478,988 400,277

Joseph Cargnelli, Chief Technology Officer	2008 2007 2006	187,512 191,642 180,760	89,051 Nil Nil	43,634 Nil Nil	96,100 81,799 33,066	(5)	Nil Nil Nil		416,297 273,441 213,826

Wido Westbroek,(6) Vice President and General Manager	2008 2007 2006	186,044 158,090 25,728	25,287 Nil Nil	12,391 40,414 69,432	77,817 49,378 19,920		Nil Nil 15,936	(7)	301,539 247,882 131,016

Jennifer Barber,(8) Vice President, Finance and Corporate Controller	2008 2007 2006	145,322 88,870 127,845	22,036 Nil Nil	10,804 37,943 23,514	46,503 32,719 13,226	(9)	Nil Nil Nil		224,665 159,532 164,585

Notes:

(1)          This represents the Company’s short-term incentive plan. The Company does not have any non-equity long-term incentive plans.

(2)          Benefits did not exceed the lesser of Cdn. $50,000 and 10% of the total annual salary and bonuses of any of the Named Executive Officers.

(3)          Mr. Wilson was appointed President and CEO on December 8, 2006. The terms of his employment, including compensation, are set out in “Employment Agreements” and “Termination and Change of Control Benefits” below.

(4)          2007 was a transitional and challenging period for the Company with the appointment of a new President and Chief Executive Officer and, as such, certain key employees were awarded retention bonuses (“Retention Bonus”) in anticipation of this period. On November 16, 2006, Mr. Davis was awarded a Retention Bonus of Cdn. $125,000, of which Cdn. $37,500 was paid in February 2007 and Cdn. $87,500 was paid in February 2008. See also “Employment Agreements” and “Termination and Change of Control Benefits” below.

(5)          On November 16, 2006, Mr. Cargnelli was awarded a Retention Bonus of Cdn. $125,000, of which Cdn. $37,500 was paid in February 2007 and Cdn. $87,500 was paid in February 2008. See also “Employment Agreements” and “Termination and Change of Control Benefits” below.

(6)          Mr. Westbroek joined the Company on July 12, 2006. See also “Employment Agreements” and “Termination and Change of Control Benefits” below.

(7)          This amount was paid to Mr. Westbroek as a hiring bonus.

(8)          Ms. Barber was on maternity leave from December 11, 2006 until June 10, 2007.

(9)          On November 16, 2006, Ms. Barber was awarded a Retention Bonus of Cdn. $50,000, of which Cdn. $15,000 was paid in February 2007 and Cdn. $35,000 was paid in February 2008.  See also “Employment Agreements” and “Termination and Change of Control Benefits” below.

Employment Agreements

On December 8, 2006, we entered into an employment agreement with Daryl Wilson. Mr. Wilson’s agreement provides for a base salary of Cdn. $395,000, subject to annual review, and a discretionary short-term incentive bonus of up to 50% of his base salary.

On February 21, 2005, we entered into an employment agreement with Lawrence Davis, which was subsequently amended on January 16, 2008. Mr. Davis’ agreement provides for a base salary of Cdn. $250,000, subject to annual review, and a discretionary short-term incentive bonus of up to 50% of his base salary.

On April 16, 2001, we entered into an employment agreement with Joseph Cargnelli, which was subsequently amended on February 11, 2005. Mr. Cargnelli’s agreement provides for a base salary of Cdn. $205,000, subject to annual review, and a discretionary short-incentive bonus of up to 50% of his base salary.

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On July 12, 2006, we entered into an employment agreement with Wido Westbroek, which was subsequently amended on January 16, 2008.  Mr. Westbroek’s agreement provides for a base salary 126,500 euros, and a discretionary short-term incentive bonus of up to 40% of his base salary.

On May 16, 2005, we entered into an employment agreement with Jennifer Barber, which was subsequently amended on August 7, 2008. Ms. Barber’s agreement provides for a base salary of Cdn. $155,000, subject to annual review, and a discretionary short-term incentive bonus of up to 40% of her base salary.

Incentive Plan Awards

Outstanding Share-Based Awards and Option-Based Awards During the Year Ended December 31, 2008

	Option-based Awards				Share-based Awards
	Number of
Name	Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Value of Unexercised In- The-Money Options	Number of Shares or Units of Shares That Have Not Vested	Market or Payout Value of Share-Based Awards That Have Not Vested
	(#)	Cdn. ($)				Cdn.($)
Daryl Wilson	225,000	$1.60	December 8, 2016	Nil	567,500	283,750
	214,100	$1.17	March 23, 2017	Nil
	377,500	$0.58	March 12, 2018	Nil

Lawrence Davis	100,000	$5.10	February 8, 2015	Nil	359,200	179,600
	65,000	$4.51	May 16, 2015	Nil
	105,370	$3.37	May 23, 2016	Nil
	277,900	$1.17	March 23, 2017	Nil
	238,900	$0.58	March 12, 2018	Nil

Joseph Cargnelli	156,700	$0.58	March 12, 2018	Nil	235,600	117,800

Wido Westbroek	75,000	$2.19	July 14, 2016	Nil	66,900	33,450
	68,700	$1.17	March 23, 2017	Nil
	44,500	$0.58	March 12, 2018	Nil

Jennifer Barber	5,550	$7.70	October 1, 2011	Nil	58,300	29,150
	25,000	$4.51	May 16, 2015	Nil
	25,400	$3.37	May 23, 2016	Nil
	64,500	$1.17	March 23, 2017	Nil
	38,800	$0.58	March 12, 2018	Nil

Incentive Plan Awards - Value Vested or Earned During the Year Ended December 31, 2008

Name	Option-Based Awards - Value Vested During the Year	Share-Based Awards - Value Vested During the Year	Non-Equity Incentive Plan Compensation - Value Earned During the Year
	($)	($)	($)
Daryl Wilson	Nil	Nil	185,168
Lawrence Davis	Nil	Nil	117,195
Joseph Cargnelli	Nil	Nil	96,100
Wido Westbroek	Nil	Nil	77,817
Jennifer Barber	Nil	Nil	46,503

Termination and Change of Control Benefits

Mr. Wilson’s employment agreement provides that Mr. Wilson is entitled to 18 months’ salary and bonus in lieu of notice if he is terminated without cause from his position at any time, or if he is terminated upon a change of control of the Company.  This amount is equal to a maximum of approximately Cdn. $997,375 based on Mr. Wilson’s current compensation. The agreement also provides that all outstanding stock options held by Mr. Wilson will immediately vest upon termination without cause or termination resulting from a change of control of the Company. Mr. Wilson has agreed to refrain from competing with and interfering in the business of Hydrogenics for a period of one year subsequent to his termination for any reason. Under the RSU Plan, if Mr. Wilson’s employment is terminated by the Company without

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cause, prior to the vesting date of any awarded RSUs, then a pro rata portion of such RSUs will vest immediately prior to the date of his termination of employment. The value of such RSUs, as of December 31, 2008, is Cdn. $76,444.

Mr. Davis’ employment agreement provides that Mr. Lawrence is entitled to 18 months’ salary and bonus in lieu of notice if he is terminated without cause from his position at any time, or if he is terminated upon a change of control of the Company. This amount is equal to a maximum of approximately Cdn. $659,375 based on Mr. Davis’ current compensation. The agreement also provides that all outstanding stock options held by Mr. Davis will immediately vest upon termination without cause or termination resulting from a change of control of the Company. Mr. Davis has agreed to refrain from competing with and interfering in the business of Hydrogenics for a period of one year subsequent to his termination for any reason. Under the RSU Plan, if Mr. Davis’s employment is terminated by the Company without cause, prior to the vesting date of any awarded RSUs, then a pro rata portion of such RSUs will vest immediately prior to the date of his termination of employment. The value of such RSUs, as of December 31, 2008, is Cdn. $48,385

Mr. Westbroek’s employment agreement provides that Mr. Westbroek is entitled to 12 months’ salary and bonus in lieu of notice, and costs associated with relocating back to Canada, if Mr. Westbroek is terminated without cause from his position at any time, or if he is terminated upon a change of control of the Company.  This amount is equal to a maximum of approximately 126,500 euros plus costs associated with relocation based on Mr. Westbroek’s current compensation.  The agreement also provides that all outstanding stock options held by Mr. Westbroek will immediately vest upon termination without cause or termination resulting from a change of control of the Company. Mr. Westbroek has agreed to refrain from competing with and interfering in the business of Hydrogenics for a period of one year subsequent to his termination for any reason. Under the RSU Plan, if Mr. Westobroek’s employment is terminated by the Company without cause, prior to the vesting date of any awarded RSUs, then a pro rata portion of such RSUs will vest immediately prior to the date of his termination of employment. The value of such RSUs, as of December 31, 2008, is Cdn. $9,012.

Mr. Cargnelli’s employment agreement provides that Mr. Cargnelli is entitled to 24 months’ salary and bonus in lieu of notice if Mr. Cargnelli is terminated without cause from his position at any time, or if he is terminated upon a change of control of the Company.  This amount is equal to a maximum of approximately Cdn. $552,500 based on Mr. Cargnelli’s current compensation. Mr. Cargnelli has agreed to refrain from competing with and interfering in the business of Hydrogenics for a period of two years subsequent to his termination for any reason.  Under the RSU Plan, if Mr. Cargnelli’s employment is terminated by the Company without cause, prior to the vesting date of any awarded RSUs, then a pro rata portion of such RSUs will vest immediately prior to the date of his termination of employment. The value of such RSUs, as of December 31, 2008, is Cdn. $31,736.

Ms. Barber’s employment agreement provides that Ms. Barber is entitled to 12 months’ salary in lieu of notice if Ms. Barber is terminated without cause from her position at any time, or if she is terminated upon a change of control of the Company.  This amount is equal to a maximum of approximately Cdn. $155,000 based on Ms. Barber’s current compensation. The agreement also provides that all outstanding stock options held by Ms. Barber will immediately vest upon termination without cause or termination resulting from a change of control of the Company. Ms. Barber has agreed to refrain from competing with and interfering in the business of Hydrogenics for a period of three years subsequent to her termination for any reason. Under the RSU Plan, if Ms. Barber’s employment is terminated by the Company without cause, prior to the vesting date of any awarded RSUs, then a pro rata portion of such RSUs will vest immediately prior to the date of her termination of employment. The value of such RSUs, as of December 31, 2008, is Cdn. $7,853.

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Director Compensation

Director Compensation Table

The following table provides a summary of compensation earned during the financial year ended December 31, 2008 by our directors.

Name	Fees Earned	Share-Based Awards	Option-based awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)
Norman M. Seagram	Nil	92,500	n/a	n/a	Nil	92,500
Douglas S. Alexander	17,000	51,000	n/a	n/a	Nil	68,000
Michael Cardiff	28,500	27,000	n/a	n/a	Nil	55,500
Henry J. Gnacke	Nil	Nil	n/a	n/a	Nil	Nil
V. James Sardo	34,000	32,750	n/a	n/a	Nil	66,750
Frank Colvin	Nil	20,560	n/a	n/a	Nil	20,560
William A. Szkodzinski	Nil	Nil	n/a	n/a	Nil	Nil
Hugo Vandenborre	17,560	Nil	n/a	n/a	Nil	17,560

In 2008, each of our directors who is considered “independent” was paid an annual fee of $12,000 for his services as a director and an attendance fee of $1,000 for each Board or committee meeting attended.  Each committee chair received an additional attendance fee of $500 for each committee meeting attended.  Our Chairman of the Board was paid an annual fee of $25,000 for his services and an attendance fee of $1,500 for each Board meeting attended.  All directors were reimbursed for travel and other reasonable expenses incurred in attending Board and committee meetings.

Deferred Share Units

We established the DSU Plan and director ownership guidelines in 2004, in an effort to better align the interests of non-employee directors with the interests of our shareholders by linking annual short-term incentive awards to the future value of the Shares.  Pursuant to the DSU Plan, independent directors are entitled to elect to receive all or any portion of their annual retainer and meeting fees in the form of DSUs instead of cash.  A DSU is a unit, equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Company, to an account in the name of the independent director.  At the end of the director’s tenure as a member of the Board, the director is paid, in cash, the market value of the Shares represented by the DSUs or at the option of the Company, that number of Shares purchased by the Company that is equal to the market value of the Shares represented by the DSUs.  As a result of the implementation of the DSU Plan, directors were not eligible to receive additional awards of stock options.  The Board of Directors has approved the following annual DSU grants to independent directors:  independent director — $24,000 equivalent in DSUs; Chair of the Human Resources and Corporate Governance Committee - $34,000 equivalent in DSUs; Chair of the Audit Committee - $34,000 equivalent in DSUs; and Chairman of the Board of Directors - $39,000 equivalent in DSUs.

Contemporaneously with the adoption of the DSU Plan, the Board also established ownership guidelines for directors pursuant to which each non-employee director is required to hold Shares and/or DSUs equal to five times the director’s annual cash retainer within three years of initial appointment.

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Incentive Plan Awards

Outstanding Share-Based Awards and Option-Based Awards During the Year Ended December 31, 2008

	Option-based Awards				Share-based Awards
Name	Number of securities underlying unexercised options	Option exercise price	Option Expiration Date	Value of Unexercised In- The-Money Options	Number of Shares or Units of Shares That Have Not Vested	Market or Payout Value of Share- Based Awards That Have Not Vested
	(#)	($)				Cdn. ($)
Norman M. Seagram	n/a	n/a	n/a	n/a	n/a	n/a
Douglas S. Alexander	n/a	n/a	n/a	n/a	n/a	n/a
Michael Cardiff	n/a	n/a	n/a	n/a	n/a	n/a
Henry J. Gnacke	n/a	n/a	n/a	n/a	n/a	n/a
V. James Sardo	n/a	n/a	n/a	n/a	n/a	n/a
Frank Colvin	n/a	n/a	n/a	n/a	n/a	n/a
William A. Szkodzinski	n/a	n/a	n/a	n/a	n/a	n/a
Hugo Vandenborre	n/a	n/a	n/a	n/a	n/a	n/a

Incentive Plan Awards - Value Vested or Earned During the Year Ended December 31, 2008

Name	Option-Based Awards - Value Vested During the Year	Share-Based Awards - Value Vested During the Year	Non-Equity Incentive Plan Compensation - Value Earned During the Year
	($)	($)	($)
Norman M. Seagram	n/a	92,500	n/a
Douglas S. Alexander	n/a	51,000	n/a
Michael Cardiff	n/a	27,000	n/a
Henry J. Gnacke	n/a	Nil	n/a
V. James Sardo	n/a	32,750	n/a
Frank Colvin	n/a	20,560	n/a
William A. Szkodzinski	n/a	Nil	n/a
Hugo Vandenborre	n/a	Nil	n/a

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities which may be issued in connection with outstanding options, warrants and rights)
Equity compensation plans approved by shareholders	6,129,779	Cdn. $	3.64	2,725,881
Equity compensation plans not approved by shareholders	n/a	n/a		n/a
Total	6,129,779	Cdn. $	3.64	2,725,881

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INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

As at March 24, 2009, none of our current directors or executive officers are indebted to the Company.

OTHER INFORMATION

Directors’ and Officers’ Liability Insurance

The Company has purchased liability insurance for the benefit of itself and the directors and officers of the Company and certain subsidiaries. Protection is provided to directors and officers for wrongful acts, including any actual or alleged error, misstatement, misleading statement, act, omission, neglect, or breach of duty by any director or officer in his or her insured capacity.  The insurance coverage has an annual policy limit of $20 million plus an additional $10 million available to directors and officers exclusively for non-indemnifiable claims.  There is a deductible per claim of $500,000 for each indemnifiable securities claim or oppressive conduct claim and $250,000 for any other claim against the Company.  There is no deductible for non-indemnifiable claims made against directors and officers.  The cost of this insurance is approximately $372,000 annually.

Interest of Informed Persons in Material Transactions

In the normal course of our operations, we subcontract some manufacturing to Viking Engineering & Tool Co., 301 Bartlett Avenue, Toronto, ON, M6H 3G7, a company owned by the father and uncle of Joseph Cargnelli, a founder and senior officer of the Company and one of our principal shareholders.  For the fiscal year ended December 31, 2008, this company invoiced us approximately $200,000.  We believe that these transactions are, in respect of the Company, on no more favourable terms than similar transactions with unrelated third parties.

Interest of Directors and Executive Officers in Matters to Be Acted Upon

Except as described elsewhere in this proxy circular, none of our directors or executive officers, nor any of their known associates, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting.

Receipt of Shareholder Proposals for Next Annual Meeting

Any shareholder who intends to present a proposal at our 2010 annual meeting of shareholders must send the proposal to our Corporate Secretary at 5985 McLaughlin Road, Mississauga, Ontario, L5R 1B8.  In order for the proposal to be included in the proxy materials we send to shareholders for that meeting, the proposal must be received by us no later than December 24, 2009, and must comply with Section 137 of the CBCA.

Additional Information

Financial information for the financial year ended December 31, 2008 is provided in our consolidated financial statements and MD&A, which are included in the Company’s annual report.  Shareholders who wish to be added to the mailing list for the annual and interim unaudited financial statements and MD&A should contact the Company at 5985 McLaughlin Road, Mississauga, Ontario, L5R 1B8.

Copies of our current AIF and of any document, or the pertinent pages of any document, incorporated by reference in the current AIF; our most recently filed comparative annual financial statements, together with the accompanying report of the auditors, and any of our interim unaudited financial statements that have been filed for any period after the end of our most recently completed financial year; and this proxy circular are available to anyone, upon request, from our Corporate Secretary, and without charge to shareholders of the Company.  The Company’s general telephone number is (905) 361-3660.

The annual report (including the consolidated financial statements and MD&A), the AIF and other information relating to the Company is available on the SEDAR website at www.sedar.com.

Directors’ Approval

The contents and mailing to shareholders of this proxy circular has been approved by our Board of Directors.

Lawrence Davis

Chief Finance Officer and Corporate Secretary

March 24, 2009

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Appendix A - Resolution to Approve Share Consolidation

RESOLVED, AS A SPECIAL RESOLUTION, THAT:

(1)          The Company is hereby authorized to amend its articles of incorporation to provide that:

A.     the authorized capital of the Company is altered by consolidating all of the issued and outstanding common shares of the Company without par value on the basis of a consolidation ratio to be selected by the Company’s Board of Directors, in its sole discretion, provided that (i) the ratio may be no smaller than one post-consolidation share for every 10 pre-consolidation shares and no larger than one post-consolidation share for every 25 pre-consolidation shares, and (ii) the number of pre-consolidation shares in the ratio must be a whole number of common shares;

B.       in the event that the consolidation would otherwise result in the issuance of a fractional share, no fractional share shall be issued and such fraction will be rounded down to the nearest whole number; and

C.       the effective date of such consolidation shall be the date shown in the certificate of amendment issued by the Director appointed under the Canada Business Corporations Act or such other date indicated in the articles of amendment provided that, in any event, such date shall be prior to March 24, 2010;

(2)          Any director or officer of the Company is hereby authorized and directed for and in the name of and on behalf of the Company to execute, or to cause to be executed, whether under the corporate seal of the Company or otherwise, and to deliver or cause to be delivered all such other documents and instruments, and to do or cause to be done all such other acts and things as, in the opinion of such director or officer, may be necessary or desirable in order to carry out the intent of this special resolution, including, without limitation, the determination of the effective date of the consolidation and the delivery of articles of amendment in the prescribed form to the Director appointed under the Canada Business Corporations Act, the execution of any such document or the doing of any such other act or thing being conclusive evidence of such determination.

(3)          Notwithstanding the foregoing, the directors of the Company are hereby authorized, without further approval of or notice to the shareholders of the Company, to revoke this special resolution at any time before a certificate of amendment is issued by the Director.

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Appendix B – Mandate of the Board of Directors

INTRODUCTION

The term “Company” herein shall refer to Hydrogenics Corporation and the term “Board” shall refer to the Board of Directors of the Company.

The Board is elected by the shareholders and is responsible for the stewardship of the business and affairs of the Company. The Board seeks to discharge such responsibility by reviewing, discussing and approving the Company’s strategic planning and organizational structure and supervising management to oversee that the foregoing enhance and preserve the underlying value of the Company.

Although directors may be elected by the shareholders to bring special expertise or a point of view to Board deliberations, they are not chosen to represent a particular constituency. The best interests of the Company as a whole must be paramount at all times.

QUALIFICATIONS OF DIRECTORS

A majority of the directors will be “independent”. No director will be deemed independent unless the Board affirmatively determines that the director has no material relationship with the Company, directly or as an officer, shareholder or partner of an organization that has a material relationship with the Company. The Board will observe all additional criteria for determining director independence pursuant to the rules of Nasdaq Global Market, the Toronto Stock Exchange, and other governing laws and regulations.

DUTIES OF DIRECTORS

The Board discharges its responsibility for overseeing the management of the Company’s business by delegating to the Company’s senior officers the responsibility for day-to-day management of the Company.  The Board discharges its responsibilities both directly and through its committees, the Audit Committee and the Human Resources and Corporate Governance Committee. Only independent members may serve on any of the foregoing committees of the Board. In addition to these regular committees, the Board may appoint ad hoc committees periodically to address certain issues of a more short-term nature.  Each of the standing committees of the Board will have its own charter. The charter will set forth the responsibilities of each committee, procedures of the committee and how the committee will report to the Board.

Directors must fulfill their responsibilities consistent with their fiduciary duty to the shareholders, in compliance with all applicable laws and regulations. Directors will also, as appropriate, take into consideration the interests of other stakeholders, including employees and the members of communities in which the Company operates.

In addition to the Board’s primary roles of overseeing corporate performance and providing quality, depth and continuity of management to meet the Company’s strategic objectives, principal duties include, but are not limited to the following categories:

Appointment of Management

1.         The Board has the responsibility for approving the appointment of the Chief Executive Officer and all other officers of the Company and approving the compensation of the Chief Executive Officer, following a review of the recommendations of the Human Resources and Corporate Governance Committee. To the extent feasible, the Board shall satisfy itself as to the integrity of the Chief Executive Officer and other executive officers and ensure that the Chief Executive Officer and other executive officers create a culture of integrity throughout the Company.

2.         The Board from time to time delegates to senior management the authority to enter into certain types of transactions, including financial transactions, subject to specified limits. Investments and other expenditures above the specified limits, and material transactions outside the ordinary course of business are reviewed by and subject to the prior approval of the Board.

3.         The Board oversees that succession planning programs are in place, including programs to appoint, train, develop and monitor management.

Board Organization

4.         The Board will respond to recommendations received from the Human Resources and Corporate Governance Committee, but retains the responsibility for managing its own affairs by giving its approval for its composition and size, the selection of the Chair of the Board, candidates nominated for election to the Board, committee and committee chair appointments, committee charters and director compensation.

5.         The Board may delegate to Board committees matters it is responsible for, including the approval of compensation of the Board and management, the conduct of performance evaluations and oversight of internal controls systems, but the Board retains its oversight function and ultimate responsibility for these matters and all other delegated responsibilities.

6.         Non-management directors will meet in in-camera session as needed.  Normally, such meetings will occur at the end of regularly scheduled Board meetings.

7.         The Board has the authority to hire independent legal, financial or other advisors as it deems necessary.

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Strategic Planning

8.         The Board has oversight responsibility to participate directly, and through its committees, in reviewing, questioning and approving the mission of the business and its objectives and goals.

9.         The Board is responsible for adopting a strategic planning process and approving and reviewing, on at least an annual basis, the business, financial and strategic plans by which it is proposed that the Company may reach those goals, and such strategic plans will take into account, among other things, the opportunities and risks of the business.

10.   The Board has the responsibility to provide input to management on emerging trends and issues and on strategic plans, objectives and goals that management develops.

Monitoring of Financial Performance and Other Financial Reporting Matters

11.   The Board is responsible for enhancing congruence between shareholder expectations, Company plans and management performance.

12.   The Board is responsible for:

a.         adopting processes for monitoring the Company’s progress toward its strategic and operational goals, and to revise and alter its direction to management in light of changing circumstances affecting the Company; and

b.        taking action when Company performance falls short of its goals or other special circumstances warrant.

13.   The Board shall be responsible for approving the audited consolidated financial statements, interim financial statements and the notes and Management’s Discussion and Analysis accompanying such financial statements.

14.   The Board is responsible for reviewing and approving material transactions outside the ordinary course of business and those matters which the Board is required to approve under the Company’s governing statute, including the payment of dividends, issuance, purchase and redemptions of securities, acquisitions and dispositions of material capital assets and material capital expenditures.

Risk Management

15.   The Board has responsibility for the identification of the principal risks of the Company’s business and ensuring the implementation of appropriate systems to effectively monitor and manage such risks with a view to the long-term viability of the Company and achieving a proper balance between the risks incurred and the potential return to the Company’s shareholders.

16.   The Board is responsible for the Company’s internal control and management information systems.

Policies and Procedures

17.   The Board is responsible for:

a.         developing the Company’s approach to corporate governance and approving and monitoring compliance with all significant policies and procedures related to corporate governance; and

b.        approving policies and procedures designed to ensure that the Company operates at all times within applicable laws and regulations and to the highest ethical and moral standards and, in particular, adopting a written code of business conduct and ethics which is applicable to directors, officers and employees of the Company and which constitutes written standards that are reasonably designed to promote integrity and to deter wrongdoing.

18.   The Board enforces its policy respecting confidential treatment of the Company’s proprietary information and Board deliberations.

19.   The Board is responsible for monitoring compliance with the Company’s Code of Ethics. Any waivers from the code that may be granted for the benefit of the Company’s directors or executive officers must be granted by the Board (or a Board committee) only.

Communications and Reporting

20.   The Board has approved and will revise from time to time as circumstances warrant a Corporate Disclosure Policy to address communications with shareholders, employees, financial analysts, the media and such other outside parties as may be appropriate.

21.   The Board is responsible for:

a.               overseeing the accurate reporting of the financial performance of the Company to shareholders, other security holders and regulators on a timely and regular basis;

b.              overseeing that the financial results are reported fairly and in accordance with generally accepted accounting standards and related legal disclosure requirements;

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c.               taking steps to enhance the timely disclosure of any other developments that have a significant and material impact on the Company;

d.              reporting annually to shareholders on its stewardship for the preceding year; and

e.               overseeing the Company’s implementation of systems that accommodate feedback from stakeholders.

Position Descriptions

22.   The Board is responsible for:

a.               developing position descriptions for the Chair of the Board, the chair of each Board committee and the Chief Executive Officer (which will include delineating management’s responsibilities);

b.              approving the corporate goals and objectives that the Chief Executive Officer is responsible for meeting; and

c.               developing a position description for the directors which sets out the expectations and responsibilities of directors, including basic duties and responsibilities with respect to attendance at Board meetings and advance review of meeting materials.

Orientation and Continuing Education

23.   The Board is responsible for:

a.               ensuring that all new directors receive a comprehensive orientation, that they fully understand the role of the Board and its committees, as well as the contribution individual directors are expected to make (including the commitment of time and resources that the Company expects from its directors) and that they understand the nature and operation of the Company’s business; and

b.              providing continuing education opportunities for all directors, so that individuals may maintain or enhance their skills and abilities as directors, as well as to ensure that their knowledge and understanding of the Company’s business remains current.

Human Resources of Directors

24.   In connection with the nomination or appointment of individuals as directors, the Board is responsible for:

a.               considering what competencies and skills the Board, as a whole, should possess;

b.              assessing what competencies and skills each existing director possesses; and

c.               considering the appropriate size of the Board, with a view to facilitating effective decision-making.  In carrying out each of these responsibilities, the Board will consider the advice and input of the Human Resources and Corporate Governance Committee.

25.   Director nominees shall be selected by a majority of the independent directors.

Board Evaluation

26.   The Board is responsible for ensuring that the Board, its committees and each individual director are regularly assessed regarding his, her or its effectiveness and contribution. An assessment will consider, in the case of the Board or a Board committee, its mandate or charter and in the case of an individual director, any applicable position description, as well as the competencies and skills each individual director is expected to bring to the Board.

Annual Review

27.   The Human Resources and Corporate Governance Committee shall review and reassess the adequacy of this Mandate at least annually and otherwise as it deems appropriate and recommend changes to the Board, as necessary. The Human Resources and Corporate Governance Committee will ensure that this Mandate or a summary that has been approved by the Human Resources and Corporate Governance Committee is disclosed in accordance with all applicable securities laws or regulatory requirements in the Company’s annual management information circular or such other annual filing as may be permitted or required by applicable securities regulatory authorities.

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Appendix C – Committee Charters

AUDIT COMMITTEE CHARTER

A.            Purpose

The Audit Committee shall be directly responsible for the appointment, compensation and oversight over the work of the Company’s public accountants. The Audit Committee shall monitor (1) the integrity of the consolidated financial statements of the Company, (2) the Company’s compliance with legal and regulatory requirements, (3) the public accountants’ qualifications and independence, and (4) the performance of the Company’s internal audit function and public accountants. The Audit Committee shall oversee the preparation of and review the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

B.            Committee Membership

The Audit Committee shall consist of no fewer than three members. Each member of the Audit Committee shall be unrelated and independent, and the composition of the Audit Committee shall satisfy the independence, experience and financial expertise requirements of the Nasdaq Global Market, The Toronto Stock Exchange and Section 10A of the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder.  The Board shall appoint the members of the Audit Committee annually, considering the recommendation of the Human Resources and Corporate Governance Committee, and further considering the views of the Chairman of the Board and the Chief Executive Officer, as appropriate.  The members of the Audit Committee shall serve until their successors are appointed.

The Board shall have the power at any time to change the membership of the Audit Committee and to fill vacancies in it, subject to such new member(s) satisfying the independence, experience and financial expertise requirements referred to above.  Except as expressly provided in this Charter or the by-laws of the Company, or as otherwise provided by law or the rules of the stock exchanges to which the Company is subject, the Audit Committee shall fix its own rules of procedure.

C.            Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the public accountants (subject, if applicable, to shareholder ratification), and shall approve all audit engagement fees and terms and all non-audit engagements with the public accountants.  The Audit Committee shall consult with management but shall not delegate these responsibilities.  In its capacity as a committee of the Board, the Audit Committee shall be directly responsible for the oversight of the work of the public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and the public accounting firm shall report directly to the Audit Committee.  The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the committee and carry out its duties, and to conduct or authorize investigations into any matters within its scope of responsibilities.

The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or public accountants to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

The Audit Committee shall make regular reports to the Board.  The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.  The Audit Committee shall annually review the Audit Committee’s own performance.

In performing its functions, the Audit Committee shall undertake those tasks and responsibilities that, in its judgment, would most effectively contribute and implement the purposes of the Audit Committee.  The following functions are some of the common recurring activities of the Audit Committee in carrying out its oversight responsibility:

•                  Review and discuss with management and the public accountants the Company’s annual audited consolidated financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and recommend to the Board whether the audited consolidated financial statements should be included in the Company’s annual report.

•                  Review and discuss with management and the public accountants the Company’s quarterly financial statements, including disclosures made under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or similar disclosures, prior to the filing of its quarterly report.

•                  Review and discuss with management and the public accountants the financial information and financial statements contained in any prospectus, registration statement, annual information form, circular or other material disclosure document of the Company, in each case prior to the filing of such documents.

•                  Review and discuss with management and the public accountants, as applicable, (a) major issues regarding accounting principles and consolidated financial statement presentations, including any significant changes in the

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Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management or the public accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the consolidated financial statements; (c) any management letter provided by the public accountants and the Company’s response to that letter; (d) any problems, difficulties or differences encountered in the course of the audit work, including any disagreements with management or restrictions on the scope of the public accountants’ activities or on access to requested information and management’s response thereto; (e) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the consolidated financial statements of the Company; and (f) earnings press releases, as well as financial information and earnings guidance (generally or on a case-by-case basis) provided to analysts and rating agencies.

•                  Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

•                  Obtain and review a report from the public accountants at least annually regarding (a) the registered public accountants’ internal quality control procedures; (b) any material issues raised by the most recent quality-control review, or peer review, of the firm; or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm; (c) any steps taken to deal with any such issues; and (d) all relationships between the public accountants and the Company.

•                  Evaluate the qualifications, performance and independence of the public accountants, including a review and evaluation of the lead partner of the registered public accountants and taking into account the opinions of management.

•                  Ensure that the lead audit partner of the public accountants and the audit partner responsible for reviewing the audit are rotated at least every five years as required by the Sarbanes-Oxley Act of 2002.

•                  Discuss with management and the public accountants any accounting adjustments that were noted or proposed by the registered public accountants but were passed (as immaterial or otherwise).

•                  Establish procedures for: (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•                  Review disclosures made by the Company’s principal executive officer or officers and principal financial officer or officers regarding compliance with their certification obligations as required under the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including the Company’s disclosure controls and procedures and internal controls for financial reporting and evaluations thereof.

•                  Review with management and approve the Company’s investment policies for its securities portfolio and review the portfolio management performance.

•                  Review the performances of the Chief Financial Officer and other senior executives involved in the financial reporting process, review financial and accounting personnel succession planning within the Company and, where possible, consult on the appointment of, or departure of, individuals occupying these positions.

D.            Limitations of Audit Committee’s Roles

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to prepare consolidated financial statements, plan or conduct audits or to determine that the Company’s consolidated financial statements and disclosures are complete and accurate and are in accordance with Canadian generally accepted accounting principles and applicable rules and regulations.  These are the responsibilities of management and the registered public accountants.

HUMAN RESOURCES AND CORPORATE GOVERNANCE COMMITTEE CHARTER

A.            Purpose

The Human Resources and Corporate Governance Committee shall support the Board of Directors in exercising its human resources and corporate governance functions, including:

•                  with respect to human resources, (i) assist the Board of Directors in ensuring that the necessary policies and processes are in place by which all employees of the Company, with special attention to the executive group, will be fairly and competitively compensated, and (ii) produce a report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations; and

•                  with respect to corporate governance (i) identify individuals qualified to become Board members, and recommend that the Board select the director nominees for the next annual meeting of shareholders, and

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(ii) develop and recommend to the Board the corporate governance guidelines and processes applicable to the Company.

B.            Committee Membership and Procedure

The Committee shall consist of no fewer than three members.  Each member of the Committee shall satisfy the independence requirements of applicable securities and exchange legislation and listing requirements (including the independence requirements of the Nasdaq Global Market, the Toronto Stock Exchange and Section 10A of the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder) and, if deemed appropriate from time to time, meet the definition of “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934, and “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986.

The Board shall appoint the members of the Committee, considering the views of the Chairman of the Board and the Chief Executive Officer, as appropriate.  The members of the Committee shall serve until their successors are appointed and qualified, and shall designate the Chairman of the Committee.  The Board shall have the power at any time to change the membership of the Committee and to fill vacancies in it, subject to such new member(s) satisfying the above requirements.

Except as expressly provided in this Charter, the by-laws of the Company or the guidelines determined by the Board of Directors, from time to time, the Committee shall fix its own rules of procedure.

C.            Committee Authority and Responsibilities

The Committee shall exercise the functions described below, which are delegated by the Board of Directors, as well as any other functions that may from time to time delegated to by the Board of Directors.

With respect to human resources:

•                  Annually review and approve, on an aggregate basis, the total compensation of all employees of the Company and all subsidiaries of the Company.

•                  Annually review and approve corporate goals and objectives relevant to Chief Executive Officer compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and set the Chief Executive Officer’s compensation level based on this evaluation.

•                  Annually review the Chief Executive Officer’s evaluation of the performance of the other officers of the Company and such other senior management and key employees of the Company or any subsidiary of the Company as may be identified to the Committee by the Board (collectively, the “Designated Executives”) and review the Chief Executive Officer’s recommendations with respect to the amount of compensation to be paid to the Designated Executives.

•                  Annually review, assess the competitiveness and appropriateness of and approve the compensation package of each of the Designated Executives.

•                  Review and approve any employment contracts or arrangements with each of the Designated Executives, including any retiring allowance arrangements or any similar arrangements to take effect in the event of a termination of employment.

•                  Review and recommend to the Board compensation policies and processes and in particular, the compensation policies and processes for the Designated Executives.

•                  In determining the long-term incentive component of the Chief Executive Officer’s compensation and each Designated Executive’s compensation, consider the Company’s performance and relative shareholder return, the value of similar incentive awards to executives at comparable companies, and the awards given to Company executives in past years.

•                  Make recommendations to the Board with respect to incentive compensation and equity-based plans, and review and make recommendations with respect to the performance or operating goals for participants in such plans.

•                  Have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, Chief Executive Officer or senior executive compensation and have sole authority to approve the consultant’s fees and other retention terms.

•                  Adopt, administer, approve and ratify awards under incentive compensation and stock plans, including amendments to the awards made under any such plans, and review and monitor awards under such plans.

•                  Review and report to the Board on the appropriateness of the succession planning of the Company, including appointing, training and monitoring senior management.

•                  Review the significant human resources policies, plans and programs of the Company to ensure that they are supportive of the Company’s near and long-term strategies.

•                  Undertake on behalf of, and in an advisory capacity to, the Board such other initiatives as may be necessary or desirable to assist the Board in discharging its responsibility to ensure that appropriate human resources

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development, performance evaluation, compensation and management development programs are in place and operating effectively.

With respect to corporate governance:

•                  The Committee shall develop qualification criteria for Board members, and actively seek, interview and screen individuals qualified to become Board members for recommendation to the Board in accordance with the guidelines determined by the Board of Directors, from time to time.

•                  The Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm’s fees and other retention terms.

•                  The Committee shall annually receive comments from all directors and report annually to the Board with an assessment of the Board’s and individual’s performance.

•                  The Committee shall develop and recommend to the Board a Code of Business Conduct and Ethics, and shall consider any requests for waivers from the Company’s Code of Business Conduct and Ethics.  The Company shall make disclosure of such waivers to the Securities and Exchange Commission and, as required, to the exchanges on which the Company’s securities are listed for trading.

•                  The Committee shall review annually, or more often if appropriate, the directors who are members (including qualifications and requirements), structure (including authority to delegate) and performance of committees of the Board (including reporting to the Board), and make recommendations to the Board, as appropriate.

•                  The Committee shall serve in an advisory capacity to the Board and Chairman of the Board on matters of organizational and governance structure of the Company and the conduct of the Board.

In connection with the foregoing authority and responsibilities:

•                  The Committee shall have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

•                  The Committee shall make regular reports to the Board.

•                  The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

•                  The Committee shall annually review its own performance.

•                  The Committee may form and delegate authority to subcommittees when appropriate.

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CORPORATE OFFICE

Hydrogenics Corporation

5985 McLaughlin Road

Mississauga, Ontario

Canada L5R 1B8

TEL: (905) 361-3660

Fax: (905) 361-3626

www.hydrogenics.com

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Hydrogenics Corporation

Second Quarter 2009 Interim Consolidated Financial Statements and Results of Operations

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Hydrogenics Corporation

Interim Consolidated Balance Sheets

(in thousands of US dollars)

(unaudited)

	June 30 2009	December 31 2008

Assets

Current assets
Cash and cash equivalents	$10,428	$21,601
Restricted cash	1,255	1,130
Accounts receivable	3,424	3,974
Grants receivable	384	505
Inventories (note 5)	9,485	10,101
Prepaid expenses	832	1,161
	25,808	38,472

Restricted cash	235	—
Property, plant and equipment	3,538	4,082
Goodwill	5,025	5,025
	$34,606	$47,579

Liabilities

Current liabilities
Accounts payable and accrued liabilities	$15,890	$17,298
Unearned revenue	3,123	4,785
	19,013	22,083

Deferred research and development grants	—	13
	19,013	22,096

Shareholders’ Equity
Common shares	307,009	307,000
Contributed surplus	16,510	16,300
Deficit	(301,427)	(291,420)
Accumulated other comprehensive loss	(6,499)	(6,397)
Total deficit and accumulated other comprehensive loss	(307,926)	(297,817)
	15,593	25,483
	$34,606	$47,579

Going concern (note 1)

Douglas Alexander	Norman Seagram
Chairman	Director

The accompanying notes form an integral part of these Interim Consolidated Financial Statements.

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Hydrogenics Corporation

Interim Consolidated Statements of Operations

(in thousands of US dollars, except for share and per share amounts)

(unaudited)

	Three months ended June 30		Six months ended June 30
	2009	2008	2009	2008
Revenues	$5,540	$8,790	$11,076	$19,501

Cost of revenues	4,683	6,817	8,588	15,663
	857	1,973	2,488	3,838
Operating expenses
Selling, general and administrative	4,681	5,311	8,389	9,372
Research and product development (note 8)	1,686	1,728	3,368	3,440
Amortization of property, plant and equipment	160	250	451	521
Amortization of intangible assets	—	62	—	125
	6,527	7,351	12,208	13,458
Loss from operations	(5,670)	(5,378)	(9,720)	(9,620)

Other income (expenses)
Provincial capital tax	(153)	208	(153)	170
Interest	34	386	83	614
Foreign currency gains (losses)	(221)	464	(217)	194
	(340)	1,058	(287)	978

Loss before income taxes	(6,010)	(4,320)	(10,007)	(8,642)
Current income tax (recovery)	—	(1)	—	(1)
Net loss for the period	$(6,010)	$(4,319)	$(10,007)	$(8,641)

Net loss per share
Basic and diluted (note 10)	$(0.07)	$(0.05)	$(0.11)	$(0.09)

Weighted average number of common shares outstanding	92,407,095	91,765,686	92,406,384	91,765,688

The accompanying notes form an integral part of these Interim Consolidated Financial Statements.

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Hydrogenics Corporation

Interim Consolidated Statements of Cash Flows

(in thousands of US dollars)

(unaudited)

	Three months ended June 30		Six months ended June 30
	2009	2008	2009	2008

Cash and cash equivalents provided by (used in)
Operating activities
Net loss for the period	$(6,010)	$(4,319)	$(10,007)	$(8,641)
Items not affecting cash
Amortization of property, plant and equipment	160	250	451	521
Amortization of intangible assets	—	62	—	125
Unrealized foreign exchange losses	71	468	323	316
Stock-based compensation expense	120	175	210	411
Net change in non-cash working capital	1,940	163	(1,725)	7,163
	(3,719)	(3,201)	(10,748)	(105)
Investing activities
Decrease in short-term investments	—	—	—	15,032
Decrease (increase) in restricted cash	(157)	72	(361)	(5,994)
Purchase of property, plant and equipment	(107)	(10)	(143)	(325)
	(264)	62	(504)	8,713

Financing activities
Repayment of long-term debt	—	(1)	—	(11)
Deferred research and development grants	(9)	(124)	70	(294)
Common shares issued, net of issuance costs	9	—	9	—
	—	(125)	79	(305)

Increase (decrease) in cash and cash equivalents during the period	(3,983)	(3,264)	(11,173)	8,303

Cash and cash equivalents — Beginning of period	14,411	27,027	21,601	15,460
Cash and cash equivalents — End of period	$10,428	$23,763	$10,428	$23,763

Supplemental disclosure
Interest paid	$1	$12	$4	$2
Income taxes (recovered)	—	(65)	(23)	(48)

The accompanying notes form an integral part of these Interim Consolidated Financial Statements.

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Hydrogenics Corporation

Interim Consolidated Statements of Shareholders’ Equity

(in thousands of US dollars, except for share and per share amounts)

(unaudited)

	Common shares		Contributed		Accumulated other comprehensive	Total shareholders’
	Number	Amount	surplus	Deficit	income (loss)	equity

Balance at Dec. 31, 2007	91,765,691	$306,872	$15,606	$(277,101)	$(4,993)	$40,384

Net loss for the period	—	—	—	(8,641)	—	(8,641)
Foreign currency translation adjustments	—	—	—	—	746	746

Comprehensive loss	—	—	—	—	—	(7,895)

Shares issued:
Adjustment for partial shares	(5)	—	—	—	—	—
Stock-based compensation expense	—	—	411	—	—	411
Balance at Jun. 30, 2008	91,765,686	306,872	16,017	(285,742)	(4,247)	32,900

Net loss for the period	—	—	—	(5,678)	—	(5,678)
Foreign currency translation adjustments	—	—	—	—	(2,150)	(2,150)

Comprehensive loss						(7,828)

Shares issued:
Issuance of common shares on exercise of stock options	639,980	128	—	—	—	128
Stock-based compensation expense	—	—	283	—	—	283
Balance at Dec. 31, 2008	92,405,666	$307,000	$16,300	$(291,420)	$(6,397)	$25,483

Net loss for the six months ended June 30, 2009	—	—	—	(10,007)	—	(10,007)
Foreign currency translation adjustments	—	—	—	—	(102)	(102)

Comprehensive loss						(10,109)

Shares issued:
Issuance of common shares on exercise of stock options	35,000	9	—	—	—	9
Stock-based compensation expense	—	—	210	—	—	210
Balance at Jun. 30, 2009	92,440,666	$307,009	$16,510	$(301,427)	$(6,499)	$15,593

The authorized capital stock of the Corporation consists of an unlimited number of common shares and an unlimited number of preferred shares issuable in series.

The accompanying notes form an integral part of these Interim Consolidated Financial Statements.

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Hydrogenics Corporation

Notes to Interim Consolidated Financial Statements

(in thousands of US dollars, except share and per share amounts)

(unaudited)

Note 1.  Description of Business and Going Concern

Hydrogenics Corporation (“Hydrogenics” or the “Corporation”), together with its subsidiaries, designs, develops and manufactures hydrogen generation products based on water electrolysis technology and fuel cell products based on proton exchange membrane, or PEM, technology.

While the accompanying interim consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations, there are material uncertainties related to certain adverse conditions and events that cast significant doubt on the validity of this assumption.  The Corporation has not yet realized consistent profitable operations and continues to use cash to fund its operations.  The Corporation’s ability to continue as a going concern is dependent on the successful execution of its business plan, which involves, inter alia: (i) securing additional financing to fund its operations, including completion of the Corporation’s transaction with the trustees of Algonquin Power Income Fund; (ii) advancing product designs for efficiency, durability, cost reduction and entry into complementary markets; (iii) increasing market penetration and sales; (iv) actively managing its liquidity; and (v) retaining and engaging staff. At present, the success of these initiatives cannot be assured due to the material uncertainties attributed to the Corporation’s ability to obtain financing and meet its revenue targets.  Given the condition of the global economy and the condition of the current global credit markets, markets for the Corporation’s products may develop more slowly than anticipated, current and potential customers may delay, reduce or cancel purchases and revenues would, therefore, be less than anticipated, and the Corporation may not be able to raise additional capital, or do so on acceptable terms.  These material uncertainties are further described in the Corporation’s Second Quarter 2009 Management’s Discussion and Analysis, specifically, the discussion on the first three risk factors in Section 10, “Risks Factors and Forward-looking Statements”.  The interim consolidated financial statements do not include any adjustments or disclosures that may result from the Corporation’s inability to continue as a going concern. If the going concern assumption were not appropriate for these interim consolidated financial statements, adjustments may be necessary in the carrying values of assets and liabilities and the reported expenses and balance sheet classifications; such adjustments could be material.

Note 2. Basis of Preparation

The accompanying interim consolidated financial statements of the Corporation have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) for interim financial information and are presented in US dollars, unless otherwise noted. Accordingly, they do not include all of the information and footnotes required by Canadian GAAP for annual consolidated financial statements. Canadian GAAP, in the case of the Corporation, conforms in all material respects with accounting principles generally accepted in the United States, except as outlined in notes 3 and 13.

The accompanying financial information reflects all adjustments, consisting primarily of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of results for interim periods. Operating results for the three and six months ended June 30, 2009 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2009. The accounting policies used in the preparation of these interim consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Corporation’s fiscal 2008 annual report.

These interim consolidated financial statements follow the same accounting policies and methods of application as the consolidated financial statements for the year ended December 31, 2008, except as described below.

A-5-6

Hydrogenics Corporation

Notes to Interim Consolidated Financial Statements

(in thousands of US dollars, except share and per share amounts)

(unaudited)

Note 3.  New Accounting Standards

The Corporation has adopted the following changes to its accounting policies:

(i)                                                          Canadian standards

In February 2008, The Canadian Institute of Chartered Accountants (“CICA”) issued Handbook Sections 3064 “Goodwill and Intangible Assets,” which replaced existing Handbook Sections 3062 “Goodwill and Other Intangible Assets” and 3450 “Research and Development Costs.” The new standards introduced changes to recognition, measurement and disclosure of goodwill and intangible assets. The new standard also provides guidance for the recognition of internally developed intangible assets, including assets developed from research and development activities, ensuring consistent treatment of all intangible assets, whether separately acquired or internally developed. Handbook Section 3064 applies to interim and annual financial statements relating to fiscal years beginning on or after October 1, 2008, with earlier adoption encouraged. The Corporation adopted this standard effective January 1, 2009.  The adoption of this standard did not have a material impact on the Corporation’s interim consolidated financial position, results of operations or cash flows.

(ii)                                                      US standards

The following changes only apply to note 13 of the interim consolidated financial statements.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement SFAS No. 141R (revised 2007), “Business Combinations,” which replaces SFAS No. 141. The standard retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition related costs as incurred. The Corporation adopted SFAS No. 141R on January 1, 2009 and is applied prospectively to business combinations completed on or after this date.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements. SFAS 157 establishes a framework for measuring the fair value of assets and liabilities. This framework is intended to provide increased consistency in how fair value determinations are made under various existing accounting standards that permit, or in some cases require, estimates of fair market value. SFAS 157 also expands financial statement disclosure requirements about a corporation’s use of fair value measurements, including the effect of such measures on earnings. This standard is effective for fiscal years beginning after November 15, 2007. The Corporation adopted this new guidance effective January 1, 2008. This standard did not change the Corporation’s consolidated financial position, results of operations or cash flows. For non-financial assets and non-financial liabilities, the standard is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Corporation adopted this guidance effective January 1, 2009.  The adoption of this guidance did not have a material impact on the Corporation’s results of operations and consolidated financial position.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events, (FAS 165, which is effective for the Corporation during the second quarter 2009).  FAS165 sets forth the circumstances and the period after the balance sheet date for which an entity should evaluate events for recognition or disclosure in its financial statements.  In addition, SFAS 165 identifies the disclosures that an entity should make about such events.  The Corporation adopted this statement for the six months ended June 30, 2009 and has evaluated subsequent events from June 30, 2009 through August 13, 2009 in accordance with the

A-5-7

Hydrogenics Corporation

Notes to Interim Consolidated Financial Statements

(in thousands of US dollars, except share and per share amounts)

(unaudited)

statement.  Adoption of FAS 165 did not have an effect on the Corporation’s results of operations and consolidated financial position.

In April 2009, the FASB issued FSP No. FAS 107-1 and Accounting Principles Board (“APB”) Opinion No. 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1” and “APB 28-1”). FSP FAS 107-1 and APB 28-1 amend SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” to require disclosures, in interim reporting periods and in financial statements for annual reporting periods, regarding the fair value of all financial instruments for which it is practicable to estimate that value, whether recognized or not on the Corporation’s balance sheet. FSP FAS 107-1 and APB 28-1 also amend FASB APB Opinion No. 28, “Interim Financial Reporting,” to require entities to disclose the methods and significant assumptions used to estimate the fair value of financial instruments and describe changes in methods and significant assumptions, in both interim and annual financial statements. FSP FAS 107-1 and APB 28-1 are effective for interim reporting periods ending after June 15, 2009.  The Corporation adopted the disclosures required under this opinion during the six months ended June 30, 2009. While the adoption of FSP FAS 107-1 and APB 28-1 impacts the Corporation’s disclosures, it did not have an impact on the Corporation’s results of operations or financial condition.

The Corporation will be adopting the following changes to its accounting policies in the future.

(i)                                                          Canadian standards

In January 2009, the CICA issued Handbook Sections 1582 “Business Combinations”; 1601 “Consolidated Financial Statements”; and 1602 “Non-controlling interests.”  These sections replace the former Handbook Section 1581, “Business Combinations” and Handbook Section 1600, “Consolidated Financial Statements,” and establish a new section for accounting for a non-controlling interest in a subsidiary.  Handbook Section 1582 is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2011.  Handbook Sections 1601 and 1602 apply to interim and annual consolidated financial statements relating to years beginning on or after January 1, 2011.  The Corporation is currently assessing the effect these standards may have on the Corporation’s results of operations and consolidated financial position.

(ii)                                                      US standards

In June 2009, the FASB issued SFAS No.168, “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles-a replacement of FASB Statement No. 162” (“FAS 168”). The Codification will become the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative US GAAP for SEC registrants. On the effective date of FAS 168, the codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. FAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. FAS 168 is not expected to have a material impact on the Corporation’s financial statements.

A-5-8

Hydrogenics Corporation

Notes to Interim Consolidated Financial Statements

(in thousands of US dollars, except share and per share amounts)

(unaudited)

Note 4. Business Streamlining Initiatives and Windup of Test Equipment Business

In November 2007, the Corporation recorded a charge of $1,990 for severance and related expenses for business streamlining initiatives, which were included in selling, general and administrative expenses as at December 31, 2007.  These amounts were charged to the Corporation’s business segments as follows: OnSite Generation - $142; Power Systems - $846; and $1,002 for the Corporate and Other business segment. As at June 30, 2009, the Corporation had paid $1,986 in respect of these charges. The remaining balance of $4 as at June 30, 2009 is anticipated to be paid in 2009.

On January 5, 2009, in order to further streamline operations, the Corporation reduced its headcount and implemented additional cost saving measures in order to maximize the Corporation’s cash resources.  The Corporation recorded a $582 charge for severance and related expenses, which are included in selling, general and administrative expenses. These amounts were charged to the Corporation’s business segments as follows: OnSite Generation - $99; and Power Systems - $483. As at June 30, 2009, the Corporation had paid $565 in respect of these charges. The remaining balance of $17 as at June 30, 2009 is anticipated to be paid in 2009.

Note 5. Inventories

	June 30 2009	December 31 2008
Raw materials	$3,251	$4,938
Work-in-progress	2,830	5,004
Finished goods	3,404	159
	$9,485	$10,101

During the three and six months ended June 30, 2009, the Corporation recorded writedowns of $12 and $43 respectively (three and six months ended June 30, 2008 - $131 and $359, respectively).  During the three and six months ended June 30, 2009, approximately $3,027 and $6,252 , respectively, of inventory was expensed in cost of sales (June 30, 2008 - $2,844 and $6,925, respectively).

A-5-9

Hydrogenics Corporation

Notes to Interim Consolidated Financial Statements

(in thousands of US dollars, except share and per share amounts)

(unaudited)

Note 6. Warranties

Product warranty liabilities are included in accounts payable and accrued liabilities on the interim consolidated balance sheets. Changes in the Corporation’s aggregate product warranty liabilities for the six months ended June 30, 2009 and 2008 are as follows:

	June 30 2009	June 30 2008
Balance, December 31, 2008 and 2007	$3,717	$3,592
Accruals for warranties during the period	815	1,462
Settlements made during the period	(933)	(1,004)
Balance, June 30, 2009 and 2008	$3,599	$4,050

Note 7. Stock-based compensation

During the six months ended June 30, 2009, 1,928,600 (June 30, 2008 - 1,300,004) stock options with a weighted average fair value of $0.31 at the date of grant (June 30, 2008 - $0.29) were issued to employees.  All options are for a term of ten years from the date of grant and vest over four years unless otherwise determined by the Board of Directors. The fair value of the stock options was determined using the Black-Scholes option pricing model with the following assumptions:

	June 30 2009	June 30 2008
Risk-free interest rate (%)	2.93%	3.46%
Expected volatility (%)	66%	64%
Expected life (in years)	4	4
Expected dividends	nil	nil

Stock-based compensation expense of $120 and $210 for the three and six months ended June 30, 2009, respectively, is included in selling, general and administrative expenses (June 30, 2008 - $175 and $411, respectively).

In 2004, the Corporation created a deferred share unit plan (“DSU Plan”) for directors. During the six months ended June 30, 2009, 218,080 (June 30, 2008 - 137,211) DSUs were issued with immediate vesting on the date of issuance. As at June 30, 2009, 968,184 (June 30, 2008 - 569,020) DSUs were outstanding under the DSU plan. The Corporation recognized a compensation expense of $119 and $205 for the three and six months ended June 30, 2009 (June 30, 2008 - $727 and $556 respectively). The liability is included within accounts payable and accrued liabilities.

In 2008, the Corporation created a restricted share unit (“RSU”) plan for senior executives. During the six months ended June 30, 2009, 920,500 (June 30, 2008 - 1,287,500) RSUs were awarded under the terms of the RSU plan, with vesting occuring on December 31 of the third year following the date of grant.  As at June 30, 2009, 2,208,000 (June 30, 2008 - 1,287,500) RSUs were outstanding under the RSU plan.  The Corporation recognized a compensation expense of $103 and $147 for the three and six months ended June 30, 2009 respectively (June 30, 2008 - $180 and $195, respectively). The liability is included within accounts payable and accrued liabilities.

On June 22, 2009, the Corporation approved certain administrative and technical ammendments to it’s stock option plan, DSU Plan and RSU plan, as further set forth in the Corporation’s management proxy circular dated June 25, 2009.

A-5-10

Hydrogenics Corporation

Notes to Interim Consolidated Financial Statements

(in thousands of US dollars, except share and per share amounts)

(unaudited)

Note 8. Research and Product Development

Research and product development expenses are recorded net of third party program funding received or receivable. For the three and six months ended June 30, 2009, research and product development expenses and program funding, which has been received or is to be received, are as follows:

	Three months ended June 30
	2009	2008
Research and product development expenses	$1,799	$2,023
Research and product development funding	(113)	(295)
Net research and product development expenses	$1,686	$1,728

	Six months ended June 30
	2009	2008
Research and product development expenses	$3,713	$4,246
Research and product development funding	(345)	(806)
Net research and product development expenses	$3,368	$3,440

Note 9. - Lines of Credit

The Corporation has operating lines of credit available up to $3,821 (December 31, 2008 - $11,535).   The change in the available lines of credit from December 31, 2008 is the result of a re-negotiation of the terms of one of our lines of credit. As at June 30, 2009 and December 31, 2008, the Corporation had no indebtedness on these lines of credit. The operating facilities are denominated in Canadian dollars and bear interest at the Royal Bank of Canada’s prime rate plus 3% and EURIBOR, respectively. The operating facility is due on demand and collateralized by a general security agreement over all of the assets of the Corporation. The Corporation’s lines of credit available are reduced by the amount of outstanding standby letters of credit and letters of guarantee, if any, issued from time to time by several financial institutions.

Note 10. Net Loss Per Share

For the three and six months ended June 30, 2009, the weighted average number of common shares outstanding was 92,407,095 and 92,406,384 respectively. No effect has been given to the potential exercise of stock options and warrants in the calculation of diluted net loss per share, as the effect would be anti-dilutive.

Note 11. Guarantees

As at June 30, 2009, the Corporation had outstanding standby letters of credit and letters of guarantee issued by several financial institutions that total $1,846 (December 31, 2008 - $2,306), with expiry dates extending to October 2011. The Corporation has restricted cash totalling $1,490 as partial security for these standby letters of credit and letters of guarantee. These instruments relate primarily to obligations in connection with the terms and conditions of the Corporation’s sales contracts. The standby letters of credit and letters of guarantee may be drawn on by the customer if the Corporation fails to perform its obligations under the sales contracts and the Corporation would be liable to the financial institution for the amount of the standby letter of credit or letter of guarantee in the event that the instruments are drawn on.

A-5-11

Hydrogenics Corporation

Notes to Interim Consolidated Financial Statements

(in thousands of US dollars, except share and per share amounts)

(unaudited)

Note 12.  Segmented Financial Information

The Corporation’s three reportable segments include: (i) OnSite Generation; (ii) Power Systems; and (iii) Test Systems.  Where applicable, corporate and other activities are reported separately as Corporate & Other. OnSite Generation includes the design, development, manufacture, and sale of hydrogen generation products. Power Systems includes the design, development, manufacture, and sale of fuel cell products.  Test Systems includes the design, development, manufacture, and sale of fuel cell test products and the provision of fuel cell diagnostic testing services.

Financial information by reportable segment for the three and six months ended June 30, 2009 and 2008 is as follows:

			Three months ended June 30, 2009
	OnSite Generation	Power Systems	Test Systems	Corporate & Other	Total
Revenue from external customers	$3,849	$1,691	$—	$—	$5,540
Amortization of property, plant and equipment	—	—	—	160	160
Interest income	—	—	—	35	35
Interest expense	—	—	—	(1)	(1)
Income tax expense	—	—	—	—	—
Segment income (loss) (i)	(478)	(2,025)	(147)	(3,360)	(6,010)

			Six months ended June 30, 2009
	OnSite Generation	Power Systems	Test Systems	Corporate & Other	Total
Revenue from external customers	$7,633	$3,443	$—	$—	$11,076
Amortization of property, plant and equipment	—	—	—	451	451
Interest income	—	—	—	87	87
Interest expense	—	—	—	(4)	(4)
Income tax expense	—	—	—	—	—
Segment income (loss) (i)	(420)	(4,470)	(224)	(4,893)	(10,007)

A-5-12

Hydrogenics Corporation

Notes to Interim Consolidated Financial Statements

(in thousands of US dollars, except share and per share amounts)

(unaudited)

			Three months ended June 30, 2008
	OnSite Generation	Power Systems	Test Systems	Corporate & Other	Total
Revenue from external customers	$6,597	$2,089	$104	$—	$8,790
Amortization of intangible assets	—	—	—	62	62
Amortization of property, plant and equipment	—	—	—	247	247
Interest income	—	—	—	388	388
Interest expense	—	—	—	2	2
Income tax expense	—	—	—	9	9
Segment income (loss) (i)	304	(2,480)	(358)	(1,785)	(4,319)

			Six months ended June 30, 2008
	OnSite Generation	Power Systems	Test Systems	Corporate & Other	Total
Revenue from external customers	$13,910	$3,102	$2,489	$—	$19,501
Amortization of intangible assets	—	—	—	125	125
Amortization of property, plant and equipment	—	—	—	521	521
Interest income	—	—	—	626	626
Interest expense	—	—	—	12	12
Income tax recovery	—	—	—	1	1
Segment income (loss) (i)	393	(4,824)	(292)	(3,918)	(8,641)

(i) Segment income (loss) includes directly attributable selling, general and administrative costs, research and product development costs net of associated grants and amortization of property, plant and equipment and intangible assets.

The accounting policies for intersegment transactions are the same as those described in note 2.

Intangible assets and goodwill relating to the Corporation’s OnSite Generation segment as at June 30, 2009 were $nil and $5,025 (December 31, 2008 - $nil and $5,025), respectively. The Corporation currently does not allocate its remaining assets among reportable segments.

A significant portion of the Corporation’s intangible assets and goodwill are common across the locations. Therefore, management does not classify intangible assets and goodwill on a location basis.

A-5-13

Hydrogenics Corporation

Notes to Interim Consolidated Financial Statements

(in thousands of US dollars, except share and per share amounts)

(unaudited)

Revenues are segmented by geography, as follows:

	Three months ended June 30		Six months ended June 30
	2009	2008	2009	2008
Turkey	$1,639	$76	$1,875	$76
Austria	1,110	—	1,110	—
United States	1,069	688	1,334	4,590
Spain	654	1,233	770	1,276
Ukraine	377	—	377	—
France	126	11	125	29
Canada	116	75	1,219	672
Sweden	82	1,025	86	1,057
United Kingdom	64	666	64	666
Germany	19	217	1,551	468
China	10	350	15	992
Russian Federation	—	2,288	670	2,505
Belgium	—	1,705	24	1,717
Saudi Arabia	—	22	—	1,864
Korea	—	—	—	1,232
Brazil	—	—	—	682
Rest of world	274	434	1,856	1,675
	$5,540	$8,790	$11,076	$19,501

Note 13.    Differences between Canadian and United States Accounting Principles

These interim consolidated financial statements have been prepared in accordance with Canadian GAAP, which differs in certain respects from those principles that the Corporation would have followed had its interim consolidated financial statements been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”).

A reconciliation of net loss for the three and six months ended June 30, 2009 and 2008 from Canadian GAAP to conform with US GAAP is as follows:

	Three months ended June 30		Six months ended June 30
	2009	2008	2009	2008
Net loss for the period, based on Canadian GAAP	$(6,010)	$(4,319)	$(10,007)	$(8,641)
Stock-based compensation (i)	42	—	68	—
Net loss for the period based on US GAAP	$(5,968)	$(4,319)	$(9,939)	$(8,641)
Basic and diluted loss per share based on US GAAP	$(0.07)	$(0.05)	$(0.11)	$(0.09)
Weighted average number of common shares outstanding	92,407,095	91,765,686	92,406,384	91,765,688

(i) Under US GAAP, stock-based compensation cost is based on the estimated number of instruments expected to vest which are then re-estimated at reporting dates to the extent that subsequent information indicates that the actual number of instruments expected to vest is likely to differ from previous estimates. Under Canadian GAAP, forfeitures of stock-based compensation awards, deferred share units and restricted share units are accounted for in the period in which the forfeiture occurs.

A-5-14

Hydrogenics Corporation

Notes to Interim Consolidated Financial Statements

(in thousands of US dollars, except share and per share amounts)

(unaudited)

The additional disclosures required by US GAAP and certain applicable US SEC regulations are as follows:

Contingencies

The Corporation has entered into indemnification agreements with its current and former directors and officers to indemnify them, to the extent permitted by law, against any and all charges, costs, expenses, amounts paid in settlement and damages incurred by the directors and officers as a result of any lawsuit or any other judicial, administrative or investigative proceeding in which the directors and officers are sued as a result of their service.

These indemnification claims will be subject to any statutory or other legal limitation period. The nature of the indemnification agreements prevents the Corporation from making a reasonable estimate of the maximum potential amount it could be required to pay to counterparties. The Corporation has purchased directors’ and officers’ liability insurance. No amount has been recorded in these interim consolidated financial statements with respect to these indemnification agreements.

In the normal course of operations, the Corporation may provide indemnification agreements, other than those listed above, to counterparties that would require the Corporation to compensate them for costs incurred as a result of changes in laws and regulations or as a result of litigation claims or statutory sanctions that may be suffered by the counterparty as a consequence of the transaction. The terms of these indemnification agreements will vary based on the contract. The nature of the indemnification agreements prevents the Corporation from making a reasonable estimate of the maximum potential amount it could be required to pay to counterparties. No amount has been recorded in these interim consolidated financial statements with respect to these indemnification agreements.

Note 14.    Subsequent events

On July 27, 2009, the Corporation’s shareholders approved an arrangement under the Canada Business Corporations Act to transfer its business and operations, including substantially all of its assets and liabilities, excluding certain of its tax basis, to a new commonly controlled corporation. The Corporation received the final order for the Plan of Arrangement in connection with its agreement with the trustees of Algonquin Power Income Fund on July 29, 2009 and anticipates that the transaction will close in October 2009, generating C$10.8 million of gross proceeds.

A-5-15

Hydrogenics Corporation

Second Quarter 2009 Management’s Discussion and Analysis of Financial Condition and Results of Operations

A-6-1

Basis of Presentation

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) covers our interim consolidated financial statements for the three and six months ended June 30, 2009 and updates our MD&A for fiscal 2008. The information contained herein should be read in conjunction with the Consolidated Financial Statements and Auditors’ Report for fiscal 2008. The Corporation’s consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) for interim financial information. This MD&A is dated August 14, 2009 and all amounts herein are denominated in US dollars, unless otherwise stated.

Additional information about Hydrogenics, including our 2008 Annual Information Form and our Annual Report on Form 20-F, as ammended for the year ended December 31, 2008, is available on our website at www.hydrogenics.com, on the SEDAR website at www.sedar.com, and on the EDGAR filers section of the US Securities and Exchange Commission (“SEC”) website at www.sec.gov.

This document contains forward-looking statements, which are qualified by reference to, and should be read together with the Forward-looking Statements cautionary notice on page 19 of this MD&A.

In this MD&A, “Hydrogenics,” the “Corporation,” or the words “our,”  “us” or “we” refer to Hydrogenics Corporation.

For additional information, please refer to www.hydrogenics.com/investor.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is being made in respect of the proposed take-over bid by Hydrogenics Corporation (“Hydrogenics”) to the security holders of Algonquin Power Income Fund (“Algonquin Power”). In connection with the proposed transaction, Hydrogenics has filed a registration statement on Form F-4, containing a take-over bid circular/prospectus, with the U.S. Securities and Exchange Commission (“SEC”), which has not yet become effective. Each of Algonquin Power and Hydrogenics will be filing other documents regarding the proposed transaction with the SEC. BEFORE MAKING ANY INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE TAKEOVER BID CIRCULAR/PROSPECTUS, REGARDING THE PROPOSED TRANSACTION AND ANY OTHER FILED DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final take-over bid circular/prospectus will be mailed to Algonquin Power’s security holders. Investors and security holders will be able to obtain the registration statement containing the take-over bid circular/prospectus and other documents free of charge at the SEC’s web site, www.sec.gov, or from the office of Hydrogenics’ Chief Financial Officer at 5985 McLaughlin Road, Mississauga, Ontario, Canada L5R 1B8 (905) 361-3600.

A-6-2

Management’s Discussion and Analysis – Contents

Section		Page
1	Operating Results A discussion of our operating results for the three and six months ended June 30, 2009.	A-6-4

2	Financial Condition A discussion of the significant changes in our Consolidated Balance Sheets.	A-6-10

3	Summary of Quarterly Results A summary view of our quarterly financial performance.	A-6-10

4	Liquidity and Capital Resources A discussion of cash flow, liquidity, credit facilities and other disclosures.	A-6-11

5	Critical Accounting Policies and Estimates A description of our accounting estimates that are critical to determining our financial results, and changes to accounting policies.	A-6-14

6	Recent Accounting Pronouncements A discussion of Canadian generally accepted accounting principle developments that have, will or might affect the Corporation.	A-6-14

7	Outlook The outlook for our business.	A-6-16

8	Internal Control over Financial Reporting A statement of responsibilities regarding internal control over financial reporting.	A-6-18

9	Reconciliation and Definition of Non-GAAP Measures A description, calculation and reconciliation of certain measures used by management.	A-6-18

10	Risk Factors and Forward-looking Statements Risk factors and caution regarding forward-looking statements.	A-6-20

A-6-3

1   Operating Results

A discussion of our operating results for the three and six months ended June 30, 2009.

Hydrogenics Corporation

Summary Financial Analysis

(in thousands of US dollars, except for per share amounts)

	Three months ended June 30			Six months ended June 30
	2009	2008	% Increase (Decrease)	2009	2008	% Increase (Decrease)
Consolidated Statements of Operations

OnSite Generation	3,849	6,597	(42)%	7,633	13,910	(45)%
Power Systems	1,691	2,089	(19)%	3,443	3,102	11%
	5,540	8,686	(36)%	11,076	17,012	(35)%
Test Systems	—	104	(100)%	—	2,489	(100)%

Revenues	5,540	8,790	(37)%	11,076	19,501	(43)%

Gross Margin	857	1,973	(57)%	2,488	3,838	(35)%
% of Revenues	16%	22%		22%	20%

Selling, General and Administrative expenses	4,681	5,311	(12)%	8,389	9,372	(10)%

Research and Product Development expenses	1,686	1,728	(2)%	3,368	3,440	(2)%

Net Loss	(6,010)	(4,319)	(39)%	(10,007)	(8,641)	(16)%
Net Loss per Share	$(0.07)	$(0.05)	(40)%	$(0.11)	$(0.09)	(22)%

Consolidated Statements of Cash Flows
Cash provided by (used in) operating activities	(3,719)	(3,201)	(16)%	(10,748)	(105)	(10,136)%

Other Measures
Cash Operating Costs(1)	6,247	6,864	(9)%	11,547	12,401	(7)%

EBITDA(1)	(5,510)	(5,066)	(9)%	(9,269)	(8,974)	(3)%

(1) Cash Operating Costs and EBITDA are Non-GAAP measures. Please refer to Section 9 of this MD&A.

A-6-4

Highlights for the three months ended June 30, 2009 compared to the three months ended June 30, 2008

•                  Revenues, exclusive of our Test Systems business unit, decreased $3.1 million or 36%, reflecting lower revenues in both our OnSite Generation and Power Systems business units due to timing of project execution and lower order intake, which we believe are the result of prevailing conditions in credit markets and the current global economy.

•                  Cash operating costs were $6.2 million, a 9% decrease from $6.9 million in the second quarter of 2008.  Cash operating costs for the second quarter of 2009 include: (i) $1.2 million of transaction related expenses associated with our proposed transaction with the trustees of Algonquin Power Income Fund, which is anticipated to generate approximately C$10.8 million of gross proceeds; (ii) $0.2 million of deferred compensation costs indexed to our share price; and (iii) $0.2 million of costs attributable to our Test Systems business unit.

•                  EBITDA loss was $5.5 million for the second quarter of 2009, an increase of $0.4 million or 9% compared to the second quarter of 2008. This increase is attributable to $0.8 million of cost savings related to our ongoing business streamlining initiatives offset by $1.2 million of transaction related expenses associated with our proposed transaction with the trustees of Algonquin Power Income Fund.

•                  Net loss was $6.0 million, a 39% increase from $4.3 million in the second quarter of 2008.

•                  Cash and cash equivalents, restricted cash and short-term investments were $11.9 million as at June 30, 2009, a $3.8 million sequential quarterly decrease from the first quarter of 2009 reflecting: (i) a $5.5 million loss, excluding non-cash items; (ii); $0.1 million of capital expenditures; and (iii) $0.1 million of other items partially offset by $1.9 million of non-cash working capital.

Highlights for the six months ended June 30, 2009 compared to the six months ended June 30, 2008

•                  Revenues, exclusive of our Test Systems business unit, decreased $5.9 million or 35%, reflecting lower revenues in both our OnSite Generation and Power Systems business units as noted above.

•                  Cash operating costs were $11.5 million, a 7% decrease from $12.4 million in the six months ended June 30, 2008.  Cash operating costs for the six months ended June 30, 2009 include: (i) $1.2 million of transaction related expenses associated with our proposed transaction with the trustees of Algonquin Power Income Fund; (ii) $0.6 million of costs associated with business streamlining initiatives; (iii) $0.3 million of deferred compensation costs indexed to our share price and; (iv) $0.2 million of costs attributable to our Test Systems business unit.

•                  EBITDA loss was $9.3 million for the six months ended June 30, 2009, an increase of $0.3 million or 7% compared to the six months ended June 30, 2008.  This increase is attributable to the factors noted above partially offset by cost savings related to our ongoing business streamlining initiatives.

•                  Net loss was $10.0 million, a 16% increase from $8.6 million in the six months ended June 30, 2008.

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Business Segment Review

We report our results in three business segments: OnSite Generation; Power Systems and Test Systems. Where applicable, corporate and other activities are reported separately as Corporate & Other. These segments are differentiated by the products developed. Our reporting structure reflects how we manage our business and how we classify our operations for planning and measuring performance.

OnSite Generation

Summary Financial Analysis

(in thousands of US dollars)

	Three months ended June 30			Six months ended June 30
	2009	2008	% Increase (Decrease)	2009	2008	% Increase (Decrease)

Revenues	3,849	6,597	(42)%	7,633	13,910	(45)%
Gross Margin	653	1,851	(65)%	1,936	3,099	(38)%
% of Revenues	17%	28%		25%	22%

Selling, General and Administrative Expenses	759	1,240	(39)%	1,453	2,105	(31)%
Research and Product Development Expenses	372	308	21%	903	602	50%
Segment Income (Loss)	(478)	304	(257)%	(420)	393	(207)%

Revenues for the three months ended June 30, 2009 were $3.8 million, a decrease of $2.7 million or 42% compared to the comparable period of 2008.  Revenues for the six months ended June 30, 2009 were $7.6 million, a decrease of $6.3 million or 45% compared to the comparable period of 2008.  These decreases are due to; (i)variations in the timing of project deliveries; (ii) an increase in the value of the US dollar relative to the euro; and (iii)  lower order intake. We believe the lower than planned order intake is the result of prevailing conditions in credit markets and the current global economy.  Revenues consisted of the sale of electrolyzer products to customers in industrial gas markets. As at June 30, 2009, we had $10.3 million of confirmed orders (June 30, 2008 - $20.6 million), the substantial majority of which are anticipated to be delivered and recognized as revenue in 2009.

Gross Margin for the three and six months ended June 30, 2009 was $0.7 million (17% of revenues), and $1.9 million (25% of revenues) compared to $1.9 million (28% of revenues) and $3.1 million (22% of revenues) in the comparable periods of 2008.  The decrease in gross margin in the second quarter of 2009 reflects higher than planned costs incurred on one large project combined with lower cost synergies and overhead absorption resulting from lower revenue.   The increase in gross margin for the six months ended June 30, 2009 reflects operational improvements resulting in cost reductions.

Selling, General and Administrative Expenses for the three and six months ended June 30, 2009 were $0.8 million and $1.5 million respectively, reflecting decreases 39% and 31% over the comparable periods in 2008. These decreases are the result of streamlining and cost reduction initiatives, which were partially offset by an increase in the value of the US dollar relative to the euro.

Research and Product Development Expenses for the three and six months ended June 30, 2009 were $0.4 million and $0.9 million, respectively, reflecting increases of 21% and 50% over the comparable periods in 2008.  These increases are the result of increased material consumption for experimentation and prototyping trials to support our renewable energy product development efforts.

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Segment Income (Loss) for the three and six months ended June 30, 2009  was $0.5 million and $0.4 million, respectively compared to segment income of $0.3 million and $0.4 million for the three and six months ended June 30, 2008.  These decreases are primarily the result of lower revenues, as well as increased research and product development expenses, partially offset by operational improvements and operating cost reductions.

Power Systems

Summary Financial Analysis

(in thousands of US dollars)

	Three months ended June 30			Six months ended June 30
			% Increase			% Increase
	2009	2008	(Decrease)	2009	2008	(Decrease)
Revenues	1,691	2,089	(19)%	3,443	3,102	11%
Gross Margin	186	91	104%	402	215	86%
% of Revenues	11%	4%		12%	7%

Selling, General and Administrative Expenses	948	1,208	(22)%	2,485	2,340	6%
Research and Product Development Expenses	1,264	1,422	(11)%	2,387	2,758	(12)%
Segment Loss	(2,025)	(2,480)	18%	(4,470)	(4,824)	7%

Revenues for the three months ended June 30, 2009 were $1.7 million, a decrease of $0.4 million or 19% compared to the comparable period of 2008.  Revenues for the six months ended June 30, 2009 were $3.4 million, an increase of $0.3 million or 11% compared to the comparable period of 2008.  These changes are primarily the result of timing of project deliveries. As at June 30, 2009, we had $5.0 million of confirmed orders, approximately one-third of which are anticipated to be delivered and recognized as revenue in 2009.

Gross Margin for the three and six months ended June 30, 2009 was $0.2 million (11% of revenues), and $0.4 million (12% of revenues) compared to $0.1 million (4% of revenues) and $0.2 million (7% of revenues) in the comparable periods of 2008.  These increases in gross margin in 2009 are primarily the result of product mix and product cost reductions.

Selling, General and Administrative Expenses for the three and six months ended June 30, 2009 were $0.9 million and $2.5 million, respectively, reflecting a decrease of 22% for the three months ended June 30, 2009 and a 6% increase for the six months ended June 30, 2009 over the comparable periods in 2008. The decrease in the three months ended June 30, 2009 is the result of business streamlining and cost reduction initiatives.  The increase in the six months ended June 30, 2009 reflects $0.6 million of costs incurred associated with business streamlining iniatives during the first quarter of 2009, partially offset by the resulting decreased costs of these business streamlining iniatives.

Research and Product Development Expenses for the three and six months ended June 30, 2009 were $1.3 million and $2.4 million, respectively, reflecting decreases of 11% and 12%, over the comparable periods in 2008.  These decreases are the result of business streamlining and cost saving iniatives.

Segment Loss for the three and six months ended June 30, 2009 first was $2.0 million and $4.5 million respectively, reflecting decreases of 18% and 7% over the comparable periods in 2008.  These decreases are primarily the result of increased gross margin and cost reductions.

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Test Systems

Summary Financial Analysis

(in thousands of US dollars)

	Three months ended June 30			Six months ended June 30
			% Increase			% Increase
	2009	2008	(Decrease)	2009	2008	(Decrease)
Revenues	—	104	(100)%	—	2,489	(100)%
Gross Margin	18	83	(78)%	150	739	(80)%
% of Revenues	—	80%		—	30%

Selling, General and Administrative Expenses	165	370	(55)%	374	764	(51)%
Research and Product Development Expenses	—	19	(100)%	—	51	(100)%
Segment Loss	(147)	(358)	(59)%	(224)	(292)	(23)%

Revenues for the three and six months ended June 30, 2009 were $nil and $nil compared to $0.1 and $2.5 million, respectively in the comparable periods of 2008. These decreases are the result of our decision in 2007 to windup our test equipment business.  Test Systems revenues for 2008 relate to the delivery of orders received prior to our decision to windup this business. As at June 30, 2009, we had no orders for Test Systems products and services remaining to be delivered.

Gross Margin for the three and six months ended June 30, 2009 was $nil and $0.2 million respectively and reflects the reversal of warranty accruals. Gross margin for the three and six months ended June 30, 2008 was $0.1 million (80% of revenues) and $0.7 million (30% of revenues), respectively.

Selling, General and Administrative Expenses for the three and six months ended June 30, 2009 were $0.2 million and $0.4 million, decreases of 55% and 51%, respectively, from the comparable periods in 2008. These reductions reflect our decision to downsize and subsequently to wind up our test equipment business.

Research and Product Development Expenses for both the three and six month periods ended June 30, 2009 and June 30, 2008 were less than $0.1 million.

Segment Loss for the three and six months ended June 30, 2009 was $0.1 million and $0.2 million, respectively. Segment Loss for the three and six months ended June 30, 2008 was $0.4 million and $0.3 million, respectively.

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Corporate and Other

Summary Financial Analysis

(in thousands of US dollars)

	Three months ended June 30			Six months ended June 30
	2009	2008	% Increase (Decrease)	2009	2008	% Increase (Decrease)
Selling, General and Administrative Expenses	2,687	2,317	16%	3,865	3,753	3%
Research and Product Development Expenses	53	37	43%	79	85	(7)%
Segment Loss	(3,359)	(1,785)	(88)%	(4,893)	(3,918)	(25)%

Selling, General and Administrative Expenses for the three months ended June 30,  2009 were $2.7 million, an increase of 16% over the comparable period of 2008.  This increase is the result of: (i) $1.2 million transaction related expenses associated with our proposed transaction with the trustees of Algonquin Power Income Fund, partially offset by; (ii) decreased costs as a result of business streamlining iniatives; and (iii) a $0.7 million decrease in deferred compensation costs indexed to our share price.

Selling, general and administrative expenses for the six months ended June 30, 2009 were $3.9 million, an increase of 3% over the comparable period of 2008. This increase is the result of: (i) $1.2 million of transaction related expenses noted above; (ii) $0.6 million of costs associated with business streamlining initiatives; partially offset by (iii) decreased costs as a result of business streamlining iniatives; offset by (iii) a $0.6 million decrease in deferred compensation costs indexed to our share price.

Research and Product Development Expenses for the three and six months ended June 30, 2009 and 2008 were less than $0.1 million and reflect the payment of intellectual property fees.

Segment Loss for the three and six months ended June 30, 2009 were $3.4 million and $4.9 million and, increases of $1.6 million (88%) and $1.0 million (25%) from the comparable periods of 2008 reflecting higher selling, general and administrative expenses noted above, combined with a $1.4 million decrease in other income resulting from lower interest income and foreign exchange losses.

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2   Financial Condition

A discussion of the significant changes in our Consolidated Balance Sheets.

	June 30	December 31	Change
(in thousands of US dollars)	2009	2008	$	%	Commentary
Cash, cash equivalents, restricted cash and short-term investments	11,918	22,731	(10,813)	(48)%	Please refer to Section 4 - Liquidity and Capital Resources.

Accounts receivable	3,424	3,974	(550)	(14)%	Decrease in revenues in the second quarter of 2009 compared to the fourth quarter of 2008.

Inventory	9,485	10,101	(616)	(6)%	Decreased raw materials and work-in- progress as a result of lower order intake partially offset by increased finished goods reflecting projects scheduled for delivery in upcoming quarters.

Accounts payable and accrued liabilities	15,890	17,298	(1,408)	(8)%	Decreased inventory levels.

Unearned revenue	3,123	4,785	(1,662)	(35)%	Fewer orders received prior to June 30, 2009 compared to December 31, 2008.

3   Summary of Quarterly Results

A summary view of our quarterly financial performance.

The following table highlights selected financial information for the eight consecutive quarters ending June 30, 2009.

	2009 Q2	2009 Q1	2008 Q4	2008 Q3	2008 Q2	2008 Q1	2007 Q4	2007 Q3
Revenues	$5,540	$5,536	$8,855	$10,984	$8,790	$10,711	$11,051	$10,624

Gross Margin	857	1,631	2,568	1,488	1,973	1,865	1,430	1,080

% of Revenues	16%	30%	29%	14%	22%	17%	13%	10%

EBITDA	(5,510)	(3,759)	(2,004)	(3,446)	(5,066)	(3,908)	(9,585)	(7,171)

Net Loss	(6,010)	(3,997)	(1,950)	(3,728)	(4,319)	(4,322)	(9,497)	(6,478)

Net Loss Per Share (Basic and Fully Diluted)	(0.07)	(0.04)	(0.02)	(0.04)	(0.05)	(0.05)	(0.10)	(0.07)

Weighted Average Common Shares Outstanding	92,407,095	92,405,666	92,405,666	92,378,737	91,765,686	91,765,689	91,765,691	91,765,691

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4  Liquidity and Capital Resources

A discussion of cash flow, liquidity, credit facilities, and other disclosures.

The following section explains how we manage our cash and capital resources to carry out our strategy and deliver results.

Cash Used in Operating Activities

(in thousands of US dollars)

	Three months ended June 30			Six months ended June 30
	2009	2008	% Increase (Decrease)	2009	2008	% Increase (Decrease)
Net Loss	(6,010)	(4,319)	(39)%	(10,007)	(8,641)	(16)%
Change in non-cash working capital items	1,940	163	1090%	(1,725)	7,163	(124)%
Other items not affecting cash	351	955	(63)%	984	1,373	(28)%
Cash used in operating activities	(3,719)	(3,201)	(16)%	(10,748)	(105)	(10,136)%

Changes in cash used in operating activities in the three months ended June 30, 2009 compared to the three months ended June 30, 2008 are discussed below.

•                  Net Loss increased $1.7 million or 39% as more particularly described in Section 1 - Operating Results of this MD&A.

•                  Other items not affecting cash decreased $0.6 million or 63%.

•                  Changes in non-cash working capital increased $1.8 million as more particularly described in Section 2 - Financial Condition of this MD&A.

Changes in cash provided by (used in) operating activities in the six months ended June 30, 2009 quarter compared to the six months ended June 30, 2008 are discussed below.

•                  Net Loss increased $1.4 million or 16% as more particularly described in Section 1 - Operating Results of this MD&A.

•                  Other items not affecting cash decreased $0.4 million or 28%.

•                  Changes in non-cash working capital decreased $8.8 million as a result of a $1.7 million increase in non-cash working capital as more particularly described in our Section 2 - Financial Condition of this MD&A as well as the reversal of a $7.0 million decrease in non-cash working capital in the three months ended March 31, 2008 which was impacted by a significant customer deposit.

We anticipate consuming between $15.0 million and $18.0 million of cash and cash equivalents in 2009; exclusive of any transaction costs assosciated with our proposed transaction with the trustees of Algonquin Power Income Fund; over the full year in 2009 to fund our operations, non-cash working capital requirements and capital expenditures based on our actual results for the six months ended June 30, 2009 and our outlook for the six months ending December 31, 2009.

We received the final order for the Plan of Arrangement in connection with our agreement with the trustees of Algonquin Power Income Fund on July 29, 2009 and anticipate completing our non-dilutive financing in October 2009 and generating C$10.8 million of gross proceeds.

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Cash Provided by (used in) Investing Activities

(in thousands of US dollars)

	Three months ended June 30			Six months ended June 30
	2009	2008	Increase (Decrease)	2009	2008	Increase (Decrease)
Cash provided by (used in) investing activities	(264)	62	(326)	(504)	8,713	(9,217)

Cash used in investing activities was $0.3 million in the second quarter of 2009, an increase of $0.3 million over the comparable period of 2008. The $0.3 million of cash used in investing activities during the second quarter of 2009 reflects a $0.2 million increase in restricted cash being held as partial security for standby letters of credit and letters of guarantee and $0.1 million of capital expenditures.  The $0.1 million of cash provided by investing activities during the second quarter of 2008 primarily reflects a $0.1 million decrease in restricted cash being held as partial security for standby letters of credit and letters of guarantee.

Cash used in investing activities was $0.5 million in the six months ended June 30, 2009, an increase of $9.2 million or 106% over the comparable period of 2008. The $0.5 million of cash used in investing activities during the six months ended June 30, 2009 reflects a $0.3 million increase in restricted cash being held as partial security for standby letters of credit and letters of guarantee and $0.1 million of capital expenditures.  The $8.7 million of cash provided by investing activities during the six months ended June 30, 2008 reflects a $15.0 million reduction in short-term investments to fund our operating requirements, partially offset by: (i) a $6.0 million increase in restricted cash being held as partial security for standby letters of credit and letters of guarantee; and (ii) $0.3 million of capital expenditures.

Cash Provided by (Used in) Financing Activities

(in thousands of US dollars)

	Three months ended June 30			Six months ended June 30
	2009	2008	% Increase (Decrease)	2009	2008	% Increase (Decrease)
Cash provided by (used in) financing activities	—	(125)	100%	79	(305)	126%

Cash provided by financing activities was $nil and $0.1 million in the three and six months ended June 30, 2009, reflecting increases of $0.1 million and $0.4 million, respectively, over the comparable periods of 2008.

Credit Facilities

We routinely utilize credit facilities at various financial institutions to better manage our short-term cash requirements and to support letters of guarantee provided to customers. As at June 30, 2009, we had $3.8 million of credit available to use compared to $11.5 million as at December 31, 2008, the result of a revised credit agreement with the a Canadian chartered bank. As at June 30, 2009 and December 31, 2008, we had no indebtedness on this credit facility.

In April 2009, we terminated our existing credit facility and established a new Canadian $2.0 million credit facility with the same Canadian chartered bank (the “2009 Credit Facility”).  Pursuant to the 2009 Credit Facility, we may borrow up to Canadian $1.0 million for general borrowing purposes and up to Canadian $1.0 million for letters of credit and guarantee, subject to an equal amount of cash being provided as security to support any letters of credit and guarantee issued. The 2009 Credit Facility bears interest at the Canadian chartered bank’s prime rate plus 3% and is conditional upon the Corporation maintaining a minimum cash balance of C $8.0 million and a current asset to current liability ratio of 1.25:1.00.

Our other operating facilities are denominated in euros and bear interest based on EURIBOR.  At June 30, 2009 we had $1.5 million of restricted cash as collateral under the terms of our credit agreements. We

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had $1.9 million of letters of credit and letters of guarantee outstanding as at June 30, 2009 ($2.3 million as at December 31, 2008) with expiry dates extending to October 2011.  We are in compliance with our debt covenants.

Contingent Off-balance Sheet Arrangements

We do not have any material obligations under forward foreign exchange contracts, guarantee contracts, retained or contingent interests in transferred assets, outstanding derivative instruments or non-consolidated variable interests.

As a result of the Government of Canada’s commitment to developing domestic alternative energy technologies, we have entered into repayable contribution and other R&D arrangements with various Canadian governmental ministries and public sector enterprises. Under these arrangements, we have received $10.9 million of funding toward agreed upon R&D project costs. Pursuant to the agreements, the funding parties have a right to receive as repayment between 0.3% and 4.0% of gross revenues attributable to the commercial exploitation of the associated technologies and, in one case 0.53% of Stuart Energy Systems Corporation’s (“Stuart Energy”) gross business revenues. To date, we have recognized $50.2 million in revenues from these technologies and recorded a repayable amount of $0.3 million. At this time, the amount of further product revenues to be recognized is uncertain and, accordingly no further liabilities for repayment have been accrued. These arrangements expire between September 30, 2006 and March 31, 2016, or when total amounts repaid reach the utilized amount of the advance, depending on the terms of the individual contracts. The amount of funding available to us under similar arrangements varies from year to year, and although we believe that these agencies and enterprises will continue to support the industry, there is no guarantee of the amount of future funding.

In 1998, Stuart Energy, now a wholly-owned subsidiary of the Corporation, entered into an agreement with Technologies Partnerships Canada (“TPC”), a program of the Ministry of Industry of the Government of Canada to develop and demonstrate Hydrogen Fleet Fuel Appliances. This agreement was amended in 2003 to expand Stuart Energy’s scope of work and resulted in Stuart Energy receiving a total of $5.6 million of funding from TPC. Pursuant to the amended TPC agreement, Stuart Energy undertook to repay $14.2 million (the “Repayable Loan Amount”). The amended agreement requires Stuart Energy to commence making royalty payments against the Repayable Loan Amount on the earlier of Stuart Energy’s revenues reaching C$90.0 million or April 1, 2007 at 0.53% of Stuart Energy’s annual gross business revenues for a period of 12 years or until the Repayable Loan Amount is fully repaid. We are in discussion with TPC regarding Stuart Energy’s obligations to TPC and anticipate that we will enter into an amended agreement with TPC concerning Stuart Energy. As discussions with TPC are ongoing, we are not able to ascertain the exact nature and extent of how payments against the Repayable Loan Amount will be made at this time.

We have entered into indemnification agreements with our current and former directors and officers to indemnify them, to the extent permitted by law, against any and all charges, costs, expenses and amounts paid in settlement and damages incurred as a result of any lawsuit or any other judicial, administrative or investigative proceeding in which they are used as a result of their services. Any such indemnification claims will be subject to any statutory or other legal limitation periods. The nature of the indemnification agreements prevents us from making a reasonable estimate of the maximum potential amount we could be required to pay to counterparties. We have purchased directors’ and officers’ liability insurance. We are unaware of any actions with respect to these agreements. No amount has been recorded in the consolidated financial statements with respect to these indemnification agreements.

In the normal course of operations, we may provide indemnification agreements, other than those listed above, to counterparties that would require us to compensate them for costs incurred as a result of changes in laws and regulations or as a result of litigation claims or statutory sanctions that may be suffered by the counterparty as a consequence of the transaction. The terms of these indemnification agreements will vary. The nature of the indemnification agreements prevents us from making a reasonable estimate of the maximum potential amount we could be required to pay to counterparties. We

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are unaware of any actions with respect to these agreements. No amount has been recorded in the consolidated financial statements with respect to these indemnification agreements.

We do not have any material obligations under forward foreign exchange contracts, retained or contingent interests in transferred assets, outstanding derivative instruments or non-consolidated variable interests.

5   Critical Accounting Policies and Estimates

A description of our accounting estimates that are critical to determining our financial results, and changes to accounting policies.

Our interim consolidated financial statements are prepared in accordance with Canadian GAAP, which require us to make estimates and assumptions that affect the amounts reported in our interim consolidated financial statements. We have identified several policies as critical to our business operations and essential for an understanding of our results of operations. The application of these and other accounting policies are described in note 2 of our 2008 annual consolidated financial statements. We believe there have been no significant changes in our critical accounting estimates from what was previously disclosed in our MD&A for the year ended December 31, 2008. These policies are incorporated herein by reference. Preparation of our interim consolidated financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the interim consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could vary significantly from those estimates.

6   Recent Accounting Pronouncements

A discussion of Canadian generally accepted accounting principle developments that have, will, or might affect the Corporation.

Our accounting policies used to prepare our interim consolidated financial statements for the three and six months ended June 30, 2009 are unchanged from those disclosed in our 2008 annual consolidated financial statements, except that they include the adoption of the standards noted below.

In January 2009, the Canadian Institute of Chartered Accountants (“CICA”) issued Handbook Sections 1582 “Business Combinations,” 1601 “Consolidated Financial Statements” and 1602 “Non-controlling interests.”  These sections replace the former CICA Handbook Sections 1581, “Business Combinations” and 1600, Consolidated Financial Statements and establish a new section for accounting for a non-controlling interest in a subsidiary.  CICA Handbook Section 1582 is effective for business combinations for which the acquisition date is on/after the beginning of the first annual reporting period beginning on/after January 1, 2011.  CICA Handbook Sections 1601 and 1602 apply to interim and annual consolidated financial statements relating to years beginning on or after January 1, 2011. We are currently assessing the effect these standards may have on our results of operations and consolidated financial position.

Convergence with International Financial Reporting Standards

In February 2008, Canada’s Accounting Standards Board (“AcSB”) confirmed that Canadian GAAP, as used by public companies, will be converged with International Financial Reporting Standards (“IFRS”) effective January 1, 2011.  The transition from Canadian GAAP to IFRS will be applicable for us for the first quarter of 2011 when we will prepare both the current and comparative financial information using IFRS.  We commenced our IFRS conversion project in 2008.

Our plan incorporates six significant items, as follows: (i) accounting policies, including choices among policies permitted under IFRSs, and implementation decisions such as whether certain changes will be

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applied on a retrospective or a prospective basis; (ii) information technology and data systems; (iii) internal control over financial reporting; (iv) disclosure controls and procedures, including investor relations and external communications plans; (v) financial reporting expertise, including training requirements; and (vi) business activities, such as foreign currency activities, as well as other matters that may be influenced by Canadian GAAP measures such as debt covenants, capital requirements and compensation arrangements.

In 2009, the Corporation will continue to review remaining standards for application to Hydrogenics, carry out impact assessments and provide targeted training.  The Corporation will also make accounting policy choices and prepare its accounting system accordingly, to enable preparation of its opening financial position under IFRS for 2011.

Although its impact assessment activities are underway and progressing according to plan, continued progress is necessary before the Corporation can prudently increase the specificity of the disclosure of the various IFRSs.

The following changes only apply to note 13 of the interim consolidated financial statements.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 establishes a framework for measuring the fair value of assets and liabilities. This framework is intended to provide increased consistency in how fair value determinations are made under various existing accounting standards that permit, or in some cases require, estimates of fair market value. SFAS 157 also expands financial statement disclosure requirements about a corporation’s use of fair value measurements, including the effect of such measures on earnings. This standard is effective for fiscal years beginning after November 15, 2007. The Corporation adopted this new guidance effective January 1, 2008. This standard did not change the Corporation’s consolidated financial position, results of operations or cash flows. For non-financial assets and non-financial liabilities, the standard is effective for financial statements issued for fiscal years beginning after November 15, 2008. We adopted this guidance effective January 1, 2009.  The adopted of this guidance did not have a material impact on the Corporation’s results of operations and consolidated financial position.

In December 2007, the FASB issued Statement SFAS No. 141 (revised 2007), “Business Combinations,” which replaces SFAS No. 141. The standard retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition related costs as incurred. SFAS No. 141R is effective for us beginning January 1, 2009 and applies prospectively to business combinations completed on or after this date.

In May 2009, the FASB issued Statement of Financial Accounting Standards No. 165, Subsequent Events, (FAS 165, which is effective for the Corporation for the six months ended June 30, 2009).  FAS165 sets forth the circumstances and the period after the balance sheet date for which an entity should evaluate events for recognition or disclosure in our financial statements.  In addition, FAS 165 identifies the disclosures that an entity should make about such events.  We have adopted this statement for the six months ended June 30, 2009 and have evaluated subsequent events from June 30, 2009 through August 13, 2009 in accordance with the statement.  Adoption of FAS 165 did not have an effect on our results of operations and consolidated financial position.

In April 2009, the FASB issued FSP No. FAS 107-1 and Accounting Principles Board (“APB”) Opinion No. 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1” and “APB 28-1”). FSP FAS 107-1 and APB 28-1 amend SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” to require disclosures, in its interim reporting periods and in its financial statements for annual reporting periods, regarding the fair value of all financial instruments for which it is practicable to

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estimate that value, whether recognized or not on the Corporation’s balance sheet. FSP FAS 107-1 and APB 28-1 also amend FASB APB Opinion No. 28, “Interim Financial Reporting,” to require entities to disclose the methods and significant assumptions used to estimate the fair value of financial instruments and describe changes in methods and significant assumptions, in both interim and annual financial statements. FSP FAS 107-1 and APB 28-1 are effective for interim reporting periods ending after June 15, 2009.  We adopted the disclosures required under this opinion during the six months ended June 30, 2009. While the adoption of FSP FAS 107-1 and APB 28-1 impacts our disclosures, it did not have an impact on our results of operations or financial condition.

We will be adopting the following changes to our accounting policies in the future.

(i)                                  Canadian standards

In January 2009, the CICA issued Handbook Sections 1582 “Business Combinations,” 1601 “Consolidated Financial Statements” and 1602 “Non-controlling interests.”  These sections replace the former Handbook Section 1581, “Business Combinations” and Handbook Section 1600, “Consolidated Financial Statements” and establish a new section for accounting for a non-controlling interest in a subsidiary.  Handbook Section 1582 is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2011.  Handbook Sections 1601 and 1602 apply to interim and annual consolidated financial statements relating to years beginning on or after January 1, 2011.  We are currently assessing the effect these standards may have on the Corporation’s results of operations and consolidated financial position.

(ii)                              US standards

In June 2009, the FASB issued Statement No.168, The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles-a replacement of FASB Statement No. 162 (“FAS 168”). The Codification will become the source of authoritative US GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission under authority of federal securities laws are also sources of authoritative US GAAP for SEC registrants. On the effective date of FAS 168, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the codification will become non-authoritative. FAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. FAS 168 is not expected to have a material impact on the our financial statements.

7   Outlook

The outlook for our business.

Current Market Environment

Recent market events and the resulting tightening of credit have reduced available liquidity and overall economic activity. While governments around the world have taken unprecedented actions to limit the impact of these events, it is still too early to assess the severity and duration of this slowdown. As a global Company, we are subject to the risks arising from adverse changes in global economic conditions. For example, as a result of the recent financial crisis in the credit markets, the direction and relative strength of many economies have become increasingly uncertain. If economic growth in leading economies is slowed, our current or potential customers may delay or reduce purchases. This could result in reductions in sales of our products, longer sales cycles, slower adoption of new technologies and increased price competition, which could materially and adversely affect our business, results of operations and financial condition.

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Over the past few years, the Corporation has taken significant steps to strengthen its operations and financial position to better face a difficult economic situation. On January 5, 2009, in order to try to further streamline operations, the Corporation reduced its headcount by an additional 15% as well as implemented additional cost saving measures in order to maximize the Corporation’s cash resources. We have no funded or secured debt obligations outstanding, and maintain an order backlog of $15.3 million as at June 30, 2009, spread across numerous geographical regions.

In recent months we have witnessed governments in many jurisdictions show a willingness to increase spending on alternative energy projects to stimulate the economy and we believe we are well positioned to benefit from government initiatives in Canada, the European Union and the United States of America, which will positively impact our business. However, as no business is immune to a slowdown in the economy, we have experienced some effects of the recent economic downturn in the first half of 2009.  The Corporation closely monitors its exposure to the following potential risks, which could impact future profitability and cash flows: (i) sustained lower levels of orders, higher cancellation rates or significant delay of orders, any one of which would require production adjustments; and (ii) lower available customer financing, which could affect our customers’ ability to finance their purchases.

Delivery Outlook

We operate in various markets and in this MD&A we define the market in which we have a product offering, as a relevant market.  Our delivery outlook is segmented by relevant market and is subject to a number of factors that are within our control such as product development and market engagement initiatives as well as a number of factors that are beyond our control such as macroeconomic conditions.  As part of our annual business planning cycle, we make a number of assumptions regarding delivery outlook in each of our relevant markets in order to best allocate our resources.

Our delivery expectations for 2009 remain unchanged as outlined in our 2008 Management’s Discussion and Analysis with the exception of Hydrogen Fueling Stations and Motive Power which we now expect that units delivered in 2009 will be lower than in 2008. We caution readers not to place undue reliance on this assessment and refer to our forward-looking statement on page 19 of this MD&A.

In addition, on July 22, 2009, we announced that we has formally notified American Power Conversion Corporation (“APC”) of the termination of the manufacturing and supply agreement (the “Supply Agreement”) dated August 9, 2006 between Hydrogenics and APC.  The Supply Agreement provided that APC would purchase up to 500 HyPM XR 12 kW Fuel Cell Power Modules for integration into APC’s NCPI solutions, specifically its InfraStruXure architecture, over a three year period, subject to the terms of the Supply Agreement. In the notice of termination, we requested a termination payment of approximately US$2.1 million by APC, as determined by a formula in the Supply Agreement based on the number of products for which APC has issued orders and paid for under the Supply Agreement

Proposed Transaction with the trustees of Algonquin Power Income Fund

On June 11, 2009, Hydrogenics and its wholly-owned subsidiary, 7188501 Canada Inc. (“New Hydrogenics”) entered into an agreement (the “Support Agreement”) with the trustees of Algonquin Power Income Fund to implement a non-dilutive financing transaction which will result in gross cash proceeds of approximately C$10.8 million to Hydrogenics. The transaction involves a Plan of Arrangement and exchange offers pursuant to which, among other things, Hydrogenics will offer to acquire all of the issued and outstanding units and convertible debentures of Algonquin Power Income Fund in exchange for new securities of Hydrogenics.

Pursuant to the Plan of Arrangement, Hydrogenics will transfer its business and operations, including substantially all of its assets and liabilities, excluding Hydrogenics’ tax basis, to New Hydrogenics.  New Hydrogenics will have all of the same business assets, liabilities, directors, management and employees as Hydrogenics has currently, except for certain tax attributes that will remain behind, and Hydrogenics shareholders will become shareholders of New Hydrogenics.  Pursuant

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to the exchange offers, unitholders of Algonquin Power Income Fund will be offered to exchange their units for a new class of common shares of Hydrogenics, and debentureholders of Algonquin Power Income Fund will be offered to exchange their convertible debentures for convertible debentures or new common shares of Hydrogenics, which will result in, among other things, securityholders of Algonquin Power who accept the offers becoming securityholders of Hydrogenics and Algonquin Power Income Fund becoming a subsidiary entity of Hydrogenics.  Upon completion of the Plan of Arrangement, old Hydrogenics will be renamed “Algonquin Power Inc.”, or such other name as determined by the trustees of Algonquin Power Income Fund, and New Hydrogenics will continue the Hydrogenics business as “Hydrogenics Corporation”.

Benefits of the transaction to shareholders of Hydrogenics include an increase to New Hydrogenics’ cash reserves and working capital of approximately C$10.8 million, before any transaction-related expenses, without a dilutive impact on shareholders of Hydrogenics.

Certain risks and uncertainties related to the transaction are described in the “Risk Factors” sections of Hydrogenics’ management proxy circular dated June 25, 2009, and the registration statement on Form F-4 filed on July 13, 2009 with the U.S. Securities and Exchange Commission, which has not yet become effective.

8  Internal Control over Financial Reporting

A statement of responsibilities regarding internal controls over financial reporting.

No changes were made in our internal control over financial reporting during the interim period ended June 30, 2009, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

9  Reconciliation and Definition of Non-GAAP Measures

A description, calculation, and reconciliation of certain measures used by management.

Non-GAAP financial measures including Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Cash Operating Costs are used by management to provide additional insight into our performance and financial condition. We believe these Non-GAAP measures are an important part of the financial reporting process and are useful in communicating information that complements and supplements the interim consolidated financial statements. Accordingly, we are presenting EBITDA and Cash Operating Expenses in this MD&A to enhance the usefulness of our MD&A. In accordance with Canadian Securities Administrators Staff Notice 52-306, we have provided reconciliations of our Non-GAAP financial measures to the most directly comparable Canadian GAAP number, disclosure of the purpose of the Non-GAAP measure, and how the Non-GAAP measure is used in managing the business.

Earnings Before Interest, Taxes, Depreciation and Amortization

We report EBITDA because it is a key measure used by management to evaluate performance of business units, and the Corporation. EBITDA is a measure commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt, and as a valuation metric. The Corporation believes EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which are non-cash in nature and can vary significantly depending on accounting methods or non-operating factors such as historical cost.

EBITDA is not a calculation based on Canadian GAAP or US GAAP and should not be considered an alternative to Operating income or Net income in measuring the Corporation’s performance, nor should it be used as an exclusive measure of cash flow, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash, which are disclosed in the consolidated statements of cash flows. Investors should carefully consider the specific items included in our computation of EBITDA. While EBITDA has been disclosed herein to permit a more

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complete comparative analysis of the Corporation’s operating performance relative to other companies, investors should be cautioned that EBITDA as reported by us may not be comparable in all instances to EBITDA as reported by other companies.

The following is a reconciliation of EBITDA with Net loss. EBITDA is regularly reported to the chief operating decision maker and corresponds to the definition used in our historical quarterly discussions.

EBITDA

(in thousands of US dollars)

	Three months ended June 30		Six months ended June 30
	2009	2008	2009	2008
Net loss	$(6,010)	$(4,319)	$(10,007)	$(8,641)
Amortization of property, plant and equipment	160	250	451	521
Amortization of intangible assets	—	62	—	125
Other expense (income)	340	(1,058)	287	(978)
Current income tax expense (recovery)	—	(1)	—	(1)
EBITDA	$(5,510)	$(5,066)	$(9,269)	$(8,974)

Cash Operating Costs

We report Cash Operating Costs because it is a key measure used by management to measure the fixed operating costs required to operate the ongoing business units of the Corporation. The Corporation believes Cash Operating Costs is a useful measure in assessing our fixed operating costs.

Cash Operating Costs are not based on Canadian GAAP or US GAAP and should not be considered an alternative to loss from operations in measuring the Corporation’s performance, nor should it be used as an exclusive measure of our operating costs because it does not consider certain stock-based compensation expenses which are disclosed in the Consolidated Statements of Operations. Investors should carefully consider the specific items included in our computation of Cash Operating Costs. While Cash Operating Costs were disclosed herein to permit a more complete comparative analysis of the Corporation’s cost structure relative to other companies, investors should be cautioned that Cash Operating Costs as reported by us may not be comparable in all instances to Cash Operating Costs as reported by other companies.

The following is a reconciliation of Cash Operating Costs with Loss from Operations. Cash Operating Costs are regularly reported to the chief operating decision maker and correspond to the definition used in our historical quarterly discussions.

Cash Operating Costs

(in thousands of US dollars)

	Three months ended June 30		Six months ended June 30
	2009	2008	2009	2008
Loss from operations	$(5,670)	$(5,378)	$(9,720)	$(9,620)
Less: Gross margin	857	1,973	2,488	3,838
Less: Stock-based compensation	120	175	210	411
Less: Amortization of property, plant and equipment	160	250	451	521
Less: Amortization of intangible assets	—	62	—	125
Cash Operating Costs	$6,247	$6,864	$11,547	$12,401

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10  Risk Factors and Forward-looking Statements

Risk Factors and caution regarding forward-looking statements.

Certain statements contained in the “Liquidity and Capital Resources,” “Recent Accounting Pronouncements,” “Outlook,” and “Risk Factors and Forward-looking Statements,” sections of this MD&A constitute forward-looking statements and other statements concerning our objectives and strategies and management’s beliefs, plans, estimates and intentions about our future results, levels of activity, performance, goals or achievements and other future events. In some cases, you can identify these forward-looking statements by our use of words such as “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “seeks,” “may,” “plans,” “potential,” “predicts,” “should,” “strategy” or “will,” or the negative or other variations of these words, or other comparable words or phrases. We believe the expectations reflected in our forward-looking statements are reasonable, although we cannot guarantee future results, levels of activity, performance, goals or achievements or other future events. Our ability to successfully execute our business plan, which includes an increase in revenue, and obtaining additional funding from potential investors or through non-traditional sources of financing and actively managing our liquidity will have a direct impact on our business, results of operations and financial condition, and if we are not successful will exacerbate other risks and uncertainties. In addition, the failure to maintain the listing requirements of NASDAQ could adversely affect our common share price and ability to raise additional funds. Forward-looking statements are subject to many risks and uncertainties that could cause actual results or events to differ materially from those anticipated in our forward-looking statements.

These risks and uncertainties include, but are not limited to: our inability to increase our revenues or raise additional funding to continue operations, execute our business plan, or to grow our business; our inability to address a sustained or broad economic recession, and its impact on our business, results of operations and financial condition, those set forth below, as well as others set forth in the “Risk Factors” and  “Forward-looking Statements” sections of our annual report for the year ended December 31, 2008 filed with the US Securities and Exchange Commission and Canadian securities regulatory authorities. These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in our forward-looking statements. You should not place undue reliance on forward-looking statements.

The purpose of forward-looking statements is to provide the reader with a description of management’s expectations regarding the Corporation’s financial performance for the three and six months ended June 30, 2009 and may not be appropriate for other purposes. Furthermore, unless otherwise stated, the forward-looking statements contained in this MD&A are made as of the date of this MD&A, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable law. The forward-looking statements contained in this MD&A are expressly qualified by this cautionary statement.

Risk Factors Related to Our Financial Condition

If we are unsuccessful in increasing our revenues or raising additional funding, we may possibly cease to continue as we currently do.

Although our interim consolidated financial statements for the three and six months ended June 30, 2009 have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations, our ability to continue as a going concern is dependent on the successful execution of the Corporation’s business plan, which includes an increase

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in revenue and additional funding to be provided by potential investors as well as non-traditional sources of financing.

We have sustained losses and negative cash flows from operations since our inception. We expect that this will continue throughout 2009. If we do not raise additional capital before 2010, we do not expect our operations to generate sufficient cash flow to fund our obligations as they come due.

Additional funding may be in the form of debt or equity or a hybrid instrument depending on the needs of the investor. Given the prevailing global economic and credit market conditions, we may not be able to raise additional cash resources through these traditional sources of financing. Although we are also pursuing non-traditional sources of financing, including having entered into an agreement with the trustees of Algonquin Power Income Fund which is anticipated to generate approximately C$10.8 million of gross proceeds, the global credit market crisis has also adversely affected the ability of potential parties to pursue such transactions. We do not believe the ability to access capital markets or these adverse conditions are likely to improve significantly in the near future. Accordingly, we may have to pursue a combination of operating and related initiatives, such as further restructurings and/or asset sales.

There can be no assurances we will achieve profitability or positive cash flows or be able to obtain additional funding or that the transaction with the trustees of Algonquin Power Income Fund will be completed or, if obtained, it will be sufficient, or whether any other initiatives will be successful, such that we may continue as a going concern.  There are material uncertainties related to certain adverse conditions and events that cast significant doubt on the validity of these assumptions.

Our inability to generate sufficient cash flows, raise additional capital and actively manage our liquidity may impair our ability to execute the Corporation’s business plan, and result in our reducing or eliminating product development and commercialization efforts, reduce our sales and marketing efforts, and have to forego attractive business opportunities.

At June 30, 2009 we had approximately $11.9 million of cash and cash equivalents and restricted cash. There are uncertainties related to the timing and use of our cash resources and working capital requirements. These uncertainties include, among other things, the timing and volume of commercial sales and associated gross margins of our existing products and the development of markets for, and customer acceptance of new products. Due to these and other factors, many of which are outside our control, we may not be able to accurately predict our necessary cash expenditures or obtain financing in a timely manner to cover any shortfalls.

If we are unable to generate sufficient cash flows or obtain adequate additional financing, which given the current global economy and credit markets is challenging, we may be unable to respond to the actions of our competitors or we may be prevented from executing the Corporation’s business plan, or conducting all or a portion of our planned operations. In particular, the development and commercialization of our products could be delayed or discontinued if we are unable to fund our research and product development activities or the development of our manufacturing capabilities. In addition, we may be forced to reduce our sales and marketing efforts or forego attractive business opportunities.

A sustained and broad economic recession could continue to have a negative impact on our business, results of operations and financial condition, or our ability to accurately forecast our results, and it may cause a number of the risks that we currently face to increase in likelihood, magnitude and duration.

Macro-level changes in the global economy began to affect our business in the fourth quarter of 2008. Operationally, we experienced a delay in closing orders. Financially, we experienced more challenging conditions as a result of weaker capital markets worldwide and anticipate this may adversely alter our ability to raise capital on favourable terms and could change the terms of our credit facility.

The condition of the current global economy and credit markets affects our outlook in two primary ways.

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First, our products depend, to some degree, on general world economic conditions and activity. If the current condition of the economy results in a sustained broad economic recession, demand for our products is likely to decline. Secondly, the current economic and credit climate could adversely affect our ability to conduct normal day-to-day selling activities, which depend on the granting of short-term credit to a wide variety of purchasers and particularly the corresponding need of those purchasers to finance purchases by accessing credit. Our business is dependent on purchasers of our products having access to adequate levels of credit. If the current condition of the economy is not resolved in a manner that will provide access to credit to potential purchasers of our products, our business will likely suffer as a result.

With a sustained or expanding economic downturn, we expect we will continue to experience significant difficulties on a number of fronts, depending on the duration and severity of these events. As a result, we may face new risks as yet unidentified, and a number of risks that we ordinarily face and that are further described herein may increase in likelihood, magnitude and duration. These risks include but are not limited to deferrals or reductions of customer orders, potential deterioration of our customers’ ability to finance purchases, reduced revenue, further deterioration in our cash balances and liquidity due to foreign exchange impacts, and an inability to access capital markets. The financial crisis and economic downturn will also reduce our ability to accurately forecast our performance, results or cash position.

We have a limited operating history, and because our mix of revenues in the recent past does not reflect our current business strategy, it may be difficult to assess our business and future prospects.

We commenced operations of our fuel cell test business in 1996 and since that time we have been engaged principally in the manufacture and sale of fuel cell test and diagnostic equipment, the provision of related engineering and testing services, and research and product development relating to fuel cell systems and subsystems. For the three months ended June 30, 2009, we derived $3.8 million or 69% of revenues from our sales of hydrogen generation products and services and $1.7 million, or 31%, of our revenues from sales of power products and services. For the six months ended June 30, 2009, we derived $7.6 million or 69% of revenues from our sales of hydrogen generation products and services and $3.4 million, or 31%, of our revenues from sales of power products and services. For the year ended December 31, 2008, we derived $31.2 million, or 79%, of revenues from our sales of hydrogen generation products and services, $5.6 million, or 15%, of our revenues from sales of power products and services, and $2.5 million, or 6%, of our revenues from sales of fuel cell test equipment and services. For the year ended December 31, 2007, we derived $19.6 million, or 52%, of revenues from our sales of hydrogen generation products and services, $6.1 million, or 16%, of our revenues from sales of power products and services, and $12.3 million, or 32%, of our revenues from sales of fuel cell test equipment and services. For the year ended December 31, 2006, we derived $12.0 million, or 40%, of our revenues from sales of hydrogen generation products and services, $7.0 million, or 23%, of our revenues from sales of power products and services, and $11.1 million, or 37%, of our revenues from sales of fuel cell test equipment and services. On November 7, 2007, we announced our decision to commence an orderly windup of our fuel cell test products design, development and manufacturing business, which is anticipated to take up to two years to complete. Our current business strategy is to develop, manufacture and sell fuel cell power products in larger quantities. In addition, following our acquisition of Stuart Energy in January 2005, a significant part of our business now relates to hydrogen generation products. Because we have made limited sales of fuel cell power products to date and have added a new revenue stream with our hydrogen generation business, our historical operating data may be of limited value in evaluating our future prospects.

Because we expect to continue to incur net losses, we may not be able to implement our business strategy, and the price of our common shares may decline.

We have not generated positive net income since our inception. Our current business strategy is to develop a portfolio of hydrogen and fuel cell products with market leadership positions for each product. In so doing, we will continue to incur significant expenditures for general administrative activities, including sales and marketing and research and development. As a result of these costs, we will need to generate and sustain significantly higher revenues and positive gross margins to achieve and sustain

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profitability. We incurred net losses for the three and six months ended June 30, 2009 of $6.0 million and $10.0 million respectively, a net loss of $14.2 million for the year ended December 31, 2008, a net loss of $28.1 million for the year ended December 31, 2007, and a net loss of $130.8 million for the year ended December 31, 2006. Our accumulated deficit as at June 30, 2009 was $301.4 million, and at December 31, 2008 was $291.4 million, as at December 31, 2007 was $277.1 million and as at December 31, 2006 was $249 million.

We expect to incur significant operating expenses over the next several years. As a result, we expect to incur further losses in 2009 and 2010, and we may never achieve profitability. Accordingly, we may not be able to implement our business strategy, and the price of our common shares may decline.

Our quarterly operating results are likely to fluctuate significantly and may fail to meet the expectations of securities analysts and investors, and cause the price of our common shares to decline.

Our quarterly revenues and operating results have varied significantly in the past and are likely to vary in the future. These quarterly fluctuations in our operating performance result from the length of time between our first contact with a customer and the recognition of revenue from sales to that customer. Our products are highly engineered and many are still in development stages; therefore, the length of time between approaching a customer and delivering our products to that customer can span many quarterly periods. In many cases, a customer’s decision to buy our products and services may require the customer to change its established business practices and to conduct its business in new ways. As a result, we must educate customers on the use and benefits of our products and services. This can require us to commit significant time and resources without necessarily generating any revenues. Many potential customers may wish to enter into test arrangements with us in order to use our products and services on a trial basis. The success of these trials may determine whether or not the potential customer purchases our products or services on a commercial basis. Potential customers may also need to obtain approval at a number of management levels and one or more regulatory approvals. This may delay a decision to purchase our products.

The length and variability of the sales cycles for our products make it difficult to forecast accurately the timing and amount of specific sales and corresponding revenue recognition. The delay or failure to complete one or more large sales transactions could significantly reduce our revenues for a particular quarter. We may expend substantial funds and management effort during our sales cycle with no assurance that we will successfully sell our products. As a result, our quarterly operating results are likely to fluctuate significantly and we may fail to meet the expectations of securities analysts and investors, and the price of our common shares may decline.

We currently depend on a relatively limited number of customers for a majority of our revenues and a decrease in revenue from these customers could materially adversely affect our business, financial condition and results of operations.

To date, a relatively limited number of customers have accounted for a majority of our revenues and we expect they will continue to do so for the foreseeable future. Our four largest customers accounted for 65% and 42% of revenues for the three and six months ended June 30, 2009, 35% of our revenues for the year ended December 31, 2008, 26% of our revenues for the year ended December 31, 2007 and 31% of our revenues for the year ended December 31, 2006. The identities of some of our largest customers have changed from year to year. Our arrangements with these customers are generally non-exclusive, have no volume commitments and are often on a purchase-order basis. We cannot be certain that customers who have accounted for significant revenue in past periods will continue to purchase our products and generate revenues. Accordingly, our revenue and results of operations may vary from period to period. We are also subject to credit risk associated with the concentration of our accounts receivable from these significant customers. If one or more of these significant customers were to cease doing business with us, significantly reduce or delay purchases from us, or fail to pay on a timely basis, our business, financial condition and results of operations could be materially adversely affected.

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Our operating results may be subject to currency fluctuation.

Our monetary assets and liabilities denominated in currencies other than the US dollar will give rise to a foreign currency gain or loss reflected in earnings. To the extent that the Canadian dollar or the euro strengthens against the US dollar, we may incur net foreign exchange losses on our net monetary asset balance, which is denominated in those currencies. Such losses would be included in our financial results and, consequently, may have an adverse effect on our share price.

As we currently have operations based in Canada and Europe, a significant portion of our expenses are in Canadian dollars and euros. However, a significant part of our revenues are currently generated in US dollars and euros, and we expect this will continue for the foreseeable future. In addition, we may be required to finance our European operations by exchanging Canadian dollars or US dollars into euros. The exchange rates between the Canadian dollar, the US dollar and the euro are subject to daily fluctuations in the currency markets and these fluctuations in market exchange rates are expected to continue in the future. Such fluctuations affect both our consolidated revenues as well as our consolidated costs. If the value of the US dollar weakens against the Canadian dollar or the euro, the profit margin on our products may be reduced. Also, changes in foreign exchange rates may affect the relative costs of operations and prices at which we and our foreign competitors sell products in the same market. We currently have limited currency hedging through financial instruments. We carry a portion of our short-term investments in Canadian dollars and euros.

Our insurance may not be sufficient.

We carry insurance we consider adequate considering the nature of the risks and costs of coverage. We may not, however, be able to obtain insurance against certain risks or for certain products or other resources located from time to time in certain areas of the world. We are not fully insured against all possible risks, nor are all such risks insurable. Thus, although we maintain insurance coverage, such coverage may not be adequate.

Certain external factors may affect the value of identifiable intangible assets and goodwill, which may require us to recognize an impairment charge.

Identifiable intangible assets and goodwill arising from our acquisition of Stuart Energy in 2005 comprise approximately 14.5% of our total assets as at June 30, 2009, 10.6% of our total assets as at December 31, 2008 and 8% of our total assets as at December 31, 2007. Economic, market, legal, regulatory, competitive, customer, contractual and other factors may affect the value of identifiable intangible assets and goodwill. If any of these factors impair the value of these assets, accounting rules require us to reduce their carrying value and recognize an impairment charge. This would reduce our reported assets and earnings in the year the impairment charge is recognized.

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The following has been extracted from Hydrogenics Corporation’s management proxy circular dated June 25, 2009, filed with the SEC on June 29, 2009 as Exhibit 99.1 to Hydrogenics Corporation’s Report of Foreign Private Issuer on Form 6-K, File No. 000-31815.

* * *

ARRANGEMENT

Involving

HYDROGENICS CORPORATION

NOTICE OF SPECIAL MEETING

AND

MANAGEMENT PROXY CIRCULAR

FOR THE JULY 27, 2009

SPECIAL MEETING OF HYDROGENICS SHAREHOLDERS

June 25, 2009

These materials are important and require your immediate attention. They require shareholders of Hydrogenics Corporation to make important decisions. If you are in doubt as to how to make such decisions, please contact your financial, legal or other professional advisors.

If you have any questions or require more information with regard to voting your shares of Hydrogenics Corporation, please contact CIBC Mellon Trust Company at 1 (800) 387-0825.

A-7-1

June 25, 2009

Dear shareholder,

You are invited to attend a special meeting of the shareholders of Hydrogenics Corporation (“Hydrogenics”), which will be held at 10:00 a.m. (Toronto time), on July 27, 2009 at Hydrogenics’ head office at 5985 McLaughlin Road, Mississauga, Ontario, Canada.

On June 11, 2009, we entered into an agreement with the board of trustees of Algonquin Power Income Fund (“Algonquin”) and 7188501 Canada Inc. (“New Hydrogenics”) to implement a non-dilutive financing transaction (the “Transaction”), which will result in gross proceeds of approximately C$10.8 million, or approximately C$9.3 million net of transaction related expenses. The Transaction will involve (i) a plan of arrangement (the “Arrangement”) among Hydrogenics and its wholly-owned subsidiaries, Stuart Energy Systems Corporation (“Stuart Energy”), Hydrogenics Test Systems Inc. (“Test Systems”) and New Hydrogenics, and (ii) a take-over bid pursuant to which Hydrogenics will make offers (the “Offers”) to acquire all of the issued and outstanding units and convertible debentures of Algonquin. At the meeting, we will ask you to approve the Arrangement.

Pursuant to the Arrangement, Hydrogenics, Stuart Energy and Test Systems will transfer substantially all their respective assets and liabilities, to New Hydrogenics. New Hydrogenics will have substantially all of the same assets, liabilities, directors, management and employees as Hydrogenics, Stuart Energy and Test Systems have currently, except for certain tax attributes that will remain behind, and Hydrogenics shareholders will become shareholders of New Hydrogenics. Pursuant to the Offers, Hydrogenics will offer to acquire from unitholders of Algonquin their units of Algonquin in exchange for shares of a new class of common shares of Hydrogenics (“New Common Shares”) on a one-for-one basis, and debentureholders of Algonquin will be offered to exchange their convertible debentures for convertible debentures of old Hydrogenics or New Common Shares, which will result in, among other things, current securityholders of Algonquin who accept the Offers becoming shareholders or debentureholders of old Hydrogenics (to be called Algonquin Power Inc. (“New Algonquin”)) and Algonquin becoming a subsidiary entity of New Algonquin.

Upon completion of the Transaction:

•                  New Hydrogenics will be renamed “Hydrogenics Corporation” and will assume Hydrogenics’ current listings on the Toronto Stock Exchange (the “TSX”) under the symbol “HYG” and on the Nasdaq Global Select Market under the symbol “HYGS”;

•                  current shareholders of Hydrogenics will become shareholders of New Hydrogenics (based on an exchange ratio of one Hydrogenics common share for one New Hydrogenics common share), and New Hydrogenics will carry on the same business that Hydrogenics currently carries on;

•                  current holders of stock options, restricted share units and deferred share units of Hydrogenics will hold stock options, restricted share units and deferred share units of New Hydrogenics with substantially the same rights;

•                  old Hydrogenics, Stuart Energy and Test Systems will be released from all debts, liabilities, commitments and obligations of any nature of any kind whatsoever with respect to the assets and liabilities transferred to New Hydrogenics;

•                  all actions, causes of action, claims or proceedings only with respect to or in connection with the Arrangement, based on or in any way relating to the Hydrogenics shares, restricted share units, deferred share units, stock options and the assets and liabilities transferred to New Hydrogenics will be deemed to have been settled, compromised, released and determined without liability except as set forth in the Plan of Arrangement;

•                  old Hydrogenics will be renamed “Algonquin Power Inc.” and will be listed on the TSX; and

•                  current securityholders of Algonquin who accept the Offers will become shareholders or debentureholders of New Algonquin.

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The key benefits New Hydrogenics will derive from the Transaction include the cash payment of approximately C$10.8 million which, net of transaction related expenses, will increase New Hydrogenics’ cash reserves and working capital by approximately C$9.3 million, without a dilutive impact on Hydrogenics shareholders.

The Transaction will only be completed if a special resolution (the “Arrangement Resolution”) is approved by shareholders, such resolution requiring the approval of at least 66 2/3% of the votes cast by shareholders, voting in person or by proxy at the meeting. Based on the benefits described above and other factors, including an opinion delivered by the financial advisors to the Board of Directors to the effect that the consideration to be received in connection with the Transaction is fair, from a financial point of view, to shareholders, the Board of Directors has unanimously approved the Transaction and unanimously recommends that shareholders vote FOR the Arrangement Resolution. Following the meeting, we will seek approval of the Transaction from the Ontario Superior Court of Justice. The court will not approve the Transaction unless it determines, among other matters, that the Transaction is fair and reasonable.

The Transaction is an important matter affecting the future of Hydrogenics, and it is important that your shares be represented at the meeting. Regardless of whether you plan to attend the meeting, please complete the enclosed form of proxy and return it in the manner described to ensure that you are represented at the meeting.

The accompanying Notice of Special Meeting and Management Proxy Circular provide a full description of the Transaction and the meeting and include certain other information to assist you in considering how to vote. Please carefully review the enclosed materials and participate at the meeting by voting your shares.

On behalf of Hydrogenics, we thank you in advance for your continued support.

Sincerely,

Norman M. Seagram Chair of the Board of Directors	Daryl Wilson President & Chief Executive Officer

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NOTICE OF SPECIAL MEETING

A special meeting (the “Meeting”) of the holders of common shares (the “Hydrogenics Shareholders”) of Hydrogenics Corporation (“Hydrogenics”) will be held at 10:00 a.m. (Toronto time), on July 27, 2009 at Hydrogenics’ head office at 5985 McLaughlin Road, Mississauga, Ontario, Canada.

The business of the Meeting is for Hydrogenics Shareholders to consider, pursuant to an order of the Ontario Superior Court of Justice dated June 25, 2009 and, if deemed advisable, to pass a special resolution (the “Arrangement Resolution”) to approve an arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act involving Hydrogenics and its wholly-owned subsidiaries, Stuart Energy Systems Corporation, Hydrogenics Test Systems Inc. and 7188501 Canada Inc., all as more particularly set forth and described in Appendix “A” to the accompanying management proxy circular of Hydrogenics (the “Proxy Circular”).

In addition, Hydrogenics Shareholders will be asked to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Proxy Circular and form of proxy accompany this Notice of Special Meeting. Reference is made to the Proxy Circular for details of the matters to be considered at the Meeting, including the full text of the Arrangement Resolution.

Registered shareholders unable to attend the Meeting in person are requested to complete, sign, date and return the enclosed form of proxy for the shares they own to CIBC Mellon Trust Company, Proxy Department, P.O. Box 721, Agincourt, Ontario, M1S 0A1, or by fax to (416) 368-2502. Proxies must be received by no later than 5:00 p.m. (Toronto time) on July 23, 2009 or, if the Meeting is adjourned or postponed, 5:00 p.m. (Toronto time) on the business day before any adjourned or postponed Meeting is reconvened or held, as the case may be. The time limit for the deposit of proxies may be waived by the Board of Directors at its discretion without notice. If you require assistance in completing your proxy, please call CIBC Mellon Trust Company at 1-800-387-0825.

Non-registered beneficial owners of shares registered in the name of a broker, custodian, nominee or other intermediary should follow the instructions provided by their broker, custodian, nominee or other intermediary to vote their shares.

By the order of the Board of Directors,

Lawrence Davis
Chief Financial Officer and Corporate Secretary
Mississauga, June 25, 2009

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Page
MANAGEMENT PROXY CIRCULAR	A-7-6
Additional Information And Where To Find It	A-7-7
Notice to United States Hydrogenics Shareholders	A-7-8
Forward-Looking Statements	A-7-9
Documents Incorporated By Reference	A-7-9
Canadian/U.S. Exchange Rate	A-7-10
SUMMARY	A-7-11
The Meeting	A-7-11
The Transaction	A-7-11
Support Agreement	A-7-13
Expense Reimbursement Agreement	A-7-13
Guarantees	A-7-13
Indemnity Agreement	A-7-13
Divestiture Agreement	A-7-14
The Arrangement	A-7-14
The Offers	A-7-18
THE MEETING	A-7-21
THE TRANSACTION	A-7-21
Background to the Transaction	A-7-21
Recommendation of the Board of Directors	A-7-22
Reasons for the Transaction	A-7-22
Hydrogenics Shareholder Approval Required for the Arrangement	A-7-25
SUPPORT AGREEMENT	A-7-26
Amendment and Arrangement Resolutions	A-7-26
Conditions to the Mailing of the Bid Circular	A-7-26
Conditions to the Offers	A-7-26
Consideration	A-7-27
Representations and Warranties	A-7-28
Covenants	A-7-28
Termination	A-7-28
EXPENSE REIMBURSEMENT AGREEMENT	A-7-29
GUARANTEES	A-7-30
INDEMNITY AGREEMENT	A-7-30
DIVESTITURE AGREEMENT	A-7-33
THE ARRANGEMENT	A-7-33
Arrangement Mechanics	A-7-33
Effect of the Arrangement	A-7-34
Procedure for the Arrangement to Become Effective	A-7-35
Required Approvals	A-7-35
Timing	A-7-36
Certificates representing New Hydrogenics Shares	A-7-37
Canadian Securities Laws Considerations	A-7-37
U.S. Securities Laws Considerations	A-7-37
Risk Factors	A-7-38
Dissent Rights	A-7-39
THE OFFERS	A-7-39
Description of the Offers	A-7-39
Effect of the Offers	A-7-40
Required Approvals	A-7-40
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	A-7-40
General	A-7-40
The Share Exchange	A-7-42
The Option Exchange	A-7-43
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	A-7-44
Scope of this Disclosure	A-7-44
U.S. Federal Income Tax Consequences of the Arrangement	A-7-46
INFORMATION RESPECTING NEW HYDROGENICS	A-7-48
General Information	A-7-48
New Hydrogenics Share Incentive Plans	A-7-48
Governance and Management	A-7-49
Share Consolidation	A-7-49
2008 Base Shelf Prospectus and F-10 Registration Statement	A-7-50
VOTING INFORMATION	A-7-50
Who Can Vote	A-7-50
How You Can Vote	A-7-50
Solicitation of Proxies	A-7-51
Appointment and Revocation of Proxies	A-7-51
Voting and Exercise of Discretion by Proxy Holders	A-7-52
Interest of Informed Persons in Material Arrangements	A-7-52
INDEBTEDNESS OF DIRECTORS AND OFFICERS	A-7-52
LEGAL MATTERS	A-7-52
ADDITIONAL INFORMATION	A-7-52
APPROVAL OF DIRECTORS	A-7-53
GLOSSARY OF TERMS	A-7-54
APPENDIX “A” ARRANGEMENT RESOLUTION	A-7-61
APPENDIX “B” COURT DOCUMENTS	A-7-62
APPENDIX “D” UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF NEW HYDROGENICS	A-7-77
APPENDIX “E” AUDITOR’S REPORT AND BALANCE SHEET OF NEW HYDROGENICS	A-7-84
APPENDIX “F” PLAN OF ARRANGEMENT	A-7-86
APPENDIX “G” AMENDED HYDROGENICS SHARE INCENTIVE PLANS AND NEW HYDROGENICS SHARE INCENTIVE PLANS	A-7-94

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MANAGEMENT PROXY CIRCULAR

The Board of Directors is delivering this Proxy Circular to you in connection with the solicitation of proxies by the management of Hydrogenics for use at the special meeting of Hydrogenics Shareholders to be held on July 27, 2009 and any adjournment or postponement thereof (the “Meeting”). The accompanying form of proxy is for use at the Meeting and for the purposes set forth in the accompanying Notice of Special Meeting. All capitalized terms used in this Proxy Circular but not otherwise defined herein have the meanings set forth under “Glossary of Terms” beginning at page 50 of this Proxy Circular. Unless otherwise noted, the information provided in this Proxy Circular is given as at June 25, 2009.

On June 11, 2009, we entered into an agreement with the Algonquin Board and New Hydrogenics, which will result in a non-dilutive financing (the “Transaction”) to Hydrogenics with gross proceeds of approximately C$10.8 million, or approximately C$9.3 million net of transaction related expenses. The Transaction will involve (i) an arrangement (the “Arrangement”) among Hydrogenics and its wholly-owned subsidiaries, Stuart Energy, Test Systems and New Hydrogenics, and (ii) a take-over bid pursuant to which, among other things, Hydrogenics will make offers (the “Offers”) to acquire all of the issued and outstanding units and convertible debentures of Algonquin. The principal purpose of the Meeting is to seek the approval of Hydrogenics Shareholders of the Arrangement.

Pursuant to the Arrangement, Hydrogenics, Stuart Energy and Test Systems will transfer substantially all their respective assets and liabilities, to New Hydrogenics. New Hydrogenics will have substantially all of the same assets, liabilities, directors, management and employees as Hydrogenics, Stuart Energy and Test Systems have currently, except for certain tax attributes that will remain behind, and Hydrogenics shareholders will become shareholders of New Hydrogenics. Pursuant to the Offers, Hydrogenics will offer to acquire from unitholders of Algonquin their units of Algonquin in exchange for shares of a new class of common shares of Hydrogenics (“New Common Shares”) on a one-for-one basis, and debentureholders of Algonquin will be offered to exchange their convertible debentures for convertible debentures of old Hydrogenics or New Common Shares, which will result in, among other things, current securityholders of Algonquin who accept the Offers becoming shareholders or debentureholders of old Hydrogenics (to be called Algonquin Power Inc. (“New Algonquin”)) and Algonquin becoming a subsidiary entity of New Algonquin.

Upon completion of the Transaction:

•                  New Hydrogenics will be renamed “Hydrogenics Corporation” and will assume Hydrogenics’ current listings on the TSX under the symbol “HYG” and on Nasdaq under the symbol “HYGS”;

•                  current shareholders of Hydrogenics will become shareholders of New Hydrogenics (based on an exchange ratio of one Hydrogenics common share for one New Hydrogenics common share), and New Hydrogenics will carry on the same business that Hydrogenics currently carries on;

•                  current holders of Hydrogenics Options, Hydrogenics RSUs and Hydrogenics DSUs will hold stock options, restricted share units and deferred share units of New Hydrogenics with substantially the same rights;

•                  old Hydrogenics, Stuart Energy and Test Systems will be released from all debts, liabilities, commitments and obligations of any nature of any kind whatsoever with respect to the Divested Assets and Assumed Liabilities;

•                  all actions, causes of action, claims or proceedings only with respect to or in connection with the Plan of Arrangement, based on or in any way relating to the Hydrogenics Shares, the Hydrogenics RSUs, the Hydrogenics DSUs, the Hydrogenics Options, the Divested Assets and the Assumed Liabilities will be deemed to have been settled, compromised, released and determined without liability except as set forth in the Plan of Arrangement;

•                  old Hydrogenics will be renamed “Algonquin Power Inc.” and will be listed on the TSX; and

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•                  current securityholders of Algonquin who accept the Offers will become shareholders or debentureholders of New Algonquin.

This Proxy Circular and a form of proxy will be mailed on or about July 3, 2009 to Hydrogenics Shareholders of record on June 23, 2009.

This Proxy Circular does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation of an offer or a proxy solicitation. Neither the delivery of this Proxy Circular nor any distribution of the securities referred to in this Proxy Circular will, under any circumstances, create an implication that there has been no change in the information set forth herein since the date as of which such information is given in this Proxy Circular.

The information concerning Algonquin contained in this Proxy Circular has been provided by management of Algonquin. Although Hydrogenics has no knowledge that would indicate that any of such information is untrue or incomplete, Hydrogenics does not assume any responsibility for the accuracy or completeness of such information or the failure by Algonquin to disclose events which may have occurred or may affect the completeness or accuracy of such information but which is unknown to Hydrogenics.

All summaries of, and references to, the Arrangement, the Support Agreement, the Expense Reimbursement Agreement, the Guarantees and the Indemnity Agreement in this Proxy Circular are qualified in their entirety by reference, in the case of the Arrangement, to the complete text of the Plan of Arrangement, a copy of which is attached as Appendix “F” to this Proxy Circular, and in the case of the Support Agreement, the Expense Reimbursement Agreement, the Guarantees and the Indemnity Agreement, to the complete text of such agreements, or form of such agreement, which are incorporated by reference in this Proxy Circular and are available on SEDAR at www.sedar.com. Hydrogenics Shareholders are urged to carefully read the full text of the Plan of Arrangement, the Support Agreement, the Expense Reimbursement Agreement, the Guarantees and the Indemnity Agreement.

No person has been authorized to give any information or make any representation in connection with the matters proposed to be considered at the Meeting other than those contained in or incorporated by reference into this Proxy Circular and, if any other information has been given or any other representation has been made, any such information or representation must not be relied upon as having been authorized.

Hydrogenics Shareholders should not construe the contents of this Proxy Circular as legal, tax or financial advice and should consult with their own professional advisors as to the relevant legal, tax, financial or other matters in connection herewith.

Additional Information And Where To Find It

This communication is being made in respect of the proposed take-over bid by Hydrogenics to the security holders of Algonquin. In connection with the proposed transaction, Hydrogenics will prepare a registration statement on Form F-4, containing a take-over bid circular/prospectus to be filed with the SEC. Each of Algonquin and Hydrogenics will be filing other documents regarding the proposed transaction with the SEC. BEFORE MAKING ANY INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE TAKEOVER BID CIRCULAR/PROSPECTUS, REGARDING THE PROPOSED TRANSACTION AND ANY OTHER FILED DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final take-over bid circular/prospectus will be mailed to Algonquin’s security holders. Investors and security holders will be able to obtain the registration statement containing the take-over bid circular/prospectus and other documents free of charge at the SEC’s web site, www.sec.gov, or from the office of Hydrogenics’ Chief Financial Officer at 5985 McLaughlin Road, Mississauga, Ontario, Canada L5R 1B8 (905) 361-3600.

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Notice to United States Hydrogenics Shareholders

The New Hydrogenics Shares to be issued to Hydrogenics Shareholders under the Arrangement have not been registered under the U.S. Securities Act, or the securities laws of any state of the United States. Such securities are being issued in reliance on the exemption from registration requirements set forth in section 3(a)(10) of the U.S. Securities Act and exemptions provided under the securities laws of each applicable state of the United States. The restrictions on resale imposed by the U.S. Securities Act will depend on whether the holder of the New Hydrogenics Shares issued pursuant to the Arrangement is an “affiliate” of New Hydrogenics after the Effective Time or an affiliate of Hydrogenics or New Hydrogenics within 90 days before the Effective Time. As defined in Rule 144 under the U.S. Securities Act, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. Usually, this includes the directors, executive officers and major shareholders of the issuer. See “The Arrangement — U.S. Securities Laws Considerations”.

This solicitation of proxies is not subject to the requirements of section 14(a) of the U.S. Exchange Act. Instead, such solicitation is made in the United States with respect to securities of a Canadian “foreign private issuer”, as such term is defined in Rule 405 promulgated under the U.S. Securities Act, in accordance with Canadian corporate and securities laws and this Proxy Circular has been prepared in accordance with disclosure requirements applicable in Canada. Hydrogenics Shareholders in the United States should be aware that such requirements are different from those of the United States applicable to registration statements under the U.S. Securities Act and proxy statements under the U.S. Exchange Act.

The historical financial information for Hydrogenics and the pro-forma financial information for New Hydrogenics included or incorporated by reference in this Proxy Circular have been prepared in accordance with Canadian GAAP, which differs from U.S. GAAP in certain respects, and thus are not comparable in all respects to financial statements prepared in accordance with U.S. GAAP. The audited consolidated financial statements for Hydrogenics for the financial year ended December 31, 2008 incorporated by reference herein contain a reconciliation to U.S. GAAP at Note 23 to the financial statements. The unaudited consolidated financial statements for Hydrogenics as at and for the three months ended March 31, 2009 incorporated by reference herein contain a reconciliation to U.S. GAAP at Note 12 to the financial statements.

The unaudited pro-forma financial information included in this Proxy Circular has been presented in accordance with guidance set out in applicable Canadian securities laws and using the Canadian GAAP accounting policies of Hydrogenics. The unaudited pro-forma financial information does not purport to be in compliance with Article 11 of Regulation S-X of the rules and regulations of the SEC.

Enforcement by Hydrogenics Shareholders of civil liabilities under the United States securities laws may be affected adversely by the fact that each party to the Arrangement is organized under the laws of a jurisdiction other than the United States, that some or all of their officers and directors are residents of countries other than the United States and that some or all of the experts named in this Proxy Circular are residents of Canada.

United States shareholders of Hydrogenics should be aware that the Arrangement may have tax consequences both in the United States and in Canada. Such consequences for Hydrogenics Shareholders who are residents in, or citizens of, the United States may not be fully described herein. See “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations”.

THE NEW HYDROGENICS SHARES TO BE ISSUED PURSUANT TO THE ARRANGEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR THE SECURITIES REGULATORY AUTHORITY IN ANY STATE OF THE UNITED STATES OR PROVINCE OR TERRITORY OF CANADA, NOR HAS THE SEC OR ANY SECURITIES REGULATORY AUTHORITY IN ANY STATE OF THE UNITED STATES OR PROVINCE OR TERRITORY OF CANADA PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

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Forward-Looking Statements

Certain information in this Proxy Circular is “forward-looking information”, which reflects expectations regarding future events, business outlook and anticipated financial performance. In this Proxy Circular, the words “project”, “believe”, “anticipate”, “intend”, “expect”, “may”, “should”, “will”, the negatives of these words or other variations thereof and comparable terminology are often, but not always, used to identify forward-looking information. Such statements reflect our current views with respect to future events based on currently available information. Forward-looking information involves significant risks and uncertainties, should not be read as a guarantee of future performance or results, and will not necessarily be an accurate indication of whether or not or the times at, or by which, such performance or results will be achieved. In particular, this Proxy Circular contains forward-looking information pertaining to the completion of the Transaction.

A number of factors could cause actual results to differ materially from the results discussed in the forward-looking information, including, but not limited to, all the factors discussed under the heading “The Arrangement — Risk Factors” and in our annual information form under the heading “Risk Factors”. Our ability to successfully execute our business plan, which includes an increase in revenue, obtaining additional funding from potential investors or through non-traditional sources of financing and actively managing our liquidity, will have a direct impact on our business, results of operations and financial condition, and if we are not successful will exacerbate other risks and uncertainties. In addition, the failure to maintain the listing requirements of Nasdaq could adversely affect our common share price and ability to raise additional funds. Although the forward-looking information contained in this Proxy Circular is based upon what we believe are reasonable assumptions, Hydrogenics cannot assure Hydrogenics Shareholders that actual results will be consistent with this forward-looking information. If the assumptions underlying this forward-looking information prove incorrect or if some of the risks or uncertainties materialize, actual results may vary materially from those described in this Proxy Circular as intended, planned, estimated or expected. The forward-looking statements contained in this Proxy Circular speak only as of the date of this Proxy Circular, and Hydrogenics assumes no obligation to update or revise it to reflect new events or circumstances, except as required by applicable law.

Documents Incorporated By Reference

The following documents filed with the various securities commissions or similar regulatory authorities in all of the provinces of Canada and the SEC are specifically incorporated by reference in and form an integral part of this Proxy Circular:

•                  our annual information form dated March 24, 2009;

•                  our management proxy circular dated March 24, 2009 (the “2009 Proxy Circular”);

•                  our annual comparative consolidated financial statements as at December 31, 2008, together with the auditors’ report thereon and management’s discussion and analysis (“MD&A”) filed in connection with those annual consolidated financial statements;

•                  our interim comparative consolidated financial statements as at and for the three months ended March 31, 2009, together with MD&A filed in connection with those interim consolidated financial statements;

•                  the Support Agreement (filed as a material document on June 15, 2009);

•                  the Expense Reimbursement Agreement (filed as a material document on June 15, 2009);

•                  the APMI Guarantee (filed as a material document on June 15, 2009);

•                  the APIF Guarantee (filed as a material document on June 15, 2009); and

•                  our material change report dated June 15, 2009 in connection with the Transaction described in this Proxy Circular.

All documents (or amendments to such documents) of the type referred to above (other than confidential material change reports) filed by Hydrogenics with any securities commission or similar regulatory authority in

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Canada or the SEC after the date of this Proxy Circular and prior to the completion of the Transaction shall be deemed to be incorporated by reference in and form an integral part of this Proxy Circular.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded, for the purposes of this Proxy Circular, to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.

The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Circular.

Canadian/U.S. Exchange Rate

Unless otherwise noted, all references in this Proxy Circular to monetary amounts are expressed in United States dollars and “$” means United States dollars. References to “C$” means Canadian dollars. On June 25, 2009, the exchange rate for one Canadian dollar expressed in U.S. dollars based on the noon spot rate of the Bank of Canada was $0.8635.

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SUMMARY

This summary is qualified in its entirety by the more detailed information appearing elsewhere in the Notice of Special Meeting and this Proxy Circular, including the Appendices which are incorporated into and form part of this Proxy Circular. Terms with initial capital letters in this Summary are defined in the Glossary of Terms beginning at page 50 of this Proxy Circular.

The Meeting

The Meeting will be held at 10:00 a.m. (Toronto time), on July 27, 2009 at Hydrogenics’ head office at 5985 McLaughlin Road, Mississauga, Ontario, Canada. The principal purpose of the Meeting is to consider and vote on the Arrangement Resolution and to conduct such other business as may properly come before the Meeting.

The Transaction

The Transaction will involve (i) the Arrangement, to be implemented by way of the Plan of Arrangement under section 192 of the CBCA and (ii) the Offers. The purpose of the Transaction is to enable Hydrogenics to complete a non-dilutive financing with gross proceeds of approximately C$10.8 million or approximately C$9.3 million net of transaction related expenses.

Pursuant to the Arrangement, Hydrogenics, Stuart Energy and Test Systems will transfer substantially all their respective assets and liabilities, to New Hydrogenics. New Hydrogenics will have substantially all of the same assets, liabilities, directors, management and employees as Hydrogenics, Stuart Energy and Test Systems have currently, except for certain tax attributes that will remain behind, and Hydrogenics shareholders will become shareholders of New Hydrogenics. Pursuant to the Offers, Hydrogenics will offer to acquire from unitholders of Algonquin their units of Algonquin in exchange for New Common Shares on a one-for-one basis, and debentureholders of Algonquin will be offered to exchange their convertible debentures for convertible debentures of old Hydrogenics or New Common Shares, which will result in, among other things, current securityholders of Algonquin who accept the Offers becoming shareholders or debentureholders of old Hydrogenics (to be called Algonquin Power Inc. (“New Algonquin”)) and Algonquin becoming a subsidiary entity of New Algonquin.

Recommendation of the Board of Directors

The Board of Directors has carefully considered the Transaction and has determined that the terms of the Transaction are in the best interests of Hydrogenics and Hydrogenics Shareholders, as a whole, and are fair, from a financial point of view, to Hydrogenics Shareholders. As such, the Board of Directors has unanimously approved the Transaction and authorized the submission of the Arrangement to Hydrogenics Shareholders for approval. Accordingly, the Board of Directors unanimously recommends that Hydrogenics Shareholders vote FOR the Arrangement Resolution. See “The Transaction — Recommendation of the Board of Directors”.

Reasons for the Transaction

The Board of Directors has reviewed and considered the Transaction with the benefit of advice from the management of Hydrogenics and Hydrogenics’ legal and financial advisors. The Board of Directors has considered a number of factors in concluding that the terms of the Transaction are in the best interests of Hydrogenics and Hydrogenics Shareholders, as a whole, and are fair, from a financial point of view, to Hydrogenics Shareholders, including the following:

•      Extensive Review Process.  In spring 2008, management engaged a number of financial advisors to explore potential financing opportunities that might be available to Hydrogenics. These financial advisors contacted numerous institutional investors, private equity and venture capital firms; however, Hydrogenics was unable to complete a financing transaction on satisfactory terms due to, in part, the deteriorating market conditions in 2008. From December 2008 through April 2009, Hydrogenics, with

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the assistance of its financial advisor, Genuity Capital Markets (“Genuity”), conducted an extensive solicitation process, which included a broad canvass of more than 50 potential parties for a non-dilutive financing transaction, of which a number signed a confidentiality and standstill agreement and received access to confidential information from Hydrogenics. Following this process, the Board of Directors concluded that the Transaction represented the best alternative available for Hydrogenics and Hydrogenics Shareholders.

•      Non-Dilutive Financing.  Following the Transaction, Hydrogenics Shareholders will hold 100% of the New Hydrogenics Shares, and New Hydrogenics will carry on the same business that Hydrogenics carried on prior to completion of the Arrangement, but with additional net cash of approximately C$9.3 million, without any dilution to Hydrogenics Shareholders.

•      Shareholder Approval.  The Transaction will not proceed unless the Arrangement Resolution receives a favorable vote of at least 66 2/3% of the votes cast at the Meeting by Hydrogenics Shareholders.

•      Court Approval.  The Arrangement must be approved by the Court, which will consider, among other things, the fairness and reasonableness of the Arrangement to Hydrogenics Shareholders.

•      Ability to Access Capital.  Hydrogenics had experienced difficulty in finding the additional capital required for funding the ongoing development of products on terms that would not be dilutive to Hydrogenics Shareholders.

•      Hydrogenics’ Financial Condition and Prospects.  Substantial historical and current information concerning Hydrogenics’ businesses, markets, financial performance, prospects, cash utilization, operations, technologies and intellectual property, plus well developed marketing, financial and operating plans.

•      Management Views.  Management’s carefully considered views about Hydrogenics’ anticipated financial condition, results of operations and business both with and without giving effect to the Transaction.

•      Reasonableness of the Support Agreement and Related Transaction Documents.  The terms and conditions of the Support Agreement and related transaction documents, that were the result of arm’s-length negotiations between the Parties, were reviewed by the Board of Directors in consultation with its financial and legal advisors. The Board of Directors determined that the terms and conditions of the Support Agreement and related transaction documents were fair and reasonable in the circumstances.

See “The Transaction — Reasons for the Transaction”.

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Hydrogenics Shareholder Approval Required for the Arrangement

Approval of the Arrangement Resolution will require the affirmative vote of at least 66 2/3% of the votes cast by Hydrogenics Shareholders present in person or represented by proxy at the Meeting in order for Hydrogenics to seek the Final Order and implement the Transaction. See “The Arrangement — Required Approvals — Hydrogenics Shareholder Approval”.

Support Agreement

In connection with the Transaction, Hydrogenics, New Hydrogenics and the Algonquin Board have entered into the Support Agreement pursuant to which, and subject to the conditions set forth therein, Hydrogenics agreed to make, and the Algonquin Board agreed to support, the Offers, and Hydrogenics agreed to complete the Arrangement. The Support Agreement contains covenants, representations and warranties of and from each of Hydrogenics, New Hydrogenics and the Algonquin Board and various conditions precedent, both mutual and with respect to each party. See “Support Agreement”.

Expense Reimbursement Agreement

Hydrogenics, New Hydrogenics and APMI have entered into the Expense Reimbursement Agreement pursuant to which, among other things, Hydrogenics and APMI agree (i) to reimburse each other’s expenses in connection with the Transaction to a maximum amount of C$500,000 if the Support Agreement is terminated in certain circumstances and (ii) to pay each other a termination fee of C$1,000,000 if the Support Agreement is terminated in certain circumstances. See “Expense Reimbursement Agreement”.

Guarantees

In connection with the Support Agreement, Hydrogenics, New Hydrogenics and APMI have entered into the APMI Guarantee pursuant to which APMI has agreed to unconditionally and irrevocably guarantee the obligations of the Algonquin Board under the Support Agreement.

In connection with the Expense Reimbursement Agreement and the APMI Guarantee, Hydrogenics, New Hydrogenics, APMI and Algonquin have entered into the Algonquin Guarantee pursuant to which Algonquin has agreed to unconditionally and irrevocably guarantee the obligations of APMI under the Expense Reimbursement Agreement and the APMI Guarantee. See “Guarantees”.

Indemnity Agreement

New Algonquin and New Hydrogenics will enter into the Indemnity Agreement on or before the Effective Time. The Indemnity Agreement is primarily designed to provide New Algonquin with indemnification from New Hydrogenics, the resulting entity that will carry on the business previously carried on by Hydrogenics, for

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claims relating to New Hydrogenics’ business that are brought against New Algonquin in the future. See “Indemnity Agreement”.

Divestiture Agreement

Under the terms of the Divestiture Agreement, and the Plan of Arrangement, New Hydrogenics will acquire from Hydrogenics, Stuart Energy and Test Systems, all of the Divested Assets and will pay, assume, discharge, perform and fulfill, as the case may be, all the Assumed Liabilities. See “Divestiture Agreement”.

The Arrangement

Arrangement Mechanics

The following description is qualified in its entirety by reference to the full text of the Plan of Arrangement attached as Appendix “F” to this Proxy Circular. The Arrangement will be completed on the Effective Time, subject to the satisfaction or waiver of certain of the conditions to completion. Commencing at the Effective Time, the following transactions will occur and will be deemed to occur:

1.             Hydrogenics shall transfer, assign and convey its entire legal and beneficial right, title and interest in and to the Hydrogenics Divested Assets to New Hydrogenics and, as consideration for the Hydrogenics Divested Assets, New Hydrogenics shall assume the Assumed Liabilities in respect of Hydrogenics and issue to Hydrogenics fully paid New Hydrogenics Shares with a market value equal to the fair market value of the Hydrogenics Divested Assets less the amount of the Assumed Liabilities in respect of Hydrogenics, all on the terms and conditions set forth in the Divestiture Agreement;

2.             Stuart Energy shall transfer, assign and convey its entire legal and beneficial right, title and interest in and to the Stuart Energy Divested Assets to New Hydrogenics and, as consideration for the Stuart Energy Divested Assets, New Hydrogenics shall assume the Assumed Liabilities in respect of Stuart Energy and issue to Stuart Energy fully paid New Hydrogenics Shares with a fair market value equal to the fair market value of the Stuart Energy Divested Assets less the amount of the Assumed Liabilities in respect of Stuart Energy, all on the terms and conditions set forth in the Divestiture Agreement;

3.             Test Systems shall transfer, assign and convey its entire legal and beneficial right, title and interest in and to the Test Systems Divested Assets to New Hydrogenics and, as consideration for the Test Systems Divested Assets, New Hydrogenics shall assume the Assumed Liabilities in respect of Test Systems and issue to Test Systems fully paid New Hydrogenics Shares with a fair market value equal to the fair market value of the Test Systems Divested Assets less the amount of the Assumed Liabilities in respect of Test Systems, all on the terms and conditions set forth in the Divestiture Agreement;

4.             Stuart Energy shall distribute all of its New Hydrogenics Shares to Hydrogenics as a return of capital;

5.             Test Systems shall distribute all of its New Hydrogenics Shares to Hydrogenics as a partial repayment of the indebtedness owing to Hydrogenics in an amount equal to the fair market value of such New Hydrogenics Shares;

6.             Hydrogenics shall issue Hydrogenics Note 1, Hydrogenics Note 2 and Hydrogenics Note 3 to New Hydrogenics as contributions to the capital of New Hydrogenics;

7.             New Hydrogenics shall adopt and be deemed to have adopted and implemented the New Hydrogenics RSUP;

8.             the Hydrogenics RSUP shall be terminated and cancelled and each Hydrogenics RSU shall be terminated and cancelled in exchange for one New Hydrogenics RSU, the value of which is based on one New Hydrogenics Share on the same terms and conditions, mutatis mutandis, as the terminated and cancelled Hydrogenics RSU;

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9.             New Hydrogenics shall adopt and be deemed to have adopted and implemented the New Hydrogenics DSUP;

10.           the Hydrogenics DSUP shall be terminated and cancelled and each Hydrogenics DSU shall be terminated and cancelled in exchange for one New Hydrogenics DSU, the value of which is based on one New Hydrogenics Share on the same terms and conditions, mutatis mutandis, as the terminated and cancelled Hydrogenics DSU;

11.           New Hydrogenics shall adopt and be deemed to have adopted and implemented the New Hydrogenics Option Plan;

12.           the Hydrogenics Option Plan shall be terminated and cancelled and each Hydrogenics Option to acquire one Hydrogenics Share shall be terminated and cancelled in exchange for one New Hydrogenics Option, as the sole consideration, at an exercise price per New Hydrogenics Share equal to the exercise price per Hydrogenics Share under the Hydrogenics Option so terminated and cancelled and having the same vesting date and expiry date as the Hydrogenics Option so terminated and cancelled, and the New Hydrogenics Options so granted shall be otherwise deemed to have been granted under, and be subject to, the terms and conditions of the New Hydrogenics Option Plan;

13.           the authorized capital of Hydrogenics will be altered to (i) amend the Hydrogenics Shares to make each Hydrogenics Share redeemable at the option of Hydrogenics in consideration for one New Hydrogenics Share, and (ii) authorize the New Common Shares;

14.           immediately following compulsory acquisition of the units of Algonquin pursuant to the Algonquin Declaration of Trust, as amended, each outstanding Hydrogenics Share will be transferred to Hydrogenics for redemption in exchange for one New Hydrogenics Share;

15.           Hydrogenics, Stuart Energy and Test Systems will change their names to “Algonquin Power Inc.”, “Algonquin Energy Systems Corporation” and “Algonquin Test Systems Inc.”, respectively;

16.           New Hydrogenics will change its name to “Hydrogenics Corporation”;

17.           the number of directors of old Hydrogenics shall be reduced from seven to three, and the incumbent directors of Hydrogenics shall, and shall be deemed to, have resigned and be replaced, as directors, by the trustees of Algonquin;

18.           the number of directors of New Hydrogenics shall be increased from three to seven, and the resigning directors of old Hydrogenics shall, and shall be deemed to, be the directors of New Hydrogenics;

19.           the initial auditors of New Hydrogenics will be PricewaterhouseCoopers LLP;

20.           the auditors of old Hydrogenics will be KPMG LLP; and

21.           Old Hydrogenics will pay to New Hydrogenics C$10,813,084 in full satisfaction of Hydrogenics Note 1.

Effect of the Arrangement

Upon completion of the Arrangement, Hydrogenics Shareholders will be the holders of all issued and outstanding New Hydrogenics Shares and New Hydrogenics will be the holder of the assets (including the associated contractual obligations and liabilities) formerly owned by Hydrogenics, Stuart Energy and Test Systems and will carry on the business previously carried on by Hydrogenics, with additional net cash of approximately C$9.3 million.

New Hydrogenics will assume and be bound by and observe, carry out, perform, fulfill and pay all of the outstanding covenants, conditions, obligations and liabilities of each of Hydrogenics, Stuart Energy and Test Systems, including those contained in the contracts to which each is a party (other than with respect to certain excluded liabilities, including the Offer Documents, the Depositary Agreement, the Hydrogenics Trust Indenture, the Support Agreement, the Expense Reimbursement and the Guarantees). In addition, New Hydrogenics will offer employment to each of Hydrogenics’ employees on terms and conditions of employment which are identical to those governing such employees’ employment with Hydrogenics as in effect

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immediately prior to completion of the Transaction. Furthermore, New Hydrogenics will, going forward, fully indemnify and save old Hydrogenics, Stuart Energy, Test Systems and their respective directors, officers and employees harmless from and against all liabilities, losses, costs, expenses, claims and damages (including legal costs), to which any of them may be subject in relation to, among other things, the assets and the business carried out by old Hydrogenics, Stuart Energy and Test Systems prior to the Effective Time and by New Hydrogenics, other than with respect to the Offer Documents, the Depositary Agreement, the Hydrogenics Trust Indenture and any securities issued thereunder.

As a result of the Divestiture Agreement and Plan of Arrangement, each of Hydrogenics, Stuart Energy and Test Systems will be released from all debts, liabilities, commitments and obligations of any nature of any kind whatsoever with respect to the Divested Assets and Assumed Liabilities. In addition, all actions, causes of action, claims or proceedings only with respect to or in connection with the Plan of Arrangement, based on or in any way relating to the Hydrogenics Shares, the Hydrogenics RSUs, the Hydrogenics DSUs, the Hydrogenics Options, the Divested Assets and the Assumed Liabilities will be deemed to have been settled, compromised, released and determined without liability except as set forth in the Plan of Arrangement. See “Effect of the Arrangement”.

Required Approvals

The obligations of Hydrogenics to complete the transactions contemplated by the Arrangement are subject to a number of conditions which must be satisfied or waived in order for the Arrangement to become effective, including the following required approvals.

Hydrogenics Shareholders Approval

The Interim Order provides that the Arrangement Resolution must be approved by at least 66 2/3% of the votes cast by Hydrogenics Shareholders, present in person or represented by proxy at the Meeting. Each Hydrogenics Shareholder shall be entitled to one vote for each Hydrogenics Share held by such shareholder.

Court Approval

The CBCA requires that the Arrangement receives Court approval. On June 25, 2009, Hydrogenics obtained the Interim Order providing for the calling and holding of the Meeting and other procedural matters. See the Interim Order included in Appendix “B” attached hereto.

Subject to the approval of the Arrangement Resolution at the Meeting, in the manner required by the Interim Order, and the satisfaction or waiver of other conditions to completion of the Transaction, Hydrogenics will apply to the Court for the Final Order. See “The Arrangement — Procedure for the Arrangement to Become Effective” and “The Arrangement — Required Approvals — Court Approval”.

Amendment Resolution

The Amendment Resolution must be approved by at least 66 2/3% of the votes cast by Algonquin unitholders, present in person or represented by proxy at the Algonquin Meeting. The Amendment Resolution provides that (i) the threshold for completing a compulsory acquisition under the Unit Offer is 66 2/3% of the number of Algonquin units represented by holders thereof, in person or proxy, at the Algonquin Meeting and (ii) such compulsory acquisition shall be deemed to be completed at the Effective Time.

Minimum Tender Condition

The Unit Offer must be accepted by holders of Algonquin units holding 66 2/3% of the number of Algonquin units represented, in person or by proxy, at the Algonquin Meeting.

Stock Exchange Listings

The Hydrogenics Shares are listed and posted for trading on the TSX under the symbol “HYG” and on Nasdaq under the symbol “HYGS”. On June 11, 2009, being the last trading day prior to the date of

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announcement of the Transaction, the closing price of the Hydrogenics Shares on the TSX was C$0.78 per Hydrogenics Share and on Nasdaq was $0.72 per Hydrogenics Share, and on June 25, 2009 was C$0.57 and $0.55, respectively.

Hydrogenics has made an application to list the New Hydrogenics Shares on the TSX. The TSX has conditionally approved the listing of the New Hydrogenics Shares on the TSX under the symbol “HYG”, which approval is subject to the realization of certain conditions, including (i) Hydrogenics Shareholders approving the Arrangement at the Meeting, (ii) the closing of the Arrangement, (iii) the filing of all documents required by the TSX and payment of the fees required pursuant to the policies of the TSX, and (iv) New Hydrogenics meeting the continued listing requirements of the TSX.

Hydrogenics has notified Nasdaq of the substitution listing of the New Hydrogenics Shares for the Hydrogenics Shares on Nasdaq upon completion of the Arrangement. The New Hydrogenics Shares will trade on Nasdaq under the symbol “HYGS”. Nasdaq’s acceptance of the substitution listing of the New Hydrogenics Shares for the Hydrogenics Shares is subject to receipt by Nasdaq of all forms and documents, and the payment of all fees, required by Nasdaq, as well as compliance by New Hydrogenics with the continued listing requirements of Nasdaq.

New Hydrogenics expects that it will be able to satisfy all of the requirements of the TSX and Nasdaq relating to the listing of the New Hydrogenics Shares prior to or upon completion of the Arrangement.

Timing

If the Meeting is held as scheduled and is not adjourned or postponed and the other necessary conditions of the Arrangement are satisfied or waived, Hydrogenics will apply to the Court for the Final Order approving the Arrangement. If the Final Order is obtained in form and substance satisfactory to Hydrogenics, and all other conditions to completion are satisfied or waived, including with respect to the Offers, Hydrogenics expects the Effective Date of the Arrangement to occur in early September, 2009.

Certificates representing New Hydrogenics Shares

Upon the Arrangement becoming effective, the existing certificates for Hydrogenics Shares will represent New Hydrogenics Shares. Hydrogenics Shareholders do not need to take any action to replace the certificates representing their Hydrogenics Shares for certificates representing New Hydrogenics Shares.

Risk Factors

In connection with the Arrangement, Hydrogenics Shareholders should be aware that there are various risk factors relating to the Arrangement, including:

•      the possibility that no active post-Arrangement market for trading of the New Hydrogenics Shares will develop or be maintained;

•      the lack of assurance that New Hydrogenics will continue to meet the continued listing requirements of the TSX and Nasdaq;

•      the failure to complete the Offers (which is conditional on, among other things, approval of the Amendment Resolution and satisfaction of the Minimum Tender Condition);

•      the possibility of delay or failure in obtaining regulatory approvals; and

•      the risks relating to Hydrogenics’ business which are set forth in Hydrogenics’ annual information form and MD&A which are incorporated by reference.

Hydrogenics Shareholders should carefully consider these risk factors, together with other information included in this Proxy Circular. See “The Arrangement — Risk Factors”.

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Dissent Rights

Hydrogenics Shareholders do not have the right to dissent from the Arrangement Resolution.

The Offers

Description of the Offers

The Offers provide that Hydrogenics will offer New Common Shares to Algonquin unitholders in exchange for their units of Algonquin, on a one-for-one basis. Debentureholders of Algonquin will also be offered to exchange their convertible debentures for New Common Shares or convertible debentures of Hydrogenics on terms that will be set forth in detail in the Bid Circular. It is expected that the Bid Circular will be mailed to Algonquin unitholders and Algonquin debentureholders in early August, 2009 and will expire concurrently with completion of the Arrangement. Assuming the Minimum Tender Condition is met at the expiry time, and the other conditions to the Offers are satisfied by Hydrogenics at the Expiry Time, Hydrogenics will immediately compulsorily acquire the remaining Algonquin units in accordance with the Algonquin Declaration of Trust, as amended by the Amendment Resolution.

Effect of the Offers

Completion of the Offers, together with the Arrangement, will result in, among other things, Hydrogenics being wholly-owned by Algonquin securityholders and Algonquin becoming a subsidiary of Hydrogenics. Old Hydrogenics will be renamed “Algonquin Power Inc.” and will be listed on the TSX.

Required Approvals

Completion of the Offers, including the creation and issuance of New Common Shares in connection with the Offers, will only take place if the Arrangement Resolution is approved by Hydrogenics Shareholders, such resolution requiring the approval of at least 66 2/3% of the votes cast by Hydrogenics Shareholders, voting in person or by proxy at the Meeting. Completion of the Offers is also subject to, among other things, (i) Algonquin unitholders approving the Amendment Resolution at the Algonquin Meeting, (ii) the other approvals referenced under “The Arrangement — Required Approvals” and (ii) Competition Act Approval noted below.

Competition Act Approval

Completion of the Offers is subject to approval of the Commissioner of Competition in Canada. See “The Offers — Required Approvals — Competition Act Approval”.

Certain Canadian Federal Income Tax Considerations

For Canadian federal income tax purposes, each Hydrogenics Shareholder who is a resident of Canada and whose Hydrogenics Shares constitute capital property generally will realize a capital gain (capital loss) on the Share Exchange equal to the amount by which the fair market value of the New Hydrogenics Shares on the Effective Date exceeds (is exceeded by) the adjusted cost base of a Hydrogenics Shareholder’s Hydrogenics Shares and reasonable costs of disposition. Each Hydrogenics Shareholder who is a non-resident of Canada and whose Hydrogenics Shares do not constitute “taxable Canadian property” generally will not incur any liability for Canadian federal income tax as a result of the Arrangement. A summary of the principal Canadian federal income tax considerations in respect of the Arrangement is set out under “Certain Canadian Federal Income Tax Considerations”, and the foregoing is qualified in full by the information set out in that section.

Certain U.S. Federal Income Tax Considerations

No legal authority directly addresses the proper characterization of the Arrangement for U.S. federal income tax purposes. In addition, the Arrangement will be effected under applicable provisions of Canadian law, which are technically different from analogous provisions of U.S. law. Accordingly, the U.S. federal income tax consequences of the Arrangement to U.S. Holders (as defined in the section titled “Certain United States Federal Income Tax Considerations”) are uncertain. Subject to such uncertainty, the exchange of Hydrogenics

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Shares for New Hydrogenics Shares pursuant to the Arrangement is expected to be a Taxable Transaction (as defined in the section titled “Certain United States Federal Income Tax Considerations”) to U.S. Holders for U.S. federal income tax purposes. However, there can be no assurance that the U.S. Internal Revenue Service will not challenge the treatment of the Arrangement as a Taxable Transaction or that the U.S. courts will agree with this characterization.

If the Arrangement is treated as a Taxable Transaction for U.S. federal income tax purposes, subject to the “passive foreign investment company” rules discussed in this Proxy Circular, U.S. Holders of Hydrogenics Shares should recognize gain or loss in an amount equal to the difference, if any, between (a) the fair market value (expressed in U.S. dollars) of the New Hydrogenics Shares received in exchange for Hydrogenics Shares pursuant to the Arrangement and (b) the adjusted tax basis (expressed in U.S. dollars) of such U.S. Holder in the Hydrogenics Shares exchanged.

Alternatively, if the Arrangement qualifies as a Tax-Deferred Transaction (as defined in the section titled “Certain United States Federal Income Tax Considerations”), subject to the “passive foreign investment company” rules discussed in this Proxy Circular, U.S. holders of Hydrogenics Shares will not recognize gain or loss on the exchange of Hydrogenics Shares for New Hydrogenics Shares pursuant to the Arrangement.

The foregoing is a brief summary only and is qualified in its entirety by the more detailed summary of the U.S. federal income tax considerations of the Arrangement to U.S. Holders set forth in the section titled “Certain United States Federal Income Tax Considerations”. U.S. Holders should consult their own U.S. tax advisors regarding the tax consequences of the Arrangement to them and the proper tax reporting of an exchange of Hydrogenics Shares for New Hydrogenics Shares pursuant to the Arrangement.

Information Respecting New Hydrogenics

New Hydrogenics was incorporated under the CBCA on June 10, 2009 for the express purpose of participating in the Arrangement. New Hydrogenics has not carried on, and will not carry on, any other business from its incorporation to the Effective Time. From the date of incorporation to the Effective Time, Hydrogenics has controlled and will control New Hydrogenics.

Following the completion of the Arrangement, New Hydrogenics will use its assets and the proceeds resulting from the Transaction, net of transaction related expenses, of approximately C$9.3 million to carry out the business as carried on by Hydrogenics prior to the completion of the Transaction. New Hydrogenics’ head office is located at 5985 McLaughlin Road, Mississauga, Ontario, Canada, L5R 1B8.

The Board of Directors has recently approved certain administrative and technical amendments to the Hydrogenics Option Plan, the Hydrogenics RSUP and the Hydrogenics DSUP (collectively, the “Amended Hydrogenics Share Incentive Plans”). The Amended Hydrogenics Share Incentive Plans are currently in force and do not require approval of Hydrogenics Shareholders because (i) in the case of the Hydrogenics RSUP and the Hydrogenics DSUP, applicable securities laws do not require shareholder approval as the plans do not provide for the issuance of securities from treasury and (ii) in the case of the Hydrogenics Option Plan, the amendments are of an administrative and technical nature and are permitted to be made without shareholder approval under the express terms of the plan. As part of the Arrangement, New Hydrogenics will adopt “mirror” Amended Hydrogenics Share Incentive Plans, consisting of the New Hydrogenics Option Plan, the New Hydrogenics RSUP and the New Hydrogenics DSUP (collectively, the “New Hydrogenics Share Incentive Plans”). The Amended Hydrogenics Share Incentive Plans and, assuming completion of the Arrangement, the New Hydrogenics Share Incentive Plans are described in more detail in Appendix “G”.

Immediately prior to the completion of the Arrangement, the board of directors of New Hydrogenics will consist of those same individuals who then make up the Board of Directors, currently being Norman M. Seagram (Chair), Douglas S. Alexander, Michael Cardiff, Joseph Cargnelli, Henry J. Gnacke, V. James Sardo and Daryl Wilson. In addition, the management team of New Hydrogenics will consist of the same individuals who then make up the management team of Hydrogenics, currently being Daryl Wilson (President and Chief Executive Officer), Lawrence Davis (Chief Financial Officer and Corporate Secretary), Joseph Cargnelli (Chief Technology Officer), Wido Westbroek (Vice

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President and General Manager) and Jennifer Barber (Vice President, Finance and Corporate Controller). Furthermore, as a result of the Divesture Agreement and the Plan of Arrangement, all of the officers and employees will be transferred to New Hydrogenics conditional and effective on the completion of the Transaction, on terms and conditions of employment that are identical to those that are in effect with old Hydrogenics immediately prior to the completion of the Transaction.

New Hydrogenics will adopt the same bylaws, corporate governance guidelines, board mandate, terms of reference for directors, committee mandates, committee chair terms of reference, chief executive officer terms of reference, code of ethics, and all other policies, guidelines and operational practices as are currently in effect for Hydrogenics.

Hydrogenics Shareholders approved a special resolution at the annual and special meeting of Hydrogenics Shareholders on May 13, 2009, which gave authority to the Board of Directors to implement a share consolidation with respect to the Hydrogenics Shares at any time before March 24, 2010, within the limits described in the 2009 Proxy Circular. To give effect to the wishes of the Hydrogenics Shareholders, who will become shareholders of New Hydrogenics upon completion of the Transaction, the New Hydrogenics board of directors, and Hydrogenics as its sole shareholder, approved a resolution on June 11, 2009 such that the share consolidation may be effected after completion of the Transaction in respect of the New Hydrogenics Shares on identical terms. The New Hydrogenics board of directors resolution provides that New Hydrogenics Shares may be consolidated on the basis of a ratio within the range of one post-consolidation New Hydrogenics Share for every 10 pre-consolidation New Hydrogenics Shares to one post-consolidation New Hydrogenics Share for every 25 pre-consolidation New Hydrogenics Shares, with the ratio to be selected and implemented by the New Hydrogenics board of directors in its sole discretion, if at all, at any time prior to March 24, 2010.

Should the Board of Directors, however, determine to implement the share consolidation prior to completion of the Transaction, Hydrogenics Shareholders will be notified and the share consolidation in respect of New Hydrogenics Shares will not be implemented.

As Hydrogenics no longer maintains the aggregate market value of the public float of its outstanding common shares to use the registration statement dated September 23, 2008 on Form F-10, filed with the SEC, Hydrogenics will withdraw the registration statement at or prior to the filing of its 2008 Annual Report on Form 20-F (expected to be filed on or prior to June 30, 2009). In addition, Hydrogenics also intends to withdraw its base shelf prospectus dated September 23, 2008 filed with certain provincial securities authorities in Canada prior to completion of the Transaction. New Hydrogenics will not be eligible to use such prospectus as a result of the Transaction.

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THE MEETING

The Board of Directors is delivering this Proxy Circular to you in connection with the solicitation of proxies by the management of Hydrogenics for use at the Meeting.

The Transaction will involve (i) an arrangement (the “Arrangement”) among Hydrogenics and its wholly-owned subsidiaries, Stuart Energy, Test Systems and New Hydrogenics, and (ii) a take-over bid pursuant to which, among other things, Hydrogenics will make offers (the “Offers”) to acquire all of the issued and outstanding units and convertible debentures of Algonquin. The principal purpose of the Meeting is to seek the approval of Hydrogenics Shareholders of the Arrangement.

Pursuant to the Arrangement, Hydrogenics, Stuart Energy and Test Systems will transfer substantially all their respective assets and liabilities to New Hydrogenics. New Hydrogenics will have substantially all of the same assets, liabilities, directors, management and employees as Hydrogenics, Stuart Energy and Test Systems have currently, except for certain tax attributes that will remain behind, and Hydrogenics shareholders will become shareholders of New Hydrogenics. Pursuant to the Offers, Hydrogenics will offer to acquire from unitholders of Algonquin their units of Algonquin in exchange for shares of a new class of common shares of Hydrogenics (“New Common Shares”) on a one-for-one basis, and debentureholders of Algonquin will be offered to exchange their convertible debentures for convertible debentures of old Hydrogenics or New Common Shares, which will result in, among other things, current securityholders of Algonquin who accept the Offers becoming shareholders or debentureholders of old Hydrogenics (to be called Algonquin Power Inc. (“New Algonquin”)) and Algonquin becoming a subsidiary entity of New Algonquin.

Upon completion of the Transaction:

•                  New Hydrogenics will be renamed “Hydrogenics Corporation” and will assume Hydrogenics’ current listings on the TSX under the symbol “HYG” and on Nasdaq under the symbol “HYGS”;

•                  current shareholders of Hydrogenics will become shareholders of New Hydrogenics (based on an exchange ratio of one Hydrogenics common share for one New Hydrogenics common share), and New Hydrogenics will carry on the same business that Hydrogenics currently carries on;

•                  current holders of Hydrogenics Options, Hydrogenics RSUs and Hydrogenics DSUs will hold New Hydrogenics Options, New Hydrogenics RSUs and New Hydrogenics DSUs with substantially the same rights;

•                  old Hydrogenics, Stuart Energy and Test Systems will be released from all debts, liabilities, commitments and obligations of any nature of any kind whatsoever with respect to the Divested Assets and Assumed Liabilities;

•                  all actions, causes of action, claims or proceedings only with respect to or in connection with the Plan of Arrangement, based on or in any way relating to the Hydrogenics Shares, the Hydrogenics RSUs, the Hydrogenics DSUs, the Hydrogenics Options, the Divested Assets and the Assumed Liabilities will be deemed to have been settled, compromised, released and determined without liability except as set forth in the Plan of Arrangement;

•                  old Hydrogenics will be renamed “Algonquin Power Inc.” and will be listed on the TSX; and

•                  current securityholders of Algonquin will become shareholders or debentureholders of New Algonquin.

THE TRANSACTION

Background to the Transaction

During the past two years, management has made significant progress in streamlining Hydrogenics’ operations, increasing revenues and breaking through to profitability in the Onsite Generation business. Management has adjusted the size of the organization and significantly reduced the overall cost structure to position Hydrogenics for sustainable growth. Management has focused resources on product development and market engagement initiatives with original equipment manufacturers (OEMs), oil and gas companies and electrical utilities throughout the world. However, despite these achievements, Hydrogenics continues to

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sustain losses and negative cash flows from operations, and has done so since its inception. While solvent now, management does not expect Hydrogenics’ operations to generate sufficient cash flow to fund its obligations as they come due in the future. As a result of the expected use of existing cash resources, management anticipates requiring additional funding to meet Hydrogenics’ anticipated obligations.

In spring 2008, management engaged a number of financial advisors to explore potential financing opportunities that may be available to Hydrogenics. During the course of these engagements, approximately 150 institutional investors, private equity and venture capital firms were contacted with 60 parties signing confidentiality agreements and more than 30 parties participating in management presentations with respect to a potential private placement of Hydrogenics securities. Ultimately, however, management felt that the terms proposed by a number of potential investors were not on terms favourable enough to pursue. Market conditions during this period also further eroded, which made such financing more difficult to secure.

In order to improve Hydrogenics’ chances of securing funding, Hydrogenics filed a base shelf prospectus in Canada and a registration statement on Form F-10 in the U.S. in September 2008 that provided it with the flexibility to complete a financing in Canada and the U.S. by way of debt, equity or a hybrid instrument, depending on investor interest. Given the continued deterioration of the global economic and credit market conditions in 2008 and 2009, however, Hydrogenics was not able to access financing in the capital markets. As such, the Board of Directors authorized management to pursue non-traditional sources of financing, including opportunities to monetize a portion of Hydrogenics’ accumulated tax losses, as Hydrogenics is not expected to be in a position to use such tax losses for the foreseeable future and/or other non-dilutive financing transactions.

On December 19, 2008, management engaged Genuity to assess financing alternatives that might be available to Hydrogenics. As a result, Genuity initiated contact with more than 50 parties who expressed an interest in considering a non-dilutive financing transaction. A number of these parties signed confidentiality agreements to further discussions and to gain access to certain non-public financial and operating information of Hydrogenics. Certain of these parties engaged in active discussions with Hydrogenics about a potential non-dilutive financing transaction.

In January, 2009, Genuity identified Algonquin as a party with which Hydrogenics might be able to complete a transaction. Hydrogenics entered into a confidentiality agreement with an affiliate of Algonquin on February 2, 2009. Subsequently, on April 13, 2009, Algonquin and Hydrogenics entered into an exclusivity agreement to further pursue discussions regarding a potential transaction. The parties engaged in detailed discussions, together with their respective tax and legal advisors, regarding a proposal for Hydrogenics to complete a non-dilutive financing.

Following further analysis of the proposal, negotiations between the parties and due diligence by Algonquin, on June 11, 2009, Hydrogenics, New Hydrogenics and the Algonquin Board entered into the Support Agreement providing, among other things, for the terms and conditions of the Arrangement and the Offers.

Recommendation of the Board of Directors

The Board of Directors has carefully considered the Transaction and has determined that the terms of the Transaction are in the best interests of Hydrogenics and Hydrogenics Shareholders, as a whole, and are fair, from a financial point of view, to Hydrogenics Shareholders. As such, the Board of Directors has unanimously approved the Transaction and authorized the submission of the Arrangement to Hydrogenics Shareholders for approval. Accordingly, the Board of Directors unanimously recommends that Hydrogenics Shareholders vote FOR the Arrangement Resolution. See “The Transaction — Reasons for the Transaction”.

Reasons for the Transaction

The Board of Directors examined the Transaction and considered whether the terms of the Transaction are in the best interests of Hydrogenics and Hydrogenics Shareholders, as a whole, and are fair, from a financial point of view, to Hydrogenics Shareholders.

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The Support Agreement and certain other principal documents required to undertake and implement the Transaction were prepared by and negotiated between management and legal counsel for each of Hydrogenics and the Algonquin Board and presented to the Board of Directors by management.

During the course of its deliberations and in arriving at its recommendation, the Board of Directors relied upon the legal, financial and other advice and information it received. The following is a summary of the factors, among others, which the Board of Directors reviewed and considered:

•                  Extensive Review Process.  In spring 2008, management engaged a number of financial advisors to explore potential financing opportunities that might be available to Hydrogenics. These financial advisors contacted numerous institutional investors, private equity and venture capital firms; however, Hydrogenics was unable to complete a financing transaction on satisfactory terms due to, in part, the deteriorating market conditions in 2008. From December 2008 through April 2009, Hydrogenics, with the assistance of its financial advisor, Genuity, conducted an extensive solicitation process, which included a broad canvass of more than 50 potential parties for a non-dilutive financing transaction, of which a number signed a confidentiality and standstill agreement and received access to confidential information from Hydrogenics. Following this process, the Board of Directors concluded that the Transaction represented the best alternative available for Hydrogenics and Hydrogenics Shareholders.

•                  Non-Dilutive Financing.  Following the Transaction, Hydrogenics Shareholders will hold 100% of the New Hydrogenics Shares, and New Hydrogenics will carry on the same business that Hydrogenics carried on prior to completion of the Arrangement, but with additional net cash of approximately C$9.3 million, without any dilution to Hydrogenics Shareholders.

•                  Shareholder Approval.  The Transaction will not proceed unless the Arrangement Resolution receives a favorable vote of at least 66 2/3% of the votes cast at the Meeting by Hydrogenics Shareholders.

•                  Court Approval.  The Arrangement must be approved by the Court, which will consider, among other things, the fairness and reasonableness of the Arrangement to Hydrogenics Shareholders.

•                  Ability to Access Capital.  Hydrogenics had experienced difficulty in finding the additional capital required for funding the ongoing development of products on terms that would not be dilutive to Hydrogenics Shareholders.

•                  Hydrogenics’ Financial Condition and Prospects.  Substantial historical and current information concerning Hydrogenics’ businesses, markets, financial performance, prospects, cash utilization, operations, technologies and intellectual property, plus well developed marketing, financial and operating plans.

•                  Management Views.  Management’s carefully considered views about Hydrogenics’ anticipated financial condition, results of operations and business both with and without giving effect to the Transaction.

•                  Reasonableness of the Support Agreement and Related Transaction Documents.  The terms and conditions of the Support Agreement and related transaction documents, that were the result of arm’s-length negotiations between the Parties, were reviewed by the Board of Directors in consultation with its financial and legal advisors. The Board of Directors determined that the terms and conditions of the Support Agreement and related transaction documents were fair and reasonable in the circumstances.

The foregoing discussion of the information and factors reviewed by the Board of Directors is not intended to be exhaustive, but is believed to include all material factors considered by the Board of Directors. In reaching its determination, the Board of Directors did not assign any relative or specific weights to the foregoing factors

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which were considered, and individual members of the Board of Directors may have given different weights to different factors.

Based on the above, the Board of Directors has determined that the terms of the Transaction are in the best interests of Hydrogenics and Hydrogenics Shareholders, as a whole, and are fair, from a financial point of view, to Hydrogenics Shareholders. As such, the Board of Directors has unanimously approved the Transaction and authorized the submission of the Arrangement Resolution to Hydrogenics Shareholders for approval.

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Hydrogenics Shareholder Approval Required for the Arrangement

Approval of the Arrangement Resolution will require the affirmative vote of at least 66 2/3% of the votes cast by Hydrogenics Shareholders present in person or represented by proxy at the Meeting in order for Hydrogenics to seek the Final Order and implement the Transaction. See “The Arrangement — Required Approvals — Hydrogenics Shareholders Approval”.

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SUPPORT AGREEMENT

This section of the Proxy Circular describes the material provisions of the Support Agreement but does not purport to be complete and may not contain all of the information about the Support Agreement that is important to a particular Hydrogenics Shareholder. This summary is qualified in its entirety by reference to the Support Agreement, which is incorporated by reference in this Proxy Circular and is available on SEDAR at www.sedar.com. We encourage Hydrogenics Shareholders to read the Support Agreement in its entirety.

The Transaction, consisting of the Arrangement and the Offers, is being effected pursuant to the Support Agreement. The Support Agreement contains covenants, representations and warranties of and from each of Hydrogenics, New Hydrogenics and the Algonquin Board and various conditions precedent, both mutual and with respect to each party.

Amendment and Arrangement Resolutions

The Support Agreement provides that:

(a)          the Algonquin Board shall call and hold the Algonquin Meeting for the purposes of securing the approval for the Amendment Resolution to provide that (i) the threshold for completing a compulsory acquisition under the Unit Offer is 66 2/3% of the number of Algonquin units represented by holders thereof, in person or by proxy, at the Algonquin Meeting; and (ii) such compulsory acquisition shall be deemed to be completed at the Effective Time; and

(b)         the Board of Directors shall call and hold the Arrangement Meeting for the purposes of securing the approval for the Arrangement Resolution.

Each of the Algonquin Meeting and the Arrangement Meeting will be held on July 27, 2009.

Conditions to the Mailing of the Bid Circular

Mailing of the Bid Circular is conditional on certain customary matters and others, including, that (i) the Interim Order has been granted in form and substance satisfactory to Hydrogenics and the Algonquin Board, each acting reasonably, and (ii) the SEC Form F-4 Registration Statement in connection with the Offers has been declared effective by the SEC. If the Bid Circular has not been mailed by December 31, 2009, the parties may terminate the Support Agreement.

Conditions to the Offers

The conditions to the Offers are set out in Schedule “C” of the Support Agreement and include:

(a)   there shall not be pending, or in force any suit, action or proceeding by any Person, including a Governmental Entity, or injunction, order, decree or ruling issued by a Governmental Entity of competent jurisdiction (and there shall not be threatened in writing or pending any suit, action or proceedings by any Person, including a Governmental Entity, in respect thereof):

(i)    to cease trade, enjoin, prohibit or impose material limitations or conditions on any of the transactions contemplated in the Support Agreement, including (A) the Offers, the Compulsory Acquisition or the purchase by, or the sale to, Hydrogenics of the Algonquin securities or the right of Hydrogenics to own or exercise full rights of ownership of the Algonquin securities, (B) the completion of the Arrangement, or (C) the completion of the transactions contemplated in the Divestiture Agreement;

(ii)   seeking to obtain from Hydrogenics or Algonquin any material damages directly or indirectly in connection with the Offers, the Compulsory Acquisition or the Arrangement; or

(iii)  that would materially and adversely affect the ability of Hydrogenics to complete the Offers, the Compulsory Acquisition or the Arrangement on the Effective Time;

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(b)   the Arrangement Resolution has been approved by 66 2/3% of the number of common shares represented by Hydrogenics shareholders, in person or by proxy, at the Meeting;

(c)   the Amendment Resolution has been approved by 66 2/3% of the number of Algonquin units represented by Algonquin unitholders, in person or by proxy, at the Algonquin Meeting;

(d)   the Minimum Tender Condition has been satisfied;

(e)   the Interim Order and Final Order have been granted in form and substance satisfactory to Hydrogenics, acting reasonably, and shall not have been set aside or varied in any manner unacceptable to Hydrogenics, acting reasonably, on appeal or otherwise;

(f)    the Competition Act Clearance has been obtained on terms satisfactory to Hydrogenics and the Algonquin Board, both acting reasonably;

(g)   the New Common Shares to be issued under the Offers and the Compulsory Acquisition shall have been conditionally approved for listing on the TSX on terms satisfactory to Hydrogenics and the Algonquin Board, both acting reasonably;

(h)   the New Hydrogenics Shares to be issued under the Arrangement shall have been conditionally approved for listing on the TSX and Nasdaq on terms satisfactory to Hydrogenics, acting reasonably; and

(i)    the Support Agreement shall not have been terminated in accordance with its terms.

Consideration

Pursuant to the Transaction, the Algonquin Board will ensure that old Hydrogenics shall have the requisite funds to pay, and shall cause old Hydrogenics to pay, to New Hydrogenics, upon completion of the Transactions, and thereafter, on, and subject to, the terms of the Support Agreement, certain amounts in respect of the consideration to be received in connection with the Transaction, to be evidenced by promissory notes.

Initial Amount

Old Hydrogenics will be indebted to New Hydrogenics in an the amount equal to C$10,813,084 (the “Initial Amount”) representing the value of the Tax Pools as at March 31, 2009 based on the amounts for non-capitalized losses, unclaimed SRED expenditures and unclaimed ITCs specified in the Support Agreement. The Initial Amount will be paid by old Hydrogenics to New Hydrogenics at the Effective Time.

Additional Amount

Old Hydrogenics will be indebted to New Hydrogenics in an amount based on an estimate of the aggregate dollar value of Tax Pools as at the Effective Time (the “Additional Amount”), calculated, and adjusted, on the terms set forth in the Support Agreement. Following the Effective Time, the parties will reconcile the estimate with the actual Tax Pools as at the Effective Time. If the amount is positive, old Hydrogenics shall pay New Hydrogenics. If the amount is negative, New Hydrogenics shall pay old Hydrogenics the absolute value of the Additional Amount.

Post-Closing Amount

Certain Restricted Tax Pools that exist within certain subsidiaries of old Hydrogenics are subject to restrictions on use by such subsidiaries following completion of the Transaction. In the event that, prior to the sixth anniversary of the Effective Time restrictions on the use of such Restricted Tax Pools are removed and old Hydrogenics, Stuart Energy or Test Systems uses such Restricted Tax Pools, old Hydrogenics will pay to New Hydrogenics an agreed upon rate of compensation (the “Post-Closing Amount”) in respect of the Restricted Tax Pools that are actually used.

In the event that any claim under the Tax Act made with respect of Restricted Pool Losses is denied by Canada Revenue Agency (other than as a result of actions taken by old Hydrogenics after the Effective Time),

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New Hydrogenics shall refund any payment by old Hydrogenics in respect of the Post-Closing Amount previously made.

Representations and Warranties

The Support Agreement contains representations of the Algonquin Board relating to certain matters, including existence; authorization; reporting issuer status; capitalization; sufficiency of funds; the trustees’ circular to be mailed in connection with the Offers; and the Algonquin Information Circular.

The Support Agreement contains representations of Hydrogenics and New Hydrogenics relating to certain matters in respect of Hydrogenics, including existence; authorization; reporting issuer status; and the listing of New Hydrogenics Shares on the TSX. There are also specific representations regarding the Tax Pools and foreign taxes.

Covenants

The Support Agreement contains certain covenants of the Algonquin Board, including covenants (i) restricting its ability to amend the Amendment Resolution, (ii) providing that it recommend Algonquin unitholders vote in favor of the Amendment Resolution, (iii) providing that it support the Offers, subject to the Algonquin Board being of the view, acting reasonably, that a Material Adverse Change has not occurred or is not likely to exist at the Effective Time, (iv) providing that adequate funding is in place such that immediately available funds will be provided to Hydrogenics in an amount equal to the Initial Amount, and (v) providing that the Initial Amount will be paid to New Hydrogenics at the Effective Time.

The Support Agreement contains certain covenants of Hydrogenics, including covenants (i) restricting its ability to amend the Plan of Arrangement, the Divestiture Agreement, the Offers or the Indemnity Agreement or waive any conditions in the Divestiture Agreement in favor of Hydrogenics or the Offers and (ii) preventing it from completing any transaction which would result in an “acquisition of control” of Hydrogenics, Test Systems or Stuart Energy which would have the effect of imposing restrictions on the ability of Hydrogenics, Test Systems and/or Stuart Energy to utilize the Tax Pools or which would accelerate expiry of the Tax Pools.

Termination

Termination by the Algonquin Board

The Algonquin Board may terminate the Support Agreement prior to the Effective Time:

(a)   if the Effective Time has not occurred on or before February 5, 2010; provided, however, this right to terminate the Support Agreement is not available to the Algonquin Board if its failure to fulfil any obligation under the Support Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur;

(b)   if Hydrogenics is in breach in any material respect of any of its material representations, warranties and covenants under the Support Agreement and such breach is not remedied within 15 days after written notice has been given by the Algonquin Board to Hydrogenics;

(c)   if the Algonquin Board, acting reasonably, is of the view that a Material Adverse Change has occurred or is likely to exist at the Effective Time;

(d)   if any condition of the Offers is not satisfied by the Expiry Time or any change, effect, event, occurrence, state of facts or development has occurred that would cause any of these conditions not to be satisfied and is not reasonably capable of being cured by February 5, 2010, unless the reason for the relevant condition not being satisfied or capable of being satisfied is due to a breach of the Support Agreement by the Algonquin Board or its Representatives;

(e)   if the mailing of the Bid Circular has not occurred on or before December 31, 2009; provided, however, this right to terminate the Support Agreement is not available to the Algonquin Board if its failure to fulfil any obligation under Support Agreement has been the cause of, or resulted in, the failure of the Bid Circular to be mailed on or before December 31, 2009;

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(f)    if any conditions to mailing the Bid Circular have not been satisfied or waived by December 31, 2009, unless the reason for the relevant condition not being satisfied or capable of being satisfied is due to a breach of the Support Agreement by the Algonquin Board; or

(g)   for convenience, provided that such termination shall only be effective upon APMI paying Hydrogenics a C$1,000,000 break fee (the “APMI Break Fee”) provided for in the Expense Reimbursement Agreement.

Termination by Hydrogenics

Hydrogenics may terminate the Support Agreement prior to the Effective Time:

(a)   if the Effective Time has not occurred on February 5, 2010; provided, however, this right to terminate the Support Agreement is not available to Hydrogenics if its failure to fulfil any obligation under the Support Agreement has been the cause of, or result in, the failure of the Effective Time to occur;

(b)   if the Algonquin Board is in breach in any material respect of any of its material representations, warranties and covenants under the Support Agreement and such breach is not remedied within 15 days after written notice thereof from Hydrogenics to the Algonquin Board;

(c)   if any condition of the Offers is not satisfied or waived by the Expiry Time, or any change, effect, event, occurrence, state of facts or development has occurred that would cause any condition of the Offers not to be satisfied and is not reasonably capable of being cured by February 5, 2010, unless the reason for the relevant condition not being satisfied or capable of being satisfied is due to a breach of the Support Agreement by Hydrogenics or its Representatives;

(d)   if the mailing of the Bid Circular has not occurred on or before December 31, 2009; provided, however, this right to terminate the Support Agreement is not available to Hydrogenics if its failure to fulfil any obligation under the Support Agreement has been the cause of, or resulted in, the failure of the Bid Circular to be mailed on or before December 31, 2009;

(e)   if any of the conditions to mailing the Bid Circular have not been satisfied or waived by December 31, 2009, unless the reason for the relevant condition not being satisfied or capable of being satisfied is due to a breach of the Support Agreement by Hydrogenics; or

(f)    for convenience, provided that such termination shall only be effective upon Hydrogenics paying APMI a C$1,000,000 break fee (the “Hydrogenics Break Fee”) provided for in the Expense Reimbursement Agreement.

Mutual Termination

The Support Agreement may also be terminated by mutual written consent of the parties.

EXPENSE REIMBURSEMENT AGREEMENT

This section of the Proxy Circular describes the material provisions of the Expense Reimbursement Agreement but does not purport to be complete and may not contain all of the information about the Expense Reimbursement Agreement that is important to a particular Hydrogenics Shareholder. This summary is qualified in its entirety by reference to the Expense Reimbursement Agreement, which is incorporated by reference in this Proxy Circular and is available on SEDAR at www.sedar.com. We encourage Hydrogenics Shareholders to read the Expense Reimbursement Agreement in its entirety.

The Expense Reimbursement Agreement sets out the terms and conditions upon which certain expenses and compensation shall be payable in connection with the termination of the Support Agreement.

Hydrogenics will reimburse APMI for Algonquin Costs, to a maximum amount of C$500,000 in the event that the Algonquin Board terminates the Support Agreement pursuant to any of:

•                  the Arrangement Resolution is not approved (provided the Amendment Resolution is approved); or

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•                  Hydrogenics has breached any of its material representations, warranties and covenants in the Support Agreement, and has not remedied such breach within the terms provided for in the Support Agreement.

APMI will reimburse Hydrogenics for Hydrogenics Costs, to a maximum amount of C$500,000 in the event that Hydrogenics terminates the Support Agreement pursuant to any of:

•                  the Amendment Resolution is not approved or the Minimum Tender Condition in respect of the Unit Offer has not been satisfied at the Expiry Time (provided the Arrangement Resolution is approved); or

•                  the Algonquin Board has breached any of its material representations, warranties and covenants in the Support Agreement, and has not remedied such breach within the terms provided for in the Support Agreement.

If either party extends its meeting date without the prior written consent of the other, it will not be entitled to any reimbursement as described in the first bullet of each of the above two lists.

The Support Agreement can be terminated by the Algonquin Board for any reason upon payment of the APMI Break Fee. In addition, the APMI Break Fee shall be paid as a result of any wilful or intentional breach by Hydrogenics of its material covenants, representations or warranties contained in the Support Agreement.

The Support Agreement can be terminated by Hydrogenics for any reason upon payment of the Hydrogenics Break Fee. In addition, the Hydrogenics Break Fee shall be paid as a result of any wilful or intentional breach by the Algonquin Board of its material covenants, representations or warranties contained in the Support Agreement.

No party will be liable to any other party for special, incidental, indirect, consequential or punitive damages. Neither party will have to pay the C$500,000 expense fee to the other party if such party has paid or is required to pay the C$1,000,000 break fee.

GUARANTEES

This section of the Proxy Circular describes the material provisions of the Guarantees but does not purport to be complete and may not contain all of the information about the Guarantees that is important to a particular Hydrogenics Shareholder. This summary is qualified in its entirety by reference to the Guarantees, which are incorporated by reference into this Proxy Circular and are available on SEDAR at www.sedar.com. We encourage Hydrogenics Shareholders to read the Guarantees in their entirety.

In connection with the Support Agreement, Hydrogenics, New Hydrogenics and APMI have entered into the APMI Guarantee pursuant to which APMI has agreed to unconditionally and irrevocably guarantee the obligations of the Algonquin Board under the Support Agreement.

In connection with the Expense Reimbursement Agreement and the APMI Guarantee, Hydrogenics, New Hydrogenics, APMI and Algonquin have entered into the Algonquin Guarantee pursuant to which Algonquin has agreed to unconditionally and irrevocably guarantee the obligations of APMI under the Expense Reimbursement Agreement and the APMI Guarantee.

INDEMNITY AGREEMENT

This section of the Proxy Circular describes the material provisions of the Indemnity Agreement but does not purport to be complete and may not contain all of the information about the Indemnity Agreement that is important to a particular Hydrogenics Shareholder. This summary is qualified in its entirety by reference to the Indemnity Agreement, a form of which is appended to the Support Agreement, which is incorporated by reference in this Proxy Circular and is available on SEDAR at www.sedar.com. We encourage Hydrogenics Shareholders to read the form of Indemnity Agreement in its entirety.

The Indemnity Agreement is designed to provide New Algonquin with indemnification from New Hydrogenics for claims relating to New Hydrogenics’ business that are brought against New Algonquin in the future.

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The Indemnity Agreement provides that New Hydrogenics is liable to New Algonquin, Stuart Energy and Test Systems (the “Indemnitees”) for all Losses which it may suffer, sustain, pay or incur, and will indemnify and hold the Indemnitees harmless from and against all Losses which may be brought against or suffered by the Indemnitees or which the Indemnitees may suffer, sustain, pay or incur arising out of, resulting from, attributable to or connected with:

(a)                                  any debts, liabilities, commitments or obligations of any nature (whether matured or unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever resulting from any matters, actions, events, facts or circumstances related to the activities, affairs or business of any of the Indemnitees which occurred up to the Effective Time, including without limitation, as a result of: (i) claims relating to the intellectual property of the Indemnitees or the activity of the Indemnitees and/or of their respective subsidiaries for any period of time up to the Effective Time, in relation to such intellectual property, including without limitation the development, reproduction, use, and sale or distribution, of all or any part thereof, which infringes upon, or misappropriates, the intellectual property rights of any third person; (ii) claims relating to taxes of the Indemnitees for any period of time up to the Effective Time; (iii) claims related to any public disclosure of the Indemnitees, including without limitation the Hydrogenics Continuous Disclosure Record and any disclosure relating to Hydrogenics included in the trustees’ circular related to the Offers and the Algonquin Information Circular and the Offer Documents, for any period of time up to the Effective Time; (iv) any violation of applicable law, including without limitation applicable securities laws, that occurred up to the Effective Time; (v) any failure to comply with the terms of any agreements, contracts, indentures, licenses, permits, or approvals to which any of the Indemnitees is or was party or which any is or was subject to, or which has been entered into on their behalf or their respective constating documents, for any period of time up to the Effective Time; (vi) claims relating to the operation, performance, warranty, maintenance, service, malfunction or liability of any of the Indemnitees’ products up to the Effective Time; (vii) claims relating to workers’ compensation, including without limitation, premiums in Canada, the United States, Belgium or Germany for any period of time up to the Effective Time; (viii) claims relating to personal injuries or property damage for any period of time up to the Effective Time; or (ix) third party claims relating to violations of environmental laws for any period of time up to the Effective Time;

(b)                                 any debts, liabilities, commitments or obligations of any nature (whether matured or unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever resulting from any matters, actions, events, facts or circumstances related to the activities, affairs or business of New Hydrogenics; and

(c)                                  any breach (including any failure or inaccuracy) of any of the representations and warranties of Hydrogenics and/or New Hydrogenics under the Support Agreement, the Divestiture Agreement and/or the Expense Reimbursement Agreement, or any failure of Hydrogenics and/or New Hydrogenics to perform or observe any covenant or agreement to be performed by them or either of them under the Support Agreement, the Divestiture Agreement and/or the Expense Reimbursement Agreement prior to the Effective Time as though:

(i)                                     the representations and warranties related to the Tax Pools in the Support Agreement survived until June 10, 2017; and

(ii)                                  all other representations, warranties and agreements and covenants survived until June 10, 2011;

provided however, that for such purpose, the Materiality Representations and Warranties (as defined in the Indemnity Agreement) shall be read and construed without reference to “material” and similar qualifications used in the Support Agreement.

The Indemnity Agreement also provides that New Algonquin will be liable to New Hydrogenics for all Losses, including TOB Losses, which it may suffer, sustain, pay or incur and will indemnify and hold New Hydrogenics harmless from and against all Losses, including TOB Losses, which may be brought against

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or suffered by New Hydrogenics or which New Hydrogenics may suffer, sustain, pay or incur arising out of, resulting from, attributable to or connected with:

(a)                                  claims related to any disclosure relating to Algonquin included in the Proxy Circular and Bid Circular (including, without limitation, pro forma financial information);

(b)                                 claims related to any disclosure included in the Offer Documents (including, without limitation, pro forma financial information), other than disclosure relating to Hydrogenics;

(c)                                  any debts, liabilities, commitments or obligations of any nature (whether matured or unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever resulting from any matters, actions, events, facts or circumstances related to the activities, affairs or business of Hydrogenics which occur on or after the Effective Time;

(d)                                 any debts, liabilities, commitments or obligations of any nature (whether matured or unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever resulting from any matters, actions, events, facts or circumstances related to the Offer Documents, the Depositary Agreement, the Hydrogenics Trust Indenture, and any securities issued thereunder, other than claims related to any disclosure relating to Hydrogenics contained in the Offer Documents;

(e)                                  any breach (including any failure or inaccuracy) of any of the representations and warranties of Hydrogenics, the Algonquin Board, Algonquin and APMI under the Support Agreement, the Expense Reimbursement Agreement and the Guarantees, or any failure of the Algonquin Board, Algonquin or APMI to perform or observe any covenant or agreement to be performed by it at or after the Effective Time under the Support Agreement, the Expense Reimbursement Agreement and the Guarantees as though such representations, warranties, covenants and agreements survived the Effective Time; provided, however, that for such purposes, the Materiality Representations and Warranties shall be read and construed without reference to “material” and similar qualifications used therein;

(f)                                    any failure of Hydrogenics to perform or observe any covenant or agreement to be performed by it under the Support Agreement, the Divestiture Agreement and/or the Expense Reimbursement Agreement after the Effective Time; and

(g)                                 any failure of Hydrogenics to perform or observe any covenant or agreement to be performed by it under the Divestiture Agreement, the Offer Documents, the Depositary Agreement, the Hydrogenics Trust Indenture, and any securities issued thereunder.

New Hydrogenics shall have no liability or obligation to indemnify or otherwise compensate any of the Indemnitees in excess of the sum of (i) the Initial Amount, (ii) the Additional Amount, and (iii) the Post-Closing Amount, in respect of any breach (including any failure or inaccuracy) of any of the Tax Pool representations and warranties of Hydrogenics and/or New Hydrogenics contained in the Support Agreement.

The Indemnity Agreement provides detailed procedures for claims under the Indemnity Agreement which, provided New Hydrogenics acknowledges liability under the Indemnity Agreement with respect to such matter, gives New Hydrogenics the right to elect to take carriage and control of the dispute process relating to such claims.

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DIVESTITURE AGREEMENT

This section of the Proxy Circular describes the material provisions of the Divestiture Agreement but does not purport to be complete and may not contain all of the information about the Divestiture Agreement that is important to a particular Hydrogenics Shareholder. See also the full text of the Plan of Arrangement at Appendix “F” hereto.

Under the terms of the Divestiture Agreement, and the Plan of Arrangement, New Hydrogenics will:

(a)                                  acquire from Hydrogenics, Stuart Energy and Test Systems (collectively, the “Vendors”) all of their respective rights, title and interest (legal and beneficial) in and to all of the assets of the Vendors of every kind and wheresoever situate, other than the Excluded Assets, (collectively, the “Divested Assets”); and

(b)                                 pay, assume, discharge, perform and fulfill, as the case may be, all debts, liabilities, commitments and obligations of any nature (whether matured, unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever, other than Excluded Liabilities, of the Vendors (collectively, the “Assumed Liabilities”).

THE ARRANGEMENT

Arrangement Mechanics

The Plan of Arrangement provides for the implementation of the following steps, in the following sequence:

1.                                       Hydrogenics shall transfer, assign and convey its entire legal and beneficial right, title and interest in and to the Hydrogenics Divested Assets to New Hydrogenics and, as consideration for the Hydrogenics Divested Assets, New Hydrogenics shall assume the Assumed Liabilities in respect of Hydrogenics and issue to Hydrogenics fully paid New Hydrogenics Shares with a market value equal to the fair market value of the Hydrogenics Divested Assets less the amount of the Assumed Liabilities in respect of Hydrogenics, all on the terms and conditions set forth in the Divestiture Agreement;

2.                                       Stuart Energy shall transfer, assign and convey its entire legal and beneficial right, title and interest in and to the Stuart Energy Divested Assets to New Hydrogenics and, as consideration for the Stuart Energy Divested Assets, New Hydrogenics shall assume the Assumed Liabilities in respect of Stuart Energy and issue to Stuart Energy fully paid New Hydrogenics Shares with a fair market value equal to the fair market value of the Stuart Energy Divested Assets less the amount of the Assumed Liabilities in respect of Stuart Energy, all on the terms and conditions set forth in the Divestiture Agreement;

3.                                       Test Systems shall transfer, assign and convey its entire legal and beneficial right, title and interest in and to the Test Systems Divested Assets to New Hydrogenics and, as consideration for the Test Systems Divested Assets, New Hydrogenics shall assume the Assumed Liabilities in respect of Test Systems and issue to Test Systems fully paid New Hydrogenics Shares with a fair market value equal to the fair market value of the Test Systems Divested Assets less the amount of the Assumed Liabilities in respect of Test Systems, all on the terms and conditions set forth in the Divestiture Agreement;

4.                                       Stuart Energy shall distribute all of its New Hydrogenics Shares to Hydrogenics as a return of capital;

5.                                       Test Systems shall distribute all of its New Hydrogenics Shares to Hydrogenics as a partial repayment of the indebtedness owing to Hydrogenics in an amount equal to the fair market value of such New Hydrogenics Shares;

6.                                       Hydrogenics shall issue Hydrogenics Note 1, Hydrogenics Note 2 and Hydrogenics Note 3 to New Hydrogenics as contributions to the capital of New Hydrogenics;

7.                                       New Hydrogenics shall adopt and be deemed to have adopted and implemented the New Hydrogenics RSUP;

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8.                                       the Hydrogenics RSUP shall be terminated and cancelled and each Hydrogenics RSU shall be terminated and cancelled in exchange for one New Hydrogenics RSU, the value of which is based on one New Hydrogenics Share on the same terms and conditions, mutatis mutandis, as the terminated and cancelled Hydrogenics RSU;

9.                                       New Hydrogenics shall adopt and be deemed to have adopted and implemented the New Hydrogenics DSUP;

10.                                 the Hydrogenics DSUP shall be terminated and cancelled and each Hydrogenics DSU shall be terminated and cancelled in exchange for one New Hydrogenics DSU, the value of which is based on one New Hydrogenics Share on the same terms and conditions, mutatis mutandis, as the terminated and cancelled Hydrogenics DSU;

11.                                 New Hydrogenics shall adopt and be deemed to have adopted and implemented the New Hydrogenics Option Plan;

12.                                 the Hydrogenics Option Plan shall be terminated and cancelled and each Hydrogenics Option to acquire one Hydrogenics Share shall be terminated and cancelled in exchange for one New Hydrogenics Option, as the sole consideration, at an exercise price per New Hydrogenics Share equal to the exercise price per Hydrogenics Share under the Hydrogenics Option so terminated and cancelled and having the same vesting date and expiry date as the Hydrogenics Option so terminated and cancelled, and the New Hydrogenics Options so granted shall be otherwise deemed to have been granted under, and be subject to, the terms and conditions of the New Hydrogenics Option Plan;

13.                                 the authorized capital of Hydrogenics will be altered to (i) amend the Hydrogenics Shares to make each Hydrogenics Share redeemable at the option of Hydrogenics in consideration for one New Hydrogenics Share, and (ii) authorize the New Common Shares;

14.                                 immediately following compulsory acquisition of the units of Algonquin pursuant to the Algonquin Declaration of Trust, as amended, each outstanding Hydrogenics Share will be transferred to Hydrogenics for redemption in exchange for one New Hydrogenics Share;

15.                                 Hydrogenics, Stuart Energy and Test Systems will change their names to “Algonquin Power Inc.”, “Algonquin Energy Systems Corporation” and “Algonquin Test Systems Inc.”, respectively;

16.                                 New Hydrogenics will change its name to “Hydrogenics Corporation”;

17.                                 the number of directors of old Hydrogenics shall be reduced from seven to three, and the incumbent directors of Hydrogenics shall, and shall be deemed to, have resigned and be replaced, as directors, by the trustees of Algonquin;

18.                                 the number of directors of New Hydrogenics shall be increased from three to seven, and the resigning directors of old Hydrogenics shall, and shall be deemed to, be the directors of New Hydrogenics;

19.                                 the initial auditors of New Hydrogenics will be PricewaterhouseCoopers LLP;

20.                                 the auditors of old Hydrogenics will be KPMG LLP; and

21.                                 Old Hydrogenics will pay to New Hydrogenics C$10,813,084 in full satisfaction of Hydrogenics Note 1.

Effect of the Arrangement

Upon completion of the Arrangement, Hydrogenics Shareholders will be the holders of all issued and outstanding New Hydrogenics Shares and New Hydrogenics will be the holder of the assets (including the associated contractual obligations and liabilities) formerly owned by Hydrogenics, Stuart Energy and Test Systems and will carry on the business previously carried on by Hydrogenics, with additional net cash of approximately C$9.3 million.

New Hydrogenics will assume and be bound by and observe, carry out, perform, fulfill and pay all of the outstanding covenants, conditions, obligations and liabilities of each of Hydrogenics, Stuart Energy and Test Systems, including those contained in the contracts to which each is a party (other than with respect to certain

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excluded liabilities, including the Offer Documents, the Depositary Agreement, the Hydrogenics Trust Indenture, the Support Agreement, the Expense Reimbursement Agreement and the Guarantees). In addition, New Hydrogenics will offer employment to each of Hydrogenics’ employees on terms and conditions of employment which are identical to those governing such employees’ employment with Hydrogenics as in effect immediately prior to completion of the Transaction. Furthermore, New Hydrogenics will, going forward, fully indemnify and save old Hydrogenics, Stuart Energy, Test Systems and their respective directors, officers and employees harmless from and against all liabilities, losses, costs, expenses, claims and damages (including legal costs), to which any of them may be subject in relation to, among other things, the assets and the business carried out by old Hydrogenics, Stuart Energy and Test Systems prior to the Effective Time and by New Hydrogenics, other than with respect to the Offer Documents, the Depositary Agreement, the Hydrogenics Trust Indenture and any securities issued thereunder.

As a result of the Divestiture Agreement and Plan of Arrangement, each of old Hydrogenics, Stuart Energy and Test Systems will be released from all debts, liabilities, commitments and obligations of any nature of any kind whatsoever with respect to the Divested Assets and Assumed Liabilities. In addition, all actions, causes of action, claims or proceedings only with respect to or in connection with the Plan of Arrangement, based on or in any way relating to the Hydrogenics Shares, the Hydrogenics RSUs, the Hydrogenics DSUs, the Hydrogenics Options, the Divested Assets and the Assumed Liabilities will be deemed to have been settled, compromised, released and determined without liability except as set forth in the Plan of Arrangement.

Procedure for the Arrangement to Become Effective

The Arrangement is proposed to be carried out pursuant to section 192 of the CBCA. The following procedural steps must be taken for the Arrangement to become effective:

(a)                                  the Arrangement Resolution must be approved by at least 66 2/3% of the votes cast by Hydrogenics Shareholders at the Meeting;

(b)                                 the Arrangement must be approved by the Court pursuant to the Final Order;

(c)                                  the Articles of Arrangement must be filed with the CBCA Director in the form prescribed by the CBCA; and

(d)                                 the Certificate must be issued by the CBCA Director.

Required Approvals

The obligations of Hydrogenics to complete the transactions contemplated by the Arrangement are subject to a number of conditions which must be satisfied or waived in order for the Arrangement to become effective, including the following required approvals.

Hydrogenics Shareholder Approval

Pursuant to the Interim Order, the Arrangement Resolution must be approved by at least 66 2/3% of the votes cast by Hydrogenics Shareholders, present in person or by proxy, at the Meeting. A copy of the Arrangement Resolution is attached as Appendix “A” to this Proxy Circular. Each Hydrogenics Shareholder is entitled to one vote per Hydrogenics Share held.

The Board of Directors has approved the Arrangement, and recommends that you vote FOR the Arrangement Resolution.

If the Arrangement does not receive Hydrogenics Shareholder approval, we will not be able to complete the Transaction, nor realize its benefits. See “The Transaction — Reasons for the Transaction”.

Court Approval

The CBCA requires that the Arrangement receives Court approval. On June 25, 2009, Hydrogenics obtained the Interim Order providing for the calling and holding of the Meeting and other procedural matters. See the Interim Order included in Appendix “B” attached hereto.

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Subject to the adoption of the Arrangement Resolution at the Meeting, in the manner required by the Interim Order, Hydrogenics will apply to the Court for the Final Order. See the Notice of Application included in Appendix “B” attached hereto.

The Court has broad discretion under the CBCA when making orders with respect to the Arrangement, and the Court, in hearing the application for the Final Order, will consider, among other things, the fairness of the Arrangement to Hydrogenics Shareholders.

The New Hydrogenics Shares to be issued pursuant to the Arrangement will not be registered under the U.S. Securities Act, and are being issued in reliance upon the exemption from the registration requirements under the U.S. Securities Act provided by section 3(a)(10) thereof. The Court will be advised, prior to the hearings of the applications for the Interim Order and the Final Order, that the Court’s determination that the Arrangement is fair and reasonable will form the basis for an exemption from the registration requirements of the U.S. Securities Act with respect to the New Hydrogenics Shares to be issued and distributed pursuant to the Arrangement.

Amendment Resolution

The Amendment Resolution must be approved by at least 66 2/3% of the votes cast by Algonquin unitholders, present in person or represented by proxy at the Algonquin Meeting. The Amendment Resolution provides that (i) the threshold for completing a compulsory acquisition under the Unit Offer is 66 2/3% of the number of Algonquin units represented by holders thereof, in person or proxy, at the Algonquin Meeting and (ii) such compulsory acquisition shall be deemed to be completed at the Effective Time.

Minimum Tender Condition

The Unit Offer must be accepted by holders of Algonquin units holding 66 2/3% of the number of Algonquin units represented, in person or by proxy, at the Algonquin Meeting.

Stock Exchange Listings

The Hydrogenics Shares are listed and posted for trading on the TSX under the symbol “HYG” and on Nasdaq under the symbol “HYGS”. On June 11, 2009, being the last trading day prior to the date of announcement of the Transaction, the closing price of the Hydrogenics Shares on the TSX was C$0.78 per Hydrogenics Share and on Nasdaq was $0.72 per Hydrogenics Share, and on June 25, 2009 was C$0.57 and $0.55, respectively.

Hydrogenics has made an application to list the New Hydrogenics Shares on the TSX. The TSX has conditionally approved the listing of the New Hydrogenics Shares on the TSX under the symbol “HYG”, which approval is subject to the realization of certain conditions, including (i) Hydrogenics Shareholders approving the Arrangement at the Meeting, (ii) the closing of the Arrangement, (iii) the filing of all documents required by the TSX and payment of the fees required pursuant to the policies of the TSX, and (iv) New Hydrogenics meeting the continued listing requirements of the TSX.

Hydrogenics has notified Nasdaq of the substitution listing of the New Hydrogenics Shares for the Hydrogenics Shares on Nasdaq upon completion of the Arrangement. The New Hydrogenics Shares will trade on Nasdaq under the symbol “HYGS”. Nasdaq’s acceptance of the substitution listing of the New Hydrogenics Shares for the Hydrogenics Shares is subject to receipt by Nasdaq of all forms and documents, and the payment of all fees, required by Nasdaq, as well as compliance by New Hydrogenics with the continued listing requirements of Nasdaq.

New Hydrogenics expects that it will be able to satisfy all of the requirements of the TSX and Nasdaq relating to the listing of the New Hydrogenics Shares upon or prior to completion of the Arrangement.

Timing

If the Meeting is held as scheduled and is not adjourned or postponed and the other necessary conditions of the Arrangement are satisfied or waived, Hydrogenics will apply to the Court for the Final Order approving the

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Arrangement. If the Final Order is obtained in form and substance satisfactory to Hydrogenics, and all other conditions to completion are satisfied or waived, including with respect to the Offers, Hydrogenics expects the Effective Date of the Arrangement to occur in early September, 2009.

Certificates representing New Hydrogenics Shares

Upon the Arrangement becoming effective, the existing certificates for Hydrogenics Shares will represent New Hydrogenics Shares. Hydrogenics Shareholders do not need to take any action to replace the certificates representing their Hydrogenics Shares for certificates representing New Hydrogenics Shares.

Canadian Securities Laws Considerations

It is anticipated that the New Hydrogenics Shares, the New Hydrogenics Options, the New Hydrogenics DSUs and the New Hydrogenics RSUs to be granted to Hydrogenics Shareholders and holders of Hydrogenics Options, Hydrogenics DSUs and Hydrogenics RSUs pursuant to the Arrangement (including the New Hydrogenics Shares issuable upon the valid exercise of the New Hydrogenics Options), as applicable, will be issued in reliance on exemptions from the prospectus and registration requirements of applicable securities laws. The first trade of New Hydrogenics Shares (including New Hydrogenics Shares issuable upon the valid exercise of the New Hydrogenics Options) will not be subject to any restricted or hold period in Canada if:

(a)                                  at the time of such first trade, New Hydrogenics is and has been a reporting issuer, or the equivalent under the legislation of a jurisdiction of Canada, for at least four months (New Hydrogenics will be a reporting issuer after closing of the Arrangement, or the equivalent in certain of such jurisdictions, and pursuant to National Instrument 45-102 (Resale of Securities) will be deemed to have been a reporting issuer, or the equivalent in certain of such jurisdictions, for more than four months);

(b)                                 no unusual effort is made to prepare the market or to create a demand for the New Hydrogenics Shares which are the subject of the trade;

(c)                                  no extraordinary commission or consideration is paid to a person or company in respect of the trade;

(d)                                 if the seller of the securities is an insider or officer of New Hydrogenics, the seller has no reasonable grounds to believe that New Hydrogenics is in default of any requirement of the applicable securities legislation; and

(e)                                  the first trade is not from the holdings of a person or company or a combination of persons or companies holding a sufficient number of any securities of New Hydrogenics so as to affect materially the control of New Hydrogenics (a holding by any person, company or combination of persons and/or companies of more than 20% of the outstanding voting securities of New Hydrogenics is deemed, in the absence of evidence to the contrary, to affect materially the control of New Hydrogenics).

U.S. Securities Laws Considerations

The New Hydrogenics Shares to be granted to Hydrogenics Shareholders pursuant to the Arrangement have not been and will not be registered under the U.S. Securities Act or the securities laws of any state of the United States. Such New Hydrogenics Shares will be issued in reliance upon the exemption from registration provided by section 3(a)(10) of the U.S. Securities Act and exemptions provided under the securities laws of each applicable state of the United States. Section 3(a)(10) of the U.S. Securities Act exempts from registration under such Act securities issued in exchange for one or more outstanding securities where the terms and conditions of the issuance and exchange of such securities have been approved by a court of competent jurisdiction, after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all persons to whom the securities will be issued have the right to appear. The Court is authorized to conduct a hearing at which the fairness of the terms and conditions of the Arrangement will be considered. The Final Order will constitute the basis for an exemption from the registration requirements of the U.S. Securities Act, with respect to the New Hydrogenics Shares to be issued to Hydrogenics Shareholders pursuant to the Arrangement. Prior to the hearing on the Final Order, the Court will be informed of the effect of the Final Order.

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The New Hydrogenics Options, New Hydrogenics DSUs and New Hydrogenics RSUs to be granted on the Effective Date are not transferable. The New Hydrogenics Shares received pursuant to the Arrangement may be resold without restriction under the U.S. Securities Act by persons who are not “affiliates” of New Hydrogenics after the Effective Time or of Hydrogenics or New Hydrogenics within 90 days before the Effective Time. An “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such issuer, whether through the ownership of voting securities, by contract, or otherwise. Usually, persons who are directors, executive officers and 10% or greater shareholders of an issuer are considered to be its affiliates. Hydrogenics Shareholders who are affiliates of New Hydrogenics after the Effective Time or of Hydrogenics or New Hydrogenics within 90 days before the Effective Time will be subject to restrictions under the U.S. Securities Act on the resale of New Hydrogenics Shares received by them in the Arrangement. However, such affiliates may resell such New Hydrogenics Shares without registration under the U.S. Securities Act immediately, either (a) outside the United States pursuant to and in accordance with Regulation S under the U.S. Securities Act as described below or (b) in a transaction exempt from such registration requirements.

Subject to certain limitations, at any time that New Hydrogenics is a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act, Hydrogenics Shareholders who are affiliates of New Hydrogenics after the Effective Time or of Hydrogenics or New Hydrogenics within 90 days before the Effective Time may immediately resell the New Hydrogenics Shares they receive under the Arrangement outside the United States without registration under the U.S. Securities Act pursuant to Regulation S under the U.S. Securities Act. Generally, such persons may resell such New Hydrogenics Shares in an “offshore transaction” if (i) no offer is made in the United States, (ii) either (A) at the time the buyer’s buy order is originated, the buyer is outside the United States, or the seller and any person acting on its behalf reasonably believes that the buyer is outside the United States, or (B) the transaction is executed in, on or through a “designated offshore securities market” (which would include a sale through the TSX) if neither the seller nor any person acting on its behalf knows that the transaction has been pre-arranged with a buyer in the United States, and (iii) neither the seller, any affiliate of the seller or any person acting on any of their behalf engages in any “directed selling efforts” in the United States. For the purposes of Regulation S, “directed selling efforts” means “any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the securities being offered” in the resale transaction. In addition, no more than the usual and customary broker’s commission that would be received by a person executing such transaction as agent may be paid. Certain additional restrictions will apply to a person who is an affiliate of New Hydrogenics other than solely by virtue of his or her status as an officer or director of New Hydrogenics. New Hydrogenics is under no obligation to remain a “foreign private issuer”.

THE NEW HYDROGENICS SHARES TO BE ISSUED PURSUANT TO THE ARRANGEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR THE SECURITIES REGULATORY AUTHORITY IN ANY STATE OF THE UNITED STATES OR PROVINCE OR TERRITORY OF CANADA, NOR HAS THE SEC OR ANY SECURITIES REGULATORY AUTHORITY IN ANY STATE OF THE UNITED STATES OR PROVINCE OR TERRITORY OF CANADA PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The foregoing discussion is only a general overview of certain requirements of United States federal securities laws applicable to the New Hydrogenics Shares received upon completion of the Arrangement. Holders of New Hydrogenics Shares may be subject to additional restrictions, including, but not limited to, restrictions under written contracts, agreements or instruments to which they are parties or are otherwise subject, and restrictions under applicable United States state securities laws. All holders of New Hydrogenics Shares are urged to consult with their counsel to ensure that the resale of New Hydrogenics Shares complies with applicable securities legislation.

Risk Factors

Hydrogenics Shareholders should carefully consider the following risk factors relating to the Arrangement. In addition to the risk factors relating to the Arrangement set out below, Hydrogenics Shareholders should also carefully consider the risks relating to our business, which are set forth in our annual information form, which is incorporated by reference in this Proxy Circular. The risks described in our annual information form will

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continue to apply to us after the Arrangement, and some of these risks may increase. If any of the risks relating to the Arrangement or our business were to materialize, our financial condition, results of operations and prospects would likely be adversely affected. All of the risks below should be considered by Hydrogenics Shareholders in conjunction with other information included in this Proxy Circular, including the Appendices attached hereto.

Absence of Organized Market

Before the Arrangement, no market existed for the trading of the New Hydrogenics Shares and there can be no assurance that an active post-Arrangement market will develop or be maintained. Factors such as the financial results of New Hydrogenics, and the general economic condition of its industry could cause the price of the New Hydrogenics Shares to fluctuate.

Exchange Listings

Although the TSX has conditionally approved the Arrangement and the listing of the New Hydrogenics Shares and Nasdaq has been notified of the substitution of the New Hydrogenics Shares for the Hydrogenics Shares on Nasdaq, there can be no assurance that New Hydrogenics will continue to meet the continued listing requirements of the TSX and Nasdaq. See also “Information Respecting New Hydrogenics”.

Completion of Offers

Completion of the Arrangement is conditional on Hydrogenics taking up under the Offers. Take-up under the Offers is subject to a number of conditions which are described under “Support Agreement — Conditions to the Offers” including the Minimum Tender Condition and approval of the Amendment Resolution. If a condition to the Offers is not satisfied or waived prior to the Expiry Time, the Offers and the Arrangement will not be completed.

Regulatory Requirements

A delay in obtaining regulatory approvals, or the imposition of unfavorable terms or conditions for such approvals, could prevent us from completing the Arrangement in a timely manner or at all or increase our costs associated with the Arrangement. Any significant delay in obtaining the required regulatory approvals, or a failure to obtain such approvals, could result in the failure to complete the Arrangement.

Dissent Rights

Hydrogenics Shareholders do not have the right to dissent from the Arrangement Resolution.

THE OFFERS

This section of the Proxy Circular describes the material provisions of the Offers but does not purport to be complete and may not contain all of the information about the Offers that is important to a particular Hydrogenics Shareholder. This summary is qualified in its entirety by reference to the Bid Circular, which is expected to be sent to Algonquin unitholders and Algonquin debentureholders in early August, 2009. Copies of the Bid Circular will be made available on SEDAR at www.sedar.com.

Description of the Offers

The Offers provide that Hydrogenics will offer New Common Shares to Algonquin unitholders in exchange for their units of Algonquin, on a one-for-one basis. Debentureholders of Algonquin will also be offered to exchange their convertible debentures for New Common Shares or convertible debentures of Hydrogenics on terms that will be set forth in detail in the Bid Circular. It is expected that the Bid Circular will be mailed to Algonquin unitholders and Algonquin debentureholders shortly and will expire concurrently with completion of the Arrangement. Assuming the Minimum Tender Condition is met at the Expiry Time, and the other conditions to the Offers are satisfied by Hydrogenics at the Expiry Time, Hydrogenics will immediately compulsorily

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acquire the remaining Algonquin units in accordance with the Algonquin Declaration of Trust, as amended by the Amendment Resolution.

Effect of the Offers

Completion of the Offers will result in, among other things, Hydrogenics being wholly-owned by Algonquin securityholders who accept the Offers, and Algonquin being a subsidiary entity of Hydrogenics. Old Hydrogenics will be renamed New Algonquin and will be listed on the TSX.

Required Approvals

Completion of the Offers, including the creation and issuance of New Common Shares in connection with the Offers, will only take place if the Arrangement Resolution is approved by Hydrogenics Shareholders, such resolution requiring the approval of at least 66 2/3% of the votes cast by Hydrogenics Shareholders, voting in person or by proxy at the Meeting. Completion of the Offers is also subject to (i) the other approvals referenced under “The Arrangement — Required Approvals” and (ii) Competition Act Clearance noted below.

Competition Act Approval

Under the Competition Act, the acquisition of an interest in a combination that carries on an operating business in Canada may require pre-merger notification if certain size of parties and size of transaction thresholds are exceeded (a “Notifiable Transaction”). Where a transaction constitutes a Notifiable Transaction, certain information must be provided to the Commissioner and the transaction may not be completed until the expiry or termination of all applicable statutory waiting periods, or unless the Commissioner waives the obligation to file a pre-merger notification.

Under the Competition Act, the Commissioner may decide to challenge the transaction or prevent its closing if he or she is of the view that the transaction is likely to prevent or lessen competition substantially.

Where a transaction does not raise substantive issues under the Competition Act, the Commissioner may issue an Advance Ruling Certificate (an “ARC”) in respect of the transaction. Where an ARC is issued, the parties to the transaction are not required to a file a pre-merger notification. In addition, if the transaction to which the ARC relates is substantially completed within one year after the ARC is issued, the Commissioner cannot seek an order of the Competition Tribunal under the merger provisions of the Competition Act in respect of the transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued. Where the Commissioner determines not to issue an ARC, she may still provide a letter in which she advises that she is of the view that grounds do not exist to file an application pursuant to the merger provisions of the Competition Act and waives the obligation to make a pre-merger notification filing in accordance with subsection 113(c) of the Competition Act (a “no-action letter”).

The Offers constitute a Notifiable Transaction under the Competition Act, and as such, Hydrogenics must comply with the merger notification provisions of the statute. On June 25, 2009, Hydrogenics requested the issuance of an ARC, or in the alternative, a no-action letter. Completion of the Offers is, among other things, conditional upon Competition Act Clearance.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

General

In the opinion of Bennett Jones LLP, special Canadian tax counsel to Hydrogenics, the following fairly summarizes the principal Canadian federal income tax consequences generally applicable to

•                  Hydrogenics Shareholders in respect of the exchange (the “Share Exchange”) of Hydrogenics Shares for New Hydrogenics Shares; and

•                  Hydrogenics Optionholders in respect of the exchange (the “Option Exchange”) of Hydrogenics Options for New Hydrogenics Options;

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pursuant to the Arrangement. This summary does not discuss the Canadian federal income tax consequences applicable to holders of Hydrogenics DSUs or Hydrogenics RSUs who exchange such units for New Hydrogenics DSUs or New Hydrogenics RSUs. Such holders should consult their own tax advisors with respect to the consequences to them of the Arrangement having regard to their own particular circumstances.

Comment in respect of the Share Exchange is restricted to Hydrogenics Shareholders, wherever resident, each of whom for the purposes of the Tax Act at all material times

•                  deals at arm’s length with Hydrogenics and New Hydrogenics;

•                  holds all Hydrogenics Shares, and will hold all New Hydrogenics Shares received on the Share Exchange, solely as capital property;

•                  is not affiliated with Hydrogenics or New Hydrogenics;

•                  is not a “financial institution” or “specified financial institution”;

•                  is not exempt from tax under Part I of the Tax Act;

•                  will not, and no person with whom a Hydrogenics Shareholder does not deal at arm’s length will, alone or in any combination immediately after the Arrangement control New Hydrogenics or hold shares in its capital representing more than 50% of the fair market value of all issued shares in its capital;

•                  has not filed an election pursuant to subsection 261(3) of the Tax Act;

and an interest in whom is not a “tax shelter investment” (each, in this summary, a “Holder”).

A Holder’s Hydrogenics Shares generally will be considered to be capital property of the Holder unless they were held in the course of carrying on a business or an adventure in the nature of trade, or as “mark to market” properties. Certain Holders who are resident in Canada for the purposes of the Tax Act may be entitled to elect irrevocably under subsection 39(4) of the Tax Act that the Holder’s Hydrogenics Shares, and each other “Canadian security” (as defined for the purposes of the Tax Act) owned by the Holder in the year in which the election is made or any subsequent year, be deemed to be capital property.

Comment in respect of the Option Exchange is restricted to Hydrogenics Optionholders, wherever resident, each of whom for the purposes of the Tax Act at all material times:

•                  is a current or former employee of Hydrogenics or a corporation with which Hydrogenics did not, at the time the relevant Hydrogenics Option was granted, deal at arm’s length;

•                  deals at arm’s length with Hydrogenics or the non-arm’s length corporation at all relevant times; and

•                  received all of his or her Hydrogenics Options in the course of or by virtue of such employment at a time when Hydrogenics was not a “Canadian- controlled private corporation” for the purposes of the Tax Act,

(each, in this summary, an “Optionee”).

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This summary is based on the current provisions of the Tax Act, the regulations thereunder, and all amendments thereto publicly announced by the government of Canada to the date hereof, and on counsel’s understanding of the current written published administrative and assessing practices of the Canada Revenue Agency (the “CRA”). It is assumed that all such amendments will be enacted as currently proposed, and that there will be no other material change to any relevant law or practice, although no assurance can be given in these respects. This summary does not take into account or anticipate any provincial, territorial or foreign income tax considerations, or any tax treaty.

This summary is of a general nature only, is not exhaustive, and is not and is not to be construed as, tax advice to any particular Holder or Optionee. Each Holder and each Optionee is urged to consult the Holder’s or Optionee’s own tax advisers with respect to all tax consequences of the Arrangement applicable to the Holder’s or Optionee’s particular circumstances.

The Share Exchange

General

Provided that the fair market value of the New Hydrogenics Shares as of the Effective Time does not exceed the paid-up capital of the Hydrogenics Shares as determined for purposes of the Tax Act (“PUC”), a Holder whose Hydrogenics Shares are exchanged for New Hydrogenics Shares pursuant to the Share Exchange will realize a capital gain (capital loss) equal to the amount by which the fair market value of the Holder’s New Hydrogenics Shares, less reasonable costs of disposition, exceeds (is exceeded by) the adjusted cost base (“ACB”) of the Holder’s Hydrogenics Shares determined immediately before the Share Exchange.

Whether the foregoing proviso is satisfied is a question of fact that can only be determined after the Effective Time. However, management of Hydrogenics has advised tax counsel that it believes that the proviso will be satisfied in the circumstances of the Arrangement, and this view appears reasonable in those circumstances.

If the proviso is not satisfied, the Holder will be deemed to have received a dividend from Hydrogenics equal to the amount by which the fair market value of the Holder’s New Hydrogenics Shares as of the Effective Time exceeds the PUC of the Holder’s Hydrogenics Shares. The Holder will also realize a capital gain (capital loss) equal to the amount by which the fair market value of the Holder’s New Hydrogenics Shares, (net of the deemed dividend, if any, and reasonable costs of disposition) exceeds (is exceeded by) the ACB of the Hydrogenics Shares to the Holder.

Holders Resident in Canada

This part of the summary is restricted to Holders who are resident or deemed to be resident in Canada for the purposes of the Tax Act (each, in this summary, a “Resident Holder”).

A Resident Holder will be required to include in income an amount equal to that portion of the fair market value of the Resident Holder’s New Hydrogenics Shares, if any, that is deemed to be a dividend. If the Resident Holder is an individual, the gross-up and dividend tax credit rules generally applicable to taxable dividends received from taxable Canadian corporations will apply to the deemed dividend. Tax counsel has been advised that Hydrogenics currently does not intend to designate any such deemed dividend as an “eligible dividend” for the purposes of the enhanced gross-up and dividend tax credit rules. If the Resident Holder is a corporation, it will (subject to the potential application of the capital gains stripping rules in subsection 55(2) of the Tax Act) generally be entitled to deduct the amount of the deemed dividend, if any, from its taxable income. A corporate Resident Holder that is a “private corporation” (as defined in the Tax Act) or any other corporation controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals, may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on the deemed dividend (if any).

The Resident Holder will also be required to include one half of any capital gain realized on the Share Exchange (“taxable capital gain”) in income in the taxation year in which the Share Exchange occurs. The Resident Holder may deduct one half of any loss realized on the Share Exchange (“allowable capital loss”) from taxable capital gains realized in the taxation year and, to the extent not so deductible, from taxable capital gains realized in any of the three preceding taxation years or any subsequent taxation year. The Resident

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Holder will acquire the New Hydrogenics Shares at a cost equal to the fair market value of the Resident Holder’s Hydrogenics Shares at the time of the Share Exchange.

A capital loss incurred on the Share Exchange by a Resident Holder that is a corporation may, to the extent and under circumstances set out in the Tax Act, be reduced by the amount of certain dividends that it has previously received or been deemed to have received on its Hydrogenics Shares (or on other shares for which its Hydrogenics Shares were substituted or exchanged). Similar rules may apply to Hydrogenics Shares owned by a Resident Holder that is a partnership or trust of which a corporation, trust or partnership is a member or beneficiary.

A Resident Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be required to pay an additional 6 2/3% refundable tax in respect of net taxable capital gains, if any, that it realizes on the Share Exchange.

Holders Not Resident in Canada

This part of the summary is restricted to Holders

•                  who, for purposes of the Tax Act and at all relevant times, are not resident or deemed to be resident in Canada; and

•                  whose Hydrogenics Shares are not at any relevant time “taxable Canadian property” or “designated insurance property” (as those terms are defined for the purposes of the Tax Act), and are not used or held, or deemed to be used or held, in the course of carrying on a business in Canada.

(each, in this summary, a “Non-resident Holder”).

A Non-resident Holder’s Hydrogenics Shares generally will not be taxable Canadian property at any relevant time provided that neither the Non-resident Holder, nor any one or more other persons with whom the Non-resident Holder does not deal at arm’s length, alone or in any combination directly or indirectly, at any time in the 60 months immediately preceding the Arrangement, held or had rights to acquire 25% or more of the issued shares of any class in Hydrogenics’ capital.

A Non-resident Holder will be required to pay Canadian withholding tax on an amount equal to that portion of the fair market value of the Non-resident Holder’s New Hydrogenics Shares, if any, that is deemed to be a dividend at the rate of 25% of the gross amount of the deemed dividend, or such lower rate as may be available under an applicable tax treaty. The Non-resident Holder will not otherwise incur any additional liability for Canadian federal income tax in respect of the Share Exchange.

The Option Exchange

Optionees Resident in Canada

This part of the summary is restricted to Optionees who are resident in Canada for the purposes of the Tax Act (each, in this summary, a “Resident Optionee”).

A Resident Optionee whose Hydrogenics Options are exchanged solely for New Hydrogenics Options pursuant to the Option Exchange will be deemed for Canadian federal income tax purposes not to have disposed of the Hydrogenics Options, and consequently will not thereby have incurred any liability for Canadian federal income tax as a consequence of the Option Exchange, provided that

•                  the total value, immediately after the Option Exchange, of the New Hydrogenics Shares that the Resident Optionee is entitled to receive on exercise of the New Hydrogenics Options, less the amount payable, if any, by the Resident Optionee to acquire the New Hydrogenics Shares, does not exceed

•                  the total value, immediately before the Option Exchange, of the Hydrogenics Shares that the Resident Optionee would have been entitled to receive on exercise of the Hydrogenics Options, less the amount, if any, that would have been payable by the Resident Optionee to acquire the Hydrogenics Shares.

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Whether this proviso will be satisfied is a question of fact that can only be determined as of the Effective Date. However, the exchange ratio and other terms affecting the Option Exchange under the Arrangement have been structured with the intent that no Optionee should receive an economic advantage or net benefit as a result of the Option Exchange, such that the proviso is intended to be satisfied.

Optionees Not Resident in Canada

This part of the summary is restricted to Optionees who are not resident in Canada for the purposes of the Tax Act (each, in this summary, a “Non-resident Optionee”).

A Non-resident Optionee whose Hydrogenics Options are exchanged for New Hydrogenics Options pursuant to the Option Exchange will, to the extent that he or she received the Hydrogenics Options in the course of employment duties performed in Canada, generally be subject to the same Canadian federal income tax rules applicable to Resident Optionees described above (see “Optionees Resident in Canada”).

The Non-resident Optionee generally will not be subject to Canadian federal income tax as a result of the Option Exchange to the extent that he or she received Hydrogenics Options entirely in respect of employment duties performed outside Canada.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a limited discussion of certain U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from the Arrangement. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of the Arrangement. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax considerations applicable to such U.S. Holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or tax advice with respect to any U.S. Holder. Moreover, this summary is not binding on the U.S. Internal Revenue Service (the “IRS”) or the U.S. courts, and no assurance can be provided that the conclusions reached in this summary will not be challenged by the IRS or will be sustained by a U.S. court if so challenged. Hydrogenics has not requested, and does not intend to request, a ruling from the IRS or an opinion from legal counsel regarding any of the U.S. federal income tax consequences of the Arrangement. Each U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. state and local, non-U.S., and other tax consequences of the Arrangement.

Notice Pursuant to U.S. Internal Revenue Service Circular 230: This is to advise you in accordance with U.S. Treasury Regulations that: (a) any discussion of U.S. federal tax issues set forth herein, including attachments, is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed under the U.S. Internal Revenue Code of 1986, as amended; (b) such discussion is written to support the promotion or marketing of the transactions or matters addressed herein; and (c) each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Scope of this Disclosure

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (final, temporary, and proposed), U.S. court decisions, published IRS rulings, and published administrative positions of the IRS, in each case, as in effect and available as of the date of this Circular. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis and affect the U.S. federal income tax considerations described in this summary.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Hydrogenics Shares that receives New Hydrogenics Shares pursuant to the Arrangement and that is for U.S. federal income tax purposes: (a) an

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individual who is a citizen or resident of the U.S.; (b) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S., any state in the U.S., or the District of Columbia; (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income; or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of Hydrogenics Shares that receives New Hydrogenics Shares pursuant to the Arrangement and that is not for U.S. federal income tax purposes a U.S. Holder. This summary does not address the U.S. federal income tax considerations applicable to Non-U.S. Holders arising from the Arrangement. Accordingly, a Non-U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. state and local, non-U.S., and other tax consequences of the Arrangement.

Transactions Not Addressed

This summary does not address the U.S. federal income tax consequences of transactions effected prior or subsequent to, or concurrently with, the Arrangement (whether or not any such transactions are undertaken in connection with the Arrangement), including, without limitation, the following:

•                  any exercise, conversion, assumption, disposition, exchange, or other transaction involving options, warrants, or other rights to acquire Hydrogenics Shares;

•                  any conversion into Hydrogenics Shares of any Hydrogenics notes, debentures, or other debt instruments;

•                  any vesting, conversion, assumption, disposition, exercise, exchange, or other transaction involving Hydrogenics RSUs, Hydrogenics DSUs, New Hydrogenics RSUs, or New Hydrogenics DSUs;

•                  any exercise, conversion, assumption, disposition, exchange, or other transaction involving options, warrants, or other rights to acquire New Hydrogenics Shares; and

•                  any transaction, other than the Arrangement, in which Hydrogenics Shares or New Hydrogenics Shares are acquired.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax consequences of the Arrangement to U.S. Holders that are subject to special provisions under the Code, including the following: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a “functional currency” other than the U.S. dollar; (e) U.S. Holders that are liable for the alternative minimum tax under the Code; (f) U.S. Holders that beneficially own Hydrogenics Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (g) U.S. Holders that acquired Hydrogenics Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (h) U.S. Holders of Hydrogenics RSUs and Hydrogenics DSUs; (i) U.S. Holders that beneficially own Hydrogenics Shares other than as a capital asset within the meaning of Section 1221 of the Code; (j) U.S. Holders who are U.S. expatriates or former long term residents of the United States; (k) U.S. Holders that beneficially own (directly, indirectly, or by attribution) 5 percent or more, by voting power or value, of the equity interests of Hydrogenics; and (l) U.S. Holders that own units or convertible debentures of Algonquin immediately prior to the Arrangement. Furthermore, this summary does not address the U.S. federal income tax consequences of the Arrangement to Hydrogenics, New Hydrogenics, or Algonquin. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described

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immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. state and local, non-U.S., and other tax consequences of the Arrangement.

If an entity that is classified as partnership (or “pass-through” entity) for U.S. federal income tax purposes beneficially owns Hydrogenics Shares, the U.S. federal income tax consequences to such partnership (or “pass-through” entity) and the partners of such partnership (or owners of such “pass-through” entity) generally will depend on the activities of the partnership (or “pass-through” entity) and the status of such partners (or owners). Partners of entities that are classified as partnerships (and owners of “pass-through” entities) for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal, U.S. state and local, non-U.S., and other tax consequences of the Arrangement.

This summary does not address the U.S. state, local, estate, gift, inheritance, or non-U.S. tax consequences to U.S. Holders of the Arrangement. Each U.S. Holder should consult its own tax advisors regarding the U.S. state, local, estate, gift, inheritance, or non-U.S. tax consequences of the Arrangement.

Tax Consequences of the Ownership of New Hydrogenics Shares Not Addressed

This summary does not address the U.S. federal income tax consequences to U.S. Holders of the ownership and disposition of New Hydrogenics Shares received pursuant to the Arrangement. Each U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. state and local, non-U.S., and other tax consequences of the ownership and disposition of New Hydrogenics Shares received pursuant to the Arrangement.

U.S. Federal Income Tax Consequences of the Arrangement

Characterization of the Arrangement

No legal authority directly addresses the proper characterization of the Arrangement for U.S. federal income tax purposes. In addition, the Arrangement will be effected under applicable provisions of Canadian law, which are technically different from analogous provisions of U.S. law. Accordingly, the U.S. federal income tax consequences of the Arrangement to U.S. Holders are uncertain. Subject to such uncertainty, the exchange of Hydrogenics Shares for New Hydrogenics Shares pursuant to the Arrangement is expected to be taxable to U.S. Holders for U.S. federal income tax purposes (a “Taxable Transaction”). However, Hydrogenics has not requested, and does not intend to request, a ruling from the IRS or an opinion of counsel regarding any of the U.S. federal income tax consequences of the Arrangement. Thus, there can be no assurance that the IRS will not challenge the treatment of the Arrangement as a Taxable Transaction or that the U.S. courts will uphold the status of the Arrangement as a Taxable Transaction in the event of such an IRS challenge. The discussion below sets forth the U.S. federal income tax consequences of the Arrangement to U.S. Holders of Hydrogenics Shares, assuming that the Arrangement is treated as a Taxable Transaction and assuming alternatively that the Arrangement qualifies in pertinent part as a reorganization within the meaning of Section 368(a) of the Code (a “Tax-Deferred Transaction”). U.S. Holders should consult their own U.S. tax advisors regarding the tax consequences of the Arrangement to them and the proper tax reporting of an exchange of Hydrogenics Shares for New Hydrogenics Shares pursuant to the Arrangement.

Treatment as a Taxable Transaction

If the Arrangement is treated as a Taxable Transaction for U.S. federal income tax purposes, then the following U.S. federal income tax consequences should result for U.S. Holders, subject to the “passive foreign investment company” (“PFIC”) rules discussed below:

(a)                                  a U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between (i) the fair market value (expressed in U.S. dollars) of the New Hydrogenics Shares received in exchange for Hydrogenics Shares pursuant to the Arrangement and (ii) the adjusted tax basis (expressed in U.S. dollars) of such U.S. Holder in the Hydrogenics Shares exchanged;

(b)                                 the tax basis of a U.S. Holder in the New Hydrogenics Shares received in exchange for Hydrogenics Shares pursuant to the Arrangement will be equal to the fair market value (expressed in U.S. dollars) of such New Hydrogenics Shares on the Effective Date of the Arrangement;

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(c)                                  the holding period of a U.S. Holder for the New Hydrogenics Shares received in exchange for Hydrogenics Shares pursuant to the Arrangement will begin on the day after the Effective Date of the Arrangement; and

(d)                                 U.S. Holders who exchange Hydrogenics Shares for New Hydrogenics Shares pursuant to the Arrangement generally will be required to report certain information to the IRS on their U.S. federal income tax returns for the taxable year in which the Arrangement occurs.

If Hydrogenics is not classified as a PFIC for any taxable year in which a U.S. Holder beneficially owns or owned Hydrogenics Shares, then any gain or loss described in clause (a) immediately above generally will be capital gain or loss, which will be long-term capital gain or loss if such Hydrogenics Shares have been beneficially owned for more than one year on the Effective Date of the Arrangement. Preferential tax rates may apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Tax Consequences If the Arrangement Qualifies as a Tax-Deferred Transaction

If the Arrangement qualifies as a Tax-Deferred Transaction, then the following U.S. federal income tax consequences should result for U.S. Holders, subject to the PFIC rules discussed below:

(a)                                  no gain or loss will be recognized by a U.S. Holder on the exchange of Hydrogenics Shares for New Hydrogenics Shares pursuant to the Arrangement;

(b)                                 the tax basis of a U.S. Holder in the New Hydrogenics Shares acquired in exchange for Hydrogenics Shares pursuant to the Arrangement will be equal to such U.S. Holder’s tax basis in Hydrogenics Shares exchanged;

(c)                                  the holding period of a U.S. Holder for the New Hydrogenics Shares acquired in exchange for Hydrogenics Shares pursuant to the Arrangement will include such U.S. Holder’s holding period for Hydrogenics Shares exchanged; and

(d)                                 U.S. Holders who exchange Hydrogenics Shares for New Hydrogenics Shares pursuant to the Arrangement generally will be required to report certain information to the IRS on their U.S. federal income tax returns for the taxable year in which the Arrangement occurs.

The IRS could challenge a U.S. Holder’s treatment of the Arrangement as a Tax-Deferred Transaction. If such treatment were successfully challenged, then the Arrangement should be treated as a Taxable Transaction, with the consequences discussed immediately above (including the recognition of any gain realized on the exchange of Hydrogenics Shares for New Hydrogenics Shares).

Tax Consequences If Hydrogenics Classified as a PFIC

A U.S. Holder of Hydrogenics Shares would be subject to a special, adverse tax regime in respect of the Arrangement if Hydrogenics were classified as a PFIC within the meaning of Section 1297 of the Code for any taxable year during which such U.S. Holder beneficially owned Hydrogenics Shares.

A non-U.S. corporation is classified as a PFIC for each taxable year during which (a) 75 percent or more of its gross income consists of certain “passive” income (as defined for U.S. federal income tax purposes) or (b) 50 percent or more of the average value of all of its assets produces or is held for the production of certain passive income. In determining whether or not it is classified as a PFIC, a non-U.S. corporation is required to take into account a pro rata share of the income and assets of each corporation of which it owns, directly or indirectly, at least 25 percent of the stock (by value).

Hydrogenics believes that it is not a PFIC and based on current business plans and financial projections, Hydrogenics does not expect to be a PFIC during the current taxable year. However, PFIC classification is factual in nature and generally cannot be determined until the close of the taxable year in question. In addition, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Consequently, no assurance can be provided that Hydrogenics is not a PFIC. The

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application of the PFIC rules could have materially adverse tax consequences for a U.S. Holder. For example, if Hydrogenics is classified as a PFIC with respect to a U.S. Holder, then the Arrangement may be treated as a taxable exchange even if the Arrangement otherwise qualifies as a Tax-Deferred Transaction, resulting in the recognition of gain but not the recognition of loss (except as otherwise provided under the Code). Furthermore, if in such case the Arrangement is treated as a taxable exchange under the PFIC rules, and such U.S. Holder realizes gain on the exchange, then such U.S. Holder would be required to recognize such gain ratably over the period during which it beneficially owned the Hydrogenics Shares (including prior taxable years), pay income tax on such gain at the highest applicable tax rate for such years, and also pay an interest charge. U.S. Holders are urged to consult their own tax advisors regarding the potential application of the PFIC rules to the Arrangement.

Foreign Tax Credit

A U.S. Holder that pays (whether directly or through withholding) Canadian income tax in connection with the Arrangement may be entitled, subject to a number of complex limitations, to claim the amount of such tax as a deduction for U.S. federal income tax purposes or as a foreign tax credit against such U.S. Holder’s U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. Because of the complexity of the foreign tax credit limitations, each U.S. Holder should consult its own tax advisors regarding the foreign tax credit rules.

Backup Withholding Tax and Information Reporting

U.S. Holders generally are subject to information reporting requirements and may be subject to backup withholding tax. Backup withholding tax generally applies to certain payments made to non-corporate U.S. Holders who do not timely furnish to the payor a correct taxpayer identification number (and in the case of individuals, a correct social security number) and certain certifications, or who are otherwise subject to backup withholding. U.S. Holders who fail to meet these requirements may be subject to backup withholding tax (at the applicable rate, currently 28 percent) with respect to amounts received pursuant to the Arrangement. Backup withholding will not apply to a U.S. Holder who timely provides a properly completed IRS Form W-9 or otherwise establishes an exemption. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, provided the required information is provided to the IRS.

INFORMATION RESPECTING NEW HYDROGENICS

General Information

New Hydrogenics was incorporated under the CBCA on June 10, 2009 for the express purpose of participating in the Arrangement. New Hydrogenics has not carried on, and will not carry on, any other business from its incorporation to the Effective Date. From the date of incorporation to the Effective Date, Hydrogenics has controlled and will control New Hydrogenics.

Following the completion of the Arrangement, New Hydrogenics will use its assets and the proceeds of the Transaction, net of transaction related expenses, of approximately C$9.3 million to carry out the business as carried on by Hydrogenics prior to the completion of the Arrangement. New Hydrogenics’ head office will be located at 5985 McLaughlin Road, Mississauga, Ontario, Canada, L5R 1B8.

New Hydrogenics Share Incentive Plans

The Board of Directors has recently approved certain administrative and technical amendments to the Hydrogenics Option Plan, the Hydrogenics RSUP and the Hydrogenics DSUP (collectively, the “Amended Hydrogenics Share Incentive Plans”). The Amended Hydrogenics Share Incentive Plans are currently in force and do not require approval of Hydrogenics Shareholders because (i) in the case of the Hydrogenics RSUP and the Hydrogenics DSUP, applicable securities laws do not require shareholder approval as the plans do not provide for the issuance of securities from treasury and (ii) in the case of the Hydrogenics Option Plan, the amendments are of an administrative and technical nature and are permitted to be made without shareholder approval under the express terms of the plan. As part of the Arrangement, New Hydrogenics will

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adopt “mirror” Amended Hydrogenics Share Incentive Plans, consisting of the New Hydrogenics Option Plan, the New Hydrogenics RSUP and the New Hydrogenics DSUP (collectively, the “New Hydrogenics Share Incentive Plans”). The Amended Hydrogenics Share Incentive Plans and, assuming completion of the Arrangement, the New Hydrogenics Share Incentive Plans are described in more detail in Appendix “G”.

Governance and Management

Immediately prior to the completion of the Arrangement, the board of directors of New Hydrogenics will consist of those same individuals who then make up the Board of Directors, currently being Norman M. Seagram (Chair), Douglas S. Alexander, Michael Cardiff, Joseph Cargnelli, Henry J. Gnacke, V. James Sardo and Daryl Wilson. In addition, the management team of New Hydrogenics will consist of the same individuals who then make up the management team of Hydrogenics, currently being Daryl Wilson (President and Chief Executive Officer), Lawrence Davis (Chief Financial Officer and Corporate Secretary), Joseph Cargnelli (Chief Technology Officer), Wido Westbroek (Vice President and General Manager) and Jennifer Barber (Vice President, Finance and Corporate Controller).

As a result of the Divesture Agreement and the Plan of Arrangement, all of the officers and employees will be transferred to New Hydrogenics conditional and effective on the completion of the Transaction, on terms and conditions of employment that are identical to those that are in effect with old Hydrogenics immediately prior to the completion of the Transaction. The officers and certain employees of Hydrogenics are parties to and have the benefit of various employment agreements. Provisions in these agreements include potential entitlements to payments where employment is not effectively assigned to a successor employer. Each of Daryl Wilson (President and Chief Executive Officer), Joseph Cargnelli (Chief Technology Officer), Wido Westbroek (Vice President and General Manager) and Jennifer Barber (Vice President, Finance and Corporate Controller) have entered into “mirror” employment agreements with New Hydrogenics, conditional and effective upon the completion of the Transaction, and pursuant to such agreements have further agreed to waive and release any rights, payment, benefit or entitlement such officer might have, including, without limitation, any payments which arise solely as a consequence of the completion of the Transaction. Furthermore, as a result of the Plan of Arrangement, old Hydrogenics, Stuart Energy and Test Systems will be released from all debts, liabilities, commitments and obligations of any nature of any kind whatsoever with respect to the Divested Assets and Assumed Liabilities and all actions, causes of action, claims or proceedings only with respect to or in connection with the Plan of Arrangement, based on or in any way relating to the Hydrogenics Shares, the Hydrogenics RSUs, the Hydrogenics DSUs, the Hydrogenics Options, the Divested Assets and the Assumed Liabilities will be deemed to have been settled, compromised, released and determined without liability except as set forth in the Plan of Arrangement.

New Hydrogenics will adopt the same by-laws, corporate governance guidelines, board mandate, terms of reference for directors, committee mandates, committee chair terms of reference, chief executive officer terms of reference, code of ethics, and all other policies, guidelines and operational practices as are currently in effect for Hydrogenics.

Share Consolidation

Hydrogenics Shareholders approved a special resolution at the annual and special meeting of Hydrogenics Shareholders on May 13, 2009, which gave authority to the Board of Directors to implement a share consolidation with respect to the Hydrogenics Shares at any time before March 24, 2010, within the limits described in the 2009 Proxy Circular. To give effect to the wishes of the Hydrogenics Shareholders, who will become shareholders of New Hydrogenics upon completion of the Transaction, the New Hydrogenics board of directors, and Hydrogenics as its sole shareholder, approved a resolution on June 11, 2009 such that the share consolidation may be effected after completion of the Transaction in respect of the New Hydrogenics Shares on identical terms. The New Hydrogenics board of directors resolution provides that New Hydrogenics Shares may be consolidated on the basis of a ratio within the range of one post-consolidation New Hydrogenics Share for every 10 pre-consolidation New Hydrogenics Shares to one post-consolidation New Hydrogenics Share for every 25 pre-consolidation New Hydrogenics Shares, with the ratio to be selected and implemented by the New Hydrogenics board of directors in its sole discretion, if at all, at any time prior to March 24, 2010.

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Should the Board of Directors, however, determine to implement the share consolidation prior to completion of the Transaction, Hydrogenics Shareholders will be notified and the share consolidation in respect of the New Hydrogenics Shares will not be implemented.

2008 Base Shelf Prospectus and F-10 Registration Statement

As Hydrogenics no longer maintains the aggregate market value of the public float of its outstanding common shares to use the registration statement dated September 23, 2008 on Form F-10, filed with the SEC, Hydrogenics will withdraw the registration statement at or prior to the filing of its 2008 Annual Report on Form 20-F (expected to be filed on or prior to June 30, 2009). In addition, Hydrogenics also intends to withdraw its base shelf prospectus dated September 23, 2008 filed with certain provincial securities authorities in Canada prior to completion of the Transaction. New Hydrogenics will not be eligible to use such prospectus as a result of the Transaction.

VOTING INFORMATION

Who Can Vote

Registered holders of Hydrogenics Shares at 5:00 p.m. (Toronto time) on June 23, 2009, the Record Date, can vote at the Meeting. Each Hydrogenics Share has the right to one vote. In accordance with the provisions of the CBCA, we have prepared a list of registered Hydrogenics Shareholders as at 5:00 p.m. (Toronto time) on the Record Date. Each registered Hydrogenics Shareholders named in the list will be entitled to vote at the Meeting the number of Hydrogenics Shares shown opposite the shareholder’s name on such list.

As at June 23, 2009, there are outstanding 92,405,666 Hydrogenics Shares. To the knowledge of our directors and officers. As at June 23, 2009, no person or corporation beneficially owns, directly or indirectly, or exercises control or direction over, securities carrying more than 10% of the voting rights capable of being exercised at the Meeting other than General Motors Corporation, which owns 11,364,006 Hydrogenics Shares, representing 12.3% of the Hydrogenics Shares.

How You Can Vote

If you are a registered Hydrogenics Shareholder, you may vote your Hydrogenics Shares either by attending the Meeting in person or, if you do not plan to attend the Meeting, by completing the form of proxy and following the delivery instructions contained in the forms of proxy and this Proxy Circular. The giving of a proxy will not affect the right of a registered shareholder to attend and vote in person at the Meeting.

Only registered Hydrogenics Shareholders, or the persons they appoint as their proxy holders, are customarily permitted to attend and vote at the Meeting. However, in many cases, Hydrogenics Shares beneficially owned by non-registered holders are registered either (a) in the name of an intermediary that the non-registered holder deals with in respect of the Hydrogenics Shares (the “Intermediary”), or (b) in the name of a depositary in whose name Hydrogenics Shares beneficially owned by a shareholder are registered (“Depositary”), such as CDS & Co., the registration name for The Canadian Depository for Securities Limited (“CDS”), in which the Intermediary is a participant.

In accordance with the requirements of Canadian securities laws, we have distributed copies of the Notice of Special Meeting, the Proxy Circular and the proxy (collectively, the “Meeting Materials”) to Intermediaries and Depositaries for onward distribution to non-registered holders.

Intermediaries are required to forward Meeting Materials to non-registered holders unless a non-registered holder has waived the right to receive them. Very often, Intermediaries will use service companies to forward Meeting Materials to non-registered holders. Generally, non-registered holders who have not waived the right to receive Meeting Materials will either:

(a)                                  be given a proxy that has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of Shares beneficially owned by the non-registered holder but which is otherwise uncompleted. This proxy need not be signed by the non-registered holder; or

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(b)                                 more typically, be given a voting instruction form that must be completed and signed by the non-registered holder in accordance with the directions on the voting instruction form (which may in some cases permit the completion of the voting instruction form by telephone and internet with the use of a control number provided on the voting instruction form).

The purpose of these procedures is to permit non-registered holders to direct the voting of the Hydrogenics Shares they beneficially own. Should a non-registered holder wish to attend and vote at the Meeting in person (or have another person attend and vote on behalf of the non-registered holder), the non-registered holder should strike out the names of the persons named in the proxy received from the Intermediary and insert the name of the non-registered holder (or such other person voting on behalf of the non-registered holder) in the blank space provided or, in the case of a voting instruction form, follow the corresponding instructions on the form. In either case, non-registered holders should carefully follow the instructions of their Intermediaries, including instructions regarding when and where the proxy (or voting instruction form) is to be delivered.

In either case, please ensure that you deliver your proxy in the manner described in this Proxy Circular or as instructed by your Intermediary. If you are a non-registered holder and do not follow these special procedures and attend the Meeting, you will not be entitled to vote at the Meeting.

Solicitation of Proxies

The information contained in this Proxy Circular is furnished in connection with the solicitation of proxies by or on behalf of management for use at the Meeting or any adjournment or postponement thereof. We are soliciting proxies primarily by mail, but our directors, officers and employees may solicit proxies personally, by telephone, by facsimile transmission or by other means of electronic communication. We pay all costs of soliciting proxies.

Appointment and Revocation of Proxies

One form of proxy is being provided by Hydrogenics management for use at the Meeting. Hydrogenics Shareholders are entitled to vote on the Arrangement Resolution. The management representatives designated in the enclosed form of proxy will vote the Hydrogenics Shares in respect of which they are appointed proxyholders on any ballot that may be called for in accordance with the instructions of Hydrogenics Shareholders as indicated on the form of proxy. In the absence of such direction, the Hydrogenics Shares will be voted by the management representatives FOR the Arrangement Resolution.

The persons named in the accompanying form of proxy are our Chair of the Board of Directors (the “Chair”) and our President & Chief Executive Officer. You may also appoint some other person (who need not be a Hydrogenics Shareholder) to represent you at the Meeting either by inserting such other person’s name in the blank space provided in the form of proxy or by completing another suitable form of proxy. A proxy will not be valid unless the completed form of proxy is delivered no later than 5:00 p.m. (Toronto time) on July 23, 2009.

You can revoke your proxy by:

•                  providing a written notice of revocation to CIBC Mellon Trust Company before 5:00 p.m. (Toronto time) on July 23, 2009,

•                  providing a written notice of revocation to us before 5:00 p.m. (Toronto time) on July 23, 2009, at our registered office, which is located at 5985 McLaughlin Road, Mississauga, Ontario, Canada, L5R 2B8,

•                  advising the Chair of the Meeting that you are voting in person at the Meeting or any adjournment or postponement thereof, or

•                  any other manner provided by law.

Your revocation of a proxy will not affect a matter on which a vote is taken before the revocation.

A non-registered holder may revoke a proxy or voting instruction form which has been given to an Intermediary by written notice to the Intermediary. In order to ensure that an Intermediary acts upon a

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revocation of proxy form or voting instruction form, the written notice should be received by the Intermediary well in advance of the Meeting or any adjournment or postponement thereof.

Voting and Exercise of Discretion by Proxy Holders

The Hydrogenics Shares represented by all properly executed proxies, not previously revoked, will be voted or withheld from voting at the Meeting, in accordance with the instructions contained in the proxy, on any ballot that may be called for. If a Hydrogenics Shareholders specifies a choice with respect to any matter to be acted upon, the Hydrogenics Shares will be voted accordingly. A Form of proxy containing no instructions regarding the matters specified therein will be voted in favor of all matters.

The nominees named in the accompanying forms of proxy will vote or withhold from voting the Hydrogenics Shares represented by the proxy in accordance with your instructions. The proxy grants the nominees the discretion to vote on:

•                  each matter or group of matters identified in the proxy where you do not specify how you want to vote,

•                  any amendment to or variation of any matter identified in the proxy, and

•                  any other matter that properly comes before the Meeting.

As of the date of this Proxy Circular, we know of no amendment, variation or other matter that may come before the Meeting, but if any amendment, variation or other matter properly comes before the Meeting, each nominee named in the proxy intends to vote in accordance with the nominee’s best judgment.

Interest of Informed Persons in Material Arrangements

Other than as otherwise set forth in this Proxy Circular, to the best of the knowledge of management, no informed person or person who has been a director or executive officer of Hydrogenics since December 31, 2008 (or any associate or affiliate of such persons) had any interest in any material transaction to be considered at the Meeting.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

There is not as of the date hereof, and has not been since the beginning of Hydrogenics’ last completed financial year, any indebtedness, other than routine indebtedness, owing to Hydrogenics by the current directors and officers of Hydrogenics, or any of their associates or affiliates.

LEGAL MATTERS

Certain legal matters relating to the Transaction are to be passed upon at the closing of the Transaction by Torys LLP and Bennett Jones LLP, on behalf of Hydrogenics and New Hydrogenics. As at June 25, 2009, the partners and associates of Torys LLP and Bennett Jones LLP beneficially owned, directly or indirectly, less than 1% of the Hydrogenics Shares on a fully diluted basis.

ADDITIONAL INFORMATION

Additional information relating to us is included in our annual report for the year ended December 31, 2008, which includes our audited financial statements for the year ended December 31, 2008 and the accompanying auditors report. Copies of the annual report and the relevant portion of any documents incorporated by reference in the annual report, copies of our most current annual information form and interim financial statements, as well as additional copies of this Proxy Circular, may be obtained upon request from our Corporate Secretary, at 5985 McLaughlin Road, Mississauga, Ontario, Canada, L5R 2B8. Financial information is provided in our comparative financial statements and management’s discussion and analysis for the year ended December 31, 2008.

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APPROVAL OF DIRECTORS

The contents and mailing of this Proxy Circular have been approved by the Board of Directors.

By the order of the Board of Directors,

Lawrence Davis

Chief Financial Officer and Corporate Secretary

Mississauga, June 25, 2009

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GLOSSARY OF TERMS

Unless the context otherwise requires, when used in this Proxy Circular the following terms have the meanings set forth below, words importing the singular number include the plural and vice versa, and words importing any gender include all genders. Unless otherwise indicated, these defined terms are not used in the appendices included herein.

“2009 Proxy Circular” means Hydrogenics’ management proxy circular dated March 24, 2009;

“ACB” has the meaning attributed to such term under “Certain Canadian Federal Income Tax Considerations — The Share Exchange — General”;

“Additional Amount” has the meaning attributed to such term under “Support Agreement — Consideration — Additional Amount”;

“Algonquin” means Algonquin Power Income Fund, an open-ended unincorporated investment trust established under the laws of the Province of Ontario pursuant to the Algonquin Declaration of Trust;

“Algonquin Board” means the board of trustees of Algonquin;

“Algonquin Costs” has the meaning attributed to such term in the Support Agreement;

“Algonquin Declaration of Trust” means the amended and restated declaration of trust dated May 26, 2004, as such indenture may be further amended by supplemental indentures from time to time;

“Algonquin Guarantee” means the letter agreement dated June 11, 2009 between Hydrogenics, New Hydrogenics, APMI and Algonquin pursuant to which Algonquin agreed to unconditionally and irrevocably guarantee the obligations of APMI under the Expense Reimbursement Agreement and the APMI Guarantee;

“Algonquin Information Circular” means the management information circular of Algonquin to be sent by Algonquin to holders of Algonquin units in connection with the Algonquin Meeting;

“Algonquin Meeting” means the special meeting of Algonquin unitholders to be held to consider the Amendment Resolution and related matters, and any adjournment(s) thereof;

“allowable capital loss” has the meaning attributed to such term under “Certain Canadian Federal Income Tax Considerations — The Share Exchange — Holders Resident in Canada”;

“Amended Hydrogenics Share Incentive Plans” means, collectively, the Hydrogenics DSUP, the Hydrogenics Option Plan and the Hydrogenics RSUP;

“Amendment Resolution” means an extraordinary resolution by holders of Algonquin units amending the Algonquin Declaration of Trust to provide that (i) the threshold for completing a compulsory acquisition for Algonquin units under the Unit Offer is 66 2/3% of the number of Algonquin units represented by holders thereof, in person or by proxy, at the Algonquin Meeting; and (ii) such compulsory acquisition shall be deemed to be completed at the Effective Time ((i) and (ii) collectively, the “Compulsory Acquisition”), in the form and content annexed as Schedule “H” to the Support Agreement, and any amendment or variation thereto as may be agreed upon by the parties;

“APMI” means Algonquin Power Management Inc.;

“APMI Break Fee” the C$1,000,000 break fee payable by APMI to Hydrogenics pursuant to the Expense Reimbursement Agreement;

“APMI Guarantee” means the letter agreement dated June 11, 2009 between Hydrogenics, New Hydrogenics and APMI pursuant to which APMI agreed to unconditionally and irrevocably guarantee the obligations of the Algonquin Board under the Support Agreement;

“ARC” means an advance ruling certificate issued by the Commissioner under section 102 of the Competition Act in respect of the transactions contemplated in the Support Agreement;

“Arrangement” means the arrangement pursuant to section 192 of the CBCA set forth in the Plan of Arrangement;

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“Arrangement Resolution” means the special resolution of Hydrogenics Shareholders approving the Plan of Arrangement to be considered at the Meeting attached as Appendix “A”;

“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under Subsection 192(6) of the CBCA to be sent to the Director after the Final Order has been made;

“Assumed Liabilities” all debts, liabilities, commitments and obligations of any nature (whether matured, unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever, other than Excluded Liabilities, of the Vendors;

“Bid Circular” means the take-over bid circulars of Hydrogenics which is to be mailed in respect of the Offers, including the SEC Form F-4 to be filed with the SEC;

“Board of Directors” means the board of directors of Hydrogenics as it may be comprised from time to time;

“Canadian GAAP” means Canadian generally accepted accounting principles;

“CBCA” means the Canada Business Corporations Act, as amended from time to time, including the regulations promulgated thereunder;

“CDS” means The Canadian Depositary for Securities Limited;

“Certificate” means the certificate giving effect to the Arrangement to be issued by the Director pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed;

“Chair” means the Chair of the Board of Directors;

“CIBC Mellon” means CIBC Mellon Trust Company;

“Code” means the Internal Revenue Code of 1986, as amended;

“Commissioner” means the Commissioner of Competition appointed under the Competition Act;

“Competition Act” means the Competition Act (Canada), as amended from time to time, including the regulations promulgated thereunder;

“Competition Act Clearance” means that either (i) the Commissioner of Competition shall have issued an advance ruling certificate under section 102 of the Competition Act in respect of the transactions contemplated by the Support Agreement; or (ii) (a) the applicable waiting period under section 123 of the Competition Act shall have expired or been terminated or the obligations of the parties to make a pre-merger notification filing under Part IX of the Competition Act shall have been waived in accordance with paragraph 113(c) of the Competition Act, and (b) the parties shall have been advised in writing by the Commissioner that she is of the view that grounds do not then exist to initiate proceedings under the merger provisions of the Competition Act in respect of the transactions contemplated by the Support Agreement;

“Compulsory Acquisition” has the meaning attributed to such term in the definition of “Amendment Resolution”;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“CRA” means Canada Revenue Agency;

“Depositary” has the meaning attributed to such term under “Voting Information — How You Can Vote”;

“Depositary Agreement” means the depositary agreement to be entered into between Hydrogenics and CIBC Mellon in connection with the Offers;

“Director” means the director duly appointed under section 260 of the CBCA;

“Divested Assets” all of the Vendors’ rights, title and interest (legal and beneficial) in and to all of the assets of the Vendors of every kind and wheresoever situate, other than the Excluded Assets;

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“Divestiture Agreement” means the Divesture Agreement to be entered into as of the Effective Date providing for the transfer, assignment and conveyance by Hydrogenics, Stuart Energy and Test Systems of the Divested Assets to New Hydrogenics and the assumption by New Hydrogenics of the Assumed Liabilities;

“Effective Date” means the date the Arrangement becomes effective under the CBCA;

“Effective Time” means (a) the date and time Hydrogenics shall have delivered to CIBC Mellon the notice to take-up the Algonquin securities deposited, and not withdrawn, pursuant to the Offers and (b) 12:01 a.m. (Toronto time) on the Effective Date, or such other time as may be specified in writing by Hydrogenics to New Hydrogenics pursuant to the Plan of Arrangement, each of which, the parties to the Support Agreement agree, shall be scheduled to occur contemporaneaously;

“Excluded Assets” means (a) all of the common shares of Stuart Energy owned by Hydrogenics; (b) all of the common shares of Test Systems owned by Hydrogenics; (c) any intercompany receivables or other similar amounts payable to any of the Vendors by any one of the other Vendors; (d) minute books, tax returns, tax assessments and related filings in respect of the Vendors; (e) any rights of Hydrogenics under the Indemnity Agreement, the Offer Documents, the Depositary Agreement, the Trust Indenture, the Compulsory Acquisition, the Support Agreement, the Expense Reimbursement Agreement and the Guarantees; and (f) any rights of the Vendors under the Divestiture Agreement;

“Excluded Liabilities” means debts, liabilities, commitments or obligations (whether matured or unmatured, accrued, fixed, contingent or otherwise): (a) any intercompany debts, liabilities, commitments or obligations payable by any of the Vendors to any one of the other Vendors; (b) any debts, liabilities, commitments or obligations payable by Hydrogenics with respect to the Support Agreement, the Expense Reimbursement Agreement, the Hydrogenics Option Plan, the Hydrogenics DSUP, the Hydrogenics RSUP, the Offer Documents, the Depositary Agreement, the Hydrogenics Trust Indenture, and any securities issued thereunder; (c) any debts, liabilities, commitments or obligations payable by the Vendors with respect to the Divestiture Agreement; (d) any debts, liabilities, commitments or obligations payable by Hydrogenics with respect to Algonquin Costs arising from, or as a result of, the Support Agreement; (e) any debts, liabilities, commitments or obligations payable by Hydrogenics with respect to the Compulsory Acquisition; (f) any debts, liabilities, commitments or obligations payable by Hydrogenics under Hydrogenics Note 1, Hydrogenics Note 2 and Hydrogenics Note 3; and (g) any debts, liabilities, commitments or obligations payable by Hydrogenics under the Indemnity Agreement;

“Expense Reimbursement Agreement” means the expense reimbursement agreement dated June 11, 2009 between Hydrogenics, New Hydrogenics and APMI;

“Expiry Time” means not earlier than 11:59 p.m. (Toronto time) on the 35th day after mailing of the Offers to holders of Algonquin securities;

“Final Order” means the order of the Court approving the Arrangement as such order may be amended by the Court (with the consent of Hydrogenics, the Algonquin Board and New Hydrogenics) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or dismissed, as affirmed or varied (provided that any such variation shall be acceptable to Hydrogenics, the Algonquin Board and New Hydrogenics, each acting reasonably);

“Genuity” means Genuity Capital Markets, Hydrogenics’ financial advisor;

“Governmental Entity” means (i) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign, (ii) any subdivision, agent, representative or authority of any of the foregoing, or (iii) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory authority (including the TSX and Nasdaq), exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Guarantees” means the Algonquin Guarantee and the APMI Guarantee;

“Holder” has the meaning attributed to such term under “Certain Canadian Federal Income Tax Considerations — General”;

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“Hydrogenics” means Hydrogenics Corporation, a corporation existing under the laws of Canada;

“Hydrogenics Break Fee” means the C$1,000,000 break fee payable by Hydrogenics to APMI pursuant to the Expense Reimbursement Agreement;

“Hydrogenics Continuous Disclosure Record” means Hydrogenics’ annual information form, management proxy circular(s), financial statements and accompanying MD&A, material change reports and other continuous disclosure documents filed on SEDAR since January 1, 2009;

“Hydrogenics Costs” has the meaning attributed to such term in the Support Agreement;

“Hydrogenics Divested Assets” means the Divested Assets in respect of Hydrogenics;

“Hydrogenics DSUs” means the deferred share units, whether or not vested, granted pursuant to the Hydrogenics DSUP that are outstanding immediately prior to the Effective Time;

“Hydrogenics DSUP” means the deferred share unit plan of Hydrogenics, as amended;

“Hydrogenics Note 1” means the promissory note of Hydrogenics, in the principal amount of C$10,813,084;

“Hydrogenics Note 2” means the promissory note of Hydrogenics, representing the Additional Amount;

“Hydrogenics Note 3” means the promissory note of Hydrogenics, representing the Post-Closing Amount;

“Hydrogenics Option Plan” means the amended stock option plan 2007 of Hydrogenics, as amended;

“Hydrogenics Options” means the stock options, whether or not vested, to acquire Hydrogenics Shares, granted pursuant to the Hydrogenics Option Plan that are outstanding immediately prior to the Effective Time;

“Hydrogenics RSUs” means the unvested restricted share units granted pursuant to the Hydrogenics RSUP that are outstanding immediately prior to the Effective Time and in respect of which the holder is not entitled to an immediate payment;

“Hydrogenics RSUP” means the restricted share unit plan of Hydrogenics, as amended;

“Hydrogenics Shares” means the common shares of Hydrogenics;

“Hydrogenics Shareholders” means the holders Hydrogenics Shares;

“Hydrogenics Trust Indenture” means the trust indenture to be entered into between Hydrogenics and CIBC Mellon, as it may be amended, supplemented or restated from time to time;

“Indemnitees” means New Algonquin, Stuart Energy and Test Systems;

 “Initial Amount” means C$10,813,084;

“Interim Order” means an interim order of the Court, as the same may be amended or varied by the Court (with the consent of Hydrogenics, the Algonquin Board and New Hydrogenics, each acting reasonably) pursuant to Subsection 192(4) of the CBCA, containing declarations and directions with respect to the Arrangement and the holding of the Meeting;

“Intermediary” has the meaning attributed to such term under “Voting Information — How You Can Vote”;

“IRS” means the United States Internal Revenue Service;

“ITCs” means investment tax credits;

“Law” means all laws, by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, and the term “applicable” with respect to such Laws and in a context that refers to one or more parties, means such Laws as are binding upon or applicable to such party;

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“Losses” means, in respect of any and all matters, all losses, liabilities, claims, costs, damages, expenses, charges, fines, penalties, interest charges, assessments or other liabilities whatsoever (including legal fees and disbursements on a solicitor and client basis and fees and disbursements of experts) arising out of, resulting from, attributable to or connected with such matter;

“Material Adverse Change” means any change, effect, announcement, event, impact or occurrence, in each case by a Governmental Entity or Hydrogenics, occurring after the date hereof and prior to the Effective Time which would be material and adverse to the ability of Hydrogenics to utilize the Tax Pools for provincial and federal tax purposes subsequent to completion of the Transaction which, for greater certainty, will include a reduction of more than 10% of the aggregate dollar value of the Tax Pools as at the date hereof or to the taxation implications for the exchange of the Algonquin units or Algonquin convertible debentures. For greater certainty, Material Adverse Change shall not include changes in the market price for any of the Algonquin units, Algonquin convertible debentures or the Hydrogenics Shares, in and of themselves;

“MD&A” means management’s discussion and analysis;

“Meeting” means the special meeting of Hydrogenics Shareholders to be held to consider the Arrangement, and any adjournment or postponement thereof;

“Meeting Materials” means the Notice of Special Meeting, the Proxy Circular and the proxy;

“Minimum Tender Condition” means acceptance of the Unit Offer by holders of Algonquin units holding 66 2/3% of the number of Algonquin units represented, in person or by proxy, at the Algonquin Meeting;

“Nasdaq” means the Nasdaq Global Market;

“New Algonquin” means Algonquin Power Inc.;

“New Common Shares” means the new class of common shares of Hydrogenics to be created pursuant to the Plan of Arrangement;

“New Hydrogenics” means 7188501 Canada Inc., a corporation incorporated under the CBCA;

“New Hydrogenics DSUs” means the deferred share units to be granted pursuant to the New Hydrogenics DSUP or the Plan of Arrangement;

“New Hydrogenics DSUP” means the deferred share unit plan to be adopted by New Hydrogenics under the Arrangement having the terms and conditions described in this Proxy Circular;

“New Hydrogenics Options” means the stock options to be granted pursuant to the New Hydrogenics Option Plan or the Plan of Arrangement;

“New Hydrogenics Option Plan” means the stock option plan to be adopted by New Hydrogenics under the Arrangement having the terms and conditions described in this Proxy Circular;

“New Hydrogenics RSUs” means the restricted share units to be granted pursuant to the New Hydrogenics RSUP or the Plan of Arrangement;

“New Hydrogenics RSUP” means the restricted share unit plan to be adopted by New Hydrogenics under the Arrangement having the terms and conditions described in this Proxy Circular;

“New Hydrogenics Share Incentive Plans” means, collectively, the New Hydrogenics DSUP, the New Hydrogenics Option Plan and the New Hydrogenics RSUP;

“New Hydrogenics Shares” means the common shares in the capital of New Hydrogenics;

“no-action letter” has the meaning attributed to such term under “The Offers — Required Approvals — Competition Act Approval”;

“Non-resident Holder” has the meaning attributed to such term under “Certain Canadian Federal Income Tax Considerations — The Share Exchange — Holders Not Resident in Canada”;

“Non-resident Optionee” has the meaning attributed to such term under “Certain Canadian Federal Income Tax Considerations — The Option Exchange — Optionees Not Resident in Canada”;

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“Notifiable Transaction” has the meaning attributed to such term under “The Offers — Required Approvals — Competition Act Approval”;

“Offer Documents” means the Offers, the Bid Circular and the letter of transmittal and notice of guaranteed delivery in connection therewith;

“Offers” means, collectively, the offers by Hydrogenics to purchase all of the outstanding units and convertible debentures of Algonquin from unitholders and debentureholders, respectively, of Algonquin;

“Optionee” has the meaning attributed to such term under “Certain Canadian Federal Income Tax Considerations — General”;

“Option Exchange” has the meaning attributed to such term under “Certain Canadian Federal Income Tax Considerations — General”;

“Parties” means, collectively, Hydrogenics, the Algonquin Board and New Hydrogenics, being the parties to the Support Agreement, and “Party” means any of them;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, governmental entity, syndicate or other entity, whether or not having legal status;

“PFIC” has the meaning attributed to such term under “Certain United States Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Arrangement — Treatment as a Taxable Transaction”;

“Plan of Arrangement” means the plan of arrangement in the form set out in Appendix “F” hereto, as amended or supplemented from time to time in accordance with Article 4 thereof;

“Post-Closing Amount” has the meaning attributed to such term under “Support Agreement — Consideration — Post-Closing Amount”;

“Proxy Circular” means the management proxy circular of Hydrogenics to be sent by Hydrogenics to Hydrogenics Shareholders in connection with the Meeting;

“PUC” has the meaning attributed to such term under “Certain Canadian Federal Income Tax Considerations — The Share Exchange — General”;

“Record Date” means June 23, 2009;

“Representatives” means (i) with respect to Hydrogenics, its officers, directors, employees, financial advisors, experts, agents and other representatives and (ii) with respect to the Algonquin Board, its financial advisors, experts, agents and other representatives and the officers, directors, trustees, employees, financial advisors, experts, agents and other representatives of Algonquin, APMI and their respective affiliates;

“Resident Holder” has the meaning attributed to such term under “Certain Canadian Federal Income Tax Considerations — The Share Exchange — Holders Resident in Canada”;

“Resident Optionee” has the meaning attributed to such term under “Certain Canadian Federal Income Tax Considerations — The Option Exchange — Optionees Resident in Canada”;

“Restricted Pool Losses” means (i) non-capital losses that Hydrogenics, Stuart Energy, Test Systems or any affiliate or successor thereof actually uses from the Restricted Tax Pools; (ii) unclaimed SRED expenditures that Hydrogenics, Stuart Energy, Test Systems or any affiliate or successor thereof actually uses from the Restricted Tax Pools; and (iii) unclaimed investment tax credits that Hydrogenics, Stuart Energy, Test Systems or any affiliate or successor thereof actually uses from the Restricted Tax Pools;

“Restricted Tax Pools” means non-capital losses in the amount specified in the Support Agreement, unclaimed SRED expenditures in the amount specified in the Support Agreement and unclaimed ITCs in the amount specified in the Support Agreement existing within certain subsidiaries of Hydrogenics which, under

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the Tax Act, are subject to restrictions on use by such subsidiaries arising, inter alia, as a result of an acquisition of control with respect to such subsidiaries which occurred prior to the date of the Support Agreement;

“SEC” means the United States Securities and Exchange Commission;

“SEDAR” means the system for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators;

“Share Exchange” has the meaning attributed to such term under “Certain Canadian Federal Income Tax Considerations — General”;

“SRED” means Scientific Research and Experimental Development;

“Stuart Energy” means Stuart Energy Systems Corporation, a corporation existing under the laws of Canada, and a wholly-owned subsidiary of Hydrogenics;

“Stuart Energy Divested Assets” means the Divested Assets in respect of Stuart Energy;

“Support Agreement” means the support agreement dated June 11, 2009 between Hydrogenics, New Hydrogenics and the Algonquin Board with respect to the Transaction, and all amendments thereto;

“taxable capital gain” has the meaning attributed to such term under “Certain Canadian Federal Income Tax Considerations — The Share Exchange — Holders Resident in Canada”;

“Taxable Transaction” has the meaning attributed to such term under “Certain United States Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Arrangement — Characterization of the Arrangement”;

“Tax Act” means the Income Tax Act (Canada), as amended;

“Tax-Deferred Transaction” has the meaning attributed to such term under “Certain United States Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Arrangement — Characterization of the Arrangement”;

“Tax Pools” means, in respect of a particular date, determined at such date as if such date was a year-end for income tax purposes, the unclaimed balance of Hydrogenics’, Stuart Energy’s and Test System’s non-capital losses, scientific research and experimental development expenditures and investment tax credits, as those terms are used for the purposes of the Tax Act, as at such date provided that the amount of Tax Pools shall specifically exclude (a) any non-capital losses attributable to (i) Algonquin Costs payable by Hydrogenics in accordance with the Support Agreement and (ii) any Hydrogenics Costs and (b) any amounts related to the Restricted Tax Pools;

“Test Systems” means Hydrogenics Test Systems Inc., a corporation existing under the laws of Canada, and a wholly-owned subsidiary of Hydrogenics;

“Test Systems Divested Assets” means the Divested Assets in respect of Test Systems;

“TOB Losses” means in respect of the Offer Documents, the Depositary Agreement, the Hydrogenics Trust Indenture, and all securities issued thereunder, all Losses arising out of, resulting from, attributable to or connected with such matters;

“Transaction” means the non-dilutive financing transaction involving the Arrangement and the Offers;

“TSX” means the Toronto Stock Exchange;

“Unit Offer” means the Offer in respect of the Algonquin units;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“U.S. GAAP” means United States generally accepted accounting principles;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and

“Vendors” means Hydrogenics, Stuart Energy and Test Systems.

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APPENDIX “A”

ARRANGEMENT RESOLUTION

SPECIAL RESOLUTION OF THE SHAREHOLDERS OF HYDROGENICS CORPORATION (the “Corporation”)

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.                                       The arrangement (as may be modified or amended, the “Arrangement”) under section 192 of the Canada Business Corporations Act (the “CBCA”) involving the Corporation and its shareholders, all as more particularly described and set forth in the management proxy circular (the “Proxy Circular”) dated June 25, 2009, of the Corporation accompanying notice of this meeting (as the Arrangement may be amended, modified or supplemented in accordance with the definitive agreement (the “Support Agreement”) made as of June 11, 2009, as it may be amended, between the Corporation, 7188501 Canada Inc. and the board of trustees of Algonquin Power Income Fund) is hereby authorized, approved and agreed.

2.                                       The plan of arrangement of the Corporation (as it has been or may be amended, modified or supplemented in accordance with Support Agreement (the “Plan of Arrangement”)), the full text of which is set out in Appendix “F” to the Proxy Circular, is hereby authorized, approved and adopted.

3.                                       The (i) Support Agreement and related transactions, (ii) actions of the directors of the Corporation in approving the Support Agreement, and (iii) actions of the directors and officers of the Corporation in executing and delivering the Support Agreement and any amendments, modifications or supplements thereto are hereby confirmed, ratified, authorized and approved.

4.                                       The Corporation be and is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (the “Court”) to approve the Arrangement on the terms set forth in the Support Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Proxy Circular).

5.                                       Notwithstanding that this resolution has been passed (and the Arrangement approved and agreed) by the shareholders of the Corporation or that the Arrangement has been approved by the Court, the directors of the Corporation be, and they are hereby, authorized and empowered without further approval of the shareholders of the Corporation (i) to amend the Support Agreement or the Plan of Arrangement to the extent permitted by the Support Agreement or the Plan of Arrangement, and (ii) not to proceed with the Arrangement at any time prior to the Effective Time (as defined in the Plan of Arrangement).

6.                                       Any one director or officer of the Corporation be, and is hereby, authorized, empowered and instructed, acting for, in the name and on behalf of the Corporation, to execute and deliver for filing with the Director under the CBCA, articles of arrangement and such other documents as are necessary or desirable to give full effect to the Arrangement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

7.                                       Any one director or officer of the Corporation be, and is hereby, authorized, empowered and instructed, acting for, in the name and on behalf of the Corporation, to execute or cause to be executed, under the seal of the Corporation or otherwise, and to deliver or to cause to be delivered, all such other documents and to do or to cause to be done all such other acts and things as in such person’s opinion may be necessary or desirable in order to carry out the intent of the foregoing paragraphs of these resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or the doing of such act or thing.

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APPENDIX “B”

COURT DOCUMENTS

Court File No. CV-09-8244-00CL

ONTARIO
SUPERIOR COURT OF JUSTICE
COMMERCIAL LIST

THE HONOURABLE MR. JUSTICE NEWBOULD	)))	THURSDAY, THE 25th DAY OF JUNE 2009

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE *CANADA BUSINESS CORPORATIONS ACT*, R.S.C. 1985, c. C-44, AS AMENDED

AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT INVOLVING HYDROGENICS CORPORATION

HYDROGENICS CORPORATION

Applicant

INTERIM ORDER

THIS MOTION made by the Applicant, Hydrogenics Corporation ("Hydrogenics"), pursuant to section 192(4) of the *Canada Business Corporations Act*, R.S.C. 1985, c. C-44, as amended (the "CBCA") for an interim order for advice and directions (the "Order") in connection with the within application (the "Application"), was heard this day at 330 University Avenue, Toronto, Ontario.

ON READING the Notice of Application, Notice of Motion and the Affidavit of Daryl Wilson (the "Wilson Affidavit") and the exhibits thereto, and on hearing the submissions of counsel for Hydrogenics and counsel for Algonquin Power Income Fund ("Algonquin"), and on being advised of the letter of non-appearance delivered by the Director appointed under the CBCA,

Definitions

1. **THIS COURT ORDERS** that all capitalized terms not otherwise defined in this Order shall have the meanings ascribed thereto in the notice of special meeting (the "Notice") and management proxy circular of Hydrogenics (the "Circular") attached as Exhibit "A" to the

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Wilson Affidavit and in the Support Agreement between Hydrogenics and the Algonquin Board, date June 11, 2009.

The Meeting

2. **THIS COURT ORDERS** that Hydrogenics shall be permitted to call, hold and conduct the special meeting (the "Meeting") of the holders of common shares of Hydrogenics (the "Shareholders") on July 27, 2009 at 10:00 a.m. at Hydrogenics' head office located at 5985 McLaughlin Road, Mississauga, Ontario, at which Shareholders will be asked, among other things, to consider and, if deemed advisable, pass, with or without variation, the Arrangement Resolution, a copy of which is attached as Appendix "A" to the Circular, to authorize, adopt and approve the Arrangement and Plan of Arrangement.

3. **THIS COURT ORDERS** that the Meeting shall be called, held and conducted in accordance with the notice of the Meeting forming part of the Circular (the "Notice"), the CBCA, the articles and by-laws of Hydrogenics, and the terms of this Order and any further Order of this Honourable Court.

4. **THIS COURT ORDERS** that the only persons entitled to attend or speak at the Meeting shall be:

(a) the Shareholders or their respective proxy holders;

(b) the officers, directors, auditors and advisors of Hydrogenics;

(c) the Director;

(d) representatives of Algonquin; and

(e) other persons who may receive the permission of the Chair of the Meeting.

5. **THIS COURT ORDERS** that quorum for the Meeting shall be that number of Shareholders holding not less than 5% of the Shares issued and outstanding and entitled to vote at the Meeting present in person or by Proxy at the Meeting.

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Amendments to the Arrangement and Plan of Arrangement

6. **THIS COURT ORDERS** that the Applicant is authorized without additional notice to the Shareholders, to make such amendments, revisions and/or supplements to the Arrangement and to the Plan of Arrangement as it may determine, and the Arrangement and the Plan of Arrangement, as so amended, revised and/or supplemented,

(b) shall be the subject of the Arrangement Resolution.

Adjournments and Postponements

7. **THIS COURT ORDERS** that the Applicant, if deemed advisable is specifically authorized to adjourn or postpone the Meeting, on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of Shareholders respecting the adjournment or postponement. Notice of any such adjournment or postponement shall be given by such method as the Applicant may determine is appropriate in the circumstances.

Record Date

8. **THIS COURT ORDERS** that the record date for determining Shareholders entitled to receive the Notice and the Circular (including the forms of proxy for use by such Shareholders (the "Proxy")) shall be the close of business on June 23, 2009 (the "Record Date").

Notice of the Meeting

9. **THIS COURT ORDERS** that Hydrogenics shall give notice of the Meeting substantially in the form of the Notice, subject to Hydrogenics' ability to change dates and other relevant information in the final form of Notice. The Notice shall be mailed or delivered in accordance with paragraph 11 of this Order.

Solicitation of Proxies

10. **THIS COURT ORDERS** that Hydrogenics is authorized to use the Proxies at the Meeting substantially in the form of Proxy accompanying the Circular, subject to Hydrogenics'

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ability to insert dates and other relevant information in the final form of Proxy. Hydrogenics is authorized, at its expense, to solicit Proxies, directly and through its officers, directors and employees, and through such agents or representatives as it may retain for that purpose, and by mail or such other forms of personal or electronic communication as it may determine. Hydrogenics may waive, in its discretion, the time limits for the deposit of Proxies by Shareholders if Hydrogenics deems it advisable to do so.

Method of Distribution of Meeting Materials and Court Materials

11. **THIS COURT ORDERS** that Hydrogenics is hereby authorized to distribute the Notice of Application, this Order, the Notice, the Circular, the form of Proxy, and any other communications or documents determined by Hydrogenics to be necessary or desirable (collectively, the "Meeting Materials"), as follows:

(a) to registered Shareholders, to the directors of Hydrogenics and to the auditor of Hydrogenics, respectively, by mailing same by pre-paid ordinary mail (or, alternatively, by delivery in person or by courier or, where consent has been obtained, by email or facsimile), not later than twenty-one (21) days prior to the date established for the Meeting in the Notice. Distribution to such persons shall be to their addresses as they appear on the books and records of Hydrogenics as of the Record Date (June 23, 2009), or such later date as Hydrogenics may determine in accordance with the CBCA; and

(b) to non-registered Shareholders of Hydrogenics, by providing multiple copies of the Meeting Materials to intermediaries and registered nominees in a timely manner, in accordance with National Instrument 54-101 of the Canadian Securities Administrators.

12. **THIS COURT ORDERS** that Hydrogenics is hereby authorized to distribute the Notice of Application, this Order, the Circular, and any other communications or documents determined by Hydrogenics to be necessary or desirable (collectively, the "Court Materials") to the holders of Hydrogenics options, restricted share units, and deferred share units by mailing same by pre-paid ordinary mail (or, alternatively, by delivery, in person or by courier), concurrently with the

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distribution described in paragraph 11 of this Order. Distribution to such persons shall be to their addresses as they appear on the books and records of Hydrogenics as of the Record Date.

13. **THIS COURT ORDERS** that Hydrogenics is hereby authorized to make such amendments, revisions or supplements to the Meeting Materials and Court Materials as Hydrogenics may determine in accordance with the terms of the Support Agreement.

Deemed Receipt

14. **THIS COURT ORDERS** that the Meeting Materials and Court Materials shall be deemed for the purposes of this Order to have been received,

(a) in the case of mailing, three (3) days after delivery thereof to the post office;

(b) in the case of delivery in person, upon receipt thereof at the intended recipient's address;

(c) in the case of electronic delivery upon delivery;

(d) in the case of facsimile transmission upon receiving confirmation of transmission; and

(e) in the case of delivery by courier, one (1) day after receipt by the courier.

15. **THIS COURT ORDERS** that distribution of the Meeting Materials and Court Materials pursuant to paragraphs 11 and 12 of this Order shall constitute good and sufficient service and notice thereof upon all such persons of the Meeting and the within Application. Further, no other form of service of the Meeting Materials or the Court Materials or any portion thereof need be made, or notice given or other material served in respect of these proceedings and/or the Meeting to the persons described in paragraphs 11 and 12 of this Order or to any other persons.

16. **THIS COURT ORDERS** that a failure or omission to distribute the Meeting Materials and Court Materials in accordance with paragraphs 11 and 12 of this Order as a result of mistake or of events beyond the control of Hydrogenics shall not constitute a breach of this Order and shall not invalidate any resolution passed or proceedings taken at the Meeting, but if any such failure or omission is brought to the attention of Hydrogenics, then Hydrogenics shall use its best

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efforts to rectify it by the method and in the time most reasonably practicable in the circumstances.

17. **THIS COURT ORDERS** that any amendments, updates or supplements to any of the information contained in the Meeting Materials or Court Materials may be communicated to Securityholders by press release, by posting such amendments, updates or supplements on the website of Hydrogenics, by newspaper advertisement or by delivery in one of the manners contemplated by paragraph 11, or by such other method as Hydrogenics determines is the most appropriate form of communication.

Voting at the Meeting

18. **THIS COURT ORDERS** that the only persons entitled to vote at the Meeting in person or by proxy on the Arrangement Resolution shall be the registered Shareholders as at the close of business on the Record Date.

19. **THIS COURT ORDERS** that, subject to further Order of this Honourable Court, the Arrangement Resolution shall be considered passed at the Meeting by the affirmative vote of at least two-thirds of the votes cast in respect of the Arrangement Resolution by the Shareholders present in person or represented by Proxy at the Meeting and entitled to vote. Such vote shall be sufficient to authorize and direct Hydrogenics to do all such acts and things as may be necessary or desirable to give effect to the Arrangement and the Plan of Arrangement without the necessity of any further approval by the Shareholders, subject only to final approval of the Arrangement by this Honourable Court.

20. **THIS COURT ORDERS** that in respect of the vote on the Arrangement Resolution, each Shareholder is entitled to one vote for each Share held. Illegible votes, spoiled votes, defective votes and abstentions shall be deemed not to be votes cast. Proxies that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Arrangement Resolution.

Hearing of Application for Approval of the Arrangement

21. **THIS COURT ORDERS** that, following the vote on the Arrangement Resolution pursuant to the provisions of paragraphs 18 to 20 hereof, Hydrogenics shall be permitted to apply

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to this Honourable Court for final approval of the Arrangement pursuant to the Notice of Application.

22. **THIS COURT ORDERS** that, subject to any further order at the hearing, the only persons entitled to appear and be heard at the hearing of the within Application shall be:

(a) Hydrogenics;

(b) the Director;

(c) Algonquin and Algonquin Power Management Inc.; and

(d) any person who has filed a Notice of Appearance in accordance with the provisions hereof, the Notice of Application and the *Rules of Civil Procedure*.

23. **THIS COURT ORDERS** that any Notice of Appearance served in response to the Notice of Application shall be served on counsel for Hydrogenics at the following address:

Torys LLP
Suite 3000
Box 270 TD Centre
79 Wellington Street West
Toronto, Ontario
Canada M5K 1N2
Attention: Linda Plumpton and Andrew Gray

with a copy to counsel for Algonquin at the following address:

Attention: Bradley Berg and Bruce O'Toole

24. **THIS COURT ORDERS** that any party who wishes to oppose the within Application for approval of the Arrangement shall serve upon the lawyers for Hydrogenics a notice setting out the basis for such opposition and a copy of the materials to be used to oppose the Application at least five days before the date set for the hearing of the Application for approval of the Arrangement or such shorter time as the Court, by order, may allow.

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25. **THIS COURT ORDERS** that in the event the within Application for final approval does not proceed on the date set forth in the Notice of Application, and is adjourned, only those persons set out in paragraph 24 shall be entitled to be given notice of the adjourned date.

26. **THIS COURT ORDERS** that any materials to be filed by the Applicant in support of the within Application for final approval of the Arrangement may be filed up to one day prior to the hearing of the Application without further order of this Honourable Court.

Precedence

27. **THIS COURT ORDERS** that, to the extent of any inconsistency or discrepancy with respect to the matters provided for in this Interim Order, between this Order and the terms of any instrument creating, governing or collateral to the Shares, options, restricted share units, deferred share units, or the articles or by-laws of Hydrogenics, then this Order shall govern.

Extra-Territorial Assistance

28. **THIS COURT** seeks and requests the aid and recognition of any court or any judicial, regulatory or administrative body in any Province of Canada and any judicial, regulatory or administrative tribunal or other court constituted pursuant to the Parliament of Canada or the legislature of any province and any court or any judicial, regulatory or administrative body of the United States to act in aid of and to assist this Court in carrying out the terms of this Order.

Variance

29. **THIS COURT ORDERS** that the Applicant shall be entitled to seek leave to vary this Order upon such terms and upon the giving of such notice as this Honourable Court may direct.

"Justice Newbould"

A-7-69

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE *CANADA BUSINESS CORPORATIONS ACT*, R.S.C. 1985, c. C-44, AS AMENDED

AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT INVOLVING HYDROGENICS CORPORATION.

June 25, 2009
Court File No: CV-09-8244-00CL

ONTARIO
SUPERIOR COURT OF JUSTICE - COMMERCIAL LIST

Proceeding commenced at Toronto

MOTION RECORD
(Motion returnable June 25, 2009)

Torys LLP
Suite 3000
79 Wellington St. W.
Box 270, TD Centre
Toronto, Ontario
M5K 1N2 Canada

Linda Plumpton LSUC# 38400A
Tel: 416.865.8193

Andrew Gray LSUC#: 46626V
Tel: 416.865.7630
Fax: 416.865.7380

Lawyers for the Applicant
Hydrogenics Corporation

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Court File No. CV-09-8244-00CL

ONTARIO
SUPERIOR COURT OF JUSTICE
COMMERCIAL LIST

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE *CANADA BUSINESS CORPORATIONS ACT*, R.S.C. 1985, c. C-44, AS AMENDED

AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT INVOLVING HYDROGENICS CORPORATION.

HYDROGENICS CORPORATION

Applicant

NOTICE OF APPLICATION

TO THE RESPONDENTS:

A LEGAL PROCEEDING HAS BEEN COMMENCED by the Applicant. The claim made by the applicant appears on the following page.

THIS APPLICATION will come on for a hearing before a Judge presiding over the Commercial List on July 29, 2009, at 10:00 a.m., or as soon after that time as the application may be heard, at 330 University Avenue, Toronto, Ontario.

IF YOU WISH TO OPPOSE THIS APPLICATION, to receive notice of any step in the application or to be served with any documents in the application, you or an Ontario lawyer acting for you must forthwith prepare a notice of appearance in Form 38A prescribed by the Rules of Civil Procedure, serve it on the applicant's lawyer or, where the applicant does not have a lawyer, serve it on the applicant, and file it, with proof of service, in this court office, and you or your lawyer must appear at the hearing.

IF YOU WISH TO PRESENT AFFIDAVIT OR OTHER DOCUMENTARY EVIDENCE TO THE COURT OR TO EXAMINE OR CROSS-EXAMINE WITNESSES ON THE APPLICATION, you or your lawyer must, in addition to serving your notice of appearance, serve a copy of the evidence on the applicant's lawyer or, where the applicant does not have a lawyer, serve it on the applicant, and file it, with proof of service, in the court office where the application is to be heard as soon as possible, but not later than 2.00 p.m. on the day before the hearing, unless at an earlier date as ordered by the Court.

IF YOU FAIL TO APPEAR AT THE HEARING, JUDGMENT MAY BE GIVEN IN YOUR ABSENCE AND WITHOUT FURTHER NOTICE TO YOU. IF YOU WISH

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TO OPPOSE THIS APPLICATION BUT ARE UNABLE TO PAY LEGAL FEES, LEGAL AID MAY BE AVAILABLE TO YOU BY CONTACTING A LOCAL LEGAL AID OFFICE.

Date June 19, 2009 Issued by "Christina Irwin"

Local registrar

330 University Avenue
Toronto, Ontario

TO: **ALL HOLDERS OF COMMON SHARES OF HYDROGENICS CORPORATION**

AND TO: **ALL HOLDERS OF OPTIONS OF HYDROGENICS CORPORATION**

AND TO: **THE DIRECTORS OF HYDROGENICS CORPORATION**

AND TO: **THE AUDITORS OF HYDROGENICS CORPORATION**

AND TO: **THE DIRECTOR**
Compliance & Policy Directorate
Corporations Canada, Industry Canada
9th Floor, Jean Edmonds Tower South
365 Laurier Avenue West
Ottawa, Ontario,
Canada K1A 0C8

Bradley Berg
Tel: 416.863.4316
Bruce O'Toole
Tel: 416.986.2383
Fax: 416.863.2653

Lawers for Algonquin Power Income Fund

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APPLICATION

1. **THE APPLICANT MAKES APPLICATION FOR:**

   (a) an interim order for advice and directions pursuant to section 192(4) of the *Canada Business Corporations Act*, R.S.C. 1985, c. C-44, as amended (the "CBCA") with respect to a proposed arrangement (the "Arrangement") involving Hydrogenics Corporation ("Hydrogenics");

   (b) an order approving the Arrangement pursuant to sections 192(3) and 192(4) of the CBCA; and

   (c) such further and other relief as this Honourable Court may deem just.

2. **THE GROUNDS FOR THE APPLICATION ARE:**

   (a) Hydrogenics is a corporation organized under the laws of Canada and governed by the CBCA, with its common shares listed and traded on the TSX and Nasdaq;

   (b) the proposed Arrangement is an "arrangement" as defined in section 192(1) of the CBCA;

   (c) the matters sought to be effected by the proposed Arrangement cannot practicably be effected under any other provision of the CBCA;

   (d) Hydrogenics is not insolvent within the meaning of s. 192(2) of the CBCA;

   (e) section 192 of the CBCA;

   (f) all statutory requirements under the CBCA have been fulfilled or will be fulfilled by the date of the return of this Application;

   (g) the Arrangement is put forward in good faith and is fair and reasonable to the parties affected;

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(h) the directions set out, and shareholder approvals required, pursuant to any interim order this Court may grant have been followed and obtained, or will be followed and obtained, by the date of the return of this Application;

(i) certain of the holders of common shares of Hydrogenics are resident outside of Ontario and will be served pursuant to rules 17.02(n) and 17.02(o) of the *Rules of Civil Procedure* and the terms of any interim order for advice and directions granted by this Honourable Court;

(j) rules 14.05(2), 14.05(3) and 38 of the *Rules of Civil Procedure*;

(k) National Instrument No. 54-101 of the Canadian Securities Administrators; and

(l) such further and other grounds as counsel may advise and this Honourable Court may permit.

3. THE FOLLOWING DOCUMENTARY EVIDENCE WILL BE USED AT THE HEARING OF THE APPLICATION:

(a) affidavit evidence to be sworn on behalf of Hydrogenics, with exhibits thereto;

(b) further affidavit evidence to be sworn on behalf of Hydrogenics reporting as to compliance with any interim order and the results of any meeting conducted pursuant to such interim order; and

(c) such further and other material as counsel may advise and this Honourable Court may permit.

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June 19, 2009

TORYS LLP
Suite 3000
Box 270, TD Centre
79 Wellington Street West
Toronto, Ontario
M5K 1N2 Canada

Linda Plumpton LSUC#: 38400A
Tel: 416.865.8193

Andrew Gray LSUC#: 46626V
Tel: 416.865.7630
Fax: 416.865.7380

Lawyers for the Applicant,
Hydrogenics Corporation

A-7-75

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE *CANADA BUSINESS CORPORATIONS ACT*, R.S.C. 1985, c. C-44, AS AMENDED

AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT INVOLVING HYDROGENICS CORPORATION.

Court File No: CV-09-8244-00CL

ONTARIO
SUPERIOR COURT OF JUSTICE - COMMERCIAL LIST

Proceeding commenced at Toronto

NOTICE OF APPLICATION

Torys LLP
Suite 3000
79 Wellington St. W.
Box 270, TD Centre
Toronto, Ontario
M5K 1N2 Canada

Linda Plumpton LSUC# 38400A
Tel: 416.865.8193

Andrew Gray LSUC#: 46626V
Tel: 416.865.7630
Fax: 416.865.7380

Lawyers for the Applicant
Hydrogenics Corporation

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APPENDIX “D”

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF NEW HYDROGENICS

Hydrogenics Corporation

Pro Forma Consolidated Financial Statements

(Unaudited)

March 31, 2009

(in thousands of US dollars)

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Overview

The following unaudited pro forma consolidated financial statements have been prepared in connection with the proposed transaction (the Transaction) set forth in the accompanying proxy circular (Proxy Circular), involving, among other things, a plan of arrangement (the Arrangement) among Hydrogenics Corporation (Old Hydrogenics), its wholly owned subsidiaries, Stuart Energy Systems Corporation (Stuart Energy), Hydrogenics Test Systems Inc. (Test Systems) and 7188501 Canada Inc. (New Hydrogenics). The Arrangement contemplates, among other things, Old Hydrogenics, Stuart Energy and Test Systems transferring their respective assets and liabilities, except certain tax attributes, to New Hydrogenics, the exchange of common shares, stock options, restricted share units and deferred share units by securityholders of Old Hydrogenics for common shares, stock options, restricted share units and deferred share units of New Hydrogenics and the receipt of cash by New Hydrogenics from Old Hydrogenics as consideration for the tax attributes retained by Old Hydrogenics, Stuart Energy and Test Systems. The Transaction, including the Arrangement, is further described elsewhere in the Proxy Circular. The transfer of assets and liabilities and exchange of securities under the Arrangement will be accounted for as continuity of interests and the receipt of cash for the benefit of the tax attributes will be accounted for as a realization of the tax benefits. The unaudited pro forma consolidated balance sheet was prepared as at March 31, 2009 as if the Arrangement had occurred on March 31, 2009, and the unaudited pro forma consolidated statements of operations were prepared for the three months ended March 31, 2009 and the year ended December 31, 2008 as if the Arrangement had occurred as of January 1, 2008. These unaudited pro forma financial statements are not necessarily indicative of what the financial position or results of operations would have been had the Arrangement occurred on the dates or for the periods indicated and do not purport to indicate future results of operations. Further, when the Arrangement is completed, amounts reported in New Hydrogenics balance sheet may be materially different. The unaudited pro forma consolidated financial statements should be read in conjunction with our historical consolidated financial statements and related notes, which are incorporated by reference into this Proxy Circular.

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HYDROGENICS CORPORATION

PRO FORMA CONSOLIDATED BALANCE SHEET

(in thousands of US dollars)

(unaudited)

As at March 31, 2009

	New Hydrogenics	Old Hydrogenics	Pro forma adjustments	New Hydrogenics pro forma
	(note 3)	(note 1)	(note 2)	(note 1)

Assets

Current assets
Cash and cash equivalents	—	14,411	8,573	22,984
Restricted cash	—	1,111	—	1,111
Accounts receivable	—	4,735	—	4,735
Grants receivable	—	656	—	656
Inventories	—	9,819	—	9,819
Prepaid expenses	—	873	—	873
	—	31,605	8,573	40,178
Restricted cash	—	223	—	223
Property, plant and equipment	—	3,726	—	3,726
Goodwill	—	5,025	—	5,025
	—	40,579	8,573	49,152

Liabilities

Current liabilities
Accounts payable and accrued liabilities	—	15,200	1,189	16,389
Unearned revenue	—	4,398	—	4,398
	—	19,598	1,189	20,787
Deferred research and development grants	—	3	—	3
	—	19,601	1,189	20,790
Shareholders’ Equity
Common shares	—	307,000	—	307,000
Contributed surplus	—	16,390	—	16,390
Deficit	—	(295,417)	7,384	(288,033)
Accumulated other comprehensive loss adjustment	—	(6,995)	—	(6,995)
	—	20,978	7,384	30,978
	—	40,579	8,573	49,152

The accompanying notes form an integral part of these Pro Forma Consolidated Financial Statements.

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HYDROGENICS CORPORATION

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands of US dollars, except for per share amounts)

(unaudited)

For three months ended March 31, 2009

	New Hydrogenics	Old Hydrogenics	Pro forma adjustments	New Hydrogenics pro forma
	(note 3)	(note 1)	(note 2)	(note 1)
Revenues	—	5,536	—	5,536
Cost of revenues	—	3,905	—	3,905
	—	1,631	—	1,631
Operating expenses
Selling, general and administrative	—	3,708	—	3,708
Research and product development	—	1,682	—	1,682
Amortization of property, plant and equipment	—	291	—	291
Amortization of intangible assets	—	—	—	—
	—	5,681	—	5,681
Loss from operations	—	(4,050)	—	(4,050)

Other income (expenses)
Interest	—	49	—	49
Foreign currency gains	—	4	—	4
	—	53	—	53
Loss for the year	—	(3,997)	—	(3,997)

Loss per share
Basic and diluted		(0.04)		(0.04)
Shares used in calculating basic and diluted loss per share		92,405,666		92,405,666

The accompanying notes form an integral part of these Pro Forma Consolidated Financial Statements.

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HYDROGENICS CORPORATION

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (continued)

(in thousands of US dollars, except for per share amounts)

(unaudited)

For year ended December 31, 2008

	New Hydrogenics	Old Hydrogenics	Pro forma adjustments	New Hydrogenics pro forma
	(note 3)		(note 2)	(note 1)
Revenues	—	39,340	—	39,340
Cost of revenues	—	31,446	—	31,446
	—	7,894	—	7,894
Operating expenses
Selling, general and administrative	—	15,022	—	15,022
Research and product development	—	7,296	—	7,296
Amortization of property, plant and equipment	—	855	—	855
Amortization of intangible assets	—	249	—	249
	—	23,422	—	23,422
Loss from operations	—	(15,528)	—	(15,528)

Other income (expenses)
Gain on sale of assets	—	44	—	44
Provincial capital taxes	—	170	—	170
Interest — net	—	923	—	923
Foreign currency gains	—	188	—	188
	—	1,325	—	1,325
Loss before income taxes	—	(14,203)	—	(14,203)
Current income tax expense (recovery)	—	116	—	116
Loss for the year	—	(14,319)	—	(14,319)

Loss per share
Basic and diluted	—	(0.16)	—	(0.16)
Shares used in calculating basic and diluted loss per share	—	92,080,656	—	92,080,656

The accompanying notes form an integral part of these Pro Forma Consolidated Financial Statements.

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HYDROGENICS CORPORATION

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

March 31, 2008

Note 1. Basis of presentation

The unaudited pro forma consolidated financial statements have been prepared to give effect to the Arrangement from the perspective of Hydrogenics Corporation as described elsewhere in the Proxy Circular. The Arrangement proposes that Old Hydrogenics, Stuart Energy and Test Systems will transfer substantially all of their respective assets and liabilities, except for certain tax attributes, to New Hydrogenics, the exchange of common shares, stock options, restricted share units and deferred share units by securityholders of Old Hydrogenics for common shares, stock options, restricted share units and deferred share units of New Hydrogenics and, upon completion of the Arrangement, changing the name of New Hydrogenics and Old Hydrogenics to “Hydrogenics Corporation” and “Algonquin Power Inc.,” respectively. The Arrangement will be accounted for as a continuity of interests transaction and a realization of income tax benefits for cash. The consolidated financial statements of New Hydrogenics will be a continuation of the consolidated financial statements of Old Hydrogenics. The Arrangement will not have a recurring effect on the consolidated statement of operations of New Hydrogenics (as explained further in note 2). Accordingly, unaudited pro forma consolidated statements of operations of New Hydrogenics for the year ended December 31, 2008 and for the three months ended March 31, 2009 would be the same as the historical consolidated statements of operations Old Hydrogenics.

The unaudited pro forma consolidated financial statements have been prepared using the same accounting policies disclosed in the consolidated financial statements of Old Hydrogenics incorporated by reference in the Proxy Circular and include:

•                  an unaudited pro forma consolidated balance sheet as at March 31, 2009, prepared from the unaudited consolidated balance sheet of Old Hydrogenics as at March 31, 2009, which reflects the Arrangement (as defined below) as if it had occurred on March 31, 2009;

•                  an unaudited pro forma consolidated statement of operations for the three months ended March 31, 2009, prepared from the unaudited consolidated statement of operations of Old Hydrogenics for the three months ended March 31, 2009, which reflects the Arrangement as if it occurred on January 1, 2008; and

•                  an unaudited pro forma consolidated statement of operations for the year ended December 31, 2008, prepared from the audited consolidated statement of operations of Old Hydrogenics for the year ended December 31, 2008, which reflects the Arrangement as if it occurred on January 1, 2008.

The unaudited pro forma consolidated financial statements should be read in conjunction with the consolidated financial statements of Old Hydrogenics, incorporated by reference in the Proxy Circular, and the financial statements of New Hydrogenics at Appendix “E” in the Proxy Circular. In the opinion of management, these unaudited pro forma consolidated financial statements include all adjustments necessary for a fair presentation.

The unaudited pro forma consolidated financial statements may not necessarily be indicative of the financial position and results of operations of New Hydrogenics would have occurred had the Arrangement had occurred on March 31, 2009 or January 1, 2008 respectively or the financial position or results of operations for any date or period and subsequent to March 31, 2009.

Note 2. Pro forma Arrangements and assumptions

On June 12, 2009, Old Hydrogenics announced an agreement with New Hydrogenics and the trustees of Algonquin Power Income Fund (Algonquin) to, among other things:

i)                 implement the Arrangement under the Canada Business Corporations Act involving Old Hydrogenics and its wholly owned subsidiaries, Stuart Energy, Test Systems and New Hydrogenics; and

ii)              launch a take-over bid by Old Hydrogenics for units and convertible debentures of Algonquin in exchange for securities of Old Hydrogenics.

Under the terms of the Arrangement:

•                  Old Hydrogenics, Stuart Energy and Test Energy will transfer all of their respective assets and liabilities (excluding Old Hydrogenics’, Stuart Energy’s and Test Systems’ historic Canadian income tax carry-forward attributes consisting of its non-capital losses, scientific research and experimental development deductions, and investment tax credits) to New Hydrogenics. The adjusted cost base for Canadian tax purposes of the property, plant and equipment and intangible assets transferred will be increased to fair value on the transfer date and provide for future tax deductions to reduce future Canadian income taxes payable. As the transfer of assets is within the consolidated group, no future income tax assets or liabilities may be recognized for the increase in any temporary differences arising from the increase in the adjusted cost bases of these assets, except to the extent that these temporary differences replace the tax attributes being given up, if those tax benefits are more likely than not to be realized.

•                  Securityholders of Old Hydrogenics will exchange their securities (common shares, stock options, restricted share units and deferred share units) of Old Hydrogenics, on a one-for-one basis, for securities of New Hydrogenics. As a result, New Hydrogenics will no longer

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HYDROGENICS CORPORATION

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

March 31, 2008

be a subsidiary of Old Hydrogenics and will continue as a public company to carry on the Old Hydrogenics’ business of the design, development and manufacture of hydrogen generation products based on water electrolysis technology and fuel cell products based on proton exchange membrane technology and will retain all rights to related intellectual property as before the Arrangement.

•                  Algonquin’s securityholders will exchange their securities for securities of Old Hydrogenics resulting in, among other things, Algonquin’s securityholders holding all the securities of Old Hydrogenics, which will retain Old Hydrogenics’ historic Canadian income tax carry-forward attributes.

•                  Old Hydrogenics will transfer approximately C$9.3 million to New Hydrogenics for the benefit of the tax attributes retained by Old Hydrogenics.

•                  The Transaction is subject to approval by the shareholders of Old Hydrogenics, unitholders of Algonquin, receipt of court and other regulatory approvals and consents.

Pro forma adjustments relating to the transaction are as follows:

•                  As the transfer of the assets, liabilities and operations from Old Hydrogenics, Stuart Energy and Test Systems to New Hydrogenics and the related exchange of shares represent a transaction with no change in shareholder ownership; the transaction will be accounted for using continuity of interest accounting. Pursuant to continuity of interests accounting, the financial statements of New Hydrogenics will be a continuation of the financial statements of Old Hydrogenics for all periods including prior periods. Accordingly, the transfer of net assets and exchange of shares will not result in any adjustments to the balance sheet as at March 31, 2009.

•                  The proceeds to be received by New Hydrogenics from Old Hydrogenics for the benefit of the tax attributes retained by the Old Hydrogenics, Stuart Energy and Test Sytems are expected to result in an increase of cash and realization of future income taxes reflected as a reduction of the deficit by C$9.3 million. For purposes of these pro forma adjustments, the exchange rate as at March 31, 2009 of 0.7928 has been used to convert the Canadian dollar proceeds to US dollars. The amount of proceeds is subject to change depending on the balance of the income tax attributes to be retained by Old Hydrogenics, which will be determined after closing of the Arrangement. For each C$100,000 change in income tax attributes, the adjustment to the cash proceeds would be approximately C$5,500. Old Hydrogenics estimates it will incur transaction costs of C$1,500,000 of C$50,000 of which was charged to Old Hydrogenics consolidated statement of operations for the three months ended March 31, 2009. The realization of the future income tax assets and the related costs and any foreign exchange gains or losses on the cash balance have not been included in the unaudited pro forma consolidated statements of operations as these transactions are non-recurring, however they will be reported in New Hydrogenics statement of operations subsequent to March 31, 2009.

•                  The future income tax benefits of the Old Hydrogenics’ Canadian non-capital losses, capital losses, scientific research and development expenditures and investment tax credits generated through to the date of completion of the Arrangement will not be available to New Hydrogenics after the completion of the Arrangement. However, as noted above, New Hydrogenics will be able to increase the adjusted cost basis for Canadian tax purposes of their property, plant, equipment and intangible assets.

•                  The Arrangement proposes the exchange of Old Hydrogenics’ common shares, stock options, deferred share units and restricted share units are, on a one-for-one basis for similar instruments of New Hydrogenics. This exchange will not result in any changes to the shareholders’ equity or liabilities.

Note 3. New Hydrogenics

New Hydrogenics was incorporated on June 10, 2009 as 7188501 Canada Inc. New Hydrogenics is a wholly owned subsidiary of Old Hydrogenics established for the sole purpose of completing the Arrangement as described elsewhere in the Proxy Circular. For purposes of these pro forma financial statements, it is assumed New Hydrogenics was incorporated at either January 1, 2008 or March 31, 2009, as applicable. New Hydrogenics is not expected to have acquired any material assets or incurred any material liabilities prior to the closing of the Arrangement.

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APPENDIX “E”

AUDITOR’S REPORT AND BALANCE SHEET OF NEW HYDROGENICS

PricewaterhouseCoopers LLP Chartered Accountants PO Box 82 Royal Trust Tower, Suite 3000 Toronto Dominion Centre Toronto, Ontario Canada M5K 1G8 Telephone +1 416 863 1133 Facsimile +1 416 365 8215

Auditors’ Report

To the board of directors of 7188501 Canada Inc.

We have audited the balance sheet of 7188501 Canada Inc. (New Hydrogenics) as at June 22, 2009. This financial statement is the responsibility of New Hydrogenics’ management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards and the Standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation.

In our opinion, the balance sheet presents fairly, in all material respects, the financial position of New Hydrogenics as at June 22, 2009 in accordance with Canadian generally accepted accounting principles.

Chartered Accountants, Licensed Public Accountants

June 23, 2009

“PricewaterhouseCoopers” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, or, as the context requires, the PricewaterhouseCoopers global network or other member firms of the network, each of which is a separate and independent legal entity.

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7188501 CANADA INC.

BALANCE SHEET

As at June 22, 2009

Assets

Current assets
Cash	$1

Shareholders’ Equity
Common shares	$1

NOTES TO BALANCE SHEET OF 7188501 CANADA INC.

As at June 22, 2009

Note 1.  Nature of operations and significant accounting policies

7188501 Canada Inc. (New Hydrogenics) was created to acquire the assets and liabilities of Hydrogenics Corporation, Stuart Energy Systems Corporation and Hydrogenics Test Systems Inc. and, as at June 10, 2009, does not have any operating activities. New Hydrogenics will remain a company with no operating activities until the Company acquires the assets and liabilities of Hydrogenics Corporation, Stuart Energy Systems Corporation and Hydrogenics Test Systems Inc. The balance sheet of New Hydrogenics has been prepared in accordance with Canadian generally accepted accounting principles.

Note 2.  Capital stock

Authorized — as at June 22, 2009

An unlimited number of preferred and common shares

Issued and outstanding

	Number of common shares	Stated Value
Balance as at June 22, 2009	1	$1

If New Hydrogenics acquires the assets and assumes the liabilities of each of Hydrogenics Corporation, Stuart Energy Systems Corporation and Hydrogenics Test Systems Inc., New Hydrogenics has committed to issuing the same number of common shares and stock options held by common shareholders and stock option holders of Hydrogenics Corporation at the date of closing.

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APPENDIX “F”

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

1.1                               Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, capitalized terms used but not defined shall have the meanings ascribed thereto in the Definitive Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“Algonquin” means Algonquin Power Income Fund, an open-ended unincorporated investment trust established under the laws of the Province of Ontario pursuant to the Algonquin Declaration of Trust;

“Algonquin Declaration of Trust” means the amended and restated declaration of trust dated May 26, 2004, as amended;

“Arrangement” means the arrangement involving Hydrogenics, the Hydrogenics Securityholders, Stuart Energy, Test Systems and Newco under the provisions of section 192 of the CBCA, on the terms and conditions set forth in this Plan of Arrangement, subject to any amendment or modification thereto made in accordance with the terms of the Definitive Agreement and this Plan of Arrangement, or made at the direction of the Court in the Final Order (with the consent of Hydrogenics, the Board of Trustees and Newco, each acting reasonably);

“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under subsection 192(6) of the CBCA to be filed with the Director after the Final Order has been made;

“Assumed Liabilities” has the meaning attributed to such term in the Divestiture Agreement, which, for greater certainty, excludes the Excluded Liabilities;

“Board of Trustees” means the board of trustees of Algonquin;

“Business Day” means any day on which banks in the City of Toronto, Ontario are open for business;

“CBCA” means the Canada Business Corporations Act;

“Certificate” means the certificate giving effect to the Arrangement to be issued by the Director pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Definitive Agreement” means the support agreement made as of June 11, 2009 between Hydrogenics, the Board of Trustees and Newco;

“Director” means the Director appointed under section 260 of the CBCA;

“Divested Assets” has the meaning attributed to such term in the Divestiture Agreement, which, for greater certainty, excludes the Excluded Assets;

“Divestiture Agreement” means the Divestiture Agreement to be entered into as of the Effective Date providing for the transfer, assignment and conveyance by Hydrogenics, Stuart Energy and Test Systems of the Divested Assets to Newco and the assumption by Newco of the Assumed Liabilities;

“Effective Date” means the date upon which the Arrangement becomes effective as established by the date of issue shown on the Certificate;

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“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date, or such other time as may be specified in writing by Hydrogenics to Newco;

“Excluded Assets” has the meaning attributed to such term in the Divestiture Agreement;

“Excluded Liabilities” has the meaning attributed to such term in the Divestiture Agreement;

“Final Order” means the order of the Court approving the Arrangement as such order may be amended by the Court (with the consent of Hydrogenics, the Board of Trustees and Newco) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or dismissed, as affirmed or varied (provided that any such variation shall be acceptable to Hydrogenics, the Board of Trustees and Newco, each acting reasonably);

“Hydrogenics” means Hydrogenics Corporation, a corporation existing under the laws of Canada;

“Hydrogenics Divested Assets” has the meaning attributed to such term in section 2.3(a);

“Hydrogenics DSU Holders” means the holders of Hydrogenics DSUs;

“Hydrogenics DSUP” means the deferred share unit plan of Hydrogenics;

“Hydrogenics DSUs” means the deferred share units, whether or not vested, granted pursuant to the Hydrogenics DSUP that are outstanding immediately prior to the Effective Time;

“Hydrogenics Note 1” means the promissory note of Hydrogenics, in the principal amount of $10,813,084;

“Hydrogenics Note 2” means the promissory note of Hydrogenics, representing the Additional Amount;

“Hydrogenics Note 3” means the promissory note of Hydrogenics, representing the Post-Closing Amount;

“Hydrogenics Optionholders” means the holders of Hydrogenics Options;

“Hydrogenics Option Plan” means the Amended Stock Option Plan 2007 of Hydrogenics;

“Hydrogenics Options” means the stock options, whether or not vested, to acquire Hydrogenics Shares, granted pursuant to the Hydrogenics Option Plan that are outstanding immediately prior to the Effective Time;

“Hydrogenics Redeemable Shares” means the Hydrogenics Shares once redesignated as “Redeemable Common Shares” pursuant to section 2.3(m)(i) of this Plan of Arrangement;

“Hydrogenics RSU Holders” means the holders of Hydrogenics RSUs;

“Hydrogenics RSUP” means the restricted share unit plan of Hydrogenics;

“Hydrogenics RSUs” means the unvested restricted share units granted pursuant to the Hydrogenics RSUP that are outstanding immediately prior to the Effective Time and in respect of which the holder is not entitled to an immediate payment;

“Hydrogenics Securityholders” means, collectively, the Hydrogenics Shareholders, the Hydrogenics Optionholders, the Hydrogenics DSU Holders and the Hydrogenics RSU Holders;

“Hydrogenics Shareholders” means at any time and unless the context otherwise requires, the registered holders of Hydrogenics Shares at such time;

“Hydrogenics Shares” means the issued and outstanding common shares in the capital of Hydrogenics immediately prior to the Effective Time;

“Interim Order” means the interim order of the Court, as the same may be amended or varied by the Court (with the consent of Hydrogenics, the Board of Trustees and Newco, each acting reasonably) pursuant to subsection 192(4) of the CBCA, containing declarations and directions with respect to the Arrangement and the holding of the Meeting;

“Meeting” means the special meeting of Hydrogenics Shareholders, to be held to consider the Arrangement, and any adjournment or postponement thereof;

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“New Algonquin Shares” means the new class of common shares in the capital of Hydrogenics that are authorized pursuant to section 2.3(m)(ii) of this Plan of Arrangement;

“Newco” means 7188501 Canada Inc., a corporation incorporated under the CBCA, and which is, at the Effective Time, a wholly-owned subsidiary of Hydrogenics;

“Newco DSU Holders” means holders of Newco DSUs;

“Newco DSUP” means the deferred share unit plan to be adopted by Newco having the terms and conditions described in the proxy circular sent to Hydrogenics Securityholders;

“Newco DSUs” means the deferred share units to be granted pursuant to the Newco DSUP or this Plan of Arrangement;

“Newco Option Plan” means the stock option plan to be adopted by Newco having the terms and conditions described in the proxy circular sent to Hydrogenics Securityholders;

“Newco Optionholders” means holders of Newco Options;

“Newco Options” means the stock options to be granted pursuant to the Newco Option Plan or this Plan of Arrangement;

“Newco RSU Holders” means holders of Newco RSUs;

“Newco RSUP” means the restricted share unit plan to be adopted by Newco having the terms and conditions described in the proxy circular sent to Hydrogenics Securityholders;

“Newco RSUs” means the restricted share units to be granted pursuant to the Newco RSUP or this Plan of Arrangement;

“Newco Securityholders” means, collectively, the Newco Shareholders, the Newco Optionholders, the Newco DSU Holders and the Newco RSU Holders;

“Newco Shareholders” means the holders of issued and outstanding Newco Shares;

“Newco Shares” means the common shares in the capital of Newco;

“Stuart Energy” means Stuart Energy Systems Corporation, a corporation existing under the laws of Canada;

“Stuart Energy Divested Assets” has the meaning attributed to such term in section 2.3(b);

“Test Systems” means Hydrogenics Test Systems Inc., a corporation existing under the laws of Canada; and

“Test Systems Divested Assets” has the meaning attributed to such term in section 2.3(c).

1.2                               Number of Hydrogenics Shares

For purposes of determining the number of Hydrogenics Shares outstanding on the Effective Date, that number shall conclusively be considered to be the number set forth in a certificate or letter of the registrar and transfer agent of Hydrogenics on that date.

1.3                               Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into “Articles”, “sections”, “subsections” and “subparagraphs” and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise indicated, all references to an “Article”, “section” or “subsection” followed by a number and/or a letter refer to the specified Article, section or subsection of this Plan of Arrangement. The terms “hereof”, “herein” and “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular Article, section, subsection or subparagraph hereof.

1.4                               Rules of Construction

In this Plan of Arrangement, unless the context otherwise requires, (a) words importing the singular number shall include the plural and vice versa; (b) words importing any gender shall include all genders;

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(c) words importing persons shall include individuals, partnerships, associations, corporations, funds, unincorporated organizations, governments, regulatory authorities, and other entities; and (d) “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

1.5                               Currency

Unless otherwise stated, all references in this Plan of Arrangements to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

1.6                               Date for any Action

If the date on which any action is required or permitted to be taken hereunder by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

1.7                               References to Dates, Statutes, etc.

In this Plan of Arrangement, references from or through any date mean, unless otherwise specified, from and including that date and/or through and including that date, respectively.

In this Plan of Arrangement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute, regulation, direction or instrument is to that statute, regulation, direction or instrument as now enacted or as the same may from time to time be amended, re-enacted or replaced, and in the case of a reference to a statute, includes any regulations, rules, policies or directions made thereunder. Any reference in this Plan of Arrangement to a Person includes its heirs, administrators, executors, legal personal representatives, predecessors, successors and permitted assigns. References to any agreement, contract or indenture are to that agreement, contract or indenture as amended, modified or supplemented from time to time in accordance with its terms.

1.8                               Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein are local time (Toronto, Ontario) unless otherwise stipulated herein.

ARTICLE 2

THE ARRANGEMENT

2.1                               Definitive Agreement

This Plan of Arrangement is made pursuant to the Definitive Agreement.

2.2                               Effect of Filing Articles of Arrangement

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate, will become effective on, and be binding on and after, the Effective Time on: (a) the Hydrogenics Securityholders; (b) Hydrogenics; (c) Stuart Energy; (d) Test Systems; (e) Newco; and (f) Newco Securityholders.

The Articles of Arrangement and Certificate shall be filed and issued, respectively, with respect to this Arrangement in its entirety. The Certificate shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of Article 2 has become effective in the sequence and at the times set out therein.

2.3                               Arrangement and Related Transactions

Commencing at the Effective Time, the following events or transactions shall occur and shall be deemed to occur in the following sequence without any further act or formality, except as otherwise expressly provided:

(a)                                 Hydrogenics shall transfer, assign and convey its entire legal and beneficial right, title and interest in and to the Divested Assets in respect of Hydrogenics (the “Hydrogenics Divested Assets”) to

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Newco and, as consideration for the Hydrogenics Divested Assets, Newco shall assume the Assumed Liabilities in respect of Hydrogenics and issue to Hydrogenics fully paid Newco Shares with a fair market value equal to the fair market value of the Hydrogenics Divested Assets less the amount of the Assumed Liabilities in respect of Hydrogenics, all on the terms and conditions set forth in the Divestiture Agreement;

(b)           Stuart Energy shall transfer, assign and convey its entire legal and beneficial right, title and interest in and to the Divested Assets in respect of Stuart Energy (the “Stuart Energy Divested Assets”) to Newco and, as consideration for the Stuart Energy Divested Assets, Newco shall assume the Assumed Liabilities in respect of Stuart Energy and issue to Stuart Energy fully paid Newco Shares with a fair market value equal to the fair market value of the Stuart Energy Divested Assets less the amount of the Assumed Liabilities in respect of Stuart Energy, all on the terms and conditions set forth in the Divestiture Agreement;

(c)           Test Systems shall transfer, assign and convey its entire legal and beneficial right, title and interest in and to the Divested Assets in respect of Test Systems (the “Test Systems Divested Assets”) to Newco and, as consideration for the Test Systems Divested Assets, Newco shall assume the Assumed Liabilities in respect of Test Systems and issue to Test Systems fully paid Newco Shares with a fair market value equal to the fair market value of the Test Systems Divested Assets less the amount of the Assumed Liabilities in respect of Test Systems, all on the terms and conditions set forth in the Divestiture Agreement;

(d)           Stuart Energy shall distribute all of its Newco Shares to Hydrogenics as a return of capital;

(e)           Test Systems shall distribute all of its Newco Shares to Hydrogenics as a partial repayment of the indebtedness owing to Hydrogenics in an amount equal to the fair market value of such Newco Shares;

(f)            Hydrogenics shall issue Hydrogenics Note 1, Hydrogenics Note 2 and Hydrogenics Note 3 to Newco as contributions to the capital of Newco;

(g)           Newco shall adopt and be deemed to have adopted and implemented the Newco RSUP;

(h)           the Hydrogenics RSUP shall be terminated and cancelled and each Hydrogenics RSU shall be terminated and cancelled in exchange for one Newco RSU, the value of which is based on one Newco Share on the same terms and conditions, mutatis mutandis, as the terminated and cancelled Hydrogenics RSU;

(i)            Newco shall adopt and be deemed to have adopted and implemented the Newco DSUP;

(j)            the Hydrogenics DSUP shall be terminated and cancelled and each Hydrogenics DSU shall be terminated and cancelled in exchange for one Newco DSU, the value of which is based on one Newco Share on the same terms and conditions, mutatis mutandis, as the terminated and cancelled Hydrogenics DSU;

(k)           Newco shall adopt and be deemed to have adopted and implemented the Newco Option Plan;

(l)            the Hydrogenics Option Plan shall be terminated and cancelled and each Hydrogenics Option to acquire one Hydrogenics Share shall be terminated and cancelled in exchange for one Newco Option, as the sole consideration, at an exercise price per Newco Share equal to the exercise price per Hydrogenics Share under the Hydrogenics Option so terminated and cancelled and having the same vesting date and expiry date as the Hydrogenics Option so terminated and cancelled, and the Newco Options so granted shall be otherwise deemed to have been granted under, and be subject to, the terms and conditions of the Newco Option Plan;

(m)          the articles of Hydrogenics shall be amended to change its authorized capital as follows:

(i)            by changing the designation of the Hydrogenics Shares to “Redeemable Common Shares”, having the same rights, privileges, restrictions and conditions as the Hydrogenics Shares, but

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with each Hydrogenics Redeemable Share being redeemable at the option of Hydrogenics in consideration for one Newco Share; and

(ii)           by the creation of a new class of common shares (the “New Algonquin Shares”), being an unlimited number of shares designated as “Common Shares”, having the following rights, privileges, restrictions and conditions attaching thereto:

(A)          Dividends:  The holders of Common Shares and Redeemable Common Shares shall be entitled to receive dividends if, as and when declared by the Board of Directors of Hydrogenics on the Common Shares and Redeemable Common Shares, such dividends to be declared contemporaneously and paid at the same time in the same property and in equal amounts per share on all Common Shares and Redeemable Common Shares at the time outstanding without preference or priority of one share over another, subject to prior satisfaction of all preferential rights to dividends attached to all shares of other classes of shares of Hydrogenics ranking in priority to the Common Shares and Redeemable Common Shares in respect of dividends, if any;

(B)           Notice and Voting:  Except for meetings of holders of a particular class or series of shares other than the Common Shares required by applicable laws to be held as a separate class or series meeting, the holders of Common Shares shall be entitled to receive notice of and to attend all meetings of shareholders of Hydrogenics, and at such meetings to vote, together with (except at meetings of holders of Common Shares required by applicable laws to be held as a separate class meeting) holders of Redeemable Common Shares on all matters submitted to a vote on the basis of one vote for each Common Share held; and

(C)           Liquidation:  In the event of any liquidation, dissolution or winding up of Hydrogenics, whether voluntary or involuntary, or any other distribution of the assets of Hydrogenics among its shareholders for the purpose of winding up its affairs, and subject to prior satisfaction of all preferential rights to return of capital on dissolution attached to all shares of other classes of shares of Hydrogenics ranking in priority to the Common Shares and Redeemable Common Shares, if any, the holders of Common Shares and Redeemable Common Shares shall be entitled, to share rateably, together with the shares of any other class of shares of Hydrogenics ranking equally with the Common Shares and Redeemable Common Shares in respect of return of capital on dissolution, in such assets of Hydrogenics as are available for distribution in equal amounts per share, without preference or priority of one share over another;

(n)           Immediately following the Compulsory Acquisition by Hydrogenics pursuant to section 13.12A of the Algonquin Declaration of Trust, each outstanding Hydrogenics Redeemable Share shall be, and shall be deemed to be, redeemed by Hydrogenics, with payment of the redemption price therefor to be effected by the issuance of one Newco Share for each Hydrogenics Redeemable Share;

(o)           the names of Hydrogenics, Stuart Energy and Test Systems shall be changed to “Algonquin Power Inc.”, “Algonquin Energy Systems Corporation and Algonquin Test Systems Inc., respectively;

(p)           the name of Newco shall be changed to “Hydrogenics Corporation”;

(q)           the number of directors of Hydrogenics shall be reduced from seven to three, and the incumbent directors of Hydrogenics shall, and shall be deemed to, have resigned and be replaced, as directors, by the trustees of Algonquin;

(r)            the number of directors of Newco shall be increased from three to seven, and the resigning directors of Hydrogenics in subsection 2.3(q), shall, and shall be deemed to, be the directors of Newco;

(s)                                 the initial auditors of Newco will be PricewaterhouseCoopers LLP, who shall continue in office until the close of business of the first annual meeting of the holders of Newco Shares, and the directors of Newco are authorized to fix the remuneration of such auditors;

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(t)            the auditors of Hydrogenics will be KPMG LLP, who shall continue in office until the close of business of the next annual meeting of the holders of New Algonquin Shares, and the directors of Hydrogenics are authorized to fix the remuneration of such auditors; and

(u)           Hydrogenics will pay to Newco $10,813,084 in full satisfaction of Hydrogenics Note 1.

2.4                               Effect of Redemptions and Exchanges

As a result of the exchange of Hydrogenics Shares provided in subsection 2.3(n):

(a)                                 each Hydrogenics Shareholder shall cease to be a holder of the Hydrogenics Shares and such holder’s name shall be removed from the register of holders of Hydrogenics Shares as of the Effective Date; and

(b)                                each Hydrogenics Shareholder whose Hydrogenics Shares are exchanged shall become a holder of the number of Newco Shares to which such holder is entitled as a result of such exchange and such holder’s name shall be added to the register of holders of Newco Shares as of the Effective Date.

2.5                               Effect of Transfer of Divested Assets and assumption of Assumed Liabilities

As a result of the transfer, assignment and conveyance of Divested Assets and assumption of Assumed Liabilities provided in subsections 2.3(a), 2.3(b) and 2.3(c) each of Hydrogenics, Stuart Energy and Test Systems will be released from all debts, liabilities, commitments and obligations of any nature (whether matured or unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever with respect to the Divested Assets and Assumed Liabilities.

ARTICLE 3

OUTSTANDING HYDROGENICS CERTIFICATES, ETC.

3.1                               Rights of Hydrogenics Shareholders

From and after the Effective Time, certificates formerly representing Hydrogenics Shares exchanged under the Arrangement shall represent only the right to receive the consideration to which the former holder of such Hydrogenics Shares is entitled to receive pursuant to Article 2. Hydrogenics Shareholders shall not be entitled to any interest, dividend, premium or other payment on or with respect to the Hydrogenics Shares other than the transfer of Newco Shares to which they are entitled pursuant to Article 2 of the Plan of Arrangement.

3.2                               Rights of Other Hydrogenics Securityholders

From and after the Effective Time, grant letters, agreements, certificates and other instruments or documents, if any, formerly representing Hydrogenics RSUs, Hydrogenics DSUs and Hydrogenics Options, or rights thereto, shall represent only the Newco RSUs, Newco DSUs and Newco Options granted to the Hydrogenics RSU Holders, Hydrogenics DSU Holders and Hydrogenics Optionholders pursuant to Article 2.

ARTICLE 4

AMENDMENTS

4.1                               Amendments to Plan of Arrangement

(a)                                 Hydrogenics may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be: (i) set out in writing; (ii) filed with the Court and, if made following the Meeting, approved by the Court; and (iii) communicated to Hydrogenics Shareholders if and as required by the Court.

(b)                                Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Hydrogenics at any time prior to or at the Meeting with or without any other prior notice or communication, and, if so proposed and accepted by the persons voting at the Meeting (other than as

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may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)                                  Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Meeting shall be effective only, if required by the Court or applicable law, it is consented to by the Hydrogenics Shareholders voting in the manner directed by the Court.

(d)                                 Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time but shall only be effective if it is consented to by each of Hydrogenics and Newco, provided that it concerns a matter which, in the reasonable opinion of Hydrogenics and Newco, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of Hydrogenics, Newco or any former Hydrogenics Securityholder.

ARTICLE 5

GENERAL

5.1                               Paramountcy and Releases

From and after the Effective Date (i) this Plan of Arrangement shall take precedence and priority over any and all Hydrogenics Shares, Hydrogenics RSUs, Hydrogenics DSUs and Hydrogenics Options granted prior to the Effective Time, (ii) the rights and obligations of the Hydrogenics Securityholders, Hydrogenics, Stuart Energy, Test Systems, Newco and any trustee or transfer agent therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement, and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted), only with respect to or in connection with this Plan of Arrangement, based on or in any way relating to the Hydrogenics Shares, Hydrogenics RSUs, Hydrogenics DSUs, Hydrogenics Options, the Divested Assets and the Assumed Liabilities shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

5.2                               Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Definitive Agreement shall make so and execute, or cause to be made, done or executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of the parties thereto in order to further document or evidence any of the transactions or events set out herein.

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APPENDIX “G”

AMENDED HYDROGENICS SHARE INCENTIVE PLANS

AND NEW HYDROGENICS SHARE INCENTIVE PLANS

Stock Option Plan

The purpose of the stock option plan is to attract, retain and motivate key members of our team, to align incentives with the results realized by shareholders, and to provide competitive compensation arrangements that reward the creation of shareholder value over the long-term.

The stock option plan provides that options will expire no later than 10 years from the grant date or, if that date occurs during a blackout period or other period during which an insider is prohibited from trading in our securities by our insider trading policy, 10 business days after the period ends, subject to certain exceptions. Options will have an exercise price per share of not less than the closing price of the common shares on the TSX on the trading day before the option is granted. Unless otherwise specified in a particular option agreement, options granted under this plan will vest over three years with one third of the option grant vesting each year.

Issuances of options under the stock option plan are subject to the several restrictions. No more than 10% of the common shares outstanding may be issued under the stock option plan and all other security based compensation arrangements in any one year period. In addition, the number of common shares reserved for issuance pursuant to options granted to any one person under the stock option plan and all other security based compensation arrangements cannot exceed 5% of the outstanding common shares.

The aggregate number of common shares reserved for issuance pursuant to options granted to insiders under the stock option plan cannot exceed 10% of the outstanding common shares. Further, within any one year period, insiders may not, in the aggregate, be issued under the stock option plan and all other security based compensation arrangements a number of common shares which exceeds 10% of the outstanding issue and no individual insider may be issued a number of common shares that exceeds 5% of the outstanding issue.

common shareholder approval is required for the following amendments to the common share Option Plan: (i) increasing the number of common shares reserved for issuance under the stock option plan; (ii) reducing the exercise price of an option except appropriate reductions in connection with a subdivision or consolidation of common shares or similar capital reorganization or payment of a stock dividend or an amalgamation, combination or other reorganization involving the company; (iii) extending the term of an option beyond the expiry date or beyond 10 years from its grant date (except the automatic extension where the expiry date would have occurred within a blackout period of the company); (iv) extending the participation of non-employee directors and non-consultants in the stock option plan; (v) permitting options to be transferred other than by testate or intestate succession; (vi) permitting the addition or modification of a cashless exercise feature, payable in cash or common shares, unless it provides for a full deduction of the number of underlying common shares from the stock option plan reserve; (vii) permitting awards, other than options, to be made under the stock option plan; or (viii) pursuant to the company’s bylaws or the rules or policies of any exchange, that require shareholder approval.

Currently there are 12,000,000 common shares reserved for issuance under the stock option plan representing approximately 13% of the total number of issued and outstanding common shares.

If an option holder’s employment or term as a director or consultant ceases as a result of the option holder’s death, retirement or disability or because of the sale of the company which employs the option holder, or to which the option holder is a director or consultant, all options vest immediately and may be exercised for 180 days (or, if earlier, to the end of the term). If an option holder’s employment or term as a director or consultant is terminated without cause the option holder’s options which are vested or which would otherwise have vested within the reasonable or contractual notice period may be exercised for 90 days (or, if earlier, to the end of the term). If an option holder’s employment or term as a director or consultant is terminated by voluntary resignation, vested options may be exercised for 90 days (or, if earlier, to the end of the term) and unvested options are cancelled. If an option holder’s employment or term as a director or consultant is terminated for cause, all options are immediately cancelled. Notwithstanding the foregoing, but subject to applicable

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securities laws, the Board of Directors may, in its discretion, permit the exercise of any or all options held by an option holder in the manner and on the terms authorized by the Board; provided that the Board may not authorize the exercise of an option beyond 10 years from the date of grant, excluding any automatic extension for an expiry date which falls in a blackout period.

Options are non-transferable. The Board of Directors has the discretion to accelerate vesting and expiration of options in connection with a change of control of the company, a sale of all or substantially all of the assets of the company or a dissolution or liquidation of the company. The Board of Directors may further take such steps it deems equitable and appropriate to adjust the number of common shares that may be acquired on the exercise of any options or the exercise price in the event that the company effects a subdivision or consolidation of the common shares, any similar capital reorganization, payment of a stock dividend (other than in lieu of a cash dividend), or other change in capitalization of the company, or upon any amalgamation, continuation, reorganization involving the company, by exchange of common shares, by sale or lease of assets or otherwise, to preserve the proportionality of the rights and obligations of the option holders.

Restricted Share Unit Plan

The RSUP is designed to retain certain employees of the company and its affiliates, allow them to participate in the long-term success of the company. The RSUP is meant to complement the stock option plan and allow the company to offer, through combinations of these equity-based incentive programs, optimal alignment of the interests of management and certain employees of the company and its affiliates to that of its shareholders.

The RSUP provides for grants of RSUs to certain employees (each a “participant”) of the company and its affiliates. In determining the number of RSUs to be granted, the Human Resources and Corporate Governance Committee may take into account such milestones and criteria it determines at the time of grant. An RSU is a right to receive a cash payment based on the value of a common share, subject to the vesting, forfeiture and other restrictions the Board of Directors may determine. RSUs are credited to an account in the name of the participant. If a dividend is paid on common shares, each participant’s RSU account is credited with additional RSUs (a “dividend RSU”) equal to a fraction where the numerator is the product of: (a) the number of RSUs credited to the participant on the date the dividends are paid, and (b) the dividend paid per common share, and the denominator is the closing price per common share on the TSX on the last trading day on which the common shares were traded preceding the date on which dividends are paid.

Each RSU vests no later than December 31 of the third calendar year following the calendar year in respect of which the RSU is granted or such earlier date as is determined in our Board’s discretion. RSUs are redeemed within 30 days following the vesting date (and no later than the December 31 date referenced above), by a cash payment to the participant equal to the number of vested RSUs multiplied by the closing price per common share on the TSX on the last trading day on which the common shares were traded preceding the vesting date. A dividend RSU vests on the same day as the RSU in respect of which it was granted and is redeemed by the company on the same date as the applicable RSU.

If a participant dies, retires or his or her employment is terminated by the company without cause, or for disability or because of the sale of the company which employs the option holder, or to which the option holder is a director or consultant, then a pro rata portion of unvested RSUs credited to the participant will vest and be redeemed. If the employment of a participant is terminated by resignation of the participant or for cause, the participant forfeits all rights to unvested RSUs. The Board of Directors may accelerate the vesting of RSUs in connection with a change of control.

RSUs are non-assignable. The Board of Directors determines which employees will be granted RSUs; the time or times when RSUs will be granted; the number of RSUs to be granted; and the date or dates on which RSUs will vest. The Human Resources and Corporate Governance Committee administers the RSUP.

The Board may from time to time amend or suspend the RSUP in whole or in part and may at any time terminate the RSUP without prior notice. However, except as expressly set forth in the RSUP, no such amendment, suspension, or termination may adversely affect the RSUs previously granted to a participant without the consent of the affected participant.

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Deferred Share Unit Plan

Pursuant to the DSUP, independent directors are entitled to elect to receive all or any portion of their annual retainer and meeting fees in the form of DSUs instead of cash. A DSU is a right to receive a cash payment based on the value of a common share, credited by means of a book-keeping entry in the books of the company, to an account in the name of the independent director. At the end of the director’s tenure as a member of the Board, the director is paid, in cash, the market value of the common shares represented by the DSUs.

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FORM 51-102F3

Material Change Report

Item 1            Name and Address of Company

Hydrogenics Corporation (“Hydrogenics”)
5985 McLaughlin Road
Mississauga, Ontario  L5R 1B8

Item 2            Date of Material Change

July 20, 2009

Item 3            Press Release

A press release was issued by Hydrogenics and disseminated via Marketwire on July 22, 2009 (attached as Schedule “A”).

Item 4            Summary of Material Change

Hydrogenics Corporation has formally notified American Power Conversion Corporation (“APC”) of the termination of the manufacturing and supply agreement (the “Supply Agreement”) dated August 9, 2006 between Hydrogenics and APC.

The Supply Agreement provided that APC would purchase up to 500 HyPM® XR 12 kW Fuel Cell Power Modules from Hydrogenics over a three year period, subject to the terms of the Supply Agreement. In the notice of termination, Hydrogenics has requested a termination payment of approximately US$2.1 million by APC.

Item 5            Full Description of Material Change

Hydrogenics Corporation announces that it has formally notified APC of the termination of the Supply Agreement between Hydrogenics and APC.

The Supply Agreement provided that APC would purchase up to 500 HyPM® XR 12 kW Fuel Cell Power Modules from Hydrogenics for integration into APC’s NCPI solutions, specifically its InfraStruXure® architecture, over a three year period, subject to the terms of the Supply Agreement. In the notice of termination, Hydrogenics has requested a termination payment of approximately US$2.1 million by APC, as determined by a formula in the Supply Agreement based on the number of products for which APC has issued orders and paid for under the Supply Agreement.

Item 6            Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

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Item 7            Omitted Information

Not applicable.

Item 8            Executive Officer

For further information, contact:

Lawrence Davis, Chief Financial Officer

Hydrogenics Corporation
5985 McLaughlin Road
Mississauga, Ontario  L5R 1B8

Telephone:	(905) 361-3633
Fax:	(905) 361-3626

Item 9            Date of Report

July 22, 2009

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SCHEDULE “A”

Press Release

PRESS RELEASE

Hydrogenics Announces Termination of
Manufacturing and Supply Agreement with APC

Mississauga, Ontario — July 22, 2009. Hydrogenics Corporation (TSX: HYG; Nasdaq: HYGS), a leading developer and manufacturer of hydrogen generation and fuel cell products, announces that it has formally notified American Power Conversion Corporation (“APC”) of the termination of the manufacturing and supply agreement (the “Supply Agreement”) dated August 9, 2006 between Hydrogenics and APC.

The Supply Agreement provided that APC would purchase up to 500 HyPM® XR 12 kW Fuel Cell Power Modules from Hydrogenics for integration into APC’s NCPI solutions, specifically its InfraStruXure® architecture, over a three year period, subject to the terms of the Supply Agreement. In the notice of termination, Hydrogenics has requested a termination payment of approximately US$2.1 million by APC, as determined by a formula in the Supply Agreement based on the number of products for which APC has issued orders and paid for under the Supply Agreement.

“We remain committed to working with APC towards an amicable resolution of APC’s obligations under the Supply Agreement,” said Daryl Wilson, President and Chief Executive Officer of Hydrogenics. “We strongly believe that despite the termination of the Supply Agreement, our independent efforts over the past three years have resulted in the development of significant expertise and know-how, which will allow us to build upon and benefit other fuel cell products, applications and solutions.

ABOUT HYDROGENICS

Hydrogenics Corporation (www.hydrogenics.com) is a globally recognized developer and provider of hydrogen generation and fuel cell products and services, serving the growing industrial and clean energy markets of today and tomorrow. Based in Mississauga, Ontario, Canada, Hydrogenics has operations in North America and Europe.

This release contains forward-looking statements and other statements concerning Hydrogenics’ expectations and strategies and management’s beliefs and intentions about its future results and goals in connection with any dispute or resolution with, or payment from, APC.  Hydrogenics believes the expectations reflected in its forward-looking statements are reasonable, although cannot guarantee future results, payment from APC, a particular resolution or other future events.  These statements are based on the management’s current expectations and actual results may differ from these forward-looking statements due to numerous factors, including risks inherent in matters relating to dispute resolution or litigation, risks in negotiation with APC to resolve matters or in proceeding with a dispute with APC in the event an amicable resolution is not reached. Readers should not place undue reliance on these forward-looking statements.  Readers are encouraged to review the section captioned “Risk Factors” in Hydrogenics’ regulatory filings with the Canadian securities regulatory authorities and the United States Securities and Exchange Commission, for a more complete discussion of the factors that could affect the foregoing forward-looking statements.  Furthermore, the forward-looking statements contained herein are made as of the date of this release, and Hydrogenics undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, unless otherwise required by law. The forward-looking statements contained in this release are expressly qualified by this cautionary statement.

For further information, contact:

Company Contact: Lawrence Davis, Chief Financial Officer (905) 361-3633 investors@hydrogenics.com	Investor Relations Contact: Chris Witty (646) 438-9385 cwitty@darrowir.com

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Appendix B

TABLE OF CONTENTS APPENDIX B

Information relating to APIF	B-1-1

Consolidated financial statements of APIF as at December 31, 2008 and 2007 and for the three year period ended December 31, 2008, together with the auditors’ report thereon	B-2-1

Reconciliation with United States Generally Accepted Accounting Principles as at and for the years ended December 31, 2008 and 2007	B-3-1

Management’s discussion and analysis of financial condition and results of operations of APIF as at and for the periods ended December 31, 2008, 2007 and 2006	B-4-1

Unaudited interim consolidated financial statements of APIF contained in the second quarter report to Unitholders for the three and six months ended June 30, 2009 and 2008	B-5-1

Management’s discussion and analysis of financial condition and results of operations of the APIF as at June 30, 2009 and for the three and six months ended June 30, 2009 and 2008	B-6-1

INFORMATION RELATING TO APIF

1.             Algonquin Power Income Fund

General

APIF is an open-ended trust established under the laws of the Province of Ontario by the APIF Trust Declaration.  APIF is a “mutual fund trust” and a resident of Canada for purposes of the Tax Act.  The principal and head office of APIF is located at 2845 Bristol Circle, Oakville, Ontario, L6H 7H7, Canada.

APIF currently holds equity interests, directly and indirectly, in 41 hydroelectric generating facilities located in Ontario (4), Québec (12), Newfoundland (1), Alberta (1), New York State (13), New Hampshire (8), Vermont (1) and New Jersey (1) representing aggregate installed generating capacity of approximately 140 MW and one wind energy generating facility located in Manitoba with installed capacity of approximately 99 MW. APIF holds equity interests in one energy-from-waste facility in Ontario with an installed generating capacity of 10 MW, 4 landfill gas-fired facilities in Tennessee and New Jersey with an installed generating capacity of 9 MW and 4 natural gas-fired cogeneration facilities in each of California, Connecticut, Ontario and New Jersey with an installed capacity of approximately 122 MW.  In addition, APIF owns partnership, share and debt interests in 2 bio-mass fired generating facilities with combined installed capacity of approximately 43 MW located in Alberta and Québec.  APIF holds minority term investments in two natural gas/wood waste-fired generating facilities with joint installed capacity of approximately 172 MW located in northern Ontario.  In addition to its electricity generating assets, APIF owns 18 regulated water distribution and waste-water facilities in Arizona, Illinois, Missouri and Texas.

Trust Units

An unlimited number of Trust Units may be issued pursuant to the APIF Trust Declaration.  As at the date hereof, 78,002,197 Trust Units are issued and outstanding.  Each Trust Unit is transferable and represents an equal undivided beneficial interest in any distribution from APIF whether of net income, net realized capital gains or other amounts, and in any net assets of APIF in the event of termination or winding-up of APIF.  The Trust Units are listed and posted for trading on the TSX.  See page B-1-2 in this Appendix B for certain price and trading information concerning the Trust Units.

APIF Subsidiaries and Affiliated Entities

APIF is the sole beneficiary of Algonquin Power Trust, an unincorporated open ended trust created by a declaration of trust dated June 30, 2000, in accordance with the laws of the Province of Ontario.  Algonquin Power trust is resident of Canada for purposes of the Tax Act.  Algonquin Power Trust owns all of the outstanding units of Algonquin Power Operating Trust, an unincorporated open ended trust created by an amended and restated trust indenture effective January 2, 1997, in accordance with the laws of the Province of Alberta.

Certain Reporting and Disclosure Requirements

APIF is subject to the information and reporting requirements of the securities laws of all of the provinces of Canada and the rules of the TSX.  In accordance therewith, APIF is required to file reports, financial statements and other information with certain securities regulatory authorities in Canada and with the TSX relating to its business, financial condition and other matters.  Information as of particular dates concerning the Trustees, their remuneration, the principal holders of securities and any material interests of such persons in transactions with APIF and other matters is required to be disclosed in proxy statements distributed to Unitholders and filed with certain of such securities regulatory authorities and with the TSX and may be inspected at APIF’s offices or through the facilities of such securities regulatory authorities and the TSX.

Pursuant to the provisions of the securities laws of various provinces of Canada, APIF must send a circular to all Unitholders in connection with the Offer, which circular, together with other information, must disclose any material changes in the affairs of APIF subsequent to the date of the most recent published financial statements of APIF.

B-1-1

2.             Price Range and Trading of Trust Units

The Trust Units are listed and posted for trading on the TSX under the symbol “APF.UN”.  The following table sets out the volume and price range of the Trust Units on the TSX for the periods indicated, as reported by sources APIF believes to be reliable:

Period	High Price (C$/Trust Unit)	Low Price (C$/Trust Unit)	Total Volume

Monthly (12 month period prior to date hereof)
2008
August	7.48	7.00	2,259,679
September	7.15	4.50	4,824,320
October	5.93	2.30	14,505,231
November	3.10	2.32	8,486,497
December	2.58	1.76	10,518,416

2009
January	2.92	2.30	4,715,642
February	2.87	2.37	2,464,368
March	2.59	2.05	3,739,580
April	3.10	2.34	6,563,900
May	3.24	2.74	5,729,217
June	3.67	2.89	4,695,357
July	3.93	3.13	5,535,283
August	3.88	3.42	5,423,704
September 1 - September 14	3.74	3.30	1,827,724
Annually (year ended)
2008	8.40	1.76	66,975,759
2007	9.90	7.25	46,744,957
2006	11.07	8.49	40,579,998
2005	10.78	9.07	36,363,162
2004	11.30	9.01	34,231,058

Quarterly (quarter ended)
2009
March 31	2.92	2.05	10,919,590
June 30	3.67	2.89	4,695,357

2008
March 31	8.40	7.05	13,444,130
June 30	8.28	7.38	10,546,164
September 30	7.92	4.50	9,475,321
December 31	5.93	1.76	33,510,144

2007
March 31	9.90	8.25	13,861,790
June 30	9.42	8.25	15,632,628
September 30	9.20	8.38	6,642,906
December 31	9.17	7.25	10,607,633

The closing price of the Trust Units on the TSX on June 11, 2009, the last trading day prior to the announcement of the Offer, was C$3.40 per Trust Unit.  The Offeror currently has no intention to purchase Trust Units in the market during the course of the Offer.

B-1-2

If not less than the Specified Percentage of the outstanding Trust Units is validly deposited under the Offer and not withdrawn, and the Offeror takes up and pays for such number of Trust Units validly deposited under the Offer, and the Offeror otherwise complies with the conditions in section 13.12A of the APIF Trust Declaration the Offeror will be deemed to have acquired, directly or indirectly, all of the remaining Trust Units not deposited under the Offer by a Compulsory Acquisition pursuant to section 13.12A of the APIF Trust Declaration.  See Section 18 of the Circular, “Acquisition of Securities Not Deposited — Compulsory Acquisition of Trust Units”.  If a Compulsory Acquisition is effected, the Trust Units will be delisted from the TSX.

3.             Major Unitholders

To the knowledge of the Trustees and officers of APIF and the directors and officers of the Manager, as of September 14, 2009, no person or company beneficially owns, directly or indirectly, or exercises control or direction over Trust Units carrying more than 5% of the voting rights attached to the Trust Units.

In connection with the recent strategic partnership with Emera Inc. announced by APIF on April 23, 2009, Emera Inc. agreed to a treasury subscription of approximately 8.5 million Trust Units at a price of C$3.25 per Trust Unit, which is expected to represent 9.9% of the outstanding Trust Units after the subscription.  The Trust Units to be issued to Emera Inc. will not have different voting rights from other outstanding Trust Units.

To the knowledge of the Trustees and officers of APIF and the directors and officers of the Manager, the portion of Trust Units held in the United States is 23.5% of the issued and outstanding Trust Units and the number of Unitholders in the United States is 5,765, each as of September 14, 2009.

4.             Selected Financial Data

The following table sets forth certain selected historical consolidated financial data of APIF as at and for each of the years in the five-year period ended December 31, 2008, as at and for the six-month periods ended June 30, 2009 and 2008 prepared in accordance with Canadian GAAP.

(in thousands of Canadian dollars, except per trust unit amounts, in	Six months ended June 30		Years ended December 31
accordance with Canadian GAAP)	2009	2008	2008	2007	2006	2005	2004

Operating revenues	98,713	102,208	213,796	186,175	193,244	179,324	160,523

Operating expenses	81,636	82,136	178,615	143,515	149,078	146,418	131,190

Earnings before undernoted	17,077	20,072	35,181	42,660	44,166	32,906	29,333

Interest expense	10,657	13,803	26,288	26,565	22,281	16,379	12,440

Interest, dividend income and other income	(2,285)	(2,820)	(7,023)	(9,408)	(10,861)	(11,398)	(10,943)

Write down of note receivable	—	—	—	726	3,263	—	—

Write down of fixed assets and intangible assets	—	—	—	—	—	3,533	1,932

(Gain)/loss on derivative financial instruments	(8,703)	1,404	37,748	(14,469)	497	—	—

Income tax expense (recovery)	(4,341)	1,871	324	15,021	(2,935)	2,604	2,285

Minority interest	2,204	(649)	(3,142)	(401)	1,458	—	817

B-1-3

(in thousands of Canadian dollars, except per trust unit amounts, in	Six months ended June 30		Years ended December 31
accordance with Canadian GAAP)	2009	2008	2008	2007	2006	2005	2004

Net earnings from continuing operations	19,545	6,463	(19,014)	24,626	30,463	21,788	22,802

Net earnings from discontinued operations	—	—	—	(1,092)	(2,772)	—	—

Net earnings	19,545	6,463	(19,014)	23,534	27,691	21,788	22,802

Basic net earnings from continuing operations per Trust Unit	0.25	0.09	(0.25)	0.34	0.43	0.31	0.33

Diluted net earnings from continuing operations per Trust Unit	0.25	0.08	(0.25)	0.32	0.42	0.31	0.33

Total Assets	952,357	952,226	977,487	953,400	1,047,794	823,801	824,796

Total Long Term Debt	432,182	447,479	438,253	423,227	374,398	243,447	206,751

Trust Units, end of period	77,981,962	73,785,591	77,574,372	73,644,356	72,874,211	69,691,592	69,691,592

Distributions per Trust Unit(1)	0.12	0.46	0.75	0.92	0.92	0.92	0.92

Note: (1) Distributions per Trust Unit in U.S.$ for the year ended 2008, 2007, 2006, 2005 and 2004 was $0.70, $0.86, $0.81, $0.76, and $0.71, respectively. Distributions per Trust Unit in U.S.$ for the quarter ended June 30, 2009 and 2008 was $0.10 and $0.45, respectively.

The following table sets forth certain selected historical consolidated financial data of APIF as at and for each of the years in the two-year period ended December 31, 2008 as at and for the six-month periods ended June 30, 2009 and 2008 prepared in accordance with U.S. GAAP.

(in thousands of Canadian dollars, except per trust unit amounts, in accordance with U.S.	Six months ended June 30		Year ended December 31
GAAP)	2009	2008	2008	2007

Operating revenues	98,713	102,208	213,796	186,175

Operating expenses	81,277	82,136	178,655	143,292

Earnings before undernoted	17,436	20,072	35,141	42,883

Interest expense	10,633	13,779	25,855	26,517

Interest, dividend income and other income	(2,285)	(2,820)	(7,023)	(9,408)

Write down of note receivable	—	—	—	726

(Gain)/loss on derivative financial instruments	(8,703)	1,065	34,746	(14,469)

Income tax expense (recovery)	(4,193)	1,944	1,044	15,123

Minority interest	263	18	287	0

Net earnings from continuing operations	21,721	6,086	(19,768)	24,394

Net loss from discontinued operations	—	—	—	(1,092)

Net earnings	21,721	6,086	(19,768)	23,302

B-1-4

(in thousands of Canadian dollars, except per trust unit amounts, in accordance with U.S.	Six months ended June 30		Year ended December 31
GAAP)	2009	2008	2008	2007

Basic net earnings from continuing operations per Trust Unit	0.28	0.08	(0.26)	0.31

Diluted net earnings from continuing operations per Trust Unit	0.28	0.08	(0.26)	0.31

Total Assets	958,147	956,907	983,349	959,558

Total Long Term Debt	436,526	452,639	443,156	428,771

Distributions per Trust Unit	0.12	0.46	0.75	0.92

References in this document to “$”, “dollars”, “U.S. dollars”, or “U.S.$”, are to the currency of the United States, and references to “Canadian dollars”, “C$” or “CDN$”, are to the currency of Canada.  Solely for your convenience, we have provided the following exchange rate information. You should not take this information as an assurance that the Canadian dollar amounts currently represent U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate, at any time.

B-1-5

The following table sets forth, for each period indicated, the high and low exchange rates for one United States dollar expressed in Canadian dollars, the average of such exchange rates during such period, and the exchange rate at the end of such period, based upon the exchange rate as reported by the Bank of Canada:

Canadian Dollar to US Dollar Exchange Rate

	Daily Representative Market Rate
Month of	High	Low	Average	Period-end
September (through September 14)	1.1065	1.0746	1.0887	1.0857
August 2009	1.1079	1.0686	1.0878	1.0967
July 2009	1.1655	1.079	1.1222	1.079
June 2009	1.1640	1.0789	1.1265	1.1630
May 2009	1.1954	1.0898	1.1509	1.0917
April 2009	1.2707	1.1875	1.2240	1.1930
March 2009	1.3066	1.2192	1.2645	1.2613
February 2009	1.2731	1.2160	1.2451	1.2723
January 2009	1.2765	1.1761	1.2263	1.2265

Quarter ended
March 31, 2009	1.3066	1.1761	1.2456	1.2613
June 30, 2009	1.2707	1.0789	1.1668	1.1630
Q1 – Q2	1.3066	1.0789	1.2062	1.1630

Year ended December 31,
2008	1.3008	0.9711	1.0660	1.2180
2007	1.1878	0.9066	1.0748	0.9931
2006	1.1794	1.0948	1.1341	1.1654
2005	1.2734	1.1427	1.2116	1.1630
2004	1.4003	1.1746	1.3015	1.2020

On September 14, 2009, the exchange rate as reported by the Bank of Canada was C$1.0857 per U.S.$1.00.  This information should not be construed as a representation that the Canadian dollar amounts actually represent, or could be converted into, U.S. dollars at the rate indicated.

5.             Distribution Policy of APIF

The following table summarizes the amount of cash distributions made by APIF since inception.

Quarterly distribution period ending	Cash distribution per Trust Unit (C$)

March 31, 1998	0.1750
June 30, 1998	0.2350
September 30, 1998	0.2000
December 31, 1998	0.2250
March 31, 1999	0.2400
June 30, 1999	0.2000
September 30, 1999	0.2200
December 31, 1999	0.2400
March 31, 2000	0.2425
June 30, 2000	0.2425
September 30, 2000	0.2425
December 31, 2000	0.2425
March 31, 2001	0.2300
June 30, 2001	0.2300
September 30, 2001	0.2300
December 31, 2001	0.2300
March 31, 2002	0.2300
June 30, 2002	0.2300
September 30, 2002	0.2300

Monthly distribution period ending	Cash distribution per Trust Unit (C$)

October 31, 2002	0.0766
November 30, 2002	0.0766
December 31, 2002	0.0766
January 31, 2003	0.0766
February 28, 2003	0.0766
March 31, 2003	0.0766

B-1-6

Monthly distribution period ending	Cash distribution per Trust Unit (C$)
April 30, 2003	0.0766
May 31, 2003	0.0766
June 30, 2003	0.0766
July 31, 2003	0.0766
August 31, 2003	0.0766
September 30, 2003	0.0766
October 31, 2003	0.0766
November 30, 2003	0.0766
December 31,2003	0.0766
January 31, 2004	0.0766
February 29, 2004	0.0766
March 31, 2004	0.0766
April 30, 2004	0.0766
May 31, 2004	0.0766
June 30, 2004	0.0766
July 31, 2004	0.0766
August 31, 2004	0.0766
September 30, 2004	0.0766
October 31, 2004	0.0766
November 30, 2004	0.0766
December 31,2004	0.0766
January 31, 2005	0.0766
February 28, 2005	0.0766
March 31, 2005	0.0766
April 30, 2005	0.0766
May 31, 2005	0.0766
June 30, 2005	0.0766
July 31, 2005	0.0766
August 31, 2005	0.0766
September 30, 2005	0.0766
October 31, 2005	0.0766
November 30, 2005	0.0766
December 31,2005	0.0766
January 31, 2006	0.0766
February 28, 2006	0.0766
March 31, 2006	0.0766
April 30, 2006	0.0766
May 31, 2006	0.0766
June 30, 2006	0.0766
July 31, 2006	0.0766
August 31, 2006	0.0766
September 30, 2006	0.0766
October 31, 2006	0.0766
November 30, 2006	0.0766
December 31, 2006	0.0766
January 31, 2007	0.0766
February 28, 2007	0.0766
March 31, 2007	0.0766
April 30, 2007	0.0766
May 31, 2007	0.0766
June 30, 2007	0.0766
July 31, 2007	0.0766
August 31, 2007	0.0766
September 30, 2007	0.0766
October 31, 2007	0.0766
November 30, 2007	0.0766
December 31, 2007	0.0766
January 31, 2008	0.0766
February 29, 2008	0.0766
March 31, 2008	0.0766
April 30, 2008	0.0766
May 31, 2008	0.0766
June 30, 2008	0.0766
July 31, 2008	0.0766
August 31, 2008	0.0766
September 30, 2008	0.0766
October 31, 2008	0.0200
November 30, 2008	0.0200

B-1-7

Monthly distribution period ending	Cash distribution per Trust Unit (C$)
December 31, 2008	0.0200
January 31, 2009	0.0200
February 28, 2009	0.0200
March 31, 2009	0.0200
April 30, 2009	0.0200
May 31, 2009	0.0200
June 30, 2009	0.0200
July 31, 2009	0.0200
August 31, 2009	0.0200

B-1-8

Consolidated Financial Statements of

Algonquin Power Income Fund

For the years ended December 31, 2008, 2007 and 2006

B-2-1

AUDITORS’ REPORT

To the Trustees of Algonquin Power Income Fund

We have audited the consolidated balance sheets of Algonquin Power Income Fund (‘the Company’) as at December 31, 2008 and 2007 and the consolidated statements of operations, deficit, comprehensive income/ (loss) and accumulated comprehensive income/ (loss) and cash flows for each of the years in the three-year period December 31, 2008.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards.  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2008 and 2007 and the results of its operations and its cash flows for each of the years in the three-year period December 31, 2008 in accordance with Canadian generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company, in 2008, changed its accounting policies and disclosures relating to capital disclosures, financial instruments and the method of accounting for certain intangible assets, and in 2007, changed the method of accounting for financial instruments and comprehensive income.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

July 2, 2009

B-2-2

Algonquin Power Income Fund

Consolidated Balance Sheets

December 31, 2008 and 2007

(thousands of Canadian dollars)

	(Restated see note 2)
	2008	2007
ASSETS
Current assets:
Cash	$5,902	$10,361
Accounts receivable	28,138	26,597
Prepaid expenses	2,832	3,052
Current portion of notes receivable (note 5)	485	421
Current portion of derivative assets	—	7,857
	37,357	48,288

Long-term investments and notes receivable (note 5)	27,134	30,047
Future non-current income tax asset	3,304	2,842
Property, plant and equipment (note 6)	804,965	760,677
Intangible assets (note 7)	97,398	99,529
Restricted cash	5,295	6,105
Deferred costs	243	80
Other assets (note 4)	1,791	1,644
Derivative assets	—	4,188
	$977,487	$953,400

LIABILITIES AND UNITHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$34,074	$27,007
Distributions payable	1,587	11,649
Current portion of long-term liabilities (notes 10 and 12)	4,236	1,915
Current portion of derivative liabilities (note 8)	8,438	—
Current income tax liability (note 14)	541	669
Future income tax liability	1,191	756
	50,067	41,996

Long-term liabilities (notes 9 and 10)	293,590	281,725
Convertible debentures (note 11)	140,427	139,587
Other long-term liabilities (note 12)	28,859	23,771
Future non-current income tax liability (note 14)	85,654	80,785
Derivative liabilities (note 8)	25,116	—
Non controlling interest	12,548	21,700
Unitholders’ equity:
Trust units (note 13)	722,215	692,213
Deficit	(359,547)	(284,487)
Accumulated other comprehensive income	(21,442)	(43,890)
	341,226	363,836
Commitments and contigencies (note 18)
Subsequent events (note 29)
	$977,487	$953,400

See accompanying notes to consolidated financial statements

Approved by the Trustees

Signed “Ken Moore”	Signed “George Steeves”
Trustee	Trustee

B-2-3

Algonquin Power Income Fund

Consolidated Statements of Operations

For the years ended December 31, 2008, 2007 and 2006

( thousands of Canadian dollars, except per unit amounts)

	(Restated see note 2)
	2008	2007	2006

Revenue:

Energy sales	$158,508	$116,565	$123,285
Waste disposal fees	15,706	13,609	14,209
Water reclamation and distribution	35,233	33,699	35,464
Other revenue (note 23)	4,349	22,302	20,286
	213,796	186,175	193,244

Expenses

Operating	120,439	99,538	103,514
Amortization of property, plant and equipment	36,541	34,278	30,609
Amortization of intangible assets	7,305	7,287	5,752
Management costs (note 16)	893	1,637	869
Administrative expenses	9,419	8,463	8,118
(Gain) / loss on foreign exchange	4,018	(7,688)	216
	178,615	143,515	149,078

Earnings before undernoted	35,181	42,660	44,166

Interest expense	26,288	26,565	22,281
Interest, dividend income and other income (note 22)	(7,023)	(9,408)	(10,861)
Write down of note receivable (note 5)	—	726	3,263
(Gain) / loss on derivative financial instruments (note 15)	37,748	(14,469)	497
	57,013	3,414	15,180

Earnings / (loss) from operations before income taxes, minority interest and discontinued operations	(21,832)	39,246	28,986

Income tax provision (recovery) (note 14)
Current	(184)	(310)	861
Future	508	15,331	(3,796)
	324	15,021	(2,935)

Minority interest in losses of subsidiaries	(3,142)	(401)	1,458

Net earnings / (loss) from continuing operations	(19,014)	24,626	30,463

Net earnings / (loss) from discontinued operations (note 17)	—	(1,092)	(2,772)

Net earnings / (loss)	$(19,014)	$23,534	$27,691

Basic net earnings / (loss) from continuing operations per trust unit (note 21)	$(0.25)	$0.34	$0.43

Diluted net earnings / (loss) from continuing operations per trust unit (note 21)	$(0.25)	$0.32	$0.42

Basic and diluted net loss from discontinued operations per trust unit (note 21)	$—	$(0.01)	$(0.04)

Basic net earnings / (loss) per trust unit (note 21)	$(0.25)	$0.33	$0.39

Diluted net earnings / (loss) per trust unit (note 21)	$(0.25)	$0.31	$0.38

See accompanying notes to consolidated financial statements

B-2-4

Algonquin Power Income Fund

Consolidated Statements of Cash Flows

For the years ended December 31, 2008, 2007 and 2006

( thousands of Canadian dollars )

	(Restated see note 2)
	2008	2007	2006

Cash provided by (used in):

Operating Activities:
Net earnings / (loss) from continuing operations	$(19,014)	$24,626	$30,463
Items not affecting cash:
Amortization of property, plant and equipment	36,541	34,278	30,609
Amortization of intangible assets	7,305	7,287	5,752
Other amortization	1,130	2,039	1,526
Distributions received in excess of equity income	680	—	—
Future income taxes	508	15,331	(3,796)
Unrealized loss / (gain) on derivative financial instruments	42,426	(4,862)	497
Write down of note receivable	—	726	3,263
Gain on sale of note receivable and other assets	(918)	—	—
Minority interest	(3,429)	(401)	1,458
Unrealized foreign exchange (gain) / loss on long term debt	6,018	(8,077)	77
Changes in non-cash operating working capital (note 25)	5,729	(30,734)	(951)
	76,976	40,213	68,898
Financing Activities:
Cash distributions	(66,108)	(67,426)	(64,901)
Cash distributions to non-controlling interest	(1,709)	(2,516)	(1,071)
Convertible debenture issue	—	—	60,000
Expenses of convertible debenture issue	—	—	(2,900)
Trustee loans (note 16)	(218)	—	—
Deferred financing costs	(463)	(158)	(358)
Increase in long term liabilities	64,300	71,400	—
Decrease in long term liabilities	(55,873)	(11,836)	(3,718)
Increase / (decrease) in other long term liabilities	5,314	(1,345)	375
	(54,757)	(11,881)	(12,573)
Investing Activities:
Decrease / (increase) in restricted cash	1,787	(295)	(3,281)
Decrease/ (increase) in other assets	597	(1,017)	(680)
Proceeds on sale of note receivable	2,954	—	—
Receipt of principal on notes receivable	517	1,319	4,552
Increase in long term investments	(191)	(950)	(322)
Proceeds from sale of power purchase agreement	—	—	1,021
Proceeds from sale of property, plant and equipment and intangible assets	—	14,083	—
Net additions to property, plant and equipment	(45,561)	(39,571)	(30,934)
Acquisition of Highground (note 3(a))	20,617	—	—
Acquisitions of operating entities (note 3(b), 3(d) and 3(e))	(8,274)	(990)	(23,433)
	(27,554)	(27,421)	(53,077)
Effect of exchange rate differences on cash	876	(1,181)	(44)

Increase /(decrease) in cash from continuing operations	(4,459)	(270)	3,204

Increase / (decrease) in cash from discontinued operations	—	(2,834)	(1,102)

Cash and cash equivalents, beginning of the period	10,361	13,465	11,363

Cash and cash equivalents, end of the period	$5,902	$10,361	$13,465

Supplemental disclosure of cash flow information:
Cash paid during the period for interest expense	$26,160	$25,599	$20,702
Cash paid during the period for income taxes	$1,336	$515	$1,060

See accompanying notes to consolidated financial statements

B-2-5

Algonquin Power Income Fund

Consolidated Statement of Deficit

For the years ended December 31, 2008, 2007 and 2006

(thousands of Canadian dollars)

	(Restated see note 2)
	2008	2007	2006

Balance, beginning of period	$(284,487)	$(240,708)	$(201,178)
Change in accounting policies (note 2)	—	211	(265)
Net earnings / (loss)	(19,014)	23,534	27,691
Distributions	(56,046)	(67,524)	(66,956)

Balance, end of period	$(359,547)	$(284,487)	$(240,708)

See accompanying notes to consolidated financial statements

B-2-6

Algonquin Power Income Fund

Consolidated Statements of Comprehensive Income / (Loss) and
Accumulated Other Comprehensive Income / (Loss)

For the years ended December 31, 2008, 2007 and 2006

(thousands of Canadian dollars)

	2008	2007

Net earnings / (loss)	$(19,014)	$23,534

Other comprehensive income (loss):
Forward exchange contracts settled in the period	$(3,173)	$(6,206)
Translation of self sustaining foreign operations	25,621	(48,851)
Other comprehensive income (loss)	22,448	(55,057)

Total comprehensive income / (loss)	$3,434	$(31,523)

Accumulated other comprehensive income / (loss):
Balance, beginning of the period	$(43,890)	$—
Change in accounting policies (note 2)	—	11,167
Other comprehensive income / (loss)	22,448	(55,057)

Balance, end of the period	$(21,442)	$(43,890)

See accompanying notes to consolidated financial statements

B-2-7

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

Algonquin Power Income Fund (the “Fund” or “Algonquin”) is an open-ended, unincorporated trust established pursuant to its Declaration of Trust dated September 8, 1997, as amended, under the laws of the Province of Ontario. The Fund’s principal activity is the ownership, directly or indirectly, of power generation and infrastructure facilities, through investments in securities of subsidiaries including limited partnerships and other trusts which carry on these businesses.  The activities of the subsidiaries may be financed through equity contributions, interest bearing notes and third party project debt as described in the notes to the consolidated financial statements.  The revolving credit facility and the convertible debentures are direct obligations of the Fund.

Distributions are made on a monthly basis at the discretion of the Trustees of the Fund (note 20).

The Fund is managed by Algonquin Power Management Inc. (“APMI”).  An entity owned by the majority of the shareholders of APMI is the general partner of Algonquin Airlink Limited Partnership which owns an aircraft that the Fund charters.  An entity owned by the shareholders of APMI is the general partner of Algonquin Property LP which leases the corporate office to the Fund. GreenWing Algonquin Power Development Inc. (“GWAP”), an entity majority owned by APMI, provides construction services.  Collectively, these entities are referred to as the Algonquin Power Group.

In addition to the Fund’s Power Generation business unit, the Fund’s Utility Services business unit owns 17 regulated utilities in the United States of America providing water or wastewater services in the states of Arizona, Texas, Missouri and Illinois.  These utility operating companies are regulated investor-owned utilities subject to regulation by the public utility commissions of the states in which they operate.  The respective public utility commissions have jurisdiction with respect to rate, service, accounting procedures, issuance of securities, acquisitions and other matters.  These utilities operate under cost-of-service regulation as administered by these state authorities.  The utilities use a historic test year in the establishment of rates for the utility and pursuant to this method the determination of the rate of return on approved rate base and deemed capital structure, together with all reasonable and prudent costs, establishes the revenue requirement upon which each utility’s customer rates are determined.

1.                                      Significant accounting policies:

(a)                                  Basis of consolidation:

The consolidated financial statements of the Fund have been prepared in accordance with accounting principles generally accepted in Canada and include the consolidated accounts of all of its subsidiaries and variable interest entities where the fund is the primary beneficiary.

All significant intercompany transactions and balances have been eliminated.

(b)                                 Cash and cash equivalents:

Cash and cash equivalents includes cash deposited at banks and highly-liquid investments with original maturities of 90 days or less.

B-2-8

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

1.                                      Significant accounting policies: (continued)

(c)                                  Restricted cash:

Cash reserves segregated from the Fund’s cash balances are maintained in accounts administered by a separate agent and disclosed separately as restricted cash in these consolidated financial statements.  The Fund cannot access restricted cash without the prior authorization of parties not related to the Fund.

(d)                                 Property, plant and equipment:

Property, plant and equipment, consisting of land, facilities and equipment, are recorded at cost.  The costs of acquiring or constructing facilities together with the related interest costs during the period of construction are capitalized.

Improvements that increase or prolong the service life or capacity of an asset are capitalized.  Maintenance and repair costs are expensed as incurred.

The facilities and equipment, which include the cost of major overhauls, are amortized on a straight-line basis over their estimated useful lives. For facilities these periods range from 15 to 40 years.  Facility equipment and overhaul costs are amortized over 2 to 10 years.

(e)                                  Intangible assets:

Power purchase contracts acquired are amortized on a straight-line basis over the remaining term of the contract.  These periods range from 6 to 25 years from date of acquisition.

Customer relationships are amortized on a straight-line basis over 40 years.

(f)                                    Impairment of long-lived assets:

The Fund reviews property, plant and equipment and intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable.  Recoverability is measured by comparing the carrying amount of an asset to expected future undiscounted cash flows.  If the carrying amount exceeds the expected future cash flows, the asset is written down to its fair market value.

(g)                                 Other long-term liabilities:

Other long-term liabilities include advances in aid of construction.  Certain of the Fund’s water and wastewater utilities are provided with advances through contributions from customers, real estate developers and builders for water and sewage main extensions in order to extend water and sewer service to their properties.  The amounts advanced are generally repayable over a prescribed period based on revenues generated by the housing or development in the area being developed as new customers are connected to and take service from the utilities.  Generally, advances not refunded within the prescribed period are not required to be repaid.  The estimated amount of contributions that are ultimately not refunded is credited to Property, plant and equipment.  The Fund also receives contributions in aid of construction with no repayment requirements in which case the full amount is immediately treated as a capital grant and netted against property, plant and equipment.

B-2-9

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

1.                                      Significant accounting policies: (continued)

(g)                                 Other long-term liabilities: (continued)

The estimated amount of contributions that are ultimately refunded is recorded as Advances in Aid of Construction in other long-term liabilities.

Other long-term liabilities also include deferred water rights.  Deferred water rights result from a hydroelectric generating facility which has a fifty year water lease with the first ten years of the water lease requiring no payment.  An average rate was estimated over the life of the lease is being expensed over the lease term and the resultant deferred water rights amount recorded in the first ten years is being drawn down in the last forty years.

Other long term liabilities also include customer deposits.  Customer deposits result from the Utility Services Division utilities’ obligation by its respective state regulator to collect a deposit from each customer of its facilities when services are connected.  The deposits are refundable as allowed under the facilities’ regulatory agreement.

(h)                             Deferred costs:

Deferred costs consist of the costs of arranging the Fund’s credit facility.

(i)                                     Long-term investments:

Investments in which the Fund has significant influence but not control or joint control are accounted using the equity method.  The Fund records its share in the income or loss of its investees in interest, dividend and other income in the consolidated statement of earnings and deficit.  All other equity investments and notes receivable where the Fund does not have significant influence or control are accounted for under the cost method.  Under the cost method of accounting investments are carried at cost and are adjusted only for other-than-temporary declines in value and additional investments.

(j)                                     Recognition of revenue:

Revenue derived from energy sales, which are mostly under long-term power purchase contracts, is recorded at the time electrical energy is delivered.

Water reclamation and distribution revenues are recorded when processed and delivered to customers.

Revenue from waste disposal is recognized on actual tonnage of waste delivered to the plant at prices specified in the contract.  Certain contracts include price reductions if specified thresholds are exceeded.  Revenue for these contracts are recognized based on actual tonnage at the expected price for the contract year and any amount billed in excess of the expected rate is deferred.

Interest from long-term investments is recorded as earned.

B-2-10

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

1.                                      Significant accounting policies: (continued)

(k)                                  Foreign currency translation:

The Fund’s policy for translation of foreign operations depends on whether the foreign operations are considered integrated or self-sustaining.  Prior to October 1, 2007, all of the Fund’s foreign operations were considered integrated and translated into Canadian dollars using the temporal method whereby current rates of exchange are used for monetary assets and liabilities, historical rates of exchange for non-monetary assets and liabilities and average rates of exchange for revenues and expenses, except amortization which was translated at the rates of exchange applicable to the related assets.  Gains and losses resulting from these translation adjustments were included in income.

The ongoing review of the economic factors to be considered in determining whether foreign operations are integrated or self-sustaining has resulted in the determination that the Fund’s operating entities in the Utility Services Division have changed to self-sustaining.  This change was made as a result of the Utility Services Division entities’ increasing proportion of operating, financing and investing transactions that are denominated in currencies other than the Canadian dollar.  This change in method was effective at October 1, 2007 and was applied prospectively.  These self-sustaining operations are translated into Canadian dollars using the current rate method, whereby assets and liabilities are translated at the rate prevailing at the balance sheet date while revenues and expenses are converted using average rates for the period.  Unrealized gains or losses arising as a result of the translation of the operations of self-sustaining operations are reported as a component of Other Comprehensive Income in the Consolidated Statement of Comprehensive Income.

The Fund’s remaining United States subsidiaries and partnership interests continue to be considered as functionally integrated with the Canadian operations and accounted for as integrated foreign operations.

(l)                                     Asset retirement obligations:

The fair value of estimated asset retirement obligations is recognized in the consolidated balance sheet when identified and a reasonable estimate of fair value can be made.  The asset retirement cost, equal to the estimated fair value of the asset retirement obligation, is capitalized as part of the cost of the related long-lived asset.  The asset retirement costs are depreciated over the asset’s estimated useful life and are included in amortization expense on the Consolidated Statements of Operations.  Increases in the asset retirement obligation resulting from the passage of time are recorded as accretion of asset retirement obligation in the Consolidated Statements of Operations.  Actual expenditures incurred are charged against the accumulated obligation. Based on the Fund’s assessments, Algonquin does not have any significant asset retirement obligations and therefore no provision for retirement obligations has been recorded in 2008 and 2007.

B-2-11

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

1.                                      Significant accounting policies: (continued)

(m)                               Income taxes:

Income taxes are accounted for using the asset and liability method.  Future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on future tax assets and liabilities of a change in tax rates is recognized in earnings in the year that includes the date of enactment or substantive enactment.

A valuation allowance is recorded against future tax assets to the extent that it is considered more likely than not that the future tax asset will not be realized.

(n)                                 Financial instruments

The Fund has classified its cash, accounts receivable, restricted cash, accounts payable and distribution payable as held-for-trading, which are measured at fair value.  Notes receivable are classified as loans and receivables, which are measured at amortized cost as there is no liquid market for these investments.  Long-term liabilities, convertible debentures, and other long-term liabilities are classified as other financial liabilities, which are measured at amortized cost, using the effective interest method.  The Fund reviews the fair market value of financial instruments on a regular basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable an impairment loss is recognized.

Transaction costs that are directly attributable to the acquisition or issuance of financial assets or liabilities are accounted for as part of the respective asset or liability’s carrying value at inception.  Transaction costs for items classified as held-for-trading are expensed immediately.  Costs considered as commitment fees paid to financial institutions are recorded in deferred costs, and amortized on a straight-line basis over the term of the debt facility.

The Fund has entered into forward foreign exchange contracts to manage its exposure to the US dollar as significant cash flows are generated in the US.  Under these forward exchange contracts, the Fund sells specific amounts of currencies at predetermined dates and exchange rates.  Cash flows from these instruments are matched to the related anticipated operational cash flows.  These contracts are measured at fair value and the change in fair value is included in the Consolidated Statements of Operations.

At December 31, 2006, the Fund ceased designating its foreign exchange contracts as hedges and recorded the fair value of those contracts of $11,167 as derivative assets and deferred credits.  Upon the adoption of the new standards on financial instruments on January 1, 2007, the deferred credits balance of $11,167 was transferred into Accumulated Other Comprehensive Income.  The balances from Accumulated Other Comprehensive Income are released as the contracts are settled.  At December 31, 2008 included in accumulated other comprehensive income is a gain of $1,789 related to these foreign exchange contracts (2007 — a loss of $4,962).

B-2-12

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

1.                                      Significant accounting policies: (continued)

(n)                                 Financial instruments: (continued)

In 2006, AirSource entered into a fixed for floating interest rate swap until September 2015 in a notional amount which corresponds to the outstanding balance of the credit facility in order to reduce the interest rate variability on its senior debt facility.  The Fund has elected not to use hedge accounting for the swap transaction and records the fair value of the swap on the Consolidated Balance Sheets.  Any gain or loss in fair value is recognized in the Consolidated Statements of Operations.

(o)                                 Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of these financial statements and the reported amounts of revenue and expenses during the year.  Actual results could differ from those estimates.  During the years presented, management has made a number of estimates and valuation assumptions, including the useful lives and recoverability of property, plant and equipment and intangible assets, the recoverability of notes receivable and long-term investments, the recoverability of future tax assets, the portion of aid-in construction payments that will not be repaid, and the fair value of financial instruments and derivatives.  These estimates and valuation assumptions are based on present conditions and management’s planned course of action, as well as assumptions about future business and economic conditions.  Should the underlying valuation assumptions and estimates change, the recorded amounts could change by a material amount.

B-2-13

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

2.                                      Adoption of new accounting standards and recent accounting pronouncements

(a)                                  CICA Section 1535 - Capital Disclosures

Effective January 1, 2008, Algonquin adopted the CICA Handbook Section 1535, Capital Disclosures which establishes guidelines for disclosure of both qualitative and quantitative information that enables users of financial statements to evaluate the entity’s objectives, policies and processes for managing capital.  This section relates to disclosure and presentation only and did not have an impact on financial results.

(b)                                 CICA Section 3862 - Financial Instruments - Disclosure, and
CICA Section 3863 - Financial Instruments - Presentation

Effective January 1, 2008, Algonquin adopted the CICA Handbook Section 3862, Financial Instruments - Disclosure, and CICA Handbook Section 3863, Financial Instruments — Presentation.  CICA Handbook Section 3862 describes the required disclosure for the assessment of the significance of financial instruments for an entity’s financial position and performance and of the nature and extent of risks arising from financial instruments to which the entity is exposed and how the entity manages those risks. CICA Handbook Section 3863 establishes standards for presentation of the financial instruments and non-financial derivatives. It carries forward the presentation related requirements of Section 3861, Financial Instruments - Disclosure and Presentation. These sections relate to disclosure and presentation only and did not have an impact on financial results.

(c)                                  CICA Section 3064 — Goodwill and intangible assets

In February 2008, the CICA issued Handbook Section 3064, Goodwill and intangible assets. Section 3064 states that upon their initial identification, intangible assets are to be recognized as assets only if they meet the definition of an intangible asset and the recognition criteria.  This section also provides further information on the recognition of internally generated intangible assets.  As for subsequent measurement of intangible assets, goodwill, and disclosure, Section 3064 carries forward the requirements of the old Section 3062, Goodwill and Other Intangible Assets.  The new section became effective on January 1, 2009 for Algonquin.

Section 3064 was adopted retrospectively and prior periods have been restated to reflect the change.  Costs related to deferred rate cases in the Utilities division were determined to not meet the definition of an intangible asset and the recognition criteria of Section 3064.

B-2-14

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

2.                                  Adoption of new accounting standards and recent accounting pronouncements (continued)

(c)                                  CICA Section 3064 — Goodwill and intangible assets (continued)

The effect of adopting Section 3064 on previously reported amounts is as follows:

	2008
	Balance as previously reported	Adjustment	Balance as restated
Other assets	2,844	(1,053)	1,791
Future tax asset	2,894	410	3,304
Deficit	(358,904)	(643)	(359,547)

Operating expense	120,479	(40)	120,439
Future income tax recovery	492	16	508
Net earnings / (loss)	(19,038)	24	(19,014)

	2007
	Balance as previously reported	Adjustment	Balance as restated
Other assets	2,737	(1,093)	1,644
Future tax asset	2,416	426	2,842
Deficit	(283,820)	(667)	(284,487)

Operating expense	99,314	224	99,538
Future income tax recovery	15,418	(87)	15,331
Net earnings / (loss)	23,671	(137)	23,534

B-2-15

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

2.                                      Adoption of new accounting standards and recent accounting pronouncements (continued)

(c)                                  CICA Section 3064 — Goodwill and intangible assets (continued)

	2006
	Balance as previously reported	Adjustment	Balance as restated
Other assets	2,295	(869)	1,426
Future tax asset	2,416	339	2,755
Deficit	(240,178)	(530)	(240,708)

Operating expense	103,080	434	103,514
Future income tax recovery	(3,627)	(169)	(3,796)
Net earnings / (loss)	27,956	(265)	27,691

(d)                                 CICA Section — 1400 — General Standards on Financial Statement Presentation

CICA Handbook Section 1400, General Standards on Financial Statement Presentation, has been amended to include requirements to assess and disclose an entity’s ability to continue as a going concern.  The changes were effective on January 1, 2008 and there was no impact of adoption.

(e)                                  Financial Instruments and Comprehensive Income

Effective January 1, 2007, the Fund adopted three new Canadian Institute of Chartered Accountants accounting standards (“CICA”): CICA Handbook Section 3855, Financial Instruments — Recognition and Measurement; CICA Handbook Section 3865, Hedges; and CICA Handbook Section 1530, Comprehensive Income.  These sections apply to fiscal years beginning on or after October 1, 2006.  CICA Handbook Section 1530 establishes standards for reporting and presenting comprehensive income, which is defined as the change in equity from transactions and other events from non-owner sources.  Other comprehensive income refers to items recognised in comprehensive income that are excluded from net income calculated in accordance with generally accepted accounting principles.  Under the new standards, policies followed for periods prior to the effective date generally are not reversed and therefore, the comparative figures have not been restated. Under the new standards, financial instruments must be classified into one of the following five categories; held-for-trading, held to maturity, loans and receivables, available-for-sale financial assets or other financial liabilities.  Initially all financial assets and financial liabilities are recorded on the Consolidated Balance Sheet at fair value.  After initial recognition, the financial instruments are measured at amortized cost except for held-for-trading and available-for-sale financial assets which are measured at their fair values.

B-2-16

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

2.                                      Change in Accounting Policies and recent accounting pronouncements (continued)

(e)                                  Financial Instruments and Comprehensive Income (continued)

The effective interest related to the financial liabilities and the gain or loss arising from the change in the fair value of a financial asset or liability classified as held-for-trading is included in net income for the period in which it arises.  Available for sale instruments are measured at fair value with gains and losses, net of tax, recognized in other comprehensive income until the financial asset is derecognised and all cumulative gains or losses are then recognised in net income.

The Fund has classified its cash and cash equivalents, accounts receivable, restricted cash, accounts payable and distribution payable as held-for-trading, which are measured at fair value.  Long-term investments are classified as loans and receivables, which are measured at amortized cost or as available-for-sale, and are measured at cost as there is no liquid market for these investments.  Long-term liabilities, convertible debentures, and other long-term liabilities are classified as other financial liabilities, which are measured at amortized cost, using the effective interest method.

Transaction costs that are directly attributable to the acquisition or issuance of financial assets or liabilities are accounted for as part of the respective asset or liability’s carrying value at inception and are amortized using the effective interest rate method over the term of the debt facility.  Transaction costs for items classified as held-for-trading are expensed immediately.  With respect to the transaction costs attributable to long-term debt, the impact as at January 1, 2007 was a decrease in deferred costs of $272, a decrease in long-term debt of $119, and an increase in deficit of $153; with respect to transaction costs attributable to convertible debentures, the impact as at January 1, 2007 was a decrease in deferred costs of $5,171, a decrease in convertible debentures of $5,536 and a decrease in deficit of $365.

The Fund has entered into forward foreign exchange contracts to manage its exposure to the US dollar as significant cash flows are generated in the US.  The Fund sells specific amounts of currencies at predetermined dates and exchange rates which are matched with the anticipated operational cash flows.  At December 31, 2006 the Fund ceased designating its forward selling US funds as hedges and recorded the fair value of those contracts of $11,167 as other assets and deferred credits; on the adoption of the new standards on financial instruments the deferred credits balance was transferred into Accumulated Other Comprehensive Income of $11,167.  These contracts are measured at fair value and the change in fair value is included in the statement of earnings; the Fund recorded a gain on these contracts of $6,950 in 2007 (2006 - $ Nil).  The balances from Accumulated Other Comprehensive Income are released as the contracts are settled.

B-2-17

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

2.                                      Adoption of new accounting standards (continued)

The components of accumulated other comprehensive income / (loss) as at December 31, 2007 consist of the following:

Deferred gains on forward exchange contracts	$4,961
Unrealized loss on translation of self sustaining foreign operations	(48,851)

Total	$(43,890)

(f)                                   CICA Section 1582 — Business Combinations

In January 2009, the CICA issued Handbook Section 1582, Business combinations, which replaces the existing standards.  This section establishes the standards for the accounting of business combinations, and states that all assets and liabilities of an acquired business will be recorded at fair value.  Estimated obligations for contingent considerations and contingencies will also be recorded at fair value at the acquisition date.  The standard also states that acquisition-related costs will be expensed as incurred and that restructuring charges will be expensed in the periods after the acquisition date.  This standard is equivalent to the International Financial Reporting Standards on business combinations.  This standard is applied prospectively to business combinations with acquisition dates on or after January 1, 2011. Earlier adoption is permitted.  Algonquin is currently evaluating the impact of adopting this standard on its consolidated financial statements.

(g)                                CICA Section 1602 — Non Controlling Interests

In January 2009, the CICA issued Handbook Section 1602, Non-controlling interests, which establishes standards for the accounting of non-controlling interests of a subsidiary in the preparation of consolidated financial statements subsequent to a business combination.  This standard is equivalent to the International Financial Reporting Standards on consolidated and separate financial statements.  This standard is effective for 2011. Earlier adoption is permitted.  Algonquin is currently evaluating the impact of adopting this standard on its consolidated financial statements.

(h)                                CICA Section 1601 — Consolidated Financial Statements

In January 2009, the CICA issued Handbook Section 1601, consolidated financial statements, which replaces the existing standards.  This section establishes the standards for preparing consolidated financial statements and is effective for 2011.  Earlier adoption is permitted. Algonquin is currently evaluating the impact of adopting this standard on its consolidated financial statements.

B-2-18

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

2.                                      Adoption of new accounting standards (continued)

(i)                                EIC 173 — Credit Risk and the Fair Value of Financial Assets and Financial Liabilities

In January 2009, the CICA issued EIC 173, Credit Risk and the Fair Value of Financial Assets and Financial Liabilities, which clarifies that the credit risk of counterparties should be taken into account in determining the fair value of derivative instruments.  EIC 173 is to be applied retrospectively without restatement of prior periods to all financial assets and liabilities measured at fair value in interim and annual financial statements for periods ending on or after the date of issuance of this Abstract.  Effective January 1, 2009, Algonquin applied EIC 173 retrospectively without restatement of prior periods to all financial assets and liabilities measured at fair value. The impact of adopting EIC 173 was a decline of $2,542 to the recorded amount of the financial derivative liability and an increase of $494 in future income tax liability and $2,048 decrease in deficit at December 31, 2008.

B-2-19

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

3.                                      Acquisitions

(a)                                 Highground Capital Corporation

On August 1, 2008, Algonquin issued 3,507,143 trust units pursuant to an agreement entered into on June 27, 2008 between Algonquin, Highground Capital Corporation (“Highground”) and CJIG Management Inc. (“CJIG”), which is the manager of Highground and a related party of Algonquin controlled by the shareholders of APMI, the managers of Algonquin.  Under the agreement, CJIG acquired all of the issued and outstanding common shares of Highground and Algonquin issued 3,507,143 trust units of which 3,065,183 trust units were received by Highground shareholders as part of the Agreement with the remaining trust units being retained by CJIG.

Algonquin’s final consideration for the trust units is dependent on the proceeds realized from liquidation of certain Highground investments.  Algonquin’s final consideration will be equal to the lesser of (a) $26,970 plus 50% of the amount, if any, of the value of the assets formerly owned by Highground after payment of the transaction costs which is in excess of $26,970 and (b) the value of all of the assets formerly owned by Highground after payment of the transaction costs, with the value of any non-cash securities received by Algonquin being determined through negotiation between the trustees of Algonquin and CJIG.

Algonquin initially recorded the units issued at their fair value of $7.69 per unit which, net of transaction costs of $767 resulted in proceeds of the units being initially recorded at a value of $26,203.  By December 31, 2008, Algonquin received consideration and issued trust units as follows:

Consideration received:
Cash	$20,617
Twin Falls Note Receivable	793
Retirement of certain long term liabilities of the Fund:
AirSource Development Note Receivable	1,600
AirSource Participation Agreement	1,400
Brampton Co-generation Inc. capital lease receivable	1,793
$26,203

Trust units issued:
Trust units issued	$26,970
Transaction costs	(767)
$26,203

The Fund’s 50% share of any additional proceeds from liquidation of the remaining Highground assets will be recorded as additional capital from the issuance of units in future periods.

Included in transaction costs is a fee of $240 payable to APMI in respect of its role in completing the transaction (see note 16).

B-2-20

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

3.                                      Acquisitions (continued)

(b)                            Campbellford Partnership

On April 2, 2008, Algonquin acquired the remaining 50% interest in the Campbellford Partnership not already owned by Algonquin for net cash consideration of $7,149.  The Campbellford Partnership owns a 4 megawatt hydroelectric generating station on the Trent River near Campbellford, Ontario.  The acquisition has been accounted for as a step acquisition using the purchase method of accounting.  Under the purchase method total assets, liabilities and earnings from operations of the Campbellford partnership are included in Algonquin’s consolidated financial statements since the date of acquisition.

The consideration paid by Algonquin has been allocated to net assets acquired as follows:

Working Capital (net of cash received of $233)	$128
Reserve Funds	112
Plant and equipment	8,114
Intangible Asset	969
Future income tax liability	(2,174)

Total cash consideration	$7,149

The intangible asset represents the value of the power purchase agreement with Ontario Electricity Financial Corporation.  This asset will be amortized over its expected useful life of 11 years.

(c)                                 Entrada Del Oro Sewer Company

On August 30, 2008, Algonquin entered into an agreement to acquire the shares of Entrada Del Oro Sewer Company located in Phoenix Arizona, for $707 (US $670) in the Utility Services division.  Subject to certain limitations and conditions, Algonquin will also pay the vendor for additional customers connected with Entrada Del Oro over the next ten years. The acquisition requires formal approval from the regulator in the state of Arizona, therefore this amount has been included in other assets on the consolidated balance sheet at December 31, 2008.

(d)                                Rio Rico Utilities, Litchfield Park Service Company, and Woodmark Utility Company

In accordance with the purchase and sale agreements of Rio Rico Utilities (“Rio Rico”), Litchfield Park Service Company (“LPSCO”), and Woodmark Utility Company (“Woodmark”), the Fund has been required to make additional payments to the previous owners for each additional customer connected to the facilities.

B-2-21

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

3.                                      Acquisitions (continued)

(d)                            Rio Rico Utilities, Litchfield Park Service Company, and Woodmark Utility Company (continued))

The amounts paid in accordance with these agreements are as follows:

	2008	2007	2006
Rio Rico	$418	$357	$816
LPSCO	—	271	1,855
Woodmark	—	103	131
	$418	$731	$2,802
In United States dollars	$405	$668	$2,460

As of December 31, 2008 the Fund accrued $418 (2007 - $731 and 2006 - $2,802) as a growth premium, and increased intangible assets by a similar amount, including an amount calculated for future income taxes of $nil (2007 - $171 and 2006 - $1,166).  For Rio Rico, these payments ended in 2008.  For LPSCO and Woodmark, these payments ended in 2007.

(e)                                 Assets and regulatory licences near the Town of Sierra Vista, Arizona

On February 13, 2007 Southern Sunrise Water Company Inc, and Northern Sunrise Water Company Inc. both indirect wholly owned subsidiaries of the Fund, completed the acquisition of the assets and regulatory licences related to the provision of water distribution utility services to approximately 1,500 water distribution customers located near the Town of Sierra Vista, Arizona for cash consideration of $816 (US$698).  The Fund also incurred $348 (US$300) of acquisition costs.  At December 31, 2006, the Fund had $582 (US$498) in escrow pending the approval of regulatory authorities.  A deposit in the amount of $234 (US$200) was paid in 2004 which was recorded in deferred costs.

The acquisitions have been accounted for using the purchase method, with earnings from operations included in the Consolidated Statements of Operations since the date of acquisition. The consideration paid by the Fund has been allocated to net assets acquired as follows:

Property, plant and equipment	$1,164
Total purchase price	$1,164

Consideration:
Prior year deposit paid	$234
Funds released from escrow	582
Acquisition costs	348
Total purchase price consideration	$1,164

B-2-22

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

3.                                      Acquisitions (continued)

(f)                                   Acquisition of outstanding partnership units of AirSource Power Fund I LP

On June 29, 2006, the Fund completed the acquisition of 92.37% of the outstanding partnership units of AirSource Power Fund I LP (“AirSource”). AirSource has constructed the St. Leon Wind Energy facility, comprised of 63 1.65 megawatt turbines totalling approximately 99 megawatts of installed capacity located near the Town of St. Leon Manitoba. The Fund issued 2,099,255 trust units of the Fund (“Trust Units”) and Algonquin (AirSource) Power LP (“Algonquin AirSource”) a subsidiary of the Fund issued 3,863,554 exchangeable units (“Exchangeable Units”). During the third quarter, the Fund issued an additional 283,717 Trust Units and Algonquin AirSource issued an additional 206,818 Exchangeable Units to acquire the remaining 496,090 AirSource Units not acquired on June 29, 2006.  Total unit consideration for the acquisition is valued at $60,600. Total purchase price, including acquisition costs, was $101,700.

The Exchangeable Units entitle the holders to receive distributions, and the Fund intends that such distributions be equivalent to Fund distributions, as long as the facility generates adequate cash flow.   At December 31, 2006, there were 3,256,984 exchangeable units outstanding for a value of $30,300.  From the date of the acquisition to December 31 2008, 2,028,336 Algonquin AirSource Units were exchanged for 1,989,392 Trust Units.  The exchange agreement will continue until there are no outstanding Exchangeable Units.

The Exchangeable Units are classified on the Fund’s balance sheet as ‘Non controlling interest’.

The acquisitions have been accounted for using the purchase method, with earnings from operations included since the date of acquisition.  The consideration paid by the Fund has been allocated to net assets acquired as follows:

Working capital (net of cash received $1,662)	$(35,691)
Capital assets	183,036
Intangible assets	38,219
Other assets	5,863
Current portion of long term debt	(397)
Long term debt	(74,503)
Non current future tax liability	(16,515)
Purchase price	100,012
Add: cash acquired	1,662
Total purchase price	$101,674

Consideration:
Trust and exchangeable units issued	$60,564
Advances to AirSource	40,000
Cash	1,110
Total purchase price consideration	$101,674

Intangible assets represent the value of the power purchase and interconnect agreements with Manitoba Hydro, entered into by AirSource in 2004, and other non tangible assets.  These assets will be amortized over their expected useful lives being 10 and 25 years.

B-2-23

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

3.                                      Acquisitions (continued)

(f)                                   Acquisition of outstanding partnership units of AirSource Power Fund I LP (continued)

During 2006, the Fund provided $19,500 of financing to AirSource.  As of June 29, 2006, the Fund had advanced $40,000 to AirSource as well as providing letters of credit of $15,400, for a total of $55,400.

4.                                      Other assets

Other assets consist of the following:

	2008	2007
	(Restated see note 2(c))

Entrada Del Oro acquisition deposit (note 3 (c))	$820	$—
Wind development assets	709	1,381
Other	262	263

	$1,791	$1,644

B-2-24

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

5.                                      Long-term investments and notes receivable

Long-term investments consist of the following:

	2008	2007
Long term investments:
Non-controlling equity and debt interest in three (2007 — four) power generating facilities, recorded at cost	$20,777	$23,902
A 45% partnership interest in the Algonquin Power (Rattle Brook) Partnership	3,881	3,838
A 50% partnership interest in the Campbellford Limited Partnership (note 3(b))	—	715
	24,658	28,455
Notes receivable:
Airlink Advance (note 16)	818	908
Twin Falls (note 3(a))	783	—
Other	1,359	1,105

	2,960	2,013
	27,618	30,468
Less: current portion	(485)	(421)

Total long term investments and notes receivable	$27,134	$30,047

The above notes are secured by the underlying assets of the respective facilities.

In 2008, the Fund sold its interest in the Brooklyn power generating facility for cash proceeds of $2,954 and recorded $918 as a gain on sale.

In 2006, the Fund wrote down by $3,263 the value of the Across America note to its estimated fair value.

In 2007, the Fund wrote off the remaining $726 principle balance of the Across America note which matured January 31, 2008. The balance at December 31, 2008 was $nil.

B-2-25

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

6.                                     Property, plant and equipment

Property, plant and equipment consist of the following:

2008

	Cost	Accumulated amortization	Net book value
Land	$11,154	$—	$11,154
Facilities	979,896	195,120	784,776
Equipment	27,855	18,820	9,035

	$1,018,905	$213,940	$804,965

2007

	Cost	Accumulated amortization	Net book value
Land	$10,008	$—	$10,008
Facilities	895,674	156,460	739,214
Equipment	26,390	14,935	11,455

	$932,072	$171,395	$760,677

Facilities include cost of $94,606 (2007 - $94,606) and accumulated amortization of $22,889 (2007 - $20,400) related to facilities under capital lease, and $13,200 (2007 - $55,146) of construction in process.  Amortization expense of facilities under capital lease was $2,489 (2007 - $2,583; 2006 - $2,536).   In addition $10,458 (2007 - $2,009; 2006 - $2,010) of contributions received in aid of construction have been credited to facilities cost.  Equipment includes cost of $3,798 (2007 - $3,946) and accumulated amortization of $1,555 (2007 - $1,314) related to equipment under capital lease.  Amortization expense of equipment under capital lease was $241 (2007 - $175; 2006 - $218).  In 2008, interest of $785 (2007 - $997; 2006 - $nil) was capitalized to facilities within property, plant and equipment.

The Fund entered into an agreement to sell steam from the Peel Energy-from-Waste facility to an industrial customer located in close proximity to the Peel Energy-from-Waste facility and has incurred capital costs to construct additional steam generation and transmission assets to effect such sales.   The Fund completed the Brampton Co-generation steam sales project (“BCI”) in the second quarter of 2008. The Fund has incurred amounts totaling $14,895 (2007 - $10,196) included in facilities of which $nil is capitalized interest (2007 - $353).  APMI is entitled to 50% of the cash flow above a 15% return on investment pursuant to its project management contract (see note 16).

The Fund substantially completed a major capital project to re-power its co-generation facility at Sanger, California in the fourth quarter of 2007.  Included in the cost to complete the project is a development supervision fee and a performance fee to APMI for its construction management of the project (see note 16).

B-2-26

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

7.                                     Intangible assets

Intangible assets consist of the following:

2008

	Cost	Accumulated amortization	Net book value
Power purchase contracts	$120,900	$44,706	$76,194
Customer relationships	23,629	2,441	21,188
Licenses and agreements	696	680	16

	$145,225	$47,827	$97,398

2007

	Cost	Accumulated amortization	Net book value
Power purchase contracts	$120,226	$37,948	$82,278
Customer relationships	18,696	1,501	17,195
Licenses and agreements	696	640	56

	$139,618	$40,089	$99,529

During 2006, the Fund exercised its option to sell the power purchase agreement for the Crossroads facility located in New Jersey.  The proceeds received from the sale were equal to the net book value.

B-2-27

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

8.                                      Derivative Assets / Liabilities

Algonquin uses derivative financial instruments to manage exposures to fluctuations in exchange rates and interest rates (see note 25 - Financial instruments).

In 2008, the Fund entered into a fixed for floating interest rate swap in the notional amount of $100,000 related to a portion of its revolving senior credit facility.  The Fund has effectively fixed its interest expense on this portion of the facility at a rate of 2.96% in 2008, 3.24% in 2009 and 4.18% in 2010.  The Fund has not designated the swap as a hedge for accounting purposes.  The fair value of the interest swap at December 31, 2008 was a liability of $5,531 (2007 - $nil).  In 2005, AirSource entered into a fixed for floating interest rate swap until September 2015 in the notional amount of $73,300 in order to reduce the interest rate variability on its senior debt facility.  AirSource has effectively fixed its interest expense on its senior debt facility at 5.47%.  At the time of the acquisition of AirSource the swap had a fair value of $2,719 which has been included in the purchase price allocation.  The Fund has not designated the swap as a hedge for accounting purposes.  The fair value of the interest swap at December 31, 2008 was a liability of $11,288 (2007 - $134).

The Fund has entered into foreign exchange contracts to manage its exposure to the U.S. dollar as significant cash flows are generated in the U.S.  The Fund sells specific amounts of currencies at predetermined dates and exchange rates. Cash flows from these instruments are matched to the related anticipated operational cash flows.  Contracts in place at December 31, 2008 amounted to U.S. $115,534 until 2013 at a weighted average exchange rate of $1.06.  The fair value of the outstanding forward exchange contracts is a liability of $16,735 at December 31, 2008 (2007 — asset of $11,911).

The current portion of derivative assets is $nil (2007 — $7,857). The current portion of derivative liabilities is $8,438 (2007 - $nil)

The foreign exchange contracts settle according to the following table:

	Amount		Average exchange rate
2009	US $	32,679	$1.13
2010	33,165		1.04
2011	29,660		1.03
2012	16,640		1.05
2013	3,390		1.11
	US $	115,534	$1.06

B-2-28

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

9.                                      Revolving credit facility

On January 16, 2008 the Fund renewed its combined $175,000 senior secured revolving operating and acquisition credit facilities (the “Facilities”) for a new three year term with its Canadian bank syndicate.  Under terms of the renewal, the Facilities are extended for a three year term with a maturity date of January 14, 2011.  The renewed Facilities also contain an accordion feature allowing the Facilities to increase to $225,000 to accommodate future growth and acquisitions.  During 2008, Algonquin exercised $17,750 of the accordion feature bringing the Fund’s available credit under the revolving credit facility with its senior lenders to $192,750.  At December 31, 2008, Algonquin had $18,250 of committed and available bank facilities. In addition, subject to the covenants included in the Facilities, $8,800 of the unexercised accordion feature would, if exercised, be available to be drawn as at December 31, 2008.

At December 31, 2008, $137,000 (2007 - $126,000) (see note 10 — Long-term liabilities) has been drawn on the facility.  In addition, the availability of the revolving credit facility has been reduced for certain outstanding letters of credit in amounts totaling $37,508 (2007 - $24,986).

The terms of the credit agreement require the Fund to pay a standby charge on the unused portion of the revolving credit facility and maintain certain financial covenants.  The facility is secured by a fixed and floating charge over all Fund entities.

B-2-29

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

10.                               Long-term liabilities

Long term liabilities consist of the following:

	2008	2007

Revolving credit facility (Note 9):
Revolving line of credit interest rate is equal to bankers acceptance or LIBOR plus 0.95%. The effective rate of interest for 2008 was 4.25% (2007 - 5.77%).	$137,000	$126,000

AirSource Senior Debt Financing:
Interest rate is equal to bankers’ acceptance plus 1% and matures on October 31, 2011. Interest payments only until April 2008 and quarterly interest and principal payments of $1,368 made commencing June 2008. The effective rate of interest for 2008 was 4.55% (2007 - 5.50%).	71,865	73,207

Senior Debt Long Sault Rapids:
Interest at rate of 10.2% repayable in monthly installments of $402 which commenced in February 1999 and maturing December, 2027.	41,246	41,835

Sanger Bonds:
U.S. $19,200 California Pollution Control Finance Authority Variable Rate Demand Resource Recovery Revenue Bonds Series 1990A, interest payable monthly, maturing September, 2020. The variable interest rate is determined by the remarketing agent. The effective interest rate for 2008 is 2.16% (2007 - 3.65%).	23,512	18,972

Litchfield Park Service Company Bonds:
1999 and 2001 IDA Bonds. Interest rates of 5.87% and 6.71% repayable in semi-annual installments, maturing October 2023 and October 2031. The balance of these notes at December 31, 2008 was U.S. $4,527 and U.S. $8,077, respectively (2007 — U.S. $4,720 and U.S. $8,171).	15,436	12,738

Senior Debt Chute Ford:
Interest rate of 11.6% repayable in monthly installments of $64 which commenced in February 1996 and maturing April, 2020.	4,795	4,991

Bella Vista Water Loans:
Water Infrastructure Financing Authority of Arizona Interest rates of 6.26% and 6.10% repayable in monthly and quarterly installments (U.S. $15 and U.S. $4) maturing March, 2020 and December, 2017. The balance of these notes at December 31, 2008 was US$1,650 and US$111 respectively (2007 - US$1,650 and US$119).	2,125	1,748

B-2-30

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

10.                               Long term liabilities (continued)

	2008	2007

Bonds Payable:
Obligation to the City of Sanger due October 1, 2011 at interest rates varying from 5.15% to 5.55%. U.S. $650 (2007 - U.S. $845).	796	835

AirSource Development Debt:
Financing from Highground Capital Corporation Inc. which bears interest at 11.25% per annum. Prior to December 31, 2008, payments in respect of development debt financing consisted of interest only. Upon acquisition of Highground from CJIG this debt was eliminated. See note 3(a).	—	1,600

AirSource Participation Agreement:
Financing from Highground Capital Corporation Inc. which bears interest at 9.25% per annum. Upon acquisition of Highground from CJIG this debt was eliminated. See note 3(a).	—	1,400

Other	50	127

	$296,826	$283,453
Less: current portion	(3,235)	(1,728)

	$293,590	$281,725

Total long term debt is reported net of deferred financing costs.  Each of the facility level debt is secured by the respective facility with no other recourse to the Fund.  The loans have certain financial covenants, which must be maintained on a quarterly basis.  Non compliance with the covenants could restrict cash distributions to the Fund from specific facilities.  As at December 31, 2008 the Fund and its subsidiaries were in compliance with all debt covenants.

Interest paid on the long-term liabilities was $16,189 (2007 - $15,748; 2006 - $14,732).

Principal payments due in the next five years and thereafter are:

2009	$3,235
2010	3,438
2011	207,599
2012	1,626
2013	1,782
Thereafter	79,146
$296,826

B-2-31

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

11.                               Convertible Debentures

In 2006, the Fund issued 60,000 of convertible unsecured subordinated debentures at a price of $1 per debenture for gross proceeds of $60,000 and net proceeds of $57,100. The debentures are recorded on the financial statements net of issue costs of $2,900, resulting in an effective interest rate of 7.05%.  The debentures are due November 30, 2016 and bear interest at 6.20% per annum, payable semi-annually in arrears on May 31 and November 30 each year.  The convertible debentures are convertible into trust units of the Fund at the option of the holder at a conversion price of $11.00 per trust unit, being a ratio of approximately 90.9091 trust units per $1 principal amount of debentures.  The debentures may not be redeemed by the Fund prior to November 30, 2010.  During the period of November 30, 2010 until November 29, 2012, the debentures may be redeemed by the Fund if the underlying trust unit price is equal to or exceeds a price of $13.75 (125% of the conversion price of $11.00).   During the period of November 30, 2012 until the debenture’s maturity, the Fund can redeem the debentures for 100% of the face value of debenture with cash or for 105% of the face value of debenture with additional trust units. The Fund performed an evaluation of the embedded holder option and determined that its value was $479 and as a result this portion of the debenture is classified as equity with the remaining amount classified as a liability.  The liability component of convertible debentures increases to their face value over the term of the debentures.  The offsetting charge to earnings is classified as debt accretion expense on the Consolidated Statements of Operations.

In 2004, the Fund issued 85,000 of convertible unsecured subordinated debentures at a price of $1 per debenture for gross proceeds of $85,000 and net proceeds of $81,105.  The debentures are recorded on the financial statements net of issue costs of $3,895, resulting in an effective interest rate of 7.55%.  The debentures are due July 31, 2011 and bear interest at 6.65% per annum, payable semi-annually in arrears on January 31 and July 31 each year.  The convertible debentures are convertible into trust units of the Fund at the option of the holder at a conversion price of $10.65 per trust unit, being a ratio of approximately 93.8967 trust units per $1 principal amount of debentures.  The debentures can be redeemed by the Fund subsequent to July 31, 2007.  During 2008, the Fund did not redeem any debentures.

During the period of July 31, 2007 until July 30, 2009, the debentures may be redeemed by the Fund if the underlying trust unit price is equal to or exceeds a price of $13.31 (125% of the conversion price of $10.65).  During the period of July 31, 2009 until the debenture’s maturity, the Fund can redeem the debentures for 100% of the face value of debenture with cash or for 105% of the face value of debenture with additional trust units.  The Fund performed an evaluation of the embedded holder option and determined that its value was nominal and as a result the entire amount of the debentures are classified as a liability.

During 2008, nil (2007 — 16; 2006 - 20) of 2004 convertible debentures were converted into nil (2007 - 1,502; 2006 — 1,877) units which resulted in an increase in units of $nil (2007 - $16; 2006 -$20) and a decrease in convertible debentures by a similar amount.

Total interest paid on the convertible debentures in 2008 was $9,370 (2007 - $9,448; 2006 - $6,049).

B-2-32

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

12.                               Other long-term liabilities

Other long term liabilities consist of the following:

	2008	2007

Capital Leases
Obligation for equipment leases. Interest rates varying from 5.75% to 12.25%, monthly interest and principal payments with varying dates of maturity from March 2008 to October 2024	$375	$2,504

Advances in aid of construction	17,500	10,789
Customer Deposits	3,020	2,622
Deferred water rights	3,170	3,252
Other	5,795	4,791

	29,860	23,958
Less: current portion	(1,001)	(187)

	$28,859	$23,771

Principal payments due in the next five years and thereafter are:

2009	$1,001
2010	125
2011	52
2012	42
2013	—
Thereafter	28,640

$29,860

Interest paid on other long-term liabilities was $52 (2007 - $46; 2006 - $42).

B-2-33

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

13.                               Trust units

Authorized trust units

The Declaration of Trust provides that an unlimited number of units may be issued. Each unit represents an undivided beneficial interest in any distribution from the Fund and in the net assets in the event of termination or wind-up. All units are the same class with equal rights and privileges.

Trust units are redeemable at the holder’s option at amounts related to market prices at the time subject to a maximum of $250 in cash redemptions in any particular calendar month, subject to the ability of the Fund to waive the maximum and pay further amounts by way of cash. Redemptions in excess of this amount shall be paid by way of a distribution in kind of a pro rata amount of certain of the Fund’s assets, including the securities purchased by the Fund, but not to include the generating facilities.

Trust Units consist of the following:

	2008	2007	2006

Balance of Trust units, beginning of period	$691,734	$684,414	654,176

Issued on conversion of Algonquin (AirSource) Power LP exchangeable units	4,016	7,304	30,218

Conversion of convertible debentures	—	16	20

Issued pursuant to Highground transaction (Note 3 (a))	26,203	—	—

Balance of Trust Units, end of period	$721,953	$691,734	$684,414

Trustee Loans (note 16)	(217)	—	—

Equity component of convertible debentures (note 11)	479	479	479

Trust Units	$722,215	$692,213	$684,893

Number of trust units:

	2008	2007	2006

Trust units, beginning of period	73,644,356	72,874,211	69,691,592

Issued on conversion of Algonquin (AirSource) Power LP exchangeable units	422,873	768,643	3,180,742

Conversion of convertible debentures	—	1,502	1,877

Issued pursuant to Highground transaction (Note 3(a))	3,507,143	—	—

Trust units, end of period	77,574,372	73,644,356	72,874,211

Subsequent to the end of the year, the Fund issued 63,500 trust units pursuant to the conversion provisions for exchangeable units.

B-2-34

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

14.                               Income taxes

The Fund is an unincorporated trust and is subject to current income taxes on taxable income not distributed to its Unitholders. For 2008 the Fund made distributions to Unitholders of its current taxable income and plans to continue to distribute all future current taxable income to its Unitholders. Consequently, no provision for current income taxes or for future income taxes on temporary differences reversing prior to 2011 has been made in these financial statements for income of the Fund and its flow-through subsidiaries as these will be the responsibility of the Unitholders.  Current and future income taxes have been provided in respect of taxable income and temporary differences related to the corporate subsidiaries of the Fund.

The provision for income taxes in the consolidated statements of earnings represents an effective tax rate different than the Canadian enacted statutory rate of 33.05% (2007 - 32.05% and 2006 -32.31%).  The differences are as follows:

	2008	2007	2006
	(Restated see note 2 (c))

Expected income tax expense / (recovery) at Canadian statutory rate	$(7,215)	$12,372	$8,470
Increase (decrease) resulting from:
Accounting losses (income) of the Fund to be taxed at the unitholder level	4,513	(12,122)	(12,926)
Differences in tax rates in subsidiaries and changes in tax law and rates	426	17,162	(1,674)
Change in valuation allowances	21,239	10,041	(239)
Foreign exchange loss on intercompany items	(18,329)	(12,600)	74
Other	(310)	168	3,360

Income tax expense	$324	$15,021	$(2,935)

B-2-35

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

14.                               Income taxes (continued)

The tax effect of temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis that give rise to significant portions of the future tax assets and future tax liabilities at December 31, 2008 and 2007 are presented below:

	2008	2007
	(restated note 2)

Future tax assets:
Non-capital loss, debt restructuring charges and currently non-deductible interest carry forwards	$25,765	$19,987
Unrealized foreign exchange differences on US entity debt	11,674	30,003
Customer advances in aid of construction	6,768	4,414
Foreign exchange hedges and interest rate swaps	3,940	—
Total future tax assets	48,147	54,404
Less: Valuation allowance	(24,705)	(42,996)
Total future tax assets	23,442	11,408

Future tax liabilities:
Property, plant and equipment	(95,007)	(81,567)
Intangible assets	(9,861)	(8,174)
Other	(2,115)	(366)
Total future tax liabilities	(106,983)	(90,107)

Net future tax liability	$(83,541)	$(78,699)

Classified in the financial statements as:

	2008	2007
Future non-current income tax asset	$3,304	$2,842
Future current income tax liability	(1,191)	(756)
Future non-current income tax liability	(85,654)	(80,785)

	$(83,541)	$(78,699)

Current income tax recoverable of $1,538 (2007 - $nil) is included as part of accounts receivable on the financial statements.

On June 22, 2007 legislation (“the SIFT Rules”) relating to the federal income taxation of publicly-traded trusts and partnerships received royal assent.  Under transitional relief the SIFT Rules will not apply to a publicly-traded trust or partnership that is a “specified investment flow through entity” (a “SIFT”) which was listed before November 1, 2006 (“Existing Trust”) until taxation years ending in or after 2011. The SIFT Rules do not affect the current and future tax amounts of the Fund’s corporate subsidiaries.

B-2-36

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

14.                               Income taxes (continued)

Under the SIFT Rules, distributions of certain income by a SIFT will not be deductible in computing the SIFT’s taxable income, and the SIFT will be subject to tax on such income at a rate that is substantially equivalent to the general tax rate applicable to Canadian corporations.  A SIFT’s income that is dividends or income received directly from foreign sources will continue to be taxed to unitholders under the existing rules and distributions paid by a SIFT as returns of capital will not be subject to this tax.  An Existing Trust may lose its transitional relief where its equity capital grows beyond certain dollar limits measured by reference to the Existing Trust’s market capitalization at the close of trading on October 31, 2006 in which case application of this tax to an Existing Trust may commence before 2011.

The Fund is a SIFT as defined in the SIFT Rules. Accordingly commencing January 1, 2011 the Fund will be subject to taxes on certain income earned from investments in its subsidiaries.  The tax payable by the Fund on that income will result in a corresponding decrease to the cash flow available to be distributed to the Unitholders. The Fund has recognized future income tax assets and liabilities with respect to the temporary differences of its assets and liabilities and those of its flow-through subsidiaries that are expected to reverse in or after 2011. The Fund expects that its income will not be subject to tax prior to 2011 and accordingly has not provided future income taxes on its temporary differences and those of its flow through subsidiaries that are expected to reverse before 2011.

Under the SIFT Rules, flow-through subsidiaries of the Fund may also themselves be SIFTs although the intent and interpretation of the legislation is not entirely clear.  The Fund has concluded that even if it is determined that these flow-through subsidiaries meet the definition of a SIFT, there should be no material impact on the income tax provision and future tax assets and liabilities of the Fund.  On December 20, 2007, the Minister of Finance announced his intention to introduce technical amendments to the SIFT definition to exclude certain flow-through subsidiaries of a SIFT that are able to meet certain ownership conditions.  Draft legislation in respect of these technical amendments is included in Bill C-10 which received first reading on February 6, 2009, but as yet has not been enacted.  Under such technical amendments, if enacted in their current form announced, the majority of the Fund’s flow-through subsidiaries would not themselves be SIFTs.

The Fund and its flow-through subsidiaries have assets and liabilities with a net aggregate tax basis exceeding accounting basis by $12,544 (2007 - $(22,452)) which are not included in future tax assets and liabilities reported above.

The Fund’s subsidiaries have $59,369 of tax losses which expire as follows: $1,159 in the next five years; $3,400 between 2015-2019; $11,181 between 2020-2024 and $43,629 between 2025-2029.

B-2-37

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

15.                               Loss/(gain) on derivative financial instruments

Loss/(gain) on derivative financial instruments consist of the following:

	2008	2007	2006

Unrealized loss/(gain) on derivative financial instruments:
Foreign exchange contracts	$25,473	$(6,950)	$—
Interest swaps	16,953	2,088	497
Total unrealized loss/(gain) on derivative financial instruments	$42,426	$(4,862)	$497

Realized loss/(gain) on derivative financial instruments:
Foreign exchange contracts	$(5,077)	$(9,540)	$—
Interest rate swaps	399	(67)	—
Total realized loss/(gain) on derivative financial instruments	$(4,678)	$(9,607)	$—

Loss/(gain) on derivative financial instruments	$37,748	$(14,469)	$497

16.                               Related party transactions

In addition to the transaction described in note 3 (a) with APMI, the following related party transactions occurred:

APMI provides management services including advice and consultation concerning business planning, support, guidance and policy making and general management services.  In 2008 and 2007, APMI was paid on a cost recovery basis for all costs incurred and charged $893 (2007 - $867; 2006 - $869).  APMI is also entitled to an incentive fee of 25% on all distributable cash (as defined in the management agreement) generated in excess of $0.92 per trust unit.  During 2008 $nil (2007 - $770; 2006 - $nil) was earned by APMI as an incentive fee.

As part of the project to re-power the Sanger facility, the Fund entered into an agreement with APMI to undertake certain construction management services on the project.  APMI is entitled to a development supervision fee plus a performance based contingency fee for its construction management role on the project.  During 2008, APMI was paid $23 (2007 - $98; 2006 - $nil) for development supervision.  During 2008, the Fund accrued $674 as the final fee owed to APMI with respect to this project.  This fee has been accrued and is included in accounts payable on the consolidated balance sheet.

The Fund has leased its head office facilities since 2001 from an entity owned by the shareholders of APMI on a net basis.  Base lease costs for 2008 were $296 (2007 - $296; 2006 - $296) and additional rent representing operating costs for 2008 were $nil (2007- $nil; 2006 - $89) On March 10, 2008, Algonquin advanced $225 to the Trustees for purposes of enabling the Trustees to purchase additional Units of Algonquin.  The loans are subject to promissory notes issued in favour of Algonquin which are repayable upon demand, currently bear interest at 3% per annum, and are recorded as a reduction in Trust Units on the consolidated balance sheet.  During 2008 a principal repayment of $8 was made. (2007 - $nil; 2006 -$nil) (note 13)

B-2-38

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

16.                               Related party transactions (continued)

The Fund utilizes chartered aircrafts, including the use of an aircraft owned by an affiliate of APMI, Airlink.  In 2004, the Fund entered into an agreement and remitted $1,300 to the affiliate as an advance against expense reimbursements (including engine utilization reserves) for the Fund’s business use of the aircraft.   Under the terms of this arrangement, the Fund will have priority access to make use of the aircraft for a specified number of hours at a cost equal solely to the third party direct operating costs incurred when flying the aircraft; such direct operating costs do not provide the affiliate with any profit or return on or of the capital committed to the aircraft.  During the year, the Fund incurred costs in connection with the use of the aircraft of $332 (2007 - $422; 2006 - $403) and amortization expense related to the advance against expense reimbursements of $90 (2007 - $168; 2006 - $136).  At December 31, 2008, the remaining amount of the advance was $818 (2007 - $908).

Up to August 1, 2008, Algonquin had project debt from Highground (previously Algonquin Power Venture Fund) in the amount of $3,000 related to the St. Leon facility.  Highground advanced $1,600 at a rate of 11.25% as part of the initial financing of the St. Leon facility and advanced $1,400 at a rate of 9.25% during the first quarter of 2007.  These amounts have now been eliminated on the Consolidated Balance Sheet of Algonquin due to the acquisition of Highground (Note 3 (a) and note 10). (2007 - $258; 2006 - $86)

Up to July 31, 2008, Highground was paid $150 (2007 - $258; 2006 - $86) in interest related to debt associated with the St. Leon facility.  Some of the directors and shareholders of APMI were also directors, officers and shareholders of the manager of Highground.

In accordance with the construction services agreement related to the St. Leon facility GWAP, a company controlled by APMI, was paid a final payment of $134 (2007 - $845; 2006 - $141) in 2008 for construction services.  In 2008, the Fund also paid $nil (2007 - $1,353; 2006 - $517) to GWAP on a cost recovery basis related to ongoing operating expenses of the project.

Pursuant to the St. Leon Limited Partnership Agreement, in 2006, St. Leon Wind Energy LP (“St. Leon LP”), a subsidiary of Airsource and the legal owner of the St. Leon facility, was required to issue 100 Class B units to GWAP.  The holders of the Class B Units are entitled to 2.5% of the income allocations and cash distributions from St. Leon LP for a 5 year period commencing after June 17, 2008, two years after the date the facility achieved commercial operations pursuant to the PPA.   Such income allocations and cash distributions shall be increased by 2.5% for each successive 5 year period, to a maximum of 10.0%.  In any particular period, cash distributions to the holders of the Class B Units are only to be made after distributions have been made to the other partners, in an aggregate amount, equal to the debt service on the outstanding debt in respect of such period.  The holders of the Class B units are entitled to cash distributions of $288 for the year ended December 31, 2008 (2007 - $nil; 2006 - $nil).

AirSource has agreed to reimburse AirSource Power Fund GP Inc (the “General Partner”) of the AirSource Power Fund I LP for reasonable costs incurred by it in acting as registrar and transfer agent and in attending to the administration of the Partnership, as required in the Partnership Agreement.  The general partner was paid $nil during the year ended December 31, 2008 (2007 - $11; 2006 - $65).

Pursuant to the agreement entered into on June 27, 2008 between Algonquin, Highground and CJIG (Note 3(a)), APMI is entitled to a fee of approximately $240 from Algonquin.  This fee has been accrued and included in accounts payable on the consolidated balance sheet and is included in transaction costs of trust units issued.

B-2-39

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

16.                               Related party transactions (continued)

APMI is entitled to 50% of the cash flow above 15% return on investment for the BCI project pursuant to its project management contract.  During 2008, no amounts were paid under this agreement. However, APMI earned a construction supervision fee of $100 in relation to the development of this project.

17.                               Discontinued Operations

During 2007, the Fund disposed of certain landfill gas and hydroelectric facilities that were no longer considered strategic to the ongoing operations of the Fund for gross proceeds of $14,083.  The result of operations from these facilities are disclosed as net earnings/(loss) from discontinued operations on the consolidated statement of earnings as discontinued operations.

The results of the discontinued operations which have been included in the consolidated statement of earnings were as follows:

	2008	2007	2006

Revenue	$—	$6,651	$8,171
Expenses	—	8,077	9,265

Operating loss	—	(1,426)	(1,094)
Interest expense	—	72	8
Amortization of capital and intangible assets	—	1,192	1,670
Current income tax expense	—	1,336	—
Future income tax recovery	—	(342)	—
Gain on sale of Property, plant and equipment and intangible assets	—	(2,592)	—

Net earnings/(loss) from discontinued operations	—	(1,092)	(2,772)
Add:
Amortization of capital and intangible assets	—	1,192	1,670
Less:
Future income tax recovery	—	(342)	—
Gain on sale of Property, plant and equipment and intangible assets	—	(2,592)	—

Net cashflow from discontinued operations	$—	$(2,834)	$(1,102)

Assets held for sale consist of the following:

Property, plant and equipment	$—	$—	$13,035
Intangible assets	—	—	1,042
	$—	$—	$14,077

B-2-40

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

18.                               Commitments and Contingencies

(a)                                  Land and Water Leases

Certain of Algonquin’s operating entities have entered into agreements to lease either land, water rights or both that are used in the generation of electricity or to pay, in lieu of property tax, an amount based on electricity production. The terms of these leases have varying maturity dates that continue up to 2048.  These payments typically have a fixed and variable component.  The variable fee is generally linked to actual power production or gross revenue. The Fund incurred $3,181 during 2008 (2007 - $2,493; 2006 — $2,702) in respect of these agreements for all of its operating entities.

(b)                                 Contingencies

The Fund and its subsidiaries are involved in various claims and litigation arising out of the ordinary course and conduct of its business.  Although such matters cannot be predicted with certainty, management does not consider the Fund’s exposure to such litigation to be material to these financial statements.  Accruals for any contingencies related to these items are recorded in the financial statements at the time it is concluded that its occurrence is probable and the related liability is estimable.

Legislation in the Province of Quebec requires technical assessments be made of all dams within the province and remediation of any technical deficiencies identified in accordance with the assessment.  The Fund is in the process of conducting the assessments as required.  Based on assessments to date, some of which are preliminary, the Fund has estimated potential remedial measures involving capital expenditures of approximately $14,465 which may be required to comply with the legislation.  The Fund is currently exploring several alternatives to reduce or mitigate these potential capital expenditures, including technical alternatives and cost sharing with other stakeholders.  Accordingly, it is not determinable at this time the amount of remedial capital expenditures that might ultimately have to be borne by the Fund, nor the number of years within which these capital expenditures may need to be completed.

(c)                                  Commitments

An AirSource affiliate, St. Leon Wind Energy LP (“St. Leon LP”) has entered into right-of-way agreements (collectively, the “Land Rights”), with approximately 50 local landowners, providing for a minimum term of 40 years.  The Land Rights agreements provide for an annual rent payable per MW-hr generated from turbines installed on the land rented, subject to a minimum payment per wind turbine.  Land without wind turbines is leased at a cost on a per acre basis.  The total commitment over the term of the St. Leon power purchase agreement is estimated at $4,635.

B-2-41

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

19.                               Fair Value of Financial instruments and Derivatives

The carrying amount of the Fund’s cash, accounts receivable, restricted cash, accounts payable and accrued liabilities, due to Algonquin Power Group and distributions payable, approximate fair market value.

The carrying amount of the Fund’s long-term investments is dependant on the underlying operations and accordingly a fair value is not readily available.  The Fund has long-term liabilities and convertible debentures at fixed interest rates or variable rates.  The estimated fair value of these long-term liabilities at current rates would be $373,822 (2007 - $286,445).  The book value of these long-term liabilities is $434,018 (2007 - $283,452).  The fair value of other long-term liabilities approximates their carrying value.

Advances in aid of construction included in other long-term liabilities (note — 1 (g)) do not bear interest and the amount to be repaid is uncertain and not determinable. The carrying value is estimated based on historical payment patterns.

20.                               Cash distributions

All cash distributions of Algonquin are made on a discretionary basis as determined by the Trustees of Algonquin.  In 2008, Algonquin paid monthly cash distributions of $0.0766 per unit from January to September and $0.02 per unit from October to December.  For the year ended December 31, 2008, Algonquin paid cash distributions to unitholders totaling $56,046 (2007 - $67,416; 2006 - $66,956) or $0.75 per unit (2007 and 2006 - $0.92).

Total distributions to the unitholders of the Algonquin (Airsource) Power LP exchangeable units for 2008 were $1,709 (2007 - $2,516; 2006 - $1,019) which have been recorded as a reduction in non controlling interest on the consolidated Balance Sheet.

B-2-42

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

21.                               Basic and diluted net earnings per trust unit

Basic and diluted earnings per trust unit have been calculated on the basis of the weighted average number of units outstanding during the year.  The weighted average number of units outstanding during the year are as follows:

	2008	2007	2006

Weighted average trust units — basic	75,265,940	73,423,639	71,085,930
Trust units issuable on conversion of exchangeable units	2,042,103	2,703,593	1,783,751

Weighted average trust units — diluted	77,308,043	76,127,232	72,869,681

Trust units issuable on conversion of exchangeable units are calculated based on the weighted average exchangeable units outstanding during the year at the year end exchange rate.

An adjustment for the year ended December 31, 2007 is required in the diluted earnings per unit calculation to provide for earnings attributable to non-controlling interest.  The effect of conversion was anti-dilutive for the year ended December 31, 2006.  Units potentially issuable on the conversion of the convertible debentures are anti-dilutive and are not included in the calculation of diluted weighted average units for the years ended December 31, 2007 and 2006.

22.                               Interest, dividend and other income

Other income includes the following items:

	2008	2007	2006
Interest income	$918	$2,379	$4,184
Dividend income	2,928	3,222	3,382
Termination fee	—	1,750	—
Equity income	373	390	538
Gain on sale of Brooklyn note	918	—	—
Gain on sale of land rights	700	—	—
Other	1,186	1,667	2,757

	$7,023	$9,408	$10,861

During 2007, the Fund allowed its offer to acquire all the outstanding trust units and convertible debentures of the Clean Power Income Fund (“CPIF”) to expire.  In connection with the expiry of the offer, a termination fee of $1,750 was paid to the Fund.  The Fund was reimbursed $850 from CPIF for its expenses.

B-2-43

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

23.          Other revenue

Other revenue consists of the following:

	2008	2007	2006
St. Leon wind energy facility liquidated damages	$—	$17,123	$11,039
Natural gas sales	481	1,405	6,275
Hydro mulch sales	3,832	3,774	2,972
Other	36	—	—

	$4,349	$22,302	$20,286

24.          Joint venture

The Fund proportionately consolidates its investment in a joint venture.  The pro rata interest in the joint venture is summarized as follows:

Summarized balance sheet

	December 31, 2008
	2008	2007
Current Assets	$517	$398
Non-current Assets	$6,324	$6,893
Current Liabilities	$461	$515
Non-current Liabilities	$37	$37

Summarized income statement

	Years ended December 31,
	2008	2007
Revenue	$2,788	$2,446
Gross profit	$(25)	$73
Net earnings/(loss)	$(668)	$(571)

Summarized cash flow

	Years ended December 31,
	2008	2007
Operating activities	$(62)	$40
Financing activities	$—	$—
Investing activities	$—	$—

B-2-44

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

25.          Non cash working capital

The change in non cash working capital is compromised of the following:

	2008	2007	2006
Accounts receivable	(1,892)	14,755	(45,706)
Prepaid expenses	248	(275)	(859)
Accounts payable and accrued liabilities	7,501	(45,742)	45,909
Current tax liability	(128)	528	(295)

Change in non cash working capital	5,729	(30,734)	(951)

26.          Segmented Information

In January 2008, Algonquin realigned its operations into two business units — Power Generation & Development, and Utilities Services.  The results for the year ended December 31, 2008 have been classified to reflect this new segmented reporting and comparative figures have been reclassified to also reflect new segmented reporting.  Geographic segments remain unchanged.

Algonquin identified two business categories it operates in: Power Generation & Development, and Utility Services.  The Power Generation & Development business unit develops and operates a portfolio of electrical energy generation facilities.  Within this business unit there are three divisions: Renewable Energy, Thermal Energy and Development.  The Renewable Energy division operates Algonquin’s hydro-electric and wind power facilities.  Thermal Energy division operates co-generation, energy from waste, steam production and other thermal facilities.  The Development division develops Algonquin’s greenfield power generation projects as well as any expansion of Algonquin’s existing portfolio of renewable energy and thermal energy facilities.

The Utility Services business unit provides transportation and delivery of water and wastewater in its service areas.

B-2-45

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

26.          Segmented Information (continued)

Geographic Segments

The Fund and its subsidiaries operate in the independent power and utility industries in both Canada and the United States.  Information on operations by geographic area is as follows:

	2008	2007	2006
Revenue
Canada	$85,094	$76,146	$65,209
United States	128,702	110,029	128,035
	$213,796	$186,175	$193,244
Property, plant and equipment
Canada	$461,982	$467,991
United States	342,983	292,686
	$804,965	$760,677
Intangible assets
Canada	$52,513	$56,142
United States	44,885	43,387
	$97,398	$99,529
Other assets
Canada	$799	$1,484
United States	992	160
	$1,791	$1,644

Revenues are attributable to the two countries based on the location of the underlying generating and utility facilities.

Operational segments

The new reporting segments are Renewable Energy, Thermal Energy and Utility Services.  The development activities are reported under Renewable Energy or Thermal Energy as appropriate.  For purposes of evaluating divisional performance, Algonquin allocates the realized portion of the gain on financial instruments to specific divisions.  This allocation is determined when the initial foreign exchange forward contract is entered into.  The unrealized portion of any gains or losses on derivatives instruments is not considered in management’s evaluation of divisional performance and is therefore allocated and reported in the corporate segment.  Interest expense is allocated to the divisions based on the project level debt related to the facilities in each division.  Interest expense on the revolving credit facility and convertible debentures is reported in the corporate segment.  The interest rate swaps relate to specific debt facilities and gains and losses are allocated in the same manner as interest expense.  The operations and assets for these segments are as follows:

B-2-46

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

26.          Segmented Information (continued)

Operational Segments (continued)

Year ended December 31, 2008 (restated see note 2(c))

	Power Generation & Development
	Renewable Energy	Thermal Energy	Total	Utility Services	Corporate	Total
Revenue
Energy sales	$75,549	$82,959	$158,508	$—	$—	$158,508
Waste disposal fees	—	15,706	15,706	—	—	15,706
Water reclamation and distribution	—	—	—	35,233	—	35,233
Other revenue	—	4,349	4,349	—	—	4,349
Total revenue	75,549	103,014	178,563	35,233	—	213,796

Operating expenses	22,015	77,221	99,236	21,203	—	120,439
	53,534	25,793	79,327	14,030	—	93,357
Other administration costs	(482)	(141)	(623)	(284)	(9,405)	(10,312)
Foreign exchange loss	—	—	—	—	(4,018)	(4,018)
Interest expense	(8,420)	(974)	(9,394)	(1,045)	(15,849)	(26,288)
Interest, dividend and other income	1,477	3,665	5,142	102	1,779	7,023
Gain / (loss) on derivative financial instruments	(11,869)	1,595	(10,274)	3,482	(30,956)	(37,748)
Amortization of property, plant and equipment	(16,480)	(13,269)	(29,750)	(6,791)	—	(36,541)
Amortization of intangible assets	(2,617)	(3,934)	(6,551)	(754)	—	(7,305)
Earnings / (loss) from continuing operations before income taxes, minority interest and comprehensive income	15,142	12,735	27,877	8,740	(58,449)	(21,832)
Loss from discontinued operations	—	—	—	—	—	—
Net earnings / (loss) before income taxes, minority interest and comprehensive income	15,142	12,735	27,877	8,740	(58,449)	(21,832)
Property, plant and equipment	$418,899	$190,387	$609,286	$195,679	$—	$804,965

Intangible assets	33,256	34,353	67,608	29,790	—	97,398

Total assets	473,554	265,631	739,185	234,240	4,062	977,487

Capital expenditures	2,275	8,442	10,717	34,587	257	45,561

Acquisition of operating entities	7,149	—	7,149	1,125	—	8,274

B-2-47

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

26.          Segmented Information (continued)

Operational Segments (continued)

Year ended December 31, 2007 (restated see note 2(c))

	Power Generation & Development
	Renewable Energy	Thermal Energy	Total	Utility Services	Corporate	Total
Revenue
Energy sales	$49,688	$66,877	$116,565	$—	$—	$116,565
Waste disposal fees	—	13,609	13,609	—	—	13,609
Water reclamation and distribution	—	—	—	33,699	—	33,699
Other revenue	17,123	5,179	22,302	—	—	22,302
Total revenue	66,811	85,665	152,476	33,699	—	186,175

Operating expenses	16,132	65,781	81,913	17,625	—	99,538
	50,679	19,885	70,563	16,074	—	86,637
Other administration costs	(343)	(298)	(641)	(211)	(9,248)	(10,100)
Foreign exchange gain / (loss)	—	—	—	—	7,688	7,688
Interest expense	(9,415)	(1,322)	(10,737)	(1,011)	(14,817)	(26,565)
Interest, dividend and other income	2,571	4,878	7,449	33	1,926	9,408
Gain / (loss) on derivative financial instruments	(2,020)	6,244	4,224	3,296	6,949	14,469
Write down of note receivable	—	(726)	(726)	—	—	(726)
Amortization of property, plant and equipment	(16,185)	(11,230)	(27,415)	(6,863)	—	(34,278)
Amortization of intangible assets	(2,569)	(3,904)	(6,473)	(814)	—	(7,287)
Earnings / (loss) from continuing operations before income taxes, minority interest and comprehensive income	22,718	13,527	36,244	10,504	(7,502)	39,246
Loss from discontinued operations	(126)	(966)	(1,092)	—	—	(1,092)
Net earnings / (loss) before income taxes, minority interest and comprehensive income	22,592	12,561	35,152	10,504	(7,502)	38,154
Property, plant and equipment	$417,990	$201,569	$619,559	$141,118	$—	$760,677

Intangible assets	34,903	38,287	73,190	26,339	—	99,529

Total assets	$476,177	$282,369	$758,546	$173,475	$21,379	$953,400

Capital expenditures	(5,050)	26,210	21,160	18,097	314	39,571

Acquisition of operating entities	—	—	—	990	—	990

B-2-48

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

26.          Segmented Information (continued)

Operational Segments (continued)

Year ended December 31, 2006 (restated see note 2(c))

	Power Generation & Development
	Renewable Energy	Thermal Energy	Total	Utility Services	Corporate	Total
Revenue
Energy sales	$45,066	$78,219	$123,285	$—	$—	$123,285
Waste disposal fees	—	14,209	14,209	—	—	14,209
Water reclamation and distribution	—	—	—	35,464	—	35,464
Other revenue	12,514	7,772	20,286	—	—	20,286
Total revenue	57,580	100,200	157,780	35,464	—	193,244

Operating expenses	16,636	71,074	87,710	15,804	—	103,514
	40,944	29,126	70,070	19,660	—	89,730
Other administration costs	(473)	10	(463)	(167)	(8,357)	(8,987)
Foreign exchange gain / (loss)	—	—	—	—	(216)	(216)
Interest expense	(7,215)	(1,492)	(8,707)	(1,014)	(12,560)	(22,281)
Interest, dividend and other income	4,835	5,860	10,695	53	113	10,861
Gain / (loss) on derivative financial instruments	(497)	—	(497)	—	—	(497)
Write down of note receivable	—	(3,263)	(3,263)	—	—	(3,263)
Amortization of property, plant and equipment	(13,247)	(10,809)	(24,056)	(6,553)	—	(30,609)
Amortization of intangible assets	(765)	(4,163)	(4,928)	(824)	—	(5,752)
Earnings / (loss) from continuing operations before income taxes, minority interest and comprehensive income	23,582	15,269	38,851	11,155	(21,020)	28,986
Loss from discontinued operations	(265)	(2,507)	(2,772)	—	—	(2,772)
Net earnings / (loss) before income taxes, minority interest and comprehensive income	23,317	12,762	36,079	11,155	(21,020)	26,214
Capital expenditures	1,703	17,474	19,177	11,155	216	30,935

Acquisition of operating entities	20,630	—	20,630	2,802	—	23,432

All energy sales are earned from contracts with large public utilities. The following utilities contributed more than 10% of these total revenues in 2008, 2007 or 2006: Hydro Québec 14% (2007 - 16%; 2006 — 16%), Pacific Gas and Electric 14% (2007 - 14%; 2006 — 11%), and Connecticut Light and Power 22% (2007 - 24%; 2006 — 22%).  The Fund has mitigated its credit risk to the extent possible by selling energy to these large utilities in various North American locations.

B-2-49

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

27.                               Financial instruments

a)                                      Fair Value Disclosure

Fair value estimates are made at a specific point in time, using available information about the financial instrument. These estimates are subjective in nature and often cannot be determined with precision.  Algonquin has determined that the carrying value of its short-term financial assets and liabilities approximates fair value at December 31, 2008 and 2007 due to the short-term maturity of these instruments.

b)                                     Risk Management

In the normal course of business, Algonquin is exposed to financial risks that potentially impact its operating results.  Algonquin employs risk management strategies with a view to mitigating these risks to the extent possible on a cost effective basis.  Derivative financial agreements are used to manage exposure to fluctuations in exchange rates and interest rates.  Algonquin does not enter into derivative financial agreements for speculative purposes.

This note provides disclosures relating to the nature and extent of Algonquin’s exposure to risks arising from financial instruments, including credit risk, liquidity risk, foreign currency risk and interest rate risk, and how Algonquin manages those risks.

Credit Risk

Credit risk is the risk of an unexpected loss if a customer or counterparty to a financial instrument fails to meet its contractual obligations.  Algonquin’s financial instruments that are exposed to concentrations of credit risk are primarily cash and cash equivalents and accounts receivable.  Algonquin limits its exposure to credit risk with respect to cash equivalents by maintaining minimal cash balances and ensuring available cash is deposited with its senior lenders in Canada all of which have a credit rating of A or better. Algonquin does not consider the risk associated with accounts receivable to be significant as over 80% of revenue from Power Generation is earned from large utility customers having a credit rating of BBB or better, and revenue is generally invoiced and collected within 45 days.

The remaining revenue is primarily earned by the Utility Services business unit which consists of regulated water and wastewater utilities in the United States.  In this regard, the credit risk related to Utility Services accounts receivable balances of US$2,837 is spread over approximately 69,000 customers, resulting in an average outstanding balance of less than $50 per customer.  Algonquin has processes in place to monitor and evaluate this risk on an ongoing basis including background credit checks and security deposits from new customers.

B-2-50

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

27.                               Financial instruments (continued)

As at December 31, 2008 Algonquin’s exposure to credit risk for these financial instruments was as follows:

	December 31, 2008
	Canadian $	US $
Cash and cash equivalents	3,475	1,982
Accounts receivable	11,104	13,311
Allowance for Doubtful Accounts	—	(218)

	$14,579	$15,075

There are no material past due amounts in accounts receivable.

Liquidity Risk

Liquidity risk is the risk that Algonquin will not be able to meet its financial obligations as they fall due.  Algonquin’s approach to managing liquidity risk is to ensure, to the extent possible, that it will always have sufficient liquidity to meet liabilities when due.  As at December 31, 2008, in addition to cash on hand of $5,902 Algonquin had $18,250 available to be drawn on its senior debt facility.  In addition there is approximately $8,800 that could be exercised under the unexercised portion of accordion feature contained in these facilities.  The senior credit facility contains covenants which may limit amounts available to be drawn.

	Total	Due less than 1 year	Due 2 to 3 years	Due 4 to 5 years	Due after 5 years
Long term debt obligations	$296,823	$3,233	$211,037	$3,407	$79,146
Accounts Payable	34,073	34,073
Interest on Long term debt obligations	132,839	20,146	39,530	21,522	51,641
Derivative financial instruments:
Currency Forwards	16,735	3,070	10,917	2,748	—
Interest Rate Swaps	16,819	5,368	7,522	3,228	701
Lease Payments	375	102	177	5	91
Other obligations	12,171	260	515	515	10,881

Total obligations	$509,835	$66,252	$269,698	$31,425	$142,460

Foreign Currency Risk

Algonquin’s Power Generation & Development business unit conducts a significant amount of business in the U.S. generating $87,593 or approximately 52.4% of its revenue in U.S. funds from integrated foreign operations in the twelve months ended December 31, 2008.  This business unit also incurred $60,839 or approximately 65.4% of operating expenses in U.S. funds from integrated foreign operations in the twelve months ended December 31, 2008.  Algonquin’s Utility Services business unit is considered self sustaining and has been excluded from this analysis.  Accordingly, Algonquin was exposed to foreign exchange risk of approximately $26,754 during the twelve months ended December 31, 2008.  On an unhedged basis, each 5% change in the value of the U.S. dollar against the Canadian dollar would have a $1,338 impact on earnings from operations.

B-2-51

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

27.                               Financial instruments (continued)

Algonquin uses a combination of foreign exchange forward contracts and spot purchases to manage its foreign exchange exposure on cash flows generated from these operations.  Algonquin only enters into foreign exchange forward contracts with major Canadian financial institutions having a credit rating of A or better, thus reducing credit risk on these forward contracts.  Based on the fair value of the forward contracts using the exchange rates as at December 31, 2008, the exercise of these forward contracts will result in the use of $3,070 in cash in fiscal 2009, the use of $5,668 in fiscal 2010 and result in the use of $7,997 in cash for the remainder of the hedged period beyond 2010.  Assuming a decrease in the strength of the US dollar relative to the Canadian dollar of $0.05 at December 31, 2008 with a corresponding change in the forward yield curve, the fair value of the outstanding forward exchange contracts would increase by $5,777, increasing the expected cash generated during fiscal 2009 by $1,634, $1,658 in fiscal 2010 and $2,485 for the remainder of the hedged period beyond 2010.

As at December 31, 2008, Algonquin had US$115,534 in outstanding foreign exchange forward contracts with an average rate of $1.064 and having a fair value liability of $16,735.

Algonquin has performed sensitivity analysis on its U.S. dollar denominated financial instruments which consist principally of cash US$1,982 and net negative U.S. dollar working capital of $4,402 at December 31, 2008, to determine how a change in the U.S. dollar exchange rate would impact net earnings.  As at December 31, 2008, Algonquin determined that a 5% change in the Canadian dollar against the U.S. dollar, assuming that all other variables, including interest rates, had remained the same, would have resulted in a $121 change in Algonquin’s net earnings for the twelve months ended December 31, 2008.

Interest Rate Risk

Algonquin is exposed to interest rate fluctuations related to certain of its debt obligations, including certain project specific debt and its revolving credit facility as well as interest earned on its cash on hand.  Algonquin has performed sensitivity analysis on interest rate risk at December 31, 2008 to determine how a change in interest rates would impact equity and net earnings:

•                  Algonquin’s senior debt facility has a balance of $137,000 as at December 31, 2008.  Assuming the current level of borrowings, a 1% change in the variable rate charged would impact interest expense by $1,370 during the twelve months ended December 31, 2008.  Although this underlying debt with the project lenders carries a variable rate of interest tied to Canadian Bank’s prime rate, Algonquin has entered into a fixed for floating interest rate swap related to $100,000 of this debt between June 30, 2008 and December 2010.  At December 31, 2008, the fair value of the interest rate swap was a net $5,531 liability.  This swap arrangement requires the payment of a fixed rate of interest by Algonquin in exchange for receipt of a variable rate of interest.  These payments form part of the gain or loss on financial instruments on the Consolidated Statements of Operations which reduces volatility in the interest expense on this debt facility through a partial offset for changes to interest expense as a result of market rate fluctuations.

B-2-52

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

27.                               Financial instruments (continued)

•                  Algonquin’s project debt at the St. Leon facility has a balance of $72,121 as at December 31, 2008.  Assuming the current level of borrowings, a 1% change in the variable rate charged would have impacted interest expense by $721 during the twelve months ended December 31, 2008.  At December 31, 2008, the fair value of the interest rate swap was a net $11,288 liability. Although this underlying debt with the project lenders carries a variable rate of interest tied to Canadian Bank’s prime rate, Algonquin has entered into a fixed for floating interest rate swap related to this debt until September 2015.  This swap arrangement requires the payment of a fixed rate of interest by Algonquin in exchange for receipt of a variable rate of interest that mirrors the underlying debt’s interest payment schedule.  These payments form part of the gain or loss on financial instruments on the Statement of Earnings which effectively minimizes volatility in the interest expense on this debt facility through an offset for any change to interest expense as a result of market rate fluctuations.

•                  Algonquin’s project debt at the Sanger facility has a balance of U.S. $19,200 as at December 31, 2008.  Assuming the current level of borrowings, a 1% change in the variable rate charged would impact interest expense by $192 during the twelve months ended December 31, 2008.  This analysis assumes that all other variables, in particular foreign currency rates, remain constant.

As of December 31, 2008, the derivative liabilities are as follows:

Derivative liabilities:
Fair Market Value of Interest Rate SWAP – St Leon	$(11,288)
Net Fair Market Value of Interest Rate SWAP – revolving credit facility	(5,531)
Net Fair Market Value of long term portion of Foreign Exchange Hedges	(16,735)

Total derivative liabilities	$(33,554)

B-2-53

Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

28.                               Capital disclosures

Algonquin views its capital structure in terms of its debt levels, both at a project and an overall company level, in conjunction with its equity balances.

Algonquin’s objectives when managing capital are:

•                  To maintain appropriate debt and equity levels in conjunction with standard industry practices and to limit financial constraints on the use of capital.

•                  To ensure capital is available to finance capital expenditures sufficient to maintain existing assets.

•                  To ensure generation of cash is sufficient to fund sustainable distributions to Unitholders as well as meet current tax and internal capital requirements.

•                  To maintain sufficient cash reserves on hand to ensure sustainable distributions made to Unitholders.

•                  To have proper credit facilities available for ongoing investment in growth and investment in development opportunities.

Algonquin monitors its cash position on a regular basis to ensure funds are available to meet current operating as well as capital expenditures.  In addition, Algonquin regularly reviews its capital structure to ensure that it remains appropriate for its respective business units.

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Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

29.                               Subsequent events

(a)          Unit for share exchange

Subsequent to the year end, the trustees of Algonquin announced that they had entered into a unit-share exchange support agreement to support an offer (the “Unit Exchange Offer”) which will provide Algonquin’s unitholders the opportunity to exchange their trust units of Algonquin, on a one-for-one basis, for common shares of Hydrogenics Corporation (“Hydrogenics”), an existing corporation.  Hydrogenics will be renamed to a new name selected by the Board of Directors following closing of the transactions contemplated by the Unit Exchange Offer.  If the offer is accepted by Algonquin unitholders, they will receive common shares of Hydrogenics in exchange for their trust units of Algonquin, on a one-for-one basis and Algonquin’s trust units will be wholly owned by Hydrogenics.  Excluding Hydrogenics shares that may be issued under the CD Exchange Offer (as defined below), the number of common shares of Hydrogenics outstanding immediately after completion of the transactions described herein will be exactly the same as the number of Algonquin trust units outstanding immediately before the Unit Exchange Offer.

(b)         Convertible debenture exchange offer (the “CD Exchange Offer”)

Subsequent to the year end, the trustees of Algonquin announced that, in conjunction with the Unit Exchange Offer, holders of Algonquin’s convertible debentures will be provided the opportunity to exchange their debentures for securities of Hydrogenics (the “CD Exchange Offer”) on the following terms:

In respect of the 6.65% convertible debentures maturing on July 31, 2011 (“Series I”), holders of Series I debentures will receive, for each $1 of Series I debenture principal, either of the following, at the option of each debenture holder to be exercised at the time of tender of their debentures:

(a)          311.52 common shares in Hydrogenics

i.                  A maximum of 12,460,800 of common shares will be available under this option and, if demand for this option exceeds such amount, such shares will be allocated pro-rata amongst tendering debenture holders; or

(b)         a convertible debenture issued by Hydrogenics with the following terms:

i.                  Principal:  $1.05

ii.               Coupon: 7.50%, payable semi-annually (current Series I coupon is 6.65%)

iii.            Conversion Price: $4.08 for each Hydrogenics share, representing a conversion premium of 20% over the most recent closing price of Algonquin’s trust units of $3.40.  (current Series I conversion price is $10.65 for each Algonquin trust unit)

iv.           Maturity:  November 30, 2014

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Algonquin Power Income Fund

Notes to the Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006

(in thousands of Canadian dollars except as noted and amounts per trust unit)

29.                               Subsequent events (continued)

In respect of the 6.20% convertible debentures maturing on November 30, 2016 (“Series II”), holders of the Series II debentures will receive, for each $1 of Series II debenture principal, a convertible debenture issued by Hydrogenics with the following terms:

i.                  Principal:  $1.00

ii.               Coupon: 6.35%, payable semi-annually (current Series II coupon is 6.20%)

iii.            Conversion Price: $6.00 for each Hydrogenics share (current Series II conversion price is $11.00 for each Algonquin trust unit)

iv.           Maturity: November 30, 2016

If the CD Exchange Offer is accepted by all convertible debenture holders, all of Algonquin’s convertible debentures will be wholly owned by Hydrogenics.

(c)          Acquisition of electrical generation and regulation distribution utility

On April 23, 2009, Algonquin announced that it plans to co-acquire an electrical generation and regulated distribution utility through a strategic partnership with Emera Inc. (“Emera”). Algonquin and Emera will each own 50% of the newly formed California Pacific Electric Company (“California Pacific”), which intends to acquire the California-based electricity distribution and related generation assets (the “California Utility”) of NV Energy, Inc. for the purchase price of approximately US $116 million, subject to certain working capital and other closing adjustments. Algonquin and Emera will jointly own and operate the California Utility through California Pacific. The California Utility currently provides electric distribution service to approximately 47,000 customers in the Lake Tahoe region.  The transaction is subject to state and federal regulatory approval, and is expected to occur in mid 2010.

As an element of the California Utility strategic partnership, Emera has also agreed to a treasury subscription of approximately 8.5 million trust units of Algonquin at a price of $3.25 per unit, completed by way of subscription receipt. Delivery of the trust units under the subscription receipts is planned to occur simultaneously with the closing of the acquisition of the California Utility.

30.                               Comparative figures

Certain of the comparative figures have been reclassified to conform with the financial statement presentation adopted in the current year.

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ALGONQUIN POWER INCOME FUND

Reconciliation with United States Generally Accepted Accounting Principles

For the years ended December 31, 2008 and 2007

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AUDITORS’ REPORT ON THE RECONCILIATION TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES

To the Trustees of Algonquin Power Income Fund

Under date of July 2, 2009, we reported on the consolidated balance sheets of Algonquin Power Income Fund (‘the Company’) as at December 31, 2008 and 2007 and the consolidated statements of operations, deficit, comprehensive income/ (loss) and accumulated comprehensive income/ (loss) and cash flows for each of the years in the three-year period December 31, 2008 which are included in the Form F4.  In connection with our audits of the aforementioned consolidated financial statements, we also have audited the related supplemental note entitled “Reconciliation with United States Generally Accepted Accounting Principles” included in Form F4.  This supplemental note is the responsibility of the Company’s management.  Our responsibility is to express an opinion on this supplemental note based on our audits.

In our opinion, such supplemental note, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

Our previous report dated July 2, 2009 has been withdrawn and the reconciliation to generally accepted accounting principles in the United States has been revised as explained in note 1.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

July 2, 2009, except as to note 1, which is dated as of August 17, 2009

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Algonquin Power Income Fund

Reconciliation with United States Generally Accepted Accounting Principles

For the years ended December 31, 2008 and 2007

(in thousands of Canadian dollars except as noted)

Algonquin Power Income Fund (the “Fund”) follows generally accepted accounting principles in Canada (Canadian GAAP), which differs in certain material respects from accounting principles in the United States and from practices prescribed by the United States Securities and Exchange Commission (U.S. GAAP).  The following information should be read in conjunction with the Company’s 2008 audited consolidated financial statements prepared in accordance with Canadian GAAP.

Reconciliation of net earnings under Canadian GAAP to U.S. GAAP

	Year ended December 31
	2008	2007
	(Restated see note 1)
Net earnings / (loss), Canadian GAAP	$(19,014)	$23,534
Adjustments, net of tax
Financial instruments (2 (a))	2,432	—
Convertible debentures (2 (b))	32	32
Regulatory assets (2 (c)	211	137
Non controlling interest (1)	(3,429)	(401)
Total adjustments	(754)	(232)
Net earnings / (loss) U.S. GAAP	$(19,768)	$23,302

Basic and diluted net earnings / (loss) per trust unit	$(0.26)	$0.31

The application of U.S. GAAP results in differences to the following balance sheet items:

	December 31, 2008		December 31, 2007
		U.S. GAAP		U.S.GAAP
	Canadian GAAP	(Restated See note 1)	Canadian GAAP	(Restated See note 1)
Property, plant and equipment (2(c))	$804,965	$805,350	$760,677	$760,677
Regulatory assets (2(c))	—	1,053	—	1,093
Deferred financing costs (2(e))	243	4,667	80	5,145
Long term liabilities (2(e))	296,826	297,089	283,453	283,564
Convertible debentures (2(b),(e))	140,427	144,964	139,587	144,964
Future income tax liability	86,845	87,932	81,541	81,985
Derivative financial liabilities / (assets) (2(a))	33,554	31,012	(12,045)	(12,045)
Temporary equity (1)	—	740,765	—	714,778
Non controlling interest (1)	12,548	—	21,700	—
Trust units (2 (b))	722,215	—	692,213	—
Deficit	(359,547)	(363,032)	(284,487)	(285,126)

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Algonquin Power Income Fund

Reconciliation with United States Generally Accepted Accounting Principles

For the years ended December 31, 2008 and 2007

(in thousands of Canadian dollars except as noted)

Reconciliation of deficit under Canadian GAAP to U.S. GAAP

	As at December 31
	2008	2007
	(Restated See note 1)
Deficit, Canadian GAAP	$(359,547)	$(284,487)
Adjustments, net of tax
Financial instruments (2(a))	2,048	—
Convertible debentures (2(b))	70	38
Regulatory assets (2(c))	878	667
Non controlling interest (1)	(6,481)	(1,344)
Total adjustments	(3,485)	(639)
Deficit, U.S. GAAP	$(363,032)	$(285,126)

1.                                      Restatement of the Canadian - U.S. GAAP Reconciliation

This Reconciliation with United States Generally Accepted Accounting Principles has been restated on August 17, 2009 to correctly record the Canadian and U.S GAAP differences relating to accounting for the Fund’s Trust Units and Exchangeable Units as a component of temporary equity.  The explanation of this difference and the effect of the restatement are detailed below.

Trust Units

The Fund’s Trust Units contain a redemption feature which is required for the Trust to retain its Canadian mutual fund trust status.  The redemption feature of the Trust Units entitles the holders to receive a cash redemption price equal to the lesser of: (i) 95% of the market price of the Trust Units on the principal market on which the Trust Units are quoted for trading during the ten trading day period commencing immediately after the date on which the Trust Units were tendered to the Fund for redemption; and (ii) the closing market price on the principal market on which the Trust Units are quoted for trading on the redemption date.  For Canadian GAAP purposes, the Trust Units are considered permanent equity and are presented as a component of Unitholders’ equity.

Under US GAAP, equity with a redemption feature is presented outside of permanent equity as temporary equity between the liability and equity sections of the balance sheet.  The temporary equity was initially recorded at an amount equal to the redemption value based on the terms of the Trust Units.  Any increase in the value of the Trust Units related to changes in the redemption value is recorded as an adjustment to the Trust Units through deficit.  However, the adjustment is restricted only to the extent of previously recorded increases in the carrying amount of the trust units arising from such adjustments.  Under US GAAP, no adjustment was required to the carrying amount of the Trust Units in temporary equity since there have been no previously recorded cumulative increases to the redemption value above their initial fair value.

The above difference in the accounting for Trust Units under Canadian and U.S GAAP, which was not originally recorded as a reconciling item in the U.S GAAP reconciliation statement, has now been adjusted with a reclassification of the Trust units from permanent equity to temporary equity in the balance sheets as December 31, 2008 and 2007.

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Algonquin Power Income Fund

Reconciliation with United States Generally Accepted Accounting Principles

For the years ended December 31, 2008 and 2007

(in thousands of Canadian dollars except as noted)

1.                                      Restatement of the Canadian - U.S. GAAP Reconciliation (continued)

Exchangeable Units and non controlling interest

Exchangeable units (“AirSource Exchangeable Units”) were issued by Algonquin (AirSource) Power LP (“Algonquin AirSource”), a subsidiary of the Fund, when Algonquin AirSource together with the Fund acquired AirSource Power Fund I LP on June 29, 2006.  The AirSource Exchangeable Units entitle the holders to receive distributions which are equivalent to the Fund’s distributions, as long as the facility which was acquired upon acquisition of AirSource generates adequate cash flows.  Under Canadian GAAP the AirSource Exchangeable Units are recorded in the Fund’s consolidated financial statements as “Non controlling interest”.  Consolidated net income or loss is reduced by the portion of income or loss attributable to this non controlling interest and distributions to holders of the exchangeable units are recorded as a reduction to the carrying amount of the non controlling interest.  Under Canadian GAAP, when the AirSource Exchangeable Units are converted to Algonquin Trust Units, the non controlling interest on the consolidated balance sheet is reduced on a pro-rata basis together with a corresponding increase in Trust Units.

Under US GAAP the AirSource Exchangeable Units are classified along with the Trust Units outside of permanent equity as temporary equity since they are able to be converted at the holder’s option to the Fund’s Trust Units. The temporary equity was initially recorded at an amount equal to the redemption value based on the terms of the AirSource Exchangeable Units. Any increase in the redemption value of the AirSource Exchangeable Units is recorded as an adjustment to through deficit.  However, downward adjustment is restricted only to the extent of previously recorded increases in the carrying amount arising from such adjustments.  Under US GAAP, no adjustment was required to the carrying amount of the AirSource Exchangeable Units in temporary equity Under US GAAP the proportion of income or loss attributable to the AirSource Exchangeable Units non controlling interest is recorded to deficit rather than through earnings, and distributions to the AirSource Exchangeable Unit holders is recorded as a charge to deficit.

The above difference in the accounting for the AirSource Exchangeable Units under Canadian and US GAAP was not originally recorded as a reconciling item in the US GAAP reconciliation statement and has now been recorded in this updated and restated US GAAP reconciliation.

The effect of correcting the impact of the above items on previously reported amounts in the U.S GAAP reconciliation is summarized as follows:

The effect of correcting the classification of exchangeable units under U.S. GAAP on net earnings for the year ended December 31, 2008 and 2007 is as follows:

	Year ended December 31, 2008
	Balance as previously reported	Adjustment	Balance as restated
Net earnings / (loss) U.S. GAAP	$(16,339)	(3,429)	$(19,678)

	Year ended December 31, 2007
	Balance as previously reported	Adjustment	Balance as restated
Net earnings / (loss) U.S. GAAP	$23,703	(401)	$23,302

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Algonquin Power Income Fund

Reconciliation with United States Generally Accepted Accounting Principles

For the years ended December 31, 2008 and 2007

(in thousands of Canadian dollars except as noted)

1.                                      Restatement of the Canadian - U.S. GAAP Reconciliation (continued)

The effect of correcting the classification of trust units and the AirSource Exchangeable Units under U.S. GAAP on balance sheet items as at December 31, 2008 and 2007 is as follows:

	As at December 31, 2008
	Balance as previously reported	Adjustment	Balance as restated
Trust units	$721,736	$(721,736)	$—
Non controlling interest	12,548	(12,548)	—
Temporary equity	—	740,765	740,765
Deficit	(356,551)	(6,481)	(363,032)

	As at December 31, 2007
	Balance as previously reported	Adjustment	Balance as restated
Trust units	$691,734	$(691,734)	$—
Non controlling interest	21,700	(21,700)	—
Temporary equity	—	714,778	714,778
Deficit	(283,782)	(1,344)	(285,126)

2.              Description of significant differences:

a)              Fair value of financial instruments

Under US GAAP, the Financial Accounting Standard Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements.

SFAS No. 157 establishes a three-tier fair value hierarchy, which categorizes the inputs used in measuring fair value. These categories include (in descending order of priority): Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The following table shows assets and liabilities measured at fair value as of December 31, 2008 on the Company’s balance sheet, and the input categories associated with those assets and liabilities:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value at December 31, 2008
Derivative liabilities	$—	$31,012	$—	$31,012

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Algonquin Power Income Fund

Reconciliation with United States Generally Accepted Accounting Principles

For the years ended December 31, 2008 and 2007

(in thousands of Canadian dollars except as noted)

The standard also clarifies that the credit risk of counterparties should be taken into account in determining the fair value.  Under Canadian GAAP, the Fund has adopted EIC 173, Credit Risk and Fair Value of Financial Assets and Financial Liabilities, effective January 1, 2009. Under U.S GAAP, SFAS 157 is required to be adopted effective January 1, 2008. The adjustment reflects the change in credit risk on derivative financial instruments of the Company for the year ended December 31, 2008 due to adoption of SFAS 157 at January 1, 2008.

b)              Convertible debentures

Under Canadian GAAP, the fair value of convertible debentures is bifurcated into equity and debt components whereas under U.S. GAAP, the convertible debentures do not have the features that would require bifurcation. Accordingly, the adjustment reflects the reclassification of the value attributed to the equity component recorded under Canadian GAAP to convertible debentures in the consolidated balance sheet.

Under Canadian GAAP, the accretion of the residual carrying value of the convertible debentures to the face value of the convertible debentures over the life of the instrument is charged to operations. Under U.S. GAAP, no such accretion is required if convertible feature is not required to be bifurcated.  This GAAP difference resulted in a reversal of accretion recorded under Canadian GAAP at December 31, 2008 and 2007 and a reduction of accretion expense for the years ended December 31, 2008 and 2007.

c)              Regulated operations

The Fund’s utility operations are subject to regulation by the public utility commissions of the U.S. in which they operate. Under U.S. GAAP, the Fund’s utility operations follows the regulatory accounting principles prescribed under SFAS 71 Accounting for the Effects of Certain Types of Regulation. Under SFAS 71, regulatory assets and liabilities that would not be recorded under GAAP for non-regulated entities are recorded. Regulatory assets and liabilities represent probable future revenues or expenses associated with certain charges or credits that will be recovered from or refunded to customers through the rate making process. Items to which regulatory accounting requirements apply include deferred rate case costs, equity return component on regulated capital projects and contributions in aid of construction.

Deferred rate case costs relate to costs incurred by the Fund’s utilities to file, prosecute and defend rate case applications and which the utility expects to receive prospective recovery through its rates approved by the regulators.  Under U.S. GAAP, these costs are capitalized and amortized over the period of rate recovery granted by the regulator while they are expensed for Canadian GAAP.

Under SFAS 71, allowance for funds used during construction projects included in rate base is capitalized. This allowance is designed to enable a utility to capitalize financing costs during periods of construction of property subject to rate regulation. It represent the cost of borrowed funds (allowance for borrowed funds used during construction) and a return on other funds (allowance for equity funds used during construction). Under Canadian GAAP, the Fund capitalizes interest costs directly attributable to the construction of these assets but does not capitalize the allowance for equity funds used during constructions.

d)              Joint venture

Under U.S. GAAP, interests in a joint venture where the venturer does not own more than 50% of the common shares are to be accounted for using the equity method. Under Canadian GAAP, such joint ventures would be proportionately consolidated. As permitted by specific exemptions provided by the

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Algonquin Power Income Fund

Reconciliation with United States Generally Accepted Accounting Principles

For the years ended December 31, 2008 and 2007

(in thousands of Canadian dollars except as noted)

SEC, adjustments to reflect the application of equity accounting have not been made. Application of the equity method would not result in differences to shareholders’ equity or net earnings.

e)              Financing costs

The Fund records financing costs as a reduction to long-term liabilities and convertible debentures under Canadian GAAP. Under U.S. GAAP, such costs are presented as deferred financing costs.  The resulting presentation difference in the balance sheet does not affect U.S. GAAP earnings.

f)                Cash Flow Statement

The consolidated cash flow statement prepared in accordance with Canadian GAAP presents substantially the same information that is required under U.S. GAAP.

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Algonquin Power Income Fund

Reconciliation with United States Generally Accepted Accounting Principles

For the years ended December 31, 2008 and 2007

(in thousands of Canadian dollars except as noted)

g)             Additional disclosure

Under U.S. GAAP, the following additional disclosure is required:

i.      Allowance for doubtful accounts amounts to $267 as at December 31, 2008 (2007- $149).

ii.               In accordance with Regulation S-X, other current liabilities in excess of 5% of total current liabilities must be disclosed separately. The components of accrued charges are as follows:

	December 31,
	2008	2007
Accrued gas	3,715	2,978
Accrued interest	3,287	3,258
Accrued property taxes	1,561	1,098
Accrued water lease	1,154	561
Deposits	1,068	956
Accrued payroll	943	1,142
Accrued sales taxes (receivable)	750	(1,115)
Other	14,904	11,045
	27,382	19,923

iii.            Cash flows of discontinued operations resulted primarily from operating activities.

iv.           Information related to the Fund’s intangible assets:

The weighted-average amortization period

	December 31,
	2008	2007
Power purchase contracts	17	17
Customer relationships	40	40
	25	24

The estimated remaining amortization expense for the intangibles in each of the five succeeding years and thereafter is as follows:

2009	$7,317
2010	6,569
2011	6,569
2012	6,527
2013	6,483
Thereafter	63,933
97,398

v.              As of January 1, 2009 the Company adopted SFAS 160, Non controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. The provisions of SFAS 160 change the accounting and reporting for minority interests. Under SFAS 160, the Fund would reclassify non controlling interest on the balance sheet from liabilities to shareholders’ equity, retrospectively. Consequently unitholders’ equity would increase by $12,548 as at December 31, 2008 (2007- $21,700).

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Algonquin Power Income Fund

Reconciliation with United States Generally Accepted Accounting Principles

For the years ended December 31, 2008 and 2007

(in thousands of Canadian dollars except as noted)

vi.           As of January 1, 2009 the Company adopted SFAS 141R, Business Combinations, and SFAS 160, Non-controlling Interests in its consolidated financial statements. The provisions of SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after December 31, 2008. SFAS 141R establishes new guidance on the recognition and measurement of all assets and all liabilities of the acquired business at fair value. Non-controlling interests are measured at either their fair value or at their proportionate share of the fair value of identifiable assets and liabilities. The measurement of consideration given now includes the fair value of any contingent consideration as of the acquisition date and subsequent changes in fair value of the contingent consideration classified as a liability are recognized in earnings. Acquisition-related costs are excluded from the purchase price and are expensed as incurred. In addition, restructuring costs related to a business combination are no longer part of the purchase price equation and are expensed as incurred. The adoption of this Section has not yet created a difference between Canadian and U.S. GAAP

h)             Recent accounting pronouncements not yet adopted

In May 2008, The FASB issued SFAS No. 165 “Subsequent Events” which establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued.  SFAS 165 is effective for interim or annual periods ending after June 15, 2009.  The adoption of SFAS No. 165 is not expected to have a material effect on Algonquin’s financial statements.

In April 2009, the FASB released three FSP’s intended to provide additional application guidance and enhanced disclosures regarding fair value measurements and impairments of securities.  FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”, provides additional guidelines for estimating fair value in accordance with SFAS No. 157.  FSP FAS 115-2, “Recognition and Presentation of Other-Than-Temporary Impairments”, provides additional guidance related to the disclosure of impairment losses on securities and the accounting for impairment on debt securities.  FSP FAS 115-2 does not amend existing guidance related to other-than-temporary impairments of equity securities.  FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”, increases the frequency of fair value disclosures.  All of the aforementioned FSP’s are effective for interim or annual periods ending after June 15, 2009.  Algonquin is currently evaluating the impact, if any, that the adoption of the aforementioned FSP’s will have on the consolidated financial statements.

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Management’s Discussion and Analysis

(All figures are in thousands of Canadian dollars, except per trust unit and convertible debenture values or where otherwise noted)

Algonquin Power Income Fund (“Algonquin”) has prepared the following discussion and analysis to provide information to assist its unitholders’ understanding of the financial results for the twelve months ended December 31, 2008, 2007 and 2006.  This discussion and analysis should be read in conjunction with Algonquin’s audited consolidated financial statements for the years ended December 31, 2008, 2007 and 2006 and the notes thereto.  This material is available on SEDAR at www.sedar.com and on the Algonquin website at www.AlgonquinPower.com.  Additional information about Algonquin, including the Annual Information Form for the years ended December 31, 2008, 2007 and 2006 can be found on SEDAR at www.sedar.com.

This Management’s Discussion and Analysis (“MD&A”) is based on information available to management as of August 18, 2009.

Caution concerning forward looking statements

Certain statements included herein contain forward-looking information within the meaning of certain securities laws.  These statements reflect the views of Algonquin and Algonquin Power Management Inc. (“APMI”), the entity which provides management services to Algonquin (including advice and consultation concerning business planning, support, guidance and policy making) with respect to future events, based upon assumptions relating to, among others, the performance of Algonquin’s assets and the business, interest and exchange rates, commodity market prices, and the financial and regulatory climate in which it operates.  These forward looking statements include, among others, statements with respect to the expected performance of Algonquin, its future plans and its distributions to unitholders.  Statements containing expressions such as “outlook”, “believes”, “anticipates”, “continues”, “could”, “expect”, “may”, “will”, “project”, “estimates”, “intend”, “plan” and similar expressions generally constitute forward-looking statements.

Since forward-looking statements relate to future events and conditions, by their very nature they require us to make assumptions and involve inherent risks and uncertainties.  Algonquin and APMI caution that although we believe our assumptions are reasonable in the circumstances, these risks and uncertainties give rise to the possibility that our actual results may differ materially from the expectations set out in the forward-looking statements.  Material risk factors include the continued volatility of world financial markets; the impact of movements in exchange rates and interest rates; the effects of changes in environmental and other laws and regulatory policy applicable to the energy and utilities sectors; decisions taken by regulators on monetary policy and the taxation of income funds; and the state of the Canadian and the United States (“U.S.”) economy and accompanying business climate.  Algonquin and APMI caution that this list is not exhaustive, and other factors could adversely affect our results.  Given these risks, undue reliance should not be placed on these forward-looking statements, which apply only as of their dates.  Algonquin reviews material forward-looking information it has presented, at a minimum, on a quarterly basis.  Although Algonquin and APMI believe that the assumptions inherent in these forward-looking statements are reasonable, undue reliance should not be placed on these statements, which apply only as of the dates hereof.  Algonquin and APMI are not obligated nor do either of them intend to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

Overview

Algonquin was established in 1997 and produces stable earnings through a diversified portfolio of renewable energy and utility assets.  Algonquin is a mutual fund trust that owns and has interests in a diverse portfolio of

B-4-1

clean, renewable power generation and sustainable infrastructure assets across North America, including 42 renewable energy facilities, 11 thermal energy facilities, and 17 water distribution and waste-water facilities.

Algonquin owns 41 hydroelectric facilities operating in Ontario, Québec, Newfoundland, Alberta, New York State, New Hampshire, Vermont and New Jersey with a combined generating capacity of 140 MW.  The company also owns a 99 MW wind farm in Manitoba.  The renewable energy facilities are generally facilities operating under power purchase agreements with major utilities that have an average remaining life of 18 years.  Algonquin’s 11 thermal energy facilities also operate under power purchase agreements with an average remaining contract length of 10 years with a combined generating capacity of 320 MW.  Algonquin’s Utility Services business unit owns 17 regulated utilities in the United States of America providing water and wastewater services in the states of Arizona, Texas, Missouri and Illinois.  These utility operating companies are regulated investor-owned utilities subject to regulation, including rate regulation, by the public utility commissions of the states in which they operate.

Business Strategy

Algonquin’s business strategy is to maximize long term unitholder value by strengthening its position as a strong renewable energy and infrastructure company.  Algonquin is focused on growth in cash flow and earnings in the business segments in which it operates.  Since October 2008, Algonquin makes monthly cash distributions to unitholders of $0.02 per trust unit per month or $0.24 per trust unit per annum.  Prior to October 2008, Algonquin made monthly cash distributions to unitholders of $0.0766 per trust unit per month or $0.92 per trust unit per annum.  The current level of distribution allows for both an immediate return on investment for unitholders and retention of sufficient cash to fund growth opportunities, fund anticipated tax liabilities when the new tax policies affecting income trusts are implemented, and mitigate the impact of volatility in foreign exchange.

Algonquin’s operations are aligned into two major business units: Power Generation & Development, and Utility Services.  The two business units reflect Algonquin’s business strategy to be a leading provider of essential services and how Algonquin manages its business and classifies its operations for planning and measuring performance.

The Power Generation & Development business unit develops and operates a diversified portfolio of electrical energy generation facilities.  Within this business unit there are three distinct divisions: Renewable Energy, Thermal Energy and Development.  The Renewable Energy division operates Algonquin’s hydro-electric and wind power facilities.  The Thermal Energy division operates co-generation, energy from waste, steam production and other thermal facilities.  The Development division develops Algonquin’s greenfield power generation projects, pursues accretive acquisitions of electrical energy generation facilities as well as development of organic growth opportunities within Algonquin’s existing portfolio of renewable energy and thermal energy facilities. The renewable power and thermal energy generation business of Algonquin is managed with an emphasis on growth through the development of green-field projects and opportunities within Algonquin’s existing portfolio.  This involves building on Algonquin’s expertise in the origination of greenfield renewable energy projects, building upon Algonquin’s existing portfolio of assets for further growth, and capitalizing on opportunities that may emerge in the current turbulence of the capital markets.

The current focus of the Utility Services business unit is on the provision of safe, reliable transportation and delivery of water and wastewater treatment in its service area.  To leverage its experience in the regulated water utility sector, Utility Services is committed to expanding its operations into other regulated essential utilities such as electricity and natural gas distribution.

Subsequent to the year end, Algonquin announced that it plans to co-acquire an electrical generation and regulated distribution utility through a strategic partnership with Emera Inc. (“Emera”). Algonquin and Emera will each own 50% of the newly formed California Pacific Electric Company (“California Pacific”), which intends to acquire the California-based electricity distribution and related generation assets (the “California

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Utility”) of NV Energy, Inc. for the purchase price of approximately US $116 million, subject to certain working capital and other closing adjustments.

Algonquin and Emera will jointly own and operate the California Utility through California Pacific, leveraging Algonquin’s utility and power generating capabilities and Emera’s proven electrical utility operational expertise. The California Utility currently provides electric distribution service to approximately 47,000 customers in the Lake Tahoe region.

The transaction is subject to state and federal regulatory approval, and is expected to occur in mid 2010. Algonquin’s share of California Pacific’s operations is expected to add approximately US$15 million of revenue and US$10 million of EBITDA based on current rate case filings before the regulator.  As an element of the California Utility strategic partnership, Emera has also agreed to a treasury subscription of approximately 8.5 million trust units of Algonquin at a price of $3.25 per unit, completed by way of subscription receipt. Delivery of the trust units under the subscription receipts is planned to occur simultaneously with the acquisition of the California Utility and Algonquin intends to use the proceeds received to largely fund Algonquin’s equity commitment for the acquisition of the California Utility of approximately US $27 million.

Subsequent to the year end, the trustees of Algonquin announced that they had entered into a unit-share exchange support agreement to support an offer (the “Unit Exchange Offer”) which will provide Algonquin’s unitholders the opportunity to exchange their trust units of Algonquin, on a one-for-one basis, for common shares of Hydrogenics Corporation (“Hydrogenics”), an existing corporation.  Hydrogenics will be renamed to a new name selected by the Board of Directors following closing of the transactions contemplated by the Unit Exchange Offer and the CD Exchange Offers (as defined below).  If the Unit Exchange Offer is accepted by Algonquin’s unitholders, they will receive common shares of Hydrogenics in exchange for their trust units of Algonquin, on a one-for-one basis and Algonquin’s trust units will be wholly owned by Hydrogenics.  Excluding shares of Hydrogenics that may be issued under the CD Exchange Offers, the number of common shares of Hydrogenics outstanding immediately after completion of the transactions described herein will be exactly the same as the number of Algonquin’s trust units outstanding immediately before the Unit Exchange Offer.

Subsequent to the year end, the trustees of Algonquin announced that, in conjunction with the Unit Exchange Offer, holders of Algonquin’s convertible debentures will be provided the opportunity to exchange their debentures for securities of Hydrogenics (the “CD Exchange Offers”) on the following terms:

In respect of the 6.65% convertible debentures maturing on July 31, 2011 (“Series I”), holders of Series I debentures will receive, for each $1,000 of Series I debenture principal, either of the following, at the option of each debenture holder to be exercised at the time of tender of their debentures:

(a)          311.52 common shares in Hydrogenics

(i)                         A maximum of 12,460,800 common shares will be available under this option and, if demand for this option exceeds such amount, such shares will be allocated pro-rata amongst tendering debenture holders; or

(b)         a convertible debenture issued by Hydrogenics with the following terms:

(i)                         Principal:  $1,050.00

(ii)                      Coupon: 7.50%, payable semi-annually (current Series I coupon is 6.65%)

(iii)                   Conversion Price: $4.08 for each share of Hydrogenics, representing a conversion premium of 20% over the most recent closing price of Algonquin’s trust units of $3.40.  (current Series I conversion price is $10.65 for each trust unit of Algonquin)

(iv)                  Maturity:  November 30, 2014

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In respect of the 6.20% convertible debentures maturing on November 30, 2016 (“Series II”), holders of the Series II debentures will receive, for each $1,000 of Series II debenture principal, a convertible debenture issued by Hydrogenics with the following terms:

(i)                         Principal:  $1,000.00

(ii)                      Coupon: 6.35%, payable semi-annually (current Series II coupon is 6.20%)

(iii)                   Conversion Price: $6.00 for each share of Hydrogenics (current Series II conversion price is $11.00 for each trust unit of Algonquin)

(iv)                  Maturity: November 30, 2016

If the CD Exchange Offers are accepted by all convertible debenture holders, all of Algonquin’s convertible debentures will be wholly owned by Hydrogenics.

Corporate Governance

The Board of Trustees announced on April 23, 2009 that the President and CEO of Emera, Chris Huskilson, has been invited to join the Board of Trustees of Algonquin.  The Board of Trustees and management of Algonquin believe that Mr. Huskilson’s utility and power experience will make a strong addition to the Board and will support Algonquin’s long term strategy and corporate governance activities.

Algonquin’s slate of proposed Trustees in respect of the election of Trustees by Unitholders at the annual general meeting shall continue to be determined by the Trustees and APMI in accordance with the Algonquin’s governance policies and procedures.  It is contemplated that Mr. Huskilson will stand for election as a Trustee at the next annual general meeting of Unitholders.

Annual results from operations

Key Selected Annual Financial Information

	Year ended December 31
	2008	2007	2006

Revenue (1)	$213,796	$186,175	$193,244
Cash provided by operating activities	76,976	40,213	68,898
Net earnings (Loss) from continuing operations	(19,014)	24,626	30,463
Net earnings (Loss)	(19,014)	23,534	27,691

Distribution to Unitholders (2)	57,755	69,923	66,957

Per trust unit
Net earnings (Loss) from continuing operations	(0.25)	0.34	0.43
Net earnings (Loss)	(0.25)	0.32	0.39
Diluted net earnings (loss)	(0.25)	0.30	0.38
Cash provided by Operating Activities	0.99	0.53	0.95
Distribution to Unitholders	0.75	0.92	0.92

Total Assets	977,487	953,400	1,047,794
Long Term Debt	293,590	281,725	229,006

(1)         2007 comparative amounts have been adjusted due to the classification of certain landfill-gas and New England hydroelectric facilities sold during the 2007 fiscal year as Discontinued Operations.

(2)         Includes distributions to non-controlling interest.

2008 Annual Operating Results

For the year ended December 31, 2008, Algonquin reported total revenue of $213.8 million as compared to $186.2 million during the same period in 2007, a $27.6 million or 14.8% increase.  The increase in revenue from energy sales in 2008 as compared to the same period in 2007 was primarily the result of an increase of $8.5

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million due to a combination of higher energy production and increased weighted average energy rates generated in the Renewable Energy division, $1.5 million in Utility Services due to rate increases combined with organic growth at existing facilities, and an increase of $11.3 million due to a combination of changes in production and average energy rates at the Sanger and Windsor Locks facilities in the Thermal Energy division as compared to the prior year.  A more detailed analysis of these factors is presented within the business unit analysis.

For the year ended December 31, 2008, Algonquin experienced an average U.S. exchange rate of approximately $1.067 as compared to $1.074 in the same period in 2007.  As such, any year over year variance in revenue or expenses, in local currency, at any of Algonquin’s U.S. entities may be affected by a change in the average exchange rate, upon conversion to Algonquin’s reporting currency.  Although a weaker Canadian dollar relative to the U.S. dollar has an impact on both revenue and expenses generated by its U.S. subsidiaries, Algonquin has foreign exchange forward contracts in place, which partially mitigate the impact on cash generated from operations (see Risk Management — Currency Fluctuations).

For the year ended December 31, 2008, net loss from continuing operations totalled $19.0 million as compared to net earnings of $24.6 million during the same period in 2007.  The decrease in net earnings as compared to 2007 was primarily the result of unrealized losses on financial instruments resulting from changes in foreign exchange rates and unrealized losses on financial instruments resulting from changes in interest rates.

Unrealized mark to market losses on derivative financial instruments resulting from changes in foreign exchange rates relate to contract periods which extend to fiscal 2013.  Unrealized mark to market losses on derivative financial instruments resulting from changes in interest rates relate to contract periods which extend to fiscal 2015.  The following chart provides a summary of the period over period changes between realized and unrealized mark to market losses of derivative financial instruments:

	Year ended December 31
	2008	2007	Change
Foreign Exchange Contracts:
Unrealized mark to market loss/(gain) on derivative financial instruments	$25,473	$(6,950)	$32,424
Realized loss/(gain) on derivative financial instruments	(5,077)	(9,540)	4,463
	$20,396	$(16,490)	$36,887
Interest Rate Swap Contracts:
Unrealized mark to market loss/(gain) on derivative financial instruments	$16,953	$2,088	$14,865
Realized loss/(gain) on derivative financial instruments	399	(67)	466
	$17,352	$2,021	$15,331
Derivative Financial Instruments Total:
Unrealized mark to market loss/(gain) on derivative financial instruments	$42,426	(4,862)	$47,289
Realized loss/(gain) on derivative financial instruments	(4,678)	(9,607)	$4,929
Total loss/(gain) on derivative financial instruments	$37,748	$(14,469)	$52,218

In addition, the earnings from continuing operations declined $11.7 million due to foreign exchange loss primarily resulting from unrealized gains or losses on U.S. dollar denominated debt, $2.4 million due to lower earnings on portfolio investments and lower gains on the sale of certain fixed assets, $2.2 million due to increased amortization expense, and $52.2 million due to reduced realized gains on derivative financial instruments contracts settled in the period and increased unrealized mark to market losses on derivative financial instruments, as a result of reduced interest rates and the weaker Canadian dollar.  These items were partially offset by $6.5 million in increased earnings from operating facilities, $0.3 million of reduced interest expense due to decreased average borrowings and lower rates on Algonquin’s variable interest rate debt booked in the period, $2.7 million resulting from increased non-cash minority interest losses at the St. Leon facility primarily due to unrealized losses on interest rate swap contracts booked in the year and a $14.8 million reduction in

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current and future income taxes due to the impact of bonus depreciation in the U.S. and the reduction of future tax expense resulting from unrealized mark to market losses on derivative instruments.

In the comparative period, Algonquin recorded a $27.9 million future income tax expense in order to recognize the effect of future taxes being imposed by the federal government beginning in 2011 on certain publicly traded income trusts including Algonquin enacted through Bill C-52 on June 22, 2007 (see Risk Management — Changes to income tax laws).

The comparative period also includes a termination fee of $1.8 million earned in connection with Algonquin’s offer to purchase the outstanding units of CPIF and interest income earned by the St. Leon facility, both of which were not earned in the current period.  In addition, the comparative period includes a $0.7 million write down of notes receivable.

Net loss from continuing operations totalled $19.0 million for the year ended December 31, 2008 as compared to a net income of $24.6 million during the same period in 2007.  Net loss from continuing operations per trust unit totalled $0.25 for the year ended December 31, 2008 as compared to net earnings of $0.34 per trust unit during the same period in 2007.

During the year ended December 31, 2008, cash provided by operating activities totalled $77.0 million or $0.99 per trust unit as compared to cash provided by operating activities of $40.2 million, or $0.53 per trust unit during the same period in 2007.  The change in cash provided by operating activities after changes in working capital in the year ended December 31, 2008, is primarily due to increased earnings from operations, increased net cash from trade accounts receivable and trade accounts payable, primarily in relation to final payments to Vestas regarding the achievement of commercial operation at the St. Leon facility in the prior year, partially offset by lower income from derivative financial instruments and increased current income tax expense as compared to the same period in 2007.

2007 Annual Operating Results

For the year ended December 31, 2007, Algonquin reported revenue of $186.2 million as compared to $193.2 million during the same period in 2006.  Revenue for the year ended December 31, 2007 decreased by a net amount of $3.0 million due to lower energy production and changes to the weighted average energy rates generated in the Renewable Energy division as compared to the same period in the prior year.  These amounts were partially offset by a net increase of $6.0 million due to increased energy production and changes to energy rates generated in the Thermal Energy division, an increase of $13.0 million due to the St. Leon facility and an increase of $3.1 million in the Utility Services business unit due to a combination of organic growth and the July 2007 rate increase at the Gold Canyon facility during the quarter as compared to the same period in the prior year.  Algonquin reported lower revenue of $5.8 million from its operations in the U.S. as a result of the stronger Canadian dollar.  The comparative period includes revenue of $6.0 million in the Thermal division from the Crossroads facility that was closed in December 2006, other revenue of $5.8 million from the sale of natural gas at the Sanger facility, which did not occur in 2007 and a realized gain of $7.9 million on foreign exchange forward contracts was recorded as revenue.  A more detailed analysis of these factors is presented within the divisional analysis.

For the year ended December 31, 2007, Algonquin experienced an average U.S. exchange rate of approximately $1.07 as compared to $1.13 in the same period in 2006.  As such, any quarterly or annual variance to revenue or expenses, in local currency, at any of Algonquin’s U.S. entities may be affected by a change in the average exchange rate, upon conversion to Algonquin’s reporting currency.  Although the stronger Canadian dollar has an impact on both revenue and expenses generated by its U.S. subsidiaries, Algonquin has foreign exchange forward contracts in place, which partially mitigate the impact on cash available for distribution (see Risk Management — Foreign Currency Risk).

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Net earnings from continuing operations for the year ended December 31, 2007 totalled $24.6 million as compared to $30.5 million during the same period in 2006.  Net earnings from continuing operations for the year ended December 31, 2007 decreased $17.9 million due to an increased income tax expense booked in the year primarily relating to the substantive enactment of Bill C-52, additional interest expense of $4.3 million due to increased average borrowings over the year and increased amortization expense of $5.2 million primarily due to the inclusion of a full year of amortization at the St. Leon facility.

Unrealized mark to market losses on derivative financial instruments resulting from changes in foreign exchange rates relate to contract periods which extend to fiscal 2013.  Unrealized mark to market losses on derivative financial instruments resulting from changes in interest rates relate to contract periods which extend to fiscal 2015.  On December 31, 2006, Algonquin ceased designating its foreign exchange contracts and interest rate swap contracts as hedges.  The following chart provides a summary of the period over period changes between realized and unrealized mark to market losses of derivative financial instruments:

	Year ended December 31
	2007	2006	Change
Foreign Exchange Contracts:
Unrealized mark to market loss/(gain) on derivative financial instruments	$(6,950)	—	$(6,950)
Realized loss/(gain) on derivative financial instruments	(9,540)	—	(9,540)
	$(16,490)	—	$(16,490)
Interest Rate Swap Contracts:
Unrealized mark to market loss/(gain) on derivative financial instruments	$2,088	—	$2,088
Realized loss/(gain) on derivative financial instruments	(67)	497	$(564)
	$2,021	$497	$1,524
Derivative Financial Instruments Total:
Unrealized mark to market loss/(gain) on derivative financial instruments	(4,862)	—	$(4,862)
Realized loss/(gain) on derivative financial instruments	(9,607)	497	$(10,104)
Total loss/(gain) on derivative financial instruments	$(14,469)	$497	$(14,966)

Also affecting the results was $13.8 million in lower reported earnings from operating facilities in the U.S. primarily due to the stronger Canadian dollar combined with lower average rates on its foreign exchange forward contracts exercised in the period and $0.8 million due to an incentive fee earned by APMI pursuant to its management agreement with Algonquin as compared to the same period in 2006.  These amounts are partially offset by an increase of $10.5 million in earnings from continuing operations in the Thermal Energy division, primarily due to the addition of earnings from the St. Leon facility, $8.0 million due to increased foreign exchange gains on U.S. dollar denominated project debt, $15.0 million in unrealized gains of foreign exchange forward contracts, $2.5 million due to a decreased write down of assets related to the Across America Note and continued growth in the Infrastructure Division as compared to the same period in 2006.  A more detailed analysis of these factors is presented within the divisional analysis.

For the year ended December 31, 2007, net earnings from continuing operations per trust unit totalled $0.34 as compared to $0.43 during 2006.

During the year ended December 31, 2007 cash provided by operating activities totalled $40.2 million or $0.53 per trust unit as compared to $68.9 million or $0.95 per trust unit during 2006.  The change in cash provided by operating activities in the year ended December 31, 2007 is primarily due to the final payments made to the turnkey construction contractor in respect of the completion of the St. Leon facility.

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Major highlights in 2008

In 2008, Algonquin accomplished several major initiatives that have strengthened its operational performance and financial position.

Business Unit realignment

On October 20, 2008 the Board of Trustees approved a strategic plan that would align Algonquin’s business structure with current market conditions and expected growth prospects.  In order to strengthen Algonquin’s financial position and support its strategic growth initiatives, Algonquin established a sustainable cash distribution level consistent with Algonquin’s growth prospects.  Commencing with the October 2008 distribution, Algonquin reduced the cash distributions payable to Algonquin’s unitholders to $0.24 per unit per annum and reduced the payable period to 15 days following each month end from 45 days.  At the same time Algonquin announced that it would preserve the tax efficiency of the income trust structure through 2010 to further strengthen its financial position and support its growth initiatives.  The income trust structure allows for the distribution to unitholders of cash generated within the trust without being taxed at the operating company level.  In support of its strategic plan, Algonquin realigned its operations into two major business units: Power Generation & Development, and Utility Services.  The two new business units better reflect Algonquin’s business strategy to be a leading provider of essential services, while maximizing unitholder value through a combination of stable earnings, sustainable cash distributions and a risk profile consistent with top-quartile North American power generation and utility operations.

Algonquin will also be positioning the Utility Services business unit as an independent subsidiary during fiscal 2009 which will increase the business focus on best practices for utility management.  Algonquin will establish a separate capital structure to permit new sources of debt and equity capital into the Utility Services business unit if the capital demands from its growth program outpace the funding capabilities of the business unit or Algonquin.

As part of the new strategic plan announced on October 20, 2008, it was also announced that it was the intention of the Trustees to effect an internalization of management with a target date by the end of the first quarter of 2009.  Given the continuing and prolonged deterioration of the credit and capital markets, the target date will not be met.  The decision of the Trustees to internalize management is being reviewed within the current credit and capital markets conditions.

Highground Capital Corporation Acquisition

On August 1, 2008, Algonquin issued approximately 3.5 million trust units and has received to date total gross proceeds of $27.0 million or $7.69 per trust unit, which is above the $7.41 trading price of Algonquin units at the time of issue.

The unit issue was pursuant to an agreement entered into on June 27, 2008 between Algonquin, Highground Capital Corporation (“Highground”) and CJIG Management Inc. (“CJIG”), which is the manager of Highground and a related party of Algonquin controlled by the shareholders of APMI.  Under the agreement, CJIG acquired all of the issued and outstanding common shares of Highground, and Algonquin issued approximately 3.5 million trust units of which approximately 3.1 million trust units were received by Highground shareholders as part of the agreement, with the remaining trust units being retained by CJIG.  Algonquin has recorded the units issued at the estimated fair value of the assets to be liquidated by Highground which, net of transaction costs of $0.8 million, resulted in proceeds of the units being recorded at a value of $26.2 million.  In connection with this transaction, Algonquin received: (a) net cash in an amount of $20.6 million; (b) the return of notes, having an aggregate face value of approximately $4.8 million, that were

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issued by Algonquin affiliates related to its St. Leon and Brampton Cogeneration LP (“BCI”) projects; and (c) a note receivable of $0.8 million related to a hydroelectric facility in Ontario.

The final consideration for the trust units is dependent on the proceeds realized from the liquidation of certain Highground investments.  Algonquin’s final consideration will be equal to the lesser of (a) $27.0 million plus 50% of the amount, if any, of the value of the assets formerly owned by Highground after payment of the transaction costs, that exceeds $27.0 million, and (b) the value of all of the assets formerly owned by Highground after payment of the transaction costs.  The value of any non-cash securities received by Algonquin will be determined through negotiation between the trustees of Algonquin and CJIG.  The remaining investments, formerly held by Highground, currently consist of primarily non-liquid debt assets having a book value of approximately $3.2 million.  The payments on these securities are current and the debt matures over the next three years.  Algonquin is entitled to 50% of the ultimate proceeds from these investments, after certain adjustments for transaction costs.

Brampton Co-generation Project

In June 2008, the Brampton Co-generation Project was commissioned and operational.  The project involved diverting the existing steam produced by the Algonquin Power Energy-from-Waste (“EFW”) facility to a nearby recycled paper board manufacturing mill that requires approximately 90,000 pounds of steam per hour in its manufacturing activities.  Algonquin established BCI to operate the required facilities to supply steam produced through normal operations at the EFW to this customer.

The project’s total net investment was approximately $16.2 million and generated cash from operations of approximately $0.9 million in its first seven months of operation in fiscal 2008.

Campbellford acquisition

On April 2, 2008, Algonquin acquired the remaining 50% interest in the Campbellford Partnership (the “Partnership”) not already owned by Algonquin and now fully consolidates the Partnership in its financial statements.  The Partnership owns a 4 megawatt hydroelectric generation station on the Trent River near Campbellford, Ontario.  As a result, Algonquin’s total investment in the Partnership now stands at $8.2 million.  The Partnership has generated operating profit of $0.9 million annually over the prior three years.

Credit agreement renewal

On January 16, 2008 Algonquin renewed its combined $175.0 million senior secured revolving operating and acquisition credit facilities (the “Facilities”) with its Canadian bank syndicate.  Under terms of the renewal, the Facilities are extended for a three year term with a maturity date of January 14, 2011.  The renewal included improved pricing and other terms as well as an accordion feature that, subject to certain conditions, allows the facilities to increase to $225.0 million to accommodate future growth and acquisitions.  At the same time, the bank syndicate was expanded from three to four financial institutions, all of which are Canadian Schedule I banks with a credit rating of A or higher.  As a result of the renewal, Algonquin does not have any near term credit maturity exposures.  By the end of 2008, Algonquin had exercised a portion of the accordion feature, resulting in total committed and available Facilities of $192.8 million.

Completion of Utility Services major capital program

By the end of 2008, Algonquin completed the majority of its major capital program in the Utility Services business unit.  With its major capital program now complete, Algonquin is initiating rate

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cases at several utilities.  The regulatory review of the rates and tariffs for these facilities are expected to conclude in the second half of 2009, with the new rates and tariffs going into effect between mid 2009 and the first half of 2010, depending on the state in which the facility operates.

2007 Significant Events and Transactions

In order to strengthen Algonquin’s asset base and diversify Algonquin’s portfolio of power generating assets and investments, the Fund completed the following significant transactions during 2007:

Sanger Repowering

In December 2007, the major re-powering project of the 42 MW natural gas powered generating station located in Sanger, California (the “Sanger facility”) saw the new LM6000 turbine installed and is now producing power.  The project commenced in October 2006.  The project is on budget with the total investment in the repowering project being approximately $25.0 million (U.S. $23 million).

Algonquin expects the Sanger facility to benefit from a longer useful life of the facility as well as lower maintenance costs given the broad industry support for the new turbine.

St. Leon Wind Energy

On September 18, 2007, the Fund reached an agreement (the “Agreement”) with Vestas-Canadian Wind Technology, Inc. (“Vestas”) to achieve commercial operation (“Commercial Operation”) pursuant to the Turnkey Construction Contract (“TCC”) at the St. Leon facility.  In addition the Agreement resulted in a mutually acceptable payment to the Fund as part of the final settlement to resolve all outstanding issues with the facility which positively impacted distributable cash for the Fund.

Commercial Operation, as defined in the TCC, occurs when a project is “substantially complete” and ownership is formally transferred from the contractor to the owner of the project.  This also marks the commencement of the five year warranty period with Vestas.  Under the warranty agreement with Vestas, the projected availability of the project is guaranteed by Vestas and the turbine equipment is warranted against defects.  The declaration of Commercial Operation was pending the resolution of certain outstanding construction related issues under the TCC.  The project achieved commercial operation pursuant to the power purchase agreement with Manitoba Hydro in 2006 and St. Leon has been generating renewable electricity since that time.

The Agreement with Vestas established Commercial Operation and provided the framework and timing under which Vestas has agreed to resolve the facility’s outstanding issues under the TCC.  By November 2007, Vestas had resolved one of theses issues by virtue of substantially completing repairs to the turbine blades.  Under the terms of the Agreement, Vestas is required to resolve the outstanding issues by certain dates.  It is Management’s belief that the Agreement resolves the potential issues that might have limited the overall production of the facility.  The Fund continues to hold financial security posted by Vestas in respect of its obligations under the Agreement to rectify the remaining outstanding issues.  It is Management’s belief that such financial security is sufficient to rectify the outstanding issues in the event Vestas fails to complete the necessary work.

Sale of Landfill Gas and Hydroelectric Facilities

On December 21, 2007 the Fund completed the sale of six landfill gas (“LFG”) powered generating facilities for proceeds of approximately $11.3 million, representing approximately 18

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MW of installed capacity.  These LFG facilities, located in California and New Hampshire were no longer considered strategic to the ongoing operations of the Fund.

On December 28 2007, based on a review of its smaller hydroelectric generating facilities, the Fund completed the sale of six facilities in the New England region for proceeds of approximately $1.5 million.  These facilities no longer fit the Fund’s preferred asset profile.

The operating results from these facilities have been excluded from the Thermal Energy and the Renewable Energy Divisions and have been classified as discontinued operations in the financial statements.

2009 Outlook

The Power Generation & Development division is expecting a return to normal long term average resource conditions in 2009.  Throughput at the EFW facility is expected to continue at levels experienced in 2008.  The Windsor Locks and Sanger facilities are expected to continue to operate in 2009 in line with Algonquin’s long term expectations.  Algonquin’s power development team will continue to pursue new opportunities for power generation projects in both Canada and the United States.  Utility Services is expecting limited organic growth due to the slowdown in the U.S. housing market.  Utility Services has initiated rate cases at a number of its utilities and will initiate additional rate cases in 2009.  These rate cases are discussed in further detail within this MD&A (see UTILITY SERVICES: Outlook).  The regulatory review of the rates and tariffs for these facilities are expected to conclude in the second half of 2009, with the new rates and tariffs going into effect between mid 2009 and the first half of 2010, depending on the state in which the facility operates.  The business unit will also continue to consider accretive water and waste-water utility acquisition opportunities, as well as acquisitions in other regulated utilities, such as natural gas distribution and electricity distribution.

In all of its business units, Algonquin is committed to the growth and development of Algonquin’s team through various training programs, challenging assignments and learning opportunities.  In addition, Algonquin ensures continuous environmental, health and safety training for its operations and maintenance staff.  Algonquin will continue to invest in information technology to reduce operating and administrative costs.

Overall, Algonquin’s business units will focus on priorities that enable Algonquin to be an innovative, respected and socially responsible participant in the renewable energy, power and utility businesses and to maximize value for Algonquin in the current state of the financial markets.  With a mix of complementary regulated and non-regulated businesses, Algonquin strives to enhance unitholder value through stable cash flows, sustainable cash distributions and a managed risk profile.

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POWER GENERATION & DEVELOPMENT

Renewable Energy Division

	Year ended December 31
	2008	2007	2006
Performance (MW-hrs sold)

Quebec Region	320,025	275,863	305,656
Ontario Region	147,125	113,917	126,239
Manitoba Region	377,450	354,986	174,580
New England Region *	84,950	52,607	74,928
New York Region	92,000	72,841	95,062
Western Region	69,050	67,685	66,953

Total	1,090,600	937,899	843,418

Revenue
Energy sales *	$75,549	$49,688	$45,066

Other revenue	—	17,123	12,514
Total revenue	$75,549	$66,811	$57,580

Expenses
Operating expenses *	(22,015)	(16,132)	(16,636)
Other income	1,477	2,571	4,835

Division operating profit (including other income)	$55,011	$53,250	$45,779

*  2006 period comparative amounts have been adjusted due to the classification of certain New England hydroelectric facilities as Discontinued Operations.

2008 Annual Operating Results

For the year ended December 31, 2008 the Renewable Energy division produced 1,090,600 MW-hrs of electricity, as compared to 937,899 MW-hrs produced in the same period in 2007, an increase of 16.3%.  This level of production represents sufficient renewable energy to supply the equivalent of 60,600 homes with renewable power.  Using new standards of thermal generation, as a result of renewable energy production, the equivalent of 600,000 tons of CO2 gas was prevented from entering the atmosphere in 2008.

As Algonquin’s facilities in the New England region are primarily subject to market rates, the average revenue earned per MW-hr sold can vary significantly from the same period in the prior year.  Algonquin’s facilities in the other regions are subject to varying rates, by facility, as set out in the facility’s individual power purchase agreement (“PPA”).  As such, while most of Algonquin’s PPAs include annual rate increases, a change to the weighted average production levels resulting in higher average production from facilities which earn lower energy rates can result in a lower weighted average energy rate earned by the division, as compared to the same period in the prior year.

For the year ended December 31, 2008, revenue from energy sales in the Renewable Energy division totalled $75.5 million, as compared to $49.7 million during the same period in 2007.  During the year ended December 31, 2008, the division generated electricity equal to 106.5% of long term projected average resources (wind and hydrology) as compared to 92.6% during the same period in 2007.  In 2008, a number of regions experienced resources at significantly higher levels than long term average, including the Quebec region which was 13.9% above long term averages and the New England region, which was 38.1% above long term averages.  All other

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regions, with the exception of Ontario, experienced above long term average resources in the year ended December 31, 2008.  During the same period in 2007, only the Western region experienced above long term average resources.

The increase in revenue from energy sales in the year ended December 31, 2008, as compared to the same period in 2007, was primarily the result of an increase of $15.2 million due to the St. Leon facility achieving commercial operation on September 18, 2007, when liquidated damages (recorded as ‘Other Revenue’) ceased and energy sales commenced to be earned by the facility.  For comparison purposes, energy production data at St. Leon, during the time when the facility earned liquidated damages, has been included in the Manitoba regional ‘Performance’ numbers in 2007.  Weighted average energy rates earned by Algonquin’s U.S. facilities increased $1.3 million or 13% primarily due to increased market rates earned in the New England region, as compared to the same period in 2007.  Revenue increased $3.0 million in the U.S. regions and $5.8 million in the Quebec, Ontario and Western regions, resulting from higher energy production as compared to the same period in 2007.  In the comparable period, revenue from the St. Leon facility primarily consisted of liquidated damages and was recorded as Other Revenue.  Weighted average energy rates earned by Algonquin’s Canadian facilities decreased $0.3 million or 1% primarily due to changes in the weighted average production at facilities earning lower energy rates, as compared to the same period in 2007.  The division reported increased revenue of $0.2 million from U.S. operations as a result of the weaker Canadian dollar.

For the year ended December 31, 2008, operating expenses totalled $22.0 million, as compared to $16.1 million during the same period in 2007, an increase of $5.9 million.  Operating expenses were impacted by increased operating costs of $0.5 million and increased variable costs tied to production, totalling $1.1 million.  Additional cost increases were due to an increase of $0.4 million in repairs and maintenance projects initiated in the period, costs of $2.1 million associated with the pursuit of various growth and development activities, and increased operating costs of $0.5 million at the St. Leon facility due to the achievement of commercial operation, as compared to the same period in 2007.  The expenses in the comparative period include a non-recurring recovery of operating expenses at the St. Leon facility.

During the year ended December 31, 2008, Algonquin earned lower interest and other income related to its renewable energy investments as compared to the same period in 2007.  In addition, the comparable period included the recognition of interest income earned on unpaid liquidated damages at the St. Leon facility up to September 2007, the commercial operation date of the facility.

The realized portion of gain on financial instruments consists of any actual gains on foreign exchange forward contracts and interest rate swaps settled in the quarter.  Unrealized mark to market gains or losses on derivative financial instruments are not considered in management’s evaluation of divisional performance, and therefore are reported in the Corporate segment.

For the year ended December 31, 2008, operating profit totalled $55.0 million, as compared to $53.3 million during the same period of 2007, representing an increase of 3.3%.  For the year ended December 31, 2008, operating profit exceeded Algonquin’s expectations primarily due to greater than long term average resource availability.

2007 Annual Operating Results

For the year ended December 31, 2007 the Renewable Energy division produced 937,899 MW-hrs of electricity, as compared to 843,418 MW-hrs produced in the same period in 2006, an increase of 11.2%, in part a result of the inclusion of 180,000 MW-hrs of additional production from the St. Leon facility.  This level of production represents sufficient renewable energy to supply the equivalent of 52,600 homes with renewable power.  Using new standards of thermal generation, as a result of renewable energy production, the equivalent of 520,000 tons of CO2 gas was prevented from entering the atmosphere in 2008.

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For the year ended December 31, 2007, revenue from energy sales in the Renewable Energy division totalled $49.7 million, as compared to $45.1 million during the same period in 2007.  During the year ended December 31, 2007, the division generated electricity equal to 92.6% of long term projected average resources (wind and hydrology) as compared to 101.9% during the same period in 2006.  In 2007, only the Western region experienced resources at or above long term average resources.  All other regions experienced below long term average resources in the year ended December 31, 2007.  During the same period in 2006, the New York, New England and Quebec regions experienced above long term average resources.

The increase in revenue from energy sales in the year ended December 31, 2007, as compared to the same period in 2006, was primarily the result of an increase of $5.1 million due to the St. Leon facility achieving commercial operation on September 18, 2007, when liquidated damages (recorded as ‘Other Revenue’) ceased and energy sales commenced to be earned by the facility.  For comparison purposes, energy production data at St. Leon, during the time when the facility earned liquidated damages, has been included in the Manitoba regional ‘Performance’ numbers in 2006.  Weighted average energy rates earned by Algonquin’s U.S. facilities increased $0.8 million primarily due to increased market rates earned in the New England region, as compared to the same period in 2006.  The increases were partially offset by a decrease of $2.6 million in the U.S. regions resulting from lower energy production and a decrease of $1.2 million resulting from lower weighted average energy rates in the Quebec, Ontario and Western regions as compared to the same period in 2006.  The division reported lower revenue of $0.7 million from U.S. operations as a result of the stronger Canadian dollar.

Other revenue consists of liquidated damages earned by the St. Leon facility.  Other revenue increased $4.6 million from the comparable period in 2006 as a result of the St. Leon facility earning liquidated damages during the majority of the year ended December 31, 2007.  Liquidated damages were intended to approximate the expected revenue of the facility once it is fully operational and are meant to minimize any downside to the owners of delays in project completion.  The St. Leon facility achieved Commercial Operation on September 18, 2007.  Therefore, liquidated damages ceased being earned by the facility subsequent to this date.

For the year ended December 31, 2007, operating expenses totalled $16.1 million as compared to $16.6 million in the prior year.  The decrease in operating expenses was primarily due to a decrease of $0.5 million in repairs and maintenance projects initiated in the year, a decrease of $0.3 million in costs directly related to energy production as compared to the same period in 2006 and $0.3 million due to lower reported expenses from U.S. operations as a result of a stronger Canadian dollar.  This was partially offset by an increase of $0.3 million in operating costs incurred during the year and the inclusion of a full year of operating expenses from the St. Leon facility as compared to the same period in 2006.

In the fourth quarter of 2007, based on its review of its smaller hydroelectric generating facilities, the Fund completed the sale of six smaller facilities in the New England region that no longer fit the Fund’s preferred asset profile.  The operating results from these facilities have been excluded from the Hydroelectric Division and have been classified as discontinued operations in the financial statements.

During the year ended December 31, 2007, Algonquin earned lower interest and other income on its investments within the Renewable Energy division as compared to the same period in 2006, primarily as a result of the acquisition of AirSource Power Fund I LP (“AirSource”) and consequently consolidating AirSource into the Fund.  As a result, the Fund recognized no income from the note in the year ended December 31, 2007 as compared to $2.9 million in the same period in 2006.  This reduction was partially offset by the recognition of interest income earned by the St. Leon facility on unpaid liquidated damages up to Commercial Operation in the third quarter of 2007.

For the year ended December 31, 2007, operating profit totalled $53.3 million as compared to $45.8 million in 2006, representing an increase of 16.4%.  For the year ended December 31, 2007, operating profit met Management’s expectations due to the performance of the St. Leon facility, partially offset by lower hydrology.

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On September 18, 2007, Algonquin reached an Agreement with Vestas to achieve Commercial Operation pursuant to the TCC at the St. Leon facility.  Commercial Operation as defined in the TCC occurs when a project is “substantially complete” and ownership is formally transferred from the contractor to the owner of the project. This also marks the commencement of the five year warranty period with Vestas.  Under the warranty agreement with Vestas, the projected availability of the project is guaranteed by Vestas and the turbine equipment is warranted against defects.  The facility achieved commercial operation pursuant to the power purchase agreement with Manitoba Hydro in 2006 and St. Leon has been generating renewable electricity since that time, enjoying a substantial and proven wind resource. The declaration of Commercial Operation pursuant to the TCC was pending the resolution of certain outstanding construction related issues under the TCC.

The Agreement with Vestas established Commercial Operation and provided the framework and timing under which Vestas has agreed to resolve the facility’s outstanding issues under the TCC.  Vestas has resolved two of these issues and is required to resolve the remaining issues by certain dates.  It is Management’s belief that the Agreement resolves the potential issues that might have limited the overall production of the facility.  Algonquin continues to hold financial security posted by Vestas in respect of its obligations under the Agreement.  It is Management’s belief that such financial security is sufficient to rectify the outstanding issues in the event Vestas fails to complete the necessary work.

2009 Divisional Outlook — Renewable Energy

The Renewable Energy division is expected to perform at or above long term average resource conditions in the first quarter of 2009.  In addition, the facilities in the New York and New England region are expected to experience reduced market rates as compared to the rates experienced in 2008.

As a result of certain legislation passed in Quebec (Bill C93), Algonquin’s Renewable Energy division is required to undertake technical assessments of eleven of the twelve hydroelectric facility dams owned or leased within the Province of Quebec.  Algonquin anticipates incurring costs of $0.1 million during 2009 to complete the required assessments.  Upon completion of these assessments, Algonquin is required to submit plans for undertaking any remedial measures that are identified to comply with the legislation.  As a result of nine completed and two partially completed assessments underway, Algonquin has initially identified capital expenditures estimated at approximately $14.5 million.  Algonquin anticipates that these expenditures will be required to be invested over the next five years as follows:

	Total	2009	2010	2011	2012	2013
Estimated Bill C-93 Capital Expenditures	14,500	3,100	4,500	1,600	2,800	2,500

The majority of these capital costs are associated with the Donnaconna, St. Alban and Mont-Laurier facilities.  Algonquin does not anticipate any significant impact on power generation or associated revenue while the dam safety work is ongoing.  Algonquin is also exploring several alternatives to mitigate the capital costs of modifications, including cost sharing with other stakeholders and revenue enhancements which can be achieved through the modifications.

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POWER GENERATION & DEVELOPMENT:

Thermal Energy Division

	Year ended December 31
	2008	2007	2006
Performance (MW-hrs sold) *	597,923	570,853	589,231
Performance (tonnes of waste processed)	161,198	140,618	153,887

Revenue
Energy sales *	$82,959	$66,877	$78,219
Less:
Cost of Sales – Fuel **	(44,706)	(37,901)	(37,517)
Net Energy Sales Revenue	$38,253	$28,976	$40,702

Waste disposal sales	15,706	13,609	14,209
Other revenue	4,349	5,179	7,772
Total net revenue	$58,308	$47,764	$62,683

Expenses
Operating expenses *	(32,515)	(27,880)	(33,557)
Interest and other income	3,665	4,878	5,860

Division operating profit (including interest and dividend income)	$29,458	$24,762	$34,986

* Prior period comparative amounts have been adjusted due to the classification of certain landfill gas (“LFG”) facilities as Discontinued Operations.

** Cost of Sales — Fuel consists of natural gas and fuel costs at the Sanger and Windsor Locks facilities, where changes in these costs are passed to the customer in the energy price.

2008 Annual Operating Results

For the year ended 2008, EFW processed 161,198 tonnes of waste, as compared to 140,618 tonnes of waste processed in the previous year, an increase of 14.6%.  This level of production resulted in the diversion of approximately 112,350 tonnes of waste from landfill sites in the year ended 2008.

For the year ended December 31, 2008, revenue in the Thermal Energy division totalled $103.0 million, as compared to $85.7 million during the same period in 2007, an increase of $17.3 million.  During the year ended December 31, 2008, the business unit’s performance increased by 31,200 MW-hrs at the Sanger Facility as a result of the re-powering and by 12,400 MW-hrs due to increased production at the LFG facilities, partially offset by lower demand of 2,000 MW-hrs at the Windsor Locks facility and lower energy production of 15,000 MW-hrs at the EFW facility as a result of the business unit’s BCI steam sales facility reaching commercial operation in June 2008 and a portion of the steam generated by the incineration processes at the EFW facility is now being utilized by BCI for steam sales rather than being used to generate electricity, as compared to the same period in 2007.  The EFW facility increased throughput by over 20,500 tonnes, as compared to the same period in 2007 for the reasons discussed above.  Throughput at EFW in the prior period was negatively impacted by a 14 day planned major outage and unplanned repairs to the evaporative cooling towers.

For the year ended December 31, 2008, energy sales revenue at the Thermal Energy division totalled $83.0 million, as compared to $66.9 million during the same period in 2007, an increase of $16.1 million.  The increase in revenue from energy sales as compared to the comparable period in 2007 was primarily due to increases of $5.1 million as a result of increased production at the Sanger facility, $3.8 million as a result of the BCI steam sales facility achieving commercial operation in June 2008, $1.4 million as a result of increased production and higher energy rates at the LFG facilities, and $6.8 million resulting from increased energy rates at the Windsor Locks facility.  The Windsor Locks facility experienced higher energy rates while the Sanger facility experienced lower energy rates as changes in the rate charged for natural gas used at the facilities are passed on to the customer in the energy price.  This was partially offset by decreased revenue of $0.2 million as a result of decreased production at the Windsor Locks facility, $0.4 million as a result of lower energy rates at the Sanger facility and $0.9 million at the EFW facility for the reasons discussed above.

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Revenue from waste disposal sales for the year ended December 31, 2008 totalled $15.7 million as compared to $13.6 million during the same period in 2007, an increase of $2.1 million.  The increase was due to increased throughput and improved pricing for ash handling at the EFW facility, as compared to the same period in 2007.

For the year ended December 31, 2008, fuel costs at Sanger and Windsor Locks totalled $44.7 million, as compared to $37.9 million during the same period in 2007, an increase of $6.8 million.  Natural gas expense makes up approximately 75% of operating expenses at the Sanger facility.  Natural gas expense at Sanger increased by $1.9 million, or 26%, the result of a 24% increase in the price for natural gas combined with a 32% increase in production.  During the prior period, the Sanger facility experienced lower production resulting from a planned shut-down due to the repowering project.  Natural gas expense makes up approximately 90% of operating expenses at the Windsor Locks facility.  Natural gas expense at the Windsor Locks facility increased by $4.9 million, or 18%, the result of an 18% increase in the price for natural gas as compared to the same period in 2007.

For the year ended December 31, 2008, operating expenses, excluding fuel costs at Windsor Locks and Sanger, totalled $32.5 million as compared to $27.9 million during the same period in 2007, an increase of $4.6 million.  The increase in operating expenses for the year was primarily due to $2.0 million as a result of the operating costs of the BCI steam sales facility, $0.6 million at the Sanger facility resulting from increased operating costs, $0.2 million at the EFW facility primarily resulting from increased operating costs and natural gas expense, $1.0 million at the LFG facility primarily resulting from increased operating and repair and maintenance expenses, $0.2 million associated with the pursuit of various growth opportunities and $0.4 million at the Valley Power facility primarily resulting from increased operating and repair and maintenance expenses in 2008 as compared to 2007.  Natural gas expense makes up approximately $1.4 million or 70% of operating expenses at the BCI facility.  The reported operating costs at the BCI facility exclude the cost of purchasing steam from the EFW facility as this is eliminated upon consolidation.  The division reported lower operating expenses of $1 million from U.S. operations as a result of the weaker Canadian dollar.

During the year ended December 31, 2008, Algonquin earned lower interest and other income on its portfolio investments, as compared to the same period in 2007 due to lower earnings of $0.3 million from its investments in two co-generation facilities, as compared to the same period in 2007.  In addition, the comparable period included $0.9 million related to the landfill gas investments and the production tax credit program which did not extend past December 31, 2007.

The realized portion of gain on financial instruments consists of any actual gains on the foreign exchange forward contracts and interest rate swaps settled in the year.  Unrealized mark to market gains or losses on derivative financial instruments are not considered in management’s evaluation of divisional performance and therefore are reported in the Corporate segment.

For the year ended December 31, 2008, operating profit totalled $29.5 million, as compared to $24.8 million during the same period in 2007, representing an increase of 19.0%.  The Thermal Energy division has shown improved operating performance during the year ended December 31, 2008, as compared to the same period in 2007, achieving a number of performance targets established for the division.  However, operating profit did not fully meet Algonquin’s expectations for the twelve months ended December 31, 2008 primarily due to increased operating and other expenses related to the Division’s LFG assets.

2007 Annual Operating Results

For the year ended 2007, EFW processed 140,618 tonnes of waste, as compared to 153,887 tonnes of waste processed in the previous year, a decrease of 8.6%.  This level of production resulted in the diversion of approximately 98,500 tonnes of waste from landfill sites in the year ended 2007.

For the year ended December 31, 2007, revenue in the Thermal Energy division totalled $85.7 million, as compared to $100.2 million during the same period in 2007, a decrease of $14.5 million.  During the year ended

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December 31, 2007, the business unit’s performance decreased by 43,000 MW-hrs as a result of the closure of the Crossroads facility in December 2006.  This reduction was partially offset by an increase of 24,000 MW-hrs of production from the Windsor Locks facility and an increase of 26,000 MW-hrs of production at the Sanger facility.  In the comparable period in 2006, Sanger had no production from January to April as the facility was voluntarily shutdown in favour of selling natural gas.  For the year ended December 31, 2007, throughput at the EFW facility decreased 13,000 tonnes primarily due to operational issues experienced in the second quarter of 2007, as compared to the same period in 2006.  Throughput at EFW in the prior period was negatively impacted by a 14 day planned major outage and unplanned repairs to the evaporative cooling towers.

For the year ended December 31, 2007, energy sales revenue at the Thermal Energy division totalled $66.9 million, as compared to $78.2 million during the same period in 2007, a decrease of $11.3 million.  The decrease in revenue from energy sales as compared to the comparable period in 2006 was primarily due to $0.8 million as a result of lower energy rates realized at the Windsor Locks facility where decreased fuel costs are passed on to the customer in the form of lower energy prices, $1.1 million due to lower production and reduced average energy prices from the two remaining LFG facilities and $6.0 million resulting from the closure of the Crossroads facility.  These reductions were partially offset by $4.2 million resulting from increased production at the Sanger Facility and $2.6 million resulting from increased production at the Windsor Locks facility.  The division reported lower revenue of $3.4 million from operations as a result of the stronger Canadian dollar.  In the comparable period in 2006, a realized gain on foreign exchange forward contracts of $4.9 million was recorded as revenue.

Revenue from waste disposal sales for the year ended December 31, 2007 totalled $15.7 million as compared to $13.6 million during the same period in 2006, an increase of $2.1 million.  The decrease was due to reduced throughput at the EFW facility, as compared to the same period in 2006.

For the year ended December 31, 2007, fuel costs at Sanger and Windsor Locks totalled $37.9 million, as compared to $37.5 million during the same period in 2007, an increase of $0.4 million.  Natural gas expense makes up approximately 75% of operating expenses at the Sanger facility.  Natural gas expense at Sanger increased by $0.8 million, or 12%, the result of a 12% decrease in the price for natural gas combined with a 36% increase in production.  The Sanger facility experienced low production resulting from a planned shut-down in the fourth quarter due to the repowering project, as compared to lower production due to the sale of natural gas in the comparable period in 2006.  Natural gas expense makes up approximately 90% of operating expenses at the Windsor Locks facility.  Natural gas expense at the Windsor Locks facility remained consistent with the prior year, the result of a 6% decrease in the price for natural gas offset by a 7% increase in production, as compared to the same period in 2006.  The division reported lower natural gas expenses of $2.0 million from U.S. operations as a result of the stronger Canadian dollar.

For the year ended December 31, 2007, operating expenses, excluding fuel costs at Windsor Locks and Sanger, totalled $27.9 million as compared to $33.6 million during the same period in 2007, a decrease of $5.7 million.  The decrease in operating expenses for the year was primarily due to the closure of the Crossroads facility in the prior period, partially offset by increased operating costs of $0.6 million at the Fund’s EFW facility and an increase in repair and maintenance costs of $0.7 million at the EFW facility, as compared to the same period in 2006.  The division reported lower operating expenses of $0.8 million from U.S. operations as a result of the stronger Canadian dollar.

For the twelve months ended December 31, 2007, other revenue totalled $3.8 million as compared to $9.2 million during the same period in 2006.  Other revenue in the comparable period in 2006 primarily consisted of the sale of natural gas at the Sanger facility which did not occur in 2007.

Algonquin earned $3.2 million from its portfolio investments for the year ended December 31, 2007 as compared to $3.4 million in 2006.  Also included in other income for the year ended December 31, 2007 was $0.2 million related to landfill gas production tax credits associated with the LFG facilities, as compared to $1.2 million in 2006.  The production tax credit program does not extend past December 31, 2007.  The value of the tax credits to Algonquin was negatively impacted by the increase in the average price of crude oil in the year.

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For the year ended December 31, 2007, operating profit totalled $24.8 million, as compared to $35.0 million during the same period in 2007, representing an decrease of 29.2%.  Operating profit in the year ended December 31, 2007 met Management’s expectations.

On December 5, 2007, a new LM6000 turbine was installed and is now producing power at the 42MW natural gas powered Sanger facility as part of a major re-powering project for the facility that commenced in October 2006.  The project is on budget with a total cost of approximately $25.0 million (U.S. $23 million).

2009 Divisional Outlook — Thermal Energy

The Thermal Energy division’s EFW facility is expected to operate in line with Algonquin’s expectations during 2009.  Operations at the EFW facility have improved during the last year due in part to a new enhanced design for boiler tubes being installed and this improved performance is expected to continue through 2009.

The Thermal Energy division’s Windsor Locks and Sanger facilities are expected to continue to operate through 2009 in line with Algonquin’s long term expectations.  The Windsor Locks facility has a planned hot gas path inspection occurring in Q2 2009 lasting approximately 8 – 10 days which will result in an expected reduction in operating profit of $0.3 million, as compared to its otherwise expected operating profit.

As a result of the re-powering of the Sanger facility, 14MW of additional production is available.  An additional 6 MW can be exported with the existing 69 kV substation while an upgrade of the existing line voltage by Pacific Gas and Electric Company (“PG&E”) to 115 kV is required to access the full 14 MW potential.  Once PG&E upgrades the existing line voltage to 115 kV, Sanger will install a new substation with additional investment of approximately U.S. $2.0 million.  PG&E’s upgrade is anticipated in or after fiscal 2010.  The Sanger facility is expecting to reach agreement on the sale of an additional 6 MW of power beginning in the second half of 2009.

POWER GENERATION & DEVELOPMENT:

Development Division

The costs associated with the Development division are included in the results of the operating unit which is associated with the individual project in question.  For the year ended December 31, 2008, development expense totalled $2.4 million.  Algonquin established a Development division beginning in 2008 at which point Algonquin began disclosing the activities of this division.  Prior to 2008 Development was not a separate division and any development initiatives were the responsibility of each Business Unit therefore there is no separate discussion of the development activities related to the fiscal periods ended December 31, 2007 or 2006.

The Development division works to identify, develop and construct new renewable and high efficiency thermal energy generating facilities, as well as to identify, develop and construct other accretive projects that maximize the potential of Algonquin’s existing facilities.  Development is focused on projects in North America with a commitment to working proactively with all stakeholders, including local communities.  The Development division is lead by five dedicated full time employees based out of Algonquin’s head office.  In addition, the division has access to and support from all of the available resources and experience throughout Algonquin to assist it in the development of projects, including finance, engineering and technical services, as well as regulatory compliance.  The division also utilizes existing industry relationships to assist in the identification, evaluation, development and construction of projects, including those in the financial, legal, engineering, technical, and construction sectors.

The Development division may also create opportunities through the acquisition of prospective projects that are at various stages of development.  The turbulence in the economic environment is also opening up opportunities for Algonquin to acquire third party development projects experiencing financial difficulty or source capital equipment from financially distressed third party projects at discounted prices, which can serve to increase expected returns for Algonquin’s development efforts.  The business strategy is to focus on high quality renewable and high efficiency thermal energy generation projects that benefit from low operating costs using

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proven technology that can generate sustainable and increasing cash flows in order to achieve a high return on invested capital.

Once a project has reached commercial operation status, the facility will either be transferred to and operated directly by the Renewable Energy or the Thermal Energy division or sold to third party operators.

Current Development Projects

Following up on the repowering of the Sanger facility in late 2007 and the commissioning of the BCI facility in 2008, the Development division has focussed resources on identifying new development projects internally and externally, as well as pursuing the development opportunities already identified as having potential to be in line with Algonquin’s investment criteria.

Algonquin continues to develop the 25 MW Red Lily Wind Project (the “Project”) in south-eastern Saskatchewan through a joint development agreement with an unrelated third party corporation.  In July 2008, a PPA for the facility was executed with SaskPower after the Project was successfully bid into a SaskPower Environmentally Preferred Power Strategy Request for Proposal.  In October 2008, the Project submitted a Notice of Project Application with Natural Resources Canada under the ecoENERGY for Renewable Power Program, and, in December 2008, the Project received a registration number under the program, confirming its eligibility for the federal incentive program.  In follow-up, in December 2008, the Project submitted its stage two documentation, the Technical Information Package, which is under review by Natural Resources Canada.  As well, in December 2008, as expected, the Project submitted the Environmental Impact Assessment to Saskatchewan Environment for review.  The Provincial review is expected to be completed in Q1 2009.

Successful development of wind projects such as Red Lily are subject to significant risks and uncertainties including ability to obtain financing on acceptable terms, currency fluctuations affecting the cost of major capital components such as wind turbines, price escalation for construction labour and other construction inputs, construction risk that the project is built without mechanical defects, and is completed on time and within budget estimates.    In the event the Project is developed, it is currently estimated to require 16 turbines with a capital investment of approximately $60 - 65 million.  Annual energy production from the wind farm is estimated to be 92,000 MW-hrs and annual gross revenue is estimated to be $8.9 million.  The current estimate of the earliest time the project could be completed is March 31, 2011.

Algonquin is also pursuing the re-development of the Windsor Locks facility in Connecticut.  As the PPA with Connecticut Light & Power reaches maturity in 2010, a variety of options for alternative sales of energy or re-powering of the facility’s prime power plant with equipment to match the current steam demand of the paper mill host are being considered.   The energy services agreement with the paper mill will, if not further extended by mutual agreement, continue until 2017.

Algonquin has completed preliminary engineering and a financial feasibility analysis on a 10 MW to 19 MW combined cycle high efficiency thermal energy generation project located in Ontario.  Additional, information will be provided in the event that this project evolves.

Future Development Projects — Greenfield Projects

There are a number of future greenfield development projects which are being actively pursued by the Development division.  These projects encompass several new wind energy projects, including six wind projects in Canada having a potential generation capacity of over 250 MW, hydroelectric projects at different stages of investigation, and thermal energy generation projects.  The projects being examined are located both in Canada and the United States.

During the year Algonquin invested $0.5 million to acquire the rights, including land options, meteorological towers and historical wind data related to a potential 80 MW Canadian wind project.  In the event the project is developed, it is currently estimated to require an investment of up to $250 million and would be constructed

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after environmental approvals are granted, a process that has been initiated and is currently estimated to require 2 to 3 years to complete.

In 2008, Algonquin made a strategic decision to maintain land option agreements for two wind projects in Quebec in anticipation of future provincial tenders expected in the first quarter of 2009 for wind projects of a 25 MW maximum size.  In addition, Algonquin has maintained a relationship with a development co-op comprised of landowners and other small investors for the potential development of a third project in response to the expected call for tender.

Discussions with the Ontario Power Authority indicate that energy procurement initiatives will be positively influenced by the Green Energy Act introduced by the McGuinty government through Bill 150 on February 23, 2009.   The Green Energy Act is intended to provide the catalyst for the development of 50,000 new green economy jobs and is viewed as positive for the development of renewable energy in Ontario.  In anticipation of this, the Development division is maintaining relationships with potential partners for the development of a number of projects that could qualify under anticipated procurement initiatives undertaken by the Ontario Power Authority in accordance with the Green Energy Act.   In addition, Algonquin Power has applied to become applicant of record for three crown land sites under Ministry of Natural Resources wind power site release program.

Each project being contemplated is subject to a significant level of due diligence and financial modeling to ensure it satisfies return and diversification objectives established for the Development division.  Accordingly, the likelihood of proceeding with some or all of these projects depends on the outcome of due diligence, material contract negotiations, the structure of future calls for tender, and request for proposal programs.  To maximize Algonquin’s opportunities for development, new renewable and high efficiency thermal energy generating facilities are being pursued utilizing a variety of technologies and in diverse geographic locations.

Future Development Projects — Existing Facilities

The following sets out a summary of potential development projects at existing facilities which are being examined by the Development division.

Renewable Energy

The St. Leon Wind Project achieved commercial operation status under its PPA with the Manitoba Hydro Electric Board in June 2006, and has been performing at or above expected levels of production.  Algonquin is exploring multiple options to continue to build on the success of this project including pursuing a future adjacent project and/or pursuing an increase in the installed capacity of the existing facility.  The projects being reviewed have a potential generation capacity of over 85 MW.  In the event these projects are developed, it is currently estimated to require an investment of approximately $250 million.

Thermal Energy

The EFW facility in the Thermal Energy division of the Power Generation & Development business unit is designed to incinerate over 500 tonnes per day of municipal solid waste from the Region of Peel to produce steam that is used in the production of electricity and internal steam load at a nearby recycled paper board manufacturing mill.  Algonquin established BCI to operate the required facilities to supply steam to the nearby paper board customer and pursue additional steam load customers.

The Development division is currently reviewing several proposals at the EFW facility to expand its power generation and waste processing throughput capacity.  Throughput capacity could be expanded by between 40,000 and 100,000 tonnes annually depending on the proposal that is selected.  If the expansion is pursued, depending on the alternative chosen, an investment of between $60 million to $250 million would be required.  Algonquin is currently evaluating the feasibility of an expanded facility including associated capital and operating costs and financing terms.  Algonquin is also engaged in discussions with the Region of Peel to establish a new long term contract for a reliable supply of municipal solid waste.

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As a result of the re-powering of the Sanger facility, 14MW of additional production is available, in excess of what is currently being sold under the existing PPA under which the facility operates.  The Development division is currently reviewing the options to market this increased capacity at the Sanger Facility.    See Divisional Outlook — Thermal Energy section for more details on the sale of this additional power.

Divisional Outlook - Development

Algonquin believes that future opportunities for power generation projects will continue to arise given that many jurisdictions, both in Canada and the United States, continue to increase targets for renewable and other clean power generation projects.  Most recently the Ontario government announced plans to introduce the Green Energy Act.  As announced, this legislation will require the responsible power purchase authority to grant priority and obligatory purchase of green energy projects, an obligation for all utilities to grant priority grid access to green energy projects, and a system of tariffs as the primary procurement mechanism for renewable and clean energy.  The intention of the proposed legislation is to make development of renewable energy projects significantly easier than the prior process of formal bids in response to requests for proposals from the responsible power authority.

The North American renewable energy market is experiencing substantial growth, supported by increases in the demand for greater installed capacity of renewable energy projects.  Canada has seen average annual growth of over 30% for the last 5 years in the wind energy industry, with a current installed capacity of 1,856 MW.  Industry observers expect that renewable energy generated from wind will grow to 12,000 MW by 2016.   This expectation is supported by various provincial objectives including:  Ontario - 4,600 MW by 2020; Quebec -4,500 MW by 2016, Alberta - 2,500 MW in additional transmission options, Manitoba - 1,000 by 2017 and an additional 800 MW by 2015 in the Maritime Provinces and anticipated initiatives in Saskatchewan.   By the end of September 2008, the U.S. wind industry had an installed capacity of over 21,000 MW, compared to 10,000 MW as at December 2006.

Algonquin will continue to actively pursue development projects which provide the opportunity to exhibit accretive growth.  Algonquin anticipates its involvement in many future opportunities as initiatives designed to support independent power producers are being supported by virtually every Canadian province and a significant number of U.S. states.  The Obama-Biden New Energy for America Plan supports 10% of electricity in the United Sates being generated from renewable sources by 2012 and 25% by 2025.  The demand for additional renewable power is also expected to benefit from the desire by various government entities to increase infrastructure spending.

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UTILITY SERVICES

	Year ended ended December 31
	2008	2007	2006
Number of
Waste-water customers	32,893	32,582	28,911
Waste-water treated (millions of gallons)	1,850	1,950	1,800

Water distribution customers	36,297	35,755	32,524
Water sold (millions of gallons)	5,750	5,650	5,350

Revenue
Waste-water treatment	$18,745	17,455	17,614
Water distribution	15,609	15,232	16,571
Other Revenue	879	1,012	1,279
	$35,233	$33,699	$35,464

Expenses
Operating expenses	(21,203)	(17,625)	(15,804)
Other income	102	33	53

Business Unit operating profit (including other income)	$14,132	$16,107	$19,713

2008 Annual Operating Results

Utility Services had 32,893 waste-water customers as at December 31, 2008, as compared to 32,582 as at December 31, 2007, an increase of 311 customers year over year or 1.0%.  The business unit’s water distribution customers were 36,297 as at December 31, 2008, as compared to 35,755 as at December 31, 2007, representing a year over year increase of 542 customers or 1.5%.

During the year ended December 31, 2008, Utility Services provided approximately 5.8 billion U.S. gallons of water to its customers, treated approximately 1.9 billion U.S. gallons of waste-water, and sold approximately 530 million U.S. gallons of effluent.

For the year ended December 31, 2008, Utility Services’ revenue totalled $35.2 million, as compared to $33.7 million during the same period in 2007.  Revenue from waste-water treatment totalled $18.7 million, as compared to $17.5 million during the same period in 2007, an increase of $1.2 million.   Revenue from water distribution totalled $15.6 million, as compared to $15.2 million during the same period in 2007, an increase of $0.4 million.  Waste-water treatment revenue for the year ended December 31, 2008 was impacted by increased revenue at ten facilities, totaling $1.1 million.  The increase was primarily the result of increased rates at the Gold Canyon facility, organic growth and increased customer demand at the Litchfield Park Service Company (“LPSCo”) waste-water treatment facility.  Water distribution revenue for the year ended December 31, 2008 was impacted by increased revenue at eight facilities, totaling $0.4 million.  The increase was primarily the result of increased customer demand at the LPSCo’s water distribution facility.  The increase was partially offset by decreased water distribution revenue of $0.1 million at five water distribution facilities during the year as compared to the same period in 2007.

For the year ended December 31, 2008, operating expenses totalled $21.2 million, as compared to $17.6 million during the same period in 2007.  Operating expenses increased by $1.8 million as a result of additional field personnel, contract and other operational expenses, $0.6 million as a result of increased power and chemical expenses, and $1.0 million as a result of increased billing and administrative expenses, as compared to the same period in 2007.  The rate cases initiated by Utility Services will factor these increased operating expenses into

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the new rates and tariffs that the facilities are allowed to charge after the rate cases are complete.  See Utility Services - Outlook section for more details on the rate cases initiated.

The realized portion of gain on derivative financial instruments consists of any realized gains on the foreign exchange forward contracts and interest rate swaps settled in the period.

For the year ended December 31, 2008, operating profit totalled $14.1 million as compared to $16.1 million during the same period in 2007 representing a decrease of 12.2%. Utility Services’ operating profit did not meet Algonquin’s expectations for the twelve months ended December 31, 2008 due to slower organic growth and higher operating costs experienced in the period.

2007 Annual Operating Results

Utility Services had 32,582 waste-water customers as at December 31, 2007, as compared to 28,911 as at December 31, 2006, an increase of 3,671 customers year over year or 12.7%.  The business unit’s water distribution customers were 35,755 as at December 31, 2007, as compared to 32,524 as at December 31, 2006, representing a year over year increase of 3,231 customers or 9.9%.   The increase in water distribution customers includes approximately 1,200 customers related to assets and regulatory licenses near the town of Sierra Vista, Arizona (“Sunrise”), acquired in the first quarter of 2007.

During the year ended December 31, 2007, Utility Services provided approximately 5.7 billion U.S. gallons of water to its customers, treated approximately 2.0 billion U.S. gallons of waste-water, and sold approximately 700 million U.S. gallons of effluent.

For the year ended December 31, 2007, Utility Services’ revenue totalled $33.7 million, as compared to $35.5 million during the same period in 2006.  The division reported lower revenue for the year ended December 31, 2007 of $1.7 million from operations as a result of the stronger Canadian dollar.  Revenue from waste-water treatment totalled $17.5 million, as compared to $17.6 million during the same period in 2006, a decrease of $0.1 million.   Revenue from water distribution totalled $15.2 million, as compared to $16.6 million during the same period in 2006, a decrease of $1.4 million.  In the comparable period in 2006, waste water treatment revenue included a realized gain on foreign exchange forward contracts of $1.5 million.  Waste-water treatment revenue for the year ended December 31, 2007 was impacted by increased revenue at nine facilities, totaling $2.4 million.  The increase was primarily the result of increased rates at the Gold Canyon facility due to the July 2007 rate increase, organic growth and increased customer demand at LPSCo and Rio Rico waste-water treatment facilities.

In the comparable period in 2006, water distribution revenue included a realized gain on foreign exchange forward contracts of $1.5 million.  Water distribution revenue for the year ended December 31, 2008 was impacted by increased revenue at eight facilities, totaling $0.9 million.  The increase was primarily the result of an increase of $0.6 million from the acquisition of Sunrise during the first quarter of 2007, increased customer demand at the LPSCo’s water distribution facility.  The increase was partially offset by decreased water distribution revenue of $0.1 million at six water distribution facilities during the year as compared to the same period in 2006.

For the year ended December 31, 2007, operating expenses totalled $17.6 million as compared to $15.8 million during the same period in 2006.  The increase in operating expenses was due to an increase of $0.5 million due to the acquisition of Sunrise in the first quarter of 2007 and an increase of $2.5 million as the result of increased costs of regulatory compliance, additional personnel, utilities, property taxes, arsenic treatment and other operational expenses, as compared to the same period in 2006.  The division reported lower expenses from operations of $1.0 million as a result of a stronger Canadian dollar, which partially offset the increases.

Operating profit for the year ended December 31, 2007 totalled $16.1 million from $19.7 million in 2006 representing a decrease of 18.3%. Operating profit did not met management’s expectations for the year ended December 31, 2007 due to higher operating costs experienced in the period.

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2009 Outlook — Utility Services

Utility Services is not expecting any material organic growth in fiscal 2009 due to the slowdown in the U.S. housing market.  However, Utility Services continues to provide water distribution and waste-water treatment services, primarily in the southern and southwestern United States, focusing on attractive historically-growing communities which provide opportunity for organic growth over the long term.

Utility Services is preparing to initiate rate cases at a number of its facilities.  Black Mountain Sewer Company filed a rate case in December 2008 using a June 2008 test year.  LPSCo will file a rate case in the first quarter of 2009, using a September 2008 test year.  The Rio Rico facility is preparing to initiate a rate case during the first quarter or early second quarter of 2009, using a test year ended December 31, 2008.  The Bella Vista, Northern Sunrise and Southern Sunrise facilities are preparing to initiate rate cases in 2009.  All of these facilities are located in Arizona.  Five Texas utilities are preparing to initiate rate cases in early 2009, with a test year ended December 31, 2008.    The following table summarizes the larger rate cases that are being initiated:

	Test Year	Status of Rate Increase	Estimated Revenue Increase as Filed	Estimated Timing of Rate Increase
Facility
Black Mountain	Q2 2008	Filed	$0.9 million	Q1 2010
LPSCo	Q3 2008	Filed	$12.5 million	Q3 2010
Rio Rico	Q4 2008	In progress		Q3 2010
Bella Vista	Q1 2009	In progress		Q3 2010
Texas Utilities	Q1 2009	In progress		Q2 2009

It is anticipated that regulatory review of the rates and tariffs for the Arizona facilities would be completed in the second half of 2009, with the new rates and tariffs going into effect in the second and third quarters of 2010.  Due to differences in the regulatory approach between Arizona and Texas, it is anticipated that changes in the rates and tariffs for the Texas facilities would be in effect in mid 2009.  Rate cases ensure that a particular facility appropriately recovers its operating costs and earns the rate of return on its capital investment as allowed by the regulatory authority under which the facility operates.  Algonquin monitors the rates of return on each of its utility investments to determine the appropriate time to file rate cases in order to ensure it earns the full regulatory approved rate of return on its investments.

As part of normal rate case review procedures, existing customers and other interested parties are allowed to become involved and comment on a rate case review, generally when there is a requested increase in existing water distribution and waste-water treatment rates.  As a result of a request by the Residential Utility Consumer Office (“RUCO”), the Arizona Corporation Commission (“ACC”) agreed to re-hear the Gold Canyon rate case, originally decided in June 2007, which granted Gold Canyon a U.S. $1.8 million annualized increase in its rates. The rehearing focussed on two aspects of the original decision: Capital Structure and Excess Plant Capacity.  This rehearing process concluded in December 2008, resulting in a reduction in the approved rates for Gold Canyon.  This is anticipated to reduce annual revenue by approximately U.S. $0.6 million versus the initial rates granted in June 2007.  Algonquin believes that this decision is not consistent with current legislation, existing precedents and is substantially without merit.  The rate case review procedures provide the waste-water treatment provider with a number of options, including filing an appeal of this decision to the Arizona State Court of Appeals.  Gold Canyon intends to exercise its rights as provided in the ratemaking process in Arizona and challenge the results of the rehearing process.  As this process in the early stages, Algonquin is not able to estimate the likelihood of this decision being reversed.

Various capital projects in several utilities have achieved substantial completion during 2008 or will achieve completion during the first quarter of 2009.  All of these investments will be included in the rate case applications previously noted.

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CORPORATE

	Year ended December 31
	2008	2007	2006
Corporate and other expenses:
Administrative expenses	9,419	8,463	8,118
Management costs	893	1,637	869
Loss / (Gain) on foreign exchange	4,018	(7,688)	216
Interest expense	26,288	26,565	22,281
Interest, dividend and other Income	(1,763)	(1,926)	(113)
Loss / (Gain) on derivative financial instruments	37,748	(14,469)	497
Income tax expense (recovery)	324	15,021	(2,935)

OVERVIEW

2008 Annual Corporate and Other Expenses

During the year ended December 31, 2008, administrative expenses totalled $9.4 million as compared to $8.5 million in the same period in 2007.  The increase in the twelve months ended December 31, 2008 was due to added requirements to administer Algonquin, including additional staff, higher legal and regulatory costs and inflationary increases.

Foreign exchange gains and losses primarily represent unrealized gains or losses on U.S. dollar denominated debt.  For purposes of evaluating divisional performance, Algonquin does not allocate the unrealized foreign exchange gains or losses to specific divisions as the change does not impact Algonquin’s current cash position.  For the year ended December 31, 2008 Algonquin reported a foreign exchange loss of $4.0 million as compared to a gain of $7.7 million during the same period in 2007.  The 2008 fiscal year has experienced an increase in value of the U.S. dollar of 22% which resulted in unrealized losses on Algonquin’s U.S. denominated debt.  The 2007 fiscal year experienced a decline in the value of the U.S. dollar of 16%, which resulted in unrealized gains on Algonquin’s U.S. denominated debt.  At the end of the 2008 fiscal year, Algonquin had approximately $33.1 million in U.S. dollar denominated debt.

For the year ended December 31, 2008, interest expense totalled $26.3 million, as compared to $26.6 million in the same period in 2007. Decreased interest expense related to Algonquin’s credit facility was a result of lower interest rates and fees charged on variable interest credit facilities partially offset by increased average levels of debt held by Algonquin during 2008, as compared to the prior year.

For the year ended December 31, 2008, other income totalled $1.7 million as compared to $1.9 million in the same period in 2007.  Algonquin recognized gains during the year pursuant to the sale of its investment in a bio-mass facility and through the sale of land rights, wind studies and other assets related to the potential development of a Canadian wind farm.  The comparative period includes a termination fee related to Algonquin’s offer to purchase the outstanding units of CPIF.

Gain or loss on derivative financial instruments consists of realized and unrealized mark to market gains or losses on foreign exchange forward contracts and interest rate swaps during the year.  The unrealized portion of any mark to market gains or losses on derivative instruments does not impact Algonquin’s current cash position and are not considered in management’s evaluation of divisional performance.

An income tax expense of $0.3 million was recorded in the year ended December 31, 2008, as compared to an expense of $15.0 million during the same period in 2007.  The decrease in expense results in part from the recognition of unrealized mark to market losses on derivative instruments booked in the year and as a result of a significant number of capital projects completed during the year in the U.S., primarily at the LPSCo facility.  These capital projects in the U.S. are entitled to record ‘bonus depreciation’ for tax purposes, resulting in an increased future tax expense recorded in the year ended December 31, 2008.  In the comparative period, a non-recurring charge of $27.9 million was expensed relating to the substantive enactment of new Canadian tax regulations which were not reflected in the comparable period in 2007 (see Risk Management — Changes to income tax laws).

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2007 Annual Corporate and Other Expenses

During the year ended December 31, 2007, administrative expenses totalled $8.5 million as compared to $8.1 million in the same period in 2006.  The increase for the year relates to added requirements to administer the Fund, including additional staff.  The Fund incurred expenses in an amount of $0.9 million associated with an offer to purchase the outstanding units of Clean Power Income Fund (“CPIF”) in the first quarter of 2007.  This amount was reimbursed by CPIF during the second quarter of 2007, resulting in no impact on administrative expenses for the year ended December 31, 2007.

During the year ended December 31, 2007, management expenses totalled $1.6 million as compared to $0.9 million in the same period in 2006.  Management expenses increased due to the inclusion of a $0.8 million incentive fee earned by the Manager in the fourth quarter, pursuant to its management agreement with the Fund, of 25% of all distributable cash generated in excess of $0.92.

Foreign exchange gains and losses primarily represent unrealized gains or losses on U.S. dollar denominated debt and do not impact cash available for distribution.  For the year ended December 31, 2007 the Fund reported a foreign exchange gain of $7.7 million versus a loss of $0.2 million in 2006.  At the end of the fourth quarter, the Fund had approximately $33.5 million in U.S. dollar denominated debt.

For the year ended December 31, 2007, interest expense increased to $26.6 million as compared to $22.3 million in 2006.  The increase was due to increased average levels of debt held by the Fund during the year, additional interest due as a result of the convertible debenture issue in November 2006, the project financing related to the St. Leon facility and a higher interest rate charged on the Fund’s credit facility.

For the year ending December 31, 2007, interest, dividend and other income primarily represents a termination fee of $1.75 million received in connection with the Fund’s offer to purchase the outstanding units of CPIF.  The Fund allowed its offer to expire during the second quarter.

Gain or loss on derivative financial instruments consists of realized and unrealized mark to market gains or losses on foreign exchange forward contracts and interest rate swaps during the year.  The unrealized portion of any mark to market gains or losses on derivative instruments does not impact Algonquin’s current cash position and are not considered in management’s evaluation of divisional performance.

An income tax expense of $15.0 million was booked in the year ended December 31, 2007 as compared to a recovery of $2.9 million in 2006.  The expense in the year ended December 31, 2007 was primarily the result of a non-recurring non-cash charge of $27.9 million relating to the substantive enactment of Bill C-52, offset by the factors discussed in the quarterly results.

Excess (deficiency) Cash Flows and Net Income Over Distributions Paid

The following chart presents excess or deficiency in cash flows from operating activities and net income over distributions paid for the three and twelve months ended December 31, 2008, and for the years ended December 31, 2007 and 2006.

	Year ended December 31
	2008	2007	2006

Cash flow from operating activities	$76,976	$40,213	$68,898
Distributions paid during the period	(57,755)	(69,923)	(66,955)
Excess (shortfall) of cash flows from operating activities over cash distributions paid	$19,221	$(29,710)	$1,943

Net income (loss) from continuing operations	(19,014)	$24,626	$30,463
Distributions paid during the period	(57,755)	(69,923)	(66,955)

Excess (shortfall) of net income over cash distributions paid	$(45,297)	$(45,297)	$(36,492)

The shortfall of net income over cash distributions and of cash flows from operating activities over cash distributions have been funded through working capital management, issuing of additional trust units,

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convertible debenture offerings, cash on hand, or additional borrowings under Algonquin’s revolving credit facility.

Algonquin considers the amount of cash generated by the business, cash required for Algonquin’s growth initiatives, funds required to satisfy current or future obligations including taxes in determining sustainable, normalized monthly distributions of cash to its unitholders.  In general, Algonquin does not take into account quarterly working capital fluctuations as these tend to be temporary in nature.  Algonquin does not generally consider net income in setting the level of distributions as this is a non-cash calculation and does not reflect the level of cash flow generated by Algonquin.  In particular Algonquin has a relatively high level of depreciation and amortization expense and has significant volatility in income due to fluctuations from the quarterly mark to market valuations of its hedging instruments and interest rate swaps.

Summary of Property, Plant and Equipment Expenditures by Business Unit

	Year ended December 31
	2008	2007	2006
POWER GENERATION & DEVELOPMENT
Renewable Energy Division
Maintenance expenditures	$1,280	$1,199	$709
Growth and other expenditures	8,144	(6,249)	21,624
Total	$9,424	$(5,050)	$22,333

Thermal Energy Division
Maintenance expenditures	$3,457	$2,875	$6,799
Growth and other expenditures	4,985	23,335	10,675
Total	$8,442	$26,210	$17,474

UTILITY SERVICES BUSINESS UNIT
Capital Investment in rate baseable Assets	$35,712	$19,087	$14,347

Consolidated (includes Corporate)
Maintenance expenditures	$4,995	$4,388	$7,724
Capital Investment in rate base	35,712	19,087	14,347
Growth and other expenditures	13,128	17,085	32,300
Total	$53,835	$40,560	$54,371

2008 Property, Plant and Equipment Expenditures by Business Unit

During the year ended December 31, 2008, Algonquin incurred growth and other property, plant and equipment expenditures of $13.1 million, as compared to $17.1 million during the comparable period in 2007.  In addition, Utility Services invested $35.7 million in property, plant and equipment during the year ended December 31, 2008, as compared to $19.1 million during the comparable period in 2007.

During the year ended December 31, 2008, the Renewable Energy division’s expenditures primarily relate to the Campbellford acquisition, a 4,000 kilowatt hydroelectric generating facility located on the Trent-Severn Waterway approximately four kilometres north of Campbellford, Ontario, and various projects at Great Falls, Clement, Chuteford, Dixon Dam, as well as engineering studies and other preparatory work related to Bill C-93 projects.  The change in growth and other expenditures in the prior year primarily relates to final adjustments related to the St. Leon facility achieving commercial operation status in 2007.

During the year ended December 31, 2008, as well as the comparative period, the Thermal Energy division’s expenditures primarily relate to the completion of the Sanger re-powering project and investment in the BCI steam sales facility.  Included in the division’s 2008 growth and other expenditures is a construction supervision and performance fee to APMI of $0.7 million related to its construction management role in the Sanger re-powering project.  The Sanger project was completed in the fourth quarter of 2007, while the BCI facility was completed in the second quarter of 2008.  Other significant projects include approximately $1.8 million related

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to projects at the EFW facility and $1.2 million related to the planned equipment maintenance at the Windsor Locks facility in spring 2009, as compared to $2.1 million at EFW and $0.2 million at Windsor Locks in the comparable period.

During the year ended December 31, 2008, as well as the comparative period, Utility Services’ capital investment in property, plant and equipment include investments of approximately $24.0 million at the LPSCo facility, including $15.1 million related to additional wells, arsenic treatment and reservoir capacity, and $4.5 million related to waste-water treatment engineering work and operational improvements.  Utility Services further invested approximately $1.8 million at the Rio Rico facility primarily related to renovations of existing well capacity and water storage capacity, $1.4 million at the Bella Vista facility primarily related to operational improvements which reduces outages from system failures, and additional underground piping as required by the state transportation department, and $1.0 million at the Black Mountain facility primarily related to the installation and upgrade of a lift station.  Utility Services has initiated rate cases at a number of its facilities and the capital projects completed by Utility Services since the last rate cases will be included in the applications.  Rate cases are designed to allow a particular facility to appropriately recover its operating costs and earn the rate of return on its capital investment as allowed by the regulatory authority under which the facility operates.

Property, plant and equipment expenditures for the 2009 fiscal year are anticipated to be between $15.0 million and $18.0 million, including approximately $2.0 million related to ongoing requirements in Utility Services, $5.0 million related to the Thermal division, and $2.0 million related to the Renewable Energy division.  Algonquin also anticipates incurring approximately $3.0 million related to the initial phase of the Windsor Locks repowering and an amount of $3.0 million related to initial anticipated expenditures at the Donnaconna facility related to Bill C-93 in Quebec.  There are no current significant commitments for capital expenditures for 2009.

Algonquin anticipates that it can generate sufficient liquidity through internally generated operating cash flows, working capital to finance its property, plant and equipment expenditures and other commitments.  Algonquin also has the ability to finance these expenditures through its revolving credit facility as well as through advances from developers.

2007 Annual Property, Plant and Equipment Expenditures by Business Unit

During the year ended December 31, 2007, Algonquin incurred growth and other property, plant and equipment expenditures of $17.1 million, as compared to $32.3 million during the comparable period in 2006.  In addition, Utility Services invested $19.1 million in property, plant and equipment during the year ended December 31, 2007, as compared to $14.3 million during the comparable period in 2006.

During the year ended December 31, 2007, the Renewable Energy division’s growth and other capital expenditures primarily relates to the final adjustments related to the Fund’s investment in the St. Leon Facility having achieved commercial operations status in 2007.

During the year ended December 31, 2007, as well as the comparative period, the Thermal Energy division’s growth and other capital expenditures primarily relate to the Sanger re-powering project and investment in the BCI steam sales facility.  Both the Sanger re-powering and the steam sale project are substantially complete and is not expected to require significant additional capital in the 2008 fiscal year.  The Sanger project was completed in the fourth quarter of 2007.  Other significant projects include approximately $2.1 million related to projects at the EFW facility as compared to $1.7 million at EFW and $3.8 million related to the planned equipment maintenance at the Windsor Locks facility in the comparable period.

During the year ended December 31, 2007, as well as the comparative period, Utility Services’ capital investment in property, plant and equipment primarily include investments at the LPSCo facility, related to additional wells, arsenic treatment and reservoir capacity, and waste-water treatment engineering work and operational improvements.

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Reconciliation with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”)

Algonquin follows generally accepted accounting principles in Canada (“Canadian GAAP”), which differs in certain material respects from generally accepted accounting principles in the U.S. (“U.S. GAAP”) and from practices prescribed by the United States Securities and Exchange Commission.  The following information should be read in conjunction with Algonquin’s audited consolidated financial statements for the years ended December 31, 2008, 2007 and 2006 and the notes thereto prepared in accordance with Canadian GAAP.

Reconciliation of net earnings under Canadian GAAP to U.S. GAAP

	Year ended December 31
	2008	2007
	(As restated)
‘Net earnings / (loss), Canadian GAAP	$(19,014)	$23,534
Adjustments, net of tax
Financial instruments	2,432	—
Convertible debentures	32	32
Regulatory assets	211	137
Non controlling interest	(3,429)	(401)
Total adjustments	(754)	(232)

Net earnings / (loss) U.S. GAAP	$(19,768)	$23,302

Basic and diluted net earnings / (loss) per trust unit	$(0.26)	$0.31

The application of U.S. GAAP results in differences to the following balance sheet items:

	December 31, 2008		December 31, 2007
	Canadian	U.S. GAAP	Canadian	U.S. GAAP
	GAAP	(As restated)	GAAP	(As restated)

Property, plant and equipment	$804,965	$805,350	$760,677	$760,677
Regulatory assets	—	1,053	—	1,093
Deferred financing costs	243	4,667	80	5,145
Long term liabilities	296,826	297,089	283,453	283,564
Convertible debentures	140,427	144,964	139,587	144,964
Future income tax liability	86,845	87,932	81,541	81,985
Derivative financial liabilities / (assets)	33,554	31,012	(12,045)	(12,045)
Non controlling interest	12,548	—	21,700	—
Temporary equity	—	740,765	—	714,778
Trust units	722,215	—	692,213	—
Deficit	(359,547)	(363,032)	(284,487)	(285,126)

Reconciliation of deficit under Canadian GAAP to U.S. GAAP

	As at December 31
	2008	2007
	(As restated)
Deficit, Canadian GAAP	$(359,547)	$(284,487)
Adjustments, net of tax
Financial instruments	2,048	—
Convertible debentures	70	38
Regulatory assets	878	667
Non controlling interest	(6,481)	(1,344)
Total adjustments	(3,485)	(639)

Deficit, U.S. GAAP	$(363,032)	$(285,126)

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This Reconciliation with U.S. GAAP has been restated on August 17, 2009 to correctly record the Canadian and U.S GAAP differences relating to accounting for Algonquin’s Trust Units and Exchangeable Units as a component of temporary equity.  The explanation of this difference and the effect of the restatement are detailed below.

Trust Units

Algonquin’s Trust Units contain a redemption feature which is required for the Trust to retain its Canadian mutual fund trust status.  The redemption feature of the Trust Units entitles the holders to receive a cash redemption price equal to the lesser of: (i) 95% of the market price of the Trust Units on the principal market on which the Trust Units are quoted for trading during the ten trading day period commencing immediately after the date on which the Trust Units were tendered to Algonquin for redemption; and (ii) the closing market price on the principal market on which the Trust Units are quoted for trading on the redemption date.  For Canadian GAAP purposes, the Trust Units are considered permanent equity and are presented as a component of Unitholders’ equity.

Under US GAAP, equity with a redemption feature is presented outside of permanent equity as temporary equity between the liability and equity sections of the balance sheet.  The temporary equity was initially recorded at an amount equal to the redemption value based on the terms of the Trust Units.  Any increase in the value of the Trust Units related to changes in the redemption value is recorded as an adjustment to the Trust Units through deficit.  However, the adjustment is restricted only to the extent of previously recorded increases in the carrying amount of the trust units arising from such adjustments.  Under U.S. GAAP, no adjustment was required to the carrying amount of the Trust Units in temporary equity since there have been no previously recorded cumulative increases to the redemption value above their initial fair value.

The above difference in the accounting for Trust Units under Canadian and U.S. GAAP, which was not originally recorded as a reconciling item in the U.S. GAAP reconciliation statement, has now been adjusted with a reclassification of the Trust units from permanent equity to temporary equity in the balance sheets as December 31, 2008 and 2007.

Exchangeable Units and non controlling interest

Exchangeable units (“Exchangeable Units”) were issued by Algonquin (AirSource) Power LP (“Algonquin AirSource”), a subsidiary of Algonquin, when Algonquin AirSource together with Algonquin acquired AirSource Power Fund I LP (“AirSource”) on June 29, 2006.  The Exchangeable Units entitle the holders to receive distributions which are equivalent to Algonquin’s distributions, as long as the facility which was acquired upon acquisition of AirSource generates adequate cash flows.  Under Canadian GAAP the Exchangeable Units are recorded in Algonquin’s consolidated financial statements as “Non controlling interest”.  Consolidated net income or loss is reduced by the portion of income or loss attributable to this non controlling interest and distributions to holders of the exchangeable units are recorded as a reduction to the carrying amount of the non controlling interest.  Under Canadian GAAP, when the Exchangeable Units are converted to Algonquin Trust Units, the non controlling interest on the consolidated balance sheet is reduced on a pro-rata basis together with a corresponding increase in Trust Units.

Under U.S. GAAP the Exchangeable Units are classified along with the Trust Units outside of permanent equity as temporary equity since they are able to be converted at the holder’s option to Algonquin’s Trust Units. The temporary equity was initially recorded at an amount equal to the redemption value based on the terms of the Exchangeable Units. Any increase in the redemption value of the Exchangeable Units is recorded as an adjustment to through deficit.  However, downward adjustment is restricted only to the extent of previously recorded increases in the carrying amount

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arising from such adjustments.  Under U.S. GAAP, no adjustment was required to the carrying amount of the Exchangeable Units in temporary equity Under U.S. GAAP the proportion of income or loss attributable to the Exchangeable Units non controlling interest is recorded to deficit rather than through earnings and distributions to the Exchangeable Unit holders is recorded as a charge to deficit.

The above difference in the accounting for the Exchangeable Units under Canadian and U.S. GAAP was not originally recorded as a reconciling item in the U.S. GAAP reconciliation statement and has now been recorded in this updated and restated U.S. GAAP reconciliation.

The effect of correcting the impact of the above items on previously reported amounts in the U.S. GAAP reconciliation is summarized as follows:

The effect of correcting the classification of exchangeable units under U.S. GAAP on net earnings for the year ended December 31, 2008 and 2007 is as follows:

	Year ended December 31, 2008
	Balance as previously reported	Adjustment	Balance as restated
Net earnings / (loss) U.S. GAAP	$(16,339)	(3,429)	$(19,678)

	Year ended December 31, 2007
	Balance as previously reported	Adjustment	Balance as restated
Net earnings / (loss) U.S. GAAP	$23,703	(401)	$23,302

The effect of correcting the classification of trust units and the Exchangeable Units under U.S. GAAP on balance sheet items as at December 31, 2008 and 2007 is as follows:

	As at December 31, 2008
	Balance as previously reported	Adjustment	Balance as restated
Trust units	$721,736	$(721,736)	$—
Non controlling interest	12,548	(12,548)	—
Temporary equity	—	740,765	740,765
Deficit	(356,551)	(6,481)	(363,032)

	As at December 31, 2007
	Balance as previously reported	Adjustment	Balance as restated
Trust units	$691,734	$(691,734)	$—
Non controlling interest	21,700	(21,700)	—
Temporary equity	—	714,778	714,778
Deficit	(283,782)	(1,344)	(285,126)

Description of significant differences:

Fair value of financial instruments

Under U.S. GAAP, the Financial Accounting Standard Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for

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measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements.

SFAS No. 157 establishes a three-tier fair value hierarchy, which categorizes the inputs used in measuring fair value. These categories include (in descending order of priority): Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The following table shows assets and liabilities measured at fair value as of December 31, 2008 on Algonquin’s balance sheet, and the input categories associated with those assets and liabilities:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value at December 31, 2008
Derivative liabilities	$—	$31,012	$—	$31,012

The standard also clarifies that the credit risk of counterparties should be taken into account in determining the fair value.  Under Canadian GAAP, Algonquin has adopted EIC 173, Credit Risk and Fair Value of Financial Assets and Financial Liabilities, effective January 1, 2009. Under U.S. GAAP, SFAS 157 is required to be adopted effective January 1, 2008. The adjustment reflects the change in credit risk on derivative financial instruments of Algonquin for the year ended December 31, 2008 due to adoption of SFAS 157 at January 1, 2008.

Convertible debentures

Under Canadian GAAP, the fair value of convertible debentures is bifurcated into equity and debt components whereas under U.S. GAAP, the convertible debentures do not have the features that would require bifurcation. Accordingly, the adjustment reflects the reclassification of the value attributed to the equity component recorded under Canadian GAAP to convertible debentures in the consolidated balance sheet.

Under Canadian GAAP, the accretion of the residual carrying value of the convertible debentures to the face value of the convertible debentures over the life of the instrument is charged to operations. Under U.S. GAAP, no such accretion is required if convertible feature is not required to be bifurcated.  This GAAP difference resulted in a reversal of accretion recorded under Canadian GAAP at December 31, 2008 and 2007 and a reduction of accretion expense for the years ended December 31, 2008 and 2007.

Regulated operations

Algonquin’s utility operations are subject to regulation by the public utility commissions of the U.S. in which they operate. Under U.S. GAAP, Algonquin’s utility operations follows the regulatory accounting principles prescribed under SFAS 71 Accounting for the Effects of Certain Types of Regulation. Under SFAS 71, regulatory assets and liabilities that would not be recorded under GAAP for non-regulated entities are recorded. Regulatory assets and liabilities represent probable future revenues or expenses associated with certain charges or credits that will be recovered from or refunded to customers through the rate making process. Items to which regulatory accounting requirements apply include deferred rate case costs, equity return component on regulated capital projects and contributions in aid of construction.

Deferred rate case costs relate to costs incurred by Algonquin’s utilities to file, prosecute and defend rate case applications and which the utility expects to receive prospective recovery through its rates approved by the regulators.  Under U.S. GAAP, these costs are capitalized and amortized over the period of rate recovery granted by the regulator while they are expensed for Canadian GAAP.

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Under SFAS 71, allowance for funds used during construction projects included in rate base is capitalized. This allowance is designed to enable a utility to capitalize financing costs during periods of construction of property subject to rate regulation. It represents the cost of borrowed funds (allowance for borrowed funds used during construction) and a return on other funds (allowance for equity funds used during construction). Under Canadian GAAP, Algonquin capitalizes interest costs directly attributable to the construction of these assets but does not capitalize the allowance for equity funds used during constructions.

Joint venture

Under U.S. GAAP, interests in a joint venture where the venturer does not own more than 50% of the common shares are to be accounted for using the equity method. Under Canadian GAAP, such joint ventures would be proportionately consolidated. As permitted by specific exemptions provided by the SEC, adjustments to reflect the application of equity accounting have not been made. Application of the equity method would not result in differences to shareholders’ equity or net earnings.

Financing costs

Algonquin records financing costs as a reduction to long-term liabilities and convertible debentures under Canadian GAAP. Under U.S. GAAP, such costs are presented as deferred financing costs.  The resulting presentation difference in the balance sheet does not affect U.S. GAAP earnings.

Cash Flow Statement

The consolidated cash flow statement prepared in accordance with Canadian GAAP presents substantially the same information that is required under U.S. GAAP.

Additional disclosure

Under U.S. GAAP, the following additional disclosure is required:

i.             Allowance for doubtful accounts amounts to $267 as at December 31, 2008 (2007- $149).

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ii.          In accordance with Regulation S-X, other current liabilities in excess of 5% of total current liabilities must be disclosed separately. The components of accrued charges are as follows:

	December 31
	2008	2007
Accrued gas	3,715	2,978
Accrued interest	3,287	3,258
Accrued property taxes	1,561	1,098
Accrued water lease	1,154	561
Deposits	1,068	956
Accrued payroll	943	1,142
Accrued sales taxes (receivable)	750	(1,115)
Other	14,904	11,045
	27,382	19,923

iii.       Cash flows of discontinued operations resulted primarily from operating activities.

iv.      Information related to the Fund’s intangible assets:

The weighted-average amortization period

	December 31
	2008	2007

Power purchase contracts	17	17
Customer relationships	40	40
	25	24

The estimated remaining amortization expense for the intangibles in each of the five succeeding years and thereafter is as follows:

2009	$7,317
2010	6,569
2011	6,569
2012	6,527
2013	6,483
Thereafter	63,933
97,398

v.         As of January 1, 2009 Algonquin adopted SFAS 160, Non controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. The provisions of SFAS 160 change the accounting and reporting for minority interests. Under SFAS 160, Algonquin would reclassify non controlling interest on the balance sheet from liabilities to shareholders’ equity, retrospectively. Consequently unitholders’ equity would increase by $12,548 as at December 31, 2008 (2007- $21,700).

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vi.      As of January 1, 2009 Algonquin adopted SFAS 141R, Business Combinations, and SFAS 160, Non-controlling Interests in its consolidated financial statements. The provisions of SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after December 31, 2008. SFAS 141R establishes new guidance on the recognition and measurement of all assets and all liabilities of the acquired business at fair value. Non-controlling interests are measured at either their fair value or at their proportionate share of the fair value of identifiable assets and liabilities. The measurement of consideration given now includes the fair value of any contingent consideration as of the acquisition date and subsequent changes in fair value of the contingent consideration classified as a liability are recognized in earnings. Acquisition-related costs are excluded from the purchase price and are expensed as incurred. In addition, restructuring costs related to a business combination are no longer part of the purchase price equation and are expensed as incurred. The adoption of this Section has not yet created a difference between Canadian and U.S. GAAP

Recent accounting pronouncements not yet adopted

In May 2008, The FASB issued SFAS No. 165 “Subsequent Events” which establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued.  SFAS 165 is effective for interim or annual periods ending after June 15, 2009.  The adoption of SFAS No. 165 is not expected to have a material effect on Algonquin’s financial statements.

In April 2009, the FASB released three FSP’s intended to provide additional application guidance and enhanced disclosures regarding fair value measurements and impairments of securities.  FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”, provides additional guidelines for estimating fair value in accordance with SFAS No. 157.  FSP FAS 115-2, “Recognition and Presentation of Other-Than-Temporary Impairments”, provides additional guidance related to the disclosure of impairment losses on securities and the accounting for impairment on debt securities.  FSP FAS 115-2 does not amend existing guidance related to other-than-temporary impairments of equity securities.  FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”, increases the frequency of fair value disclosures.  All of the aforementioned FSP’s are effective for interim or annual periods ending after June 15, 2009.  Algonquin is currently evaluating the impact, if any, that the adoption of the aforementioned FSP’s will have on the consolidated financial statements.

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Liquidity and Capital Reserves

The following chart sets out the amounts drawn, letters of credit issued and outstanding amounts available to Algonquin under its Facilities:

	2008 Q4	2008 Q3	2008 Q2	2008 Q1

Total bank credit facility	$225,000	$225,000	$225,000	$225,000
Less: unexercised accordion	(32,250)	(32,250)	(32,250)	(50,000)
Committed bank credit facilities	$192,750	$192,750	$192,750	$175,000

Funds Drawn on credit facilities	(137,000)	(144,800)	(150,000)	(140,000)
Letters of Credit issued	(37,500)	(33,200)	(31,200)	(27,100)

Remaining available bank facilities	$18,250	$14,750	$11,550	$7,900

Cash on Hand	5,900	7,400	6,100	9,200
Total liquidity and capital reserves	$24,150	$22,150	$17,650	$17,100

In Algonquin’s opinion, the existing working capital is sufficient to meet its present requirements.

2008 Liquidity and Capital Reserves

In addition to total liquidity and capital reserves noted above and based on the covenants included in the Facilities, there is an additional $8.8 million of the unexercised accordion feature that would, if exercised, be available to be drawn as at December 31, 2008.

As at December 31, 2008, Algonquin had drawn $137.0 million on its Facilities as compared to $126.0 million as at December 31, 2007.  In addition to amounts actually drawn, Algonquin also had $37.5 million in outstanding letters of credit.  Therefore, at December 31, 2008, Algonquin had $18.3 million of committed and available bank facilities and $5.9 million of cash, resulting in $24.2 million of total liquidity and capital reserves.  Algonquin has strengthened its total liquidity and capital reserves position during the latter half of the fiscal year from $17.7 million to $24.2 million.  This improvement is due in part to the reduced cash distributions payable to Algonquin’s unitholders commencing with the October 2008 distribution.   See the Business Unit Realignment section for a more detailed discussion of the change.

The following outlines some of the significant factors influencing liquidity and capital reserves that occurred during the year ended December 31, 2008:

•                  On January 16, 2008, Algonquin renewed its combined $175.0 million Facilities.  Under the terms of the renewal, the Facilities are extended for a three year term with a maturity date of January 14, 2011.  The renewal included improved pricing and other terms including covenants and interest rate spreads.  The renewed Facilities also contain an accordion feature allowing the Facilities to increase to $225.0 million to accommodate future growth and acquisitions.

•                  As at December 31, 2008, Algonquin had exercised $17.8 million of the accordion feature and therefore has committed $192.8 million on the Facilities from its bank syndicate.  Algonquin has an unexercised amount of $32.3 million remaining on the accordion feature.  Based on the covenants included in the Facilities, $8.8 million of the unexercised accordion feature would, if exercised, be available to be drawn as at December 31, 2008.  Under the terms of the accordion feature, Algonquin’s bank syndicate is not obligated to fund any additional draw requests.  In this event, Algonquin is able to bring

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additional lenders into its banking syndicate.  The Facilities also contain covenants which may limit amounts available to be drawn.

•                  On August 1, 2008, Algonquin issued approximately 3.5 million trust units for gross consideration totalling $27.0 million or $7.69 per unit. In connection with this transaction, Algonquin received:

(a)          cash in an amount of $20.6 million (net of $0.8 million in transaction costs);

(b)         the return of notes having an aggregate face value of approximately $4.8 million that were issued by Algonquin affiliates related to its St. Leon and BCI projects; and

(c)          a note receivable of $0.8 million related to a hydroelectric facility in Ontario.

The unit issue was pursuant to an agreement entered into on June 27, 2008 between Algonquin, Highground and CJIG.  Under the agreement CJIG acquired all of the issued and outstanding common shares of Highground and Algonquin issued approximately 3.5 million trust units of which approximately 3.1 million trust units were received by Highground shareholders as part of the agreement with the remaining trust units being retained by CJIG.  Algonquin has recorded the units issued at the estimated fair value of the assets to be liquidated by Highground which, net of transaction costs of $0.8 million resulted in proceeds of the units being recorded at a value of $26.2 million.

The final consideration for the trust units is dependent on the proceeds realized from the liquidation of certain Highground investments.  Algonquin’s final consideration will be equal to the lesser of (a) $27.0 million plus 50% of the amount, if any, of the value of the assets formerly owned by Highground after payment of the transaction costs, which exceeds $27.0 million and (b) the value of all of the assets formerly owned by Highground after payment of the transaction costs.  The value of any non-cash securities received by Algonquin will be determined through negotiation between the trustees of Algonquin and CJIG.  The remaining investments, formerly held by Highground, currently consist of primarily non-liquid debt assets having a book value of approximately $3.2 million.  The payments on these securities are current and the debt matures over the next three years.  Algonquin is entitled to 50% of the ultimate proceeds from these investments, after certain adjustments for transaction costs.

2007 Liquidity and Capital Reserves

	2007 Q4	2006 Q4

Total bank credit facility	$175,000	$175,000
Less: unexercised accordion	—	—
Committed bank credit facilities	$175,000	$175,000

Funds Drawn on credit facilities	(126,000)	(67,000)
Letters of Credit issued	(25,800)	(44,100)

Remaining available bank facilities	$23,200	$63,900
Cash on Hand	10,400	13,500
Total liquidity and capital reserves	$33,600	$77,400

As at December 31, 2007, Algonquin had drawn $126.0 million on its Facilities as compared to $67.0 million as at December 31, 2006.  In addition to amounts actually drawn, Algonquin also had $25.8 million in outstanding letters of credit.  Therefore, at December 31, 2007, Algonquin had $23.2 million of committed and available bank facilities and $10.4 million of cash, resulting in $33.6 million of total liquidity and capital reserves.  Algonquin’s total liquidity and capital reserves position declined during the fiscal year from $77.4 million in 2006 to $33.6 million in the current year.  This decline was primarily due to the $42.4 million investment of growth capital in the Thermal Energy division and the Utility Services business unit.

Long term debt increased to $281.7 million at December 31, 2007 as compared to $229.0 million at December 31, 2006.  The increase in long term debt was primarily due to the Algonquin’s major growth capital projects including

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the Sanger re-powering, the steam sale project and the water reservoir and waste water capacity expansion projects in the Utility Services business unit.  Long term liabilities primarily consisted of project level debt of approximately $155.7 million and an amount of $126.0 million drawn on Algonquin’s revolving credit facility compared to project level debt of $162.0 million and an amount of $67.0 million drawn on Algonquin’s revolving credit facility at the end of the fourth quarter of 2006.

In the fourth quarter of the comparable period in 2006, Algonquin filed an amended prospectus for the sale and issue of $60.0 million in convertible debentures, resulting in net proceeds to the Fund of $57.1 million.  Algonquin used the proceeds of this convertible debenture offering in 2006 to reduce the balance outstanding on its credit facility.   Project debt is paid at the project level where adequate cash flows are available to fund project debt requirements and the debt is generally non-recourse to Algonquin. Project debt repayments are deducted in the calculation of cash available for distribution.

Contractual Obligations

Information concerning contractual obligations as of March 5, 2009 is shown below:

	Total	Due less than 1 year	Due 2 to 3 years	Due 4 to 5 years	Due after 5 years
Long term debt obligations	$296,823	$3,233	$211,037	$3,407	$79,146
Interest on Long term debt obligations	$132,839	20,146	39,530	21,522	51,641
Purchase Obligations	$34,073	34,073	—	—	—
Derivative financial instruments: Currency Forward	$16,735	3,070	10,917	2,748	—
Derivative financial instruments: Interest rate swap	$16,819	5,368	7,522	3,228	701
Capital lease payments	$375	102	177	5	91
Other long term obligations	$12,171	260	515	515	10,881
Total obligations	$509,835	$66,252	$269,698	$31,425	$142,460

Long term obligations normally include regular payments related to long term debt and other obligations.

Information concerning contractual obligations as of February 27, 2008 is shown below:

	Total	Due less than 1 year	Due 2 to 3 years	Due 4 to 5 years	Due after 5 years
Long term debt obligations	$283,453	$1,728	$6,417	$134,576	$140,732
Interest on Long term debt obligations	$179,489	25,008	49,287	31,655	73,539
Purchase Obligations	$27,007	27,007	—	—	—
Capital lease payments	$2,504	187	142	83	2,092
Other long term obligations	$14,430	3,017	773	515	10,125
Total obligations	$506,883	$56,947	$56,619	$166,829	$226,488

Long term obligations normally include regular payments related to long term debt and other obligations.  As at December 31, 2007, Algonquin did not have any derivative financial instrument liabilities.  Included in the other long term obligations ‘due in less than one year’ is the Fund’s commitment, as of February 27, 2008 of $2.2 million regarding the installation of the additional steam generation and transmission assets required for the sale of steam from the EFW facility and $0.8 million related to the completion of the Sanger re-powering project.

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Unitholders’ Equity and Convertible Debentures

As at December 31, 2008, Algonquin had 77,574,372 issued and outstanding trust units with a total of 79,577,201 trust units issued and outstanding on a fully diluted basis.

Algonquin may issue an unlimited number of trust units.  Each trust unit is transferable and represents an equal, undivided beneficial interest in any distribution from Algonquin and the net assets of Algonquin.  All units are of the same class and with equal rights and privileges and are not subject to future calls or assessments.  Each unit entitles the holder to one vote at all meetings of unitholders.

On August 1, 2008, Algonquin issued 3,507,143 trust units in exchange for cash and securities of approximately $27.0 million or $7.69 per unit.  The unit issue was pursuant to an agreement entered into on June 27, 2008 between Algonquin, Highground and CJIG.  Under the agreement CJIG would acquire all of the issued and outstanding common shares of Highground, and Algonquin would issue 3,507,143 trust units, of which 3,065,183 trust units would be received by Highground shareholders as part of the agreement with the remaining trust units being retained by CJIG. (See additional information in the Liquidity section above)

Pursuant to the takeover bid of AirSource Power Fund I LP (“Airsource”), on September 29, 2006 Algonquin issued trust units and a subsidiary issued trust units which are exchangeable into trust units of Algonquin at the holder’s option (the “Exchangeable Units”).  Algonquin issued 422,873 trust units during the year ended December 31, 2008, pursuant to the conversion of Exchangeable Units.  As at December 31, 2008, there were 2,002,829 trust units of Algonquin remaining to be issued pursuant to the conversion of Exchangeable Units.  Subsequent to December 31, 2008, approximately 63,500 trust units of Algonquin were issued, pursuant to the conversion of Exchangeable Units.

In 2004, Algonquin issued 85,000 convertible unsecured debentures at a price of $1,000 for each debenture maturing on July 31, 2011 (“Series 1 Debentures”).  The debentures bear interest at 6.65% per annum and are convertible into trust units of Algonquin at the option of the holder at a conversion price of $10.65 per trust unit, being a ratio of approximately 93.9 trust units for each $1,000 principal.  Until July 30, 2009, the debentures may be redeemed by Algonquin if the underlying trust unit price is equal to or exceeds a price of $13.31 (125% of the conversion price of $10.65).  During the period of July 31, 2009 until the debenture’s maturity, Algonquin can redeem the debentures for 100% of the face value of debenture with cash, or for 105% of the face value of debenture with additional trust units.  As at December 31, 2008, no additional convertible debentures had been presented for conversion and there were 84,964 Series 1 Debentures outstanding.

In November 2006, Algonquin issued 60,000 convertible unsecured debentures at a price of $1,000 for each debenture maturing on November 30, 2016 (“Series 2 Debentures”).  The debentures bear interest at 6.2% per annum and are convertible into trust units of Algonquin at the option of the holder at a conversion price of $11.00 per trust unit, being a ratio of approximately 90.9 trust units for each $1,000 principal.  The debentures may not be redeemed by Algonquin prior to November 30, 2010.  During the period of November 30, 2010 until November 29, 2012, the debentures may be redeemed by Algonquin if the underlying trust unit price is equal to or exceeds a price of $13.75 (125% of the conversion price of $11.00).  During the period of November 30, 2012 until the debenture’s maturity, Algonquin can redeem the debentures for 100% of the face value of debenture with cash, or for 105% of the face value of debenture with additional trust units.  As at December 31, 2008, no Series 2 Debentures had been presented for conversion and there were 60,000 Series 2 Debentures outstanding.

2007 Unitholders’ Equity and Convertible Debentures

As at December 31, 2007, Algonquin had 73,644,356 issued and outstanding trust units with a total of 76,070,057 trust units issued and outstanding on a fully diluted basis.

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During the year ended December 31, 2007, 768,643 trust units of Algonquin were issued pursuant to the conversion of Exchangeable Units and 1,502 trust units of Algonquin were issued pursuant to the exercise of the conversion option on its convertible debentures.  As at December 31, 2007 there were 2,425,701 trust units of Algonquin remaining to be issued pursuant to the conversion of Exchangeable Units.

Algonquin may issue an unlimited number of trust units.  Each trust unit is transferable and represents an equal, undivided beneficial interest in any distribution from Algonquin and the net assets of Algonquin.  All units are of the same class and with equal rights and privileges and are not subject to future calls or assessments.  Each unit entitles the holder to one vote at all meetings of unitholders.

During the third quarter of 2007, an investor exercised their option on $16 of the Series 1 Debentures.  As at December 31, 2007, no additional Series 1 Debentures had been presented for conversion and there were 84,964 Series 1 Debentures outstanding.

As at December 31, 2007 no Series 2 Debentures had been presented for conversion and there were 60,000 Series 2 Debentures outstanding.

Management of Capital Structure

Algonquin views its capital structure in terms of its debt levels, both at a project and an overall company level, in conjunction with its equity balances.

Algonquin’s objectives during the fiscal years ended December 31, 2008, 2007 and 2006 when managing capital are as follows:

•                  To maintain appropriate debt and equity levels in conjunction with standard industry practices and to limit financial constraints on the use of capital.

•                  To ensure capital is available to finance capital expenditures sufficient to maintain existing assets.

•                  To ensure generation of cash is sufficient to fund sustainable distributions to unitholders as well as meet current tax and internal capital requirements.

•                  To maintain sufficient cash reserves on hand to ensure sustainable distributions made to unitholders.

•                  To have proper credit facilities available for ongoing investment in growth and investment in development opportunities.

Algonquin monitors its cash position on a regular basis to ensure funds are available to meet current normal as well as capital and other expenditures.  In addition, Algonquin is currently in the process of reviewing its capital structure to ensure its individual business units are using a capital structure which is appropriate for their respective industries as well as in the context of the change in taxation impacting Algonquin commencing in 2011.

Algonquin did not have any off balance sheet arrangements during the fiscal periods ended December 31, 2008, 2007 or 2006.

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Unitholders’ Rights Plan

Algonquin has adopted a Unitholders’ Rights Plan (the “Plan”). The Plan is designed to ensure the fair treatment of unitholders in any transaction involving a potential change of control of Algonquin and will provide the Board of Trustees and unitholders with adequate time to evaluate any unsolicited take-over bid and, if appropriate, to seek out alternatives to maximize unitholder value. The Toronto Stock Exchange (the “Exchange”) has accepted notice for filing of the Plan and the Plan was approved by unitholders at Algonquin’s annual and special meeting held on April 24, 2008 for a three year period thereafter. The Plan is similar to rights plans adopted by many other Canadian income trusts and corporations. Until the occurrence of certain specific events, the rights will trade with the trust units of Algonquin and be represented by certificates representing the Units. The rights become exercisable only when a person, including any party related to it or acting jointly with it, acquires or announces its intention to acquire twenty percent (20%) or more of the outstanding Units of Algonquin without complying with the Permitted Bid provisions of the Plan. Should a non-Permitted Bid be launched, each right would entitle each holder of Units (other than the acquiring person and persons related to it or acting jointly with it) to purchase additional Units of Algonquin at a fifty percent (50%) discount to the market price at the time.

It is not the intention of the Plan to prevent take-over bids but to ensure their proper evaluation by the market. Under the Plan, a Permitted Bid is a bid made to all unitholders for all of their Units on identical terms and conditions that is open for no less than 60 days. If at the end of 60 days at least fifty percent (50%) of the outstanding Units, other than those owned by the offeror and certain related parties, have been tendered and not withdrawn, the offeror may take up and pay for the Units but must extend the bid for a further ten days to allow all other unitholders to tender.

Related Party Transactions

The following related party transactions occurred during the year ended December 31, 2008 and are discussed in Notes 3 (a) and 16 of the Fund’s audited financial statements for the years ended December 31, 2008, 2007 and 2006:

•                  APMI provides management services including advice and consultation concerning business planning, support, guidance and policy making and general management services.  In 2008 and 2007, APMI was paid on a cost recovery basis for all costs incurred and charged $0.9 million (2007 - $0.9 million).  APMI is also entitled to an incentive fee of 25% on all distributable cash (as defined in the management agreement) generated in excess of $0.92 per trust unit.  During 2008 $nil (2007 - $0.8 million) was earned by APMI as an incentive fee.

•                  As part of the project to re-power the Sanger facility, Algonquin entered into an agreement with APMI to undertake certain construction management services on the project.  APMI is entitled to a development supervision fee plus a performance based contingency fee for its construction management role on the project.  During 2008, APMI was paid $0.02 million (2007 - $0.1 million) for development supervision.  During 2008, Algonquin accrued $0.7 million as the final fee owed to APMI with respect to this project.  This accrued fee is included in accounts payable on the consolidated balance sheet.

•                  Algonquin has leased its head office facilities since 2001 from an entity owned by the shareholders of APMI on a net basis.  Lease costs for 2008 were $0.3 million (2007 - $0.3 million).

•                  On March 10, 2008, Algonquin advanced $0.2 million to the Trustees for purposes of enabling the Trustees to purchase additional Units of Algonquin.  The loans are subject to promissory notes issued in favour of Algonquin which are repayable upon demand, currently bear interest at 3% per annum, and are recorded as a reduction in Trust Units on the consolidated balance sheet.  During 2008 a principal repayment of $0.01 million was made.

•                  Algonquin utilizes chartered aircraft, including the use of an aircraft owned by Airlink, an affiliate of APMI.  In 2004, Algonquin entered into an agreement and remitted $1.3 million to Airlink as an

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advance against expense reimbursements (including engine utilization reserves) for the Company’s business use of the aircraft.  Under the terms of this arrangement, Algonquin will have priority access to make use of the aircraft for a specified number of hours at a cost equal solely to the third party direct operating costs incurred when flying the aircraft; such direct operating costs do not provide the affiliate with any profit or return on or of the capital committed to the aircraft.  During the year, Algonquin incurred costs in connection with the use of the aircraft of $0.3 million (2007 - $0.4 million) and amortization expense related to the advance against expense reimbursements $0.1 million (2007 - $0.2 million).

•                  Up to August 1, 2008, Algonquin had project debt advanced and outstanding from Highground (previously Algonquin Power Venture Fund) in the amount of $3.0 million related to the St. Leon facility.  Highground advanced $1.6 million at a rate of 11.25% as part of the initial financing of the St. Leon facility and advanced $1.4 million at a rate of 9.25% during the first quarter of 2007.  These amounts have now been eliminated on the Consolidated Balance Sheet of Algonquin due to the acquisition of Highground.

•                  Up to July 31, 2008, Highground was paid $0.2 million (2007 - $0.2 million) in interest related to debt associated with the St. Leon facility.  Some of the directors and shareholders of APMI were also directors, officers and shareholders of the manager of Highground.

•                  In accordance with the construction services agreement related to the St. Leon facility.  GWAP, a company controlled by APMI, was paid $0.1 million (2007 - $0.8 million) in 2008 for construction services.  In 2008, Algonquin also paid $nil (2007 - $1.4 million) to GWAP on a cost recovery basis related to ongoing operating expenses of the project.

•                  Pursuant to the St. Leon Limited Partnership Agreement, in 2006, St. Leon Wind Energy LP (“St. Leon LP”), a subsidiary of Airsource and the legal owner of the St. Leon facility, was required to issue 100 Class B units to GWAP.  The holders of the Class B Units are entitled to 2.5% of the income allocations and cash distributions from St. Leon LP for a 5 year period commencing after June 17, 2008, two years after the date the facility achieved commercial operations pursuant to the PPA. Such income allocations and cash distributions shall be increased by 2.5% for each successive 5 year period, to a maximum of 10.0%.  In any particular period, cash distributions to the holders of the Class B Units are only to be made after distributions have been made to the other partners, in an aggregate amount, equal to the debt service on the outstanding debt in respect of such period.  The holders of the Class B units are entitled to cash distributions of $0.3 million for the year ended December 31, 2008.  (2007 - $nil)

•                  AirSource has agreed to reimburse AirSource Power Fund GP Inc (the “General Partner”) of the AirSource Power Fund I LP for reasonable costs incurred by it in acting as registrar and transfer agent and in attending to the administration of AirSource, as required in the Partnership Agreement.  The general partner was paid nil during the year ended December 31, 2008 (2007 - $0.01 million).

•                  Pursuant to the agreement entered into on June 27, 2008 between Algonquin, Highground and CJIG, APMI is entitled to a fee of approximately $0.2 million.  This fee has been accrued and is included in accounts payable on the consolidated balance sheet and offset against trust units issued.

•                  APMI is entitled to 50% of the cash flow above 15% return on investment for the BCI project pursuant to its project management contract.  During 2008, no amounts were paid under this agreement. However, APMI earned a construction supervision fee of $0.1 million in relation to the development of this project.

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2007

The following related party transactions occurred during the year ended December 31, 2007 and are discussed in Notes 3 (a) and 16 of the Fund’s audited financial statements for the years ended December 31, 2008, 2007 and 2006:

•                  APMI provides management services including advice and consultation concerning business planning, support, guidance and policy making and general management services.  In 2007 and 2006, APMI was paid on a cost recovery basis for all costs incurred and charged $867 (2006 - $869).  APMI is also entitled to an incentive fee of 25% on all distributable cash (as defined in the management agreement) generated in excess of $0.92 per trust unit.  During 2007 $770 (2006 - nil) was earned by APMI as an incentive fee.

•                  As part of the project to re-power the Sanger facility, Algonquin entered into an agreement with APMI to undertake certain construction management services on the project.  APMI is entitled to a development supervision fee plus a contingency fee for its construction management role on the project.  During 2007, APMI was paid $98 (2006 - nil).

•                  Algonquin has leased its head office facilities since 2001 from an entity owned by the shareholders of APMI on a net basis.  Base lease costs for 2007 were $296 (2006 - $296) and additional rent representing operating costs was nil (2006 - $89).

•                  Algonquin utilizes chartered aircraft, including the use of an aircraft owned by an affiliate of APMI.  In 2004, the Fund entered into an agreement and remitted $1.3 million to the affiliate as an advance against expense reimbursements (including engine utilization reserves) for the Fund’s business use of the aircraft.  Under the terms of this arrangement, the Fund will have priority access to make use of the aircraft for a specified number of hours at a cost equal solely to the third party direct operating costs incurred when flying the aircraft; such direct operating costs do not provide the affiliate with any profit or return on or of the capital committed to the aircraft.  During the year, the Fund incurred costs in connection with the use of the aircraft of $422 (2006 - $403) and amortization expense related to the advance against expense reimbursements of $168 (2006 - $136).

•                  Algonquin has project debt from Highground in an amount of $3.0 million related to the St. Leon facility.  Highground advanced $1.6 million at a rate of 11.25% as part of the initial financing of the St. Leon facility which matures December 31, 2011 and advanced $1.4 million at a rate of 9.25% during the first quarter of 2007 which matures September 30, 2014.  Both amounts are secured by the underlying assets of the St. Leon facility. During 2007, Highground was paid $258 (2006 - $86) in interest related to debt associated with the St. Leon facility.  Some of the directors and shareholders of the Manager are also directors, officers and shareholders of the manager of Highground.

•                  In accordance with the construction services agreement related to the St. Leon facility GWAP, a company controlled by APMI, was paid $845 (2006 - $141) in 2007 for construction services.  In 2007, the Fund also paid $1,353 (2006 - $517) to GWAP on a cost recovery basis related to ongoing operating expenses of the project. There remains a final payment of $134 to GWAP in respect of construction services.  This amount will be paid in the first quarter 2008.

•                  AirSource has agreed to reimburse the General Partner of the AirSource Power Fund I LP for reasonable costs incurred by it in acting as registrar and transfer agent and in attending to the administration of the Partnership, as required in the Partnership Agreement.  The general partner was paid $11 during the year ended December 31, 2007 (2006 - $65).

•                  Algonquin has entered into an agreement to sell steam from the EFW facility to an industrial customer located in close proximity to the EFW facility.  To affect such sales, Algonquin will incur the costs of certain additional steam generation and transmission assets.  Algonquin has committed to contractual arrangements to complete the project totaling approximately $15 million. Algonquin has incurred amounts totaling $10,196 (2006 - $2,873) included in assets under construction of which $353 is

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capitalized interest (2006 - $0). APMI is entitled to 50% of the cash flow above 15% return on investment pursuant to its project management contract.

Discontinued Operations

	Year ended December 31
	2008	2007	2006
Performance (MW-hrs sold)	—	97,613	125,553

Revenue
Energy sales	$—	$6,651	$8,171

Expenses
Operating	—	(8,077)	(9,265)

Operating Loss	$—	$(1,426)	$(1,094)

Interest expense	—	(72)	(8)
Gain on sale of property, plant, equipment and intangible assets	—	2,592	—
Current income tax expense		(1,336)	—
Future income tax recovery		342	—
Amortization of property, plant, equipment and intangible assets	—	(1,192)	(1,670)
Net income (loss) from discontinued operations (including interest and other income)	$—	(1,092)	(2,772)
Net Assets held for Sale	$—	$—	$14,077

In December 2007, Algonquin completed the sale of six landfill gas (“LFG”) powered generating facilities for proceeds of approximately $11.3 million, representing approximately 18 MW of installed capacity and six smaller hydroelectric generating facilities in the New England region for proceeds of approximately $1.5 million.  These LFG facilities, located in California and New Hampshire, were no longer considered strategic to the ongoing operations of the Fund.  As at December 31, 2007, all assets classified as Discontinued Operations had been sold.  These facilities were no longer considered strategic to the ongoing operations of Algonquin.

For the year ended December 31, 2008, revenue from Discontinued Operations was nil, as compared to $6.7 million during the same period in 2007.

For the year ended December 31, 2008, operating loss was nil, as compared to $1.4 million during the same period in 2007.

For the year ended December 31, 2008, the net loss from discontinued operations was nil, as compared to a $1.1 million loss in the comparable period in 2007.

2007

For the year ended December 31, 2007, revenue totalled $6.7 million compared to $8.2 million during the same period in 2006.

For the year ended December 31, 2007, operating expenses totalled $8.1 million compared to $9.3 million during the same period in 2006.

For the year ended December 31, 2007, gain on sale of discontinued operations represents a gain related to the sale of the LFG and hydroelectric facilities in December 2007 and includes a gain related to the sale of the Burnsville facility in the second quarter of 2007.

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Operating loss for the year ended December 31, 2007 totalled $1.5 million as compared to an operating loss of $1.1 million during the same period in 2006.

Risk Management

Algonquin proactively manages its risk exposures in a prudent manner.  Algonquin maintains adequate insurance on all of its facilities.  This includes property and casualty, boiler and machinery, and liability insurance.  It has also initiated a number of programs and policies such as employee health and safety programs, environmental safety programs, and currency hedging policies to manage its risk exposures.

There are a number of risk factors relating to the business of Algonquin.  Some of these risks include the dependence upon Algonquin businesses, regulatory climate and permits, U.S. versus Canadian dollar exchange rates, tax related matters, commodity prices, gross capital requirements, labour relations, reliance on key customers and environmental health and safety considerations.  The risks discussed below are not intended as a complete list of all exposures that Algonquin may encounter.  A further assessment of Algonquin’s business risks is also set out in the 2008 Annual Information Form.

Mechanical and operational risks

Algonquin is entirely dependant upon the operations and assets of Algonquin businesses.  Accordingly, distributions to unitholders are dependent upon the profitability of each of Algonquin’s businesses.  This profitability could be impacted by equipment failure, the failure of a major customer to fulfill its contractual obligations under its PPA, reductions in average energy prices, a strike or lock-out at a facility and expenses related to claims or clean-up to adhere to environmental and safety standards.  The water distribution networks of the water utilities operate under pressurized conditions within pressure ranges approved by regulators. Should the water distribution network become compromised or damaged, the resulting release of pressure could result in serious injury or death to individuals or damage to other property.

These risks are mitigated through the diversification of Algonquin’s operations, both operationally (Renewable Energy, Thermal Energy and Utility Services) and geographically (Canada and U.S.), the use of regular maintenance programs, maintaining adequate insurance and the establishment of reserves for expenses.  In addition, Algonquin’s existing long term PPAs minimize the risk of reductions in average energy pricing.

Regulatory risk

Profitability of Algonquin businesses is in part dependant on regulatory climates in the jurisdictions in which it operates.  In the case of some hydroelectric facilities, water rights are generally owned by governments who reserve the right to control water levels which may affect revenue.

The utility facilities are highly regulated and are subject to rate settings by state regulators.  The operating companies are regulated utilities subject to the full regulation of the public utility commissions for the states in which they operate.  The respective public utility commissions have jurisdiction with respect to rate, service, accounting procedures, issuance of securities, acquisitions and other matters.  These utilities operate under cost-of-service regulation as administered by these state authorities.  The utilities use a historic test year subject to certain adjustments for known and measureable changes in the establishment of rates for the utility and pursuant to this method the determination of the rate of return on approved rate base and deemed capital structure, together with the reasonable and prudent costs, establishes the revenue requirement upon which each utility’s customer rates are determined.  These regulatory bodies have the authority to establish the allowed rate of return on approved rate base and also determine which investments are approved for inclusion in the rate base which in both cases can affect the profitability of the division.  If the utilities are unable to obtain

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government approval of requested rate increases, or if rate increases are untimely or inadequate to cover capital investments and to recover expenses, profitability could be affected.

Federal, state and local environmental laws and regulations impose substantial compliance requirements on water and wastewater utility operations.  Operating costs could be significantly affected in order to comply with new or stricter regulatory requirements.

Water and wastewater utilities could be subject to condemnation or other methods of taking by government entities under certain conditions.  While any taking by government entities would require compensation be paid to Algonquin, and while Algonquin believes it would receive fair market value for any assets that are taken, there is no assurance that the value received for assets taken will be in excess of book value.

Algonquin regularly works with these authorities to manage the affairs of the business.

Asset Retirement Obligations

Algonquin completes periodic reviews of potential asset retirement obligations that may require recognition.  As part of this process, Algonquin considers the contractual requirements outlined in its operating permits, leases and other agreements, the probability of the agreements being extended, the likelihood of being required to incur such costs in the event there is an option to require decommissioning in the agreements, the ability to quantify such expense, the timing of incurring the potential expenses as well as business and other factors which may be considered in evaluating if such obligations exist and estimating the fair value of such obligations.  Based on its assessments, Algonquin does not have any significant retirement obligation liabilities and has not recorded any liability in its financial statements.

Generally, Algonquin’s hydroelectric facilities are subject to some form of a water use agreement.  The terms of these agreements vary by facility as they are agreements made with the local government body that regulates electrical energy generators and can extend over many years.  Certain of the agreements contain clauses which allow the regulating body the option to require Algonquin to decommission the facility upon the expiry or termination of the agreements.  Other facilities have no specific obligations other than to maintain the facility in good working order.  Algonquin has options in many of its existing water use agreements to renew or extend the agreements and anticipates being in a position to extend the majority of its agreements and continue to operate its facilities.  Based on historical general practice within the regions in which Algonquin has facilities, Algonquin has assessed the probability of being required to decommission a facility upon the expiry of a water use agreement to be remote.  As such, any potential asset retirement obligation expense has been assessed as insignificant as the obligation would be incurred well into the future and there is a remote likelihood of being required to decommission a facility.

The Renewable Energy division’s St. Leon facility does not own the property on which its turbines are located.  In 2004, St. Leon entered into long term right of way agreements with land owners which allowed it to construct and maintain the wind turbines used by the facility on their property.  These agreements are for minimum terms of 40 years and, upon expiry or termination, provide the land owners with title to the equipment if it is not decommissioned by Algonquin at its option.  While Algonquin anticipates being in a position to renew or extend the existing PPA in 2025, in the event that Algonquin is unable to renew or extend the agreement, or identify another purchaser of the energy, Algonquin may choose to decommission the facility.  Algonquin has assessed there to be a remote likelihood of incurring any cost to decommission the wind farm.

The Thermal Energy division’s EFW facility owns the property on which its facility operates.  EFW’s current waste incineration agreement expires in 2012 with two five year options to extend.  While

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Algonquin anticipates being in a position to renew or extend the existing contract in 2012, in the event that Algonquin is unable to renew or extend the agreement, Algonquin may choose to close the facility but has no legal obligation to remove the assets.  Under the terms of the contract, the responsibility for removal of the bulk of any hazardous material generated in the operation of the facility remains with EFW’s primary customer.  As such, the potential expense to bring the facility in line with current environmental standards in the event it is eventually closed has been assessed as insignificant based on the quantification of costs to remediate the facility, expectation that the existing contract can be extended or renewed and that the potential timing of such an event, although unlikely would be well in the future.

The Utility Services business unit’s facilities operate under agreements with a state or municipal regulator to provide the sole water distribution and/or waste-water treatment services in its area of operations, as set out in the agreements.  In general, these facilities are operated with the assumption that its services will be required in perpetuity and there are no contractual decommissioning requirements.  In order to remain in compliance with the applicable regulatory bodies, Utility Services has regular maintenance programs at each facility to ensure its equipment is properly maintained and replaced on a cyclical basis.  These maintenance expenses, expenses associated with replacing aging waste-water treatment facilities and expenses associated with providing new sources of water can generally be included in the facility’s rate base and thus the facility is allowed to earn a return on its investment.

Environmental Risks

Algonquin faces a number of environmental risks that are normal aspects of operating within the renewable power generation, thermal power generation and utilities business segments which have the potential to become environmental liabilities.  Many of these risks are mitigated through the maintenance of adequate insurance which include property, boiler and machinery, environmental and excess liability policies.  Algonquin has assessed the likelihood of these risks becoming a contingent environmental liability as remote; therefore Algonquin has not recorded any contingent liabilities on its financial statements.

To manage these risks responsibly, Algonquin has Environmental and Compliance departments within the different operating units of the businesses which are responsible for monitoring all of Algonquin’s operations, ensuring all operating facilities are in compliance with environmental regulations and preparing regulatory submissions as required.  The departments comprise of 7.0 full time equivalent positions based out of head office and have an annual budget of approximately $1.0 million, which includes wages, travel and other costs.  Facility specific permitting and compliance expenses are direct operating expenses of each facility and are excluded from these expenses.

Algonquin’s procedures to prevent and minimize any impact of possible oil spills and soil contamination meet generally accepted industry practices.  Algonquin’s field personnel perform inspections of oil and chemical storage areas on a minimum of a quarterly basis.  Algonquin has 24 hour, 365 day emergency response and spill procedures in place in the event there is an oil or chemical spill.

The Renewable Energy division faces a number of environmental risks that are normal aspects of operating within its business segment.  The primary environmental risks associated with the operation of a hydroelectric facility include possible dam failure which results in upstream or downstream flooding and equipment failure which results in oil or other lubricants being spilled into the waterway.  In addition, the operation of a hydroelectric facility may cause the water in the associated waterway to flow faster, or slower, which could result in water flow issues which impact fish population, water quality and potential increases in soil erosion around a dam facility.  In order to monitor and mitigate these risks, Algonquin completes facility inspections at minimum on an annual basis and ensures its

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facilities are in compliance with the appropriate regulatory requirements for the specific facility.  Federal regulators in the U.S. inspect certain hydroelectric facilities on an annual basis and complete an environmental inspection every 3-5 years.

The primary environmental risks associated with the operation of a wind farm include potential harm to the local and migratory bird population, harm to the local bat population as well as concerns over noise levels and visual ‘harm’ to the scenic environment around the wind farm.  As part of the Federal and Provincial approval of the St. Leon wind project, certain pre-construction and post construction monitoring studies were required.  No significant issues were identified as a result of these studies.  In order to monitor and mitigate these risks, Algonquin completes facility inspections at minimum on an annual basis and ensures its facilities are in compliance with the appropriate regulatory requirements for the specific facility.

The Thermal Energy division faces a number of environmental risks that are normal aspects of operating within its business segment.  The primary environmental risks associated with the operation of a cogeneration facility include potential air quality and emissions issues, soil contamination resulting from oil spills and issues around the storage and handling of chemicals used in normal operations.  In order to monitor and mitigate these risks, and to remain within the regulatory requirements appropriate for the specific facility, Algonquin maintains continuous emissions monitoring systems, performs regular stack testing and tests the calibration of monitoring.  The primary environmental risks associated with the operation of an incineration facility include potential air quality, odour and emissions issues, soil contamination resulting from oil or other chemical spills and issues around the storage and handling of municipal solid waste.  In order to monitor and mitigate these risks, and to remain within the regulatory requirements appropriate for the specific facility, Algonquin maintains continuous emissions monitoring systems, performs annual stack testing and completes an annual technical evaluation of ash composition.

The Utility Services business unit faces a number of environmental risks that are normal aspects of operating within its business segment.  The primary environmental risks associated with the operation of a waste-water treatment facility include potential air quality and odour management issues, waste-water spills and surface and ground water contamination.  In order to monitor and mitigate these risks, and to remain within the regulatory requirements appropriate for the specific facility, Algonquin maintains ongoing sampling and testing programs as required in its operational jurisdiction, including annual field investigations by management.  It also has a preventative maintenance program to reduce the risk of leaks and other mechanical failures within the waste-water collection system and at the waste-water treatment plants that it operates.

The primary environmental risks associated with the operation of a water distribution facility include risk of groundwater contamination by contaminants such as bacterial, synthetic, organic and inorganic pollutants, consumption and availability of groundwater and ensuring water quality continues to meet and exceed Environmental Protection Agency and state standards.  In order to monitor and mitigate these risks, and to remain within the regulatory requirements appropriate for the specific facility, Algonquin maintains a regular sampling and testing program as required in its operational jurisdiction.  It also has a preventative maintenance program to reduce the risk of leaks and other mechanical failures within the water distribution systems that it operates.

Federal drinking water legislation in the United States requires all drinking water systems to meet new standards respecting levels of naturally occurring arsenic in drinking water.  Pursuant to the requirements of the drinking water legislation, an additional arsenic treatment system has been placed online at one of LPSCo’s reservoir well sites to ensure continued full compliance with the regulatory requirements.  The costs of complying with the new standards form part of a facility’s rate base for rate case purposes.

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Water distribution facilities depend on an adequate supply of water to meet present and future demands of customers.  Drought conditions could interfere with sources of water supply used by the utilities and affect their ability to supply water in sufficient quantities to existing and future customers.  An interruption in the water supply could have an adverse effect on the results of operations of the utilities.  Government restrictions on water usage during drought conditions could also result in decreased demand for water, even if supplies are adequate, which could adversely affect revenues and earnings

Carbon Disclosure Project

The Carbon Disclosure Project (“CDP”) is an independent non-profit organization that represents institutional investors managing over $57.0 trillion of assets.  The CDP is specifically working to encourage companies world wide to quantify and disclose their greenhouse gas emissions and to outline what actions the companies are taking to address climate change risk, both from potential physical impacts but also from regulatory changes that may result in an effort to address climate change.

Algonquin developed a baseline GHG emissions inventory which was submitted to the CDP at the end of June 2008.  The emissions data includes both direct emissions from our processes as well as indirect emissions from purchased power.  The emissions inventory has been developed based on guidance from the Greenhouse Gas Protocol.  This submission will allow comparisons with other firms to be made, and will also be useful as a baseline for addressing climate change regulations.  At the moment, climate change regulations are in the process of being developed and Algonquin expects that the regulations being developed will eventually apply to Algonquin’s Sanger and Windsor Locks facilities but the effect that these regulations may have is not known at this time.

The Carbon Disclosure Project has posted Algonquin’s response to the 2008 questionnaire.  The CDP report on Canadian responses to the Carbon Disclosure Project 2008 questionnaire was released in Toronto on November 5, 2008.  Based on historic CDP reports Algonquin’s Power Generation & Development business unit is well positioned to deal with any future climate change regulations.  Algonquin’s Power Generation & Development business unit emits an average of 3,200 tonnes of CO2 equivalents per $1.0 million U.S. dollars of revenue as compared to a North American Average of 5,000 tonnes of CO2 equivalents per $1.0 million U.S. dollars of revenue.

Western Climate Initiative

Seven U.S. States (Arizona, California, Montana, New Mexico, Oregon, Utah and Washington) and four Canadian provinces (British Columbia, Manitoba, Ontario and Quebec) have formed a group called the Western Climate Initiative (“WCI”). This group recently released details of its Regional Cap-and-Trade Program, which is scheduled to start on January 1, 2012. Each member state/province is now responsible for developing the draft design of the Regional Cap-and-Trade Program and taking the necessary steps to implement the Program within its jurisdiction.  Algonquin owns and operates the Sanger facility in California and the EFW facility in Ontario and holds investments in two others in Ontario which could be impacted by this program.  As this process has just begun, it is too early to determine the potential financial impact on Algonquin and means available to mitigate this financial impact, if any.

Specific Environmental Risks

Regional Greenhouse Gas Initiative:

Several North Eastern US States have formed a coordination group to develop a multi state green house gas mitigation action plan. This group is the Regional Greenhouse Gas Initiative (“RGGI”). This group has received backing from several states where Algonquin operates facilities including Connecticut and New Jersey.

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RGGI drafted a model cap and trade legislation that has been endorsed by all of the states involved in the initiative. The cap and trade program will be implemented to regulate CO2 emissions from large electrical generation facilities, including the Windsor Locks facility.  The RGGI regulation to implement a greenhouse gas cap and trade program was passed in Connecticut in late August 2008.

The Windsor Locks facility is the only Algonquin site that is currently affected by the RGGI regulations.  As such Algonquin will be required to purchase approximately 250,000 tons of CO2 allowances per year, equivalent to the total annual CO2 emissions from the Windsor Locks facility for the 2009 to 2012 fiscal years.  Algonquin is entitled to apply for allowances and/or purchase allowances at a base price of $2.00 per tonne from the state of Connecticut.  Algonquin has submitted an application on October 31, 2008 for allowances under the available programs. For 2009, Algonquin has currently estimated the cost of compliance with the RGGI requirements for the Windsor Locks facility to be between $350,000 and $500,000.

Renewable Energy Division:

As a result of certain legislation passed in Quebec (Bill C93), Algonquin is undertaking technical assessments of its hydroelectric facility dams owned or leased within the Province of Quebec.  This is discussed in greater detail within the analysis of results in the Renewable Energy Division.

The province of Ontario is considering enacting new legislation similar to Bill C93 in Quebec.  Algonquin operates four hydroelectric facilities in Ontario.  While it is too early to assess the costs of compliance, it is possible that modifications to certain dam structures may be required in order to be compliant with any new regulations should they come into effect.  Any capital costs associated with the anticipated modifications are expected to be significantly lower than the expected capital costs related to the Quebec facilities, as there are fewer facilities in Ontario and they are of newer construction.

Utility Services:

Algonquin owns and operates the LPSCo facility, a water distribution and waste-water treatment utility servicing Litchfield Park, and parts of Goodyear and Avondale, Arizona, where groundwater pollutants originally caused by a former aerospace manufacturing plant in the nearby city of Goodyear are progressing toward three of the twelve wells that provide water to the LPSCo service area.  The United States Environmental Protection Agency (“EPA”) began monitoring these groundwater pollutants in 1981 and has been tracking the gradual underground movement since.  In addition to actively participating in EPA focused monthly technical meetings in regards to this monitoring program, LPSCo itself closely monitors its wells for these groundwater pollutants through the sampling and testing of water from wells that are potentially at risk of contamination.  To date there have not been any detectable levels of the pollutants in the water from wells used by the utility.  In the event that any of the wells which are most immediately at risk exceed permitted contaminant levels, LPSCo would undertake the appropriate action which may include removing the well at risk from the water distribution system of the utility.  In this event, there would remain sufficient water flows and reservoir capacity within the balance of the water distribution system to adequately service the needs of all of the customers of the utility.  In addition LPSCo has identified alternate sites where replacement wells can be established to replace this lost capacity.  The cost of establishing a new well is estimated to be between $1.5 million and $3.0 million depending on the location, depth and other factors.  The cost of commissioning a well forms part of the rate base for the utility.  Other factors that can impact the cost of a well include, but are not limited to, any requirement to construct wellhead treatment for pollutants, volume of water available at the new site, and acquisition of groundwater rights.  Algonquin does not believe it is exposed to a material liability and has not recorded a contingent environmental liability on its financial statements.

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Algonquin’s policy is to record estimates of environmental liabilities when they are known or considered probable and the related liability is estimable.  There are no known material environmental liabilities as at December 31, 2008.

Seasonal fluctuations and hydrology

The hydroelectric operations of Algonquin are impacted by seasonal fluctuations.  These assets are primarily “run-of-river” and as such fluctuate with the natural water flows.  During the winter and summer periods, flows are generally lower while during the spring and fall periods flows are generally higher.  The ability of these assets to generate income may be impacted by changes in water availability or other material hydrologic events within a watercourse.  It is, however, anticipated that due to the geographic diversity of the facilities, variability of total revenues will be minimized.  For Algonquin’s water utilities, demand for water is affected by weather conditions and temperature.  Demand for water during warmer months is generally greater than cooler months due to requirements for irrigation, swimming pools, cooling systems and other outside water use.  If there is above normal rainfall or rainfall is more frequent than normal the demand for water may decrease adversely affecting revenues.

Wind resource

The strength and consistency of the wind resource will vary from the estimate set out in the initial wind studies that were relied upon to determine the feasibility of the facility.  If weather patterns change or the historical data proves not to accurately reflect the strength and consistency of the actual wind, the assumptions underlying the financial projections as to the amount of electricity to be generated by the facility may be different and cash could be impacted.

Foreign currency risk

Currency fluctuations may affect the cash flows Algonquin would realize from its operations, as certain Algonquin businesses sell electricity or provide utility services in the United States and receive proceeds from such sales in U.S. dollars.  Such Algonquin businesses also incur costs in U.S. dollars.  At Algonquin’s current exchange rate, approximately 60% of cash is generated in U.S. dollars.  Algonquin estimates that, on an unhedged basis, a $0.10 increase in the strength of the U.S. dollar relative to the Canadian dollar would result in increased reported revenue from U.S. operations of approximately $11.6 million and increased reported expenses from U.S. operations of approximately $8.2 million or a net impact of $3.4 million ($0.04 per trust unit) on an annual basis.

Algonquin attempts to manage this risk through the use of forward contracts.  Algonquin’s policy is not to utilize derivative financial instruments for trading or speculative purposes.

At December 31, 2008, Algonquin had effectively hedged 100% of its expected 2009 U.S. dollar cash flow at $1.13.  During the year ended December 31, 2008 Algonquin realized a $5.1 million gain on forward contracts settled during the period.  As at March 5, 2009, Algonquin has total forward contracts to sell U.S. dollars from fiscal 2008 to fiscal 2013 totalling U.S. $115.5 million, carrying an average rate of $1.06.

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The following chart sets out the amount of foreign exchange forward contracts, hedge proceeds and average hedged rates over the term of the contracts as at December 31, 2008:

	Total	2009	2010	2011	2012	2013

Total U.S. $ Hedged	$115,552	$32,697	$33,165	$29,660	$16,640	$3,390
Total Can. $ Proceeds	$122,946	36,818	34,507	30,427	17,443	3,751

Unrealized Gain (loss)	(16,735)	(3,070)	(5,668)	(5,249)	(2,342)	(406)

Average Hedged Rate	$1.064	$1.127	$1.040	$1.026	$1.048	$1.107

Impact of a $0.10 move in exchange rates	$11,556	$3,270	$3,317	$2,966	$1,664	$339

Based on the fair value of the forward contract using the exchange rates as at December 31, 2008, the exercise of these forward contracts will result in the use of $3.1 million in fiscal 2009, the use of cash of $5.7 million in fiscal 2010 and result in the use of cash of $8.0 million for the remainder of the hedged period beyond 2010.  Assuming a decrease in the strength of the US dollar relative to the Canadian dollar of $0.10 at December 31, 2008, with a corresponding increase in the forward yield curve, the fair value of the outstanding forward exchange contracts would increase by $11.6 million, reducing the expected use of cash by $3.3 million during fiscal 2009, $3.3 million in fiscal 2010, and $5.0 million for the remainder of the hedged period beyond 2010.

At December 31, 2007, the Fund had effectively hedged 89% of its expected 2008 U.S. dollar cash flow at $1.22 and 41% of its expected 2009 U.S. dollar cash flow at $1.19.  The Fund has total forward contracts to sell U.S. dollars from fiscal 2008 to fiscal 2011 totalling U.S. $68.6 million carrying an average rate of $1.16.  Subsequent to December 31, 2007, the Fund entered into U.S. $ 35.2 million of additional forward contracts.  This increased the Fund’s effective hedge of its 2008 and 2009 expected U.S. dollar cash flow to 92% and 61% respectively and increased its total forward contracts to U.S. $103.8 million carrying an average rate of $1.12.  The Fund’s policy is not to utilize derivative financial instruments for trading or speculative purposes.

The following chart sets out the amount of foreign exchange forward contracts, hedge proceeds and average hedged rates over the term of the contracts as at December 31, 2007:

	Total	2008	2009	2010	2011

Total U.S. $ Hedged	$68,555	33,921	18,509	11,125	5,000
Total Can. $ Proceeds	$79,746	41,326	22,018	11,542	4,860

Unrealized Gain (loss)	$11,911	7,857	3,703	477	(126)

Average Hedged Rate	$1.163	$1.218	$1.190	$1.038	$0.972

Impact of a $0.10 move in exchange rates	$6,856	$3,392	$1,851	$1,113	$500

Based on the fair value of the forward contract using the exchange rates as at December 31, 2007, the exercise of these forward contracts will result in additional cash of $7.9 million in fiscal 2008, additional cash of $3.7 million in fiscal 2009 and result in additional cash of $0.4 million for the remainder of the hedged period beyond 2010.  Assuming a decrease in the strength of the US dollar relative to the Canadian dollar of $0.10 at December 31, 2007, with a corresponding increase in the forward yield curve, the fair value of the outstanding forward exchange contracts would increase by $6.9 million, reducing the expected use of cash by $3.4 million during fiscal 2008, $1.9 million in fiscal 2009, and $1.6 million for the remainder of the hedged period beyond 2009.

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Market price risk

The majority of Algonquin’s facilities are subject to long term PPAs.  However, certain of Algonquin’s hydroelectric facilities in the New England and New York regions sell energy at current spot market rates.  In this regard, each $10.00 change in the market prices per MW-hr would result in a change in revenue of $1.0 million on an annualized basis.

Credit/Counterparty risk

Algonquin is subject to credit risk through its trade receivables.  Algonquin does not believe this risk to be significant as over 93% of Renewable Energy division’s revenue, 83% of Thermal Energy division’s revenue, and over 70% of total revenue is earned from large utility customers having a credit rating of BBB or better, and revenue is generally invoiced and collected within 45 days.

The following chart sets out Power Generation’s significant counterparties, their credit ratings and percentage of total revenue associated with the counterparty:

Counterparty	Credit Rating*		Approximate Annual Revenues	Percent of Divisional Revenue
Renewable Energy Division
Manitoba Hydro	AA		23,900	32%
Hydro — Quebec	A+		22,300	29%
Ontario Electricity Financial Corporation	A+		12,400	16%
Public Service Company of New Hampshire	BBB		7,000	9%
National Grid	A		5,100	7%

Total			$70,700	93%

Thermal Energy Division
Connecticut Light and Power Company	BBB		34,200	33%
Pacific Gas and Electric Company	BBB+		21,800	21%
Ahlstrom	1R3	**	16,200	16%
Regional Municipality of Peel	AAA		16,600	13%

Total			$88,800	83%

* Ratings by Standard & Poor’s as of February 2009

** Ratings by Dunn & Bradstreet as of February 2009

The remaining revenue is primarily earned by the Utility Services business unit.  In this regard, the credit risk related to Utility Services accounts receivable balances of US $2.8 million is spread over approximately 69,000 customers, resulting in an average outstanding balance of less than $50 per customer.  Algonquin has processes in place to monitor and evaluate this risk on an ongoing basis including background credit checks and security deposits from new customers.

Interest rate risk

Algonquin has a number of project specific and other debt facilities that are subject to a variable interest rate.  These facilities and the sensitivity to changes in the variable interest rates charged are discussed below:

•                  Algonquin’s senior debt facility had a balance of $137.0 million as at December 31, 2008.  Assuming the current level of borrowings over an annual basis, a 1% change in the variable rate charged would impact interest expense by $1.4 million annually.  During the second quarter of 2008, Algonquin entered into a fixed for floating interest rate swap in an amount of $100.0 million for the period from December 31, 2008 to December 31, 2010, and fixed the interest expense on $100.0 million of borrowings at approximately 3.46% for 2009, and

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4.125% for 2010.  This reduces volatility in the interest expense on this debt.  The financial impact of any changes in interest rates are partially offset between the change in interest expense and the change in value of the interest rate swap.  At December 31, 2008, the fair value of the interest rate swap was a net $5.5 million liability.

•                  Algonquin’s project debt at the St. Leon facility had a balance of $72.1 million as at December 31, 2008.  Assuming the current level of borrowings over an annual basis, a 1% change in the variable rate charged would impact interest expense by $0.7 million annually.  Although the underlying debt with the project lenders carries a variable rate of interest tied to the Canadian bank’s prime rate, Algonquin has entered into a fixed for floating interest rate swap on this project specific debt until September 2015 which mirrors the underlying debt’s interest and principal repayment schedule.  This minimizes volatility in the interest expense on this debt.  The financial impact of any changes in interest rates are effectively offset between the change in interest expense and the change in value of the interest rate swap.  Algonquin has effectively fixed its interest expense on its senior debt facility at 5.47%.  At December 31, 2008, the mark to market value of the interest rate swap was a loss of $11.3 million (December 31, 2007 — gain of $1.2 million).  The mark to market value is calculated based on forward interest rates projections of approximately 1.94% over the term of the loan.

•                  Algonquin’s project debt at its Sanger cogeneration facility has a balance of U.S. $19.2 million as at December 31, 2008.  Assuming the current level of borrowings over an annual basis, a 1% change in the variable rate charged would impact interest expense by $0.2 million annually.

Liquidity risk

Liquidity risk is the risk that Algonquin will not be able to meet its financial obligations as they fall due.  Algonquin’s approach to managing liquidity risk is to ensure, to the extent possible, that it will always have sufficient liquidity to meet liabilities when due.

On October 20, 2008, in order to strengthen Algonquin’s financial position and support its growth initiatives, Algonquin reduced the cash distributions payable to Algonquin’s unitholders to $0.24 per unit per annum commencing with the October 2008 distribution.  See the Business Unit Realignment section for a more detailed discussion of the change.

As at December 31, 2008, Algonquin had cash on hand of $5.9 million and $18.3 million available to be drawn on committed credit facilities from its bank syndicate.  See the Liquidity and Capital Reserves section for a more detailed discussion and chart of the funds available to Algonquin under its credit facilities.  There is an unexercised amount of $32.25 million remaining on the accordion feature of the credit agreement with its bank syndicate.  In addition to total liquidity and capital reserves noted above and based on the covenants included in the Facilities, there is an additional $8.8 million of the unexercised accordion feature that would, if exercised, be available to be drawn as at December 31, 2008.

Algonquin’s Facilities and project specific debt total approximately $293.6 million.  In the event that Algonquin was required to replace these Facilities with borrowings having less favourable terms or higher interest rates, the level of cash generated for distribution may be negatively impacted.  Algonquin attempts to manage the risk associated with floating rate interest loans through the use of interest rate swaps.

The cash generated from several of Algonquin’s operating facilities are subordinated to senior project debt.  In the event that there was a breach of covenants or obligations with regards to any of these

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particular loans which was not remedied, the loan could go into default which could result in the lender realizing on its security and Algonquin losing its investment in such operating facility.  Algonquin actively manages cash availability at its operating facilities to ensure they are adequately funded and minimize the risk of this possibility.

Commodity price risk

Algonquin’s exposure to commodity prices is primarily limited to exposure to natural gas price risk.  In this regard, a discussion of this risk is set out as follows:

•                  Algonquin’s Sanger facility’s PPA includes provisions which reduce its exposure to natural gas price risk.  In this regard, a $1.00 increase in the price of natural gas per mmbtu, based on expected production levels, would result in an increase in expenses of approximately $1.1 million on an annual basis.  However, because the facility’s energy price is linked to the price of natural gas, this increase would result in a corresponding increase in revenue of $1.4 million or a net increase in operating profits of approximately $0.2 million.

•                  Algonquin’s Windsor Locks facility’s PPA includes provisions which reduce its exposure to natural gas price risk.  In this regard, a $1.00 increase in the price of natural gas per mmbtu, based on expected production levels, would result in an increase in expenses of approximately $2.8 million on an annual basis.  However, because the facility’s energy price is linked to the price of natural gas, this increase would result in a corresponding increase in revenue of $3.3 million or a net increase in operating profits of approximately $0.6 million.

•                  Algonquin’s BCI facility’s energy services agreement includes provisions which reduce its exposure to natural gas price risk.  In this regard, a $1.00 increase in the price of natural gas per mmbtu, based on expected production levels, would result in an increase in expenses of approximately $0.3 million on an annual basis.  However, because the facility’s energy price is linked to the price of natural gas, this increase would result in a corresponding increase in revenue of $0.4 million or a net increase in operating profits of approximately $0.1 million.

Litigation risks and other contingencies

Algonquin and certain of its subsidiaries are involved in various litigations, claims and other legal proceedings that arise from time to time in the ordinary course of business.  Accruals for any contingencies related to these items are recorded in the financial statements at the time it is concluded that its occurrence is probable and the related liability is estimable. Anticipated recoveries under existing insurance policies are recorded when assured of recovery.

As reported in previous public filings of Algonquin, Trafalgar Power Inc. and Christine Falls Power Corporation (collectively, “Trafalgar”) commenced an action in 1999 in U.S. District Court against Algonquin, APMI and various other entities related to them in connection with the sale of the Trafalgar Class A and B Notes by Aetna Life Insurance Company to Algonquin entities and Algonquin’s foreclosure on the security for the Notes.  In 2001, Trafalgar and other entities also filed for Chapter 11 reorganization in bankruptcy court and also filed a multi-count adversary complaint against certain Algonquin entities, which complaint was then transferred to the District Court.  In 2006, the District Court decided that Aetna had complied with the provisions concerning the sale of the A and B Notes and that Algonquin was therefore the holder and owner of the Notes, and further that all claims asserted by Trafalgar with respect to the transfer of the Notes were without merit.  Further, on November 6, 2008, the claims that were remaining in the District Court were dismissed by summary judgement.  This decision provides further support for Algonquin’s efforts to enforce its rights under the loan

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documents and the U.S. Bankruptcy Code in the bankruptcy proceeding.  On November 21, 2008, Trafalgar requested that the summary judgement be vacated based on alleged new evidence.  The new evidence has, in the view of Algonquin, been falsified, and Algonquin has vigorously contested the request and has also taken further investigative steps in relation to the falsification.  The motion was submitted for decision by the Court on January 9, 2009.  The likelihood of the summary judgement being vacated is low.  Following disposition of this motion, an appeal by Trafalgar is expected.

Obligations to serve

Algonquin’s utility facilities may be located within areas of the United States experiencing growth.  These utilities may have an obligation to service new residential, commercial and industrial customers.  While expansion to serve new customers will likely result in increased future cash flows, it may require significant capital commitments in the immediate term.  Accordingly, Algonquin may be required to access capital markets or obtain additional borrowings to finance these future construction obligations.

Changes to income tax laws

Changes to income tax laws and the current tax treatment of mutual fund trusts could negatively impact Algonquin.  Although Algonquin is of the view that it currently qualifies under current legislation as a mutual fund trust, there can be no assurance that the legislation will not be changed in the future or that Canada Revenue Agency (“CRA”) will agree with this position.  If Algonquin ceases to qualify as a mutual fund trust, the return to unitholders may be adversely affected.

On June 22, 2007, Bill C-52 was enacted, which included legislation to impose a tax on certain income distributed to unitholders by certain publicly traded income trusts and partnerships (the “SIFT Rules”).  The SIFT Rules apply to “specified investment flow-throughs” (“SIFT”) which includes trusts resident in Canada whose units are listed or traded on a stock exchange or other public market if the trust holds one or more “non-portfolio properties” .

Algonquin is a SIFT trust as defined under the SIFT Rules.  Algonquin would have been a SIFT trust on October 31, 2006 had the SIFT Rules been in force on that date.  The SIFT rules will not apply to Algonquin until its first taxation year that ends in 2011 or, if earlier, that includes the first day after December 15, 2006 on which Algonquin exceeds normal growth guidelines (the “Guidelines”) issued by the Department of Finance on December 15, 2006, revised on December 5, 2008   and as  may be further amended from time to time.  Provided Algonquin does not exceed normal growth as determined by the Guidelines, the SIFT Rules will apply to Algonquin starting with the 2011 taxation year.

Based on the current legislation, a possible interpretation of the SIFT Rules exists under which Algonquin’s subsidiary trusts and partnerships may also be viewed as SIFTs.  The precise impact of these technical issues cannot be determined until the Canada Revenue Agency provides detailed administrative policies regarding the interpretation of the SIFT Rules and their application to trusts and partnerships in which a publicly traded trust holds a direct or indirect interest.  On December 20, 2007, the Minister of Finance announced his intention to introduce technical amendments to the SIFT definition to exclude certain flow through subsidiaries of a SIFT that are able to meet certain ownership conditions.  Specifically, the SIFT definition will be amended to exclude trusts and partnerships whose equity is not publicly traded, and is wholly owned by a SIFT, a REIT, a taxable Canadian corporation, another entity meeting this test, or any combination of these types of entities.  Draft legislation in respect of these technical amendments is included in Bill C-10, which received first reading on February 6, 2009, but as yet has not been enacted.  Algonquin has a subsidiary partnership that may not meet this ownership requirement and therefore this entity may be subject to SIFT tax commencing in 2011, or earlier if it exceeds its normal growth guidelines.

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Once the SIFT Rules apply, Algonquin will not be entitled to any deduction in computing its income in respect of any part of its distributions to unitholders that are attributable either to a business it carries on in Canada or to income (other than dividends from taxable Canadian corporations) from, or capital gains in respect of, non-portfolio properties (“non-portfolio earnings”).  Non-portfolio properties include investments in a “subject entity”. The main kinds of subject entities are corporations and trusts resident in Canada and partnerships which meet certain residence related criteria.  Generally, a subject entity will be a non-portfolio property if Algonquin holds securities of the entity that have a fair market value that is greater than 10% of the entity’s equity value of more than 50% of the equity value of Algonquin is attributable to the subject entity and affiliated entities.

Once the SIFT Rules apply, Algonquin will be subject to tax in respect of non-portfolio earnings which it distributes at a rate that is equivalent to the general corporate tax rate.  Any non-portfolio earnings distributed by Algonquin will be taxable to the Unitholder as if the distribution were a taxable dividend from a taxable Canadian corporation and will be deemed to be an “eligible dividend” eligible for the enhanced gross-up and tax credit.

If the SIFT Rules apply to Algonquin in 2011 it is anticipated that generally the tax paid by Algonquin and a Unitholder who is a taxable Canadian resident individual on distributed non-portfolio earnings would be substantially equivalent to the tax that would be payable on such distributions by such a Unitholder if the SIFT Rules were not enacted.  Non-resident unitholders and Canadian resident unitholders which are exempt from tax would be negatively affected by the application of the SIFT Rules based on Algonquin’s current investments.

Although Algonquin is of the view that all expenses being claimed by Algonquin are reasonable and that the cost amount of Algonquin’s depreciable properties have been correctly determined, there can be no assurance that CRA or the Internal Revenue Service will agree. A successful challenge by either agency regarding the deductibility of such expenses or the correctness of such cost amounts could impact the return to unitholders.

Critical Accounting Estimates

Algonquin prepared its Consolidated Financial Statements in accordance with GAAP.  An understanding of Algonquin’s accounting policies is necessary for a complete analysis of results, financial position, liquidity and trends.  Refer to Note 1 to the Consolidated Financial Statements for additional information on accounting principles.  The Consolidated Financial Statements are presented in Canadian dollars rounded to the nearest thousand, except per unit amounts and except where otherwise noted.

Financial statements prepared in accordance with GAAP require management to make estimates and assumptions relating to reported amounts of revenue and expenses, reported amounts of assets and liabilities and disclosure of contingent assets and liabilities.  Algonquin regularly evaluates the assumptions and estimates that are used in the preparation of Algonquin’s Consolidated Financial Statements.  Estimates and assumptions used by management are based on past experience and other factors deemed reasonable in the circumstances.  Since these estimates and assumptions involve varying degrees of judgment and uncertainty, the amounts reported in the financial statements could in the future prove to be inaccurate.

Algonquin recognizes revenue derived from energy sales at the time energy is delivered.  Utility Services revenue is recognized when processed and delivered to customers.  Revenue from waste disposal is recognized on an actual tonnage of waste delivered to the plant at prices specified in the contract. Certain contracts include price reductions if specified thresholds are exceeded.  Revenue for these contracts are recognized based on actual tonnage at the expected price for the contract year and any amount billed in excess of the expected is deferred.

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Algonquin records as other liabilities amounts received by Utility Services which relate to advances from developers for water distribution and water reclamation main extensions received.  These advances usually carry repayment terms based on the revenue generated by the development in question ranging over a specified period of time.  At the end of the payment term, the unpaid portion of the advance converts to contribution in aid of construction and is not required to be repaid to the developer.  The amount recorded as other liabilities is based on Algonquin’s expected repayments as determined by historical experience and industry practice.

Estimates are also made related to the useful life of long-lived assets.  These estimates are used to determine amortization expense.  Estimates of an asset’s useful life are based on past experience with similar assets taking into account technological or other changes.  If these estimates prove to be inaccurate, management may have to shorten the anticipated useful life of the assets recorded in the financial statements resulting in higher amortization expense in future periods or possibly an impairment charge to reflect the write-down in the value of the asset.

Algonquin also regularly assesses whether there has been an impairment to long term investments, notes receivable, capital and intangible assets, and recoverability of future tax assets based on circumstances that may indicate Algonquin will not be able to recover the assets entire carrying value.  Should impairment be deemed to have occurred, Algonquin would reduce the carrying value of that asset in the financial statements and deduct this amount from earnings.  Algonquin cannot predict future events that could create impairment, or how future events might affect the carrying value of the assets’ values reported in the financial statements.

Controls and Procedures

Algonquin’s management is responsible for preparation and presentation of the Consolidated Financial Statements and MD&A.  Algonquin’s Consolidated Financial Statements have been prepared in accordance with GAAP.  This MD&A has been prepared in accordance with the requirements of the Ontario Securities Commission including National Instrument 51-102 of the Canadian Securities Administrators.

Disclosure Control and Procedures

In accordance with the requirements of the Securities Act (Ontario) and other provincial securities legislation, the CEO and CFO of Algonquin certify interim quarterly and annual filings that they have designed Algonquin’s disclosure controls and have evaluated their effectiveness for the applicable period.  Disclosure controls are those controls and procedures which ensure that information that is required to be disclosed by Multilateral Instrument 52-109, the Ontario Securities Commission and other provincial regulators is recorded, processed and reported within the time frames specified by regulators.  Disclosure controls and procedures are designed to ensure that information required to be disclosed by Algonquin is appropriately accumulated and communicated to management, including the CEO and the CFO, as appropriate, to allow timely decisions regarding required disclosure.

An evaluation of the effectiveness of the design and operation of Algonquin’s disclosure controls and procedures was carried out, under the supervision and with the participation of our management, including the CEO and the CFO, as appropriate, and was presented to the Disclosure Committee and to the Audit Committee.  Based on that evaluation, the CEO and CFO concluded that disclosure controls and procedures were effective as of the end of such period.

Internal Control over Financial Reporting

The CEO and CFO of Algonquin are responsible for designing internal controls over financial reporting or causing them to be designed under their supervision in order to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian generally accepted accounting principles.

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Under the supervision and with the participation of the CEO and the CFO, management conducted an evaluation of the effectiveness of our internal control over financial reporting, as of December 31, 2008, based on the framework set forth in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  Based on its evaluation under this framework, management concluded that the  internal control over financial reporting was effective as of that date.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting also can be circumvented by collusion or improper management override. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process. Therefore, it is possible to design into the process safeguards to reduce, though not eliminate, this risk.

Changes in Internal Control over Financial Reporting

There were no changes made in the year ended December 31, 2008 to the internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the internal control over financial reporting.

Changes in Accounting Policies

Algonquin’s accounting policies are described in Note 1 to the Consolidated Financial Statements for the year ended December 31, 2008.  There have been no changes to the critical accounting policies as disclosed in Algonquin’s audited Consolidated Financial Statements for the year ended December 31, 2008.  Algonquin has adopted the new standards for Capital Disclosures CICA Handbook Section 1535 as well as CICA Handbook Sections 3862 Financial Disclosures and 3863 Financial Instruments — Disclosure and Presentation.   These new standards, more fully described below, require disclosure on financial instruments and related risks but have no impact on the classification or measurement of the Algonquin’s consolidated financial statements.

Capital Disclosures

Effective January 1, 2008, Algonquin adopted the CICA Handbook Section 1535, Capital Disclosures which establishes guidelines for disclosure of both qualitative and quantitative information that enables users of financial statements to evaluate the entity’s objectives, policies and processes for managing capital.  This section relates to disclosure and presentation only and did not have an impact on financial results.

Financial Instruments - Disclosure and Presentation

Effective January 1, 2008, Algonquin adopted the CICA Handbook Section 3862, Financial Instruments - Disclosure, and CICA Handbook Section 3863, Financial Instruments — Presentation.  CICA Handbook Section 3862 describes the required disclosure for the assessment of the significance of financial instruments for an entity’s financial position and performance and of the nature and extent of risks arising from financial instruments to which the entity is exposed and how the entity manages those risks. CICA Handbook Section 3863 establishes standards for presentation of the financial instruments and non-financial derivatives. It carries forward the presentation related requirements of Section 3861, Financial Instruments - Disclosure and Presentation. These sections relate to disclosure and presentation only and did not have an impact on financial results.

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Financial Instruments and Comprehensive Income

Effective January 1, 2007, Algonquin adopted three new Canadian Institute of Chartered Accountants accounting standards (“CICA”): CICA Handbook Section 3855, Financial Instruments — Recognition and Measurement; CICA Handbook Section 3865, Hedges; and CICA Handbook Section 1530, Comprehensive Income.  These sections apply to fiscal years beginning on or after October 1, 2006.  CICA Handbook Section 1530 establishes standards for reporting and presenting comprehensive income, which is defined as the change in equity from transactions and other events from non-owner sources.  Other comprehensive income refers to items recognised in comprehensive income that are excluded from net income calculated in accordance with generally accepted accounting principles.  Under the new standards, policies followed for periods prior to the effective date generally are not reversed and therefore, the comparative figures have not been restated. Under the new standards, financial instruments must be classified into one of the following five categories; held-for-trading, held to maturity, loans and receivables, available-for-sale financial assets or other financial liabilities.  Initially all financial assets and financial liabilities are recorded on the Consolidated Balance Sheet at fair value.  After initial recognition, the financial instruments are measured at amortized cost except for held-for-trading and available-for-sale financial assets which are measured at their fair values.

The effective interest related to the financial liabilities and the gain or loss arising from the change in the fair value of a financial asset or liability classified as held-for-trading is included in net income for the period in which it arises.  Available for sale instruments are measured at fair value with gains and losses, net of tax, recognized in other comprehensive income until the financial asset is derecognised and all cumulative gains or losses are then recognised in net income.

Algonquin has classified its cash and cash equivalents, accounts receivable, restricted cash, accounts payable and distribution payable as held-for-trading, which are measured at fair value.  Long-term investments are classified as loans and receivables, which are measured at amortized cost or as available-for-sale, and are measured at cost as there is no liquid market for these investments.  Long-term liabilities, convertible debentures, and other long-term liabilities are classified as other financial liabilities, which are measured at amortized cost, using the effective interest method.

Transaction costs that are directly attributable to the acquisition or issuance of financial assets or liabilities are accounted for as part of the respective asset or liability’s carrying value at inception and are amortized using the effective interest rate method over the term of the debt facility.  Transaction costs for items classified as held-for-trading are expensed immediately.  With respect to the transaction costs attributable to long-term debt, the impact as at January 1, 2007 was a decrease in deferred costs of $272, a decrease in long-term debt of $119, and an increase in deficit of $153; with respect to transaction costs attributable to convertible debentures, the impact as at January 1, 2007 was a decrease in deferred costs of $5,171, a decrease in convertible debentures of $5,536 and a decrease in deficit of $365.

Algonquin has entered into forward foreign exchange contracts to manage its exposure to the US dollar as significant cash flows are generated in the US.  Algonquin sells specific amounts of currencies at predetermined dates and exchange rates which are matched with the anticipated operational cash flows.  At December 31, 2006 Algonquin ceased designating its forward selling US funds as hedges and recorded the fair value of those contracts of $11,167 as other assets and deferred credits; on the adoption of the new standards on financial instruments the deferred credits balance was transferred into Accumulated Other Comprehensive Income of $11,167.  These contracts are measured at fair value and the change in fair value is included in the statement of earnings; the Fund recorded a gain on these contracts of $6,950 in 2007 (2006 - $ Nil).  The balances from Accumulated Other Comprehensive Income are released as the contracts are settled.

B-4-61

The components of accumulated other comprehensive income / (loss) as at December 31, 2007 consist of the following:

Deferred gains on forward exchange contracts	$4,961
Unrealized loss on translation of self sustaining foreign operations	(48,851)
Total	$(43,890)

Future Accounting Changes not yet Adopted

General Standards on Financial Statement Presentation

CICA Handbook Section 1400, General Standards on Financial Statement Presentation, has been amended to include requirements to assess and disclose an entity’s ability to continue as a going concern.  The changes were effective on January 1, 2008 and there was no impact of adoption.

Credit Risk and the Fair Value of Financial Assets and Financial Liabilities

In January 2009, the CICA issued EIC 173, Credit Risk and the Fair Value of Financial Assets and Financial Liabilities, which clarifies that the credit risk of counterparties should be taken into account in determining the fair value of derivative instruments.  EIC 173 is to be applied retrospectively without restatement of prior periods to all financial assets and liabilities measured at fair value in interim and annual financial statements for periods ending on or after the date of issuance of this Abstract.  Effective January 1, 2009, Algonquin applied EIC 173 retrospectively without restatement of prior periods to all financial assets and liabilities measured at fair value. The impact of adopting EIC 173 was a decline of $2,542 to the recorded amount of the financial derivative liability and an increase of $0.5 million in future income tax liability and $2.0 million decrease in deficit at December 31, 2008.

Consolidated Financial Statements

In January 2009, the CICA issued Handbook Section 1601, Consolidated Financial Statements, which replaces the existing standards.  This section establishes the standards for preparing consolidated financial statements and is effective for 2011.  Earlier adoption is permitted. Algonquin is currently evaluating the impact of adopting this standard on its consolidated financial statements.

Non-Controlling Interests

In January 2009, the CICA issued Handbook Section 1602, Non-Controlling Interests, which establishes standards for the accounting of non-controlling interests of a subsidiary in the preparation of consolidated financial statements subsequent to a business combination.  This standard is equivalent to the International Financial Reporting Standards on consolidated and separate financial statements.  This standard is effective for 2011. Earlier adoption is permitted.  Algonquin is currently evaluating the impact of adopting this standard on its consolidated financial statements.

Business combinations

In January 2009, the CICA issued Handbook Section 1582, Business combinations, which replaces the existing standards.  This section establishes the standards for the accounting of business combinations, and states that all assets and liabilities of an acquired business will be recorded at fair value. Obligations for contingent considerations and contingencies will also be recorded at fair value at the acquisition date.  The standard also states that acquisition-related costs will be expensed as incurred and that restructuring charges will be expensed in the periods after the acquisition date.  This standard is

B-4-62

equivalent to the International Financial Reporting Standards on business combinations.  This standard is applied prospectively to business combinations with acquisition dates on or after January 1, 2011. Earlier adoption is permitted. Algonquin is currently evaluating the impact of adopting this standard on its consolidated financial statements.

Goodwill and Intangible Assets

In February 2008, the CICA issued Handbook Section 3064, Goodwill and intangible assets. Section 3064 states that upon their initial identification, intangible assets are to be recognized as assets only if they meet the definition of an intangible asset and the recognition criteria.  This section also provides further information on the recognition of internally generated intangible assets.  As for subsequent measurement of intangible assets, goodwill, and disclosure, Section 3064 carries forward the requirements of the old Section 3062, Goodwill and Other Intangible Assets.  The new section became effective on January 1, 2009 for Algonquin.

Section 3064 was adopted retrospectively and prior periods have been restated to reflect the change.  Costs related to deferred rate cases in the Utilities division were determined to not meet the definition of an intangible asset and the recognition criteria of Section 3064.

The effect of adopting Section 3064 on previously reported amounts is as follows:

	2008
	Balance as previously reported	Adjustment	Balance as restated
Other assets	2,844	(1,053)	1,791
Future tax asset	2,894	410	3,304
Deficit	(358,904)	(643)	(359,547)

Operating expense	120,479	(40)	120,439
Future income tax recovery	492	16	508
Net earnings / (loss)	(19,038)	24	(19,014)

	2007
	Balance as previously reported	Adjustment	Balance as restated
Other assets	2,737	(1,093)	1,644
Future tax asset	2,416	426	2,842
Deficit	(283,820)	(667)	(284,487)

Operating expense	99,314	224	99,538
Future income tax recovery	15,418	(87)	15,331
Net earnings / (loss)	23,671	(137)	23,534

B-4-63

	2006
	Balance as previously reported	Adjustment	Balance as restated
Other assets	2,295	(869)	1,426
Future tax asset	2,416	339	2,755
Deficit	(240,178)	(530)	(240,708)

Operating expense	103,080	434	103,514
Future income tax recovery	(3,627)	(169)	(3,796)
Net earnings / (loss)	27,956	(265)	27,691

Changeover to International Financial Reporting Standards

In 2011, Algonquin is required to change the accounting framework under which financial statements are prepared in Canada to International Financial Reporting Standards (“IFRS”).  For the quarter ended March 31, 2011, Algonquin will report quarterly comparative financial information using IFRS.  The exact impact on Algonquin’s financial statements of moving to IFRS is not completely known at this time; however, one area of potential change may involve the valuation of property, plant and equipment on the balance sheet.  Experience in other jurisdictions has shown that earnings may tend to become more volatile and there will be an increase in the volume and complexity of financial disclosures.

In this regard, Algonquin is currently developing a conversion plan in order to ensure that it is prepared for the conversion and to minimize any disruption the conversion may cause.  We note that this conversion plan is subject to change as a result of ongoing and subsequent changes to IFRS standards and interpretations.  Algonquin’s key personnel have received and will continue to invest in various training courses with regards to IFRS rules and the impact it will have on Algonquin’s reporting requirements.  In addition, Algonquin has initiated a high level diagnostic and qualitative assessment of its operations in order to identify the main areas where IFRS conversion will have the largest impact on Algonquin and considers the difficulties surrounding the application of IFRS.

With regards to the impact of IFRS on Algonquin’s banking and other financial covenants, Algonquin’s senior secured revolving operating and acquisition credit facilities mature on January, 14, 2011.  Accordingly, Algonquin will be in a position to review and amend any financial covenants impacted by IFRS during the renewal process.

Algonquin is currently looking to hire a specialist to co-ordinate and manage the changeover process.  Once the training has been completed, a more detailed conversion plan will be developed.

Algonquin’s Audit Committee is involved with this process and will be provided formal updates on a quarterly basis and as required.

B-4-64

Algonquin Power Income Fund

Consolidated Balance Sheets

(Unaudited)

(thousands of Canadian dollars)

	June 30,	December 31,
	2009	2008
		(restated see note 2)

ASSETS
Current assets:
Cash	$6,877	$5,902
Accounts receivable	26,889	26,600
Prepaid expenses	3,634	2,832
Income tax receivable	1,382	1,538
Current portion of notes receivable	500	485
	39,282	37,357

Long-term investments and notes receivable	25,245	27,134
Future non-current income tax asset	3,494	3,304
Property, plant and equipment	783,247	804,965
Intangible assets	92,253	97,398
Restricted cash	5,149	5,295
Deferred financing costs	218	243
Other assets (notes 2 and 3)	3,469	1,791

	$952,357	$977,487

LIABILITIES AND UNITHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$29,092	$34,074
Distributions payable	1,587	1,587
Current portion of long-term liabilities	4,497	4,236
Current portion of derivative liabilities (note 10)	9,106	8,438
Current income tax liability	128	541
Future income tax liability	1,056	1,191
	45,466	50,067
Long-term liabilities	286,838	293,590
Convertible debentures	140,847	140,427
Other long-term liabilities	28,561	28,859
Future non-current income tax liability (note 2)	80,946	85,654
Derivative liabilities (notes 2 and 10)	11,645	25,116
Non controlling interest	10,409	12,548
Unitholders’ equity:
Trust units (notes 3 and 4)	726,395	722,215
Deficit	(347,295)	(359,547)
Accumulated other comprehensive loss	(31,455)	(21,442)
	347,645	341,226
Commitments and contigencies
	$952,357	$977,487

See accompanying notes to consolidated financial statements

Approved by the Trustees

/s/ Ken Moore	/s/ George L. Steeves
Chairman	Trustee

B-5-1

Algonquin Power Income Fund

Consolidated Statements of Operations

(Unaudited)

( thousands of Canadian dollars, except per unit amounts)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Revenue:

Energy sales	$32,373	$40,713	$69,874	$76,623
Waste disposal fees	3,178	3,897	6,861	7,612
Water reclamation and distribution	9,932	8,713	19,604	16,217
Other revenue	1,066	909	2,374	1,756
	46,549	54,232	98,713	102,208

Expenses

Operating	25,014	30,386	54,575	55,879
Amortization of property, plant and equipment	9,531	8,987	19,360	17,610
Amortization of intangible assets	1,822	1,829	3,660	3,633
Management costs (note 5)	212	223	425	445
Administrative expenses	2,544	2,125	4,931	4,171
(Gain) / loss on foreign exchange	(1,892)	47	(1,315)	398
	37,231	43,597	81,636	82,136

Earnings before undernoted	9,318	10,635	17,077	20,072

Interest expense	5,143	6,673	10,657	13,803
Interest, dividend income and other income	(1,173)	(1,391)	(2,285)	(2,820)
(Gain) / loss on derivative financial instruments (note 10)	(12,201)	(3,715)	(8,703)	1,404
	(8,231)	1,567	(331)	12,387

Earnings from operations before income taxes and minority interest	17,549	9,068	17,408	7,685

Income tax expense (recovery)
Current	262	(113)	463	194
Future	389	793	(4,804)	1,677
	651	680	(4,341)	1,871

Minority interest in earnings (loss) of subsidaries	1,596	371	2,204	(649)

Net earnings	$15,302	$8,017	$19,545	$6,463

Basic net earnings per trust unit (note 6)	$0.20	$0.11	$0.25	$0.09

Diluted net earnings per trust unit (note 6)	$0.20	$0.11	$0.25	$0.08

See accompanying notes to consolidated financial statements

B-5-2

Algonquin Power Income Fund

Consolidated Statements of Cash Flows

(Unaudited)

(thousands of Canadian dollars)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Cash provided by (used in):

Operating Activities:

Net earnings	$15,302	$8,017	$19,545	$6,463
Items not affecting cash:
Amortization of property, plant and equipment	9,531	8,987	19,360	17,610
Amortization of intangible assets	1,822	1,829	3,660	3,633
Other amortization	217	306	478	606
Distributions received in excess of equity income	649	(239)	1,489	14
Future income taxes / (recovery)	389	793	(4,804)	1,677
Unrealized (gain) / loss on derivative financial instruments	(13,592)	(1,978)	(11,674)	5,306
Minority interest	1,596	371	2,204	(649)
Unrealized foreign exchange (gain) / loss on long-term debt	(1,661)	(142)	(890)	445
	14,253	17,944	29,368	35,105

Changes in non-cash operating working capital (note 8)	(4,871)	(1,231)	(6,285)	(3,680)
	9,382	16,713	23,083	31,425
Financing Activities:
Cash distributions (note 7)	(4,677)	(16,955)	(9,341)	(33,893)
Cash distributions to non-controlling interest (notes 5 and 7)	(211)	(544)	(470)	(1,087)
Trustee loans	—	—	6	(225)
Deferred financing costs	(35)	(122)	(52)	(382)
Increase in long-term liabilities	11,500	23,000	14,000	38,000
Decrease in long-term liabilities	(7,655)	(13,821)	(18,575)	(15,048)
Increase in other long-term liabilities	620	31	625	30
	(458)	(8,411)	(13,807)	(12,605)
Investing Activities:
Decrease / (increase) in restricted cash	(162)	1,638	(93)	2,660
Decrease/ (increase) in other assets	(1,727)	144	(1,728)	277
Receipt of principal on notes receivable	92	1,440	256	1,709
Increase in long-term investments	—	(55)	—	(131)
Proceeds from liquidation of Highground assets (Note 3)	302	—	302	—
Net additions to property, plant and equipment	(1,242)	(7,424)	(6,896)	(20,374)
Acquisitions of operating entities	(50)	(7,170)	(50)	(7,449)
	(2,787)	(11,427)	(8,209)	(23,308)

Effect of exchange rate differences on cash	(125)	(20)	(92)	194

Increase / (decrease) in cash	6,012	(3,145)	975	(4,294)

Cash, beginning of the period	865	9,212	5,902	10,361

Cash, end of the period	$6,877	$6,067	$6,877	$6,067

Supplemental disclosure of cash flow information:
Cash paid during the period for interest expense	$4,163	$6,228	$10,073	$13,737
Cash paid during the period for income taxes	$819	$566	$937	$800

See accompanying notes to consolidated financial statements

B-5-3

Algonquin Power Income Fund

Consolidated Statement of Deficit

(Unaudited)

(thousands of Canadian dollars)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
			(restated see note 2)

Balance, beginning of period	$(357,920)	$(302,979)	$(358,904)	$(283,820)
Changes in accounting policies (note 2):
Adjustments relating to adoption of HB 3064 with restatement of prior periods	—	—	(643)	(667)
	(357,920)	(302,979)	(359,547)	(284,487)
Adjustments relating to adoption of EIC 173 without restatement of prior periods	—	—	2,048	—
Balance, beginning of period as restated	(357,920)	(302,979)	(357,499)	(284,487)
Net earnings	15,302	8,017	19,545	6,463
Distributions	(4,677)	(16,955)	(9,341)	(33,893)

Balance, end of period	$(347,295)	$(311,917)	$(347,295)	$(311,917)

See accompanying notes to consolidated financial statements

B-5-4

Algonquin Power Income Fund

Consolidated Statements of Comprehensive Income / (Loss) and
Accumulated Other Comprehensive Income / (Loss)

(Unaudited)

(thousands of Canadian dollars)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Net earnings	$15,302	$8,017	$19,545	$6,463

Other comprehensive loss:
Forward exchange contracts settled in the period	(729)	(865)	(1,413)	(1,942)
Translation of self sustaining foreign operations	(13,556)	(1,068)	(8,600)	(4,223)
Other comprehensive loss	(14,285)	(1,933)	(10,013)	(6,165)

Total comprehensive income	$1,017	$6,084	$9,532	$298

Accumulated other comprehensive loss:
Balance, beginning of the period	$(17,170)	$(48,122)	$(21,442)	$(43,890)
Other comprehensive loss	(14,285)	(1,933)	(10,013)	(6,165)

Balance, end of the period	$(31,455)	$(50,055)	$(31,455)	$(50,055)

See accompanying notes to consolidated financial statements

B-5-5

ALGONQUIN POWER INCOME FUND

Notes to the Unaudited Interim Consolidated Financial Statements

Six months ending June 30, 2009 and 2008

(in thousands of Canadian dollars except as noted and per trust unit)

1.             Basis of presentation:

These unaudited interim consolidated financial statements of Algonquin Power Income Fund (“Algonquin”) should be read in conjunction with the audited consolidated financial statements of Algonquin for the year ended December 31, 2008, as set out in Algonquin’s 2008 annual report.  The notes presented in these unaudited interim consolidated financial statements include only significant changes and transactions occurring since Algonquin’s last year end, and are not fully inclusive of all disclosures required by Canadian generally accepted accounting principles for annual financial statements.

Algonquin’s operating results are subject to seasonal fluctuations that materially impact quarter-to-quarter operating results and, thus, one quarter’s operating results are not necessarily indicative of a subsequent quarter’s operating results.  Algonquin’s hydroelectric energy assets are primarily “run-of-river” and as such fluctuate with the natural water flows.  During the winter and summer periods, flows are generally slower, while during the spring and fall periods flows are heavier.  Algonquin’s water and wastewater utility assets revenues fluctuate depending on demand for water.  During drier, hotter periods of the year which occurs generally in the summer demand for water is generally higher than during cooler, wetter periods of the year.

These unaudited interim consolidated financial statements follow the same accounting policies and methods of application as the 2008 annual financial statements, except for the adoption of new accounting standards described in note 2.

2.             Adoption of New Accounting Standards

CICA Section 3064 — Goodwill and intangible assets

Effective January 1, 2009, Algonquin has adopted the CICA Handbook Section 3064, Goodwill and intangible assets.  Section 3064 states that upon their initial identification, intangible assets are to be recognized as assets only if they meet the definition of an intangible asset and the recognition criteria.  This section also provides further information on the recognition of internally generated intangible assets.  As for subsequent measurement of intangible assets, goodwill, and disclosure, Section 3064 carries forward the requirements of the old Section 3062, Goodwill and Other Intangible Assets.

Section 3064 was adopted retrospectively and prior periods have been restated to reflect the change.  Costs related to deferred rate cases in the Utilities division were determined to not meet the definition of an intangible asset and the recognition criteria of Section 3064.

B-5-6

Algonquin Power Income Fund

Notes to the Unaudited Interim Consolidated Financial Statements

Six months ending June 30, 2009 and 2008

(in thousands of Canadian dollars except as noted and per trust unit)

The effect of adopting Section 3064 on previously reported amounts is as follows:

	Year-ended December 31, 2008
	Balance as previously reported	Adjustment	Balance as restated
Other assets	$2,844	$(1,053)	$1,791
Future tax asset	2,894	410	3,304

Deficit	(358,904)	(643)	(359,547)

The impact on earnings for the three and six months ended June 30, 2009 and the three and six months ended June 30, 2008 was not material.

EIC 173, Credit Risk and Fair Value of Financial Assets and Financial Liabilities

Effective January 1, 2009, Algonquin has adopted EIC 173, Credit Risk and Fair Value of Financial Assets and Financial Liabilities, which clarifies that the credit risk of counterparties should be taken into account in determining the fair value of derivative instruments.  EIC 173 has been applied retrospectively without restatement of prior periods to all financial assets and liabilities measured at fair value.  The impact of adopting EIC 173 was a decline of $2,542 to the recorded amount of the financial derivative liability and an increase of $494 in future income tax liability at December 31, 2008 and a $2,048 decrease in deficit.

3.             Acquisitions

(a)          Future acquisition of electrical generation and regulated distribution utility

On April 23, 2009, Algonquin announced that it plans to co-acquire an electrical generation and regulated distribution utility through a strategic partnership with Emera Inc. (“Emera”). Algonquin and Emera will each own 50% of the newly formed California Pacific Electric Company (“California Pacific”), which intends to acquire the California-based electricity distribution and related generation assets (the “California Utility”) of NV Energy, Inc. for the purchase price of approximately US $116 million, subject to certain working capital and other closing adjustments. Algonquin and Emera will jointly own and operate the California Utility through California Pacific. The California Utility currently provides electric distribution service to approximately 47,000 customers in the Lake Tahoe region.  The transaction is subject to state and federal regulatory approval which management expects to occur in mid 2010.

As an element of the California Utility strategic partnership, Emera has also agreed to a conditional treasury subscription of approximately 8.5 million trust units of Algonquin at a price of $3.25 per unit. Delivery of the trust units under the subscription receipts is conditional on and is planned to occur simultaneously with the closing of the acquisition of the California Utility.  The proceeds of the subscription receipts are to be utilized to fund a portion of the cost of acquisition of the California Utility.

As of June 30, 2009, Algonquin has incurred costs of $687 related to the strategic partnership with Emera.  These costs are recorded as deferred transaction costs in other assets on the Consolidated Balance Sheet.

B-5-7

Algonquin Power Income Fund

Notes to the Unaudited Interim Consolidated Financial Statements

Six months ending June 30, 2009 and 2008

(in thousands of Canadian dollars except as noted and per trust unit)

3.             Acquisitions (continued):

(b)         Entrada Del Oro Sewer Company

The earnings or loss from this acquisition have not been consolidated with Algonquin as formal approval from the regulator has not been received.  Algonquin has accounted for this investment on an equity basis and has recorded a $38 (U.S. $33) (2008 - $nil) net loss from the date of acquisition which has been recorded on the consolidated statement of earnings under interest, dividend income and other income and reduced other assets by a similar amount.  In accordance with the purchase and sale agreement for Entrada Del Oro Sewer Company, Algonquin is required to make additional payments to the previous owners for each additional customer connected to the utility.  These payments continue until 2018.  As of June 30, 2009 Algonquin has accrued $88 (U.S. $78) (June 30, 2008 - $nil) as a growth premium, and increased other assets by a similar amount.

(c)          Highground Capital Corporation

On August 1, 2008, the Company issued 3,507,143 trust units pursuant to an agreement entered into on June 27, 2008 between Algonquin, Highground Capital Corporation (“Highground”) and CJIG Management Inc. (“CJIG”), which is the manager of Highground and a related party of Algonquin controlled by the shareholders of APMI, the managers of Algonquin.  Under the agreement, CJIG acquired all of the issued and outstanding common shares of Highground and Algonquin issued 3,507,143 trust units of which 3,065,183 trust units were received by Highground shareholders as part of the Agreement with the remaining trust units being retained by CJIG.

Algonquin’s final consideration for the trust units is dependent on the proceeds realized from liquidation of certain Highground investments.  Algonquin’s final consideration will be equal to the lesser of (a) $26,970 plus 50% of the amount, if any, of the value of the assets formerly owned by Highground after payment of the transaction costs which is in excess of $26,970 and (b) the value of all of the assets formerly owned by Highground after payment of the transaction costs, with the value of any non-cash securities received by Algonquin being determined through negotiation between the Trustees of Algonquin and CJIG.

During the second quarter of 2009, Algonquin received $302 from Highground as Algonquin’s share of the additional proceeds from the further liquidation of the assets held by Highground in excess of $26,970. This has been recorded as an increase amount assigned to the trust units issued.

B-5-8

Algonquin Power Income Fund

Notes to the Unaudited Interim Consolidated Financial Statements

Six months ending June 30, 2009 and 2008

(in thousands of Canadian dollars except as noted and per trust unit)

4.             Trust Units

Trust Units consist of the following:

	Three months June 30, 2009	Three months June 30, 2008	Six months June 30, 2009	Six months June 30, 2008
Balance of Trust units, beginning of period	$725,106	$692,552	$721,953	$691,734
Issued on conversion of Algonquin (AirSource) Power LP exchangeable units	719	524	3,872	1,342
Balance of Trust Units, end of period	$725,825	$693,076	$725,825	$693,076
Trustee Loans	(211)	(225)	(211)	(225)
Equity component of convertible debentures	479	479	479	479
Proceeds from liquidation of Highground assets (note 3(c))	302	—	302	—
Trust Units	$726,395	$693,330	$726,395	$693,330

Number of trust units

	Three months June 30, 2009	Three months June 30, 2008	Six months June 30, 2009	Six months June 30, 2008
Trust units, beginning of period	77,906,109	73,732,432	77,574,372	73,644,356
Issued on conversion of Algonquin (AirSource) Power LP exchangeable units	75,853	53,159	407,590	141,235
Trust units, end of period	77,981,962	73,785,591	77,981,962	73,785,591

B-5-9

Algonquin Power Income Fund

Notes to the Unaudited Interim Consolidated Financial Statements

Six months ending June 30, 2009 and 2008

(in thousands of Canadian dollars except as noted and per trust unit)

5.             Related party transactions

Algonquin is managed by Algonquin Power Management Inc. (“APMI”) which provides management services including advice and consultation concerning business planning, support, guidance and policy making and general management services.  An entity owned by the majority of the shareholders of APMI is the general partner of Algonquin Airlink Limited Partnership and is the general partner of Algonquin Property LP which leases the corporate office to Algonquin.  Green Wing Algonquin Power Development Inc (“GWAP”) is an entity majority owned by APMI which provides construction services.  Collectively these entities are called the Algonquin Power Group.

For the six months ended June 30, 2009, APMI was paid on a cost recovery basis for all costs incurred and charged $425 (2008 - $445).

As part of the project to re-power the Sanger facility, Algonquin entered into an agreement with APMI to undertake certain construction management services on the project.  APMI is entitled to a development supervision fee plus a contingency fee for its construction management role on the project.  During the six month period ending June 30, 2009, APMI was paid $nil (2008 - $15).

Algonquin has leased its head office facilities since 2001 from an entity owned by the shareholders of APMI on a net basis.  Base lease costs for the six month period ending June 30, 2009 were $168 (2008 - $148).

Algonquin utilizes chartered aircraft, including the use of an aircraft owned by an affiliate of APMI.  During the six month period ending June 30, 2009, Algonquin incurred costs in connection with the use of the aircraft of $140 (2008 - $123) and amortization expense related to the advance against expense reimbursements of $73 (2008 - $64).

In accordance with the construction services agreement related to the St. Leon facility, GWAP, a company controlled by APMI, was paid $nil (2008 - $134) during the six month period ended June 30, 2009 for construction services.

Pursuant to the St. Leon Limited Partnership Agreement, in 2006, St. Leon Wind Energy LP (“St. Leon LP”), a subsidiary of Airsource and the legal owner of the St. Leon facility, was required to issue 100 Class B units to GWAP.  The holders of the Class B Units are entitled to 2.5% of the income allocations and cash distributions from St. Leon LP for a 5 year period commencing after June 17, 2008, two years after the date the facility achieved commercial operations pursuant to the PPA.   Such income allocations and cash distributions shall be increased by 2.5% for each successive 5 year period, to a maximum of 10.0%.  In any particular period, cash distributions to the holders of the Class B Units are only to be made after distributions have been made to the other partners, in an aggregate amount, equal to the debt service on the outstanding debt in respect of such period.  The holders of the Class B units are entitled to cash distributions of $262 during the six months ended June 30, 2009 (2008 - $17).

On March 10, 2008, Algonquin advanced $225 to the Trustees for purposes of enabling the Trustees to purchase additional Units of Algonquin.  The loans are subject to promissory notes issued in favour of Algonquin which are payable upon demand, currently bear interest at 1% per annum, and are recorded as a reduction in Trust Units on the consolidated balance sheet.  During the six months ended June 30, 2009 a principal repayment of $6 was made (2008 - $nil).

Pursuant to the Highground transaction that occurred on June 27, 2008 between Algonquin, Highground and CJIG, APMI was entitled to a fee of approximately $240 which was recorded in 2008. This amount was paid in the second quarter 2009.

B-5-10

Algonquin Power Income Fund

Notes to the Unaudited Interim Consolidated Financial Statements

Six months ending June 30, 2009 and 2008

(in thousands of Canadian dollars except as noted and per trust unit)

5.             Related party transactions (continued):

APMI is entitled to 50% of the cash flow above 15% return on investment for the BCI project pursuant to its project management contract.  During the six months ended June 30, 2009 and 2008, no amounts were paid under this agreement. In 2008, APMI earned a construction supervision fee of $100 in relation to the development of this project.  As of June 30, 2009 this amount is accrued and included in accounts payable on the consolidated balance sheet.

6.                                     Basic and diluted net earnings per trust unit

Basic and diluted earnings per trust unit have been calculated on the basis of the weighted average number of units outstanding during the period.  The weighted average number of units outstanding during the period are as follows:

	Three months June 30, 2009	Three months June 30, 2008	Six months June 30, 2009	Six months June 30, 2008
Weighted average trust units – basic	77,931,448	73,761,019	77,815,293	73,725,319
Trust units issuable on conversion of exchangeable units	1,677,880	2,354,327	1,796,315	2,390,733
Weighted average trust units – diluted	79,609,328	76,115,346	79,611,608	76,116,052

Trust units issuable on conversion of exchangeable units are calculated based on the weighted average exchangeable units outstanding during the period at the period end exchange rate.

Units potentially issuable on the conversion of the convertible debentures are anti-dilutive and are not included in the calculation of diluted weighted average units for the three months and the six months ended June 30, 2009 and June 30, 2008.

7.             Cash distributions

All cash distributions of Algonquin are made on a discretionary basis as determined by the Trustees of Algonquin.

Distributions are declared to Unitholders of record on the last day of the month and are distributed 15 days after declaration.  The monthly distribution in 2009 was $0.02 per trust unit for each month for a total of $0.06 for the three months ended June 30, 2009 and $0.12 for the six months ended June 30, 2009 ($0.076 per trust unit per month and a total of $0.23 for the three months ended June 30, 2008 and $0.46 for the six months ended June 30, 2008).  Total distributions for the three months and six months ended June 30, 2009 were $4,677 and $9,341 (2008 - $16,952 and $33,890).

Total distributions to the Unitholders of the Algonquin (Airsource) Power LP exchangeable units for the three months and six months ended June 30, 2009 were $98 and $208 (2008 - $526 and $1,069) which have been recorded as a reduction in non controlling interest on the unaudited consolidated Balance Sheet.

B-5-11

Algonquin Power Income Fund

Notes to the Unaudited Interim Consolidated Financial Statements

Six months ending June 30, 2009 and 2008

(in thousands of Canadian dollars except as noted and per trust unit)

8.             Non cash working capital

The change in non cash working capital is compromised of the following:

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Accounts receivable	$1,689	$(2,330)	$(244)	$(4,886)
Income tax receivable	178	—	156	—
Prepaid expenses	(1,212)	198	(802)	(803)
Accounts payable and accrued liabilities	(5,025)	1,331	(4,982)	2,365
Current income tax liability	(501)	(430)	(413)	(356)
Change in non cash working capital	$(4,871)	$(1,231)	$(6,285)	$(3,680)

B-5-12

Algonquin Power Income Fund

Notes to the Unaudited Interim Consolidated Financial Statements

Six months ending June 30, 2009 and 2008

(in thousands of Canadian dollars except as noted and per trust unit)

9.             Segmented Information

Algonquin identifies two business categories it operates in: Power Generation & Development, and Utility Services.  The Power Generation & Development business unit develops and operates a portfolio of electrical energy generation facilities.  Within this business unit there are three operational divisions: Renewable Energy, Thermal Energy and Development.  The Renewable Energy division operates the Company’s hydro-electric and wind power facilities.  Thermal Energy division operates co-generation, energy from waste, steam production and other thermal facilities.  The Development division develops Algonquin’s greenfield power generation projects as well as any expansion of Algonquin’s existing portfolio of renewable energy and thermal energy facilities.

The Utility Services business unit provides rate regulated transportation and delivery of water and wastewater in its service areas.

The operations and assets for these segments are as follows:

Geographic Segments

Algonquin and its subsidiaries operate in the independent power and utility industries in both Canada and the United States.  Information on operations by geographic area is as follows:

	Three months ending June 30, 2009	Three months ending June 30, 2008	Six months ending June 30, 2009	Six months ending June 30, 2008
Revenue
Canada	$20,165	$21,370	$42,017	$41,872
United States	26,384	32,862	56,696	60,336
	$46,549	$54,232	$98,713	$102,208

			June 30, 2009	June 30, 2008
Property, plant and equipment
Canada			$453,482	$469,832
United States			329,765	300,945
			$783,247	$770,777
Intangible assets
Canada			$50,232	$54,813
United States			$42,021	41,101
			$92,253	$95,914
Other assets
Canada			$1,767	$1,172
United States			$1,702	156
			$3,469	$1,328

Revenues are attributable to the two countries based on the location of the underlying generating and utility facilities.

B-5-13

Algonquin Power Income Fund

Notes to the Unaudited Interim Consolidated Financial Statements

Six months ending June 30, 2009 and 2008

(in thousands of Canadian dollars except as noted and per trust unit)

9.             Segmented Information (continued)

Reporting segments

The reporting segments are Renewable Energy, Thermal Energy and Utility Services.  The development activities are reported under Renewable Energy or Thermal Energy as appropriate.  For purposes of evaluating divisional performance, Algonquin allocates the realized portion of the gain on derivative financial instruments to specific divisions.  This allocation is determined when the initial foreign exchange forward contract is entered into.  The unrealized portion of any gains or losses on derivative instruments is not considered in management’s evaluation of divisional performance and is therefore allocated and reported in the Corporate segment.  Interest expense is allocated to the divisions based on the project level debt related to the facilities in each division.  Interest expense on the revolving credit facility and convertible debentures is reported in the Corporate segment.  The interest rate swaps relate to specific debt facilities and gains and losses on these instruments are allocated in the same manner as interest expense.

The operations and assets for these segments are as follows:

B-5-14

Algonquin Power Income Fund

Notes to the Unaudited Interim Consolidated Financial Statements

Six months ending June 30, 2009 and 2008

(in thousands of Canadian dollars except as noted and per trust unit)

9.                                      Segmented Information (continued)

Three months ending June 30, 2009

	Power Generation & Development
	Renewable Energy	Thermal Energy	Total	Utility Services	Corporate	Total
Revenue
Energy sales	$17,462	$14,911	$32,373	$—	$—	$32,373
Waste disposal fees	—	3,178	3,178	—	—	3,178
Water reclamation and distribution	—	—	—	9,932	—	9,932
Other revenue	—	1,066	1,066	—	—	1,066
Total revenue	17,462	19,155	36,617	9,932	—	46,549
Operating expenses	5,416	13,707	19,123	5,891	—	25,014
	12,046	5,448	17,494	4,041	—	21,535
Other administration costs	(27)	(69)	(96)	—	(2,660)	(2,756)
Foreign exchange gain	—	—	—	—	1,892	1,892
Interest expense	(1,506)	(150)	(1,656)	(366)	(3,121)	(5,143)
Interest, dividend and other income	308	856	1,164	(38)	47	1,173
Gain / (loss) on derivative financial instruments	3,257	(285)	2,972	286	8,943	12,201
Amortization of property, plant and equipment	(4,180)	(3,294)	(7,474)	(2,057)	—	(9,531)
Amortization of intangible assets	(659)	(979)	(1,638)	(184)	—	(1,822)
Net earnings / (loss) before income taxes, minority interest	9,239	1,527	10,766	1,682	5,101	17,549
Property, plant and equipment	$404,928	$185,971	$590,899	$192,348	$—	$783,247
Intangible assets	31,939	32,402	64,341	27,912	—	92,253
Total assets	553,801	162,514	716,315	228,375	7,667	952,357
Capital expenditures	207	920	1,127	16	99	1,242
Acquisition of operating entities	—	—	—	50	—	50

B-5-15

Algonquin Power Income Fund

Notes to the Unaudited Interim Consolidated Financial Statements

Six months ending June 30, 2009 and 2008

(in thousands of Canadian dollars except as noted and per trust unit)

9.                                      Segmented Information (continued)

Six months ending June 30, 2009

	Power Generation & Development
	Renewable Energy	Thermal Energy	Total	Utility Services	Corporate	Total
Revenue
Energy sales	$36,425	$33,449	$69,874	$—	$—	$69,874
Waste disposal fees	—	6,861	6,861	—	—	6,861
Water reclamation and distribution	—	—	—	19,604	—	19,604
Other revenue	—	2,374	2,374	—	—	2,374
Total revenue	36,425	42,684	79,109	19,604	—	98,713
Operating expenses	10,728	31,850	42,578	11,997	—	54,575
	25,697	10,834	36,531	7,607	—	44,138
Other administration costs	(100)	(89)	(189)	—	(5,167)	(5,356)
Foreign exchange gain	—	—	—	—	1,315	1,315
Interest expense	(3,131)	(293)	(3,424)	(800)	(6,433)	(10,657)
Interest, dividend and other income	552	1,720	2,272	(37)	50	2,285
Gain / (loss) on derivative financial instruments	3,047	(664)	2,383	155	6,165	8,703
Amortization of property, plant and equipment	(8,375)	(6,598)	(14,973)	(4,387)	—	(19,360)
Amortization of intangible assets	(1,317)	(1,951)	(3,268)	(392)	—	(3,660)
Net earnings / (loss) before income taxes, minority interest	16,373	2,959	19,333	2,146	(4,070)	17,408
Property, plant and equipment	$404,928	$185,971	$590,899	$192,348	$—	$783,247
Intangible assets	31,939	32,402	64,341	27,912	—	92,253
Total assets	553,801	162,514	716,315	228,375	7,667	952,357
Capital expenditures	505	1,974	2,479	4,318	99	6,896
Acquisition of operating entities	—	—	—	50	—	50

B-5-16

Algonquin Power Income Fund

Notes to the Unaudited Interim Consolidated Financial Statements

Six months ending June 30, 2009 and 2008

(in thousands of Canadian dollars except as noted and per trust unit)

9.                                      Segmented Information (continued)

Three months ending June 30, 2008

	Power Generation & Development
	Renewable Energy	Thermal Energy	Total	Utility Services	Corporate	Total
Revenue
Energy sales	$19,667	$21,046	$40,713	$—	$—	$40,713
Waste disposal fees	—	3,897	3,897	—	—	3,897
Water reclamation and distribution	—	—	—	8,713	—	8,713
Other revenue	—	909	909	—	—	909
Total revenue	19,667	25,852	45,519	8,713	—	54,232
Operating expenses	5,621	19,605	25,226	5,160	—	30,386
	14,046	6,247	20,293	3,553	—	23,846
Other administration costs	(62)	(87)	(149)	(67)	(2,132)	(2,348)
Foreign exchange loss	—	—	—	—	(47)	(47)
Interest expense	(2,072)	(244)	(2,316)	(243)	(4,114)	(6,673)
Interest, dividend and other income	434	935	1,369	—	22	1,391
Gain / (loss) on derivative financial instruments	923	589	1,512	1,302	901	3,715
Amortization of property, plant and equipment	(4,122)	(3,359)	(7,481)	(1,506)	—	(8,987)
Amortization of intangible assets	(658)	(984)	(1,642)	(187)	—	(1,829)
Net earnings / (loss) before income taxes, minority interest	8,489	3,097	11,586	2,852	(5,370)	9,068
Property, plant and equipment	$425,564	$193,592	$619,156	$151,621	$—	$770,777
Intangible assets	34,572	36,320	70,892	25,022	—	95,914
Total assets	479,974	277,846	757,820	183,711	9,683	951,214
Capital expenditures	305	1,041	1,346	6,053	25	7,424
Acquisition of operating entities	7,149	—	7,149	21	—	7,170

B-5-17

Algonquin Power Income Fund

Notes to the Unaudited Interim Consolidated Financial Statements

Six months ending June 30, 2009 and 2008

(in thousands of Canadian dollars except as noted and per trust unit)

9.                                      Segmented Information (continued)

Six months ending June 30, 2008

	Power Generation & Development
	Renewable Energy	Thermal Energy	Total	Utility Services	Corporate	Total
Revenue
Energy sales	$39,496	$37,127	$76,623	$—	$—	$76,623
Waste disposal fees	—	7,612	7,612	—	—	7,612
Water reclamation and distribution	—	—	—	16,217	—	16,217
Other revenue	—	1,756	1,756	—	—	1,756
Total revenue	39,496	46,495	85,991	16,217	—	102,208
Operating expenses	10,551	35,790	46,341	9,538	—	55,879
	28,945	10,705	39,650	6,679	—	46,329
Other administration costs	(144)	(163)	(307)	(133)	(4,176)	(4,616)
Foreign exchange loss	—	—	—	—	(398)	(398)
Interest expense	(4,430)	(507)	(4,937)	(435)	(8,431)	(13,803)
Interest, dividend and other income	777	1,944	2,721	47	52	2,820
Gain / (loss) on derivative financial instruments	(1,820)	1,766	(54)	2,228	(3,578)	(1,404)
Amortization of property, plant and equipment	(8,118)	(6,521)	(14,639)	(2,971)	—	(17,610)
Amortization of intangible assets	(1,299)	(1,968)	(3,267)	(366)	—	(3,633)
Net earnings / (loss) before income taxes, minority interest	13,911	5,256	19,167	5,049	(16,531)	7,685
Property, plant and equipment	$425,564	$193,592	$619,156	$151,621	$—	$770,777
Intangible assets	34,572	36,320	70,892	25,022	—	95,914
Total assets	479,974	277,846	757,820	183,711	9,683	951,214
Capital expenditures	805	4,683	5,488	14,810	76	20,374
Acquisition of operating entities	7,149	—	7,149	300	—	7,449

B-5-18

Algonquin Power Income Fund

Notes to the Unaudited Interim Consolidated Financial Statements

Six months ending June 30, 2009 and 2008

(in thousands of Canadian dollars except as noted and per trust unit)

10.                               Derivative instruments

a)             Foreign Currency Risk

Algonquin uses a combination of foreign exchange forward contracts and spot purchases to manage its foreign exchange exposure on cash flows generated from operations.  Algonquin only enters into foreign exchange forward contracts with major Canadian financial institutions, thus reducing credit risk on these forward contracts.   As at June 30, 2009, Algonquin had U.S. $99,007 in outstanding foreign exchange forward contracts to sell U.S. dollars at an average rate of $1.046.  At June 30, 2009, the fair value of the foreign exchange forward contracts was a $10,049 liability.

The following chart sets out the amount of foreign exchange forward contracts outstanding as at June 30, 2009, hedge proceeds and average hedged rates over the term of the contracts:

	Total	2009	2010	2011	2012	2013

Total U.S. $ Hedged	$99,006	$16,151	$33,165	$29,660	$16,640	$3,390
Total Can. $ Proceeds	$103,565	17,437	34,507	30,427	17,443	3,751

Average Hedged Rate	$1.046	$1.080	$1.040	$1.026	$1.048	$1.107

Unrealized Gain (loss)	$(10,049)	(1,324)	(3,725)	(3,425)	(1,450)	(125)

b)            Interest Rate Risk

Algonquin is exposed to interest rate fluctuations related to certain of its debt obligations, including certain project specific debt and its revolving credit facility.

Algonquin’s project debt at the St. Leon facility has a balance of $71,307 as at June 30, 2009.  Algonquin has entered into a fixed for floating interest rate swap related to this debt covering the period to September 2015. At June 30, 2009, the fair value of the interest rate swap was a $6,037 liability.

Algonquin’s senior revolving credit facility has a balance of $134,000 as at June 30, 2009. Algonquin has entered into a fixed for floating interest rate swap related to $100,000 of this debt covering the period to December 2010.  At June 30, 2009, the fair value of this interest rate swap was a $4,665 liability.

As of June 30, 2009, the fair values of derivatives liabilities are as follows:

	June 30, 2009	December 31, 2008
Derivative liabilities:
Foreign exchange forward contracts	$10,049	$16,735
Interest Rate swap – St. Leon	6,037	11,288
Interest Rate swap – revolving credit facility	4,665	5,531
	$20,751	$33,554
Less: current portion	(9,106)	(8,438)
Total long term derivative liabilities	$11,645	$25,116

B-5-19

Algonquin Power Income Fund

Notes to the Unaudited Interim Consolidated Financial Statements

Six months ending June 30, 2009 and 2008

(in thousands of Canadian dollars except as noted and per trust unit)

10.                               Derivative instruments (continued)

Loss / (gain) on derivative financial instruments consist of the following:

	Three months June 30, 2009	Three months June 30, 2008	Six months June 30, 2009	Six months June 30, 2008
Unrealized loss / (gain) on derivative financial instruments:
Foreign exchange contracts	$(9,042)	$(714)	$(6,726)	$3,764
Interest rate swaps	(4,550)	(1,264)	(4,948)	1,542
Total unrealized loss / (gain) on derivative financial instruments	$(13,592)	$(1,978)	$(11,674)	$5,306
Realized loss/(gain) on derivative financial instruments:
Foreign exchange contracts	$(2)	$(1,891)	$509	$(3,994)
Interest rate swaps	1,393	154	2,462	92
Total realized loss/(gain) on derivative financial instruments	$1,391	$(1,737)	$2,971	$(3,902)
Loss / (gain) on derivative financial instruments	$(12,201)	$(3,715)	$(8,703)	$1,404

11.          Unit Exchange and Convertible Debenture Exchanges

(a)           Unit for share exchange

During the second quarter of 2009, the Trustees of Algonquin announced that they had entered into a unit-share exchange support agreement to support an offer (the “Unit Exchange Offer”) which will provide Algonquin’s unitholders the opportunity to exchange their trust units of Algonquin, on a one-for-one basis, for common shares of Hydrogenics Corporation an existing corporation which pursuant to a Plan of Arrangement will have all operations and existing shares transferred to a new Hydrogenics Corporation immediately before the Unit Exchange Offer occurs.  The remaining Hydrogenics Corporation will be renamed by Algonquin following closing of the transactions contemplated by the Unit Exchange Offer.  If the offer is accepted by Algonquin unitholders, unitholders will receive common shares of the renamed corporation (the “Renamed Corporation”) in exchange for their trust units of Algonquin, on a one-for-one basis and Algonquin’s trust units will be wholly owned by this corporation.  Excluding shares that may be issued under the CD Exchange Offer (as defined below), the number of common shares of the Renamed Corporation outstanding immediately after completion of the transactions described herein will be exactly the same as the number of Algonquin trust units outstanding immediately before the Unit Exchange Offer.

B-5-20

Algonquin Power Income Fund

Notes to the Unaudited Interim Consolidated Financial Statements

Six months ending June 30, 2009 and 2008

(in thousands of Canadian dollars except as noted and per trust unit)

11.          Unit Exchange and Convertible Debenture Exchanges (continued):

(b)         Convertible debenture exchange offer (the “CD Exchange Offer”)

During the second quarter of 2009, the Trustees of Algonquin announced that, in conjunction with the Unit Exchange Offer, holders of Algonquin’s convertible debentures will be provided the opportunity to exchange their debentures for new debentures of the Renamed Corporation (the “CD Exchange Offer”) on the following terms:

In respect of the 6.65% convertible debentures maturing on July 31, 2011 (“Series I”), holders of Series I debentures will receive, for each $1 of Series I debenture principal, either of the following, at the option of each debenture holder to be exercised at the time of tender of their debentures:

(a)          311.52 common shares in the Renamed Corporation

i.                  A maximum of 12,460,800 common shares will be available under this option and, if demand for this option exceeds such amount, such shares will be allocated pro-rata amongst tendering debenture holders; or

(b)         a convertible debenture issued by Renamed Corporation with the following terms:

i.                  Principal:  $1.05

ii.               Coupon: 7.50%, payable semi-annually (current Series I coupon is 6.65%)

iii.    Conversion Price: $4.08 for each Renamed Corporation share, representing a conversion premium of 20% over the most recent closing price of Algonquin’s trust units of $3.40.  (current Series I conversion price is $10.65 for each Algonquin trust unit)

iv.    Maturity:  November 30, 2014

In respect of the 6.20% convertible debentures maturing on November 30, 2016 (“Series II”), holders of the Series II debentures will receive, for each $1 of Series II debenture principal, a convertible debenture issued by the Renamed Corporation with the following terms:

i.                  Principal:  $1.00

ii.               Coupon: 6.35%, payable semi-annually (current Series II coupon is 6.20%)

iii.    Conversion Price: $6.00 for each Renamed Corporation share (current Series II conversion price is $11.00 for each Algonquin trust unit)

iv.           Maturity: November 30, 2016

12.          Comparative figures

Certain of the comparative figures have been reclassified to conform with the financial statement presentation adopted in the current year.

B-5-21

Algonquin Power Income Fund

Notes to the Unaudited Interim Consolidated Financial Statements

Six months ending June 30, 2009 and 2008

(in thousands of Canadian dollars except as noted and per trust unit)

13.                               Reconciliation with United States Generally Accepted Accounting Principles

Algonquin Power Income Fund (the “Fund”) follows generally accepted accounting principles in Canada (Canadian GAAP), which differs in certain material respects from accounting principles in the United States and from practices prescribed by the United States Securities and Exchange Commission (U.S. GAAP).  The following information should be read in conjunction with the Company’s six months ended June 30, 2009 unaudited consolidated financial statements prepared in accordance with Canadian GAAP.

Reconciliation of net earnings under Canadian GAAP to U.S. GAAP:

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Net earnings, Canadian GAAP	$15,302	$8,017	$19,545	$6,463
Adjustments, net of tax
Financial instruments (a)	—	(44)	—	274
Convertible debentures (b)	8	8	16	16
Regulatory assets (c)	121	—	219	—
Non controlling interest (e)	1,482	353	1,941	(667)
Total adjustments	$1,611	$317	$2,176	$(377)
Net earnings, U.S. GAAP	$16,913	$8,334	$21,721	$6,086

Basic and diluted net earnings per trust unit	$0.21	$0.11	$0.28	$0.08

	As at June 30, 2009		As at December 31, 2008
	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP

Property, plant and equipment (c)	$783,247	$783,632	$804,965	$805,350
Regulatory assets (c)	—	1,412	—	1,053
Deferred financing costs (d)	218	4,211	243	4,667
Long-term liabilities (d)	290,168	290,395	296,826	297,089
Convertible debentures (b) (d)	140,847	144,964	140,427	144,964
Future income tax liability	82,002	82,745	86,845	87,932
Derivative liabilities / (assets) (a)	20,751	20,751	33,554	31,012
Temporary equity (e)	—	741,073	—	740,765
Non controlling interest (e)	10,409	—	12,548	—
Trust units (b) (e)	726,395	—	722,215	—
Deficit	(347,295)	(350,860)	(359,547)	(363,032)

B-5-22

Algonquin Power Income Fund

Notes to the Unaudited Interim Consolidated Financial Statements

Six months ending June 30, 2009 and 2008

(in thousands of Canadian dollars except as noted and per trust unit)

13.                               Reconciliation with United States Generally Accepted Accounting Principles (continued)

	Six months ended June 30, 2009	Year ended December 31, 2008

Deficit, Canadian GAAP	$(347,295)	$(359,547)
Adjustments, net of tax
Financial instruments (a)	—	2,048
Convertible debentures (b)	86	70
Regulatory assets (c)	1,097	878
Non controlling interest (e)	(4,748)	(6,481)
Total adjustments	(3,565)	(3,485)
Deficit, U.S. GAAP	$(350,860)	$(363,032)

Description of significant differences:

a)              Fair value of financial instruments

Under US GAAP, the Financial Accounting Standard Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements.

SFAS No. 157 establishes a three-tier fair value hierarchy, which categorizes the inputs used in measuring fair value. These categories include (in descending order of priority): Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The following table shows assets and liabilities measured at fair value as of June 2009 on the Company’s balance sheet, and the input categories associated with those assets and liabilities:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value at June 30, 2009
Derivative liabilities	$—	$20,751	$—	$20,751

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Algonquin Power Income Fund

Notes to the Unaudited Interim Consolidated Financial Statements

Six months ending June 30, 2009 and 2008

(in thousands of Canadian dollars except as noted and per trust unit)

13.                               Reconciliation with United States Generally Accepted Accounting Principles (continued)

a)              Fair value of financial instruments (continued)

The standard also clarifies that the credit risk of counterparties should be taken into account in determining the fair value.  Under Canadian GAAP, the Fund has adopted EIC 173, Credit Risk and Fair Value of Financial Assets and Financial Liabilities, effective January 1, 2009. Under U.S GAAP, SFAS 157 is required to be adopted effective January 1, 2008. The adjustment reflects the change in credit risk on derivative financial instruments of the Company for the year ended December 31, 2008 due to adoption of SFAS 157 at January 1 2008.

b)            Convertible debentures

Under Canadian GAAP, the fair value of convertible debentures is bifurcated into equity and debt components whereas under U.S. GAAP, the convertible debentures do not have the features that would require bifurcation. Accordingly, the adjustment reflects the reclassification of the value attributed to the equity component recorded under Canadian GAAP to convertible debentures in the consolidated balance sheet.

Under Canadian GAAP, the accretion of the residual carrying value of the convertible debentures to the face value of the convertible debentures over the life of the instrument is charged to operations. Under U.S. GAAP, no such accretion is required if convertible feature is not required to be bifurcated.  This GAAP difference resulted in a reversal of accretion recorded under Canadian GAAP at December 31, 2008 and 2007 and a reduction of accretion expense for the years ended December 31, 2008 and 2007.

c)              Regulated operations

The Fund’s utility operations are subject to regulation by the public utility commissions of the U.S. in which they operate. Under U.S. GAAP, the Fund’s utility operations follows the regulatory accounting principles prescribed under SFAS 71 Accounting for the Effects of Certain Types of Regulation. Under SFAS 71, regulatory assets and liabilities that would not be recorded under GAAP for non-regulated entities are recorded. Regulatory assets and liabilities represent probable future revenues or expenses associated with certain charges or credits that will be recovered from or refunded to customers through the rate making process. Items to which regulatory accounting requirements apply include deferred rate case costs, equity return component on regulated capital projects and contributions in aid of construction.

Deferred rate case costs relate to costs incurred by the Fund’s utilities to file, prosecute and defend rate case applications and which the utility expects to receive prospective recovery through its rates approved by the regulators.  Under U.S. GAAP, these costs are capitalized and amortized over the period of rate recovery granted by the regulator while they are expensed for Canadian GAAP.

Under SFAS 71, allowance for funds used during construction projects included in rate base is capitalized. This allowance is designed to enable a utility to capitalize financing costs during periods of construction of property subject to rate regulation. It represent the cost of borrowed funds (allowance for borrowed funds used during construction) and a return on other funds (allowance for equity funds used during construction). Under Canadian GAAP, the Fund capitalizes interest costs directly attributable to the construction of these assets but does not capitalize the allowance for equity funds used during constructions.

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Algonquin Power Income Fund

Notes to the Unaudited Interim Consolidated Financial Statements

Six months ending June 30, 2009 and 2008

(in thousands of Canadian dollars except as noted and per trust unit)

13.                               Reconciliation with United States Generally Accepted Accounting Principles (continued)

d)             Financing costs

The Fund records financing costs as a reduction to long-term liabilities and convertible debentures under Canadian GAAP. Under U.S. GAAP, such costs are presented as deferred financing costs.  The resulting presentation difference in the balance sheet does not affect U.S. GAAP earnings.

e)              Temporary equity

Trust Units

The Fund’s Trust Units contain a redemption feature which is required for the Trust to retain its Canadian mutual fund trust status.  The redemption feature of the Trust Units entitles the holders to receive a cash redemption price equal to the lesser of: (i) 95% of the market price of the Trust Units on the principal market on which the Trust Units are quoted for trading during the ten trading day period commencing immediately after the date on which the Trust Units were tendered to the Fund for redemption; and (ii) the closing market price on the principal market on which the Trust Units are quoted for trading on the redemption date.  For Canadian GAAP purposes, the Trust Units are considered permanent equity and are presented as a component of Unitholders’ equity.

Under US GAAP, equity with a redemption feature is presented outside of permanent equity as temporary equity between the liability and equity sections of the balance sheet.  The temporary equity was initially recorded at an amount equal to the redemption value based on the terms of the Trust Units.  Any increase in the value of the Trust Units related to changes in the redemption value is recorded as an adjustment to the Trust Units through deficit.  However, the adjustment is restricted only to the extent of previously recorded increases in the carrying amount of the Trust Units arising from such adjustments.  Under US GAAP, no adjustment was required to the carrying amount of the Trust Units recorded as temporary equity since there have been no previously recorded increases to the redemption value above their initial fair value.

When calculating net income per Trust Unit, changes in temporary equity resulting from increases in the redemption value during a period results in a reduction of net income available to Unitholders while decreases in temporary equity resulting from the redemption value increases net income available to Unitholders.  For the six months ended June 30, 2009 and June 30, 2008, there were no changes in temporary equity related to changes in the redemption value of the Trust Units and therefore there was no change to net earnings / (loss).

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Algonquin Power Income Fund

Notes to the Unaudited Interim Consolidated Financial Statements

Six months ending June 30, 2009 and 2008

(in thousands of Canadian dollars except as noted and per trust unit)

13.                               Reconciliation with United States Generally Accepted Accounting Principles (continued)

e)              Temporary equity (continued)

Exchangeable Units and non controlling interest

Exchangeable units (“AirSource Exchangeable Units”) were issued by Algonquin (AirSource) Power LP (“Algonquin AirSource”), a subsidiary of the Fund, when Algonquin AirSource acquired AirSource Power Fund I LP on June 29, 2006.  The AirSource Exchangeable Units entitle the holders to receive distributions which are equivalent to the Fund’s distributions, as long as the facility which was acquired upon acquisition of AirSource generates adequate cash flows.  Under Canadian GAAP the AirSource Exchangeable Units are recorded in the Fund’s consolidated financial statements as “Non controlling interest”.  Consolidated net income or loss is reduced by the portion of income or loss attributable to this non controlling interest and distributions to holders of the exchangeable units are recorded as a reduction to the carrying amount of the non controlling interest.  Under Canadian GAAP, when the AirSource Exchangeable Units are converted to Algonquin Trust Units, the non controlling interest on the consolidated balance sheet is reduced on a pro-rata basis together with a corresponding increase in Trust Units.

Under US GAAP the AirSource Exchangeable Units are classified along with the Trust Units outside of permanent equity as temporary equity since they are able to be converted at the holder’s option to the Fund’s Trust Units.  The temporary equity was initially recorded at an amount equal to the redemption value based on the terms of the AirSource Exchangeable Units. Any increase in the redemption value of the AirSource Exchangeable Units is recorded as an adjustment to deficit.  However, downward adjustment is restricted only to the extent of previously recorded increases in the carrying amount arising from such adjustments.  Under US GAAP, no adjustment was required to the carrying amount of the AirSource Exchangeable Units in temporary equity. Under US GAAP the proportion of income or loss attributable to the AirSource Exchangeable Units non controlling interest is recorded to deficit rather than through earnings, and distributions to the AirSource Exchangeable Unit holders are recorded as a charge to deficit.

f)                Cash Flow Statement

The consolidated cash flow statement prepared in accordance with Canadian GAAP presents substantially the same information that is required under U.S. GAAP.

g)             Recent accounting pronouncements

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Algonquin Power Income Fund

Notes to the Unaudited Interim Consolidated Financial Statements

Six months ending June 30, 2009 and 2008

(in thousands of Canadian dollars except as noted and per trust unit)

In April 2009, the FASB released three FSP’s intended to provide additional application guidance and enhanced disclosures regarding fair value measurements and impairments of securities.  FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”, provides additional guidelines for estimating fair value in accordance with SFAS No. 157.  FSP FAS 115-2, “Recognition and Presentation of Other-Than-Temporary Impairments”, provides additional guidance related to the disclosure of impairment losses on securities and the accounting for impairment on debt securities.  FSP FAS 115-2 does not amend existing guidance related to other-than-temporary impairments of equity securities.  FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”, increases the frequency of fair value disclosures.  All of the aforementioned FSP’s are effective for interim or annual periods ending after June 15, 2009.  The adoption of the aforementioned FSP’s did not have any impact on the consolidated interim financial statements.

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Algonquin Power Income Fund

Notes to the Unaudited Interim Consolidated Financial Statements

Six months ending June 30, 2009 and 2008

(in thousands of Canadian dollars except as noted and per trust unit)

13.                               Reconciliation with United States Generally Accepted Accounting Principles (continued)

g)             Recent accounting pronouncements (continued)

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS 165”), effective for interim and annual periods ending after June 15, 2009. SFAS 165 provides guidance to establish general standards of accounting for and disclosures of events that occur subsequent to the balance sheet date but before financial statements are issued or available to be issued. The adoption of SFAS 165 did not have a material impact on Algonquin’s condensed consolidated financial statements. Algonquin has evaluated all subsequent events or transactions that occurred after June 30, 2009 up through August 17, 2009, the date the consolidated interim financial statements as of and for the six month period ended June 30, 2009 were issued.  During this period, no material subsequent events occurred that would require recognition or disclosure in these condensed consolidated interim financial statements.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (“SFAS 167”), effective for interim and annual periods beginning after November 15, 2009. SFAS 167 requires an analysis to determine whether a variable interest gives an entity a controlling financial interest in the variable interest entity. SFAS 167 also requires ongoing qualitative assessments of whether an entity is the primary beneficiary of a variable interest entity and expands required disclosures. Algonquin is currently evaluating the impact, if any, this standard will have on their financial statements.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (“SFAS 168”), effective for interim and annual periods ending after September 15, 2009. SFAS 168 establishes the Codification as the single source of authoritative United States accounting and reporting standards. It combines existing authoritative standards into a comprehensive, topically organized database. The primary effect will be in the consolidated footnotes where references to U.S. GAAP and to new FASB pronouncements will be based on the sections of code rather than to individual FASB standards

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Management’s Discussion and Analysis

(All figures are in thousands of Canadian dollars, except per trust unit and convertible debenture values or where otherwise noted)

Algonquin Power Income Fund (“Algonquin”) has prepared the following discussion and analysis to provide information to assist its unitholders’ understanding of the financial results for the three and six months ended June 30, 2009.  This discussion and analysis should be read in conjunction with Algonquin’s unaudited consolidated interim financial statements for the three and six months ended June 30, 2009 and 2008 and the notes thereto.  This material is available on SEDAR at www.sedar.com and on the Algonquin website at www.AlgonquinPower.com.  Additional information about Algonquin, including the Annual Information Form for the year ended December 31, 2008 can be found on SEDAR at www.sedar.com.

This Management’s Discussion and Analysis (“MD&A”) is based on information available to management as of August 18, 2009.

Caution concerning forward looking statements

Certain statements included herein contain forward-looking information within the meaning of certain securities laws.  These statements reflect the views of Algonquin and Algonquin Power Management Inc. (“APMI”), the entity which provides management services to Algonquin (including advice and consultation concerning business planning, support, guidance and policy making) with respect to future events, based upon assumptions relating to, among others, the performance of Algonquin’s assets and the business, interest and exchange rates, commodity market prices, and the financial and regulatory climate in which it operates.  These forward looking statements include, among others, statements with respect to the expected performance of Algonquin, its future plans and its distributions to unitholders.  Statements containing expressions such as “outlook”, “believes”, “anticipates”, “continues”, “could”, “expect”, “may”, “will”, “project”, “estimates”, “intend”, “plan” and similar expressions generally constitute forward-looking statements.

Since forward-looking statements relate to future events and conditions, by their very nature they require us to make assumptions and involve inherent risks and uncertainties.  Algonquin and APMI caution that although we believe our assumptions are reasonable in the circumstances, these risks and uncertainties give rise to the possibility that our actual results may differ materially from the expectations set out in the forward-looking statements.  Material risk factors include the continued volatility of world financial markets; the impact of movements in exchange rates and interest rates; the effects of changes in environmental and other laws and regulatory policy applicable to the energy and utilities sectors; decisions taken by regulators on monetary policy and the taxation of income funds; and the state of the Canadian and the United States (“U.S.”) economy and accompanying business climate.  Algonquin and APMI caution that this list is not exhaustive, and other factors could adversely affect our results.  Given these risks, undue reliance should not be placed on these forward-looking statements, which apply only as of their dates.  Algonquin reviews material forward-looking information it has presented, at a minimum, on a quarterly basis.  Although Algonquin and APMI believe that the assumptions inherent in these forward-looking statements are reasonable, undue reliance should not be placed on these statements, which apply only as of the dates hereof.  Algonquin and APMI are not obligated nor do either of them intend to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

Overview

Algonquin is a mutual fund trust that owns and has interests in a diverse portfolio of clean, renewable power generation and sustainable infrastructure assets across North America, including 42 renewable energy facilities,

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13 thermal energy facilities, and 18 water distribution and wastewater facilities.  Algonquin was established in 1997 and produces stable earnings through a diversified portfolio of renewable energy and utility assets.

Algonquin owns 41 hydroelectric facilities operating in Ontario, Québec, Newfoundland, Alberta, New York State, New Hampshire, Vermont and New Jersey with a combined generating capacity of 140 MW.  Algonquin also owns a 99 MW wind farm in Manitoba.  The renewable energy facilities are generally facilities operating under long term power purchase agreements with major utilities that have an average remaining contract life of 18 years.  Algonquin’s 13 Thermal Energy Facilities operate under power purchase agreements (“PPAs”) with an average remaining contract life of 10 years with a combined generating capacity of 356 MW. In addition to its electricity generating assets, Algonquin also owns in its Utility Services business unit 18 regulated water distribution and wastewater facilities in Arizona, Illinois, Missouri and Texas.  These utility operating companies are regulated investor-owned utilities subject to regulation, including rate regulation, by the public utility commissions of the states in which they operate.

Business Strategy

Algonquin’s business strategy is to maximize long term unitholder value by strengthening its position as a strong renewable energy and infrastructure company.  Algonquin is focused on growth in cash flow and earnings in the business segments in which it operates.  Algonquin currently makes monthly cash distributions to unitholders of $0.02 per trust unit per month or $0.24 per trust unit per annum.  This level of cash distributions allows for both an immediate return on investment for unitholders and retention of sufficient cash within Algonquin to fund growth opportunities, fund anticipated tax liabilities when the new tax policies affecting income trusts are implemented, fund debt repayment and mitigate the impact of volatility in foreign exchange rates.

Algonquin’s operations are aligned into two major business units: Power Generation & Development, and Utility Services.

The Power Generation & Development business unit develops and operates a diversified portfolio of electrical energy generation facilities.  Within this business unit there are three distinct divisions: Renewable Energy, Thermal Energy and Development.  The Renewable Energy division operates Algonquin’s hydroelectric and wind power facilities.  The Thermal Energy division operates co-generation, energy from waste, steam production and other thermal facilities.  The Development division develops Algonquin’s greenfield power generation projects, pursues accretive acquisitions of electrical energy generation facilities as well as development of organic growth opportunities within Algonquin’s existing portfolio of renewable energy and thermal energy facilities.  The renewable power and thermal energy generation business of Algonquin is managed with an emphasis on growth through the development of green-field projects and opportunities within Algonquin’s existing portfolio.  This involves building on Algonquin’s expertise in the origination of greenfield renewable energy projects, building upon Algonquin’s existing portfolio of assets for further growth, and capitalizing on opportunities that may emerge in the current turbulence of the capital markets.

The current focus of the Utility Services business unit is on the provision of safe, reliable transportation and delivery of water and wastewater treatment in its service area.  To leverage its experience in the regulated water utility sector, Utility Services is committed to expanding its operations into other regulated essential utilities such as electricity and natural gas distribution.

Acquisition announcement

On April 23, 2009, Algonquin announced that it plans to co-acquire an electrical generation and regulated distribution utility through a strategic partnership with Emera Inc. (“Emera”).  Algonquin and Emera will each own 50% of the newly formed Calpeco Electric Company (“Calpeco”), which intends to acquire the California-based electricity distribution and related generation assets (the “California Utility”) of NV Energy, Inc. for the purchase price of approximately US $116 million, subject to certain working capital and other closing

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adjustments.  Algonquin and Emera will jointly own and operate the California Utility through Calpeco. The California Utility currently provides electric distribution service to approximately 47,000 customers in the Lake Tahoe region.  The transaction is subject to state and federal regulatory approval which is expected to occur in mid 2010.

As an element of the California Utility strategic partnership, Emera has also agreed to a conditional treasury subscription of approximately 8.5 million trust units of Algonquin at a price of $3.25 per unit. Delivery of the trust units under the subscription receipts is conditional on and is planned to occur simultaneously with the closing of the acquisition of the California Utility.

As of June 30, 2009, Algonquin has incurred costs of $0.7 million related to the strategic partnership with Emera.  These costs are recorded as deferred transaction costs in other assets on the Consolidated Balance Sheet.

Unit Exchange announcement

During the second quarter of 2009, the trustees of Algonquin announced that they had entered into a unit-share exchange support agreement to support an offer (the “Unit Exchange Offer”) which will provide Algonquin’s unitholders the opportunity to exchange their trust units of Algonquin, on a one-for-one basis, for common shares of Hydrogenics Corporation an existing corporation which pursuant to a Plan of Arrangement will have all operations and existing shares transferred to a new Hydrogenics Corporation immediately before the Unit Exchange Offer occurs.  The remaining Hydrogenics Corporation will be renamed by Algonquin following closing of the transactions contemplated by the Unit Exchange Offer.  If the offer is accepted by Algonquin unitholders, unitholders will receive common shares of the renamed corporation (the “Renamed Corporation”) in exchange for their trust units of Algonquin, on a one-for-one basis and Algonquin’s trust units will be wholly owned by this corporation.  Excluding shares that may be issued under the CD Exchange Offer (as defined below), the number of common shares of the Renamed Corporation outstanding immediately after completion of the transactions described herein will be exactly the same as the number of Algonquin trust units outstanding immediately before the Unit Exchange Offer.

CD Exchange announcement

During the second quarter of 2009, the trustees of Algonquin announced that, in conjunction with the Unit Exchange Offer, holders of Algonquin’s convertible debentures will be provided the opportunity to exchange their debentures for new debentures of the Renamed Corporation (the “CD Exchange Offer”) on the following terms:

In respect of the 6.65% convertible debentures maturing on July 31, 2011 (“Series I”), holders of Series I debentures will receive, for each $1 of Series I debenture principal, either of the following, at the option of each debenture holder to be exercised at the time of tender of their debentures:

(a)          311.52 common shares in the Renamed Corporation

i.                  A maximum of 12,460,800 common shares will be available under this option and, if demand for this option exceeds such amount, such shares will be allocated pro-rata amongst tendering debenture holders; or

(b)         a convertible debenture issued by Renamed Corporation with the following terms:

i.                  Principal:  $1,050.00

ii.               Coupon: 7.50%, payable semi-annually (current Series I coupon is 6.65%)

iii.            Conversion Price: $4.08 for each Renamed Corporation share, representing a conversion premium of 20% over the most recent closing price of Algonquin’s trust units of $3.40.  (current Series I conversion price is $10.65 for each Algonquin trust unit)

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iv.           Maturity:  November 30, 2014

In respect of the 6.20% convertible debentures maturing on November 30, 2016 (“Series II”), holders of the Series II debentures will receive, for each $1 of Series II debenture principal, a convertible debenture issued by the Renamed Corporation with the following terms:

i.                  Principal:  $1,000.00

ii.               Coupon: 6.35%, payable semi-annually (current Series II coupon is 6.20%)

iii.            Conversion Price: $6.00 for each Renamed Corporation share (current Series II conversion price is $11.00 for each Algonquin trust unit)

iv.           Maturity: November 30, 2016

Corporate Governance

The Board of Trustees announced on April 23, 2009 that the President and CEO of Emera, Chris Huskilson, has been invited to join the Board of Trustees of Algonquin.  The Board of Trustees and management of Algonquin believe that Mr. Huskilson’s utility and power experience will make a strong addition to the Board and will support Algonquin’s long term strategy and corporate governance activities.  Mr. Huskilson was elected as a Trustee at the annual general meeting of Unitholders held on July 27, 2009.

Management Internalization

As previously announced the Board of Trustees (the “Board”) has commenced a process to internalize management at Algonquin.  The Board has retained advisors to assist them in the process.  The Board also continues to have discussions with APMI about the internalization of management.  The Board expects to complete the internalization of management by the end of 2009.

2009 Six month results from operations

Key Selected Six Month Financial Information

	Six months ended
	June 30
	2009	2008

Revenue	$98,713	$102,208
Cash provided by Operating Activities	23,083	31,425
Net earnings	19,545	6,463

Distribution to Unitholders (1)	9,553	34,971

Per trust unit:
Basic and diluted net earnings	$0.25	$0.09
Cash provided by Operating Activities	$0.29	$0.43
Distribution to Unitholders	$0.12	$0.46

Total Assets	952,357	951,214
Long Term Debt	286,838	304,312

(1)    Includes distributions to Algonquin unitholders and Airsource units exchangeable into Algonquin units.

For the six months ended June 30, 2009, Algonquin reported total revenue of $98.7 million as compared to $102.2 million during the same period in 2008, a $3.5 million or 3.4% decrease.  The decrease in revenue from energy sales in the six months ended June 30, 2009 was primarily the result of $9.3 million in lower revenue due to reduced average energy rates and production at the Sanger and Windsor Locks facilities in the Thermal Energy division, and $3.4 million lower revenue due to lower weighted average energy rates and energy

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production generated in the Renewable Energy division, as compared to the same period in 2008.  These decreases were partially offset by an increase of $2.5 million due to the Brampton Cogeneration Inc. (“BCI”) facility being operational in the Thermal Energy division as compared to the same period in 2008.  Algonquin reported increased revenue of $8.8 million from U.S. operations as a result of the weaker Canadian dollar as compared to the same period in 2008.  A more detailed analysis of these factors is presented within the business unit analysis.  Algonquin attributes the reduced average energy rates to the overall effect the economic slow down has had on energy prices primarily in New York and New England where its hydro electric plants sell merchant power.  Algonquin attributes lower revenue at its Sanger and Windsor Locks facilities to lower gas prices and to lower demand from the steam hosts that has resulted from the overall economic slow down.

For the six months ended June 30, 2009, Algonquin experienced an average U.S. exchange rate of approximately $1.206 as compared to $1.007 in the same period in 2008.  As such, any year over year variance in revenue or expenses, in local currency, at any of Algonquin’s U.S. entities are affected by a change in the average exchange rate, upon conversion to Algonquin’s reporting currency.  Although a weaker Canadian dollar relative to the U.S. dollar has an impact on both revenue and expenses generated by its U.S. subsidiaries, Algonquin has foreign exchange forward contracts in place, which partially offset the impact on earnings (see Risk Management).

For the six months ended June 30, 2009, net earnings totalled $19.5 million as compared to net earnings of $6.5 million during the same period in 2008.  Net earnings per trust unit totalled $0.25 for the six months ended June 30, 2009, as compared to net earnings per trust unit of $0.09 during the same period in 2008.

The increase in net earnings as compared to 2008 was primarily the result of a $10.1 million due to unrealized mark to market gains on derivative financial instruments partially offset by losses on derivative financial instruments contracts settled in the period, as a result of increased interest rates and the weaker Canadian dollar.

Unrealized mark to market losses on derivative financial instruments resulting from changes in foreign exchange rates relate to contract periods which extend to fiscal 2013.  Unrealized mark to market losses on derivative financial instruments resulting from changes in interest rates relate to contract periods which extend to fiscal 2015.  The following chart provides a summary of the period over period changes between realized and unrealized mark to market gains and losses of derivative financial instruments:

	Six months ended June 30
	2009	2008	Change
Foreign Exchange Contracts:
Unrealized mark to market loss/(gain) on derivative financial instruments	$(6,726)	$3,764	$(10,490)
Realized loss/(gain) on derivative financial instruments	509	(3,994)	$4,503
	$(6,217)	$(230)	$(5,987)
Interest Rate Swap Contracts:
Unrealized mark to market loss/(gain) on derivative financial instruments	$(4,948)	$1,542	$(6,490)
Realized loss/(gain) on derivative financial instruments	2,462	92	$2,370
	$(2,486)	$1,634	$(4,120)
Derivative Financial Instruments Total:
Unrealized mark to market loss/(gain) on derivative financial instruments	$(11,674)	$5,306	$(16,980)
Realized loss/(gain) on derivative financial instruments	2,971	(3,902)	$6,873
Total loss/(gain) on derivative financial instruments	$(8,703)	$1,404	$(10,107)

In addition, net earnings for the six months ended June 30, 2009 increased due to a $6.2 million recovery in future income taxes primarily due to the final determinations made for claiming discretionary deductions on 2008 income tax returns, the impact of which reduces future income tax liabilities previously recorded, as well as tax losses on U.S. operations resulting from bonus depreciation and lower natural gas prices.  Net earnings

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were also impacted by $3.1 million of reduced interest expense due to lower rates on Algonquin’s variable interest rate debt booked in the period and $1.7 million due to non-cash gains resulting from the weaker Canadian dollar as compared to the same period in 2008.  These items were partially offset by $0.5 million due to lower earnings on portfolio investments, $1.8 million due to increased amortization expense, $2.2 million due to lower earnings from operating facilities, $0.8 million due to increased administrative expenses and $2.9 million resulting from increased minority interest gains at the St. Leon facility primarily due to unrealized gains on financial instruments.

During the six months ended June 30, 2009, cash provided by operating activities totalled $23.1 million or $0.29 per trust unit as compared to cash provided by operating activities of $31.4 million, or $0.43 per trust unit during the same period in 2008.  The change in cash provided by operating activities after changes in working capital in the six months ended June 30, 2009 is primarily due to increased realized losses from derivative instruments and decreased earnings from operating facilities, as compared to the same period in 2008.

2009 Second quarter results from operations

Key Selected Quarterly Financial Information

	Three months ended June 30
	2009	2008

Revenue	$46,549	$54,232
Cash provided by Operating Activities	9,382	16,713
Net earnings	15,302	8,017

Distribution to Unitholders (1)	4,777	17,481

Per trust unit
Basic and diluted net earnings	$0.20	$0.11
Cash provided by Operating Activities	$0.12	$0.23
Distribution to Unitholders	$0.06	$0.23

Total Assets	952,357	951,214
Long Term Debt	286,838	304,312

(1)    Includes distributions to Algonquin unitholders and Airsource units exchangeable into Algonquin units.

For the three months ended June 30, 2009, Algonquin reported total revenue of $46.5 million as compared to $54.2 million during the same period in 2008, a decrease of $7.7 million or 14.2%.  The decrease in revenue from energy sales in the three months ended June 30, 2009 was primarily the result of $7.9 million due to reduced average energy rates and production at the Sanger and Windsor Locks facilities in the Thermal Energy division, $2.6 million due to lower weighted average energy rates in the Renewable Energy division, as compared to the same period in 2008.  These decreases were partially offset by an increase of $0.8 million due to the BCI facility being operational in the Thermal Energy division and $0.7 million due to increased energy production generated from U.S. facilities in the Renewable Energy division as compared to the same period in 2008.  Algonquin reported increased revenue of $3.2 million from U.S. operations as a result of the weaker Canadian dollar as compared to the same period in 2008.  A more detailed analysis of these factors is presented within the business unit analysis.

For the three months ended June 30, 2009, Algonquin experienced an average U.S. exchange rate of approximately $1.167 as compared to $1.010 in the same period in 2008.  As such, any year over year variance in revenue or expenses, in local currency, at any of Algonquin’s U.S. entities are affected by a change in the average exchange rate, upon conversion to Algonquin’s reporting currency.  Although a weaker Canadian dollar relative to the U.S. dollar has an impact on both revenue and expenses generated by its U.S. subsidiaries,

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Algonquin has foreign exchange forward contracts in place, which partially offset the impact on earnings (see Risk Management).

For the three months ended June 30, 2009, net earnings totalled $15.3 million as compared to net earnings of $8.0 million during the same period in 2008.  Net earnings per trust unit totalled $0.20 for the six months ended June 30, 2009, as compared to net earnings per trust unit of $0.11 during the same period in 2008.

The increase in net earnings as compared to 2008 was primarily the result of an $8.5 million due to unrealized mark to market gains on derivative financial instruments partially offset by losses on derivative financial instruments contracts settled in the period, as a result of increased interest rates and the stronger Canadian dollar.

Unrealized mark to market losses on derivative financial instruments resulting from changes in foreign exchange rates relate to contract periods which extend to fiscal 2013.  Unrealized mark to market losses on derivative financial instruments resulting from changes in interest rates relate to contract periods which extend to fiscal 2015.  The following chart provides a summary of the period over period changes between realized and unrealized mark to market gains and losses of derivative financial instruments:

	Three months ended June 30
	2009	2008	Change
Foreign Exchange Contracts:
Unrealized mark to market loss/(gain) on derivative financial instruments	$(9,042)	$(714)	$(8,328)
Realized loss/(gain) on derivative financial instruments	(2)	(1,891)	$1,889
	$(9,044)	$(2,605)	$(6,439)
Interest Rate Swap Contracts:
Unrealized mark to market loss/(gain) on derivative financial instruments	$(4,550)	$2,806	$(7,356)
Realized loss/(gain) on derivative financial instruments	1,393	(62)	$1,455
	$(3,157)	$2,744	$(5,901)
Derivative Financial Instruments Total:
Unrealized mark to market loss/(gain) on derivative financial instruments	$(13,592)	$(1,978)	$(11,614)
Realized loss/(gain) on derivative financial instruments	1,391	(1,737)	$3,128
Total loss/(gain) on derivative financial instruments	$(12,201)	$(3,715)	$(8,486)

In addition, net earnings for the three months ended June 30, 2009 increased by $1.5 million as a result of reduced interest expense due to lower rates on Algonquin’s variable interest rate debt booked in the period and $1.9 million due to non-cash gains resulting from the weaker Canadian dollar as compared to the same period in 2008.  These items were partially offset by $1.2 million resulting from increased minority interest gains at the St. Leon facility primarily due to unrealized gains on financial instruments, $2.3 million due to lower earnings from operating facilities, $0.2 million due to lower earnings on portfolio investments, $0.5 million due to increased amortization expense, and $0.4 million due to increased administrative expenses as compared to the same period in 2008.

During the three months ended June 30, 2009, cash provided by operating activities totalled $9.4 million or $0.12 per trust unit as compared to cash provided by operating activities of $16.7 million, or $0.23 per trust unit during the same period in 2008.  The change in cash provided by operating activities after changes in working capital in the three months ended June 30, 2009, is primarily due to increased realized losses from derivative instruments and decreased earnings from operating facilities, as compared to the same period in 2008.

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Outlook

The Power Generation & Development division is expecting average to above long term average resource conditions in the third quarter of 2009.  It is expecting that lower than historic weighted average energy rates at Algonquin’s U.S. renewable facilities to persist through the third quarter of 2009 due to the overall effect the economic slow down has had on energy prices in those markets.  Throughput at the Energy-From-Waste (“EFW”) facility is expected to continue at the levels experienced in 2008.  The Windsor Locks and Sanger facilities are expected to operate below Algonquin’s expectations for the third quarter of 2009 due to the lower than expected natural gas costs.  There is also reduced demand for steam from the steam hosts at each of these facilities due to overall economic slowdown.  Algonquin’s power development team will continue to pursue new opportunities for power generation projects in both Canada and the U.S.  The Power Generation and Development divisions will continue to focus on cost containment and productivity improvement measures that will maximize margins throughout 2009.

The Utility Services business unit is expecting limited organic growth due to the continued slowdown in the U.S. housing market.  Utility Services has filed rate cases at a number of its utilities and will continue to process these rate cases throughout the remainder of 2009.  These rate cases are discussed in further detail within this MD&A (see UTILITY SERVICES: Outlook).  The regulatory reviews of the rates and tariffs for these facilities are expected to conclude in the second half of 2009 and early 2010, with the new rates and tariffs going into effect in the remainder of 2009 and the first half of 2010, depending on the state in which the facility operates.  The business unit will also continue to consider accretive water and wastewater utility acquisition opportunities, as well as acquisitions in other regulated utilities, such as electricity distribution.

In all of its business units, Algonquin is committed to the growth and development of Algonquin’s team through various training programs, challenging assignments and learning opportunities.  In addition, Algonquin ensures continuous environmental, health and safety training for its operations and maintenance staff.  Algonquin will continue to invest in information technology to reduce operating and administrative costs.

Overall, Algonquin’s business units will focus on priorities that enable Algonquin to be an innovative, respected and socially responsible participant in the renewable energy, power and utility businesses and to maximize value for Algonquin in the current state of the financial markets.  With a mix of complementary regulated and non-regulated businesses, Algonquin strives to enhance unitholder value through stable cash flows, sustainable cash distributions and a managed risk profile.

Algonquin attributes the reduced average energy rates to the overall effect the economic slow down has had on energy prices primarily in New York and New England where its hydro electric plants sell merchant power.  Algonquin attributes lower revenue at its Sanger and Windsor facilities to lower gas prices and to lower demand from the steam hosts resulting from the overall economic slow down.

Algonquin also expects lower demand from the steam hosts at its thermal facilities due to the economic slowdown will continue to persist in the third quarter along with the current low gas prices.

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POWER GENERATION & DEVELOPMENT

Renewable Energy Division

	Three months ended June 30		Six months ended June 30
	2009	2008	2009	2008
Performance (MW-hrs sold)
Quebec Region	89,075	89,707	154,575	157,103
Ontario Region	37,125	40,877	76,175	79,149
Manitoba Region	88,300	87,133	198,275	192,640
New England Region	23,625	20,101	45,675	48,589
New York Region	29,775	23,669	52,950	52,972
Western Region	14,775	20,502	25,125	30,552
Total	282,675	281,989	552,775	561,005

Revenue
Energy sales	$17,462	$19,667	$36,425	$39,496

Expenses
Operating expenses	(5,416)	(5,621)	(10,728)	(10,551)
Other income	308	434	552	777

Division operating profit (including other income)	$12,354	$14,480	$26,249	$29,722

As Algonquin’s facilities in the New England region are primarily subject to market rates, the average revenue earned per MW-hr sold can vary significantly from the same period in the prior year.  Algonquin’s facilities in the other regions are subject to varying rates, by facility, as set out in each facility’s individual power purchase agreement (“PPA”).  As such, while most of Algonquin’s PPAs include annual rate increases, a change to the weighted average production levels resulting in higher average production from facilities which earn lower energy rates can result in a lower weighted average energy rate earned by the division, as compared to the same period in the prior year.

2009 Six Month Operating Results

For the six months ended June 30, 2009 the Renewable Energy division produced 552,775 MW-hrs of electricity, as compared to 561,005 MW-hrs produced in the same period in 2008, a decrease of 1.5%.  The production level in 2009, while slightly lower than the previous year still represents production levels above long term averages.  The production in the six months ended June 30, 2009 represents sufficient renewable energy to supply the equivalent of 61,400 homes on an annualized basis with renewable power.  Using new standards of thermal generation, as a result of renewable energy production, the equivalent of 304,000 tons of CO2 gas was prevented from entering the atmosphere in the first two quarters of 2009.

During the six months ended June 30, 2009, the division generated electricity equal to 103% of long term projected average resources (wind and hydrology) as compared to 104% during the same period in 2008.  In the first six months of 2009, a number of regions experienced resources at significantly higher levels than long term average, including the Quebec region which was 10% above long term averages and the New England region, which was 13% above long term averages.  The Western and Ontario regions experienced results below long term average resources.  All other regions experienced results in line with or above long term average resources in the six months ended June 30, 2009.

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For the six months ended June 30, 2009, revenue from energy sales in the Renewable Energy division totalled $36.4 million, as compared to $39.5 million during the same period in 2008.  Revenue from Algonquin’s U.S. facilities decreased $2.5 million due to a decrease in weighted average energy rates of approximately 38% in the New England region and decreased $0.3 million due to lower average hydrology, as compared to the same period in 2008.  Revenue from Algonquin’s Canadian facilities decreased $0.3 million due to a decrease in weighted average energy rates of approximately 1.5% and $0.3 million due to lower average hydrology, as compared to the same period in 2008.  The division reported increased revenue of $1.0 million from U.S. operations as a result of the weaker Canadian dollar as compared to the same period in 2008.

For the six months ended June 30, 2009, operating expenses totalled $10.7 million, as compared to $10.6 million during the same period in 2008, an increase of $0.1 million.  Operating expenses were impacted by $0.7 million of decreased variable operating costs tied to lower revenue associated with facilities located in the U.S., as compared to the same period in 2008.  Operating expenses include costs of $0.8 million associated with the pursuit of various growth and development activities, consistent with the same period in 2008.  The division reported increased expenses of $0.6 million from U.S. operations as a result of the weaker Canadian dollar as compared to the same period in 2008.

For the six months ended June 30, 2009, operating profit totalled $26.2 million, as compared to $29.7 million during the same period of 2008, representing a decrease of 11.6%.  For the quarter ended June 30, 2009, operating profit did not meet Algonquin’s expectations primarily due to lower weighted average energy rates in the U.S.

2009 Second Quarter Operating Results

For the quarter ended June 30, 2009 the Renewable Energy division produced 282,675 MW-hrs of electricity, as compared to 281,989 MW-hrs produced in the same period in 2008, an increase of 0.2%.  The level of production in 2009 represents sufficient renewable energy to supply the equivalent of 62,800 homes on an annualized basis with renewable power.  Using new standards of thermal generation, as a result of renewable energy production, the equivalent of 155,500 tons of CO2 gas was prevented from entering the atmosphere in the second quarter of 2009.

During the quarter ended June 30, 2009, the division generated electricity equal to 101% of long term projected average resources (wind and hydrology) as compared to 97% during the same period in 2008.  A number of regions experienced resources at significantly higher levels than long term average, including the Quebec region which was 6% above long term averages, the New York region, which was 10% above long term averages and the New England region, which was 15% above long term averages.  All other regions with the exception of Ontario and the Western region experienced results in line with or above long term average resources in the quarter ended June 30, 2009.

For the quarter ended June 30, 2009, revenue from energy sales in the Renewable Energy division totalled $17.5 million, as compared to $19.7 million during the same period in 2008.  Revenue from Algonquin’s U.S. facilities decreased $1.9 million due to a decrease in weighted average energy rates of approximately 49% in the New England region, partially offset by $0.7 million due to increased average hydrology, as compared to the same period in 2008.  Revenue from Algonquin’s Canadian facilities decreased $0.7 million due lower energy production, as compared to the same period in 2008.  The division reported increased revenue of $0.4 million from U.S. operations as a result of the weaker Canadian dollar as compared to the same period in 2008.

For the quarter ended June 30, 2009, operating expenses totalled $5.4 million, as compared to $5.6 million during the same period in 2008, a decrease of $0.2 million.  Operating expenses were impacted by $0.4 million of decreased variable operating costs tied to lower revenue associated with facilities located in the U.S., as compared to the same period in 2008.  Operating expenses include costs of $0.4 million associated with the pursuit of various growth and development activities, as compared to $0.6 million in the same period in 2008.

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The division reported increased expenses of $0.3 million from U.S. operations as a result of the weaker Canadian dollar as compared to the same period in 2008.

For the quarter ended June 30, 2009, operating profit totalled $12.4 million, as compared to $14.5 million during the same period of 2008, representing a decrease of 14.7%.  For the quarter ended June 30, 2009, operating profit did not meet Algonquin’s expectations primarily due to lower weighted average energy rates in the U.S.

Divisional Outlook — Renewable Energy

The Renewable Energy division is expected to perform at or above long term average resource conditions in the third quarter of 2009 with the exception of the Western region where Algonquin anticipates at or below long term average resource conditions.  The Ontario region is anticipating lower average energy rates during the remainder of 2009 at the Long Sault facility resulting from rate adjustments included in its PPA.  In addition, the facilities in the New York and New England regions are expected to continue to experience reduced market rates as compared to the rates experienced in 2008 as a result of a decrease in demand for electricity due to the current economic climate in those markets.  The Renewable Energy division expects increased expenses at its St. Leon facility resulting from the commencement of payments related to extended warranty and maintenance agreements with Vestas-Canadian Wind Technology, Inc.

As a result of certain legislation passed in Quebec (Bill C93), Algonquin’s Renewable Energy division is required to undertake technical assessments of eleven of the twelve hydroelectric facility dams owned or leased within the Province of Quebec.  Algonquin anticipates incurring costs of $0.1 million during 2009 to complete the required assessments in order to determine the work required and estimate capital cost of compliance with the legislation.  Upon completion of these assessments, Algonquin is required to submit plans for undertaking any remedial measures that are identified to comply with the legislation.  As a result of nine completed and two partially completed assessments, Algonquin has estimated capital expenditures of approximately $15.8 million related to compliance with the legislation.  The timing of when the actual capital costs need to be made is determined as part of the technical assessments.  Algonquin anticipates that these expenditures will be invested over the next five years as follows:

	Total	2009	2010	2011	2012	2013
Estimated Bill C-93 Capital Expenditures	15,800	—	5,200	5,300	2,800	2,500

The majority of these capital costs are associated with the Donnaconna, St. Alban and Mont-Laurier facilities.  Algonquin does not anticipate any significant impact on power generation or associated revenue while the dam safety work is ongoing.  Algonquin continues to explore several alternatives to mitigate the capital costs of the modifications, including cost sharing with other stakeholders and revenue enhancements which can be achieved through the modifications.  As a result of the continuing assessments of alternatives, Algonquin does not expect to incur any Bill C-93 Capital Expenditures in 2009 and the change in the commencement of certain of these capital projects continues to meet the provisions of Bill C-93.

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POWER GENERATION & DEVELOPMENT:

Thermal Energy Division

	Three months ended June 30		Six months ended June 30
	2009	2008	2009	2008
Performance (MW-hrs sold)	137,987	151,751	280,373	305,341
Performance (tonnes of waste processed)	35,716	38,738	76,999	77,065

Revenue
Energy sales	$14,911	$21,046	$33,449	37,127
Less:
Cost of Sales — Fuel *	(5,922)	(11,429)	(15,773)	(20,325)
Net Energy Sales Revenue	$8,989	$9,617	$17,676	$16,802

Waste disposal sales	3,178	3,897	6,861	7,612
Other revenue	1,066	909	2,374	1,756
Total net revenue	$13,233	$14,423	$26,911	$26,170

Expenses
Operating expenses *	(7,785)	(8,176)	(16,077)	(15,465)
Interest and other income	856	935	1,720	1,944

Division operating profit (including interest and dividend income)	$6,304	$7,182	$12,554	$12,649

* Cost of Sales — Fuel consists of natural gas and fuel costs at the Sanger and Windsor Locks facilities, where changes in these costs are passed to the customer in the energy price.

2009 Six Month Operating Results

For the first two quarters, the EFW facility processed 76,999 tonnes of municipal solid waste as compared to 77,065 tonnes processed in the same period of 2008.  This level of production resulted in the diversion of approximately 52,000 tonnes of waste from landfill sites in the first six months of 2009.

During the six months ended June 30, 2009, the business unit’s performance decreased by 7,000 MW-hrs at the Sanger facility and 6,500 MW-hrs at the Windsor Locks facility, as compared to the same period in 2008.  The overall decrease in energy production at the EFW facility is due to steam generated by the incineration process at the facility now being utilized by BCI for steam sales to a nearby industrial customer rather than being used to generate electricity.  During the six months ended June 30, 2009, the business unit’s BCI steam sales facility was operating for the full period having reached commercial operation in June 2008.  Although this has resulted in the decrease in electrical generation from EFW’s steam turbine of 12,500 MW-hrs, the decrease was more than offset by the new steam sales by BCI.  Throughput at the EFW facility remained consistent with the same period in 2008.

For the six months ended June 30, 2009, revenue in the Thermal Energy division totalled $42.7 million, as compared to $46.5 million during the same period in 2008, a decrease of $3.8 million.  For the six months ended June 30, 2009, energy sales revenue at the Thermal Energy division totalled $33.4 million, as compared to $37.1 million during the same period in 2008, a decrease of $3.7 million.  The decrease in revenue from energy sales, as compared to the first six months of 2008, was primarily due to a decrease of $2.7 million as a result of decreased energy rates, in part due to lower natural gas prices, and $1.1 million as a result of decreased production at the Sanger facility as compared to the same period in 2008.  Revenue at the Windsor Locks facility decreased $4.7 million as a result of decreased energy rates, in part due to lower natural gas prices, and $0.8 million as a result of decreased demand for steam production as compared to the same period in 2008.  In addition, revenue decreased $0.5 million at the LFG facilities primarily as a result of lower energy rates and $0.8 million at the EFW facility as a result of a portion of the steam generated by the incineration processes being used by BCI instead of being used to generate electricity.  These decreases were partially offset by an increase of $2.5 million as a result of the BCI steam sales facility achieving commercial operation in June 2008.

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The division reported increased revenue of $4.7 million from operations as a result of the weaker Canadian dollar, as compared to the same period in 2008.

Revenue from waste disposal sales for the six months ended June 30, 2009 totalled $6.9 million, as compared to $7.6 million during the same period in 2008, a decrease of $0.7 million.  The facility earned lower average rates for each tonne of waste processed in the quarter, primarily the result of the arrangement to process higher priced airline waste at the facility ceasing in December 2008.

For the six months ended June 30, 2009, fuel costs at Sanger and Windsor Locks totalled $15.8 million, as compared to $20.3 million during the same period in 2008, a decrease of $4.6 million.  Natural gas expense at Sanger decreased 3.0 million (58%), primarily the result of a 49% decrease in the price for natural gas as compared to the same period in 2008.  In addition, production decreased 10%, primarily as a result of production curtailments by Pacific Gas and Electric Company (“PG&E”), decreasing the volume of natural gas used in ongoing operation of the facility as compared to the same period in 2008.  Natural gas expense at the Windsor Locks facility remained consistent with the same period in 2008 as the result of a small decline in the price for natural gas being offset by a slight increase in production.  The division reported increased fuel costs of $2.6 million as a result of the weaker Canadian dollar as compared to the same period in 2008.

For the six months ended June 30, 2009, operating expenses, excluding fuel costs at Windsor Locks and Sanger, totalled $16.1 million, as compared to $15.5 million during the same period in 2008, an increase of $0.6 million.  The increase in operating expenses for the period was primarily due to $0.3 million in costs associated with compliance with the greenhouse gas initiative at Windsor Locks and $1.8 million of operating costs of the BCI steam sales project as compared to the same period in 2008.  These increases were partially offset by decreased operating expenses of $0.8 million at the EFW facility as a result of lower repair and maintenance, natural gas and other operating costs, and $0.3 million due to decreased repair and maintenance costs at the Valley Power facility, as compared to the prior period.  The operating expenses of LFG decreased $1.0 million, in part due to a recovery of $0.3 million resulting from an anticipated settlement associated with royalty fees previously expensed by these LFG facilities.  In the comparable period, the operating costs at the LFG facilities include $0.6 million of expenses associated with its investment in the landfill gas tax credit program which did not occur in 2009.  The reported operating costs at the BCI facility exclude the cost of purchasing steam from the EFW facility as this is eliminated upon consolidation.  The division reported increased operating expenses of $1.2 million from U.S. operations as a result of the weaker Canadian dollar as compared to the same period in 2008.

For the six months ended June 30, 2009, the Thermal Energy division’s operating profit totalled $12.6 million, consistent with the same period in 2008.  Operating profit in the Thermal Energy division did not meet Algonquin’s overall expectations for the six months ended June 30, 2009, due to weaker gas prices and lower demand for steam from the division’s co-generation assets resulting from the current economic slow down in the U.S.

2009 Second Quarter Operating Results

In the second quarter of 2009, the EFW facility processed 35,716 tonnes of municipal solid waste as compared to 38,738 tonnes processed in the same period of 2008, a decrease of 7.8%.  This level of production resulted in the diversion of approximately 23,000 tonnes of waste from landfill sites in the second quarter of 2009.

During the quarter ended June 30, 2009, the business unit’s performance decreased by 5,000 MW-hrs at the Sanger Facility, 8,000 MW-hrs at the Windsor Locks facility, partially offset by increased energy production of 3,000 MW-hrs at the landfill-gas (“LFG”) facilities, as compared to the same period in 2008.  During the quarter ended June 30, 2009, the business unit’s BCI steam sales facility was operating for the full quarter having reached commercial operation in June 2008.  This resulted in the decrease in electrical generation from EFW’s steam turbine of 4,000 MW-hrs, offset by the new steam sales by BCI.  Throughput at the EFW facility declined from the same period in 2008, as a result of annual scheduled major maintenance and equipment availability issues experienced in the quarter.

B-6-13

For the quarter ended June 30, 2009, revenue in the Thermal Energy division totalled $19.2 million, as compared to $25.9 million during the same period in 2008, a decrease of $6.7 million.  For the quarter ended June 30, 2009, energy sales revenue at the Thermal Energy division totalled $14.9 million, as compared to $21.0 million during the same period in 2008, a decrease of $6.1 million.  The decrease in revenue from energy sales, as compared to the second quarter of 2008, was primarily due to a decrease of $1.7 million as a result of decreased energy rates, in part due to lower natural gas prices, and $1.0 million as a result of decreased production at the Sanger facility, as compared to the same period in 2008.  Revenue at the Windsor Locks facility declined $4.2 million as a result of decreased energy rates, in part due to lower natural gas prices, and $1.0 million as a result of decreased demand for steam production, as compared to the same period in 2008.  In addition, revenue declined $0.2 million at the LFG facilities primarily as a result of lower energy rates and $0.3 million at the EFW facility as a result of a portion of the steam generated by the incineration processes being used by BCI instead of being used to generate electricity.  These decreases were partially offset by $0.8 million as a result of the BCI steam sales facility achieving commercial operation in June 2008.  The division reported increased revenue of $1.6 million from operations as a result of the weaker Canadian dollar, as compared to the same period of 2008.

Revenue from waste disposal sales for the quarter ended June 30, 2009 totalled $3.2 million, as compared to $3.9 million during the same period in 2008.  The facility earned lower average rates for each tonne of waste processed in the quarter, primarily the result of the arrangement to process higher priced airline waste at the facility ceasing in December 2008.

For the quarter ended June 30, 2009, fuel costs at Sanger and Windsor Locks totalled $5.9 million, as compared to $11.4 million during the same period in 2008, a decrease of $5.5 million.  Natural gas expense at Sanger decreased $2.1 million (72%), primarily the result of a 67% decrease in the price for natural gas as compared to the same period in 2008.  In addition, production decreased 15% as a result of production curtailments by PG&E, decreasing the volume of natural gas used in ongoing operation of the facility as compared to the same period in 2008.  Natural gas expense at the Windsor Locks facility decreased $4.1 million (49%), primarily the result of a 45% decrease in the price for natural gas as compared to the same period in 2008.  In addition, production decreased 9% as a result of reduced demand for steam, decreasing the volume of natural gas used in ongoing operation of the facility as compared to the same period in 2008.  The division reported increased fuel costs of $0.7 million as a result of the weaker Canadian dollar as compared to the same period in 2008.

For the quarter ended June 30, 2009, operating expenses, excluding fuel costs at Windsor Locks and Sanger, totalled $7.8 million, as compared to $8.2 million during the same period in 2008, a decrease of $0.4 million.  The decrease in operating expenses for the quarter was primarily due to reduced operating costs of $1.3 million at the LFG facilities and $0.2 million at the EFW facility.  The operating expenses include a recovery of $0.3 million resulting from an anticipated settlement associated with royalty fees previously expensed by the LFG facilities. In the comparable period, the operating costs at the LFG facilities include $0.6 million of expenses associated with its investment in the landfill gas tax credit program which did not occur in 2009.  These decreases were partially offset by increased operating expenses of $0.2 million in additional costs associated with compliance with the greenhouse gas initiative and repair and maintenance expenses at Windsor Locks and $0.2 million of operating costs of the BCI steam sales project as compared to the same period in 2008.  The reported operating costs at the BCI facility exclude the cost of purchasing steam from the EFW facility as this is eliminated upon consolidation.    The division reported increased operating expenses of $0.4 million from U.S. operations as a result of the weaker Canadian dollar as compared to the same period in 2008.

For the quarter ended June 30, 2009, the Thermal Energy division’s operating profit totalled $6.3 million, as compared to $7.2 million during the same period in 2008, representing a decrease of 12.2%.  Operating profit in the Thermal Energy division did not meet Algonquin’s overall expectations for the three months ended June 30, 2009, due to weaker gas prices and lower demand for steam from the Division’s co-generation assets resulting from the current economic slow down in the U.S.

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Divisional Outlook — Thermal Energy

The EFW facility is expected to operate in line with Algonquin’s expectations during the third quarter of 2009.  Operations at the EFW facility have improved due in part to a new enhanced design for boiler tubes installed in 2008 and this improved performance is expected to continue through 2009.

The Thermal Energy division’s Windsor Locks and Sanger facilities are expected to operate below Algonquin’s expectations for the third quarter of 2009 due to the lower than expected natural gas costs and reduced demand for steam resulting from the continuing economic slow down in the U.S.  The Windsor Locks facility will experience lower Ahlstrom plant sales of electricity and steam during the first two weeks of July due to a previously unplanned shutdown of the facility.  This extended shutdown is related to lower economic activity in the US market.

As a result of the re-powering of the Sanger facility, 14MW of additional production is available.  An additional 6 MW is being negotiated with PG&E at this time although the plant is also facing power curtailment during the summer months due to line loading issues on the utility side.  The 115 kV transmission upgrade project has been delayed by PG&E.  Once PG&E confirms when the line upgrade program will commence, Sanger will install a new substation which requires additional investment of approximately U.S. $2.0 million.  PG&E’s upgrade is now anticipated to occur no earlier than 2011.

POWER GENERATION & DEVELOPMENT:

Development Division

The costs associated with the Development division are included in the results of the operating unit which is associated with the individual project in question.  For the three months ended June 30, 2009, development expense totalled $0.4 million, as compared to $0.7 million in the same period in 2008.  For the six months ended June 30, 2009, development expense totalled $0.9 million, consistent with the same period in 2008.

The Development division works to identify, develop and construct new renewable and high efficiency thermal energy generating facilities, as well as to identify, develop and construct other accretive projects that maximize the potential of Algonquin’s existing facilities.  Development is focused on projects in North America with a commitment to working proactively with all stakeholders, including local communities.  The Development division is led by five full time employees based out of Algonquin’s head office.  In addition, the division has access to and support from all of the available resources and experience throughout Algonquin to assist it in the development of projects, including finance, engineering and technical services, as well as regulatory compliance.  The division also utilizes existing industry relationships to assist in the identification, evaluation, development and construction of projects, and retains those as required from the financial, legal, engineering, technical, and construction sectors.

The Development division may also create opportunities through the acquisition of prospective projects that are at various stages of development.  The turbulence in the economic environment is also opening up opportunities for Algonquin to acquire third party development projects experiencing financial difficulty or source capital equipment from financially distressed third party projects at discounted prices, which can serve to increase expected returns for Algonquin’s development efforts.  The business strategy is to focus on high quality renewable and high efficiency thermal energy generation projects that benefit from low operating costs using proven technology that can generate sustainable and increasing cash flows in order to achieve a high return on invested capital.

Algonquin’s approach to project development is to maximize the utilization of internal resources while minimizing external costs to move development projects forward to the point where most major elements and uncertainties of a project are quantified prior to the commencement of project construction.  Major elements and uncertainties of a project include, but are not limited to, signing a power purchase agreement, obtaining the required financing commitments to develop the project, completion of environmental permitting, and fixing the

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cost of the major capital components of the project.  It is not until all major aspects of a project are secured that Algonquin will actually begin construction of the project.

Current Development Projects

Red Lily

Algonquin continues to advance the Red Lily Wind Project in south-eastern Saskatchewan (the “Project”) through a joint development agreement with an unrelated third party.   In July 2008, a 25 MW PPA for the first phase of the Project (“Phase I”) was executed with SaskPower after Phase I was successfully bid into a SaskPower Environmentally Preferred Power Strategy Request for Proposal.  In June 2009, Algonquin and Natural Resources Canada (“NRC”) executed a Contribution Agreement under the ecoENERGY for Renewable Power Program for Phase I, securing funding for the project in advance of the expectation of the program being fully subscribed later in 2009.  Algonquin has submitted to NRC the Environmental Impact Assessment documentation for review in relation to obtaining funding under the federal ecoENERGY program and is following up with NRC, as the lead agency, on comments received from other agencies.  It is noted that on April 13, 2009 Saskatchewan Environmental Assessment Branch confirmed that Algonquin had satisfied the requirements under the Provincial Environmental Assessment Act for Phase I.  In addition to the focused effort on Phase I, Algonquin has secured additional property and is assessing the viability of an expanded project.  The viability of the expanded project will be conditional upon actual operating results from Phase I.

Successful development of wind projects such as Red Lily are subject to significant risks and uncertainties including ability to obtain financing on acceptable terms, currency fluctuations affecting the cost of major capital components such as wind turbines, price escalation for construction labour and other construction inputs, construction risk that the project is built without mechanical defects and is completed on time and within budget estimates.  In the event the Project is developed, it is currently estimated to require 16 turbines with a capital investment of approximately $60 - $65 million.  Annual energy production from the wind farm is estimated to be 92,000 MW-hrs and annual gross revenue is estimated to be $8.9 million.  The current estimate of the earliest time the Project could be completed is March 31, 2011.

Windsor Locks

The Windsor Locks facility has two key agreements.  The first agreement is the PPA with Connecticut Light & Power (“CL&P”) which expires in April 2010.  The second agreement is the Energy Services Agreement with Ahlstrom which, if not further extended by mutual agreement, will continue until 2017.   The expiration of the CL&P PPA will impact future operations.  Algonquin is reviewing two options with regards to the Windsor Locks facility.  The first option involves maximizing net revenue from existing equipment (“Existing Equipment Option”).  The second option involves re-powering of the facility with equipment to match the current steam and electrical demand of Ahlstrom in addition to maintaining the existing equipment which will qualify for capacity payments and may be able to generate additional revenue by providing ancillary services to the Independent System Operator New England (“ISO-NE”) or peaking revenue when supported by a positive spark-spread market condition (“Re-Powering Option”).

The Existing Equipment Option involves servicing the steam and power requirements of Ahlstrom in addition to providing a portfolio of ancillary services to other customers without investing in new capital and could be implemented coincident with the expiry of the PPA with CL&P.   The portfolio of services may involve multiple customers and could include selling approximately 10MW of electrical capacity to an adjoining industrial customer in a “behind-the-meter” configuration, selling between 10MW and 40MW of electrical capacity to a local utility or providing ancillary services such as “spinning reserves” to the ISO-NE.   At this point the most certain of this portfolio of services is the thirty minute operating reserve (“TMOR”) which has cleared at US $14 thousand per mega watt month for the last 6 forward reserve procurement 6-month periods.

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The Re-Powering Option involves installing a new combustion gas turbine sized to meet the electrical and steam requirements of Ahlstrom.  Preliminary engineering and environmental permitting for the re-powered facility has been initiated.  Algonquin has applied for and expects to be eligible to receive a one-time non-recurring grant from the Department of Public Utility Control, State of Connecticut equivalent to US $450/MW to a maximum of US $6.6 million to offset the cost of re-powering.  In addition to installing the new combustion gas turbine, Algonquin will maintain the existing equipment.  Any investment in new capital will be based on an assessment of the incremental earnings generated by the additional investment after applying applicable grants and whether those incremental earnings achieve Algonquin’s return expectations.

Sanger

As a result of the 2007 re-powering of the Sanger facility, 14MW of additional capacity is available, in excess of what is currently being sold under the existing PPA under which the facility operates.  A supplemental supply contract is being negotiated with PG&E for provision of an additional 6 MW of power that can be supplied at a slight discount to hourly market rates within the existing 48MW capacity constraints of PG&E’s transmission system.  The facility would utilize this additional contract capacity when gas and electricity markets provide a positive spark spread.

Other

Algonquin has completed preliminary engineering and a financial feasibility analysis on a 12 MW combined cycle high efficiency thermal energy generation project located in Ontario.  Algonquin believes this project is an excellent fit for the Minister of Energy and Infrastructure’s Directive to procure electricity from combined heat and power projects.

Future Development Projects — Greenfield Projects

There are a number of future greenfield development projects which are being actively pursued by the Development division.  These projects encompass several new wind energy projects, including six wind projects in Canada having a potential generation capacity of over 250 MW, hydroelectric projects at different stages of investigation, and thermal energy generation projects.  The projects being examined are located both in Canada and the United States.

During 2008, Algonquin invested $0.5 million to acquire the rights, including land options, meteorological towers and historical wind data related to a potential 80 MW Canadian wind project.  In the event the project is developed, it is currently estimated to require an investment of up to $250 million and would be constructed after environmental approvals are granted, a process that has been initiated and is currently estimated to require 2 to 3 years to complete.

In 2008, Algonquin made a strategic decision to maintain land option agreements for two wind projects in Quebec in anticipation of future provincial tenders.  In May 2009, Hydro Quebec released details in relation to a tender request for wind projects of a 25 MW maximum size.  In addition, Algonquin has maintained a relationship with a development co-op comprised of landowners and other small investors for the potential development of a third project in response to the expected call for tender.

Discussions with the Ontario Power Authority indicate that energy procurement initiatives will be positively influenced by the Green Energy Act (“GEA”) which received Royal Assent on May 14, 2009.   Work is now underway across government to develop the regulations and other tools required to fully implement the legislation.  The Green Energy Act is intended to provide the catalyst for the development of 50,000 new green economy jobs and is viewed by Algonquin as positive for the development of renewable energy in Ontario.  In anticipation of the regulations coming into effect, the Development division is maintaining relationships with potential partners for the development of a number of projects that could qualify under anticipated procurement initiatives undertaken by the Ontario Power Authority in accordance with the Green Energy Act.  In addition,

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Algonquin has applied to become applicant of record for three crown land sites under the Ministry of Natural Resources wind power site release program.

Each project being contemplated is subject to a significant level of due diligence and financial modeling to ensure it satisfies return and diversification objectives established for the Development division.  Accordingly, the likelihood of proceeding with some or all of these projects depends on the outcome of due diligence, material contract negotiations, the structure of future calls for tender, and request for proposal programs.  To maximize Algonquin’s opportunities for development, new renewable and high efficiency thermal energy generating facilities are being pursued utilizing a variety of technologies and in diverse geographic locations.

Future Development Projects — Existing Facilities

The following sets out a summary of potential development projects at existing facilities which are being examined by the Development division.

Renewable Energy

The St. Leon Wind Project achieved commercial operation status under its PPA with the Manitoba Hydro Electric Board in June 2006, and has been performing at or above expected levels of production.  Algonquin is exploring multiple options to continue to build on the success of this project including pursuing a future adjacent project and/or pursuing an increase in the installed capacity of the existing facility.  The projects being reviewed have a potential generation capacity of over 85 MW.  In the event these projects are developed, it is currently estimated to require an investment of approximately $250 million.

Thermal Energy

The EFW facility in the Thermal Energy division of the Power Generation & Development business unit is designed to incinerate over 500 tonnes per day of municipal solid waste from the Region of Peel to produce steam that is used in the production of electricity and to supply the internal steam load for a nearby recycled paper board manufacturing mill.  Algonquin established BCI to operate the required facilities to supply steam to the nearby paper board customer and pursue additional steam load customers.

The Development division is currently reviewing several proposals at the EFW facility to expand its power generation and waste processing throughput capacity.  Throughput capacity could be expanded by between 40,000 and 100,000 tonnes annually depending on the proposal that is selected.  If the expansion is pursued, depending on the alternative chosen, an investment of between $60 million to $250 million would be required.  Algonquin is currently evaluating the feasibility of an expanded facility including associated capital and operating costs and financing terms.  Algonquin is also engaged in discussions with the Region of Peel to establish a new long term contract for a reliable supply of municipal solid waste.

Algonquin’s Sanger facility is capable of producing up to 54 MW of electricity but there is currently an interconnection limitation with PG&E’s transmission system of 48 MW.  It is forecasted, however, that an upcoming interconnection voltage change initiated by the utility will eliminate the current 48 MW connection capacity limitation.  The Development team has begun the process of applying for interconnection capacity for the additional 8 MW above 48 MW for potential energy generation in the coming 2 years.  See Divisional Outlook — Thermal Energy section for more details on the sale of this additional power.

Divisional Outlook - Development

Algonquin believes that future opportunities for power generation projects will continue to arise given that many jurisdictions, both in Canada and the U.S., continue to increase targets for renewable and other clean power generation projects.  Most recently the Ontario government received Royal Assent to enact the Green Energy Act.  As announced, this legislation will require the responsible power purchase authority to grant priority and obligatory purchase of green energy projects, an obligation for all utilities to grant priority grid access to green energy projects, and a system of tariffs as the primary procurement mechanism for renewable and clean energy.

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The intention of the legislation is to make development of renewable energy projects significantly easier than the prior process of formal bids in response to requests for proposals from the responsible power authority.

The North American renewable energy market is experiencing substantial growth, supported by increases in the demand for greater installed capacity of renewable energy projects.  Canada has seen average annual growth of over 30% for the last 5 years in the wind energy industry, with a current installed capacity of 1,856 MW.  Industry observers expect that renewable energy generated from wind in Canada will grow to 12,000 MW by 2016.   This expectation is supported by various provincial objectives including:  Ontario - 4,600 MW by 2020; Quebec - 4,500 MW by 2016, British Columbia — 3,000 MW of renewable power by 2016, Alberta - 2,500 MW in additional transmission options, Manitoba - 1,000 by 2017 and an additional 800 MW by 2015 in the Maritime Provinces and anticipated initiatives in Saskatchewan.   By the end of December 2008, the U.S. wind industry had an installed capacity of over 25,300 MW.

Algonquin will continue to actively pursue development projects which provide the opportunity to exhibit accretive growth.  Algonquin anticipates its involvement in many future opportunities as initiatives designed to support independent power producers are being supported by virtually every Canadian province and a significant number of U.S. states.  The Obama-Biden New Energy for America Plan supports 10% of electricity in the U.S. being generated from renewable sources by 2012 and 25% by 2025.  The demand for additional renewable power is also expected to benefit from the desire by various government entities to increase infrastructure spending.

UTILITY SERVICES

	Three months ended June 30		Six months ended June 30
	2009	2008	2009	2008
Number of
Wastewater connections	34,179	33,929	34,179	33,929
Wastewater treated (millions of gallons)	475	450	975	950

Water distribution connections	36,527	36,283	36,527	36,283
Water sold (millions of gallons)	1,550	1,500	2,600	2,500

Revenue
Wastewater treatment	$5,054	$4,552	$10,586	$8,945
Water distribution	4,680	3,991	8,612	6,933
Other Revenue	198	170	406	339
	$9,932	$8,713	$19,604	$16,217

Expenses
Operating expenses	(5,891)	(5,160)	(11,997)	(9,538)
Other income	—	—	37	47

Business Unit operating profit (including other income)	$4,041	$3,553	$7,644	$6,726

Beginning this quarter Algonquin is reporting total connections and vacant connections rather than customers.  Utility Services had 34,179 wastewater connections as at June 30, 2009, as compared to 33,929 as at June 30, 2008, an increase of 250 in the period or 0.7%.  Utility Services had 36,527 water distribution connections as at June 30, 2009, as compared to 36,283 as at June 30, 2008, an increase of 244 in the period or 0.7%.  Total connections include approximately 1,850 vacant wastewater connections and 1,250 vacant water distributions connections.  Utility Services’ marginal change in water distribution and wastewater treatment customer base during the period primarily relates to limited organic growth at the division’s facilities, partially offset by the

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slow down in U.S. new residential home sales, primarily in the area serviced by the Litchfield Park facility (“LPSCo”).

2009 Six Month Operating Results

During the six months ended June 30, 2009, Utility Services provided approximately 2.6 billion U.S. gallons of water to its customers, treated approximately 1.0 billion U.S. gallons of waste-water and sold approximately 210 million U.S. gallons of treated effluent.

For the six months ended June 30, 2009, Utility Services’ revenue totalled $19.6 million as compared to $16.2 million during the same period in 2008.  Revenue from wastewater treatment totalled $10.6 million, as compared to $8.9 million during the same period in 2008, an increase of $1.7 million.   Revenue from water distribution totalled $8.6 million, as compared to $6.9 million during the same period in 2008, an increase of $1.7 million.  Utility Services reported increased revenue from operations of $3.1 million in the second quarter of 2009 as a result of the weaker Canadian dollar as compared to the same period in 2008.  The six month water distribution revenue was impacted by increased revenue of $0.3 million at the LPSCo facility primarily due to higher bulk water sales and by $0.2 million due to organic growth and increased customer demand at eight water distribution facilities.  The six month wastewater treatment revenue was impacted by $0.4 million resulting from a regulator imposed reduction in rates at the Gold Canyon facility, partially offset by increased revenue of $0.1 million from greater customer demand at eight wastewater treatment facilities, as compared to the same period in 2008.

For the six months ended June 30, 2009, operating expenses totalled $12.0 million, as compared to $9.5 million during the same period in 2008.  Utility Services reported higher expenses from operations of $2.0 million as a result of the weaker Canadian dollar, as compared to the same period in 2008.  Operating expenses increased $0.1 million as a result of increased power and chemical expenses and $0.6 million as a result of increased billing, administrative and operational expenses, as compared to the same period in 2008.

For the six months ended June 30, 2009, operating profit totalled $7.6 million as compared to $6.7 million during the same period in 2008, representing an increase of 13.6%.  Utility Services’ operating profit exceeded Algonquin’s expectations for the six months ended June 30, 2009.

2009 Second Quarter Operating Results

During the quarter ended June 30, 2009, Utility Services provided approximately 1.55 billion U.S. gallons of water to its customers, treated approximately 475 million U.S. gallons of wastewater, and sold approximately 105 million U.S. gallons of treated effluent.

For the quarter ended June 30, 2009, Utility Services’ revenue totalled $9.9 million as compared to $8.7 million during the same period in 2008.  Revenue from wastewater treatment totalled $5.1 million, as compared to $4.6 million during the same period in 2008, an increase of $0.5 million.   Revenue from water distribution totalled $4.7 million, as compared to $4.0 million during the same period in 2008, an increase of $0.7 million.  Utility Services reported increased revenue from operations of $1.2 million in the second quarter of 2009 as a result of the weaker Canadian dollar as compared to the same period in 2008.  The second quarter water distribution revenue was impacted by increased revenue of $0.2 million at the LPSCo facility primarily due to higher bulk water sales.  There was no significant change in customer demand at the remaining water distribution facilities, as compared to the same period in 2008.  The second quarter wastewater treatment revenue was primarily impacted by $0.2 million resulting from a regulator imposed reduction in rates at the Gold Canyon facility.  There was no significant change in customer demand at the remaining wastewater treatment facilities, as compared to the same period in 2008.

For the quarter ended June 30, 2009, operating expenses totalled $5.9 million, as compared to $5.2 million during the same period in 2008.  Utility Services reported higher expenses from operations of $0.8 million as a result of the weaker Canadian dollar, as compared to the same period in 2008.  Operating expenses decreased

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$0.1 million as a result of lower power and chemical expenses, offset by $0.1 million as a result of increased billing, administrative and operational expenses, as compared to the same period in 2008.

For the quarter ended June 30, 2009, operating profit totalled $4.0 million as compared to $3.6 million during the same period in 2008, representing an increase of 13.6%.  Utility Services’ operating profit exceeded Algonquin’s expectations for the three months ended June 30, 2009.

Outlook — Utility Services

Notwithstanding the slowdown in the U.S. economy, Utility Services is not expecting any material reduction in customers in fiscal 2009.  Utility Services continues to provide water distribution and wastewater treatment services, primarily in the southern and southwestern United States, in communities with a history of long term growth that provides opportunities for organic growth over the long term.

Utility Services is in the process of prosecuting rate cases at a number of its facilities.  The Black Mountain facility filed a rate case in December 2008 using a June 30, 2008 test year.  The LPSCo facility filed a rate case in March 2009 using a September 2008 test year.  The Rio Rico facility filed a rate case in May 2009, using a test year ended December 31, 2008.  The Bella Vista, Northern Sunrise and Southern Sunrise facilities are preparing to initiate rate cases in the third quarter of 2009 using a March 31, 2009 test year.  All of these facilities are located in Arizona.  Five Texas utilities filed rate cases in April 2009, and Woodmark filed in July 2009, with test years ended December 31, 2008.

The following table sets out some particulars with respect to the status of the rate cases as at July 15, 2009:

	Test Year Ending	Status of Rate Case Application	Estimated U.S. $ Revenue Increase as Filed	Estimated Timing of Rate Increase
Facility
Black Mountain	Q2 2008	Responding to interrogatories	$0.9 million	Q1 2010
LPSCo	Q3 2008	Responding to interrogatories	$12.5 million	Q3 2010
Rio Rico	Q4 2008	Filed, achieved sufficiency	$2.0 million	Q3 2010
Bella Vista, Northern and Southern Sunrise	Q1 2009	In preparation		Q4 2010
Texas Utilities (Silverleaf — 4 utilities)	Q4 2008	Filed	$1.2 million	Q3 2009
Tall Timbers	Q4 2008	Interim comment period	$0.2 million	New rates implemented July 2009
Woodmark	Q4 2008	Filed	$0.1 million	Q4 2009

It is anticipated that regulatory review of the proposed rates and tariffs for the Arizona facilities would be completed in the second half of 2009 and early 2010, with the new rates and tariffs going into effect throughout 2010.  Due to differences in the regulatory approach between Arizona and Texas, it is anticipated that changes in the rates and tariffs for the Texas facilities would take effect in mid to late 2009.  An exact determination of increased revenues from all rate case applications is not possible at this time as the rate case processes are in the early stages and are subject to regulatory approval.  Rate cases ensure that a particular facility appropriately recovers its operating costs and earns the rate of return on its capital investment as allowed by the regulatory authority under which the facility operates.  Algonquin monitors the rates of return on each of its utility investments to determine the appropriate time to file a rate case in order to ensure it earns the full regulatory approved rate of return on its investments.

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CORPORATE

	Three months ended June 30		Six months ended June 30
	2009	2008	2009	2008
Corporate and other expenses:
Administrative expenses	2,544	2,125	4,931	4,171
Management costs	212	223	425	445
Loss / (Gain) on foreign exchange	(1,892)	47	(1,315)	398
Interest expense	5,143	6,673	10,657	13,803
Interest, dividend and other Income	(47)	(22)	(50)	(52)
Loss (gain) on derivative financial instruments	(12,201)	(3,715)	(8,703)	1,404
Income tax expense (recovery)	651	680	(4,341)	1,871

OVERVIEW

2009 Six Month Corporate and Other Expenses

During the six months ended June 30, 2009, administrative expenses totalled $4.9 million as compared to $4.2 million in the same period in 2008. The expense increase in the six months ended June 30, 2009 was due to added requirements to administer Algonquin, including additional legal and regulatory costs.

Foreign exchange gains and losses primarily represent unrealized gains or losses on U.S. dollar denominated debt and do not impact current cash available for distribution.  For purposes of evaluating divisional performance, Algonquin does not allocate the foreign exchange gains or losses to specific divisions as the change does not impact Algonquin’s current cash position.  For the six months ended June 30, 2009, Algonquin reported a foreign exchange gain of $1.3 million as compared to a loss of $0.4 million during the same period in 2008.  The six months ended June 30, 2009 has experienced a decrease in value of the U.S. dollar of 5% which resulted in unrealized gains on Algonquin’s U.S. denominated debt.  The comparable period in 2008 experienced an increase in the value of the U.S. dollar of 3%, which resulted in unrealized losses on Algonquin’s U.S. denominated debt.  As at June 30, 2009, Algonquin had approximately $32.8 million in U.S. dollar denominated debt.

For the six months ended June 30, 2009, interest expense totalled $10.7 million as compared to $13.8 million in the same period in 2008.  Decreased interest expense was related to lower interest rates charged on Algonquin’s variable interest rate credit facilities, as compared to the prior year.

Loss on derivative financial instruments consists of realized and unrealized mark to market losses on foreign exchange forward contracts and interest rate swaps during the period.  The unrealized portion of any mark to market gains or losses on derivative instruments does not impact Algonquin’s current cash position.

An income tax recovery of $4.3 million was recorded in the first six months of 2009, as compared to an expense of $1.9 million during the same period in 2008.  The primary reasons for this recovery relates to the final determinations made for claiming discretionary deductions on 2008 income tax returns, the impact of which reduces future income tax liabilities previously recorded, tax losses due to bonus depreciation in the U.S. and lower operating profits from U.S. operations due to lower electricity prices and lower natural gas prices and the recognition of unrealized losses on derivative financial instruments booked in the year.  This resulted in an increased future tax recovery recorded in the six months ended June 30, 2009. (see Risk Management — Changes to income tax laws).

2009 Second Quarter Corporate and Other Expenses

During the quarter ended June 30, 2009, administrative expenses totalled $2.5 million, as compared to $2.1 million in the same period in 2008.  The expense increase in the three months ended June 30, 2009 was due to added requirements to administer Algonquin, including additional legal and regulatory costs.

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Foreign exchange gains and losses primarily represent unrealized gains or losses on U.S. dollar denominated debt and do not impact current cash available for distribution.  For purposes of evaluating divisional performance, Algonquin does not allocate the foreign exchange gains or losses to specific divisions as the change does not impact Algonquin’s current cash position.  For the three months ended June 30, 2009, Algonquin reported a foreign exchange gain of $1.9 million as compared to a loss of $47 during the same period in 2008.  The three months ended June 30, 2009 has experienced a decrease in value of the U.S. dollar of 8% which resulted in unrealized gains on Algonquin’s U.S. denominated debt.  The comparable period in 2008 experienced an increase in the value of the U.S. dollar of 1%, which resulted in unrealized losses on Algonquin’s U.S. denominated debt.  As at June 30, 2009, Algonquin had approximately $33.1 million in U.S. dollar denominated debt.

For the quarter ended June 30, 2009, interest expense totalled $5.1 million as compared to $6.7 million in the same period in 2008.  Decreased interest expense was related to lower interest rates charged on Algonquin’s variable interest rate credit facilities, as compared to the prior year.

Loss on derivative financial instruments consists of realized and unrealized mark to market losses on foreign exchange forward contracts and interest rate swaps during the quarter.  The unrealized portion of any mark to market gains or losses on derivative instruments does not impact Algonquin’s current cash position.

An income tax expense of $0.7 million was recorded in the three months ended June 30, 2009, consistent with the same period in 2008.

Excess (shortfall) of Cash Flows and Net Earnings Over Distributions Paid

The following chart presents excess or shortfall in cash flows from operating activities and net earnings over distributions paid for the six months ended June 30, 2009 and for the years ended December 31, 2008 and 2007.

	Three and Six months ended		Year ended December 31
	June 30, 2009		2008	2007

Cash flow from operating activities	$9,382	$23,083	$66,874	$40,427
Distributions paid during the period	(4,777)	(9,553)	(57,755)	(69,923)
Excess (shortfall) of cash flows from operating activities over cash distributions paid	$4,605	$13,530	$9,119	$(29,496)

Net earnings (loss)	$15,302	$19,545	$(19,038)	$24,763
Distributions paid during the period	(4,777)	(9,553)	(57,755)	(69,923)

Excess (shortfall) of net earnings over cash distributions paid	$10,525	$9,992	$(76,793)	$(45,160)

The excess of net earnings over cash distributions and of cash flows from operating activities over cash distributions has primarily been used to reduce long term debt and to invest in property plant and equipment.

Any previous shortfall of net earnings over cash distributions and of cash flows from operating activities over cash distributions have been funded through working capital management, issuance of additional trust units, convertible debenture offerings, cash on hand, or additional borrowings under Algonquin’s revolving credit facility.

Algonquin considers the amount of cash generated by the business, cash required for Algonquin’s growth initiatives, funds required to satisfy current or future obligations including taxes in determining sustainable, normalized monthly distributions of cash to its unitholders.  In general, Algonquin does not take into account quarterly working capital fluctuations as these tend to be temporary in nature.  Algonquin does not generally consider net income in setting the level of distributions as this is a non-cash calculation and does not reflect the level of cash flow generated by Algonquin.  In particular Algonquin has a relatively high level of depreciation

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and amortization expense and has significant volatility in income due to fluctuations from the quarterly mark to market valuations of its hedging instruments and interest rate swaps.

SUMMARY OF PROPERTY, PLANT AND EQUIPMENT EXPENDITURES BY BUSINESS UNIT

	Three months ended June 30		Six months ended June 30
	2009	2008	2009	2008
POWER GENERATION & DEVELOPMENT
Renewable Energy Division
Maintenance expenditures	$165	$305	$312	$396
Growth and other expenditures	42	7,149	193	7,558
Total	$207	$7,454	$505	$7,954

Thermal Energy Division
Maintenance expenditures	$367	$730	$873	$1,645
Growth and other expenditures	554	311	1,102	3,038
Total	$921	$1,041	$1,975	$4,683

UTILITY SERVICES BUSINESS UNIT
Capital Investment in rate baseable assets	$66	$6,074	$4,368	$15,110

Consolidated (includes Corporate)
Maintenance expenditures	$631	$1,060	$1,283	$2,117
Capital investment in rate baseable assets	66	6,074	4,368	15,110
Growth and other expenditures	595	7,460	1,295	10,596
Total	$1,292	$14,594	$6,946	$27,823

Algonquin capital expenditures in 2009 are lower than in 2008 due to a number of large capital projects that were completed in the previous year.  The larger capital projects completed in 2008 were the BCI project, final capital associated with the Sanger re-powering project, larger growth related capital projects in the Utility Division, particularly at the LPSCo facility and the acquisition of the Campbellford hydroelectric facility.

Property, plant and equipment expenditures for the remainder of the 2009 fiscal year are anticipated to be approximately $8.0 million, including approximately $2.0 million related to ongoing requirements in Utility Services, $3.0 million related to the Thermal division, and $3.0 million related to the Renewable Energy division.  As a result of an initial review of its options at the Windsor Locks facility (see Power Generation and Development — Current Development Projects), Algonquin no longer anticipates incurring approximately $3.0 million related to the Windsor Locks repowering during the remainder of the 2009 fiscal year.  In addition, Algonquin has deferred capital expenditures of $3.0 million related to the Donnaconna facility’s Bill C-93 expenditures in Quebec until 2010 as consideration of various alternatives is continuing.  There are no current significant commitments for capital expenditures for the remainder of 2009.

Algonquin anticipates that it can generate sufficient liquidity through internally generated operating cash flows, working capital to finance its property, plant and equipment expenditures and other commitments.  Algonquin also has the ability to finance these expenditures through its revolving credit facility as well as through advances from developers.

2009 Six Month Expenditures

During the six months ended June 30, 2009, Algonquin incurred growth and other property, plant and equipment expenditures of $1.3 million, as compared to $10.6 million during the comparable period in 2008.  In addition, Utility Services invested $4.4 million in property, plant and equipment during the six months ended June 30, 2009, as compared to $15.1 million during the comparable period in 2008.

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During the six months ended June 30, 2009, the Renewable Energy division’s expenditures primarily relate to investments in the Great Falls and Franklin hydroelectric facilities.  During the comparable period in 2008, the Renewable Energy division’s expenditures primarily relate to the Campbellford acquisition, a 4,000 kilowatt hydroelectric generating facility located on the Trent-Severn Waterway approximately four kilometres north of Campbellford, Ontario, and projects at Great Falls and Dixon Dam.

During the six months ended June 30, 2009, the Thermal Energy division’s expenditures primarily relate to investments at the Dynafibres, Windsor Locks and EFW facility.  In the comparable period, the expenditures primarily related to the completion of the Sanger re-powering project, investment in the BCI steam sales facility and investment at the EFW facility.

During the six months ended June 30, 2009, the Utility Services’ investment in property, plant and equipment primarily relate to the substantial completion and commissioning of projects initiated in 2008, net of approximately $3.4 million of advances from developers.  As previously noted, these investments have been included in the rate case applications currently underway.   In the comparable period, the expenditures primarily related to investment in additional wells, engineering work regarding the waste-water treatment capacity and arsenic treatment at the LPSCo facility.  The expenditures in the comparable period are included in the rate case applications which are currently in process.

2009 Second Quarter Expenditures

During the quarter ended June 30, 2009, Algonquin incurred growth and other property, plant and equipment expenditures of $0.6 million, as compared to $7.5 million during the comparable period in 2008.  In addition, Utility Services incurred net investment in property, plant and equipment of $0.1 million during the quarter ended June 30, 2009, as compared to $6.1 million during the comparable period in 2008.

During the three months ended June 30, 2009, the Renewable Energy division’s expenditures were not significant.  During the comparable period in 2008, the Renewable Energy division’s expenditures primarily relate to the Campbellford acquisition, a 4,000 kilowatt hydroelectric generating facility located on the Trent-Severn Waterway approximately four kilometres north of Campbellford, Ontario, and various projects at Great Falls and Dixon Dam.

During the three months ended June 30, 2009, the Thermal Energy division’s expenditures primarily relate to investments in Windsor Locks, EFW and LFG.  In the comparable period, the expenditures primarily related to the completion of the Sanger re-powering project and investment in the BCI steam sales facility.  Both projects were completed in the prior year.

During the three months ended June 30, 2009, Utility Services incurred minimal investment in property, plant and equipment, net of approximately $0.5 million of advances from developers.  In the comparable period, the expenditures primarily related to investment in additional wells, engineering work regarding the waste-water treatment capacity and arsenic treatment at the LPSCo facility.  As previously noted, these investments have been included in the rate case applications which are currently in process.

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Reconciliation with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”)

Algonquin follows generally accepted accounting principles in Canada (“Canadian GAAP”), which differs in certain material respects from accounting principles in the U.S. (“U.S. GAAP”) and from practices prescribed by the United States Securities and Exchange Commission.  The following information should be read in conjunction with the Company’s six months ended June 30, 2009 unaudited consolidated financial statements prepared in accordance with Canadian GAAP.

Reconciliation of net earnings under Canadian GAAP to U.S. GAAP:

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Net earnings, Canadian GAAP	$15,302	$8,017	$19,545	$6,463
Adjustments, net of tax
Financial instruments	—	(44)	—	274
Convertible debentures	8	8	16	16
Regulatory assets	121	—	219	—
Non controlling interest	1,482	353	1,941	(667)
Total adjustments	$1,611	$317	$2,176	$(377)
Net earnings, U.S. GAAP	$16,913	$8,334	$21,721	$6,086

Basic and diluted net earnings per trust unit	$0.21	$0.11	$0.28	$0.08

	As at June 30, 2009		As at December 31, 2008
	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP

Property, plant and equipment	$783,247	$783,632	$804,965	$805,350
Regulatory assets	—	1,412	—	1,053
Deferred financing costs	218	4,211	243	4,667
Long-term liabilities	290,168	290,395	296,826	297,089
Convertible debentures	140,847	144,964	140,427	144,964
Future income tax liability	82,002	82,745	86,845	87,932
Derivative liabilities / (assets)	20,751	20,751	33,554	31,012
Non controlling interest	10,409	—	12,548	—
Temporary equity	—	741,073	—	740,765
Trust units	726,395	—	722,215	—
Deficit	$(347,295)	$(350,860)	$(359,547)	$(363,032)

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	Six months ended June 30, 2009	Year ended December 31, 2008

Deficit, Canadian GAAP	$(347,295)	$(359,547)
Adjustments, net of tax
Financial instruments	—	2,048
Convertible debentures	86	70
Regulatory assets	1,097	878
Non controlling interest	(4,748)	(6,481)
Total adjustments	(3,565)	(3,485)
Deficit, U.S. GAAP	$(350,860)	$(363,032)

Description of significant differences:

Fair value of financial instruments

Under US GAAP, the Financial Accounting Standard Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements.

SFAS No. 157 establishes a three-tier fair value hierarchy, which categorizes the inputs used in measuring fair value. These categories include (in descending order of priority): Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The following table shows assets and liabilities measured at fair value as of June 2009 on the Company’s balance sheet, and the input categories associated with those assets and liabilities:

.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value at June 30, 2009
Derivative liabilities	$—	$20,751	$—	$20,751

The standard also clarifies that the credit risk of counterparties should be taken into account in determining the fair value.  Under Canadian GAAP, Algonquin has adopted EIC 173, Credit Risk and Fair Value of Financial Assets and Financial Liabilities, effective January 1, 2009. Under U.S GAAP, SFAS 157 is required to be adopted effective January 1, 2008. The adjustment reflects the change in credit risk on derivative financial instruments of the Company for the year ended December 31, 2008 due to adoption of SFAS 157 at January 1 2008.

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Convertible debentures

Under Canadian GAAP, the fair value of convertible debentures is bifurcated into equity and debt components whereas under U.S. GAAP, the convertible debentures do not have the features that would require bifurcation. Accordingly, the adjustment reflects the reclassification of the value attributed to the equity component recorded under Canadian GAAP to convertible debentures in the consolidated balance sheet.

Under Canadian GAAP, the accretion of the residual carrying value of the convertible debentures to the face value of the convertible debentures over the life of the instrument is charged to operations. Under U.S. GAAP, no such accretion is required if convertible feature is not required to be bifurcated.  This GAAP difference resulted in a reversal of accretion recorded under Canadian GAAP at December 31, 2008 and 2007 and a reduction of accretion expense for the years ended December 31, 2008 and 2007.

Regulated operations

Algonquin’s utility operations are subject to regulation by the public utility commissions of the U.S. in which they operate. Under U.S. GAAP, Algonquin’s utility operations follow the regulatory accounting principles prescribed under SFAS 71 Accounting for the Effects of Certain Types of Regulation. Under SFAS 71, regulatory assets and liabilities that would not be recorded under GAAP for non-regulated entities are recorded. Regulatory assets and liabilities represent probable future revenues or expenses associated with certain charges or credits that will be recovered from or refunded to customers through the rate making process. Items to which regulatory accounting requirements apply include deferred rate case costs, equity return component on regulated capital projects and contributions in aid of construction.

Deferred rate case costs relate to costs incurred by Algonquin’s utilities to file, prosecute and defend rate case applications and which the utility expects to receive prospective recovery through its rates approved by the regulators.  Under U.S. GAAP, these costs are capitalized and amortized over the period of rate recovery granted by the regulator while they are expensed for Canadian GAAP.

Under SFAS 71, allowance for funds used during construction projects included in rate base is capitalized. This allowance is designed to enable a utility to capitalize financing costs during periods of construction of property subject to rate regulation. It represent the cost of borrowed funds (allowance for borrowed funds used during construction) and a return on other funds (allowance for equity funds used during construction). Under Canadian GAAP, Algonquin capitalizes interest costs directly attributable to the construction of these assets but does not capitalize the allowance for equity funds used during constructions.

Financing costs

Algonquin records financing costs as a reduction to long-term liabilities and convertible debentures under Canadian GAAP. Under U.S. GAAP, such costs are presented as deferred financing costs.  The resulting presentation difference in the balance sheet does not affect U.S. GAAP earnings.

Temporary equity

Trust units

Algonquin’s Trust Units contain a redemption feature which is required for the Trust to retain its Canadian mutual fund trust status.  The redemption feature of the Trust Units entitles the holders to receive a cash redemption price equal to the lesser of: (i) 95% of the market price of the Trust Units on the principal market on which the Trust Units are quoted for trading during the ten trading day

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period commencing immediately after the date on which the Trust Units were tendered to Algonquin for redemption; and (ii) the closing market price on the principal market on which the Trust Units are quoted for trading on the redemption date.  For Canadian GAAP purposes, the Trust Units are considered permanent equity and are presented as a component of Unitholders’ equity.

Under U.S. GAAP, equity with a redemption feature is presented outside of permanent equity as temporary equity between the liability and equity sections of the balance sheet.  The temporary equity was initially recorded at an amount equal to the redemption value based on the terms of the Trust Units.  Any increase in the value of the Trust Units related to changes in the redemption value from is recorded as an adjustment to the Trust Units through deficit.  However, the adjustment is restricted only to the extent of previously recorded increases in the carrying amount of the trust units arising from such adjustments.  Under U.S. GAAP, no adjustment was required to the carrying amount of the Trust Units recorded as temporary equity since there have been no previously recorded increases to the redemption value above their initial fair value.

When calculating net income per Trust Unit, changes in temporary equity resulting from increases in the redemption value during a period results in a reduction of net income available to Unitholders while decreases in temporary equity resulting from the redemption value increases net income available to Unitholders.  For the six months ended June 30, 2009 and June 30, 2008, there were no changes in temporary equity related to changes in the redemption value of the Trust Units and therefore there was no change to net earnings / (loss).

Exchangeable Units and non controlling interest

Exchangeable units (“Exchangeable Units”) were issued by Algonquin (AirSource) Power LP (“Algonquin AirSource”), a subsidiary of Algonquin, when Algonquin AirSource together with Algonquin acquired AirSource Power Fund I LP (“Airsource”) on June 29, 2006.  The Exchangeable Units entitle the holders to receive distributions which are equivalent to Algonquin’s distributions, as long as the facility which was acquired upon acquisition of AirSource generates adequate cash flows.  Under Canadian GAAP the Exchangeable Units are recorded in the Fund’s consolidated financial statements as “Non controlling interest”.  Consolidated net income or loss is reduced by the portion of income or loss attributable to this non controlling interest and distributions to holders of the exchangeable units are recorded as a reduction to the carrying amount of the non controlling interest.  Under Canadian GAAP, when the Exchangeable Units are converted to Algonquin Trust Units, the non controlling interest on the consolidated balance sheet is reduced on a pro-rata basis together with a corresponding increase in Trust Units.

Under U.S. GAAP the Exchangeable Units are classified along with the Trust Units outside of permanent equity as temporary equity since they are able to be converted at the holder’s option to Algonquin’s Trust Units.  The temporary equity was initially recorded at an amount equal to the redemption value based on the terms of the Exchangeable Units. Any increase in the redemption value of the Exchangeable Units is recorded as an adjustment to through deficit.  However, downward adjustment is restricted only to the extent of previously recorded increases in the carrying amount arising from such adjustments.  Under U.S. GAAP, no adjustment was required to the carrying amount of the Exchangeable Units in temporary equity. Under U.S. GAAP the proportion of income or loss attributable to the Exchangeable Units non controlling interest is recorded to deficit rather than through earnings, and distributions to the Exchangeable Unit holders are recorded as a charge to deficit.

Cash flow statement

The consolidated cash flow statement prepared in accordance with Canadian GAAP presents substantially the same information that is required under U.S. GAAP.

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Recent accounting pronouncements

In April 2009, the FASB released three FSP’s intended to provide additional application guidance and enhanced disclosures regarding fair value measurements and impairments of securities.  FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”, provides additional guidelines for estimating fair value in accordance with SFAS No. 157.  FSP FAS 115-2, “Recognition and Presentation of Other-Than-Temporary Impairments”, provides additional guidance related to the disclosure of impairment losses on securities and the accounting for impairment on debt securities.  FSP FAS 115-2 does not amend existing guidance related to other-than-temporary impairments of equity securities.  FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”, increases the frequency of fair value disclosures.  All of the aforementioned FSP’s are effective for interim or annual periods ending after June 15, 2009.  The adoption of the aforementioned FSP’s did not have any impact on the consolidated interim financial statements.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS 165”), effective for interim and annual periods ending after June 15, 2009. SFAS 165 provides guidance to establish general standards of accounting for and disclosures of events that occur subsequent to the balance sheet date but before financial statements are issued or available to be issued. The adoption of SFAS 165 did not have a material impact on Algonquin’s condensed consolidated financial statements. Algonquin has evaluated all subsequent events or transactions that occurred after June 30, 2009 up through August 17, 2009, the date the consolidated interim financial statements as of and for the six month period ended June 30, 2009 were issued.  During this period, no material subsequent events occurred that would require recognition or disclosure in these condensed consolidated interim financial statements.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (“SFAS 167”), effective for interim and annual periods beginning after November 15, 2009. SFAS 167 requires an analysis to determine whether a variable interest gives an entity a controlling financial interest in the variable interest entity. SFAS 167 also requires ongoing qualitative assessments of whether an entity is the primary beneficiary of a variable interest entity and expands required disclosures. Algonquin is currently evaluating the impact, if any, this standard will have on their financial statements.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (“SFAS 168”), effective for interim and annual periods ending after September 15, 2009. SFAS 168 establishes the Codification as the single source of authoritative United States accounting and reporting standards. It combines existing authoritative standards into a comprehensive, topically organized database. The primary effect will be in the consolidated footnotes where references to U.S. GAAP and to new FASB pronouncements will be based on the sections of code rather than to individual FASB standards

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LIQUIDITY AND CAPITAL RESERVES

The following chart sets out the amounts drawn, letters of credit issued and outstanding amounts available to Algonquin under its senior banking credit facilities (the “Facilities”):

	2009 Q2	2009 Q1	2008 Q4	2008 Q3	2008 Q2

Committed bank credit facilities	$189,050	$192,750	$192,750	$192,750	$192,750

Funds Drawn on credit facilities	(134,000)	(129,500)	(137,000)	(144,800)	(150,000)
Letters of Credit issued	(35,250)	(37,600)	(37,500)	(33,200)	(31,200)

Remaining available bank facilities	$19,800	$25,650	$18,250	$14,750	$11,550

Cash on Hand	6,900	900	5,900	7,400	6,100
Total liquidity and capital reserves	$26,700	$26,550	$24,150	$22,150	$17,650

As at and for the period ended June 30, 2009, Algonquin is in compliance with the covenants under its Facilities.

As at June 30, 2009, Algonquin had drawn $134.0 million on its Facilities as compared to $137.0 million as at December 31, 2008 and $150.0 million as at June 30, 2008.  In addition to amounts actually drawn, Algonquin also had $35.2 million in outstanding letters of credit.  At June 30, 2009, Algonquin had $19.8 million of committed and available bank facilities and $6.9 million of cash, resulting in $26.7 million of total liquidity and capital reserves.

In Algonquin’s opinion, the existing working capital is sufficient to meet its present requirements.

CONTRACTUAL OBLIGATIONS

Information concerning contractual obligations as of June 30, 2009 is shown below:

	Total	Due less than 1 year	Due 2 to 3 years	Due 4 to 5 years	Due after 5 years
Long term debt obligations	$290,130	$3,279	$206,907	$3,425	$76,519
Interest on long term debt obligations	$115,456	16,078	24,922	17,952	56,504
Purchase obligations	$28,944	28,944	—	—	—
Derivative financial instruments: Currency forward	$10,049	3,224	6,260	565	—
Derivative financial instruments: Interest rate swap	$10,701	5,882	3,925	694	200
Capital lease obligations	$576	117	415	5	39
Other long term obligations	$11,718	260	515	515	10,428

Total obligations	$467,574	$57,784	$242,944	$23,156	$143,690

Long term obligations include regular payments related to long term debt and other obligations.

UNITHOLDERS’ EQUITY AND CONVERTIBLE DEBENTURES

As at June 30, 2009, Algonquin had 77,981,962 issued and outstanding trust units with a total of 79,577,202 trust units issued and outstanding on a fully diluted basis.

Algonquin may issue an unlimited number of trust units.  Each trust unit is transferable and represents an equal, undivided beneficial interest in any distribution from Algonquin and the net assets of Algonquin.  All units are of the same class and with equal rights and privileges and are not subject to future calls or assessments.  Each unit entitles the holder to one vote at all meetings of unitholders.

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On August 1, 2008, Algonquin issued 3,507,143 trust units in exchange for cash and securities of approximately $27.0 million or $7.69 per unit.  The unit issue was pursuant to an agreement entered into on June 27, 2008 between Algonquin, Highground Capital Corporation (“Highground”) and CJIG Management Inc. (“CJIG”).  Under the agreement CJIG would acquire all of the issued and outstanding common shares of Highground, and Algonquin would issue 3,507,143 trust units, of which 3,065,183 trust units would be received by Highground shareholders as part of the agreement with the remaining trust units being retained by CJIG.

Pursuant to the takeover bid of AirSource, on September 29, 2006 Algonquin issued trust units and a subsidiary issued Exchangeable Units which are exchangeable into trust units of Algonquin at the holder’s option.  Algonquin issued 75,853 trust units during the three months ended June 30, 2009 and 407,590 trust units during the six months ended June 30, 2009 pursuant to the conversion of Exchangeable Units.  As at June 30, 2009, there were 1,595,240 trust units of Algonquin remaining to be issued pursuant to the conversion of Exchangeable Units.  Subsequent to June 30, 2009, approximately 9,316 trust units of Algonquin were issued, pursuant to the conversion of Exchangeable Units.

During the second quarter 2009, the trustees of Algonquin announced that they had entered into a unit-share exchange support agreement to support an offer which will provide Algonquin’s unitholders the opportunity to exchange their trust units of Algonquin, on a one-for-one basis. (See Business Strategy — Unit Exchange announcement)

In 2004, Algonquin issued 85,000 convertible unsecured debentures at a price of $1,000 for each debenture maturing on July 31, 2011. The debentures bear interest at 6.65% per annum and are convertible into trust units of Algonquin at the option of the holder at a conversion price of $10.65 per trust unit, being a ratio of approximately 93.9 trust units for each $1,000 principal.  Until July 30, 2009, the debentures may be redeemed by Algonquin if the underlying trust unit price is equal to or exceeds a price of $13.31 (125% of the conversion price of $10.65).  During the period of July 31, 2009 until the debenture’s maturity, Algonquin can redeem the debentures for 100% of the face value of debenture with cash, or for 105% of the face value of debenture with additional trust units.  For the three and six months ended June 30, 2009, no convertible debentures had been presented for conversion and there were 84,964 convertible debentures outstanding.

In November 2006, Algonquin issued 60,000 convertible unsecured debentures at a price of $1,000 for each debenture maturing on November 30, 2016.  The debentures bear interest at 6.2% per annum and are convertible into trust units of Algonquin at the option of the holder at a conversion price of $11.00 per trust unit, being a ratio of approximately 90.9 trust units for each $1,000 principal.  The debentures may not be redeemed by Algonquin prior to November 30, 2010.  During the period of November 30, 2010 until November 29, 2012, the debentures may be redeemed by Algonquin if the underlying trust unit price is equal to or exceeds a price of $13.75 (125% of the conversion price of $11.00).  During the period of November 30, 2012 until the debenture’s maturity, Algonquin can redeem the debentures for 100% of the face value of debenture with cash, or for 105% of the face value of debenture with additional trust units.  For the three and six months ended June 30, 2009, no convertible debentures had been presented for conversion.

During the second quarter 2009, the trustees of Algonquin announced that, in conjunction with the Unit Exchange Offer, holders of Algonquin’s convertible debentures will be provided the opportunity to exchange their debentures for new debentures of the Renamed Corporation.  The terms of the new debentures to be offered are superior to those of the current debentures.  The new maturity date of the new Series 1 debentures to be offered is November 30, 2014.  The maturity date of the 2016 debentures remains at November 30, 2016.

MANAGEMENT OF CAPITAL STRUCTURE

Algonquin views its capital structure in terms of its debt levels, both at a project and an overall company level, in conjunction with its equity balances.

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Algonquin’s objectives when managing capital are:

•                  To maintain appropriate debt and equity levels in conjunction with standard industry practices and to limit financial constraints on the use of capital.

•                  To ensure capital is available to finance capital expenditures sufficient to maintain existing assets.

•                  To ensure generation of cash is sufficient to fund sustainable distributions to unitholders as well as meet current tax and internal capital requirements.

•                  To maintain sufficient cash reserves on hand to ensure sustainable distributions made to unitholders.

•                  To have proper credit facilities available for ongoing investment in growth and investment in development opportunities.

Algonquin monitors its cash position on a regular basis to ensure funds are available to meet current normal as well as capital and other expenditures.  In addition, Algonquin continuously reviews its capital structure to ensure its individual business units are using a capital structure which is appropriate for their respective industries as well as in the context of the change in taxation impacting Algonquin commencing in 2011.

Algonquin does not have any off balance sheet arrangements during the fiscal period ended June 30, 2009 or in the comparable period in 2008.

UNITHOLDERS’ RIGHTS PLAN

Algonquin has adopted a Unitholders’ Rights Plan (the “Plan”). The Plan is designed to ensure the fair treatment of unitholders in any transaction involving a potential change of control of Algonquin and will provide the Board of Trustees and unitholders with adequate time to evaluate any unsolicited take-over bid and, if appropriate, to seek out alternatives to maximize unitholder value. The Toronto Stock Exchange (the “Exchange”) has accepted notice for filing of the Plan and the Plan was approved by unitholders at Algonquin’s annual and special meeting held on April 24, 2008 for a three year period thereafter. The Plan is similar to rights plans adopted by many other Canadian income trusts and corporations. Until the occurrence of certain specific events, the rights will trade with the trust units of Algonquin and be represented by certificates representing the Units. The rights become exercisable only when a person, including any party related to it or acting jointly with it, acquires or announces its intention to acquire twenty percent (20%) or more of the outstanding Units of Algonquin without complying with the Permitted Bid provisions of the Plan. Should a non-Permitted Bid be launched, each right would entitle each holder of Units (other than the acquiring person and persons related to it or acting jointly with it) to purchase additional Units of Algonquin at a fifty percent (50%) discount to the market price at the time.

It is not the intention of the Plan to prevent take-over bids but to ensure their proper evaluation by the market. Under the Plan, a Permitted Bid is a bid made to all unitholders for all of their Units on identical terms and conditions that is open for no less than 60 days. If at the end of 60 days at least fifty percent (50%) of the outstanding Units, other than those owned by the offeror and certain related parties, have been tendered and not withdrawn, the offeror may take up and pay for the Units but must extend the bid for a further ten days to allow all other unitholders to tender.

RELATED PARTY TRANSACTIONS

The following related party transactions occurred during the quarter ended June 30, 2009:

•                  Algonquin is managed by APMI which provides management services including advice and consultation concerning business planning, support, guidance and policy making and general management services.  An entity owned by the majority of the shareholders of APMI is the general partner of Algonquin Airlink Limited Partnership and is the general partner of Algonquin Property LP which leases the corporate office to Algonquin.  Green Wing Algonquin Power Development Inc (“GWAP”) is an entity majority owned by APMI which provides construction services.  Collectively these entities are called the Algonquin Power Group.

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•                  For the six months ended June 30, 2009, APMI was paid on a cost recovery basis for all costs incurred and charged $0.4 million (2008 - $0.4 million).

•                  As part of the project to re-power the Sanger facility, Algonquin entered into an agreement with APMI to undertake certain construction management services on the project.  APMI is entitled to a development supervision fee plus a contingency fee for its construction management role on the project.  During the six month period ended June 30, 2009, APMI was paid $nil (2008 - $15).

•                  Algonquin has leased its head office facilities since 2001 from an entity owned by the shareholders of APMI on a net basis.  Base lease costs for the six month period ended June 30, 2009 were $0.2 million (2008 - $0.1 million).

•                  Algonquin utilizes chartered aircraft, including the use of an aircraft owned by an affiliate of APMI.  During the six month period ended June 30, 2009, Algonquin incurred costs in connection with the use of the aircraft of $0.1 million (2008 - $0.1 million) and amortization expense related to the advance against expense reimbursements of $0.1 million (2008 - $0.1 million).

•                  In accordance with the construction services agreement related to the St. Leon facility, GWAP, a company controlled by APMI, was paid $nil (2008 - $0.1 million) during the six month period ended June 30, 2009 for construction services.

•                  Pursuant to the St. Leon Limited Partnership Agreement, in 2006, St. Leon Wind Energy LP (“St. Leon LP”), a subsidiary of Airsource and the legal owner of the St. Leon facility, was required to issue 100 Class B units to GWAP.  The holders of the Class B Units are entitled to 2.5% of the income allocations and cash distributions from St. Leon LP for a 5 year period commencing after June 17, 2008, two years after the date the facility achieved commercial operations pursuant to the PPA.   Such income allocations and cash distributions shall be increased by 2.5% for each successive 5 year period, to a maximum of 10.0%.  In any particular period, cash distributions to the holders of the Class B Units are only to be made after distributions have been made to the other partners, in an aggregate amount, equal to the debt service on the outstanding debt in respect of such period.  The holders of the Class B units are entitled to cash distributions of $0.3 million during the six months ended June 30, 2009 (2008 - $17).

•                  On March 10, 2008, Algonquin advanced $0.2 million to the Trustees for purposes of enabling the Trustees to purchase additional Units of Algonquin.  The loans are subject to promissory notes issued in favour of Algonquin which are payable upon demand, currently bear interest at 1% per annum, and are recorded as a reduction in Trust Units on the consolidated balance sheet.  During the six months ended June 30, 2009 a principal repayment of $6 was made (2008 - $nil).

•                  Pursuant to the Highground transaction that occurred on June 27, 2008 between Algonquin, Highground and CJIG, APMI was entitled to a fee of approximately $0.2 million which was recorded in 2008. This amount was paid in the second quarter of 2009.

•                  APMI is entitled to 50% of the cash flow above a 15% return on investment for the BCI project pursuant to its project management contract.  During the six months ended June 30, 2009 and 2008, no amounts were paid under this agreement. In 2008, APMI earned a construction supervision fee of $100 in relation to the development of this project.  As of June 30, 2009 this amount is accrued and included in accounts payable on the consolidated balance sheet.

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RISK MANAGEMENT

Algonquin proactively manages its risk exposures in a prudent manner.  Algonquin maintains adequate insurance on all of its facilities.  This includes property and casualty, boiler and machinery, and liability insurance.  It has also initiated a number of programs and policies such as employee health and safety programs, environmental safety programs, and currency hedging policies to manage its risk exposures.

There are a number of risk factors relating to the business of Algonquin.  Some of these risks include the dependence upon Algonquin businesses, regulatory climate and permits, U.S. versus Canadian dollar exchange rates, tax related matters, commodity prices, gross capital requirements, labour relations, reliance on key customers and environmental health and safety considerations.  The risks discussed below are not intended as a complete list of all exposures that Algonquin may encounter.  A further assessment of Algonquin’s business risks is also set out in the 2008 Annual Information Form.

Mechanical and Operational Risks

Algonquin is entirely dependant upon the operations and assets of Algonquin businesses.  Accordingly, distributions to unitholders are dependent upon the profitability of each of Algonquin’s businesses.  This profitability could be impacted by equipment failure, the failure of a major customer to fulfill its contractual obligations under its PPA, reductions in average energy prices, a strike or lock-out at a facility and expenses related to claims or clean-up to adhere to environmental and safety standards.  The water distribution networks of the water utilities operate under pressurized conditions within pressure ranges approved by regulators.  Should a water distribution network become compromised or damaged, the resulting release of pressure could result in serious injury or death to individuals or damage to other property.

These risks are mitigated through the diversification of Algonquin’s operations, both operationally (Renewable Energy, Thermal Energy and Utility Services) and geographically (Canada and U.S.), the use of regular maintenance programs, maintaining adequate insurance and the establishment of reserves for expenses.  In addition, Algonquin’s existing long term PPAs minimize the risk of reductions in average energy pricing.

Regulatory Risk

Profitability of Algonquin businesses is in part dependant on regulatory climates in the jurisdictions in which it operates.  In the case of some hydroelectric facilities, water rights are generally owned by governments who reserve the right to control water levels which may affect revenue.

The utility facilities are highly regulated and are subject to rate settings by state regulators.  The operating companies are regulated utilities subject to the full regulation of the public utility commissions for the states in which they operate.  The respective public utility commissions have jurisdiction with respect to rate, service, accounting procedures, issuance of securities, acquisitions and other matters.  These utilities operate under cost-of-service regulation as administered by these state authorities.  The utilities use a historic test year subject to certain adjustments for known and measureable changes in the establishment of rates for the utility and pursuant to this method the determination of the rate of return on approved rate base and deemed capital structure, together with the reasonable and prudent costs, establishes the revenue requirement upon which each utility’s customer rates are determined.  These regulatory bodies have the authority to establish the allowed rate of return on approved rate base and also determine which investments are approved for inclusion in the rate base which in both cases can affect the profitability of the division.  If the utilities are unable to obtain government approval of requested rate increases, or if rate increases are untimely or inadequate to cover capital investments and to recover expenses, profitability could be affected.

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Federal, state and local environmental laws and regulations impose substantial compliance requirements on water and wastewater utility operations.  Operating costs could be significantly affected in order to comply with new or stricter regulatory requirements.

Water and wastewater utilities could be subject to condemnation or other methods of taking by government entities under certain conditions.  While any taking by government entities would require compensation be paid to Algonquin, and while Algonquin believes it would receive fair market value for any assets that are taken, there is no assurance that the value received for assets taken will be in excess of book value.

Algonquin regularly works with these authorities to manage the affairs of the business.

Asset Retirement Obligations

Algonquin completes periodic reviews of potential asset retirement obligations that may require recognition.  As part of this process, Algonquin considers the contractual requirements outlined in its operating permits, leases and other agreements, the probability of the agreements being extended, the likelihood of being required to incur such costs in the event there is an option to require decommissioning in the agreements, the ability to quantify such expense, the timing of incurring the potential expenses as well as business and other factors which may be considered in evaluating if such obligations exist and in estimating the fair value of such obligations.  Based on its assessments, Algonquin does not have any significant retirement obligation liabilities and has not recorded any liability in its financial statements.

Generally, Algonquin’s hydroelectric facilities are subject to some form of a water use agreement.  The terms of these agreements vary by facility as they are agreements made with the local government body that regulates electrical energy generators and can extend over many years.  Certain of the agreements contain clauses which allow the regulating body the option to require Algonquin to decommission the facility upon the expiry or termination of the agreements.  Other facilities have no specific obligations other than to maintain the facility in good working order.  Algonquin has options in many of its existing water use agreements to renew or extend the agreements and anticipates being in a position to extend the majority of its agreements and continue to operate its facilities.  Based on historical general practice within the regions in which Algonquin has facilities, Algonquin has assessed the probability of being required to decommission a facility upon the expiry of a water use agreement to be remote.  As such, the any potential asset retirement obligation expense has been assessed as insignificant as the obligation would be incurred well into the future and there is a remote likelihood of being required to decommission a facility.

The Renewable Energy division’s St. Leon facility does not own the property on which its turbines are located.  In 2004, St. Leon entered into long term right of way agreements with land owners which allowed it to construct and maintain the wind turbines used by the facility on their property.  These agreements are for minimum terms of 40 years and, upon expiry or termination, provide the land owners with title to the equipment if it is not decommissioned by Algonquin at its option.  While Algonquin anticipates being in a position to renew or extend the existing PPA in 2025, in the event that Algonquin is unable to renew or extend the agreement, or identify another purchaser of the energy, Algonquin may choose to decommission the facility.  Algonquin has assessed there to be a remote likelihood of incurring any cost to decommission the wind farm.

The Thermal Energy division’s EFW facility owns the property on which its facility operates.  EFW’s current waste incineration agreement expires in 2012 with two five year options to extend.  While Algonquin anticipates being in a position to renew or extend the existing contract in 2012, in the event that Algonquin is unable to renew or extend the agreement, Algonquin may choose to close the facility but has no legal obligation to remove the assets.  Under the terms of the contract, the responsibility for

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removal of the bulk of any hazardous material generated in the operation of the facility remains with EFW’s primary customer.  As such, the potential expense to bring the facility in line with current environmental standards in the event it is eventually closed has been assessed as insignificant based on the quantification of costs to remediate the facility, expectation that the existing contract can be extended or renewed and that the potential timing of such an event, although unlikely, would be well in the future.

The Utility Services business unit’s facilities operate under agreements with a state or municipal regulator to provide the sole water distribution and/or wastewater treatment services in its area of operations, as set out in the agreements.  In general, these facilities are operated with the assumption that their services will be required in perpetuity and there are no contractual decommissioning requirements.  In order to remain in compliance with the applicable regulatory bodies, Utility Services has regular maintenance programs at each facility to ensure its equipment is properly maintained and replaced on a cyclical basis.  These maintenance expenses, expenses associated with replacing aging wastewater treatment facilities and expenses associated with providing new sources of water can generally be included in the facility’s rate base and thus the facility is allowed to earn a return on its investment.

Environmental Risks

Algonquin faces a number of environmental risks that are normal aspects of operating within the renewable power generation, thermal power generation and utilities business segments which have the potential to become environmental liabilities.  Many of these risks are mitigated through the maintenance of adequate insurance which include property, boiler and machinery, environmental and excess liability policies.  Algonquin has assessed the likelihood of these risks becoming a contingent environmental liability as remote; therefore Algonquin has not recorded any contingent liabilities on its financial statements.

To manage these risks responsibly, Algonquin has Environmental and Compliance departments within the different operating units of the businesses which are responsible for monitoring all of Algonquin’s operations, ensuring all operating facilities are in compliance with environmental regulations and preparing regulatory submissions as required.  The departments comprise of 7.0 full time equivalent positions based out of head office and have an annual budget of approximately $1.0 million, which includes wages, travel and other costs.  Facility specific permitting and compliance expenses are direct operating expenses of each facility and are excluded from these expenses.

Algonquin’s procedures in place to prevent and minimize any impact of possible oil spills and soil contamination meet generally accepted industry practices.  Algonquin’s field personnel perform inspections of oil and chemical storage areas on a minimum of a quarterly basis.  Algonquin has 24 hour, 365 day emergency response and spill procedures in place in the event there is an oil or chemical spill.

The Renewable Energy division faces a number of environmental risks that are normal aspects of operating within its business segment.  The primary environmental risks associated with the operation of a hydroelectric facility include possible dam failure which results in upstream or downstream flooding; equipment failure which result in oil or other lubricants being spilled into the waterway.  In addition, the operation of a hydroelectric facility may cause the water in the associated waterway to flow faster, or slower, which could result in water flow issues which impact fish population, water quality and potential increases in soil erosion around a dam facility.  In order to monitor and mitigate these risks, Algonquin completes facility inspections at minimum on an annual basis and ensures its facilities are in compliance with the appropriate regulatory requirements for the specific facility.  Federal regulators in the U.S. inspect certain hydroelectric facilities on an annual basis and complete an environmental inspection every 3-5 years.

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The primary environmental risks associated with the operation of a wind farm include potential harm to the local and migratory bird population, harm to the local bat population as well as concerns over noise levels and visual ‘harm’ to the scenic environment around the wind farm.  As part of the Federal and Provincial approval of the St. Leon wind project, certain pre-construction and post construction monitoring studies were required.  No significant issues were identified as a result of these studies.  In order to monitor and mitigate these risks, Algonquin completes facility inspections at minimum on an annual basis and ensures its facilities are in compliance with the appropriate regulatory requirements for the specific facility.

The Thermal Energy division faces a number of environmental risks that are normal aspects of operating within its business segment.  The primary environmental risks associated with the operation of a cogeneration facility include potential air quality and emissions issues, soil contamination resulting from oil spills and issues around the storage and handling of chemicals used in normal operations.  In order to monitor and mitigate these risks, and to remain within the regulatory requirements appropriate for the specific facility, Algonquin maintains continuous emissions monitoring systems, performs regular stack testing and tests the calibration of monitoring.  The primary environmental risks associated with the operation of an incineration facility include potential air quality, odour and emissions issues, soil contamination resulting from oil or other chemical spills and issues around the storage and handling of municipal solid waste.  In order to monitor and mitigate these risks, and to remain within the regulatory requirements appropriate for the specific facility, Algonquin maintains continuous emissions monitoring systems, performs annual stack testing and completes an annual technical evaluation of ash composition.

The Utility Services business unit faces a number of environmental risks that are normal aspects of operating within its business segment.  The primary environmental risks associated with the operation of a wastewater treatment facility include potential air quality and odour management issues, wastewater spills and surface and ground water contamination.  In order to monitor and mitigate these risks, and to remain within the regulatory requirements appropriate for the specific facility, Algonquin maintains an ongoing sampling and testing programs as required in its operational jurisdiction, including annual field investigations by management.  It also has a preventative maintenance program to reduce the risk of leaks and other mechanical failures within the wastewater collection system and at the wastewater treatment plants that it operates.

The primary environmental risks associated with the operation of a water distribution facility include risk of groundwater contamination by contaminants such as bacterial, synthetic, organic and inorganic pollutants, consumption and availability of groundwater and ensuring water quality continues to meet and exceed Environmental Protection Agency (“EPA”) and state standards.  In order to monitor and mitigate these risks, and to remain within the regulatory requirements appropriate for the specific facility, Algonquin maintains a regular sampling and testing program as required in its operational jurisdiction.  It also has a preventative maintenance program to reduce the risk of leaks and other mechanical failures within the water distribution systems that it operates.

Federal drinking water legislation in the United States requires all drinking water systems to meet new standards respecting levels of naturally occurring arsenic in drinking water.  Pursuant to the requirements of the drinking water legislation, an additional arsenic treatment system has been placed online at one of LPSCo’s reservoir well sites to ensure continued full compliance with the regulatory requirements.  The costs of complying with the new standards form part of a facility’s rate base for rate case purposes.

Water distribution facilities depend on an adequate supply of water to meet present and future demands of customers.  Drought conditions could interfere with sources of water supply used by the utilities and affect their ability to supply water in sufficient quantities to existing and future customers.  An interruption in the water supply could have an adverse effect on the results of operations of the utilities.

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Government restrictions on water usage during drought conditions could also result in decreased demand for water, even if supplies are adequate, which could adversely affect revenues and earnings

Specific Environmental Risks

Greenhouse Gas Initiatives:

Several Northeastern US States have formed a coordination group to develop a multi state green house gas mitigation action plan. This group, the Regional Greenhouse Gas Initiative (“RGGI”), has received backing from several states where Algonquin operates facilities including Connecticut and New Jersey.  RGGI drafted a model cap and trade legislation that has been endorsed by all of the states involved in the initiative. The cap and trade program will be implemented to regulate CO2 emissions from large electrical generation facilities, including the Windsor Locks facility.  The RGGI regulation to implement a greenhouse gas cap and trade program was passed in Connecticut in late August 2008.

The Windsor Locks facility is the only Algonquin site that is currently affected by the RGGI regulations.  As such Algonquin will be required to purchase approximately 250,000 tons of CO2 allowances per year, equivalent to the total annual CO2 emissions from the Windsor Locks facility for the 2009 to 2012 fiscal years.  Algonquin is entitled to apply for allowances and/or purchase allowances at a base price of $2.00 per tonne from the state of Connecticut.  Algonquin submitted an application on October 31, 2008 for allowances under the available programs. For 2009, Algonquin has currently estimated the cost of compliance with the RGGI requirements for the Windsor Locks facility to be between $0.4 and $0.5 million.

Seven U.S. States (including Arizona and California) and four Canadian provinces (including Manitoba, Ontario and Quebec) have formed a group called the Western Climate Initiative (“WCI”). This group recently released details of its Regional Cap-and-Trade Program, which is scheduled to start on January 1, 2012. Each member state/province is now responsible for developing the draft design of the Regional Cap-and-Trade Program and taking the necessary steps to implement the Program within its jurisdiction.  Algonquin owns and operates the Sanger facility in California and the EFW facility in Ontario and holds investments in two others in Ontario which could be impacted by this program.  As this process has just begun, it is too early to determine the potential financial impact on Algonquin and means available to mitigate this financial impact, if any.

The Carbon Disclosure Project (“CDP”) is an independent non-profit organization that represents institutional investors managing over $57.0 trillion of assets.  The CDP is specifically working to encourage companies world wide to quantify and disclose their greenhouse gas emissions and to outline what actions the companies are taking to address climate change risk, both from potential physical impacts but also from regulatory changes that may result in an effort to address climate change.

Algonquin submitted a baseline greenhouse gas emissions inventory to the CDP at the end of June 2008.  The emissions data includes both direct emissions from our processes as well as indirect emissions from purchased power.  The emissions inventory has been developed based on guidance from the Greenhouse Gas Protocol.  This submission will allow comparisons with other firms to be made, and will also be useful as a baseline for addressing climate change regulations.

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Renewable Energy Division:

As a result of certain legislation passed in Quebec (Bill C93), Algonquin is undertaking technical assessments of its hydroelectric facility dams owned or leased within the Province of Quebec.  This is discussed in greater detail within the analysis of results in the Renewable Energy Division.

The province of Ontario is considering enacting new legislation similar to Bill C93 in Quebec.  Algonquin operates four hydroelectric facilities in Ontario.  While it is too early to assess the costs of compliance, it is possible that modifications to certain dam structures may be required in order to be compliant with any new regulations should they come into effect.  Any capital costs associated with the anticipated modifications are expected to be significantly lower than the expected capital costs related to the Quebec facilities, as there are fewer facilities in Ontario and they are of newer construction.

Utility Services:

Algonquin owns and operates the LPSCo facility, a water distribution and waste-water treatment utility servicing the City of Litchfield Park, and parts of the City of Goodyear, the City of Avondale and the County of Maricopa, Arizona, where groundwater pollutants originally caused by a former aerospace manufacturing plant in the nearby city of Goodyear are progressing toward three of the twelve wells that provide water to the LPSCo service area.  The EPA began monitoring these groundwater pollutants in 1981 and has been tracking the gradual underground movement since.  In addition to actively participating in EPA monthly technical meetings in regards to this monitoring program, LPSCo closely monitors its wells for these groundwater pollutants through the sampling and testing of water from wells that are potentially at risk of contamination.  To date there have not been any detectable levels of the pollutants in the water from wells used by the utility. EPA’s monitoring and control efforts have not indicated that the concentrations are being reduced or fully captured. Additional remedial efforts by the EPA to stop advancement and reduce contamination concentrations are underway. In the event that any of the wells which are most immediately at risk exceed permitted contaminant levels, LPSCo would undertake the appropriate actions which may include removing the well at risk from the water distribution system of the utility.  In this event, there would remain sufficient production and reservoir capacity within the balance of the water distribution system to adequately service the needs of all of the customers of the utility.  In addition LPSCo has identified alternate sites where replacement wells can be established to replace this lost capacity.  The cost of establishing a new well is estimated to be between $1.5 million and $3.0 million depending on the location, depth and other factors.  The cost of commissioning a well forms part of the rate base for the utility.  Other factors that can impact the cost of a well include, but are not limited to, any requirement to construct wellhead treatment for pollutants, volume of water available at the new site, and acquisition of land and groundwater rights.  Algonquin does not believe it is exposed to a material liability and has not recorded a contingent environmental liability on its financial statements.

Algonquin’s policy is to record estimates of environmental liabilities when they are known or considered probable and the related liability is estimable.  There are no known material environmental liabilities as at June 30, 2009.

Seasonal fluctuations and hydrology

The hydroelectric operations of Algonquin are impacted by seasonal fluctuations.  These assets are primarily “run-of-river” and as such fluctuate with the natural water flows.  During the winter and summer periods, flows are generally lower while during the spring and fall periods flows are generally higher.  The ability of these assets to generate income may be impacted by changes in water availability or other material hydrologic events within a watercourse.  It is, however, anticipated that due to the geographic diversity of the facilities, variability of total revenues will be minimized.  For Algonquin’s water utilities, demand for water is affected by weather conditions and temperature.  Demand for water

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during warmer months is generally greater than cooler months due to requirements for irrigation, swimming pools, cooling systems and other outside water use.  If there is above normal rainfall or rainfall is more frequent than normal the demand for water may decrease adversely affecting revenues.

Wind resource

The strength and consistency of the wind resource will vary from the estimate set out in the initial wind studies that were relied upon to determine the feasibility of the facility.  If weather patterns change or the historical data proves not to accurately reflect the strength and consistency of the actual wind, the assumptions underlying the financial projections as to the amount of electricity to be generated by the facility may be different and cash could be impacted.

Foreign currency risk

Currency fluctuations may affect the cash flows Algonquin would realize from its operations, as certain Algonquin businesses sell electricity or provide utility services in the United States and receive proceeds from such sales in U.S. dollars.  Such Algonquin businesses also incur costs in U.S. dollars.  At Algonquin’s current exchange rate, approximately 60% of cash is generated in U.S. dollars.  Algonquin estimates that, on an unhedged basis, a $0.10 increase in the strength of the U.S. dollar relative to the Canadian dollar would result in increased reported revenue from U.S. operations of approximately $11.3 million and increased reported expenses from U.S. operations of approximately $7.6 million or a net impact of $3.7 million ($0.05 per trust unit) on an annual basis.

Algonquin attempts to manage this risk through the use of forward contracts.  Algonquin’s policy is not to utilize derivative financial instruments for trading or speculative purposes.

At June 30, 2009, Algonquin had effectively hedged all of its remaining expected net 2009 U.S. dollar cash flow at $1.08.  During the quarter ended June 30, 2009 Algonquin realized a $1.4 million loss on forward contracts settled during the period.  For the six months ended June 30, 2009 Algonquin realized a $2.5 million loss on forward contracts settled during the period.  As at June 30, 2009, Algonquin has total forward contracts to sell U.S. dollars from fiscal 2009 to fiscal 2013 totalling U.S. $99.0 million, carrying an average rate of $1.046.

The following chart sets out the amount of foreign exchange forward contracts outstanding as at June 30, 2009, hedge proceeds and average hedged rates over the term of the contracts:

	Total	2009	2010	2011	2012	2013

Total U.S. $ Hedged	$99,006	$16,151	$33,165	$29,660	$16,640	$3,390
Total Can. $ Proceeds	$103,565	17,437	34,507	30,427	17,443	3,751

Average Hedged Rate	$1.046	$1.080	$1.040	$1.026	$1.048	$1.107

Unrealized Gain (loss)	$(10,050)	(1,325)	(3,725)	(3,425)	(1,450)	(125)

Impact of a $0.10 move in exchange rates	$9,901	$1,615	$3,317	$2,966	$1,664	$339

Based on the fair value of the forward contract using the exchange rates as at June 30, 2009, the exercise of these forward contracts will result in the use of cash of $1.3 million in the remainder of fiscal 2009, the use of cash of $3.7 million in fiscal 2010 and result in the use of cash of $5.0 million for the remainder of the hedged period beyond 2010.  Assuming a decrease in the strength of the US dollar relative to the Canadian dollar of $0.10 at June 30, 2009, with a corresponding increase in the forward yield curve, the fair value of the outstanding forward exchange contracts would increase by $9.9 million, reducing the expected use of cash by $1.6 million during the remainder of fiscal 2009, $3.3 million in fiscal 2010, and $5.0 million for the remainder of the hedged period beyond 2010.

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Market price risk

The majority of Algonquin’s facilities are subject to long term PPAs.  However, certain of Algonquin’s hydroelectric facilities in the New England and New York regions sell energy at current spot market rates.  In this regard, each $10.00 change in the market prices per MW-hr would result in a change in revenue of $1.0 million on an annualized basis.

Credit/Counterparty risk

Algonquin is subject to credit risk through its trade receivables.  Algonquin does not believe this risk to be significant as over 90 % of Renewable Energy division’s revenue, 80% of Thermal Energy division’s revenue, and over 70% of total revenue is earned from large utility customers having a credit rating of BBB or better, and revenue is generally invoiced and collected within 45 days.

The remaining revenue is primarily earned by the Utility Services business unit.  In this regard, the credit risk related to Utility Services accounts receivable balances of US $3.7 million is spread over approximately 70,000 customers, resulting in an average outstanding balance of approximately $50 per customer.  Algonquin has processes in place to monitor and evaluate this risk on an ongoing basis including background credit checks and security deposits from new customers.

Interest rate risk

Algonquin has a number of project specific and other debt facilities that are subject to a variable interest rate.  These facilities and the sensitivity to changes in the variable interest rates charged are discussed below:

•                  Algonquin’s senior debt facility had a balance of $134.0 million as at June 30, 2009.  Assuming the current level of borrowings over an annual basis, a 1% change in the variable rate charged would impact interest expense by $1.3 million annually.  Algonquin has fixed for floating interest rate swaps in an amount of $100.0 million until December 31, 2010, and fixed the interest expense on $100.0 million of borrowings at approximately 3.46% for 2009, and 4.125% for 2010.  This reduces volatility in the interest expense on this debt.  The financial impact of any changes in interest rates are partially offset between the change in interest expense and the change in value of the interest rate swap.  At June 30, 2009, the mark to market value of the interest rate swap was a net $4.7 million liability (June 30, 2008 — asset of $0.2 million).

•                  Algonquin’s project debt at the St. Leon facility had a balance of $71.3 million as at June 30, 2009.  Assuming the current level of borrowings over an annual basis, a 1% change in the variable rate charged would impact interest expense by $0.7 million annually.  Although the underlying debt with the project lenders carries variable rate of interest tied to the Canadian bank’s prime rate, Algonquin has entered into a fixed for floating interest rate swap on this project specific debt until September 2015 which mirrors the underlying debt’s interest and principal repayment schedule.  This minimizes volatility in the interest expense on this debt.  The financial impact of interest rate changes are effectively offset between the change in interest expense and the change in value of the interest rate swap.  Algonquin has effectively fixed its interest expense on its senior debt facility at 5.47%.  At June 30, 2009, the mark to market value of the interest rate swap was a liability of $6.0 million (June 30, 2008 — liability of $1.6 million).

•                  Algonquin’s project debt at its Sanger cogeneration facility has a balance of U.S. $19.2 million as at June 30, 2009.  Assuming the current level of borrowings over an annual basis,

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a 1% change in the variable rate charged would impact interest expense by $0.2 million annually.

Liquidity risk

Liquidity risk is the risk that Algonquin will not be able to meet its financial obligations as they fall due.  Algonquin’s approach to managing liquidity risk is to ensure, to the extent possible, that it will always have sufficient liquidity to meet liabilities when due.

On October 20, 2008, in order to strengthen Algonquin’s financial position and support its growth initiatives, Algonquin reduced the cash distributions payable to Algonquin’s unitholders to $0.24 per unit per annum commencing with the October 2008 distribution.

As at June 30, 2009, Algonquin had cash on hand of $6.9 million and $19.8 million available to be drawn on committed credit facilities from its bank syndicate.  See the Liquidity and Capital Reserves section for a more detailed discussion and chart of the funds available to Algonquin under its credit facilities.

Algonquin’s Facilities and project specific debt total approximately $286.8 million.  In the event that Algonquin was required to replace these Facilities with borrowings having less favourable terms or higher interest rates, the level of cash generated for distribution may be negatively impacted.  Algonquin attempts to manage the risk associated with floating rate interest loans through the use of interest rate swaps.

The cash available for distribution generated from several of Algonquin’s operating facilities are subordinated to senior project debt.  In the event that there was a breach of covenants or obligations with regards to any of these particular loans which was not remedied, the loan could go into default which could result in the lender realizing on its security and Algonquin losing its investment in such operating facility.  Algonquin actively manages cash availability at its operating facilities to ensure they are adequately funded and minimize the risk of this possibility.

Commodity price risk

Algonquin’s exposure to commodity prices is primarily limited to exposure to natural gas price risk.  In this regard, a discussion of this risk is set out as follows:

•                  Algonquin’s Sanger facility’s PPA includes provisions which reduce its exposure to natural gas price risk.  In this regard, a $1.00 increase in the price of natural gas per mmbtu, based on expected production levels, would result in an increase in expenses of approximately $1.1 million on an annual basis.  However, because the facility’s energy price is linked to the price of natural gas, this increase would result in a corresponding increase in revenue of $1.4 million or a net increase in operating profits of approximately $0.2 million.

•                  Algonquin’s Windsor Locks facility’s PPA includes provisions which reduce its exposure to natural gas price risk.  In this regard, a $1.00 increase in the price of natural gas per mmbtu, based on expected production levels, would result in an increase in expenses of approximately $2.8 million on an annual basis.  However, because the facility’s energy price is linked to the price of natural gas, this increase would result in a corresponding increase in revenue of $3.3 million or a net increase in operating profits of approximately $0.6 million.

•                  Algonquin’s BCI facility’s energy services agreement includes provisions which reduce its exposure to natural gas price risk.  In this regard, a $1.00 increase in the price of natural gas

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per mmbtu, based on expected production levels, would result in an increase in expenses of approximately $0.3 million on an annual basis.  However, because the facility’s energy price is linked to the price of natural gas, this increase would result in a corresponding increase in revenue of $0.4 million or a net increase in operating profits of approximately $0.1 million.

Litigation risks and other contingencies

Algonquin and certain of its subsidiaries are involved in various litigations, claims and other legal proceedings that arise from time to time in the ordinary course of business.  Any accruals for contingencies related to these items are recorded in the financial statements at the time it is concluded that a material financial loss is likely and the related liability is estimable.  Anticipated recoveries under existing insurance policies are recorded when reasonably assured of recovery.

As reported in previous public filings of Algonquin, Trafalgar Power, Inc. and Christine Falls Power Corporation (collectively, “Trafalgar”) commenced an action in 1999 in U.S. District Court against Algonquin, APMI and various other entities related to them in connection with, among other things, the sale of the Trafalgar Class B Note by Aetna Life Insurance Company to Algonquin and in connection with the foreclosure on the security for the Note which includes interests in Trafalgar entities that own hydroelectric generating facilities in New York.  In 2001, Trafalgar and other entities also filed in bankruptcy court for Chapter 11 reorganization and filed a multi-count adversary complaint, some of which was then transferred to the district court action.  In 2006, the District Court decided that Aetna had complied with the provisions concerning the sale of the B Note, that Algonquin was therefore the holder and owner of the B Note, and that all other claims by Trafalgar with respect to the transfer of the Note were without merit.  Further, on November 6, 2008, the claims that were remaining in the District Court were dismissed by summary judgement.  On November 21, 2008, Trafalgar requested that the summary judgement be vacated based on alleged new evidence.  The new evidence has, in the view of Algonquin, been falsified, and Algonquin has vigorously contested the request and has also taken further investigative steps in relation to the falsification.  The motion was submitted for decision by the Court on January 9, 2009.  The likelihood of the summary judgement being vacated is low.  Following disposition of this motion, an appeal by Trafalgar is expected.

There is also an action (the “Civil Action”) commenced by Trafalgar pending against U.S. Bank National Association (“U.S. Bank”), the successor to State Street Bank, the indenture trustee.  U.S. Bank filed a motion to dismiss the action, in response to which the Court has dismissed five of the eight counts asserted.  As at June 30, 2009, U.S. Bank had threatened to file a third party complaint against Algonquin claiming indemnity from Algonquin for its costs in the bankruptcy action, the district court action as well as the Civil Action, and on July 6, 2009 it filed the complaint.  It is possible that a loss may result.  While the amount of the loss for past legal fees cannot be determined at this time, it is not likely to exceed $0.5 million.  The extent of the legal fees that U.S. Bank may incur in the future, and the amount, if any, that Algonquin may be liable for, cannot be determined at this time.  Similarly, Algonquin’s possible liability to U.S. Bank under theories of indemnity cannot be determined.

Although APMI paid one half of the external legal fees incurred up to July 1, 2002 with respect to this dispute, Algonquin is funding the litigation.  In the event of a recovery by Algonquin of all or part of the funds, Algonquin and APMI will divide such amounts in proportion to the amount of legal fees funded, after reimbursement of expenses.

On December 19, 1996, the Attorney General of Québec (“Québec AG”) filed suit in Québec Superior Court against Algonquin Développement Côte Ste-Catherine Inc. (Développement  Hydromega), a predecessor company to an Algonquin subsidiary. The Québec AG at trial claimed $5.4 million for amounts that the Algonquin entities have been paying to the federal authority under its water lease with the authority.  The Algonquin entities brought the Attorney General of Canada into the

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proceedings.  On March 27, 2009, the Superior Court dismissed the claim of the Québec AG.  Québec AG appealed this decision on April 24, 2009.  The Côte Ste-Catherine Facility currently pays water lease dues to the federal government, but if the Québec AG is successful in any appeal, an adjustment and/or increase of such amounts is possible.

Obligations to serve

Algonquin’s utility facilities may be located within areas of the United States experiencing growth.  These utilities may have an obligation to service new residential, commercial and industrial customers.  While expansion to serve new customers will likely result in increased future cash flows, it may require significant capital commitments in the immediate term.  Accordingly, Algonquin may be required to access capital markets or obtain additional borrowings to finance these future construction obligations.

Changes to income tax laws

Changes to income tax laws and the current tax treatment of mutual fund trusts could negatively impact Algonquin.  Although Algonquin is of the view that it currently qualifies under current legislation as a mutual fund trust, there can be no assurance that the legislation will not be changed in the future or that Canada Revenue Agency (“CRA”) will agree with this position.  If Algonquin ceases to qualify as a mutual fund trust, the return to Unitholders may be adversely affected.

Algonquin will be deemed not to be a mutual fund trust if it can be reasonably considered that Algonquin, having regard to all the circumstances, was established or maintained primarily for the benefit of non-resident persons.  On September 16, 2004, the Minister of Finance released certain proposals (the “September 2004 Proposals”) that a trust, such as Algonquin, would lose its status as a mutual fund trust under the Tax Act if, at any time, the aggregate fair market value of all of its issued and outstanding units held by one or more non-resident persons and/or by partnerships which are not Canadian partnerships under the Tax Act, is more than 50% of the aggregate fair market value of all issued and outstanding units of the trust, unless no more than 10% (based on fair market value) of the trust’s property at any time is taxable Canadian property and certain other types of specified property.  These proposals did not provide any means of rectifying the loss of mutual fund trust status.  On December 6, 2004, the Minster of Finance suspended implementation of these proposals pending further consultation with the private sector.  Bill C-52, which received Royal Assent on June 22, 2007, amended the Tax Act to provide that a trust will be deemed not to be a mutual fund trust after any time when it can reasonably be considered that the trust was established or maintained primarily for the benefit of non-resident persons, unless at that time all or substantially all of its property is property other than taxable Canadian property.  It is not clear whether this amendment supersedes the September 2004 Proposals.

On June 22, 2007, Bill C-52 was enacted, which included legislation to impose a tax on certain income distributed to Unitholders by certain publicly traded income trusts and partnerships (the “SIFT Rules”).  The SIFT Rules apply to “specified investment flow-throughs” (“SIFTs”) which includes trusts resident in Canada whose units are listed or traded on a stock exchange or other public market if the trust   holds  one or more “non-portfolio properties” .

Pursuant to SIFT Rules, Algonquin will constitute a SIFT trust.  Management has concluded that Algonquin would have been a SIFT trust on October 31, 2006 had the SIFT Rules been in force on that date.  Therefore, pursuant to the applicable grandfathering rules therein, the SIFT Rules will not apply to Algonquin until the earlier of its first taxation year that ends in 2011 or its transition year which includes the first day after December 15, 2006 on which Algonquin exceeds normal growth guidelines (the “Guidelines”) issued by the Department of Finance on December 15, 2006, revised on December 5, 2008 and as may be further amended from time to time.  Provided Algonquin does not exceed normal growth as determined by the Guidelines, the SIFT Rules will apply to Algonquin starting with its 2011

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taxation year.  However, no assurances can be given that Algonquin will not become subject to the SIFT Rules prior to 2011 and loss of its grandfathered status could have a material and adverse impact on the value of the Trust Units.

Certain amendments to the SIFT Rules which were included in Bill C-10 received Royal Assent on March 12, 2009.  These amendments include changes to SIFT definition to exclude trusts and partnerships whose equity is not publicly traded, and is wholly owned by a SIFT, a real estate investment trust, a taxable Canadian corporation, another entity meeting this test, or any combination of these types of entities.  Algonquin has a subsidiary partnership that may not meet this ownership requirement and therefore this entity may be subject to SIFT tax commencing in 2011, or earlier if it exceeds its normal growth guidelines.

Once the SIFT Rules apply, Algonquin will be subject to tax in respect of non-portfolio earnings which it distributes at a rate intended to approximate the general corporate tax rate.  Any non-portfolio earnings distributed by Algonquin will be taxable to the Unitholder as if the distribution were a taxable dividend from a taxable Canadian corporation and will be deemed to be an “eligible dividend” eligible for the enhanced gross-up and tax credit. Dividend income and income received directly from foreign sources is excluded from the definition of non-portfolio earnings and therefore will not be taxable in Algonquin.

When the SIFT Rules apply to Algonquin, the imposition of tax under the SIFT Rules could materially reduce Algonquin’s after tax earnings.

Although Algonquin is of the view that all expenses being claimed by Algonquin are reasonable and that the cost amount of Algonquin’s depreciable properties have been correctly determined, there can be no assurance that CRA or the Internal Revenue Service will agree. A successful challenge by either agency regarding the deductibility of such expenses or the correctness of such cost amounts could impact the return to Unitholders.

On October 31, 2003, the Department of Finance released, for public consultation, draft proposed amendments (the “October 2003 Proposals”) to the Tax Act that would require, for taxation years commencing after 2004, that there be a reasonable expectation of profit from a business or property for a taxpayer to realize a loss from such business or property, and that makes it clear that a profit for this purpose does not include capital gains.  On February 23, 2005, the Minister of Finance announced that the Department of Finance is developing an alternative to the October 2003 Proposals which will be released for comment in the near future.  Such alternative proposal has not yet been released.  The October 2003 Proposals could affect Algonquin’s ability to deduct its expenses, although Algonquin does not expect to be adversely affected by the October 2003 Proposals.

Critical Accounting Estimates

Algonquin prepared its Consolidated Financial Statements in accordance with GAAP.  An understanding of Algonquin’s accounting policies is necessary for a complete analysis of results, financial position, liquidity and trends.  Refer to Note 1 to the Consolidated Financial Statements for additional information on accounting principles.  The Consolidated Financial Statements are presented in Canadian dollars rounded to the nearest thousand, except per unit amounts and except where otherwise noted.

Financial statements prepared in accordance with GAAP require management to make estimates and assumptions relating to reported amounts of revenue and expenses, reported amounts of assets and liabilities and disclosure of contingent assets and liabilities.  Algonquin regularly evaluates the assumptions and estimates that are used in the preparation of Algonquin’s Consolidated Financial Statements.  Estimates and assumptions used by management are based on past experience and other factors deemed reasonable in the circumstances.  Since

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these estimates and assumptions involve varying degrees of judgment and uncertainty, the amounts reported in the financial statements could in the future prove to be inaccurate.

Algonquin recognizes revenue derived from energy sales at the time energy is delivered.  Utility Services revenue is recognized when processed and delivered to customers.  Revenue from waste disposal is recognized on an actual tonnage of waste delivered to the plant at prices specified in the contract. Certain contracts include price reductions if specified thresholds are exceeded.  Revenue for these contracts are recognized based on actual tonnage at the expected price for the contract year and any amount billed in excess of the expected is deferred.

Algonquin records as other liabilities amounts received by Utility Services which relate to advances from developers for water distribution and water reclamation main extensions received.  These advances usually carry repayment terms based on the revenue generated by the development in question ranging over a specified period of time.  At the end of the payment term, the unpaid portion of the advance converts to contribution in aid of construction and is not required to be repaid to the developer.  The amount recorded as other liabilities is based on Algonquin’s expected repayments as determined by historical experience and industry practice.

Estimates are also made related to the useful life of long-lived assets.  These estimates are used to determine amortization expense.  Estimates of an asset’s useful life are based on past experience with similar assets taking into account technological or other changes.  If these estimates prove to be inaccurate, management may have to shorten the anticipated useful life of the assets recorded in the financial statements resulting in higher amortization expense in future periods or possibly an impairment charge to reflect the write-down in the value of the asset.

Algonquin also regularly assesses whether there has been an impairment to long term investments, notes receivable, capital and intangible assets, and recoverability of future tax assets based on circumstances that may indicate Algonquin will not be able to recover the assets entire carrying value.  Should impairment be deemed to have occurred, Algonquin would reduce the carrying value of that asset in the financial statements and deduct this amount from earnings.  Algonquin cannot predict future events that could create impairment, or how future events might affect the carrying value of the assets’ values reported in the financial statements.

Changes in Accounting Policies

Algonquin’s accounting policies are described in Note 1 to the Consolidated Financial Statements for the period ended June 30, 2009.  There have been no changes to the critical accounting policies as disclosed in Algonquin’s audited Consolidated Financial Statements for the period ended June 30, 2009 except as disclosed below.

Credit Risk and the Fair Value of Financial Assets and Financial Liabilities

Effective January 1, 2009, Algonquin has adopted EIC 173, Credit Risk and Fair Value of Financial Assets and Financial Liabilities, which clarifies that the credit risk of counterparties should be taken into account in determining the fair value of derivative instruments.  EIC 173 has been applied retrospectively without restatement of prior periods to all financial assets and liabilities measured at fair value for the period ended June 30, 2009.  The impact of adopting EIC 173 was a decline of $2,542 to the recorded amount of the financial derivative liability and an increase of $494 in future income tax liability at December 31, 2008 and a $2,048 decrease in deficit.  The impact of the change from December 31, 2008 to June 30, 2009 was not material.

Goodwill and Intangible Assets

In February 2008, the CICA issued Handbook Section 3064, Goodwill and Intangible Assets.  Section 3064 states that upon their initial identification, intangible assets are to be recognized as assets only if they meet the definition of an intangible asset and the recognition criteria.  This section also provides

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further information on the recognition of internally generated intangible assets.  As for subsequent measurement of intangible assets, goodwill, and disclosure, Section 3064 carries forward the requirements of the old Section 3062, Goodwill and Other Intangible Assets.  The new section became effective on January 1, 2009 for Algonquin.

Section 3064 was adopted retrospectively and prior periods have been restated to reflect the change. Costs related to deferred rate cases in the Utilities division were determined to not meet the definition of an intangible asset and the recognition criteria of Section 3064.

The effect of adopting Section 3064 on previously reported amounts is as follows:

	Year-ended December 31, 2008
	Balance as previously reported	Adjustment	Balance as restated

Other assets	2,844	(1,053)	1,791

Future tax asset	2,894	410	3,304

Deficit	(358,904)	(643)	(359,547)

The impact on earnings for the three and six months ended June 30, 2009 and the three and six months ended June 30, 2008 was not material.

Future Accounting Changes not yet Adopted

Consolidated Financial Statements

In January 2009, the CICA issued Handbook Section 1601, Consolidated Financial Statements, which replaces the existing standards.  This section establishes the standards for preparing consolidated financial statements and is effective for 2011.  Earlier adoption is permitted. Algonquin is currently evaluating the impact of adopting this standard on its consolidated financial statements.

Non-Controlling Interests

In January 2009, the CICA issued Handbook Section 1602, Non-Controlling Interests, which establishes standards for the accounting of non-controlling interests of a subsidiary in the preparation of consolidated financial statements subsequent to a business combination.  This standard is equivalent to the International Financial Reporting Standards on consolidated and separate financial statements.  This standard is effective for 2011. Earlier adoption is permitted.  Algonquin is currently evaluating the impact of adopting this standard on its consolidated financial statements.

Business Combinations

In January 2009, the CICA issued Handbook Section 1582, Business Combinations, which replaces the existing standards.  This section establishes the standards for the accounting of business combinations, and states that all assets and liabilities of an acquired business will be recorded at fair value. Obligations for contingent considerations and contingencies will also be recorded at fair value at the acquisition date.  The standard also states that acquisition-related costs will be expensed as incurred and that restructuring charges will be expensed in the periods after the acquisition date.  This standard is equivalent to the International Financial Reporting Standards on business combinations.  This standard is applied prospectively to business combinations with acquisition dates on or after January 1, 2011.

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Earlier adoption is permitted. Algonquin is currently evaluating the impact of adopting this standard on its consolidated financial statements.

Changeover to International Financial Reporting Standards

In 2011, Algonquin is required to change the accounting framework under which financial statements are prepared in Canada to International Financial Reporting Standards (“IFRS”). For the quarter ended March 31, 2011, Algonquin will report quarterly comparative financial information using IFRS. While the exact impact on Algonquin’s financial statements of moving to IFRS is not completely known at this time; Algonquin conducted a high level diagnostic and qualitative assessment of its operations in order to identify the main areas where IFRS conversion will have the largest impact on Algonquin.  Based on the analysis to date, areas of potential change may involve the valuation of property, plant and equipment, income taxes, business combinations, financial statement disclosure and initial adoption of IFRS under the provisions of IFRS 1, First-Time Adoption of IFRS. Experience in other jurisdictions has shown that earnings may tend to become more volatile and there will be an increase in the volume and complexity of financial disclosures. In July 2009, the International Accounting Standards Board (“IASB”) issued an exposure draft providing guidance on recognition of regulatory assets and liabilities.  The IASB plans to issue a standard in 2010, with an effective date of January 2011. Algonquin is in the process of evaluating the impact of this project on its adoption of IFRS as it relates to its utilities operations.

Algonquin has developed a conversion plan in order to ensure that it is prepared for the conversion and to minimize any disruption the conversion may cause. Algonquin’s conversion plan addresses matters including detailed assessment of the effect of IFRS on its accounting policies, financial statements, internal control over financial reporting and information systems requirements, in addition to training and other related business matters. This conversion plan is subject to change as a result of ongoing and subsequent changes to IFRS standards and interpretations. Algonquin hired a specialist to co-ordinate and manage the changeover process. Algonquin’s key personnel have received and will continue to invest in various training courses with regards to IFRS rules and the impact it will have on Algonquin’s reporting requirements.

With regards to the impact of IFRS on Algonquin’s banking and other financial covenants, Algonquin’s senior secured revolving operating and acquisition credit facilities mature on January, 14, 2011. Accordingly, Algonquin will be in a position to review and amend any financial covenants impacted by IFRS during the renewal process.

Algonquin’s Audit Committee is involved with this process and will be provided formal updates on a quarterly basis and as required

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APPENDIX C

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF

HYDROGENICS

For the year ended December 31, 2008 and

For the six month period ending June 30, 2009

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UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF

HYDROGENICS

Overview

The following unaudited pro forma consolidated financial statements have been prepared on the basis of assumptions described in the notes thereto.

These unaudited pro forma consolidated financial statements have been prepared pursuant to the Take-Over Bid Circular in connection with agreements (the “Agreements”) among the Trustees of Algonquin Power Income Fund (“Algonquin” or the “Fund”), Algonquin Power Management Inc., the manager of Algonquin (the “Manager”), and Hydrogenics Corporation (“Hydrogenics”) with respect to the transactions (the “Transactions”) as described in the Take-Over Bid Circular.  Pursuant to the Agreements, Hydrogenics under a Plan of Arrangement (the “Plan of Arrangement”) will transfer the assets and liabilities of Hydrogenics to a newly created company, 7188501 Canada Inc. (“New Hydrogenics”).  The unitholders of Algonquin will contemporaneously exchange their units for a new class of common shares of Hydrogenics equal to the number of outstanding trust units of Algonquin on a one for one basis.  The pre-existing publicly traded shares of Hydrogenics will contemporaneously be redeemed for shares of New Hydrogenics and thus the pre-existing publicly traded shares of Hydrogenics will no longer exist.  The transaction will result in the Algonquin unitholders holding their interest in Algonquin as shareholders of Hydrogenics, a publicly traded corporation, that will wholly own Algonquin and be a reporting issuer following the Transactions.  Hydrogenics will be renamed to a new name selected by the Board of Directors following closing of the Transactions.  The offer being made pursuant to the Take-Over Bid Circular is referred herein as the “Unit Exchange Offer”. In addition, these pro forma financial statements reflect the potential pro forma effect of certain additional alternative options resulting from proposed offers to the holders of the Fund’s convertible debentures who will be provided the opportunity to exchange their debentures for securities of Hydrogenics (the “CD Exchange Offers”).  These unaudited pro forma financial statements present the pro forma effect of the CD Exchange Offers under two alternate assumptions, Scenario I and Scenario II (as defined below).

For purposes of accounting, Canadian generally accepted accounting principles (“Canadian GAAP”) requires the financial statements of Hydrogenics to be accounted for as though it were a continuation of Algonquin but with its capital reflecting the exchange of shares for units of Algonquin and its future tax asset recognizing the tax attributes of Hydrogenics   The unaudited pro forma balance sheet as of June 30, 2009, and unaudited pro forma statements of operations for the year ended December 31, 2008 and the six months ended June 30, 2009 have been prepared by applying pro forma adjustments to the historical consolidated financial statements. The unaudited pro forma consolidated balance sheet was prepared as at June 30, 2009 as if the Unit Exchange Offer and the CD Exchange Offers had occurred on June 30, 2009, and the unaudited pro forma consolidated statements of operations were prepared for the year ended December 31, 2008 and the six months ended June 30, 2009 as if the Unit Exchange Offer and the CD Exchange Offers had occurred as of January 1, 2008.

As described in note 1, these pro forma consolidated financial statements have been prepared on the basis of accounting principles in effect at the date of announcement of the Agreement. These statements are not necessarily indicative of what the financial position or results of operations would have been had the Arrangement occurred on the dates or for the periods indicated and do not purport to indicate future results of operations.

The unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements and related notes which are included or are incorporated by reference into the Take-Over Bid Circular.

Algonquin’s historical consolidated financial statements have been prepared in accordance with Canadian GAAP.  In certain respects, Canadian GAAP differs from United States generally accepted accounting principles (“US GAAP”).  Accordingly, certain line items with respect to the pro forma statement of operations data and the balance sheet data differ as a result of the application of US GAAP.  For a discussion of the principal differences between Canadian GAAP and US GAAP, see Reconciliation with US GAAP contained elsewhere in this Take-Over Bid Circular and notes 6, 7, and 8 to the unaudited pro forma financial information.

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HYDROGENICS

Unaudited Pro Forma Consolidated Balance Sheet

The Unit Exchange Offer and Scenario I*

As at June 30, 2009

	A	B	C		D=A+B+C	E		F=D+E	G		H=D+G	I		J=F+G+I
(thousands of Canadian dollars)	Algonquin	Hydrogenics Adjusted	The Unit Exchange Offer Pro Forma Adjustments	Note 3	The Unit Exchange Offer Pro Forma Canadian GAAP	Reconcile to US GAAP	Note 6	The Unit Exchange Offer Pro Forma US GAAP	Scenario I* Pro Forma Adjustments	Note 4	The Unit Exchange Offer and Scenario I* Pro Forma Canadian GAAP	Reconcile to US GAAP	Note 7	The Unit Exchange Offer and Scenario I* Pro Forma US GAAP
		Note 2
ASSETS
Current assets:

Cash	$6,877	$—	$—		$6,877	$—		$6,877	$—		$6,877	$—		$6,877
Accounts receivable	26,889	—	—		26,889	—		26,889	—		26,889	—		26,889
Prepaid expenses	3,634	—	—		3,634	—		3,634	—		3,634	—		3,634
Income tax receivable	1,382	—	—		1,382	—		1,382	—		1,382	—		1,382
Future income tax asset	—	—	10,278	(b)	10,278	—		10,278	—		10,278	—		10,278
Current portion of notes receivable	500	—			500	—		500	—		500	—		500
	39,282	—	10,278		49,560	—		49,560	—		49,560	—		49,560

Long-term investments and notes receivable	25,245	—	—		25,245	—		25,245	—		25,245	—		25,245
Future non-current income tax asset	3,494	—	50,931	(b)	54,425	—		54,425	—		54,425	—		54,425
Property, plant and equipment	783,247	—	—		783,247	385	(c)	783,632	—		783,247	—		783,632
Intangible assets	92,253	—	—		92,253	—		92,253	—		92,253	—		92,253
Restricted cash	5,149	—	—		5,149	—		5,149	—		5,149	—		5,149
Deferred financing costs	218	—	—		218	3,993	(d)	4,211	—		218	—		4,211
Other assets	3,469	—	(900)	(c)	2,569	1,412	(c)	3,981	—		2,569	—		3,981

	$952,357	—	60,309		1,012,666	5,790		1,018,456	—		1,012,666	—		1,018,456

LIABILITIES AND UNITHOLDERS’ EQUITY

Current liabilities:

Accounts payable and accrued liabilities	$29,092	—	—		29,092	—		29,092	—		29,092	—		29,092
Distributions payable	1,587	—	—		1,587	—		1,587	—		1,587	—		1,587
Current portion of long-term liabilities	4,497	—	—		4,497	—		4,497	—		4,497	—		4,497
Current portion of derivative liabilities	9,106	—	—		9,106	—		9,106	—		9,106	—		9,106
Current income tax liability	128	—	—		128	—		128	—		128	—		128
Current Portion of deferred credits	—	—	8,462	(b)	8,462	—		8,462	—		8,462	—		8,462
Future income tax liability	1,056	—	(1,056)	(e)	—	—		—	—		—	—		—
	45,466	—	7,406		52,872	—		52,872	—		52,872	—		52,872
Long-term liabilities	286,838		12,513	(a) (c)	299,351	227	(d)	299,578	—		299,351	—		299,578
Convertible debentures	140,847	—	—		140,847	4,117	(d)	144,964	(5,875)	(a) (b)	134,972	521	(c)	139,610
Other long-term liabilities	28,561	—	—		28,561	—		28,561	—		28,561	—		28,561
Future non-current income tax liability	80,946	—	(303)	(e)	80,643	742	(e)	81,385	—		80,643	—		81,385
Deferred credits	—	—	41,934	(b)	41,934	—		41,934	—		41,934	—		41,934
Derivative liabilities	11,645	—	—		11,645	—		11,645	—		11,645	—		11,645
Non controlling interest	10,409	—	—		10,409	(10,409)	(f)	—	—		10,409	—		—
Temporary equity	—				—	15,157	(f)	15,157			—			15,157
Unitholders’ equity:												—
Trust units / Common shares	726,395	—	—		726,395	(479)	(b)	725,916	4,875	(b)	731,270	(4,875)	(b)	725,916
Paid-in-capital												5,354	(b)	5,354
Deficit	(347,295)	—	(1,241)	(c) (e)	(348,536)	(3,565)	(f)	(352,101)	1,000	(a)	(347,536)	(1,000)	(a)	(352,101)
Accumulated other comprehensive income / (loss)	(31,455)	—	—		(31,455)	—		(31,455)	—		(31,455)	—		(31,455)
	347,645	—	(1,241)		346,404	(4,044)		342,360	5,875		352,279	(521)		347,714
Commitments and contingencies

	$952,357	$—	$60,309		$1,012,666	5,790		1,018,456	—		1,012,666	—		1,018,456

*   Scenario I:  Assumes all Algonquin convertible debentures are exchanged for Hydrogenics convertible debentures

C-1-3

HYDROGENICS

Unaudited Pro Forma Consolidated Statement of Operations

The Unit Exchange Offer and Scenario I*

For the six months ended June 30, 2009

	A	B	C		D=A+B+C	E		F=D+E	G		H=D+G	I		J=F+G+I
( thousands of Canadian dollars, except per unit amounts)	Algonquin	Hydrogenics Adjusted	The Unit Exchange Offer Pro Forma Adjustments	Note 3	The Unit Exchange Offer Pro Forma Canadian GAAP	Reconcile to US GAAP	Note 6	The Unit Exchange Offer Pro Forma US GAAP	Scenario I* Pro Forma Adjustments	Note 4	The Unit Exchange Offer and Scenario I* Pro Forma Canadian GAAP	Reconcile to US GAAP	Note 7	The Unit Exchange Offer and Scenario I* Pro Forma US GAAP
Note 2
Revenue:

Energy sales	$69,874	$—	$—		$69,874	$—		$69,874	$—		$69,874	$—		$69,874
Waste disposal fees	6,861	—	—		6,861	—		6,861	—		6,861	—		6,861
Water reclamation and distribution	19,604	—	—		19,604	—		19,604	—		19,604	—		19,604
Other revenue	2,374	—	—		2,374	—		2,374	—		2,374	—		2,374
	98,713	—	—		98,713	—		98,713	—		98,713	—		98,713

Expenses

Operating	54,575	—	150	(c) (f)	54,725	(359)	(c)	54,366	—		54,725	—		54,366
Amortization of property, plant and equipment	19,360	—	—		19,360	—		19,360	—		19,360	—		19,360
Amortization of intangible assets	3,660	—	—		3,660	—		3,660	—		3,660	—		3,660
Management costs	425	—	—		425	—		425	—		425	—		425
Administrative expenses	4,931	—	—		4,931	—		4,931	—		4,931	—		4,931
Loss on foreign exchange	(1,315)	—	—		(1,315)	—		(1,315)	—		(1,315)	—		(1,315)
	81,636	—	150		81,786	(359)		81,427	—		81,786	—		81,427

Earnings before undernoted	17,077	—	(150)		16,927	359		17,286	—		16,927	—		17,286

Interest expense	10,657	—	224	(d)	10,881	(24)	(b)	10,857	955	(c)	11,836	(45)	(a)	11,767
Interest, dividend income and other income	(2,285)	—	—		(2,285)	—		(2,285)	—		(2,285)	—		(2,285)
Loss on derivative financial instruments	(8,703)	—	—		(8,703)	—		(8,703)	—		(8,703)	—		(8,703)
	(331)	—	224		(107)	(24)		(131)	955		848	(45)		779
Earnings / (loss) from operations before income taxes and minority interest	17,408	—	(374)		17,034	383		17,417	(955)		16,079	45		16,507
Income tax expense (recovery)
Current	463	—	—		463	—		463	—		463	—		463
Future	(4,804)	—	1,419	(d) (e) (f)	(3,385)	148	(e)	(3,237)	—		(3,385)	—		(3,237)
	(4,341)	—	1,419		(2,922)	148		(2,774)	—		(2,922)	—		(2,774)

Minority interest in earnings of subsidiaries	2,204	—	—		2,204	(1,941)		263	—		2,204	—		263

Net earnings / (loss)	$19,545	$—	$(1,793)		$17,752	$2,176		$19,928	$(955)		$16,797	$45		$19,018

Basic and diluted net earnings / (loss) per trust unit / share	$0.25	$—	$—		$0.23	$—		$0.25	$—		$0.22	$—		$0.24

* Scenario I: Assumes all Algonquin convertible debentures are exchanged for Hydrogenics convertible debntures

Weighted average trust units
Basic
Diluted	77,815,293				77,815,293			79,611,608			77,815,293			79,611,608
	79,611,608				79,611,608			79,611,608			79,611,608			79,611,608

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HYDROGENICS

Unaudited Pro Forma Consolidated Statement of Operations

The Unit Exchange Offer and Scenario I*

For the year ended December 31, 2008

	A	B	C		D=A+B+C	E		F=D+E	G		H=D+G	I		J=F+G+I
(thousands of Canadian dollars, except per unit amounts)	Algonquin	Hydrogenics Adjusted	The Unit Exchange Offer Pro Forma Adjustments	Note 3	The Unit Exchange Offer Pro Forma Canadian GAAP	Reconcile to US GAAP	Note 6	The Unit Exchange Offer Pro Forma US GAAP	Scenario I* Pro Forma Adjustments	Note 4	The Unit Exchange Offer and Scenario I* Pro Forma Canadian GAAP	Reconcile to US GAAP	Note 7	The Unit Exchange Offer and Scenario I* Pro Forma US GAAP
		Note 2

Revenue:

Energy sales	$158,508	$—	$—		$158,508	$—		$158,508	$—		$158,508	$—		$158,508
Waste disposal fees	15,706	—	—		15,706	—		15,706	—		15,706	—		15,706
Water reclamation and distribution	35,233	—	—		35,233	—		35,233	—		35,233	—		35,233
Other revenue	4,349	—	—		4,349	—		4,349	—		4,349	—		4,349
	213,796	—	—		213,796	—		213,796	—		213,796	—		213,796

Expenses

Operating	120,439	—	1,100	(f)	121,539	40	(c)	121,579	—		121,539	—		121,579
Amortization of property, plant and equipment	36,541	—	—		36,541	—		36,541	—		36,541	—		36,541
Amortization of intangible assets	7,305	—	—		7,305	—		7,305	—		7,305	—		7,305
Management costs	893	—	—		893	—		893	—		893	—		893
Administrative expenses	9,419	—	—		9,419	—		9,419	—		9,419	—		9,419
(Gain) / loss on foreign exchange	4,018	—	—		4,018	—		4,018	—		4,018	—		4,018
	178,615	—	1,100		179,715	40		179,755	—		179,715	—		179,755

Earnings before undernoted	35,181	—	(1,100)		34,081	(40)		34,041	—		34,081	—		34,041

Interest expense	26,288	—	587	(d)	26,875	(433)	(b) (c)	26,442	1,771	(c)	28,646	(91)	(a)	28,122
Interest, dividend income and other income	(7,023)	—	—		(7,023)	—		(7,023)	—		(7,023)	—		(7,023)
(Gain) / loss on derivative financial instruments	37,748	—	—		37,748	(3,002)	(a)	34,746	—		37,748	—		34,746
	57,013	—	587		57,600	(3,435)		54,165	1,771		59,371	(91)		55,845

Earnings / (loss) from operations before income taxes and minority interest	(21,832)	—	(1,687)		(23,519)	3,395		(20,124)	(1,771)		(25,290)	91		(21,804)
Income tax expense (recovery)
Current	(184)	—	—		(184)	—		(184)	—		(184)	—		(184)
Future	508	—	11,859	(d) (e) (f)	12,367	720	(e)	13,087	—		12,367	—		13,087
	324	—	11,859		12,183	720		12,903	—		12,183	—		12,903

Minority interest in losses of subsidiaries	(3,142)	—	—		(3,142)	3,429	(f)	287	—		(3,142)	—		287

Net earnings / (loss)	$(19,014)	$—	$(13,546)		$(32,560)	$(754)		$(33,314)	$(1,771)		$(34,331)	$91		$(34,994)

Basic and diluted net earnings / (loss) per trust unit / share	$(0.25)	$—	$—		$(0.43)	$—		$(0.43)	$—		$(0.46)	$—		$(0.45)

*Scenario I: Assumes all Algonquin convertible debentures are exchanged for Hydrogenics convertible debntures

Weighted average trust units
Basic	75,265,940				75,265,940			77,308,043			75,265,940			77,308,043
Diluted	77,308,043				77,308,043			77,308,043			77,308,043			77,308,043

C-1-5

HYDROGENICS

Unaudited Pro Forma Consolidated Balance Sheet

The Exchange Offer and Scenario II**

As at June 30, 2009

	A	B	C		D=A+B+C	E		F=D+E	G		H=D+G	I		J=F+G+I
(thousands of Canadian dollars)	Algonquin	Hydrogenics Adjusted	The Unit Exchange Offer Pro Forma Adjustments	Note 3	The Unit Exchange Offer Pro Forma Canadian GAAP	Reconcile to US GAAP	Note 6	The Unit Exchange Offer Pro Forma US GAAP	Scenario II** Pro Forma Adjustments	Note 5	The Unit Exchange Offer and Scenario II** Pro Forma Canadian GAAP	Reconcile to US GAAP	Note 8	The Unit Exchange Offer and Scenario II** Pro Forma US GAAP
		Note 2
ASSETS
Current assets:

Cash	$6,877	$—	$—		$6,877	$—		$6,877	$—		$6,877	$—		$6,877
Accounts receivable	26,889	—	—		26,889	—		26,889	—		26,889	—		26,889
Prepaid expenses	3,634	—	—		3,634	—		3,634	—		3,634	—		3,634
Income tax receivable	1,382	—	—		1,382	—		1,382	—		1,382	—		1,382
Future income tax asset	—	—	10,278	(b)	10,278	—		10,278	—		10,278	—		10,278
Current portion of notes receivable	500	—			500	—		500	—		500	—		500
	39,282	—	10,278		49,560	—		49,560	—		49,560	—		49,560

Long-term investments and notes receivable	25,245	—	—		25,245	—		25,245	—		25,245	—		25,245
Future non-current income tax asset	3,494	—	50,931	(b)	54,425	—		54,425	—		54,425	—		54,425
Property, plant and equipment	783,247	—	—		783,247	385	(c)	783,632	—		783,247	—		783,632
Intangible assets	92,253	—	—		92,253	—		92,253	—		92,253	—		92,253
Restricted cash	5,149	—	—		5,149	—		5,149	—		5,149	—		5,149
Deferred financing costs	218	—	—		218	3,993	(d)	4,211	—		218	(539)	(c)	3,672
Other assets	3,469	—	(900)	(c)	2,569	1,412	(c)	3,981	—		2,569	—		3,981
	$952,357	—	60,309		1,012,666	5,790		1,018,456	—		1,012,666	(539)		1,017,917

LIABILITIES AND UNITHOLDERS’ EQUITY

Current liabilities:

Accounts payable and accrued liabilities	$29,092	—	—		29,092	—		29,092	—		29,092	—		29,092
Distributions payable	1,587	—	—		1,587	—		1,587	—		1,587	—		1,587
Current portion of long-term liabilities	4,497	—	—		4,497	—		4,497	—		4,497	—		4,497
Current portion of derivative liabilities	9,106	—	—		9,106	—		9,106	—		9,106	—		9,106
Current income tax liability	128	—	—		128	—		128	—		128	—		128
Current Portion of deferred credits	—	—	8,462	(b)	8,462	—		8,462	—		8,462	—		8,462
Future income tax liability	1,056	—	(1,056)	(e)	—	—		—	—		—	—		—
	45,466	—	7,406		52,872	—		52,872	—		52,872	—		52,872
Long-term liabilities	286,838		12,513	(a) (c)	299,351	227	(d)	299,578	—		299,351	—		299,578
Convertible debentures	140,847	—	—		140,847	4,117	(d)	144,964	(43,126)	(a) (b) (c) (d)	97,721	(294)	(d)	101,544
Other long-term liabilities	28,561	—	—		28,561	—		28,561	—		28,561	—		28,561
Future non-current income tax liability	80,946	—	(303)	(e)	80,643	742	(e)	81,385	—		80,643	—		81,385
Deferred credits	—	—	41,934	(b)	41,934	—		41,934	—		41,934	—		41,934
Derivative liabilities	11,645	—	—		11,645	—		11,645	—		11,645	—		11,645
Non controlling interest	10,409	—	—		10,409	(10,409)	(f)	—	—		10,409	—		—
Temporary equity	—				—	15,157	(f)	15,157				—		15,157
Unitholders’ equity:
Trust units / Common shares	726,395	—	—		726,395	(479)	(b)	725,916	71,723	(b) (c)	798,118	(2,941)	(b)	794,698
Paid-in-capital	—	—	—		—	—		—	—		—	3,420	(b)	3,420
Deficit	(347,295)	—	(1,241)	(c) (e)	(348,536)	(3,565)	(f)	(352,101)	(28,597)	(a) (c)	(377,133)	(724)	(a)	(381,422)
Accumulated other comprehensive income / (loss)	(31,455)	—	—		(31,455)	—		(31,455)	—		(31,455)	—		(31,455)
	347,645	—	1,241		346,404	(4,044)		342,360	43,126		389,530	(245)		385,241
Commitments and contingencies
	$952,357	$—	$60,309		$1,012,666	5,790		1,018,456	—		1,012,666	(539)		1,017,917

**Scenario II: Assumes $40 million Series 1 Algonquin convertible debentures are exchanged for Hydrogenics equity

C-1-6

HYDROGENICS

Unaudited Pro Forma Consolidated Statement of Operations

The Exchange Offer and Scenario II**

For the six months ended June 30, 2009

	A	B	C		D=A+B+C	E		F=D+E	G		H=D+G	I		J=F+G+I
(thousands of Canadian dollars, except per unit amounts)	Algonquin	Hydrogenics Adjusted	The Unit Exchange Offer Pro Forma Adjustments	Note 3	The Unit Exchange Offer Pro Forma Canadian GAAP	Reconcile to US GAAP	Note 6	The Unit Exchange Offer Pro Forma US GAAP	Scenario II** Pro Forma Adjustments	Note 5	The Unit Exchange Offer and Scenario II** Pro Forma Canadian GAAP	Reconcile to US GAAP	Note 8	The Unit Exchange Offer and Scenario II** Pro Forma US GAAP
		Note 2
Revenue:

Energy sales	$69,874	$—	$—		$69,874	$—		$69,874	$—		$69,874	$—		$69,874
Waste disposal fees	6,861	—	—		6,861	—		6,861	—		6,861	—		6,861
Water reclamation and distribution	19,604	—	—		19,604	—		19,604	—		19,604	—		19,604
Other revenue	2,374	—	—		2,374	—		2,374	—		2,374	—		2,374
	98,713	—	—		98,713	—		98,713	—		98,713	—		98,713

Expenses

Operating	54,575	—	150	(c) (f)	54,725	(359)	(c)	54,366	—		54,725	—		54,366
Amortization of property, plant and equipment	19,360	—	—		19,360	—		19,360	—		19,360	—		19,360
Amortization of intangible assets	3,660	—	—		3,660	—		3,660	—		3,660	—		3,660
Management costs	425	—	—		425	—		425	—		425	—		425
Administrative expenses	4,931	—	—		4,931	—		4,931	—		4,931	—		4,931
Loss on foreign exchange	(1,315)	—	—		(1,315)	—		(1,315)	—		(1,315)	—		(1,315)
	81,636	—	150		81,786	(359)		81,427	—		81,786	—		81,427

Earnings before undernoted	17,077	—	(150)		16,927	359		17,286	—		16,927	—		17,286

Interest expense	10,657	—	224	(d)	10,881	(24)	(b)	10,857	(914)	(e)	9,967	(30)	(a)	9,913
Interest, dividend income and other income	(2,285)	—	—		(2,285)	—		(2,285)	—		(2,285)	—		(2,285)
Loss on derivative financial instruments	(8,703)	—	—		(8,703)	—		(8,703)	—		(8,703)	—		(8,703)
	(331)	—	224		(107)	(24)		(131)	(914)		(1,021)	(30)		(1,075)

Earnings / (loss) from operations before income taxes and minority interest	17,408	—	(374)		17,034	383		17,417	914		17,948	30		18,361

Income tax expense (recovery)
Current	463	—	—		463	—		463	—		463	—		463
Future	(4,804)	—	1,419	(d) (e) (f)	(3,385)	148	(e)	(3,237)	439	(e)	(2,946)	—		(2,798)
	(4,341)	—	1,419		(2,922)	148		(2,774)	439		(2,483)	—		(2,335)

Minority interest in earnings of subsidiaries	2,204	—	—		2,204	(1,941)	(f)	263	—		2,204	—		263

Net earnings / (loss)	$19,545	$—	$(1,793)		$17,752	$2,176		$19,928	$475		$18,227	$30		$20,433

Basic and diluted net earnings / (loss) per trust unit / share	$0.25	$—	$—		$0.23	$—		$0.25	$—		$0.20	$—		$0.22

**Scenario II: Assumes $40 million Series 1 Algonquin convertible debentures are exchanged for Hydrogenics equity

Weighted average trust units
Basic	77,815,293				77,815,293			79,611,608			90,276,093			92,072,408
Diluted	79,611,608				79,611,608			79,611,608			92,072,408			92,072,408

C-1-7

HYDROGENICS

Unaudited Pro Forma Consolidated Statement of Operations

The Exchange Offer and Scenario II**

For the year ended December 31, 2008

	A	B	C		D=A+B+C	E		F=D+E	G		H=D+G	I		J=F+G+I
(thousands of Canadian dollars, except per unit amounts)	Algonquin	Hydrogenics Adjusted	The Unit Exchange Offer Pro Forma Adjustments	Note 3	The Unit Exchange Offer Pro Forma Canadian GAAP	Reconcile to US GAAP	Note 6	The Unit Exchange Offer Pro Forma US GAAP	Scenario II** Pro Forma Adjustments	Note 5	The Unit Exchange Offer and Scenario II** Pro Forma Canadian GAAP	Reconcile to US GAAP	Note 8	The Unit Exchange Offer and Scenario II** Pro Forma US GAAP
Note 2
Revenue:

Energy sales	$158,508	$—	$—		$158,508	$—		$158,508	$—		$158,508	$—		$158,508
Waste disposal fees	15,706	—	—		15,706	—		15,706	—		15,706	—		15,706
Water reclamation and distribution	35,233	—	—		35,233	—		35,233	—		35,233	—		35,233
Other revenue	4,349	—	—		4,349	—		4,349	—		4,349	—		4,349
	213,796	—	—		213,796	—		213,796	—		213,796	—		213,796

Expenses

Operating	120,439	—	1,100	(f)	121,539	40	(c)	121,579	—		121,539	—		121,579
Amortization of property, plant and equipment	36,541	—	—		36,541	—		36,541	—		36,541	—		36,541
Amortization of intangible assets	7,305	—	—		7,305	—		7,305	—		7,305	—		7,305
Management costs	893	—	—		893	—		893	—		893	—		893
Administrative expenses	9,419	—	—		9,419	—		9,419	—		9,419	—		9,419
(Gain) / loss on foreign exchange	4,018	—	—		4,018	—		4,018	—		4,018	—		4,018
	178,615	—	1,100		179,715	40		179,755	—		179,715	—		179,755

Earnings before undernoted	35,181	—	(1,100)		34,081	(40)		34,041	—		34,081	—		34,041

Interest expense	26,288	—	587	(d)	26,875	(433)	(b) (c)	26,442	(1,916)	(e)	24,959	(64)	(a)	24,462
Interest, dividend income and other income	(7,023)	—	—		(7,023)	—		(7,023)	—		(7,023)	—		(7,023)
(Gain) / loss on derivative financial instruments	37,748	—	—		37,748	(3,002)	(a)	34,746	—		37,748	—		34,746
	57,013	—	587		57,600	(3,435)		54,165	(1,916)		55,684	(64)		52,185

Earnings / (loss) from operations before income taxes and minority interest	(21,832)	—	(1,687)		(23,519)	3,395		(20,124)	1,916		(21,603)	64		(18,144)

Income tax expense (recovery)
Current	(184)	—	—		(184)	—		(184)	—		(184)	—		(184)
Future	508	—	11,859	(d) (e) (f)	12,367	720	(e)	13,087	879	(e)	13,246	—		13,966
	324	—	11,859		12,183	720		12,903	879		13,062	—		13,782

Minority interest in losses of subsidiaries	(3,142)	—	—		(3,142)	3,429	(f)	287	—		(3,142)	—		287

Net earnings / (loss)	$(19,014)	$—	$(13,546)		$(32,560)	$(754)		$(33,314)	$1,037		$(31,523)	$64		$(32,213)

Basic and diluted net earnings / (loss) per trust unit / share	$(0.25)	$—	$—		$(0.43)	$—		$(0.43)	$—		$(0.36)	$—		$(0.36)

**Scenario II: Assumes $40 million Series 1 Algonquin convertible debentures are exchanged for Hydrogenics equity

Weighted average trust units
Basic	75,265,940				75,265,940			77,308,043			87,726,740			89,768,843
Diluted	77,308,043				77,308,043			77,308,043			89,768,843			89,768,843

C-1-8

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

1.                                      Basis of Presentation

The accounting policies used in the preparation of the unaudited pro forma consolidated financial statements are consistent with those used by the Fund in its audited consolidated financial statements as at December 31, 2008 and the unaudited interim consolidated financial statements as at June 30, 2009.  The unaudited pro forma financial statements should be read in conjunction with the financial statements of the Fund, and those of Hydrogenics Corporation, which are incorporated by reference in the Take-Over Bid Circular in connection with Unit Exchange Offer.

In respect of the Unit Exchange Offer, Hydrogenics will contribute approximately $10,813 to New Hydrogenics.  Hydrogenics will incur transaction costs estimated to be $3,000 (the “Transaction Costs”).  The final consideration may increase or decrease, the amount of which will depend on the final determination of non-capital losses, scientific research and development expenses and investment tax credits in respect of the 2009 fiscal year up to the time the transaction closes.

For the purposes of accounting, this transaction is required to be reflected in this pro forma financial information as though it were an acquisition of assets of Hydrogenics by Algonquin, rather than reflect the acquisition of Algonquin trust units by Hydrogenics  This acquisition of assets is not considered as a business combination for accounting purposes; accordingly, this pro forma financial information is presented on a continuity of interest basis whereby Algonquin is reflected as though it were the continuing entity.

These unaudited pro forma consolidated financial statements also reflect the potential pro forma effect of the CD Exchange Offers because the Manager believes that the CD Exchange Offers to Algonquin debenture holders, which is contemporaneously being offered together with the Unit Exchange Offer, is likely to occur.  Pursuant to the CD Exchange Offers, the holders of Algonquin’s convertible debentures will be provided the opportunity to exchange their convertible debentures for securities of Hydrogenics.  The CD Exchange Offers allow holders of Algonquin’s convertible debentures the option to exchange their securities as follows:

Series 1 Debenture Holders:

In respect of the 6.65% convertible debentures maturing on July 31, 2011 (“Series 1”), holders of Series 1 debentures have the option to receive, in exchange for each $1 of Series 1 debenture principal, either of the following, at the option of each debenture holder, to be exercised at the time of tender of their debentures:

a.                                       311.52 common shares in Hydrogenics. The closing price of the Fund’s trust units on June 11, 2009 was $3.40 per trust unit. A maximum of $40,000 in convertible debentures will be available for conversion under this option representing a maximum of 12,460,800 common shares.  If demand for this option exceeds such amount, such shares will be allocated pro-rata amongst tendering debenture holders; or

b.                                      a convertible debenture issued by Hydrogenics with the following terms:

i.	Principal: $1.05
ii.	Coupon: 7.50%, payable semi-annually (current Series 1 coupon is 6.65%)
iii.

Conversion Price: $4.08 for each Hydrogenics share.  (The closing price of the Fund’s trust units on June 11, 2009 was $3.40 per trust unit and the current Series 1 conversion price is $10.65 for each Fund trust unit)

iv.	Maturity: November 30, 2014

C-1-9

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

1.                                      Basis of Presentation (continued)

Series 2 Debenture Holders:

In respect of the 6.20% convertible debentures maturing on November 30, 2016 (“Series 2”), holders of the Series 2 debentures will receive, for each $1 of Series 2 debenture principal, a convertible debenture issued by Hydrogenics with the following terms:

i.	Principal: $1.00
ii.	Coupon: 6.35%, payable semi-annually (current Series 2 coupon is 6.20%)
iii.	Conversion Price: $6.00 for each Hydrogenics share (current Series 2 conversion price is $11.00 for each Fund trust unit)
iv.	Maturity: November 30, 2016

These unaudited pro forma financial statements present the pro forma effect of the Unit Exchange Offer and the CD Exchange Offers under the following alternate assumptions:

•                  Unit Exchange Offer – All unitholders of the Fund will exchange their units for newly issued common shares of Hydrogenics equal to the number of outstanding trust units of the Fund on a one for one basis.

•                  Scenario I – All Unitholders exchange their units for common shares of Hydrogenics  All Series 1 and Series 2 convertible debentures being exchanged for new debentures of Hydrogenics

•                  Scenario II – All Unitholders exchange their units for common shares of Hydrogenics  The maximum $40,000 of Series 1 convertible debentures are exchanged for 12,460,800 common shares of Hydrogenics with the remaining $44,964 of Series 1 convertible debentures and all Series 2 convertible debentures being exchanged for new convertible debentures of Hydrogenics

The unaudited pro forma consolidated balance sheet is comprised of information derived from:

•Algonquin’s unaudited interim consolidated balance sheet as at June 30, 2009

•Hydrogenics Corporation’s unaudited interim consolidated balance sheet as at June 30, 2009

The unaudited pro forma consolidated statements of operations are comprised of information derived from:

For the Year Ended December 31, 2008

•Algonquin’s audited consolidated statement of operations for the year ended December 31, 2008

•Hydrogenics Corporation’s audited consolidated statement of operations for the year ended December 31, 2008

For the six Months Ended June 30, 2009

•Algonquin’s unaudited interim statements of operations for the six months ended June 30, 2009

•Hydrogenics Corporation’s unaudited interim statements of operations for the six months ended June 30, 2009

C-1-10

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

1.                                      Basis of Presentation (continued)

We are providing the unaudited pro forma financial information for informational purposes only. Such information does not purport to represent our consolidated financial position or results of operations that would have occurred had the transactions contemplated in the Agreements taken place on the dates indicated, nor are they necessarily indicative of our future consolidated financial position or results of operations. Actual future results may differ materially from those assumed or described herein.

These unaudited pro forma consolidated financial statements include all material adjustments necessary for fair presentation in accordance with Canadian GAAP.  The unaudited pro forma consolidated balance sheet is presented to give effect to the proposed transactions as if they had occurred on June 30, 2009, while the unaudited pro forma consolidated statements of operations give effect to the proposed transactions as if they had occurred on January 1, 2008.

The combined provincial and federal income tax rates assumed in the calculation of these pro forma adjustments to future income taxes were as follows: 2008 – 33.05%, 2009 – 33.00%, 2010 – 32.00%, 2011 – 30.50% and 2012 and thereafter – 29.00%.

The transactions are subject to certain conditions.  As a result, there is no assurance that these transactions will be completed.

2.                                      Hydrogenics Corporation’s Adjustments to Historical Financial Statements

The transfer of Hydrogenics Corporation’s assets and liabilities and the related redemption of the existing common shares of Hydrogenics Corporation will occur pursuant to the Plan of Arrangement.  The transaction will be accounted for by New Hydrogenics as a transaction among entities under common control and non-monetary non-reciprocal transfer to the shareholders of Hydrogenics Corporation.

The effect on the unaudited pro forma consolidated financial statements of the Plan of Arrangement is the removal from Hydrogenics Corporation’s historical financial statements of Hydrogenics Corporation’s revenues, expenses, assets and liabilities at their carrying amounts.

The following pro forma adjustments relate to Hydrogenics Corporation’s consolidated statement of operations for the year ended December 31, 2008 and the six months ended June 30, 2009 and the unaudited interim consolidated balance sheet as at June 30, 2009:

(a)          Remove the revenue and expenses from Hydrogenics’ historical statement of operations and transfer the existing assets and liabilities from Hydrogenics Corporation’s historical balance sheet.

(b)         Redemption of all existing shares of Hydrogenics Corporation for shares of New Hydrogenics and cancelation of all existing options, restricted shares or other securities of Hydrogenics Corporation which are not retained under the Plan of Arrangement.

C-1-11

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

2.                                      Hydrogenics Corporation’s Adjustments to Historical Financial Statements (continued)

HYDROGENICS CORPORATION

Unaudited Pro Forma Consolidated Balance Sheet

As at June 30, 2009

(thousands of US dollars)	Historical Financials	Pro Forma Adjustments for Asset Transfer	Hydrogenics Adjusted
	Note 2 (a)
ASSETS
Current assets:
Cash and cash equivalents	$10,428	$(10,428)	$—
Restricted cash	1,255	(1,255)	—
Accounts receivable	3,424	(3,424)	—
Grants receivable	384	(384)	—
Inventories	9,485	(9,485)	—
Prepaid expenses	832	(832)	—
	25,808	(25,808)	—
Restricted cash	235	(235)	—
Property, plant and equipment	3,538	(3,538)	—
Goodwill	5,025	(5,025)	—
	$34,606	$(34,606)	$—

LIABILITIES AND UNITHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$15,890	$(15,890)	$—
Unearned revenue	3,123	(3,123)	—
	19,013	(19,013)	—
Deferred research and development grants	—	—	—
Shareholders equity:
Common shares	307,009	(307,009)	—
Contributed surplus	16,510	(16,510)	—
Deficit	(301,427)	301,427	—
Accumulated other comprehensive loss	(6,499)	6,499	—
Total deficit and accumulated other comprehensive loss	(307,926)	307,926	—
	15,593	(15,593)	—
	$34,606	$(34,606)	$—

C-1-12

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

2.                                      Hydrogenics Corporation’s Adjustments to Historical Financial Statements (continued)

HYDROGENICS CORPORATION

Unaudited Pro Forma Consolidated Statement of Operations

For the six months ended June 30, 2009

(thousands of US dollars, except per unit amounts)	Historical Financials	Pro Forma Adjustments for Asset Transfer	Hydrogenics Adjusted
	Note 2 (a)
Revenue:

Revenues	$11,076	$(11,076)	$—
Costs of revenues	8,588	(8,588)	—
	2,488	(2,488)	—

Operating expenses

Selling, general and administrative	8,389	(8,389)	—
Research and product development	3,368	(3,368)	—
Amortization of property, plant and equipment	451	(451)	—
	12,208	(12,208)	—

Loss from operations	(9,720)	9,720	—

Other income (expenses)
Interest, net	83	(83)	—
Provincial capital tax	(153)	153
Foreign currency gains	(217)	217	—
	(287)	284	—

Loss before income tax	(10,007)	10,007	—

Current income tax expense (recovery)	—	—	—

Net loss for the quarter	$(10,007)	$10,007	$—

Basic and diluted net loss per share	$(0.11)	$0.11	$—

Shares used in calculating basic and diluted net loss per share	92,406,384	92,406,384	—

C-1-13

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

2.                                      Hydrogenics Corporation’s Adjustments to Historical Financial Statements (continued)

HYDROGENICS CORPORATION

Unaudited Pro Forma Consolidated Statement of Operations

For the year ended December 31, 2008

(thousands of US dollars, except per unit amounts)	Historical Financials	Pro Forma Adjustments for Asset Transfer	Hydrogenics Adjusted
	Note 2 (a)
Revenue:

Revenues	$39,340	$(39,340)	$—
Costs of revenues	31,446	(31,446)	—
	7,894	(7,894)	—

Operating expenses

Selling, general and administrative	15,022	(15,022)	—
Research and product development	7,296	(7,296)	—
Amortization of property, plant and equipment	855	(855)	—
Amortization of intangible assets	249	(249)	—
	23,422	(23,422)	—

Loss from operations	(15,528)	15,528	—

Other income (expenses)
Gain on sale of assets	44	(44)	—
Provincial capital tax	170	(170)	—
Interest, net	923	(923)	—
Foreign currency gains	188	(188)	—
	1,325	(1,325)	—

Loss before income tax	(14,203)	14,203	—

Current income tax expense (recovery)	116	(116)	—

Net loss for the year	$(14,319)	$14,319	$—

Basic and diluted net loss per share	$(0.16)	$0.16	$—

Shares used in calculating basic and diluted net loss per share	92,080,656	92,080,656	—

C-1-14

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

3.                                      Pro Forma Adjustments and Assumptions Relating to the Unit Exchange Offer

The following are the pro forma adjustments and assumptions relating to the Unit Exchange Offer:

(a)          Hydrogenics will have a liability evidenced by a promissory note (the “Initial Liability”) of approximately $10,813 owing to New Hydrogenics in connection with this agreement. This amount is due and will be paid upon closing of the Unit Exchange Offer. The pro forma financial statements are presented so as to give effect to the transactions as if they closed as at June 30, 2009.  Since there was insufficient cash on hand in APIF at January 1, 2008 and at June 30, 2009, the pro forma financial statements are prepared using an assumption that the required funds would have been, for pro forma purposes, be drawn on APIF’s long term bank credit facility had the transactions closed on those dates. Payment of these amounts and the estimated transaction costs of $3,000 will be made by Hydrogenics, net of $1,300 (see Note 3 (c)) already accrued and recorded as accounts payable by Algonquin at June 30, 2009.  The aggregate of $10,813 payable to New Hydrogenics and additional estimated transaction costs of $1,700 not yet recorded is reflected as a long-term liability in the pro forma balance sheet at June 30, 2009.

(b)         The Future income tax asset and investment tax credits are determined by applying to the tax attributes of non capital loss carryforwards and undeducted scientific research and experimental development expenditures the applicable tax rate currently in effect for the year in which those tax attributes are estimated to be utilized.  As investment tax credits are taxable in the year following when they are claimed, the amount of tax estimated to be paid is deducted from the investment tax credit.

For pro forma purposes the value of the assets acquired has been presented as follows:

Future income tax asset and investment tax credits	$61,209
Deferred credit	(50,396)
Initial Liability	$10,813

The future income tax assets and deferred credits have been reflected in the pro forma balance sheet as at June 30, 2009 as follows:

Future income tax assets
Current future income tax	$10,278
Non-current future income tax	50,931
Total future income tax asset	$61,209

C-1-15

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

Deferred credit
Current deferred credit	$8,462
Non-current deferred credit	41,934
Total deferred credit	$50,396

The estimated amount of the future income tax asset, deferred credit and the amount of cash consideration are subject to final closing adjustments.  For accounting purposes the deferred credit will be recorded as a credit to tax expense when the future tax assets are realized.

(c)          Total transaction costs are estimated to be $3,000.  Transaction costs of approximately $2,000 allocated to the Unit Exchange Offer are not included in the pro forma consolidated statement of operations of Hydrogenics as they are non-recurring charges which result directly from the Unit Exchange Offer.  The actual costs allocated to the Unit Exchange Offer however will be recorded as an expense in the reported earnings of Hydrogenics in a future period.  The $1,000 transaction costs allocated to the CD Exchange Offers are accounted for as described in note 4(a).  In the event that no debenture holders present their Algonquin debentures for exchange under the CD Exchange Offers, this $1,000 transaction costs would be expensed.

For the six months ended June 30, 2009, Algonquin recorded $400 in the consolidated statement of operations as costs incurred in relation to the unit exchange offer and deferred $900 as other assets for costs in relation to CD Exchange Offer with a corresponding credit of $1,300 to accounts payable.

The pro forma consolidated statement of operations has been adjusted to reverse the $400 recorded in Algonquin’s historical consolidated statement of operations for the six months ended June 30, 2009 since these costs are non-recurring charges which result directly from the Unit Exchange Offer. Further, the pro forma consolidated balance sheet has been adjusted to reverse the $900 recorded in other assets in Algonquin’s historical consolidated balance sheet at June 30, 2009.

(d)         Interest costs on long term debt have been adjusted to reflect $13,813 of higher debt levels than what would have occurred in the absence of the transaction which consists of an Initial Liability amount of approximately $10,813 and estimated transaction costs of $3,000.  The interest rate used in these calculations was 4.25% for the year ended December 31, 2008, resulting in $587 of additional interest and 3.25% for the six months ended June 30, 2009, resulting in $224 of additional interest.  The related income tax adjustments due to additional interest is a future tax recovery of $194 for the year ended December 31, 2008 and a future tax recovery of $74 for the six months ended June 30, 2009.

(e)          Future income taxes at June 30, 2009 and related future income tax expense for the year ended December 31, 2008 and for the six months ended June 30, 2009 have been adjusted for the following items:

i.      This transaction results in additional income tax expense on distributed taxable income which was previously taxed in the hands of Algonquin’s Unitholders of $10,294 for the year ended December 31, 2008 and $5,139 for the six months ended June 30, 2009.  These amounts were offset by the impact of amortizing the deferred credit as a result of realizing a portion of the future tax asset arising

C-1-16

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

from the transaction (see Note 3(b)).  The amortization of the deferred credit was $8,476 for the year ended December 31, 2008 and $4,231 for the six months ended June 30, 2009.  For the year ended December 31, 2008, the net impact on future income taxes was an increased expense of $1,819 and for the six months ended June 30, 2009 the impact to future income taxes was an increased expense of $908.

ii.               The tax impact of recording future tax assets and liabilities for temporary differences in Algonquin’s flow-through entities that are reversing or settling prior to 2011 which were previously not recorded since prior to the transactions these temporary difference reversals were not expected to be taxed in Algonquin.  As at June 30, 2009, that impact was to record a decrease in future income tax liabilities of $1,359. For the year ended December 31, 2008 that impact was a future income tax expense and increase in future income tax liabilities of $10,598, and for the six months ended June 30, 2009 that impact was a reduction in future income tax liability and expense of $761.

(f)            The unaudited pro forma statements of operations reflect the recognition of additional provincial capital taxes as a result of this transaction.  The impact was $1,100 for the year end December 31, 2008 and $550 for the six months ended June 30, 2009.  The related income tax adjustment was a future income tax recovery of $363 for the year ended December 31, 2008 and $176 for the six months ended June 30, 2009.  Pursuant to enacted legislation, the capital tax rate will be reduced in 2010 and will be eliminated effective July 1, 2010.

C-1-17

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

4.                                      Pro Forma Adjustments and Assumptions Relating to Scenario I

The following are the pro forma adjustments and assumptions relating to Scenario I of the CD Exchange Offers which assumes that all of the Series 1 and Series 2 convertible debentures are exchanged for new convertible debentures of Hydrogenics and none of the Series 1 debentures are exchanged for common shares of Hydrogenics:

(a)          The change in coupon rates and maturity terms of the convertible debentures under the CD Exchange Offers is considered to be a debt modification and not an extinguishment as the present value of the cash flows of the liability component of both the Series 1 and Series 2 convertible debentures did not change by more than 10% as compared to the terms of the original debentures.  Accordingly, the pro forma consolidated balance sheet of Hydrogenics reflects the convertible debentures at their original carrying values, net of an allocation of estimated transaction costs of approximately $1,000 associated with the CD Exchange Offers.  These transaction costs which are recorded as deferred costs are amortized to interest expense over the remaining term of the convertible debentures using the effective interest rate method. The increased cash interest expense and the related income tax adjustments have been included in note 3 (d).

(b)         The change in conversion price of the Series 1 convertible debentures under the CD Exchange Offers results in a fair value of the conversion feature increasing from its earlier carrying value of nil to $4,107.  The change in conversion price of the Series 2 convertible debentures under the CD Exchange Offers results in a fair value of the conversion feature increasing from its earlier carrying value of $479 to $1,247.  The increase of $4,107 and $768 in the fair value of the conversion features on the Series 1 and Series 2 convertible debentures in excess of its original carrying value is recorded as an additional discount on debt, with an offsetting increase to equity.

(c)          The holders of the Series 1 convertible debentures exchange their debentures to new convertible debentures of Hydrogenics, resulting in an increase in the principal balance of the outstanding Series 1 convertible debentures from $84,964 to $89,212, after inclusion of the 5% conversion premium.  The difference of $4,248 between the carrying value and the new principal amount repayable is accounted for as additional debt issuance costs and are amortized to interest expense over the remaining term of the convertible debentures using the effective interest rate method resulting in an increase in interest costs of $1,771 for the year ended December 31, 2008 and $955 for the six months ended June 30, 2009.

C-1-18

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

5.                                      Pro Forma Adjustments and Assumptions Relating to Scenario II

The following are the pro forma adjustments and assumptions relating to Scenario II of the CD Exchange Offers where $40,000 of the Series 1 convertible debentures are exchanged for 12,460,800 common shares of Hydrogenics with the remaining $44,964 of Series 1 convertible debentures and all Series 2 convertible debentures are exchanged for new convertible debentures of Hydrogenics:

(a)          The change in coupon rates and maturity terms of the convertible debentures under the CD Exchange Offers is considered to be a debt modification and not an extinguishment as the present value of the cash flows of both the Series 1 and Series 2 convertible debentures did not change by more than 10% as compared to the original terms of the original Fund debentures.  Accordingly, the pro forma consolidated balance sheet of Hydrogenics reflects the convertible debentures at their original carrying values, net of an allocation of estimated transaction costs of approximately $724 associated with either scenario under the CD Exchange Offers. The remaining transaction costs of $276 have been allocated to equity (see note 5 (c). These transaction costs which are recorded as deferred costs are amortized to interest expense over the remaining term of the convertible debentures using the effective interest rate method. The increased cash interest expense and the related income tax adjustments have been included in note 3 (d).

(b)         The change in conversion price of the Series 1 convertible debentures under the CD Exchange Offers results in a fair value of the conversion feature increasing from its earlier carrying value of nil to $2,174.  The change in conversion security and option price of the Series 2 convertible debentures under the CD Exchange Offers is identical to Scenario I and results in a fair value of the conversion feature increasing from its earlier carrying value of $479 to $1,247.  The increase of $2,174 and $768 in the fair value of the conversion features on the Series 1 and Series 2 convertible debentures in excess of its original carrying value is recorded as an additional discount on debt, with an offsetting increase to equity.  The discounts on debt are treated as additional debt issuance costs which are amortized to interest expense over the remaining term of the convertible debentures using the effective interest rate method.

(c)          The holders of the Series 1 convertible debentures convert up to the maximum of $40,000 of the outstanding principal balance into 12,460,800 shares of Hydrogenics. The carrying amount for the common shares assumed to be issued is determined as follows:

Trust units (shares) issuable under the original terms of the Series 1 convertible debentures of $10.65 for each trust unit (3,755,868 trust units x $10.65)	$40,000
Additional common shares issuable under the terms of the CD Exchange Offers at the closing price of the Algonquin’s trust units on June 11, 2009 (8,704,932 trust units x $3.40)	29,597
Existing unamortized deferred debt issuance costs associated with the Series 1 convertible debentures	(539)
New estimated debt issuance costs	(276)
Carrying amount of Hydrogenics common shares	$68,782

C-1-19

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

5.                                      Pro Forma Adjustments and Assumptions Relating to Scenario II (continued)

The pro rata share of existing deferred financing charges associated with the Series 1 debentures of $539 have been recorded as a charge against equity upon conversion of $40,000 of debentures into common shares.  In addition, an allocation of $276 of the total estimated transaction costs have been recorded as a charge against equity.

The $29,597 difference between the $40,000 carrying value of the Series 1 debentures converted and the $69,597 value of common shares issued is required to be expensed as part of loss on conversion. This amount has not been recognized in the consolidated pro forma statement of operations as they are non-recurring charges which result directly from the CD Exchange Offers.  The actual difference between the market price of the Algonquin trust units and the original conversion price of $10.65 will be recorded as an expense in the reported earnings of Hydrogenics on the date of the issuance of the related shares.

(d)         The exchange of the remaining $44,964 of Series 1 convertible debentures, after adjustment for the 5% premium included in the CD Exchange Offers, results in an increase in the principal balance of the Series 1 convertible debentures to $47,212.  The difference of $2,248 between the carrying value and the new principal amount repayable is accounted for as additional debt issuance costs and is amortized to interest expense over the term of the convertible debentures using the effective interest rate method.

(e)          Interest costs have been reduced by $1,916 for the year ended December 31, 2008 and $914 for the six months ended June 30, 2009.  The decrease reflects the reduction in the principal balance on the outstanding Series 1 convertible debentures, the amortization of deferred costs and the amortization of the discount resulting from the change in equity value of the conversion feature, offset by the increased coupon rates on the Series 1 and 2 convertible debentures associated with the CD Exchange Offers.  The related income tax adjustments due to reduced interest expense is a future tax expense of $879 for the year ended December 31, 2008 and a future tax expense of $439 for the six months ended June 30, 2009.

C-1-20

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

6.                                      Pro Forma US GAAP Adjustments and Assumptions Relating to the Unit Exchange Offer

For purposes of preparing the pro forma financial statements, Hydrogenics has adjusted its financial statements to prepare such financial statements in accordance with U.S. GAAP. The adjustments are as follows:

a)              Under U.S. GAAP, Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements, establishes a definition and a framework for measuring fair value, expands disclosures about fair value measurements, and provides guidance on how to measure fair value by providing a fair value hierarchy to classify the source of fair value information.  The standard also clarifies that the credit risk of counterparties should be taken into account in determining the fair value.  Under Canadian GAAP, the Fund adopted EIC 173, Credit Risk and Fair Value of Financial Assets and Financial Liabilities, effective January 1, 2009. Under U.S GAAP, SFAS 157 is required to be adopted effective January 1, 2008.

The pro forma adjustment of $3,002 reflects the change in credit risk on derivative financial instruments of the Company for the year ended December 31, 2008 due to adoption of SFAS 157 at January 1, 2008.

b)             Under Canadian GAAP, the fair value of convertible debentures is bifurcated into equity and debt components whereas under U.S. GAAP, the convertible debentures do not have the features that would require bifurcation.  Accordingly, the pro forma adjustment of $479 reflects the reclassification of the value attributed to the equity component recorded under Canadian GAAP to convertible debentures in the consolidated pro forma balance sheet at June 30, 2009.

Under Canadian GAAP, the accretion of the residual carrying value of the convertible debentures to the face value of the convertible debentures over the life of the instrument is charged to operations. Under U.S. GAAP, no such accretion is required if the conversion feature is not required to be bifurcated.  This GAAP difference resulted in a reversal of accretion of $115 recorded under Canadian GAAP at June 30, 2009 and a reduction of accretion expense of $24 and $ 48 for the six months ended June 30, 2009 and the year ended December 31, 2008 respectively.

c)              The Fund’s utility operations are subject to regulation by the public utility commissions of the states in which they operate.  Under U.S. GAAP, the Fund’s utility operations follows the regulatory accounting principles prescribed under SFAS 71 Accounting for the Effects of Certain Types of Regulation.  Under SFAS 71, regulatory assets and liabilities that would not be recorded under GAAP for non-regulated entities are recorded.  Regulatory assets and liabilities represent probable future revenues or expenses associated with certain charges or credits that will be recovered from or refunded to customers through the rate making process. Items to which regulatory accounting requirements apply include deferred rate case costs, equity return component on regulated capital projects and contributions in aid of construction.

Deferred rate case costs relate to costs incurred by the Fund’s utilities to file, prosecute and defend rate case applications and which the utility expects to receive prospective recovery through its rates approved by the regulators.  Under U.S. GAAP, these costs are capitalized and amortized over the period of rate recovery granted by the regulator while they are expensed for Canadian GAAP.  The pro forma adjustment of $1,412 as an increase in other assets reflects the capitalization of deferred rate cases at June 30, 2009.  The pro forma adjustment of $359 and $40 for the six month ended June 30, 2009 and year ended December 31, 2008 respectively reflect the reversal of the write off of deferred rate case costs under Canadian GAAP net of the amortization of the capitalized amount of deferred rate cases under U.S. GAAP.

Under SFAS 71, allowance for funds used during construction projects included in rate base is capitalized.  This allowance is designed to enable a utility to capitalize financing costs during periods of construction of property subject to rate regulation.  It represents

C-1-21

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

the cost of borrowed funds (allowance for borrowed funds used during construction) and a return on other funds (allowance for equity funds used during construction). Under Canadian GAAP, the Fund capitalizes interest costs directly attributable to the construction of these assets but does not capitalize the allowance for equity funds used during construction.  The pro forma adjustment of $385 reflects the capitalization of the allowance for equity funds used during construction for the year ended December 31, 2008 and at June 30, 2009.

d)             The Fund records financing costs as a reduction to long-term liabilities and convertible debentures under Canadian GAAP.   Under U.S. GAAP, such costs are presented as deferred financing costs.  Accordingly, the pro forma adjustment reflects an increase of $227 in long-term liabilities and $4,117 in convertible debentures with a corresponding increase in deferred financing costs of $3,993.

e)              The pro forma adjustment reflects the future tax impact of the above US GAAP adjustments

f)                Temporary equity

Trust Units

The Fund’s Trust Units contain a redemption feature which is required for the Trust to retain its Canadian mutual fund trust status.  The redemption feature of the Trust Units entitles the holders to receive a cash redemption price equal to the lesser of: (i) 95% of the market price of the Trust Units on the principal market on which the Trust Units are quoted for trading during the ten trading day period commencing immediately after the date on which the Trust Units were tendered to the Fund for redemption; and (ii) the closing market price on the principal market on which the Trust Units are quoted for trading on the redemption date.  For Canadian GAAP purposes, the Trust Units are considered permanent equity and are presented as a component of Unitholders’ equity.

Under US GAAP, equity with a redemption feature is presented outside of permanent equity as temporary equity between the liability and equity sections of the balance sheet.  The temporary equity was initially recorded at an amount equal to the redemption value based on the terms of the Trust Units.  Any increase in the value of the Trust Units related to changes in the redemption value is recorded as an adjustment to the Trust Units through deficit.  However, the adjustment is restricted only to the extent of previously recorded increases in the carrying amount of the trust units arising from such adjustments.  Under US GAAP, no adjustment was required to the carrying amount of the Trust Units recorded as temporary equity since there have been no previously recorded increases to the redemption value above their initial fair value.

The above difference in the accounting for Trust Units under Canadian and U.S GAAP has not been adjusted with a reclassification of the Trust units from permanent equity to temporary equity in the pro forma balance sheet as June 30, 2009 as it has been assumed that all of the Trust Units outstanding at June 30, 2009 would be converted to common shares of Hydrogenics which is treated as a permanent equity under both Canadian and U.S. GAAP.

Exchangeable Units and non controlling interest

Exchangeable units (“AirSource Exchangeable Units”) were issued by Algonquin (AirSource) Power LP (“Algonquin AirSource”), a subsidiary of the Fund, when Algonquin AirSource acquired AirSource Power Fund I LP on June 29, 2006.  The AirSource Exchangeable Units entitle the holders to receive distributions which are equivalent to the Fund’s distributions, as long as the facility which was acquired upon acquisition of AirSource generates adequate cash flows.  Under Canadian GAAP the AirSource Exchangeable Units are recorded in the Fund’s consolidated financial statements as “Non controlling interest”.  Consolidated net income or loss is reduced by the portion of income or loss attributable to this non controlling interest and distributions to holders of the exchangeable units are recorded as a reduction to the carrying amount of the non

C-1-22

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

controlling interest.  Under Canadian GAAP, when the AirSource Exchangeable Units are converted to Algonquin Trust Units, the non controlling interest on the consolidated balance sheet is reduced on a pro-rata basis together with a corresponding increase in Trust Units.

Under US GAAP the AirSource Exchangeable Units are classified along with the Trust Units outside of permanent equity as temporary equity since they are able to be converted at the holder’s option to the Fund’s Trust Units.  The temporary equity was initially recorded at an amount equal to the redemption value based on the terms of the AirSource Exchangeable Units.  Any increase in the redemption value of the AirSource Exchangeable Units is recorded as an adjustment through deficit.  However, downward adjustment is restricted only to the extent of previously recorded increases in the carrying amount arising from such adjustments.  Under US GAAP, no adjustment was required to the carrying amount of the AirSource Exchangeable Units in temporary equity.  Under US GAAP the proportion of income or loss attributable to the AirSource Exchangeable Units non controlling interest is recorded as to deficit rather than through earnings and distributions to the AirSource Exchangeable Unit holders is recorded as a charge to deficit.

The pro forma adjustment gives effect to the above difference in the accounting for AirSource Exchangeable Units under US GAAP.

7.                                      Pro Forma US GAAP Adjustments and Assumptions Relating to Scenario I

For purposes of preparing the pro forma financial statements, Hydrogenics has adjusted its pro forma adjustments relating to Scenario I (note 4) to reflect the CD Exchange Offers in accordance with U.S. GAAP. The adjustments are as follows:

(a)          Similar to Canadian GAAP, under US GAAP the change in coupon rates and maturity terms of the convertible debentures under the CD Exchange Offers is considered to be a debt modification and not an extinguishment under accounting standards as i) the present value of the cash flows of the liability component of both the Series 1 and Series 2 convertible debentures did not change by more than 10% as compared to the terms of the original debentures; and, ii) the change in the fair value of the embedded conversion option is less than 10% of the carrying amount of the original debt instrument immediately prior to the exchange. The pro forma consolidated balance sheet of Hydrogenics under Canadian GAAP reflects the convertible debentures at their original carrying values, net of an allocation of estimated transaction costs of approximately $1,000 associated with the CD Exchange Offers.  Under US GAAP these transaction costs of $1,000 are expensed as incurred since the costs are paid to third parties and not the debtor.  This results in a reduction of $45 and $91 effective interest on convertible debentures under U.S. GAAP in comparison to Canadian GAAP for the six month period ended June 30, 2009 and year ended December 31, 2008 respectively.  Under U.S. GAAP the transaction costs are not included in the pro forma consolidated statement of operations of Hydrogenics as they are non-recurring charges.

(b)         Under U.S. GAAP, the change in conversion price of the Series 1 convertible debentures under the CD Exchange Offers results in a fair value of the conversion feature increasing from its earlier carrying value of nil to $4,107.  The change in conversion price of the Series 2 convertible debentures under the CD Exchange Offers results in a fair value of the conversion features increasing from its earlier carrying value of nil to $1,246.  The increase in the fair value of the conversion feature of $5,354 is recorded as an additional discount on debt, with an offsetting increase to additional paid-in-capital. Under Canadian GAAP, the change in conversion price of Series 1 and Series 2 convertible debentures resulted in an increase in the fair value of the conversion feature over its carrying value by $4,875 in excess of its carrying value is recorded in equity.  The pro forma adjustment of $5,354 reflects the reclassification of conversion feature recorded as equity under Canadian GAAP to additional paid-in capital under U.S. GAAP at June 30, 2009.

(c)          The increase of $521 reflects the reversal of transaction costs of $1,000 (see Note 7 (a)) offset by $479 of equity recorded under Canadian GAAP.

C-1-23

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

8.                                      Pro Forma US GAAP Adjustments and Assumptions Relating to Scenario II

For purposes of preparing the pro forma financial statements, Hydrogenics has adjusted its pro forma adjustments relating to Scenario II (note 5) to reflect the CD Exchange Offers in accordance with U.S. GAAP. The adjustments are as follows:

(a)          Similar to Canadian GAAP, under US GAAP the change in coupon rates and maturity terms of the convertible debentures under the CD Exchange Offers is considered to be a debt modification and not an extinguishment under accounting standards as i) the present value of the cash flows of the liability component of both the Series 1 and Series 2 convertible debentures did not change by more than 10% as compared to the terms of the original debentures; and, ii) the change in the fair value of the embedded conversion option is less than 10% of the carrying amount of the original debt instrument immediately prior to the exchange. The pro forma consolidated balance sheet of Hydrogenics under Canadian GAAP reflects the convertible debentures at their original carrying values, net of an allocation of estimated transaction costs of approximately $724 associated with the CD Exchange Offers.  Under US GAAP these transaction costs of $724 are expensed as incurred since the costs are paid to third parties and not the debtor.  This results in a reduction of $30 and $64 effective interest on convertible debentures under U.S. GAAP in comparison to Canadian GAAP for the six month period ended June 30, 2009 and year ended December 31, 2008 respectively.  Under U.S. GAAP the transaction costs are not included in the pro forma consolidated statement of operations of Hydrogenics as they are non-recurring charges.

(b)         Under U.S. GAAP the change in conversion price of the Series 1 convertible debentures under the CD Exchange Offers results in a fair value of the conversion feature increasing from nil to $2,174.  The change in conversion price of the Series 2 convertible debentures under the CD Exchange Offers are identical to Scenario I and results in a fair value of the conversion feature increasing from nil to $1,246.  The increase in the fair value of the conversion feature of $3,420 is recorded as an additional discount on debt, with an offsetting increase to additional paid-in-capital. Under Canadian GAAP, the change in conversion price of Series 1 convertible debentures resulted in an increase in the fair value of the conversion feature of $2,941 in excess of its carrying value is recorded in equity.  The pro forma adjustment of $3,420 reflects the reclassification of conversion feature recorded as equity under Canadian GAAP to additional paid-in capital under U.S. GAAP.

(c)          Under U.S. GAAP the pro forma adjustment for the conversion of $40,000 of the Series 1 convertible debentures into common shares does not result in any Canadian GAAP difference.

However, under Canadian GAAP the pro rata share of existing deferred financing charges associated with the Series I debentures of $539 is recorded as a charge against equity upon conversion of $40,000 of debentures into common shares, with a corresponding adjustment to convertible debentures.  Under U.S. GAAP the corresponding adjustment of $539 is made to deferred financing costs to reflect the different classification of deferred charges for Canadian and US GAAP purposes.

(d)         The decrease of $294 reflects the reversal of transaction costs of $724 (see Note 8 (a)) offset by a reclassification of the elimination of the existing deferred financing charges associated with the Series I of $539 (see Note 8 (c)) and $479 of equity recorded under Canadian GAAP.

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HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

9.                                      Pro Forma Trust Units/Shares Outstanding

The outstanding common shares presented in the unaudited pro forma consolidated balance sheet represents the shares of Hydrogenics  As part of the Transactions, Hydrogenics will create a new class of common shares and issue these in exchange for existing Algonquin trust units on a one for one basis.

As at June 30, 2009 trust unit/share capital outstanding consisted of the following:

Trust Units / Shares Outstanding

(millions of trust units/shares)

June 30, 2009	Unit Exchange Offer	Unit Exchange Offer plus Scenario I	Unit Exchange Offer plus Scenario II
Algonquin Trust units outstanding	77,982	77,982	90,443
Exchange of Algonquin trust units for shares of Hydrogenics	(77,982)	(77,982)	(90,443)
Issuance of shares of Hydrogenics	77,982	77,982	90,443
Pro Forma basic shares outstanding	77,982	77,982	90,443

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Appendix D

Information in this document marked with an “*” has been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to a request for confidential treatment.

SUPPORT AGREEMENT

STRICTLY CONFIDENTIAL

June 11, 2009

The trustees of Algonquin Power Income Fund
2845 Bristol Circle
Oakville, ON  L6H 7H7

Attention: Kenneth Moore, Chairman

7188501 Canada Inc.
5985 McLaughlin Road
Mississauga, ON  L5R 1B8

Attention: Lawrence Davis, Chief Financial Officer

Dear Sirs:

In connection with the proposed transaction (the “Transaction”) consisting of (i) a plan of arrangement involving HCo, (ii) the Amendment Resolution; and (iii) a take-over bid by HCo for securities of APIF, this letter agreement (this “Agreement”) sets out the terms and conditions upon which HCo proposes to make an offer to purchase all of the issued and outstanding Units, all of the issued and outstanding 6.65% convertible unsecured subordinated debentures due July 31, 2011 (the “Series 1 Debentures”) and all of the issued and outstanding 6.20% convertible unsecured subordinated debentures due November 30, 2016 (the “Series 2 Debentures”), in each case of APIF, through the issuance of one common share of a newly created class of common shares of HCo in exchange for each Unit (the “Unit Offer Price”), Series 1 debentures of HCo having the attributes set out in Schedule “A” hereto (or any amendment or variation thereto as may be agreed upon by the parties, acting reasonably) or New Algonquin Shares in exchange for each $1,000 principal amount of Series 1 Debenture held (the “Series 1 Debenture Offer Price”) and Series 2 debentures of HCo having the attributes set out in Schedule “B” hereto (or any amendment or variation thereto as may be agreed upon by the parties, acting reasonably) in exchange for every Series 2 Debenture held (the “Series 2 Debenture Offer Price”).

This Agreement also sets out (i) certain terms and conditions of the Offers, (ii) the agreement by the Board of Trustees (“Board of Trustees”) of APIF, among other things, to recommend that holders of Units, Series 1 Debentures and Series 2 Debentures accept the Offers, and (iii) other obligations and commitments of the parties in connection with the Transaction.

ARTICLE 1
INTERPRETATION

1.1                                 Definitions. In this Agreement, unless the context otherwise requires:

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“acquisition of control” has the meaning ascribed thereto in the ITA;

“Additional Amount” has the meaning ascribed thereto in Section 2.3(a)(ii);

“Adjustment Period” has the meaning ascribed thereto in Section 2.3(a)(i);

“Agreement”, “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this letter agreement (including the Schedules hereto) as supplemented, modified or amended, and not to any particular Article, Section, Schedule or other portion hereof;

“Algonquin Costs” has the meaning ascribed thereto in Schedule “D”;

“Amendment Resolution” means an extraordinary resolution by holders of Units amending the APIF Declaration of Trust to provide that (i) the threshold for completing a compulsory acquisition for Units under the Unit Offer is 66 2/3% of the number of Units represented by holders thereof, in person or by proxy, at the Amendment Resolution Meeting (the “Specified Percentage”); and (ii) such compulsory acquisition shall be deemed to be completed at the Effective Time ((i) and (ii) collectively, the “Compulsory Acquisition”), in the form and content of Schedule “H” annexed hereto, and any amendment or variation thereto as may be agreed upon by the parties;

“Amendment Resolution Meeting” means the meeting of holders of Units duly held to consider the Amendment Resolution;

“APIF” means Algonquin Power Income Fund;

“APIF Circular” means the management information circular sent to holders of Units in connection with the Amendment Resolution Meeting;

“APIF Continuous Disclosure Record” has the meaning ascribed thereto in Section 3.1(e);

“APIF Declaration of Trust” means the amended and restated declaration of trust of APIF, dated as of May 26, 2004, as amended, as it may be further amended from time to time, including to give effect to the approval of the Amendment Resolution;

“APIF Securities” has the meaning ascribed thereto in Section 2.1;

“APMI” means Algonquin Power Management Inc., the manager of APIF pursuant to an amended and restated management agreement dated as of January 1, 2006, as amended, between APMI and APIF;

“Arrangement” means the arrangement involving HCo, New Hydrogenics, Stuart Energy and Test Systems, under the provisions of section 192 of the CBCA on the terms and conditions set forth in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Plan of Arrangement or made at the direction of the Court;

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“Arrangement Meeting” means the meeting of holders of common shares of HCo duly held to consider the Arrangement Resolution;

“Arrangement Resolution” means a special resolution of holders of common shares of HCo approving the Arrangement;

“Articles of Arrangement” means the articles of arrangement of HCo to be filed with the Director in connection with the Arrangement after the Final Order is made in order for the Arrangement to become effective;

“Bid Circular” has the meaning ascribed thereto in Section 2.1(a);

“Bid Circular Mailing Date” means December 31, 2009;

“Board of Trustees” means the board of trustees of APIF;

“CBCA” means the Canada Business Corporations Act;

“Closing TA Statement” has the meaning ascribed thereto in Section 2.3(a)(i);

“Commissioner” means the Commissioner of Competition under the Competition Act;

“Competition Act” means the Competition Act (Canada), as amended from time to time and the rules and regulations promulgated thereunder;

“Compulsory Acquisition” has the meaning ascribed thereto in the definition of “Amendment Resolution” in this Section 1.1;

“Competition Act Clearance” means that either (i) the Commissioner shall have issued an advance ruling certificate under section 102 of the Competition Act in respect of the transactions contemplated by this Agreement; or (ii) (a) the applicable waiting period under section 123 of the Competition Act shall have expired or been terminated or the obligations of the parties to make a pre-merger notification filing under Part IX of the Competition Act shall have been waived in accordance with paragraph 113(c) of the Competition Act, and (b) the parties shall have been advised in writing by the Commissioner that she is of the view that grounds do not then exist to initiate proceedings under the merger provisions of the Competition Act in respect of the transactions contemplated by this Agreement;

“Confidentiality Agreement” means the confidentiality agreement between HCo and Algonquin Power Fund (Canada) Inc. dated February 3, 2009;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Depositary” has the meaning ascribed thereto in Section 4.2(b);

“Depositary Agreement” means the depositary agreement to be entered into between HCo and the Depositary in connection with the Offers;

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“Director” means the Director under the CBCA;

“Dissent Rights” means rights of dissent as may be required by the Court in the Interim Order;

“Divestiture Agreement” means the divestiture agreement to be entered into between HCo, Stuart Energy, Test Systems and New Hydrogenics in connection with the Transaction, substantially in the form agreed to among the parties as at the date hereof, and any amendment or variation thereto as may be agreed to among the parties;

“Draft Closing TA Statement” has the meaning ascribed thereto in Section 2.3(a)(ii);

“Effective Date” means the date upon which the Arrangement becomes effective as established by the date of issue shown on the certificate issued by the Director pursuant to the CBCA;

“Effective Time” means (a) the date and time HCo shall have delivered to the Depositary the notice to take-up the APIF Securities deposited, and not withdrawn, pursuant to the Offers and (b) 12:01 a.m. (Toronto time) on the Effective Date, or such other time as may be specified in writing by HCo to New Hydrogenics pursuant to the Plan of Arrangement, each of which, the parties agree, shall be scheduled to occur contemporaneously;

“Expense Reimbursement Agreement” means the expense reimbursement agreement among HCo, New Hydrogenics and APMI, entered into concurrently with this Agreement;

“Expiry Time” has the meaning ascribed thereto in Section 2.1(c);

“Final Order” means the order of the Court approving the Arrangement as such order may be amended at any time prior to the Effective Time or, if appealed, then unless such appeal is withdrawn or dismissed, as affirmed or as amended on appeal;

“Governmental Entity” means (i) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign, (ii) any subdivision, agent, representative or authority of any of the foregoing, or (iii) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory authority (including the Toronto Stock Exchange and Nasdaq Global Market), exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“HCo” means Hydrogenics Corporation;

“HCo Continuous Disclosure Record” has the meaning ascribed thereto in Section 3.2(e);

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

“HSR Act Clearance” means expiration of all applicable waiting periods under the HSR Act or earlier termination thereof, including any voluntary agreed extensions;

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“Hydrogenics Costs” has the meaning ascribed thereto in Schedule “D”;

“Indemnity Agreement” means the indemnity agreement to be entered into between HCo and New Hydrogenics in connection with the Transaction, in the form and content of Schedule “F” annexed hereto and any amendment or variation thereto as may be agreed to among the parties;

“Independent Accounting Firm” has the meaning ascribed thereto in Section 2.3(a)(iv);

“Initial Liability” has the meaning ascribed thereto in Section 2.3(a);

“ITA” means the Income Tax Act (Canada), including the regulations thereunder, as amended;

“ITCs” means investment tax credits;

“Law” means all laws, by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, and the term “applicable” with respect to such Laws and in a context that refers to one or more parties, means such Laws as are binding upon or applicable to such party;

“Material Adverse Change” means any change, effect, announcement, event, impact or occurrence, in each case by a Governmental Entity or HCo, occurring after the date hereof and prior to the Effective Time which would be material and adverse to the ability of HCo to utilize the Tax Pools for provincial and federal tax purposes subsequent to completion of the Transaction which, for greater certainty, will include a reduction of more than 10% of the aggregate dollar value of the Tax Pools as at the date hereof or to the taxation implications for the exchange of the Units, Series 1 Debentures or Series 2 Debentures. For greater certainty, Material Adverse Change shall not include changes in the market price for any of the Units, the Series 1 Debentures, the Series 2 Debentures or the shares of HCo, in and of themselves;

“New Algonquin Shares” means a newly created class of common shares of HCo, having the rights and privileges as set forth in the Plan of Arrangement;

“New Hydrogenics” means 7188501 Canada Inc., a wholly-owned subsidiary of HCo;

“Offer Prices” means, collectively, the Unit Offer Price, the Series 1 Debenture Offer Price and the Series 2 Debenture Offer Price;

“Offers” has the meaning ascribed thereto in Section 2.1;

“Outside Date” means February 5, 2010, or such other date as may be agreed to between the parties;

“parties” means, collectively, the parties to this Agreement, and “party” means any of them;

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“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, governmental entity, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement that is being proposed by HCo in the form and content of Schedule “G” annexed hereto and any amendment or variation thereto made in accordance with Article 4 of the Plan of Arrangement;

“Post-Closing Amount” means the obligations of HCo to pay to New Hydrogenics amounts in respect of “Restricted Pool Losses” in accordance with Section 2.4;

“Regulatory Clearances” means, collectively, the Competition Act Clearance and the HSR Act Clearance;

“Representatives” means (i) with respect to HCo, its officers, directors, employees, financial advisors, experts, agents and other representatives and (ii) with respect to the Board of Trustees, its financial advisors, experts, agents and other representatives and the officers, directors, trustees, employees, financial advisors, experts, agents and other representatives of APIF, APMI and their respective affiliates;

“Restricted Pool Period” has the meaning ascribed thereto in Section 2.4(c);

“Restricted Tax Pools” has the meaning ascribed thereto in Section 2.4(a);

“Restricted Pool Losses” has the meaning ascribed thereto in Section 2.4(c);

“Rights Plan” means the unitholder rights plan agreement between APIF and CIBC Mellon Trust Company dated as of March 20, 2008;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Laws” has the meaning ascribed thereto in Section 2.1(a);

“Series 1 Debentures” has the meaning ascribed thereto in the preamble;

“Series 1 Debenture Offer Price” has the meaning ascribed thereto in the preamble;

“Series 2 Debentures” has the meaning ascribed thereto in the preamble;

“Series 2 Debenture Offer Price” has the meaning ascribed thereto in the preamble;

“Specified Percentage” has the meaning ascribed thereto in the definition of “Amendment Resolution” in this Section 1.1;

“SRED” mean Scientific Research and Experimental Development;

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“Stuart Energy” means Stuart Energy Systems Corporation, a wholly-owned subsidiary of HCo;

“Take-Up Time” means the time at which HCo shall have delivered to the Depositary the notice to take-up the APIF Securities deposited, and not withdrawn, pursuant to the Offers;

“Tax Pools” means, in respect of a particular date, determined at such date as if such date was a year-end for income tax purposes, the unclaimed balance of HCo’s, Stuart Energy’s and Test System’s non-capital losses, scientific research and experimental development expenditures and investment tax credits, as those terms are used for the purposes of the ITA, as at such date provided that the amount of Tax Pools shall specifically exclude (a) any non-capital losses attributable to (i) Algonquin Costs payable by HCo in accordance with Section 4.6, and (ii) any Hydrogenics Costs and (b) any amounts related to the Restricted Tax Pools;

“Test Systems” means Hydrogenics Test Systems Inc., a wholly-owned subsidiary of HCo;

“Transaction” has the meaning ascribed thereto in the preamble;

“Trust Indenture” means trust indenture to be entered into between HCo and CIBC Mellon Trust Company, as it may be amended, supplemented or restated, from time to time in connection with the Offers, and pursuant to which Series 1 debentures of HCo and Series 2 debentures of HCo shall be issued;

“Trustees’ Circular” has the meaning ascribed thereto in Section 2.1(b)(viii);

“Unit Offer” means the offer by HCo to purchase all of the issued and outstanding Units made pursuant and subject to the terms of this Agreement;

“Unit Offer Price” has the meaning ascribed thereto in the preamble; and

“Units” means units of APIF.

1.2                                 Interpretation Not Affected by Headings, Etc. The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

1.3                                 Article References, Etc. Unless the contrary intention appears, references in this Agreement to an Article, Section or Schedule by number or letter or both refer to the Article, Section or Schedule, respectively, bearing that designation in this Agreement.

1.4                                 Number and Gender. In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa and words importing gender shall include all genders.

1.5                                 Date of Any Action; Business Day. If the date on which any action is required to be taken hereunder by any party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day. A business day for the purpose of this

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Agreement shall mean any day on which banks in the City of Toronto, Ontario are open for business. If the last day of a period of days is not a business day, the period shall be extended to the next following day which is a business day.

1.6                                 Including. The word “includes” or “including”, when following any general term or statement, is not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement.

1.7                                 Currency. Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada.

1.8                                 Schedules. The Schedules annexed to this Agreement are incorporated by reference into this Agreement and form part hereof.

ARTICLE 2
THE TRANSACTION

2.1                                 The Offers. Subject to the terms and conditions of this Agreement (including, for greater certainty, the conditions set forth in Schedule “C”), as part of the Transaction, HCo agrees to make an offer to purchase all of the outstanding Units, Series 1 Debentures and Series 2 Debentures (collectively, the “APIF Securities”) at the applicable Offer Price per APIF Security (the “Offers”, which terms shall include any one or more changes or variations to, or extensions of, such Offers) on the following terms and conditions:

(a)                                  HCo shall mail or cause to be mailed to all holders of APIF Securities, as soon as reasonably practicable following satisfaction of the conditions set forth below, the Offers, which Offers shall be made by way of a take-over bid circular (the “Bid Circular”) in compliance with the Securities Act (Ontario) and all other applicable securities laws, regulations and rules and the policy statements, orders and rulings of Canadian and United States securities regulatory authorities (the “Securities Laws”) and which Offers shall be subject to the conditions set forth in Schedule “C” hereto; provided the Board of Trustees or its Representatives have provided to HCo a reasonably completed Bid Circular, in both English and French languages, that complies in all material respects with Securities Laws (including any information pertaining to HCo, APIF and pro forma financial statements). HCo shall not be required to make the Offers (i) in any jurisdiction where it would be illegal to do so, (ii) in any jurisdiction other than Canada and the United States, or (iii) if the mailing has not occurred prior to the Bid Circular Mailing Date;

(b)                                 The mailing of the Bid Circular shall be conditional on the following matters, all of which conditions are intended to be for the sole benefit of HCo and any of which can be waived in whole or in part in its sole discretion without prejudice to any other right it may have under this Agreement:

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(i)            this Agreement shall not have been terminated pursuant to Article 5;

(ii)           the Board of Trustees shall have provided HCo the lists referred to in Section 4.1(a)(vi);

(iii)          as of the date the Offers are to be made, there shall be no breach of or non-compliance with any material covenant, agreement or obligation of the Board of Trustees contained herein (in any case, as determined by HCo, acting reasonably);

(iv)          no circumstance, fact, change, event or occurrence shall have occurred or come into existence that would render it impossible for one or more of the conditions set out on Schedule “C” hereto or in the Divestiture Agreement to be satisfied;

(v)           no cease trade order, injunction or other prohibition under applicable Law shall exist against HCo (A) making the Offers as contemplated herein, (B) taking-up or paying for APIF Securities deposited under the Offers, (C) completing  the Compulsory Acquisition, (D) completing the Arrangement, or (E) completing the transactions as contemplated in the Divestiture Agreement;

(vi)          the Board of Trustees shall have complied in all respects with its covenants in this Agreement;

(vii)         each of the representations and warranties contained in Sections 3.1(a), 3.1(b) and 3.1(d) shall be true and correct in all material respects as of the date of the mailing of the Bid Circular with the same effect as if made at and as of the date of this Agreement and the date of the mailing of the Bid Circular (other than such representations that are made as of a specified date, which shall be true and correct as of such date);

(viii)        that the trustees’ circular (the “Trustees’ Circular”) prepared, and approved in final form, by the Board of Trustees shall be made available by the Board of Trustees to be mailed to holders of APIF Securities at the same time, and in the same package, as the Bid Circular and that in the Trustees’ Circular the Board of Trustees shall (A) make a unanimous recommendation that holders of APIF Securities accept the Offers, and (B) unanimously conclude that the Offers are fair, from a financial point of view, to holders of APIF Securities and the Board of Trustees shall not have withdrawn such recommendation or changed, modified or qualified such recommendation in a manner adverse to HCo, or taken any other action or made any other public statement or comments in connection with the Offers, the Amendment Resolution or the Arrangement inconsistent with such recommendation;

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(ix)          the Interim Order has been granted in form and substance satisfactory to HCo and the Board of Trustees, each acting reasonably, and shall not have been set aside or varied in any manner unacceptable to HCo and the Board of Trustees, each acting reasonably, on appeal or otherwise; and

(x)            a Form F-4 in respect of the Offers has been declared effective by the SEC and shall not be the subject of any stop order, and no proceedings seeking a stop order shall be pending before or by the SEC;

(c)           The Offers shall expire not earlier than 11:59 p.m. (local time) on the 35th day (the “Expiry Time”) after the date of mailing of the Offers to the holders of APIF Securities;

(d)           The Bid Circular shall be prepared in compliance with Securities Laws.  The Trustees’ Circular shall be prepared by the Board of Trustees in compliance with Securities Laws;

(e)           The Board of Trustees shall defer the separation time under the Rights Plan and on or immediately prior to the Take-Up Time or such earlier time as HCo may request and waive, suspend the operation of or otherwise render the Rights Plan inoperative or ineffective as regards to the Offers, the Compulsory Acquisition, the Transaction and matters contemplated in this Agreement;

(f)            Each of HCo and the Board of Trustees shall provide in a timely manner to the other for inclusion in the Bid Circular and Trustees’ Circular, and any amendments or supplements thereto, such information regarding the other party as is required by Securities Laws to be included in the Bid Circular and Trustees’ Circular or is required for the preparation of the Bid Circular and Trustees’ Circular; and

(g)           Subject to the satisfaction of the conditions set forth in Schedule “C” and the terms hereof, HCo shall, as soon as is practicable in the circumstances and in any event within the time periods required by Securities Laws, accept for payment and take-up and pay for all APIF Securities deposited and not withdrawn under the Offers.

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2.2                                 Amendment and Arrangement Resolutions.

(a)                                  The Board of Trustees shall call and hold the Amendment Resolution Meeting for the purposes of considering the Amendment Resolution in accordance with the APIF Declaration of Trust and applicable Laws.  The Board of Trustees shall provide notice to HCo of the Amendment Resolution Meeting and allow HCo’s Representatives to attend the Amendment Resolution Meeting. The Amendment Resolution Meeting shall be held on July 27, 2009 or such other business day or business days as agreed by the Board of Trustees.

(b)                                 HCo shall call and hold the Arrangement Meeting for the purposes of considering the Arrangement Resolution in accordance with the bylaws of HCo and applicable Laws.  HCo shall provide notice to the Board of Trustees of the Arrangement Meeting and allow Board of Trustee’s Representatives to attend the Arrangement Meeting. The Arrangement Meeting shall be held on July 27, 2009 or such other business day or business days as agreed by the board of directors of HCo, or such date as determined by the Court.

2.3                                 Affiliate Liability.

(a)                                  The Board of Trustees acknowledges that, as an element of the transactions contemplated by the Plan of Arrangement, HCo shall be indebted (which indebtedness will be evidenced by a promissory note) to New Hydrogenics which, upon completion of the Arrangement shall be owned by the original shareholders of HCo, in an the amount equal to $10,813,084 (the “Initial Liability”) representing the value of the Tax Pools as at March 31, 2009 based on XXXXX  {rate of compensation removed}* of non-capital losses and unclaimed SRED expenditures and XXXXX {rate of compensation removed}* of unclaimed ITCs. The Initial Liability amount shall be paid by HCo to New Hydrogenics at the Effective Time.

Prior to the Expiry Time, the Board of Trustees shall make arrangements satisfactory to HCo and New Hydrogenics, each acting reasonably, such that HCo will be provided with immediately available funds in an amount equal to the Initial Liability and HCo shall, at the Effective Time, pay such amount to New Hydrogenics in satisfaction of the Initial Liability.

(i)                                     In addition, the Board of Trustees acknowledges that, as an element of the transactions contemplated by the Plan of Arrangement, HCo shall be indebted (which indebtedness will be evidenced by a promissory note) to New Hydrogenics in an amount based on an estimate of the aggregate dollar value of the Tax Pools as at immediately prior to the Effective Time (the “Adjustment Period”), calculated on the following basis: (I) (A) XXXXX {rate of compensation removed}* of non-capital losses, (B) XXXXX {rate of compensation removed}* of unclaimed SRED expenditures; and (C) XXXXX {rate of compensation removed}* of

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unclaimed ITCs, (II) less the amount of the Initial Liability, which aggregate amount shall be reflected in a reconciliation statement (the “Closing TA Statement”), in accordance with Sections 2.3(a)(ii) through 2.3(a)(vi).

(ii)           Within 40 days following the Effective Time, New Hydrogenics shall prepare and deliver to HCo a draft reconciliation statement (which will include pro forma tax returns of HCo, Test Systems and Stuart Energy as if the time immediately prior to the Effective Time was a year end for income tax purposes for such companies and such pro forma tax returns could be filed at such time without further effort, together with legal entity financial statements and all working papers required to review such pro forma financial statements and returns) (the “Draft Closing TA Statement”) of the cumulative actual dollar value of the non-capital losses, unclaimed SRED expenditures and unclaimed ITCs computed as of the end of the Adjustment Period, calculated as set forth above and determined in a manner consistent with past practice, on a reasonable and conservative basis, and such that the income or loss is properly calculated under the ITA, less the amount of the Initial Liability (the “Additional Amount”).  Unless HCo notifies New Hydrogenics of an objection to the Draft Closing TA Statement in writing within 15 days after receipt of the Draft Closing TA Statement, the Draft Closing TA Statement shall be deemed to be the Closing TA Statement.

For purposes only of the calculation to be made pursuant to Section 2.3(a)(i) and the pro forma tax returns to be prepared in accordance with Section 2.3(a)(ii), the transactions set forth in the Divestiture Agreement and the redemption of the common shares of HCo for common shares of New Hydrogenics contemplated in the Plan of Arrangement shall both be deemed to have occurred immediately prior to the end of the Adjustment Period.

(iii)                               If HCo disputes the Draft Closing TA Statement, it must notify New Hydrogenics in writing within 15 days after receipt of the Draft Closing TA Statement, specifying which items therein HCo disputes. In the event that HCo so notifies New Hydrogenics, HCo and New Hydrogenics, shall attempt to resolve all such disputes, acting reasonably and in good faith, within 30 days after receipt of HCo’s notice of objection, and the Draft Closing TA Statement shall be adjusted as necessary to reflect any such resolution. If the disputed items are resolved, the Draft Closing TA Statement, as adjusted, shall be deemed to be the Closing TA Statement.

(iv)                              If HCo and New Hydrogenics are unable to resolve all disputes within the 30 day period specified in Section 2.3(a)(iii), then within the next 5 days, a mutually agreed upon nationally recognized accounting firm (the “Independent Accounting Firm”) shall be appointed by HCo and New

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Hydrogenics to resolve those items not resolved by such parties; provided that if HCo and New Hydrogenics cannot agree upon an accounting firm during such period, then Ernst & Young shall be appointed as the Independent Accounting Firm for purposes of this Section 2.3(a)(iv).

(v)                                 The Independent Accounting Firm will limit its review only to the specific items in dispute (and shall be subject to the adjustments and assumptions set forth above, together with those used by HCo and the Board of Trustees to calculate the Initial Liability) in making its determination of the Closing TA Statement, and shall deliver its report within 10 days of its appointment. HCo and New Hydrogenics shall cooperate fully with such review and shall make available to the Independent Accounting Firm all their respective work papers and other information and data  necessary in the preparation of the Draft Closing TA Statement. While the Independent Accounting Firm is making its determination hereunder, neither HCo nor New Hydrogenics shall communicate with the Independent Accounting Firm on the subject matter of its review, except by joint conference call, joint meeting or letter (including electronic mail) with a copy simultaneously delivered to the other party.

(vi)                              The determination by the Independent Accounting Firm in Section 2.3(a)(v) shall be binding; provided that if the Independent Accounting Firm determines that the Additional Amount reflected in the Closing TA Statement is equal to or less than $100,000 apart from the Additional Amount reflected in the Draft Closing TA Statement, then the Additional Amount shall be equal to the simple average of the two amounts, which amount shall be final and be conclusively determined to be the Additional Amount.

(vii)                           Within three (3) business days following determination of the Closing TA Statement pursuant to Sections 2.3(a)(ii), 2.3(a)(iii), 2.3(a)(v) or 2.3(a)(vi), the Board of Trustees shall cause APIF to make arrangements to provide HCo with an amount equal to the Additional Amount, if positive, determined on the basis of the Closing TA Statement, and HCo shall forthwith pay such amount, in immediate funds, to New Hydrogenics in full satisfaction of the Additional Amount and the promissory note relating thereto, as adjusted in accordance with the terms thereof. If the Additional Amount is negative (other than as a result of action taken by HCo at or after the Effective Time; but including any actions taken by HCo pursuant to the terms of the Divestiture Agreement and the redemption of the common shares of HCo for common shares of New Hydrogenics contemplated in the Plan of Arrangement), within three (3) business days following determination of the Closing TA Statement pursuant to Sections 2.3(a)(ii), 2.3(a)(iii), 2.3(a)(v) or 2.3(a)(vi), New Hydrogenics

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shall pay HCo the absolute value of the Additional Amount in immediate funds and cancel the promissory note.

2.4                                 Post Closing Amount.

(a)                                  HCo has advised the Board of Trustees that non-capital losses in the amount of XXXXX {amount removed}*, unclaimed SRED expenditures in the amount of XXXXX {amount removed}* and unclaimed ITCs in the amount of XXXXX {amount removed}* exist within certain subsidiaries of HCo which, under the ITA, are subject to restrictions on use by such subsidiaries arising, inter alia, as a result of an acquisition of control with respect to such subsidiaries which occurred prior to the date hereof (collectively, the “Restricted Tax Pools”).

(b)                                 The Board of Trustees acknowledges that, as an element of the Transaction, HCo shall be obligated (which obligation will be evidenced by a promissory note) to pay to New Hydrogenics the Post Closing Amount.

(c)                                  In the event that, prior to the sixth anniversary of the Effective Time (“Restricted Pool Period”), restrictions on the use of such non-capital losses, unclaimed SRED expenditures or unclaimed ITCs are removed and HCo, Stuart Energy, Test Systems or any affiliate or successor thereof uses such non-capital losses, unclaimed SRED expenditures or unclaimed ITCs for both federal and Ontario income tax purposes in a year ending after the date of this Agreement, HCo shall pay to New Hydrogenics of XXXXX {rate of compensation removed}* of:

(i)            non-capital losses that HCo, Stuart Energy, Test Systems or any affiliate or successor thereof actually uses from the Restricted Tax Pools;

(ii)           unclaimed SRED expenditures that HCo, Stuart Energy, Test Systems or any affiliate or successor thereof actually uses from the Restricted Tax Pools; and

(iii)          unclaimed investment tax credits that HCo, Stuart Energy, Test Systems or any affiliate or successor thereof actually uses from the Restricted Tax Pools,

following the Effective Time (collectively, “Restricted Pool Losses”).

(d)                                 The Restricted Pool Losses shall be deemed to be used to the extent that (i) HCo, Stuart Energy, Test Systems or any affiliate or successor thereof files any federal tax return claiming any Restricted Pool Losses. In connection therewith, on or before April 30 of the following year if any of the Restricted Pool Losses have been used, HCo shall provide to New Hydrogenics a certificate of the Chief Financial Officer of HCo advising that a portion of the Restricted Pool Losses have been used and attaching the relevant pages of the applicable Tax Returns, together with payment, if any, of the amounts determined, and payable to New

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Hydrogenics, under this Section 2.4 (the “Post Closing Amount”). In the event any claim under the ITA made with respect of Restricted Pool Losses is denied by the Canada Revenue Agency (other than as a result of actions taken by HCo at or after the Effective Time), New Hydrogenics shall, forthwith upon receipt of notice from HCo (which notice shall attach copies of any assessments or reassessments from the Canada Revenue Agency in respect thereof) refund any payment by HCo in respect of such Restricted Pool Losses previously made.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1                                 Representations and Warranties of the Board of Trustees. The Board of Trustees jointly (and not severally), and subject to the respective knowledge of each trustee, hereby represents and warrants to HCo and New Hydrogenics, and acknowledges that each of HCo and New Hydrogenics is relying on such representations and warranties, that:

(a)                                  Existence. APIF is an open-ended mutual fund trust duly created and validly subsisting under the laws of the Province of Ontario;

(b)                                 Authorization. No approvals by the unitholders of APIF are required pursuant to the APIF Declaration of Trust in connection with the execution of this Agreement or the completion of the transactions contemplated herein (other than with respect to the Amendment Resolution) and, upon the due execution and delivery of this Agreement by the other parties, this Agreement shall be a valid and binding agreement of the Board of Trustees enforceable by the other parties against the Board of Trustees in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies, such as specific performance and injunction, are in the discretion of the court from which they are sought;

(c)                                  Reporting Issuer. APIF is a reporting issuer in good standing in all provinces of Canada where such a concept exists and has not been notified of nor is it aware of any material default or alleged material default by it of requirements of Securities Laws;

(d)                                 Authorized Capital and Outstanding Securities. The authorized capital of APIF consists of an unlimited number of Units, of which, as at May 31, 2009, 77,953,183 Units were issued and outstanding. APIF also has, as at such date, Series 1 Debentures and Series 2 Debentures with a principal amount of $84,964,000 and $60,000,000 outstanding, respectively, and Algonquin (AirSource) Power LP had as at May 31, 2009 outstanding 1,655,718 units exchangeable (using an exchange ratio of 1 to 0.9808) for an aggregate of 1,623,928 Units. The continuous disclosure provided in respect of APIF is accurate in all material respects regarding issued and outstanding subscriptions,

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options, warrants, conversion privileges, exchange rights or similar options, calls, rights, commitments or agreements of any character creating an obligation on the part of APIF to issue, deliver or sell Units or other ownership interests in APIF;

(e)                                  Continuous Disclosure Record. APIF’s annual information form, management information circular, financial statements and accompanying management’s discussion and analyses, material change reports and other continuous disclosure documents filed on SEDAR since January 1, 2009 (collectively, the “APIF Continuous Disclosure Record”), at the time filed (and if amended or superseded by a filing prior to the date of this Agreement then, on the date of such filing), (i) did not contain any material misrepresentation (as defined in Securities Laws), did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the requirements of Securities Laws. APIF has not filed any confidential material change report with the Ontario Securities Commission or any other securities regulator or any stock exchange, which, as of the date hereof, remains confidential;

(f)                                    Funds Available. The aggregate cash amounts in respect of the Initial Liability and Additional Amount will be available at the time which such amounts will be payable under this Agreement to ensure payments thereof to HCo and New Hydrogenics in accordance with the terms in this Agreement; and

(g)                                 Trustees’ Circular and APIF Circular. The Trustees’ Circular and the APIF Circular will, when mailed, comply with applicable Law and the Trustees’ Circular will constitute full, true and plain disclosure concerning the background to the Offers.  The Trustees’ Circular and the APIF Circular will not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it is made, and will not contain any material misrepresentation (as defined in Securities Laws) likely, if the Offers are consummated, to be materially adverse to an acquiror of New Algonquin Shares and such other securities issued pursuant to the Offers.

3.2                                 Representations and Warranties relating to HCo. HCo and New Hydrogenics hereby represent and warrant to the Board of Trustees, and acknowledge that the Board of Trustees is relying on such representations and warranties, that:

(a)                                  Existence. HCo is duly incorporated and validly subsisting under the laws of Canada;

(b)                                 Authorization. No approvals of the shareholders of HCo are required in connection with the execution of this Agreement and the transactions contemplated herein (other than with respect to the Arrangement Resolution and the issuance of common shares of HCo under the Offers) and, upon the due

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execution and delivery of this Agreement by the other parties, this Agreement shall be a valid and binding agreement of HCo and New Hydrogenics enforceable by the other parties against HCo and New Hydrogenics in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies, such as specific performance and injunction, are in the discretion of the court from which they are sought;

(c)                                  Reporting Issuer. HCo is a reporting issuer in good standing in all provinces of Canada where such a concept exists and has not been notified of nor is it aware of any material default or alleged material default by it of requirements of Securities Laws, except as disclosed to the Board of Trustees and its Representatives prior to the date hereof;

(d)                                 Authorized Capital and Outstanding Securities. The authorized capital of HCo consists of an unlimited number of common shares and an unlimited number of preferred shares issuable in series, of which, as at June 10, 2009, there were 92,405,666 common shares issued and outstanding and no preferred shares issued or outstanding. The continuous disclosure provided in respect of HCo is accurate in all material respects regarding issued and outstanding subscriptions, options, warrants, conversion privileges, exchange rights or similar options, calls, rights, commitments or agreements of any character creating an obligation on the part of HCo to issue, deliver or sell common shares or other ownership interests in HCo;

(e)                                  Continuous Disclosure Record. HCo’s  annual information form, management proxy circular(s), financial statements and accompanying management’s discussion and analyses, material change reports and other continuous disclosure documents filed on SEDAR since January 1, 2009 (collectively, the “HCo Continuous Disclosure Record”), at the time filed (and if amended or superseded by a filing prior to the date of this Agreement then, on the date of such filing), (i) did not contain any material misrepresentation (as defined in Securities Laws), did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the requirements of Securities Laws.  HCo has not filed any confidential material change report with the Ontario Securities Commission or any other securities regulator or any stock exchange, which, as of the date hereof, remains confidential;

(f)                                    Liabilities. At the Effective Time, HCo shall have no liabilities other than (i) Excluded Liabilities (as defined in the Divestiture Agreement), (ii) pursuant to the Indemnity Agreement and (iii) the Initial Liability, the Additional Amount, if positive, the Post-Closing Amount, and liabilities arising in respect of the obligation of HCo to pay the Algonquin Costs;

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(g)                                 Bid Circular.  The Bid Circular will, when mailed, constitute full, true and plain disclosure concerning HCo;

(h)                                 Listing of New Algonquin Shares. The New Algonquin Shares to be provided as consideration in connection with the Offers will be duly issued as fully paid and non-assessable and listed and posted for trading on the Toronto Stock Exchange;

(i)                                     Tax Pools.  Without reference to the Restricted Tax Pools,

(i)                                     as at December 31, 2008, the Tax Pools were comprised of the following:  HCo had non-capital losses of XXXXX {amount removed}*, unclaimed SRED expenditures of XXXXX {amount removed}* and unclaimed ITCs of XXXXX {amount removed}*, Test Systems had non-capital losses of XXXXX {amount removed}*, unclaimed SRED expenditures of XXXXX {amount removed}* and unclaimed ITCs of XXXXX {amount removed}* and Stuart Energy had non-capital losses of XXXXX {amount removed}*, unclaimed SRED expenditures of XXXXX {amount removed}* and unclaimed ITCs of XXXXX {amount removed}*;

(ii)           up to and including the Effective Time, the Tax Pools have been properly calculated, recorded and recognized by HCo in accordance with the ITA; and

(iii)          as at immediately prior to the Effective Time: (i) the Tax Pools will not be subject to any restriction applicable to HCo, Stuart Energy and Test Systems, as the case may be, for both federal and Ontario income tax purposes and, (ii) except as disclosed in writing to the Board of Trustees or its Representatives prior to the date hereof, or with the written consent of the Board of Trustees or its Representatives, such consent not to be unreasonably withheld, there will not have been an acquisition of control, amalgamation, restructuring, reorganization, forgiveness of indebtedness, change of year end or other similar transaction in respect of HCo, Test Systems or Stuart Energy which would have the effect of imposing restrictions on the ability of HCo, Stuart Energy and/or Test Systems to utilize the Tax Pools or which would accelerate expiry of the Tax Pools.

(j)                                     Foreign Taxes.  There are no material foreign taxes owing to, or material reporting obligations imposed by, any Governmental Entities in connection with the transfers of the shares, or intercompany accounts receivables, of Hydrogenics Holding GmbH, shares, or intercompany accounts receivables, of Hydrogenics Europe N.V., shares, or intercompany accounts receivables, of Hydrogenics U.S.A., Inc. and intercompany accounts receivables of Hydrogenics GmbH from HCo to New Hydrogenics, the transfer of intercompany accounts receivables of Hydrogenics GmbH from Test Systems to New Hydrogenics and the transfers of intercompany accounts receivables of Hydrogenics Europe N.V. and the transfers of shares, or intercompany accounts receivables, of Stuart Energy U.S.A., Inc.

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from Stuart Energy to New Hydrogenics, in each case, pursuant to the terms of the Divestiture Agreement.

3.3                                 Representations and Warranties of New Hydrogenics. New Hydrogenics hereby represents and warrants to the Board of Trustees and acknowledges that the Board of Trustees is relying on such representations and warranties, that:

(a)                                  Existence. New Hydrogenics is duly incorporated and existing under the laws of Canada; and

(b)                                 Authorization. No approvals of the shareholders of New Hydrogenics are required in connection with the execution of this Agreement or the completion of the transactions contemplated herein and, upon the due execution and delivery of this Agreement by the other parties, this Agreement shall be a valid and binding agreement of New Hydrogenics enforceable by the other parties against New Hydrogenics in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies, such as specific performance and injunction, are in the discretion of the court from which they are sought.

3.4                                 Survival of Representations and Warranties.  The representations and warranties of the parties contained herein shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4
GENERAL COVENANTS

4.1                                 Covenants of Board of Trustees.

(a)                                  The Board of Trustees hereby covenants that from the date hereof until the earlier of: (i) the Effective Time; or (ii) this Agreement having been terminated pursuant to Article 5 hereof, the Board of Trustees will:

(i)            not, without the prior written consent of HCo, amend the Amendment Resolution; provided that amendments to the foregoing do not require consent of HCo if such amendments concern matters which, in the reasonable opinion of Board of Trustees, is of an administrative nature required to better give effect to the implementation of the Compulsory Acquisition at the Effective Time, and are not adverse to the interests of HCo or holders of its common shares;

(ii)           forthwith following the approval of Amendment Resolution, amend the APIF Declaration of Trust to effect the Amendment Resolution;

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(iii)          (A) unanimously recommend that the holders of APIF Securities deposit their respective APIF Securities to the Offers and vote in favour of the Amendment Resolution, (B) unanimously conclude that the Offers are fair from a financial point of view to holders of APIF Securities, and contemporaneously with the mailing of the Bid Circular and Trustees’ Circular, the Board of Trustees shall issue and file the Trustees’ Circular, including such recommendation and conclusion, in all jurisdictions where the same is required in accordance with Securities Laws, and, subject to the Board of Trustees being of the view, acting reasonably, that a Material Adverse Change has not occurred or is not likely to exist at the Effective Time, not withdraw such recommendation or change, notify or qualify such recommendation in a manner adverse to HCo, or take any other action or make any other public statement or comments in connection with the Offers, the Amendment Resolution or the Arrangement inconsistent with such recommendation. Each member of the Board of Trustees shall tender its APIF Securities to the Unit Offer;

(iv)                              use, and will cause its Representatives to use, reasonable commercial efforts to successfully complete, and to assist HCo to successfully complete, the transactions contemplated by this Agreement, including making and/or co-operating with HCo in the preparation of any application for any orders, registrations, consents, filings, rulings, exemptions, no-action letters and approvals and the preparation of any documents reasonably deemed by HCo to be necessary to discharge its obligations or otherwise advisable under applicable Law in connection with this Agreement, including in respect of the Regulatory Clearances, and in obtaining receipt of all necessary material regulatory consents, waivers, approvals and orders required to be obtained in connection with the Transaction and in obtaining receipt of all material third party consents required to be obtained in connection with the Transaction and in mailing or otherwise making the Offers and to ensure that the conditions of mailing of the Bid Circular and of the Transaction are satisfied and keep HCo informed on a timely basis concerning the process;

(v)                                 prior to the Expiry Time, cause APIF to make arrangements satisfactory to HCo and New Hydrogenics, each acting reasonably, such that immediately available funds will be provided to HCo in an amount equal to the Initial Liability;

(vi)                              provide, to the extent practicable, a list of holders (including name, address and number of securities held) of all APIF Securities prepared by the transfer agent of APIF and a list of holders of other securities evidencing a right to acquire Units, if any (with full particulars as to the purchase, exercise, exchange or conversion price, vesting and expiry date) prepared by APIF (as well as a security position listing from each

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depositary, including CDS Depository Services Inc.) and deliver these lists to HCo promptly after execution of this Agreement and obtain and deliver to HCo thereafter on demand supplemental lists setting out any changes thereto, all such deliveries to be both in printed form and, if available, in computer-readable format; and

(vii)         use commercially reasonable efforts to ensure that, to its knowledge, the Bid Circular is prepared in compliance with Securities Laws.

(b)                                 The Board of Trustees hereby covenants that at and after the Effective Time it will:

(i)                                     subject to the approval of the Amendment Resolution, immediately following payment by HCo to the Depositary for the APIF Securities deposited under the Offers, cause the balance of the outstanding Units that are not so deposited to the Offers to be acquired by HCo at the Effective Time pursuant to the Compulsory Acquisition; and

(ii)                                  at the Effective Time, cause HCo to pay the Initial Liability to New Hydrogenics.

4.2                                 Covenants of HCo.

(a)                                  HCo hereby covenants that from the date hereof until the earlier of (i) the time immediately prior to the Effective Time or (ii) this Agreement having been terminated pursuant to Article 5 hereof, HCo will:

(i)                                     not, without the prior written consent of the Board of Trustees, amend the Plan of Arrangement (including with respect to the attributes of the New Algonquin Shares) or as may be required by the Court or the Director, provided such amendments are acceptable to each of HCo and the Board of Trustees, each acting reasonably, the Divestiture Agreement, the Offers or the Indemnity Agreement or waive any conditions in the Divestiture Agreement in favour of HCo or waive any conditions of the Offers; provided that amendments to the foregoing do not require consent of the Board of Trustees if such amendments concern matters which, in the reasonable opinion of HCo, is of an administrative nature required to better give effect to the implementation of, or matters contemplated in,  the Plan of Arrangement, the Divestiture Agreement, the Offers or Indemnity Agreement, and are not adverse to the economic interests of any Persons effected thereby;

(ii)           use commercially reasonable efforts to ensure that the Offers substantially conform with the description thereof in this Agreement, except with the prior written consent of the Board of Trustees or as may be required by the

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SEC, provided that such modifications are acceptable to HCo and the Board of Trustees, each acting reasonably;

(iii)          use all reasonable commercial efforts to successfully complete the transactions contemplated by the Plan of Arrangement, the Divestiture Agreement and this Agreement, including making and/or co-operating with the Board of Trustees and its Representatives in the preparation of any application for any orders, registrations, consents, filings, rulings, exemptions, no-action letters and approvals and the preparation of any documents reasonably deemed by the Board of Trustees to be necessary to discharge its obligations or otherwise advisable under applicable Law in connection with this Agreement, including in respect of the Regulatory Clearances, and in obtaining receipt of all necessary material regulatory consents, waivers, approvals and orders required to be obtained in connection with the Transaction and in obtaining receipt of all material third party consents required to be obtained in connection with the Transaction including, for greater certainty, mailing or otherwise making the Offers to holders of APIF Securities and to ensure that the conditions of mailing of the Bid Circular and of the Transaction are satisfied and to keep the Board of Trustees informed on a timely basis concerning the process;

(iv)                              prior to the take-up of the Units under the Unit Offer, not complete any transaction which would result in an acquisition of control of HCo, Test Systems or Stuart Energy and, without the prior written consent of the Board of Trustees, such consent not to be unreasonably withheld, not complete any amalgamation, reorganization, restructuring, forgiveness of indebtedness, change of year end or other similar transaction, in each case, which would have the effect of imposing restrictions on the ability of HCo, Test Systems and/or Stuart Energy to utilize the Tax Pools or which would accelerate expiry of the Tax Pools; and

(v)                                 use commercially reasonable efforts to ensure that, to its knowledge, the Bid Circular is prepared in compliance with Securities Laws.

(b)                                 HCo hereby covenants that at and after the Effective Time it will:

(i)                                     acquire the balance of the Units that are not deposited to the Offers under the Compulsory Acquisition at the Effective Time;

(ii)           pay to New Hydrogenics amounts equal to the Initial Liability and the Additional Amount to New Hydrogenics, in each case in accordance with Section 2.3;

(iii)          pay to New Hydrogenics amounts equal to the Post-Closing Amount to New Hydrogenics in accordance with Section 2.4; and

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(iv)                              following payment by HCo to the Person acting as depositary under the Offers (the “Depositary”) for the APIF Securities deposited thereunder, use commercially reasonable efforts to acquire the balance of the Series 1 Debentures and Series 2 Debentures that are not deposited to the Offers as soon as reasonably practicable after completion of the Offers using the compulsory acquisition provisions under the trust indentures governing the Series 1 Debentures and Series 2 Debentures, respectively, if permitted to do so thereunder.

4.3                                 Bid Circular, Trustees’ Circular and APIF Circular. The Board of Trustees shall cause reasonably complete draft copies of the Form F-4  relating to the Offers, Bid Circular and APIF Circular, to be prepared in accordance with Securities Laws, and to be provided to HCo as soon as practicable following execution of this Agreement, and shall provide HCo with sufficient opportunity to review and finalize the same. HCo shall provide the Board of Trustees with comments received from the SEC with respect to the Form F-4 and shall provide the Board of Trustees with a reasonable opportunity to review and provide comments on responses to be provided by HCo to the SEC in response to comments received. HCo shall provide the Board of Trustees with a draft copy of the Bid Circular prior to the mailing thereof and shall provide the Board of Trustees with a reasonable opportunity to review and provide comments thereon.  The Board of Trustees shall provide HCo with a draft copy of the Trustees’ Circular and APIF Circular to be issued prior to the mailing thereof and shall provide HCo with a reasonable opportunity to review and provide comments thereon.

4.4                                 Compliance with Law. In connection with the Transaction:

(a)                                  the Board of Trustees shall ensure compliance by APIF and its subsidiaries and affiliated entities with all applicable Law, including the timely filing of any press release, material change report or other document with securities regulatory authorities in accordance with applicable Law; and

(b)                                 HCo shall ensure the timely filing of any required documents with securities regulatory authorities in accordance with applicable Law.

4.5                                 Withdrawal of Offers. In the event that this Agreement has been terminated for any reason, HCo shall withdraw the Offers and shall not take-up and pay for any APIF Securities which may have been deposited in respect thereof. The withdrawal of the Offers will be effective upon written notice by HCo to the Depositary at its principal office in Toronto, Ontario. HCo, forthwith after giving any such notice, shall make a public announcement of such withdrawal, will cause the Depositary as soon as practicable thereafter to notify the holders of APIF Securities, and will provide a copy of the aforementioned notice to the Toronto Stock Exchange. If the Offers are withdrawn, HCo shall not be obligated to, nor shall it take-up or pay for, any APIF Securities deposited under the Offers and the Depositary will promptly return the certificates representing deposited securities and related documents to the parties by whom they were deposited.

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4.6                                 Transaction Costs.

(a)                                  All liabilities arising in connection with the Hydrogenics Costs shall be transferred to and assumed by New Hydrogenics at the Effective Time, such that New Hydrogenics and not HCo will be responsible for payment of any Hydrogenics Costs; and

(b)                                 At the Effective Time, but conditional upon the payment of the Initial Liability by HCo to New Hydrogenics, HCo shall be obligated to pay all Algonquin Costs and such obligation shall remain with HCo and shall not  be transferred to or paid by New Hydrogenics.

ARTICLE 5
TERM AND TERMINATION

5.1                                 Term. This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with this Article 5, provided that if the Effective Time occurs, Sections 2.3, 2.4, 4.1(b), 4.2(b), 4.6, 5.5 and Article 6 shall survive in accordance with their terms.

5.2                                 Termination by the Board of Trustees. The Board of Trustees may, without prejudice to any other rights, terminate this Agreement prior to Effective Time, by notice to HCo:

(a)                                  if the Effective Time has not occurred on or before the Outside Date; provided, however, the right to terminate this Agreement under this Section 5.2(a) is not available to the Board of Trustees if its failure to fulfil any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur;

(b)                                 if HCo is in breach in any material respect of any of its material representations, warranties and covenants under this Agreement and such breach is not remedied within 15 days after written notice thereof has been given by the Board of Trustees to HCo;

(c)                                  if, the Board of Trustees, acting reasonably, are of the view that a Material Adverse Change has occurred or is likely to exist on the Effective Time;

(d)                                 if the conditions of the Offers set forth in Schedule “C” are not satisfied by the Expiry Time or any change, effect, event, occurrence, state of facts or development has occurred that would cause any condition of the Offers set forth in Schedule “C” not to be satisfied and is not reasonably capable of being cured by the Outside Date, unless the reason for the relevant condition not being satisfied or capable of being satisfied is due to a breach of this Agreement by the Board of Trustees or its Representatives;

(e)                                  if the mailing of the Bid Circular has not occurred on or before the Bid Circular Mailing Date; provided, however, the right to terminate this Agreement under this Section 5.2(e) is not available to the Board of Trustees if its failure to fulfil any

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obligation under this Agreement has been the cause of, or resulted in, the failure of the Bid Circular to be mailed on or before the Bid Circular Mailing Date ;

(f)                                    if any conditions in Section 2.1(b) have not been satisfied or waived by the Bid Circular Mailing Date, unless the reason for the relevant condition not being satisfied or capable of being satisfied is due to a breach of this Agreement by the Board of Trustees; or

(g)                                 for convenience, provided that such termination shall only be effective upon APMI paying HCo the HCo Break Fee (as defined in the Expense Reimbursement Agreement).

5.3                                 Termination by HCo. HCo may, without prejudice to any other rights, terminate this Agreement prior to the Effective Time, by notice to the Board of Trustees:

(a)                                  if the Effective Time has not occurred on or before the Outside Date; provided, however, the right to terminate this Agreement under this Section 5.3(a) is not available to HCo if its failure to fulfil any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur;

(b)                                 if the Board of Trustees is in breach in any material respect of any of its material representations, warranties and covenants under this Agreement and such breach is not remedied within 15 days after written notice thereof from HCo to the Board of Trustees; or

(c)                                  if any condition of the Offers set forth in Schedule “C” is not satisfied or waived by the Expiry Time, or any change, effect, event, occurrence, state of facts or development has occurred that would cause any condition of the Offers set forth in Schedule “C” not to be satisfied and is not reasonably capable of being cured by the Outside Date, unless the reason for the relevant condition not being satisfied or capable of being satisfied is due to a breach of this Agreement by HCo or its Representatives;

(d)                                 if the mailing of the Bid Circular has not occurred on or before the Bid Circular Mailing Date; provided, however, the right to terminate this Agreement under this Section 5.3(d) is not available to HCo if its failure to fulfil any obligation under this Agreement has been the cause of, or resulted in, the failure of the Bid Circular to be mailed on or before the Bid Circular Mailing Date;

(e)                                  if any conditions in Section 2.1(b) have not been satisfied or waived by the Bid Circular Mailing Date, unless the reason for the relevant condition not being satisfied or capable of being satisfied is due to a breach of this Agreement by HCo; or

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(f)                                    for convenience, provided that such termination shall only be effective upon HCo paying APMI the APMI Break Fee (as defined in the Expense Reimbursement Agreement).

5.4                                 Mutual Termination. This Agreement may also be terminated by mutual written consent of the parties.

5.5                                 Effect of Termination. In the event of termination in accordance with Sections 5.2 or 5.3, written notice shall be provided forthwith by the terminating party to the other party, specifying the provision pursuant to which the termination is being made.  In the event of  the termination of this Agreement, as provided in this Article 5, this Agreement shall forthwith have no further force or effect and, without limiting the any party’s obligations pursuant to the Expense Reimbursement Agreement, no party shall have any further obligations hereunder, except as provided in Sections 2.3, 2.4, 4.1(b), 4.2(b), 5.5, Article 6 and this Section 5.5 which provisions shall survive the termination of this Agreement; provided that each party further acknowledges that its sole remedy to which a party is entitled on termination of this Agreement is set forth in the Expense Reimbursement Agreement.

5.6                                 Extension of Time.  If a notice of breach is given by one party to the other pursuant to Section 5.2(b) or Section 5.3(b) less than 15 days prior to the Expiry Time, the Parties agree that the Offers may be extended in accordance with applicable Securities Laws for a period of not more than 15 days, provided that the party in breach is diligently remedying such breach if such breach is capable of being cured during the applicable cure period.

ARTICLE 6
GENERAL

6.1                                 Disclosure. Except as required by applicable Law, or as required by any competent governmental, judicial or other authority, or in accordance with the requirements of any stock exchange, neither party shall make any public announcement or statement with respect to this Agreement without the approval of the other party which approval shall not be unreasonably withheld or delayed. Each party shall provide the other with a copy of its proposed disclosure prior to the release thereof. Moreover, the parties agree to use their reasonable commercial efforts to consult with each other prior to issuing each public announcement or statement with respect to this Agreement. The parties agree that the initial press releases announcing the entering into of this Agreement shall be substantially in the forms set out in Schedule “E” annexed hereto.

6.2                                 Assignment. This Agreement shall not be assignable by any party hereto without the consent of the other parties, such consent not to be unreasonably withheld or delayed.

6.3                                 Time. Time shall be of the essence of this Agreement.

6.4                                 Currency. All sums of money referred to in this Agreement shall mean and refer to Canadian funds.

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6.5                                 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

6.6                                 Entire Agreement. This Agreement, the Expense Reimbursement Agreement, the Divestiture Agreement, the Indemnity Agreement and the Confidentiality Agreement and any written agreements among any of the parties as at the date hereof, constitutes the entire agreement and understanding between the parties hereto, APMI and Algonquin Power Fund (Canada) Inc. with respect to the subject matter hereof and supersedes any prior agreement, representation or understanding with respect thereto, including the letter agreement dated April 13, 2009 between HCo and APIF.

6.7                                 Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto; provided, however, that either party may in its sole discretion waive any condition herein which is solely for its benefit.

6.8                                 Notices. Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered or faxed, in the case of:

(a)                                  the Board of Trustees, addressed as follows:

The Board of Trustees
Algonquin Power Income Fund
2845 Bristol Circle
Oakville, Ontario
L6H 7H7

Attention:              Ken Moore, Chairman

Telecopier No.:     (905) 465-4540

with a copy to:

Blake, Cassels & Graydon LLP
Suite 2300
199 Bay Street
Commerce Court West
Toronto, Ontario
M5L 1A9

Attention:              R. Kenneth S. Pearce

Telecopier No.:     (416) 863-2653

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(b)                                 HCo or New Hydrogenics, addressed as follows:

Hydrogenics Corporation
5985 McLaughlin Road
Mississauga, Ontario
L5R 1B8

Attention:              Lawrence Davis, Chief Financial Officer

Telecopier No.:     (905) 361-3626

with a copy to:

Torys LLP
79 Wellington Street West, Suite 3000
Box 270, TD Centre
Toronto, Ontario
M5K 1N2

Attention:              John Emanoilidis

Telecopier No.:     (416) 865-7380

or to such other address as the relevant party may from time to time advise by notice in writing given pursuant to this section. The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery or telecopy (if during normal business hours or, if not, the next business day).

6.9                                 Expenses. Except as expressly contemplated herein or in the Expense Reimbursement Agreement to the contrary, each of the parties shall pay its legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

6.10                           Further Assurances. The parties hereto shall take all steps as may be required or desirable to consummate the Transaction and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and to carry out its provisions, whether before or after the Effective Time.

6.11                           Counterparts. This Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement and delivery of the counterparts may be effected by means of a telecopied transmission.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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Yours truly,

HYDROGENICS CORPORATION

By:	/s/ Lawrence Davis
Name:	Lawrence Davis
Title:	Chief Financial Officer

Accepted and agreed as of this 11th day of June, 2009.

THE TRUSTEES OF ALGONQUIN POWER INCOME FUND

/s/ Kenneth Moore
Kenneth Moore

/s/ Christopher Ball
Christopher Ball

/s/ George Steeves
George Steeves

7188501 CANADA INC.

By:	/s/ Lawrence Davis
Name:	Lawrence Davis
Title:	Chief Financial Officer

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SCHEDULE “A”

Attributes of the HCo Series 1 Debentures

Nature of Instrument	Series 1 $84,964,000 Unsecured convertible subordinated debentures
General

• Consideration option (A or B below) to be selected at the discretion of the tendering debenture holder.

• $40 million maximum amount of equity to be allocated to those debentureholders who select Option B ( to be allocated pro-rata to all debenture holders selecting Option B)

• default option would be Option A under compulsory acquisition

	Option A	Option B
Shares		31.153 freely trading shares in Algonquin Power Inc.

Coupon Rate	7.50% p.a. payable semi-annually	N.A.

Face Value	$102.00 per $100.00 of face value of existing Series 1 Debentures	N.A.

Conversion Price	$4.00	N.A.

Maturity date	November 30, 2014	N.A.

Interest Payment Date	31st January, 31st July every year on outstanding amount of Debentures.	N.A.

Computation of Interest	Interest payable in arrears on the Debentures will be calculated on the basis of actual number of days elapsed in a year of 365 or 366 Days as the case may be.	N.A.

Redemption	Same as current Series I debentures.	N.A.

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SCHEDULE “B”

Attributes of the HCo Series 2 Debentures

Nature of Instrument	Series 2 $60 million Unsecured convertible subordinated debentures
Coupon Rate	6.35% p.a. payable semi-annually

Face Value	$100.00 per $100.00 of face value of existing Series 2 Debentures

Conversion Price	$6.00

Maturity date	November 30, 2016

Interest Payment Date	31st May, 30th November every year on outstanding amount of Debentures.

Computation of Interest	Interest payable in arrears on the Debentures will be calculated on the basis of actual number of days elapsed in a year of 365 or 366 Days as the case may be.

Redemption	Same as existing Series 2 debentures.

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SCHEDULE “C”

Conditions to the Offers

Subject to the provisions of this Agreement and applicable Law, HCo shall have the right to withdraw or terminate the Offers, and shall not be required to accept for payment, take up, purchase or pay for any APIF Securities deposited under the Offers, unless all of the following conditions are satisfied or waived by HCo at or prior to the Expiry Time:

(a)                                  there shall not be pending, or in force any suit, action or proceeding by any Person, including a Governmental Entity, or injunction, order, decree or ruling issued by a Governmental Entity of competent jurisdiction (and there shall not be threatened in writing or pending any suit, action or proceedings by any Person, including a Governmental Entity, in respect thereof):

(i)                                     to cease trade, enjoin, prohibit or impose material limitations or conditions on any of the transactions contemplated in this Agreement, including (A) the Offers, the Compulsory Acquisition or the purchase by, or the sale to, HCo of the APIF Securities or the right of HCo to own or exercise full rights of ownership of the APIF Securities, or (B) the completion of the Arrangement, or (C) the completion of the transactions contemplated in the Divestiture Agreement;

(ii)           seeking to obtain from HCo or APIF any material damages directly or indirectly in connection with the Offers, the Compulsory Acquisition or the Arrangement; or

(iii)          that would materially and adversely affect the ability of HCo to complete the Offers, Compulsory Acquisition or the Arrangement on the Effective Time;

(b)                                 the Arrangement Resolution has been approved by 66 2/3% of the number of shares represented by holders thereof, in person or by proxy, at the Arrangement Resolution Meeting;

(c)                                  the Amendment Resolution has been approved by 66 2/3% of the number of Units represented by holders thereof, in person or by proxy, at the Amendment Resolution Meeting;

(d)                                 not less than the Specified Percentage of the outstanding Units at the Expiry Time, shall be validly deposited and not withdrawn under the Offer with respect to the Units;

(e)                                  registered holders of not more than 5% of the outstanding common shares of HCo shall have exercised Dissent Rights, if any, in respect of the Arrangement that have not been withdrawn;

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(f)                                    the Interim Order and the Final Order have been granted in form and substance satisfactory to HCo, acting reasonably and shall not have been set aside or varied in any manner unacceptable to HCo, acting reasonably, on appeal or otherwise;

(g)                                 the Regulatory Clearances have been obtained on terms satisfactory to HCo and the Board of Trustees, both acting reasonably;

(h)                                 the New Algonquin Shares to be issued under the Offers and the Compulsory Acquisition shall have been conditionally approved for listing on the Toronto Stock Exchange on terms satisfactory to HCo and the Board of Trustees, both acting reasonably;

(i)                                     the common shares of New Hydrogenics to be issued under the Arrangement shall have been conditionally approved for listing on the Toronto Stock Exchange and the Nasdaq Global Market on terms satisfactory to HCo, acting reasonably; and

(j)                                     this Agreement shall not have been terminated in accordance with its terms.

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SCHEDULE “D”

Transaction Costs

The costs of legal counsel, auditors and other advisors and other expenses incurred by the Board of Trustees, APMI and their respective Representatives  in connection with the preparation of the Offers and preparing for closing of the Transaction, shall be defined as “Algonquin Costs”. The costs of legal counsel, auditors and other advisors and other expenses incurred by HCo in this regard, shall be defined as “Hydrogenics Costs”. Without limiting the foregoing, the following table confirms the classification of certain costs as Algonquin Costs or Hydrogenics Costs:

ALGONQUIN COSTS AND HYDROGENICS COSTS

Cost Item	Classification of Costs

Preparation by HCo counsel of:	“Hydrogenics Costs”
Plan of Arrangement
Materials for HCo shareholders’ meeting

Review and modifications by HCo counsel:
Bid Circular
Form F-4 prior to its submission to SEC
Depositary Agreement

Preparation by Algonquin counsel of:	“Algonquin Costs”
Initial draft of Bid Circular (other than the Form F-4)
Initial draft of the Form F-4 prior to its submission
Letter of Transmittal, etc.
Initial draft of Depositary Agreement
Initial draft of Support Agreement
Trust Indenture, Convertible Debentures, etc.
Exemptive relief application, if any, relating to the Offers

Review and modifications by Algonquin counsel to:	“Algonquin Costs”
Plan of Arrangement

French Translation – Bid Circular, Letter of Transmittal, etc.	“Algonquin Costs”

French Translation – HCo documents incorporated by reference into the Bid Circular	“Hydrogenics Costs”

Other	50% “Hydrogenics Costs”
• Filing Fees (SEC, Canadian, Edgar, HSR, Competition Act)	50% “Algonquin Costs”
• Depositary Fees and fees related to trustee and other fees in connection with the Trust Indenture and Convertible Debentures
• Printing and mailing costs for Bid Circular, Trustees’ Circular and related documents
• Preparation of third party valuation of Hydrogenics’ assets to be transferred

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Cost Item		Classification of Costs
•	Third party shareholder/debentureholder communications costs in respect of HCo shareholders’ meeting or Offers
•	Independent Accounting Firm, if any
•

All advisory costs incurred following submission of the Form F-4 related to responding to interrogatories, revisions to and obtaining approval with respect to the Form F-4 (other than costs incurred by Blake Cassels & Graydon LLP and White & Case LLP acting for APMI in the preparation of the initial draft of Form F-4 as set out above which shall be “Algonquin Costs” and costs incurred by Torys LLP acting for HCo in the review and submission of the initial draft of Form F-4 as set out above which shall be “Hydrogenics Costs”)

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SCHEDULE “F”

Indemnity Agreement

THIS INDEMNITY AGREEMENT (this “Agreement”) is dated as of the • day of •, 2009,

AMONG:

ALGONQUIN POWER INC., a corporation subsisting under the laws of Canada, formerly named Hydrogenics Corporation (hereinafter referred to as “HCo”)

AND:

7188501 CANADA INC., a corporation subsisting under the laws of Canada and successor to the business of HCo, Stuart Energy and Test Systems (hereinafter referred to as “New Hydrogenics”)

WHEREAS:

A.                                                                                    The Parties have entered into this Agreement in connection with a support agreement dated June 11, 2009 (the “Support Agreement”) among HCo, the Board of Trustees and New Hydrogenics.

NOW THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties do hereby covenant and agree as follows:

ARTICLE 1
DEFINITIONS

1.1                               Definitions

Capitalized terms used but not defined herein have the meaning ascribed thereto in the Support Agreement.  In this Agreement, unless there is something in the context or subject matter inconsistent therewith, the following defined terms have the meanings hereinafter set forth:

“20-Day Period” has the meaning ascribed thereto in Section 3.2(b)(i);

“APIF Circulars” means, collectively, the information circular of APIF sent by APIF to holders of Units in connection with the annual and special meeting of holders of Units to consider, among other things, the Amendment Resolution, and the Trustees’ Circular;

“Assessment” has the meaning ascribed thereto in Section 3.1(c);

“Books and Records” means all current and historical books, records and data of HCo and all of its subsidiaries or within the control of HCo prior to completion of the Arrangement, including without limitation contracts, agreements, accounting records, books, technical reports, financial

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statements, accounts, records, filings, documents, files and all other information (and including all such books and records stored in electronic format or any other media form) which books, records and data will be assigned, transferred and conveyed to and become the property of New Hydrogenics on completion of the Arrangement, but excluding Excluded Books and Records;

“Claim” means any claim, action, demand, cause of action, suit, complaint, proceeding, arbitration, judgment, settlement, award, assessment, re-assessment, order, investigation, enquiry or hearing made or threatened;

“CRA” means the Canada Revenue Agency;

“Depositary Agreement” means the depositary agreement entered into between HCo and CIBC Mellon Trust Company in connection with the Offers;

“Divestiture Agreement” means the divestiture agreement to be entered into between HCo, Stuart Energy, Test Systems and New Hydrogenics on the date hereof which provides for the assignment, transfer and conveyance of certain assets and liabilities of HCo, Stuart Energy and Test Systems to New Hydrogenics as part of the Arrangement;

“Environmental Laws” means all federal, municipal or local Laws of any Governmental Entity or of any court, tribunal or other similar body, relating to environmental or health matters, including legislation governing the use and storage of Hazardous Substances;

“Excluded Books and Records” means minute books, Tax Returns, tax assessments and related filings, documents, files and information (and including all such books and records stored in electronic format or any other media form) in respect of HCo, Stuart Energy and Test Systems;

“Expense Reimbursement Agreement” means the expense reimbursement agreement entered into among HCo, New Hydrogenics and APMI dated June 11, 2009;

“Guarantees” means, collectively, the letter agreement dated June 11, 2009 among HCo, New Hydrogenics, New Hydrogenics and APMI, and the letter agreement dated June 11, 2009 among HCo, New Hydrogenics, APMI and APIF;

“Hazardous Substances” means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Laws;

“HCo Circulars” means, collectively, the proxy circular of HCo to be sent by HCo to holders of common shares of HCo in connection with the special meeting of holders of common shares of HCo to consider the Arrangement, and the Take-over Bid Circular;

“HCo Surviving Agreement Default” has the meaning ascribed thereto in Section 2.2;

“HCo Trust Indenture” means the trust indenture entered into between HCo and CIBC Mellon Trust Company, as it may be amended, supplemented or restated from time to time in connection

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with the Offers, and pursuant to which Series 1 debentures of HCo and Series 2 debentures of HCo shall be issued;

“Indemnified Party” has the meaning ascribed thereto in Section 3.2(a);

“Indemnifying Party” has the meaning ascribed thereto in Section 3.2(a);

“Indemnitees” has the meaning ascribed thereto in Section 2.1;

“Intellectual Property” or “Intellectual Property Rights” means:

(a)                                  any and all proprietary rights in Canada, the United States and elsewhere provided under:

(i)                                     patent Law;

(ii)                                 copyright Law (including moral rights);

(iii)                              trade-mark Law;

(iv)                              design patent or industrial design Law;

(v)                                 semi-conductor chip or mask work or integrated circuit topography Law; or

(vi)                              any other statutory provision or common law principle applicable to this Agreement, including trade secret Law, which may provide a right in either hardware, software, information (including confidential information), trademarks, ideas, formulae, algorithms, concepts, inventions, processes or know-how generally, or the expression or use of the same;

(b)                                 any and all applications, registrations, licences, sub-licences, franchises, agreements or any other evidence of a right in any of the foregoing; and

(c)                                  all licences and waivers and benefits of waivers of the intellectual property rights set out in (a) and (b) above, all future income and proceeds from the intellectual property rights set out in (a) and (b) above, and all rights to damages and profits by reason of the infringement or violation of any of the intellectual property rights set out in (a) and (b) above;

“ITA” means the Income Tax Act (Canada) and regulations thereunder, as amended and in force from time to time;

“Losses” means, in respect of any and all matters, all losses, liabilities, claims, costs, damages, expenses, charges, fines, penalties, interest charges, assessments or other liabilities whatsoever (including legal fees and disbursements on a solicitor and client basis and fees and disbursements of experts) arising out of, resulting from, attributable to or connected with such matter;

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“Materiality Representations and Warranties” means the representations and warranties in Sections 3.1, 3.2 and 3.3 of the Support Agreement that are subject to “material” or similar qualifications, if any;

“New Hydrogenics Surviving Agreement Default” has the meaning ascribed thereto in Section 2.1;

“Notice of Claim” means a notice in writing by a Party of a claim for Losses, including TOB Losses, pursuant to this Agreement;

“Offer Documents” means, collectively, the Offers, the Take-over Bid Circular, and letters of transmittal and notices of guaranteed delivery in connection therewith;

“Offers” means the offers by HCo to acquire all the issued and outstanding APIF Securities pursuant to, and in accordance with the terms of, the Support Agreement;

“Other Claim” has the meaning ascribed thereto in Section 3.2(i);

“Parties” means, collectively, the parties to this Agreement, and “Party” means any one of them;

“SEC” means the U.S. Securities and Exchange Commission;

“SRED” means Scientific Research and Experimental Development;

“Statement” has the meaning ascribed thereto in Section 3.1(c);

“Support Agreement” has the meaning ascribed thereto in the recital to this Agreement;

“Surviving Agreement Default” means an HCo Surviving Agreement Default or a New Hydrogenics Surviving Agreement Default, as the case may be;

“Take-over Bid Circular” means the take-over bid circular to be sent to holders of APIF Securities and the SEC Form F-4 to be filed with the SEC in connection with the Offers;

“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), payroll and employee withholding taxes, unemployment insurance, social insurance taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, capital taxes, workers compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which HCo (or any of its subsidiaries) is required to pay, withhold, remit or collect;

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“Tax Default Indemnity Amount” means the amount of indemnity to which HCo is entitled under this Agreement as a result of a Tax Loss;

“Tax Indemnity Issue” means any issue in respect of which there may be Tax Losses;

“Tax Losses” means Taxes, the liability for which constitutes a New Hydrogenics Surviving Agreement Default;

“Third Party” has the meaning ascribed thereto in Section 3.2(f);

“Third Party Claim” has the meaning ascribed thereto in Section 3.2(a);

“TOB Losses” means in respect of the Offer Documents, the Depositary Agreement, the HCo Trust Indenture, and all securities issued thereunder, all Losses arising out of, resulting from, attributable to or connected with such matters; and

“Transaction Documents” means, collectively, the Support Agreement, the Expense Reimbursement Agreement, the Guarantees, the Plan of Arrangement, the Divestiture Agreement, the Depositary Agreement, the HCo Trust Indenture, the Offer Documents, and any other document contemplated and provided for or entered into between the parties or their affiliates in connection with the matters contemplated therein or herein.

ARTICLE 2
LIABILITY AND INDEMNITY

2.1                               Liability and Indemnity of New Hydrogenics

Subject to the limitations set out herein, New Hydrogenics will be liable to HCo, Stuart Energy and Test Systems (the “Indemnitees”) for all Losses which it may suffer, sustain, pay or incur, and will indemnify and hold the Indemnitees harmless from and against all Losses which may be brought against or suffered by the Indemnitees or which the Indemnitees may suffer, sustain, pay or incur arising out of, resulting from, attributable to or connected with:

(a)                                  any debts, liabilities, commitments or obligations of any nature (whether matured or unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever resulting from any matters, actions, events, facts or circumstances related to the activities, affairs or business of any of the Indemnitees which occurred up to the Effective Time, including without limitation, as a result of: (i) Claims relating to the Intellectual Property of the Indemnitees or the activity of the Indemnitees and/or of their respective subsidiaries for any period of time up to the Effective Time, in relation to such Intellectual Property, including without limitation the development, reproduction, use, and sale or distribution, of all or any part thereof, which infringes upon, or misappropriates, the Intellectual Property Rights of any third Person; (ii) Claims relating to Taxes of the Indemnitees for any period of time up to the Effective Time; (iii) Claims related to any public disclosure of HCo, including without limitation the HCo Continuous Disclosure Record and any disclosure relating to HCo included in the APIF Circulars and the Offer Documents, for any period of time up to the Effective Time; (iv) any violation of

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Securities Laws, that occurred up to the Effective Time; (v) any failure to comply with the terms of any agreements, contracts, indentures, licenses, permits or approvals to which any of the Indemnitees is or was party or which any is or was subject to, or which has been entered into on their behalf or their respective constating documents, for any period of time up to the Effective Time; (vi) Claims relating to the operation, performance, warranty, maintenance, service, malfunction or liability of any of the Indemnitees’ products up to the Effective Time; (vii) Claims relating to workers’ compensation, including without limitation, premiums in Canada, the United States, Belgium or Germany for any period of time up to the Effective Time; (viii) Claims relating to personal injuries or property damage for any period of time up to the Effective Time; or (ix) Third Party Claims relating to violations of Environmental Laws for any period of time up to the Effective Time; and

(b)                                 any debts, liabilities, commitments or obligations of any nature (whether matured or unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever resulting from any matters, actions, events, facts or circumstances related to the activities, affairs or business of New Hydrogenics;

(c)                                  any breach (including any failure or inaccuracy) of any of the representations and warranties of HCo and/or New Hydrogenics under the Support Agreement, the Divestiture Agreement and/or the Expense Reimbursement Agreement, or any failure of HCo and/or New Hydrogenics to perform or observe any covenant or agreement to be performed by them or either of them under the Support Agreement, the Divestiture Agreement and/or the Expense Reimbursement Agreement prior to the Effective Time, as though:

(i)                                   the representations and warranties set forth in section 3.2(i) of the Support Agreement survived the Effective Date until June 10, 2017; and

(ii)                                all other such representations, warranties and agreements and covenants survived the Effective Date until June 10, 2011;

provided, however, that for such purposes, the Materiality Representations and Warranties shall be read and construed without reference to “material” and similar qualifications used therein; and

(d)                                 any debts, liabilities or obligations payable by HCo with respect to the exercise of Dissent Rights by securityholders of HCo in connection with the Plan of Arrangement, if any,

(“New Hydrogenics Surviving Agreement Default”).

2.2                               Liability and Indemnity of HCo

HCo will be liable to New Hydrogenics for all Losses, including TOB Losses, which it may suffer, sustain, pay or incur and will indemnify and hold New Hydrogenics harmless from and against all Losses, including TOB Losses, which may be brought against or suffered by

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New Hydrogenics or which New Hydrogenics may suffer, sustain, pay or incur arising out of, resulting from, attributable to or connected with:

(a)                                  Claims related to any disclosure relating to APIF included in the HCo Circulars (including without limitation pro forma financial information);

(b)                                 Claims related to any disclosure included in the Offer Documents (including without limitation pro forma financial information), other than disclosure relating to HCo;

(c)                                  any debts, liabilities, commitments or obligations of any nature (whether matured or unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever resulting from any matters, actions, events, facts or circumstances related to the activities, affairs or business of HCo which occur at or after the Effective Time;

(d)                                 any debts, liabilities, commitments or obligations of any nature (whether matured or unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever resulting from any matters, actions, events, facts or circumstances related to the Offer Documents, the Depositary Agreement, the HCo Trust Indenture, and any securities issued thereunder, other than Claims related to any disclosure relating to HCo contained in the Offer Documents;

(e)                                  any breach (including any failure or inaccuracy) of any of the representations and warranties of the Board of Trustees, APIF and APMI under the Support Agreement, the Expense Reimbursement Agreement and the Guarantees, or any failure of the Board of Trustees, APIF or APMI to perform or observe any covenant or agreement to be performed by it at or after the Effective Time under the Support Agreement, the Expense Reimbursement Agreement and the Guarantees as though such representations, warranties, covenants and agreements survived the Effective Time; provided, however, that for such purposes, the Materiality Representations and Warranties shall be read and construed without reference to “material” and similar qualifications used therein;

(f)                                    any failure of HCo to perform or observe any covenant or agreement to be performed by it at or after the Effective Time under the Support Agreement, and/or the Expense Reimbursement Agreement; and

(g)                                 any failure of HCo to perform or observe any covenant or agreement to be performed by it under the Divestiture Agreement, the Offer Documents, the Depositary Agreement, the HCo Trust Indenture, and any securities issued thereunder,

(“HCo Surviving Agreement Default”).

2.3                               Limitations

(a)                                  No Party shall have any liability in connection with a Surviving Agreement Default unless the Party or Parties claiming against such Party shall have

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delivered to such first-mentioned Party a Notice of Claim respecting such Surviving Agreement Default. A claim for Losses made under this Agreement for which a Notice of Claim has been given shall be subject to limitations of action laws as provided for in Section 3.3.

(b)                                 Losses for which any Party is entitled to claim for under this Agreement shall be reduced by the amount of such Losses that are actually reimbursed by insurance proceeds, net of any co-payments and increased premiums resulting from such Losses; provided, however, that the possibility of receipt of any such insurance proceeds shall not delay or reduce any Party’s obligations to pay in full such Party’s liability and indemnity obligations under this Agreement when due (subject to appropriate reimbursement to such Party if and when applicable insurance proceeds are actually received as above contemplated).

(c)                                  No claims may be made by any Party with respect to any Losses unless the aggregate of any and all Losses which a Party would be required to indemnify the Party seeking such indemnification (without reference to this section) exceeds $50,000. If the aggregate of all such Losses exceeds such $50,000 threshold, the Party seeking indemnification shall be entitled to claim and recover compensation for all such Losses, including the amount of such $50,000 threshold, from the other Party.

(d)                                 Notwithstanding anything to the contrary implied or contained elsewhere in this Agreement or the Transaction Documents, New Hydrogenics shall have no liability or obligation to indemnify or otherwise compensate HCo in respect of TOB Losses, other than Claims related to the disclosure related to HCo contained in the Offer Documents.

(e)                                  Other than as a result of fraud or wilful misrepresentation, notwithstanding anything to the contrary implied or contained elsewhere in this Agreement or in the Transaction Documents (with the exception of Section 2.1 hereof), New Hydrogenics shall have no liability or obligation to indemnify or otherwise compensate the Indemnitees in respect of any reduction of the Tax Pools or any inability of the Indemnitees to utilize all or any portion of the Tax Pools to reduce any of Indemnitees’ respective liability under the ITA or any comparable legislation of a Canadian province or territory, including, without limitation, in the event that such inability is due to any change in, proposed change in, or effect of applicable Law, including on a retroactive basis.

(f)                                    Notwithstanding anything to the contrary implied or contained elsewhere in this Agreement, including Section 2.1, New Hydrogenics shall have no liability or obligation to indemnify or otherwise compensate any of the Indemnitees in excess of the sum of (i) the Initial Liability, (ii) the Additional Amount, and (iii) the Post Closing Amount, in respect of any breach (including any failure or inaccuracy) of any of the representations and warranties or covenants of HCo and/or New Hydrogenics contained in the Support Agreement, including without limitation in

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section 3.2(i) therein, related to, or in connection with, the Tax Pools or any ability of the Indemnitees to utilize all or any portion of the Tax Pools.

ARTICLE 3
INDEMNITY PROCEDURES

3.1                               Procedure Regarding Tax Matters

(a)                                  Without the written consent of New Hydrogenics, HCo shall not allow or permit any person to:

(i)                                   waive any time limitation, statutory or otherwise, for any matter in respect of which there may be a Tax Indemnity Issue; or

(ii)                                request or initiate in any manner a review, ruling or opinion of any Tax Indemnity Issue by a tax authority,

in respect of any taxation year of HCo ending on or before December 31, 2009.

(b)                                 HCO shall use all reasonable efforts to inform New Hydrogenics promptly of any audit or other inquiry from any tax authority relating to a Tax Indemnity Issue. New Hydrogenics shall have the exclusive right at its own expense and employing counsel of its own choice to communicate with the tax authorities on all matters relating to Tax Indemnity Issues.

(c)                                  HCo will, within 30 days after receiving an assessment, reassessment, confirmation or appeal or other notice in writing with respect to any matter that relates to or may reasonably be expected to relate to a Tax Indemnity Issue (each of which is hereinafter referred to as an “Assessment”), deliver to New Hydrogenics a copy of the Assessment together with a statement (the “Statement”) setting out an estimate of the Tax Default Indemnity Amount arising therefrom.

(d)                                 New Hydrogenics shall have the exclusive right, at its own expense and employing counsel of its own choice, to contest any Assessment to the extent that it relates to one or more Tax Indemnity Issues (but only to such extent), provided that New Hydrogenics gives written notice to HCo acknowledging liability under this Agreement with respect to such Assessment to the extent it relates to such Tax Indemnity Issues and stating its intention to dispute or otherwise deal with the Tax Indemnity Issues within 15 days of New Hydrogenics’ receipt of a copy of the Assessment and the Statement in respect thereof and further provided that New Hydrogenics remits to the appropriate tax authority on behalf of HCo the amount of Taxes in respect of Tax Indemnity Issues required to be remitted by virtue of the Assessment having regard to the challenge thereof.

(e)                                  If New Hydrogenics elects to contest or otherwise deal with an Assessment to the extent that it relates to a Tax Indemnity Issue and remits the required amount of Taxes as aforesaid, HCo shall not take any action or agree to any settlement with

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a tax authority which pertains to such Tax Indemnity Issue without the written consent of New Hydrogenics, except as hereinafter provided.

(f)                                    If New Hydrogenics elects to contest or otherwise deal with an Assessment insofar as it pertains to a Tax Indemnity Issue and thereafter HCo, acting reasonably, determines that New Hydrogenics has failed to settle or diligently prosecute such contest, HCo shall be entitled to take carriage and control of the contest commencing on the fifth day after it has provided written notice to New Hydrogenics of its intention to do so, unless, within that five day period, New Hydrogenics settles or resumes the diligent prosecution of the challenge and, if HCo takes carriage and control of the contest in accordance with Section 3.1(f), New Hydrogenics shall be bound by the results including any settlement obtained by HCo with respect to such Assessment as it relates to the Tax Indemnity Issue.

(g)                                 If New Hydrogenics elects to contest or otherwise deal with an Assessment as it relates to one or more Tax Indemnity Issues, New Hydrogenics shall be entitled to settle any Assessment upon obtaining the written consent of HCo which consent shall not be unreasonably withheld or delayed, and making payment arrangements satisfactory to HCo, acting reasonably, for the payment of Taxes that arise therefrom and remain outstanding.

(h)                                 If New Hydrogenics does not elect to contest or otherwise deal with an Assessment as it relates to one or more Tax Indemnity Issues in the manner aforesaid or, having so elected, thereafter fails to pursue diligently the settlement or prosecution of such contest, New Hydrogenics shall be liable for the payment of all costs and expenses of the contest and for the reimbursement of HCo for all such costs and expenses reasonably incurred by HCo.

(i)                                     If an Assessment relates to one or more Tax Indemnity Issues and to other issues, HCo shall, at its own expense and employing counsel of its own choice, have full carriage and control of the dispute of the portion of the Assessment relating to such other issues.

(j)                                     HCo and New Hydrogenics shall cooperate with each other with respect to all Tax Indemnity Issues and shall keep each other reasonably informed of the status or conduct related to all Tax Indemnity Issues.

(k)                                  If New Hydrogenics has provided security to a tax authority in respect of one or more Tax Indemnity Issues and the tax authority subsequently surrenders the security to HCo, HCo shall receive such security as a trustee for the benefit of New Hydrogenics and shall forthwith deliver such security to New Hydrogenics.

(l)                                     Notwithstanding any other provision of this Agreement to the contrary, New Hydrogenics shall not be liable for any claim for any Tax Losses to the extent activities, transactions or filings conducted or made by or in respect of HCo after the completion of the Transaction with respect to any period of time ending on or before December 31, 2009 (other than filing of the pre-closing Tax Returns and

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any activities, transactions and filings to which New Hydrogenics has expressly consented) increase the Taxes of HCo, or reduce credits, deductions or non-capital losses otherwise available to reduce Taxes of HCo.

3.2                               Procedures – Non-Tax Matters

(a)                                  A Party making a claim for Losses which it is entitled to claim for under this Agreement (such Party is referred to in this Section 3.2 as the “Indemnified Party” and the Party liable for such claim for Losses is referred to in this Section 3.2 as the “Indemnifying Party”) and which relates to any claim of any third party (a “Third Party Claim”) shall promptly provide a Notice of Claim relating to such Third Party Claim to the Indemnifying Party, provided that any failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder only to the extent that such failure shall have resulted in liability to the Indemnifying Party that could have been avoided had such notice been provided within such time period.

(b)                                 With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to assume carriage and control of the defence of the Third Party Claim provided that:

(i)                                     subject to Section 3.2(c), the Indemnifying Party gives written notice to the Indemnified Party within 20 days of receipt by the Indemnifying Party of the Notice of Claim with respect to such Third Party Claim (the “20-Day Period”) acknowledging liability under this Agreement with respect to such Third Party Claim and electing to assume such carriage and control; and

(ii)                                  the Indemnifying Party provides security satisfactory to the Indemnified Party, acting reasonably, to sufficiently cover expected Losses relating to such Third Party Claim.

(c)                                  If within the 20-Day Period the Indemnifying Party advises the Indemnified Party that the Indemnifying Party is unable, without further inquiry, to determine whether the Third Party Claim is one in respect of which the Indemnifying Party is liable under this Agreement, the Indemnifying Party shall have a further 20 days from the end of the 20-Day Period to elect to assume carriage and control of the defence of the Third Party Claim by giving the written notice required by Section 3.2(b)(i) within such additional 20-day period and complying with the requirements of Section 3.2(b)(i) with respect to the Third Party Claim. Until such time as the Indemnifying Party assumes carriage and control of the defence of the Third Party Claim as permitted in this Section 3.2(c), the Indemnified Party shall have the right to assume carriage and control of the defence of the Third Party Claim.

(d)                                 If the Indemnifying Party elects to assume such carriage and control in the manner aforesaid, the Indemnified Party shall have the right to participate in the

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negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences).

(e)                                  If the Indemnifying Party does not elect to assume carriage and control of the defence of the Third Party Claim in the manner aforesaid, the Indemnified Party shall be entitled to assume such carriage and control of the Third Party Claim. If the Indemnifying Party, having elected to assume such carriage and control, thereafter fails to defend the Third Party Claim within a reasonable time or fails to diligently prosecute such defence, the Indemnified Party shall be entitled to assume such carriage and control of the defence of the Third Party Claim commencing on the fifth day following the provision of written notice to the Indemnifying Party if such failure is then continuing. If the Indemnified Party assumes carriage and control of the defence of the Third Party Claim as permitted in this Section 3.2 (including as contemplated by Section 3.2(c), this Section 3.2(e) or Section 3.2(f), the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim, and the Indemnifying Party shall be jointly and severally liable for the payment of all costs and expenses of the defence of such Third Party Claim and shall reimburse the Indemnified Party for all such costs and expenses.

(f)                                    If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable Law to make a payment to any person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings or in order to continue or preserve any defence, objection or legal proceeding relating to the Third Party Claim, the Indemnifying Party shall make such payment.  If the Indemnifying Party fails to make such payment, (i) the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment, and (ii) if the Indemnifying Party has carriage and control of the defence of the Third Party Claim, the Indemnified Party shall be entitled to assume such carriage and control. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

(g)                                 Except for a full and complete settlement of a Third Party Claim that involves the payment of money only and is paid in full by the Indemnifying Party and where there is no finding or admission of wrongdoing or violation of law by the Indemnified Party and no adverse effect on any other claims that may be made

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against the Indemnified Party or on the defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(h)                                 The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

(i)                                     With respect to any claim for Losses by an Indemnified Party (referred to herein as an “Other Claim”) under this Agreement which is not related to a Third Party Claim, the Indemnified Party shall give written notice of such Other Claim to the Indemnifying Party promptly after the Indemnified Party has reasonably determined the existence of such Other Claim, provided any failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder only to the extent that such failure shall have limited the ability of the Indemnifying Party to dispute such Other Claim. The Indemnifying Party shall have 20 days from receipt of such notice to either acknowledge liability for such Other Claim or dispute liability for such Other Claim by notice in writing to the Indemnified Party. If the Indemnifying Party fails to give written notice disputing such liability within such 20-day period, the Indemnifying party shall be deemed to conclusively acknowledge liability for such Other Claim and shall immediately pay the Indemnified Party the amount claimed by the Indemnified Party in connection with such Other Claim. If the Other Claim is disputed by the Indemnifying Party within the required time, such dispute shall be resolved by a court of competent jurisdiction.

3.3                               Extension - Limitations Act, 2002

It is expressly agreed by the Parties, as permitted by the Limitations Act, 2002 (Ontario), to extend the limitation period in respect of any liability and indemnity obligations under this Agreement for a Surviving Agreement Default for two years after the date on which the Notice of Claim was required to be provided in accordance with the terms of this Agreement with respect to such liability and indemnity obligations in respect of a Surviving Agreement Default.

3.4                               Access to Books and Record and Cooperation

(a)                                  Within 60 days after the Effective Time, at HCo’s request, New Hydrogenics shall assist, and cooperate with, HCo, Stuart Energy and Test Systems to prepare the Tax Returns for HCo, Stuart Energy and Test Systems for the year ended December 31, 2009. New Hydrogenics shall provide such assistance and cooperation to prepare such Tax Returns in accordance with applicable Laws and consistent with past practice, and, if prudent to do so, seek professional assistance and advice from an accounting firm in order to provide such assistance with respect to such Tax Returns. New Hydrogenics shall provide HCo, Stuart Energy and Test Systems with full access (during normal business hours and upon

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reasonable notice) to the Books and Records that are required for the purpose of preparing such Tax Returns and the then current employees of New Hydrogenics, and will fully cooperate and assist HCo, Stuart Energy and Test Systems so that the employees of HCo, Stuart Energy and Test Systems understand the basis on which such return was prepared and they are able to responsibly execute and file such return, including without limitation, providing copies or originals of any information in the Books and Records which are required to prepare such Tax Returns. HCo, Stuart Energy and Test Systems shall be responsible for reviewing their respective returns and, if acceptable, filing such returns as required under applicable Laws.

(b)                                 New Hydrogenics agrees to provide access and support in respect of Books and Records required for the purposes of this Section 3.4 and to the then current employees of New Hydrogenics and will fully cooperate and assist HCo, Stuart Energy and Test Systems so that HCo, Stuart Energy and Test Systems can reasonably defend any litigation, claim or dispute or respond to any assessment, reassessment, confirmation, audit, appeal or other inquiry in respect of Taxes of HCo Stuart Energy and Test Systems or file any required Tax Returns or make any other filings which reasonably require access to, or an understanding of, the Books and Records of New Hydrogenics; provided that if HCo, Stuart Energy or Test Systems is audited with respect to such Taxes, at the written request and at the expense of HCo, New Hydrogenics agrees that the auditors may attend at its offices to review the applicable Books and Records and New Hydrogenics will cooperate with and assist such auditors as reasonably requested by HCo. New Hydrogenics agrees that such Books and Records will be maintained and kept available for retrieval until the destruction of such data by such Party in accordance with its standard data retention policies as applicable from time to time, provided that such destruction shall not take place for a period of at least 25 years or such longer period as may be required by applicable legislation.

(c)                                  New Hydrogenics will prepare, with the cooperation and assistance of HCo, T4 slips and workers’ compensation returns for the 2009 fiscal year for the employees of HCo, Stuart Energy and Test Systems who will become employees of New Hydrogenics and provincial sales tax returns, GST returns, foreign Tax Returns and other similar returns and filings for HCo, Stuart Energy and Test Systems relating to their respective 2009 fiscal year ends.

3.5                               Copies of Books and Records

Within 10 business days of the receipt of a written request by HCo, New Hydrogenics will provide HCo with copies of any of the Books and Records reasonably requested by it for the purposes of this Agreement and the matters contemplated herein.

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ARTICLE 4

DIRECTORS’ AND OFFICERS’ INSURANCE

4.1                               Insurance

New Hydrogenics agrees to provide HCo with a copy of its general liability and directors’ and officers’ liability insurance policies concurrent with signing this Agreement. New Hydrogenics also agrees not to take or permit any action to be taken by or on behalf of New Hydrogenics to terminate or adversely affect such insurance. For certainty, New Hydrogenics shall be obligated to pay all premiums or other costs related to such insurance.

ARTICLE 5

NOTICES

5.1                               Notices

All notices that may or are required to be given pursuant to any provision of this Agreement are to be given or made in writing and served personally or sent by telecopy:

(a)                                  in the case of HCo to:

Algonquin Power Inc.
2845 Bristol Circle

Oakville, Ontario Canada L6H 7H7

Attention:	David Bronicheski, Chief Financial Officer
Facsimile:	(905) 465-4540

with a copy to:

Blake, Cassels & Graydon LLP

199 Bay Street

Suite 2800, Commerce Court West

Toronto Ontario Canada M5L 1A9

Attention:	R. Kenneth S. Pearce
Facsimile:	(416) 863-2653

(b)                                 in the case of New Hydrogenics, to:

7188501 Canada Inc.

5985 McLaughlin Road

Mississauga, Ontario Canada L5R 1B8

Attention:	Lawrence E. Davis, Chief Financial Officer
Facsimile:	(905) 361-3626

with a copy to:

Torys LLP
Suite 3000, 79 Wellington Street West

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Box 270, TD Centre
Toronto, Ontario Canada  M5K 1N2

Attention:	John Emanoilidis
Facsimile:	(416) 865-7380

or such other address as the Parties may, from time to time, advise to the other Parties hereto by notice in writing.  The date or time of receipt of any such notice will be deemed to be the date of delivery or the time such telecopy is received.

ARTICLE 6

GENERAL

6.1                               Calculation, Compensation and Indemnity

No calculation, payment of compensation or indemnity under this Agreement is intended to result in the double counting, double compensation or double indemnity of any item, payment or obligation.

6.2                               Binding Effect

This Agreement shall be binding upon and enure to the benefit of the Parties.

6.3                               Assignment

No Party to this Agreement may assign any of its rights or obligations under this Agreement without prior written consent of the other Party.

6.4                               Severability

If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

(a)                                  the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

(b)                                 the invalidity, illegality or unenforceability of any provision or part thereof contained in this Agreement in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Agreement in any other jurisdiction.

6.5                               Further Assurances

Each Party hereto shall, from time to time and at all times hereafter, at the request of the other Party hereto, but without further consideration, do all such further acts, and execute and deliver

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all such further documents and instruments as may be reasonably required in order to fully perform and carry out the terms and intent hereof.

6.6                               Time of Essence

Time shall be of the essence of this Agreement.

6.7                               Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario and the Parties hereto irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

6.8                               Waiver

No waiver by any Party shall be effective unless in writing and any waiver shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence.

6.9                               Counterparts

This Agreement may be executed by facsimile or other electronic signature and in counterparts, each of which shall be deemed an original, and all of which together constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

ALGONQUIN POWER INC.		7188501 CANADA INC.

By:		By:
	Name:		Name:
	Title:		Title:

By:		By:
	Name:		Name:
	Title:		Title:

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ARTICLE 1	DEFINITIONS	D-1-36

1.1	Definitions	D-1-36

ARTICLE 2	LIABILITY AND INDEMNITY	D-1-40

2.1	Liability and Indemnity of New Hydrogenics	D-1-40
2.2	Liability and Indemnity of HCo	D-1-41
2.3	Limitations	D-1-42

ARTICLE 3	INDEMNITY PROCEDURES	D-1-44

3.1	Procedure Regarding Tax Matters	D-1-44
3.2	Procedures – Non-Tax Matters	D-1-46
3.3	Extension - Limitations Act, 2002	D-1-48
3.4	Access to Books and Record and Cooperation	D-1-48
3.5	Copies of Books and Records	D-1-49

ARTICLE 4	DIRECTORS’ AND OFFICERS’ INSURANCE	D-1-50

4.1	Insurance	D-1-50

ARTICLE 5	NOTICES	D-1-50

5.1	Notices	D-1-50

ARTICLE 6	GENERAL	D-1-51

6.1	Calculation, Compensation and Indemnity	D-1-51
6.2	Binding Effect	D-1-51
6.3	Assignment	D-1-51
6.4	Severability	D-1-51
6.5	Further Assurances	D-1-51
6.6	Time of Essence	D-1-52
6.7	Governing Law	D-1-52
6.8	Waiver	D-1-52
6.9	Counterparts	D-1-52

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SCHEDULE “G”

Plan of Arrangement

PLAN OF ARRANGEMENT UNDER SECTION 192
OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

1.1                               Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, capitalized terms used but not defined shall have the meanings ascribed thereto in the Definitive Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“Algonquin” means Algonquin Power Income Fund, an open-ended unincorporated investment trust established under the laws of the Province of Ontario pursuant to the Algonquin Declaration of Trust;

“Algonquin Declaration of Trust” means the amended and restated declaration of trust dated May 26, 2004, as amended;

“Arrangement” means the arrangement involving Hydrogenics, the Hydrogenics Securityholders, Stuart Energy, Test Systems and Newco under the provisions of section 192 of the CBCA, on the terms and conditions set forth in this Plan of Arrangement, subject to any amendment or modification thereto made in accordance with the terms of the Definitive Agreement and this Plan of Arrangement, or made at the direction of the Court in the Final Order (with the consent of Hydrogenics, the Board of Trustees and Newco, each acting reasonably);

“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under subsection 192(6) of the CBCA to be filed with the Director after the Final Order has been made so as to give effect to the Arrangement;

“Assumed Liabilities” has the meaning attributed to such term in the Divestiture Agreement, which, for greater certainty, excludes the Excluded Liabilities;

“Board of Trustees” means the board of trustees of Algonquin;

“Business Day” means any day on which banks in the City of Toronto, Ontario are open for business;

“CBCA” means the Canada Business Corporations Act;

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“Certificate” means the certificate giving effect to the Arrangement to be issued by the Director pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Definitive Agreement” means the support agreement made as of June 11, 2009 between Hydrogenics, the Board of Trustees and Newco;

“Director” means the Director appointed under section 260 of the CBCA;

“Divested Assets” has the meaning attributed to such term in the Divestiture Agreement, which, for greater certainty, excludes the Excluded Assets;

“Divestiture Agreement” means the Divestiture Agreement to be entered into as of the Effective Date providing for the transfer, assignment and conveyance by Hydrogenics, Stuart Energy and Test Systems of the Divested Assets to Newco and the assumption by Newco of the Assumed Liabilities;

“Effective Date” means the date upon which the Arrangement becomes effective as established by the date of issue shown on the Certificate;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date, or such other time as may be specified in writing by Hydrogenics to Newco;

“Excluded Assets” has the meaning attributed to such term in the Divestiture Agreement;

“Excluded Liabilities” has the meaning attributed to such term in the Divestiture Agreement;

“Final Order” means the order of the Court approving the Arrangement as such order may be amended by the Court (with the consent of Hydrogenics, the Board of Trustees and Newco) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or dismissed, as affirmed or varied (provided that any such variation shall be acceptable to Hydrogenics, the Board of Trustees and Newco, each acting reasonably);

“Hydrogenics” means Hydrogenics Corporation, a corporation existing under the laws of Canada;

“Hydrogenics Divested Assets” has the meaning attributed to such term in section 2.3(a);

“Hydrogenics DSU Holders” means the holders of Hydrogenics DSUs;

“Hydrogenics DSUP” means the deferred share unit plan of Hydrogenics;

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“Hydrogenics DSUs” means the deferred share units, whether or not vested, granted pursuant to the Hydrogenics DSUP that are outstanding immediately prior to the Effective Time;

“Hydrogenics Note 1” means the promissory note of Hydrogenics, in the principal amount of $10,813,084;

“Hydrogenics Note 2” means the promissory note of Hydrogenics, representing the Additional Amount;

“Hydrogenics Note 3” means the promissory note of Hydrogenics, representing the Post Closing Amount;

“Hydrogenics Optionholders” means the holders of Hydrogenics Options;

“Hydrogenics Option Plan” means the Amended Stock Option Plan 2007 of Hydrogenics;

“Hydrogenics Options” means the stock options, whether or not vested, to acquire Hydrogenics Shares, granted pursuant to the Hydrogenics Option Plan that are outstanding immediately prior to the Effective Time;

“Hydrogenics Redeemable Shares” means the Hydrogenics Shares once redesignated as “Redeemable Common Shares” pursuant to section 2.3(m)(i) of this Plan of Arrangement;

“Hydrogenics RSU Holders” means the holders of Hydrogenics RSUs;

“Hydrogenics RSUP” means the restricted share unit plan of Hydrogenics;

“Hydrogenics RSUs” means the unvested restricted share units granted pursuant to the Hydrogenics RSUP that are outstanding immediately prior to the Effective Time and in respect of which the holder is not entitled to an immediate payment;

“Hydrogenics Securityholders” means, collectively, the Hydrogenics Shareholders, the Hydrogenics Optionholders, the Hydrogenics DSU Holders and the Hydrogenics RSU Holders;

“Hydrogenics Shareholders” means at any time and unless the context otherwise requires, the registered holders of Hydrogenics Shares at such time;

“Hydrogenics Shares” means the issued and outstanding common shares in the capital of Hydrogenics immediately prior to the Effective Time;

“Interim Order” means the interim order of the Court, as the same may be amended or varied by the Court (with the consent of Hydrogenics, the Board of Trustees and Newco, each acting reasonably) pursuant to subsection 192(4) of the CBCA, containing

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declarations and directions with respect to the Arrangement and the holding of the Meeting;

“Meeting” means the special meeting of Hydrogenics Shareholders, to be held to consider the Arrangement, and any adjournment or postponement thereof;

“New Algonquin Shares” means the new class of common shares in the capital of Hydrogenics that are authorized pursuant to section 2.3(m)(ii) of this Plan of Arrangement;

“Newco” means 7188501 Canada Inc., a corporation incorporated under the CBCA, and which is, at the Effective Time, a wholly-owned subsidiary of Hydrogenics;

“Newco DSU Holders” means holders of Newco DSUs;

“Newco DSUP” means the deferred share unit plan to be adopted by Newco having the terms and conditions described in the proxy circular sent to Hydrogenics Securityholders;

“Newco DSUs” means the deferred share units to be granted pursuant to the Newco DSUP or this Plan of Arrangement;

“Newco Option Plan” means the stock option plan to be adopted by Newco having the terms and conditions described in the proxy circular sent to Hydrogenics Securityholders;

“Newco Optionholders” means holders of Newco Options;

“Newco Options” means the stock options to be granted pursuant to the Newco Option Plan or this Plan of Arrangement;

“Newco RSU Holders” means holders of Newco RSUs;

“Newco RSUP” means the restricted share unit plan to be adopted by Newco having the terms and conditions described in the proxy circular sent to Hydrogenics Securityholders;

“Newco RSUs” means the restricted share units to be granted pursuant to the Newco RSUP or this Plan of Arrangement;

“Newco Securityholders” means, collectively, the Newco Shareholders, the Newco Optionholders, the Newco DSU Holders and the Newco RSU Holders;

“Newco Shareholders” means the holders of issued and outstanding Newco Shares;

“Newco Shares” means the common shares in the capital of Newco;

“Stuart Energy” means Stuart Energy Systems Corporation, a corporation existing under the laws of Canada;

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“Stuart Energy Divested Assets” has the meaning attributed to such term in section 2.3(b);

“Test Systems” means Hydrogenics Test Systems Inc., a corporation existing under the laws of Canada; and

“Test Systems Divested Assets” has the meaning attributed to such term in section 2.3(c).

1.2                               Number of Hydrogenics Shares

For purposes of determining the number of Hydrogenics Shares outstanding on the Effective Date, that number shall conclusively be considered to be the number set forth in a certificate or letter of the registrar and transfer agent of Hydrogenics on that date.

1.3                               Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into “Articles”, “sections”, “subsections” and “subparagraphs” and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise indicated, all references to an “Article”, “section” or “subsection” followed by a number and/or a letter refer to the specified Article, section or subsection of this Plan of Arrangement.  The terms “hereof”, “herein” and “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular Article, section, subsection or subparagraph hereof.

1.4                               Rules of Construction

In this Plan of Arrangement, unless the context otherwise requires, (a) words importing the singular number shall include the plural and vice versa; (b) words importing any gender shall include all genders; (c) words importing persons shall include individuals, partnerships, associations, corporations, funds, unincorporated organizations, governments, regulatory authorities, and other entities; and (d) “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

1.5                               Currency

Unless otherwise stated, all references in this Plan of Arrangements to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

1.6                               Date for any Action

If the date on which any action is required or permitted to be taken hereunder by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

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1.7                               References to Dates, Statutes, etc.

In this Plan of Arrangement, references from or through any date mean, unless otherwise specified, from and including that date and/or through and including that date, respectively.

In this Plan of Arrangement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute, regulation, direction or instrument is to that statute, regulation, direction or instrument as now enacted or as the same may from time to time be amended, re-enacted or replaced, and in the case of a reference to a statute, includes any regulations, rules, policies or directions made thereunder.  Any reference in this Plan of Arrangement to a Person includes its heirs, administrators, executors, legal personal representatives, predecessors, successors and permitted assigns.  References to any agreement, contract or indenture are to that agreement, contract or indenture as amended, modified or supplemented from time to time in accordance with its terms.

1.8                               Time

Time shall be of the essence in every matter or action contemplated hereunder.  All times expressed herein are local time (Toronto, Ontario) unless otherwise stipulated herein.

ARTICLE 2

THE ARRANGEMENT

2.1                               Definitive Agreement

This Plan of Arrangement is made pursuant to the Definitive Agreement.

2.2                               Effect of Filing Articles of Arrangement

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate, will become effective on, and be binding on and after, the Effective Time on: (a) the Hydrogenics Securityholders; (b) Hydrogenics; (c) Stuart Energy; (d) Test Systems; (e) Newco; and (f) Newco Securityholders.

The Articles of Arrangement and Certificate shall be filed and issued, respectively, with respect to this Arrangement in its entirety. The Certificate shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of Article 2 has become effective in the sequence and at the times set out therein.

2.3                               Arrangement and Related Transactions

Commencing at the Effective Time, the following events or transactions shall occur and shall be deemed to occur in the following sequence without any further act or formality, except as otherwise expressly provided:

(a)                                  Hydrogenics shall transfer, assign and convey its entire legal and beneficial right, title and interest in and to the Divested Assets in respect of Hydrogenics (the

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“Hydrogenics Divested Assets”) to Newco and, as consideration for the Hydrogenics Divested Assets, Newco shall assume the Assumed Liabilities in respect of Hydrogenics and issue to Hydrogenics fully paid Newco Shares with a fair market value equal to the fair market value of the Hydrogenics Divested Assets less the amount of the Assumed Liabilities in respect of Hydrogenics, all on the terms and conditions set forth in the Divestiture Agreement;

(b)                                 Stuart Energy shall transfer, assign and convey its entire legal and beneficial right, title and interest in and to the Divested Assets in respect of Stuart Energy (the “Stuart Energy Divested Assets”) to Newco and, as consideration for the Stuart Energy Divested Assets, Newco shall assume the Assumed Liabilities in respect of Stuart Energy and issue to Stuart Energy fully paid Newco Shares with a fair market value equal to the fair market value of the Stuart Energy Divested Assets less the amount of the Assumed Liabilities in respect of Stuart Energy, all on the terms and conditions set forth in the Divestiture Agreement;

(c)                                  Test Systems shall transfer, assign and convey its entire legal and beneficial right, title and interest in and to the Divested Assets in respect of Test Systems (the “Test Systems Divested Assets”) to Newco and, as consideration for the Test Systems Divested Assets, Newco shall assume the Assumed Liabilities in respect of Test Systems and issue to Test Systems fully paid Newco Shares with a fair market value equal to the fair market value of the Test Systems Divested Assets less the amount of the Assumed Liabilities in respect of Test Systems, all on the terms and conditions set forth in the Divestiture Agreement;

(d)                                 Stuart Energy shall distribute all of its Newco Shares to Hydrogenics as a return of capital;

(e)                                  Test Systems shall distribute all of its Newco Shares to Hydrogenics as a partial repayment of the indebtedness owing to Hydrogenics in an amount equal to the fair market value of such Newco Shares;

(f)                                    Hydrogenics shall issue Hydrogenics Note 1, Hydrogenics Note 2 and Hydrogenics Note 3 to Newco as contributions to the capital of Newco;

(g)                                 Newco shall adopt and be deemed to have adopted and implemented the Newco RSUP;

(h)                                 the Hydrogenics RSUP shall be terminated and cancelled and each Hydrogenics RSU shall be terminated and cancelled in exchange for one Newco RSU, the value of which is based on one Newco Share on the same terms and conditions, mutatis mutandis, as the terminated and cancelled Hydrogenics RSU;

(i)                                     Newco shall adopt and be deemed to have adopted and implemented the Newco DSUP;

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(j)                                    the Hydrogenics DSUP shall be terminated and cancelled and each Hydrogenics DSU shall be terminated and cancelled in exchange for one Newco DSU, the value of which is based on one Newco Share on the same terms and conditions, mutatis mutandis, as the terminated and cancelled Hydrogenics DSU;

(k)                                 Newco shall adopt and be deemed to have adopted and implemented the Newco Option Plan;

(l)                                    the Hydrogenics Option Plan shall be terminated and cancelled and each Hydrogenics Option to acquire one Hydrogenics Share shall be terminated and cancelled in exchange for one Newco Option, as the sole consideration, at an exercise price per Newco Share equal to the exercise price per Hydrogenics Share under the Hydrogenics Option so terminated and cancelled and having the same vesting date and expiry date as the Hydrogenics Option so terminated and cancelled, and the Newco Options so granted shall be otherwise deemed to have been granted under, and be subject to, the terms and conditions of the Newco Option Plan;

(m)                              the articles of Hydrogenics shall be amended to change its authorized capital as follows:

(i)                                    by changing the designation of the Hydrogenics Shares to “Redeemable Common Shares”, having the same rights, privileges, restrictions and conditions as the Hydrogenics Shares, but with each Hydrogenics Redeemable Share being redeemable at the option of Hydrogenics in consideration for one Newco Share; and

(ii)                                 by the creation of a new class of common shares (the “New Algonquin Shares”), being an unlimited number of shares designated as “Common Shares”, having the following rights, privileges, restrictions and conditions attaching thereto:

(A)                              Dividends:  The holders of Common Shares and Redeemable Common Shares shall be entitled to receive dividends if, as and when declared by the Board of Directors of Hydrogenics on the Common Shares and Redeemable Common Shares, such dividends to be declared contemporaneously and paid at the same time in the same property and in equal amounts per share on all Common Shares and Redeemable Common Shares at the time outstanding without preference or priority of one share over another, subject to prior satisfaction of all preferential rights to dividends attached to all shares of other classes of shares of Hydrogenics ranking in priority to the Common Shares and Redeemable Common Shares in respect of dividends, if any;

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(B)                                Notice and Voting:  Except for meetings of holders of a particular class or series of shares other than the Common Shares required by applicable laws to be held as a separate class or series meeting, the holders of Common Shares shall be entitled to receive notice of and to attend all meetings of shareholders of Hydrogenics, and at such meetings to vote, together with (except at meetings of holders of Common Shares required by applicable laws to be held as a separate class meeting) holders of Redeemable Common Shares on all matters submitted to a vote on the basis of one vote for each Common Share held; and

(C)                                Liquidation:  In the event of any liquidation, dissolution or winding up of Hydrogenics, whether voluntary or involuntary, or any other distribution of the assets of Hydrogenics among its shareholders for the purpose of winding up its affairs, and subject to prior satisfaction of all preferential rights to return of capital on dissolution attached to all shares of other classes of shares of Hydrogenics ranking in priority to the Common Shares and Redeemable Common Shares, if any, the holders of Common Shares and Redeemable Common Shares shall be entitled, to share rateably, together with the shares of any other class of shares of Hydrogenics ranking equally with the Common Shares and Redeemable Common Shares in respect of return of capital on dissolution, in such assets of Hydrogenics as are available for distribution in equal amounts per share, without preference or priority of one share over another;

(n)                                Immediately following the Compulsory Acquisition by Hydrogenics pursuant to section 13.12A of the Algonquin Declaration of Trust, each outstanding Hydrogenics Redeemable Share shall be, and shall be deemed to be, redeemed by Hydrogenics, with payment of the redemption price therefor to be effected by the issuance of one Newco Share for each Hydrogenics Redeemable Share;

(o)                                the names of Hydrogenics, Stuart Energy and Test Systems shall be changed to “Algonquin Power Inc.”, “Algonquin Energy Systems Corporation and Algonquin Test Systems Inc., respectively;

(p)                                the name of Newco shall be changed to “Hydrogenics Corporation”;

(q)                                the number of directors of Hydrogenics shall be reduced from seven to three, and the incumbent directors of Hydrogenics shall, and shall be deemed to, have resigned and be replaced, as directors, by the trustees of Algonquin;

(r)                                   the number of directors of Newco shall be increased from three to seven, and the resigning directors of Hydrogenics in subsection 2.3(q), shall, and shall be deemed to, be the directors of Newco;

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(s)                                 the initial auditors of Newco will be PricewaterhouseCoopers LLP, who shall continue in office until the close of business of the first annual meeting of the holders of Newco Shares, and the directors of Newco are authorized to fix the remuneration of such auditors;

(t)                                   the auditors of Hydrogenics will be KPMG LLP, who shall continue in office until the close of business of the next annual meeting of the holders of New Algonquin Shares, and the directors of Hydrogenics are authorized to fix the remuneration of such auditors; and

(u)                                Hydrogenics will pay to Newco $10,813,084 in full satisfaction of Hydrogenics Note 1.

2.4                               Effect of Redemptions and Exchanges

As a result of the exchange of Hydrogenics Shares provided in subsection 2.3(n):

(a)                                 each Hydrogenics Shareholder shall cease to be a holder of the Hydrogenics Shares and such holder’s name shall be removed from the register of holders of Hydrogenics Shares as of the Effective Date; and

(b)                                each Hydrogenics Shareholder whose Hydrogenics Shares are exchanged shall become a holder of the number of Newco Shares to which such holder is entitled as a result of such exchange and such holder’s name shall be added to the register of holders of Newco Shares as of the Effective Date.

2.5                               Effect of Transfer of Divested Assets and assumption of Assumed Liabilities

As a result of the transfer, assignment and conveyance of Divested Assets and assumption of Assumed Liabilities provided in subsections 2.3(a), 2.3(b) and 2.3(c) each of Hydrogenics, Stuart Energy and Test Systems will be released from all debts, liabilities, commitments and obligations of any nature (whether matured or unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever with respect to the Divested Assets and Assumed Liabilities.

ARTICLE 3
OUTSTANDING HYDROGENICS CERTIFICATES, ETC.

3.1                               Rights of Hydrogenics Shareholders

From and after the Effective Time, certificates formerly representing Hydrogenics Shares exchanged under the Arrangement shall represent only the right to receive the consideration to which the former holder of such Hydrogenics Shares is entitled to receive pursuant to Article 2. Hydrogenics Shareholders shall not be entitled to any interest, dividend, premium or other payment on or with respect to the Hydrogenics Shares other than the transfer of Newco Shares to which they are entitled pursuant to Article 2 of the Plan of Arrangement.

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3.2                               Rights of Other Hydrogenics Securityholders

From and after the Effective Time, grant letters, agreements, certificates and other instruments or documents, if any, formerly representing Hydrogenics RSUs, Hydrogenics DSUs and Hydrogenics Options, or rights thereto, shall represent only the Newco RSUs, Newco DSUs and Newco Options granted to the Hydrogenics RSU Holders, Hydrogenics DSU Holders and Hydrogenics Optionholders pursuant to Article 2.

ARTICLE 4
AMENDMENTS

4.1                               Amendments to Plan of Arrangement

(a)                                 Hydrogenics may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be: (i) set out in writing; (ii) filed with the Court and, if made following the Meeting, approved by the Court; and (iii) communicated to Hydrogenics Shareholders if and as required by the Court.

(b)                                Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Hydrogenics at any time prior to or at the Meeting with or without any other prior notice or communication, and, if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)                                 Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Meeting shall be effective only, if required by the Court or applicable law, it is consented to by the Hydrogenics Shareholders voting in the manner directed by the Court.

(d)                                Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time but shall only be effective if it is consented to by each of Hydrogenics and Newco, provided that it concerns a matter which, in the reasonable opinion of Hydrogenics and Newco, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of Hydrogenics, Newco or any former Hydrogenics Securityholder.

ARTICLE 5
GENERAL

5.1                               Paramountcy

From and after the Effective Date (i) this Plan of Arrangement shall take precedence and priority over any and all Hydrogenics Shares, Hydrogenics RSUs, Hydrogenics DSUs and Hydrogenics

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Options granted prior to the Effective Time, (ii) the rights and obligations of the Hydrogenics Securityholders, Hydrogenics, Stuart Energy, Test Systems, Newco and any trustee or transfer agent therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement, and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted), only with respect to or in connection with this Plan of Arrangement, based on or in any way relating to the Hydrogenics Shares, Hydrogenics RSUs, Hydrogenics DSUs,  Hydrogenics Options, the Divested Assets and the Assumed Liabilities shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

5.2                               Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Definitive Agreement shall make so and execute, or cause to be made, done or executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of the parties thereto in order to further document or evidence any of the transactions or events set out herein.

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SCHEDULE “H”

Amendment Resolution

EXTRAORDINARY RESOLUTION

RESOLVED as an Extraordinary Resolution that:

The Declaration of Trust be amended by:

1.               Adding the words “in respect of which the Trustees have not publicly recommended acceptance by the Unitholders” immediately after the word “Units” in the definition of the term “Offer” in Section 13.12(a)(iii); and

2.               Adding the following section to the Declaration of Trust between Section 13.12 and Section 13.13 thereof:

“13.12A                                        Recommended Offer for Units

(a)                                 In this Section 13.12A:

(i)                                    “13.12A Extraordinary Resolution” means the extraordinary resolution passed at the Meeting to approve certain amendments to the Declaration of Trust, including the addition of Section 13.12A hereof to the Declaration of Trust;

(ii)                                 “Affiliate” and “Associate” shall have their respective meanings set forth  in the Securities Act (Ontario);

(iii)                              “Dissenting Unitholder” means a Unitholder who does not accept a Recommended Offer referred to in subsection (b) and includes any assignee of the Unit of a Unitholder to whom such a Recommended Offer is made, whether or not such assignee is recognized under this Declaration of Trust;

(iv)                             “Meeting” means the annual and special meeting held by the Fund on July 27, 2009 to, among other things, pass the 13.12A Extraordinary Resolution;

(v)                                “offer to acquire” includes an acceptance of an offer to sell;

(vi)                             “Recommended Offer” means an offer to acquire outstanding Units in respect of which the Trustees have publicly recommended acceptance by the Unitholders.

(vii)                          “Recommended Offerer” means a person, or two or more persons acting jointly or in concert, who make a Recommended Offer;

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(viii)                       “Recommended Offerer’s Notice” means the notice described in subsection (c); and

(ix)                               “Recommended Offerer’s Units” means Units beneficially owned, or over which control or direction is exercised, on the date of a Recommended Offer by the Recommended Offerer, any Affiliate or Associate of the Recommended Offerer or any person or company acting jointly or in concert with the Recommended Offerer;

(b)                                 If a Recommended Offer for all of the outstanding Units (other than Units held by or on behalf of the Recommended Offerer or an Affiliate or Associate of the Recommended Offerer) is made and, by such Recommended Offer, the Recommended Offerer agrees to be bound by the provisions of this Article 13 and

(i)                                    within the time provided in the Recommended Offer for its acceptance or within 45 days after the date the Recommended Offer is made, whichever period is the shorter, the Recommended Offer is accepted by Unitholders representing at least 66 2/3% of the Units represented in person or by proxy at the Meeting who voted in respect of the 13.12A Extraordinary Resolution;

(ii)                                 the Recommended Offerer is bound to take up and pay for, or has taken up and paid for the Units of the Unitholders who accepted the Recommended Offer; and

(iii)                              the Recommended Offerer complies with subsections (c) and (d) of this Section 13.12A;

the Recommended Offerer will be deemed to have acquired, and the Dissenting Unitholders will be deemed to have transferred to the Recommended Offerer, the Units held by the Dissenting Unitholders with effect from the date and time that the Recommended Offerer has given notice to the depository under the Recommended Offer that it has taken up Units deposited, and not withdrawn, pursuant to the Recommended Offer (the “Take-Up Time”) and the Dissenting Unitholders  will cease to have any rights as Unitholders from and after that time, other than the right to be paid the same consideration per Unit payable or paid, as the case may be, under the Recommended Offer.

(c)                                  Where a Recommended Offerer is deemed to have acquired Units held by Dissenting Unitholders pursuant to subsection (b) of this Section 13.12A, the Recommended Offerer shall send by registered mail within 30 days after the date of termination of the Recommended Offer a notice (the “Recommended Offerer’s Notice”) to each Dissenting Unitholder stating that:

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(i)                                    Unitholders holding at least 66 2/3% of the Units represented in person or by proxy at the Meeting who voted in respect of the 13.12A Extraordinary Resolution, have accepted the Recommended Offer;

(ii)                                 the Recommended Offerer is bound to take up and pay for, or has taken up and paid for, the Units of the Unitholders who accepted the Recommended Offer;

(iii)                              Dissenting Unitholders are deemed to have transferred their respective Units to the Recommended Offerer effective at the Take-Up Time on the terms on which the Recommended Offerer acquired the Units of the Unitholders who accepted the Recommended Offer; and

(iv)                             Dissenting Unitholders will cease to have any rights as Unitholders from and after that time, other than the right to be paid the same consideration that the Recommended Offerer would have paid to the Dissenting Unitholders if the Dissenting Unitholders had tendered those Units to the Recommended Offer.

(d)                                 The Recommended Offerer shall immediately pay or transfer to the Trustees, or to such other person as the Trustees may direct, the cash or other consideration that is payable to Dissenting Unitholders pursuant to subsection (b) of this Section 13.12A.

(e)                                  The Trustees, or the person directed by the Trustees, shall hold in trust for the Dissenting Unitholders the cash or other consideration they or it receives under subsection (d) of this Section 13.12A.  The Trustees, or such persons, shall deposit such cash in a separate account in a Canadian chartered bank, and shall place other consideration in the custody of a Canadian chartered bank or similar institution for safekeeping.

(f)                                    The Trustees shall:

(i)                                    do all acts and things and execute and cause to be executed all instruments as in the Trustees’ opinion may be necessary or desirable to cause the transfer of the Units of the Dissenting Unitholders to the Recommended Offerer; and

(ii)                                 send to each Dissenting Unitholder, the consideration to which such Dissenting Unitholder is entitled under this Section 13.12A.

(g)                                 A Recommended Offerer cannot make a Recommended Offer for Units unless, concurrent with the communication of the Recommended Offer to any Unitholder, a copy of the Recommended Offer is provided to the Fund.”

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Offices of the Depositary, CIBC Mellon Trust Company

By First Class Mail:

P O Box 1036

Adelaide Street Postal Station

Toronto Ontario

M5C 2K4

Attention: Corporate Restructures

Toll Free: 1-800-387-0825

Local/Overseas: 1-416-643-5500

E-mail: inquiries@cibcmellon.com

By Registered Mail, by Hand or by Courier

Toronto	Vancouver
199 Bay Street	1066 West Hastings Street
Commerce Court West	Suite 1600
Toronto, Ontario	Vancouver, B.C.
M5L 1G9	V6E 3X1
Securities Level Courier Window Attention: Corporate Restructure

Any questions and requests for assistance may be directed by Unitholders to:

The Depositary at the telephone number and address above

and/or

Algonquin Power Income Fund
2845 Bristol Circle
Oakville, Ontario
L6H 7H7

Attention: Investor Relations
Telephone:  (905) 465-4500
Facsimile:  (905) 465-4540
E-mail: apif@algonquinpower.com